BEAR STEARNS ASSET BACKED SECURITIES I LLC,

Depositor

EMC MORTGAGE CORPORATION,

Sponsor and Company

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Master Servicer and Securities Administrator

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

____________________

AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

Dated as of August 24, 2006

________________________________________

BEAR STEARNS ASSET BACKED SECURITIES I TRUST 2006-AC3

ASSET-BACKED CERTIFICATES, SERIES 2006-AC3

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
Section 1.01	Defined Terms.
Section 1.02	Allocation of Certain Interest Shortfalls.
ARTICLE II CONVEYANCE OF TRUST FUND REPRESENTATIONS AND WARRANTIES
Section 2.01	Conveyance of Trust Fund.
Section 2.02	Acceptance of the Mortgage Loans.
Section 2.03	Representations, Warranties and Covenants of the Company, the Master Servicer and the Sponsor.
Section 2.04	Representations and Warranties of the Depositor.
Section 2.05	Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.
Section 2.06	Countersignature and Delivery of Certificates.
Section 2.07	Reserved.
ARTICLE III ADMINISTRATION AND SERVICING OF EMC MORTGAGE LOANS BY COMPANY
Section 3.01	The Company.
Section 3.02	Due-on-Sale Clauses; Assumption Agreements.
Section 3.03	Subservicers.
Section 3.04	Documents, Records and Funds in Possession of Company To Be Held for Trustee.
Section 3.05	Maintenance of Hazard Insurance.
Section 3.06	Presentment of Claims and Collection of Proceeds.
Section 3.07	Maintenance of the Primary Mortgage Insurance Policies.
Section 3.08	Fidelity Bond, Errors and Omissions Insurance.
Section 3.09	Realization Upon Defaulted Mortgage Loans; Determination of Excess Liquidation Proceeds and Realized Losses; Repurchases of Certain Mortgage Loans.
Section 3.10	Servicing Compensation.
Section 3.11	REO Property.
Section 3.12	Liquidation Reports.
Section 3.13	Reserved.
Section 3.14	Reserved.
Section 3.15	Books and Records.
ARTICLE IV ADMINISTRATION AND MASTER SERVICING OF MORTGAGE LOANS BY MASTER SERVICER
Section 4.01	Master Servicer
Section 4.02	REMIC-Related Covenants
Section 4.03	Monitoring of Company and Servicer
Section 4.04	Fidelity Bond.
Section 4.05	Power to Act; Procedures
Section 4.06	Due-on-Sale Clauses; Assumption Agreements
Section 4.07	Release of Mortgage Files
Section 4.08	Documents, Records and Funds in Possession of Master Servicer, Company and Servicer To Be Held for Trustee.
Section 4.09	Standard Hazard Insurance and Flood Insurance Policies.
Section 4.10	Presentment of Claims and Collection of Proceeds.
Section 4.11	Maintenance of the Primary Mortgage Insurance Policies.
Section 4.12	Trustee to Retain Possession of Certain Insurance Policies and Documents.
Section 4.13	Realization Upon Defaulted Mortgage Loans.
Section 4.14	Compensation for the Master Servicer.
Section 4.15	REO Property.
Section 4.16	Annual Statement as to Compliance.
Section 4.17	Assessments of Compliance and Attestation Reports.
Section 4.18	Section 4.18 Reports Filed with Securities and Exchange Commission.
Section 4.19	Intention of the Parties and Interpretation
Section 4.20	UCC
Section 4.21	Optional Purchase of Certain Mortgage Loans.
ARTICLE V ACCOUNTS
Section 5.01	Collection of Mortgage Loan Payments; Protected Account.
Section 5.02	Permitted Withdrawals From the Protected Account.
Section 5.03	Reports to Master Servicer.
Section 5.04	Collection of Taxes; Assessments and Similar Items; Escrow Accounts.
Section 5.05	Servicer Protected Accounts
Section 5.06	Reserved.
Section 5.07	Reserved.
Section 5.08	Distribution Account.
Section 5.09	Permitted Withdrawals and Transfers from the Distribution Account.
Section 5.10	Reserved.
Section 5.11	Reserved.
ARTICLE VI DISTRIBUTIONS AND ADVANCES
Section 6.01	Advances.
Section 6.02	Compensating Interest Payments.
Section 6.03	REMIC Distributions.
Section 6.04	Distributions.
Section 6.05	Allocation of Realized Losses.
Section 6.06	Monthly Statements to Certificateholders.
Section 6.07	REMIC Designations and REMIC I Distributions.
Section 6.08	Net WAC Reserve Fund.
Section 6.09	Class I-A-1/I-A-2 Net WAC Pass-Through Amount; Class I-A-1/I-A-2 Net WAC Reserve Account.
Section 6.10	Class II-A-1/II-A-2 Net WAC Pass-Through Amount; Class II-A-1/II-A-2 Net WAC Reserve Account.
Section 6.11	Class P Certificate Account
ARTICLE VII THE CERTIFICATES
Section 7.01	The Certificates.
Section 7.02	Certificate Register; Registration of Transfer and Exchange of Certificates.
Section 7.03	Mutilated, Destroyed, Lost or Stolen Certificates.
Section 7.04	Persons Deemed Owners.
Section 7.05	Access to List of Certificateholders’ Names and Addresses.
Section 7.06	Book-Entry Certificates.
Section 7.07	Notices to Depository.
Section 7.08	Definitive Certificates.
Section 7.09	Maintenance of Office or Agency.
ARTICLE VIII THE COMPANY AND THE MASTER SERVICER
Section 8.01	Liabilities of the Depositor, the Company and the Master Servicer
Section 8.02	Merger or Consolidation of the Depositor, the Company or the Master Servicer.
Section 8.03	Indemnification of the Trustee, the Master Servicer and the Securities Administrator.
Section 8.04	Limitations on Liability of the Depositor, the Company, the Master Servicer and Others
Section 8.05	Master Servicer and Company Not to Resign
Section 8.06	Successor Master Servicer
Section 8.07	Sale and Assignment of Master Servicing
ARTICLE IX DEFAULT; TERMINATION OF MASTER SERVICER; TERMINATION OF COMPANY
Section 9.01	Events of Default.
Section 9.02	Trustee to Act; Appointment of Successor.
Section 9.03	Notification to Certificateholders.
Section 9.04	Waiver of Defaults.
Section 9.05	Company Default.
Section 9.06	Waiver of Company Defaults.
ARTICLE X CONCERNING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR
Section 10.01	Duties of Trustee and Securities Administrator.
Section 10.02	Certain Matters Affecting the Trustee and the Securities Administrator.
Section 10.03	Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans.
Section 10.04	Trustee and Securities Administrator May Own Certificates.
Section 10.05	Trustee’s and Securities Administrator’s Fees and Expenses.
Section 10.06	Eligibility Requirements for Trustee and Securities Administrator.
Section 10.07	Insurance.
Section 10.08	Resignation and Removal of Trustee and Securities Administrator.
Section 10.09	Successor Trustee or Securities Administrator.
Section 10.10	Merger or Consolidation of Trustee or Securities Administrator.
Section 10.11	Appointment of Co-Trustee or Separate Trustee.
Section 10.12	Tax Matters.
ARTICLE XI TERMINATION
Section 11.01	Termination upon Liquidation or Repurchase of all Mortgage Loans.
Section 11.02	Final Distribution on the Certificates.
Section 11.03	Additional Termination Requirements.
ARTICLE XII MISCELLANEOUS PROVISIONS
Section 12.01	Amendment.
Section 12.02	Recordation of Agreement; Counterparts.
Section 12.03	Governing Law.
Section 12.04	Intention of Parties.
Section 12.05	Notices.
Section 12.06	Severability of Provisions.
Section 12.07	Assignment.
Section 12.08	Limitation on Rights of Certificateholders.
Section 12.09	Inspection and Audit Rights
Section 12.10	Certificates Nonassessable and Fully Paid.

Exhibits
Exhibit A-1	Form of Class [__]-A-[1][2] Certificates
Exhibit A-2	Form of Class M-[1][2][3] Certificates
Exhibit A-3	Form of Class B-[1][2][3][4] Certificates
Exhibit A-4	Form of Class C Certificates
Exhibit A-5	Form of Class P Certificates
Exhibit A-6	Form of Class R-[1][2][3] Certificates
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Transfer Affidavit
Exhibit D	Form of Transferor Certificate
Exhibit E	Form of Investment Letter (Non-Rule 144A)
Exhibit F	Form of Rule 144A Investment Letter
Exhibit G	Form of Request for Release
Exhibit H	DTC Letter of Representations
Exhibit I	Schedule of Mortgage Loans with Lost Notes
Exhibit J	Form of Custodial Agreement
Exhibit K	Form of Back-Up Certification
Exhibit L	Form of Mortgage Loan Purchase Agreement
Exhibit M	Class I-A-1 Corridor Contract Confirmation
Exhibit N	Class II-A-1 Corridor Contract Confirmation
Exhibit O	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit P	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit Q	Additional Disclosure Notification
Exhibit R-1 to R-8	Servicing Agreements
Exhibit S-1 to S-8	Assignment, Assumption and Recognition Agreements
Exhibit T	Form of Securities Administrator Certification
Exhibit U	Reporting Data for Monthly Report
Exhibit V	Reporting Data for Defaulted Loans
Exhibit W	Reporting Data for Realized Losses and Gains

AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of August 24, 2006, among BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company, as depositor (the “Depositor”), EMC MORTGAGE CORPORATION, a Delaware corporation, as seller (in such capacity, the “Sponsor”) and as company (in such capacity, the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

The Depositor is the owner of the Trust Fund that is hereby conveyed to the Trustee in return for the Certificates.

REMIC I

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets subject to this Agreement (other than the Net WAC Reserve Fund, the Class A-1/A-2 Net WAC Reserve Account, the Class A-3/A-4 Net WAC Reserve Account, the Corridor Contracts and any Prepayment Charge Waiver Amounts) as a REMIC (as defined herein) for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I.” The Class R-1 Certificates will represent the sole class of Residual Interests in REMIC I for purposes of the REMIC Provisions (as defined herein). The following table irrevocably sets forth the designation, the Uncertificated REMIC I Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests (as defined herein). None of the REMIC I Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC I Pass-Through Rate	Latest Possible Maturity Date(1)
AA	$ 261,928,138.27	Variable(2)	May 25, 2036
I-A-1	$ 1,158,420.00	Variable(2)	May 25, 2036
II-A-1	$ 883,550.00	Variable(2)	May 25, 2036
M-1	$ 156,355.00	Variable(2)	May 25, 2036
M-2	$ 105,575.00	Variable(2)	May 25, 2036
M-3	$ 90,870.00	Variable(2)	May 25, 2036
B-1	$ 78,845.00	Variable(2)	May 25, 2036
B-2	$ 66,820.00	Variable(2)	May 25, 2036
B-3	$ 53,455.00	Variable(2)	May 25, 2036
B-4	$ 54,790.00	Variable(2)	May 25, 2036
ZZ	$ 2,696,792.21	Variable(2)	May 25, 2036
P	$ 100.00	0.00%	May 25, 2036
1-Sub	$ 7,156.72	Variable(2)	May 25, 2036
1-Grp	$ 30,325.12	Variable(2)	May 25, 2036
2-Sub	$ 5,458.60	Variable(2)	May 25, 2036
2-Grp	$ 23,129.60	Variable(2)	May 25, 2036
XX	$ 267,207,540.43	Variable(2)	May 25, 2036
___________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each of the REMIC I Regular Interests.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC I Pass-Through Rate” herein.

REMIC II

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II.” The Class R-2 Certificates will represent the sole class of Residual Interests in REMIC II for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Uncertificated REMIC II Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC II Regular Interests (as defined herein). None of the REMIC II Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC II Pass-Through Rate	Latest Possible Maturity Date(1)
I-A-1	$ 231,684,000.00	(2)	May 25, 2036
II-A-1	$ 176,710,000.00	(2)	May 25, 2036
M-1	$ 31,271,000.00	(2)	May 25, 2036
M-2	$ 21,115,000.00	(2)	May 25, 2036
M-3	$ 18,174,000.00	(2)	May 25, 2036
B-1	$ 15,769,000.00	(2)	May 25, 2036
B-2	$ 13,364,000.00	(2)	May 25, 2036
B-3	$ 10,691,000.00	(2)	May 25, 2036
B-4	$ 10,958,000.00	(2)	May 25, 2036
C	$ 4,811,220.95	(2)	May 25, 2036
P	$ 100.00	0.00%	May 25, 2036
___________________
(1)   For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each of the REMIC II Regular Interests.

(2)   Calculated in accordance with the definition of “Uncertificated REMIC II Pass-Through Rate” herein.

(3)   REMIC II Regular Interest C will not accrue interest on its Uncertificated Principal Balance, but will accrue interest at the related Uncertificated REMIC II Pass-Through Rate on its Uncertificated Notional Amount which shall equal the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests other than REMIC I Regular Interest P.

REMIC III

As provided herein, the Trustee will make an election to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III.” The Class R-3 Certificates will represent the sole class of Residual Interests in REMIC III for purposes of the REMIC Provisions.

The following table irrevocably sets forth the Class designation, Pass-Through Rate and Initial Certificate Principal Balance for each Class of Certificates that represents one or more of the Regular Interests in REMIC III created hereunder.

Class Designation	Initial Certificate Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
Class I-A-1(2)	$ 231,684,000.00	Class I-A-1 Pass-Through Rate	May 25, 2036
Class I-A-2(3)	N/A(4)	Class I-A-2 Pass-Through Rate	May 25, 2036
Class II-A-1(5)	$ 176,710,000.00	Class II-A-1 Pass-Through Rate	May 25, 2036
Class II-A-2(6)	N/A(7)	Class II-A-2 Pass-Through Rate	May 25, 2036
Class M-1	$ 31,271,000.00	Class M-1 Pass-Through Rate	May 25, 2036
Class M-2	$ 21,115,000.00	Class M-2 Pass-Through Rate	May 25, 2036
Class M-3	$ 18,174,000.00	Class M-3 Pass-Through Rate	May 25, 2036
Class B-1	$ 15,769,000.00	Class B-1 Pass Through Rate	May 25, 2036
Class B-2	$ 13,364,000.00	Class B-2 Pass-Through Rate	May 25, 2036
Class B-3	$ 10,691,000.00	Class B-3 Pass Through Rate	May 25, 2036
Class B-4	$ 10,958,000.00	Class B-4 Pass Through Rate	May 25, 2036
Class C	$ 534,547,220.95	(8)	May 25, 2036
Class P	$ 100.00	0.00%	May 25, 2036
___________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each Class of Certificates that represents a Regular Interest in REMIC III.

(2)
The Class I-A-1 Certificates represent ownership of a Regular Interest in REMIC III, as well as the obligation to make payments in respect of the Class I-A-1/I-A-2 Net WAC Pass-Through Amount to the Class I-A-1/I-A-2 Net WAC Reserve Account for distribution in respect of the Class I-A-2 Certificates, which obligation shall not be an interest in any REMIC but a contractual obligation of the holders of the Class I-A-1 Certificates. For federal income tax purposes, the Regular Interest the ownership of which is represented by this Certificate shall accrue interest at the related Uncertificated REMIC III Pass-Through Rate instead of the Pass-Through Rate applicable to such Certificate. Any amount accrued on each Distribution Date by Holders of this Certificate in excess of, or less than, the amount specified in the foregoing sentence for the Regular Interest the ownership of which is represented by this Certificate shall be treated in accordance with the provisions relating to Class I-A-1/I-A-2 Net WAC Pass-Through Amounts in Section 6.09.

(3)
The Class I-A-2 Certificates represent ownership of a Regular Interest in REMIC III, as well as the right to receive payments from the Class I-A-1/I-A-2 Net WAC Reserve Account in respect of Class I-A-1/I-A-2 Net WAC Pass-Through Amount, which payments shall not be in respect of an interest in any REMIC. For federal income tax purposes, the Regular Interest the ownership of which is represented by this Certificate shall accrue interest at the related Uncertificated REMIC III Pass-Through Rate instead of the Pass-Through Rate applicable to such Certificate. Any amount accrued on each Distribution Date by Holders of this Certificate in excess of, or less than, the amount specified in the foregoing sentence for the Regular Interest the ownership of which is represented by this Certificate shall be treated in accordance with the provisions relating to Class I-A-1/I-A-2 Net WAC Pass-Through Amounts in Section 6.09.

(4)
The Class I-A-2 Certificates will accrue interest at the Class I-A-2 Pass-Through Rate on a notional amount calculated in accordance with the definition of “Certificate Notional Amount” herein. The Class I-A-2 Certificates will not be entitled to distributions in respect of principal.

(5)
The Class II-A-1 Certificates represent ownership of a Regular Interest in REMIC III, as well as the obligation to make payments in respect of the Class II-A-1/II-A-2 Net WAC Pass-Through Amount to the Class II-A-1/II-A-2 Net WAC Reserve Account for distribution in respect of the Class II-A-2 Certificates, which obligation shall not be an interest in any REMIC but a contractual obligation of the holders of the Class II-A-1 Certificates. For federal income tax purposes, the Regular Interest the ownership of which is represented by this Certificate shall accrue interest at the related Uncertificated REMIC III Pass-Through Rate instead of the Pass-Through Rate applicable to such Certificate. Any amount accrued on each Distribution Date by Holders of this Certificate in excess of, or less than, the amount specified in the foregoing sentence for the Regular Interest the ownership of which is represented by this Certificate shall be treated in accordance with the provisions relating to Class II-A-1/II-A-2 Net WAC Pass-Through Amounts in Section 6.10.

(6)
The Class II-A-2 Certificates represent ownership of a Regular Interest in REMIC III, as well as the right to receive payments from the Class II-A-1/II-A-2 Net WAC Reserve Account in respect of Class II-A-1/II-A-2 Net WAC Pass-Through Amount, which payments shall not be in respect of an interest in any REMIC. For federal income tax purposes, the Regular Interest the ownership of which is represented by this Certificate shall accrue interest at the related Uncertificated REMIC III Pass-Through Rate instead of the Pass-Through Rate applicable to such Certificate. Any amount accrued on each Distribution Date by Holders of this Certificate in excess of, or less than, the amount specified in the foregoing sentence for the Regular Interest the ownership of which is represented by this Certificate shall be treated in accordance with the provisions relating to Class II-A-1/II-A-2 Net WAC Pass-Through Amounts in Section 6.10.

(7)
The Class II-A-2 Certificates will accrue interest at the Class II-A-2 Pass-Through Rate on a notional amount calculated in accordance with the definition of “Certificate Notional Amount” herein. The Class II-A-2 Certificates will not be entitled to distributions in respect of principal.

(8)	The Class C Certificate will not accrue interest on its Certificate Principal Balance, but will be entitled to 100% of amount distributed on REMIC II Regular Interest C.

The Trust Fund shall be named, and may be referred to as, the “Bear Stearns Asset Backed Securities I Trust 2006-AC3.” The Certificates issued hereunder may be referred to as “Asset-Backed Certificates Series 2006-AC3” (including for purposes of any endorsement or assignment of a Mortgage Note or Mortgage).

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Securities Administrator, the Sponsor, the Company and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Defined Terms.

In addition to those terms defined in Section 1.02, whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

20% Clean-up Call Date: Shall mean the first Distribution Date upon which the aggregate Stated Principal Balance of the Mortgage Loans as of the end of the related Due Period is less than or equal to 20% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans.

Accepted Master Servicing Practices: With respect to any Mortgage Loan, those customary mortgage servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Trustee or the Master Servicer (except in its capacity as successor to the Company or the related Servicer).

Accepted Servicing Practices: With respect to each EMC Mortgage Loan, those mortgage servicing practices (including collection procedures) that are in accordance with all applicable statutes, regulations and prudent mortgage banking practices for similar mortgage loans.

Accounts: The Distribution Account, the Net WAC Reserve Fund, the Class I-A-1/I-A-2 Net WAC Reserve Account, the Class II-A-1/II-A-2 Net WAC Reserve Account and any Protected Account.

Additional Disclosure: As defined in Section 4.18.

Additional Interest Amount: As to the Class I-A-1 Certificates, the amount paid to the Holders of the Class I-A-1 Certificates from amounts received from the Corridor Contract Counterparty in respect of the Class I-A-1 Interest Rate Corridor Contract, to the extent One-Month LIBOR exceeds 6.100% per annum, subject to a ceiling of 9.100% per annum.

As to the Class II-A-1 Certificates, the amount paid to the Holders of the Class II-A-1 Certificates from amounts received from the Corridor Contract Counterparty in respect of the Class II-A-1 Interest Rate Corridor Contract, to the extent One-Month LIBOR exceeds 6.000% per annum, subject to a ceiling of 9.000% per annum.

Additional Master Servicing Compensation: The meaning specified in Section 4.14.

Additional Disclosure: As defined in Section 4.18.

Additional Form 10-D Disclosure: As defined in Section 4.18.

Additional Form 10-K Disclosure: As defined in Section 4.18.

Advance: An advance of delinquent payments of principal or interest in respect of a Mortgage Loan required to be made by the Company as provided in Section 6.01(a) hereof, by the related Servicer in accordance with the related Servicing Agreement or by the Master Servicer as provided in Section 6.01(b) hereof.

Agreement: This Pooling and Servicing Agreement and any and all amendments or supplements hereto made in accordance with the terms herein.

American Home: American Home Mortgage Servicing, Inc., and any successor thereto.

American Home Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 28, 2006, by and among the Sponsor, American Home and the Trustee evidencing the assignment of the American Home Servicing Agreement to the Trust, attached hereto as Exhibit S-1.

American Home Mortgage Loans: Those Mortgage Loans subject to this Agreement which were purchased by the Sponsor from American Home pursuant to the American Home Servicing Agreement.

American Home Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006, between Sponsor and American Home, attached hereto as Exhibit R-1, as modified by the American Home Assignment Agreement.

Amount Held for Future Distribution: As to any Distribution Date, the aggregate amount held in the Company’s or the related Servicer’s Protected Account at the close of business on the immediately preceding Determination Date on account of (i) all Scheduled Payments or portions thereof received in respect of the Mortgage Loans due after the related Due Period and (ii) Principal Prepayments, Liquidation Proceeds and Insurance Proceeds received in respect of such Mortgage Loans after the last day of the related Prepayment Period.

Annual Statement of Compliance: As defined in Section 4.16.

Applied Realized Loss Amount: With respect to any Distribution Date and a Class of Subordinate Certificates, the sum of the Realized Losses with respect to the Mortgage Loans which have been applied in reduction of the Certificate Principal Balance of that Class of Certificates pursuant to Section 6.05 of this Agreement, which have not previously been reimbursed.

Appraised Value: With respect to any Mortgage Loan originated in connection with a refinancing, the appraised value of the Mortgaged Property based upon the appraisal made at the time of such refinancing or, with respect to any other Mortgage Loan, the lesser of (x) the appraised value of the Mortgaged Property based upon the appraisal made by a fee appraiser at the time of the origination of the related Mortgage Loan, and (y) the sales price of the Mortgaged Property at the time of such origination.

Assignment Agreement: Shall mean any of the National City Assignment Agreement, Chevy Chase Assignment Agreement, CitiMortgage Assignment Agreement, Harbourside Assignment Agreement, Wachovia Assignment Agreement, Wells Fargo Assignment Agreement or the American Home Assignment Agreement.

Assessment of Compliance: As defined in Section 4.17.

Attesting Party: As defined in Section 4.17.

Attestation Report: As defined in Section 4.17.

Available Funds: The sum of Interest Funds and Principal Funds with respect to the Mortgage Loans.

Bankruptcy Code: Title 11 of the United States Code.

Basic Principal Distribution Amount: Shall mean, with respect to any Distribution Date, the lesser of (a) the excess of (i) the Available Funds for such Distribution Date over (ii) the aggregate Monthly Interest Distributable Amount for the Certificates (other than the Class P, Class C and Class R Certificates) for such Distribution Date and (b) the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Overcollateralization Release Amount, if any, for such Distribution Date.

BSABS I: Bear Stearns Asset Backed Securities I LLC.

Book-Entry Certificates: Any of the Certificates that shall be registered in the name of the Depository or its nominee, the ownership of which is reflected on the books of the Depository or on the books of a person maintaining an account with the Depository (directly, as a “Depository Participant”, or indirectly, as an indirect participant in accordance with the rules of the Depository and as described in Section 7.06). As of the Closing Date, each Class of Offered Certificates constitutes a Class of Book-Entry Certificates.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York, New York, Minneapolis, Minnesota, Columbia, Maryland or the city in which the Corporate Trust Office of the Trustee or the principal office of the Company or the Master Servicer is located are authorized or obligated by law or executive order to be closed.

Certificate: Any one of the certificates of any Class executed and authenticated by the Securities Administrator in substantially the forms attached hereto as Exhibits A-1 through A-6.

Certificate Notional Amount: As to the Class C Certificates and any Distribution Date, an amount equal to the aggregate Stated Principal Balance of the Mortgage Loans. The initial Certificate Notional Amount of the Class C Certificates shall be $534,547,220.95. As to the Class I-A-2 Certificates and any Distribution Date, an amount equal to the Certificate Principal Balance of the Class I-A-1 Certificate for such Distribution Date. The initial Certificate Notional Amount of the Class I-A-2 Certificates shall be $231,684,000.00. As to the Class II-A-2 Certificates and any Distribution Date, an amount equal to the Certificate Principal Balance of the Class II-A-1 Certificate for such Distribution Date. The initial Certificate Notional Amount of the Class II-A-2 Certificates shall be $176,710,000.00. For federal income tax purposes, however, the Class I-A-2 Certificates will have a Certificate Notional Amount equal to the Uncertificated Principal Balance of REMIC II Regular I-A-1, the Class II-A-2 Certificates will have a Certificate Notional Amount equal to the Uncertificated Principal Balance of REMIC II Regular II-A-1, and the Class C Certificates will have a Certificate Notional Amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest C.

Certificate Owner: With respect to a Book-Entry Certificate, the Person that is the beneficial owner of such Book-Entry Certificate.

Certificate Principal Balance: As to any Certificate (other than any Class R Certificate) and as of any Distribution Date, the Initial Certificate Principal Balance of such Certificate plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate pursuant to Section 6.05 less the sum of (i) all amounts distributed with respect to such Certificate in reduction of the Certificate Principal Balance thereof on previous Distribution Dates pursuant to Section 6.04 and (ii) any Applied Realized Loss Amounts allocated to such Certificate on previous Distribution Dates. As to the Class C Certificates and as of any Distribution Date, an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest C.

Certificate Register: The register maintained pursuant to Section 7.02 hereof.

Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register (initially, Cede & Co., as nominee for the Depository, in the case of any Book-Entry Certificates).

Chevy Chase: Chevy Chase Bank, F.S.B.

Chevy Chase Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 28, 2006, by and among the Sponsor, Chevy Chase, the Trustee and BSABS I evidencing the assignment of the Chevy Chase Servicing Agreement to the Trust, attached hereto as Exhibit S-2.

Chevy Chase Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, between the Sponsor and Chevy Chase, as amended, attached hereto as Exhibit R-2, as modified by the Chevy Chase Assignment Agreement.

CitiMortgage: CitiMortgage, Inc., fka Citicorp Mortgage, Inc.

CitiMortgage Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of May 1, 2006, by and among the Sponsor, CitiMortgage and the Trustee evidencing the assignment of the CitiMortgage Servicing Agreement to the Trust, attached hereto as Exhibit S-3.

CitiMortgage Servicing Agreement: The Mortgage Loan Purchase and Servicing Agreement, dated as of August 1, 2003, between the Assignor and CitiMortgage, attached hereto as Exhibit R-3, as modified by the CitiMortgage Assignment Agreement.

Class: All Certificates bearing the same Class designation as set forth in Section 7.01 hereof.

Class A Certificates: Any of Class I-A-1, Class I-A-2, Class II-A-1 and Class II-A-2 Certificates.

Class I-A-1 Certificate: Any Certificate designated as a “Class I-A-1 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class I-A-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive Net WAC Rate Carryover Amounts, (iii) the obligation to pay Class I-A-1/I-A-2 Net WAC Pass-Through Amounts and (iv) the right to receive payments under the related Corridor Contract.

Class I-A-1 Pass-Through Rate: Shall mean on any Distribution Date, One-Month LIBOR plus 0.40% per annum, with a maximum rate of 6.50% per annum and a minimum rate of 0.40% per annum, subject to the applicable Interest Rate Cap.

Class I-A-1 Interest Rate Corridor Contract: With respect to the Class I-A-1 Certificates, the transaction evidenced by the Confirmation, a form of which is attached hereto as Exhibit M.

Class I-A-2 Certificate: Any Certificate designated as a “Class I-A-2 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class I-A-2 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive Net WAC Rate Carryover Amounts and (iii) the right to receive Class I-A-1/I-A-2 Net WAC Pass-Through Amounts.

Class I-A-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, 6.10% per annum minus One-Month LIBOR, with a maximum rate of 6.10% per annum and a minimum rate of 0.00% per annum and (ii) for each Distribution Date thereafter, 6.60% per annum minus One-Month LIBOR, with a maximum rate of 6.60% per annum and a minimum rate of 0.50% per annum, in each case subject to the applicable Interest Rate Cap.

Class I-A-1/I-A-2 Net WAC Reserve Account: Shall mean the separate trust account or subaccount created and maintained by the Securities Administrator pursuant to Section 6.09(a) hereof.

Class I-A-1/I-A-2 Net WAC Reserve Account Deposit: Shall mean, with respect to the Class I-A-1/I-A-2 Net WAC Reserve Account, an amount equal to $5,000, which the Depositor shall deposit initially into the Class I-A-1/I-A-2 Net WAC Reserve Account pursuant to Section 6.09(a) hereof.

Class I-A-1/I-A-2 Net WAC Pass-Through Amount: Shall mean, with respect to the Class I-A-1 Certificates and any Distribution Date, the excess, if any, of (A) the amount of interest payable on such Distribution Date to the Regular Interest the ownership of which is represented by the Class I-A-1 Certificates at the related Uncertificated REMIC III Pass-Through Rate, over (B) the amount of interest payable on such Distribution Date to the Class I-A-1 Certificates at the Class I-A-1 Pass-Through Rate.

Class I-A-1/I-A-2 Target Rate: Shall mean (A) for Distribution Dates on or prior to the Optional Termination Date, 6.50% per annum and (B) for Distribution Dates thereafter, 7.00% per annum.

Class II-A-1 Certificate: Any Certificate designated as a “Class II-A-1 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class II-A-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive Net WAC Rate Carryover Amounts, (iii) the obligation to pay Class II-A-1/II-A-2 Net WAC Pass-Through Amounts and (iv) the right to receive payments under the related Corridor Contract.

Class II-A-1 Interest Rate Corridor Contract: With respect to the Class II-A-1 Certificates, the transaction evidenced by the Confirmation, a form of which is attached hereto as Exhibit N.

Class II-A-1 Pass-Through Rate: Shall mean on any Distribution Date, One-Month LIBOR plus 0.50% per annum, with a maximum rate of 6.50% per annum and a minimum rate of 0.50% per annum, subject to the applicable Interest Rate Cap.

Class II-A-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, 6.00% per annum minus One-Month LIBOR, with a maximum rate of 6.00% per annum and a minimum rate of 0.00% per annum and (ii) for each Distribution Date thereafter, 6.50% per annum minus One-Month LIBOR, with a maximum rate of 6.50% per annum and a minimum rate of 0.50% per annum, in each case subject to the applicable Interest Rate Cap.

Class II-A-1/II-A-2 Net WAC Reserve Account: Shall mean the separate trust account or subaccount created and maintained by the Securities Administrator pursuant to Section 6.10(a) hereof.

Class II-A-1/II-A-2 Net WAC Reserve Account Deposit: Shall mean, with respect to the Class I-A-1/I-A-2 Net WAC Reserve Account, an amount equal to $5,000, which the Depositor shall deposit initially into the Class I-A-1/I-A-2 Net WAC Reserve Account pursuant to Section 6.10(a) hereof.

Class II-A-1/II-A-2 Net WAC Pass-Through Amount: Shall mean, with respect to the Class II-A-1 Certificates and any Distribution Date, the excess, if any, of (A) the amount of interest payable on such Distribution Date to the Regular Interest the ownership of which is represented by the Class II-A-1 Certificates at the related Uncertificated REMIC III Pass-Through Rate, over (B) the amount of interest payable on such Distribution Date to the Class II-A-1 Certificates at the Class II-A-1 Pass-Through Rate.

Class II-A-1/II-A-2 Target Rate: Shall mean (A) for Distributions Dates on or prior to the Optional Termination Date, 6.50% per annum and (B) for Distribution Dates thereafter, 7.00% per annum.

Class B Certificates: Any of the Class B-1, Class B-2, Class B-3 and Class B-4 Certificates.

Class B-1 Certificate: Any Certificate designated as a “Class B-1 Certificate” on the face thereof, in the form of Exhibit A-3 hereto, representing the right to the Percentage Interest of distributions provided for the Class B-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Net WAC Rate Carryover Amounts.

Class B-1 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 11.00% per annum and (b) One-Month LIBOR plus 1.050% per annum and (ii) for each Distribution Date thereafter, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 1.575% per annum, in each case subject to a cap equal to the related Interest Rate Cap for such Distribution Date.

Class B-2 Certificate: Any Certificate designated as a “Class B-2 Certificate” on the face thereof, in the form of Exhibit A-3 hereto, representing the right to the Percentage Interest of distributions provided for the Class B-2 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Net WAC Rate Carryover Amounts.

Class B-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 11.00% per annum and (b) One-Month LIBOR plus 1.150% per annum and (ii) for each Distribution Date thereafter, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 1.725% per annum, in each case subject to a cap equal to the related Interest Rate Cap for such Distribution Date.

Class B-3 Certificate: Any Certificate designated as a “Class B-3 Certificate” on the face thereof, in the form of Exhibit A-3 hereto, representing the right to the Percentage Interest of distributions provided for the Class B-3 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Net WAC Rate Carryover Amounts.

Class B-3 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 2.000% per annum and (ii) for each Distribution Date thereafter, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 3.000% per annum, in each case subject to a cap equal to the related Interest Rate Cap for such Distribution Date.

Class B-4 Certificate: Any Certificate designated as a “Class B-4 Certificate” on the face thereof, in the form of Exhibit A-3 hereto, representing the right to the Percentage Interest of distributions provided for the Class B-4 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Net WAC Rate Carryover Amounts.

Class B-4 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 3.000% per annum and (ii) for each Distribution Date thereafter, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 4.500% per annum, in each case subject to a cap equal to the related Interest Rate Cap for such Distribution Date.

Class C Certificate: Any Certificate designated as a “Class C Certificate” on the face thereof, in the form of Exhibit A-4 hereto, representing the right to its Percentage Interest of distributions provided for the Class C Certificates herein and evidencing (i) a Regular Interest in REMIC III and (ii) the obligation to pay Net WAC Rate Carryover Amounts.

Class C Distribution Amount: With respect to any Distribution Date, the sum of (i) the Monthly Interest Distributable Amount for the Class C Certificates for such Distribution Date, (ii) any Overcollateralization Release Amount for such Distribution Date and (iii) without duplication, any Subsequent Recoveries not distributed to the Class A, Class M and Class B Certificates on such Distribution Date; provided, however, that on and after the Distribution Date on which the Certificate Principal Balances of the Offered Certificates and Class B-4 Certificates have been reduced to zero, the Class C Distribution Amount shall include the Overcollateralized Amount. For federal income tax purposes, the Class C Distribution Amount for the Class C Certificates for any Distribution Date shall be an amount equal to 100% of the amount distributed in respect of REMIC II Regular Interest C on such Distribution Date.

Class M Certificates: Any of the Class M-1, Class M-2 and Class M-3 Certificates.

Class M-1 Certificate: Any Certificate designated as a “Class M-1 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to the Percentage Interest of distributions provided for the Class M-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the obligation to pay Net WAC Rate Carryover Amounts.

Class M-1 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 0.350% per annum and (ii) for each Distribution Date thereafter, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 0.525% per annum, in each case subject to a cap equal to the related Interest Rate Cap for such Distribution Date.

Class M-2 Certificate: Any Certificate designated as a “Class M-2 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to the Percentage Interest of distributions provided for the Class M-2 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the obligation to pay Net WAC Rate Carryover Amounts.

Class M-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 0.450% per annum and (ii) for each Distribution Date thereafter, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 0.675% per annum, in each case subject to a cap equal to the related Interest Rate Cap for such Distribution Date.

Class M-3 Certificate: Any Certificate designated as a “Class M-3 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to the Percentage Interest of distributions provided for the Class M-3 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the obligation to pay Net WAC Rate Carryover Amounts.

Class M-3 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 0.550% per annum and (ii) for each Distribution Date thereafter, the lesser of (a) 11.00% and (b) One-Month LIBOR plus 0.825% per annum, in each case subject to a cap equal to the related Interest Rate Cap for such Distribution Date.

Class P Certificate: Any Certificate designated as a “Class P Certificate” on the face thereof, in the form of Exhibit A-5 hereto, representing the right to its Percentage Interest of distributions provided for the Class P Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Prepayment Charge Waiver Amounts.

Class P Certificate Account: The account established and maintained by the Securities Administrator pursuant to Section 6.11 hereof.

Class R Certificates: Any of the Class R-1, Class R-2 and Class R-3 Certificates.

Class R-1 Certificate: Any Certificate designated a “Class R-1 Certificate” on the face thereof, in substantially the form set forth in Exhibit A-6 hereto, evidencing the Residual Interest in REMIC I and representing the right to the Percentage Interest of distributions provided for the Class R-1 Certificates as set forth herein.

Class R-2 Certificate: Any Certificate designated a “Class R-2 Certificate” on the face thereof, in substantially the form set forth in Exhibit A-6 hereto, evidencing the Residual Interest in REMIC II and representing the right to the Percentage Interest of distributions provided for the Class R-2 Certificates as set forth herein.

Class R-3 Certificate: Any Certificate designated a “Class R-3 Certificate” on the face thereof, in substantially the form set forth in Exhibit A-6 hereto, evidencing the Residual Interest in REMIC III and representing the right to the Percentage Interest of distributions provided for the Class R-3 Certificates as set forth herein.

Closing Date: April 28, 2006.

Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

Company: EMC.

Company Information: As defined in Section 4.18(b).

Compensating Interest: An amount, not to exceed the Servicing Fee, to be deposited in the Distribution Account by the Company or the related Servicer to the payment of a Prepayment Interest Shortfall on a Mortgage Loan subject to this Agreement; provided that in the event the Company or the related Servicer fails to make such payment, the Master Servicer shall be obligated to do so to the extent provided in Section 6.02(c) hereof.

Corporate Trust Office: The designated office of the Trustee where at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at US Bank Corporate Trust Services, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services/BSABS I 2006-AC3, or at such other address as the Trustee may designate from time to time; and with respect to the Securities Administrator, the designated office of the Securities Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 9062 Old Annapolis Road, Columbia, MD 21045, Attention: Corporate Trust Services, BSABS 2006-AC3 except for purposes of certificate transfer purposes, such term shall mean the office or agency of the Securities Administrator located at Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services, BSABS 2006-AC3.

Corresponding Certificate: With respect to each REMIC II Regular Interest, the Certificate with the corresponding designation.

Corresponding Interest: With respect to each REMIC I Regular Interest (other than REMIC I Regular Interests AA, ZZ, 1-Sub, 2-Sub, 1-Grp, 2-Grp, XX, C and P), the REMIC II Regular Interest with the corresponding designation.

Corridor Contracts: Any of the Class I-A-1 Interest Rate Corridor Contract and the Class II-A-1 Interest Rate Corridor Contract.

Corridor Contract Counterparty: Bear Stearns Financial Products, Inc.

Corridor Contract Scheduled Termination Date: With respect to each of the Class I-A-1 Certificates and Class II-A-1 Certificates, the Distribution Date in July 2013.

Cross-Over Date: The first Distribution Date on which the aggregate Certificate Principal Balance of the related Subordinate Certificates has been reduced to zero (giving effect to all related distributions on such Distribution Date).

Current Report: The Current Report pursuant to Section 13 or 15(d) of the Exchange Act.

Custodial Agreement: An agreement, dated as of April 28, 2006, among the Depositor, the Sponsor, the Trustee, the Master Servicer and the Custodian in substantially the form of Exhibit J hereto.

Custodian: Wells Fargo Bank, National Association, or any successor custodian appointed pursuant to the provisions hereof and the Custodial Agreement.

Cut-off Date: The close of business on April 1, 2006.

Cut-off Date Principal Balance: As to any Mortgage Loan, the unpaid principal balance thereof as of the close of business on the Cut-off Date after application of all Principal Prepayments received prior to the Cut-off Date and scheduled payments of principal due on or before the Cut-off Date, whether or not received, but without giving effect to any installments of principal received in respect of Due Dates after the Cut-off Date. The aggregate Cut-off Date Principal Balance of the Mortgage Loans is $534,547,220.95.

Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the Bankruptcy Code in the Scheduled Payment for such Mortgage Loan that became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any other reduction that results in a permanent forgiveness of principal.

Deficient Valuation: With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any Scheduled Payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court that is final and non-appealable in a proceeding under the Bankruptcy Code.

Definitive Certificates: As defined in Section 7.06.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Replacement Mortgage Loan.

Delinquent: A Mortgage Loan is “delinquent” if any payment due thereon is not made pursuant to the terms of such Mortgage Loan by the close of business on the day such payment is scheduled to be due. A Mortgage Loan is “30 days delinquent” if such payment has not been received by the close of business on the corresponding day of the month immediately succeeding the month in which such payment was due, or, if there is no such corresponding day (e.g., as when a 30-day month follows a 31-day month in which a payment was due on the 31st day of such month), then on the last day of such immediately succeeding month. Similarly for “60 days delinquent,” “90 days delinquent” and so on. Delinquent as described in this definition is also described as the OTS method.

Denomination: With respect to each Certificate, the amount set forth on the face thereof as the “Initial Principal Balance or Initial Notional Amount”.

Depositor: Bear Stearns Asset Backed Securities I LLC, a Delaware limited liability company, or its successor in interest.

Depositor Information: As defined in Section 4.18(b).

Depository: The initial Depository shall be The Depository Trust Company (“DTC”), the nominee of which is Cede & Co., or any other organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act of 1934, as amended. The Depository shall initially be the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

Depository Agreement: With respect to the Class of Book-Entry Certificates, the agreement among the Depositor, the Trustee and the initial Depository, dated as of the Closing Date, substantially in the form of Exhibit H.

Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

Determination Date: With respect to any Distribution Date, the 15th day of the month of such Distribution Date or, if such 15th day is not a Business Day, the immediately preceding Business Day.

Distribution Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 5.08 in the name of the Trustee for the benefit of the Certificateholders and designated “U.S. Bank National Association, in trust for registered Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC3” shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

Distribution Account Deposit Date: As to any Distribution Date, the Business Day immediately preceding such Distribution Date.

Distribution Date: The 25th day of each calendar month after the initial issuance of the Certificates, or if such 25th day is not a Business Day, the next succeeding Business Day, commencing in May 2006.

Distribution Report: The Asset-Backed Issuer Distribution Report pursuant to Section 13 or 15(d) of the Exchange Act.

Due Date: As to any Mortgage Loan, the date in each month on which the related Scheduled Payment is due, as set forth in the related Mortgage Note.

Due Period: With respect to any Distribution Date, the period from the second day of the calendar month preceding the calendar month in which such Distribution Date occurs through close of business on the first day of the calendar month in which such Distribution Date occurs.

Early Turbo Payment Date: The Distribution Date in April 2016.

EDGAR: As defined in Section 4.18.

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

EMC: EMC Mortgage Corporation, a Delaware corporation.

EMC Mortgage Loans: Those Mortgage Loans serviced by the Company pursuant to the terms of this Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Restricted Certificates: Any of the Class C, Class P and Residual Certificates.

Event of Default: As defined in Section 9.01 hereof.

Excess Liquidation Proceeds: To the extent not required by law to be paid to the related Mortgagor, the excess, if any, of any Liquidation Proceeds with respect to a Mortgage Loan over the Stated Principal Balance of such Mortgage Loan and accrued and unpaid interest at the related Mortgage Rate through the last day of the month in which the Mortgage Loan has been liquidated.

Excess Spread: With respect to any Distribution Date is the excess, if any, of the Interest Funds for such Distribution Date over the Monthly Interest Distributable Amounts payable to the Offered Certificates on such Distribution Date.

Exemption: Prohibited Transaction Exemption 90-30, as amended from time to time.

Exchange Act: Securities Exchange Act of 1934, as amended.

Exchange Act Reports: Any reports required to be filed pursuant to Section 4.18 of this Agreement.

Extra Principal Distribution Amount: With respect to any Distribution Date (a) on or prior to the earlier of (1) the 20% Clean-Up Call Date and (2) the Distribution Date in April 2016, the lesser of (x) the Excess Spread for such Distribution Date and (y) the Overcollateralization Increase Amount for such Distribution Date; and (b) thereafter, the Excess Spread for such Distribution Date; provided that, the Excess Spread in clause (b) will be used first to pay the Overcollateralization Increase Amount, any Unpaid Interest Shortfalls and any Net WAC Rate Carryover Amounts on such Distribution Date.

Fannie Mae: Fannie Mae (formerly, Federal National Mortgage Association), or any successor thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Sponsor or the Class C Certificateholder pursuant to or as contemplated by Section 2.03(c) or Section 11.01), a determination made by the Company pursuant to this Agreement or the applicable Servicer pursuant to the related Servicing Agreement that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the Company or such Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Master Servicer shall maintain records, based solely on information provided by each Servicer, of each Final Recovery Determination made thereby.

Final Scheduled Distribution Date: With respect to the Group I Certificates and the Group II Certificates, May 25, 2036.

Fiscal Quarter: December 1 to February 29 (or the last day in such month), March 1 to May 31, June 1 to August 31, or September to November 30, as applicable.

Form 8-K Disclosure Information: As defined in Section 3.18(a)(ii)(A).

Freddie Mac: Freddie Mac (formerly The Federal Home Loan Mortgage Corporation), or any successor thereto.

Global Certificate: Any Private Certificate registered in the name of the Depository or its nominee, beneficial interests in which are reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly or as an indirect participant in accordance with the rules of such depository).

Group I Certificates: The Class I-A-1 Certificates and Class I-A-2 Certificates.

Group I Loans: The Mortgage Loans identified as such on the Mortgage Loan Schedule.

Group I Principal Distribution Amount: With respect to any Distribution Date, the product of the Principal Distribution Amount for such Distribution Date and a fraction, the numerator of which is the Principal Funds for Loan Group I for such Distribution Date and the denominator of which is the Principal Funds for both Loan Groups for such Distribution Date.

Group II Certificates: The Class II-A-1 Certificates and Class II-A-2 Certificates.

Group II Loans: The Mortgage Loans identified as such on the Mortgage Loan Schedule.

Group II Principal Distribution Amount: With respect to any Distribution Date, the product of the Principal Distribution Amount for such Distribution Date and a fraction, the numerator of which is the Principal Funds for Loan Group II for such Distribution Date and the denominator of which is the Principal Funds for both Loan Groups for such Distribution Date.

Harbourside: Savannah Bank, NA dba Harbourside Mortgage Corporation.

Harbourside Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 28, 2006, by and among the Sponsor, Harbourside and the Trustee evidencing the assignment of the Harbourside Servicing Agreement to the Trust, attached hereto as Exhibit S-5.

Harbourside Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of April 1, 2005, between the Sponsor and Harbourside, as amended, attached hereto as Exhibit R-5, as modified by the Harbourside Assignment Agreement.

Indemnified Persons: The Trustee, the Master Servicer, the Company, the Trust Fund and the Securities Administrator and their officers, directors, agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

Individual Certificate: Any Private Certificate registered in the name of the Holder other than the Depository or its nominee.

Initial Certification: The certification substantially in the form of Exhibit One to the Custodial Agreement.

Initial Certificate Principal Balance: With respect to any Certificate, the Certificate Principal Balance of such Certificate or any predecessor Certificate on the Closing Date.

Institutional Accredited Investor: Any Person meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity all of the equity Holders in which come within such paragraphs.

Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy or LPMI Policy, including all riders and endorsements thereto in effect with respect to such Mortgage Loan, including any replacement policy or policies for any Insurance Policies.

Insurance Proceeds: Proceeds paid in respect of the Mortgage Loans pursuant to any Insurance Policy or any other insurance policy covering a Mortgage Loan, to the extent such proceeds are payable to the mortgagee under the Mortgage, the Company, the related Servicer or the trustee under the deed of trust and are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Company or the related Servicer would follow in servicing mortgage loans held for its own account, in each case other than any amount included in such Insurance Proceeds in respect of Insured Expenses.

Insured Expenses: Expenses covered by an Insurance Policy or any other insurance policy with respect to the Mortgage Loans.

Interest Accrual Period: With respect to the Class A, Class B and Class M Certificates and any Distribution Date, the period from and including the 25th day of the calendar month preceding the calendar month in which the Distribution Date occurs (or, with respect to the first Interest Accrual Period for the Class M Certificates and Class B Certificates, the Closing Date), to and including the 24th day of the calendar month in which such Distribution Date occurs. All calculations of interest on the Class A Certificates and Class C Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest on the Class M Certificates and Class B Certificates will be made on the basis of the actual number of days elapsed in the related Interest Accrual Period.

Interest Determination Date: Shall mean the second LIBOR Business Day preceding the commencement of each Interest Accrual Period.

Interest Funds: For any Distribution Date, (i) the sum, without duplication, of (a) all scheduled interest during the related Due Period with respect to the related Mortgage Loans less the Servicing Fee, the Master Servicing Fee and the LPMI Fee, if any, (b) all Advances relating to interest with respect to the related Mortgage Loans made on or prior to the related Distribution Account Deposit Date, (c) all Compensating Interest with respect to the related Mortgage Loans required to be remitted by the Company or the Master Servicer pursuant to this Agreement or the related Servicer pursuant to the related Servicing Agreement with respect to such Distribution Date, (d) Liquidation Proceeds and Subsequent Recoveries with respect to the related Mortgage Loans collected during the related Prepayment Period (to the extent such Liquidation Proceeds and Subsequent Recoveries relate to interest), (e) all amounts relating to interest with respect to each Mortgage Loan repurchased by the Sponsor pursuant to Sections 2.02 and 2.03 and by EMC pursuant to Section 4.20 and (f) all amounts in respect of interest paid by the Master Servicer pursuant to Section 11.01, in each case to the extent remitted by the Company or the related Servicer, as applicable, to the Distribution Account pursuant to this Agreement or the related Servicing Agreement, minus (ii) all amounts required to be reimbursed pursuant to Sections 5.02, 5.05 and 5.09 or as otherwise set forth in this Agreement.

Interest Rate Cap: With respect to the Class I-A-1 Certificates and Class I-A-2 Certificates, will be calculated based on an assumed certificate with a Certificate Principal Balance equal to the Certificate Principal Balance of the Class I-A-1 Certificates and a fixed pass-through rate of 6.50% per annum and a rate increase of 0.50% per annum after the Optional Termination Date. If the weighted average of the Net Mortgage Rates on the Group I Loans is less than 6.50% per annum (or, after the Optional Termination Date, 7.00% per annum), the amount of the shortfall which would occur with respect to the assumed certificate will be allocated between the Class I-A-1 Certificates and Class I-A-2 Certificates in proportion to their current entitlements to interest calculated without regard to this cap, and the Interest Rate Cap for each such Class for such Distribution Date will be equal to the Pass-Through Rate for such Class for such Distribution Date (determined without regard to the related Interest Rate Cap) reduced by the shortfall for such Distribution Date allocable to such Class as determined pursuant to this sentence. For the avoidance of doubt, the Interest Rate Cap will not be applicable to the Class I-A-1 Certificates and Class I-A-2 Certificates for any Distribution Date on which the weighted average of the Net Mortgage Rates on the Mortgage Loans is equal to or greater than 6.50% per annum (or, after the Optional Termination Date, 7.00% per annum).

With respect to the Class II-A-1 Certificates and Class II-A-2 Certificates, will be calculated based on an assumed certificate with a Certificate Principal Balance equal to the Certificate Principal Balance of the Class II-A-1 Certificates and a fixed pass-through rate of 6.50% per annum and a rate increase of 0.50% per annum after the Optional Termination Date. If the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group II is less than 6.50% per annum (or, after the Optional Termination Date, 7.00% per annum), the amount of the shortfall which would occur with respect to the assumed certificate will be allocated between the Class II-A-1 Certificates and Class II-A-2 Certificates in proportion to their current entitlements to interest calculated without regard to this cap, and the Interest Rate Cap for each such Class for such Distribution Date will be equal to the Pass-Through Rate for such Class for such Distribution Date (determined without regard to the related Interest Rate Cap) reduced by the shortfall for such Distribution Date allocable to such Class as determined pursuant to this sentence. For the avoidance of doubt, the Interest Rate Cap will not be applicable to the Class II-A-1 Certificates and Class II-A-2 Certificates for any Distribution Date on which the weighted average of the Net Mortgage Rates on the Mortgage Loans is equal to or greater than 6.50% per annum (or, after the Optional Termination Date, 7.00% per annum).

With respect to the Class M Certificates and Class B Certificates, a per annum rate equal to the weighted average of the weighted average of the Net Mortgage Rates on the Mortgage Loans in each Loan Group as of the first day of the month preceding the month in which such Distribution Date occurs, weighted in proportion to the results of subtracting from the aggregate Stated Principal Balance of the Mortgage Loans in each Loan Group, the aggregate Certificate Principal Balance of the related Senior Certificates, adjusted for the actual numbers of days elapsed in the Interest Accrual Period.

For federal income tax purposes, the Interest Rate Cap with respect to each of the Class A Certificates and any Distribution Date shall be equal to the Uncertificated REMIC III Pass-Through Rate for such Distribution Date for the Regular Interest the ownership of which is represented by such Certificate. For federal income tax purposes, the Interest Rate Cap with respect to each Class M Certificate and Class B Certificate and any Distribution Date shall be a rate equal to the weighted average of the Uncertificated REMIC II Pass-Through Rate for such Distribution Date for the REMIC II Regular Interest for which such Certificate is the Corresponding Certificate.

Interest Shortfall: With respect to any Distribution Date, means the aggregate shortfall, if any, in collections of interest (adjusted to the related Net Mortgage Rates) on Mortgage Loans resulting from (a) Principal Prepayments in full received during the related Prepayment Period, (b) the partial Principal Prepayments received during the related Prepayment Period to the extent applied prior to the Due Date in the month of the Distribution Date and (c) interest payments on certain of the Mortgage Loans being limited pursuant to the provisions of the Relief Act or similar state laws.

Last Scheduled Distribution Date: May 25, 2036.

Issuing Entity: Bear Stearns Asset Backed Securities I Trust 2006-AC3.

Latest Possible Maturity Date: The Distribution Date following the final scheduled maturity date of the Mortgage Loan in the Trust Fund having the latest scheduled maturity date as of the Cut-off Date. For purposes of the Treasury regulations under Code Section 860A through 860G, the latest possible maturity date of each Regular Interest issued by REMIC I, REMIC II and REMIC III shall be the Latest Possible Maturity Date.

LIBOR Business Day: Shall mean a day on which banks are open for dealing in foreign currency and exchange in London and New York City.

LIBOR Certificates: Any of the Offered Certificates and Private Certificates.

Liquidated Loan: With respect to any Distribution Date, a defaulted Mortgage Loan that has been liquidated through deed-in-lieu of foreclosure, foreclosure sale, trustee’s sale or other realization as provided by applicable law governing the real property subject to the related Mortgage and any security agreements and as to which the Company or the related Servicer has made a Final Recovery Determination with respect thereto.

Liquidation Proceeds: Amounts, other than Insurance Proceeds, received in connection with the partial or complete liquidation of a Mortgage Loan, whether through trustee’s sale, foreclosure sale or otherwise, or in connection with any condemnation or partial release of a Mortgaged Property and any other proceeds received with respect to an REO Property, less the sum of related unreimbursed Advances, Servicing Fees and Servicing Advances and all expenses of liquidation, including property protection expenses and foreclosure and sale costs, including court and reasonable attorneys fees.

Loan Group: Any of Loan Group I and Loan Group II.

Loan Group I: The group of Mortgage Loans included as such on the Mortgage Loan Schedule.

Loan Group II: The group of Mortgage Loans included as such on the Mortgage Loan Schedule.

Loan-to-Value Ratio: The fraction, expressed as a percentage, the numerator of which is the original principal balance of the related Mortgage Loan and the denominator of which is the Appraised Value of the related Mortgaged Property.

Loss Allocation Limitation: The meaning specified in Section 6.05(c) hereof.

LPMI Fee: Shall mean the fee payable to the insurer for each Mortgage Loan subject to an LPMI Policy as set forth in such LPMI Policy.

LPMI Policy: A policy of mortgage guaranty insurance issued by an insurer meeting the requirements of Fannie Mae and Freddie Mac in which the Company or the related Servicer of the related Mortgage Loan is responsible for the payment of the LPMI Fee thereunder from collections on the related Mortgage Loan.

Majority Class C Certificateholder: Shall mean the Holder of a 50.01% or greater Percentage Interest in the Class C Certificates.

Marker Rate: With respect to REMIC II Regular Interest C and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the Uncertificated REMIC I Pass-Through Rates for the REMIC I Regular Interests (other than REMIC I Regular Interests AA, 1-Sub, 1-Grp, 2-Sub, 2-Grp, XX and P), with the rate on each such REMIC I Regular Interest (other than REMIC I Regular Interest ZZ) subject to a cap equal to the the Uncertificated REMIC II Pass-Through Rate for the Corresponding Interest for the purpose of this calculation for such Distribution Date, and with the rate on REMIC I Regular Interest ZZ subject to a cap of zero for the purpose of this calculation; provided, however, that solely for this purpose, the related cap with respect to each REMIC I Regular Interest (other than REMIC I Regular Interests AA, ZZ, 1-Sub, 1-Grp, 2-Sub, 2-Grp and P) shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Accrual Period.

Master Servicer: Wells Fargo Bank, National Association, in its capacity as master servicer, and its successors and assigns.

Master Servicing Compensation: For any Distribution Date, the Master Servicing Fee for such Distribution Date and any amounts earned on Permitted Investments in the Distribution Account.

Master Servicing Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to 1/12th of the Master Servicing Fee Rate multiplied by the Stated Principal Balance of such Mortgage Loan as of the last day of the related Due Period.

Master Servicing Fee Rate: 0.0085% per annum.

Master Servicing Information: As defined in Section 4.18(b).

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

Monthly Interest Distributable Amount: With respect to the Certificates (other than the Class P Certificates and Class R Certificates) for any Distribution Date, means an amount equal to the interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the Certificate Principal Balance or Certificate Notional Amount of such Certificate, or otherwise distributable thereto, immediately prior to such Distribution Date less such Certificate’s share of any Unpaid Interest Shortfall and the interest portion of any Realized Losses on the Mortgage Loans allocated to such Certificate pursuant to Section 1.02. The Monthly Interest Distributable Amount with respect to the Class A Certificates and Class C Certificates is calculated on the basis of a 360-day year consisting of twelve 30-day months. The Monthly Interest Distributable Amount with respect to the Subordinate Certificates is calculated on the basis of a 360-day year and the actual number of days elapsed during the related Interest Accrual Period. No Monthly Interest Distributable Amount will be payable with respect to any Class of Certificates after the Distribution Date on which the outstanding Certificate Principal Balance or Certificate Notional Amount of such Certificate has been reduced to zero.

Monthly Statement: The statement delivered to the Certificateholders pursuant to Section 6.06.

Moody’s: Moody’s Investors Service, Inc.

Mortgage: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in an estate in fee simple in real property securing a Mortgage Note.

Mortgage File: The mortgage documents listed in Section 2.01 hereof pertaining to a particular Mortgage Loan and any additional documents delivered to the Trustee or the Custodian on its behalf to be added to the Mortgage File pursuant to this Agreement.

Mortgage Loans: Such of the Mortgage Loans transferred and assigned to the Trustee pursuant to the provisions hereof, as from time to time are held as a part of the Trust Fund (including any REO Property), the mortgage loans so held being identified in the Mortgage Loan Schedule, notwithstanding foreclosure or other acquisition of title of the related Mortgaged Property. Any mortgage loan that was intended by the parties hereto to be transferred to the Trust Fund as indicated by such Mortgage Loan Schedule which is in fact not so transferred for any reason including, without limitation, a breach of the representation contained in Section 2.03(b)(v) hereof, shall continue to be a Mortgage Loan hereunder until the Purchase Price with respect thereto has been paid to the Trust Fund.

Mortgage Loan Purchase Agreement: Shall mean the Mortgage Loan Purchase Agreement, dated as of April 28, 2006, between the Sponsor, as seller and the Depositor, as purchaser.

Mortgage Loan Purchase Price: The price, calculated as set forth in Section 11.01, to be paid in connection with the repurchase of the Mortgage Loans pursuant to Section 11.01.

Mortgage Loan Schedule: The list of Mortgage Loans (as from time to time amended by the Seller to reflect the deletion of Deleted Mortgage Loans and the addition of Replacement Mortgage Loans pursuant to the provisions of this Agreement) transferred to the Trustee as part of the Trust Fund and from time to time subject to this Agreement, the initial Mortgage Loan Schedule being attached hereto as Exhibit B, setting forth the following information with respect to each Mortgage Loan:

(i)	the loan number;

(ii)	the Loan Group;

(iii)	the Mortgage Rate in effect as of the Cut-off Date;

(iv)	the Servicer (or the Company, if it services the Mortgage Loan), the Servicing Fee Rate;

(v)	the LPMI Fee, if applicable;

(vi)	the Net Mortgage Rate in effect as of the Cut-off Date;

(vii)	the maturity date;

(viii)	the original principal balance;

(ix)	the Cut-off Date Principal Balance;

(x)	the original term;

(xi)	the remaining term;

(xii)	the property type; and

(xiii)	the MIN with respect to each Mortgage Loan.

Such schedule shall also set forth the aggregate Cut-off Date Principal Balance for all of the Mortgage Loans in each Loan Group.

Mortgage Note: The original executed note or other evidence of indebtedness of a Mortgagor under a Mortgage Loan.

Mortgage Rate: The annual rate of interest borne by a Mortgage Note.

Mortgaged Property: The underlying property securing a Mortgage Loan.

Mortgagor: The obligors on a Mortgage Note.

National City: Savannah Bank, NA dba Harbourside Mortgage Corporation.

National City Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 28, 2006, by and among the Sponsor, National City, BSABS I and the Trustee evidencing the assignment of the National City Servicing Agreement to the Trust, attached hereto as Exhibit S-6.

National City Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between the Sponsor and National City, as amended, attached hereto as Exhibit R-6, as modified by the National City Assignment Agreement.

Net Interest Shortfalls: Shall mean Interest Shortfalls net of payments by the Company, the Servicer or the Master Servicer in respect of Compensating Interest.

Net Monthly Excess Cashflow: With respect to any Distribution Date, the sum of (a) any Overcollateralization Release Amount for such Distribution Date and (b) the Remaining Excess Spread for such Distribution Date.

Net Mortgage Rate: As to each Mortgage Loan, and at any time, the per annum rate equal to the related Mortgage Rate less the sum of (i) the Servicing Fee Rate, (ii) the Master Servicing Fee Rate and (iii) the rate at which the LPMI Fee is calculated, if any.

Net WAC Rate Carryover Amount: With respect to each Class of Offered Certificates and the Class B-4 Certificates and any Distribution Date, an amount equal to the sum of (i) the excess, if any, of (x) the amount of interest such Class would have been entitled to receive on such Distribution Date at the Pass-Through Rate applicable to such Class if such Pass-Through Rate would not have been reduced by the applicable Interest Rate Cap on such Distribution Date over (y) the amount of interest paid to such Class on such Distribution Date plus (ii) the related Net WAC Rate Carryover Amount for the previous Distribution Date for such Class not previously distributed together with interest thereon at a rate equal to the Pass-Through Rate for such Class for the most recently ended Interest Accrual Period.

Net WAC Reserve Fund: Shall mean the separate trust account created and maintained by the Securities Administrator pursuant to Section 6.08 hereof.

Net WAC Reserve Fund Deposit: With respect to the Net WAC Reserve Fund, an amount equal to $5,000, which the Depositor shall deposit initially into the Net WAC Reserve Fund pursuant to Section 6.08 hereof.

Non-Book-Entry Certificate: Any Certificate other than a Book-Entry Certificate.

Nonrecoverable Advance: Any portion of an Advance previously made or proposed to be made by the Company or the Master Servicer pursuant to this Agreement or the related Servicer pursuant to the related Servicing Agreement, that, in the good faith judgment of the Company, the Master Servicer or the related Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor, related Liquidation Proceeds, Insurance Proceeds or otherwise.

Offered Certificates: Any of the Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class M-1, Class M-2, Class M-3, Class B-1, Class B-2 and Class B-3 Certificates.

Officer’s Certificate: A certificate (i) signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), an Assistant Vice President, the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Depositor or the Master Servicer (or any other officer customarily performing functions similar to those performed by any of the above designated officers and also to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with a particular subject) or (ii), if provided for in this Agreement, signed by a Servicing Officer, as the case may be, and delivered to the Depositor, the Sponsor, the Securities Administrator, the Master Servicer and/or the Trustee, as the case may be, as required by this Agreement.

One-Month LIBOR: With respect to any Interest Accrual Period and the LIBOR Certificates, the rate determined by the Securities Administrator on the related Interest Determination Date on the basis of the rate for U.S. dollar deposits for one month that appears on Telerate Screen Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date. If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying One-Month LIBOR or comparable rates as may be reasonably selected by the Securities Administrator), One-Month LIBOR for the applicable Interest Accrual Period will be the Reference Bank Rate. If no such quotations can be obtained by the Securities Administrator and no Reference Bank Rate is available, One-Month LIBOR shall be One-Month LIBOR applicable to the preceding Interest Accrual Period. The establishment of One-Month LIBOR on each Interest Determination Date by the Securities Administrator and the Securities Administrator’s calculation of the rate of interest applicable to the LIBOR Certificates for the related Interest Accrual Period shall, in the absence of manifest error, be final and binding. One-Month LIBOR for the Class I-A-1 Certificates and Class I-A-2 Certificates and the first Interest Accrual Period will be approximately 4.88% per annum and 4.92% with regard to the Class II-A-1 Certificates and Class II-A-2 Certificates. One-Month LIBOR for the other LIBOR Certificates and any Interest Accrual Period shall be calculated as described above.

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Sponsor, the Depositor, the Company or the Master Servicer, reasonably acceptable to each addressee of such opinion; provided that with respect to Section 2.05, 8.05, 8.07 or 12.01, or the interpretation or application of the REMIC Provisions, such counsel must (i) in fact be independent of the Sponsor, Depositor, the Company and the Master Servicer, (ii) not have any direct financial interest in the Sponsor, Depositor, the Company or the Master Servicer or in any affiliate of either, and (iii) not be connected with the Sponsor, Depositor, the Company or the Master Servicer as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Optional Termination: The termination of the Trust Fund created hereunder as a result of the purchase of all of the Mortgage Loans and any REO Property pursuant to the last sentence of Section 11.01 hereof.

Optional Termination Date: The first Distribution Date on which the Trust Fund may be terminated at the option of the Majority Class C Certificateholder as described under Section 11.01.

Original Value: The value of the property underlying a Mortgage Loan based, in the case of the purchase of the underlying Mortgaged Property, on the lower of an appraisal or the sales price of such property or, in the case of a refinancing, on an appraisal.

Originator: With respect to each Mortgage Loan, shall mean the originator set forth in the Mortgage Loan Schedule for such Mortgage Loan.

OTS: The Office of Thrift Supervision.

Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

(a) Certificates theretofore canceled by the Securities Administrator or delivered to the Securities Administrator for cancellation; and

(b) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Securities Administrator pursuant to this Agreement.

Outstanding Mortgage Loan: As of any date of determination, a Mortgage Loan with a Stated Principal Balance greater than zero that was not the subject of a Principal Prepayment in full, and that did not become a Liquidated Loan, prior to the end of the related Prepayment Period.

Overcollateralization Increase Amount: As of any Distribution Date, the lesser of (a) the excess, if any, of (i) the Overcollateralization Target Amount over (ii) the Overcollateralized Amount on such Distribution Date (after taking into account payments to the Offered Certificates of the Basic Principal Distribution Amount on such Distribution Date) and (b) the Excess Spread for such Distribution Date.

Overcollateralization Release Amount: With respect to any Distribution Date, the lesser of (x) the Principal Remittance Amount for such Distribution Date and (y) the excess, if any, of (i) the Overcollateralized Amount for such Distribution Date (assuming that 100% of the Principal Remittance Amount is applied as a principal payment on such Distribution Date) over (ii) the Overcollateralization Target Amount for such Distribution Date (with the amount pursuant to clause (y) deemed to be $0 if the Overcollateralized Amount is less than or equal to the Overcollateralization Target Amount on that Distribution Date).

Overcollateralization Target Amount: With respect to any Distribution Date, $4,810,924.99.

Overcollateralized Amount: With respect to any Distribution Date, is the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period over (b) the aggregate Certificate Principal Balance of the Offered Certificates and the Class B-4 Certificates on such Distribution Date (after taking into account the payment of principal other than any Extra Principal Distribution Amount on such Certificates).

Ownership Interest: As to any Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

Pass-Through Rate: With respect to each Class of Certificates (other than the Class C, Class P and Class R Certificates), the Class I-A-1 Pass-Through Rate, Class I-A-2 Pass-Through Rate, Class II-A-1 Pass-Through Rate, Class II-A-2 Pass-Through Rate, Class M-1 Pass-Through Rate, Class M-2 Pass-Through Rate, Class M-3 Pass-Through Rate, Class B-1 Pass-Through Rate, Class B-2 Pass-Through Rate, Class B-3 Pass-Through Rate or Class B-4 Pass-Through Rate, as applicable.

With respect to the Class C Certificate, the Class C Certificate shall not have a Pass-Through Rate, but the Monthly Interest Distribuable Amount for such Certificate and each Distribution Date shall be an amount equal to 100% of the amounts distributable to REMIC II Regular Interest C for such Distribution Date.

With respect to the Class P Certificate, 0.00% per annum.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of mortgage loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans.

Paying Agent: The Securities Administrator will act as the initial paying agent, and its successors and assigns.

Percentage Interest: With respect to any Certificate of a specified Class, the Percentage Interest set forth on the face thereof or the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of such Class.

Permitted Investments: At any time, any one or more of the following obligations and securities:

(i) obligations of the United States or any agency thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii) general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving the highest long-term debt rating of each Rating Agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(iii) commercial or finance company paper which is then receiving the highest commercial or finance company paper rating of each Rating Agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(iv) certificates of deposit, demand or time deposits, or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities (including the Trustee in its commercial banking capacity), provided that the commercial paper and/or long term unsecured debt obligations of such depository institution or trust company are then rated one of the two highest long-term and the highest short-term ratings of each such Rating Agency for such securities, or such lower ratings as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency;

(v) demand or time deposits or certificates of deposit issued by any bank or trust company or savings institution to the extent that such deposits are fully insured by the FDIC;

(vi) guaranteed reinvestment agreements issued by any bank, insurance company or other corporation containing, at the time of the issuance of such agreements, such terms and conditions as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any such Rating Agency;

(vii) repurchase obligations with respect to any security described in clauses (i) and (ii) above, in either case entered into with a depository institution or trust company (acting as principal) described in clause (iv) above;

(viii) securities (other than stripped bonds, stripped coupons or instruments sold at a purchase price in excess of 115% of the face amount thereof) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state thereof which, at the time of such investment, have one of the two highest long term ratings of each Rating Agency (except if the Rating Agency is Moody’s, such rating shall be the highest commercial paper rating of Moody’s for any such securities), or such lower rating as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency, as evidenced by a signed writing delivered by each Rating Agency;

(ix) interests in any money market fund (including any such fund managed or advised by the Trustee or Master Servicer or any affiliate thereof) which at the date of acquisition of the interests in such fund and throughout the time such interests are held in such fund has the highest applicable long term rating by each Rating Agency rating such fund or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(x) short term investment funds sponsored by any trust company or banking association incorporated under the laws of the United States or any state thereof (including any such fund managed or advised by the Trustee or any affiliate thereof) which on the date of acquisition has been rated by each Rating Agency in their respective highest applicable rating category or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency; and

(xi) such other investments having a specified stated maturity and bearing interest or sold at a discount acceptable to each Rating Agency as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency, as evidenced by a signed writing delivered by each Rating Agency;

provided, that no such instrument shall be a Permitted Investment if such instrument (i) evidences the right to receive interest only payments with respect to the obligations underlying such instrument, (ii) is purchased at a premium or (iii) is purchased at a deep discount; provided further that no such instrument shall be a Permitted Investment (A) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (B) if it may be redeemed at a price below the purchase price (the foregoing clause (B) not to apply to investments in units of money market funds pursuant to clause (vi) above); provided further that no amount beneficially owned by any REMIC may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Master Servicer shall receive an Opinion of Counsel, at the expense of the Master Servicer, to the effect that such investment will not adversely affect the status of any such REMIC as a REMIC under the Code or result in imposition of a tax on any such REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

Permitted Transferee: Any Person (x) other than (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing, (ii) a foreign government, International Organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers’ cooperatives described in Section 521 of the Code) that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code or (v) an electing large partnership within the meaning of Section 775(a) of the Code, (y) that is a citizen or resident of the United States, a corporation, partnership (other than a partnership that has any direct or indirect foreign partners) or other entity (treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person and (z) other than any other Person so designated by the Trustee based upon an Opinion of Counsel addressed to the Trustee (which shall not be an expense of the Trustee) that states that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that any Certificates are Outstanding. The terms “United States,” “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

Person: Any individual, corporation, partnership, joint venture, association, joint- stock company, limited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

Prepayment Assumption: The applicable rate of prepayment, as described in the Prospectus Supplement relating to each Class of Offered Certificates.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Charge Waiver Amount: Any amount paid by the Company or related Servicer to the Master Servicer in respect of waived Prepayment Charges pursuant to Section 5.01(a).

Prepayment Interest Excess: With respect to any Distribution Date, for each EMC Mortgage Loan that was the subject of a Principal Prepayment in full or in part during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Distribution Date occurs and the Determination Date of the calendar month in which such Distribution Date occurs, an amount equal to interest (to the extent received) at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the last date through which interest is collected from the related Mortgagor.

Prepayment Interest Shortfall: With respect to any Distribution Date, for each Mortgage Loan that was the subject of a partial Principal Prepayment, a Principal Prepayment in full, or that became a Liquidated Loan during the related Prepayment Period, (other than a Principal Prepayment in full resulting from the purchase of a Mortgage Loan pursuant to Section 2.02, 2.03, 4.20 or 11.01 hereof), the amount, if any, by which (i) one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such Mortgage Loan immediately prior to such prepayment (or liquidation), or in the case of a partial Principal Prepayment, on the amount of such prepayment (or liquidation proceeds) exceeds (ii) the amount of interest paid or collected in connection with such Principal Prepayment or such liquidation proceeds less the sum of (a) the related Servicing Fee, (b) the Master Servicing Fee and (c) the LPMI Fee, if any.

Prepayment Period: As to any Distribution Date and (i) each EMC Mortgage Loan, the period commencing on the 16th day of the month prior to the month in which the related Distribution Date occurs and ending on the 15th day of the month in which such Distribution Date occurs and (ii) any other Mortgage Loan, the period set forth in the related Servicing Agreement.

Primary Mortgage Insurance Policy: Any primary mortgage guaranty insurance policy issued in connection with a Mortgage Loan which provides compensation to a Mortgage Note holder in the event of default by the obligor under such Mortgage Note or the related security instrument, if any or any replacement policy therefor through the related Interest Accrual Period for such Class relating to a Distribution Date.

Principal Distribution Amount: With respect to each Distribution Date, the sum of (a) the Basic Principal Distribution Amount for such Distribution Date and (b) any Extra Principal Distribution Amount for such Distribution Date.

Principal Funds: With respect to any Distribution Date, (i) the sum, without duplication, of (a) all scheduled principal collected during the related Due Period, (b) all Advances relating to principal made on or prior to the Distribution Account Deposit Date, (c) Principal Prepayments exclusive of Prepayment Charges or penalties collected during the related Prepayment Period, (d) the Stated Principal Balance of each Mortgage Loan in the related Loan Group that was repurchased by the Sponsor pursuant to Sections 2.02 or 2.03, by EMC pursuant to Section 4.20 or the related Servicer (e) the aggregate of all Substitution Adjustment Amounts for the related Determination Date in connection with the substitution of Mortgage Loans pursuant to Section 2.03(c), (f) all Liquidation Proceeds and Subsequent Recoveries collected during the related Prepayment Period (to the extent such Liquidation Proceeds and Subsequent Recoveries relate to principal), less all non-recoverable advances relating to principal reimbursed during the related Due Period, and remitted by the Company or the related Servicer to the Distribution Account pursuant to this Agreement or the related Servicing Agreement and (g) amounts in respect of principal paid by the Majority Class C Certificateholder pursuant to Section 11.01, minus (ii) all amounts required to be reimbursed pursuant to Sections 5.02, 5.05 and 5.09 or as otherwise set forth in this Agreement.

Principal Remittance Amount: With respect to each Distribution Date, the sum of the amounts listed in clauses (a) through (e) of the definition of Principal Funds.

Principal Prepayment: Any Mortgagor payment or other recovery of (or proceeds with respect to) principal on a Mortgage Loan (including loans purchased or repurchased under Sections 2.02, 2.03, 4.20 and 11.01 hereof) that is received in advance of its scheduled Due Date and is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial Principal Prepayments shall be applied by the Company or the related Servicer, as appropriate, in accordance with the terms of the related Mortgage Note.

Private Certificate: Any of the Class B-4, Class P, Class C and Residual Certificates.

Prospectus Supplement: The Prospectus Supplement dated April 27, 2006 relating to the public offering of the Offered Certificates.

Protected Account: Each account established and maintained by the Company with respect to receipts on the Mortgage Loans and REO Property in accordance with Section 5.01 hereof or by the related Servicer in accordance with the related Servicing Agreement.

PUD: A Planned Unit Development.

Purchase Price: With respect to any Mortgage Loan required to be repurchased by the Sponsor pursuant to Section 2.02 or 2.03 hereof, an amount equal to the sum of (i) 100% of the outstanding principal balance of the Mortgage Loan as of the date of such purchase plus (ii) accrued interest thereon at the applicable Mortgage Rate through the first day of the month in which the Purchase Price is to be distributed to Certificateholders, reduced by any portion of the Servicing Fee, Servicing Advances and Advances payable to the purchaser of the Mortgage Loan plus and (iii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any predatory lending laws.

Rating Agency: Each of Moody’s and S&P. If any such organization or its successor is no longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization, or other comparable Person, designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers.

Realized Loss: With respect to each Mortgage Loan as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of such Mortgage Loan as of the commencement of the calendar month in which the Final Recovery Determination was made, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor through the end of the calendar month in which such Final Recovery Determination was made, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on such Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during such calendar month, minus (v) the proceeds, if any, received in respect of such Mortgage Loan during the calendar month in which such Final Recovery Determination was made, net of amounts that are payable therefrom to the Company pursuant to this Agreement or the applicable Servicer pursuant to the related Servicing Agreement. In addition, to the extent the Master Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are distributed to any Class of Subordinate Certificates or applied to increase Excess Spread on any Distribution Date.

With respect to any REO Property as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of such REO Property on behalf of REMIC I, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor in respect of the related Mortgage Loan through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on the related Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such Final Recovery Determination was made, minus (iv) the aggregate of all unreimbursed Advances and Servicing Advances.

With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

With respect to each Mortgage Loan which has become the subject of a Debt Service Reduction, the portion, if any, of the reduction in each affected Monthly Payment attributable to a reduction in the Mortgage Rate imposed by a court of competent jurisdiction. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

In addition, to the extent the Master Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such Subsequent Recoveries are applied to reduce the Certificate Principal Balance of any Class of Certificates on any Distribution Date.

Record Date: With respect to any Distribution Date and the Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class M-1, Class M-2, Class M-3, Class B-1, Class B-2, Class B-3 Certificates, so long as such Certificates are Book-Entry Certificates, the Business Day preceding such Distribution Date, and otherwise, the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs. With respect to the Class B-4, Class C, Class P and Class R Certificates and any Distribution Date, the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs.

Reference Banks: Shall mean leading banks selected by the Securities Administrator and engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) which have been designated as such by the Securities Administrator and (iii) which are not controlling, controlled by, or under common control with, the Depositor, the Sponsor or the Master Servicer.

Reference Bank Rate: With respect to any Interest Accrual Period shall mean the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the offered rates for United States dollar deposits for one month that are quoted by the Reference Banks as of 11:00 a.m., New York City time, on the related Interest Determination Date to prime banks in the London interbank market for a period of one month in an amount approximately equal to the aggregate Certificate Principal Balance of the LIBOR Certificates for such Interest Accrual Period, provided that at least two such Reference Banks provide such rate. If fewer than two offered rates appear, the Reference Bank Rate will be the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the rates quoted by one or more major banks in New York City, selected by the Securities Administrator, as of 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Certificate Principal Balance of the Class M-1, Class M-2, Class M-3, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates for such Interest Accrual Period.

Regular Certificate: Any Certificate other than a Residual Certificate.

Regular Interest: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Relief Act: The Servicemembers Civil Relief Act, as amended or any similar state law.

Remaining Excess Spread: With respect to any Distribution Date is the Excess Spread less any Extra Principal Distribution Amount, in each case for such Distribution Date.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC I: The segregated pool of assets described in Section 6.07(a).

REMIC I Interest Loss Allocation Amount: With respect to any Distribution Date, an amount (subject to adjustment based on the actual number of days elapsed in the respective Accrual Period) equal to (a) the product of (i) 50% of the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the Uncertificated REMIC I Pass-Through Rate for REMIC I Regular Interest AA minus the Marker Rate, divided by (b) 12.

REMIC I Interests: The REMIC I Regular Interests and the Class R-1 Certificates.

REMIC I Marker Allocation Percentage: 50% of any amount payable or loss allocable from the Mortgage Loans, which shall be allocated to REMIC I Regular Interest AA, REMIC I Regular Interest ZZ and each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest.

REMIC I Overcollateralization Amount: With respect to any date of determination, (i) 0.50% of the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest P) minus (ii) the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest, in each case, as of such date of determination.

REMIC I Overcollateralization Target Amount: 0.50% of the Overcollateralization Target Amount.

REMIC I Principal Loss Allocation Amount: With respect to any Distribution Date, an amount equal to the product of (i) 50% of the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two (2) times the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest, and the denominator of which is the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest and REMIC II Regular Interest ZZ.

REMIC I Sub WAC Allocation Percentage: 50% of any amount payable or loss allocable from the Mortgage Loans, which shall be allocated to REMIC I Regular Interest 1-Sub, REMIC I Regular Interest 1-Grp, REMIC I Regular Interest 2-Sub, REMIC I Regular Interest 2-Grp and REMIC I Regular Interest XX.

REMIC I Subordinated Balance Ratio: The ratio among the Uncertificated Principal Balances of each REMIC I Regular Interest ending with the designation “Sub”, equal to the ratio among, with respect to each such REMIC I Regular Interest, the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I or the Mortgage Loans in Loan Group II, as applicable, over (y) the current Certificate Principal Balance of the related Class A Certificates.

REMIC I Regular Interest ZZ Maximum Interest Deferral Amount: With respect to any Distribution Date, the excess of (i) accrued interest at the Uncertificated REMIC I Pass-Through Rate applicable to REMIC I Regular Interest ZZ for such Distribution Date on a balance equal to the Uncertificated Principal Balance of REMIC I Regular Interest ZZ minus the REMIC I Overcollateralization Amount, in each case for such Distribution Date, over (ii) the Uncertificated Accrued Interest on each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest for the purpose of this calculation for such Distribution Date, with the rate on each such REMIC I Regular Interest subject to a cap equal to the Uncertificated REMIC II Pass-Through Rate for the Corresponding Interest; provided, however, that solely for this purpose, the related cap with respect to each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Accrual Period.

REMIC I Regular Interests: REMIC I Regular Interest AA, REMIC I Regular Interest I-A-1, REMIC I Regular Interest II-A-1, REMIC I Regular Interest M-1, REMIC I Regular Interest M-2, REMIC I Regular Interest M-3, REMIC I Regular Interest B-1, REMIC I Regular Interest B-2, REMIC I Regular Interest B-3, REMIC I Regular Interest B-4, REMIC I Regular Interest ZZ, REMIC I Regular Interest P, REMIC I Regular Interest 1-Sub, REMIC I Regular Interest 1-Grp, REMIC I Regular Interest 2-Sub, REMIC I Regular Interest 2-Grp and REMIC I Regular Interest XX.

REMIC I Regular Interest AA: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest AA shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest I-A-1: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest I-A-1 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest II-A-1: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest II-A-1 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest 1-Grp: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest 1-Grp shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest 1-Sub: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest 1-Sub shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest 2-Grp: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest 2-Grp shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest 2-Sub: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest 2-Sub shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest B-1: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest B-1 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest B-2: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest B-2 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest B-3: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest B-3 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest B-4: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest B-4 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest M-1: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest M-1 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest M-2: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest M-2 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest M-3: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest M-3 shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest P: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest P will not accrue interest and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest XX: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest XX shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC I Regular Interest ZZ: One of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. REMIC I Regular Interest ZZ shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II: The segregated pool of assets described in the Preliminary Statement consisting of the REMIC I Regular Interests.

REMIC II Interests: The REMIC II Regular Interests and the Class R-2 Certificates.

REMIC II Regular Interests: REMIC II Regular Interest I-A-1, REMIC II Regular Interest II-A-1, REMIC II Regular Interest M-1, REMIC II Regular Interest M-2, REMIC II Regular Interest M-3, REMIC II Regular Interest B-1, REMIC II Regular Interest B-2, REMIC II Regular Interest B-3, REMIC II Regular Interest B-4 and REMIC II Regular Interest P.

REMIC II Regular Interest I-A-1: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest AA shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest II-A-1: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest AA shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest B-1: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest B-1 shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest B-2: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest B-2 shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest B-3: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest B-3 shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest B-4: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest B-4 shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest C: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest C shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time.

REMIC II Regular Interest C Distribution Amount: With respect to any Distribution Date, the sum of (i) the Uncertificated Accrued Interest for REMIC II Regular Interest C for such Distribution Date, (ii) any Overcollateralization Release Amount for such Distribution Date and (iii) without duplication, any Subsequent Recoveries not distributed to the Class A, Class M and Class B Certificates on such Distribution Date; provided, however, that on and after the Distribution Date on which the Certificate Principal Balance of the Offered Certificates and Class B-4 Certificates has been reduced to zero, the REMIC II Regular Interest C Distribution Amount shall include the Overcollateralized Amount.

REMIC II Regular Interest M-1: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest M-1 shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest M-2: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest M-2 shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest M-3: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest M-3 shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC II Regular Interest P: One of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. REMIC II Regular Interest P will not accrue interest and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

REMIC III: The segregated pool of assets described in the Preliminary Statement consisting of the REMIC II Regular Interests.

REMIC Opinion: Shall mean an Opinion of Counsel to the effect that the proposed action will not have an adverse affect on any REMIC created hereunder.

REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

REMIC Regular Interests: The REMIC I Regular Interests and REMIC II Regular Interests.

Remittance Date: Shall mean (i) with respect to the Company, the Business Day immediately preceding the Distribution Account Deposit Date and (ii) with respect to the related Servicer, the date specified in the related Servicing Agreement.

Remittance Report: As defined in Section 6.04(e).

REO Imputed Interest: As to any REO Property, for any calendar month during which such REO Property was at any time part of REMIC I, one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan, if appropriate) as of the close of business on the Distribution Date in such calendar month.

REO Property: A Mortgaged Property acquired by the Company or the related Servicer through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

Replacement Mortgage Loan: A Mortgage Loan or Mortgage Loans in the aggregate substituted by the Sponsor for a Deleted Mortgage Loan, which must, on the date of such substitution, as confirmed in a Request for Release, (i) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not less than 90% of, the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a fixed Mortgage Rate not less than or more than 1% per annum higher than the Mortgage Rate of the Deleted Mortgage Loan; (iii) have the same or higher credit quality characteristics than that of the Deleted Mortgage Loan; (iv) have a Loan-to-Value Ratio no higher than that of the Deleted Mortgage Loan; (v) have a remaining term to maturity no greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (vi) not permit conversion of the Mortgage Rate from a fixed rate to a variable rate; (vii) have the same lien priority as the Deleted Mortgage Loan; (viii) constitute the same occupancy type as the Deleted Mortgage Loan or be owner occupied; and (ix) comply with each representation and warranty set forth in Section 2.03 hereof.

Reportable Event: As defined in Section 4.18.

Repurchase Price: With respect to each Mortgage Loan, a price equal to (i) the outstanding principal balance of such Mortgage Loan, plus (ii) interest on such outstanding principal balance at the Mortgage Rate (net of the Servicing Fee Rate) from the last date through which interest has been paid to the end of the month of repurchase, less (iii) amounts advanced by the Company or the related Servicer in respect of such repurchased Mortgage Loan which are being held in the Distribution Account for remittance to the Securities Administrator plus (iv) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Request for Release: The Request for Release to be submitted by the Sponsor, the Company, the related Servicer or the Master Servicer to the Custodian substantially in the form of Exhibit G. Each Request for Release furnished to the Custodian by the Sponsor, the Company, the related Servicer or the Master Servicer shall be in duplicate and shall be executed by an officer of such Person or a Servicing Officer (or, if furnished electronically to the Custodian, shall be deemed to have been sent and executed by an officer of such Person or a Servicing Officer) of the Company or the related Servicer, as applicable.

Required Insurance Policy: With respect to any Mortgage Loan, any insurance policy that is required to be maintained from time to time under this Agreement or the related Servicing Agreement.

Residual Certificates: Any of the Class R Certificates, each evidencing the sole class of Residual Interests in the related REMIC.

Residual Interest: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

Responsible Officer: With respect to the Trustee, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, or any Trust Officer with specific responsibility for the transactions contemplated hereby, any other officer customarily performing functions similar to those performed by any of the above designated officers or other officers of the Trustee specified by the Trustee, as to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

Rolling Three Month Delinquency Rate: With respect to any Distribution Date, the average of the Delinquency Rates for each of the three (or one and two, in the case of the first and second Distribution Dates, respectively) immediately preceding months.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan.

Securities Act: The Securities Act of 1933, as amended.

Securities Administrator: Wells Fargo Bank, National Association, in its capacity as securities administrator, transfer agent and paying agent hereunder, and its successors and assigns.

Securities Administrator Information: As defined in Section 4.18(b).

Significance Estimate: With respect to any Distribution Date, and in accordance with Item 1115 of Regulation AB, shall be an amount determined based on the reasonable good-faith estimate by the Sponsor or its affiliate of the aggregate maximum probable exposure of the outstanding Certificates to the Corridor Contracts.

Significance Percentage: With respect to any Distribution Date, and in accordance with Item 1115 of Regulation AB, shall be an percentage equal to the Significance Estimate divided by the aggregate outstanding Certificate Principal Balance of the Adjustable Rate Certificates, prior to the distribution of the Principal Distribution Amount on such Distribution Date.

Sponsor: EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns, in its capacity as seller of the Mortgage Loans to the Depositor.

Senior Certificates: Any of the Class I-A-1, Class I-A-2, Class II-A-1 and Class II-A-2 Certificates.

Servicer: Shall mean any of American Home, National City, Chevy Chase, CitiMortgage, EMC, Harbourside, Union Federal, Wachovia or Wells Fargo.

Servicing Trigger Event: A Servicing Trigger Event is in effect with respect to American Home as a Servicer and with respect to any Distribution Date if either:

(a) the Rolling Three Month Delinquency Rate for the Group II Loans is greater than 6%; or

(b) the cumulative amount of Realized Losses incurred on the Group II Loans from the Cut-off Date through the end of the calendar month immediately preceding such Distribution Date exceeds the applicable percentage set forth below of the aggregate balance Group II Loans as of the Cut-off Date:

0.75% with respect to each month up to April 2009,
0.75% with respect to May 2009, plus an additional 1/12th of 0.55% for each month thereafter until April 2010,
1.30% with respect to May 2010, plus an additional 1/12th of 0.55% for each month thereafter until April 2011,
1.85% with respect to May 2011, plus an additional 1/12th of 0.30% for each month thereafter until April 2012,
2.15% with respect to May 2012, plus an additional 1/12th of 0.05% for each month thereafter until April 2013, and
2.20% with respect to May 2013, and each month thereafter

provided, however, if American Home as a servicer is rated “SQ2-” or better by Moody’s on any date, the Servicing Trigger Event will no longer be in effect with respect to any Distribution Date thereafter.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable legal fees) incurred in the performance by the Company or the related Servicer of its servicing obligations hereunder or under the related Servicing Agreement, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, and including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered in the MERS® System, (iii) the management and liquidation of any REO Property (including, without limitation, realtor’s commissions) and (iv) compliance with any obligations under Section 3.07 hereof to cause insurance to be maintained.

Servicing Agreement: Shall mean either the Amercian Home Servicing Agreement, National City Servicing Agreement, Chevy Chase Servicing Agreement, CitiMortgage Servicing Agreement, Harbourside Servicing Agreement, Wachovia Servicing Agreement or Wells Fargo Servicing Agreement.

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, or those Servicing Criteria otherwise mutually agreed to by EMC, the Master Servicer, the Trustee and the applicable Servicer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit O.

Servicing Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to 1/12th of the Servicing Fee Rate multiplied by the Stated Principal Balance of such Mortgage Loan as of the last day of the related Due Period.

Servicing Fee Rate: 0.250% per annum.

Servicing Modification: With respect to any Mortgage Loan that is in default or, in the reasonable judgment of the Company or the related Servicer, as to which default is reasonably foreseeable, any modification which is effected by the Company or the related Servicer in accordance with the terms of this Agreement or the related Servicing Agreement which results in any change in the outstanding Stated Principal Balance, any change in the Mortgage Rate or any extension of the term of such Mortgage Loan.

Servicing Officer: Any officer of the Company or the related Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans (i) in the case of the Company, whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee by the Company on the Closing Date pursuant to this Agreement, as such list may from time to time be amended and (ii) in the case of the related Servicer, as to which evidence reasonably acceptable to the Trustee, as applicable, of due authorization, by such party has been furnished from time to time to the Trustee.

Startup Day: The Startup Day for each REMIC formed hereunder shall be the Closing Date.

Stated Principal Balance: With respect to any Mortgage Loan or related REO Property and any Distribution Date, the Cut-off Date Principal Balance thereof minus the sum of (i) the principal portion of the Scheduled Payments due with respect to such Mortgage Loan during each Due Period ending prior to such Distribution Date (and irrespective of any delinquency in their payment), (ii) all Principal Prepayments with respect to such Mortgage Loan received prior to or during the related Prepayment Period, and all Liquidation Proceeds to the extent applied by the Company or the related Servicer as recoveries of principal in accordance with Section 3.09 or the related Servicing Agreement with respect to such Mortgage Loan, that were received by the Company or the related Servicer as of the close of business on the last day of the Prepayment Period related to such Distribution Date and (iii) any Realized Losses on such Mortgage Loan incurred during the related Prepayment Period. The Stated Principal Balance of a Liquidated Loan equals zero.

Subordinate Certificates: Any of the Class M-1, Class M-2, Class M-3, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates.

Subsequent Recoveries: As of any Distribution Date, amounts received by the Master Servicer during the related Due Period or surplus amounts held by the Master Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Sponsor pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Liquidated Mortgage Loan or disposition of an REO Property prior to the related Prepayment Period that resulted in a Realized Loss, after the liquidation or disposition of such Mortgage Loan.

Subservicing Agreement: Any agreement entered into between the Company and a subservicer with respect to the subservicing of any Mortgage Loan hereunder by such subservicer.

Substitution Adjustment Amount: The meaning ascribed to such term pursuant to Section 2.03(d).

Successor Master Servicer: The meaning ascribed to such term pursuant to Section 9.01.

Tax Matters Person: The person designated as “tax matters person” in the manner provided under Treasury Regulation Sections 1.860F-4(d) and 301.6231(a)(7)-1T. The holder of the greatest Percentage Interest in a Class of Residual Certificates shall be the Tax Matters Person for the related REMIC. The Securities Administrator, or any successor thereto or assignee thereof, shall serve as tax administrator hereunder and as agent for the related Tax Matters Person.

Transfer Affidavit: As defined in Section 7.02(c).

Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Certificate.

Trust Fund: The corpus of the trust created hereunder consisting of (i) the Mortgage Loans and all interest accruing and principal due with respect thereto after the Cut-off Date to the extent not applied in computing the Cut-off Date Principal Balance thereof; (ii) the Class P Certificate Account, the Net WAC Reserve Fund, the Class I-A-1/I-A-2 Net WAC Reserve Account, the Class II-A-1/II-A-2 Net WAC Reserve Account, the Distribution Account maintained by the Securities Administrator and the Protected Accounts maintained by the Company and the Servicers and all amounts deposited therein pursuant to the applicable provisions of this Agreement and the Servicing Agreements; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed in lieu of foreclosure or otherwise; (iv) the mortgagee’s rights under the Insurance Policies with respect to the Mortgage Loans; (v) the Servicing Agreements and the Assignment Agreements; (vi) the rights under the Mortgage Loan Purchase Agreement, and (vii) all proceeds of the foregoing, including proceeds of conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. The Net WAC Reserve Fund, the Class I-A-1/I-A-2 Net WAC Reserve Account, the Class II-A-1/II-A-2 Net WAC Reserve Account and the Prepayment Charge Waiver Amounts shall constitute assets of the Trust Fund but will not be included in REMIC I, REMIC II or REMIC III.

Trustee: U.S. Bank National Association, a national banking association, not in its individual capacity, but solely in its capacity as trustee for the benefit of the Certificateholders under this Agreement, and any successor thereto, and any corporation or national banking association resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee as may from time to time be serving as successor trustee hereunder.

Uncertificated Accrued Interest: With respect to each REMIC Regular Interest on each Distribution Date, an amount equal to one month’s interest at the related Uncertificated REMIC I Pass-Through Rate or Uncertificated REMIC II Pass-Through Rate on the Uncertificated Principal Balance or Uncertificated Notional Amount, as applicable, of such REMIC Regular Interest. In each case, Uncertificated Accrued Interest will be reduced by any Unpaid Interest Shortfalls and interest portion of Realized Losses (allocated to such REMIC Regular Interests as set forth in Sections 1.02 and 6.05).

Uncertificated Notional Amount: With respect to REMIC II Regular Interest C, the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest P).

Uncertificated Principal Balance: With respect to each REMIC Regular Interest, the principal amount of such REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Principal Balance of each REMIC Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial Uncertificated Principal Balance. On each Distribution Date, the Uncertificated Principal Balance of each REMIC Regular Interest shall be reduced by all distributions of principal made on such REMIC Regular Interest on such Distribution Date pursuant to Section 6.07 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 6.05, and the Uncertificated Principal Balance of REMIC I Regular Interest ZZ shall be increased by interest deferrals as provided in Section 6.07(b)(i). The Uncertificated Principal Balance of each REMIC Regular Interest shall never be less than zero. With respect to REMIC II Regular Interest C as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balance of the REMIC I Regular Interests over (B) the then aggregate Certificate Principal Balance of the Class A, Class M, Class B and Class P Certificates then outstanding.

Uncertificated REMIC I Pass-Through Rate: With respect to any REMIC I Regular Interest other than REMIC I Regular Interest P, REMIC I Regular Interest 1-Grp and REMIC I Regular Interest 2-Grp, and any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period, weighted on the basis of the Stated Principal Balances thereof as of the first day of the related Due Period. With respect to REMIC I Regular Interest P and any Distribution Date, 0.00% per annum. With respect to REMIC I Regular Interest 1-Grp, a per annum rate equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans in Loan Group I as of the first day of the related Due Period, weighted on the basis of the Stated Principal Balances thereof as of the first day of the related Due Period. With respect to REMIC I Regular Interest 2-Grp, a per annum rate equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans in Loan Group II as of the first day of the related Due Period, weighted on the basis of the Stated Principal Balances thereof as of the first day of the related Due Period.

Uncertificated REMIC II Pass-Through Rate: With respect to any Distribution Date and each REMIC II Regular Interest other than REMIC II Regular Interest C, REMIC II Regular Interest I-A-1 and REMIC II Regular Interest II-A-1, a rate per annum equal to the Pass-Through Rate indicated for the Class of Corresponding Certificates for such Distribution Date; provided, however, that for this purpose the Interest Rate Cap with respect to each such Class of Corresponding Certificates shall be equal to the weighted average of the Uncertificated REMIC I Pass-Through Rates for the REMIC I Regular Interests (other than REMIC I Regular Interests 1-Sub, 2-Sub, 1-Grp, 2-Grp, XX and P), weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest, for such Distribution Date.

With respect to REMIC II Regular Interest I-A-1 and (i) any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 6.50% per annum and (b) the weighted average of the Uncertificated REMIC I Pass-Through Rate on REMIC I Regular Interest 1-Grp, weighted on the basis of the Uncertificated Principal Balance of such REMIC I Regular Interest, for such Distribution Date, and (ii) any Distribution Date thereafter, the lesser of (a) 7.00% per annum and (b) the weighted average of the REMIC I Pass-Through Rate on REMIC I Regular Interest 1-Grp, weighted on the basis of the Uncertificated Principal Balance of such REMIC I Regular Interest, for such Distribution Date.

With respect to REMIC II Regular Interest II-A-1 and (i) any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 6.50% per annum and (b) the weighted average of the Uncertificated REMIC I Pass-Through Rate on REMIC I Regular Interest 2-Grp, weighted on the basis of the Uncertificated Principal Balance of such REMIC I Regular Interest, for such Distribution Date, and (ii) any Distribution Date thereafter, the lesser of (a) 7.00% per annum and (b) the weighted average of the REMIC I Pass-Through Rate on REMIC I Regular Interest 2-Grp, weighted on the basis of the Uncertificated Principal Balance of such REMIC I Regular Interest, for such Distribution Date.

With respect to REMIC II Regular Interest C, a rate per annum equal to the percentage equivalent of a fraction, the numerator of which is the sum of the amount determined for each REMIC I Regular Interest (other than REMIC I Regular Interests 1-Sub, 1-Grp, 2-Sub, 2-Grp, XX and P) equal to the product of (a) the excess, if any, of the Uncertificated REMIC I Pass-Through Rate for such REMIC I Regular Interest over the Marker Rate and (y) a notional amount equal to the Uncertificated Principal Balance of such REMIC I Regular Interest, and the denominator of which is the aggregate Uncertificated Principal Balance of such REMIC I Regular Interests.

Uncertificated REMIC III Pass-Through Rate: With respect to the Regular Interest the ownership of which is represented by the Class I-A-1 Certificates and any Distribution Date, a per annum rate equal to One-Month LIBOR plus 0.40% per annum, subject to a cap equal to the weighted average Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest I-A-1, weighted on the basis of the Uncertificated Principal Balance thereof immediately prior to such Distribution Date.

With respect to the Regular Interest the ownership of which is represented by the Class I-A-2 Certificates and any Distribution Date, a per annum rate equal to the excess, if any, of (A) the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest I-A-1 over (B) the lesser of (x) One-Month LIBOR plus 0.40% per annum and (y) the weighted average Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest I-A-1, weighted on the basis of the Uncertificated Principal Balance thereof immediately prior to such Distribution Date.

With respect to the Regular Interest the ownership of which is represented by the Class II-A-1 Certificates and any Distribution Date, a per annum rate equal to One-Month LIBOR plus 0.50% per annum, subject to a cap equal to the weighted average Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest II-A-1, weighted on the basis of the Uncertificated Principal Balance thereof immediately prior to such Distribution Date.

With respect to the Regular Interest the ownership of which is represented by the Class II-A-2 Certificates and any Distribution Date, a per annum rate equal to the excess, if any, of (A) the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest II-A-1 over (B) the lesser of (x) One-Month LIBOR plus 0.50% per annum and (y) the weighted average Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest II-A-1, weighted on the basis of the Uncertificated Principal Balance thereof immediately prior to such Distribution Date.

Union Federal: Union Federal Bank of Indianapolis.

Unpaid Interest Shortfalls: Shall mean Interest Shortfalls net of payments by the Company, the related Servicer or the Master Servicer in respect of Compensating Interest.

Voting Rights: The portion of the voting rights of all the Certificates that is allocated to any Certificate for purposes of the voting provisions hereunder. Voting Rights shall be allocated (i) 94.50% to the Certificates (other than the Class C, Class P and the Residual Certificates), (ii) 1% to the Class P Certificates, (iii) 3% to the Class C Certificates and (iv) 0.50% to each Class of Residual Certificates, with the allocation among the Certificates other than the Class C, Class P and Residual Certificates to be in proportion to the Certificate Principal Balance of each Class relative to the Certificate Principal Balance of all other such Classes. Voting Rights will be allocated among the Certificates of each such Class in accordance with their respective Percentage Interests.

Wachovia: Wachovia Mortgage Corporation.

Wachovia Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 28, 2006, by and among the Sponsor, Wachovia and the Trustee evidencing the assignment of the Wachovia Servicing Agreement to the Trust, attached hereto as Exhibit S-7.

Wachovia Servicing Agreement: Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005, between the Sponsor and Wachovia, as amended, attached hereto as Exhibit R-7, as modified by the Wachovia Assignment Agreement.

Wells Fargo: Wells Fargo Bank, N.A.

Wells Fargo Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 28, 2006, by and among the Sponsor, Wells Fargo and the Trustee evidencing the assignment of the Wells Fargo Servicing Agreement to the Trust, attached hereto as Exhibit S-8.

Wells Fargo Servicing Agreement: Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005, between the Sponsor and Wells Fargo, as amended, attached hereto as Exhibit R-8, as modified by the Wells Fargo Assignment Agreement.

Section 1.02  Allocation of Certain Interest Shortfalls.

For purposes of calculating the amount of the Monthly Interest Distributable Amount for the Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class M-1, Class M-2, Class M-3, Class B-1, Class B-2, Class B-3, Class B-4 and Class C Certificates for any Distribution Date, (1) the aggregate amount of any Unpaid Interest Shortfalls in respect of the Mortgage Loans for any Distribution Date shall be allocated first, in reduction of amounts otherwise distributable to the Class C Certificates, and thereafter, among the Offered Certificates and the Class B-4 Certificates in proportion to the amount of the Monthly Interest Distributable Amount that would have been allocated to such Certificates in the absence of such Unpaid Interest Shortfalls, and (2) the interest portion of Realized Losses for the Mortgage Loans will be allocated first, to the Class C Certificates, based on, and to the extent of, one month’s interest at the then applicable Pass-Through Rate on the Certificate Notional Amount thereof, second to the Class B-4 Certificates, third to the Class B-3 Certificates, fourth to the Class B-2 Certificates, fifth to the Class B-1 Certificates, sixth to the Class M-3 Certificates, seventh to the Class M-2 Certificates, eighth to the Class M-1 Certificates, and following the Cross-Over Date, ninth to the Senior Certificates in each case, based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rates on the respective Certificate Principal Balances of each such Certificate.

The REMIC I Marker Allocation Percentage of the aggregate amount of any Unpaid Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to Uncertificated Accrued Interest payable to REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount, 98% and 2%, respectively, and thereafter among REMIC I Regular Interest AA, each REMIC I Regular Interest for which a REMIC II Regular Interest is the Corresponding Interest and REMIC I Regular Interest ZZ, in proportion to the amount of the Uncertificated Accrued Interest that would have been allocated to such REMIC I Regular Interests in the absence of such Unpaid Interest Shortfalls.

The REMIC I Sub WAC Allocation Percentage of the aggregate amount of any Unpaid Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated to Uncertificated Accrued Interest payable to REMIC I Regular Interest 1-Sub, REMIC I Regular Interest 1-Grp, REMIC I Regular Interest 2-Sub, REMIC I Regular Interest 2-Grp and REMIC I Regular Interest XX, in proportion to the amount of the Uncertificated Accrued Interest that would have been allocated to such REMIC I Regular Interests in the absence of such Unpaid Interest Shortfalls.

The aggregate amount of any Unpaid Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among the REMIC II Regular Interests in the same manner and priority as such amounts are allocable to the Corresponding Certificates; provided, however, that solely for purposes of the foregoing, any shortfalls allocable to the Class I-A-2 Certificates and Class II-A-2 shall be deemed to be allocated to the Class I-A-1 Certificates and Class II-A-1 Certificates, respectively.

ARTICLE II

CONVEYANCE OF TRUST FUND
REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Trust Fund.

Pursuant to the Mortgage Loan Purchase Agreement, the Sponsor sold, transferred, assigned, set over and otherwise conveyed to the Depositor, without recourse, all the right, title and interest of the Sponsor in and to the assets in the Trust Fund.

The Sponsor has entered into this Agreement in consideration for the purchase of the Mortgage Loans by the Depositor pursuant to the Mortgage Loan Purchase Agreement and has agreed to take the actions specified herein.

The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the use and benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund.

In connection with such sale, the Depositor has delivered to, and deposited with, the Trustee or the Custodian, as its agent, the following documents or instruments with respect to each Mortgage Loan so assigned: (i) the original Mortgage Note, including any riders thereto, endorsed without recourse (A) to the order of “U.S. Bank National Association, as Trustee for certificateholders of Bear Stearns Asset Backed Securities I LLC, Asset Backed Certificates, Series 2006-AC3,” or (B) in the case of a loan registered on the MERS system, in blank, and in each case showing to the extent available to the Sponsor an unbroken chain of endorsements from the original payee thereof to the Person endorsing it to the Trustee, (ii) the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (x) in the proviso below applies, shall be in recordable form), (iii) unless the Mortgage Loan is a MOM Loan, the assignment (either an original or a copy, which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to the Trustee of the Mortgage with respect to each Mortgage Loan in the name of “U.S. Bank National Association, as Trustee for certificateholders of Bear Stearns Asset Backed Securities I LLC, Asset Backed Certificates, Series 2006-AC3,” which shall have been recorded (or if clause (x) in the proviso below applies, shall be in recordable form) (iv) an original or a copy of all intervening assignments of the Mortgage, if any, to the extent available to the Sponsor, with evidence of recording thereon, (v) the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance, if available, or a copy thereof, or, in the event that such original title insurance policy is unavailable, a photocopy thereof, or in lieu thereof, a current lien search on the related Mortgaged Property and (vi) originals or copies of all available assumption, modification or substitution agreements, if any; provided, however, that in lieu of the foregoing, the Sponsor may deliver the following documents, under the circumstances set forth below: (x) if any Mortgage, assignment thereof to the Trustee or intervening assignments thereof have been delivered or are being delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Depositor may deliver a true copy thereof with a certification by the Sponsor or the title company issuing the commitment for title insurance, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording”; and (y) in lieu of the Mortgage Notes relating to the Mortgage Loans identified in the list set forth in Exhibit I, the Depositor may deliver a lost note affidavit and indemnity and a copy of the original note, if available; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver to the Trustee and its Custodian a certification of a Servicing Officer to such effect and in such case shall deposit all amounts paid in respect of such Mortgage Loans, in the Distribution Account on the Closing Date. In the case of the documents referred to in clause (x) above, the Depositor shall deliver such documents to the Trustee or its Custodian promptly after they are received. The Sponsor shall cause, at its expense, the Mortgage and intervening assignments, if any, and to the extent required in accordance with the foregoing, the assignment of the Mortgage to the Trustee to be submitted for recording promptly after the Closing Date; provided that the Sponsor need not cause to be recorded any assignment (a) in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel addressed to the Trustee delivered by the Sponsor to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan or (b) if MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as mortgagee of record solely as nominee for Sponsor and its successors and assigns. In the event that the Sponsor, the Depositor or the Master Servicer gives written notice to the Trustee that a court has recharacterized the sale of the Mortgage Loans as a financing, the Sponsor shall submit or cause to be submitted for recording as specified above or, should the Sponsor fail to perform such obligations, the Master Servicer shall cause each such previously unrecorded assignment to be submitted for recording as specified above at the expense of the Trust. In the event a Mortgage File is released to the Company or the Servicer as a result of such Person having completed a Request for Release, the Custodian shall, if not so completed, complete the assignment of the related Mortgage in the manner specified in clause (iii) above.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Sponsor further agrees that it will cause, at the Sponsor’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Sponsor to the Depositor and by the Depositor to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Sponsor further agrees that it will not, and will not permit the Company, any Servicer or the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement or the Mortgage Loan Purchase Agreement.

The Depositor shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related Underlying Sponsor and the Sponsor, between the Sponsor and the Depositor, and between the Depositor and the Trustee. and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver to the Trustee or the Custodian, as its agent, a certification to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Distribution Account on the Closing Date.

Section 2.02  Acceptance of the Mortgage Loans.

(a)  Based on the Initial Certification received by it from the Custodian, the Trustee acknowledges receipt of, subject to the further review and exceptions reported by the Custodian pursuant to the procedures described below, the documents (or certified copies thereof) delivered to the Trustee or the Custodian on its behalf pursuant to Section 2.01 and declares that it holds and will continue to hold directly or through a custodian those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Fund delivered to it in trust for the use and benefit of all present and future Holders of the Certificates. On the Closing Date, with respect to the Mortgage Loans, the Trustee or the Custodian on its behalf will deliver to the Sponsor and the Trustee an Initial Certification confirming whether or not it has received the Mortgage File for each Mortgage Loan, but without review of such Mortgage File, except to the extent necessary to confirm whether such Mortgage File contains the original Mortgage Note or a lost note affidavit and indemnity in lieu thereof. No later than 90 days after the Closing Date, the Trustee or the Custodian on its behalf shall, for the benefit of the Certificateholders, review each Mortgage File delivered to it and execute and deliver to the Sponsor and, if reviewed by the Custodian, the Trustee, an Interim Certification. In conducting such review, the Trustee or the Custodian on its behalf will ascertain whether all required documents have been executed and received and whether those documents relate, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B to this Agreement, (provided, however, that with respect to those documents described in subclauses (iv) and (vi) of Section 2.01, such obligations shall extend only to documents actually delivered pursuant to such subclauses). In performing any such review, the Trustee and the Custodian may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If the Trustee or the Custodian on its behalf finds any document constituting part of the Mortgage File not to have been executed or received, or to be unrelated to the Mortgage Loans identified in Exhibit B or to appear to be defective on its face, the Trustee or the Custodian on its behalf shall include such information in the exception report. The Sponsor shall correct or cure any such defect or, if prior to the end of the second anniversary of the Closing Date, the Sponsor may substitute for the related Mortgage Loan a Replacement Mortgage Loan, which substitution shall be accomplished in the manner and subject to the conditions set forth in Section 2.03 or shall deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of the Certificateholders in such Mortgage Loan within 60 days from the date of notice from the Trustee of the defect and if the Sponsor fails to correct or cure the defect or deliver such opinion within such period, the Sponsor will, subject to Section 2.03, within 90 days from the notification of the Trustee purchase such Mortgage Loan at the Purchase Price; provided, however, that if such defect relates solely to the inability of the Sponsor to deliver the Mortgage, assignment thereof to the Trustee, or intervening assignments thereof with evidence of recording thereon because such documents have been submitted for recording and have not been returned by the applicable jurisdiction, the Sponsor shall not be required to purchase such Mortgage Loan if the Sponsor delivers such documents promptly upon receipt, but in no event later than 360 days after the Closing Date.

(b)  No later than 180 days after the Closing Date, the Trustee or the Custodian on its behalf will review, for the benefit of the Certificateholders, the Mortgage Files and will execute and deliver or cause to be executed and delivered to the Sponsor and, if reviewed by the Custodian, the Trustee, a Final Certification. In conducting such review, the Trustee or the Custodian on its behalf will ascertain whether each document required to be recorded has been returned from the recording office with evidence of recording thereon and the Trustee or the Custodian on its behalf has received either an original or a copy thereof, as required in Section 2.01 (provided, however, that with respect to those documents described in subclauses (iv) and (vi) of Section 2.01, such obligations shall extend only to documents actually delivered pursuant to such subclauses). If the Trustee or the Custodian on its behalf finds any document with respect to a Mortgage Loan has not been received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B or to appear defective on its face, the Trustee or the Custodian on its behalf shall note such defect in the exception report attached to the Final Certification and shall promptly notify the Sponsor. The Sponsor shall correct or cure any such defect or, if prior to the end of the second anniversary of the Closing Date, the Sponsor may substitute for the related Mortgage Loan a Replacement Mortgage Loan, which substitution shall be accomplished in the manner and subject to the conditions set forth in Section 2.03 or shall deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of Certificateholders in such Mortgage Loan within 60 days from the date of notice from the Trustee of the defect and if the Sponsor is unable within such period to correct or cure such defect, or to substitute the related Mortgage Loan with a Replacement Mortgage Loan or to deliver such opinion, the Sponsor shall, subject to Section 2.03, within 90 days from the notification of the Trustee, purchase such Mortgage Loan at the Purchase Price; provided, however, that if such defect relates solely to the inability of the Sponsor to deliver the Mortgage, assignment thereof to the Trustee or intervening assignments thereof with evidence of recording thereon, because such documents have not been returned by the applicable jurisdiction, the Sponsor shall not be required to purchase such Mortgage Loan, if the Sponsor delivers such documents promptly upon receipt, but in no event later than 360 days after the Closing Date.

(c)  In the event that a Mortgage Loan is purchased by the Sponsor in accordance with Subsections 2.02(a) or (b) above or Section 2.03, the Sponsor shall remit the applicable Purchase Price to the Securities Administrator for deposit in the Distribution Account and shall provide written notice to the Trustee detailing the components of the Purchase Price, signed by a Servicing Officer. Upon deposit of the Purchase Price in the Distribution Account and upon receipt of a Request for Release with respect to such Mortgage Loan, the Trustee or the Custodian will release to the Sponsor the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty furnished to it by the Sponsor, as are necessary to vest in the Sponsor title to and rights under the Mortgage Loan. Such purchase shall be deemed to have occurred on the date on which the deposit into the Distribution Account was made. The Trustee shall promptly notify the Rating Agencies of such repurchase. The obligation of the Sponsor to cure, repurchase or substitute for any Mortgage Loan as to which a defect in a constituent document exists shall be the sole remedies respecting such defect available to the Certificateholders or to the Trustee on their behalf.

(d)  The Sponsor shall deliver to the Trustee or the Custodian on its behalf, and Trustee agrees to accept the Mortgage Note and other documents constituting the Mortgage File with respect to any Replacement Mortgage Loan, which the Trustee or the Custodian will review as provided in Subsections 2.02(a) and 2.02(b), provided, that the Closing Date referred to therein shall instead be the date of delivery of the Mortgage File with respect to each Replacement Mortgage Loan.

Section 2.03  Representations, Warranties and Covenants of the Company, the Master Servicer and the Sponsor.

(a)  The Company hereby represents and warrants to the Master Servicer, the Depositor, the Securities Administrator and the Trustee as follows, as of the Closing Date:

(i)  It is duly organized and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by it in any state in which a Mortgaged Property related to an EMC Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each EMC Mortgage Loan, to master service the EMC Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii)  It has the full corporate power and authority to service each EMC Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the servicing of the EMC Mortgage Loans by it under this Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  It is an approved servicer of conventional mortgage loans for Fannie Mae or Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.

(v)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to service the EMC Mortgage Loans or to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(vi)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(vii)  The Company has delivered to the Depositor and the Master Servicer financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures (outside of the normal changes warranted by regulatory and product type changes in the portfolio), business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement.

(b)  The Company hereby covenants to the Master Servicer, the Depositor, the Securities Administrator and the Trustee as follows, as of the Closing Date:

(i)  As of the Closing Date and except as has been otherwise disclosed to the Master Servicer and the Depositor, or disclosed in any public filing: (1) no default or servicing related performance trigger has occurred as to any other Pass-Through Transfer due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other Pass-Through Transfer has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan Pass-Through Transfer, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans have occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

(ii)  If so requested by the Depositor or the Master Servicer on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in clause (b)(i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(iii)  As a condition to the succession to the Company or any subservicer as servicer or subservicer under this Agreement by any Person (i) into which the Company or such subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any subservicer, the Company shall provide to the Master Servicer and the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Master Servicer and the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Master Servicer and the Depositor, all information reasonably requested by the Master Servicer or the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(c)  Wells Fargo Bank, National Association, in its capacity as Master Servicer and Securities Administrator hereby represents and warrants to the Sponsor, the Depositor and the Trustee as follows, as of the Closing Date:

(i)  It is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Master Servicer and the Securities Administrator in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to service the Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof;

(ii)  It has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(d)  The Sponsor hereby represents and warrants to the Depositor, the Securities Administrator, the Master Servicer and the Trustee as follows, as of the Closing Date:

(i)  The Sponsor is duly organized as a Delaware corporation and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Sponsor in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to sell the Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii)  The Sponsor has the full corporate power and authority to sell each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on the part of the Sponsor the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by the Sponsor, the sale of the Mortgage Loans by the Sponsor under the Mortgage Loan Purchase Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof and thereof are in the ordinary course of business of the Sponsor and will not (A) result in a material breach of any term or provision of the charter or by-laws of the Sponsor or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which the Sponsor is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to the Sponsor of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Sponsor; and the Sponsor is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair the Sponsor’s ability to perform or meet any of its obligations under this Agreement.

(iv)  The Sponsor is an approved seller of conventional mortgage loans for Fannie Mae or Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.

(v)  No litigation is pending or, to the best of the Sponsor’s knowledge, threatened, against the Sponsor that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Sponsor to sell the Mortgage Loans or to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(vi)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Sponsor of, or compliance by the Sponsor with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, the Sponsor has obtained the same.

(vii)  As of the Closing Date, the representations and warranties concerning the Mortgage Loans set forth in Section 7 of the Mortgage Loan Purchase Agreement are true and correct in all material respects.

(e)  Upon discovery by any of the parties hereto of a breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the party discovering such breach shall give prompt written notice thereof to the other parties. The Sponsor hereby covenants with respect to the representations and warranties set forth in Section 7 of the Mortgage Loan Purchase Agreement, that within 90 days of the discovery of a breach of any representation or warranty set forth therein that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, it shall cure such breach in all material respects and, if such breach is not so cured, (i) if such 90-day period expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a “Deleted Mortgage Loan”) from the Trust Fund and substitute in its place a Replacement Mortgage Loan, in the manner and subject to the conditions set forth in this Section; or (ii) repurchase the affected Mortgage Loan or Mortgage Loans from the Trustee at the Purchase Price in the manner set forth below; provided that any such substitution pursuant to (i) above or repurchase pursuant to (ii) above shall not be effected prior to the delivery to the Trustee of an Opinion of Counsel if required by Section 2.05 hereof and any such substitution pursuant to (i) above shall not be effected prior to the additional delivery to the Custodian of a Request for Release. The Sponsor shall, or cause the related Servicer to, furnish to the Securities Administrator and the Trustee the Officer’s Certificate required under Section 2.03(e) relating to such cure. If the Trustee has received (or has given, as the case may be) written notice of such a breach of a representation or warranty, the Trustee shall give prompt written notice to the Master Servicer, the Securities Administrator and the Sponsor, if within 90 days of its receipt (or giving, as the case may be) of such notice of breach, the Trustee does not receive an Officer’s Certificate as described in the preceding sentence certifying as to the cure of such breached representation or warranty. The Sponsor shall promptly reimburse the Trustee for any expenses reasonably incurred by the Trustee in respect of enforcing the remedies for such breach. To enable the Sponsor to amend the Mortgage Loan Schedule, the Sponsor shall, unless it cures such breach in a timely fashion pursuant to this Section 2.03, promptly notify the Trustee whether it intends either to repurchase, or to substitute for, the Mortgage Loan affected by such breach. With respect to the representations and warranties in Section 7 of the Mortgage Loan Purchase Agreement that are made to the best of the Sponsor’s knowledge, if it is discovered by any of the Depositor, the Master Servicer, the Sponsor, the Securities Administrator or the Trustee that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, notwithstanding the Sponsor’s lack of knowledge with respect to the substance of such representation or warranty, the Sponsor shall nevertheless be required to cure, substitute for or repurchase the affected Mortgage Loan in accordance with the foregoing.

With respect to any Replacement Mortgage Loan or Loans, the Sponsor shall deliver to the Trustee (or the Custodian on its behalf) for the benefit of the Certificateholders such documents and agreements as are required by Section 2.01. No substitution will be made in any calendar month after the Determination Date for such month. Scheduled Payments due with respect to Replacement Mortgage Loans in the Due Period related to the Distribution Date on which such proceeds are to be distributed shall not be part of the Trust Fund and will be retained by the Sponsor. For the month of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for the related Due Period and thereafter the Sponsor shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan. The Sponsor shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Replacement Mortgage Loan or Loans and the Sponsor shall deliver the amended Mortgage Loan Schedule to the Trustee, the Master Servicer, the Securities Administrator and the Custodian. Upon such substitution, the Replacement Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Sponsor shall be deemed to have made with respect to such Replacement Mortgage Loan or Loans, as of the date of substitution, the representations and warranties set forth in Section 7 of the Mortgage Loan Purchase Agreement with respect to such Mortgage Loan. Upon any such substitution and the deposit into the Distribution Account of the amount required to be deposited therein in connection with such substitution as described in the following paragraph and receipt by the Trustee of a Request for Release for such Mortgage Loan, the Trustee or the Custodian shall release to the Sponsor the Mortgage File relating to such Deleted Mortgage Loan and held for the benefit of the Certificateholders and the Trustee shall execute and deliver at the Sponsor’s direction such instruments of transfer or assignment as have been prepared by the Sponsor, in each case without recourse, representation or warranty as shall be necessary to vest in the Sponsor, or its respective designee, title to the Trustee’s interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

For any month in which the Sponsor substitutes one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, the Master Servicer will determine the amount (if any) by which the aggregate principal balance of all the Replacement Mortgage Loans as of the date of substitution is less than the Stated Principal Balance (after application of the principal portion of the Scheduled Payment due in the month of substitution) of such Deleted Mortgage Loan. An amount equal to the aggregate of such deficiencies, described in the preceding sentence for any Distribution Date (such amount, the “Substitution Adjustment Amount”) shall be deposited into the Distribution Account, by the Securities Administrator upon receipt from the Sponsor delivering such Replacement Mortgage Loan on the Determination Date for the Distribution Date relating to the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder.

In the event that the Sponsor shall have repurchased a Mortgage Loan, the Purchase Price therefor shall be deposited into the Distribution Account maintained by the Securities Administrator, on the Determination Date for the Distribution Date in the month following the month during which the Sponsor became obligated to repurchase or replace such Mortgage Loan and upon such deposit of the Purchase Price, the delivery of an Opinion of Counsel if required by Section 2.05 and the receipt of a Request for Release, the Trustee or the Custodian shall release the related Mortgage File held for the benefit of the Certificateholders to the Sponsor, and the Trustee shall execute and deliver at such Person’s direction the related instruments of transfer or assignment prepared by the Sponsor, in each case without recourse, representation or warranty as shall be necessary to transfer title from the Trustee for the benefit of the Certificateholders and transfer the Trustee’s interest to the Sponsor to any Mortgage Loan purchased pursuant to this Section 2.03. In connection with any repurchase or substitution of a Mortgage Loan or the cure of a breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement pursuant to this Section 2.03, the Seller shall promptly furnish to the Securities Administrator and the Trustee an officer’s certificate, signed by a duly authorized officer of the Seller to the effect that such repurchase, substitution or cure has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such repurchase, substitution or cure have been satisfied, including the delivery to the Securities Administrator of the Purchase Price or Substitution Adjustment Amount, as applicable, for deposit into the Distribution Account, together with copies of any Opinion of Counsel required to be delivered pursuant to this Agreement and the related Request for Release, in which the Securities Administrator and the Trustee may rely. Solely for purposes of the Securities Administrator providing an Assessment of Compliance, upon receipt of such documentation, the Securities Administrator shall approve such repurchase, substitution or cure, as applicable, and which approval shall consist solely of the Securities Administrator’s receipt of such documentation and deposits. It is understood and agreed that the obligation under this Agreement of the Sponsor to cure, the breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement or to repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Sponsor respecting such breach available to Certificateholders, the Depositor or the Trustee.

(f)  The representations and warranties set forth in Section 2.03 hereof shall survive delivery of the respective Mortgage Loans and Mortgage Files to the Trustee or the Custodian for the benefit of the Certificateholders.

Section 2.04  Representations and Warranties of the Depositor.

The Depositor hereby represents and warrants to the Master Servicer, the Securities Administrator and the Trustee as follows, as of the date hereof and as of the Closing Date:

(i)  The Depositor is duly organized and is validly existing as limited liability company in good standing under the laws of the State of Delaware and has full power and authority necessary to own or hold its properties and to conduct its business as now conducted by it and to enter into and perform its obligations under this Agreement.

(ii)  The Depositor has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement and has duly authorized, by all necessary action on its part, the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Depositor, enforceable against the Depositor in accordance with its terms, subject, as to enforceability, to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(iii)  The execution and delivery of this Agreement by the Depositor, the consummation of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Depositor and will not (A) result in a material breach of any term or provision of the organizational documents of the Depositor or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which the Depositor is a party or by which it may be bound or (C) constitute a material violation of any statute, order or regulation applicable to the Depositor of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Depositor; and the Depositor is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair the Depositor’s ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending, or, to the best of the Depositor’s knowledge, threatened, against the Depositor that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Depositor to perform its obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Depositor of, or compliance by the Depositor with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, the Depositor has obtained the same.

(vi)  The Depositor has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and it has been subject to such filing requirements for the past 90 days.

The Depositor hereby represents and warrants to the Trustee as of the Closing Date, following the transfer of the Mortgage Loans to it by the Sponsor, the Depositor had good title to the Mortgage Loans and the related Mortgage Notes were subject to no offsets, claims, defenses or counterclaims.

It is understood and agreed that the representations and warranties set forth in the immediately preceding paragraph shall survive delivery of the Mortgage Files to the Trustee or the Custodian for the benefit of the Certificateholders. Upon discovery by the Depositor or the Trustee of a breach of such representations and warranties, the party discovering such breach shall give prompt written notice to the others and to each Rating Agency.

Section 2.05  Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.

(a)  Notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which default is not imminent, no repurchase or substitution pursuant to Sections 2.02 or 2.03 shall be made unless the Sponsor delivers to the Trustee and Securities Administrator an Opinion of Counsel, addressed to the Trustee and Securities Administrator, to the effect that such repurchase or substitution would not (i) result in the imposition of the tax on “prohibited transactions” of REMIC I, REMIC II or REMIC III or contributions after the Closing Date, as defined in Sections 860F(a)(2) and 860G(d) of the Code, respectively or (ii) cause any of REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that any Certificates are outstanding. Any Mortgage Loan as to which repurchase or substitution was delayed pursuant to this paragraph shall be repurchased or the substitution therefor shall occur (subject to compliance with Sections 2.02 or 2.03) upon the earlier of (a) the occurrence of a default or imminent default with respect to such Mortgage Loan and (b) receipt by the Trustee of an Opinion of Counsel addressed to the Trustee to the effect that such repurchase or substitution, as applicable, will not result in the events described in clause (i) or clause (ii) of the preceding sentence.

(b)  Upon discovery by the Depositor, the Sponsor, the Custodian or the Master Servicer that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall promptly (and in any event within 5 Business Days of discovery) give written notice thereof to the other parties and the Trustee. In connection therewith, the Trustee, or the Custodian on its behalf, shall require the Sponsor, at the Sponsor’s option, to either (i) substitute, if the conditions in Section 2.03(c) with respect to substitutions are satisfied, a Replacement Mortgage Loan for the affected Mortgage Loan, or (ii) repurchase the affected Mortgage Loan within 90 days of such discovery in the same manner as it would a Mortgage Loan for a breach of representation or warranty contained in Section 2.03. The Trustee, or the Custodian on its behalf, shall reconvey to the Sponsor the Mortgage Loan to be released pursuant hereto (and the Custodian shall deliver the related Mortgage File) in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased for breach of a representation or warranty contained in Section 2.03.

Section 2.06  Countersignature and Delivery of Certificates.

(a)  The Trustee acknowledges the sale, transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, the Securities Administrator has executed, countersigned and delivered, to or upon the order of the Depositor, the Certificates in authorized denominations evidencing the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates and to perform the duties set forth in this Agreement in accordance with its terms.

(b)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests and the other assets of REMIC II for the benefit of the holders of the REMIC II Interests. The Trustee acknowledges receipt of the REMIC I Regular Interests (which are uncertificated) and the other assets of REMIC II and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC II Interests.

(c)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests and the other assets of REMIC III for the benefit of the holders of the Regular Certificates and Class R-3 Certificates. The Trustee acknowledges receipt of the REMIC II Regular Interests (which are uncertificated) and the other assets of REMIC III and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the Regular Certificates and Class R-3 Certificates.

Section 2.07  Reserved.

ARTICLE III

ADMINISTRATION AND SERVICING OF EMC MORTGAGE LOANS BY COMPANY

Section 3.01  The Company.

The Company shall service and administer the EMC Mortgage Loans in accordance with customary and usual standards of practice of prudent mortgage loan servicers in the respective states in which the related Mortgaged Properties are located. In connection with such servicing and administration, the Company shall have full power and authority, acting alone and/or through subservicers as provided in Section 3.03, to do or cause to be done any and all things that it may deem necessary or desirable in connection with such servicing and administration, including but not limited to, the power and authority, subject to the terms hereof (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any related Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages (but only in the manner provided herein), (iii) to collect any Insurance Proceeds and other Liquidation Proceeds, and (iv) subject to Section 3.09, to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any EMC Mortgage Loan; provided that the Company shall take no action that is inconsistent with or prejudices the interests of the Trust Fund or the Certificateholders in any EMC Mortgage Loan or the rights and interests of the Depositor and the Trustee under this Agreement.

Without limiting the generality of the foregoing, the Company, in its own name or in the name of the Trust, the Depositor or the Trustee, is hereby authorized and empowered by the Trust, the Depositor and the Trustee, when the Company believes it appropriate in its reasonable judgment, to execute and deliver, on behalf of the Trustee, the Depositor, the Certificateholders or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the EMC Mortgage Loans, and with respect to the related Mortgaged Properties held for the benefit of the Certificateholders. The Company shall prepare and deliver to the Depositor and/or the Trustee such documents requiring execution and delivery by any or all of them as are necessary or appropriate to enable the Company to service and administer the EMC Mortgage Loans. Upon receipt of such documents, the Depositor and/or the Trustee shall execute such documents and deliver them to the Company.

In accordance with the standards of the first paragraph of this Section 3.01, the Company shall advance or cause to be advanced funds as necessary for the purpose of effecting the payment of taxes and assessments on the Mortgaged Properties relating to the EMC Mortgage Loans, which advances shall be reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 5.04, and further as provided in Section 5.02. All costs incurred by the Company, if any, in effecting the timely payments of taxes and assessments on the Mortgaged Properties relating to the EMC Mortgage Loans and related insurance premiums shall not, for the purpose of calculating monthly distributions to the Certificateholders, be added to the Stated Principal Balance under the related EMC Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

Section 3.02  Due-on-Sale Clauses; Assumption Agreements.

(a)  Except as otherwise provided in this Section 3.02, when any property subject to a Mortgage has been or is about to be conveyed by the Mortgagor, the Company shall to the extent that it has knowledge of such conveyance, enforce any due-on-sale clause contained in any Mortgage Note or Mortgage, to the extent permitted under applicable law and governmental regulations, but only to the extent that such enforcement will not adversely affect or jeopardize coverage under any Required Insurance Policy. Notwithstanding the foregoing, the Company is not required to exercise such rights with respect to an EMC Mortgage Loan if the Person to whom the related Mortgaged Property has been conveyed or is proposed to be conveyed satisfies the terms and conditions contained in the Mortgage Note and Mortgage related thereto and the consent of the mortgagee under such Mortgage Note or Mortgage is not otherwise so required under such Mortgage Note or Mortgage as a condition to such transfer. In the event that the Company is prohibited by law from enforcing any such due-on-sale clause, or if coverage under any Required Insurance Policy would be adversely affected, or if nonenforcement is otherwise permitted hereunder, the Company is authorized, subject to Section 3.02(b), to take or enter into an assumption and modification agreement from or with the person to whom such property has been or is about to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, unless prohibited by applicable state law, the Mortgagor remains liable thereon, provided that the Mortgage Loan shall continue to be covered (if so covered before the Company enters such agreement) by the applicable Required Insurance Policies. The Company, subject to Section 3.02(b), is also authorized with the prior approval of the insurers under any Required Insurance Policies to enter into a substitution of liability agreement with such Person, pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the Mortgage Note. Notwithstanding the foregoing, the Company shall not be deemed to be in default under this Section 3.02(a) by reason of any transfer or assumption that the Company reasonably believes it is restricted by law from preventing.

(b)  Subject to the Company’s duty to enforce any due-on-sale clause to the extent set forth in Section 3.02(a), in any case in which a Mortgaged Property has been conveyed to a Person by a Mortgagor, and such Person is to enter into an assumption agreement or modification agreement or supplement to the Mortgage Note or Mortgage that requires the signature of the Trustee, or if an instrument of release signed by the Trustee is required releasing the Mortgagor from liability on the related EMC Mortgage Loan, the Company shall prepare and deliver or cause to be prepared and delivered to the Trustee for signature and shall direct, in writing, the Trustee to execute the assumption agreement with the Person to whom the Mortgaged Property is to be conveyed and such modification agreement or supplement to the Mortgage Note or Mortgage or other instruments as are reasonable or necessary to carry out the terms of the Mortgage Note or Mortgage or otherwise to comply with any applicable laws regarding assumptions or the transfer of the Mortgaged Property to such Person. In connection with any such assumption, no material term of the Mortgage Note (including, but not limited to, the Mortgage Rate, the amount of the Scheduled Payment and any other term affecting the amount or timing of payment on the EMC Mortgage Loan) may be changed. In addition, the substitute Mortgagor and the Mortgaged Property must be acceptable to the Company in accordance with its servicing standards as then in effect. The Company shall notify the Trustee that any such substitution or assumption agreement has been completed by forwarding to the Trustee the original of such substitution or assumption agreement, which in the case of the original shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. Any fee collected by the Company for entering into an assumption or substitution of liability agreement will be retained by the Company as additional servicing compensation.

Section 3.03  Subservicers.

The Company shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of a subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees of each subservicer from its own funds, and a subservicer’s fee shall not exceed the Servicing Fee payable to the Company hereunder.

At the cost and expense of the Company, without any right of reimbursement from its Protected Account, the Company shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company’s option, from electing to service the related EMC Mortgage Loans itself. In the event that the Company’s responsibilities and duties under this Agreement are terminated pursuant to Section 9.05, the Company shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Company’s own funds without reimbursement from the Trust Fund.

Notwithstanding the foregoing, the Company shall not be relieved of its obligations hereunder and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the EMC Mortgage Loans. The Company shall be entitled to enter into an agreement with a subservicer for indemnification of the Company by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any Subservicing Agreement and any other transactions or services relating to the EMC Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and the Company alone, and neither the Master Servicer nor the Trustee shall have any obligations, duties or liabilities with respect to such subservicer including any obligation, duty or liability of either the Master Servicer or the Trustee to pay such subservicer’s fees and expenses. For purposes of remittances to the Master Servicer pursuant to this Agreement, the Company shall be deemed to have received a payment on an EMC Mortgage Loan when a subservicer has received such payment.

Section 3.04  Documents, Records and Funds in Possession of Company To Be Held for Trustee.

Notwithstanding any other provisions of this Agreement, the Company shall transmit to the Trustee as required by this Agreement all documents and instruments in respect of an EMC Mortgage Loan coming into the possession of the Company from time to time and shall account fully to the Trustee for any funds received by the Company or that otherwise are collected by the Company as Liquidation Proceeds or Insurance Proceeds in respect of any such Mortgage Loan. All Mortgage Files and funds collected or held by, or under the control of, the Company in respect of any EMC Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including but not limited to, any funds on deposit in the Protected Account maintained by the Company, shall be held by the Company for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. The Company also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in the Protected Account maintained by the Company or the Distribution Account or in any Escrow Account, or any funds that otherwise are or may become due or payable to the Trustee for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of set off against any Mortgage File or any funds collected on, or in connection with, an EMC Mortgage Loan, except, however, that the Company shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Company under this Agreement.

Section 3.05  Maintenance of Hazard Insurance.

The Company shall cause to be maintained, for each EMC Mortgage Loan, hazard insurance on buildings upon, or comprising part of, the Mortgaged Property against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the related Mortgaged Property is located with an insurer which is licensed to do business in the state where the related Mortgaged Property is located. Each such policy of standard hazard insurance shall contain, or have an accompanying endorsement that contains, a standard mortgagee clause. The Company shall also cause flood insurance to be maintained on property acquired upon foreclosure or deed in lieu of foreclosure of any EMC Mortgage Loan, to the extent described below. Pursuant to Section 5.01, any amounts collected by the Company under any such policies (other than the amounts to be applied to the restoration or repair of the related Mortgaged Property or property thus acquired or amounts released to the Mortgagor in accordance with the Company’s normal servicing procedures) shall be deposited in the Protected Account maintained by the Company. Any cost incurred by the Company in maintaining any such insurance shall not, for the purpose of calculating monthly distributions to the Certificateholders or remittances to the Securities Administrator for their benefit, be added to the principal balance of the Mortgage Loan, notwithstanding that the terms of the EMC Mortgage Loan so permit. Such costs shall be recoverable by the Company out of late payments by the related Mortgagor or out of Liquidation Proceeds to the extent permitted by Section 5.02. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor or maintained on property acquired in respect of a Mortgage other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property is located at the time of origination of the related EMC Mortgage Loan in a federally designated special flood hazard area and such area is participating in the national flood insurance program, the Company shall cause flood insurance to be maintained with respect to such EMC Mortgage Loan. Such flood insurance shall be in an amount equal to the least of (i) the Stated Principal Balance of the related EMC Mortgage Loan, (ii) minimum amount required to compensate for damage or loss on a replacement cost basis or (iii) the maximum amount of such insurance available for the related Mortgaged Property under the Flood Disaster Protection Act of 1973, as amended.

In the event that the Company shall obtain and maintain a blanket policy insuring against hazard losses on all of the EMC Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first sentence of this Section 3.05, it being understood and agreed that such policy may contain a deductible clause on terms substantially equivalent to those commercially available and maintained by comparable servicers. If such policy contains a deductible clause, the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with the first sentence of this Section 3.05, and there shall have been a loss that would have been covered by such policy, deposit in the Protected Account maintained by the Company the amount not otherwise payable under the blanket policy because of such deductible clause. Such deposit shall be from the Company’s own funds without reimbursement therefor. In connection with its activities as administrator and servicer of the EMC Mortgage Loans, the Company agrees to present, on behalf of itself, the Depositor and the Trustee for the benefit of the Certificateholders, claims under any such blanket policy.

Section 3.06  Presentment of Claims and Collection of Proceeds.

The Company shall prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies relating to the EMC Mortgage Loans and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such Insurance Policies. Any proceeds disbursed to the Company in respect of such Insurance Policies shall be promptly deposited in the Protected Account maintained by the Company upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property as a condition precedent to the presentation of claims on the related EMC Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 3.07  Maintenance of the Primary Mortgage Insurance Policies.

(a)  The Company shall not take any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. The Company shall use its best efforts to keep in force and effect (to the extent that the EMC Mortgage Loan requires the Mortgagor to maintain such insurance), Primary Mortgage Insurance applicable to each EMC Mortgage Loan. The Company shall not cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the related Mortgage Note and is required to be kept in force hereunder.

(b)  The Company agrees to present on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies relating to the EMC Mortgage Loans and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted EMC Mortgage Loans. Pursuant to Section 5.01, any amounts collected by the Company under any Primary Mortgage Insurance Policies shall be deposited in the Protected Account maintained by the Company, subject to withdrawal pursuant to Section 5.02 hereof.

Section 3.08  Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the EMC Mortgage Loans and who handle funds, money, documents and papers relating to the EMC Mortgage Loans. The fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such fidelity bond shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of an EMC Mortgage Loan which is not in accordance with Accepted Servicing Practices. No provision of this Section 3.08 requiring the fidelity bond and errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Accepted Servicing Practices. The Company shall deliver to the Master Servicer a certificate from the surety and the insurer as to the existence of the fidelity bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such fidelity bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Master Servicer and the Trustee. The Company shall notify the Master Servicer and the Trustee within five business days of receipt of notice that such fidelity bond or insurance policy will be, or has been, materially modified or terminated. The Trustee for the benefit of the Certificateholders must be named as loss payees on the fidelity bond and as additional insured on the errors and omissions policy.

The Company shall provide to the Master Servicer and the Depositor evidence of the authorization of the person signing any certification or statement, copies or other evidence of fidelity bond and errors and omissions insurance, financial information and reports, and such other information related to the Company or any subservicer engaged by it or the Company’s or such subservicer’s performance hereunder or under the related Subservicing Agreement as may be reasonably requested by the Master Servicer or the Depositor.

Section 3.09  Realization Upon Defaulted Mortgage Loans; Determination of Excess Liquidation Proceeds and Realized Losses; Repurchases of Certain Mortgage Loans.

(a)  The Company shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of properties securing such of the EMC Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. In connection with such foreclosure or other conversion, the Company shall follow such practices and procedures as it shall deem necessary or advisable and as shall be normal and usual in its general mortgage servicing activities and the requirements of the insurer under any Required Insurance Policy; provided that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration of any property unless it shall determine (i) that such restoration and/or foreclosure will increase the proceeds of liquidation of the EMC Mortgage Loan after reimbursement to itself of such expenses and (ii) that such expenses will be recoverable to it through Insurance Proceeds or Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Protected Account maintained by the Company pursuant to Section 5.02). If the Company reasonably believes that Liquidation Proceeds with respect to any such EMC Mortgage Loan would not be increased as a result of such foreclosure or other action, such EMC Mortgage Loan will be charged-off and will become a Liquidated Loan. The Company will give notice of any such charge-off to the Trustee and the Securities Administrator. The Company shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided that such costs and expenses shall be Servicing Advances and that it shall be entitled to reimbursement thereof from the proceeds of liquidation of the related Mortgaged Property, as contemplated in Section 5.02. If the Company has knowledge that a Mortgaged Property that the Company is contemplating acquiring in foreclosure or by deed- in-lieu of foreclosure is located within a one-mile radius of any site with environmental or hazardous waste risks known to the Company, the Company will, prior to acquiring the related Mortgaged Property, consider such risks and only take action in accordance with its established environmental review procedures.

With respect to any REO Property relating to an EMC Mortgage Loan, the deed or certificate of sale shall be taken in the name of the Trustee for the benefit of the Certificateholders (or the Trustee’s nominee on behalf of the Certificateholders). The Trustee’s name shall be placed on the title to such REO Property solely as the Trustee hereunder and not in its individual capacity. The Company shall ensure that the title to such REO Property references this Agreement and the Trustee’s capacity hereunder. Pursuant to its efforts to sell such REO Property, the Company shall either itself or through an agent selected by the Company protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Certificateholders, rent the same, or any part thereof, as the Company deems to be in the best interest of the Company and the Certificateholders for the period prior to the sale of such REO Property. The Company shall prepare for and deliver to the Trustee and the Securities Administrator a statement with respect to each such REO Property that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Trustee to comply with the reporting requirements of the REMIC Provisions. The net monthly rental income, if any, from such REO Property shall be deposited in the Protected Account maintained by the Company no later than the close of business on each Determination Date. The Company shall perform the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.

In the event that the Trust Fund acquires any Mortgaged Property as aforesaid or otherwise in connection with a default or imminent default on an EMC Mortgage Loan, the Company shall dispose of such Mortgaged Property prior to three years after its acquisition by the Trust Fund or, at the expense of the Trust Fund, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Trustee shall have been supplied with an Opinion of Counsel addressed to the Trustee (such opinion not to be an expense of the Trustee) to the effect that the holding by the Trust Fund of such Mortgaged Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of REMIC I, REMIC II or REMIC III as defined in Section 860F of the Code or cause either REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that any Certificates are outstanding, in which case the Trust Fund may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel). Notwithstanding any other provision of this Agreement, no Mortgaged Property acquired by the Trust Fund shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Trust Fund in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any of REMIC I, REMIC II or REMIC III to the imposition of any federal, state or local income taxes on the income earned from such Mortgaged Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Trust Fund with respect to the imposition of any such taxes.

The decision of the Company to foreclose on a defaulted EMC Mortgage Loan shall be subject to a determination by the Company that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding. The income earned from the management of any Mortgaged Properties acquired through foreclosure or other judicial proceeding, net of reimbursement to the Company for expenses incurred (including any property or other taxes) in connection with such management and net of unreimbursed Servicing Fees, Advances, Servicing Advances and any management fee paid or to be paid with respect to the management of such Mortgaged Property, shall be applied to the payment of principal of, and interest on, the related defaulted EMC Mortgage Loans (with interest accruing as though such Mortgage Loans were still current) and all such income shall be deemed, for all purposes in the Agreement, to be payments on account of principal and interest on the related Mortgage Notes and shall be deposited into the Protected Account maintained by the Company. To the extent the income received during a Prepayment Period is in excess of the amount attributable to amortizing principal and accrued interest at the related Mortgage Rate on the related EMC Mortgage Loan, such excess shall be considered to be a partial Principal Prepayment for all purposes hereof.

The Liquidation Proceeds from any liquidation of an EMC Mortgage Loan, net of any payment to the Company as provided above, shall be deposited in the Protected Account maintained by the Company on the next succeeding Determination Date following receipt thereof for distribution on the related Distribution Date, except that any Excess Liquidation Proceeds shall be retained by the Company as additional servicing compensation.

The proceeds of any Liquidated Loan, as well as any recovery resulting from a partial collection of Liquidation Proceeds or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the Company for any related unreimbursed Servicing Advances and Servicing Fees, pursuant to Section 5.02 or this Section 3.09; second, to reimburse the Company for any unreimbursed Advances, pursuant to Section 5.02 or this Section 3.09; third, to accrued and unpaid interest (to the extent no Advance has been made for such amount) on the EMC Mortgage Loan or related REO Property, at the Net Mortgage Rate to the first day of the month in which such amounts are required to be distributed; and fourth, as a recovery of principal of the EMC Mortgage Loan.

(b)  On each Determination Date, the Company shall determine the respective aggregate amounts of Excess Liquidation Proceeds and Realized Losses, if any, for the related Prepayment Period.

(c)  The Company has no intent to foreclose on any EMC Mortgage Loan based on the delinquency characteristics as of the Closing Date; provided, that the foregoing does not prevent the Company from initiating foreclosure proceedings on any date hereafter if the facts and circumstances of such EMC Mortgage Loans including delinquency characteristics in the Company’s discretion so warrant such action.

Section 3.10  Servicing Compensation.

As compensation for its activities hereunder, the Company shall be entitled to retain or withdraw from its Protected Account out of each payment of interest on an EMC Mortgage Loan included in the Trust Fund an amount equal to the Servicing Fee.

Additional servicing compensation in the form of any Excess Liquidation Proceeds, assumption fees, late payment charges, all Prepayment Interest Excess on any EMC Mortgage Loan, all income and gain net of any losses realized from Permitted Investments with respect to funds in or credited to the Protected Account maintained by the Company shall be retained by the Company to the extent not required to be deposited in the Protected Account maintained by the Company pursuant to Section 5.02. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of any premiums for hazard insurance, as required by Section 3.05 and maintenance of the other forms of insurance coverage required by Section 3.07) and shall not be entitled to reimbursement therefor except as specifically provided in Section 5.02.

EMC will be entitled to retain any Prepayment Interest Excess pursuant to Section 5.02(a).

Section 3.11  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related EMC Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Company shall sell any such REO Property as expeditiously as possible and in accordance with the provisions of this Agreement. Pursuant to its efforts to sell such REO Property, the Company shall protect and conserve such REO Property in the manner and to the extent required herein, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Company shall deposit all funds collected and received in connection with the operation of any REO Property in respect of any EMC Mortgage Loan into the Protected Account maintained by the Company.

(c)  The Company, upon the final disposition of any REO Property in respect of any EMC Mortgage Loan, shall be entitled to reimbursement for any related unreimbursed Advances, unreimbursed Servicing Advances or Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Advances or Servicing Fees as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

Section 3.12  Liquidation Reports.

Upon the foreclosure of any Mortgaged Property relating to an EMC Mortgage Loan or the acquisition thereof by the Trust Fund pursuant to a deed-in-lieu of foreclosure, the Company shall submit a liquidation report to the Master Servicer containing such information as shall be mutually acceptable to the Company and the Master Servicer with respect to such Mortgaged Property.

Section 3.13  Reserved.

Section 3.14  Reserved.

Section 3.15  Books and Records.

The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the EMC Mortgage Loans which shall be appropriately identified in the Company’s computer system to clearly reflect the ownership of the EMC Mortgage Loans by the Trust. In particular, the Company shall maintain in its possession, available for inspection by the Master Servicer and the Trustee and shall deliver to Master Servicer and the Trustee upon demand, evidence of compliance with all federal, state and local laws, rules and regulations. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including, but not limited to, optical imagery techniques so long as the Company complies with the requirements of Accepted Servicing Practices.

The Company shall maintain with respect to each EMC Mortgage Loan and shall make available for inspection by the Master Servicer and the Trustee the related servicing file during the time such EMC Mortgage Loan is subject to this Agreement and thereafter in accordance with applicable law.

ARTICLE IV

ADMINISTRATION AND MASTER SERVICING OF MORTGAGE LOANS BY MASTER SERVICER

Section 4.01  Master Servicer. The Master Servicer shall, beginning on the Closing Date, supervise, monitor and oversee the obligation of the Company and the related Servicer to service and administer their respective Mortgage Loans in accordance with the terms of this Agreement and the related Servicing Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with the Company and the related Servicer as necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by the Company and the related Servicer and shall cause the Company and related Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Person under this Agreement and the related Servicing Agreement. The Master Servicer shall independently and separately monitor the Company and the related Servicer’s servicing activities with respect to each related Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Company’s, the related Servicer’s and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Securities Administrator as shall be necessary in order for it to prepare the statements specified in Section 6.06 and any other information and statements required hereunder. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Company to the Securities Administrator and each Servicer pursuant to this Agreement and the related Servicing Agreement.

In addition to the foregoing, in connection with a modification of any Mortgage Loan by a Servicer, if the Master Servicer is unable to enforce the obligations of the Servicer with respect to such modification, the Master Servicer shall notify the Depositor of such Servicer’s failure to comply with the terms of the Servicing Agreement or this Agreement. If the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) requires the approval of the Master Servicer for a modification to a Mortgage Loan, the Master Servicer shall approve such modification if, based upon its receipt of written notification from the related Servicer outlining the terms of such modification and appropriate supporting documentation, the Master Servicer determines that the modification is permitted under the terms of the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) and that any conditions to such modification set forth in the Servicing Agreement or this Agreement have been satisfied. Furthermore, if the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) requires the oversight and monitoring of loss mitigation measures with respect to the related Mortgage Loans, the Master Servicer will monitor any loss mitigation procedure or recovery action related to a defaulted Mortgage Loan (to the extent it receives notice of such from the related Servicer) and confirm that such loss mitigation procedure or recovery action is initiated, conducted and concluded in accordance with any timeframes and any other requirements set forth in the Servicing Agreement or this Agreement (in the case of the Company, as Servicer), and the Master Servicer shall notify the Depositor in any case in which the Master Servicer believes that the related Servicer is not complying with such timeframes and/or other requirements.

The Trustee shall furnish the Company, the Servicers and the Master Servicer with any powers of attorney and other documents in form as provided to it necessary or appropriate to enable the Company, the Servicer and the Master Servicer to service and administer the related Mortgage Loans and REO Property.

The Trustee or the Custodian on its behalf, the Company or the related Servicer shall provide access to the records and documentation in possession of the Trustee or the Custodian on its behalf, the Company or the related Servicer regarding the related Mortgage Loans and REO Property and the servicing thereof to the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee, the Custodian, the Company or the related Servicer; provided, however, that, unless otherwise required by law, neither the Trustee, the Custodian, the Company nor the related Servicer shall be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee, the Custodian, the Company and the related Servicer shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s, the Custodian’s, the Company’s or the related Servicer’s actual costs.

The Trustee shall execute and deliver to the Company or the related Servicer and the Master Servicer any court pleadings, requests for trustee’s sale or other documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

Section 4.02  REMIC-Related Covenants. For as long as each REMIC shall exist, the Trustee and the Securities Administrator shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee and the Securities Administrator shall comply with any directions of the Sponsor, the Company, the Servicers or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion addressed to the Trustee prepared at the expense of the Trust Fund; and (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.03 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion.

Section 4.03  Monitoring of Company and Servicer. (a) The Master Servicer shall be responsible for reporting to the Trustee and the Sponsor the compliance by the Company and the related Servicer with its duties under this Agreement and the related Servicing Agreement. In the review of the Company’s and the related Servicer’s activities, the Master Servicer may rely upon an Officer’s Certificate of the Company and the related Servicer with regard to such Person’s compliance with the terms of this Agreement or the related Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that the Company or the related Servicer (other than Wells Fargo) should be terminated in accordance with this Agreement or the related Servicing Agreement, or that a notice should be sent pursuant to this Agreement or the related Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Sponsor and the Trustee thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate. In the event that the Master Servicer, in its judgment, determines that Wells Fargo should be terminated in accordance with the Wells Fargo Servicing Agreement, or that a notice should be sent pursuant to the Wells Fargo Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Sponsor and the Trustee thereof in writing. Pursuant to its receipt of such written notification from the Master Servicer, the Trustee shall issue such notice of termination to Wells Fargo or take such other action as it deems appropriate.

(b)  The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of the Company under this Agreement and the related Servicer under the related Servicing Agreement, and shall, in the event that the Company or the related Servicer other than Wells Fargo fails to perform its obligations in accordance with this Agreement or the related Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Person thereunder and act as servicer of the related Mortgage Loans or to cause the Trustee to enter into a new Servicing Agreement with a successor Servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In the event that Wells Fargo fails to perform its obligations in accordance with the Wells Fargo Servicing Agreement, subject to the preceeding paragraph, the Master Servicer shall notify the Trustee in writing of such failure. Pursuant to its receipt of such notification from the Master Servicer, the Trustee shall terminate the rights and obligations of Wells Fargo under the Wells Fargo Servicing Agreement and enter into a new servicing agreement with a successor servicer selected by the Trustee or, in the case where it cannot find a successor servicer, it shall become the successor servicer; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor servicer. In either event, such enforcement, including, without limitation, the legal prosecution of claims, termination of the related Servicing Agreement and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer (or in the case Wells Fargo is terminated as the Servicer, the Successor Servicer or the Trustee, as applicable) in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, subject to its right of reimbursement pursuant to the provisions of this Agreement or the related Servicing Agreement, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action. In the event that Wells Fargo is terminated as the Servicer, the Trustee shall pay the costs of such enforcement at its own expense, subject to its right to be reimbursed for such costs from the Distribution Account pursuant to Section 5.09; provided that, the Trustee shall not be required to prosecute or defend any legal action except to the extent that the Trustee shall have received reasonable indemnity for its costs and expenses in pursuing such action. Nothing herein shall impose any obligation on the part of the Trustee to assume or succeed to the duties or obligations of Wells Fargo as Servicer or the Master Servicer, unless the Trustee has not been able to find a successor servicer or a successor master servicer.

(c)  To the extent that the costs and expenses of the Master Servicer or the Trustee, as applicable, related to any termination of a Servicer, or the enforcement or prosecution of related claims, rights or remedies or the appointment of a successor Servicer or the transfer and assumption of servicing by the Master Servicer or the Trustee, as applicable, with respect to this Agreement or the related Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Company or the related Servicer as a result of an event of default by such Person and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with this Agreement or the related Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such costs and expenses from the Distribution Account, pursuant to Section 5.09.

(d)  The Master Servicer shall require the Company and the related Servicer to comply with the remittance requirements and other obligations set forth in this Agreement or the related Servicing Agreement, as applicable.

(e)  If the Master Servicer acts as a servicer, it will not assume liability for the representations and warranties of the Company or the related Servicer, if any, that it replaces.

Section 4.04  Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

Section 4.05  Power to Act; Procedures. The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article XI hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds and Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 4.03, shall not authorize the Company or the related Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, may cause REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code), unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action, or failure to take action, will not cause REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC or result in the imposition of a tax upon REMIC I, REMIC II or REMIC III, as the case may be. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer, the Company or the related Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the related Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer, the Company or the related Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 10.11 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not, except in those instances where it is taking action in the name of the Trust, be deemed to be the agent of the Trust.

Section 4.06  Due-on-Sale Clauses; Assumption Agreements. To the extent provided in this Agreement or the related Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Company and the related Servicer to enforce such clauses in accordance with this Agreement or the related Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with this Agreement or the related Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with this Agreement or the related Servicing Agreement.

Section 4.07  Release of Mortgage Files. (a) Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by the Company or the related Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the Company or the related Servicer will, if required under the related Servicing Agreement (or if the Company or the related Servicer does not, the Master Servicer may), promptly furnish to the Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit G (or as otherwise provided in the Custodian Agreement) hereto signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the Company or the Servicer pursuant to Article V or by the related Servicer pursuant to the related Servicing Agreement have been or will be so deposited) and shall request that the Custodian, on behalf of the Trustee, deliver to the Company or the related Servicer the related Mortgage File. Upon receipt of such certification and request, the Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the Company or the related Servicer and the Trustee and Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, the Company or the related Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse, representation or warranty) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the Protected Account.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with this Agreement or the related Servicing Agreement (upon written instruction from such Servicer or the Master Servicer), the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by the Company, the related Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The Custodian, on behalf of the Trustee, shall, upon the request of the Company, the related Servicer or the Master Servicer, and delivery to the Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit G (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Company, the related Servicer or the Master Servicer, as applicable. Such trust receipt shall obligate the Company, the related Servicer or the Master Servicer to return the Mortgage File to the Custodian on behalf of the Trustee, when the need therefor by such Person no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the Custodian, on behalf of the Trustee, to the Company, the related Servicer or the Master Servicer.

Section 4.08  Documents, Records and Funds in Possession of Master Servicer, Company and Servicer To Be Held for Trustee.

(a)  The Master Servicer shall transmit and the Company or the related Servicer (to the extent required by this Agreement or the related Servicing Agreement) shall transmit to the Trustee or Custodian such documents and instruments coming into the possession of such Person from time to time as are required by the terms hereof, or in the case of the related Servicer, the related Servicing Agreement, to be delivered to the Trustee or Custodian. Any funds received by the Master Servicer, the Company or by the related Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer, the Company or by the related Servicer as Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the Master Servicer’s right to retain or withdraw from the Distribtution Account, the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of the Company and the related Servicer to retain its Servicing Fee and other amounts as provided in this Agreement or the related Servicing Agreement. The Master Servicer shall, and (to the extent provided in this Agreement or the related Servicing Agreement) shall cause the Company and the related Servicer to, provide access to information and documentation regarding the Mortgage Loans to the Trustee, its agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b)  All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer, the Company and the related Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or such Servicer under this Agreement or the related Servicing Agreement.

Section 4.09  Standard Hazard Insurance and Flood Insurance Policies.

(a)  For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Company and the related Servicer under this Agreement or the related Servicing Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of this Agreement or the related Servicing Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in this Agreement and the related Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b)  Pursuant to Sections 5.01, 5.04 and 5.05 any amounts collected by the Company, the Servicers or the Master Servicer, or by the Company or the Servicers, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with this Agreement or the Servicing Agreements) shall be deposited by the Company in its Protected Account or by the related Servicer or the Master Servicer into the Distribution Account, subject to withdrawal pursuant to Sections 5.02, 5.04, 5.05 and 5.09, as applicable. Any cost incurred by the Master Servicer, the Company or the related Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so authorize; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer, the Company or the related Servicer pursuant to Sections 5.02, 5.04, 5.05 and 5.09, as applicable.

Section 4.10  Presentment of Claims and Collection of Proceeds.

The Master Servicer shall (to the extent provided in this Agreement and the related Servicing Agreement) cause the Company or the Servicer to, prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to the Company or the related Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Distribution Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 4.11  Maintenance of the Primary Mortgage Insurance Policies.

(a)  The Master Servicer shall not take, or authorize the Company or the related Servicer (to the extent such action is prohibited under this Agreement or the related Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer, the Company or the related Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan (including any LPMI Policy) in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. The Master Servicer shall not, and shall not authorize the Company or the related Servicer (to the extent required under this Agreement or the related Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(b)  The Master Servicer agrees to cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to Sections 5.01, 5.04 and 5.05, any amounts collected by the Company or the related Servicer under any Primary Mortgage Insurance Policies shall be deposited by the Company in its Protected Account or by the related Servicer in the Distribution Account, subject to withdrawal pursuant to Section 5.04 or 5.05, as applicable.

Section 4.12  Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee (or the Custodian, as directed by the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, as directed by the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the Custodian, as directed by the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 4.13  Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with this Agreement or the related Servicing Agreement.

Section 4.14  Compensation for the Master Servicer.

The Master Servicer will be entitled to receive the Master Servicing Fee as compensation for its activities under this Agreement; provided, that the aggregate Master Servicing Fee with respect to any Distribution Date shall be reduced by an amount equal to the Compensating Interest to the extent payable by the Master Servicer for such Distribution Date pursuant to Section 6.02 hereof. The Master Servicer will also be entitled to all income and gain realized from any investment of funds in the Distribution Account for the performance of its activities hereunder. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

Section 4.15  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in this Agreement or the related Servicing Agreement, cause the Company or the related Servicer to sell, any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. Pursuant to its efforts to sell such REO Property, the Master Servicer shall cause the Company or the related Servicer to protect and conserve, such REO Property in the manner and to the extent required by this Agreement or the related Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Master Servicer shall, to the extent required by this Agreement or the related Servicing Agreement, cause the Company or the related Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the Protected Account.

(c)  The Master Servicer and the Company or the related Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Advances and other unreimbursed advances as well as any unpaid Master Servicing Fees and Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Monthly Advances as well as any unpaid Master Servicing Fees and Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

(d)  To the extent provided in this Agreement or the related Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the Company or the related Servicer as provided above shall be deposited in the Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Securities Administrator for deposit into the Distribution Account on the next succeeding Remittance Date.

Section 4.16  Annual Statement as to Compliance.

The Company as a Servicer, the Master Servicer and the Securities Administrator shall deliver (or otherwise make available) to the Depositor, the Securities Administrator not later than March 15th of each calendar year beginning in 2007, an Officer’s Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of each such party during the preceding calendar year and of its performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. The Master Servicer shall enforce the obligations of each Servicer, to the extent set forth in the related Servicing Agreement, to deliver a similar Annual Statement of Compliance by that Servicer to the Depositor, the Securities Administrator as described above as and when required with respect to the Master Servicer. In the event that certain servicing responsibilities with respect to any Mortgage Loan have been delegated by the Company, the Master Servicer, the Securities Administrator or a Servicer to a subservicer or subcontractor, each such entity shall cause such subservicer or subcontractor (and with respect to each Servicer, the Master Servicer shall enforce the obligation of such Servicer to the extent required under the related Servicing Agreement) to deliver a similar Annual Statement of Compliance by such subservicer or subcontractor to the Depositor, the Securities Administrator as described above as and when required with respect to the Master Servicer or the related Servicer (as the case may be).

Failure of the Company to comply with this Section 4.16 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. Failure of the Master Servicer to comply with this Section 4.16 (including with respect to the timeframes required herein) shall be deemed an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. Failure of the Securities Administrator to comply with this Section 4.16 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall be deemed a default and the Trustee at the written direction of the Depositor shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 4.17  Assessments of Compliance and Attestation Reports.

Pursuant to Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, each of the Company as a Servicer, the Master Servicer, the Securities Administrator and the Custodian (to the extent set forth in this Section) (each, an “Attesting Party”) shall deliver (or otherwise make available) to the Master Servicer, the Securities Administrator and the Depositor on or before March 15th of each calendar year beginning in 2007, a report regarding such Attesting Party’s assessment of compliance (an “Assessment of Compliance”) with the Servicing Criteria during the preceding calendar year. The Assessment of Compliance, as set forth in Regulation AB, must contain the following:

(a)  A statement by an authorized officer of such Attesting Party of its authority and responsibility for assessing compliance with the Servicing Criteria applicable to the related Attesting Party;

(b)  A statement by an authorized officer that such Attesting Party used the Servicing Criteria attached as Exhibit O hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the related Attesting Party;

(c)  An assessment by such officer of the related Attesting Party’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving the related Attesting Party, that are backed by the same asset type as the Mortgage Loans;

(d)  A statement that a registered public accounting firm has issued an attestation report on the related Attesting Party’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e)  A statement as to which of the Servicing Criteria, if any, are not applicable to the related Attesting Party, which statement shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving such Attesting Party, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit O hereto which are indicated as applicable to the related Attesting Party.

On or before March 15th of each calendar year beginning in 2007, each Attesting Party shall furnish to the Master Servicer, the Depositor and the Securities Administrator a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the related Attesting Party, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Master Servicer shall enforce the obligation of each Servicer to deliver to the Securities Administrator, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided in the related Servicing Agreement. Each of the Company, the Master Servicer and the Securities Administrator shall cause, and the Master Servicer shall enforce the obligation (as and when provided in the related Servicing Agreement) of each Servicer to cause, any subservicer and each subcontractor (to the extent such subcontractor is determined by the Company, the Master Servicer or the Securities Administrator, as applicable, to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by the Company, such Servicer, the Master Servicer or the Securities Administrator, as applicable, to deliver to the Securities Administrator, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided above. Such Assessment of Compliance, as to any subservicer or subcontractor, shall at a minimum address the applicable Servicing Criteria specified on Exhibit O hereto which are indicated as applicable to any “primary servicer” to the extent such subservicer or subcontractor is performing any servicing function for the party who engages it and to the extent such party is not itself addressing the Servicing Criteria related to such servicing function in its own Assessment of Compliance. The Securities Administrator shall confirm that each of the Assessments of Compliance delivered to it, taken as a whole, address all of the Servicing Criteria and taken individually address the Servicing Criteria for each party as set forth in Exhibit O and notify the Depositor of any exceptions. Notwithstanding the foregoing, as to any subcontractor, an Assessment of Compliance is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

In addition, for the avoidance of doubt and without duplication, the Company as a Servicer shall (and shall cause each subservicer engaged by it to) provide the following information to the Depositor and the Securities Administrator: (A) any Company Default hereunder and any subservicer event of default under the terms of the related Subservicing Agreement, (B) any merger, consolidation or sale of substantially all of the assets of the Company or, to the best of the Company’s knowledge, any such subservicer, and (C) the Company’s entry into an agreement with a subservicer to perform or assist in the performance of any of the Company’s obligations as Servicer.

In addition, the Company as a Servicer, shall cause each subservicer engaged by it to provide the following information to the Depositor and the Securities Administrator, to the extent applicable, within the timeframes that the Company would otherwise have to provide such information:

(A)  any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B)  material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C)  information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

The Custodian shall deliver to the Master Servicer, the Securities Administrator and the Depositor an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit O hereto which are indicated as applicable to a “custodian”. Notwithstanding the foregoing, an Assessment of Compliance or Attestation Report is not required to be delivered by any Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

Failure of the Company to comply with this Section 4.17 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. Failure of the Master Servicer to comply with this Section 4.17 (including with respect to the timeframes required herein) shall, constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Securities Administrator to comply with this Section 4.17 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall, constitute a default and at the written direction of the Depositor, the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same (but subject to the Securities Administrator’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 4.18  Section 4.18Reports Filed with Securities and Exchange Commission.

(a)  (i) (A) Within 15 days after each Distribution Date, the Securities Administrator shall, in accordance with industry standards, prepare and file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), a Distribution Report on Form 10-D, signed by the Master Servicer, with a copy of the Monthly Statement to be furnished by the Securities Administrator to the Certificateholders for such Distribution Date; provided that, the Securities Administrator shall have received no later than five (5) calendar days after the related Distribution Date, all information required to be provided to the Securities Administrator as described in clause (a)(iv) below. Any disclosure that is in addition to the Monthly Statement and that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit Q to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit P) and approval.

(B)  Within five (5) calendar days after the related Distribution Date, (i) the parties set forth in Exhibit P shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 4.18(a)(iv) below, to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this Section.

(C)  After preparing the Form 10-D, the Securities Administrator shall forward electronically a copy of the Form 10-D to the Depositor (in the case of any Additional 10-D Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date (provided that, the Securities Administrator forwards a copy of the Form 10-D no later than the 10th calendar after the Distribution Date), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-D is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-D. No later than the 13th calendar day after the related Distribution Date, a duly authorized officer of the Master Servicer shall sign the Form 10-D and, in the case where the Master Servicer and the Securities Administrator are not affiliated, return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Securities Administrator shall follow the procedures set forth in Section 4.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall make available on its internet website identified in Section 6.06 a final executed copy of each Form 10-D filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 12.05. Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no”. The Securities Administrator shall be entitled to rely on the representations in Section 2.04(vi) and in any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under Sections 4.18(a)(i) and (v) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

  (ii) (A) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), the Securities Administrator shall prepare and file, at the direction of the Depositor, on behalf of the Trust, any Form 8-K, as required by the Exchange Act; provided that, the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit O to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure information absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit O) and approval.

(B)  For so long as the Trust is subject to the Exchange Act reporting requirements, no later than the close of business on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth in Exhibit O shall be required pursuant to Section 4.18(a)(iv) below to provide, and the Master Servicer will enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, and (ii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this Section.

(C)  After preparing the Form 8-K, the Securities Administrator shall forward electronically a copy of the Form 8-K to the Depositor and the Master Servicer for review. No later than the close of business New York City time on the 3rd Business Day after the Reportable Event, or in the case where the Master Servicer and Securities Administrator are affiliated, no later than noon New York City time on the 4th Business Day after the Reportable Event, a duly authorized officer of the Master Servicer shall sign the Form 8-K and, in the case where the Master Servicer and the Securities Administrator are not affiliated, return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event (provided that, the Securities Administrator forwards a copy of the Form 8-K no later than noon New York time on the third Business Day after the Reportable Event), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 8-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Securities Administrator shall follow the procedures set forth in Section 4.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall, make available on its internet website a final executed copy of each Form 8-K filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 12.05. The parties to this Agreement acknowledge that the performance by Master Servicer and the Securities Administrator of their respective duties under this Section 4.18(a)(ii) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 4.18(a)(ii). Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(iii) (A) Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2007, the Securities Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Securities Administrator within the applicable time frames set forth in this Agreement, (I) an annual compliance statement for the Company as a Servicer, each Servicer, the Master Servicer, the Securities Administrator and any subservicer or subcontractor, as applicable, as described under Section 4.16, (II)(A) the annual reports on assessment of compliance with Servicing Criteria for the Company as a Servicer, each Servicer, the Master Servicer, each subservicer and subcontractor participating in the servicing function, the Securities Administrator and the Custodian, as described under Section 4.17, and (B) if any such report on assessment of compliance with Servicing Criteria described under Section 4.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such report on assessment of compliance with Servicing Criteria described under Section 4.17 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (III)(A) the registered public accounting firm attestation report for the Company, the Master Servicer, each Servicer, the Securities Administrator, each subservicer, each subcontractor, as applicable, and the Custodian, as described under Section 4.17, and (B) if any registered public accounting firm attestation report described under Section 4.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (IV) a Sarbanes-Oxley Certification as described in Section 4.18(a)(iii)(D) below (provided, however, that the Securities Administrator, at its discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (I) through (IV) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit O to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit O) and approval.

(B)  No later than March 15th of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007, (i) the parties set forth in Exhibit O shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 4.18(a)(iv) below to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this Section.

(C)  After preparing the Form 10-K, the Securities Administrator shall forward electronically a copy of the Form 10-K to the Depositor (only in the case where such Form 10-K includes Additional Form 10-K Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within three Business Days after receipt of such copy, but no later than March 25th (provided that, the Securities Administrator forwards a copy of the Form 10-K no later than the third Business Day prior to March 25th), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-K. No later than the close of business Eastern Standard time on the 4th Business Day prior to the 10-K Filing Deadline, an officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K and, in the case where the Master Servicer and the Securities Administrator are unaffiliated, return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 4.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall make available on its internet website a final executed copy of each Form 10-K filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 12.05. Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no”. The Securities Administrator shall be entitled to rely on the representations in Section 2.04(vi) and in any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under Sections 4.18(a)(iv) and (v) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections and Sections 4.16 and Section 4.17. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Master Servicer’s or the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(D)  Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”) required to be included therewith pursuant to the Sarbanes-Oxley Act which shall be signed by the Certifying Person and delivered to the Securities Administrator no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act. The Master Servicer shall cause any Servicer, and any subservicer or subcontractor engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 10th of each year in which the Trust is subject to the reporting requirements of the Exchange Act (or such other date specified in the related Servicing Agreement) and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit K, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In addition, the Company as a Servicer and, in the case where the Master Servicer and Securities Administrator are not affiliated, the Securities Administrator shall sign a Back-Up Certification substantially in the form of Exhibit T; provided, however, that the Company and the Securities Administrator shall not be required to undertake an analysis of any accountant’s report attached as an exhibit to the Form 10-K. An officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted as set forth in Section 12.05.

(iv) With respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or any Form 8-K Disclosure Information (collectively, the “Additional Disclosure”) relating to the Trust Fund, the Securities Administrator’s obligation to include such Additional Information in the applicable Exchange Act report is subject to receipt from the entity that is indicated in Exhibit O as the responsible party for providing that information, if other than the Securities Administrator, as and when required as described in Section 4.18(a)(i) through (iii) above. Such Additional Disclosure shall be accompanied by a notice substantially in the form of Exhibit P. Each of the Company as a Servicer, the Master Servicer, the Sponsor, the Securities Administrator and the Depositor hereby agrees to notify and provide, and the Master Servicer agrees to enforce the obligations (to the extent provided in the related Servicing Agreement) of each Servicer to notify and provide, to the extent known to the Company as a Servicer, the Master Servicer, the Sponsor, the Securities Administrator and the Depositor all Additional Disclosure relating to the Trust Fund, with respect to which such party is indicated in Exhibit O as the responsible party for providing that information. Within five Business Days of each Distribution Date of each year that the Trust is subject to the Exchange Act reporting requirements, the Depositor shall make available to the Securities Administrator the related Significance Estimate and the Securities Administrator shall use such information to calculate the related Significance Percentage. If the Significance Percentage meets either of the threshold levels detailed in Item 1115(b)(1) or 1115(b)(2) of Regulation AB, the Securities Administrator shall deliver written notification to the Depositor and the Corridor Contract Counterparty to that effect, which notification shall include a request that the Corridor Contract Counterparty provide Regulation AB information to the Depositor in accordance with the Corridor Contract. The Depositor shall be obligated to obtain from the Corridor Contract Counterparty any information required under Regulation AB to the extent required under the Corridor Contracts and to provide to the Securities Administrator any information that may be required to be included in any Form 10-D, Form 8-K or Form 10-K relating to the Corridor Contract Counterparty or written notification instructing the Securities Administrator that such Additional Disclosure regarding the Corridor Contract Counterparty is not necessary for such Distribution Date. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Disclosure information pursuant to this Section.

So long as the Depositor is subject to the filing requirements of the Exchange Act with respect to the Trust Fund, the Trustee shall notify the Securities Administrator and the Depositor of any bankruptcy or receivership with respect to the Trustee or of any proceedings of the type described under Item 1117 of Regulation AB that have occurred as of the related Due Period, together with a description thereof, no later than the date on which such information is required of other parties hereto as set forth under this Section 4.18. In addition, the Trustee shall notify the Securities Administrator and the Depositor of any affiliations or relationships that develop after the Closing Date between the Trustee and the Depositor, the Sponsor, the Securities Administrator, the Master Servicer or the Custodian of the type described under Item 1119 of Regulation AB, together with a description thereof, no later than March 15 of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007. Should the identification of any of the Depositor, the Sponsor, the Securities Administrator, the Master Servicer or the Custodian change, the Depositor shall promptly notify the Trustee.

(v) (A) On or prior to January 30th of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall prepare and file a Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(B)  In the event that the Securities Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Securities Administrator shall promptly notify the Depositor and the Master Servicer. In the case of Form 10-D and 10-K, the Depositor, the Master Servicer and the Securities Administrator shall cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Securities Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, and such amendment relates to any Additional Disclosure, the Securities Administrator shall notify the Depositor and the parties affected thereby and such parties will cooperate to prepare any necessary Form 8-K, 10-DA or 10-KA. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an appropriate officer of the Master Servicer. The parties hereto acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under this Section 4.18(a)(v) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer and the Depositor timely performing their duties under this Section. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

The Depositor agrees to promptly furnish to the Securities Administrator, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement, the Mortgage Loans as the Securities Administrator reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Securities Administrator shall have no responsibility to file any items other than those specified in this Section 4.18; provided, however, the Securities Administrator shall cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Exchange Act. Fees and expenses incurred by the Securities Administrator in connection with this Section 4.18 shall not be reimbursable from the Trust Fund.

The Securities Administrator shall indemnify and hold harmless, the Company, the Depositor and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Securities Administrator’s obligations under Sections 4.16, 4.17 and 4.18 or the Securities Administrator’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Securities Administrator shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Securities Administrator on its behalf or on behalf of any subservicer or subcontractor engaged by the Securities Administrator pursuant to Section 4.16, 4.17 or 4.18 (the “Securities Administrator Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Securities Administrator Information and not to any other information communicated in connection with the Certificates, without regard to whether the Securities Administrator Information or any portion thereof is presented together with or separately from such other information.

The Depositor shall indemnify and hold harmless the Securities Administrator and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Depositor under Sections 4.16, 4.17 and 4.18 or the Depositor’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Depositor shall indemnify and hold harmless the Master Servicer, the Securities Administrator and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Additional Disclosure provided by the Depositor that is required to be filed pursuant to this Section 4.18 (the “Depositor Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Depositor Information that is required to be filed and not to any other information communicated in connection with the Certificates, without regard to whether the Depositor Information or any portion thereof is presented together with or separately from such other information.

(b)  The Master Servicer shall indemnify and hold harmless the Company, the Securities Administrator and the Depositor and each of its respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Master Servicer under Sections 4.16, 4.17 and 4.18 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Master Servicer shall indemnify and hold harmless the Depositor and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Master Servicer on its behalf or on behalf of any subservicer or subcontractor engaged by the Master Servicer pursuant to Section 4.16, 4.17 or 4.18 (the “Master Servicer Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Master Servicer Information and not to any other information communicated in connection with the Certificates, without regard to whether the Master Servicer Information or any portion thereof is presented together with or separately from such other information.

The Company shall indemnify and hold harmless the Depositor, the Securities Administrator and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Company under Sections 4.16, 4.17 and 4.18 or the Company’s negligence, bad faith or willful misconduct in connection therewith including any failure by the Company to identify any subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB. In addition, the Company shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates and the Master Servicer from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Company on its behalf or on behalf of any subservicer or subcontractor pursuant to Section 4.16, 4.17 or 4.18 (the “Company Information”), (ii) any breach by the Company of a representation, warranty or covenant set forth in Section 2.03(a)(vii) and Section 2.03(b)(i-iii) or (iii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with the Certificates, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the Company, the Depositor, the Securities Administrator or the Master Servicer, as applicable, then the defaulting party, in connection with any conduct for which it is providing indemnification under this Section 4.18(b), agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses, claims, damages or liabilities of the other party in such proportion as is appropriate to reflect the relative fault and the relative benefit of the respective parties.

The indemnification provisions set forth in this Section 4.18(b) shall survive the termination of this Agreement or the termination of any party to this Agreement.

(c)  Failure of the Company to comply with this Section 4.18 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. Failure of the Master Servicer to comply with this Section 4.18 (including with respect to the timeframes required herein) shall, constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Securities Administrator to comply with this Section 4.18 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall, at the written direction of the Depositor, constitute a default and the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same (but subject to the Securities Administrator’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary. In connection with the termination of the Master Servicer or the Securities Administrator pursuant to this Section 4.18(d), the Trustee shall be entitled to reimbursement of all costs and expenses associated with such termination to the extent set forth in Section 10.05. Notwithstanding anything to the contrary in this Agreement, no Event of Default by the Master Servicer or default by the Securities Administrator shall have occurred with respect to any failure to properly prepare, execute and/or timely file any report on Form 8-K, Form 10-D or Form 10-K, any Form 15 or Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from any party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file any such report, Form or amendment, and does not result from its own negligence, bad faith or willful misconduct.

In the case of any failure of performance described above, the Company shall promptly reimburse the Depositor, the Master Servicer and the Securities Administrator for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered pursuant to this Section 4.18 as required by the Company, any subservicer or any subcontractor.

(d)  Notwithstanding the provisions of Section 12.01, this Section 4.18 may be amended without the consent of the Certificateholders.

(e)  Any report, notice or notification to be delivered by the Company, the Master Servicer or the Securities Administrator to the Depositor pursuant to this Section 4.18, may be delivered via email to RegABNotifications@bear.com or, in the case of a notification, telephonically by calling Reg AB Compliance Manager at 212-272-7525.

Section 4.19  Intention of the Parties and Interpretation. Each of the parties acknowledges and agrees that the purpose of Sections 4.16, 4.17 and 4.18 of this Agreement is to facilitate compliance by the Sponsor, the Depositor and the Master Servicer with the provisions of Regulation AB. Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with reasonable requests made by the Sponsor, the Depositor, the Master Servicer or the Securities Administrator for delivery of additional or different information as the Sponsor, the Depositor, the Master Servicer or the Securities Administrator may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the obligations of the parties to this transaction as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

Section 4.20  UCC. The Sponsor shall file any financing statements, continuation statements or amendments thereto required by any change in the Uniform Commercial Code.

Section 4.21  Optional Purchase of Certain Mortgage Loans.

With respect to any Mortgage Loans which as of the first day of a Fiscal Quarter is delinquent in payment by 90 days or more or is an REO Property, EMC shall have the right to purchase any Mortgage Loan from the Trust which becomes 90 days or more delinquent or becomes an REO Property at a price equal to the Repurchase Price; provided however (i) that such Mortgage Loan is still 90 days or more delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter. This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the Mortgage Loan thereafter again becomes 90 days or more delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter.

In addition, EMC shall, at its option, purchase any Mortgage Loan from the Trust if the first Due Date for such Mortgage Loan is subsequent to the Cut-off Date and the initial Monthly Payment is not made within thirty (30) days of such Due Date. Such purchase shall be made at a price equal to the Repurchase Price.

If at any time EMC remits to the Securities Administrator a payment for deposit in the Distribution Account covering the amount of the Repurchase Price for such a Mortgage Loan, and EMC provides to the Trustee a certification signed by a Servicing Officer stating that the amount of such payment has been deposited in the Distribution Account, then the Trustee shall execute the assignment of such Mortgage Loan prepared and delivered to the Trustee, at the request of EMC, without recourse, representation or warranty, to EMC which shall succeed to all the Trustee’s right, title and interest in and to such Mortgage Loan, and all security and documents relative thereto. Such assignment shall be an assignment outright and not for security. EMC will thereupon own such Mortgage, and all such security and documents, free of any further obligation to the Trustee or the Certificateholders with respect thereto.

ARTICLE V

ACCOUNTS

Section 5.01  Collection of Mortgage Loan Payments; Protected Account.

(a)  The Company shall make reasonable efforts in accordance with customary and usual standards of practice of prudent mortgage lenders in the respective states in which the Mortgaged Properties related to the EMC Mortgage Loans are located to collect all payments called for under the terms and provisions of the EMC Mortgage Loans to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Required Insurance Policy. Consistent with the foregoing, the Company may in its discretion (i) waive any late payment charge and (ii) extend the due dates for payments due on a Mortgage Note related to an EMC Mortgage Loan for a period not greater than 125 days. In the event of any such arrangement, the Company shall make Advances on the related EMC Mortgage Loan during the scheduled period in accordance with the amortization schedule of such EMC Mortgage Loan without modification thereof by reason of such arrangements, and shall be entitled to reimbursement therefor in accordance with Section 6.01. The Company shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note or otherwise or against any public or governmental authority with respect to a taking or condemnation) if it reasonably believes that enforcing the provision of the Mortgage or other instrument pursuant to which such payment is required is prohibited by applicable law. In addition, if (x) an EMC Mortgage Loan is in default or default is imminent or (y) the Company delivers to the Trustee a certification addressed to the Trustee, based on the advice of counsel or certified public accountants, in either case, that have a national reputation with respect to taxation of REMICs, that a modification of such EMC Mortgage Loan will not result in the imposition of taxes on or disqualify any of REMIC I, REMIC II or REMIC III, the Company may, (A) amend the related Mortgage Note to reduce the Mortgage Rate applicable thereto, provided that such reduced Mortgage Rate shall in no event be lower than 5.00% with respect to any EMC Mortgage Loan and (B) amend any Mortgage Note related to an EMC Mortgage Loan to extend the maturity thereof.

With respect to Mortgage Loans affected by Hurricane Katrina, if the Mortgaged Property is located in public and individual assistance counties as designated by FEMA (as set forth on its website www.fema.gov), the Company may cease charging of late fees and credit reporting activity for Mortgators in such counties until May 1, 2006 and if reasonably prudent, may extend such period as long as necessary.  In addition, the Company may suspend foreclosure and bankruptcy activity relating to certain Mortgage Loans and if reasonably prudent, may extend such period as long as necessary.

In accordance with the standards of the first paragraph of Section 3.01, the Company shall not waive (or permit a sub-servicer to waive) any Prepayment Charge related to an EMC Mortgage Loan unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the collectability thereof shall have been limited due to acceleration in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related EMC Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge, for the benefit of the related Class P Certificates, by remitting such amount the Securities Administrator (or to the Master Servicer, if the Securities Administrator is no longer related to the Master Servicer) by the Remittance Date.

(b)  The Company shall establish and maintain a Protected Account (which shall at all times be an Eligible Account) with a depository institution in the name of the Company for the benefit of the Trustee on behalf of the Certificateholders and designated “U.S. Bank National Association, in trust for registered Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates Series 2006-AC3”. The Company shall deposit or cause to be deposited into the Protected Account on a daily basis within one Business Day of receipt, except as otherwise specifically provided herein, the following payments and collections remitted by subservicers or received by it in respect of the EMC Mortgage Loans subsequent to the Cut-off Date (other than in respect of principal and interest due on the EMC Mortgage Loans on or before the Cut-off Date) and the following amounts required to be deposited hereunder:

(i)  all payments on account of principal, including Principal Prepayments, on the EMC Mortgage Loans;

(ii)  all payments on account of interest on the EMC Mortgage Loans net of the related Servicing Fee permitted under Section 3.10 and LPMI Fees, if any;

(iii)  all Liquidation Proceeds and Insurance Proceeds with respect to any EMC Mortgage Loans, other than proceeds to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Company’s normal servicing procedures;

(iv)  any amount required to be deposited by the Company pursuant to Section 5.01(c) in connection with any losses on Permitted Investments;

(v)  any amounts required to be deposited by the Company pursuant to Section 3.05;

(vi)  any Prepayment Charges collected on the EMC Mortgage Loans; and

(vii)  any other amounts required to be deposited hereunder.

The foregoing requirements for remittance by the Company into the Protected Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges or assumption fees, if collected, need not be remitted by the Company. In the event that the Company shall remit any amount not required to be remitted and not otherwise subject to withdrawal pursuant to Section 5.02, it may at any time withdraw or direct the institution maintaining the Protected Account, to withdraw such amount from the Protected Account, any provision herein to the contrary notwithstanding. Such withdrawal or direction may be accomplished by delivering written notice thereof to the institution maintaining the Protected Account, that describes the amounts deposited in error in the Protected Account. The Company shall maintain adequate records with respect to all withdrawals made pursuant to this Section. All funds deposited in the Protected Account shall be held in trust for the Certificateholders until withdrawn in accordance with Section 5.02.

(c)  The institution that maintains the Protected Account shall invest the funds in the Protected Account, in the manner directed by the Company, in Permitted Investments which shall mature not later than the Remittance Date and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be made in the name of the Trustee, for the benefit of the Certificateholders. All income and gain net of any losses realized from any such investment shall be for the benefit of the Company as servicing compensation and shall be remitted to it monthly as provided herein. The amount of any losses incurred in the Protected Account in respect of any such investments shall be deposited by the Company into the Protected Account, out of the Company’s own funds.

(d)  The Company shall give at least 30 days advance notice to the Trustee, the Sponsor, the Master Servicer, each Rating Agency and the Depositor of any proposed change of location of the Protected Account prior to any change thereof.

(e)  In the event that the Master Servicer and Securities Administrator are no longer affiliated, the Master Servicer shall establish and maintain an account separate from the Distribution Account into which any funds remitted by the Company and Servicers will be deposited. No later than noon New York time on the Business Day prior to each Distribution Date, the Master Servicer shall remit any such funds to the Paying Agent for deposit in the Distribution Account. The Master Servicer shall make the following permitted withdrawals and transfers from such account:

(i)  The Master Servicer will, from time to time on demand of the Company, a Servicer or the Securities Administrator, make or cause to be made such withdrawals or transfers from the account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing Agreement. The Master Servicer may clear and terminate the account pursuant to Section 11.01 and remove amounts from time to time deposited in error.

(ii)  On an ongoing basis, the Master Servicer shall withdraw from the account (i) any expenses, costs and liabilities recoverable by the Trustee, the Master Servicer or the Securities Administrator or the Custodian pursuant to Sections 4.03, 8.04 and 10.05 and (ii) any amounts payable to the Master Servicer as set forth in Section 4.14; provided, however, that the Master Servicer shall be obligated to pay from its own funds any amounts which it is required to pay under Section 8.03(a).

(iii)  In addition, on or before each Business Day prior to each Distribution Date, the Master Servicer shall deposit in the Distribution Account (or remit to the Trustee for deposit therein) any Monthly Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

(iv)  No later than noon New York time on each Business Day prior to each Distribution Date, the Master Servicer will transfer all Available Funds on deposit in the account with respect to the related Distribution Date to the Paying Agent for deposit in the Distribution Account.

Section 5.02  Permitted Withdrawals From the Protected Account.

(a)  The Company may from time to time make withdrawals from the Protected Account for the following purposes:

(i)  to pay itself (to the extent not previously paid to or withheld by the Company), as servicing compensation in accordance with Section 3.10, that portion of any payment of interest that equals the Servicing Fee for the period with respect to which such interest payment was made, and, as additional servicing compensation, those other amounts set forth in Section 3.10;

(ii)  to reimburse the Company for Advances made by it with respect to the Mortgage Loans, provided, however, that the Company’s right of reimbursement pursuant to this subclause (ii) shall be limited to amounts received on particular EMC Mortgage Loan(s) (including, for this purpose, Liquidation Proceeds and Insurance Proceeds) that represent late recoveries of payments of principal and/or interest on such particular EMC Mortgage Loan(s) in respect of which any such Advance was made;

(iii)  to reimburse the Company for any previously made portion of a Servicing Advance or an Advance made by the Company that, in the good faith judgment of the Company, will not be ultimately recoverable by it from the related Mortgagor, any related Liquidation Proceeds, Insurance Proceeds or otherwise (a “Nonrecoverable Advance”), to the extent not reimbursed pursuant to clause (ii) or clause (v);

(iv)  to reimburse the Company from Insurance Proceeds for Insured Expenses covered by the related Insurance Policy;

(v)  to pay the Company any unpaid Servicing Fees and to reimburse it for any unreimbursed Servicing Advances, provided, however, that the Company’s right to reimbursement for Servicing Advances pursuant to this subclause (v) with respect to any EMC Mortgage Loan shall be limited to amounts received on particular EMC Mortgage Loan(s) (including, for this purpose, Liquidation Proceeds, Insurance Proceeds and purchase and repurchase proceeds) that represent late recoveries of the payments for which such Servicing Advances were made;

(vi)  to pay to the Sponsor, the Depositor or itself, as applicable, with respect to each EMC Mortgage Loan or property acquired in respect thereof that has been purchased pursuant to Section 2.02, 2.03 or 4.21 of this Agreement, all amounts received thereon and not taken into account in determining the related Stated Principal Balance of such repurchased EMC Mortgage Loan;

(vii)  to pay any expenses recoverable by the Company pursuant to Section 8.04 of this Agreement;

(viii)  to withdraw pursuant to Section 5.01 any amount deposited in the Protected Account and not required to be deposited therein; and

(ix)  to clear and terminate the Protected Account upon termination of this Agreement pursuant to Section 11.01 hereof.

In addition, no later than 1:00 p.m. Eastern time on the Remittance Date, the Company shall withdraw from the Protected Account and remit to the Securities Administrator the amount required to be withdrawn therefrom pursuant to Section 5.05 hereof. With respect to any remittance received by the Securities Administrator from EMC after the date on which such remittance was due, EMC shall pay to the Securities Administrator interest on any such late remittance at an annual rate equal to the prime rate announced to be in effect from time to time as published as the average rate in The Wall Street Journal (Northeast Edition), plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in EMC’s Protected Account by EMC on the date such late payment is made and shall cover the period commencing with the day following the date on which such remittance was due and ending with the Business Day on which such remittance is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by EMC of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default with respect to EMC.

The Company shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Protected Account pursuant to subclauses (i), (ii), (iv), (v) and (vi) above. Prior to making any withdrawal from the Protected Account pursuant to subclause (iii), the Company shall deliver to the Trustee an Officer’s Certificate of a Servicing Officer indicating the amount of any previous Advance or Servicing Advance determined by the Company to be a Nonrecoverable Advance and identifying the related EMC Mortgage Loan(s), and their respective portions of such Nonrecoverable Advance.

Section 5.03  Reports to Master Servicer.

On or before the tenth calendar day of each month, the Company shall furnish to the Master Servicer electronically in a format acceptable to the Master Servicer loan accounting reports in the investor’s assigned loan number order to document the payment activity on each EMC Mortgage Loan on an individual mortgage loan basis and containing the data required by the forms attached hereto as Exhibit U, Exhibit V and Exhibit W or in a format mutually agreed upon between the Company and the Master Servicer.

Section 5.04  Collection of Taxes; Assessments and Similar Items; Escrow Accounts.

With respect to each EMC Mortgage Loan, to the extent required by the related Mortgage Note, the Company shall establish and maintain one or more accounts (each, an “Escrow Account”) and deposit and retain therein all collections from the Mortgagors (or advances by the Company) for the payment of taxes, assessments, hazard insurance premiums or comparable items for the account of the Mortgagors. Nothing herein shall require the Company to compel a Mortgagor to establish an Escrow Account in violation of applicable law.

Withdrawals of amounts so collected from the Escrow Accounts may be made only to effect timely payment of taxes, assessments, hazard insurance premiums, condominium or PUD association dues, or comparable items, to reimburse the Company out of related collections for any payments made with respect to each EMC Mortgage Loan pursuant to Section 3.01 (with respect to taxes and assessments and insurance premiums) and Section 3.05 (with respect to hazard insurance), to refund to any Mortgagors for any EMC Mortgage Loans any sums as may be determined to be overages, to pay interest, if required by law or the terms of the related Mortgage or Mortgage Note, to such Mortgagors on balances in the Escrow Account or to clear and terminate the Escrow Account at the termination of this Agreement in accordance with Section 11.01 thereof. The Escrow Account shall not be a part of the Trust Fund.

Section 5.05  Servicer Protected Accounts. (a) The Master Servicer shall enforce the obligation of the Company and the Servicers to establish and maintain a Protected Account in accordance with this Agreement and the Servicing Agreements, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within one Business Day (or as of such other time specified in the Servicing Agreements) of receipt all collections of principal and interest on any Mortgage Loan and with respect to any REO Property received by the Company or the related Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, and advances made from the Company’s or such Servicer’s own funds (less servicing compensation as permitted by this Agreement or the related Servicing Agreement) and all other amounts to be deposited in the Protected Accounts. Each of the Company and the Servicers are hereby authorized to make withdrawals from and deposits to the related Protected Account for purposes required or permitted by this Agreement. To the extent provided in this Agreement or any Servicing Agreement, the Protected Account shall be held in a Designated Depository Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Certificateholders.

(b)  To the extent provided in this Agreement or any Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Trustee for the benefit of Certificateholders and, except as provided in the preceding paragraph, not commingled with any other funds, such Permitted Investments to mature, or to be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Distribution Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 5.05 shall be paid to the Company or the related Servicer under this Agreement or the related Servicing Agreement, and the risk of loss of moneys required to be distributed to the Certificateholders resulting from such investments shall be borne by and be the risk of the Company or the related Servicer, as the case may be. The Company or the related Servicer (to the extent provided in this Agreement or the related Servicing Agreement) shall deposit the amount of any such loss in the Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Certificateholders.

(c)  To the extent provided in this Agreement or the related Servicing Agreement and subject to this Article V, on or before each Remittance Date, the Company or the related Servicer shall withdraw or shall cause to be withdrawn from its Protected Account and shall immediately deposit or cause to be deposited in the Distribution Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date):

(i)  Scheduled Payments on the Mortgage Loans received or any related portion thereof advanced by the Company or the related Servicer pursuant to the related Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising the Servicing Fees;

(ii)  Full Principal Prepayments and any Liquidation Proceeds received by the Company or the related Servicer with respect to such Mortgage Loans in the related Prepayment Period, with interest to the date of prepayment or liquidation, net of the amount thereof comprising the Servicing Fees and LPMI Fees, if any;

(iii)  Partial Principal Prepayments received by the Company or the related Servicer for such Mortgage Loans in the related Prepayment Period;

(iv)  Any amount to be used as an Advance or any Compensating Interest required to paid to the Company or related Servicer; and

(v)  The amount of any Prepayment Charges collected with respect to the Mortgage Loans and the amount of any Prepayment Charges paid by the Company or the related Servicer in connection with the waiver of a Prepayment Charge in a manner that is not permitted under this Agreement or the related Servicing Agreement.

(d)  Withdrawals may be made from a Protected Account by the Company as described in Section 5.02 hereof and by the Master Servicer or the related Servicer only to make remittances as provided in Section 5.05(c), 5.08 and 5.09; to reimburse the Master Servicer or the Servicer for Advances which have been recovered by subsequent collection from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of this Agreement in accordance with Section 11.01. As provided in Section 5.05(c) certain amounts otherwise due to the related Servicer may be retained by the related Servicer and need not be deposited in the Distribution Account.

Section 5.06  Reserved.

Section 5.07  Reserved.

Section 5.08  Distribution Account.

(a)  The Securities Administrator shall establish and maintain in the name of the Trustee, for the benefit of the Certificateholders, the Distribution Account as a segregated trust account or accounts. The Distribution Account shall be an Eligible Account. The Master Servicer or Servicer, as the case may be, will remit to the Securities Administrator for deposit in the Distribution Account the following amounts:

(i)  with respect to each Loan Group, any Advance and any Compensating Interest Payments;

(ii)  with respect to each Loan Group, any Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer or which were not deposited in a Protected Account;

(iii)  with respect to each Loan Group, the Repurchase Price with respect to any Mortgage Loans purchased by the Sponsor or Section 2.02 or 2.03, any amounts which are to be treated pursuant to Section 5.09 of this Agreement as the payment of such a Repurchase Price, the Repurchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 4.20, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Sponsor or its designee pursuant to Section 11.01;

(iv)  with respect to each Loan Group, any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

(v)  with respect to each Loan Group, any other amounts received by or on behalf of the Master Servicer or the Trustee and required to be deposited in the Distribution Account pursuant to this Agreement.

(b)  All amounts deposited to the Distribution Account shall be held by the Securities Administrator in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges, need not be credited by the Master Servicer or the related Servicer to the Distribution Account. In the event that the Master Servicer shall deposit or cause to be deposited to the Distribution Account any amount not required to be credited thereto, the Securities Administrator, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(c)  The Distribution Account shall constitute an Eligible Account of the Trust Fund segregated on the books of the Securities Administrator and held by the Securities Administrator and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Securities Administrator (whether made directly, or indirectly through a liquidator or receiver of the Securities Administrator). The amount at any time credited to the Distribution Account may be, as directed by the Master Servicer, held either uninvested in a trust or deposit account of the Securities Administrator with no liability for interest or other compensation thereof, except as otherwise agreed in writing with the Master Servicer, or invested in the name of the Trustee, in such Permitted Investments as may be selected by the Master Servicer on such direction which mature not later than the Business Day next preceding the succeeding Distribution Date, except if such Permitted Investment is an obligation of or is managed by the institution that maintains such fund or account, then such Permitted Investment shall mature not later than such Distribution Date. Permitted Investments in respect of the Distribution Account shall not be sold or disposed of prior to their maturity. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Master Servicer. The Master Servicer shall be permitted to receive distribution of any and all investment earnings from the Distribution Account on each Distribution Date. If there is any loss on a Permitted Investment or demand deposit, the Master Servicer shall deposit the amount of the loss in the Distribution Account. With respect to the Distribution Account and the funds deposited therein, the Securities Administrator shall take such action as may be necessary to ensure that the Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Securities Administrator) as provided by 12 U.S.C. § 92a(e), and applicable regulations pursuant thereto, if applicable, or any applicable comparable state statute applicable to state chartered banking corporations.

Section 5.09  Permitted Withdrawals and Transfers from the Distribution Account.

(a)  The Securities Administrator will, from time to time on demand of the Master Servicer, make or cause to be made such withdrawals or transfers from the Distribution Account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement or any Servicing Agreement (limited in the case of amounts due the Master Servicer to those not withdrawn from the Distribution Account in accordance with the terms of this Agreement; provided that the Securities Administrator shall not be responsible for such determination and may rely on the Master Servicer’s instructions under this Section 5.09):

(i)  to reimburse the Master Servicer, the Company or the related Servicer for any Advance or Servicing Advance of its own funds, the right of the Master Servicer, the Company or the related Servicer to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Repurchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Advance or Servicing Advance was made;

(ii)  to reimburse the Master Servicer, the Company or the related Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Master Servicer, the Company or the related Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an uninsured cause or in connection with the liquidation of such Mortgage Loan;

(iii)  to reimburse the Master Servicer, the Company or the related Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer, the Company or the related Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (x) of this Subsection (a) to the Master Servicer; and (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

(iv)  to reimburse the Master Servicer, the Company or a Servicer for advances of funds pursuant to this Agreement or the related Servicing Agreement, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Repurchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late recoveries of the payments for which such advances were made;

(v)  to reimburse the Master Servicer, the Company or a Servicer for any Advance or advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Advance or advance has not been reimbursed pursuant to clauses (i) and (iv);

(vi)  to pay the Master Servicer as set forth in Section 4.14;

(vii)  to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 4.03, 8.04(c) and (d) and 12.02 or otherwise reimbursable to it pursuant to this Agreement;

(viii)  to pay to the Master Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the Company or the related Servicer;

(ix)  to reimburse or pay the Company or the related Servicer any such amounts as are due thereto under this Agreement or the related Servicing Agreement and have not been retained by or paid to the Company or the related Servicer, to the extent provided herein and in the related Servicing Agreement;

(x)  to reimburse the Trustee, the Custodian or the Securities Administrator for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement;

(xi)  to remove amounts deposited in error; and

(xii)  to clear and terminate the Distribution Account pursuant to Section 11.01.

(b)  The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Distribution Account pursuant to subclauses (i) through (iv), inclusive, and (vi) or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer without being deposited in the Distribution Account under Section 5.08.

(c)  On each Distribution Date, the Securities Administrator shall distribute the Available Funds to the extent of funds on deposit in the Distribution Account to the Holders of the Certificates in accordance with the Remittance Report upon which the Securities Administrator may conclusively rely.

Section 5.10  Reserved.

Section 5.11  Reserved.

ARTICLE VI

DISTRIBUTIONS AND ADVANCES

Section 6.01  Advances.

(a)  The Company shall make an Advance with respect to any EMC Mortgage Loan and remit such Advance to the Securities Administrator for deposit in the Distribution Account no later than 1:00 p.m. Eastern time on the Remittance Date in immediately available funds. The Master Servicer shall cause the related Servicer to remit any such Advance required pursuant to the terms of the related Servicing Agreement. The Company or the related Servicer, as applicable, shall be obligated to make any such Advance only to the extent that such advance would not be a Nonrecoverable Advance. If the Company or the related Servicer shall have determined that it has made a Nonrecoverable Advance or that a proposed Advance or a lesser portion of such Advance would constitute a Nonrecoverable Advance, the Company or the related Servicer, as the case may be, shall deliver (i) to the Securities Administrator for the benefit of the Certificateholders funds constituting the remaining portion of such Advance, if applicable, and (ii) to the Depositor, the Master Servicer, each Rating Agency and the Trustee an Officer’s Certificate setting forth the basis for such determination. Subject to the Master Servicer’s recoverability determination, in the event that a Servicer (other than Wells Fargo) fails to make a required Advance, the Master Servicer, as successor servicer, shall be required to remit the amount of such Advance to the Distribution Account. Subject to the Securities Administrator’s recoverability determination, in the event that the Master Servicer fails to make a required Advance, the Securities Administrator shall be required to remit the amount of such Advance to the Distribution Account. If Wells Fargo, as a Servicer, the Master Servicer or the Securities Administrator was required to make an Advance but failed to do so, the Trustee upon receiving notice or becoming aware of the such failure, and pursuant to the applicable terms of this Agreement, shall appoint a successor servicer who will make such Advance, or the Trustee as successor master servicer shall be required to remit the amount of such Advance to the Distribution Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance. If the Trustee cannot find a successor servicer to replace Wells Fargo as Servicer the Trustee shall become the successor servicer and shall be required to remit the amount of such Advance to the Distribution Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance.

In lieu of making all or a portion of such Advance from its own funds, the Company may (i) cause to be made an appropriate entry in its records relating to the Protected Account that any Amounts Held for Future Distribution has been used by the Company in discharge of its obligation to make any such Advance and (ii) transfer such funds from the Protected Account to the Distribution Account. Any funds so applied and transferred shall be replaced by the Company by deposit in the Distribution Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement.

The Company shall be entitled to be reimbursed from the Protected Account for all Advances of its own funds made pursuant to this Section as provided in Section 5.02. The obligation to make Advances with respect to any EMC Mortgage Loan shall continue until such EMC Mortgage Loan is paid in full or the related Mortgaged Property or related REO Property has been liquidated or until the purchase or repurchase thereof (or substitution therefor) from the Trust Fund pursuant to any applicable provision of this Agreement, except as otherwise provided in this Section 6.01.

(b)  If the Company or the related Servicer was required to make an Advance pursuant to this Agreement or the related Servicing Agreement and fails to make any required Advance, in whole or in part, the Master Servicer, as successor servicer, or an other successor servicer appointed by it, will remit to the Securities Administrator, who in turn will deposit in the Distribution Account not later than the Distribution Account Deposit Date immediately preceeding the related Distribution Date an amount equal to such required Advance to the extent not otherwise paid by the related Servicer, net of the Servicing Fee for such Mortgage Loan except to the extent the Master Servicer determines any such Advance to be nonrecoverable from Liquidation Proceeds, Insurance Proceeds or future payments on the Mortgage Loan for which such Advance was made. Subject to the foregoing, the Master Servicer shall continue to make such Advances through the date that the Company or the related Servicer is required to do so under this Agreement or the related Servicing Agreement, as applicable. If applicable, on the Distribution Account Deposit Date, the Master Servicer shall present an Officer’s Certificate to the Trustee (i) stating that the Master Servicer elects not to make an Advance in a stated amount and (ii) detailing the reason it deems the advance to be nonrecoverable.

Subject to and in accordance with the provisions of Article IX hereof, in the event the Master Servicer fails to make such Advance, then the Trustee, as Successor Master Servicer, shall be obligated to make such Advance, subject to the provisions of this Section 6.01, in accordance with and subject to the terms of this Agreement (including its rights of reimbursement hereunder).

Section 6.02  Compensating Interest Payments.

(a)  In the event that there is a Prepayment Interest Shortfall arising from a voluntary Principal Prepayment in part or in full by the Mortgagor with respect to any EMC Mortgage Loan, the Company shall, to the extent of the Servicing Fee for such Distribution Date, deposit into the Distribution Account, as a reduction of the Servicing Fee for such Distribution Date, no later than the close of business on the Remittance Date immediately preceding such Distribution Date, an amount equal to the Prepayment Interest Shortfall; and in case of such deposit, the Company shall not be entitled to any recovery or reimbursement from the Depositor, the Trustee, the Sponsor, the Master Servicer, the Securities Administrator, the Trust Fund or the Certificateholders.

(b)  The Master Servicer shall cause each Servicer under the related Servicing Agreement to remit any required Compensating Interest Payments to the Distribution Account on the Remittance Date.

(c)  The Master Servicer shall be required to remit the amount of any such Prepayment Interest Shortfalls required to be paid by the related Servicer pursuant to Section 6.02(a), to the extent of the Master Servicing Compensation for such Distribution Date, in the event the Company or the related Servicer fails to do so.

Section 6.03  REMIC Distributions.

On each Distribution Date the Securities Administrator, as agent for the Trustee, shall be deemed to make distributions to the REMIC Regular Interests and each Regular Interest the ownership of which is represented by the Class A Certificates in accordance with Section 6.07 hereof.

Section 6.04  Distributions.

(a)  On each Distribution Date, the Available Funds for such Distribution Date shall be withdrawn by the Securities Administrator to the extent of funds on deposit in the Distribution Account and distributed as directed in accordance with the Remittance Report for such Distribution Date, in the following order of priority:

first, (a) Interest Funds in respect of the Group I Loans, to the holders of the Class I-A Certificates, concurrently on a pro rata basis, the Monthly Interest Distributable Amount for such classes for such distribution date and (b) Interest Funds in respect of the Group II Loans, to the holders of the Class II-A Certificates, concurrently on a pro rata basis, the Monthly Interest Distributable Amount for such classes for such distribution date;

(i)  to the holders of the Class M-1 Certificates, the Monthly Interest Distributable Amount for such class for such distribution date;

(ii)  to the holders of the Class M-2 Certificates, the Monthly Interest Distributable Amount for such class for such distribution date;

(iii)  to the holders of the Class M-3 Certificates, the Monthly Interest Distributable Amount for such class for such distribution date;

(iv)  to the holders of the Class B-1 Certificates, the Monthly Interest Distributable Amount for such class for such distribution date;

(v)  to the holders of the Class B-2 Certificates, the Monthly Interest Distributable Amount for such class for such distribution date;

(vi)  to the holders of the Class B-3 Certificates, the Monthly Interest Distributable Amount for such class for such distribution date; and

(vii)  to the holders of the Class B-4 Certificates, the Monthly Interest Distributable Amount for such class for such distribution date.

On each distribution date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls to the extent not covered by Compensating Interest will reduce the amount of the interest payable to the Offered Certificates and Class B-4 Certificates on such distribution date as described in the definition of Monthly Interest Distributable Amount. The holders of the Offered Certificates and Class B-4 Certificates will be entitled to reimbursement for any such interest shortfalls with interest thereon solely from the Net Monthly Excess Cashflow to the extent of funds available pursuant to clause third below.

On any Distribution Date, any Unpaid Interest Shortfalls will be allocated to the Certificates (other than the Class P Certificates) as set forth in the definition of “Monthly Interest Distributable Amount” in Section 1.01 and in Section 1.02.

Any Excess Spread to the extent necessary to restore or maintain a level of overcollateralization equal to the Overcollateralization Target Amount will be the Overcollateralization Increase Amount and will be included as part of the Principal Distribution Amount for the Offered Certificates and Class B-4 Certificates and distributed pursuant to the second and third clause below.

second, the Principal Distribution Amount for any Distribution Date shall be distributed concurrently as follows:

(i)  with respect to the Class I-A (other than the Class I-A-2 Certificates), Class M and Class B Certificates, the Group I Principal Distribution Amount for such distribution date, on a pro rata basis, based on the Certificate Principal Balance of each such Class, until the Certificate Principal Balances thereof have been reduced to zero; and

(ii)  with respect to the Class II-A (other than the Class II-A-2 Certificates), Class M and Class B Certificates, the Group II Principal Distribution Amount for such distribution date, on a pro rata basis, based on the Certificate Principal Balance of each such Class, until the Certificate Principal Balances thereof have been reduced to zero.

third, On each distribution date, Excess Spread will be required to be applied as a Extra Principal Distribution Amount and distributed as part of the Principal Distribution Amount with respect to the Offered Certificates and Class B-4 Certificates whenever the Overcollateralized Amount is less than the Overcollateralization Target Amount; provided that, after the earlier of (1) the 20% Clean-Up Call Date and (2) the Early Turbo Payment Date, such Excess Spread will be used first to pay the Overcollateralization Increase Amount, any Net Interest Shortfalls and any Net WAC Rate Carryover Amounts, in that order, on such distribution date, and the remainder will be applied as part of the Extra Principal Distribution Amount. The amount of any Net Monthly Excess Cashflow in loan with respect to each distribution date will be distributed as follows:

(i)  to the Holders of the Senior Certificates, on a pro rata basis, based on the entitlement of each such Class, then to the Holders of the Class M-1 Certificates, then to the holders of the Class M-2 Certificates, then to the holders of the Class M-3 Certificates, then to the holders of the Class B-1 Certificates, then to the holders of the Class B-2 Certificates, then to the holders of the Class B-3 Certificates and then to the holders of the Class B-4 Certificates, any Unpaid Interest Shortfall for such Classes of Certificates on such Distribution Date, to the extent not previously reimbursed;

(ii)  from remaining Net Monthly Excess Cashflow, to the holders of the Class M-1 Certificates, in an amount equal to the Applied Realized Loss Amount for such class;

(iii)  from remaining Net Monthly Excess Cashflow, to the holders of the Class M-2 Certificates, in an amount equal to the Applied Realized Loss Amount for such class;

(iv)  from remaining Net Monthly Excess Cashflow, to the holders of the Class M-3 Certificates, in an amount equal to the Applied Realized Loss Amount for such class;

(v)  from remaining Net Monthly Excess Cashflow, to the holders of the Class B-1 Certificates, in an amount equal to the Applied Realized Loss Amount for such class;

(vi)  from remaining Net Monthly Excess Cashflow, to the holders of the Class B-2 Certificates, in an amount equal to the Applied Realized Loss Amount for such class;

(vii)  from remaining Net Monthly Excess Cashflow, to the holders of the Class B-3 Certificates, in an amount equal to the Applied Realized Loss Amount for such class;

(viii)  from remaining Net Monthly Excess Cashflow, to the holders of the Class B-4 Certificates, in an amount equal to the Applied Realized Loss Amount for such class;

(ix)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, in respect of the Senior Certificates, on a pro rata basis, based on the entitlement of each such Class, the Net WAC Rate Carryover Amount for each such Class for such Distribution Date to the extent such amount exceeds the amount then on deposit in the Net WAC Reserve Fund;

(x)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, in respect of the Class M-1 Certificates, the Net WAC Rate Carryover Amount for such Class for such Distribution Date to the extent such amount exceeds the amount then on deposit in the Net WAC Reserve Fund;

(xi)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, in respect of the Class M-2 Certificates, the Net WAC Rate Carryover Amount for such Class for such Distribution Date to the extent such amount exceeds the amount then on deposit in the Net WAC Reserve Fund;

(xii)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, in respect of the Class M-3 Certificates, the Net WAC Rate Carryover Amount for such Class for such Distribution Date to the extent such amount exceeds the amount then on deposit in the Net WAC Reserve Fund;

(xiii)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, in respect of the Class B-1 Certificates, the Net WAC Rate Carryover Amount for such Class for such Distribution Date to the extent such amount exceeds the amount then on deposit in the Net WAC Reserve Fund;

(xiv)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, in respect of the Class B-2 Certificates, the Net WAC Rate Carryover Amount for such Class for such Distribution Date to the extent such amount exceeds the amount then on deposit in the Net WAC Reserve Fund;

(xv)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, in respect of the Class B-3 Certificates, the Net WAC Rate Carryover Amount for such Class for such Distribution Date to the extent such amount exceeds the amount then on deposit in the Net WAC Reserve Fund;

(xvi)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, in respect of the Class B-4 Certificates, the Net WAC Rate Carryover Amount for such Class for such Distribution Date to the extent such amount exceeds the amount then on deposit in the Net WAC Reserve Fund;

(xvii)  from amounts otherwise distributable to the Class C Certificates, to the Net WAC Reserve Fund, to maintain a balance equal to the Net WAC Reserve Fund Deposit;

(xviii)  to the Holders of the Class C Certificates, the Class C Distribution Amount less amounts distributed pursuant to items (ix) through (xvii) of this clause third; and

(xix)  to the Holders of the Class R Certificates, any amounts of Net Monthly Excess Cashflow remaining after distributions pursuant to items (i) through (xviii) of this clause third, based on the related REMIC in which such amounts remain.

(b)  In addition, notwithstanding the foregoing, on any distribution date after the distribution date on which the Certificate Principal Balance of a class of certificates has been reduced to zero, that class of certificates will be retired and will no longer be entitled to distributions, including distributions in respect of Net Interest Shortfalls or Net WAC Rate Carryover Amounts.

(c)  On each Distribution Date, all amounts representing Prepayment Charges in respect of the Mortgage Loans received during the related Prepayment Period and deposited in the Distribution Account will be withdrawn from the Distribution Account and distributed by the Securities Administrator in accordance with the Remittance Report to the Class P Certificates and shall not be available for distribution to the Holders of any other Class of Certificates. The payment of such Prepayment Charges shall not reduce the Certificate Principal Balance of the Class P Certificates.

(d)  Subject to Section 11.02 hereof respecting the final distribution, on each Distribution Date the Securities Administrator shall make distributions to each Certificateholder of record on the preceding Record Date either by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if (i) such Holder has so notified the Securities Administrator at least 5 Business Days prior to the related Record Date and (ii) such Holder shall hold Regular Certificates with aggregate principal denominations of not less than $1,000,000 or evidencing a Percentage Interest aggregating 10% or more with respect to such Class or, if not, by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register. Notwithstanding the foregoing, but subject to Section 11.02 hereof respecting the final distribution, distributions with respect to Certificates registered in the name of a Depository shall be made to such Depository in immediately available funds.

(e)  Prior to each Distribution Date, or if the Master Servicer and the Securities Administrator are no linger affiliated, on or before 5:00 p.m. Eastern time on the fifth Business Day immediately preceding each Distribution Date, the Master Servicer shall deliver a report to the Securities Administrator in the form of a computer readable magnetic tape (or by such other means as the Master Servicer and the Securities Administrator may agree from time to time) containing such data and information, as agreed to by the Master Servicer and the Securities Administrator such as to permit the Securities Administrator to prepare the Monthly Statement to Certificateholders and to direct the Securities Administrator in writing to make the required distributions for the related Distribution Date (the “Remittance Report”).

Section 6.05  Allocation of Realized Losses.

(a)  On or prior to each Determination Date, the Master Servicer shall determine the amount of any Realized Loss in respect of each Mortgage Loan that occurred during the immediately preceding calendar month.

(b)  The interest portion of Realized Losses shall be allocated to the Certificates (other than the Class P Certificates) as described in Section 1.02 hereof.

(c)  The principal portion of all Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date as follows: first, to Net Monthly Excess Cashflow as part of the payment of the Extra Principal Distribution Amount, second, in reduction of the Overcollateralization Amount, until reduced to zero; third, to the Class B-4 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fourth, to the Class B-3 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fifth, to the Class B-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; sixth, to the Class B-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; seventh, to the Class M-3 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eighth, to the Class M-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and ninth, to the Class M-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero. All such Realized Losses to be allocated to the Certificate Principal Balances of all Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

Any allocation of the principal portion of Realized Losses to a Subordinate Certificate on any Distribution Date shall be made by reducing the Certificate Principal Balance thereof by the amount so allocated; any allocation of Realized Losses to the Net Monthly Excess Cashflow shall be made by reducing the amount otherwise payable in respect of the Class C Certificates pursuant to Section 6.04(a) clause third; and any allocation of Realized Losses to the Overcollateralized Amount shall be made by reducing the Certificate Principal Balance of the Class C Certificates. No allocations of any Realized Losses shall be made to the Certificate Principal Balances of the Senior Certificates or the Class P Certificates.

All such Realized Losses and all other losses allocated to a Class of Certificates hereunder will be allocated among the Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

Notwithstanding the foregoing, no such allocation of any Realized Loss shall be made on a Distribution Date to any Class of Subordinate Certificates to the extent that such allocation would result in the reduction of the aggregate Certificate Principal Balance of all the Certificates (other than the Class P Certificates) as of such Distribution Date, after giving effect to all distributions and prior allocations of Realized Losses on the Mortgage Loans on such date, to an amount less than the aggregate Stated Principal Balance of all of the Mortgage Loans as of the first day of the month of such Distribution Date (such limitation, the “Loss Allocation Limitation”). In addition in no event will the Certificate Principal Balance of any Subordinate Certificate be reduced more than once in respect of any particular amount both (i) allocable to such Certificate in respect of Realized Losses and (ii) payable as principal to the Holder of such Certificate from Remaining Excess Spread.

In addition, in the event that the Master Servicer receives any Subsequent Recoveries from the Company or the related Servicer, the Master Servicer shall deposit such funds into the Distribution Account pursuant to Section 5.08. If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Subordinate Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Subordinate Certificates pursuant to this Section 6.05 and not previously reimbursed to such Class of Subordinate Certificates with Net Monthly Excess Cashflow pursuant to clause third of Section 6.04(a); provided, however, to the extent that no reductions to a Certificate Principal Balance of any Class of Subordinate Certificates currently exists as the result of a prior allocation of a Realized Loss, such Subsequent Recoveries will be applied as Excess Spread. The amount of any remaining Subsequent Recoveries will be applied to sequentially increase the Certificate Principal Balance of the Subordinate Certificates, beginning with the Class of Subordinate Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to such Class of Subordinate Certificates pursuant to this Section 6.05 and not previously reimbursed to such Class of Subordinate Certificates with Net Monthly Excess Cashflow pursuant to clause third of Section 6.04(a). Holders of such Certificates will not be entitled to any payment in respect of current interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Subordinate Certificate of such Class in accordance with its respective Percentage Interest.

(d)  (i) The REMIC I Marker Allocation Percentage of the aggregate amount of any interest portion of Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date first, to Uncertificated Accrued Interest payable to REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount (without duplication of any such amount attributable to allocations of Unpaid Interest Shortfalls on such Distribution Date pursuant to Section 1.02), 98% and 2%, respectively, and thereafter, to Uncertificated Accrued Interest payable to the REMIC I Regular Interests (other than REMIC I Regular Interests P, 1-Sub, 1-Grp, 2-Sub, 2-Grp and XX), pro rata, based on the Uncertificated Accrued Interest for each such REMIC I Regular Interest prior to such allocation. The REMIC I Marker Allocation Percentage of the aggregate amount of any principal portion of Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date to the following REMIC I Regular Interests in the specified percentages, as follows: first, to Uncertificated Accrued Interest payable to REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount (without duplication of any such amount attributable to allocations of Unpaid Interest Shortfalls or the interest portion of Realized Losses on such Distribution Date pursuant to Section 1.02 or the preceding sentence), 98% and 2%, respectively; second, to the Uncertificated Principal Balances of the REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Principal Loss Allocation Amount, 98% and 2%, respectively; third, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest B-4 and REMIC I Regular Interest ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest B-4 has been reduced to zero; fourth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest B-3 and REMIC I Regular Interest ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest B-3 has been reduced to zero; fifth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest B-2 and REMIC I Regular Interest ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest B-2 has been reduced to zero; sixth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest B-1 and REMIC I Regular Interest ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest B-1 has been reduced to zero; seventh, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-3 and REMIC I Regular Interest ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-3 has been reduced to zero; eighth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-2 and REMIC I Regular Interest ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-2 has been reduced to zero; and ninth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-1 and REMIC I Regular Interest ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-1 has been reduced to zero.

(ii) The REMIC I Sub WAC Allocation Percentage of the aggregate amount of any interest portion of Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date to Uncertificated Accrued Interest payable to the REMIC I Regular Interests 1-Sub, 1-Grp, 2-Sub, 2-Grp and XX, pro rata, based on the Uncertificated Accrued Interest for each such REMIC I Regular Interest prior to such allocation. The REMIC I Marker Allocation Percentage of the aggregate amount of any principal portion of Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date first, so as to keep the Uncertificated Principal Balance of each REMIC I Regular Interest ending with the designation “Grp” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC I Regular Interest ending with the designation “Sub” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current aggregate Certificate Principal Balance of the Class A Certificates related to such Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and third, any remaining Realized Losses shall be allocated to REMIC I Regular Interest XX.

(e) All Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date to the REMIC II Regular Interests in the same manner and priority as Realized Losses are allocated to the Corresponding Certificates pursuant to Sections 1.02, 6.05(b) and 6.05(c); provided, however, that solely for purposes of allocating such Realized Losses to the REMIC II Regular Interests, any such losses allocable to the Class I-A-2 Certificates and Class II-A-2 Certificates shall be deemed to be allocated to the Class I-A-1 Certificates and Class II-A-1 Certificates, respectively.

Section 6.06  Monthly Statements to Certificateholders.

(a)  Not later than each Distribution Date, the Securities Administrator shall prepare and make available to each Holder of Certificates, the Trustee, the Master Servicer and the Depositor a statement setting forth for the Certificates:

(i)  with respect to each loan group, the amount of the related distribution to holders of the offered certificates (by class), other than the Class I-A-2 Certificates and Class II-A-2 Certificates, allocable to principal, separately identifying (A) the aggregate amount of any principal prepayments included therein, (B) the aggregate of all scheduled payments of principal included therein and (C) any Extra Principal Distribution Amount included therein;

(ii)  with respect to each loan group, the total cash flows received and the general sources thereof;

(iii)  with respect to each loan group, the amount of such distribution to Holders of each Class allocable to interest and with respect to the Class I-A-1 Certificates and the Class II-A-1 Certificates, the amount allocable to interest and the portion thereof, if any, provided by the related interest rate corridor contract;

(iv)  the applicable accrual periods for calculating distributions and general distribution dates;

(v)  with respect to each loan group, the Net WAC Rate Carryover Amount and any accrued but unpaid interest for each Class of Certificates and the amount on deposit in the Net WAC Reserve Fund;

(vi)  with respect to each loan group, the Certificate Principal Balance or Certificate Notional Amount of each Class after giving effect (i) to all distributions allocable to principal on such Distribution Date and (ii) the allocation of any Applied Realized Loss Amounts for such Distribution Date;

(vii)  with respect to each loan group, the aggregate of the Stated Principal Balances of all of the Mortgage Loans for the following Distribution Date;

(viii)  the Pass-Through Rate for each Class of Certificates with respect to the current Interest Accrual Period, and, if applicable, whether such Pass-Through Rate was limited by the related Interest Rate Cap;

(ix)  with respect to each loan group, the cumulative amount of Applied Realized Loss Amounts to date;

(x)  with respect to each loan group, whether a stepdown date or a trigger event is in effect;

(xi)  with respect to each loan group and any Mortgage Loan that was liquidated during the preceding calendar month, the loan number and Stated Principal Balance of, and Realized Loss on, such Mortgage Loan as of the end of the related Prepayment Period;

(xii)  with respect to each loan group, the total number and principal balance of any real estate owned or REO Properties as of the end of the related Prepayment Period;

(xiii)  with respect to each loan group and if applicable, material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have become material over time;

(xiv)  with respect to each loan group, the amount of the Prepayment Charges remitted by each Servicer and the amount on deposit in the related reserve fund;

(xv)  with respect to each loan group, the Realized Losses during the related Prepayment Period and the cumulative Realized Losses through the end of the preceding month; and

(xvi)  the special hazard amount, fraud loss amount and bankruptcy amount, if applicable, as of the close of business on the applicable distribution date.

The Securities Administrator may make the foregoing Monthly Statement (and, at its option, any additional files containing the same information in an alternative format) available each month to Certificateholders via the Securities Administrator’s internet website. The Securities Administrator’s internet website shall initially be located at “www.ctslink.com”. Assistance in using the website can be obtained by calling the Securities Administrator’s customer service desk at (301) 815-6600. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Securities Administrator may change the way Monthly Statements are distributed in order to make such distributions more convenient or more accessible to the above parties.

(b)  The Securities Administrator’s responsibility for making the above information available to the Certificateholders is limited to the availability, timeliness and accuracy of the information derived from the Master Servicer, the Company and the Servicers. The Securities Administrator will make available a copy of each statement provided pursuant to this Section 6.05 to each Rating Agency.

(c)  Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall furnish upon request to each Person who at any time during the calendar year was a Certificateholder, the information set forth in clauses (a)(i) and (a)(ii) of this Section 6.06 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee or the Securities Administrator pursuant to any requirements of the Code as from time to time in effect.

(d)  Upon filing with the Internal Revenue Service, the Securities Administrator shall furnish to the Holders of the Residual Certificates the applicable Form 1066 and each applicable Form 1066Q and shall respond promptly to written requests made not more frequently than quarterly by any Holder of a Residual Certificate with respect to the following matters:

(i)  The original projected principal and interest cash flows on the Closing Date on each class of Regular Interests and Residual Interests created hereunder and on the Mortgage Loans, based on the Prepayment Assumption;

(ii)  The projected remaining principal and interest cash flows as of the end of any calendar quarter with respect to each class of Regular Interests and Residual Interests created hereunder and the Mortgage Loans, based on the Prepayment Assumption;

(iii)  The applicable Prepayment Assumption and any interest rate assumptions used in determining the projected principal and interest cash flows described above;

(iv)  The original issue discount (or, in the case of the Mortgage Loans, market discount) or premium accrued or amortized through the end of such calendar quarter with respect to each class of Regular Interests created hereunder and to the Mortgage Loans, together with each constant yield to maturity used in computing the same;

(v)  The treatment of losses realized with respect to the Mortgage Loans or the Regular Interests created hereunder, including the timing and amount of any cancellation of indebtedness income of a REMIC with respect to such Regular Interests or bad debt deductions claimed with respect to the Mortgage Loans;

(vi)  The amount and timing of any non-interest expenses of a REMIC; and

(vii)  Any taxes (including penalties and interest) imposed on the REMIC, including, without limitation, taxes on “prohibited transactions,” “contributions” or “net income from foreclosure property” or state or local income or franchise taxes.

The information pursuant to clauses (i), (ii), (iii) and (iv) above shall be provided by the Depositor pursuant to Section 10.12.

Section 6.07  REMIC Designations and REMIC I Distributions.

(a)  The Trustee shall elect that each of REMIC I, REMIC II and REMIC III shall be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of this Agreement shall be resolved in a manner that preserves the validity of such REMIC elections. The assets of REMIC I shall include the Mortgage Loans and all interest owing in respect of and principal due thereon, the Distribution Account, the Protected Accounts maintained by the Company and the Servicers, any REO Property, any proceeds of the foregoing and any other assets subject to this Agreement (other than the Net WAC Reserve Fund, the Class I-A-1/I-A-2 Net WAC Reserve Account, the Class II-A-1/II-A-2 Net WAC Reserve Account and any Prepayment Charge Waiver Amounts). The REMIC I Regular Interests shall constitute the assets of REMIC II. The REMIC II Regular Interests shall constitute the assets of REMIC III.

(b)  On each Distribution Date, the Available Funds, in the following order of priority and in accordance with the Remittance Report, shall be deemed distributed by REMIC I to REMIC II on account of the REMIC I Regular Interests (other than REMIC I Regular Interest P) or withdrawn from the Distribution Account and distributed to the Holders of the Class R-1 Certificates, as the case may be:

(i)  to the extent of the REMIC I Marker Allocation Percentage of the Interest Funds, to the holders of REMIC I Regular Interests (other than REMIC I Regular Interests 1-Sub, 1-Grp, 2-Sub, 2-Grp, XX and P), pro rata, in an amount equal to (A) the Uncertificated Accrued Interest for each such REMIC I Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Accrued Interest in respect of REMIC I Regular Interest ZZ shall be reduced and deferred when the REMIC I Overcollateralization Amount is less than the REMIC I Overcollateralization Target Amount by the lesser of (x) the amount of such difference and (y) the REMIC I Regular Interest ZZ Maximum Interest Deferral Amount, and such amount will be payable to the holders of each REMIC I Regular Interest for which a REMIC II Regular Interest is the Corresponding Interest in the same proportion as the Extra Principal Distribution Amount is allocated to the Corresponding Certificates for the Corresponding Interests, and the Uncertificated Principal Balance of REMIC I Regular Interest ZZ shall be increased by such amount;

(ii)  to the extent of the REMIC I Sub WAC Allocation Percentage of the Interest Funds, to the holders of REMIC I Regular Interest 1-Sub, REMIC I Regular Interest 1-Grp, REMIC I Regular Interest 2-Sub, REMIC I Regular Interest 2-Grp and REMIC I Regular Interest XX, pro rata, an amount equal to (A) the Uncertificated Accrued Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates;

(iii)  to the holders of REMIC I Regular Interests, in an amount equal to the REMIC I Marker Allocation Percentage of the remainder of the Available Funds for such Distribution Date after the distributions made pursuant to clauses (i) and (ii) above, allocated as follows:

(A)  98.00% of such remainder to the holders of REMIC I Regular Interest AA, until the Uncertificated Principal Balance of such REMIC I Regular Interest is reduced to zero;

(B)  2.00% of such remainder, first, to the holders of each REMIC I Regular Interest for which a REMIC II Regular Interest is the Corresponding Interest, in an aggregate amount equal to 1.00% of and in the same proportion as principal payments are allocated to the Corresponding Certificates for the Corresponding Interests, until the Uncertificated Principal Balances of such REMIC I Regular Interests are reduced to zero, and second, to the holders of REMIC I Regular Interest ZZ, until the Uncertificated Principal Balance of such REMIC I Regular Interest is reduced to zero; then

(C)  any remaining amount to the Holders of the Class R-1 Certificates; and

(iv) to the holders of REMIC I Regular Interest 1-Sub, REMIC I Regular Interest 1-Grp, REMIC I Regular Interest 2-Sub, REMIC I Regular Interest 2-Grp and REMIC I Regular Interest XX, in an amount equal to the REMIC I Sub WAC Allocation Percentage of the remainder of the Available Funds for such Distribution Date after the distributions made pursuant to clauses (i) and (ii) above, first, so as to keep the Uncertificated Principal Balance of each REMIC I Regular Interest ending with the designation “Grp” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC I Regular Interest ending with the designation “Sub,” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current aggregate Certificate Principal Balance of the Class A Certificates related to such Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and third, any remaining amount to REMIC I Regular Interest XX.

(c)  On each Distribution Date, all amounts representing Prepayment Charges deemed distributed in respect of Class P Certificates shall be deemed distributed in respect of REMIC I Regular Interest P, provided that such amounts shall not reduce the Uncertificated Principal Balance of REMIC I Regular Interest P. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, $100 shall be deemed distributed in respect of REMIC I Regular Interest P in reduction of the Uncertificated Principal Balance thereof.

(d)  On each Distribution Date, the Available Funds related to each Loan Group, in the following order of priority and in accordance with the Remittance Report, shall be deemed distributed by REMIC II to REMIC III on account of the REMIC II Regular Interests (other than REMIC II Regular Interest P) or withdrawn from the Distribution Account and distributed to the Holders of the Class R-2 Certificates:

(i)  (i)to the holders of the REMIC II Regular Interests (other than REMIC II Regular Interest P), in the same manner and priority as paid to the Corresponding Certificates,

(A)	the Uncertificated Accrued Interest (or, in the case of REMIC II Regular Interest C, the REMIC II Regular Interest C Distribution Amount) for such Distribution Date, plus

(B)	any amounts in respect thereof remaining unpaid from previous Distribution Dates; and

(ii)  (ii)to the holders of the REMIC II Regular Interests (other than REMIC II Regular Interest P), in an amount equal to the remainder of the Available Funds related to each Loan Group for such Distribution Date after the distributions made pursuant to clause (i) above, allocated in the same manner and priority as paid to the Corresponding Certificates, and any remaining amount to the Holders of the Class R-2 Certificates.

(e)  On each Distribution Date, all amounts representing Prepayment Charges distributed in respect of the Class P Certificates shall be deemed distributed in respect of REMIC II Regular Interest P, provided that such amounts shall not reduce the Uncertificated Principal Balance of REMIC II Regular Interest P. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, $100 shall be deemed distributed in respect of REMIC II Regular Interest P in reduction of the Uncertificated Principal Balance thereof.

(f)  On each Distribution Date, for federal income tax purposes, (1) (i) each of the Regular Interests the ownership of which is represented by the Class I-A-1 Certificates and Class II-A-1 Certificates shall be deemed to receive (x) accrue interest at the related Uncertificated REMIC III Pass-Through Rate on an amount equal to the then current Certificate Principal Balances of the Class I-A-1 and Class II-A-1 Certificates, respectively, and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for each such Regular Interest, (ii) each of the Regular Interests the ownership of which is represented by the Class I-A-2 Certificates and Class II-A-2 Certificates shall be deemed to receive (x) accrue interest at the related Uncertificated REMIC III Pass-Through Rate on an amount equal to the then current Certificate Notional Amounts of the Class I-A-2 and Class II-A-2 Certificates, respectively, and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for each such Regular Interest, and (2) amounts distributable in reduction of the Certificate Principal Balance of the Class I-A-1 Certificates and Class II-A-1 Certificates shall be deemed distributed to each of the Regular Interests the ownership of which is represented by such Certificates in reduction of the related principal balance thereof. Any amounts received on each Distribution Date by Holders of the Class A Certificates at a rate equal to the related Pass-Through Rate which is in excess of, or less than, the amounts above in the related clauses (x) for the Regular Interests the ownership of which is represented by such Certificates shall be treated in accordance with the provisions relating to Class I-A-1/I-A-2 Net WAC Pass-Through Amounts and Class II-A-1/II-A-2 Net WAC Pass-Through Amounts in Sections 6.09 and 6.10, as applicable.

Section 6.08  Net WAC Reserve Fund.

(a)  The Securities Administrator shall establish a Net WAC Reserve Fund on behalf of the holders of the Offered Certificates and the Class B-4 Certificates. The Net WAC Reserve Fund shall be an Eligible Account. The Net WAC Reserve Fund shall be entitled “Net WAC Reserve Fund, U.S. Bank National Association as Trustee for the benefit of Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC3, Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class M-1, Class M-2, Class M-3, Class B-1, Class B-2, Class B-3 and Class B-4”. On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Net WAC Reserve Fund an amount equal to the Net WAC Reserve Fund Deposit. On each Distribution Date as to which there is a Net WAC Rate Carryover Amount payable to any Class of Certificates, the Securities Administrator shall, in accordance with the Remittance Report for such Distribution Date, deposit the amounts pursuant to paragraphs (ix) through (xvii) of clause third of Section 6.04(a) into the Net WAC Reserve Fund, and the Securities Administrator has been directed by the Class C Certificateholder to distribute any amounts then on deposit in the Net WAC Reserve Fund to the Holders of the Offered Certificates and Class B-4 Certificates in respect of the Net WAC Rate Carryover Amount for each such Class in the priorities set forth in clause third of Section 6.04(a).

(b)  The Net WAC Reserve Fund is an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h) and shall be an asset of the Trust Fund but not an asset of any REMIC. The Trustee on behalf of the Trust shall be the nominal owner of the Net WAC Reserve Fund. The Class C Certificateholders shall be the beneficial owners of the Net WAC Reserve Fund, subject to the power of the Securities Administrator to transfer amounts under Section 6.04(a). Amounts in the Net WAC Reserve Fund shall be held either uninvested in a trust or deposit account of the Securities Administrator with no liability for interest or other compensation thereof or, at the direction of the Majority Class C Certificateholder, be invested in Permitted Investments that mature no later than the Business Day prior to the next succeeding Distribution Date. All net income and gain from such investments shall be distributed to the Majority Class C Certificateholder, not as a distribution in respect of any interest in any REMIC, on such Distribution Date. All amounts earned on amounts on deposit in the Net WAC Reserve Fund shall be taxable to the Majority Class C Certificateholder. Any losses on such investments shall be deposited in the Net WAC Reserve Fund by the Majority Class C Certificateholder out of its own funds immediately as realized. In the event that the Majority Class C Certificateholder shall fail to provide investment instructions to the Securities Administrator, the amounts on deposit in the Net WAC Reserve Fund shall be held uninvested.

(c)  For federal tax return and information reporting, the right of the Holders of the Offered Certificates and Class B-4 Certificates to receive payments from the Net WAC Reserve Fund in respect of any Net WAC Rate Carryover Amount shall be assigned a value of zero.

Section 6.09  Class I-A-1/I-A-2 Net WAC Pass-Through Amount; Class I-A-1/I-A-2 Net WAC Reserve Account.

(a) The Securities Administrator shall establish a Class I-A-1/I-A-2 Net WAC Reserve Account on behalf of the Holders of the Class I-A-1 Certificates and Class I-A-2 Certificates. The Class I-A-1/I-A-2 Net WAC Reserve Account shall be an Eligible Account. The Class I-A-1/I-A-2 Net WAC Reserve Account shall be entitled “Class I-A-1/I-A-2 Net WAC Reserve Account, U.S. Bank National Association, as Trustee for the benefit of Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC3, Class I-A-1 Certificates and Class I-A-2 Certificates”. On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Class I-A-1/I-A-2 Net WAC Reserve Account an amount equal to the Class I-A-1/I-A-2 Net WAC Reserve Account Deposit.

(b) On each Distribution Date on which the weighted average of the Net Mortgage Rates on the Mortgage Loans is less than the Class I-A-1/I-A-2 Target Rate, the Uncertificated Accrued Interest in respect of the REMIC III Regular Interest the ownership of which is represented by the Class I-A-1 Certificates will include the Class I-A-1/I-A-2 Net WAC Pass-Through Amount for such Distribution Date. On each such Distribution Date, the Securities Administrator shall deposit into the Class I-A-1/I-A-2 Net WAC Reserve Account the Class I-A-1/I-A-2 Net WAC Pass-Through Amount rather than distributing such amount to the Class I-A-1 Certificateholders. Notwithstanding the foregoing, such Class I-A-1/I-A-2Net WAC Pass-Through Amount shall for federal, state and local tax purposes be deemed distributed to the Class I-A-1 Certificateholders in respect of the Regular Interest the ownership of which is represented by the Class I-A-1 Certificates. On each such Distribution Date, the Securities Administrator shall hold the Class I-A-1/I-A-2A Net WAC Pass-Through Amount for the benefit of the Holders of the Class I-A-2 Certificates, and shall distribute such amount to the Holders of the Class A-2 Certificates. Payments to the Holders of the Class A-2 Certificates of any Class I-A-1/I-A-2 Net WAC Pass-Through Amount will not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1).
(c) By accepting a Class A-1 Certificate, each Class I-A-1 Certificateholder thereby agrees to direct the Securities Administrator, and the Securities Administrator is hereby directed, to deposit into the Class I-A-1/I-A-2 Net WAC Reserve Account any Class I-A-1/I-A-2 Net WAC Pass-Through Amount rather than distributing such amounts to the Class A-1 Certificateholders and further agrees that such direction is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance. By accepting a Class I-A-1 Certificate, each Class I-A-1 Certificateholder acknowledges that any such Class I-A-1/I-A-2 Net WAC Pass-Through Amount shall for federal, state and local tax purposes be deemed distributed in respect of the Regular Interest the ownership of which is represented by the Class A-1 Certificates. By accepting a Class I-A-2 Certificate, each Class I-A-2 Certificateholder acknowledges that for federal, state and local tax purposes any payments of such Class I-A-1/I-A-2 Net WAC Pass-Through Amount shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1).

(d) The Class I-A-1/I-A-2 Net WAC Reserve Account is an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h) and shall be an asset of the Trust Fund but not an asset of any REMIC. The Securities Administrator on behalf of the Trust shall be the nominal owner of the Class I-A-1/I-A-2 Net WAC Reserve Account. The Class I-A-1 Certificateholder shall be the beneficial owner of the Class I-A-1/I-A-2 Net WAC Reserve Account, subject to the power of the Securities Administrator to transfer amounts under clause (b) above. Amounts in the Class I-A-1/I-A-2 Net WAC Reserve Account shall be held uninvested.

(e)  The Securities Administrator, on behalf of the Trustee, shall demand payment of all money payable by the Corridor Contract Counterparty under the Class I-A-1 Interest Rate Corridor Contract. The Securities Administrator shall deposit in the Net WAC Reserve Fund all payments received by the Corridor Contract Counterparty pursuant to the Class I-A-1 Interest Rate Corridor Contract. On each Distribution Date the Securities Administrator shall remit amounts received from the Corridor Contract Counterparty to the Holders of the Class I-A-1 Certificates and Class C Certificates in the following manner and order of priority:

first, to the Class I-A-1 Certificates, any Additional Interest Amount for such Class of Certificates for such Distribution Date; and

second, any remaining amounts received under the Class I-A-1 Interest Rate Corridor Contract, to the Class C Certificates.

Section 6.10  Class II-A-1/II-A-2 Net WAC Pass-Through Amount; Class II-A-1/II-A-2 Net WAC Reserve Account.

(a) The Securities Administrator shall establish a Class II-A-1/II-A-2 Net WAC Reserve Account on behalf of the Holders of the Class II-A-1 Certificates and Class II-A-2 Certificates. The Group I Carryover Shortfall Reserve Fund shall be an Eligible Account. The Class II-A-1/II-A-2 Net WAC Reserve Account shall be entitled “Class II-A-1/II-A-2 Net WAC Reserve Account, U.S. Bank National Association, as Trustee for the benefit of Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC1, Class II-A-1 Certificates and Class II-A-2 Certificates”. On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Class II-A-1/II-A-2 Net WAC Reserve Account an amount equal to the Class II-A-1/II-A-2 Net WAC Reserve Account Deposit.

(b) On each Distribution Date on which the weighted average of the Net Mortgage Rates on the Mortgage Loans is less than the Class II-A-1/Class II-A-2 Target Rate, the Uncertificated Accrued Interest in respect of the REMIC III Regular Interest the ownership of which is represented by the Class II-A-1 Certificates will include the Class II-A-1/II-A-2 Net WAC Pass-Through Amount for such Distribution Date. On each such Distribution Date, the Securities Administrator shall deposit into the Class II-A-1/II-A-2 Net WAC Reserve Account the Class II-A-1/II-A-2 Net WAC Pass-Through Amount rather than distributing such amount to the Class II-A-1 Certificateholders. Notwithstanding the foregoing, such Class II-A-1/II-A-2 Net WAC Pass-Through Amount shall for federal, state and local tax purposes be deemed distributed to the Class II-A-1 Certificateholders in respect of the Regular Interest the ownership of which is represented by the Class II-A-1 Certificates. On each such Distribution Date, the Securities Administrator shall hold the Class II-A-1/II-A-2 Net WAC Pass-Through Amount for the benefit of the Holders of the Class II-A-2 Certificates, and shall distribute such amount to the Holders of the Class II-A-2 Certificates. Payments to the Holders of the Class II-A-2 Certificates of any Class II-A-1/II-A-2 Net WAC Pass-Through Amount will not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1).

(c) By accepting a Class II-A-1 Certificate, each Class II-A-1 Certificateholder thereby agrees to direct the Securities Administrator, and the Securities Administrator is hereby directed, to deposit into the Class II-A-1/II-A-2 Net WAC Reserve Account any Class II-A-1/II-A-2 Net WAC Pass-Through Amount rather than distributing such amounts to the Class II-A-1 Certificateholders and further agrees that such direction is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance. By accepting a Class II-A-1 Certificate, each Class II-A-1 Certificateholder acknowledges that any such Class II-A-1/II-A-2 Net WAC Pass-Through Amount shall for federal, state and local tax purposes be deemed distributed in respect of the Regular Interest the ownership of which is represented by the Class II-A-1 Certificates. By accepting a Class II-A-2 Certificate, each Class II-A-2 Certificateholder acknowledges that for federal, state and local tax purposes any payments of such Class II-A-1/II-A-2 Net WAC Pass-Through Amount shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1).

(d) The Class II-A-1/II-A-2 Net WAC Reserve Account is an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h) and shall be an asset of the Trust Fund but not an asset of any REMIC. The Securities Administrator on behalf of the Trust shall be the nominal owner of the Class II-A-1/II-A-2 Net WAC Reserve Account. The Class II-A-1 Certificateholder shall be the beneficial owner of the Class II-A-1/II-A-2 Net WAC Reserve Account, subject to the power of the Securities Administrator to transfer amounts under clause (b) above. Amounts in the Class II-A-1/II-A-2 Net WAC Reserve Account shall be held uninvested.

(e) The Securities Administrator, on behalf of the Trustee, shall demand payment of all money payable by the Corridor Contract Counterparty under the Class II-A-1 Interest Rate Corridor Contract. The Securities Administrator shall deposit in the Net WAC Reserve Fund all payments received by the Corridor Contract Counterparty pursuant to the Class II-A-1 Interest Rate Corridor Contract. On each Distribution Date the Securities Administrator shall remit amounts received from the Corridor Contract Counterparty to the Holders of the Class II-A-1 Certificates and Class C Certificates in the following manner and order of priority:

first, to the Class II-A-1 Certificates, any Additional Interest Amount for such Class of Certificates for such Distribution Date; and

second, any remaining amounts received under the Class II-A-1 Interest Rate Corridor Contract, to the Class C Certificates.

Section 6.11  Class P Certificate Account. The Securities Administrator shall establish and maintain with itself a separate, segregated trust account titled “Bear Stearns Asset-Backed Securities I Trust 2006-AC3 Class P Certificate Account”. On the Closing Date, the Depositor will deposit, or cause to be deposited, in the Class P Certificate Account $100.00. The amount on deposit in the Class P Certificate Account shall be held uninvested. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, the Securities Administrator shall withdraw the amount on deposit in the Class P Certificate Account and remit such amount to the Holders of the Class P Certificates in reduction of the Certificate Principal Balance thereof.

ARTICLE VII

THE CERTIFICATES

Section 7.01  The Certificates.

The Certificates shall be substantially in the forms attached hereto as Exhibits A-1 through A-6. The Certificates shall be issuable in registered form, in the minimum dollar denominations, integral dollar multiples in excess thereof (except that one Certificate of each Class may be issued in a different amount which must be in excess of the applicable minimum dollar denomination) and aggregate dollar denominations as set forth in the following table:

Class	Minimum Denomination	Integral Multiple in Excess of Minimum	Original Certificate Principal Balance or Notional Amount		Pass-Through Rate
I-A-1	$100,000	$1		$231,684,000.00	Class I-A-1 Pass—Through Rate
I-A-2	$100,000	$1	$	N/A	Class I-A-2 Pass—Through Rate
II-A-1	$100,000	$1		$176,710,000.00	Class II-A-1 Pass—Through Rate
II-A-2	$100,000	$1	$	N/A	Class II-A-2 Pass—Through Rate
M-1	$100,000	$1		$31,271,000.00	Class M-1 Pass—Through Rate
M-2	$100,000	$1		$21,115,000.00	Class M-2 Pass—Through Rate
M-3	$100,000	$1		$18,174,000.00	Class M-3 Pass—Through Rate
B-1	$100,000	$1		$15,769,000.00	Class B-1 Pass—Through Rate
B-2	$100,000	$1		$13,364,000.00	Class B-2 Pass—Through Rate
B-3	$100,000	$1		$10,691,000.00	Class B-3 Pass—Through Rate
B-4	$100,000	$1		$10,958,000.00	Class B-4 Pass—Through Rate
C	$100,000	$1		$534,547,220.95(1)	Defined in “Pass-Through Rate”
P	$100	N/A		$100.00	0.00%
R-1	100%	N/A		N/A	N/A
R-2	100%	N/A		N/A	N/A
R-3	100%	N/A		N/A	N/A
(1) This is a notional amount.

The Certificates shall be executed by manual or facsimile signature on behalf of the Securities Administrator by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time when such signatures were affixed, authorized to sign on behalf of the Securities Administrator shall bind the Securities Administrator, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such authentication and delivery. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate the countersignature of the Securities Administrator by manual signature, and such countersignature upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly countersigned and delivered hereunder. All Certificates shall be dated the date of their countersignature. On the Closing Date, the Securities Administrator shall authenticate the Certificates to be issued at the written direction of the Depositor, or any affiliate thereof.

The Depositor shall provide, or cause to be provided, to the Securities Administrator on a continuous basis, an adequate inventory of Certificates to facilitate transfers.

Section 7.02  Certificate Register; Registration of Transfer and Exchange of Certificates.

(a)  The Securities Administrator shall maintain, or cause to be maintained in accordance with the provisions of Section 7.09 hereof, a Certificate Register for the Trust Fund in which, subject to the provisions of Subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of Transfers and exchanges of Certificates as herein provided. Upon surrender for registration of Transfer of any Certificate, the Securities Administrator shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and of like aggregate Percentage Interest.

At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Securities Administrator. Whenever any Certificates are so surrendered for exchange, the Securities Administrator shall execute, authenticate, and deliver the Certificates that the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of Transfer or exchange shall be accompanied by a written instrument of Transfer in form satisfactory to the Securities Administrator duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge to the Certificateholders shall be made for any registration of Transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any Transfer or exchange of Certificates may be required.

All Certificates surrendered for registration of Transfer or exchange shall be canceled and subsequently destroyed by the Securities Administrator in accordance with the Securities Administrator’s customary procedures.

(b)  No Transfer of a Private Certificate shall be made unless such Transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In the event that a Transfer is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such Transfer and such Certificateholder’s prospective transferee shall each certify to the Securities Administrator in writing the facts surrounding the Transfer in substantially the forms set forth in Exhibit D (the “Transferor Certificate”) and (x) deliver a letter in substantially the form of either Exhibit E (the “Investment Letter”) or Exhibit F (the “Rule 144A Letter”) or (y) there shall be delivered to the Securities Administrator an Opinion of Counsel addressed to the Securities Administrator that such Transfer may be made pursuant to an exemption from the Securities Act, which Opinion of Counsel shall not be an expense of the Depositor, the Sponsor, the Master Servicer, the Securities Administrator or the Trustee. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for Transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Securities Administrator and the Master Servicer shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such Transfer shall, and does hereby agree to, indemnify the Trustee, the Depositor, the Sponsor, the Securities Administrator and the Master Servicer against any liability that may result if the Transfer is not so exempt or is not made in accordance with such federal and state laws.

No Transfer of a Private Certificate shall be made unless either (i) the Master Servicer and the Securities Administrator shall have received a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Master Servicer and the Securities Administrator, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA and/or a plan subject to Section 4975 of the Code, or a Person acting on behalf of any such plan or using the assets of any such plan, or (ii) in the case of any such Private Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a trustee of any such plan or any other person acting on behalf of any such plan, the Securities Administrator shall have received an Opinion of Counsel for the benefit of the Trustee, the Master Servicer and the Securities Administrator and on which they may rely, satisfactory to the Securities Administrator, to the effect that the purchase and holding of such Private Certificate is permissible under applicable law, will not constitute or result in any prohibited transactions under ERISA or Section 4975 of the Code and will not subject the Trustee, the Master Servicer, the Depositor or the Securities Administrator to any obligation in addition to those expressly undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Trustee, the Master Servicer, the Depositor or the Securities Administrator or, in the case of a Class B-4 Certificate, the transferee provides a representation, or deemed representation in the case of the Global Certificate or an Opinion of Counsel to the effect that the proposed transfer and holding of such Certificate and the servicing, management and operation of the Trustee and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 or PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Securities Administrator, the Master Servicer or the Trustee. Notwithstanding anything else to the contrary herein, any purported transfer of a Private Certificate to or on behalf of an employee benefit plan subject to Section 406 of ERISA and/or a plan subject to Section 4975 of the Code without a representation, deemed representation or the delivery of the Opinion of Counsel as described above shall be void and of no effect. None of the Trustee, the Securities Administrator or the Master Servicer shall be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to any Private Certificate that is a Book-Entry Certificate, and none of the Trustee, the Securities Administrator or the Master Servicer shall have any liability for transfers of any such Book-Entry Certificates made through the book-entry facilities of any Depository or between or among participants of the Depository or Certificate Owners made in violation of the transfer restrictions set forth herein. None of the Trustee, the Securities Administrator or the Master Servicer shall be under any liability to any Person for any registration of transfer of any Private Certificate that is in fact not permitted by this Section 7.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement. The Trustee and the Securities Administrator shall each be entitled, but not obligated, to recover from any Holder of any Private Certificate that was in fact an employee benefit plan subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a Person acting on behalf of any such plan at the time it became a Holder or, at such subsequent time as it became such a plan or Person acting on behalf of such a plan, all payments made on such Private Certificate at and after either such time. Any such payments so recovered by the Trustee or the Securities Administrator shall be paid and delivered by the Trustee or the Securities Administrator to the last preceding Holder of such Certificate that is not such a plan or Person acting on behalf of a plan.

Each beneficial owner of a Subordinate Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan or investing with “Plan Assets”, (ii) it has acquired and is holding such certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P, Fitch Ratings or Moody’s, and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

(c)  Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(i)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee.

(ii)  No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under subparagraph (b) above, the Securities Administrator shall have been furnished with an affidavit (a “Transfer Affidavit”) of the initial owner or the proposed transferee in the form attached hereto as Exhibit C.

(iii)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee.

(iv)  Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 7.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 7.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee and Securities Administrator shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 7.02(b) and this Section 7.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit. The Trustee and the Securities Administrator shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact not a Permitted Transferee at the time it became a Holder or, at such subsequent time as it became other than a Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Securities Administrator shall be paid and delivered by the Securities Administrator to the last preceding Permitted Transferee of such Certificate.

(v)  The Master Servicer shall make available within 60 days of written request from the Securities Administrator, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is not a Permitted Transferee.

The restrictions on Transfers of a Residual Certificate set forth in this Section 7.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Securities Administrator of an Opinion of Counsel addressed to the Securities Administrator, which Opinion of Counsel shall not be an expense of the Trustee, the Securities Administrator, the Sponsor or the Master Servicer to the effect that the elimination of such restrictions will not cause REMIC I, REMIC II and/or REMIC III, as applicable, to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement that, based on an Opinion of Counsel addressed to the Securities Administrator and furnished to the Securities Administrator, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is not a Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate that is held by a Person that is not a Permitted Transferee to a Holder that is a Permitted Transferee.

(d)  The preparation and delivery of all certificates and opinions referred to above in this Section 7.02 shall not be an expense of the Trust Fund, the Trustee, the Depositor, the Sponsor, the Securities Administrator or the Master Servicer.

Section 7.03  Mutilated, Destroyed, Lost or Stolen Certificates.

If (a) any mutilated Certificate is surrendered to the Securities Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and of the ownership thereof and (b) there is delivered to the Securities Administrator and the Securities Administrator such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Securities Administrator that such Certificate has been acquired by a bona fide purchaser, the Securities Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 7.03, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section 7.03 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time. All Certificates surrendered to the Securities Administrator under the terms of this Section 7.03 shall be canceled and destroyed by the Securities Administrator in accordance with its standard procedures without liability on its part.

Section 7.04  Persons Deemed Owners.

The Securities Administrator, the Trustee and any agent of the Securities Administrator or the Trustee may treat the person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Securities Administrator, the Trustee nor any agent of the Securities Administrator or the Trustee shall be affected by any notice to the contrary.

Section 7.05  Access to List of Certificateholders’ Names and Addresses.

If three or more Certificateholders (a) request such information in writing from the Securities Administrator, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication that such Certificateholders propose to transmit or if the Depositor or the Master Servicer shall request such information in writing from the Securities Administrator, then the Securities Administrator shall, within ten Business Days after the receipt of such request, provide the Depositor, the Master Servicer or such Certificateholders at such recipients’ expense the most recent list of the Certificateholders of the Trust Fund held by the Securities Administrator, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Securities Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

Section 7.06  Book-Entry Certificates.

The Regular Certificates, upon original issuance, shall be issued in the form of one or more typewritten Certificates representing the Book-Entry Certificates, to be delivered to the Depository by or on behalf of the Depositor. Such Certificates shall initially be registered on the Certificate Register in the name of the Depository or its nominee, and no Certificate Owner of such Certificates will receive a definitive certificate representing such Certificate Owner’s interest in such Certificates, except as provided in Section 7.08. Unless and until definitive, fully registered Certificates (“Definitive Certificates”) have been issued to the Certificate Owners of such Certificates pursuant to Section 7.08:

(a)  the provisions of this Section shall be in full force and effect;

(b)  the Depositor, the Securities Administrator and the Trustee may deal with the Depository and the Depository Participants for all purposes (including the making of distributions) as the authorized representative of the respective Certificate Owners of such Certificates;

(c)  registration of the Book-Entry Certificates may not be transferred by the Securities Administrator except to another Depository;

(d)  the rights of the respective Certificate Owners of such Certificates shall be exercised only through the Depository and the Depository Participants and shall be limited to those established by law and agreements between the Owners of such Certificates and the Depository and/or the Depository Participants. Pursuant to the Depository Agreement, unless and until Definitive Certificates are issued pursuant to Section 7.08, the Depository will make book-entry transfers among the Depository Participants and receive and transmit distributions of principal and interest on the related Certificates to such Depository Participants;

(e)  the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants;

(f)  the Securities Administrator may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants; and

(g)  to the extent that the provisions of this Section conflict with any other provisions of this Agreement, the provisions of this Section shall control.

For purposes of any provision of this Agreement requiring or permitting actions with the consent of, or at the direction of, Certificateholders evidencing a specified percentage of the aggregate unpaid principal amount of any Class of Certificates, such direction or consent may be given by Certificate Owners (acting through the Depository and the Depository Participants) owning Book-Entry Certificates evidencing the requisite percentage of principal amount of such Class of Certificates.

Section 7.07  Notices to Depository.

Whenever any notice or other communication is required to be given to Certificateholders of a Class with respect to which Book-Entry Certificates have been issued, unless and until Definitive Certificates shall have been issued to the related Certificate Owners, the Securities Administrator shall give all such notices and communications to the Depository.

Section 7.08  Definitive Certificates.

If, after Book-Entry Certificates have been issued with respect to any Certificates, (a) the Depositor or the Depository advises the Securities Administrator that the Depository is no longer willing or able to discharge properly its responsibilities under the Depository Agreement with respect to such Certificates and the Depositor is unable to locate a qualified successor, (b) the Depositor, at its sole option, advises the Securities Administrator that it elects to terminate the book-entry system with respect to such Certificates through the Depository or (c) after the occurrence and continuation of an Event of Default, Certificate Owners of such Book-Entry Certificates having not less than 51% of the Voting Rights evidenced by any Class of Book-Entry Certificates advise the Securities Administrator and the Depository in writing through the Depository Participants that the continuation of a book-entry system with respect to Certificates of such Class through the Depository (or its successor) is no longer in the best interests of the Certificate Owners of such Class, then the Securities Administrator shall notify all Certificate Owners of such Certificates, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to applicable Certificate Owners requesting the same. The Depositor shall provide the Securities Administrator with an adequate inventory of certificates to facilitate the issuance and transfer of Definitive Certificates. Upon surrender to the Securities Administrator of any such Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Securities Administrator shall countersign and deliver such Definitive Certificates. Neither the Depositor nor the Securities Administrator shall be liable for any delay in delivery of such instructions and each may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of such Definitive Certificates, all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Securities Administrator, to the extent applicable with respect to such Definitive Certificates and the Securities Administrator shall recognize the Holders of such Definitive Certificates as Certificateholders hereunder.

Section 7.09  Maintenance of Office or Agency.

The Securities Administrator will maintain or cause to be maintained at its expense an office or offices or agency or agencies at Wells Fargo Bank, National Association, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 where Certificates may be surrendered for registration of transfer or exchange. The Securities Administrator will give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

ARTICLE VIII

THE COMPANY AND THE MASTER SERVICER

Section 8.01  Liabilities of the Depositor, the Company and the Master Servicer. Each of the Depositor, the Company and the Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

Section 8.02  Merger or Consolidation of the Depositor, the Company or the Master Servicer.

(a)  Each of the Depositor, the Company and the Master Servicer will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

(b)  Any Person into which the Depositor, the Company or the Master Servicer may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Depositor, the Company or the Master Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Company or the Master Servicer, shall be the successor of the Depositor, the Company or the Master Servicer hereunder, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.03  Indemnification of the Trustee, the Master Servicer and the Securities Administrator.

(a)  The Master Servicer agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, including the powers of attorney delivered pursuant to Sections 4.01 and 4.05 hereof, the Assignment Agreements, the Custodial Agreement or the Certificates (i) related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Trustee shall have given the Master Servicer and the Sponsor written notice thereof promptly after a responsible officer of the Trustee shall have with respect to such claim or legal action actual knowledge thereof; provided, however the failure to give such notice shall not relieve the Master Servicer of its indemnification obligations hereunder. This indemnity shall survive the resignation or removal of the Trustee, Master Servicer or the Securities Administrator and the termination of this Agreement.

(b)  The Company agrees to indemnify the Indemnified Persons and to hold them harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Persons may sustain in any way related to the failure of the Company to perform in any way its duties and service the EMC Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Company contained herein. The Company shall immediately notify the Master Servicer and the Trustee if a claim is made by a third party with respect to this Agreement or the EMC Mortgage Loans, assume (with the consent of the Master Servicer and the Trustee and with counsel reasonably satisfactory to the Master Servicer and the Trustee) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or any Indemnified Person in respect of such claim but failure to so notify the Company shall not limit its obligations hereunder. The Company agrees that it will not enter into any settlement of any such claim without the consent of the Indemnified Persons unless such settlement includes an unconditional release of such Indemnified Persons from all liability that is the subject matter of such claim. The provisions of this Section 8.03(b) shall survive termination of this Agreement.

(c)  The Sponsor will indemnify any Indemnified Person for any loss, liability or expense of any Indemnified Person not otherwise paid or covered pursuant to Subsections (a) or (b) above.

Section 8.04  Limitations on Liability of the Depositor, the Company, the Master Servicer and Others. Subject to the obligation of the Sponsor, the Company and the Master Servicer to indemnify the Indemnified Persons pursuant to Section 8.03:

(a)  Neither the Depositor, the Company, the Master Servicer nor any of the directors, officers, employees or agents of the Depositor, the Company and the Master Servicer shall be under any liability to the Indemnified Persons, the Trust Fund or the Certificateholders for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Company, the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b)  The Depositor, the Company, the Master Servicer and any director, officer, employee or agent of the Depositor, the Company and the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c)  The Depositor, the Company, the Master Servicer the Securities Administrator, the Trustee, the Custodian and any director, officer, employee or agent of the Depositor, the Company, the Master Servicer, the Securities Administrator, the Trustee or the Custodian shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Assignment Agreements, the Custodial Agreement, the Certificates or the Servicing Agreements (except with respect to the Master Servicer only, to the extent that the Master Servicer is indemnified by the Company under this Agreement or by the related Servicer under the related Servicing Agreement), other than (i) any such loss, liability or expense related to the Company’s or the Master Servicer’s failure to perform its respective duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement), or to the Custodian’s failure to perform its duties under the Custodial Agreement, or (ii) any such loss, liability or expense incurred by reason of the Company’s, the Master Servicer’s or the Custodian’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or under the Custodial Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or under the Custodial Agreement, as applicable.

(d)  Neither the Depositor, the Company nor the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, the Master Servicer may in its discretion, with the consent of the Trustee (which consent shall not be unreasonably withheld), undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Master Servicer shall be entitled to be reimbursed therefor out of the Distribution Account as provided by Section 5.05. Nothing in this Subsection 8.04(d) shall affect the Master Servicer’s obligation to supervise, or to take such actions as are necessary to ensure, the servicing and administration of the Mortgage Loans pursuant to Subsection 4.01(a).

(e)  In taking or recommending any course of action pursuant to this Agreement, unless specifically required to do so pursuant to this Agreement, the Master Servicer shall not be required to investigate or make recommendations concerning potential liabilities which the Trust might incur as a result of such course of action by reason of the condition of the Mortgaged Properties but shall give notice to the Trustee if it has notice of such potential liabilities.

(f)  The Master Servicer shall not be liable for any acts or omissions of the Company or the Servicers, except as otherwise expressly provided herein.

Section 8.05  Master Servicer and Company Not to Resign. (a) Except as provided in Section 8.07, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except (i) with the prior written consent of the Trustee (which consent shall not be unreasonably withheld) or (ii) upon a determination that any such duties hereunder are no longer permissible under applicable law and such impermissibility cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect, addressed to and delivered to, the Trustee. No such resignation by the Master Servicer shall become effective until EMC or the Trustee or a successor to the Master Servicer reasonably satisfactory to the Trustee shall have assumed the responsibilities and obligations of the Master Servicer in accordance with Section 9.02 hereof. The Trustee shall notify the Rating Agencies of the resignation of the Master Servicer.

(b)  The Company shall not resign from the obligations and duties hereby imposed on it except (i) upon the assignment of its servicing duties with respect to all or a portion of the EMC Mortgage Loans to an institution that is a Fannie Mae and Freddie Mac approved seller/servicer in good standing that has a net worth of not less than $10,000,000 and with the prior written consent of the Master Servicer (which consent shall not be unreasonably withheld) or (ii) upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect addressed to and delivered, to the Master Servicer and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Master Servicer and the Trustee. No appointment of a successor to the Company shall be effective hereunder unless (a) the Rating Agencies have confirmed in writing that such appointment will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, (b) such successor shall have represented that it is meets the eligibility criteria set forth in clause (i) above and (c) such successor has agreed to assume the obligations of the Company hereunder to the extent of the EMC Mortgage Loans to be serviced by such successor. The Company shall provide a copy of the written confirmation of the Rating Agencies and the agreement executed by such successor to the Master Servicer and the Trustee. No such resignation shall become effective until a Qualified Successor or the Master Servicer shall have assumed the Company’s responsibilities and obligations hereunder. The Company shall notify the Master Servicer, the Trustee and the Rating Agencies of the resignation of the Company or the assignment of all or a portion of its servicing duties hereunder in accordance with this Section 8.05.

Section 8.06  Successor Master Servicer. In connection with the appointment of any successor Master Servicer or the assumption of the duties of the Master Servicer, EMC or the Trustee may make such arrangements for the compensation of such successor master servicer out of payments on the Mortgage Loans as EMC or the Trustee and such successor master servicer shall agree. If the successor master servicer does not agree that such market value is a fair price, such successor master servicer shall obtain two quotations of market value from third parties actively engaged in the servicing of single-family mortgage loans. In no event shall the compensation of any successor master servicer exceed that permitted the Master Servicer without the consent of all of the Certificateholders.

Section 8.07  Sale and Assignment of Master Servicing. The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement and EMC may terminate the Master Servicer without cause and select a new Master Servicer; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which (or an Affiliate thereof the primary business of which is the servicing of conventional residential mortgage loans) shall be qualified to service mortgage loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $10,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (c) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel addressed to the Trustee, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement; and (iv) in the event the Master Servicer is terminated without cause by EMC, EMC shall pay, from its own funds and without any right of reimbursement, the terminated Master Servicer a termination fee equal to 0.25% of the aggregate Stated Principal Balance of the Mortgage Loans at the time the master servicing of the Mortgage Loans is transferred to the successor Master Servicer. No such assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

ARTICLE IX

DEFAULT; TERMINATION OF MASTER SERVICER;
TERMINATION OF COMPANY

Section 9.01  Events of Default.

“Event of Default,” wherever used herein, means any one of the following events:

(i)  any failure by the Master Servicer to remit to the Securities Administrator any amounts received or collected by the Master Servicer in respect of the Mortgage Loans and required to be remitted by it (other than any Advance) pursuant to this Agreement, which failure shall continue unremedied for one Business Day after the date on which written notice of such failure shall have been given to the Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(ii)  any failure by the Master Servicer to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in this Agreement or any breach of a representation or warranty by the Master Servicer, which failure or breach shall continue unremedied for a period of 60 days after the date on which written notice of such failure shall have been given to Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days; or

(iv)  the Master Servicer shall consent to the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or all or substantially all of the property of the Master Servicer; or

(v)  the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of, or commence a voluntary case under, any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  the Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Sections 8.05 or 8.07.

If an Event of Default shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates, the Trustee shall, by notice in writing to the Master Servicer, with a copy to the Rating Agencies, and with the consent of the Company, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer (and the Securities Administrator if the Master Servicer and the Securities Administrator are the same entity) under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder. On or after the receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer (and, if applicable, the Securities Administrator) hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee, or any successor appointed pursuant to Section 9.02 (a “Successor Master Servicer” and, if applicable, “Successor Securities Administrator”). Such Successor Master Servicer shall thereupon if such Successor Master Servicer is a successor to the Master Servicer, make any Advance required by Article VI, subject, in the case of the Trustee, to Section 9.02. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the terminated Master Servicer and, if applicable, the terminated Securities Administrator, as attorney- in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of any Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Master Servicer to pay amounts owed pursuant to Article VIII or Article X. The Master Servicer and, if applicable, the Securities Administrator agrees to cooperate with the Trustee in effecting the termination of the Master Servicer’s and, if applicable, the Securities Administrator’s responsibilities and rights hereunder, including, without limitation, the transfer to the applicable Successor Master Servicer of all cash amounts which shall at the time be credited to the Distribution Account maintained pursuant to Section 5.08, or thereafter be received with respect to the applicable Mortgage Loans. The Trustee shall promptly notify the Rating Agencies of the occurrence of an Event of Default known to the Trustee. The Securities Administrator shall promptly notify the Trustee in writing of the occurrence of an Event of Default under clauses (i) or (vii) above.

Notwithstanding any termination of the activities of the Master Servicer hereunder, the Master Servicer shall be entitled to receive, out of any late collection of a Scheduled Payment on a Mortgage Loan that was due prior to the notice terminating the Master Servicer’s rights and obligations as Master Servicer hereunder and received after such notice, that portion thereof to which the Master Servicer would have been entitled pursuant to Sections 5.05 and to receive any other amounts payable to the Master Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder.

Section 9.02  Trustee to Act; Appointment of Successor.

On and after the time the Master Servicer receives a notice of termination pursuant to Section 9.01 hereof the Trustee shall automatically become the successor to the Master Servicer with respect to the transactions set forth or provided for herein and after a transition period (not to exceed 90 days), shall have all the rights and powers of, and be subject to all the responsibilities, duties and liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof; provided, however, that the Company shall have the right to either (a) immediately assume the duties of the Master Servicer or (b) select a successor Master Servicer; provided, further, however that, pursuant to Article VI hereof, the Trustee in its capacity as successor Master Servicer shall be responsible for making any Advances required to be made by the Master Servicer immediately upon the termination of the Master Servicer and any such Advance shall be made on the Distribution Date on which such Advance was required to be made by the predecessor Master Servicer. Effective on the date of such notice of termination, as compensation therefor, the Trustee shall be entitled to all compensation, reimbursement of expenses and indemnifications that the Master Servicer would have been entitled to if it had continued to act hereunder, provided, however, that the Trustee shall not be (i) liable for any acts or omissions of the Master Servicer, (ii) obligated to make Advances if it is prohibited from doing so under applicable law, (iii) responsible for expenses of the Master Servicer pursuant to Section 2.03 or (iv) obligated to deposit losses on any Permitted Investment directed by the Master Servicer. Notwithstanding the foregoing, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Advances pursuant to Article VI or if it is otherwise unable to so act, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder. Any Successor Master Servicer shall (i) be an institution that is a Fannie Mae and Freddie Mac approved seller/servicer in good standing, that has a net worth of at least $15,000,000 and (ii) be willing to act as successor servicer of any Mortgage Loans under this Agreement or the related Servicing Agreement with respect to which the Company or the original Servicer has been terminated as servicer, and shall have executed and delivered to the Depositor and the Trustee an agreement accepting such delegation and assignment, that contains an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer (other than any liabilities of the Master Servicer hereof incurred prior to termination of the Master Servicer under Section 9.01 or as otherwise set forth herein), with like effect as if originally named as a party to this Agreement, provided that each Rating Agency shall have acknowledged in writing that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced as a result of such assignment and delegation. If the Trustee assumes the duties and responsibilities of the Master Servicer in accordance with this Section 9.02, the Trustee shall not resign as Master Servicer until a Successor Master Servicer has been appointed and has accepted such appointment. Pending appointment of a successor to the Master Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to Section 4.04 hereof, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans or otherwise as it and such successor shall agree; provided that no such compensation unless agreed to by the Certificateholders shall be in excess of that permitted the Master Servicer hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other Successor Master Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the Master Servicer and the Securities Administrator to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

The costs and expenses of the Trustee in connection with the termination of the Master Servicer, appointment of a Successor Master Servicer and, if applicable, any transfer of servicing, including, without limitation, all costs and expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee or the Successor Master Servicer to service the related Mortgage Loans properly and effectively, to the extent not paid by the terminated Master Servicer, shall be payable to the Trustee pursuant to Section 10.05. Any successor to the Master Servicer as successor servicer under any Subservicing Agreement shall give notice to the applicable Mortgagors of such change of servicer and shall, during the term of its service as successor servicer maintain in force the policy or policies that the Master Servicer is required to maintain pursuant to Section 4.04.

Section 9.03  Notification to Certificateholders.

(a)  Upon any termination of or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

(b)  Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders notice of each such Event of Default hereunder actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured or waived.

Section 9.04  Waiver of Defaults.

The Trustee shall transmit by mail to all Certificateholders, within 60 days after the occurrence of any Event of Default actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured, notice of each such Event of Default hereunder known to the Trustee. The Holders of Certificates evidencing not less than 51% of the Voting Rights may, on behalf of all Certificateholders, waive any default by the Master Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made of any required distribution on the Certificates. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Event of Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Trustee shall give notice of any such waiver to the Rating Agencies.

Section 9.05  Company Default.

In case one or more of the following events of default by the Company (each, a “Company Default”) shall occur and be continuing, that is to say:

(i)  any failure by the Company to remit to the Securities Administrator any payment required to be made under the terms of this Agreement on any Remittance Date; or

(ii)  failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements (other than Section 3.13, Section 3.14 and Section 4.16) on the part of the Company set forth in this Agreement, the breach of which has a material adverse effect and which continue unremedied for a period of sixty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Master Servicer; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv)  the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v)  the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  the Company attempts to assign its right to servicing compensation hereunder or the Company attempts to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein; or

(vii)  the Company ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company’s ability to perform its obligations hereunder;

(viii)  failure by the Company to duly perform, within the required time period, its obligations under Section 4.16, 4.17 or Section 4.18.

then, and in each and every such case, so long as a Company Default shall not have been remedied, the Master Servicer, by notice in writing to the Company may, in addition to whatever rights the Master Servicer and the Trustee on behalf of the Certificateholders may have under Section 8.03 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the EMC Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice, all authority and power of Company under this Agreement, whether with respect to the EMC Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer. Upon written request from the Master Servicer, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in the Master Servicer’s possession all Mortgage Files relating to the EMC Mortgage Loans, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the EMC Mortgage Loans and related documents, or otherwise, at the Company’s sole expense. The Company agrees to pay any costs and expenses incurred by the Master Servicer in accordance with Section 4.03(c) and to cooperate with the Master Servicer in effecting the termination of the Company’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to its Protected Account or Escrow Account or thereafter received with respect to the EMC Mortgage Loans or any related REO Property.

Section 9.06  Waiver of Company Defaults.

The Master Servicer, with the consent of the Trustee, may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Company Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

CONCERNING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR

Section 10.01  Duties of Trustee and Securities Administrator.

(a)  The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, and the Securities Administrator each undertake to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee and the Securities Administrator, respectively. If an Event of Default has occurred and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of such Person’s own affairs.

(b)  Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments which are specifically required to be furnished to the Trustee or the Securities Administrator pursuant to any provision of this Agreement, the Trustee or the Securities Administrator, respectively, shall examine them to determine whether they are, on their face, in the form required by this Agreement; provided, however, that neither the Trustee nor the Securities Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Master Servicer; provided, further, that neither the Trustee nor the Securities Administrator shall be responsible for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

(c)  On each Distribution Date, the Securities Administrator shall make monthly distributions and the final distribution to the Certificateholders from funds in the Distribution Account as provided in Sections 6.04 and 11.01 herein based solely on the applicable Remittance Report.

No provision of this Agreement shall be construed to relieve the Trustee or the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)  Prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred with respect to the Trustee and at all times with respect to the Securities Administrator, the duties and obligations of the Trustee and the Securities Administrator shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Securities Administrator shall be liable except for the performance of their respective duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Securities Administrator and, in the absence of bad faith on the part of the Trustee or the Securities Administrator, respectively, the Trustee or the Securities Administrator, respectively, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Securities Administrator, respectively, and conforming to the requirements of this Agreement;

(ii)  Neither the Trustee nor the Securities Administrator shall be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or an officer or officers of the Securities Administrator, respectively, unless it shall be proved that the Trustee or the Securities Administrator, respectively, was negligent in ascertaining the pertinent facts;

(iii)  Neither the Trustee nor the Securities Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the directions of the Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates, if such action or non-action relates to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Securities Administrator, respectively, or exercising any trust or other power conferred upon the Trustee or the Securities Administrator, respectively, under this Agreement;

(iv)  The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee shall have actual knowledge thereof. In the absence of such notice, the Trustee may conclusively assume there is no such default or Event of Default;

(v)  The Securities Administrator shall not in any way be liable by reason of any insufficiency in any Account held by or in the name of Securities Administrator unless it is determined by a court of competent jurisdiction in a non-appealable judgment that the Securities Administrator’s gross negligence or willful misconduct was the primary cause of such insufficiency (except to the extent that the Securities Administrator is obligor and has defaulted thereon);

(vi)  Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee or the Securities Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Securities Administrator, respectively, has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(vii)  None of the Securities Administrator, the Master Servicer, the Sponsor, the Depositor or the Trustee shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another.

Neither the Trustee nor the Securities Administrator shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Company hereunder or any Servicer under the related Servicing Agreement.

(d)  All funds received by the Securities Administrator and required to be deposited in the Distribution Account pursuant to this Agreement will be promptly so deposited by the Securities Administrator.

Section 10.02  Certain Matters Affecting the Trustee and the Securities Administrator.

(a)  Except as otherwise provided in Section 10.01:

(i)  The Trustee and the Securities Administrator may rely and shall be protected in acting or refraining from acting in reliance on any resolution or certificate of the Sponsor, the Company, the Master Servicer or the related Servicer, any certificates of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  The Trustee and the Securities Administrator may consult with counsel and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii)  Neither the Trustee nor the Securities Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notices pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Securities Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs;

(iv)  Prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all Events of Default which may have occurred with respect to the Trustee and at all times with respect to the Securities Administrator, neither the Trustee nor the Securities Administrator shall be liable in its individual capacity for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  Neither the Trustee nor the Securities Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates and provided that the payment within a reasonable time to the Trustee or the Securities Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Securities Administrator, as applicable, reasonably assured to the Trustee or the Securities Administrator, as applicable, by the security afforded to it by the terms of this Agreement. The Trustee or the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the Certificateholders requesting the investigation;

(vi)  The Trustee and the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates, agents or attorneys; provided, however, that the Trustee may not appoint any paying agent other than the Securities Administrator to perform any paying agent functions under this Agreement without the express written consent of the Master Servicer, which consent will not be unreasonably withheld. Neither the Trustee nor the Securities Administrator shall be liable or responsible for the misconduct or negligence of any of the Trustee’s or the Securities Administrator’s agents or attorneys or paying agent appointed hereunder by the Trustee or the Securities Administrator with due care and, when required, with the consent of the Master Servicer;

(vii)  Should the Trustee or the Securities Administrator deem the nature of any action required on its part to be unclear, the Trustee or the Securities Administrator, respectively, may require prior to such action that it be provided by the Depositor with reasonable further instructions; the right of the Trustee or the Securities Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Securities Administrator shall be accountable for other than its negligence or willful misconduct in the performance of any such act;

(viii)  Neither the Trustee nor the Securities Administrator shall be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder, except as provided in Subsection 10.07; and

(ix)  Neither the Trustee nor the Securities Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Person pursuant to this Agreement, or the eligibility of any Mortgage Loan for purposes of this Agreement.

Section 10.03  Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature and countersignature of the Securities Administrator on the Certificates) shall be taken as the statements of the Depositor, and neither the Trustee nor the Securities Administrator shall have any responsibility for their correctness. Neither the Trustee nor the Securities Administrator makes any representation as to the validity or sufficiency of the Certificates (other than the signature and countersignature of the Securities Administrator on the Certificates) or of any Mortgage Loan except as expressly provided in Sections 2.02 and 2.06 hereof; provided, however, that the foregoing shall not relieve the Trustee, or the Custodian on its behalf, of the obligation to review the Mortgage Files pursuant to Section 2.02 of this Agreement. Neither the Trustee or the Securities Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor with respect to the Mortgage Loans. Subject to Section 2.06, neither the Trustee nor the Securities Administrator shall be responsible for the legality or validity of this Agreement or any document or instrument relating to this Agreement, the validity of the execution of this Agreement or of any supplement hereto or instrument of further assurance, or the validity, priority, perfection or sufficiency of the security for the Certificates issued hereunder or intended to be issued hereunder. Neither the Trustee nor the Securities Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders, under this Agreement. Neither the Trustee nor the Securities Administrator shall have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement.

Section 10.04  Trustee and Securities Administrator May Own Certificates.

Each of the Trustee and the Securities Administrator in its individual capacity or in any capacity other than as Trustee or Securities Administrator hereunder may become the owner or pledgee of any Certificates with the same rights it would have if it were not the Trustee or the Securities Administrator, as applicable, and may otherwise deal with the parties hereto.

Section 10.05  Trustee’s and Securities Administrator’s Fees and Expenses.

The fees and expenses of the Trustee and the Securities Administrator shall be paid in accordance with a side letter agreement with the Master Servicer and at the expense of the Master Servicer. In addition, the Trustee and the Securities Administrator will be entitled to recover from the Distribution Account pursuant to Section 5.09 all reasonable out-of-pocket expenses, disbursements and advances and the expenses of the Trustee and the Securities Administrator, respectively, in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) incurred or made by the Trustee or the Securities Administrator, respectively, in the administration of the trusts hereunder (including the reasonable compensation, expenses and disbursements of its counsel) except any such expense, disbursement or advance as may arise from its negligence or intentional misconduct or which is the responsibility of the Certificateholders or the Trust Fund hereunder. If funds in the Distribution Account are insufficient therefor, the Trustee and the Securities Administrator shall recover such expenses, disbursements or advances from the Depositor and the Depositor hereby agrees to pay such expenses, disbursements or advances upon demand. Such compensation and reimbursement obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

Section 10.06  Eligibility Requirements for Trustee and Securities Administrator.

The Trustee and any successor Trustee and the Securities Administrator and any successor Securities Administrator shall during the entire duration of this Agreement be a state bank or trust company or a national banking association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus and undivided profits of at least $40,000,000 or, in the case of a successor Trustee, $50,000,000, subject to supervision or examination by federal or state authority and, in the case of the Trustee, rated “BBB” or higher by Fitch, Inc. Ratings with respect to their long-term rating and rated “BBB” or higher by Standard & Poor’s and “Baa2” or higher by Moody’s with respect to any outstanding long-term unsecured unsubordinated debt, and, in the case of a successor Trustee or successor Securities Administrator other than pursuant to Section 10.10, rated in one of the two highest long-term debt categories of, or otherwise acceptable to, each of the Rating Agencies. The Trustee shall not be an Affiliate of the Master Servicer. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.06 the combined capital and surplus of such corporation shall be deemed to be its total equity capital (combined capital and surplus) as set forth in its most recent report of condition so published. In case at any time the Trustee or the Securities Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section 10.06, the Trustee or the Securities Administrator shall resign immediately in the manner and with the effect specified in Section 10.08.

Section 10.07  Insurance.

The Trustee and the Securities Administrator, at their own expense, shall at all times maintain and keep in full force and effect: (i) fidelity insurance, (ii) theft of documents insurance and (iii) forgery insurance (which may be collectively satisfied by a “Financial Institution Bond” and/or a “Bankers’ Blanket Bond”). All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks or their affiliates which act as custodians for investor-owned mortgage pools. A certificate of an officer of the Trustee or the Securities Administrator as to the Trustee’s or the Securities Administrator’s, respectively, compliance with this Section 10.07 shall be furnished to any Certificateholder upon reasonable written request.

Section 10.08  Resignation and Removal of Trustee and Securities Administrator.

The Trustee and the Securities Administrator may at any time resign (including, in the case of the Securities Administrator, in connection with the resignation or termination of the Master Servicer) and be discharged from the Trust hereby created by giving written notice thereof to the Depositor, the Sponsor, the Securities Administrator (or the Trustee, if the Securities Administrator resigns) and the Master Servicer, with a copy to the Rating Agencies. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or successor securities administrator, as applicable, by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the resigning trustee or securities administrator, as applicable, and the successor trustee or securities administrator, as applicable. If no successor trustee or successor securities administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or securities administrator.

If at any time (i) the Trustee or the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 10.06 hereof and shall fail to resign after written request thereto by the Depositor, (ii) the Trustee or the Securities Administrator shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii)(A) a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Securities Administrator or the Trust Fund is located, (B) the imposition of such tax would be avoided by the appointment of a different trustee or securities administrator and (C) the Trustee or the Securities Administrator, as applicable fails to indemnify the Trust Fund against such tax, then the Depositor or the Master Servicer may remove the Trustee or the Securities Administrator, as applicable, and appoint a successor trustee or successor securities administrator, as applicable, by written instrument, in multiple copies, a copy of which instrument shall be delivered to the Trustee, the Securities Administrator, each Master Servicer and the successor trustee or successor securities administrator, as applicable.

The Holders evidencing at least 51% of the Voting Rights of each Class of Certificates may at any time remove the Trustee or Securities Administrator and appoint a successor trustee or securities administrator by written instrument or instruments, in multiple copies, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered by the successor trustee or successor securities administrator to each of the Master Servicer, the Trustee or Securities Administrator so removed and the successor trustee or securities administrator so appointed. Notice of any removal of the Trustee or Securities Administrator shall be given to each Rating Agency by the Trustee or successor trustee.

Any resignation or removal of the Trustee or Securities Administrator and appointment of a successor trustee or securities administrator pursuant to any of the provisions of this Section 10.08 shall become effective upon acceptance of appointment by the successor trustee or securities administrator as provided in Section 10.09 hereof.

Section 10.09  Successor Trustee or Securities Administrator.

Any successor trustee or securities administrator appointed as provided in Section 10.08 hereof shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee or predecessor securities administrator, as applicable, and the Master Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee or securities administrator shall become effective and such successor trustee or securities administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or securities administrator herein.

No successor trustee or securities administrator shall accept appointment as provided in this Section 10.09 unless at the time of such acceptance such successor trustee or securities administrator shall be eligible under the provisions of Section 10.06 hereof and its appointment shall not adversely affect the then current rating of the Certificates.

Upon acceptance of appointment by a successor trustee or securities administrator as provided in this Section 10.09, the successor trustee or securities administrator shall mail notice of the succession of such trustee or securities administrator hereunder to all Holders of Certificates. If the successor trustee or securities administrator fails to mail such notice within ten days after acceptance of appointment, the Depositor shall cause such notice to be mailed at the expense of the Trust Fund.

Section 10.10  Merger or Consolidation of Trustee or Securities Administrator.

Any corporation, state bank or national banking association into which the Trustee or the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation, state bank or national banking association resulting from any merger, conversion or consolidation to which the Trustee or the Securities Administrator shall be a party, or any corporation, state bank or national banking association succeeding to substantially all of the corporate trust business of the Trustee or of the business of the Securities Administrator, shall be the successor of the Trustee or the Securities Administrator hereunder, provided that such corporation shall be eligible under the provisions of Section 10.06 hereof without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 10.11  Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 10.11, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 10.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 10.09.

Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)  All rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the Master Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether a Trustee hereunder or as a Successor Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)  No trustee hereunder shall be held personally liable by reason of any act or omission of any other trustee hereunder; and

(iii)  The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article X. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Master Servicer and the Depositor.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co- trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 10.12  Tax Matters.

It is intended that the Trust Fund shall constitute, and that the affairs of the Trust Fund shall be conducted so that each REMIC formed hereunder qualifies as, a “real estate mortgage investment conduit” as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Securities Administrator covenants and agrees that it shall act as agent for so long as it is also Master Servicer (and the Securities Administrator is hereby appointed to act as agent) on behalf of the Trust Fund. The Trustee and/or the Securities Administrator, as agent on behalf of the Trust Fund, shall do or refrain from doing, as applicable, the following: (a) the Securities Administrator shall prepare and file, or cause to be prepared and filed, in a timely manner, U.S. Real Estate Mortgage Investment Conduit Income Tax Returns (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file or cause to be prepared and filed with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each such REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish or cause to be furnished to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby; (b) the Securities Administrator shall apply for an employer identification number with the Internal Revenue Service via a Form SS-4 or other comparable method for each REMIC that is or becomes a taxable entity, and within thirty days of the Closing Date, furnish or cause to be furnished to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such form, and update such information at the time or times in the manner required by the Code for the Trust Fund; (c) the Trustee shall make or cause to be made elections, on behalf of each REMIC formed hereunder to be treated as a REMIC on the federal tax return of such REMIC for its first taxable year (and, if necessary, under applicable state law); (d) the Securities Administrator shall prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including without limitation, the calculation of any original issue discount using the Prepayment Assumption; (e) the Securities Administrator shall provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is not a Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Person that is not a Permitted Transferee, or a pass-through entity in which a Person that is not a Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax); (f) each of the Securities Administrator and the Trustee shall, to the extent under its control, conduct the affairs of the Trust Fund at all times that any Certificates are outstanding so as to maintain the status of each REMIC formed hereunder as a REMIC under the REMIC Provisions; (g) neither the Trustee nor the Securities Administrator shall knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any REMIC formed hereunder; (h) the Securities Administrator shall pay, from the sources specified in the penultimate paragraph of this Section 10.12, the amount of any federal, state and local taxes, including prohibited transaction taxes as described below, imposed on any REMIC formed hereunder prior to the termination of the Trust Fund when and as the same shall be due and payable (but such obligation shall not prevent the Trustee, the Securities Administrator at the written request of the Trustee, or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Securities Administrator from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings); (i) the Trustee shall sign or cause to be signed federal, state or local income tax or information returns or any other document prepared by the Securities Administrator pursuant to this Section 10.12 requiring a signature thereon by the Trustee; (j) the Securities Administrator shall maintain records relating to each REMIC formed hereunder including but not limited to the income, expenses, assets and liabilities of each such REMIC and adjusted basis of the Trust Fund property determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; (k) the Securities Administrator shall, for federal income tax purposes, maintain books and records with respect to the REMICs on a calendar year and on an accrual basis; (l) neither the Trustee nor the Master Servicer shall enter into any arrangement not otherwise provided for in this Agreement by which the REMICs will receive a fee or other compensation for services nor permit the REMICs to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code; and (m) as and when necessary and appropriate, the Trustee, or at the written request of the Trustee, the Securities Administrator, shall represent the Trust Fund in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of any REMIC formed hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of the Trust Fund, and otherwise act on behalf of each REMIC formed hereunder in relation to any tax matter involving any such REMIC.

In order to enable each of the Trustee and the Securities Administrator to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Trustee or the Securities Administrator within 10 days after the Closing Date all information or data that the Trustee or the Securities Administrator requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumption and projected cash flows of the Certificates and the Mortgage Loans. Thereafter, the Depositor shall provide to the Trustee or the Securities Administrator promptly upon written request therefor, any such additional information or data that the Trustee or the Securities Administrator may, from time to time, request in order to enable the Trustee or the Securities Administrator to perform its duties as set forth herein. The Depositor hereby indemnifies each of Trustee and the Securities Administrator for any losses, liabilities, damages, claims or expenses of the Trustee or the Securities Administrator arising from any errors or miscalculations of the Trustee or the Securities Administrator, as applicable, that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Trustee or the Securities Administrator, as applicable, on a timely basis.

In the event that any tax is imposed on “prohibited transactions” of any of REMIC I, REMIC II, REMIC III as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of the Trust Fund as defined in Section 860G(c) of the Code, on any contribution to any of REMIC I, REMIC II, REMIC III as after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, without limitation, any federal, state or local tax or minimum tax imposed upon any of REMIC I, REMIC II, REMIC III as, and is not paid as otherwise provided for herein, such tax shall be paid by (i) the Trustee or the Securities Administrator, if any such other tax arises out of or results from a breach by the Trustee or the Securities Administrator, respectively, of any of its obligations under this Agreement, (ii) any party hereto (other than the Trustee or the Securities Administrator) to the extent any such other tax arises out of or results from a breach by such other party of any of its obligations under this Agreement or (iii) in all other cases, or in the event that any liable party hereto fails to honor its obligations under the preceding clauses (i) or (ii), any such tax will be paid first with amounts otherwise to be distributed to the Class R Certificateholders, and second with amounts otherwise to be distributed to the following other Certificates in the following order of priority: first, to the Class B-4 Certificates, second, to the Class B-3 Certificates, third, to the Class B-2 Certificates, fourth, to the Class B-1 Certificates, fifth, to the Class M-3 Certificates, sixth, to the Class M-2 Certificates, seventh, to the Class M-1 Certificates, and eighth, to the Class A Certificates, pro rata, based on the amounts to be distributed.

Notwithstanding anything to the contrary contained herein, to the extent that such tax is payable by the Holder of any Certificates, the Securities Administrator is hereby authorized to retain on any Distribution Date, from the Holders of the Class R Certificates (and, if necessary, second, from the Holders of the other Certificates in the priority specified in the preceding sentence), funds otherwise distributable to such Holders in an amount sufficient to pay such tax. The Securities Administrator shall include in its Remittance Report instructions as to distributions to such parties taking into account the priorities described in the second preceding sentence. The Securities Administrator, on written request by the Trustee, agrees to promptly notify in writing the party liable for any such tax of the amount thereof and the due date for the payment thereof.

The Trustee and the Securities Administrator each agree that, in the event it should obtain any information necessary for the other party to perform its obligations pursuant to this Section 10.12, it will promptly notify and provide such information to such other party. Notwithstanding anything in this Agreement to the contrary, the Trustee agrees that, in the event that the Trustee obtains actual knowledge that the Securities Administrator has breached any of its obligations pursuant to this Section 10.12, the Trustee shall perform such obligations on its behalf to the extent that the Trustee possesses all documents necessary to so perform and receives reasonable compensation therefor, provided, however, that the Trustee shall not be liable for any losses resulting from any such breach.
ARTICLE XI

TERMINATION

Section 11.01  Termination upon Liquidation or Repurchase of all Mortgage Loans.

Subject to Section 11.03, the obligations and responsibilities of the Depositor, the Master Servicer, the Securities Administrator, the Sponsor and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase by the Majority Class C Certificateholder of all of the Mortgage Loans (and REO Properties) remaining in the Trust Fund at a price (the “Mortgage Loan Purchase Price”) equal to the sum of (i) 100% of the Stated Principal Balance of each Mortgage Loan (other than in respect of REO Property), (ii) accrued interest thereon at the applicable Mortgage Rate to, but not including, the first day of the month of such purchase, (iii) the appraised value of any REO Property in the Trust Fund (up to the Stated Principal Balance of the related Mortgage Loan), such appraisal to be conducted by an appraiser mutually agreed upon by the Master Servicer and the Trustee and (iv) unreimbursed out-of pocket costs of the Company, the Servicers or the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Advances, made on the Mortgage Loans prior to the exercise of such repurchase right and (v) any unreimbursed costs and expenses of the Trustee and the Securities Administrator payable pursuant to Section 10.05 and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement, as applicable. In no event shall the trusts created hereby continue beyond the earlier of (i) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof and (ii) the Latest Possible Maturity Date.

The right to repurchase all Mortgage Loans and REO Properties pursuant to clause (a) in the preceding paragraph shall be exercisable on or after the earlier of (i) the 20% Clean-Up Call Date and (ii) the Distribution Date in April 2016.

Section 11.02  Final Distribution on the Certificates.

If on any Determination Date, (i) the Master Servicer determines that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Distribution Account, the Master Servicer shall direct the Securities Administrator to send a final distribution notice promptly to each Certificateholder or (ii) the Securities Administrator determines that a Class of Certificates shall be retired after a final distribution on such Class, the Securities Administrator shall notify the Certificateholders within five (5) Business Days after such Determination Date that the final distribution in retirement of such Class of Certificates is scheduled to be made on the immediately following Distribution Date. Any final distribution made pursuant to the immediately preceding sentence will be made only upon presentation and surrender of the related Certificates at the office of the Securities Administrator specified in the final distribution notice to Certificateholders. If the Class C Certificateholder elects to terminate the Trust Fund pursuant to Section 11.01, at least 20 days prior to the date notice is to be mailed to the Certificateholders, the Majority Class C Certificateholder shall notify the Depositor, the Securities Administrator, the Trustee of the date the Majority Class C Certificateholder intends to terminate the Trust Fund. The Majority Class C Certificateholder or EMC or its designee, as applicable, shall remit the Mortgage Loan Purchase Price to the Securities Administrator on the Business Day prior to the Distribution Date for such Optional Termination by the Majority Class C Certificateholder.

Notice of any termination of the Trust Fund, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Securities Administrator by letter to Certificateholders mailed not earlier than the 10th day and no later than the 15th day of the month immediately preceding the month of such final distribution. Any such notice shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Securities Administrator will give such notice to each Rating Agency at the time such notice is given to Certificateholders.

In the event such notice is given, the Master Servicer shall cause all related funds to be remitted to the Securities Administrator for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust Fund and the receipt by the Trustee of a Request for Release therefor, the Trustee or the Custodian shall promptly release to the Master Servicer, as applicable the Mortgage Files for the Mortgage Loans and the Trustee shall execute and deliver any documents prepared and delivered to it which are necessary to transfer any REO Property.

Upon presentation and surrender of the Certificates, the Securities Administrator shall cause to be distributed to Certificateholders of each Class in accordance with the Remittance Report the amounts allocable to such Certificates held in the Distribution Account in the order and priority set forth in Section 6.04 hereof on the final Distribution Date and in proportion to their respective Percentage Interests.

In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Securities Administrator shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Securities Administrator may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets that remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund that remain subject hereto.

Section 11.03  Additional Termination Requirements.

Upon exercise by the Majority Class C Certificateholder of its purchase option as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless each of the Trustee and the Securities Administrator have been supplied with an Opinion of Counsel addressed to the Trustee, at the expense of the Majority Class C Certificateholder, to the effect that the failure of the Trust Fund to comply with the requirements of this Section 11.03 will not (i) result in the imposition of taxes on “prohibited transactions” of a REMIC, or (ii) cause a REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(1) The Majority Class C Certificateholder shall establish a 90-day liquidation period and notify the Trustee and Securities Administrator thereof, and the Securities Administrator shall in turn specify the first day of such period in a statement attached to the tax return for each of REMIC I, REMIC II and REMIC III as pursuant to Treasury Regulation Section 1.860F-1. The Majority Class C Certificateholder shall satisfy all the requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel addressed to the Trustee obtained at the expense of the Majority Class C Certificateholder;

(2) During such 90-day liquidation period, and at or prior to the time of making the final payment on the Certificates, the Securities Administrator, as agent of the Trustee, shall sell all of the assets of REMIC I for cash;

(3) At the time of the making of the final payment on the Certificates, the Securities Administrator, as agent for the Trustee, shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates all cash on hand (other than cash retained to meet claims), and REMIC I shall terminate at that time;

(4) By their acceptance of the Certificates, the Holders thereof hereby authorize the adoption of a 90-day liquidation period for REMIC I, REMIC II and REMIC III, which authorization shall be binding upon all successor Certificateholders; and

(5) The Securities Administrator, as agent for each REMIC, hereby agrees to adopt and sign such a plan of complete liquidation upon the written request of the Majority Class C Certificateholder and the receipt of the Opinion of Counsel referred to in Section 11.03(a)(1), and to take such other action in connection therewith as may be reasonably requested by the Majority Class C Certificateholder.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01  Amendment.

This Agreement may be amended from time to time by parties hereto, without the consent of any of the Certificateholders to cure any ambiguity, to correct or supplement any provisions herein (including to give effect to the expectations of investors), to comply with any changes in the Code, to revise any provisions to reflect the obligations of the parties to this Agreement as they relate to Regulation AB, to change the manner in which the Distribution Account maintained by the Securities Administrator or the Protected Account maintained by the Company is maintained or to make such other provisions with respect to matters or questions arising under this Agreement as shall not be inconsistent with any other provisions herein if such action shall not, as evidenced by an Opinion of Counsel addressed to the Trustee, adversely affect in any material respect the interests of any Certificateholder; provided that any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders and no such Opinion of Counsel shall be required if the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

Notwithstanding the foregoing, without the consent of the Certificateholders, the parties hereto may at any time and from time to time amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary or appropriate to maintain the qualification of each of REMIC I, REMIC II and REMIC III as a REMIC under the Code or to avoid or minimize the risk of the imposition of any tax on any of REMIC I, REMIC II or REMIC III pursuant to the Code that would be a claim against any of REMIC I, REMIC II or REMIC III at any time prior to the final redemption of the Certificates, provided that the Trustee and Securities Administrator has been provided an Opinion of Counsel addressed to the Trustee and the Securities Administrator, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee, the Securities Administrator or the Trust Fund, to the effect that such action is necessary or appropriate to maintain such qualification or to avoid or minimize the risk of the imposition of such a tax.

This Agreement may also be amended from time to time by the parties hereto and the Holders of each Class of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) cause any of REMIC I, REMIC II or REMIC III to cease to qualify as a REMIC or (iii) reduce the aforesaid percentages of Certificates of each Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding.

Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel addressed to the Trustee , which opinion shall be an expense of the party requesting such amendment but in any case shall not be an expense of the Trustee or the Securities Administrator, to the effect that such amendment will not (other than an amendment pursuant to clause (ii) of, and in accordance with, the preceding paragraph) cause the imposition of any tax on REMIC I, REMIC II, REMIC III or the Certificateholders or cause REMIC I, REMIC II or REMIC III to cease to qualify as a REMIC at any time that any Certificates are outstanding. Further, nothing in this Agreement shall require the Trustee to enter into an amendment without receiving an Opinion of Counsel, satisfactory to the Trustee (i) that such amendment is permitted and is not prohibited by this Agreement and (ii) that all requirements for amending this Agreement (including any consent of the applicable Certificateholders) have been complied with.

Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance of such amendment to each Certificateholder and each Rating Agency.

It shall not be necessary for the consent of Certificateholders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

Section 12.02  Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere. The Master Servicer shall effect such recordation at the Trust’s expense upon the request in writing of a Certificateholder, but only if such direction is accompanied by an Opinion of Counsel (provided at the expense of the Certificateholder requesting recordation) to the effect that such recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 12.03  Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS).

Section 12.04  Intention of Parties.

It is the express intent of the parties hereto that the conveyance of the Mortgage Notes, Mortgages, assignments of Mortgages, title insurance policies and any modifications, extensions and/or assumption agreements and private mortgage insurance policies relating to the Mortgage Loans by the Sponsor to the Depositor, and by the Depositor to the Trustee be, and be construed as, an absolute sale thereof to the Depositor or the Trustee, as applicable. It is, further, not the intention of the parties that such conveyance be deemed a pledge thereof by the Sponsor to the Depositor, or by the Depositor to the Trustee. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Sponsor or the Depositor, as applicable, or if for any other reason the Mortgage Loan Purchase Agreement or this Agreement is held or deemed to create a security interest in such assets, then (i) the Mortgage Loan Purchase Agreement and this Agreement shall each be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyance provided for in the Mortgage Loan Purchase Agreement from the Sponsor to the Depositor, and the conveyance provided for in this Agreement from the Depositor to the Trustee, shall be deemed to be an assignment and a grant by the Sponsor or the Depositor, as applicable, for the benefit of the Certificateholders, of a security interest in all of the assets that constitute the Trust Fund, whether now owned or hereafter acquired.

The Depositor for the benefit of the Certificateholders shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the assets of the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement.

Section 12.05  Notices.

(a)  The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

(i)  Any material change or amendment to this Agreement;

(ii)  The occurrence of any Event of Default that has not been cured;

(iii)  The resignation or termination of the Master Servicer, the Securities Administrator or the Trustee and the appointment of any successor;

(iv)  The repurchase or substitution of Mortgage Loans pursuant to Sections 2.02, 2.03, 4.20 and 11.01; and

(v)  The final payment to Certificateholders.

(b)  All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered at or mailed by registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, or by facsimile transmission to a number provided by the appropriate party if receipt of such transmission is confirmed to (i) in the case of the Depositor, Bear Stearns Asset Backed Securities I LLC, 383 Madison Avenue, New York, New York 10179, Attention: Chief Counsel; (ii) in the case of the Sponsor or the Company, EMC Mortgage Corporation, 909 Hidden Ridge Drive, Irving, Texas 75038, Attention: Ralene Ruyle or such other address as may be hereafter furnished to the other parties hereto by the Master Servicer in writing; (iv) in the case of the Trustee, at each Corporate Trust Office or such other address as the Trustee may hereafter furnish to the other parties hereto; (v) in the case of the Master Servicer or the Securities Administrator, P. O. Box 98, Columbia, Maryland 21046 (or, for overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045), Attention: BSABS I 2006-AC3 or such other address as may be hereafter furnished to the other parties hereto by the Securities Administrator in writing and (vi) in the case of the Rating Agencies, (x) Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Home Equity Monitoring and (y) Standard & Poor’s, 55 Water Street, 41st Floor, New York, New York 10041, Attention: Mortgage Surveillance Group. Any notice delivered to the Sponsor, the Master Servicer, the Securities Administrator or the Trustee under this Agreement shall be effective only upon receipt. Any notice required or permitted to be mailed to a Certificateholder, unless otherwise provided herein, shall be given by first-class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register; any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

Section 12.06  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.07  Assignment.

Notwithstanding anything to the contrary contained herein, except as provided pursuant to Section 8.07, this Agreement may not be assigned by the Master Servicer, the Sponsor or the Depositor.

Section 12.08  Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee or the Securities Administrator, as appropriate, a written notice of an Event of Default and of the continuance thereof, as hereinbefore provided, the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee or the Securities Administrator, as appropriate to institute such action, suit or proceeding in its own name as Trustee or the Securities Administrator, as appropriate, hereunder and shall have offered to the Trustee or the Securities Administrator, as appropriate, such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee or the Securities Administrator, as appropriate, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.08, each and every Certificateholder, the Trustee or the Securities Administrator shall be entitled to such relief as can be given either at law or in equity.

Section 12.09  Inspection and Audit Rights. The Master Servicer agrees that, on reasonable prior notice, it will permit any representative of the Depositor or the Trustee during the Master Servicer’s normal business hours, to examine all the books of account, records, reports and other papers of the Master Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor or the Trustee and to discuss its affairs, finances and accounts relating to such Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Master Servicer hereby authorizes such accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense incident to the exercise by the Depositor or the Trustee of any right under this Section 12.09 shall be borne by the party requesting such inspection, subject to such party’s right to reimbursement hereunder (in the case of the Trustee, pursuant to Section 10.05 hereof).

Section 12.10  Certificates Nonassessable and Fully Paid.

It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Securities Administrator pursuant to this Agreement, are and shall be deemed fully paid.

* * *

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Sponsor, the Company, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS ASSET BACKED SECURITIES I LLC, as Depositor

By:
Name:
Title:

EMC MORTGAGE CORPORATION, as Sponsor and Company

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator and Master Servicer

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 24th day of August, 2006, before me, a notary public in and for said State, appeared ____________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of Bear Stearns Asset Backed Securities I LLC, one of the companies that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF BALTIMORE	)

On this 24th day of August, 2006, before me, a notary public in and for said State, appeared ____________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of Wells Fargo Bank, National Association, one of the national banking associations that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On this 24th day of August, 2006, before me, a notary public in and for said State, appeared ________________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of EMC Mortgage Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

____________________________
Notary Public

[Notarial Seal]

STATE OF MASSACHUSETTS	)
	)	ss.:
COUNTY OF SUFFOLK	)

On this 24th day of August, 2006, before me, a notary public in and for said State, appeared _______________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of U.S. Bank National Association, one of the national banking associations that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

____________________________
Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS [_]-A-[1][2] CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	Variable Pass-Through Rate
Class [_]-A-[1][2] Senior
Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2006	Aggregate Initial Certificate [Principal Balance] [Notional Amount] of this Certificate as of the Cut-off Date: $[_____________]
First Distribution Date: May 25, 2006	Initial Certificate [Principal Balance] [Notional Amount] of this Certificate as of the Cut-off Date: $[_____________]
Master Servicer: Wells Fargo Bank, National Association	CUSIP: [___________]
Assumed Final Distribution Date: May 25, 2036

ASSET-BACKED CERTIFICATE

SERIES 2006-AC3

evidencing a percentage interest in the distributions allocable to the Class [_]-A-[1][2] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to BSABS I. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC Mortgage Corporation, as sponsor and company, Wells Fargo Bank, National Association, as Master Servicer and securities administrator (the “Securities Administrator”) and U.S. Bank National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs to and including the 24th day of the calendar month in which that Distribution Date occurs on the [For Class I-A-1 and Class II-A-1] [Certificate Principal Balance] [For Class I-A-2 and Class II-A-2] [Notional Amount] hereof at a per annum rate equal to the Pass-Through Rate set forth above. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan [For Class I-A-1 and Class II-A-1] [and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.]

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. [For Class I-A-1 and Class II-A-1] [The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable thereto.] [For Class I-A-2 and Class II-A-2] [The Initial Notional Amount of this Certificate is set forth above.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee or the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the earlier of (i) the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 20% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (ii) the Distribution Date in April 2016. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date specified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this
Certificate to be duly executed.

Dated: April 28, 2006	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class [_]-A-[1][2] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT A-2

FORM OF CLASS M-[1][2][3] CERTIFICATES

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES [,] [AND] [CLASS M-1 CERTIFICATES] [,] [AND] [CLASS M-2 CERTIFICATES] AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 7.02(b) OF THE AGREEMENT.

Certificate No.1	Variable Pass-Through Rate

Class M-[1][2][3] Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2006	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

First Distribution Date: May 25, 2006	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

Master Servicer: Wells Fargo Bank, National Association	CUSIP: [_______________]

Assumed Final Distribution Date: May 25, 2036

ASSET-BACKED CERTIFICATE
SERIES 2006-AC3

evidencing a percentage interest in the distributions allocable to the Class M-[1][2][3] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to BSABS I. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC Mortgage Corporation, as sponsor and company, Wells Fargo Bank, National Association, as Master Servicer and securities administrator (the “Securities Administrator”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs (or, with respect to the first accrual period, the Closing Date) to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

Each holder of a Certificate or beneficial ownership shall be deemed to have made the representations set forth in section 7.02(b) of the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee or the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the earlier of (i) the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 20% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (ii) the Distribution Date in April 2016. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date specified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: April 28, 2006	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class M-[1][2][3] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT A-3

FORM OF CLASS B-[1][2][3][4] CERTIFICATES

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES [,] [AND] [CLASS M-1 CERTIFICATES] [,] [AND] [CLASS M-2 CERTIFICATES] [,] [AND] [CLASS M-3 CERTIFICATES] [,] [AND] [CLASS B-1 CERTIFICATES] [,] [AND] [CLASS B-2 CERTIFICATES] [,] [AND] [CLASS B-3 CERTIFICATES] AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

[For Class B-1, ClassB-2 and Class B-3] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[For Class B-1, ClassB-2 and Class B-3] [EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 7.02(b) OF THE AGREEMENT.]

[For Class B-4] [THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE, OR PROVIDES AN OPINION OF COUNSEL TO SUCH EFFECT.]

Certificate No.1	Variable Pass-Through Rate

Class B-[1][2][3][4] Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2006	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

First Distribution Date: May 25, 2006	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

Master Servicer: Wells Fargo Bank, National Association	CUSIP: [_______________]

Assumed Final Distribution Date: May 25, 2036

ASSET-BACKED CERTIFICATE
SERIES 2006-AC3

evidencing a percentage interest in the distributions allocable to the Class B-[1][2][3][4] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [___________] is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to BSABS I. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC Mortgage Corporation, as sponsor and company, Wells Fargo Bank, National Association, as Master Servicer and securities administrator (the “Securities Administrator”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

[For Class B-1, Class B-2 and Class B-3] [Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs (or, with respect to the first accrual period, the Closing Date) to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.]

[For Class B-4] [Interest on this Certificate will accrue from and including the immediately preceding Distribution Date (or with respect to the First Distribution Date, the Closing Date) to and including the day prior to the current Distribution Date on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such Distribution date so long as this Certificate remains in non book-entry form (and otherwise, the close of business on the Business Day immediately preceding such Distribution Date) an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.]

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

[For Class B-4] [No transfer of this Class B-4 Certificate will be made unless such transfer is (i) exempt from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws or is made in accordance with said Act and laws and (ii) made in accordance with Section 7.02 of the Agreement. In the event that such transfer is to be made the Securities Administrator shall register such transfer if, (i) made to a transferee who has provided the Securities Administrator with evidence as to its QIB status; or (ii) (A) the transferor has advised the Securities Administrator in writing that the Certificate is being transferred to an Institutional Accredited Investor and (B) prior to such transfer the transferee furnishes to the Securities Administrator an Investment Letter; provided that if based upon an Opinion of Counsel to the effect that (A) and (B) above are not sufficient to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws, the Securities Administrator shall as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information prior to registering the transfer of this Certificate as shall be set forth in such Opinion of Counsel.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

Each holder of a Certificate or beneficial ownership shall be deemed to have made the representations set forth in section 7.02(b) of the Agreement.

[For Class B-4] [This Certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless the transferee certifies or represents that the proposed transfer and holding of a Certificate and the servicing, management and operation of the trust and its assets: (i) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Exemption (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 or PTE 96-23 and (ii) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer, the Securities Administrator or the Trustee, which will be deemed represented by an owner of a Book-Entry Certificate or a Global Certificate, or an Opinion of Counsel specified in section 7.02 of the Agreement is provided. This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.]

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee or the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the earlier of (i) the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 20% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (ii) the Distribution Date in April 2016. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date specified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: April 28, 2006	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class B-[1][2][3][4] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT A-4

FORM OF CLASS C CERTIFICATEs

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT (as defined below) AND (B) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES.

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE SECURITIES ADMINISTRATOR THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER, THE SECURITIES ADMINISTRATOR, OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

Certificate No. 1	Percentage Interest: 100%

Class C	Variable Pass-Through Rate

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2006	Aggregate Certificate Notional Amount of this Certificate as of the Cut-off Date: $[____________]

First Distribution Date: May 25, 2006	Initial Certificate Notional Amount of this Certificate as of the Cut-off Date: $[____________]

Master Servicer: Wells Fargo Bank, National Association	CUSIP: [_______________]

Assumed Final Distribution Date: May 25, 2036

ASSET-BACKED CERTIFICATE
SERIES 2006-AC3

evidencing a percentage interest in the distributions allocable to the Class C Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [________________] is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to BSABS I. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC Mortgage Corporation, as sponsor and company, Wells Fargo Bank, National Association, as Master Servicer and securities administrator (the “Securities Administrator”) and U.S. Bank National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit D and either Exhibit E or Exhibit F, as applicable, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Securities Administrator or the Master Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. Neither the Depositor nor the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Securities Administrator, the Depositor, the Seller and the Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made to any person, unless the transferee provides either (i) a certification pursuant to section 7.02(b) of the Agreement or an (ii) Opinion of Counsel pursuant to section 7.02(b) of the Agreement, satisfactory to the Securities Administrator that the purchase and holding of this Certificate are permissible under applicable law, will not constitute or result in any non-exempt prohibited transactions under Section 406 ERISA or Section 4975 of the Code and will not subject the Trustee, Master Servicer, the Securities Administrator, or the Depositor to any obligation or liability in addition to those undertaken in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee or the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the earlier of (i) the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 20% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (ii) the Distribution Date in April 2016. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date specified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: April 28, 2006	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class C Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT A-5

FORM OF CLASS P CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT (AS DEFINED BELOW) AND (B) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES.

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE SECURITIES ADMINISTRATOR THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER, THE SECURITIES ADMINISTRATOR, OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

Certificate No.1	Percentage Interest: 100%

Class P

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2006	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $100.00

First Distribution Date: May 25, 2006	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $100.00

Master Servicer: Wells Fargo Bank, National Association	CUSIP: [_________________]

Assumed Final Distribution Date: May 25, 2036

ASSET-BACKED CERTIFICATE
SERIES 2006-AC3

evidencing a percentage interest in the distributions allocable to the Class P Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [________________] is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to BSABS I. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC Mortgage Corporation, as sponsor and company, Wells Fargo Bank, National Association, as Master Servicer and securities administrator (the “Securities Administrator”) and U.S. Bank National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a United States Person and a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to the Securities Administrator of, among other things, an affidavit to the effect that it is a United States Person and Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a United States Person and a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit D and either E or F, as applicable, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Securities Administrator or the Master Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. Neither the Depositor nor the Securities Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Securities Administrator, the Depositor, the Sponsor and the Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made to any person, unless the transferee provides either (i) a certification pursuant to section 7.02(b) of the Agreement or an (ii) Opinion of Counsel pursuant to section 7.02(b) of the Agreement, satisfactory to the Securities Administrator that the purchase and holding of this Certificate are permissible under applicable law, will not constitute or result in any non-exempt prohibited transactions under Section 406 ERISA or Section 4975 of the Code and will not subject the Trustee, Master Servicer, the Securities Administrator, or the Depositor to any obligation or liability in addition to those undertaken in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee or the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the earlier of (i) the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 20% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (ii) the Distribution Date in April 2016. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date specified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: April 28, 2006	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

Date:	By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class P Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT A-6

FORM OF CLASS R-[1][2][3] CERTIFICATES

THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT (AS DEFINED BELOW) OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE SECURITIES ADMINISTRATOR THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER, THE SECURITIES ADMINISTRATOR, OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE SECURITIES ADMINISTRATOR THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND EXCEPT FOR FREDDIE MAC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING, (C) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS’ COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (D) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE, (E) AN ELECTING LARGE PARTNERSHIP UNDER SECTION 775(a) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN REFERRED TO AS A “DISQUALIFIED ORGANIZATION”), OR (F) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND (4) SUCH TRANSFEREE IS A UNITED STATES PERSON. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No.1

Class R-[_]
Percentage Interest: 100%
Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2006

First Distribution Date: May 25, 2006

Master Servicer: Wells Fargo Bank, National Association
CUSIP: [____________]
Assumed Final Distribution Date: May 25, 2036

ASSET-BACKED CERTIFICATE
SERIES 2006-AC3

evidencing a percentage interest in the distributions allocable to the Class R-[_] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or the Securities Administrator or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [________________] is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to BSABS I. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC Mortgage Corporation, as sponsor and company, Wells Fargo Bank, National Association, as Master Servicer and securities administrator (the “Securities Administrator”) and U.S. Bank National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a United States Person and a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to the Securities Administrator of, among other things, an affidavit to the effect that it is a United States Person and Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a United States Person and a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice.

No transfer of this Certificate shall be made to any person, unless the transferee provides either (i) a certification pursuant to section 7.02(b) of the Agreement or an (ii) Opinion of Counsel pursuant to section 7.02(b) of the Agreement, satisfactory to the Securities Administrator that the purchase and holding of this Certificate are permissible under applicable law, will not constitute or result in any non-exempt prohibited transactions under Section 406 ERISA or Section 4975 of the Code and will not subject the Trustee, Master Servicer, the Securities Administrator, or the Depositor to any obligation or liability in addition to those undertaken in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee or the Securities Administrator is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the earlier of (i) the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 20% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (ii) the Distribution Date in April 2016. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date specified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: April 28, 2006	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class R-[_] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to	,
for the account of	,
account number___________, or, if mailed by check, to	,
Applicable statements should be mailed to	,
.

This information is provided by	,
the assignee named above, or	,
as its agent.

EXHIBIT B

MORTGAGE LOAN SCHEDULE
CITY1                                         STATE                   ZIP_CODE            PROPTYPE
---------------------------------------------------------------------------------------------------------------
HIALEAH                                       FL                        33016          Single Family
MCCLOUD                                       CA                        96057          Single Family
BETHESDA                                      MD                        20816          Single Family
Seymour                                       IN                        47274          Single Family
ARVADA                                        CO                        80005          Single Family
GARDEN CITY                                   MI                        48135          Single Family
CICERO                                        IN                        46034          Single Family
NORTH LAS VEGAS                               NV                        89031          Single Family
GLEN ALLEN                                    VA                        23060          Single Family
HAMPTON                                       VA                        23666          Single Family
HICKORY CREEK                                 TX                        75065          PUD
MIDDLEBURG                                    FL                        32068          PUD
SACRAMENTO                                    CA                        95826          PUD
ASHBURN                                       VA                        20147          Condominium
PORTLAND                                      OR                        97206          Single Family
SURPRISE                                      AZ                        85388          PUD
MIDLAND                                       TX                        79701          Single Family
PORTLAND                                      OR                        97225          Single Family
Holly Springs                                 NC                        27540          PUD
MONROE                                        LA                        71203          Single Family
Edison                                        NJ                        08820          Single Family
ALLEN                                         TX                        75002          PUD
PAINESVILLE                                   OH                        44077          Single Family
NEWBERG                                       OR                        97132          Single Family
GOOSE CREEK                                   SC                        29445          Single Family
PLANTATION                                    FL                        33317          Single Family
RALEIGH                                       NC                        27603          Single Family
MARICOPA                                      AZ                        85239          PUD
MOUNTAIN TOP                                  PA                        18707          Single Family
BOISE                                         ID                        83709          Single Family
ALBANY                                        OR                        97321          Single Family
BIRMINGHAM                                    AL                        35214          Single Family
BROOKLYN                                      NY                        11214          2-4 Family
WARREN                                        MI                        48089          Single Family
Ridgeland                                     MS                        39157          Single Family
MONROE                                        LA                        71203          Single Family
AVONDALE                                      AZ                        85323          PUD
MONROE                                        LA                        71203          Single Family
SAN ANTONIO                                   TX                        78220          Single Family
SPARTANBURG                                   SC                        29307          Single Family
Crown Point                                   IN                        46307          Single Family
Nicholasville                                 KY                        40356          Single Family
Auburn                                        IN                        46706          Single Family
Auburn                                        IN                        46706          Single Family
CHESAPEAKE BEACH                              MD                        20732          Single Family
WASHINGTON                                    DC                        20002          Single Family
MIAMI                                         FL                        33016          Single Family
WELLINGTON                                    FL                        33467          PUD
HOUSTON                                       TX                        77077          Single Family
MEMPHIS                                       TN                        38118          Condominium
HAYDEN LAKE                                   ID                        83835          Single Family
Eatontown                                     NJ                        07724          Single Family
FAIRFAX                                       VA                        22032          Single Family
SIMPSONVILLE                                  SC                        29681          PUD
Las Cruces                                    NM                        88001          Single Family
TOLEDO                                        OH                        43614          Single Family
Seaside Heights                               NJ                        08751          Single Family
OLD ORCHARD BEACH                             ME                        04064          Condominium
LEXINGTON PARK                                MD                        20653          Single Family
ROCKVILLE                                     MD                        20852          Condominium
RICHMOND                                      VA                        23237          Single Family
Paterson                                      NJ                        07524          2-4 Family
HARRISBURG                                    PA                        17110          Condominium
COLORADO SPRINGS                              CO                        80910          Single Family
SAN ANTONIO                                   TX                        78210          2-4 Family
ERIE                                          PA                        16508          2-4 Family
HAWLEY                                        PA                        18428          PUD
ORLANDO                                       FL                        32814          PUD
SAFETY HARBOR                                 FL                        34695          Single Family
Trenton                                       NJ                        08611          Single Family
KALAMAZOO                                     MI                        49001          Single Family
RIO RANCHO                                    NM                        87124          Single Family
CHICAGO                                       IL                        60647          Condominium
SILVERTON                                     OR                        97381          2-4 Family
EAST HAMPTON                                  NY                        11937          Single Family
PIEDMONT                                      SC                        29673          Single Family
AKRON                                         OH                        44301          2-4 Family
CHICAGO                                       IL                        60622          2-4 Family
HOUSTON                                       TX                        77075          Single Family
CYPRESS                                       TX                        77433          PUD
BARTLETT                                      NH                        03838          Single Family
SALT LAKE CITY                                UT                        84105          Single Family
INDIANAPOLIS                                  IN                        46201          2-4 Family
WACO                                          TX                        76707          2-4 Family
WINTER PARK                                   FL                        32789          Condominium
SALEM                                         OR                        97305          Single Family
TAMPA                                         FL                        33612          2-4 Family
LAKE CITY                                     GA                        30260          Single Family
MOUNT PLEASANT                                SC                        29464          Single Family
TAKOMA PARK                                   MD                        20912          2-4 Family
GARDNER                                       KS                        66030          2-4 Family
SYRACUSE                                      NY                        13204          2-4 Family
WASHINGTON                                    DC                        20003          Single Family
MUKILTEO                                      WA                        98275          Single Family
CHICAGO                                       IL                        60657          2-4 Family
MEMPHIS                                       TN                        38118          Condominium
BRIARWOOD                                     NY                        11435          CO-OP
WACO                                          TX                        76707          2-4 Family
BRANDON                                       FL                        33510          2-4 Family
LOUISVILLE                                    KY                        40215          Single Family
MARGATE                                       FL                        33063          PUD
SYRACUSE                                      NY                        13210          2-4 Family
Louisville                                    KY                        40211          Single Family
MESA                                          AZ                        85203          PUD
CHICAGO                                       IL                        60647          2-4 Family
VIRGINIA BEACH                                VA                        23455          Single Family
LOS BANOS                                     CA                        93635          Single Family
ORANGE PARK                                   FL                        32073          Single Family
LAS VEGAS                                     NV                        89178          PUD
CLEVELAND                                     OH                        44108          Single Family
COTTAGE GROVE                                 OR                        97424          Single Family
TWIN FALLS                                    ID                        83301          Single Family
CHANTILLY                                     VA                        20151          PUD
BOURBONNAIS                                   IL                        60914          Single Family
PASADENA                                      MD                        21122          PUD
CHICAGO                                       IL                        60646          Condominium
DRAPER                                        UT                        84020          Single Family
CHICAGO                                       IL                        60804          Single Family
CINCINNATI                                    OH                        45231          2-4 Family
PLAINFIELD                                    IL                        60585          PUD
BOILING SPRINGS                               SC                        29316          2-4 Family
Delhi                                         CA                        95315          Single Family
Montebello                                    CA                        90640          2-4 Family
CLEVELAND                                     OH                        44108          Single Family
DENVER                                        CO                        80211          Single Family
GARDEN VALLEY                                 ID                        83622          PUD
CHICAGO                                       IL                        60611          Condominium
PEMBROKE PINES                                FL                        33028          Single Family
BURKE                                         VA                        22015          PUD
NASHVILLE                                     TN                        37211          PUD
GARFIELD HEIGHTS                              OH                        44105          Single Family
CAPE CORAL                                    FL                        33909          Single Family
Hendersonville                                NC                        28739          Single Family
EVERETT                                       WA                        98208          Single Family
SILVER SPRING                                 MD                        20903          Single Family
OVIEDO                                        FL                        32765          Single Family
JOHNSTON                                      RI                        02919          Single Family
PORTLAND                                      OR                        97203          Single Family
BROOKLYN                                      NY                        11238          2-4 Family
PEORIA                                        AZ                        85381          Single Family
PANAMA CITY BEACH                             FL                        32413          Single Family
CHESTER                                       SC                        29706          Single Family
DETROIT                                       MI                        48228          Single Family
Charlotte                                     NC                        28215          PUD
FORT LAUDERDALE                               FL                        33315          2-4 Family
MESA                                          AZ                        85202          PUD
DANBURY                                       CT                        06810          2-4 Family
MARRERO                                       LA                        70072          Single Family
Indianapolis                                  IN                        46241          Single Family
HYATTSVILLE                                   MD                        20783          Single Family
Louisville                                    KY                        40218          Condominium
LOUISVILLE                                    KY                        40245          Condominium
LINCOLNTON                                    NC                        28092          Single Family
Lawrenceville                                 GA                        30043          Single Family
SANGER                                        CA                        93657          Single Family
PHOENIX                                       AZ                        85037          PUD
STERLING HEIGHTS                              MI                        48313          Single Family
ABINGDON                                      MD                        21009          PUD
GERMANTOWN                                    MD                        20874          PUD
AURORA                                        CO                        80012          Condominium
TUCSON                                        AZ                        85747          Single Family
Lafayette                                     IN                        47905          2-4 Family
MESA                                          AZ                        85203          Single Family
WINTER HAVEN                                  FL                        33884          PUD
NORCROSS                                      GA                        30092          Single Family
KAWKAWLIN                                     MI                        48631          Single Family
CORONA                                        CA                        92883          PUD
GRAVETTE                                      AR                        72736          Single Family
Charlotte                                     NC                        28210          Single Family
QUEEN CREEK                                   AZ                        85242          PUD
CHANDLER                                      AZ                        85249          PUD
BURTON                                        MI                        48529          Single Family
STREAMWOOD                                    IL                        60107          PUD
MECHANICSBURG                                 PA                        17050          PUD
OAKLAND                                       CA                        94608          Single Family
LAKE WORTH                                    FL                        33467          PUD
SAINT LOUIS                                   MO                        63118          Single Family
FORT LAUDERDALE                               FL                        33311          Single Family
Flowery Branch                                GA                        30542          PUD
MIAMI BEACH                                   FL                        33139          Condominium
Brooklyn                                      NY                        11238          2-4 Family
ATLANTIC BEACH                                FL                        32233          PUD
DETROIT                                       MI                        48239          Single Family
SAINT LOUIS                                   MO                        63110          2-4 Family
PANAMA CITY                                   FL                        32408          Single Family
COLUMBUS                                      OH                        43211          Single Family
Garner                                        NC                        27529          PUD
STOCKTON                                      CA                        95215          Single Family
PANAMA CITY BEACH                             FL                        32413          Single Family
DETROIT                                       MI                        48227          Single Family
NAPLES                                        FL                        34105          Condominium
AURORA                                        CO                        80010          2-4 Family
WOODBRIDGE                                    VA                        22193          Single Family
PORT SAINT LUCIE                              FL                        34953          Single Family
Newark                                        NJ                        07106          2-4 Family
SCOTTSDALE                                    AZ                        85253          Condominium
GRANDVIEW                                     MO                        64030          2-4 Family
GARNER                                        NC                        27529          PUD
PHOENIX                                       AZ                        85018          Single Family
ORLANDO                                       FL                        32825          PUD
MOORE                                         OK                        73160          PUD
OCOEE                                         FL                        34761          PUD
MEMPHIS                                       TN                        38106          Single Family
WACO                                          TX                        76707          2-4 Family
TAMPA                                         FL                        33612          PUD
PROVIDENCE                                    RI                        02906          2-4 Family
CHICAGO                                       IL                        60652          Single Family
Raleigh                                       NC                        27612          Single Family
PAHRUMP                                       NV                        89048          2-4 Family
JOHNSON CITY                                  NY                        13790          2-4 Family
ROCHESTER                                     NY                        14609          2-4 Family
KENOSHA                                       WI                        53140          2-4 Family
DAVIS                                         OK                        73030          Single Family
CHICAGO                                       IL                        60609          2-4 Family
BURBANK                                       IL                        60459          Single Family
SALEM                                         OR                        97302          Single Family
FLAGSTAFF                                     AZ                        86001          Single Family
SILVER SPRING                                 MD                        20906          Condominium
SOUTH PADRE ISLAND                            TX                        78597          Single Family
TAMPA                                         FL                        33603          Single Family
Hyde Park                                     MA                        02136          2-4 Family
LAKELAND                                      FL                        33801          Single Family
LONGMONT                                      CO                        80503          PUD
WOODBRIDGE                                    VA                        22191          PUD
NORTH CHARLESTON                              SC                        29405          Single Family
STEVENSVILLE                                  MT                        59870          Single Family
LADSON                                        SC                        29456          Single Family
BROUSSARD                                     LA                        70518          Single Family
GERMANTOWN                                    MD                        20874          PUD
VISTA                                         CA                        92083          PUD
MAPLE GLEN                                    PA                        19002          Single Family
VISALIA                                       CA                        93291          Single Family
SAINT JOSEPH                                  MO                        64506          PUD
TAMPA                                         FL                        33613          PUD
BALTIMORE                                     MD                        21215          Single Family
POMPANO BEACH                                 FL                        33060          Single Family
CARSON                                        CA                        90745          Single Family
NORFOLK                                       VA                        23504          2-4 Family
STAFFORD                                      VA                        22554          PUD
PHILADELPHIA                                  PA                        19115          2-4 Family
KISSIMMEE                                     FL                        34744          PUD
DAYTON                                        OH                        45429          Single Family
CHANDLER                                      AZ                        85249          PUD
KENNESAW                                      GA                        30144          PUD
CHICAGO                                       IL                        60612          2-4 Family
POQUOSON                                      VA                        23662          Single Family
STERLING                                      VA                        20164          PUD
BROOKLYN                                      NY                        11212          2-4 Family
CINCINNATI                                    OH                        45245          Single Family
PASCO                                         WA                        99301          Single Family
ELGIN                                         IL                        60123          Single Family
MISSOULA                                      MT                        59801          2-4 Family
Pikeville                                     NC                        27863          Single Family
LEWISVILLE                                    TX                        75067          Single Family
WEST WARWICK                                  RI                        02893          2-4 Family
Passaic                                       NJ                        07055          2-4 Family
LAND O LAKES                                  FL                        34639          PUD
CARSON CITY                                   NV                        89706          Single Family
EASLEY                                        SC                        29640          2-4 Family
SPRING HILL                                   FL                        34608          2-4 Family
DEERFIELD BEACH                               FL                        33441          Single Family
CLARKSTON                                     WA                        99403          2-4 Family
SLIDELL                                       LA                        70461          Single Family
NASHUA                                        NH                        03060          2-4 Family
LAS VEGAS                                     NV                        89148          PUD
CHICAGO                                       IL                        60636          2-4 Family
Alameda                                       CA                        94501          2-4 Family
Bloomfield                                    NJ                        07003          2-4 Family
DETROIT                                       MI                        48228          Single Family
MIDDLETOWN                                    VA                        22645          Single Family
GREENVILLE                                    SC                        29611          Single Family
REYNOLDSBURG                                  OH                        43068          Single Family
CANTON                                        OH                        44709          Single Family
SUN CITY WEST                                 AZ                        85375          PUD
BAKERSFIELD                                   CA                        93307          Single Family
CHICKASAW                                     AL                        36611          Single Family
TAMPA                                         FL                        33647          PUD
ROCHESTER                                     NY                        14621          2-4 Family
Greensboro                                    NC                        27405          Single Family
Albuquerque                                   NM                        87108          2-4 Family
MARICOPA                                      AZ                        85239          PUD
OVIEDO                                        FL                        32765          PUD
CHICAGO                                       IL                        60631          Single Family
South Plainfield                              NJ                        07080          Single Family
MEMPHIS                                       TN                        38115          Condominium
LOS ANGELES                                   CA                        90059          Single Family
NORTH WEBSTER                                 IN                        46555          2-4 Family
INDIO                                         CA                        92201          PUD
HENDERSON                                     NV                        89044          PUD
SPRINGDALE                                    AR                        72764          2-4 Family
BROOKLYN                                      NY                        11207          2-4 Family
SPRINGFIELD                                   MA                        01119          Single Family
CLINTON                                       MD                        20735          Single Family
Hampton                                       GA                        30228          PUD
Wendell                                       NC                        27591          Single Family
CLINTON                                       MD                        20735          PUD
SAINT PETERSBURG                              FL                        33705          2-4 Family
JACKSONVILLE                                  FL                        32254          Single Family
Louisville                                    KY                        40241          Single Family
SUMMERVILLE                                   SC                        29483          PUD
Newburgh                                      IN                        47630          2-4 Family
SYRACUSE                                      NY                        13210          2-4 Family
SYRACUSE                                      NY                        13210          2-4 Family
TOPEKA                                        KS                        66605          Single Family
EVANSTON                                      IL                        60202          Single Family
SILVER SPRING                                 MD                        20904          Single Family
BRONX                                         NY                        10462          2-4 Family
PARKLAND                                      FL                        33076          PUD
Louisville                                    KY                        40299          Single Family
WOONSOCKET                                    RI                        02895          2-4 Family
Waxhaw                                        NC                        28173          PUD
AUBURN                                        WA                        98001          Single Family
CAMDEN                                        DE                        19934          Single Family
BELTSVILLE                                    MD                        20705          Condominium
CHICAGO                                       IL                        60651          2-4 Family
PHOENIXVILLE                                  PA                        19460          Single Family
MIAMI                                         FL                        33157          PUD
VALLEJO                                       CA                        94591          Single Family
SPRINGFIELD                                   IL                        62703          2-4 Family
LARGO                                         FL                        33773          PUD
PORT TOBACCO                                  MD                        20677          Single Family
HIALEAH                                       FL                        33010          Condominium
MORENO VALLEY                                 CA                        92553          2-4 Family
CHICAGO                                       IL                        60632          2-4 Family
Worcester                                     MA                        01603          Single Family
PEORIA                                        AZ                        85381          Single Family
DETROIT                                       MI                        48204          Single Family
COLUMBUS                                      OH                        43204          Single Family
BIRCHRUNVILLE                                 PA                        19421          Single Family
OAKTON                                        VA                        22124          PUD
Newark                                        NJ                        07104          2-4 Family
Atlanta                                       GA                        30317          Single Family
ROCHESTER                                     WA                        98579          2-4 Family
ROCHESTER                                     WA                        98579          2-4 Family
BROWNS VALLEY                                 CA                        95918          Single Family
QUEEN CREEK                                   AZ                        85242          PUD
DENVER                                        CO                        80218          PUD
MAGNOLIA                                      TX                        77354          PUD
HENDERSON                                     NV                        89011          PUD
MISSION                                       TX                        78572          PUD
Lawrenceville                                 GA                        30043          Single Family
Beverly                                       MA                        01915          Single Family
HOUSTON                                       TX                        77007          Single Family
PALM BAY                                      FL                        32908          Single Family
WASHINGTON                                    DC                        20024          Condominium
GARLAND                                       TX                        75040          Single Family
GARLAND                                       TX                        75040          Single Family
GARLAND                                       TX                        75040          Single Family
PORT SAINT LUCIE                              FL                        34953          Single Family
WYANDANCH                                     NY                        11798          Single Family
CERES                                         CA                        95307          Single Family
DESERT HILLS                                  AZ                        85086          Single Family
Nantucket                                     MA                        02554          Single Family
West Springfield                              MA                        01089          2-4 Family
PHILADELPHIA                                  PA                        19120          2-4 Family
LIVERPOOL                                     NY                        13090          Single Family
BOSTON                                        MA                        02122          2-4 Family
ORLANDO                                       FL                        32835          Condominium
PHOENIX                                       AZ                        85040          PUD
MARCO ISLAND                                  FL                        34145          Single Family
LAS VEGAS                                     NV                        89115          Single Family
TAMPA                                         FL                        33612          2-4 Family
THE DALLES                                    OR                        97058          Single Family
COLUMBUS                                      OH                        43213          Single Family
CHICAGO                                       IL                        60621          2-4 Family
BEND                                          OR                        97702          Single Family
CINCINNATI                                    OH                        45239          Condominium
JACKSONVILLE                                  FL                        32258          PUD
Visalia                                       CA                        93277          Single Family
NAPLES                                        FL                        34104          Condominium
SUN CITY                                      CA                        92586          Single Family
SUMMERVILLE                                   SC                        29483          Single Family
INDIANAPOLIS                                  IN                        46235          Single Family
DETROIT                                       MI                        48239          Single Family
COPIAGUE                                      NY                        11726          Single Family
STUART                                        FL                        34997          Single Family
LEBANON                                       OR                        97355          Single Family
ANTHEM                                        AZ                        85086          PUD
ROYAL PALM BEACH                              FL                        33411          Single Family
DUMFRIES                                      VA                        22026          PUD
CLEVELAND                                     OH                        44102          2-4 Family
CHICAGO                                       IL                        60639          Single Family
BRONX                                         NY                        10462          2-4 Family
GLENDALE                                      NY                        11385          2-4 Family
MORENO VALLEY                                 CA                        92553          Single Family
CHESTERFIELD                                  VA                        23838          Single Family
Newark                                        NJ                        07106          2-4 Family
SALEM                                         OR                        97301          Single Family
ANNAPOLIS                                     MD                        21403          Single Family
WAYNESBORO                                    VA                        22980          Single Family
Powder Springs                                GA                        30127          PUD
TEMPE                                         AZ                        85282          Single Family
QUEEN CREEK                                   AZ                        85242          PUD
TAMPA                                         FL                        33634          PUD
DELAND                                        FL                        32724          Single Family
WOODBRIDGE                                    VA                        22193          Single Family
FALLON                                        NV                        89406          Single Family
STREAMWOOD                                    IL                        60107          Single Family
MCLEAN                                        VA                        22102          Condominium
YORK                                          PA                        17404          Single Family
VISALIA                                       CA                        93291          2-4 Family
MIDVALE                                       UT                        84047          2-4 Family
ANDERSON                                      SC                        29625          Condominium
PROVIDENCE                                    RI                        02905          Single Family
HOLLYWOOD                                     FL                        33020          Condominium
BUCKEYE                                       AZ                        85326          PUD
Charlotte                                     NC                        28205          Single Family
EASTON                                        MD                        21601          Single Family
SARASOTA                                      FL                        34240          PUD
QUEEN CREEK                                   AZ                        85242          PUD
LITHIA                                        FL                        33547          PUD
FALLON                                        NV                        89406          Single Family
Louisville                                    KY                        40207          Single Family
PORTLAND                                      OR                        97266          Single Family
RIVIERA BEACH                                 FL                        33404          2-4 Family
CHICAGO                                       IL                        60621          2-4 Family
CHICAGO                                       IL                        60628          Single Family
COATESVILLE                                   PA                        19320          PUD
GREENFIELD                                    MN                        55373          PUD
KNOXVILLE                                     TN                        37917          Single Family
SEVERN                                        MD                        21144          Condominium
CITRUS HEIGHTS                                CA                        95610          Single Family
BOWIE                                         MD                        20720          Single Family
BRONX                                         NY                        10471          2-4 Family
QUEEN CREEK                                   AZ                        85242          PUD
BALTIMORE                                     MD                        21215          Single Family
JOHNSTON                                      RI                        02919          Single Family
PROVIDENCE                                    RI                        02908          Condominium
EDGEWATER                                     MD                        21037          Single Family
SILVER SPRING                                 MD                        20906          PUD
Provo                                         UT                        84604          PUD
LACEY                                         WA                        98503          2-4 Family
roxboro                                       NC                        27573          Single Family
COCKEYSVILLE                                  MD                        21030          Single Family
GERMANTOWN                                    TN                        38138          Single Family
NEILTON                                       WA                        98566          Single Family
COLUMBIA                                      SC                        29203          Single Family
HAZEL CREST                                   IL                        60429          Single Family
SIMPSONVILLE                                  SC                        29681          Single Family
MAYWOOD                                       IL                        60153          Single Family
LAKE WORTH                                    FL                        33462          Single Family
SIMPSONVILLE                                  SC                        29681          PUD
OGDEN                                         UT                        84401          2-4 Family
JACKSONVILLE                                  FL                        32209          Single Family
VERO BEACH                                    FL                        32966          Single Family
CASA GRANDE                                   AZ                        85222          Single Family
DANA POINT                                    CA                        92629          PUD
SILVER SPRING                                 MD                        20904          Condominium
LINDENHURST                                   NY                        11757          Single Family
TAYLOR                                        MI                        48180          Single Family
LOS ANGELES                                   CA                        90002          Single Family
MOUNT POCONO                                  PA                        18344          Single Family
WARWICK                                       RI                        02888          Single Family
METAMORA                                      IL                        61548          Single Family
MEMPHIS                                       TN                        38108          Single Family
FRISCO                                        TX                        75034          PUD
PHOENIX                                       AZ                        85050          PUD
SPARTANBURG                                   SC                        29301          2-4 Family
COLUMBUS                                      OH                        43230          Single Family
SPARTANBURG                                   SC                        29306          Single Family
TRAVELERS REST                                SC                        29690          Single Family
ALSTEAD                                       NH                        03602          Single Family
SPRING BRANCH                                 TX                        78070          Single Family
Plainfield                                    NJ                        07060          2-4 Family
BROOKLYN                                      NY                        11217          2-4 Family
PHOENIX                                       AZ                        85050          PUD
BROOKLYN                                      NY                        11219          2-4 Family
CHICAGO                                       IL                        60612          Condominium
SPRING BRANCH                                 TX                        78070          PUD
PHOENIX                                       AZ                        85050          PUD
PHOENIX                                       AZ                        85014          Condominium
DETROIT                                       MI                        48234          Single Family
BROOKLYN                                      NY                        11233          2-4 Family
WASHINGTON                                    DC                        20002          Single Family
COVINGTON                                     LA                        70435          Single Family
PUYALLUP                                      WA                        98375          Single Family
Apollo Beach                                  FL                        33572          PUD
MORENO VALLEY                                 CA                        92553          Single Family
TREASURE ISLAND                               FL                        33706          PUD
MERRITT ISLAND                                FL                        32953          PUD
STERLING                                      VA                        20164          PUD
BALTIMORE                                     MD                        21223          Single Family
Atlanta                                       GA                        30310          Single Family
DERWOOD                                       MD                        20855          Single Family
COOPER CITY                                   FL                        33328          Single Family
MIDLOTHIAN                                    VA                        23112          Single Family
WALTON                                        KY                        41094          Single Family
WEST PALM BEACH                               FL                        33411          PUD
JOLIET                                        IL                        60435          Single Family
SPARTANBURG                                   SC                        29301          Single Family
GAINESVILLE                                   FL                        32601          Single Family
BATON ROUGE                                   LA                        70820          PUD
GREENVILLE                                    SC                        29611          Single Family
PHILADELPHIA                                  PA                        19144          Single Family
CHARDON                                       OH                        44024          Single Family
MESA                                          AZ                        85204          PUD
Billings                                      MT                        59102          Single Family
CINCINNATI                                    OH                        45207          Single Family
GIBSONTON                                     FL                        33534          PUD
MOBILE                                        AL                        36605          Single Family
WEST PALM BEACH                               FL                        33407          PUD
Fall River                                    MA                        02724          2-4 Family
TUCSON                                        AZ                        85706          PUD
RICHMOND                                      VA                        23222          Single Family
JACKSON                                       TN                        38301          Single Family
HEFLIN                                        AL                        36264          Single Family
PHOENIX                                       AZ                        85009          2-4 Family
PANAMA CITY BEACH                             FL                        32408          Single Family
Charlotte                                     NC                        28278          Single Family
SPRINGFIELD                                   VA                        22151          Single Family
AMITYVILLE                                    NY                        11701          Single Family
DETROIT                                       MI                        48204          Single Family
BELLINGHAM                                    WA                        98229          PUD
ORLANDO                                       FL                        32825          Condominium
SARASOTA                                      FL                        34235          Single Family
COLUMBIA                                      SC                        29209          PUD
WASHINGTON                                    DC                        20011          Single Family
TRENTON                                       NJ                        08610          Single Family
RAYTOWN                                       MO                        64133          Single Family
SYRACUSE                                      NY                        13210          2-4 Family
CHANTILLY                                     VA                        20152          PUD
SAN CLEMENTE                                  CA                        92672          2-4 Family
PONTIAC                                       MI                        48342          Single Family
WESTFIELD                                     NC                        27053          Single Family
DETROIT                                       MI                        48238          2-4 Family
BELTON                                        SC                        29627          Single Family
DETROIT                                       MI                        48224          Single Family
DETROIT                                       MI                        48224          Single Family
KANSAS CITY                                   MO                        64132          Single Family
HOUSTON                                       TX                        77078          Single Family
SUPERIOR                                      AZ                        85273          Single Family
LISLE                                         IL                        60532          Single Family
REDFORD                                       MI                        48239          Single Family
Noblesville                                   IN                        46060          PUD
Noblesville                                   IN                        46060          PUD
Woodstock                                     GA                        30188          PUD
SALT LAKE CITY                                UT                        84118          Single Family
MEMPHIS                                       TN                        38106          2-4 Family
KANSAS CITY                                   MO                        64130          Single Family
Rio Rancho                                    NM                        87124          Condominium
SCOTTSDALE                                    AZ                        85257          Single Family
HORN LAKE                                     MS                        38637          PUD
Winston Salem                                 NC                        27105          Single Family
BALTIMORE                                     MD                        21216          Single Family
COVINGTON                                     KY                        41011          Single Family
BATON ROUGE                                   LA                        70811          2-4 Family
PALM BEACH GARDENS                            FL                        33410          Single Family
CANTON                                        OH                        44714          Single Family
BATON ROUGE                                   LA                        70811          2-4 Family
OCALA                                         FL                        34482          2-4 Family
PORTLAND                                      OR                        97209          Condominium
KANSAS CITY                                   MO                        64130          Single Family
KANSAS CITY                                   MO                        64132          Single Family
WINSTON SALEM                                 NC                        27107          Single Family
RAYTOWN                                       MO                        64133          Single Family
SAN BERNARDINO                                CA                        92410          Single Family
Charlotte                                     NC                        28211          Single Family
DALLAS                                        TX                        75227          Single Family
Winston Salem                                 NC                        27127          Single Family
MEMPHIS                                       TN                        38106          Single Family
Winston Salem                                 NC                        27104          Condominium
Winston Salem                                 NC                        27104          Condominium
GALVESTON                                     TX                        77550          2-4 Family
MEMPHIS                                       TN                        38111          Single Family
MEMPHIS                                       TN                        38107          Single Family
FALLS CHURCH                                  VA                        22041          PUD
RICHMOND                                      VA                        23222          2-4 Family
SOUND BEACH                                   NY                        11789          Single Family
AUGUSTA                                       GA                        30904          Single Family
Trenton                                       NJ                        08611          Single Family
TRENTON                                       NJ                        08610          Single Family
KANNAPOLIS                                    NC                        28083          Single Family
TRENTON                                       NJ                        08611          Single Family
OCOEE                                         FL                        34761          PUD
Concord                                       NC                        28025          Single Family
Pompton Plains                                NJ                        07444          Single Family
KNOXVILLE                                     TN                        37920          Single Family
COLUMBIA                                      SC                        29203          2-4 Family
SAN LEANDRO                                   CA                        94577          Single Family
TEMPE                                         AZ                        85282          Condominium
ROCHESTER HILLS                               MI                        48307          Single Family
Bradenton Beach                               FL                        34217          Condominium
OAKLAND                                       CA                        94621          Single Family
ROSELLE                                       IL                        60172          PUD
FLAT ROCK                                     MI                        48134          Single Family
MADRAS                                        OR                        97741          PUD
KANSAS CITY                                   KS                        66102          Single Family
MADRAS                                        OR                        97741          PUD
ELK GROVE                                     CA                        95624          Single Family
DETROIT                                       MI                        48219          Single Family
PORTSMOUTH                                    NH                        03801          Condominium
HIALEAH                                       FL                        33015          Condominium
MOLINE                                        IL                        61265          Single Family
MANCHESTER                                    NH                        03102          Condominium
ARVERNE                                       NY                        11692          2-4 Family
WOBURN                                        MA                        01801          Condominium
PHOENIX                                       AZ                        85023          PUD
LAS VEGAS                                     NV                        89123          PUD
OCEANSIDE                                     CA                        92056          Condominium
SPRING                                        TX                        77379          PUD
PHOENIX                                       AZ                        85014          Single Family
LAREDO                                        TX                        78041          Single Family
ROCKVALE                                      TN                        37153          PUD
NORTH BELLMORE                                NY                        11710          Single Family
Los Angeles                                   CA                        90041          2-4 Family
SPARTANBURG                                   SC                        29301          Single Family
Acworth                                       GA                        30101          PUD
COLUMBUS                                      OH                        43205          Single Family
LAS VEGAS                                     NV                        89149          PUD
COACHELLA                                     CA                        92236          Single Family
Lumberton                                     NC                        28358          Single Family
BILLINGS                                      MT                        59102          2-4 Family
SCHENECTADY                                   NY                        12303          2-4 Family
BILOXI                                        MS                        39532          2-4 Family
GULFPORT                                      MS                        39501          2-4 Family
SPARTANBURG                                   SC                        29303          Single Family
BALTIMORE                                     MD                        21229          Single Family
SPARTANBURG                                   SC                        29302          Single Family
WALDORF                                       MD                        20603          PUD
ROUND LAKE                                    IL                        60073          Single Family
Decatur                                       GA                        30032          Single Family
DES PLAINES                                   IL                        60016          Condominium
CHICAGO                                       IL                        60707          Single Family
PIEDMONT                                      SC                        29673          Single Family
PORTLAND                                      OR                        97218          Single Family
SAN ANTONIO                                   TX                        78214          2-4 Family
SAN ANTONIO                                   TX                        78220          Single Family
SAN ANTONIO                                   TX                        78239          Single Family
CRANSTON                                      RI                        02920          2-4 Family
HOUSTON                                       TX                        77004          2-4 Family
QUEEN CREEK                                   AZ                        85242          PUD
DAYTON                                        OH                        45406          Single Family
Atlanta                                       GA                        30315          Single Family
EASTPOINTE                                    MI                        48021          Single Family
LITTLE ROCK                                   AR                        72223          Single Family
MILFORD                                       CT                        06460          Condominium
SURPRISE                                      AZ                        85388          PUD
ROEBUCK                                       SC                        29376          Single Family
SEVIERVILLE                                   TN                        37876          Single Family
NEW HAVEN                                     CT                        06511          2-4 Family
GATLINBURG                                    TN                        37738          Single Family
WASHINGTON                                    DC                        20011          2-4 Family
SOUTHFIELD                                    MI                        48075          Single Family
LINCOLNWOOD                                   IL                        60712          2-4 Family
COLUMBUS                                      OH                        43211          Single Family
DOVER                                         NH                        03820          Condominium
Buckeye                                       AZ                        85326          PUD
QUEEN CREEK                                   AZ                        85243          Single Family
MESA                                          AZ                        85203          Single Family
Everett                                       MA                        02149          2-4 Family
PROVIDENCE                                    UT                        84332          Single Family
Atlanta                                       GA                        30314          Single Family
Chickamauga                                   GA                        30707          Single Family
JACKSONVILLE                                  FL                        32210          2-4 Family
North Bethesda                                MD                        20852          PUD
BRENTWOOD                                     NY                        11717          Single Family
Glendale                                      CA                        91201          Single Family
PEMBROKE                                      NH                        03275          Single Family
PHOENIX                                       AZ                        85008          Single Family
TAMPA                                         FL                        33624          Single Family
MIAMI BEACH                                   FL                        33139          Condominium
JERSEY CITY                                   NJ                        07307          2-4 Family
SIOUX FALLS                                   SD                        57104          2-4 Family
MARICOPA                                      AZ                        85239          PUD
AURORA                                        MN                        55705          Single Family
Corrales                                      NM                        87048          Single Family
BOLINGBROOK                                   IL                        60440          Single Family
SPARTANBURG                                   SC                        29306          Single Family
NEW YORK                                      NY                        10030          2-4 Family
DOUGLASSVILLE                                 PA                        19548          Single Family
Albuquerque                                   NM                        87123          Single Family
HILTON HEAD ISLAND                            SC                        29928          Condominium
ASTORIA                                       NY                        11102          2-4 Family
WHEATON                                       IL                        60187          Condominium
PLATTSBURG                                    MO                        64477          Single Family
FORT ATKINSON                                 WI                        53538          2-4 Family
MIDDLETOWN                                    MD                        21769          Single Family
BROOKLYN                                      NY                        11206          2-4 Family
LAS VEGAS                                     NV                        89120          Single Family
FORT LAUDERDALE                               FL                        33319          Single Family
FALLS CHURCH                                  VA                        22041          PUD
OXNARD                                        CA                        93033          Single Family
DETROIT                                       MI                        48219          Single Family
CHESTER                                       VA                        23831          Single Family
NORFOLK                                       VA                        23509          Single Family
SANDPOINT                                     ID                        83864          Single Family
PARADISE                                      CA                        95969          Single Family
CAPE CORAL                                    FL                        33909          Single Family
SEDONA                                        AZ                        86336          Single Family
PAWLEYS ISLAND                                SC                        29585          Single Family
COUNTRY CLUB HILLS                            IL                        60478          Single Family
Passaic                                       NJ                        07055          2-4 Family
Franklin                                      MA                        02038          2-4 Family
SAN ANTONIO                                   TX                        78218          PUD
BRIDGEPORT                                    CT                        06610          2-4 Family
SANDY                                         UT                        84093          Single Family
SURPRISE                                      AZ                        85388          PUD
CHICAGO                                       IL                        60649          Single Family
LAKE FOREST                                   IL                        60045          Single Family
FARMINGVILLE                                  NY                        11738          Single Family
PALM BAY                                      FL                        32907          Single Family
BIRMINGHAM                                    AL                        35218          Single Family
WALDORF                                       MD                        20602          PUD
West New York                                 NJ                        07093          2-4 Family
PHOENIX                                       AZ                        85022          Single Family
DETROIT                                       MI                        48227          2-4 Family
CONWAY                                        SC                        29526          Condominium
HUNTLEY                                       IL                        60142          Single Family
INDIO                                         CA                        92201          Single Family
WESTWOOD                                      MA                        02090          Single Family
TEHACHAI                                      CA                        93561          2-4 Family
CLEVELAND                                     OH                        44128          Single Family
BAKERSFIELD                                   CA                        93305          Single Family
SWANSEA                                       IL                        62226          2-4 Family
SCOTTSDALE                                    AZ                        85259          Single Family
BUCKEYE                                       AZ                        85326          PUD
WILLOWBROOK                                   IL                        60527          Condominium
KANSAS CITY                                   MO                        64124          Single Family
MARICOPA                                      AZ                        85239          PUD
FOREST GROVE                                  OR                        97116          PUD
MARICOPA                                      AZ                        85239          PUD
RIDGELY                                       MD                        21660          Single Family
CEDAR POINT                                   NC                        28584          Condominium
FREDERICKSBURG                                VA                        22407          PUD
BALTIMORE                                     MD                        21206          Single Family
LAS VEGAS                                     NV                        89146          Single Family
PEORIA                                        AZ                        85381          Single Family
Ahoskie                                       NC                        27910          Single Family
JACKSONVILLE                                  FL                        32246          PUD
Evansville                                    IN                        47713          2-4 Family
BRYANS ROAD                                   MD                        20616          PUD
WALDORF                                       MD                        20602          PUD
JACKSONVILLE                                  FL                        32246          PUD
MEMPHIS                                       TN                        38114          Single Family
LORTON                                        VA                        22079          PUD
SALISBURY                                     NC                        28144          2-4 Family
SAINT LOUIS                                   MO                        63115          Single Family
Trenton                                       NJ                        08611          Single Family
REDMOND                                       OR                        97756          Single Family
MEMPHIS                                       TN                        38108          Single Family
TOLEDO                                        OH                        43607          Single Family
TAMPA                                         FL                        33634          Single Family
SAINT LOUIS                                   MO                        63120          Single Family
PROVIDENCE                                    RI                        02909          Single Family
RICHMOND                                      VA                        23221          Single Family
ISLE OF PALMS                                 SC                        29451          Condominium
CENTEREACH                                    NY                        11720          Single Family
SAINT LOUIS                                   MO                        63136          Single Family
LANCASTER                                     PA                        17602          2-4 Family
NORTH LAS VEGAS                               NV                        89084          PUD
Woodstock                                     GA                        30188          PUD
LONG BEACH                                    CA                        90805          Condominium
EVANSTON                                      IL                        60201          Single Family
PEYTON                                        CO                        80831          Single Family
Marietta                                      GA                        30060          Single Family
EVANSTON                                      IL                        60201          Single Family
INDIANAPOLIS                                  IN                        46241          Single Family
Sunbury                                       NC                        27979          Single Family
Rome                                          GA                        30161          2-4 Family
ORLANDO                                       FL                        32822          Single Family
EVANSTON                                      IL                        60201          Single Family
AMSTERDAM                                     NY                        12010          2-4 Family
MIAMI                                         FL                        33177          Single Family
EL PASO                                       TX                        79911          Single Family
FALLS CHURCH                                  VA                        22041          PUD
TYLER                                         TX                        75707          Single Family
LADYS ISLAND                                  SC                        29907          Single Family
JAMAICA                                       NY                        11435          Single Family
CHICAGO                                       IL                        60619          Single Family
Fort Wayne                                    IN                        46806          Single Family
BALTIMORE                                     MD                        21206          Single Family
PALM COAST                                    FL                        32137          PUD
Hillsborough                                  NJ                        08844          Single Family
ALEXANDRIA                                    VA                        22309          Condominium
CRYSTAL SPRINGS                               MS                        39059          Single Family
PHOENIX                                       AZ                        85033          Single Family
VIRGINIA BEACH                                VA                        23451          Condominium
PORT JEFFERSON STATION                        NY                        11776          Single Family
DAYTON                                        OH                        45405          2-4 Family
BAYONNE                                       NJ                        07002          Single Family
WELLINGTON                                    FL                        33467          PUD
AKRON                                         OH                        44320          Single Family
MARYVILLE                                     TN                        37804          Single Family
WARRENTON                                     OR                        97146          Single Family
OGDEN                                         UT                        84401          2-4 Family
EL PASO                                       TX                        79932          Single Family
SOUTH PADRE ISLAND                            TX                        78597          Condominium
FARMINGTON                                    MN                        55024          Condominium
FARMINGTON                                    MN                        55024          Condominium
GRANDVILLE                                    MO                        64030          2-4 Family
BAY SHORE                                     NY                        11706          Single Family
BURNSVILLE                                    MN                        55337          Single Family
Evansville                                    IN                        47710          Single Family
KIRKLAND                                      WA                        98034          PUD
DUNELLEN                                      NJ                        08812          Single Family
HOLLYWOOD                                     FL                        33020          2-4 Family
Tigard                                        OR                        97224          Single Family
PORT SAINT LUCIE                              FL                        34984          Single Family
PALISADES                                     NY                        10964          Single Family
MERCED                                        CA                        95340          Single Family
SAINT ALBANS                                  NY                        11412          Single Family
DAYTON                                        OH                        45406          Single Family
EL MONTE                                      CA                        91732          Single Family
SIDNEY                                        OH                        45365          Single Family
JACKSONVILLE                                  FL                        32254          Single Family
BRIDGEPORT                                    CT                        06604          2-4 Family
LAWRENCEVILLE                                 GA                        30043          PUD
WATERFORD                                     CT                        06385          Single Family
MONROE                                        LA                        71203          Single Family
Atlantic Beach                                NC                        28512          Condominium
Kalamazoo                                     MI                        49009          Single Family
WINCHESTER                                    VA                        22602          PUD
SPOKANE                                       WA                        99218          Single Family
West Sacramento                               CA                        95605          Single Family
FORT WORTH                                    TX                        76135          PUD
SUNRISE                                       FL                        33322          Single Family
MARYSVILLE                                    CA                        95901          Single Family
CONCORD                                       CA                        94520          Single Family
SIOUX FALLS                                   SD                        57104          2-4 Family
COLUMBUS                                      OH                        43202          Single Family
NEWBERG                                       OR                        97132          Single Family
BELLEROSE                                     NY                        11426          Single Family
Paterson                                      NJ                        07504          2-4 Family
LEWES                                         DE                        19958          PUD
Boston                                        MA                        02127          Condominium
BOOTHWYN                                      PA                        19061          Single Family
TUCSON                                        AZ                        85706          Single Family
CHICAGO                                       IL                        60609          2-4 Family
CHARLOTTE                                     NC                        28216          PUD
WHEATON                                       IL                        60187          Single Family
FORT MYERS                                    FL                        33908          PUD
TINLEY PARK                                   IL                        60477          Condominium
GRANTS PASS                                   OR                        97526          Single Family
RIGBY                                         ID                        83442          Single Family
STREAMWOOD                                    IL                        60107          Single Family
MILTON                                        NH                        03851          Single Family
Toms River                                    NJ                        08757          Single Family
SAINT GEORGE                                  UT                        84790          Single Family
PATASKALA                                     OH                        43062          Single Family
LOVELAND                                      CO                        80538          Single Family
Boston                                        MA                        02121          2-4 Family
VIRGINIA BEACH                                VA                        23454          Single Family
APPLE VALLEY                                  CA                        92307          Single Family
BOYNTON BEACH                                 FL                        33436          Single Family
PONTIAC                                       MI                        48341          Single Family
CHICAGO                                       IL                        60651          Single Family
NEWBURGH                                      NY                        12550          2-4 Family
Mcdonough                                     GA                        30253          Single Family
Boston                                        MA                        02118          2-4 Family
CONWAY                                        SC                        29526          Condominium
Durham                                        NC                        27703          Single Family
FORT MYERS                                    FL                        33905          Single Family
DETROIT                                       MI                        48205          Single Family
SURPRISE                                      AZ                        85379          PUD
LEES SUMMIT                                   MO                        64064          PUD
AVONDALE                                      AZ                        85323          PUD
LITHIA                                        FL                        33547          PUD
SURPRISE                                      AZ                        85388          PUD
FAIRVIEW                                      OR                        97024          Single Family
SHOW LOW                                      AZ                        85901          PUD
Charlotte                                     NC                        28213          PUD
OKLAHOMA CITY                                 OK                        73127          Single Family
CLEVELAND                                     OH                        44102          2-4 Family
ALAMEDA                                       CA                        94501          Single Family
ORMOND BEACH                                  FL                        32174          Single Family
EWING                                         NJ                        08618          Single Family
SAN ANTONIO                                   TX                        78209          Condominium
FORT PIERCE                                   FL                        34950          Single Family
RICHMOND                                      VA                        23234          Single Family
DAYTON                                        OH                        45406          Single Family
INDEPENDENCE                                  MO                        64055          Single Family
LARGO                                         FL                        33773          PUD
SURPRISE                                      AZ                        85388          PUD
HANFORD                                       CA                        93230          Single Family
BRONX                                         NY                        10460          2-4 Family
BRANSON                                       MO                        65616          Single Family
ASHBURN                                       VA                        20147          PUD
Belmont                                       MA                        02478          2-4 Family
LYNCHBURG                                     VA                        24501          2-4 Family
LYNCHBURG                                     VA                        24501          2-4 Family
DAYTON                                        OH                        45406          Single Family
HARLINGEN                                     TX                        78552          Single Family
LAWSON                                        MO                        64062          Single Family
EAST DURHAM                                   NY                        12423          2-4 Family
STOCKTON                                      CA                        95206          Single Family
ODENTON                                       MD                        21113          Single Family
WOODSIDE                                      NY                        11377          Single Family
CANTON                                        OH                        44718          Single Family
SAINT LOUIS                                   MO                        63118          2-4 Family
Camden                                        NJ                        08103          2-4 Family
COLUMBUS                                      OH                        43220          Single Family
NORTH MIAMI                                   FL                        33161          Condominium
VIRGINIA BEACH                                VA                        23452          Single Family
KANSAS CITY                                   MO                        64134          Single Family
AKRON                                         OH                        44301          Single Family
SAINT LOUIS                                   MO                        63118          2-4 Family
Belton                                        SC                        29627          Single Family
TOPEKA                                        KS                        66604          2-4 Family
GREENVILLE                                    SC                        29615          Single Family
VIENNA                                        VA                        22182          Single Family
OZONE PARK                                    NY                        11417          Single Family
AURORA                                        CO                        80010          Single Family
GOODLETTSVILLE                                TN                        37072          Single Family
CHICAGO                                       IL                        60636          2-4 Family
APPLE VALLEY                                  CA                        92307          Single Family
Irvington                                     NJ                        07111          2-4 Family
MURRIETA                                      CA                        92562          Single Family
HENDERSON                                     NV                        89074          Single Family
ZEPHYRHILLS                                   FL                        33543          PUD
MERIDEN                                       CT                        06451          2-4 Family
PHILADELPHIA                                  PA                        19104          Single Family
SANTA ROSA                                    CA                        95401          Single Family
PROVIDENCE                                    RI                        02907          2-4 Family
WASHINGTON                                    DC                        20011          2-4 Family
GLENDALE                                      AZ                        85302          Single Family
UPPER MARLBORO                                MD                        20772          Single Family
RESTON                                        VA                        20190          Condominium
East Boston                                   MA                        02128          2-4 Family
CHICAGO                                       IL                        60613          Condominium
AURORA                                        IL                        60505          Single Family
PHOENIX                                       AZ                        85016          PUD
Cottonwood                                    CA                        96022          Single Family
HOMESTEAD                                     FL                        33032          Single Family
KANSAS CITY                                   MO                        64127          Single Family
HILLSBORO                                     MO                        63050          PUD
LAKE OSWEGO                                   OR                        97035          PUD
NEW LONDON                                    CT                        06320          Condominium
GRANTS PASS                                   OR                        97527          Single Family
WARREN                                        RI                        02885          2-4 Family
AIKEN                                         SC                        29805          Single Family
BUFFALO                                       MO                        65622          Single Family
CLERMONT                                      FL                        34711          PUD
Louisville                                    KY                        40204          Single Family
NEWPORT NEWS                                  VA                        23602          Single Family
LOS ANGELES                                   CA                        90066          Single Family
MIAMI                                         FL                        33176          Single Family
HOFFMAN ESTATES                               IL                        60194          Single Family
NAMPA                                         ID                        83687          PUD
POWDER SPRINGS                                GA                        30127          Single Family
Alpharetta                                    GA                        30004          Single Family
DETROIT                                       MI                        48228          Single Family
JACKSONVILLE BEACH                            FL                        32250          Single Family
ANGOLA                                        NY                        14006          Single Family
BOILING SPRINGS                               SC                        29316          Single Family
Apopka                                        FL                        32703          Single Family
BRONX                                         NY                        10455          2-4 Family
SPOKANE                                       WA                        99202          Single Family
ORLANDO                                       FL                        32829          Single Family
BROOKLYN                                      NY                        11224          2-4 Family
TYLER                                         TX                        75703          Single Family
PHILADELPHIA                                  PA                        19104          Single Family
Alpharetta                                    GA                        30005          PUD
TOPEKA                                        KS                        66605          Single Family
CHICAGO                                       IL                        60626          Condominium
TOPEKA                                        KS                        66605          Single Family
TOPEKA                                        KS                        66605          Single Family
E FALLOWFIELD                                 PA                        19320          PUD
MESA                                          AZ                        85213          PUD
GREENVILLE                                    SC                        29609          Single Family
RENTON                                        WA                        98059          Single Family
LANSING                                       MI                        48910          Single Family
EL PASO                                       TX                        79912          Single Family
Raleigh                                       NC                        27606          2-4 Family
BIRMINGHAM                                    AL                        35217          Single Family
BARTOW                                        FL                        33830          Single Family
OKLAHOMA CITY                                 OK                        73141          Single Family
CHICAGO                                       IL                        60612          Single Family
ORMOND BEACH                                  FL                        32174          Single Family
DETROIT                                       MI                        48213          Single Family
HOLLYWOOD                                     FL                        33020          Single Family
NORTH CHARLESTON                              SC                        29418          PUD
VANCOUVER                                     WA                        98662          Single Family
AVONDALE                                      AZ                        85323          PUD
JACKSONVILLE                                  FL                        32210          Single Family
SEGUIN                                        TX                        78155          Single Family
SOUTHFIELD                                    MI                        48075          Single Family
KENT                                          WA                        98031          PUD
ROWESVILLE                                    SC                        29133          Single Family
MASPETH                                       NY                        11378          2-4 Family
Mutttontown                                   NY                        11791          Single Family
GLEN OAKS                                     NY                        11004          Single Family
DARLINGTON                                    MD                        21034          Single Family
NORTH HOLLYWOOD                               CA                        91606          Single Family
NEW DURHAM                                    NH                        03855          Single Family
RANCHO PALOS VERDES                           CA                        90275          Single Family
SAN ANTONIO                                   TX                        78218          Single Family
PORT SAINT LUCIE                              FL                        34953          Single Family
COLUMBUS                                      OH                        43224          Single Family
KANSAS CITY                                   KS                        66102          2-4 Family
NORTH CHARLESTON                              SC                        29406          PUD
FOUNTAIN                                      CO                        80817          2-4 Family
BALTIMORE                                     MD                        21230          Single Family
LAWRENCEVILLE                                 GA                        30044          Single Family
HOMESTEAD                                     FL                        33033          Single Family
LA VERGNE                                     TN                        37086          Single Family
NORTH LAS VEGAS                               NV                        89086          PUD
WASHINGTON                                    DC                        20019          Single Family
ATLANTA                                       GA                        30315          Single Family
Cumming                                       GA                        30040          PUD
HILLSBORO                                     MO                        63050          Single Family
JACKSONVILLE                                  FL                        32207          Single Family
Wilmington                                    NC                        28409          PUD
Las Cruces                                    NM                        88001          2-4 Family
VISALIA                                       CA                        93292          2-4 Family
SCAPPOOSE                                     OR                        97056          Single Family
SALEM                                         OR                        97305          Single Family
Santa Maria                                   CA                        93458          Single Family
JACKSONVILLE                                  FL                        32209          Single Family
OZARK                                         MO                        65721          Single Family
CHICAGO                                       IL                        60622          2-4 Family
SCOTTSDALE                                    AZ                        85259          Single Family
HOUSTON                                       TX                        77078          Single Family
ELMHURST                                      NY                        11373          2-4 Family
WASHINGTON                                    DC                        20010          Single Family
CHICAGO                                       IL                        60620          2-4 Family
CALDWELL                                      ID                        83605          Single Family
Powder Springs                                GA                        30127          PUD
PHOENIX                                       AZ                        85020          Condominium
GLENDALE                                      AZ                        85302          Single Family
MODESTO                                       CA                        95355          Single Family
LAS VEGAS                                     NV                        89110          PUD
WALDORF                                       MD                        20601          Single Family
LISLE                                         IL                        60532          Condominium
SALEM                                         OR                        97306          Single Family
SPARTANBURG                                   SC                        29303          2-4 Family
SPOKANE                                       WA                        99207          Single Family
RIDGE                                         NY                        11961          Single Family
PHOENIX                                       AZ                        85029          Single Family
WAKE FOREST                                   NC                        27587          PUD
KANSAS CITY                                   KS                        66102          2-4 Family
REDMOND                                       OR                        97756          Single Family
MINNEAPOLIS                                   MN                        55407          Single Family
SPRING CITY                                   PA                        19475          2-4 Family
PINE BLUFFS                                   WY                        82082          Single Family
WASHINGTON                                    DC                        20001          Single Family
MARICOPA                                      AZ                        85239          Single Family
GIBSONTON                                     FL                        33534          PUD
CHEYENNE                                      WY                        82001          Single Family
ANNAPOLIS                                     MD                        21401          Single Family
SEAFORD                                       VA                        23696          PUD
ESSEX                                         VT                        05452          Condominium
DES MOINES                                    WA                        98198          Single Family
KANSAS CITY                                   KS                        66102          2-4 Family
Scottsdale                                    AZ                        85254          Condominium
MARYSVILLE                                    CA                        95901          Single Family
FORT LAUDERDALE                               FL                        33310          2-4 Family
LIBERTY LAKE                                  WA                        99019          Single Family
Raleigh                                       NC                        27603          Single Family
SILVER SPRING                                 MD                        20902          Single Family
MIRA LOMA                                     CA                        91752          Single Family
KATONAH                                       NY                        10536          Single Family
Cary                                          NC                        27513          PUD
EVERETT                                       WA                        98208          Single Family
PROVIDENCE                                    RI                        02909          2-4 Family
WOODBRIDGE                                    VA                        22191          PUD
CAPE CORAL                                    FL                        33991          Single Family
Atlanta                                       GA                        30314          Single Family
RENO                                          NV                        89511          Single Family
RANDALLSTOWN                                  MD                        21133          Townhouse
PERINTON                                      NY                        14450          2-4 Family
FRAMINGHAM                                    MA                        01701          Single Family
Vienna                                        VA                        22181          Condominium
Phippsburg                                    ME                        04562          2-4 Family
Detroit                                       MI                        48228          Single Family
Detroit                                       MI                        48205          Single Family
Washington                                    DC                        20015          Single Family
Fort Washington                               MD                        20744          Single Family
Clermont                                      FL                        34711          PUD
Manassas                                      VA                        20110          Single Family
Fort Washington                               MD                        20744          Single Family
Sterling                                      VA                        20164          PUD
Washington                                    DC                        20008          Hi-Rise Condo
Suisun City                                   CA                        94585          Single Family
Manassas                                      VA                        20109          Single Family
Woodbridge                                    VA                        22191          Single Family
Centreville                                   VA                        20120          PUD
Fairfax                                       VA                        22032          Single Family
Culpeper                                      VA                        22701          PUD
Fredericksburg                                VA                        22407          Townhouse
Hamilton                                      VA                        20158          PUD
Fredericksburg                                VA                        22407          Single Family
Cooksville                                    MD                        21723          Single Family
Manassas                                      VA                        20110          PUD
Manassas                                      VA                        20111          Single Family
Winston Salem                                 NC                        27127          PUD
Temple Hills                                  MD                        20748          Single Family
Germantown                                    MD                        20876          Condominium
Manassas                                      VA                        20111          Single Family
Richmond                                      VA                        23224          Single Family
Alexandria                                    VA                        22304          Condominium
Clinton                                       MD                        20735          Single Family
Upper Marlboro                                MD                        20774          PUD
Gaithersburg                                  MD                        20882          Single Family
Arlington                                     VA                        22204          Single Family
Beltsville                                    MD                        20705          Condominium
Manassas                                      VA                        20111          PUD
Woodbridge                                    VA                        22192          Single Family
Capitol Heights                               MD                        20743          Single Family
Culpeper                                      VA                        22701          Single Family
Alexandria                                    VA                        22304          Condominium
Woodbridge                                    VA                        22191          Single Family
Manassas                                      VA                        20109          Single Family
Takoma Park                                   MD                        20912          Single Family
Woodbridge                                    VA                        22193          PUD
Leesburg                                      VA                        20176          PUD
Aldie                                         VA                        20105          PUD
TAMARAC                                       FL                        33319          PUD
Reston                                        VA                        20191          Condominium
Manassas                                      VA                        20110          Townhouse
Woodbridge                                    VA                        22193          Single Family
Falls Church                                  VA                        22042          Single Family
Baltimore                                     MD                        21215          Single Family
PORT REPUBLIC                                 MD                        20676          Single Family
STREAMWOOD                                    IL                        60107          Single Family
LOUISVILLE                                    KY                        40228          Single Family
BALTIMORE                                     MD                        21215          2-4 Family
Fargo                                         ND                        58103          Single Family
BEALETON                                      VA                        22712          PUD
COLUMBIA                                      PA                        17512          Townhouse
DOVER                                         DE                        19904          Single Family
BALTIMORE                                     MD                        21213          Single Family
CARENCRO                                      LA                        70520          Single Family
BALTIMORE                                     MD                        21218          Townhouse
BALTIMORE                                     MD                        21213          Single Family
BALTIMORE                                     MD                        21205          Single Family
WALDORF                                       MD                        20602          Single Family
ARLINGTON                                     MD                        21215          Townhouse
Pasadena                                      MD                        21122          Single Family
ARLINGTON                                     MD                        21215          Single Family
BALTIMORE                                     MD                        21213          Single Family
ARLINGTON                                     MD                        21215          2-4 Family
DAVIDSONVILLE                                 MD                        21035          Single Family
NEW CASTLE                                    PA                        16101          2-4 Family
YORK                                          PA                        17404          2-4 Family
VIRGINIA BEACH                                VA                        23462          Single Family
RICHMOND                                      VA                        23231          PUD
CUMBERLAND                                    MD                        21502          2-4 Family
POTTSTOWN                                     PA                        19464          2-4 Family
POTTSTOWN                                     PA                        19464          2-4 Family
BALTIMORE                                     MD                        21230          Single Family
Baltimore                                     MD                        21230          Townhouse
SOUDERTON                                     PA                        18964          2-4 Family
Grant                                         MI                        49327          Single Family
MIAMI                                         FL                        33141          2-4 Family
ELMA                                          WA                        98541          PUD
TAMPA                                         FL                        33612          2-4 Family
Romulus                                       MI                        47174          Single Family
Lakeland                                      FL                        33809          PUD
West Palm Beach                               FL                        33406          2-4 Family
UPPER MARLBORO                                MD                        20774          Single Family
Albertson                                     NY                        11507          2-4 Family
Brooklyn                                      NY                        11206          2-4 Family
Wyandanch                                     NY                        11798          Single Family
ALTURA                                        MN                        55910          Single Family
Alexandria                                    VA                        22307          Single Family
APACHE JUNCTION                               AZ                        85220          Condominium
MOUNT LAUREL TOWNSHIP                         NJ                        08054          2-4 Family
IRVINGTON TOWNSHIP                            NJ                        07111          2-4 Family
NEW BRUNSWICK                                 NJ                        08901          2-4 Family
PATERSON                                      NJ                        07501          2-4 Family
BAYONNE                                       NJ                        07002          2-4 Family
Trenton                                       NJ                        08611          Single Family
WOODBRIDGE                                    NJ                        08832          2-4 Family
MT OLIVE TOWNSHIP                             NJ                        07828          Single Family
TRENTON                                       NJ                        08611          2-4 Family
JERSEY CITY                                   NJ                        07305          2-4 Family
NORTH BERGEN TWP                              NJ                        07047          2-4 Family
PASSAIC                                       NJ                        07055          2-4 Family
EAST ORANGE                                   NJ                        07108          2-4 Family
EAST ORANGE                                   NJ                        07018          2-4 Family
JERSEY CITY                                   NJ                        07307          2-4 Family
MENDHAM TOWNSHIP                              NJ                        07945          Single Family
Miami                                         FL                        33032          Single Family
Hialeah                                       FL                        33015          Condominium
Hillsborough                                  NJ                        08844          PUD
Maurice River Township                        NJ                        08327          Single Family
Elizabeth                                     NJ                        07202          2-4 Family
Newark                                        NJ                        07108          2-4 Family
Fitchburg                                     MA                        01420          2-4 Family
Lawrence                                      MA                        01841          2-4 Family
Orange                                        NJ                        07051          2-4 Family
Newark                                        NJ                        07105          2-4 Family
Jersey City                                   NJ                        07307          Single Family
Lynn                                          MA                        01905          2-4 Family
Antioch                                       TN                        37013          PUD
New Port Richey                               FL                        34655          PUD
Mobile                                        AL                        36618          Single Family
Nashville                                     TN                        37215          PUD
Dunedin                                       FL                        34698          Single Family
Seminole                                      FL                        33778          PUD
Largo                                         FL                        33774          Hi-Rise Condo
Mandeville                                    LA                        70448          Single Family
Dunedin                                       FL                        34698          Condominium
Clearwater                                    FL                        33756          2-4 Family
Ocala                                         FL                        34476          PUD
Clearwater                                    FL                        33756          PUD
Chattanooga                                   TN                        37406          Single Family
Hendersonville                                TN                        37075          Single Family
Iuka                                          MS                        38852          Single Family
Auburn                                        AL                        36830          Single Family
Cape Coral                                    FL                        33991          PUD
Jackson                                       TN                        38305          2-4 Family
Celebration                                   FL                        34747          PUD
Orlando                                       FL                        32821          PUD
Gulf Breeze                                   FL                        32561          Single Family
Nashville                                     TN                        37216          Single Family
Birmingham                                    AL                        35242          PUD
JONESBORO                                     GA                        30236          Single Family
LITHONIA                                      GA                        30038          PUD
Cincinnati                                    OH                        45211          2-4 Family
LAKE ALFRED                                   FL                        33850          2-4 Family
MIAMI                                         FL                        33131          Condominium
Cincinnati                                    OH                        45237          2-4 Family
MARIETTA                                      GA                        30067          Single Family
Kennesaw                                      GA                        30144          Single Family
BLUE RIDGE                                    GA                        30513          Single Family
HIGH POINT                                    NC                        27260          Single Family
ATLANTA                                       GA                        30331          Single Family
Cincinnati                                    OH                        45219          Single Family
Port Chester                                  NY                        10573          2-4 Family
Bayside                                       NY                        11360          Condominium
Fresh Meadows                                 NY                        11365          Single Family
Philadelphia                                  PA                        19133          2-4 Family
Westampton                                    NJ                        08060          Townhouse
Philadelphia                                  PA                        19146          Single Family
Northfield                                    NJ                        08225          PUD
Woodbury                                      NJ                        08096          PUD
Ocean City                                    NJ                        08226          Condominium
BROOKLYN                                      NY                        11235          CO-OP
Brooklyn                                      NY                        11226          2-4 Family
College Point                                 NY                        11356          Single Family
Laurel                                        MD                        20723          Single Family
Chicago                                       IL                        60608          2-4 Family
JERSEY CITY                                   NJ                        07302          2-4 Family
NOGALES                                       AZ                        85621          Single Family
PLACENTIA                                     CA                        92870          Condominium
SURPRISE                                      AZ                        85374          Single Family
UPLAND                                        CA                        91784          Single Family
CHINO                                         CA                        91710          Single Family
PLACENTIA                                     CA                        92870          Single Family
EL CENTRO                                     CA                        92243          Single Family
YUMA                                          AZ                        85364          Single Family
Laredo                                        TX                        78045          Condominium
GREELEY                                       CO                        80631          Single Family
GREELEY                                       CO                        80634          Single Family
GREELEY                                       CO                        80634          Single Family
PALM SPRINGS                                  CA                        92264          Single Family
Rio Rico                                      AZ                        85648          Single Family
Richardson                                    TX                        75080          Single Family
Chicago                                       IL                        60623          2-4 Family
Minneapolis                                   MN                        55412          Single Family
Chicago                                       IL                        60624          2-4 Family
Little Rock                                   AR                        72227          Single Family
Murphy                                        TX                        75094          Single Family
Brighton                                      CO                        80601          PUD
KINGSVILLE                                    MD                        21087          Single Family
Chicago                                       IL                        60624          2-4 Family
Florissant                                    MO                        63033          Single Family
Atlanta                                       GA                        30318          Single Family
Orlando                                       FL                        32818          PUD
Orlando                                       FL                        32809          Single Family
Ellijay                                       GA                        30536          Single Family
Tampa                                         FL                        33607          Single Family
New River                                     AZ                        85087          Single Family
Millington                                    TN                        38053          Single Family
Savannah                                      GA                        31404          Single Family
Arvada                                        CO                        80005          Single Family
Davie Beach                                   FL                        33312          Condominium
York                                          PA                        17404          Single Family
Granbury                                      TX                        76049          PUD
Chicago                                       IL                        60651          2-4 Family
WASHINGTON                                    DC                        20020          Single Family
ELLICOTT CITY                                 MD                        21042          Single Family
FORKED RIVER                                  NJ                        08731          Single Family
EASTON                                        PA                        18045          Single Family
LAREDO                                        TX                        78045          PUD
MESA                                          AZ                        85204          2-4 Family
LANHAM                                        MD                        20706          Single Family
MISSION                                       TX                        78572          PUD
PHOENIX                                       AZ                        85029          Single Family
BELLEVUE                                      WA                        98007          Single Family
ORANGE                                        CA                        92869          Condominium
MCALLEN                                       TX                        78501          PUD
HIGLEY                                        AZ                        85236          PUD
SEVERNA PARK                                  MD                        21146          PUD
SUN CITY WEST                                 AZ                        85375          PUD
WESLACO                                       TX                        78596          Single Family
CEDAR PARK                                    TX                        78613          PUD
DECATUR                                       GA                        30032          2-4 Family
FORT WORTH                                    TX                        76119          Single Family
LEESBURG                                      VA                        20176          PUD
DAVENPORT                                     FL                        33897          PUD
GREAT FALLS                                   VA                        22066          Single Family
SILVER SPRING                                 MD                        20902          Single Family
ATHENS                                        GA                        30605          Single Family
SILVER SPRING                                 MD                        20904          PUD
MIDDLETOWN                                    NJ                        07748          Single Family
CAPITOL HEIGHTS                               MD                        20743          Single Family
MESA                                          AZ                        85204          2-4 Family
ROUND ROCK                                    TX                        78664          PUD
MCALLEN                                       TX                        78504          Single Family
CEDAR PARK                                    TX                        78613          PUD
GILBERT                                       AZ                        85233          Single Family
MESA                                          AZ                        85205          2-4 Family
CLAREMONT                                     CA                        91711          Single Family
ORANGE                                        NJ                        07050          Single Family
CHANDLER                                      AZ                        85248          PUD
SAN FRANCISCO                                 CA                        94121          Single Family
KELLER                                        TX                        76248          PUD
MISSION                                       TX                        78572          Single Family
SANTA ANA                                     CA                        92703          Single Family
SAN ANTONIO                                   TX                        78255          Single Family
PHOENIX                                       AZ                        85035          Single Family
GREAT FALLS                                   VA                        22066          PUD
TOMS RIVER                                    NJ                        08753          Single Family
SPRING LAKE                                   NJ                        07762          Single Family
HOLLYWOOD                                     MD                        20636          Single Family
HILLSDALE                                     NJ                        07642          Single Family
MINNEAPOLIS                                   MN                        55411          2-4 Family
BROWNSVILLE                                   TX                        78520          Condominium
MINNEAPOLIS                                   MN                        55411          Single Family
LAREDO                                        TX                        78045          PUD
PHOENIX                                       AZ                        85013          Single Family
BIG BEAR LAKE                                 CA                        92315          PUD
YONKERS                                       NY                        10703          2-4 Family
WASHINGTON                                    DC                        20002          Single Family
TOTOWA                                        NJ                        07512          Single Family
BELLINGHAM                                    WA                        98225          Single Family
RICHMOND                                      VA                        23223          Single Family
TAKOMA PARK                                   MD                        20912          Hi-Rise Condo
CORONA                                        CA                        92882          PUD
WESLACO                                       TX                        78596          Single Family
MCALLEN                                       TX                        78504          Single Family
ARIZONA CITY                                  AZ                        85223          2-4 Family
WASHINGTON                                    DC                        20007          Single Family
MESA                                          AZ                        85204          2-4 Family
REMINGTON                                     VA                        22734          Single Family
PHOENIX                                       AZ                        85040          Townhouse
BALTIMORE                                     MD                        21214          Single Family
Encino                                        CA                        91436          Single Family
San Antonio                                   TX                        78229          Condominium
OAK POINT                                     TX                        76227          PUD
Dallas                                        TX                        75244          Single Family
OAK POINT                                     TX                        76227          PUD
Bethlehem                                     GA                        30620          PUD
Stockbridge                                   GA                        30281          PUD
Frisco                                        TX                        75035          PUD
Bryan                                         TX                        77808          Single Family
Ellenwood                                     GA                        30294          Single Family
Loris                                         SC                        29569          Single Family
Round Rock                                    TX                        78664          PUD
Plano                                         TX                        75075          Single Family
Stockbridge                                   GA                        30281          2-4 Family
Rockport                                      TX                        78382          Single Family
Hapeville                                     GA                        30354          2-4 Family
Dallas                                        TX                        75219          Condominium
San Diego                                     CA                        92129          Single Family
Dallas                                        TX                        75211          Single Family
Prescott                                      AZ                        86303          Single Family
Lincoln                                       DE                        19960          Single Family
Pflugerville                                  TX                        78660          PUD
FT WORTH                                      TX                        76248          PUD
Dacula                                        GA                        30019          Single Family
Aubrey                                        TX                        76227          PUD
San Diego                                     CA                        92116          2-4 Family
Mckinney                                      TX                        75069          Single Family
Mesquite                                      TX                        75149          Single Family
Midway City                                   CA                        92655          Single Family
Mcdonough                                     GA                        30253          PUD
Los Angeles                                   CA                        90043          Single Family
San Diego                                     CA                        92115          Single Family
Grand Prairie                                 TX                        75050          Single Family
Houston                                       TX                        77089          PUD
Dallas                                        TX                        75232          PUD
Vista                                         CA                        92081          Single Family
Marietta                                      GA                        30060          Single Family
FATE                                          TX                        75132          Single Family
Lewisville                                    TX                        75057          Single Family
Abingdon                                      MD                        21009          PUD
Valdosta                                      GA                        31601          2-4 Family
Mcallen                                       TX                        78503          Single Family
Albuquerque                                   NM                        87112          2-4 Family
Riverdale                                     GA                        30296          Single Family
San Antonio                                   TX                        78207          Single Family
Douglasville                                  GA                        30135          PUD
Deer Park                                     TX                        77536          Single Family
Myrtle Beach                                  SC                        29577          2-4 Family
Valdosta                                      GA                        31601          Single Family
Spring                                        TX                        77373          PUD
Forney                                        TX                        75126          PUD
Forney                                        TX                        75126          Single Family
DENTON                                        TX                        76226          PUD
Mesquite                                      TX                        75150          Single Family
Irving                                        TX                        75062          Condominium
Eden Prairie                                  MN                        55347          Condominium
Houston                                       TX                        77094          PUD
Stockbridge                                   GA                        30281          PUD
OAK POINT                                     TX                        76227          PUD
Dallas                                        TX                        75214          Single Family
Jefferson                                     TX                        75657          Single Family
Arlington                                     TX                        76002          Single Family
Houston                                       TX                        77057          Condominium
OAK POINT                                     TX                        76227          PUD
Farmers Branch                                TX                        75234          Single Family
Albuquerque                                   NM                        87113          Single Family
Oklahoma City                                 OK                        73135          Single Family
Honolulu                                      HI                        96821          Single Family
Las Vegas                                     NV                        89147          Single Family
Pasadena                                      CA                        91104          Single Family
ANTIOCH                                       CA                        94509          Single Family
SAN MARCOS                                    CA                        92078          PUD
COEUR D ALENE                                 ID                        83815          Single Family
DUARTE                                        CA                        91010          Single Family
SPOKANE                                       WA                        99208          Single Family
CARMEL VALLEY                                 CA                        93924          Single Family
Muldrow                                       OK                        74948          Single Family
Carrollton                                    TX                        75006          Townhouse
ALPINE FOREST                                 CA                        93561          Single Family
CERES                                         CA                        95307          Single Family
Indianapolis                                  IN                        46201          Single Family
HOPKINSVILLE                                  KY                        42240          Single Family
CAMPBELL                                      OH                        44405          Single Family
INDIANAPOLIS                                  IN                        46208          Single Family
COSHOCTON                                     OH                        43812          Single Family
HOPKINSVILLE                                  KY                        42240          Single Family
INDIANAPOLIS                                  IN                        46228          Single Family
LOUISVILLE                                    KY                        40217          2-4 Family
HOPKINSVILLE                                  KY                        42240          Single Family
HOPKINSVILLE                                  KY                        42240          Single Family
HOPKINSVILLE                                  KY                        42240          Single Family
HOPKINSVILLE                                  KY                        42240          Single Family
Aurora                                        CO                        80015          Single Family
Milwaukee                                     WI                        53216          2-4 Family
Cape Coral                                    FL                        33904          Single Family
Keystone                                      CO                        80435          Condominium
Kenosha                                       WI                        53143          2-4 Family
Milwaukee                                     WI                        53216          2-4 Family
Thorton                                       CO                        80233          Single Family
Coral Gables                                  FL                        33134          Single Family
Ashburn                                       VA                        20148          Condominium
Shelter Island                                NY                        11964          Single Family
Alexandria                                    VA                        22314          Hi-Rise Condo
Manassas                                      VA                        20111          Single Family
Silver Spring                                 MD                        20905          Single Family
Alexandria                                    VA                        22310          Single Family
Alexandria                                    VA                        22312          2-4 Family
Falls Church                                  VA                        22044          Hi-Rise Condo
Cape Coral                                    FL                        33914          Single Family
Washington                                    DC                        20007          Single Family
Manassas                                      VA                        20112          Single Family
CLEVELAND                                     OH                        44121          Single Family
KAILUA                                        HI                        96734          Single Family
PINEVILLE                                     LA                        71360          2-4 Family
Honolulu                                      HI                        96822          Single Family
PLEASANT HILL                                 MO                        64080          2-4 Family
HENDERSON                                     NV                        89052          PUD
Chapin                                        SC                        29036          Single Family
Elberton                                      GA                        30635          Single Family
Ventura                                       CA                        93001          2-4 Family
Gilbert                                       AZ                        85233          Single Family
Mesa                                          AZ                        85210          Condominium
Tucson                                        AZ                        85735          Single Family
Sun City                                      AZ                        85351          PUD
Myrtle                                        MO                        65778          Single Family
Scottsdale                                    AZ                        85254          Single Family
Tempe                                         AZ                        85282          Condominium
Olathe                                        KS                        66061          Single Family
Phoenix                                       AZ                        85032          Single Family
Phoenix                                       AZ                        85037          PUD
Tucson                                        AZ                        85742          Single Family
Paradise Valley                               AZ                        85253          Single Family
Cottonwood                                    AZ                        86326          Single Family
Kansas City                                   MO                        64109          Single Family
Phoenix                                       AZ                        85041          Single Family
Kansas City                                   MO                        64108          Single Family
Phoenix                                       AZ                        85053          Single Family
Apache Junction                               AZ                        85220          Single Family
Yuma                                          AZ                        85364          Single Family
Phoenix                                       AZ                        85018          Single Family
Phoenix                                       AZ                        85027          Single Family
WEST FARGO                                    ND                        58078          Single Family
SPRING                                        TX                        77373          PUD
HOUSTON                                       TX                        77073          PUD
SPRING                                        TX                        77373          PUD
SAN ANTONIO                                   TX                        78227          Townhouse
HOUSTON                                       TX                        77073          Single Family
GROSSE POINTE FARMS                           MI                        48236          Single Family
SPRING                                        TX                        77373          PUD
Palm Bay                                      FL                        32907          Single Family
Titusville                                    FL                        32780          PUD
palmbay                                       FL                        32935          Single Family
San Diego                                     CA                        92117          Single Family
San Diego                                     CA                        92111          2-4 Family
Hiram                                         GA                        30141          Single Family
Cincinnati                                    OH                        45240          Single Family
West Springfield                              MA                        01089          2-4 Family
Columbus                                      OH                        43231          Single Family
Acosta                                        PA                        15520          Single Family
Newark                                        OH                        43055          Single Family
Fredericktown                                 OH                        43019          Single Family
Pittsburgh                                    PA                        15227          Single Family
Columbus                                      OH                        43085          Condominium
Pennsburg                                     PA                        18073          Single Family
Fredericktown                                 OH                        43019          Single Family
Harrisburg                                    PA                        17110          Single Family
Union                                         KY                        41091          Condominium
BETHEL                                        CT                        06801          Single Family
Westbury                                      NY                        11590          Single Family
Bay Shore                                     NY                        11706          Single Family
WATERTOWN                                     MA                        02472          Single Family
Freeport                                      NY                        11520          Single Family
Elmont                                        NY                        11003          Single Family
Fort Worth                                    TX                        76135          Single Family
Denton                                        TX                        76208          Single Family
Kellyville                                    OK                        74039          Single Family
Lithia                                        FL                        33547          PUD
CLAYTON                                       NC                        27527          Single Family
BETHESDA                                      MD                        20817          Single Family
Jessup                                        MD                        20794          Single Family
SILVER SPRING                                 MD                        20904          Single Family
Clayton                                       NC                        27527          PUD
LAUREL                                        MD                        20708          Condominium
Leesburg                                      VA                        20176          Single Family
GERMANTOWN                                    MD                        20874          Condominium
Clayton                                       NC                        27527          PUD
Lewiston                                      ME                        04240          Single Family
Portland                                      TX                        78374          Single Family
Harrison Township                             MI                        48045          Condominium
Chicopee                                      MA                        01013          2-4 Family
Highland                                      CA                        92346          Single Family
Converse                                      TX                        78109          Single Family
Emerald Isle                                  NC                        28594          Single Family
Crowley                                       TX                        76036          PUD
Saint Petersburg                              FL                        33713          2-4 Family
Derby                                         KS                        67037          Single Family
Washington                                    DC                        20020          Single Family
PERRYVILLE                                    MD                        21093          PUD
Waukegan                                      IL                        60085          Single Family
Wilmington                                    MA                        01887          Single Family
Charlotte                                     NC                        28286          Single Family
Lebanon                                       NH                        03766          2-4 Family
Denver                                        CO                        80221          Single Family
Raynham                                       MA                        02767          Single Family
San Antonio                                   TX                        78249          Single Family
Freedom                                       ME                        04941          Single Family
San Antonio                                   TX                        78254          PUD
Chicopee                                      MA                        01013          2-4 Family
Pleasant View                                 TN                        37146          PUD
SULLIVAN                                      NH                        03773          Single Family
Weymouth                                      MA                        02191          Hi-Rise Condo
Charlotte                                     NC                        28277          PUD
Dorchester                                    MA                        02124          2-4 Family
Matthews                                      NC                        28104          Single Family
Elkton                                        MD                        21921          Single Family
SAN ANTONIO                                   TX                        78239          Single Family
Assonet                                       MA                        02702          Single Family
Brewer                                        ME                        04412          Single Family
Mashpee                                       MA                        02649          Single Family
GOSHEN                                        CA                        93227          Single Family
TULARE                                        CA                        93274          Single Family
VISALIA                                       CA                        93292          Single Family
FRESNO                                        CA                        93702          Single Family
Las Vegas                                     NV                        89108          Condominium
Las Vegas                                     NV                        89106          Single Family
MURRIETA                                      CA                        92563          Single Family
Maineville                                    OH                        45039          PUD
HAGERSTOWN                                    MD                        21740          Single Family
CHARLOTTESVILLE                               VA                        22901          Condominium
LAUREL                                        MD                        20707          Single Family
CHARLOTTESVILLE                               VA                        22901          Condominium
CHARLOTTESVILLE                               VA                        22901          Condominium
CHARLOTTESVILLE                               VA                        22901          Condominium
CHARLOTTESVILLE                               VA                        22901          Condominium
WICHITA                                       KS                        67205          PUD
CHARLOTTESVILLE                               VA                        22901          Condominium
Charlottesville                               VA                        22901          Condominium
Washington                                    DC                        20002          Single Family
CHARLOTTESVILLE                               VA                        22901          Condominium
MIAMI                                         FL                        33134          2-4 Family
WICHITA                                       KS                        67205          PUD
VIENNA                                        VA                        22180          Single Family
Temple                                        TX                        76501          2-4 Family
Myrtle Beach                                  SC                        29579          PUD
Macon                                         GA                        31211          Single Family
Jacksonville                                  FL                        32259          PUD
San Bernardino                                CA                        92410          2-4 Family
Grand Rapids                                  MI                        49505          Single Family
Weatherford                                   TX                        76088          Single Family
Grand Rapids                                  MI                        49504          Single Family
Myrtle Beach                                  SC                        29588          2-4 Family
Elkmont                                       AL                        35620          Single Family
Kansas City                                   KS                        66102          2-4 Family
Miami                                         FL                        33127          Single Family
Macon                                         GA                        31201          2-4 Family
Rochester                                     NY                        14613          2-4 Family
Saint Augustine                               FL                        32080          Single Family
Riverside Area                                CA                        92504          Single Family
SOUTH LAKE TAHOE                              CA                        96150          Single Family
BELL                                          CA                        90201          2-4 Family
PICO RIVERA                                   CA                        90660          Single Family
KOLOA                                         HI                        96756          Condominium
CASA GRANDE                                   AZ                        85222          Single Family
SHOREVIEW                                     MN                        55126          Condominium
POMONA                                        CA                        91766          Single Family
SANTA ANA                                     CA                        92706          Single Family
N LAS VEGAS                                   NV                        89031          PUD
HENDERSON                                     NV                        89044          PUD
MIDWAY CITY                                   CA                        92655          Single Family
REDLANDS                                      CA                        92374          Single Family
Bay Shore                                     NY                        11706          Single Family
Clifton                                       NJ                        07011          2-4 Family
East Elmhurst                                 NY                        11369          2-4 Family
North Bergen                                  NJ                        07047          Single Family
West Orange                                   NJ                        07052          Single Family
Jamaica                                       NY                        11432          2-4 Family
Passaic                                       NJ                        07055          Single Family
Far Rockaway                                  NY                        11692          2-4 Family
Hyattsville                                   MD                        20784          Single Family
Hyattsville                                   MD                        20781          Single Family
Hyattsville                                   MD                        20782          Single Family
Hahira                                        GA                        31632          Single Family
Coral Springs                                 FL                        33076          Condominium
Beulaville                                    NC                        28518          Single Family
Columbus                                      OH                        43211          Single Family
Lake Oswego                                   OR                        97034          Single Family
WILLINGBORO                                   NJ                        08054          Single Family
Minneapolis                                   MN                        55406          2-4 Family
DOVE CANYON                                   CA                        92679          PUD
VISALIA                                       CA                        93291          Single Family
SAN FRANCISCO                                 CA                        94110          2-4 Family
Concord                                       NC                        28027          Single Family
West New York                                 NJ                        07093          2-4 Family
LAS VEGAS                                     NV                        89123          Single Family
Miami                                         FL                        33133          Single Family
Hialeah                                       FL                        33016          Condominium
Tampa                                         FL                        33615          Condominium
Melbourne                                     FL                        32905          Single Family
Miami Beach                                   FL                        33139          Hi-Rise Condo
MIAMI                                         FL                        33018          Single Family
LOS ANGELES                                   CA                        90022          2-4 Family
MILPITAS                                      CA                        95035          Single Family
GREENFIELD                                    CA                        93927          Single Family
SANTA ANA                                     CA                        92707          Condominium
SAN JOSE                                      CA                        95126          Condominium
ORANGE PARK                                   FL                        32065          PUD
Columbia                                      SC                        29223          Single Family
Savannah                                      GA                        31410          2-4 Family
Jacksonville                                  FL                        32209          Single Family
Jacksonville                                  FL                        32206          Single Family
Jacksonville                                  FL                        32258          PUD
Baltimore                                     MD                        21217          2-4 Family
Easley                                        SC                        29640          Single Family
Mount Pleasant                                SC                        29466          PUD
BRISTOW                                       VA                        20136          PUD
CULPEPER                                      VA                        22701          Single Family
QUEEN CREEK                                   AZ                        85242          PUD
UPPER MARLBORO                                MD                        20774          PUD
LAVEEN                                        AZ                        85339          PUD
LANCASTER                                     CA                        93535          Single Family
SURPRISE                                      AZ                        85379          Single Family
TEMECULA                                      CA                        92591          Single Family
FAIRFIELD                                     CA                        94534          Single Family
Ponte Vedra Beach                             FL                        32082          Single Family
Davie                                         FL                        33314          Condominium
Kennesaw                                      GA                        30144          Single Family
Conyers                                       GA                        30013          Single Family
Orlando                                       FL                        32836          PUD
Covington                                     GA                        30016          PUD
Davie                                         FL                        33325          PUD
Milner                                        GA                        30257          Single Family
Athens                                        GA                        30606          PUD
Hoschton                                      GA                        30548          PUD
Peachtree City                                GA                        30269          Single Family
Pompano Beach                                 FL                        33060          2-4 Family
Pompano Beach                                 FL                        33060          2-4 Family
Atlanta                                       GA                        30342          Single Family
Lawrenceville                                 GA                        30043          Single Family
Boone                                         NC                        28607          Condominium
Monroe                                        GA                        30655          2-4 Family
Stockbridge                                   GA                        30281          Single Family
Maitland                                      FL                        32751          Condominium
Lake Wylie                                    SC                        29710          Single Family
Alpharetta                                    GA                        30004          PUD
Monroe                                        NC                        28110          PUD
Orlando                                       FL                        32839          Condominium
Jacksonville                                  FL                        32256          Condominium
Bradenton                                     FL                        34203          PUD
Brandon                                       FL                        33511          Single Family
Dunedin                                       FL                        34698          Single Family
Tampa                                         FL                        33606          Single Family
Marietta                                      GA                        30008          Condominium
Woodstock                                     GA                        30188          PUD
Buford                                        GA                        30519          Single Family
Stockbridge                                   GA                        30281          Single Family
Virginia Beach                                VA                        23451          Condominium
Cicero                                        NY                        13039          Single Family
PALM BEACH GARDENS                            FL                        33412          Single Family
ALEXANDRIA                                    VA                        22309          Condominium
Roanoke                                       VA                        24018          Single Family
Reisterstown                                  MD                        21136          Single Family
MELBOURNE                                     FL                        32940          PUD
SHERWOOD                                      MD                        21665          Single Family
BEDFORD                                       NY                        10536          Single Family
Arlington                                     VA                        22207          Single Family
Glenn Dale                                    MD                        20769          Single Family
PALM BAY                                      FL                        32907          Single Family
SAINT AUGUSTINE                               FL                        32084          PUD
Lauderhill                                    FL                        33351          Single Family
BRENTWOOD                                     NY                        11717          Single Family
Benicia                                       CA                        94510          Single Family
ORLANDO                                       FL                        32817          Single Family
WEST BABYLON                                  NY                        11704          Single Family
FREDERICK                                     MD                        21703          PUD
Oxnard                                        CA                        93033          Single Family
SAN BERNARDINO                                CA                        92410          2-4 Family
APPLE VALLEY                                  CA                        92308          2-4 Family
Gahanna                                       OH                        43230          PUD
COLUMBUS                                      OH                        43202          2-4 Family
COLUMBUS                                      OH                        43201          2-4 Family
Westerville                                   OH                        43081          Condominium
Westerville                                   OH                        43081          Condominium
COLUMBUS                                      OH                        43202          2-4 Family
Salt Lake City                                UT                        84118          Single Family
Park City                                     UT                        84098          2-4 Family
MIDWAY                                        UT                        84049          Single Family
Park City                                     UT                        84098          Condominium
Oradell                                       NJ                        07649          Single Family
KALAMAZOO                                     MI                        49048          2-4 Family
Union                                         NJ                        07083          Single Family
Zellwood                                      FL                        32798          Single Family
Delray Beach                                  FL                        33444          Condominium
Gainesville                                   FL                        32608          2-4 Family
Ocoee                                         FL                        34761          Single Family
Ocoee                                         FL                        34761          Single Family
Temple Hills                                  MD                        20748          Condominium
Glenwood                                      MD                        21738          Single Family
Bowie                                         MD                        20721          PUD
Villa Rica                                    GA                        30180          Single Family
Deland                                        FL                        32720          Single Family
Wesley Chapel                                 FL                        33543          PUD
Newport News                                  VA                        23607          Single Family
Baltimore                                     MD                        21212          Single Family
Washington                                    DC                        20032          Single Family
Maitland                                      FL                        32751          PUD
Rosemount                                     MN                        55068          Single Family
Minneapolis                                   MN                        55411          Single Family
WILLIS                                        TX                        77318          PUD
Houston                                       TX                        77087          Single Family
HILO                                          HI                        96720          Single Family
SANTA ROSA                                    TX                        78593          Single Family
LEWISVILLE                                    TX                        75067          Single Family
Harahan                                       LA                        70123          2-4 Family
LUBBOCK                                       TX                        79401          Single Family
THE WOODLANDS                                 TX                        77384          Single Family
DESOTO                                        TX                        75115          Single Family
BATON ROUGE                                   LA                        70814          Single Family
GREEN BAY                                     WI                        54303          Single Family
LEWISVILLE                                    TX                        75067          Single Family
WILLIS                                        TX                        77318          PUD
RACINE                                        WI                        53403          2-4 Family
Houston                                       TX                        77084          PUD
LEWISVILLE                                    TX                        75067          Single Family
The Woodlands                                 TX                        77384          PUD
LEAGUE CITY                                   TX                        77573          PUD
DURHAM                                        NC                        27701          Single Family
PEARLAND                                      TX                        77584          PUD
OCEAN SPRINGS                                 MS                        39564          Single Family
Spring                                        TX                        77382          PUD
JONESBOROUGH                                  GA                        30238          PUD
Fountain Valley                               CA                        92708          Single Family
San Gabriel                                   CA                        91776          2-4 Family
MESA                                          AZ                        85201          Single Family
Phoenix                                       AZ                        85022          Single Family
Peoria                                        AZ                        85383          PUD
SUMMIT                                        IL                        60501          Single Family
Bourbonnais                                   IL                        60914          Single Family
Northbrook                                    IL                        60062          Single Family
Franklin                                      WI                        53132          Single Family
Osakis                                        MN                        56360          Single Family
Coon Rapids                                   MN                        55433          Single Family
ST LOUIS                                      TX                        75701          Single Family
CONWAY                                        NC                        27820          Single Family
LONGVIEW                                      TX                        75604          2-4 Family
DALLAS                                        TX                        75210          Single Family
JACKSONVILLE                                  TX                        75766          2-4 Family
LONGVIEW                                      TX                        75604          2-4 Family
LONGVIEW                                      TX                        75693          2-4 Family
DALLAS                                        TX                        75253          Single Family
TYLER                                         TX                        75703          2-4 Family
AZLE                                          TX                        76020          PUD
JACKSONVILLE                                  TX                        75766          2-4 Family
JACKSONVILLE                                  TX                        75766          2-4 Family
HOUSTON                                       TX                        77082          2-4 Family
Bloomington                                   IN                        47404          Single Family
Silverthorne                                  CO                        80498          PUD
Boulder                                       CO                        80301          Single Family
Haiku                                         HI                        96708          Single Family
Parker                                        CO                        80134          PUD
Philadelphia                                  PA                        19119          Single Family
Long Beach                                    CA                        90807          Condominium
Los Angeles                                   CA                        90037          2-4 Family
Los Angeles                                   CA                        90018          Single Family
New Preston Marble Dale                       CT                        06777          Single Family
Riverside                                     CA                        92506          Single Family
Santa Barbara                                 CA                        93110          Single Family
Tarzana                                       CA                        91356          Single Family
Arlington                                     TX                        76014          Single Family
Los Angeles                                   CA                        90066          Single Family
Pebble Beach                                  CA                        93953          Single Family
Merrimac                                      WI                        53561          Single Family
Kansas City                                   MO                        64152          PUD
Staten Island                                 NY                        10301          2-4 Family
Venice                                        CA                        90291          Condominium
Stockton                                      CA                        95209          Single Family
San Diego                                     CA                        92154          Single Family
Orlando                                       FL                        32822          Single Family
Ocean Springs                                 MS                        39564          Single Family
Ventura                                       CA                        93003          Single Family
Albuquerque                                   NM                        87114          Single Family
Phoenix                                       AZ                        85008          Single Family
La Quinta                                     CA                        92253          Single Family
Stevensville                                  MI                        49127          Single Family
San Diego                                     CA                        92107          2-4 Family
Palos Verdes Peninsula                        CA                        90274          Single Family
Delray Beach                                  FL                        33446          PUD
Indian Orchard                                MA                        01151          2-4 Family
Cashiers Townshi[p                            NC                        28774          PUD
Las Vegas                                     NV                        89122          Condominium
Niles                                         MI                        49120          2-4 Family
Glendale                                      AZ                        85301          Single Family
Palmdale                                      CA                        93551          Single Family
Anaheim                                       CA                        92807          Single Family
Phelan                                        CA                        92371          Single Family
Pearl City                                    HI                        96782          Single Family
Long Beach                                    CA                        90814          2-4 Family
Brockton                                      MA                        02302          Single Family
Dallas                                        TX                        75223          Single Family
Rockville                                     MD                        20853          Single Family
Ocala                                         FL                        34473          Single Family
Chesterfield                                  MO                        63017          PUD
Cypress                                       TX                        77433          PUD
Dallas                                        TX                        75210          Single Family
CAIRO                                         GA                        39828          Single Family
Laredo                                        TX                        78045          PUD
Tallahassee                                   FL                        32303          PUD
Houston                                       TX                        77071          PUD
Saint Louis                                   MO                        63128          PUD
KANKAKEE                                      GA                        60901          2-4 Family
Palm Bay                                      FL                        32907          Single Family
Katy                                          TX                        77450          PUD
Bryan                                         TX                        77802          Single Family
DALLAS                                        TX                        75217          Single Family
Crystal City                                  MO                        63019          Single Family
Oklahoma City                                 OK                        73118          2-4 Family
RINGGOLD                                      GA                        30548          Single Family
Jacksonville                                  FL                        32244          Single Family
Summerville                                   GA                        30747          Single Family
Jacksonville                                  FL                        32226          Single Family
Nashville                                     TN                        37207          Single Family
Tulsa                                         OK                        74112          Single Family
Kennesaw                                      GA                        30144          Single Family
Kennesaw                                      GA                        30152          Single Family
Flagler Beach                                 FL                        32136          Single Family
Orlando                                       FL                        32822          Single Family
Ft Lauderdale                                 FL                        33304          Condominium
LONG BEACH TOWNSHIP                           NJ                        08008          Single Family
Ball Ground                                   GA                        30107          Single Family
LINCOLN                                       NE                        68502          Single Family
HARRISON                                      MI                        48625          Single Family
MERIDIAN                                      ID                        83642          PUD
CHICAGO                                       IL                        60660          Condominium
BALTIMORE                                     MD                        21214          Single Family
MADISON                                       WI                        53704          Single Family
GLENDALE                                      WI                        53209          Single Family
NORTH BERGEN                                  NJ                        07047          Single Family
LAKEWOOD                                      OH                        44107          Single Family
BELLEVILLE                                    IL                        62221          PUD
NEW CASTLE                                    DE                        19720          Single Family
Tolleson                                      AZ                        85353          PUD
Thornton                                      CO                        80229          Single Family
Los Angeles                                   CA                        90063          2-4 Family
Lancaster                                     CA                        93536          Single Family
ESCONDIDO                                     CA                        92027          Condominium
Broken Arrow                                  OK                        74012          2-4 Family
Jacksonville                                  AR                        72076          Single Family
Benton                                        AR                        72015          Single Family
Broken Arrow                                  OK                        74012          2-4 Family
Broken Arrow                                  OK                        74012          2-4 Family
Philadelphia                                  PA                        19135          Single Family
Broken Arrow                                  OK                        74012          2-4 Family
Broken Arrow                                  OK                        74012          2-4 Family
Garden Grove                                  CA                        92840          Single Family
Sacramento                                    CA                        95819          Single Family
Bakersfield                                   CA                        93305          Single Family
Gulfport                                      FL                        33707          Single Family
kyle                                          TX                        78640          PUD
Shreveport                                    LA                        71118          Single Family
Lakewood                                      WA                        98498          Single Family
akron                                         OH                        44320          Single Family
portland                                      OR                        97236          Single Family
conley                                        GA                        30288          Single Family
santa fe                                      NM                        87505          Single Family
yers                                          CO                        80103          Single Family
Cleveland                                     TX                        77327          Single Family
houston                                       TX                        77040          PUD
gresham                                       OR                        97030          Single Family
houston                                       TX                        77502          Single Family
post falls                                    ID                        83854          Single Family
houston                                       TX                        77082          PUD
cleveland                                     TX                        77327          Single Family
independence                                  KY                        41051          Single Family
AKRON                                         OH                        44320          Single Family
richmond                                      TX                        77469          PUD
akron                                         OH                        44311          Single Family
fort meyers                                   FL                        33913          Single Family
Cleveland                                     TX                        77327          Single Family
cleveland                                     TX                        77327          Single Family
CHELSEA                                       AL                        35043          PUD
SPRING                                        TX                        77388          PUD
Fountain                                      CO                        80817          Single Family
Arvada                                        CO                        80003          Single Family
Denver                                        CO                        80219          Single Family
Hillsborough                                  CA                        94010          Single Family
BEALETON                                      VA                        22712          PUD
WEST CHESTER                                  OH                        45069          Single Family
RISING SUN                                    MD                        21911          PUD
LUMBERTON                                     NJ                        08048          PUD
PITTSTOWN                                     NJ                        08867          Single Family
ELLICOTT CITY                                 MD                        21043          PUD
Sacramento                                    CA                        95826          Single Family
Oakland                                       CA                        94601          2-4 Family
Tallahassee                                   FL                        32309          PUD
Orlando                                       FL                        32832          PUD
Tampa                                         FL                        33626          PUD
Gilbert                                       AZ                        85297          PUD
Surprise                                      AZ                        85379          PUD
Mesa                                          AZ                        85212          PUD
Pottstown                                     PA                        19465          Single Family
Collegeville                                  PA                        19426          Single Family
Hastings                                      MN                        55033          Single Family
Washington                                    DC                        20019          2-4 Family
COVINGTON                                     GA                        30016          PUD
LAKELAND                                      FL                        33810          PUD
UNION CITY                                    GA                        30291          PUD
Dallas                                        GA                        30157          Single Family
GRIFFIN                                       GA                        30224          Single Family
Suwanee                                       GA                        30024          Single Family
AUSTELL                                       GA                        30168          PUD
Hampton                                       GA                        30228          PUD
EUHARLEE                                      GA                        30145          Single Family
MARIETTA                                      GA                        30062          PUD
DECATUR                                       GA                        30034          Condominium
UNION CITY                                    GA                        30291          PUD
KENNESAW                                      GA                        30152          PUD
VILLA RICA                                    GA                        30180          PUD
TEMPLE                                        GA                        30179          PUD
Dallas                                        GA                        30157          PUD
MCDONOUGH                                     GA                        30253          Single Family
Riverdale                                     GA                        30296          Single Family
CANTON                                        GA                        30114          PUD
NORCROSS                                      GA                        30092          PUD
SNELLVILLE                                    GA                        30039          PUD
SUGAR HILL                                    GA                        30518          Single Family
McDonough                                     GA                        30253          Single Family
JONESBORO                                     GA                        30238          PUD
COLLEGE PARK                                  GA                        30349          Single Family
JONESBORO                                     GA                        30236          Single Family
HIRAM                                         GA                        30141          PUD
HAMPTON                                       GA                        30228          Single Family
NORCROSS                                      GA                        30092          Townhouse
FAIRBURN                                      GA                        30213          PUD
DACULA                                        GA                        30019          PUD
Hartwell                                      GA                        30643          Single Family
Lithia Springs                                GA                        30122          Single Family
Powder Springs                                GA                        30127          PUD
RIVERDALE                                     GA                        30296          Single Family
ACWORTH                                       GA                        30102          PUD
CANTON                                        GA                        30114          PUD
CARTERSVILLE                                  GA                        30121          PUD
KINGSTON                                      GA                        30145          Single Family
MANHATTAN BEACH                               CA                        90266          Condominium
GARDEN GROVE                                  CA                        92840          Single Family
WASHINGTON                                    DC                        20003          2-4 Family
SAN PEDRO                                     CA                        90731          2-4 Family
LAS VEGAS                                     NV                        89119          Condominium
VAN NUYS                                      CA                        91401          Single Family
PALOS VERDES ESTATES                          CA                        90274          Condominium
INGLEWOOD                                     CA                        90301          Single Family
PINEHURST                                     NC                        28374          Single Family
GARDEN GROVE                                  CA                        92841          Single Family
NORWALK                                       CA                        90650          Single Family
Las Vegas                                     NV                        89108          PUD
CRANBERRY TWP                                 PA                        16066          Single Family
RIVERSIDE                                     CA                        92503          Single Family
Rialto                                        CA                        92376          Single Family
CORAL GABLES                                  FL                        33134          Condominium
PHILADELPHIA                                  PA                        19120          2-4 Family
YUCAIPA                                       CA                        92399          Single Family
REDONDO BEACH                                 CA                        90278          Condominium
MIAMI                                         FL                        33162          Single Family
RED BLUFF                                     CA                        96080          Single Family
REDONDO BEACH                                 CA                        90278          2-4 Family
Los Angeles                                   CA                        90501          2-4 Family
NEWTON                                        IA                        50208          Single Family
ETIWANDA                                      CA                        91739          Single Family
Hilaleah                                      FL                        33014          Condominium
LAS VEGAS                                     NV                        89147          Condominium
LOS ANGELES                                   CA                        90026          2-4 Family
FOUNTAIN VALLEY                               CA                        92708          Single Family
GALENA                                        OH                        43021          Single Family
MEDINA                                        OH                        44256          Single Family
ONTARIO                                       CA                        91764          Single Family
CHICAGO                                       IL                        60609          2-4 Family
Rolling Meadows                               IL                        60008          Single Family
Head Of The Harbor                            NY                        11780          Single Family
SAINT LOUIS                                   MO                        63104          Condominium
Saint Louis                                   MO                        63117          Single Family
Dallas                                        TX                        75241          PUD
LOUISVILLE                                    KY                        40219          Single Family
DALLAS                                        TX                        75206          2-4 Family
Houston                                       TX                        77089          PUD
HOUSTON                                       TX                        77067          PUD
Fort Worth                                    TX                        76131          Single Family
Denton                                        TX                        76209          Single Family
Louisville                                    KY                        40210          2-4 Family
Weatherford                                   TX                        76085          Single Family
HOUSTON                                       TX                        77067          PUD
Gunter                                        TX                        75058          2-4 Family
Louisville                                    KY                        40210          2-4 Family
HOUSTON                                       TX                        77067          PUD
Louisville                                    KY                        40210          2-4 Family
Bowling Green                                 KY                        42101          Single Family
DENTON                                        TX                        76205          2-4 Family
Valrico                                       FL                        33594          Single Family
Gahanna                                       OH                        43230          PUD
GILLESPIE                                     IL                        62033          Single Family
Krum                                          TX                        76249          Single Family
WARSAW                                        IL                        62379          Single Family
Sanger                                        TX                        76266          PUD
Cahokia                                       IL                        62206          2-4 Family
Cahokia                                       IL                        62206          2-4 Family
Cahokia                                       IL                        62206          2-4 Family
Stephenville                                  TX                        76401          Single Family
Lewisville                                    TX                        75057          Single Family
Little Elm                                    TX                        75068          PUD
Itasca                                        TX                        76055          Single Family
Alvarado                                      TX                        76009          Single Family
NORWALK                                       CA                        90650          Single Family
burlingame                                    CA                        94010          Single Family
Chattanooga                                   TN                        37406          Single Family
Cumming                                       GA                        30040          PUD
Elberta                                       AL                        36530          Single Family
Mt Pleasant                                   SC                        29464          Single Family
Dallas                                        GA                        30157          Single Family
Yulee                                         FL                        32097          PUD
Kennesaw                                      GA                        30144          Single Family
Chelsea                                       AL                        35043          PUD
Atlanta                                       GA                        30337          Single Family
Gainesville                                   GA                        30506          PUD
Gulf Shores                                   AL                        36542          Single Family
RANCHO CUCAMONGA                              CA                        91739          Single Family
APPLE VALLEY                                  CA                        92308          Single Family
BAKERSFIELD                                   CA                        93311          Single Family
ROSEVILLE                                     CA                        95747          Single Family
LANCASTER                                     CA                        93536          Single Family
APPLE VALLEY                                  CA                        92308          PUD
HOUSTON                                       TX                        77090          PUD
DENTON                                        TX                        76210          PUD
JACKSONVILLE                                  FL                        32224          PUD
NORTH LAS VEGAS                               NV                        89084          PUD
LAS VEGAS                                     NV                        89122          PUD
NAPLES                                        FL                        34114          PUD
ORLANDO                                       FL                        32828          Single Family
NORTH LAS VEGAS                               NV                        89084          PUD
RIVERVIEW                                     FL                        33569          PUD
JACKSONVILLE                                  FL                        32258          Condominium
LAS VEGAS                                     NV                        89131          PUD
Caldwell                                      ID                        83605          2-4 Family
Muskogee                                      OK                        74403          2-4 Family
Caldwell                                      ID                        83605          Single Family
Colorado Springs                              CO                        80919          Single Family
WEST JORDAN                                   UT                        84088          Single Family
COLORADO SPRINGS                              CO                        80915          Single Family
WEST VALLEY CITY                              UT                        84120          Single Family
SAINT GEORGE                                  UT                        84770          Single Family
Roosevelt                                     UT                        84066          Single Family
Aurora                                        CO                        80010          Single Family
EAGLE MOUNTAIN                                UT                        84043          PUD
Norwich                                       CT                        06360          2-4 Family
Temecula                                      CA                        92592          PUD
Murrieta                                      CA                        92562          PUD
Murrieta                                      CA                        92562          Single Family
SPRINGFIELD                                   MA                        01105          Single Family
SOUTHBRIDGE                                   MA                        01550          2-4 Family
MANCHESTER                                    NH                        03103          Condominium
Lebanon                                       TN                        37087          2-4 Family
Roseville                                     MI                        48066          Single Family
Westminster                                   CO                        80031          Single Family
Norcross                                      GA                        30093          Single Family
Henryetta                                     OK                        74437          Single Family
Wichita                                       KS                        67219          Single Family
Humble                                        TX                        77346          Single Family
Detroit                                       MI                        48238          2-4 Family
Williamsburg                                  VA                        23185          Single Family
Columbia                                      SC                        29203          Single Family
Canton                                        GA                        30114          Single Family
Garland                                       TX                        75043          Single Family
Newark                                        NJ                        07103          2-4 Family
Littleton                                     CO                        80125          PUD
Santa Monica                                  CA                        90402          CO-OP
SCOTTSDALE                                    AZ                        85260          Single Family
COLUMBIA                                      TN                        38401          Single Family
THOUSAND OAKS                                 CA                        91362          Condominium
Chino                                         CA                        91710          Single Family
Apple Valley                                  CA                        92307          Single Family
TUSTIN                                        CA                        92782          Condominium
APPLE VALLEY                                  CA                        92308          Single Family
APPLE VALLEY                                  CA                        92307          Single Family
PLEASANT HILL                                 CA                        94523          Single Family
QUARTZ HILL ARE                               CA                        93536          Single Family
LOS ANGELES                                   CA                        90002          Single Family
Williamsburg                                  VA                        23185          PUD
Ft Washington                                 MD                        20744          PUD
Lynchburg                                     VA                        24502          Single Family
College Park                                  GA                        30349          PUD
College Park                                  GA                        30349          PUD
Monroe                                        GA                        30656          Single Family
Marietta                                      GA                        30008          Single Family
Union City                                    GA                        30291          PUD
Phoenix                                       AZ                        85012          2-4 Family
El Mirage                                     AZ                        85335          PUD
Show Low                                      AZ                        85901          Single Family
North Las Vegas                               NV                        89030          Single Family
Colorado Springs                              CO                        80909          2-4 Family
Shawnee                                       OK                        74801          Single Family
Shawnee                                       OK                        74801          Single Family
Long Beach                                    WA                        98631          Single Family
Fort Worth                                    TX                        76119          Single Family
Federal Way                                   WA                        98003          Single Family
ALBUQUERQUE                                   NM                        87114          Single Family
PHOENIX                                       AZ                        85020          Single Family
SCOTTSDALE                                    AZ                        85257          PUD
SAN LUIS                                      AZ                        85349          Single Family
PHOENIX                                       AZ                        85037          Single Family
Glendale                                      AZ                        85304          Single Family
Phoenix                                       AZ                        85051          Condominium
QUEEN CREEK                                   AZ                        85242          PUD
Albuquerque                                   NM                        87114          PUD
ALBUQUERQUE                                   NM                        87114          PUD
Salisbury                                     NC                        28144          2-4 Family
Winston Salem                                 NC                        27105          2-4 Family
Winston Salem                                 NC                        27105          Single Family
Conyers                                       GA                        30013          PUD
Winston                                       GA                        30187          Single Family
Winston Salem                                 NC                        27105          Single Family
Hoschton                                      GA                        30548          PUD
Mckinney                                      TX                        75071          Single Family
Allen                                         TX                        75013          PUD
Arlington                                     TX                        76002          Single Family
Mckinney                                      TX                        75070          Single Family
Lewisville                                    TX                        75057          Townhouse
Kimberly                                      AL                        35091          Single Family
Kiawah Island                                 SC                        29455          Condominium
CONYERS                                       GA                        30094          Single Family
BRUNSWICK                                     GA                        31523          PUD
COLUMBUS                                      GA                        31903          Single Family
KISSIMMEE                                     FL                        34741          Single Family
ORLANDO                                       FL                        32810          PUD
CHARLOTTE                                     NC                        28262          Single Family
WAYCROSS                                      GA                        31501          Single Family
CHARLOTTE                                     NC                        28212          Single Family
PITTSBURGH                                    PA                        15202          Single Family
ORLANDO                                       FL                        32807          Single Family
JACKSONVILLE                                  FL                        32244          PUD
GOOSE CREEK                                   SC                        29445          Townhouse
SATELLITE BEACH                               FL                        32937          Single Family
TAMPA                                         FL                        33618          PUD
DUMFRIES                                      VA                        22026          PUD
BOYCE                                         VA                        22620          Single Family
WEST PALM BEACH                               FL                        33406          Single Family
OGDEN                                         UT                        84403          Condominium
FAIRFAX STATION                               VA                        22039          Single Family
SAGINAW                                       MI                        48601          2-4 Family
PEORIA                                        AZ                        85345          Single Family
KISSIMMEE                                     FL                        34743          Single Family
WAXHAW                                        NC                        28173          Single Family
SCOTTSDALE                                    AZ                        85262          Single Family
NORTH PORT                                    FL                        34286          Single Family
JASPER                                        GA                        30143          Single Family
STATESBORO                                    GA                        30458          Single Family
TAMPA                                         FL                        33610          Single Family
BOULDER                                       CO                        80302          Single Family
ORLANDO                                       FL                        32837          PUD
NAPLES                                        FL                        34120          PUD
Dover                                         FL                        33527          Single Family
ORLANDO                                       FL                        32837          PUD
Fitzgerald                                    GA                        31750          Single Family
ORLANDO                                       FL                        32801          Hi-Rise Condo
CHARLOTTE                                     NC                        28277          PUD
PALM SPRINGS                                  FL                        33461          PUD
SUGAR HILL                                    GA                        30518          PUD
HARTWELL                                      GA                        30643          Single Family
ORLANDO                                       FL                        32811          Condominium
ALEXANDRIA                                    VA                        22305          Single Family
FREDRICKSBERG                                 VA                        22406          PUD
CAMDEN WYOMING                                DE                        19934          Single Family
LOS ANGELES                                   CA                        91367          Single Family
LAWRENCEVILLE                                 GA                        30043          PUD
PITTSBURGH                                    PA                        15227          Single Family
IRMO                                          SC                        29063          Single Family
KISSIMMEE                                     FL                        34759          PUD
NEWPORT NEWS                                  VA                        23601          PUD
RALEIGH                                       NC                        27609          Single Family
KISSIMMEE                                     FL                        34741          PUD
Miami                                         FL                        33133          Hi-Rise Condo
Warren                                        MI                        48093          Condominium
LANSING                                       MI                        48910          Single Family
Aldan                                         PA                        19018          2-4 Family
Phila                                         PA                        19123          Single Family
Doylestown                                    PA                        18901          Single Family
Lake Harmony                                  PA                        18624          Single Family
Philadelphia                                  PA                        19123          Condominium
Devon                                         PA                        19333          Single Family
Dover                                         DE                        19901          Single Family
Blackwood                                     NJ                        08012          2-4 Family
Bear                                          DE                        19701          PUD
Pleasantville                                 NJ                        08232          2-4 Family
Pleasantville                                 NJ                        08232          Single Family
Marcus Hook                                   PA                        19061          Single Family
Pine Hill                                     NJ                        08021          Condominium
Fort Washington                               PA                        19034          Single Family
Wilmington                                    DE                        19803          Single Family
Philadelphia                                  PA                        19146          2-4 Family
Norristown                                    PA                        19401          2-4 Family
Wilmington                                    DE                        19805          Townhouse
WOOLRICH                                      NJ                        08085          Single Family
Wilmington                                    DE                        19810          PUD
Philadelphia                                  PA                        19103          Condominium
MIRAMAR                                       FL                        33027          PUD
SAN DIEGO                                     CA                        92104          PUD
BELL GARDENS                                  CA                        90201          2-4 Family
GRAND PRAIRIE                                 TX                        75052          PUD
NORFOLK                                       VA                        23513          Townhouse
VIRGINIA BCH                                  VA                        23456          Single Family
JACKSONVILLE                                  FL                        32207          Single Family
ST AUGUSTINE                                  FL                        32084          Single Family
Monticello                                    NY                        12701          Single Family
BALTIMORE                                     MD                        21213          Townhouse
VIRGINIA BEACH                                VA                        23452          Single Family
DAVENPORT                                     IA                        52806          Single Family
ATL                                           GA                        30317          Single Family
Des Moines                                    IA                        50311          2-4 Family
Stafford                                      VA                        22554          Single Family
RICHMOND                                      VA                        23222          Single Family
DECATUR                                       GA                        30034          Single Family
Lenigh                                        FL                        33971          Single Family
CEDAR RAPIDS                                  IA                        52405          2-4 Family
HUXLEY                                        IA                        50124          Townhouse
Middletown                                    NJ                        07748          Condominium
MYRTLE BEACH                                  SC                        29588          PUD
BAYVIEW                                       ID                        83803          Single Family
HOMER GLEN                                    IL                        60491          Single Family
Chicago                                       IL                        60639          2-4 Family
Phoenix                                       AZ                        85035          Single Family
PHOENIX                                       AZ                        85023          Single Family
CHESAPEAKE                                    VA                        23322          Single Family
PETERSBURG                                    VA                        23803          Single Family
NEWPORT NEWS                                  VA                        23607          Single Family
Dallas                                        TX                        75232          Single Family
FORT WORTH                                    TX                        76114          Single Family
Plano                                         TX                        75023          2-4 Family
Plano                                         TX                        75075          Condominium
DALLAS                                        TX                        75287          PUD
PLANO                                         TX                        75025          Single Family
Hilton Head                                   SC                        29928          Townhouse
JERSEY CITY                                   NJ                        07304          Single Family
LAKE WORTH                                    FL                        33463          PUD
FRESNO                                        CA                        93711          Single Family
SAVANNAH                                      GA                        31410          Single Family
DURHAM                                        NC                        27701          2-4 Family
Spring                                        TX                        77373          PUD
GREENSBORO                                    NC                        27407          PUD
TIVERTON                                      RI                        02878          Single Family
CEDAR CITY                                    UT                        84720          2-4 Family
SAVANNAH                                      GA                        31401          Single Family
NORMAN                                        OK                        73069          Single Family
CORCORAN                                      CA                        93212          Single Family
MIDWEST CITY                                  OK                        73110          Single Family
CARY                                          NC                        27513          PUD
CEDAR CITY                                    UT                        84720          2-4 Family
HAWAIIAN GARDENS                              CA                        90716          Condominium
MIDWEST CITY                                  OK                        73110          Single Family
RICHMOND                                      VA                        23223          Single Family
HENDERSON                                     NV                        89074          PUD
CHARLOTTESVILLE                               VA                        22901          Single Family
FORT LAUDERDALE                               FL                        33334          PUD
TOLEDO                                        OH                        43605          2-4 Family
SAVANNAH                                      GA                        31401          Single Family
OKLAHOMA CITY                                 OK                        73119          Single Family
PALM HARBOR                                   FL                        34683          Condominium
DACULA                                        GA                        30019          Single Family
PALATINE                                      IL                        60074          Condominium
GLENDALE HEIGHTS                              IL                        60139          Single Family
CATONSVILLE                                   MD                        21228          Single Family
KERNERSVILLE                                  NC                        27284          Condominium
CHARLOTTE                                     NC                        28208          Single Family
SAVANNAH                                      GA                        31401          Single Family
SAVANNAH                                      GA                        31401          Single Family
SAVANNAH                                      GA                        31401          Single Family
MANASSAS                                      VA                        20110          2-4 Family
NEWBERG                                       OR                        97132          Single Family
SAVANNAH                                      GA                        31405          Single Family
LONG BEACH                                    CA                        90810          Single Family
NEWBERG                                       OR                        97132          Single Family
DILLSBURG                                     PA                        17019          Single Family
DILLSBURG                                     PA                        17019          Single Family
FRANKLINTOWN                                  PA                        17323          Single Family
SAVANNAH                                      GA                        31405          2-4 Family
POMPANO BEACH                                 FL                        33068          Single Family
OKLAHOMA CITY                                 OK                        73112          Single Family
MIDWEST CITY                                  OK                        73110          Single Family
VISALIA                                       CA                        93277          Single Family
DOVER                                         PA                        17315          Single Family
CHICAGO                                       IL                        60620          Single Family
LAUDERHILL                                    FL                        33319          PUD
SEATTLE                                       WA                        98136          Single Family
CABOT                                         AR                        72023          Single Family
KAILUA-KONA                                   HI                        96740          Condominium
BALDWIN PARK                                  CA                        91706          Single Family
FRESNO                                        CA                        93706          Single Family
BELGRADE                                      MT                        59714          Single Family
LANSDOWNE                                     PA                        19050          2-4 Family
SAN ANTONIO                                   TX                        78259          PUD
CHICAGO                                       IL                        60636          Single Family
CHINO HILLS                                   CA                        91709          Single Family
LINCOLN CITY                                  OR                        97367          Single Family
LEAGUE CITY                                   TX                        77573          Condominium
VANCOUVER                                     WA                        98662          Single Family
INDIANAPOLIS                                  IN                        46268          Single Family
BELTSVILLE                                    MD                        20705          Single Family
FT THOMAS                                     KY                        41075          Single Family
NASHUA                                        NH                        03060          2-4 Family
ELFRIDA                                       AZ                        85617          Single Family
HOUSTON                                       TX                        77057          Condominium
GLENDALE                                      NY                        11385          2-4 Family
APPLE VALLEY                                  CA                        92308          Single Family
SUN CITY                                      CA                        92585          PUD
CONCORD                                       NC                        28025          PUD

CITY1                                         CURRENT_GROSS                    SERV_FEE                LPMI              MSERV
                                              _COUPON
-----------------------------------------------------------------------------------------------------------------------------------
HIALEAH                                                        6.7500                  0.2500            0.0000             0.0085
MCCLOUD                                                        7.1250                  0.2500            0.0000             0.0085
BETHESDA                                                       6.8750                  0.2500            0.0000             0.0085
Seymour                                                        8.7500                  0.2500            0.0000             0.0085
ARVADA                                                         6.5000                  0.2500            0.0000             0.0085
GARDEN CITY                                                    7.8750                  0.2500            0.0000             0.0085
CICERO                                                         6.8750                  0.2500            0.0000             0.0085
NORTH LAS VEGAS                                                6.8750                  0.2500            0.0000             0.0085
GLEN ALLEN                                                     6.5000                  0.2500            0.0000             0.0085
HAMPTON                                                        6.8750                  0.2500            0.0000             0.0085
HICKORY CREEK                                                  6.5000                  0.2500            0.0000             0.0085
MIDDLEBURG                                                     7.5000                  0.2500            0.0000             0.0085
SACRAMENTO                                                     6.0000                  0.2500            0.0000             0.0085
ASHBURN                                                        6.1250                  0.2500            0.0000             0.0085
PORTLAND                                                       5.8750                  0.2500            0.0000             0.0085
SURPRISE                                                       7.2500                  0.2500            0.0000             0.0085
MIDLAND                                                        6.8750                  0.2500            0.0000             0.0085
PORTLAND                                                       7.2500                  0.2500            0.0000             0.0085
Holly Springs                                                  6.5000                  0.2500            0.0000             0.0085
MONROE                                                         6.7500                  0.2500            0.0000             0.0085
Edison                                                         6.3750                  0.2500            0.0000             0.0085
ALLEN                                                          6.0000                  0.2500            0.0000             0.0085
PAINESVILLE                                                    7.3750                  0.2500            0.0000             0.0085
NEWBERG                                                        6.7500                  0.2500            0.0000             0.0085
GOOSE CREEK                                                    7.2500                  0.2500            0.0000             0.0085
PLANTATION                                                     6.7500                  0.2500            0.0000             0.0085
RALEIGH                                                        7.6250                  0.2500            0.0000             0.0085
MARICOPA                                                       6.1250                  0.2500            0.0000             0.0085
MOUNTAIN TOP                                                   7.5000                  0.2500            0.0000             0.0085
BOISE                                                          6.8750                  0.2500            0.0000             0.0085
ALBANY                                                         6.7500                  0.2500            0.0000             0.0085
BIRMINGHAM                                                     7.5000                  0.2500            0.0000             0.0085
BROOKLYN                                                       7.7500                  0.2500            0.0000             0.0085
WARREN                                                         8.1250                  0.2500            0.0000             0.0085
Ridgeland                                                      6.7500                  0.2500            0.0000             0.0085
MONROE                                                         6.8750                  0.2500            0.0000             0.0085
AVONDALE                                                       7.5000                  0.2500            0.0000             0.0085
MONROE                                                         7.2500                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    7.7500                  0.2500            0.0000             0.0085
SPARTANBURG                                                    7.5000                  0.2500            0.0000             0.0085
Crown Point                                                    8.5000                  0.2500            0.0000             0.0085
Nicholasville                                                  7.5000                  0.2500            0.0000             0.0085
Auburn                                                         9.5000                  0.2500            0.0000             0.0085
Auburn                                                         8.8750                  0.2500            0.0000             0.0085
CHESAPEAKE BEACH                                               6.8750                  0.2500            0.0000             0.0085
WASHINGTON                                                     7.2500                  0.2500            0.0000             0.0085
MIAMI                                                          6.8750                  0.2500            0.0000             0.0085
WELLINGTON                                                     8.3750                  0.2500            0.0000             0.0085
HOUSTON                                                        6.5000                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.7500                  0.2500            0.0000             0.0085
HAYDEN LAKE                                                    7.5000                  0.2500            0.0000             0.0085
Eatontown                                                      6.5000                  0.2500            0.0000             0.0085
FAIRFAX                                                        6.8750                  0.2500            0.0000             0.0085
SIMPSONVILLE                                                   6.6250                  0.2500            0.0000             0.0085
Las Cruces                                                     7.1250                  0.2500            0.0000             0.0085
TOLEDO                                                         7.1250                  0.2500            0.0000             0.0085
Seaside Heights                                                7.6250                  0.2500            0.0000             0.0085
OLD ORCHARD BEACH                                              6.8750                  0.2500            0.0000             0.0085
LEXINGTON PARK                                                 8.2500                  0.2500            0.0000             0.0085
ROCKVILLE                                                      6.8750                  0.2500            0.0000             0.0085
RICHMOND                                                       7.0000                  0.2500            0.0000             0.0085
Paterson                                                       7.2500                  0.2500            0.0000             0.0085
HARRISBURG                                                     6.1250                  0.2500            0.0000             0.0085
COLORADO SPRINGS                                               7.6250                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    8.0000                  0.2500            0.0000             0.0085
ERIE                                                           8.1250                  0.2500            0.0000             0.0085
HAWLEY                                                         8.0000                  0.2500            0.0000             0.0085
ORLANDO                                                        7.8750                  0.2500            0.0000             0.0085
SAFETY HARBOR                                                  7.6250                  0.2500            0.0000             0.0085
Trenton                                                        8.3750                  0.2500            0.0000             0.0085
KALAMAZOO                                                      6.5000                  0.2500            0.0000             0.0085
RIO RANCHO                                                     7.6250                  0.2500            0.0000             0.0085
CHICAGO                                                        7.1250                  0.2500            0.0000             0.0085
SILVERTON                                                      6.6250                  0.2500            0.0000             0.0085
EAST HAMPTON                                                   6.8750                  0.2500            0.0000             0.0085
PIEDMONT                                                       7.6250                  0.2500            0.0000             0.0085
AKRON                                                          7.5000                  0.2500            0.0000             0.0085
CHICAGO                                                        7.1250                  0.2500            0.0000             0.0085
HOUSTON                                                        6.8750                  0.2500            0.0000             0.0085
CYPRESS                                                        8.5000                  0.2500            0.0000             0.0085
BARTLETT                                                       7.5000                  0.2500            0.0000             0.0085
SALT LAKE CITY                                                 6.7500                  0.2500            0.0000             0.0085
INDIANAPOLIS                                                   8.7500                  0.2500            0.0000             0.0085
WACO                                                           8.5000                  0.2500            0.0000             0.0085
WINTER PARK                                                    7.1250                  0.2500            0.0000             0.0085
SALEM                                                          7.0000                  0.2500            0.0000             0.0085
TAMPA                                                          6.7500                  0.2500            0.0000             0.0085
LAKE CITY                                                      7.5000                  0.2500            0.0000             0.0085
MOUNT PLEASANT                                                 6.7500                  0.2500            0.0000             0.0085
TAKOMA PARK                                                    6.8750                  0.2500            0.0000             0.0085
GARDNER                                                        7.2500                  0.2500            0.0000             0.0085
SYRACUSE                                                       8.1250                  0.2500            0.0000             0.0085
WASHINGTON                                                     6.3750                  0.2500            0.0000             0.0085
MUKILTEO                                                       6.6250                  0.2500            0.0000             0.0085
CHICAGO                                                        7.5000                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.7500                  0.2500            0.0000             0.0085
BRIARWOOD                                                      7.2500                  0.2500            0.0000             0.0085
WACO                                                           8.5000                  0.2500            0.0000             0.0085
BRANDON                                                        8.1250                  0.2500            0.0000             0.0085
LOUISVILLE                                                     8.7500                  0.2500            0.0000             0.0085
MARGATE                                                        7.8750                  0.2500            0.0000             0.0085
SYRACUSE                                                       8.6250                  0.2500            0.0000             0.0085
Louisville                                                     8.0000                  0.2500            0.0000             0.0085
MESA                                                           8.0000                  0.2500            0.0000             0.0085
CHICAGO                                                        8.5000                  0.2500            0.0000             0.0085
VIRGINIA BEACH                                                 8.7500                  0.2500            0.0000             0.0085
LOS BANOS                                                      6.8750                  0.2500            0.0000             0.0085
ORANGE PARK                                                    7.5000                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.8750                  0.2500            0.0000             0.0085
CLEVELAND                                                      8.3750                  0.2500            0.0000             0.0085
COTTAGE GROVE                                                  6.6250                  0.2500            0.0000             0.0085
TWIN FALLS                                                     6.7500                  0.2500            0.0000             0.0085
CHANTILLY                                                      6.7500                  0.2500            0.0000             0.0085
BOURBONNAIS                                                    7.8750                  0.2500            0.0000             0.0085
PASADENA                                                       8.5000                  0.2500            0.0000             0.0085
CHICAGO                                                        7.6250                  0.2500            0.0000             0.0085
DRAPER                                                         8.1250                  0.2500            0.0000             0.0085
CHICAGO                                                        8.5000                  0.2500            0.0000             0.0085
CINCINNATI                                                     7.6250                  0.2500            0.0000             0.0085
PLAINFIELD                                                     6.8750                  0.2500            0.0000             0.0085
BOILING SPRINGS                                                6.6250                  0.2500            0.0000             0.0085
Delhi                                                          8.1250                  0.2500            0.0000             0.0085
Montebello                                                     7.5000                  0.2500            0.0000             0.0085
CLEVELAND                                                      8.6250                  0.2500            0.0000             0.0085
DENVER                                                         7.3750                  0.2500            0.0000             0.0085
GARDEN VALLEY                                                  9.1250                  0.2500            0.0000             0.0085
CHICAGO                                                        7.7500                  0.2500            0.0000             0.0085
PEMBROKE PINES                                                 9.7500                  0.2500            0.0000             0.0085
BURKE                                                          8.0000                  0.2500            0.0000             0.0085
NASHVILLE                                                      7.3750                  0.2500            0.0000             0.0085
GARFIELD HEIGHTS                                               8.6250                  0.2500            0.0000             0.0085
CAPE CORAL                                                     6.8750                  0.2500            0.0000             0.0085
Hendersonville                                                 7.7500                  0.2500            0.0000             0.0085
EVERETT                                                        7.6250                  0.2500            0.0000             0.0085
SILVER SPRING                                                  7.1250                  0.2500            0.0000             0.0085
OVIEDO                                                         7.8750                  0.2500            0.0000             0.0085
JOHNSTON                                                       7.0000                  0.2500            0.0000             0.0085
PORTLAND                                                       7.2500                  0.2500            0.0000             0.0085
BROOKLYN                                                       8.0000                  0.2500            0.0000             0.0085
PEORIA                                                         7.7500                  0.2500            0.0000             0.0085
PANAMA CITY BEACH                                              8.2500                  0.2500            0.0000             0.0085
CHESTER                                                        6.0000                  0.2500            0.0000             0.0085
DETROIT                                                        7.8750                  0.2500            0.0000             0.0085
Charlotte                                                      6.5000                  0.2500            0.0000             0.0085
FORT LAUDERDALE                                                7.8750                  0.2500            0.0000             0.0085
MESA                                                           7.5000                  0.2500            0.0000             0.0085
DANBURY                                                        8.5000                  0.2500            0.0000             0.0085
MARRERO                                                        7.6250                  0.2500            0.0000             0.0085
Indianapolis                                                   8.3750                  0.2500            0.0000             0.0085
HYATTSVILLE                                                    7.7500                  0.2500            0.0000             0.0085
Louisville                                                     8.8750                  0.2500            0.0000             0.0085
LOUISVILLE                                                     6.8750                  0.2500            0.0000             0.0085
LINCOLNTON                                                     6.8750                  0.2500            0.0000             0.0085
Lawrenceville                                                  6.8750                  0.2500            0.0000             0.0085
SANGER                                                         8.0000                  0.2500            0.0000             0.0085
PHOENIX                                                        8.0000                  0.2500            0.0000             0.0085
STERLING HEIGHTS                                               6.6250                  0.2500            0.0000             0.0085
ABINGDON                                                       6.5000                  0.2500            0.0000             0.0085
GERMANTOWN                                                     6.5000                  0.2500            0.0000             0.0085
AURORA                                                         8.5000                  0.2500            0.0000             0.0085
TUCSON                                                         6.8750                  0.2500            0.0000             0.0085
Lafayette                                                      8.1250                  0.2500            0.0000             0.0085
MESA                                                           6.7500                  0.2500            0.0000             0.0085
WINTER HAVEN                                                   8.0000                  0.2500            0.0000             0.0085
NORCROSS                                                       7.8750                  0.2500            0.0000             0.0085
KAWKAWLIN                                                      6.8750                  0.2500            0.0000             0.0085
CORONA                                                         8.0000                  0.2500            0.0000             0.0085
GRAVETTE                                                       7.7500                  0.2500            0.0000             0.0085
Charlotte                                                      7.0000                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    7.3750                  0.2500            0.0000             0.0085
CHANDLER                                                       6.6250                  0.2500            0.0000             0.0085
BURTON                                                         7.6250                  0.2500            0.0000             0.0085
STREAMWOOD                                                     8.1250                  0.2500            0.0000             0.0085
MECHANICSBURG                                                  7.5000                  0.2500            0.0000             0.0085
OAKLAND                                                        6.2500                  0.2500            0.0000             0.0085
LAKE WORTH                                                     7.3750                  0.2500            0.0000             0.0085
SAINT LOUIS                                                    8.3750                  0.2500            0.0000             0.0085
FORT LAUDERDALE                                                8.5000                  0.2500            0.0000             0.0085
Flowery Branch                                                 7.2500                  0.2500            0.0000             0.0085
MIAMI BEACH                                                    7.6250                  0.2500            0.0000             0.0085
Brooklyn                                                       8.5000                  0.2500            0.0000             0.0085
ATLANTIC BEACH                                                 8.0000                  0.2500            0.0000             0.0085
DETROIT                                                        8.3750                  0.2500            0.0000             0.0085
SAINT LOUIS                                                    8.5000                  0.2500            0.0000             0.0085
PANAMA CITY                                                    8.5000                  0.2500            0.0000             0.0085
COLUMBUS                                                       7.8750                  0.2500            0.0000             0.0085
Garner                                                         7.2500                  0.2500            0.0000             0.0085
STOCKTON                                                       6.3750                  0.2500            0.0000             0.0085
PANAMA CITY BEACH                                              7.5000                  0.2500            0.0000             0.0085
DETROIT                                                        8.5000                  0.2500            0.0000             0.0085
NAPLES                                                         8.5000                  0.2500            0.0000             0.0085
AURORA                                                         7.6250                  0.2500            0.0000             0.0085
WOODBRIDGE                                                     8.1250                  0.2500            0.0000             0.0085
PORT SAINT LUCIE                                               8.5000                  0.2500            0.0000             0.0085
Newark                                                         8.7500                  0.2500            0.0000             0.0085
SCOTTSDALE                                                     6.6250                  0.2500            0.0000             0.0085
GRANDVIEW                                                      9.5000                  0.2500            0.0000             0.0085
GARNER                                                         7.0000                  0.2500            0.0000             0.0085
PHOENIX                                                        6.8750                  0.2500            0.0000             0.0085
ORLANDO                                                        7.3750                  0.2500            0.0000             0.0085
MOORE                                                          6.8750                  0.2500            0.0000             0.0085
OCOEE                                                          8.2500                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.3750                  0.2500            0.0000             0.0085
WACO                                                           8.5000                  0.2500            0.0000             0.0085
TAMPA                                                          8.2500                  0.2500            0.0000             0.0085
PROVIDENCE                                                     8.5000                  0.2500            0.0000             0.0085
CHICAGO                                                        8.1250                  0.2500            0.0000             0.0085
Raleigh                                                        6.5000                  0.2500            0.0000             0.0085
PAHRUMP                                                        7.3750                  0.2500            0.0000             0.0085
JOHNSON CITY                                                   8.1250                  0.2500            0.0000             0.0085
ROCHESTER                                                      7.6250                  0.2500            0.0000             0.0085
KENOSHA                                                        7.5000                  0.2500            0.0000             0.0085
DAVIS                                                          7.7500                  0.2500            0.0000             0.0085
CHICAGO                                                        9.5000                  0.2500            0.0000             0.0085
BURBANK                                                        8.6250                  0.2500            0.0000             0.0085
SALEM                                                          7.5000                  0.2500            0.0000             0.0085
FLAGSTAFF                                                      8.5000                  0.2500            0.0000             0.0085
SILVER SPRING                                                  7.0000                  0.2500            0.0000             0.0085
SOUTH PADRE ISLAND                                             7.8750                  0.2500            0.0000             0.0085
TAMPA                                                          8.5000                  0.2500            0.0000             0.0085
Hyde Park                                                      7.0000                  0.2500            0.0000             0.0085
LAKELAND                                                       8.1250                  0.2500            0.0000             0.0085
LONGMONT                                                       7.7500                  0.2500            0.0000             0.0085
WOODBRIDGE                                                     8.3750                  0.2500            0.0000             0.0085
NORTH CHARLESTON                                               6.7500                  0.2500            0.0000             0.0085
STEVENSVILLE                                                   7.3750                  0.2500            0.0000             0.0085
LADSON                                                         8.7500                  0.2500            0.0000             0.0085
BROUSSARD                                                      7.5000                  0.2500            0.0000             0.0085
GERMANTOWN                                                     7.8750                  0.2500            0.0000             0.0085
VISTA                                                          7.5000                  0.2500            0.0000             0.0085
MAPLE GLEN                                                     8.5000                  0.2500            0.0000             0.0085
VISALIA                                                        8.3750                  0.2500            0.0000             0.0085
SAINT JOSEPH                                                   8.0000                  0.2500            0.0000             0.0085
TAMPA                                                          7.3750                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.8750                  0.2500            0.0000             0.0085
POMPANO BEACH                                                  7.7500                  0.2500            0.0000             0.0085
CARSON                                                         6.5000                  0.2500            0.0000             0.0085
NORFOLK                                                        5.8750                  0.2500            0.0000             0.0085
STAFFORD                                                       6.6250                  0.2500            0.0000             0.0085
PHILADELPHIA                                                   6.5000                  0.2500            0.0000             0.0085
KISSIMMEE                                                      7.8750                  0.2500            0.0000             0.0085
DAYTON                                                         8.2500                  0.2500            0.0000             0.0085
CHANDLER                                                       8.0000                  0.2500            0.0000             0.0085
KENNESAW                                                       7.2500                  0.2500            0.0000             0.0085
CHICAGO                                                        7.7500                  0.2500            0.0000             0.0085
POQUOSON                                                       7.7500                  0.2500            0.0000             0.0085
STERLING                                                       7.0000                  0.2500            0.0000             0.0085
BROOKLYN                                                       8.3750                  0.2500            0.0000             0.0085
CINCINNATI                                                     7.8750                  0.2500            0.0000             0.0085
PASCO                                                          7.2500                  0.2500            0.0000             0.0085
ELGIN                                                          7.3750                  0.2500            0.0000             0.0085
MISSOULA                                                       7.6250                  0.2500            0.0000             0.0085
Pikeville                                                      7.5000                  0.2500            0.0000             0.0085
LEWISVILLE                                                     7.8750                  0.2500            0.0000             0.0085
WEST WARWICK                                                   7.5000                  0.2500            0.0000             0.0085
Passaic                                                        8.1250                  0.2500            0.0000             0.0085
LAND O LAKES                                                   6.7500                  0.2500            0.0000             0.0085
CARSON CITY                                                    7.7500                  0.2500            0.0000             0.0085
EASLEY                                                         7.8750                  0.2500            0.0000             0.0085
SPRING HILL                                                    8.5000                  0.2500            0.0000             0.0085
DEERFIELD BEACH                                                7.6250                  0.2500            0.0000             0.0085
CLARKSTON                                                      7.6250                  0.2500            0.0000             0.0085
SLIDELL                                                        7.1250                  0.2500            0.0000             0.0085
NASHUA                                                         7.5000                  0.2500            0.0000             0.0085
LAS VEGAS                                                      8.7500                  0.2500            0.0000             0.0085
CHICAGO                                                        7.5000                  0.2500            0.0000             0.0085
Alameda                                                        6.6250                  0.2500            0.0000             0.0085
Bloomfield                                                     7.8750                  0.2500            0.0000             0.0085
DETROIT                                                        7.5000                  0.2500            0.0000             0.0085
MIDDLETOWN                                                     6.3750                  0.2500            0.0000             0.0085
GREENVILLE                                                     8.7500                  0.2500            0.0000             0.0085
REYNOLDSBURG                                                   6.5000                  0.2500            0.0000             0.0085
CANTON                                                         6.8750                  0.2500            0.0000             0.0085
SUN CITY WEST                                                  8.2500                  0.2500            0.0000             0.0085
BAKERSFIELD                                                    6.6250                  0.2500            0.0000             0.0085
CHICKASAW                                                      9.1250                  0.2500            0.0000             0.0085
TAMPA                                                          8.5000                  0.2500            0.0000             0.0085
ROCHESTER                                                      8.1250                  0.2500            0.0000             0.0085
Greensboro                                                     8.0000                  0.2500            0.0000             0.0085
Albuquerque                                                    8.7500                  0.2500            0.0000             0.0085
MARICOPA                                                       8.5000                  0.2500            0.0000             0.0085
OVIEDO                                                         7.7500                  0.2500            0.0000             0.0085
CHICAGO                                                        7.3750                  0.2500            0.0000             0.0085
South Plainfield                                               7.6250                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.7500                  0.2500            0.0000             0.0085
LOS ANGELES                                                    7.1250                  0.2500            0.0000             0.0085
NORTH WEBSTER                                                  8.0000                  0.2500            0.0000             0.0085
INDIO                                                          6.7500                  0.2500            0.0000             0.0085
HENDERSON                                                      8.2500                  0.2500            0.0000             0.0085
SPRINGDALE                                                     7.5000                  0.2500            0.0000             0.0085
BROOKLYN                                                       8.2500                  0.2500            0.0000             0.0085
SPRINGFIELD                                                    8.1250                  0.2500            0.0000             0.0085
CLINTON                                                        7.8750                  0.2500            0.0000             0.0085
Hampton                                                        8.0000                  0.2500            0.0000             0.0085
Wendell                                                        6.5000                  0.2500            0.0000             0.0085
CLINTON                                                        6.5000                  0.2500            0.0000             0.0085
SAINT PETERSBURG                                               6.7500                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   8.0000                  0.2500            0.0000             0.0085
Louisville                                                     7.6250                  0.2500            0.0000             0.0085
SUMMERVILLE                                                    7.5000                  0.2500            0.0000             0.0085
Newburgh                                                       7.8750                  0.2500            0.0000             0.0085
SYRACUSE                                                       7.8750                  0.2500            0.0000             0.0085
SYRACUSE                                                       7.8750                  0.2500            0.0000             0.0085
TOPEKA                                                         7.3750                  0.2500            0.0000             0.0085
EVANSTON                                                       6.8750                  0.2500            0.0000             0.0085
SILVER SPRING                                                  8.3750                  0.2500            0.0000             0.0085
BRONX                                                          8.5000                  0.2500            0.0000             0.0085
PARKLAND                                                       8.5000                  0.2500            0.0000             0.0085
Louisville                                                     8.1250                  0.2500            0.0000             0.0085
WOONSOCKET                                                     6.8750                  0.2500            0.0000             0.0085
Waxhaw                                                         6.8750                  0.2500            0.0000             0.0085
AUBURN                                                         7.2500                  0.2500            0.0000             0.0085
CAMDEN                                                         7.7500                  0.2500            0.0000             0.0085
BELTSVILLE                                                     6.7500                  0.2500            0.0000             0.0085
CHICAGO                                                        8.1250                  0.2500            0.0000             0.0085
PHOENIXVILLE                                                   8.5000                  0.2500            0.0000             0.0085
MIAMI                                                          8.5000                  0.2500            0.0000             0.0085
VALLEJO                                                        7.3750                  0.2500            0.0000             0.0085
SPRINGFIELD                                                    9.5000                  0.2500            0.0000             0.0085
LARGO                                                          7.5000                  0.2500            0.0000             0.0085
PORT TOBACCO                                                   7.3750                  0.2500            0.0000             0.0085
HIALEAH                                                        7.0000                  0.2500            0.0000             0.0085
MORENO VALLEY                                                  6.3750                  0.2500            0.0000             0.0085
CHICAGO                                                        7.7500                  0.2500            0.0000             0.0085
Worcester                                                      5.6250                  0.2500            0.0000             0.0085
PEORIA                                                         6.8750                  0.2500            0.0000             0.0085
DETROIT                                                        6.3750                  0.2500            0.0000             0.0085
COLUMBUS                                                       9.7500                  0.2500            0.0000             0.0085
BIRCHRUNVILLE                                                  7.2500                  0.2500            0.0000             0.0085
OAKTON                                                         6.1250                  0.2500            0.0000             0.0085
Newark                                                         7.3750                  0.2500            0.0000             0.0085
Atlanta                                                        7.5000                  0.2500            0.0000             0.0085
ROCHESTER                                                      6.6250                  0.2500            0.0000             0.0085
ROCHESTER                                                      6.6250                  0.2500            0.0000             0.0085
BROWNS VALLEY                                                  6.2500                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    8.5000                  0.2500            0.0000             0.0085
DENVER                                                         6.8750                  0.2500            0.0000             0.0085
MAGNOLIA                                                       6.7500                  0.2500            0.0000             0.0085
HENDERSON                                                      6.3750                  0.2500            0.0000             0.0085
MISSION                                                        7.2500                  0.2500            0.0000             0.0085
Lawrenceville                                                  7.7500                  0.2500            0.0000             0.0085
Beverly                                                        6.6250                  0.2500            0.0000             0.0085
HOUSTON                                                        6.7500                  0.2500            0.0000             0.0085
PALM BAY                                                       8.5000                  0.2500            0.0000             0.0085
WASHINGTON                                                     7.1250                  0.2500            0.0000             0.0085
GARLAND                                                        6.2500                  0.2500            0.0000             0.0085
GARLAND                                                        6.2500                  0.2500            0.0000             0.0085
GARLAND                                                        6.2500                  0.2500            0.0000             0.0085
PORT SAINT LUCIE                                               8.1250                  0.2500            0.0000             0.0085
WYANDANCH                                                      7.1250                  0.2500            0.0000             0.0085
CERES                                                          6.3750                  0.2500            0.0000             0.0085
DESERT HILLS                                                   8.1250                  0.2500            0.0000             0.0085
Nantucket                                                      6.7500                  0.2500            0.0000             0.0085
West Springfield                                               7.7500                  0.2500            0.0000             0.0085
PHILADELPHIA                                                   6.8750                  0.2500            0.0000             0.0085
LIVERPOOL                                                      7.6250                  0.2500            0.0000             0.0085
BOSTON                                                         7.8750                  0.2500            0.0000             0.0085
ORLANDO                                                        6.8750                  0.2500            0.0000             0.0085
PHOENIX                                                        7.6250                  0.2500            0.0000             0.0085
MARCO ISLAND                                                   8.5000                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.5000                  0.2500            0.0000             0.0085
TAMPA                                                          6.7500                  0.2500            0.0000             0.0085
THE DALLES                                                     6.2500                  0.2500            0.0000             0.0085
COLUMBUS                                                       7.1250                  0.2500            0.0000             0.0085
CHICAGO                                                        8.3750                  0.2500            0.0000             0.0085
BEND                                                           7.2500                  0.2500            0.0000             0.0085
CINCINNATI                                                     7.6250                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   6.8750                  0.2500            0.0000             0.0085
Visalia                                                        7.8750                  0.2500            0.0000             0.0085
NAPLES                                                         7.5000                  0.2500            0.0000             0.0085
SUN CITY                                                       6.8750                  0.2500            0.0000             0.0085
SUMMERVILLE                                                    7.3750                  0.2500            0.0000             0.0085
INDIANAPOLIS                                                   8.1250                  0.2500            0.0000             0.0085
DETROIT                                                        8.7500                  0.2500            0.0000             0.0085
COPIAGUE                                                       6.7500                  0.2500            0.0000             0.0085
STUART                                                         7.6250                  0.2500            0.0000             0.0085
LEBANON                                                        7.7500                  0.2500            0.0000             0.0085
ANTHEM                                                         7.6250                  0.2500            0.0000             0.0085
ROYAL PALM BEACH                                               8.0000                  0.2500            0.0000             0.0085
DUMFRIES                                                       8.0000                  0.2500            0.0000             0.0085
CLEVELAND                                                      7.7500                  0.2500            0.0000             0.0085
CHICAGO                                                        7.2500                  0.2500            0.0000             0.0085
BRONX                                                          7.6250                  0.2500            0.0000             0.0085
GLENDALE                                                       6.6250                  0.2500            0.0000             0.0085
MORENO VALLEY                                                  7.2500                  0.2500            0.0000             0.0085
CHESTERFIELD                                                   6.8750                  0.2500            0.0000             0.0085
Newark                                                         7.0000                  0.2500            0.0000             0.0085
SALEM                                                          7.1250                  0.2500            0.0000             0.0085
ANNAPOLIS                                                      6.0000                  0.2500            0.0000             0.0085
WAYNESBORO                                                     6.5000                  0.2500            0.0000             0.0085
Powder Springs                                                 6.8750                  0.2500            0.0000             0.0085
TEMPE                                                          6.8750                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    6.6250                  0.2500            0.0000             0.0085
TAMPA                                                          7.8750                  0.2500            0.0000             0.0085
DELAND                                                         7.5000                  0.2500            0.0000             0.0085
WOODBRIDGE                                                     6.7500                  0.2500            0.0000             0.0085
FALLON                                                         7.1250                  0.2500            0.0000             0.0085
STREAMWOOD                                                     7.5000                  0.2500            0.0000             0.0085
MCLEAN                                                         8.7500                  0.2500            0.0000             0.0085
YORK                                                           8.1250                  0.2500            0.0000             0.0085
VISALIA                                                        8.3750                  0.2500            0.0000             0.0085
MIDVALE                                                        6.7500                  0.2500            0.0000             0.0085
ANDERSON                                                       8.0000                  0.2500            0.0000             0.0085
PROVIDENCE                                                     7.5000                  0.2500            0.0000             0.0085
HOLLYWOOD                                                      8.7500                  0.2500            0.0000             0.0085
BUCKEYE                                                        7.5000                  0.2500            0.0000             0.0085
Charlotte                                                      8.5000                  0.2500            0.0000             0.0085
EASTON                                                         7.5000                  0.2500            0.0000             0.0085
SARASOTA                                                       7.6250                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    7.5000                  0.2500            0.0000             0.0085
LITHIA                                                         8.1250                  0.2500            0.0000             0.0085
FALLON                                                         7.1250                  0.2500            0.0000             0.0085
Louisville                                                     8.5000                  0.2500            0.0000             0.0085
PORTLAND                                                       6.8750                  0.2500            0.0000             0.0085
RIVIERA BEACH                                                  7.5000                  0.2500            0.0000             0.0085
CHICAGO                                                        8.0000                  0.2500            0.0000             0.0085
CHICAGO                                                        7.8750                  0.2500            0.0000             0.0085
COATESVILLE                                                    6.8750                  0.2500            0.0000             0.0085
GREENFIELD                                                     7.2500                  0.2500            0.0000             0.0085
KNOXVILLE                                                      6.7500                  0.2500            0.0000             0.0085
SEVERN                                                         5.8750                  0.2500            0.0000             0.0085
CITRUS HEIGHTS                                                 7.5000                  0.2500            0.0000             0.0085
BOWIE                                                          8.1250                  0.2500            0.0000             0.0085
BRONX                                                          6.8750                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    8.1250                  0.2500            0.0000             0.0085
BALTIMORE                                                      8.5000                  0.2500            0.0000             0.0085
JOHNSTON                                                       8.1250                  0.2500            0.0000             0.0085
PROVIDENCE                                                     8.0000                  0.2500            0.0000             0.0085
EDGEWATER                                                      6.5000                  0.2500            0.0000             0.0085
SILVER SPRING                                                  7.7500                  0.2500            0.0000             0.0085
Provo                                                          7.6250                  0.2500            0.0000             0.0085
LACEY                                                          7.7500                  0.2500            0.0000             0.0085
roxboro                                                        6.2500                  0.2500            0.0000             0.0085
COCKEYSVILLE                                                   6.0000                  0.2500            0.0000             0.0085
GERMANTOWN                                                     7.1250                  0.2500            0.0000             0.0085
NEILTON                                                        7.0000                  0.2500            0.0000             0.0085
COLUMBIA                                                       8.1250                  0.2500            0.0000             0.0085
HAZEL CREST                                                    8.1250                  0.2500            0.0000             0.0085
SIMPSONVILLE                                                   6.6250                  0.2500            0.0000             0.0085
MAYWOOD                                                        6.8750                  0.2500            0.0000             0.0085
LAKE WORTH                                                     6.5000                  0.2500            0.0000             0.0085
SIMPSONVILLE                                                   8.7500                  0.2500            0.0000             0.0085
OGDEN                                                          7.5000                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   6.8750                  0.2500            0.0000             0.0085
VERO BEACH                                                     6.8750                  0.2500            0.0000             0.0085
CASA GRANDE                                                    7.2500                  0.2500            0.0000             0.0085
DANA POINT                                                     6.8750                  0.2500            0.0000             0.0085
SILVER SPRING                                                  7.1250                  0.2500            0.0000             0.0085
LINDENHURST                                                    7.1250                  0.2500            0.0000             0.0085
TAYLOR                                                         7.1250                  0.2500            0.0000             0.0085
LOS ANGELES                                                    7.5000                  0.2500            0.0000             0.0085
MOUNT POCONO                                                   7.3750                  0.2500            0.0000             0.0085
WARWICK                                                        6.8750                  0.2500            0.0000             0.0085
METAMORA                                                       7.8750                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.1250                  0.2500            0.0000             0.0085
FRISCO                                                         7.6250                  0.2500            0.0000             0.0085
PHOENIX                                                        7.7500                  0.2500            0.0000             0.0085
SPARTANBURG                                                    7.3750                  0.2500            0.0000             0.0085
COLUMBUS                                                       6.7500                  0.2500            0.0000             0.0085
SPARTANBURG                                                    8.0000                  0.2500            0.0000             0.0085
TRAVELERS REST                                                 6.3750                  0.2500            0.0000             0.0085
ALSTEAD                                                        7.8750                  0.2500            0.0000             0.0085
SPRING BRANCH                                                  8.5000                  0.2500            0.0000             0.0085
Plainfield                                                     7.1250                  0.2500            0.0000             0.0085
BROOKLYN                                                       6.2500                  0.2500            0.0000             0.0085
PHOENIX                                                        7.7500                  0.2500            0.0000             0.0085
BROOKLYN                                                       6.8750                  0.2500            0.0000             0.0085
CHICAGO                                                        7.5000                  0.2500            0.0000             0.0085
SPRING BRANCH                                                  7.0000                  0.2500            0.0000             0.0085
PHOENIX                                                        7.7500                  0.2500            0.0000             0.0085
PHOENIX                                                        7.2500                  0.2500            0.0000             0.0085
DETROIT                                                        8.1250                  0.2500            0.0000             0.0085
BROOKLYN                                                       8.1250                  0.2500            0.0000             0.0085
WASHINGTON                                                     7.8750                  0.2500            0.0000             0.0085
COVINGTON                                                      6.5000                  0.2500            0.0000             0.0085
PUYALLUP                                                       6.7500                  0.2500            0.0000             0.0085
Apollo Beach                                                   6.7500                  0.2500            0.0000             0.0085
MORENO VALLEY                                                  6.5000                  0.2500            0.0000             0.0085
TREASURE ISLAND                                                8.1250                  0.2500            0.0000             0.0085
MERRITT ISLAND                                                 7.1250                  0.2500            0.0000             0.0085
STERLING                                                       6.2500                  0.2500            0.0000             0.0085
BALTIMORE                                                      8.3750                  0.2500            0.0000             0.0085
Atlanta                                                        8.1250                  0.2500            0.0000             0.0085
DERWOOD                                                        7.6250                  0.2500            0.0000             0.0085
COOPER CITY                                                    7.0000                  0.2500            0.0000             0.0085
MIDLOTHIAN                                                     6.8750                  0.2500            0.0000             0.0085
WALTON                                                         7.7500                  0.2500            0.0000             0.0085
WEST PALM BEACH                                                8.1250                  0.2500            0.0000             0.0085
JOLIET                                                         7.2500                  0.2500            0.0000             0.0085
SPARTANBURG                                                    6.5000                  0.2500            0.0000             0.0085
GAINESVILLE                                                    6.7500                  0.2500            0.0000             0.0085
BATON ROUGE                                                    6.8750                  0.2500            0.0000             0.0085
GREENVILLE                                                     8.0000                  0.2500            0.0000             0.0085
PHILADELPHIA                                                   8.1250                  0.2500            0.0000             0.0085
CHARDON                                                        6.7500                  0.2500            0.0000             0.0085
MESA                                                           6.2500                  0.2500            0.0000             0.0085
Billings                                                       7.5000                  0.2500            0.0000             0.0085
CINCINNATI                                                     7.5000                  0.2500            0.0000             0.0085
GIBSONTON                                                      7.7500                  0.2500            0.0000             0.0085
MOBILE                                                         8.1250                  0.2500            0.0000             0.0085
WEST PALM BEACH                                                6.6250                  0.2500            0.0000             0.0085
Fall River                                                     8.1250                  0.2500            0.0000             0.0085
TUCSON                                                         6.2500                  0.2500            0.0000             0.0085
RICHMOND                                                       8.0000                  0.2500            0.0000             0.0085
JACKSON                                                        8.7500                  0.2500            0.0000             0.0085
HEFLIN                                                         8.2500                  0.2500            0.0000             0.0085
PHOENIX                                                        7.3750                  0.2500            0.0000             0.0085
PANAMA CITY BEACH                                              8.5000                  0.2500            0.0000             0.0085
Charlotte                                                      6.6250                  0.2500            0.0000             0.0085
SPRINGFIELD                                                    7.3750                  0.2500            0.0000             0.0085
AMITYVILLE                                                     6.8750                  0.2500            0.0000             0.0085
DETROIT                                                        8.1250                  0.2500            0.0000             0.0085
BELLINGHAM                                                     6.7500                  0.2500            0.0000             0.0085
ORLANDO                                                        8.1250                  0.2500            0.0000             0.0085
SARASOTA                                                       6.8750                  0.2500            0.0000             0.0085
COLUMBIA                                                       6.7500                  0.2500            0.0000             0.0085
WASHINGTON                                                     7.0000                  0.2500            0.0000             0.0085
TRENTON                                                        7.8750                  0.2500            0.0000             0.0085
RAYTOWN                                                        7.8750                  0.2500            0.0000             0.0085
SYRACUSE                                                       8.6250                  0.2500            0.0000             0.0085
CHANTILLY                                                      7.8750                  0.2500            0.0000             0.0085
SAN CLEMENTE                                                   7.6250                  0.2500            0.0000             0.0085
PONTIAC                                                        8.1250                  0.2500            0.0000             0.0085
WESTFIELD                                                      8.7500                  0.2500            0.0000             0.0085
DETROIT                                                        8.1250                  0.2500            0.0000             0.0085
BELTON                                                         6.6250                  0.2500            0.0000             0.0085
DETROIT                                                        7.7500                  0.2500            0.0000             0.0085
DETROIT                                                        7.7500                  0.2500            0.0000             0.0085
KANSAS CITY                                                    7.7500                  0.2500            0.0000             0.0085
HOUSTON                                                        7.8750                  0.2500            0.0000             0.0085
SUPERIOR                                                       7.6250                  0.2500            0.0000             0.0085
LISLE                                                          8.0000                  0.2500            0.0000             0.0085
REDFORD                                                        8.7500                  0.2500            0.0000             0.0085
Noblesville                                                    6.7500                  0.2500            0.0000             0.0085
Noblesville                                                    6.7500                  0.2500            0.0000             0.0085
Woodstock                                                      6.7500                  0.2500            0.0000             0.0085
SALT LAKE CITY                                                 6.7500                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.2500                  0.2500            0.0000             0.0085
KANSAS CITY                                                    8.0000                  0.2500            0.0000             0.0085
Rio Rancho                                                     8.7500                  0.2500            0.0000             0.0085
SCOTTSDALE                                                     6.7500                  0.2500            0.0000             0.0085
HORN LAKE                                                      7.3750                  0.2500            0.0000             0.0085
Winston Salem                                                  8.2500                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.0000                  0.2500            0.0000             0.0085
COVINGTON                                                      7.8750                  0.2500            0.0000             0.0085
BATON ROUGE                                                    7.2500                  0.2500            0.0000             0.0085
PALM BEACH GARDENS                                             6.7500                  0.2500            0.0000             0.0085
CANTON                                                         7.8750                  0.2500            0.0000             0.0085
BATON ROUGE                                                    7.2500                  0.2500            0.0000             0.0085
OCALA                                                          8.5000                  0.2500            0.0000             0.0085
PORTLAND                                                       8.5000                  0.2500            0.0000             0.0085
KANSAS CITY                                                    8.0000                  0.2500            0.0000             0.0085
KANSAS CITY                                                    8.0000                  0.2500            0.0000             0.0085
WINSTON SALEM                                                  8.2500                  0.2500            0.0000             0.0085
RAYTOWN                                                        7.8750                  0.2500            0.0000             0.0085
SAN BERNARDINO                                                 9.2500                  0.2500            0.0000             0.0085
Charlotte                                                      8.3750                  0.2500            0.0000             0.0085
DALLAS                                                         6.5000                  0.2500            0.0000             0.0085
Winston Salem                                                  8.2500                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.3750                  0.2500            0.0000             0.0085
Winston Salem                                                  7.8750                  0.2500            0.0000             0.0085
Winston Salem                                                  7.8750                  0.2500            0.0000             0.0085
GALVESTON                                                      7.2500                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.3750                  0.2500            0.0000             0.0085
MEMPHIS                                                        8.3750                  0.2500            0.0000             0.0085
FALLS CHURCH                                                   8.8750                  0.2500            0.0000             0.0085
RICHMOND                                                       6.8750                  0.2500            0.0000             0.0085
SOUND BEACH                                                    8.2500                  0.2500            0.0000             0.0085
AUGUSTA                                                        7.2500                  0.2500            0.0000             0.0085
Trenton                                                        7.8750                  0.2500            0.0000             0.0085
TRENTON                                                        7.8750                  0.2500            0.0000             0.0085
KANNAPOLIS                                                     8.5000                  0.2500            0.0000             0.0085
TRENTON                                                        7.8750                  0.2500            0.0000             0.0085
OCOEE                                                          8.0000                  0.2500            0.0000             0.0085
Concord                                                        8.7500                  0.2500            0.0000             0.0085
Pompton Plains                                                 6.2500                  0.2500            0.0000             0.0085
KNOXVILLE                                                      7.0000                  0.2500            0.0000             0.0085
COLUMBIA                                                       7.8750                  0.2500            0.0000             0.0085
SAN LEANDRO                                                    7.3750                  0.2500            0.0000             0.0085
TEMPE                                                          7.1250                  0.2500            0.0000             0.0085
ROCHESTER HILLS                                                8.0000                  0.2500            0.0000             0.0085
Bradenton Beach                                                7.8750                  0.2500            0.0000             0.0085
OAKLAND                                                        7.8750                  0.2500            0.0000             0.0085
ROSELLE                                                        7.6250                  0.2500            0.0000             0.0085
FLAT ROCK                                                      7.8750                  0.2500            0.0000             0.0085
MADRAS                                                         6.8750                  0.2500            0.0000             0.0085
KANSAS CITY                                                    6.7500                  0.2500            0.0000             0.0085
MADRAS                                                         6.8750                  0.2500            0.0000             0.0085
ELK GROVE                                                      6.8750                  0.2500            0.0000             0.0085
DETROIT                                                        8.5000                  0.2500            0.0000             0.0085
PORTSMOUTH                                                     6.3750                  0.2500            0.0000             0.0085
HIALEAH                                                        6.7500                  0.2500            0.0000             0.0085
MOLINE                                                         7.2500                  0.2500            0.0000             0.0085
MANCHESTER                                                     8.5000                  0.2500            0.0000             0.0085
ARVERNE                                                        8.1250                  0.2500            0.0000             0.0085
WOBURN                                                         7.2500                  0.2500            0.0000             0.0085
PHOENIX                                                        7.0000                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.5000                  0.2500            0.0000             0.0085
OCEANSIDE                                                      7.0000                  0.2500            0.0000             0.0085
SPRING                                                         6.7500                  0.2500            0.0000             0.0085
PHOENIX                                                        8.1250                  0.2500            0.0000             0.0085
LAREDO                                                         6.5000                  0.2500            0.0000             0.0085
ROCKVALE                                                       7.5000                  0.2500            0.0000             0.0085
NORTH BELLMORE                                                 6.7500                  0.2500            0.0000             0.0085
Los Angeles                                                    7.5000                  0.2500            0.0000             0.0085
SPARTANBURG                                                    7.5000                  0.2500            0.0000             0.0085
Acworth                                                        8.1250                  0.2500            0.0000             0.0085
COLUMBUS                                                       7.8750                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.1250                  0.2500            0.0000             0.0085
COACHELLA                                                      7.3750                  0.2500            0.0000             0.0085
Lumberton                                                      8.5000                  0.2500            0.0000             0.0085
BILLINGS                                                       7.1250                  0.2500            0.0000             0.0085
SCHENECTADY                                                    8.0000                  0.2500            0.0000             0.0085
BILOXI                                                         7.7500                  0.2500            0.0000             0.0085
GULFPORT                                                       7.7500                  0.2500            0.0000             0.0085
SPARTANBURG                                                    8.7500                  0.2500            0.0000             0.0085
BALTIMORE                                                      8.0000                  0.2500            0.0000             0.0085
SPARTANBURG                                                    8.2500                  0.2500            0.0000             0.0085
WALDORF                                                        8.2500                  0.2500            0.0000             0.0085
ROUND LAKE                                                     7.8750                  0.2500            0.0000             0.0085
Decatur                                                        8.3750                  0.2500            0.0000             0.0085
DES PLAINES                                                    7.7500                  0.2500            0.0000             0.0085
CHICAGO                                                        7.5000                  0.2500            0.0000             0.0085
PIEDMONT                                                       8.0000                  0.2500            0.0000             0.0085
PORTLAND                                                       7.0000                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    8.5000                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    8.3750                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    8.3750                  0.2500            0.0000             0.0085
CRANSTON                                                       7.6250                  0.2500            0.0000             0.0085
HOUSTON                                                        7.7500                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    8.1250                  0.2500            0.0000             0.0085
DAYTON                                                         7.5000                  0.2500            0.0000             0.0085
Atlanta                                                        8.1250                  0.2500            0.0000             0.0085
EASTPOINTE                                                     7.7500                  0.2500            0.0000             0.0085
LITTLE ROCK                                                    8.0000                  0.2500            0.0000             0.0085
MILFORD                                                        7.1250                  0.2500            0.0000             0.0085
SURPRISE                                                       7.8750                  0.2500            0.0000             0.0085
ROEBUCK                                                        8.2500                  0.2500            0.0000             0.0085
SEVIERVILLE                                                    6.3750                  0.2500            0.0000             0.0085
NEW HAVEN                                                      7.2500                  0.2500            0.0000             0.0085
GATLINBURG                                                     6.3750                  0.2500            0.0000             0.0085
WASHINGTON                                                     7.0000                  0.2500            0.0000             0.0085
SOUTHFIELD                                                     6.7500                  0.2500            0.0000             0.0085
LINCOLNWOOD                                                    7.3750                  0.2500            0.0000             0.0085
COLUMBUS                                                       7.1250                  0.2500            0.0000             0.0085
DOVER                                                          7.6250                  0.2500            0.0000             0.0085
Buckeye                                                        6.5000                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    6.0000                  0.2500            0.0000             0.0085
MESA                                                           8.5000                  0.2500            0.0000             0.0085
Everett                                                        5.7500                  0.2500            0.0000             0.0085
PROVIDENCE                                                     7.3750                  0.2500            0.0000             0.0085
Atlanta                                                        7.7500                  0.2500            0.0000             0.0085
Chickamauga                                                    9.3750                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   7.7500                  0.2500            0.0000             0.0085
North Bethesda                                                 8.2500                  0.2500            0.0000             0.0085
BRENTWOOD                                                      6.6250                  0.2500            0.0000             0.0085
Glendale                                                       7.8750                  0.2500            0.0000             0.0085
PEMBROKE                                                       8.1250                  0.2500            0.0000             0.0085
PHOENIX                                                        7.8750                  0.2500            0.0000             0.0085
TAMPA                                                          7.2500                  0.2500            0.0000             0.0085
MIAMI BEACH                                                    7.2500                  0.2500            0.0000             0.0085
JERSEY CITY                                                    6.6250                  0.2500            0.0000             0.0085
SIOUX FALLS                                                    8.1250                  0.2500            0.0000             0.0085
MARICOPA                                                       8.5000                  0.2500            0.0000             0.0085
AURORA                                                         8.1250                  0.2500            0.0000             0.0085
Corrales                                                       6.6250                  0.2500            0.0000             0.0085
BOLINGBROOK                                                    8.7500                  0.2500            0.0000             0.0085
SPARTANBURG                                                    8.7500                  0.2500            0.0000             0.0085
NEW YORK                                                       6.8750                  0.2500            0.0000             0.0085
DOUGLASSVILLE                                                  7.2500                  0.2500            0.0000             0.0085
Albuquerque                                                    6.6250                  0.2500            0.0000             0.0085
HILTON HEAD ISLAND                                             8.7500                  0.2500            0.0000             0.0085
ASTORIA                                                        8.1250                  0.2500            0.0000             0.0085
WHEATON                                                        7.2500                  0.2500            0.0000             0.0085
PLATTSBURG                                                     6.8750                  0.2500            0.0000             0.0085
FORT ATKINSON                                                  8.5000                  0.2500            0.0000             0.0085
MIDDLETOWN                                                     6.1250                  0.2500            0.0000             0.0085
BROOKLYN                                                       8.2500                  0.2500            0.0000             0.0085
LAS VEGAS                                                      6.7500                  0.2500            0.0000             0.0085
FORT LAUDERDALE                                                8.0000                  0.2500            0.0000             0.0085
FALLS CHURCH                                                   8.1250                  0.2500            0.0000             0.0085
OXNARD                                                         7.1250                  0.2500            0.0000             0.0085
DETROIT                                                        8.5000                  0.2500            0.0000             0.0085
CHESTER                                                        6.5000                  0.2500            0.0000             0.0085
NORFOLK                                                        6.8750                  0.2500            0.0000             0.0085
SANDPOINT                                                      7.0000                  0.2500            0.0000             0.0085
PARADISE                                                       7.3750                  0.2500            0.0000             0.0085
CAPE CORAL                                                     8.5000                  0.2500            0.0000             0.0085
SEDONA                                                         6.8750                  0.2500            0.0000             0.0085
PAWLEYS ISLAND                                                 7.0000                  0.2500            0.0000             0.0085
COUNTRY CLUB HILLS                                             8.3750                  0.2500            0.0000             0.0085
Passaic                                                        6.8750                  0.2500            0.0000             0.0085
Franklin                                                       8.2500                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    8.2500                  0.2500            0.0000             0.0085
BRIDGEPORT                                                     7.2500                  0.2500            0.0000             0.0085
SANDY                                                          8.3750                  0.2500            0.0000             0.0085
SURPRISE                                                       8.2500                  0.2500            0.0000             0.0085
CHICAGO                                                        8.5000                  0.2500            0.0000             0.0085
LAKE FOREST                                                    7.7500                  0.2500            0.0000             0.0085
FARMINGVILLE                                                   7.8750                  0.2500            0.0000             0.0085
PALM BAY                                                       8.2500                  0.2500            0.0000             0.0085
BIRMINGHAM                                                     8.5000                  0.2500            0.0000             0.0085
WALDORF                                                        6.6250                  0.2500            0.0000             0.0085
West New York                                                  6.3750                  0.2500            0.0000             0.0085
PHOENIX                                                        8.5000                  0.2500            0.0000             0.0085
DETROIT                                                        7.8750                  0.2500            0.0000             0.0085
CONWAY                                                         7.7500                  0.2500            0.0000             0.0085
HUNTLEY                                                        7.3750                  0.2500            0.0000             0.0085
INDIO                                                          7.5000                  0.2500            0.0000             0.0085
WESTWOOD                                                       9.6250                  0.2500            0.0000             0.0085
TEHACHAI                                                       7.8750                  0.2500            0.0000             0.0085
CLEVELAND                                                      7.6250                  0.2500            0.0000             0.0085
BAKERSFIELD                                                    7.7500                  0.2500            0.0000             0.0085
SWANSEA                                                        8.6250                  0.2500            0.0000             0.0085
SCOTTSDALE                                                     8.0000                  0.2500            0.0000             0.0085
BUCKEYE                                                        6.6250                  0.2500            0.0000             0.0085
WILLOWBROOK                                                    7.2500                  0.2500            0.0000             0.0085
KANSAS CITY                                                    8.1250                  0.2500            0.0000             0.0085
MARICOPA                                                       7.2500                  0.2500            0.0000             0.0085
FOREST GROVE                                                   6.8750                  0.2500            0.0000             0.0085
MARICOPA                                                       7.3750                  0.2500            0.0000             0.0085
RIDGELY                                                        6.7500                  0.2500            0.0000             0.0085
CEDAR POINT                                                    7.5000                  0.2500            0.0000             0.0085
FREDERICKSBURG                                                 8.7500                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.3750                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.8750                  0.2500            0.0000             0.0085
PEORIA                                                         6.3750                  0.2500            0.0000             0.0085
Ahoskie                                                        8.1250                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   8.5000                  0.2500            0.0000             0.0085
Evansville                                                     7.7500                  0.2500            0.0000             0.0085
BRYANS ROAD                                                    7.2500                  0.2500            0.0000             0.0085
WALDORF                                                        7.0000                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   8.5000                  0.2500            0.0000             0.0085
MEMPHIS                                                        7.8750                  0.2500            0.0000             0.0085
LORTON                                                         7.7500                  0.2500            0.0000             0.0085
SALISBURY                                                      7.6250                  0.2500            0.0000             0.0085
SAINT LOUIS                                                    8.2500                  0.2500            0.0000             0.0085
Trenton                                                        7.6250                  0.2500            0.0000             0.0085
REDMOND                                                        8.5000                  0.2500            0.0000             0.0085
MEMPHIS                                                        7.8750                  0.2500            0.0000             0.0085
TOLEDO                                                         8.1250                  0.2500            0.0000             0.0085
TAMPA                                                          7.3750                  0.2500            0.0000             0.0085
SAINT LOUIS                                                    8.2500                  0.2500            0.0000             0.0085
PROVIDENCE                                                     8.1250                  0.2500            0.0000             0.0085
RICHMOND                                                       6.7500                  0.2500            0.0000             0.0085
ISLE OF PALMS                                                  7.8750                  0.2500            0.0000             0.0085
CENTEREACH                                                     6.8750                  0.2500            0.0000             0.0085
SAINT LOUIS                                                    8.5000                  0.2500            0.0000             0.0085
LANCASTER                                                      7.7500                  0.2500            0.0000             0.0085
NORTH LAS VEGAS                                                6.0000                  0.2500            0.0000             0.0085
Woodstock                                                      7.7500                  0.2500            0.0000             0.0085
LONG BEACH                                                     7.5000                  0.2500            0.0000             0.0085
EVANSTON                                                       7.7500                  0.2500            0.0000             0.0085
PEYTON                                                         6.6250                  0.2500            0.0000             0.0085
Marietta                                                       8.5000                  0.2500            0.0000             0.0085
EVANSTON                                                       7.7500                  0.2500            0.0000             0.0085
INDIANAPOLIS                                                   8.3750                  0.2500            0.0000             0.0085
Sunbury                                                        7.7500                  0.2500            0.0000             0.0085
Rome                                                           7.7500                  0.2500            0.0000             0.0085
ORLANDO                                                        7.3750                  0.2500            0.0000             0.0085
EVANSTON                                                       7.7500                  0.2500            0.0000             0.0085
AMSTERDAM                                                      8.5000                  0.2500            0.0000             0.0085
MIAMI                                                          7.7500                  0.2500            0.0000             0.0085
EL PASO                                                        7.6250                  0.2500            0.0000             0.0085
FALLS CHURCH                                                   8.7500                  0.2500            0.0000             0.0085
TYLER                                                          6.8750                  0.2500            0.0000             0.0085
LADYS ISLAND                                                   6.7500                  0.2500            0.0000             0.0085
JAMAICA                                                        6.8750                  0.2500            0.0000             0.0085
CHICAGO                                                        7.2500                  0.2500            0.0000             0.0085
Fort Wayne                                                     7.8750                  0.2500            0.0000             0.0085
BALTIMORE                                                      6.5000                  0.2500            0.0000             0.0085
PALM COAST                                                     7.2500                  0.2500            0.0000             0.0085
Hillsborough                                                   7.8750                  0.2500            0.0000             0.0085
ALEXANDRIA                                                     8.2500                  0.2500            0.0000             0.0085
CRYSTAL SPRINGS                                                7.7500                  0.2500            0.0000             0.0085
PHOENIX                                                        7.3750                  0.2500            0.0000             0.0085
VIRGINIA BEACH                                                 7.6250                  0.2500            0.0000             0.0085
PORT JEFFERSON STATION                                         7.2500                  0.2500            0.0000             0.0085
DAYTON                                                         8.5000                  0.2500            0.0000             0.0085
BAYONNE                                                        6.3750                  0.2500            0.0000             0.0085
WELLINGTON                                                     8.5000                  0.2500            0.0000             0.0085
AKRON                                                          8.5000                  0.2500            0.0000             0.0085
MARYVILLE                                                      8.7500                  0.2500            0.0000             0.0085
WARRENTON                                                      7.0000                  0.2500            0.0000             0.0085
OGDEN                                                          7.5000                  0.2500            0.0000             0.0085
EL PASO                                                        7.5000                  0.2500            0.0000             0.0085
SOUTH PADRE ISLAND                                             7.8750                  0.2500            0.0000             0.0085
FARMINGTON                                                     6.6250                  0.2500            0.0000             0.0085
FARMINGTON                                                     6.6250                  0.2500            0.0000             0.0085
GRANDVILLE                                                     9.5000                  0.2500            0.0000             0.0085
BAY SHORE                                                      7.2500                  0.2500            0.0000             0.0085
BURNSVILLE                                                     6.3750                  0.2500            0.0000             0.0085
Evansville                                                     8.1250                  0.2500            0.0000             0.0085
KIRKLAND                                                       7.1250                  0.2500            0.0000             0.0085
DUNELLEN                                                       7.6250                  0.2500            0.0000             0.0085
HOLLYWOOD                                                      8.1250                  0.2500            0.0000             0.0085
Tigard                                                         7.1250                  0.2500            0.0000             0.0085
PORT SAINT LUCIE                                               8.5000                  0.2500            0.0000             0.0085
PALISADES                                                      9.7500                  0.2500            0.0000             0.0085
MERCED                                                         7.2500                  0.2500            0.0000             0.0085
SAINT ALBANS                                                   7.6250                  0.2500            0.0000             0.0085
DAYTON                                                         8.1250                  0.2500            0.0000             0.0085
EL MONTE                                                       6.8750                  0.2500            0.0000             0.0085
SIDNEY                                                         7.2500                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   7.0000                  0.2500            0.0000             0.0085
BRIDGEPORT                                                     7.3750                  0.2500            0.0000             0.0085
LAWRENCEVILLE                                                  8.5000                  0.2500            0.0000             0.0085
WATERFORD                                                      7.1250                  0.2500            0.0000             0.0085
MONROE                                                         7.2500                  0.2500            0.0000             0.0085
Atlantic Beach                                                 7.2500                  0.2500            0.0000             0.0085
Kalamazoo                                                      6.5000                  0.2500            0.0000             0.0085
WINCHESTER                                                     7.2500                  0.2500            0.0000             0.0085
SPOKANE                                                        7.7500                  0.2500            0.0000             0.0085
West Sacramento                                                7.5000                  0.2500            0.0000             0.0085
FORT WORTH                                                     7.0000                  0.2500            0.0000             0.0085
SUNRISE                                                        7.3750                  0.2500            0.0000             0.0085
MARYSVILLE                                                     7.5000                  0.2500            0.0000             0.0085
CONCORD                                                        7.2500                  0.2500            0.0000             0.0085
SIOUX FALLS                                                    8.1250                  0.2500            0.0000             0.0085
COLUMBUS                                                       7.6250                  0.2500            0.0000             0.0085
NEWBERG                                                        7.5000                  0.2500            0.0000             0.0085
BELLEROSE                                                      7.5000                  0.2500            0.0000             0.0085
Paterson                                                       7.8750                  0.2500            0.0000             0.0085
LEWES                                                          5.8750                  0.2500            0.0000             0.0085
Boston                                                         7.0000                  0.2500            0.0000             0.0085
BOOTHWYN                                                       7.7500                  0.2500            0.0000             0.0085
TUCSON                                                         6.5000                  0.2500            0.0000             0.0085
CHICAGO                                                        7.5000                  0.2500            0.0000             0.0085
CHARLOTTE                                                      8.5000                  0.2500            0.0000             0.0085
WHEATON                                                        7.7500                  0.2500            0.0000             0.0085
FORT MYERS                                                     6.8750                  0.2500            0.0000             0.0085
TINLEY PARK                                                    7.6250                  0.2500            0.0000             0.0085
GRANTS PASS                                                    7.8750                  0.2500            0.0000             0.0085
RIGBY                                                          6.6250                  0.2500            0.0000             0.0085
STREAMWOOD                                                     6.8750                  0.2500            0.0000             0.0085
MILTON                                                         7.7500                  0.2500            0.0000             0.0085
Toms River                                                     7.6250                  0.2500            0.0000             0.0085
SAINT GEORGE                                                   8.0000                  0.2500            0.0000             0.0085
PATASKALA                                                      7.1250                  0.2500            0.0000             0.0085
LOVELAND                                                       7.7500                  0.2500            0.0000             0.0085
Boston                                                         7.3750                  0.2500            0.0000             0.0085
VIRGINIA BEACH                                                 7.3750                  0.2500            0.0000             0.0085
APPLE VALLEY                                                   8.6250                  0.2500            0.0000             0.0085
BOYNTON BEACH                                                  8.1250                  0.2500            0.0000             0.0085
PONTIAC                                                        6.8750                  0.2500            0.0000             0.0085
CHICAGO                                                        8.1250                  0.2500            0.0000             0.0085
NEWBURGH                                                       7.0000                  0.2500            0.0000             0.0085
Mcdonough                                                      8.0000                  0.2500            0.0000             0.0085
Boston                                                         7.3750                  0.2500            0.0000             0.0085
CONWAY                                                         7.5000                  0.2500            0.0000             0.0085
Durham                                                         7.5000                  0.2500            0.0000             0.0085
FORT MYERS                                                     7.3750                  0.2500            0.0000             0.0085
DETROIT                                                        7.6250                  0.2500            0.0000             0.0085
SURPRISE                                                       6.6250                  0.2500            0.0000             0.0085
LEES SUMMIT                                                    7.6250                  0.2500            0.0000             0.0085
AVONDALE                                                       6.7500                  0.2500            0.0000             0.0085
LITHIA                                                         6.5000                  0.2500            0.0000             0.0085
SURPRISE                                                       7.2500                  0.2500            0.0000             0.0085
FAIRVIEW                                                       7.7500                  0.2500            0.0000             0.0085
SHOW LOW                                                       7.8750                  0.2500            0.0000             0.0085
Charlotte                                                      7.5000                  0.2500            0.0000             0.0085
OKLAHOMA CITY                                                  7.1250                  0.2500            0.0000             0.0085
CLEVELAND                                                      7.1250                  0.2500            0.0000             0.0085
ALAMEDA                                                        7.7500                  0.2500            0.0000             0.0085
ORMOND BEACH                                                   8.0000                  0.2500            0.0000             0.0085
EWING                                                          6.8750                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    8.3750                  0.2500            0.0000             0.0085
FORT PIERCE                                                    8.1250                  0.2500            0.0000             0.0085
RICHMOND                                                       6.8750                  0.2500            0.0000             0.0085
DAYTON                                                         7.8750                  0.2500            0.0000             0.0085
INDEPENDENCE                                                   7.7500                  0.2500            0.0000             0.0085
LARGO                                                          7.5000                  0.2500            0.0000             0.0085
SURPRISE                                                       8.0000                  0.2500            0.0000             0.0085
HANFORD                                                        7.0000                  0.2500            0.0000             0.0085
BRONX                                                          8.1250                  0.2500            0.0000             0.0085
BRANSON                                                        6.7500                  0.2500            0.0000             0.0085
ASHBURN                                                        7.0000                  0.2500            0.0000             0.0085
Belmont                                                        6.6250                  0.2500            0.0000             0.0085
LYNCHBURG                                                      8.1250                  0.2500            0.0000             0.0085
LYNCHBURG                                                      8.1250                  0.2500            0.0000             0.0085
DAYTON                                                         7.5000                  0.2500            0.0000             0.0085
HARLINGEN                                                      6.7500                  0.2500            0.0000             0.0085
LAWSON                                                         7.8750                  0.2500            0.0000             0.0085
EAST DURHAM                                                    7.2500                  0.2500            0.0000             0.0085
STOCKTON                                                       7.0000                  0.2500            0.0000             0.0085
ODENTON                                                        6.7500                  0.2500            0.0000             0.0085
WOODSIDE                                                       8.0000                  0.2500            0.0000             0.0085
CANTON                                                         8.0000                  0.2500            0.0000             0.0085
SAINT LOUIS                                                    8.7500                  0.2500            0.0000             0.0085
Camden                                                         8.1250                  0.2500            0.0000             0.0085
COLUMBUS                                                       7.5000                  0.2500            0.0000             0.0085
NORTH MIAMI                                                    7.3750                  0.2500            0.0000             0.0085
VIRGINIA BEACH                                                 6.7500                  0.2500            0.0000             0.0085
KANSAS CITY                                                    7.2500                  0.2500            0.0000             0.0085
AKRON                                                          7.8750                  0.2500            0.0000             0.0085
SAINT LOUIS                                                    8.7500                  0.2500            0.0000             0.0085
Belton                                                         7.5000                  0.2500            0.0000             0.0085
TOPEKA                                                         8.8750                  0.2500            0.0000             0.0085
GREENVILLE                                                     7.6250                  0.2500            0.0000             0.0085
VIENNA                                                         8.6250                  0.2500            0.0000             0.0085
OZONE PARK                                                     6.5000                  0.2500            0.0000             0.0085
AURORA                                                         6.7500                  0.2500            0.0000             0.0085
GOODLETTSVILLE                                                 6.7500                  0.2500            0.0000             0.0085
CHICAGO                                                        8.1250                  0.2500            0.0000             0.0085
APPLE VALLEY                                                   8.0000                  0.2500            0.0000             0.0085
Irvington                                                      7.5000                  0.2500            0.0000             0.0085
MURRIETA                                                       8.5000                  0.2500            0.0000             0.0085
HENDERSON                                                      6.7500                  0.2500            0.0000             0.0085
ZEPHYRHILLS                                                    7.0000                  0.2500            0.0000             0.0085
MERIDEN                                                        6.8750                  0.2500            0.0000             0.0085
PHILADELPHIA                                                   7.8750                  0.2500            0.0000             0.0085
SANTA ROSA                                                     7.3750                  0.2500            0.0000             0.0085
PROVIDENCE                                                     7.5000                  0.2500            0.0000             0.0085
WASHINGTON                                                     7.2500                  0.2500            0.0000             0.0085
GLENDALE                                                       7.1250                  0.2500            0.0000             0.0085
UPPER MARLBORO                                                 7.0000                  0.2500            0.0000             0.0085
RESTON                                                         7.0000                  0.2500            0.0000             0.0085
East Boston                                                    6.2500                  0.2500            0.0000             0.0085
CHICAGO                                                        8.2500                  0.2500            0.0000             0.0085
AURORA                                                         8.1250                  0.2500            0.0000             0.0085
PHOENIX                                                        6.7500                  0.2500            0.0000             0.0085
Cottonwood                                                     7.1250                  0.2500            0.0000             0.0085
HOMESTEAD                                                      6.5000                  0.2500            0.0000             0.0085
KANSAS CITY                                                    8.1250                  0.2500            0.0000             0.0085
HILLSBORO                                                      7.0000                  0.2500            0.0000             0.0085
LAKE OSWEGO                                                    6.8750                  0.2500            0.0000             0.0085
NEW LONDON                                                     7.8750                  0.2500            0.0000             0.0085
GRANTS PASS                                                    7.1250                  0.2500            0.0000             0.0085
WARREN                                                         6.7500                  0.2500            0.0000             0.0085
AIKEN                                                          7.8750                  0.2500            0.0000             0.0085
BUFFALO                                                        7.5000                  0.2500            0.0000             0.0085
CLERMONT                                                       8.5000                  0.2500            0.0000             0.0085
Louisville                                                     8.3750                  0.2500            0.0000             0.0085
NEWPORT NEWS                                                   7.0000                  0.2500            0.0000             0.0085
LOS ANGELES                                                    6.7500                  0.2500            0.0000             0.0085
MIAMI                                                          8.5000                  0.2500            0.0000             0.0085
HOFFMAN ESTATES                                                5.8750                  0.2500            0.0000             0.0085
NAMPA                                                          6.5000                  0.2500            0.0000             0.0085
POWDER SPRINGS                                                 8.7500                  0.2500            0.0000             0.0085
Alpharetta                                                     7.6250                  0.2500            0.0000             0.0085
DETROIT                                                        7.5000                  0.2500            0.0000             0.0085
JACKSONVILLE BEACH                                             7.6250                  0.2500            0.0000             0.0085
ANGOLA                                                         8.1250                  0.2500            0.0000             0.0085
BOILING SPRINGS                                                7.8750                  0.2500            0.0000             0.0085
Apopka                                                         7.6250                  0.2500            0.0000             0.0085
BRONX                                                          7.7500                  0.2500            0.0000             0.0085
SPOKANE                                                        6.7500                  0.2500            0.0000             0.0085
ORLANDO                                                        7.5000                  0.2500            0.0000             0.0085
BROOKLYN                                                       6.5000                  0.2500            0.0000             0.0085
TYLER                                                          7.3750                  0.2500            0.0000             0.0085
PHILADELPHIA                                                   8.1250                  0.2500            0.0000             0.0085
Alpharetta                                                     8.2500                  0.2500            0.0000             0.0085
TOPEKA                                                         7.3750                  0.2500            0.0000             0.0085
CHICAGO                                                        7.7500                  0.2500            0.0000             0.0085
TOPEKA                                                         7.3750                  0.2500            0.0000             0.0085
TOPEKA                                                         7.3750                  0.2500            0.0000             0.0085
E FALLOWFIELD                                                  8.5000                  0.2500            0.0000             0.0085
MESA                                                           8.0000                  0.2500            0.0000             0.0085
GREENVILLE                                                     7.5000                  0.2500            0.0000             0.0085
RENTON                                                         6.5000                  0.2500            0.0000             0.0085
LANSING                                                        8.0000                  0.2500            0.0000             0.0085
EL PASO                                                        7.5000                  0.2500            0.0000             0.0085
Raleigh                                                        7.5000                  0.2500            0.0000             0.0085
BIRMINGHAM                                                     7.7500                  0.2500            0.0000             0.0085
BARTOW                                                         7.8750                  0.2500            0.0000             0.0085
OKLAHOMA CITY                                                  8.0000                  0.2500            0.0000             0.0085
CHICAGO                                                        8.5000                  0.2500            0.0000             0.0085
ORMOND BEACH                                                   8.5000                  0.2500            0.0000             0.0085
DETROIT                                                        7.6250                  0.2500            0.0000             0.0085
HOLLYWOOD                                                      7.5000                  0.2500            0.0000             0.0085
NORTH CHARLESTON                                               6.7500                  0.2500            0.0000             0.0085
VANCOUVER                                                      7.8750                  0.2500            0.0000             0.0085
AVONDALE                                                       7.6250                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   8.1250                  0.2500            0.0000             0.0085
SEGUIN                                                         8.5000                  0.2500            0.0000             0.0085
SOUTHFIELD                                                     8.5000                  0.2500            0.0000             0.0085
KENT                                                           7.7500                  0.2500            0.0000             0.0085
ROWESVILLE                                                     7.5000                  0.2500            0.0000             0.0085
MASPETH                                                        6.8750                  0.2500            0.0000             0.0085
Mutttontown                                                    7.5000                  0.2500            0.0000             0.0085
GLEN OAKS                                                      6.1250                  0.2500            0.0000             0.0085
DARLINGTON                                                     7.0000                  0.2500            0.0000             0.0085
NORTH HOLLYWOOD                                                7.5000                  0.2500            0.0000             0.0085
NEW DURHAM                                                     6.6250                  0.2500            0.0000             0.0085
RANCHO PALOS VERDES                                            5.8750                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    8.3750                  0.2500            0.0000             0.0085
PORT SAINT LUCIE                                               7.8750                  0.2500            0.0000             0.0085
COLUMBUS                                                       7.8750                  0.2500            0.0000             0.0085
KANSAS CITY                                                    6.7500                  0.2500            0.0000             0.0085
NORTH CHARLESTON                                               7.5000                  0.2500            0.0000             0.0085
FOUNTAIN                                                       8.0000                  0.2500            0.0000             0.0085
BALTIMORE                                                      8.1250                  0.2500            0.0000             0.0085
LAWRENCEVILLE                                                  6.8750                  0.2500            0.0000             0.0085
HOMESTEAD                                                      6.8750                  0.2500            0.0000             0.0085
LA VERGNE                                                      6.5000                  0.2500            0.0000             0.0085
NORTH LAS VEGAS                                                6.0000                  0.2500            0.0000             0.0085
WASHINGTON                                                     8.5000                  0.2500            0.0000             0.0085
ATLANTA                                                        8.5000                  0.2500            0.0000             0.0085
Cumming                                                        7.1250                  0.2500            0.0000             0.0085
HILLSBORO                                                      7.5000                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   7.8750                  0.2500            0.0000             0.0085
Wilmington                                                     5.8750                  0.2500            0.0000             0.0085
Las Cruces                                                     7.8750                  0.2500            0.0000             0.0085
VISALIA                                                        7.6250                  0.2500            0.0000             0.0085
SCAPPOOSE                                                      7.1250                  0.2500            0.0000             0.0085
SALEM                                                          7.5000                  0.2500            0.0000             0.0085
Santa Maria                                                    6.6250                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   8.2500                  0.2500            0.0000             0.0085
OZARK                                                          7.2500                  0.2500            0.0000             0.0085
CHICAGO                                                        7.2500                  0.2500            0.0000             0.0085
SCOTTSDALE                                                     8.1250                  0.2500            0.0000             0.0085
HOUSTON                                                        7.8750                  0.2500            0.0000             0.0085
ELMHURST                                                       7.7500                  0.2500            0.0000             0.0085
WASHINGTON                                                     9.7500                  0.2500            0.0000             0.0085
CHICAGO                                                        8.1250                  0.2500            0.0000             0.0085
CALDWELL                                                       7.8750                  0.2500            0.0000             0.0085
Powder Springs                                                 8.0000                  0.2500            0.0000             0.0085
PHOENIX                                                        7.7500                  0.2500            0.0000             0.0085
GLENDALE                                                       7.2500                  0.2500            0.0000             0.0085
MODESTO                                                        7.3750                  0.2500            0.0000             0.0085
LAS VEGAS                                                      8.2500                  0.2500            0.0000             0.0085
WALDORF                                                        6.8750                  0.2500            0.0000             0.0085
LISLE                                                          6.8750                  0.2500            0.0000             0.0085
SALEM                                                          8.2500                  0.2500            0.0000             0.0085
SPARTANBURG                                                    8.0000                  0.2500            0.0000             0.0085
SPOKANE                                                        7.8750                  0.2500            0.0000             0.0085
RIDGE                                                          7.2500                  0.2500            0.0000             0.0085
PHOENIX                                                        8.0000                  0.2500            0.0000             0.0085
WAKE FOREST                                                    7.2500                  0.2500            0.0000             0.0085
KANSAS CITY                                                    6.7500                  0.2500            0.0000             0.0085
REDMOND                                                        6.5000                  0.2500            0.0000             0.0085
MINNEAPOLIS                                                    7.5000                  0.2500            0.0000             0.0085
SPRING CITY                                                    7.5000                  0.2500            0.0000             0.0085
PINE BLUFFS                                                    7.6250                  0.2500            0.0000             0.0085
WASHINGTON                                                     9.7500                  0.2500            0.0000             0.0085
MARICOPA                                                       8.1250                  0.2500            0.0000             0.0085
GIBSONTON                                                      8.1250                  0.2500            0.0000             0.0085
CHEYENNE                                                       7.6250                  0.2500            0.0000             0.0085
ANNAPOLIS                                                      6.0000                  0.2500            0.0000             0.0085
SEAFORD                                                        7.8750                  0.2500            0.0000             0.0085
ESSEX                                                          7.2500                  0.2500            0.0000             0.0085
DES MOINES                                                     7.6250                  0.2500            0.0000             0.0085
KANSAS CITY                                                    6.7500                  0.2500            0.0000             0.0085
Scottsdale                                                     8.5000                  0.2500            0.0000             0.0085
MARYSVILLE                                                     6.5000                  0.2500            0.0000             0.0085
FORT LAUDERDALE                                                7.3750                  0.2500            0.0000             0.0085
LIBERTY LAKE                                                   7.2500                  0.2500            0.0000             0.0085
Raleigh                                                        8.0000                  0.2500            0.0000             0.0085
SILVER SPRING                                                  8.6250                  0.2500            0.0000             0.0085
MIRA LOMA                                                      7.0000                  0.2500            0.0000             0.0085
KATONAH                                                        7.8750                  0.2500            0.0000             0.0085
Cary                                                           8.7500                  0.2500            0.0000             0.0085
EVERETT                                                        7.3750                  0.2500            0.0000             0.0085
PROVIDENCE                                                     6.6250                  0.2500            0.0000             0.0085
WOODBRIDGE                                                     8.0000                  0.2500            0.0000             0.0085
CAPE CORAL                                                     7.8750                  0.2500            0.0000             0.0085
Atlanta                                                        7.8750                  0.2500            0.0000             0.0085
RENO                                                           6.0000                  0.2500            0.0000             0.0085
RANDALLSTOWN                                                   5.8750                  0.2500            0.0000             0.0085
PERINTON                                                       5.0000                  0.2500            0.0000             0.0085
FRAMINGHAM                                                     5.0000                  0.2500            0.0000             0.0085
Vienna                                                         6.5000                  0.2500            0.0000             0.0085
Phippsburg                                                     7.5000                  0.2500            0.0000             0.0085
Detroit                                                        7.5000                  0.2500            0.0000             0.0085
Detroit                                                        7.5000                  0.2500            0.0000             0.0085
Washington                                                     7.2500                  0.2500            0.0000             0.0085
Fort Washington                                                6.5000                  0.2500            0.0000             0.0085
Clermont                                                       7.8750                  0.2500            0.0000             0.0085
Manassas                                                       7.3750                  0.2500            0.0000             0.0085
Fort Washington                                                7.5000                  0.2500            0.0000             0.0085
Sterling                                                       7.6250                  0.2500            0.0000             0.0085
Washington                                                     6.3750                  0.2500            0.0000             0.0085
Suisun City                                                    7.1250                  0.2500            0.0000             0.0085
Manassas                                                       7.8750                  0.2500            0.0000             0.0085
Woodbridge                                                     7.8750                  0.2500            0.0000             0.0085
Centreville                                                    7.2500                  0.2500            0.0000             0.0085
Fairfax                                                        7.5000                  0.2500            0.0000             0.0085
Culpeper                                                       7.7500                  0.2500            0.0000             0.0085
Fredericksburg                                                 7.5000                  0.2500            0.0000             0.0085
Hamilton                                                       6.3750                  0.2500            0.0000             0.0085
Fredericksburg                                                 8.2500                  0.2500            0.0000             0.0085
Cooksville                                                     7.1250                  0.2500            0.0000             0.0085
Manassas                                                       7.6250                  0.2500            0.0000             0.0085
Manassas                                                       7.7500                  0.2500            0.0000             0.0085
Winston Salem                                                  7.1250                  0.2500            0.0000             0.0085
Temple Hills                                                   6.8750                  0.2500            0.0000             0.0085
Germantown                                                     6.8750                  0.2500            0.0000             0.0085
Manassas                                                       7.5000                  0.2500            0.0000             0.0085
Richmond                                                       7.2500                  0.2500            0.0000             0.0085
Alexandria                                                     8.1250                  0.2500            0.0000             0.0085
Clinton                                                        7.0000                  0.2500            0.0000             0.0085
Upper Marlboro                                                 8.0000                  0.2500            0.0000             0.0085
Gaithersburg                                                   6.6250                  0.2500            0.0000             0.0085
Arlington                                                      7.2500                  0.2500            0.0000             0.0085
Beltsville                                                     8.0000                  0.2500            0.0000             0.0085
Manassas                                                       7.5000                  0.2500            0.0000             0.0085
Woodbridge                                                     8.2500                  0.2500            0.0000             0.0085
Capitol Heights                                                6.0000                  0.2500            0.0000             0.0085
Culpeper                                                       7.8750                  0.2500            0.0000             0.0085
Alexandria                                                     7.8750                  0.2500            0.0000             0.0085
Woodbridge                                                     7.6250                  0.2500            0.0000             0.0085
Manassas                                                       7.5000                  0.2500            0.0000             0.0085
Takoma Park                                                    7.5000                  0.2500            0.0000             0.0085
Woodbridge                                                     7.0000                  0.2500            0.0000             0.0085
Leesburg                                                       7.8750                  0.2500            0.0000             0.0085
Aldie                                                          7.2500                  0.2500            0.0000             0.0085
TAMARAC                                                        6.7500                  0.2500            0.0000             0.0085
Reston                                                         7.5000                  0.2500            0.0000             0.0085
Manassas                                                       7.5000                  0.2500            0.0000             0.0085
Woodbridge                                                     7.5000                  0.2500            0.0000             0.0085
Falls Church                                                   6.3750                  0.2500            0.0000             0.0085
Baltimore                                                      7.6250                  0.2500            0.0000             0.0085
PORT REPUBLIC                                                  6.7500                  0.2500            0.0000             0.0085
STREAMWOOD                                                     7.3750                  0.2500            0.0000             0.0085
LOUISVILLE                                                     7.2500                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.3750                  0.2500            0.0000             0.0085
Fargo                                                          6.1250                  0.2500            0.0000             0.0085
BEALETON                                                       7.2500                  0.2500            0.0000             0.0085
COLUMBIA                                                       8.2500                  0.2500            0.0000             0.0085
DOVER                                                          7.8750                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.6250                  0.2500            0.0000             0.0085
CARENCRO                                                       8.1250                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.7500                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.6250                  0.2500            0.0000             0.0085
BALTIMORE                                                      8.3750                  0.2500            0.0000             0.0085
WALDORF                                                        6.6250                  0.2500            0.0000             0.0085
ARLINGTON                                                      7.6250                  0.2500            0.0000             0.0085
Pasadena                                                       6.7500                  0.2500            0.0000             0.0085
ARLINGTON                                                      7.6250                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.6250                  0.2500            0.0000             0.0085
ARLINGTON                                                      6.6250                  0.2500            0.0000             0.0085
DAVIDSONVILLE                                                  6.7500                  0.2500            0.0000             0.0085
NEW CASTLE                                                     8.6250                  0.2500            0.0000             0.0085
YORK                                                           8.0000                  0.2500            0.0000             0.0085
VIRGINIA BEACH                                                 6.6250                  0.2500            0.0000             0.0085
RICHMOND                                                       6.7500                  0.2500            0.0000             0.0085
CUMBERLAND                                                     7.2500                  0.2500            0.0000             0.0085
POTTSTOWN                                                      7.3750                  0.2500            0.0000             0.0085
POTTSTOWN                                                      7.3750                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.2500                  0.2500            0.0000             0.0085
Baltimore                                                      7.2500                  0.2500            0.0000             0.0085
SOUDERTON                                                      8.6250                  0.2500            0.0000             0.0085
Grant                                                          6.8750                  0.2500            0.0000             0.0085
MIAMI                                                          7.0000                  0.2500            0.0000             0.0085
ELMA                                                           8.2500                  0.2500            0.0000             0.0085
TAMPA                                                          7.6250                  0.2500            0.0000             0.0085
Romulus                                                        7.2500                  0.2500            0.0000             0.0085
Lakeland                                                       7.7500                  0.2500            0.0000             0.0085
West Palm Beach                                                6.8750                  0.2500            0.0000             0.0085
UPPER MARLBORO                                                 7.0000                  0.2500            0.0000             0.0085
Albertson                                                      8.2500                  0.2500            0.0000             0.0085
Brooklyn                                                       7.2500                  0.2500            0.0000             0.0085
Wyandanch                                                      7.2500                  0.2500            0.0000             0.0085
ALTURA                                                         7.1250                  0.2500            0.0000             0.0085
Alexandria                                                     6.8750                  0.2500            0.0000             0.0085
APACHE JUNCTION                                                8.5000                  0.2500            0.0000             0.0085
MOUNT LAUREL TOWNSHIP                                          8.2500                  0.2500            0.0000             0.0085
IRVINGTON TOWNSHIP                                             8.6250                  0.2500            0.0000             0.0085
NEW BRUNSWICK                                                  7.5000                  0.2500            0.0000             0.0085
PATERSON                                                       8.1250                  0.2500            0.0000             0.0085
BAYONNE                                                        7.5000                  0.2500            0.0000             0.0085
Trenton                                                        8.6250                  0.2500            0.0000             0.0085
WOODBRIDGE                                                     7.1250                  0.2500            0.0000             0.0085
MT OLIVE TOWNSHIP                                              8.7500                  0.2500            0.0000             0.0085
TRENTON                                                        8.7500                  0.2500            0.0000             0.0085
JERSEY CITY                                                    8.0000                  0.2500            0.0000             0.0085
NORTH BERGEN TWP                                               7.7500                  0.2500            0.0000             0.0085
PASSAIC                                                        7.7500                  0.2500            0.0000             0.0085
EAST ORANGE                                                    8.1250                  0.2500            0.0000             0.0085
EAST ORANGE                                                    7.8750                  0.2500            0.0000             0.0085
JERSEY CITY                                                    8.6250                  0.2500            0.0000             0.0085
MENDHAM TOWNSHIP                                               6.1250                  0.2500            0.0000             0.0085
Miami                                                          7.1250                  0.2500            0.0000             0.0085
Hialeah                                                        8.3750                  0.2500            0.0000             0.0085
Hillsborough                                                   6.3750                  0.2500            0.0000             0.0085
Maurice River Township                                         6.3750                  0.2500            0.0000             0.0085
Elizabeth                                                      7.7500                  0.2500            0.0000             0.0085
Newark                                                         8.6250                  0.2500            0.0000             0.0085
Fitchburg                                                      7.3750                  0.2500            0.0000             0.0085
Lawrence                                                       8.3750                  0.2500            0.0000             0.0085
Orange                                                         8.1250                  0.2500            0.0000             0.0085
Newark                                                         7.7500                  0.2500            0.0000             0.0085
Jersey City                                                    8.2500                  0.2500            0.0000             0.0085
Lynn                                                           7.3750                  0.2500            0.0000             0.0085
Antioch                                                        5.8750                  0.2500            0.0000             0.0085
New Port Richey                                                6.7500                  0.2500            0.0000             0.0085
Mobile                                                         6.8750                  0.2500            0.0000             0.0085
Nashville                                                      6.8750                  0.2500            0.0000             0.0085
Dunedin                                                        6.8750                  0.2500            0.0000             0.0085
Seminole                                                       7.7500                  0.2500            0.0000             0.0085
Largo                                                          7.2500                  0.2500            0.0000             0.0085
Mandeville                                                     6.5000                  0.2500            0.0000             0.0085
Dunedin                                                        6.7500                  0.2500            0.0000             0.0085
Clearwater                                                     7.6250                  0.2500            0.0000             0.0085
Ocala                                                          7.6250                  0.2500            0.0000             0.0085
Clearwater                                                     6.7500                  0.2500            0.0000             0.0085
Chattanooga                                                    7.1250                  0.2500            0.0000             0.0085
Hendersonville                                                 7.7500                  0.2500            0.0000             0.0085
Iuka                                                           7.2500                  0.2500            0.0000             0.0085
Auburn                                                         6.1250                  0.2500            0.0000             0.0085
Cape Coral                                                     6.0000                  0.2500            0.0000             0.0085
Jackson                                                        7.3750                  0.2500            0.0000             0.0085
Celebration                                                    7.1250                  0.2500            0.0000             0.0085
Orlando                                                        6.8750                  0.2500            0.0000             0.0085
Gulf Breeze                                                    6.7500                  0.2500            0.0000             0.0085
Nashville                                                      7.3750                  0.2500            0.0000             0.0085
Birmingham                                                     6.0000                  0.2500            0.0000             0.0085
JONESBORO                                                      8.0000                  0.2500            0.0000             0.0085
LITHONIA                                                       7.0000                  0.2500            0.0000             0.0085
Cincinnati                                                     7.5000                  0.2500            0.0000             0.0085
LAKE ALFRED                                                    8.7500                  0.2500            0.0000             0.0085
MIAMI                                                          7.5000                  0.2500            0.0000             0.0085
Cincinnati                                                     7.5000                  0.2500            0.0000             0.0085
MARIETTA                                                       7.7500                  0.2500            0.0000             0.0085
Kennesaw                                                       7.5000                  0.2500            0.0000             0.0085
BLUE RIDGE                                                     7.6250                  0.2500            0.0000             0.0085
HIGH POINT                                                     7.7500                  0.2500            0.0000             0.0085
ATLANTA                                                        8.7500                  0.2500            0.0000             0.0085
Cincinnati                                                     8.2500                  0.2500            0.0000             0.0085
Port Chester                                                   6.5000                  0.2500            0.0000             0.0085
Bayside                                                        7.2500                  0.2500            0.0000             0.0085
Fresh Meadows                                                  6.8750                  0.2500            0.0000             0.0085
Philadelphia                                                   7.8750                  0.2500            0.0000             0.0085
Westampton                                                     7.5000                  0.2500            0.0000             0.0085
Philadelphia                                                   6.8750                  0.2500            0.0000             0.0085
Northfield                                                     7.2500                  0.2500            0.0000             0.0085
Woodbury                                                       7.3750                  0.2500            0.0000             0.0085
Ocean City                                                     7.5000                  0.2500            0.0000             0.0085
BROOKLYN                                                       7.7500                  0.2500            0.0000             0.0085
Brooklyn                                                       6.6250                  0.2500            0.0000             0.0085
College Point                                                  7.5000                  0.2500            0.0000             0.0085
Laurel                                                         7.6250                  0.2500            0.0000             0.0085
Chicago                                                        7.3750                  0.2500            0.0000             0.0085
JERSEY CITY                                                    7.8750                  0.2500            0.0000             0.0085
NOGALES                                                        7.5000                  0.2500            0.0000             0.0085
PLACENTIA                                                      6.8750                  0.2500            0.0000             0.0085
SURPRISE                                                       8.5000                  0.2500            0.0000             0.0085
UPLAND                                                         6.8750                  0.2500            0.0000             0.0085
CHINO                                                          6.8750                  0.2500            0.0000             0.0085
PLACENTIA                                                      6.8750                  0.2500            0.0000             0.0085
EL CENTRO                                                      6.1250                  0.2500            0.0000             0.0085
YUMA                                                           7.0000                  0.2500            0.0000             0.0085
Laredo                                                         6.7500                  0.2500            0.0000             0.0085
GREELEY                                                        7.3750                  0.2500            0.0000             0.0085
GREELEY                                                        7.3750                  0.2500            0.0000             0.0085
GREELEY                                                        7.3750                  0.2500            0.0000             0.0085
PALM SPRINGS                                                   7.1250                  0.2500            0.0000             0.0085
Rio Rico                                                       7.8750                  0.2500            0.0000             0.0085
Richardson                                                     7.0000                  0.2500            0.0000             0.0085
Chicago                                                        6.8750                  0.2500            0.0000             0.0085
Minneapolis                                                    7.7500                  0.2500            0.0000             0.0085
Chicago                                                        6.8750                  0.2500            0.0000             0.0085
Little Rock                                                    7.2500                  0.2500            0.0000             0.0085
Murphy                                                         7.2500                  0.2500            0.0000             0.0085
Brighton                                                       6.8750                  0.2500            0.0000             0.0085
KINGSVILLE                                                     6.6250                  0.2500            0.0000             0.0085
Chicago                                                        6.8750                  0.2500            0.0000             0.0085
Florissant                                                     7.5000                  0.2500            0.0000             0.0085
Atlanta                                                        7.7500                  0.2500            0.0000             0.0085
Orlando                                                        7.0000                  0.2500            0.0000             0.0085
Orlando                                                        7.1250                  0.2500            0.0000             0.0085
Ellijay                                                        7.8750                  0.2500            0.0000             0.0085
Tampa                                                          7.1250                  0.2500            0.0000             0.0085
New River                                                      7.0000                  0.2500            0.0000             0.0085
Millington                                                     7.2500                  0.2500            0.0000             0.0085
Savannah                                                       7.1250                  0.2500            0.0000             0.0085
Arvada                                                         7.5000                  0.2500            0.0000             0.0085
Davie Beach                                                    7.8750                  0.2500            0.0000             0.0085
York                                                           8.1250                  0.2500            0.0000             0.0085
Granbury                                                       7.7500                  0.2500            0.0000             0.0085
Chicago                                                        6.8750                  0.2500            0.0000             0.0085
WASHINGTON                                                     7.5000                  0.2500            0.0000             0.0085
ELLICOTT CITY                                                  6.8750                  0.2500            0.0000             0.0085
FORKED RIVER                                                   7.8750                  0.2500            0.0000             0.0085
EASTON                                                         9.6250                  0.2500            0.0000             0.0085
LAREDO                                                         6.5000                  0.2500            0.0000             0.0085
MESA                                                           6.2500                  0.2500            0.0000             0.0085
LANHAM                                                         7.2500                  0.2500            0.0000             0.0085
MISSION                                                        8.0000                  0.2500            0.0000             0.0085
PHOENIX                                                        6.1250                  0.2500            0.0000             0.0085
BELLEVUE                                                       7.0000                  0.2500            0.0000             0.0085
ORANGE                                                         6.6250                  0.2500            0.0000             0.0085
MCALLEN                                                        7.6250                  0.2500            0.0000             0.0085
HIGLEY                                                         8.2500                  0.2500            0.0000             0.0085
SEVERNA PARK                                                   7.5000                  0.2500            0.0000             0.0085
SUN CITY WEST                                                  6.8750                  0.2500            0.0000             0.0085
WESLACO                                                        7.6250                  0.2500            0.0000             0.0085
CEDAR PARK                                                     7.2500                  0.2500            0.0000             0.0085
DECATUR                                                        8.6250                  0.2500            0.0000             0.0085
FORT WORTH                                                     6.8750                  0.2500            0.0000             0.0085
LEESBURG                                                       6.8750                  0.2500            0.0000             0.0085
DAVENPORT                                                      7.1250                  0.2500            0.0000             0.0085
GREAT FALLS                                                    7.1250                  0.2500            0.0000             0.0085
SILVER SPRING                                                  5.7500                  0.2500            0.0000             0.0085
ATHENS                                                         7.7500                  0.2500            0.0000             0.0085
SILVER SPRING                                                  6.8750                  0.2500            0.0000             0.0085
MIDDLETOWN                                                     6.7500                  0.2500            0.0000             0.0085
CAPITOL HEIGHTS                                                7.7500                  0.2500            0.0000             0.0085
MESA                                                           6.2500                  0.2500            0.0000             0.0085
ROUND ROCK                                                     7.0000                  0.2500            0.0000             0.0085
MCALLEN                                                        8.2500                  0.2500            0.0000             0.0085
CEDAR PARK                                                     6.6250                  0.2500            0.0000             0.0085
GILBERT                                                        7.6250                  0.2500            0.0000             0.0085
MESA                                                           7.7500                  0.2500            0.0000             0.0085
CLAREMONT                                                      5.8750                  0.2500            0.0000             0.0085
ORANGE                                                         8.1250                  0.2500            0.0000             0.0085
CHANDLER                                                       7.0000                  0.2500            0.0000             0.0085
SAN FRANCISCO                                                  6.7500                  0.2500            0.0000             0.0085
KELLER                                                         7.0000                  0.2500            0.0000             0.0085
MISSION                                                        8.6250                  0.2500            0.0000             0.0085
SANTA ANA                                                      7.0000                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    6.2500                  0.2500            0.0000             0.0085
PHOENIX                                                        7.3750                  0.2500            0.0000             0.0085
GREAT FALLS                                                    6.1250                  0.2500            0.0000             0.0085
TOMS RIVER                                                     7.2500                  0.2500            0.0000             0.0085
SPRING LAKE                                                    6.6250                  0.2500            0.0000             0.0085
HOLLYWOOD                                                      7.3750                  0.2500            0.0000             0.0085
HILLSDALE                                                      6.8750                  0.2500            0.0000             0.0085
MINNEAPOLIS                                                    7.3750                  0.2500            0.0000             0.0085
BROWNSVILLE                                                    7.0000                  0.2500            0.0000             0.0085
MINNEAPOLIS                                                    7.5000                  0.2500            0.0000             0.0085
LAREDO                                                         7.3750                  0.2500            0.0000             0.0085
PHOENIX                                                        6.0000                  0.2500            0.0000             0.0085
BIG BEAR LAKE                                                  7.2500                  0.2500            0.0000             0.0085
YONKERS                                                        7.5000                  0.2500            0.0000             0.0085
WASHINGTON                                                     7.1250                  0.2500            0.0000             0.0085
TOTOWA                                                         6.8750                  0.2500            0.0000             0.0085
BELLINGHAM                                                     7.1250                  0.2500            0.0000             0.0085
RICHMOND                                                       7.2500                  0.2500            0.0000             0.0085
TAKOMA PARK                                                    6.6250                  0.2500            0.0000             0.0085
CORONA                                                         7.2500                  0.2500            0.0000             0.0085
WESLACO                                                        7.3750                  0.2500            0.0000             0.0085
MCALLEN                                                        9.7500                  0.2500            0.0000             0.0085
ARIZONA CITY                                                   6.8750                  0.2500            0.0000             0.0085
WASHINGTON                                                     6.6250                  0.2500            0.0000             0.0085
MESA                                                           6.2500                  0.2500            0.0000             0.0085
REMINGTON                                                      6.2500                  0.2500            0.0000             0.0085
PHOENIX                                                        6.8750                  0.2500            0.0000             0.0085
BALTIMORE                                                      6.3750                  0.2500            0.0000             0.0085
Encino                                                         7.6250                  0.2500            0.0000             0.0085
San Antonio                                                    8.2500                  0.2500            0.0000             0.0085
OAK POINT                                                      7.6250                  0.2500            0.0000             0.0085
Dallas                                                         7.1250                  0.2500            0.0000             0.0085
OAK POINT                                                      7.6250                  0.2500            0.0000             0.0085
Bethlehem                                                      7.5000                  0.2500            0.0000             0.0085
Stockbridge                                                    7.5000                  0.2500            0.0000             0.0085
Frisco                                                         7.2500                  0.2500            0.0000             0.0085
Bryan                                                          7.8750                  0.2500            0.0000             0.0085
Ellenwood                                                      6.8750                  0.2500            0.0000             0.0085
Loris                                                          6.5000                  0.2500            0.0000             0.0085
Round Rock                                                     6.8750                  0.2500            0.0000             0.0085
Plano                                                          6.5000                  0.2500            0.0000             0.0085
Stockbridge                                                    7.8750                  0.2500            0.0000             0.0085
Rockport                                                       7.7500                  0.2500            0.0000             0.0085
Hapeville                                                      8.2500                  0.2500            0.0000             0.0085
Dallas                                                         7.8750                  0.2500            0.0000             0.0085
San Diego                                                      6.7500                  0.2500            0.0000             0.0085
Dallas                                                         7.5000                  0.2500            0.0000             0.0085
Prescott                                                       6.7500                  0.2500            0.0000             0.0085
Lincoln                                                        7.5000                  0.2500            0.0000             0.0085
Pflugerville                                                   6.8750                  0.2500            0.0000             0.0085
FT WORTH                                                       7.0000                  0.2500            0.0000             0.0085
Dacula                                                         7.7500                  0.2500            0.0000             0.0085
Aubrey                                                         7.3750                  0.2500            0.0000             0.0085
San Diego                                                      7.0000                  0.2500            0.0000             0.0085
Mckinney                                                       7.2500                  0.2500            0.0000             0.0085
Mesquite                                                       8.0000                  0.2500            0.0000             0.0085
Midway City                                                    6.8750                  0.2500            0.0000             0.0085
Mcdonough                                                      6.3750                  0.2500            0.0000             0.0085
Los Angeles                                                    6.8750                  0.2500            0.0000             0.0085
San Diego                                                      6.2500                  0.2500            0.0000             0.0085
Grand Prairie                                                  8.5000                  0.2500            0.0000             0.0085
Houston                                                        7.8750                  0.2500            0.0000             0.0085
Dallas                                                         7.7500                  0.2500            0.0000             0.0085
Vista                                                          7.1250                  0.2500            0.0000             0.0085
Marietta                                                       7.0000                  0.2500            0.0000             0.0085
FATE                                                           6.2500                  0.2500            0.0000             0.0085
Lewisville                                                     7.8750                  0.2500            0.0000             0.0085
Abingdon                                                       7.3750                  0.2500            0.0000             0.0085
Valdosta                                                       7.7500                  0.2500            0.0000             0.0085
Mcallen                                                        7.6250                  0.2500            0.0000             0.0085
Albuquerque                                                    7.5000                  0.2500            0.0000             0.0085
Riverdale                                                      8.2500                  0.2500            0.0000             0.0085
San Antonio                                                    7.2500                  0.2500            0.0000             0.0085
Douglasville                                                   6.5000                  0.2500            0.0000             0.0085
Deer Park                                                      7.8750                  0.2500            0.0000             0.0085
Myrtle Beach                                                   7.3750                  0.2500            0.0000             0.0085
Valdosta                                                       7.8750                  0.2500            0.0000             0.0085
Spring                                                         6.7500                  0.2500            0.0000             0.0085
Forney                                                         7.8750                  0.2500            0.0000             0.0085
Forney                                                         6.1250                  0.2500            0.0000             0.0085
DENTON                                                         7.5000                  0.2500            0.0000             0.0085
Mesquite                                                       7.8750                  0.2500            0.0000             0.0085
Irving                                                         7.2500                  0.2500            0.0000             0.0085
Eden Prairie                                                   6.8750                  0.2500            0.0000             0.0085
Houston                                                        7.6250                  0.2500            0.0000             0.0085
Stockbridge                                                    6.7500                  0.2500            0.0000             0.0085
OAK POINT                                                      7.5000                  0.2500            0.0000             0.0085
Dallas                                                         7.0000                  0.2500            0.0000             0.0085
Jefferson                                                      6.8750                  0.2500            0.0000             0.0085
Arlington                                                      7.2500                  0.2500            0.0000             0.0085
Houston                                                        6.8750                  0.2500            0.0000             0.0085
OAK POINT                                                      7.5000                  0.2500            0.0000             0.0085
Farmers Branch                                                 7.5000                  0.2500            0.0000             0.0085
Albuquerque                                                    7.0000                  0.2500            0.0000             0.0085
Oklahoma City                                                  6.5000                  0.2500            0.0000             0.0085
Honolulu                                                       7.6250                  0.2500            0.0000             0.0085
Las Vegas                                                      6.8750                  0.2500            0.0000             0.0085
Pasadena                                                       6.5000                  0.2500            0.0000             0.0085
ANTIOCH                                                        6.3750                  0.2500            0.0000             0.0085
SAN MARCOS                                                     6.7500                  0.2500            0.0000             0.0085
COEUR D ALENE                                                  7.2500                  0.2500            0.0000             0.0085
DUARTE                                                         7.5000                  0.2500            0.0000             0.0085
SPOKANE                                                        7.2500                  0.2500            0.0000             0.0085
CARMEL VALLEY                                                  6.7500                  0.2500            0.0000             0.0085
Muldrow                                                        6.8750                  0.2500            0.0000             0.0085
Carrollton                                                     7.0000                  0.2500            0.0000             0.0085
ALPINE FOREST                                                  7.5000                  0.2500            0.0000             0.0085
CERES                                                          7.6250                  0.2500            0.0000             0.0085
Indianapolis                                                   7.3750                  0.2500            0.0000             0.0085
HOPKINSVILLE                                                   7.5000                  0.2500            0.0000             0.0085
CAMPBELL                                                       7.8750                  0.2500            0.0000             0.0085
INDIANAPOLIS                                                   7.3750                  0.2500            0.0000             0.0085
COSHOCTON                                                      7.6250                  0.2500            0.0000             0.0085
HOPKINSVILLE                                                   7.5000                  0.2500            0.0000             0.0085
INDIANAPOLIS                                                   7.6250                  0.2500            0.0000             0.0085
LOUISVILLE                                                     7.2500                  0.2500            0.0000             0.0085
HOPKINSVILLE                                                   7.5000                  0.2500            0.0000             0.0085
HOPKINSVILLE                                                   7.5000                  0.2500            0.0000             0.0085
HOPKINSVILLE                                                   7.5000                  0.2500            0.0000             0.0085
HOPKINSVILLE                                                   7.5000                  0.2500            0.0000             0.0085
Aurora                                                         7.5000                  0.2500            0.0000             0.0085
Milwaukee                                                      7.3750                  0.2500            0.0000             0.0085
Cape Coral                                                     7.6250                  0.2500            0.0000             0.0085
Keystone                                                       7.0000                  0.2500            0.0000             0.0085
Kenosha                                                        7.5000                  0.2500            0.0000             0.0085
Milwaukee                                                      7.3750                  0.2500            0.0000             0.0085
Thorton                                                        7.7500                  0.2500            0.0000             0.0085
Coral Gables                                                   6.7500                  0.2500            0.0000             0.0085
Ashburn                                                        7.8750                  0.2500            0.0000             0.0085
Shelter Island                                                 6.6250                  0.2500            0.0000             0.0085
Alexandria                                                     7.5000                  0.2500            0.0000             0.0085
Manassas                                                       7.2500                  0.2500            0.0000             0.0085
Silver Spring                                                  7.3750                  0.2500            0.0000             0.0085
Alexandria                                                     6.7500                  0.2500            0.0000             0.0085
Alexandria                                                     7.7500                  0.2500            0.0000             0.0085
Falls Church                                                   7.5000                  0.2500            0.0000             0.0085
Cape Coral                                                     6.7500                  0.2500            0.0000             0.0085
Washington                                                     6.7500                  0.2500            0.0000             0.0085
Manassas                                                       7.1250                  0.2500            0.0000             0.0085
CLEVELAND                                                      8.0000                  0.2500            0.0000             0.0085
KAILUA                                                         6.7500                  0.2500            0.0000             0.0085
PINEVILLE                                                      8.2500                  0.2500            0.0000             0.0085
Honolulu                                                       6.3750                  0.2500            0.0000             0.0085
PLEASANT HILL                                                  7.1250                  0.2500            0.0000             0.0085
HENDERSON                                                      7.6250                  0.2500            0.0000             0.0085
Chapin                                                         7.3750                  0.2500            0.0000             0.0085
Elberton                                                       7.0000                  0.2500            0.0000             0.0085
Ventura                                                        6.5000                  0.2500            0.0000             0.0085
Gilbert                                                        7.3750                  0.2500            0.0000             0.0085
Mesa                                                           6.8750                  0.2500            0.0000             0.0085
Tucson                                                         7.3750                  0.2500            0.0000             0.0085
Sun City                                                       6.5000                  0.2500            0.0000             0.0085
Myrtle                                                         8.6250                  0.2500            0.0000             0.0085
Scottsdale                                                     6.8750                  0.2500            0.0000             0.0085
Tempe                                                          7.5000                  0.2500            0.0000             0.0085
Olathe                                                         8.7500                  0.2500            0.0000             0.0085
Phoenix                                                        8.0000                  0.2500            0.0000             0.0085
Phoenix                                                        7.3750                  0.2500            0.0000             0.0085
Tucson                                                         7.5000                  0.2500            0.0000             0.0085
Paradise Valley                                                7.3750                  0.2500            0.0000             0.0085
Cottonwood                                                     7.5000                  0.2500            0.0000             0.0085
Kansas City                                                    8.0000                  0.2500            0.0000             0.0085
Phoenix                                                        6.3750                  0.2500            0.0000             0.0085
Kansas City                                                    8.0000                  0.2500            0.0000             0.0085
Phoenix                                                        6.5000                  0.2500            0.0000             0.0085
Apache Junction                                                7.2500                  0.2500            0.0000             0.0085
Yuma                                                           6.3750                  0.2500            0.0000             0.0085
Phoenix                                                        6.7500                  0.2500            0.0000             0.0085
Phoenix                                                        8.2500                  0.2500            0.0000             0.0085
WEST FARGO                                                     7.6250                  0.2500            0.0000             0.0085
SPRING                                                         7.8750                  0.2500            0.0000             0.0085
HOUSTON                                                        7.7500                  0.2500            0.0000             0.0085
SPRING                                                         7.8750                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    7.0000                  0.2500            0.0000             0.0085
HOUSTON                                                        7.8750                  0.2500            0.0000             0.0085
GROSSE POINTE FARMS                                            7.3750                  0.2500            0.0000             0.0085
SPRING                                                         7.8750                  0.2500            0.0000             0.0085
Palm Bay                                                       7.2500                  0.2500            0.0000             0.0085
Titusville                                                     7.5000                  0.2500            0.0000             0.0085
palmbay                                                        7.3750                  0.2500            0.0000             0.0085
San Diego                                                      6.5000                  0.2500            0.0000             0.0085
San Diego                                                      6.5000                  0.2500            0.0000             0.0085
Hiram                                                          6.6250                  0.2500            0.0000             0.0085
Cincinnati                                                     7.7500                  0.2500            0.0000             0.0085
West Springfield                                               8.0000                  0.2500            0.0000             0.0085
Columbus                                                       7.2500                  0.2500            0.0000             0.0085
Acosta                                                         8.2500                  0.2500            0.0000             0.0085
Newark                                                         6.3750                  0.2500            0.0000             0.0085
Fredericktown                                                  7.8750                  0.2500            0.0000             0.0085
Pittsburgh                                                     7.3750                  0.2500            0.0000             0.0085
Columbus                                                       7.5000                  0.2500            0.0000             0.0085
Pennsburg                                                      6.6250                  0.2500            0.0000             0.0085
Fredericktown                                                  7.0000                  0.2500            0.0000             0.0085
Harrisburg                                                     8.6250                  0.2500            0.0000             0.0085
Union                                                          7.8750                  0.2500            0.0000             0.0085
BETHEL                                                         8.6250                  0.2500            0.0000             0.0085
Westbury                                                       7.1250                  0.2500            0.0000             0.0085
Bay Shore                                                      6.2500                  0.2500            0.0000             0.0085
WATERTOWN                                                      7.1250                  0.2500            0.0000             0.0085
Freeport                                                       6.8750                  0.2500            0.0000             0.0085
Elmont                                                         7.7500                  0.2500            0.0000             0.0085
Fort Worth                                                     7.7500                  0.2500            0.0000             0.0085
Denton                                                         7.0000                  0.2500            0.0000             0.0085
Kellyville                                                     8.7500                  0.2500            0.0000             0.0085
Lithia                                                         6.8750                  0.2500            0.0000             0.0085
CLAYTON                                                        7.0000                  0.2500            0.0000             0.0085
BETHESDA                                                       7.8750                  0.2500            0.0000             0.0085
Jessup                                                         7.2500                  0.2500            0.0000             0.0085
SILVER SPRING                                                  6.7500                  0.2500            0.0000             0.0085
Clayton                                                        7.7500                  0.2500            0.0000             0.0085
LAUREL                                                         7.3750                  0.2500            0.0000             0.0085
Leesburg                                                       6.3750                  0.2500            0.0000             0.0085
GERMANTOWN                                                     7.3750                  0.2500            0.0000             0.0085
Clayton                                                        6.8750                  0.2500            0.0000             0.0085
Lewiston                                                       6.5000                  0.2500            0.0000             0.0085
Portland                                                       6.6250                  0.2500            0.0000             0.0085
Harrison Township                                              7.8750                  0.2500            0.0000             0.0085
Chicopee                                                       7.8750                  0.2500            0.0000             0.0085
Highland                                                       7.0000                  0.2500            0.0000             0.0085
Converse                                                       7.0000                  0.2500            0.0000             0.0085
Emerald Isle                                                   7.3750                  0.2500            0.0000             0.0085
Crowley                                                        7.2500                  0.2500            0.0000             0.0085
Saint Petersburg                                               7.1250                  0.2500            0.0000             0.0085
Derby                                                          7.7500                  0.2500            0.0000             0.0085
Washington                                                     6.5000                  0.2500            0.0000             0.0085
PERRYVILLE                                                     7.5000                  0.2500            0.0000             0.0085
Waukegan                                                       8.0000                  0.2500            0.0000             0.0085
Wilmington                                                     6.8750                  0.2500            0.0000             0.0085
Charlotte                                                      7.2500                  0.2500            0.0000             0.0085
Lebanon                                                        6.6250                  0.2500            0.0000             0.0085
Denver                                                         7.2500                  0.2500            0.0000             0.0085
Raynham                                                        6.6250                  0.2500            0.0000             0.0085
San Antonio                                                    7.5000                  0.2500            0.0000             0.0085
Freedom                                                        6.2500                  0.2500            0.0000             0.0085
San Antonio                                                    7.8750                  0.2500            0.0000             0.0085
Chicopee                                                       7.8750                  0.2500            0.0000             0.0085
Pleasant View                                                  6.8750                  0.2500            0.0000             0.0085
SULLIVAN                                                       7.2500                  0.2500            0.0000             0.0085
Weymouth                                                       6.8750                  0.2500            0.0000             0.0085
Charlotte                                                      7.0000                  0.2500            0.0000             0.0085
Dorchester                                                     6.8750                  0.2500            0.0000             0.0085
Matthews                                                       6.2500                  0.2500            0.0000             0.0085
Elkton                                                         7.5000                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    7.6250                  0.2500            0.0000             0.0085
Assonet                                                        6.8750                  0.2500            0.0000             0.0085
Brewer                                                         6.5000                  0.2500            0.0000             0.0085
Mashpee                                                        6.7500                  0.2500            0.0000             0.0085
GOSHEN                                                         8.7500                  0.2500            0.0000             0.0085
TULARE                                                         8.8750                  0.2500            0.0000             0.0085
VISALIA                                                        8.6250                  0.2500            0.0000             0.0085
FRESNO                                                         8.6250                  0.2500            0.0000             0.0085
Las Vegas                                                      8.1250                  0.2500            0.0000             0.0085
Las Vegas                                                      7.3750                  0.2500            0.0000             0.0085
MURRIETA                                                       7.2500                  0.2500            0.0000             0.0085
Maineville                                                     7.0000                  0.2500            0.0000             0.0085
HAGERSTOWN                                                     6.2500                  0.2500            0.0000             0.0085
CHARLOTTESVILLE                                                6.0000                  0.2500            0.0000             0.0085
LAUREL                                                         8.3750                  0.2500            0.0000             0.0085
CHARLOTTESVILLE                                                6.5000                  0.2500            0.0000             0.0085
CHARLOTTESVILLE                                                6.0000                  0.2500            0.0000             0.0085
CHARLOTTESVILLE                                                6.2500                  0.2500            0.0000             0.0085
CHARLOTTESVILLE                                                6.3750                  0.2500            0.0000             0.0085
WICHITA                                                        7.3750                  0.2500            0.0000             0.0085
CHARLOTTESVILLE                                                7.0000                  0.2500            0.0000             0.0085
Charlottesville                                                6.2500                  0.2500            0.0000             0.0085
Washington                                                     7.3750                  0.2500            0.0000             0.0085
CHARLOTTESVILLE                                                6.3750                  0.2500            0.0000             0.0085
MIAMI                                                          7.7500                  0.2500            0.0000             0.0085
WICHITA                                                        7.3750                  0.2500            0.0000             0.0085
VIENNA                                                         6.7500                  0.2500            0.0000             0.0085
Temple                                                         8.3750                  0.2500            0.0000             0.0085
Myrtle Beach                                                   6.5000                  0.2500            0.0000             0.0085
Macon                                                          8.8750                  0.2500            0.0000             0.0085
Jacksonville                                                   7.5000                  0.2500            0.0000             0.0085
San Bernardino                                                 7.8750                  0.2500            0.0000             0.0085
Grand Rapids                                                   8.2500                  0.2500            0.0000             0.0085
Weatherford                                                    8.7500                  0.2500            0.0000             0.0085
Grand Rapids                                                   8.2500                  0.2500            0.0000             0.0085
Myrtle Beach                                                   6.6250                  0.2500            0.0000             0.0085
Elkmont                                                        7.1250                  0.2500            0.0000             0.0085
Kansas City                                                    7.1250                  0.2500            0.0000             0.0085
Miami                                                          6.5000                  0.2500            0.0000             0.0085
Macon                                                          8.0000                  0.2500            0.0000             0.0085
Rochester                                                      8.0000                  0.2500            0.0000             0.0085
Saint Augustine                                                7.1250                  0.2500            0.0000             0.0085
Riverside Area                                                 6.5000                  0.2500            0.0000             0.0085
SOUTH LAKE TAHOE                                               7.1250                  0.2500            0.0000             0.0085
BELL                                                           6.7500                  0.2500            0.0000             0.0085
PICO RIVERA                                                    7.0000                  0.2500            0.0000             0.0085
KOLOA                                                          6.8750                  0.2500            0.0000             0.0085
CASA GRANDE                                                    7.0000                  0.2500            0.0000             0.0085
SHOREVIEW                                                      6.7500                  0.2500            0.0000             0.0085
POMONA                                                         7.0000                  0.2500            0.0000             0.0085
SANTA ANA                                                      7.2500                  0.2500            0.0000             0.0085
N LAS VEGAS                                                    7.2500                  0.2500            0.0000             0.0085
HENDERSON                                                      7.5000                  0.2500            0.0000             0.0085
MIDWAY CITY                                                    7.5000                  0.2500            0.0000             0.0085
REDLANDS                                                       7.3750                  0.2500            0.0000             0.0085
Bay Shore                                                      7.0000                  0.2500            0.0000             0.0085
Clifton                                                        7.2500                  0.2500            0.0000             0.0085
East Elmhurst                                                  7.0000                  0.2500            0.0000             0.0085
North Bergen                                                   6.8750                  0.2500            0.0000             0.0085
West Orange                                                    7.2500                  0.2500            0.0000             0.0085
Jamaica                                                        7.0000                  0.2500            0.0000             0.0085
Passaic                                                        7.2500                  0.2500            0.0000             0.0085
Far Rockaway                                                   6.7500                  0.2500            0.0000             0.0085
Hyattsville                                                    7.2500                  0.2500            0.0000             0.0085
Hyattsville                                                    7.2500                  0.2500            0.0000             0.0085
Hyattsville                                                    7.2500                  0.2500            0.0000             0.0085
Hahira                                                         7.1250                  0.2500            0.0000             0.0085
Coral Springs                                                  7.7500                  0.2500            0.0000             0.0085
Beulaville                                                     8.1250                  0.2500            0.0000             0.0085
Columbus                                                       7.8750                  0.2500            0.0000             0.0085
Lake Oswego                                                    9.5000                  0.2500            0.0000             0.0085
WILLINGBORO                                                    7.0000                  0.2500            0.0000             0.0085
Minneapolis                                                    8.6250                  0.2500            0.0000             0.0085
DOVE CANYON                                                    6.5000                  0.2500            0.0000             0.0085
VISALIA                                                        7.3750                  0.2500            0.0000             0.0085
SAN FRANCISCO                                                  6.8750                  0.2500            0.0000             0.0085
Concord                                                        8.1250                  0.2500            0.0000             0.0085
West New York                                                  6.2500                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.7500                  0.2500            0.0000             0.0085
Miami                                                          6.7500                  0.2500            0.0000             0.0085
Hialeah                                                        7.5000                  0.2500            0.0000             0.0085
Tampa                                                          7.8750                  0.2500            0.0000             0.0085
Melbourne                                                      7.1250                  0.2500            0.0000             0.0085
Miami Beach                                                    6.8750                  0.2500            0.0000             0.0085
MIAMI                                                          7.5000                  0.2500            0.0000             0.0085
LOS ANGELES                                                    6.8750                  0.2500            0.0000             0.0085
MILPITAS                                                       6.6250                  0.2500            0.0000             0.0085
GREENFIELD                                                     6.6250                  0.2500            0.0000             0.0085
SANTA ANA                                                      6.8750                  0.2500            0.0000             0.0085
SAN JOSE                                                       7.6250                  0.2500            0.0000             0.0085
ORANGE PARK                                                    7.1250                  0.2500            0.0000             0.0085
Columbia                                                       8.5000                  0.2500            0.0000             0.0085
Savannah                                                       7.8750                  0.2500            0.0000             0.0085
Jacksonville                                                   7.1250                  0.2500            0.0000             0.0085
Jacksonville                                                   7.0000                  0.2500            0.0000             0.0085
Jacksonville                                                   7.2500                  0.2500            0.0000             0.0085
Baltimore                                                      7.0000                  0.2500            0.0000             0.0085
Easley                                                         7.6250                  0.2500            0.0000             0.0085
Mount Pleasant                                                 7.2500                  0.2500            0.0000             0.0085
BRISTOW                                                        6.8750                  0.2500            0.0000             0.0085
CULPEPER                                                       6.8750                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    6.7500                  0.2500            0.0000             0.0085
UPPER MARLBORO                                                 6.2500                  0.2500            0.0000             0.0085
LAVEEN                                                         7.2500                  0.2500            0.0000             0.0085
LANCASTER                                                      6.8750                  0.2500            0.0000             0.0085
SURPRISE                                                       7.5000                  0.2500            0.0000             0.0085
TEMECULA                                                       7.0000                  0.2500            0.0000             0.0085
FAIRFIELD                                                      6.6250                  0.2500            0.0000             0.0085
Ponte Vedra Beach                                              7.0000                  0.2500            0.0000             0.0085
Davie                                                          8.1250                  0.2500            0.0000             0.0085
Kennesaw                                                       7.1250                  0.2500            0.0000             0.0085
Conyers                                                        7.1250                  0.2500            0.0000             0.0085
Orlando                                                        6.8750                  0.2500            0.0000             0.0085
Covington                                                      7.0000                  0.2500            0.0000             0.0085
Davie                                                          6.6250                  0.2500            0.0000             0.0085
Milner                                                         7.5000                  0.2500            0.0000             0.0085
Athens                                                         6.6250                  0.2500            0.0000             0.0085
Hoschton                                                       7.3750                  0.2500            0.0000             0.0085
Peachtree City                                                 6.6250                  0.2500            0.0000             0.0085
Pompano Beach                                                  7.0000                  0.2500            0.0000             0.0085
Pompano Beach                                                  7.8750                  0.2500            0.0000             0.0085
Atlanta                                                        7.5000                  0.2500            0.0000             0.0085
Lawrenceville                                                  7.7500                  0.2500            0.0000             0.0085
Boone                                                          8.0000                  0.2500            0.0000             0.0085
Monroe                                                         7.5000                  0.2500            0.0000             0.0085
Stockbridge                                                    7.6250                  0.2500            0.0000             0.0085
Maitland                                                       7.2500                  0.2500            0.0000             0.0085
Lake Wylie                                                     5.8750                  0.2500            0.0000             0.0085
Alpharetta                                                     6.1250                  0.2500            0.0000             0.0085
Monroe                                                         7.1250                  0.2500            0.0000             0.0085
Orlando                                                        7.0000                  0.2500            0.0000             0.0085
Jacksonville                                                   7.2500                  0.2500            0.0000             0.0085
Bradenton                                                      7.7500                  0.2500            0.0000             0.0085
Brandon                                                        6.6250                  0.2500            0.0000             0.0085
Dunedin                                                        6.5000                  0.2500            0.0000             0.0085
Tampa                                                          6.3750                  0.2500            0.0000             0.0085
Marietta                                                       6.7500                  0.2500            0.0000             0.0085
Woodstock                                                      7.8750                  0.2500            0.0000             0.0085
Buford                                                         6.3750                  0.2500            0.0000             0.0085
Stockbridge                                                    7.6250                  0.2500            0.0000             0.0085
Virginia Beach                                                 8.1250                  0.2500            0.0000             0.0085
Cicero                                                         7.5000                  0.2500            0.0000             0.0085
PALM BEACH GARDENS                                             7.6250                  0.2500            0.0000             0.0085
ALEXANDRIA                                                     7.6250                  0.2500            0.0000             0.0085
Roanoke                                                        7.5000                  0.2500            0.0000             0.0085
Reisterstown                                                   6.6250                  0.2500            0.0000             0.0085
MELBOURNE                                                      7.3750                  0.2500            0.0000             0.0085
SHERWOOD                                                       7.6250                  0.2500            0.0000             0.0085
BEDFORD                                                        6.3750                  0.2500            0.0000             0.0085
Arlington                                                      7.3750                  0.2500            0.0000             0.0085
Glenn Dale                                                     7.1250                  0.2500            0.0000             0.0085
PALM BAY                                                       7.3750                  0.2500            0.0000             0.0085
SAINT AUGUSTINE                                                7.2500                  0.2500            0.0000             0.0085
Lauderhill                                                     8.7500                  0.2500            0.0000             0.0085
BRENTWOOD                                                      6.7500                  0.2500            0.0000             0.0085
Benicia                                                        6.8750                  0.2500            0.0000             0.0085
ORLANDO                                                        6.8750                  0.2500            0.0000             0.0085
WEST BABYLON                                                   7.5000                  0.2500            0.0000             0.0085
FREDERICK                                                      7.0000                  0.2500            0.0000             0.0085
Oxnard                                                         7.5000                  0.2500            0.0000             0.0085
SAN BERNARDINO                                                 6.6250                  0.2500            0.0000             0.0085
APPLE VALLEY                                                   7.2500                  0.2500            0.0000             0.0085
Gahanna                                                        5.1250                  0.2500            0.0000             0.0085
COLUMBUS                                                       5.8750                  0.2500            0.0000             0.0085
COLUMBUS                                                       5.8750                  0.2500            0.0000             0.0085
Westerville                                                    5.2500                  0.2500            0.0000             0.0085
Westerville                                                    5.0000                  0.2500            0.0000             0.0085
COLUMBUS                                                       5.9900                  0.2500            0.0000             0.0085
Salt Lake City                                                 7.2500                  0.2500            0.0000             0.0085
Park City                                                      6.8750                  0.2500            0.0000             0.0085
MIDWAY                                                         6.3750                  0.2500            0.0000             0.0085
Park City                                                      7.3750                  0.2500            0.0000             0.0085
Oradell                                                        7.1250                  0.2500            0.0000             0.0085
KALAMAZOO                                                      6.0000                  0.2500            0.0000             0.0085
Union                                                          6.6250                  0.2500            0.0000             0.0085
Zellwood                                                       7.7500                  0.2500            0.0000             0.0085
Delray Beach                                                   6.3750                  0.2500            0.0000             0.0085
Gainesville                                                    7.8750                  0.2500            0.0000             0.0085
Ocoee                                                          7.3750                  0.2500            0.0000             0.0085
Ocoee                                                          7.7500                  0.2500            0.0000             0.0085
Temple Hills                                                   7.0000                  0.2500            0.0000             0.0085
Glenwood                                                       6.3750                  0.2500            0.0000             0.0085
Bowie                                                          7.0000                  0.2500            0.0000             0.0085
Villa Rica                                                     7.7500                  0.2500            0.0000             0.0085
Deland                                                         6.7500                  0.2500            0.0000             0.0085
Wesley Chapel                                                  7.2500                  0.2500            0.0000             0.0085
Newport News                                                   7.7500                  0.2500            0.0000             0.0085
Baltimore                                                      6.8750                  0.2500            0.0000             0.0085
Washington                                                     6.8750                  0.2500            0.0000             0.0085
Maitland                                                       6.8750                  0.2500            0.0000             0.0085
Rosemount                                                      7.5000                  0.2500            0.0000             0.0085
Minneapolis                                                    7.2500                  0.2500            0.0000             0.0085
WILLIS                                                         8.6250                  0.2500            0.0000             0.0085
Houston                                                        8.6250                  0.2500            0.0000             0.0085
HILO                                                           7.2500                  0.2500            0.0000             0.0085
SANTA ROSA                                                     8.0000                  0.2500            0.0000             0.0085
LEWISVILLE                                                     7.8750                  0.2500            0.0000             0.0085
Harahan                                                        6.7500                  0.2500            0.0000             0.0085
LUBBOCK                                                        8.5000                  0.2500            0.0000             0.0085
THE WOODLANDS                                                  7.3750                  0.2500            0.0000             0.0085
DESOTO                                                         7.5000                  0.2500            0.0000             0.0085
BATON ROUGE                                                    7.7500                  0.2500            0.0000             0.0085
GREEN BAY                                                      8.3750                  0.2500            0.0000             0.0085
LEWISVILLE                                                     7.8750                  0.2500            0.0000             0.0085
WILLIS                                                         8.1250                  0.2500            0.0000             0.0085
RACINE                                                         8.6250                  0.2500            0.0000             0.0085
Houston                                                        6.7500                  0.2500            0.0000             0.0085
LEWISVILLE                                                     7.8750                  0.2500            0.0000             0.0085
The Woodlands                                                  7.3750                  0.2500            0.0000             0.0085
LEAGUE CITY                                                    7.5000                  0.2500            0.0000             0.0085
DURHAM                                                         6.8750                  0.2500            0.0000             0.0085
PEARLAND                                                       7.6250                  0.2500            0.0000             0.0085
OCEAN SPRINGS                                                  6.8750                  0.2500            0.0000             0.0085
Spring                                                         7.8750                  0.2500            0.0000             0.0085
JONESBOROUGH                                                   6.8750                  0.2500            0.0000             0.0085
Fountain Valley                                                6.6250                  0.2500            0.0000             0.0085
San Gabriel                                                    6.8750                  0.2500            0.0000             0.0085
MESA                                                           6.2500                  0.2500            0.0000             0.0085
Phoenix                                                        6.8750                  0.2500            0.0000             0.0085
Peoria                                                         6.8750                  0.2500            0.0000             0.0085
SUMMIT                                                         7.5000                  0.2500            0.0000             0.0085
Bourbonnais                                                    7.5000                  0.2500            0.0000             0.0085
Northbrook                                                     8.1250                  0.2500            0.0000             0.0085
Franklin                                                       7.0000                  0.2500            0.0000             0.0085
Osakis                                                         7.2500                  0.2500            0.0000             0.0085
Coon Rapids                                                    7.5000                  0.2500            0.0000             0.0085
ST LOUIS                                                       7.5000                  0.2500            0.0000             0.0085
CONWAY                                                         8.6250                  0.2500            0.0000             0.0085
LONGVIEW                                                       7.6250                  0.2500            0.0000             0.0085
DALLAS                                                         8.6250                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   7.1250                  0.2500            0.0000             0.0085
LONGVIEW                                                       7.6250                  0.2500            0.0000             0.0085
LONGVIEW                                                       7.6250                  0.2500            0.0000             0.0085
DALLAS                                                         8.6250                  0.2500            0.0000             0.0085
TYLER                                                          7.5000                  0.2500            0.0000             0.0085
AZLE                                                           6.8750                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   7.1250                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   7.1250                  0.2500            0.0000             0.0085
HOUSTON                                                        9.0000                  0.2500            0.0000             0.0085
Bloomington                                                    7.2500                  0.2500            0.0000             0.0085
Silverthorne                                                   7.2500                  0.2500            0.0000             0.0085
Boulder                                                        6.7500                  0.2500            0.0000             0.0085
Haiku                                                          6.6250                  0.2500            0.0000             0.0085
Parker                                                         7.6250                  0.2500            0.0000             0.0085
Philadelphia                                                   7.7500                  0.2500            0.0000             0.0085
Long Beach                                                     6.6250                  0.2500            0.0000             0.0085
Los Angeles                                                    7.1250                  0.2500            0.0000             0.0085
Los Angeles                                                    6.7500                  0.2500            0.0000             0.0085
New Preston Marble Dale                                        7.1250                  0.2500            0.0000             0.0085
Riverside                                                      6.6250                  0.2500            0.0000             0.0085
Santa Barbara                                                  6.2500                  0.2500            0.0000             0.0085
Tarzana                                                        7.2500                  0.2500            0.0000             0.0085
Arlington                                                      7.5000                  0.2500            0.0000             0.0085
Los Angeles                                                    6.5000                  0.2500            0.0000             0.0085
Pebble Beach                                                   7.5000                  0.2500            0.0000             0.0085
Merrimac                                                       7.1250                  0.2500            0.0000             0.0085
Kansas City                                                    6.8750                  0.2500            0.0000             0.0085
Staten Island                                                  7.8750                  0.2500            0.0000             0.0085
Venice                                                         6.7500                  0.2500            0.0000             0.0085
Stockton                                                       7.5000                  0.2500            0.0000             0.0085
San Diego                                                      8.6250                  0.2500            0.0000             0.0085
Orlando                                                        7.5000                  0.2500            0.0000             0.0085
Ocean Springs                                                  7.0000                  0.2500            0.0000             0.0085
Ventura                                                        7.5000                  0.2500            0.0000             0.0085
Albuquerque                                                    7.5000                  0.2500            0.0000             0.0085
Phoenix                                                        6.8750                  0.2500            0.0000             0.0085
La Quinta                                                      7.2500                  0.2500            0.0000             0.0085
Stevensville                                                   7.7500                  0.2500            0.0000             0.0085
San Diego                                                      6.7500                  0.2500            0.0000             0.0085
Palos Verdes Peninsula                                         6.8750                  0.2500            0.0000             0.0085
Delray Beach                                                   6.8750                  0.2500            0.0000             0.0085
Indian Orchard                                                 7.2500                  0.2500            0.0000             0.0085
Cashiers Townshi[p                                             7.5000                  0.2500            0.0000             0.0085
Las Vegas                                                      6.8750                  0.2500            0.0000             0.0085
Niles                                                          7.5000                  0.2500            0.0000             0.0085
Glendale                                                       6.6250                  0.2500            0.0000             0.0085
Palmdale                                                       7.2500                  0.2500            0.0000             0.0085
Anaheim                                                        7.1250                  0.2500            0.0000             0.0085
Phelan                                                         6.8750                  0.2500            0.0000             0.0085
Pearl City                                                     6.8750                  0.2500            0.0000             0.0085
Long Beach                                                     7.8750                  0.2500            0.0000             0.0085
Brockton                                                       6.7500                  0.2500            0.0000             0.0085
Dallas                                                         7.2500                  0.2500            0.0000             0.0085
Rockville                                                      7.6250                  0.2500            0.0000             0.0085
Ocala                                                          8.7500                  0.2500            0.0000             0.0085
Chesterfield                                                   7.7500                  0.2500            0.0000             0.0085
Cypress                                                        8.1250                  0.2500            0.0000             0.0085
Dallas                                                         8.6250                  0.2500            0.0000             0.0085
CAIRO                                                          8.6250                  0.2500            0.0000             0.0085
Laredo                                                         7.5000                  0.2500            0.0000             0.0085
Tallahassee                                                    7.8750                  0.2500            0.0000             0.0085
Houston                                                        7.5000                  0.2500            0.0000             0.0085
Saint Louis                                                    8.1250                  0.2500            0.0000             0.0085
KANKAKEE                                                       7.8750                  0.2500            0.0000             0.0085
Palm Bay                                                       7.5000                  0.2500            0.0000             0.0085
Katy                                                           7.1250                  0.2500            0.0000             0.0085
Bryan                                                          7.7500                  0.2500            0.0000             0.0085
DALLAS                                                         8.0000                  0.2500            0.0000             0.0085
Crystal City                                                   8.7500                  0.2500            0.0000             0.0085
Oklahoma City                                                  7.3750                  0.2500            0.0000             0.0085
RINGGOLD                                                       6.7500                  0.2500            0.0000             0.0085
Jacksonville                                                   6.8750                  0.2500            0.0000             0.0085
Summerville                                                    6.8750                  0.2500            0.0000             0.0085
Jacksonville                                                   7.5000                  0.2500            0.0000             0.0085
Nashville                                                      7.8750                  0.2500            0.0000             0.0085
Tulsa                                                          7.5000                  0.2500            0.0000             0.0085
Kennesaw                                                       7.0000                  0.2500            0.0000             0.0085
Kennesaw                                                       7.0000                  0.2500            0.0000             0.0085
Flagler Beach                                                  7.1250                  0.2500            0.0000             0.0085
Orlando                                                        6.8750                  0.2500            0.0000             0.0085
Ft Lauderdale                                                  6.8750                  0.2500            0.0000             0.0085
LONG BEACH TOWNSHIP                                            6.3750                  0.2500            0.0000             0.0085
Ball Ground                                                    7.2500                  0.2500            0.0000             0.0085
LINCOLN                                                        6.8750                  0.2500            0.0000             0.0085
HARRISON                                                       7.7500                  0.2500            0.0000             0.0085
MERIDIAN                                                       6.2500                  0.2500            0.0000             0.0085
CHICAGO                                                        6.7500                  0.2500            0.0000             0.0085
BALTIMORE                                                      6.1250                  0.2500            0.0000             0.0085
MADISON                                                        6.3750                  0.2500            0.0000             0.0085
GLENDALE                                                       6.7500                  0.2500            0.0000             0.0085
NORTH BERGEN                                                   6.6250                  0.2500            0.0000             0.0085
LAKEWOOD                                                       6.8750                  0.2500            0.0000             0.0085
BELLEVILLE                                                     6.7500                  0.2500            0.0000             0.0085
NEW CASTLE                                                     7.2500                  0.2500            0.0000             0.0085
Tolleson                                                       7.3750                  0.2500            0.0000             0.0085
Thornton                                                       8.0000                  0.2500            0.0000             0.0085
Los Angeles                                                    6.8750                  0.2500            0.0000             0.0085
Lancaster                                                      7.0000                  0.2500            0.0000             0.0085
ESCONDIDO                                                      6.6250                  0.2500            0.0000             0.0085
Broken Arrow                                                   7.7500                  0.2500            0.0000             0.0085
Jacksonville                                                   7.5000                  0.2500            0.0000             0.0085
Benton                                                         7.8750                  0.2500            0.0000             0.0085
Broken Arrow                                                   7.7500                  0.2500            0.0000             0.0085
Broken Arrow                                                   7.7500                  0.2500            0.0000             0.0085
Philadelphia                                                   7.3750                  0.2500            0.0000             0.0085
Broken Arrow                                                   7.7500                  0.2500            0.0000             0.0085
Broken Arrow                                                   7.7500                  0.2500            0.0000             0.0085
Garden Grove                                                   6.7500                  0.2500            0.0000             0.0085
Sacramento                                                     6.0000                  0.2500            0.0000             0.0085
Bakersfield                                                    6.0000                  0.2500            0.0000             0.0085
Gulfport                                                       6.2500                  0.2500            0.0000             0.0085
kyle                                                           6.1250                  0.2500            0.0000             0.0085
Shreveport                                                     8.2500                  0.2500            0.0000             0.0085
Lakewood                                                       7.6250                  0.2500            0.0000             0.0085
akron                                                          7.8750                  0.2500            0.0000             0.0085
portland                                                       6.5000                  0.2500            0.0000             0.0085
conley                                                         6.7500                  0.2500            0.0000             0.0085
santa fe                                                       7.5000                  0.2500            0.0000             0.0085
yers                                                           7.0000                  0.2500            0.0000             0.0085
Cleveland                                                      7.2500                  0.2500            0.0000             0.0085
houston                                                        6.2500                  0.2500            0.0000             0.0085
gresham                                                        6.6250                  0.2500            0.0000             0.0085
houston                                                        6.7500                  0.2500            0.0000             0.0085
post falls                                                     7.0000                  0.2500            0.0000             0.0085
houston                                                        6.3750                  0.2500            0.0000             0.0085
cleveland                                                      7.2500                  0.2500            0.0000             0.0085
independence                                                   7.1250                  0.2500            0.0000             0.0085
AKRON                                                          7.8750                  0.2500            0.0000             0.0085
richmond                                                       6.3750                  0.2500            0.0000             0.0085
akron                                                          8.0000                  0.2500            0.0000             0.0085
fort meyers                                                    6.6250                  0.2500            0.0000             0.0085
Cleveland                                                      7.2500                  0.2500            0.0000             0.0085
cleveland                                                      7.2500                  0.2500            0.0000             0.0085
CHELSEA                                                        6.6250                  0.2500            0.0000             0.0085
SPRING                                                         7.7500                  0.2500            0.0000             0.0085
Fountain                                                       8.6250                  0.2500            0.0000             0.0085
Arvada                                                         6.3750                  0.2500            0.0000             0.0085
Denver                                                         7.5000                  0.2500            0.0000             0.0085
Hillsborough                                                   7.7500                  0.2500            0.0000             0.0085
BEALETON                                                       7.5000                  0.2500            0.0000             0.0085
WEST CHESTER                                                   7.8750                  0.2500            0.0000             0.0085
RISING SUN                                                     7.7500                  0.2500            0.0000             0.0085
LUMBERTON                                                      7.8750                  0.2500            0.0000             0.0085
PITTSTOWN                                                      7.7500                  0.2500            0.0000             0.0085
ELLICOTT CITY                                                  7.6250                  0.2500            0.0000             0.0085
Sacramento                                                     6.5000                  0.2500            0.0000             0.0085
Oakland                                                        6.7500                  0.2500            0.0000             0.0085
Tallahassee                                                    7.1250                  0.2500            0.0000             0.0085
Orlando                                                        7.0000                  0.2500            0.0000             0.0085
Tampa                                                          7.0000                  0.2500            0.0000             0.0085
Gilbert                                                        6.8750                  0.2500            0.0000             0.0085
Surprise                                                       7.2500                  0.2500            0.0000             0.0085
Mesa                                                           7.8750                  0.2500            0.0000             0.0085
Pottstown                                                      6.8750                  0.2500            0.0000             0.0085
Collegeville                                                   7.0000                  0.2500            0.0000             0.0085
Hastings                                                       6.5000                  0.2500            0.0000             0.0085
Washington                                                     7.3750                  0.2500            0.0000             0.0085
COVINGTON                                                      6.2500                  0.2500            0.0000             0.0085
LAKELAND                                                       7.5000                  0.2500            0.0000             0.0085
UNION CITY                                                     7.3750                  0.2500            0.0000             0.0085
Dallas                                                         7.6250                  0.2500            0.0000             0.0085
GRIFFIN                                                        7.5000                  0.2500            0.0000             0.0085
Suwanee                                                        6.6250                  0.2500            0.0000             0.0085
AUSTELL                                                        7.0000                  0.2500            0.0000             0.0085
Hampton                                                        7.3750                  0.2500            0.0000             0.0085
EUHARLEE                                                       7.2500                  0.2500            0.0000             0.0085
MARIETTA                                                       7.5000                  0.2500            0.0000             0.0085
DECATUR                                                        6.8750                  0.2500            0.0000             0.0085
UNION CITY                                                     7.3750                  0.2500            0.0000             0.0085
KENNESAW                                                       5.6250                  0.2500            0.0000             0.0085
VILLA RICA                                                     7.3750                  0.2500            0.0000             0.0085
TEMPLE                                                         6.7500                  0.2500            0.0000             0.0085
Dallas                                                         7.1250                  0.2500            0.0000             0.0085
MCDONOUGH                                                      7.3750                  0.2500            0.0000             0.0085
Riverdale                                                      7.0000                  0.2500            0.0000             0.0085
CANTON                                                         5.6250                  0.2500            0.0000             0.0085
NORCROSS                                                       6.7500                  0.2500            0.0000             0.0085
SNELLVILLE                                                     7.6250                  0.2500            0.0000             0.0085
SUGAR HILL                                                     6.3750                  0.2500            0.0000             0.0085
McDonough                                                      6.6250                  0.2500            0.0000             0.0085
JONESBORO                                                      7.0000                  0.2500            0.0000             0.0085
COLLEGE PARK                                                   7.8750                  0.2500            0.0000             0.0085
JONESBORO                                                      7.5000                  0.2500            0.0000             0.0085
HIRAM                                                          6.5000                  0.2500            0.0000             0.0085
HAMPTON                                                        7.1250                  0.2500            0.0000             0.0085
NORCROSS                                                       6.7500                  0.2500            0.0000             0.0085
FAIRBURN                                                       6.5000                  0.2500            0.0000             0.0085
DACULA                                                         7.5000                  0.2500            0.0000             0.0085
Hartwell                                                       6.5000                  0.2500            0.0000             0.0085
Lithia Springs                                                 7.2500                  0.2500            0.0000             0.0085
Powder Springs                                                 7.5000                  0.2500            0.0000             0.0085
RIVERDALE                                                      7.0000                  0.2500            0.0000             0.0085
ACWORTH                                                        6.2500                  0.2500            0.0000             0.0085
CANTON                                                         7.7500                  0.2500            0.0000             0.0085
CARTERSVILLE                                                   7.5000                  0.2500            0.0000             0.0085
KINGSTON                                                       7.7500                  0.2500            0.0000             0.0085
MANHATTAN BEACH                                                6.3750                  0.2500            0.0000             0.0085
GARDEN GROVE                                                   6.8750                  0.2500            0.0000             0.0085
WASHINGTON                                                     5.7500                  0.2500            0.0000             0.0085
SAN PEDRO                                                      6.7500                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.0000                  0.2500            0.0000             0.0085
VAN NUYS                                                       6.6250                  0.2500            0.0000             0.0085
PALOS VERDES ESTATES                                           6.8750                  0.2500            0.0000             0.0085
INGLEWOOD                                                      6.5000                  0.2500            0.0000             0.0085
PINEHURST                                                      6.8750                  0.2500            0.0000             0.0085
GARDEN GROVE                                                   6.5000                  0.2500            0.0000             0.0085
NORWALK                                                        6.5000                  0.2500            0.0000             0.0085
Las Vegas                                                      6.6250                  0.2500            0.0000             0.0085
CRANBERRY TWP                                                  7.0000                  0.2500            0.0000             0.0085
RIVERSIDE                                                      6.7500                  0.2500            0.0000             0.0085
Rialto                                                         6.8750                  0.2500            0.0000             0.0085
CORAL GABLES                                                   7.1250                  0.2500            0.0000             0.0085
PHILADELPHIA                                                   7.8750                  0.2500            0.0000             0.0085
YUCAIPA                                                        6.3750                  0.2500            0.0000             0.0085
REDONDO BEACH                                                  6.3750                  0.2500            0.0000             0.0085
MIAMI                                                          6.8750                  0.2500            0.0000             0.0085
RED BLUFF                                                      6.7500                  0.2500            0.0000             0.0085
REDONDO BEACH                                                  6.8750                  0.2500            0.0000             0.0085
Los Angeles                                                    5.8750                  0.2500            0.0000             0.0085
NEWTON                                                         6.8750                  0.2500            0.0000             0.0085
ETIWANDA                                                       6.8750                  0.2500            0.0000             0.0085
Hilaleah                                                       6.8750                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.2500                  0.2500            0.0000             0.0085
LOS ANGELES                                                    6.8750                  0.2500            0.0000             0.0085
FOUNTAIN VALLEY                                                6.5000                  0.2500            0.0000             0.0085
GALENA                                                         6.6250                  0.2500            0.0000             0.0085
MEDINA                                                         6.5000                  0.2500            0.0000             0.0085
ONTARIO                                                        6.0000                  0.2500            0.0000             0.0085
CHICAGO                                                        6.7500                  0.2500            0.0000             0.0085
Rolling Meadows                                                7.1250                  0.2500            0.0000             0.0085
Head Of The Harbor                                             7.5000                  0.2500            0.0000             0.0085
SAINT LOUIS                                                    8.1250                  0.2500            0.0000             0.0085
Saint Louis                                                    6.8750                  0.2500            0.0000             0.0085
Dallas                                                         8.7500                  0.2500            0.0000             0.0085
LOUISVILLE                                                     7.7500                  0.2500            0.0000             0.0085
DALLAS                                                         7.8750                  0.2500            0.0000             0.0085
Houston                                                        8.3750                  0.2500            0.0000             0.0085
HOUSTON                                                        8.6250                  0.2500            0.0000             0.0085
Fort Worth                                                     7.2500                  0.2500            0.0000             0.0085
Denton                                                         7.7500                  0.2500            0.0000             0.0085
Louisville                                                     8.6250                  0.2500            0.0000             0.0085
Weatherford                                                    7.2500                  0.2500            0.0000             0.0085
HOUSTON                                                        8.6250                  0.2500            0.0000             0.0085
Gunter                                                         7.8750                  0.2500            0.0000             0.0085
Louisville                                                     8.6250                  0.2500            0.0000             0.0085
HOUSTON                                                        8.6250                  0.2500            0.0000             0.0085
Louisville                                                     8.6250                  0.2500            0.0000             0.0085
Bowling Green                                                  7.8750                  0.2500            0.0000             0.0085
DENTON                                                         7.8750                  0.2500            0.0000             0.0085
Valrico                                                        7.1250                  0.2500            0.0000             0.0085
Gahanna                                                        7.1250                  0.2500            0.0000             0.0085
GILLESPIE                                                      8.1250                  0.2500            0.0000             0.0085
Krum                                                           6.5000                  0.2500            0.0000             0.0085
WARSAW                                                         8.6250                  0.2500            0.0000             0.0085
Sanger                                                         6.7500                  0.2500            0.0000             0.0085
Cahokia                                                        9.2500                  0.2500            0.0000             0.0085
Cahokia                                                        9.2500                  0.2500            0.0000             0.0085
Cahokia                                                        9.2500                  0.2500            0.0000             0.0085
Stephenville                                                   7.2500                  0.2500            0.0000             0.0085
Lewisville                                                     8.0000                  0.2500            0.0000             0.0085
Little Elm                                                     7.5000                  0.2500            0.0000             0.0085
Itasca                                                         8.2500                  0.2500            0.0000             0.0085
Alvarado                                                       8.5000                  0.2500            0.0000             0.0085
NORWALK                                                        6.0000                  0.2500            0.0000             0.0085
burlingame                                                     7.0000                  0.2500            0.0000             0.0085
Chattanooga                                                    7.6250                  0.2500            0.0000             0.0085
Cumming                                                        7.3750                  0.2500            0.0000             0.0085
Elberta                                                        7.5000                  0.2500            0.0000             0.0085
Mt Pleasant                                                    7.7500                  0.2500            0.0000             0.0085
Dallas                                                         7.6250                  0.2500            0.0000             0.0085
Yulee                                                          7.3750                  0.2500            0.0000             0.0085
Kennesaw                                                       6.7500                  0.2500            0.0000             0.0085
Chelsea                                                        7.5000                  0.2500            0.0000             0.0085
Atlanta                                                        7.0000                  0.2500            0.0000             0.0085
Gainesville                                                    7.7500                  0.2500            0.0000             0.0085
Gulf Shores                                                    7.6250                  0.2500            0.0000             0.0085
RANCHO CUCAMONGA                                               7.5000                  0.2500            0.0000             0.0085
APPLE VALLEY                                                   8.5000                  0.2500            0.0000             0.0085
BAKERSFIELD                                                    8.3750                  0.2500            0.0000             0.0085
ROSEVILLE                                                      6.5000                  0.2500            0.0000             0.0085
LANCASTER                                                      7.1250                  0.2500            0.0000             0.0085
APPLE VALLEY                                                   8.1250                  0.2500            0.0000             0.0085
HOUSTON                                                        7.3750                  0.2500            0.0000             0.0085
DENTON                                                         6.5000                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   6.5000                  0.2500            0.0000             0.0085
NORTH LAS VEGAS                                                7.0000                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.6250                  0.2500            0.0000             0.0085
NAPLES                                                         8.3750                  0.2500            0.0000             0.0085
ORLANDO                                                        6.7500                  0.2500            0.0000             0.0085
NORTH LAS VEGAS                                                7.0000                  0.2500            0.0000             0.0085
RIVERVIEW                                                      6.7500                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   7.5000                  0.2500            0.0000             0.0085
LAS VEGAS                                                      7.0000                  0.2500            0.0000             0.0085
Caldwell                                                       8.6250                  0.2500            0.0000             0.0085
Muskogee                                                       6.7500                  0.2500            0.0000             0.0085
Caldwell                                                       8.6250                  0.2500            0.0000             0.0085
Colorado Springs                                               7.2500                  0.2500            0.0000             0.0085
WEST JORDAN                                                    7.0000                  0.2500            0.0000             0.0085
COLORADO SPRINGS                                               7.0000                  0.2500            0.0000             0.0085
WEST VALLEY CITY                                               7.5000                  0.2500            0.0000             0.0085
SAINT GEORGE                                                   6.7500                  0.2500            0.0000             0.0085
Roosevelt                                                      8.6250                  0.2500            0.0000             0.0085
Aurora                                                         8.5000                  0.2500            0.0000             0.0085
EAGLE MOUNTAIN                                                 7.5000                  0.2500            0.0000             0.0085
Norwich                                                        8.6250                  0.2500            0.0000             0.0085
Temecula                                                       8.6250                  0.2500            0.0000             0.0085
Murrieta                                                       8.6250                  0.2500            0.0000             0.0085
Murrieta                                                       8.6250                  0.2500            0.0000             0.0085
SPRINGFIELD                                                    8.7500                  0.2500            0.0000             0.0085
SOUTHBRIDGE                                                    8.2500                  0.2500            0.0000             0.0085
MANCHESTER                                                     7.5000                  0.2500            0.0000             0.0085
Lebanon                                                        7.6250                  0.2500            0.0000             0.0085
Roseville                                                      6.6250                  0.2500            0.0000             0.0085
Westminster                                                    7.1250                  0.2500            0.0000             0.0085
Norcross                                                       8.2500                  0.2500            0.0000             0.0085
Henryetta                                                      7.7500                  0.2500            0.0000             0.0085
Wichita                                                        8.2500                  0.2500            0.0000             0.0085
Humble                                                         8.0000                  0.2500            0.0000             0.0085
Detroit                                                        8.2500                  0.2500            0.0000             0.0085
Williamsburg                                                   7.2500                  0.2500            0.0000             0.0085
Columbia                                                       8.2500                  0.2500            0.0000             0.0085
Canton                                                         6.7500                  0.2500            0.0000             0.0085
Garland                                                        8.2500                  0.2500            0.0000             0.0085
Newark                                                         8.5000                  0.2500            0.0000             0.0085
Littleton                                                      6.8750                  0.2500            0.0000             0.0085
Santa Monica                                                   7.5000                  0.2500            0.0000             0.0085
SCOTTSDALE                                                     7.2500                  0.2500            0.0000             0.0085
COLUMBIA                                                       7.5000                  0.2500            0.0000             0.0085
THOUSAND OAKS                                                  7.5000                  0.2500            0.0000             0.0085
Chino                                                          6.7500                  0.2500            0.0000             0.0085
Apple Valley                                                   7.7500                  0.2500            0.0000             0.0085
TUSTIN                                                         6.3750                  0.2500            0.0000             0.0085
APPLE VALLEY                                                   7.5000                  0.2500            0.0000             0.0085
APPLE VALLEY                                                   7.5000                  0.2500            0.0000             0.0085
PLEASANT HILL                                                  6.3750                  0.2500            0.0000             0.0085
QUARTZ HILL ARE                                                6.0000                  0.2500            0.0000             0.0085
LOS ANGELES                                                    6.5000                  0.2500            0.0000             0.0085
Williamsburg                                                   6.5000                  0.2500            0.0000             0.0085
Ft Washington                                                  6.7500                  0.2500            0.0000             0.0085
Lynchburg                                                      6.7500                  0.2500            0.0000             0.0085
College Park                                                   7.7500                  0.2500            0.0000             0.0085
College Park                                                   8.0000                  0.2500            0.0000             0.0085
Monroe                                                         7.7500                  0.2500            0.0000             0.0085
Marietta                                                       7.3750                  0.2500            0.0000             0.0085
Union City                                                     7.0000                  0.2500            0.0000             0.0085
Phoenix                                                        7.0000                  0.2500            0.0000             0.0085
El Mirage                                                      7.5000                  0.2500            0.0000             0.0085
Show Low                                                       7.2500                  0.2500            0.0000             0.0085
North Las Vegas                                                7.2500                  0.2500            0.0000             0.0085
Colorado Springs                                               7.7500                  0.2500            0.0000             0.0085
Shawnee                                                        8.7500                  0.2500            0.0000             0.0085
Shawnee                                                        8.0000                  0.2500            0.0000             0.0085
Long Beach                                                     6.8750                  0.2500            0.0000             0.0085
Fort Worth                                                     7.8750                  0.2500            0.0000             0.0085
Federal Way                                                    7.0000                  0.2500            0.0000             0.0085
ALBUQUERQUE                                                    6.8750                  0.2500            0.0000             0.0085
PHOENIX                                                        6.8750                  0.2500            0.0000             0.0085
SCOTTSDALE                                                     7.2500                  0.2500            0.0000             0.0085
SAN LUIS                                                       7.2500                  0.2500            0.0000             0.0085
PHOENIX                                                        7.1250                  0.2500            0.0000             0.0085
Glendale                                                       7.2500                  0.2500            0.0000             0.0085
Phoenix                                                        6.7500                  0.2500            0.0000             0.0085
QUEEN CREEK                                                    7.8750                  0.2500            0.0000             0.0085
Albuquerque                                                    6.8750                  0.2500            0.0000             0.0085
ALBUQUERQUE                                                    6.8750                  0.2500            0.0000             0.0085
Salisbury                                                      7.6250                  0.2500            0.0000             0.0085
Winston Salem                                                  7.1250                  0.2500            0.0000             0.0085
Winston Salem                                                  7.7500                  0.2500            0.0000             0.0085
Conyers                                                        7.6250                  0.2500            0.0000             0.0085
Winston                                                        7.5000                  0.2500            0.0000             0.0085
Winston Salem                                                  7.1250                  0.2500            0.0000             0.0085
Hoschton                                                       6.6250                  0.2500            0.0000             0.0085
Mckinney                                                       6.7500                  0.2500            0.0000             0.0085
Allen                                                          6.2500                  0.2500            0.0000             0.0085
Arlington                                                      6.8750                  0.2500            0.0000             0.0085
Mckinney                                                       8.1250                  0.2500            0.0000             0.0085
Lewisville                                                     8.5000                  0.2500            0.0000             0.0085
Kimberly                                                       8.3750                  0.2500            0.0000             0.0085
Kiawah Island                                                  7.8750                  0.2500            0.0000             0.0085
CONYERS                                                        7.7500                  0.2500            0.0000             0.0085
BRUNSWICK                                                      6.5000                  0.2500            0.0000             0.0085
COLUMBUS                                                       8.2500                  0.2500            0.0000             0.0085
KISSIMMEE                                                      7.6250                  0.2500            0.0000             0.0085
ORLANDO                                                        6.8750                  0.2500            0.0000             0.0085
CHARLOTTE                                                      8.1250                  0.2500            0.0000             0.0085
WAYCROSS                                                       6.7500                  0.2500            0.0000             0.0085
CHARLOTTE                                                      7.5000                  0.2500            0.0000             0.0085
PITTSBURGH                                                     6.3750                  0.2500            0.0000             0.0085
ORLANDO                                                        8.1250                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   7.8750                  0.2500            0.0000             0.0085
GOOSE CREEK                                                    6.7500                  0.2500            0.0000             0.0085
SATELLITE BEACH                                                6.6250                  0.2500            0.0000             0.0085
TAMPA                                                          6.8750                  0.2500            0.0000             0.0085
DUMFRIES                                                       7.2500                  0.2500            0.0000             0.0085
BOYCE                                                          6.2500                  0.2500            0.0000             0.0085
WEST PALM BEACH                                                6.3750                  0.2500            0.0000             0.0085
OGDEN                                                          7.5000                  0.2500            0.0000             0.0085
FAIRFAX STATION                                                6.0000                  0.2500            0.0000             0.0085
SAGINAW                                                        7.8750                  0.2500            0.0000             0.0085
PEORIA                                                         5.5000                  0.2500            0.0000             0.0085
KISSIMMEE                                                      7.2500                  0.2500            0.0000             0.0085
WAXHAW                                                         6.5000                  0.2500            0.0000             0.0085
SCOTTSDALE                                                     5.5000                  0.2500            0.0000             0.0085
NORTH PORT                                                     6.0000                  0.2500            0.0000             0.0085
JASPER                                                         6.6250                  0.2500            0.0000             0.0085
STATESBORO                                                     7.0000                  0.2500            0.0000             0.0085
TAMPA                                                          6.3750                  0.2500            0.0000             0.0085
BOULDER                                                        5.5000                  0.2500            0.0000             0.0085
ORLANDO                                                        8.1250                  0.2500            0.0000             0.0085
NAPLES                                                         6.5000                  0.2500            0.0000             0.0085
Dover                                                          6.1250                  0.2500            0.0000             0.0085
ORLANDO                                                        5.8750                  0.2500            0.0000             0.0085
Fitzgerald                                                     7.0000                  0.2500            0.0000             0.0085
ORLANDO                                                        7.7500                  0.2500            0.0000             0.0085
CHARLOTTE                                                      6.2500                  0.2500            0.0000             0.0085
PALM SPRINGS                                                   6.1250                  0.2500            0.0000             0.0085
SUGAR HILL                                                     6.0000                  0.2500            0.0000             0.0085
HARTWELL                                                       6.8750                  0.2500            0.0000             0.0085
ORLANDO                                                        7.6250                  0.2500            0.0000             0.0085
ALEXANDRIA                                                     5.8750                  0.2500            0.0000             0.0085
FREDRICKSBERG                                                  5.5000                  0.2500            0.0000             0.0085
CAMDEN WYOMING                                                 6.5000                  0.2500            0.0000             0.0085
LOS ANGELES                                                    5.5000                  0.2500            0.0000             0.0085
LAWRENCEVILLE                                                  5.5000                  0.2500            0.0000             0.0085
PITTSBURGH                                                     6.6250                  0.2500            0.0000             0.0085
IRMO                                                           7.6250                  0.2500            0.0000             0.0085
KISSIMMEE                                                      7.6250                  0.2500            0.0000             0.0085
NEWPORT NEWS                                                   5.8750                  0.2500            0.0000             0.0085
RALEIGH                                                        5.8750                  0.2500            0.0000             0.0085
KISSIMMEE                                                      7.6750                  0.2500            0.0000             0.0085
Miami                                                          7.0000                  0.2500            0.0000             0.0085
Warren                                                         7.2500                  0.2500            0.0000             0.0085
LANSING                                                        7.5000                  0.2500            0.0000             0.0085
Aldan                                                          7.6250                  0.2500            0.0000             0.0085
Phila                                                          6.7500                  0.2500            0.0000             0.0085
Doylestown                                                     7.2500                  0.2500            0.0000             0.0085
Lake Harmony                                                   6.6250                  0.2500            0.0000             0.0085
Philadelphia                                                   7.5000                  0.2500            0.0000             0.0085
Devon                                                          6.8750                  0.2500            0.0000             0.0085
Dover                                                          7.0000                  0.2500            0.0000             0.0085
Blackwood                                                      7.8750                  0.2500            0.0000             0.0085
Bear                                                           7.2500                  0.2500            0.0000             0.0085
Pleasantville                                                  7.3750                  0.2500            0.0000             0.0085
Pleasantville                                                  7.5000                  0.2500            0.0000             0.0085
Marcus Hook                                                    7.0000                  0.2500            0.0000             0.0085
Pine Hill                                                      7.2500                  0.2500            0.0000             0.0085
Fort Washington                                                6.7500                  0.2500            0.0000             0.0085
Wilmington                                                     7.3750                  0.2500            0.0000             0.0085
Philadelphia                                                   7.1250                  0.2500            0.0000             0.0085
Norristown                                                     7.0000                  0.2500            0.0000             0.0085
Wilmington                                                     7.8750                  0.2500            0.0000             0.0085
WOOLRICH                                                       8.1250                  0.2500            0.0000             0.0085
Wilmington                                                     7.7500                  0.2500            0.0000             0.0085
Philadelphia                                                   6.7500                  0.2500            0.0000             0.0085
MIRAMAR                                                        6.5000                  0.2500            0.0000             0.0085
SAN DIEGO                                                      7.3750                  0.2500            0.0000             0.0085
BELL GARDENS                                                   6.5000                  0.2500            0.0000             0.0085
GRAND PRAIRIE                                                  8.0000                  0.2500            0.0000             0.0085
NORFOLK                                                        7.1250                  0.2500            0.0000             0.0085
VIRGINIA BCH                                                   6.2500                  0.2500            0.0000             0.0085
JACKSONVILLE                                                   8.0000                  0.2500            0.0000             0.0085
ST AUGUSTINE                                                   7.6250                  0.2500            0.0000             0.0085
Monticello                                                     7.3750                  0.2500            0.0000             0.0085
BALTIMORE                                                      7.0000                  0.2500            0.0000             0.0085
VIRGINIA BEACH                                                 7.3750                  0.2500            0.0000             0.0085
DAVENPORT                                                      6.6250                  0.2500            0.0000             0.0085
ATL                                                            7.5000                  0.2500            0.0000             0.0085
Des Moines                                                     7.6250                  0.2500            0.0000             0.0085
Stafford                                                       7.2500                  0.2500            0.0000             0.0085
RICHMOND                                                       7.7500                  0.2500            0.0000             0.0085
DECATUR                                                        7.3750                  0.2500            0.0000             0.0085
Lenigh                                                         6.8750                  0.2500            0.0000             0.0085
CEDAR RAPIDS                                                   8.0000                  0.2500            0.0000             0.0085
HUXLEY                                                         7.5000                  0.2500            0.0000             0.0085
Middletown                                                     9.5000                  0.2500            0.0000             0.0085
MYRTLE BEACH                                                   6.7500                  0.2500            0.0000             0.0085
BAYVIEW                                                        7.0000                  0.2500            0.0000             0.0085
HOMER GLEN                                                     6.3750                  0.2500            0.0000             0.0085
Chicago                                                        6.0000                  0.2500            0.0000             0.0085
Phoenix                                                        7.3750                  0.2500            0.0000             0.0085
PHOENIX                                                        6.8750                  0.2500            0.0000             0.0085
CHESAPEAKE                                                     6.8750                  0.2500            0.0000             0.0085
PETERSBURG                                                     7.3750                  0.2500            0.0000             0.0085
NEWPORT NEWS                                                   7.1250                  0.2500            0.0000             0.0085
Dallas                                                         9.0000                  0.2500            0.0000             0.0085
FORT WORTH                                                     7.0000                  0.2500            0.0000             0.0085
Plano                                                          7.5000                  0.2500            0.0000             0.0085
Plano                                                          7.2500                  0.2500            0.0000             0.0085
DALLAS                                                         7.5000                  0.2500            0.0000             0.0085
PLANO                                                          7.8750                  0.2500            0.0000             0.0085
Hilton Head                                                    7.0000                  0.2500            0.0000             0.0085
JERSEY CITY                                                    8.6250                  0.2500            0.0000             0.0085
LAKE WORTH                                                     8.8750                  0.2500            0.0000             0.0085
FRESNO                                                         8.5000                  0.2500            0.0000             0.0085
SAVANNAH                                                       8.5000                  0.2500            0.0000             0.0085
DURHAM                                                         6.5000                  0.2500            0.0000             0.0085
Spring                                                         7.8750                  0.2500            0.0000             0.0085
GREENSBORO                                                     6.8750                  0.2500            0.0000             0.0085
TIVERTON                                                       6.8750                  0.2500            0.0000             0.0085
CEDAR CITY                                                     5.8750                  0.2500            0.0000             0.0085
SAVANNAH                                                       7.5000                  0.2500            0.0000             0.0085
NORMAN                                                         6.7500                  0.2500            0.0000             0.0085
CORCORAN                                                       6.5000                  0.2500            0.0000             0.0085
MIDWEST CITY                                                   5.7500                  0.2500            0.0000             0.0085
CARY                                                           5.6250                  0.2500            0.0000             0.0085
CEDAR CITY                                                     5.8750                  0.2500            0.0000             0.0085
HAWAIIAN GARDENS                                               6.8750                  0.2500            0.0000             0.0085
MIDWEST CITY                                                   5.7500                  0.2500            0.0000             0.0085
RICHMOND                                                       6.8750                  0.2500            0.0000             0.0085
HENDERSON                                                      6.0000                  0.2500            0.0000             0.0085
CHARLOTTESVILLE                                                6.6250                  0.2500            0.0000             0.0085
FORT LAUDERDALE                                                7.5000                  0.2500            0.0000             0.0085
TOLEDO                                                         7.0000                  0.2500            0.0000             0.0085
SAVANNAH                                                       7.5000                  0.2500            0.0000             0.0085
OKLAHOMA CITY                                                  5.7500                  0.2500            0.0000             0.0085
PALM HARBOR                                                    6.2500                  0.2500            0.0000             0.0085
DACULA                                                         6.7500                  0.2500            0.0000             0.0085
PALATINE                                                       6.2500                  0.2500            0.0000             0.0085
GLENDALE HEIGHTS                                               6.7500                  0.2500            0.0000             0.0085
CATONSVILLE                                                    6.8750                  0.2500            0.0000             0.0085
KERNERSVILLE                                                   7.7500                  0.2500            0.0000             0.0085
CHARLOTTE                                                      7.0000                  0.2500            0.0000             0.0085
SAVANNAH                                                       7.5000                  0.2500            0.0000             0.0085
SAVANNAH                                                       7.5000                  0.2500            0.0000             0.0085
SAVANNAH                                                       7.5000                  0.2500            0.0000             0.0085
MANASSAS                                                       6.7500                  0.2500            0.0000             0.0085
NEWBERG                                                        6.0000                  0.2500            0.0000             0.0085
SAVANNAH                                                       6.6250                  0.2500            0.0000             0.0085
LONG BEACH                                                     5.1250                  0.2500            0.0000             0.0085
NEWBERG                                                        6.0000                  0.2500            0.0000             0.0085
DILLSBURG                                                      5.6250                  0.2500            0.0000             0.0085
DILLSBURG                                                      5.6250                  0.2500            0.0000             0.0085
FRANKLINTOWN                                                   5.6250                  0.2500            0.0000             0.0085
SAVANNAH                                                       6.6250                  0.2500            0.0000             0.0085
POMPANO BEACH                                                  7.1250                  0.2500            0.0000             0.0085
OKLAHOMA CITY                                                  5.7500                  0.2500            0.0000             0.0085
MIDWEST CITY                                                   5.7500                  0.2500            0.0000             0.0085
VISALIA                                                        6.0000                  0.2500            0.0000             0.0085
DOVER                                                          5.6250                  0.2500            0.0000             0.0085
CHICAGO                                                        8.1250                  0.2500            0.0000             0.0085
LAUDERHILL                                                     5.6250                  0.2500            0.0000             0.0085
SEATTLE                                                        6.6250                  0.2500            0.0000             0.0085
CABOT                                                          8.0000                  0.2500            0.0000             0.0085
KAILUA-KONA                                                    5.7500                  0.2500            0.0000             0.0085
BALDWIN PARK                                                   6.2500                  0.2500            0.0000             0.0085
FRESNO                                                         6.5000                  0.2500            0.0000             0.0085
BELGRADE                                                       6.0000                  0.2500            0.0000             0.0085
LANSDOWNE                                                      9.5000                  0.2500            0.0000             0.0085
SAN ANTONIO                                                    6.5000                  0.2500            0.0000             0.0085
CHICAGO                                                        8.1250                  0.2500            0.0000             0.0085
CHINO HILLS                                                    6.2500                  0.2500            0.0000             0.0085
LINCOLN CITY                                                   6.7500                  0.2500            0.0000             0.0085
LEAGUE CITY                                                    8.0000                  0.2500            0.0000             0.0085
VANCOUVER                                                      6.1250                  0.2500            0.0000             0.0085
INDIANAPOLIS                                                   6.7500                  0.2500            0.0000             0.0085
BELTSVILLE                                                     5.8750                  0.2500            0.0000             0.0085
FT THOMAS                                                      6.2500                  0.2500            0.0000             0.0085
NASHUA                                                         7.2500                  0.2500            0.0000             0.0085
ELFRIDA                                                        6.8750                  0.2500            0.0000             0.0085
HOUSTON                                                        5.6250                  0.2500            0.0000             0.0085
GLENDALE                                                       6.2500                  0.2500            0.0000             0.0085
APPLE VALLEY                                                   6.6250                  0.2500            0.0000             0.0085
SUN CITY                                                       5.5000                  0.2500            0.0000             0.0085
CONCORD                                                        7.0000                  0.2500            0.0000             0.0085

CITY1                                         CURRENT_                    MATURITY              STATED_
                                              NET_COUPON                  _DATE                 ORIGINAL_TERM
----------------------------------------------------------------------------------------------------------------------
HIALEAH                                                   6.4915              20360301                            360
MCCLOUD                                                   6.8665              20360301                            360
BETHESDA                                                  6.6165              20360301                            360
Seymour                                                   8.4915              20360201                            360
ARVADA                                                    6.2415              20360301                            360
GARDEN CITY                                               7.6165              20360301                            360
CICERO                                                    6.6165              20360201                            360
NORTH LAS VEGAS                                           6.6165              20360201                            360
GLEN ALLEN                                                6.2415              20360301                            360
HAMPTON                                                   6.6165              20360301                            360
HICKORY CREEK                                             6.2415              20360301                            360
MIDDLEBURG                                                7.2415              20360301                            360
SACRAMENTO                                                5.7415              20360301                            360
ASHBURN                                                   5.8665              20360301                            360
PORTLAND                                                  5.6165              20351001                            360
SURPRISE                                                  6.9915              20350901                            360
MIDLAND                                                   6.6165              20360301                            360
PORTLAND                                                  6.9915              20350901                            360
Holly Springs                                             6.2415              20360301                            360
MONROE                                                    6.4915              20210301                            180
Edison                                                    6.1165              20210301                            180
ALLEN                                                     5.7415              20210301                            180
PAINESVILLE                                               7.1165              20210301                            180
NEWBERG                                                   6.4915              20210301                            180
GOOSE CREEK                                               6.9915              20210301                            180
PLANTATION                                                6.4915              20210301                            180
RALEIGH                                                   7.3665              20210301                            180
MARICOPA                                                  5.8665              20210201                            180
MOUNTAIN TOP                                              7.2415              20210301                            180
BOISE                                                     6.6165              20210301                            180
ALBANY                                                    6.4915              20210201                            180
BIRMINGHAM                                                7.2415              20210301                            180
BROOKLYN                                                  7.4915              20210301                            180
WARREN                                                    7.8665              20210301                            180
Ridgeland                                                 6.4915              20210301                            180
MONROE                                                    6.6165              20210301                            180
AVONDALE                                                  7.2415              20210301                            180
MONROE                                                    6.9915              20210301                            180
SAN ANTONIO                                               7.4915              20210301                            180
SPARTANBURG                                               7.2415              20210201                            180
Crown Point                                               8.2415              20360201                            360
Nicholasville                                             7.2415              20360201                            360
Auburn                                                    9.2415              20360301                            360
Auburn                                                    8.6165              20360301                            360
CHESAPEAKE BEACH                                          6.6165              20360301                            360
WASHINGTON                                                6.9915              20360301                            360
MIAMI                                                     6.6165              20360301                            360
WELLINGTON                                                8.1165              20360301                            360
HOUSTON                                                   6.2415              20360301                            360
MEMPHIS                                                   8.4915              20360301                            360
HAYDEN LAKE                                               7.2415              20360301                            360
Eatontown                                                 6.2415              20360201                            360
FAIRFAX                                                   6.6165              20360301                            360
SIMPSONVILLE                                              6.3665              20360301                            360
Las Cruces                                                6.8665              20360201                            360
TOLEDO                                                    6.8665              20360301                            360
Seaside Heights                                           7.3665              20360301                            360
OLD ORCHARD BEACH                                         6.6165              20360301                            360
LEXINGTON PARK                                            7.9915              20360301                            360
ROCKVILLE                                                 6.6165              20360301                            360
RICHMOND                                                  6.7415              20360301                            360
Paterson                                                  6.9915              20360301                            360
HARRISBURG                                                5.8665              20360301                            360
COLORADO SPRINGS                                          7.3665              20360301                            360
SAN ANTONIO                                               7.7415              20360301                            360
ERIE                                                      7.8665              20360301                            360
HAWLEY                                                    7.7415              20360301                            360
ORLANDO                                                   7.6165              20360301                            360
SAFETY HARBOR                                             7.3665              20360301                            360
Trenton                                                   8.1165              20360301                            360
KALAMAZOO                                                 6.2415              20360301                            360
RIO RANCHO                                                7.3665              20360301                            360
CHICAGO                                                   6.8665              20360301                            360
SILVERTON                                                 6.3665              20360301                            360
EAST HAMPTON                                              6.6165              20360301                            360
PIEDMONT                                                  7.3665              20360301                            360
AKRON                                                     7.2415              20360301                            360
CHICAGO                                                   6.8665              20360301                            360
HOUSTON                                                   6.6165              20360201                            360
CYPRESS                                                   8.2415              20360301                            360
BARTLETT                                                  7.2415              20360301                            360
SALT LAKE CITY                                            6.4915              20360301                            360
INDIANAPOLIS                                              8.4915              20360301                            360
WACO                                                      8.2415              20360301                            360
WINTER PARK                                               6.8665              20360301                            360
SALEM                                                     6.7415              20360301                            360
TAMPA                                                     6.4915              20360301                            360
LAKE CITY                                                 7.2415              20210301                            180
MOUNT PLEASANT                                            6.4915              20360301                            360
TAKOMA PARK                                               6.6165              20360301                            360
GARDNER                                                   6.9915              20360301                            360
SYRACUSE                                                  7.8665              20360301                            360
WASHINGTON                                                6.1165              20360301                            360
MUKILTEO                                                  6.3665              20360301                            360
CHICAGO                                                   7.2415              20360301                            360
MEMPHIS                                                   8.4915              20360301                            360
BRIARWOOD                                                 6.9915              20360301                            360
WACO                                                      8.2415              20360301                            360
BRANDON                                                   7.8665              20360301                            360
LOUISVILLE                                                8.4915              20360301                            360
MARGATE                                                   7.6165              20360301                            360
SYRACUSE                                                  8.3665              20360301                            360
Louisville                                                7.7415              20360301                            360
MESA                                                      7.7415              20360301                            360
CHICAGO                                                   8.2415              20360301                            360
VIRGINIA BEACH                                            8.4915              20360301                            360
LOS BANOS                                                 6.6165              20360301                            360
ORANGE PARK                                               7.2415              20360301                            360
LAS VEGAS                                                 7.6165              20360301                            360
CLEVELAND                                                 8.1165              20360301                            360
COTTAGE GROVE                                             6.3665              20360301                            360
TWIN FALLS                                                6.4915              20360301                            360
CHANTILLY                                                 6.4915              20360301                            360
BOURBONNAIS                                               7.6165              20360301                            360
PASADENA                                                  8.2415              20360301                            360
CHICAGO                                                   7.3665              20360301                            360
DRAPER                                                    7.8665              20360201                            360
CHICAGO                                                   8.2415              20360301                            360
CINCINNATI                                                7.3665              20360301                            360
PLAINFIELD                                                6.6165              20360301                            360
BOILING SPRINGS                                           6.3665              20360301                            360
Delhi                                                     7.8665              20360301                            360
Montebello                                                7.2415              20360301                            360
CLEVELAND                                                 8.3665              20360301                            360
DENVER                                                    7.1165              20360301                            360
GARDEN VALLEY                                             8.8665              20360301                            360
CHICAGO                                                   7.4915              20360301                            360
PEMBROKE PINES                                            9.4915              20360201                            360
BURKE                                                     7.7415              20360301                            360
NASHVILLE                                                 7.1165              20360301                            360
GARFIELD HEIGHTS                                          8.3665              20360301                            360
CAPE CORAL                                                6.6165              20360301                            360
Hendersonville                                            7.4915              20360301                            360
EVERETT                                                   7.3665              20360301                            360
SILVER SPRING                                             6.8665              20360301                            360
OVIEDO                                                    7.6165              20360301                            360
JOHNSTON                                                  6.7415              20360301                            360
PORTLAND                                                  6.9915              20360301                            360
BROOKLYN                                                  7.7415              20360301                            360
PEORIA                                                    7.4915              20360301                            360
PANAMA CITY BEACH                                         7.9915              20360301                            360
CHESTER                                                   5.7415              20360301                            360
DETROIT                                                   7.6165              20360301                            360
Charlotte                                                 6.2415              20360301                            360
FORT LAUDERDALE                                           7.6165              20360301                            360
MESA                                                      7.2415              20360301                            360
DANBURY                                                   8.2415              20360301                            360
MARRERO                                                   7.3665              20360201                            360
Indianapolis                                              8.1165              20360301                            360
HYATTSVILLE                                               7.4915              20360301                            360
Louisville                                                8.6165              20360301                            360
LOUISVILLE                                                6.6165              20360301                            360
LINCOLNTON                                                6.6165              20360301                            360
Lawrenceville                                             6.6165              20360301                            360
SANGER                                                    7.7415              20360301                            360
PHOENIX                                                   7.7415              20360301                            360
STERLING HEIGHTS                                          6.3665              20360301                            360
ABINGDON                                                  6.2415              20360301                            360
GERMANTOWN                                                6.2415              20360301                            360
AURORA                                                    8.2415              20360301                            360
TUCSON                                                    6.6165              20360301                            360
Lafayette                                                 7.8665              20360301                            360
MESA                                                      6.4915              20360301                            360
WINTER HAVEN                                              7.7415              20360301                            360
NORCROSS                                                  7.6165              20360301                            360
KAWKAWLIN                                                 6.6165              20360301                            360
CORONA                                                    7.7415              20360301                            360
GRAVETTE                                                  7.4915              20360301                            360
Charlotte                                                 6.7415              20360301                            360
QUEEN CREEK                                               7.1165              20360301                            360
CHANDLER                                                  6.3665              20360301                            360
BURTON                                                    7.3665              20360301                            360
STREAMWOOD                                                7.8665              20360301                            360
MECHANICSBURG                                             7.2415              20360301                            360
OAKLAND                                                   5.9915              20360301                            360
LAKE WORTH                                                7.1165              20360301                            360
SAINT LOUIS                                               8.1165              20360301                            360
FORT LAUDERDALE                                           8.2415              20360301                            360
Flowery Branch                                            6.9915              20360301                            360
MIAMI BEACH                                               7.3665              20360301                            360
Brooklyn                                                  8.2415              20360301                            360
ATLANTIC BEACH                                            7.7415              20360301                            360
DETROIT                                                   8.1165              20360301                            360
SAINT LOUIS                                               8.2415              20360301                            360
PANAMA CITY                                               8.2415              20360301                            360
COLUMBUS                                                  7.6165              20360301                            360
Garner                                                    6.9915              20360301                            360
STOCKTON                                                  6.1165              20360301                            360
PANAMA CITY BEACH                                         7.2415              20360301                            360
DETROIT                                                   8.2415              20360301                            360
NAPLES                                                    8.2415              20360301                            360
AURORA                                                    7.3665              20360301                            360
WOODBRIDGE                                                7.8665              20360301                            360
PORT SAINT LUCIE                                          8.2415              20360301                            360
Newark                                                    8.4915              20360301                            360
SCOTTSDALE                                                6.3665              20360301                            360
GRANDVIEW                                                 9.2415              20360201                            360
GARNER                                                    6.7415              20360301                            360
PHOENIX                                                   6.6165              20360301                            360
ORLANDO                                                   7.1165              20360301                            360
MOORE                                                     6.6165              20360201                            360
OCOEE                                                     7.9915              20360301                            360
MEMPHIS                                                   8.1165              20360301                            360
WACO                                                      8.2415              20360301                            360
TAMPA                                                     7.9915              20360301                            360
PROVIDENCE                                                8.2415              20360301                            360
CHICAGO                                                   7.8665              20360301                            360
Raleigh                                                   6.2415              20360301                            360
PAHRUMP                                                   7.1165              20360301                            360
JOHNSON CITY                                              7.8665              20360201                            360
ROCHESTER                                                 7.3665              20360301                            360
KENOSHA                                                   7.2415              20360301                            360
DAVIS                                                     7.4915              20210201                            180
CHICAGO                                                   9.2415              20360201                            360
BURBANK                                                   8.3665              20360301                            360
SALEM                                                     7.2415              20360301                            360
FLAGSTAFF                                                 8.2415              20360301                            360
SILVER SPRING                                             6.7415              20360301                            360
SOUTH PADRE ISLAND                                        7.6165              20360301                            360
TAMPA                                                     8.2415              20360301                            360
Hyde Park                                                 6.7415              20360301                            360
LAKELAND                                                  7.8665              20360301                            360
LONGMONT                                                  7.4915              20360301                            360
WOODBRIDGE                                                8.1165              20360301                            360
NORTH CHARLESTON                                          6.4915              20360301                            360
STEVENSVILLE                                              7.1165              20360301                            360
LADSON                                                    8.4915              20360301                            360
BROUSSARD                                                 7.2415              20360301                            360
GERMANTOWN                                                7.6165              20360301                            360
VISTA                                                     7.2415              20360301                            360
MAPLE GLEN                                                8.2415              20360301                            360
VISALIA                                                   8.1165              20360301                            360
SAINT JOSEPH                                              7.7415              20360301                            360
TAMPA                                                     7.1165              20360301                            360
BALTIMORE                                                 7.6165              20360201                            360
POMPANO BEACH                                             7.4915              20360301                            360
CARSON                                                    6.2415              20360201                            360
NORFOLK                                                   5.6165              20210301                            180
STAFFORD                                                  6.3665              20360301                            360
PHILADELPHIA                                              6.2415              20360201                            360
KISSIMMEE                                                 7.6165              20360301                            360
DAYTON                                                    7.9915              20360301                            360
CHANDLER                                                  7.7415              20360301                            360
KENNESAW                                                  6.9915              20360301                            360
CHICAGO                                                   7.4915              20360301                            360
POQUOSON                                                  7.4915              20360301                            360
STERLING                                                  6.7415              20360301                            360
BROOKLYN                                                  8.1165              20360301                            360
CINCINNATI                                                7.6165              20360301                            360
PASCO                                                     6.9915              20360301                            360
ELGIN                                                     7.1165              20360301                            360
MISSOULA                                                  7.3665              20360301                            360
Pikeville                                                 7.2415              20360301                            360
LEWISVILLE                                                7.6165              20360301                            360
WEST WARWICK                                              7.2415              20360301                            360
Passaic                                                   7.8665              20360301                            360
LAND O LAKES                                              6.4915              20360301                            360
CARSON CITY                                               7.4915              20360301                            360
EASLEY                                                    7.6165              20360301                            360
SPRING HILL                                               8.2415              20360301                            360
DEERFIELD BEACH                                           7.3665              20360201                            360
CLARKSTON                                                 7.3665              20360301                            360
SLIDELL                                                   6.8665              20360301                            360
NASHUA                                                    7.2415              20360301                            360
LAS VEGAS                                                 8.4915              20360201                            360
CHICAGO                                                   7.2415              20360301                            360
Alameda                                                   6.3665              20360301                            360
Bloomfield                                                7.6165              20360201                            360
DETROIT                                                   7.2415              20360301                            360
MIDDLETOWN                                                6.1165              20360301                            360
GREENVILLE                                                8.4915              20360201                            360
REYNOLDSBURG                                              6.2415              20360301                            360
CANTON                                                    6.6165              20360301                            360
SUN CITY WEST                                             7.9915              20360301                            360
BAKERSFIELD                                               6.3665              20360301                            360
CHICKASAW                                                 8.8665              20360301                            360
TAMPA                                                     8.2415              20360301                            360
ROCHESTER                                                 7.8665              20360301                            360
Greensboro                                                7.7415              20360301                            360
Albuquerque                                               8.4915              20360301                            360
MARICOPA                                                  8.2415              20360301                            360
OVIEDO                                                    7.4915              20360301                            360
CHICAGO                                                   7.1165              20360301                            360
South Plainfield                                          7.3665              20360301                            360
MEMPHIS                                                   8.4915              20360301                            360
LOS ANGELES                                               6.8665              20360201                            360
NORTH WEBSTER                                             7.7415              20360201                            360
INDIO                                                     6.4915              20360301                            360
HENDERSON                                                 7.9915              20360301                            360
SPRINGDALE                                                7.2415              20360201                            360
BROOKLYN                                                  7.9915              20360301                            360
SPRINGFIELD                                               7.8665              20360301                            360
CLINTON                                                   7.6165              20360301                            360
Hampton                                                   7.7415              20360201                            360
Wendell                                                   6.2415              20360301                            360
CLINTON                                                   6.2415              20360301                            360
SAINT PETERSBURG                                          6.4915              20360301                            360
JACKSONVILLE                                              7.7415              20360301                            360
Louisville                                                7.3665              20360301                            360
SUMMERVILLE                                               7.2415              20360301                            360
Newburgh                                                  7.6165              20360301                            360
SYRACUSE                                                  7.6165              20360301                            360
SYRACUSE                                                  7.6165              20360301                            360
TOPEKA                                                    7.1165              20360301                            360
EVANSTON                                                  6.6165              20360301                            360
SILVER SPRING                                             8.1165              20360301                            360
BRONX                                                     8.2415              20360301                            360
PARKLAND                                                  8.2415              20360301                            360
Louisville                                                7.8665              20360201                            360
WOONSOCKET                                                6.6165              20360301                            360
Waxhaw                                                    6.6165              20360301                            360
AUBURN                                                    6.9915              20360301                            360
CAMDEN                                                    7.4915              20360301                            360
BELTSVILLE                                                6.4915              20360301                            360
CHICAGO                                                   7.8665              20360301                            360
PHOENIXVILLE                                              8.2415              20360301                            360
MIAMI                                                     8.2415              20360301                            360
VALLEJO                                                   7.1165              20360301                            360
SPRINGFIELD                                               9.2415              20360101                            360
LARGO                                                     7.2415              20360301                            360
PORT TOBACCO                                              7.1165              20360301                            360
HIALEAH                                                   6.7415              20360301                            360
MORENO VALLEY                                             6.1165              20350901                            360
CHICAGO                                                   7.4915              20360301                            360
Worcester                                                 5.3665              20350701                            360
PEORIA                                                    6.6165              20360301                            360
DETROIT                                                   6.1165              20350801                            360
COLUMBUS                                                  9.4915              20360301                            360
BIRCHRUNVILLE                                             6.9915              20351001                            360
OAKTON                                                    5.8665              20360301                            360
Newark                                                    7.1165              20360301                            360
Atlanta                                                   7.2415              20360301                            360
ROCHESTER                                                 6.3665              20360301                            360
ROCHESTER                                                 6.3665              20360301                            360
BROWNS VALLEY                                             5.9915              20360301                            360
QUEEN CREEK                                               8.2415              20360301                            360
DENVER                                                    6.6165              20360301                            360
MAGNOLIA                                                  6.4915              20360301                            360
HENDERSON                                                 6.1165              20360301                            360
MISSION                                                   6.9915              20360301                            360
Lawrenceville                                             7.4915              20360301                            360
Beverly                                                   6.3665              20360301                            360
HOUSTON                                                   6.4915              20360301                            360
PALM BAY                                                  8.2415              20351001                            360
WASHINGTON                                                6.8665              20350501                            360
GARLAND                                                   5.9915              20350801                            360
GARLAND                                                   5.9915              20350801                            360
GARLAND                                                   5.9915              20350801                            360
PORT SAINT LUCIE                                          7.8665              20360301                            360
WYANDANCH                                                 6.8665              20350801                            360
CERES                                                     6.1165              20360301                            360
DESERT HILLS                                              7.8665              20360301                            360
Nantucket                                                 6.4915              20360301                            360
West Springfield                                          7.4915              20360301                            360
PHILADELPHIA                                              6.6165              20360301                            360
LIVERPOOL                                                 7.3665              20360301                            360
BOSTON                                                    7.6165              20360301                            360
ORLANDO                                                   6.6165              20360301                            360
PHOENIX                                                   7.3665              20360301                            360
MARCO ISLAND                                              8.2415              20360301                            360
LAS VEGAS                                                 7.2415              20360301                            360
TAMPA                                                     6.4915              20360301                            360
THE DALLES                                                5.9915              20360301                            360
COLUMBUS                                                  6.8665              20360301                            360
CHICAGO                                                   8.1165              20360301                            360
BEND                                                      6.9915              20360301                            360
CINCINNATI                                                7.3665              20360301                            360
JACKSONVILLE                                              6.6165              20360301                            360
Visalia                                                   7.6165              20360301                            360
NAPLES                                                    7.2415              20360301                            360
SUN CITY                                                  6.6165              20360301                            360
SUMMERVILLE                                               7.1165              20360301                            360
INDIANAPOLIS                                              7.8665              20360301                            360
DETROIT                                                   8.4915              20360301                            360
COPIAGUE                                                  6.4915              20360301                            360
STUART                                                    7.3665              20360301                            360
LEBANON                                                   7.4915              20360301                            360
ANTHEM                                                    7.3665              20360301                            360
ROYAL PALM BEACH                                          7.7415              20360301                            360
DUMFRIES                                                  7.7415              20360301                            360
CLEVELAND                                                 7.4915              20360301                            360
CHICAGO                                                   6.9915              20360301                            360
BRONX                                                     7.3665              20360301                            360
GLENDALE                                                  6.3665              20360301                            360
MORENO VALLEY                                             6.9915              20360301                            360
CHESTERFIELD                                              6.6165              20360301                            360
Newark                                                    6.7415              20360301                            360
SALEM                                                     6.8665              20360301                            360
ANNAPOLIS                                                 5.7415              20360301                            360
WAYNESBORO                                                6.2415              20360301                            360
Powder Springs                                            6.6165              20360301                            360
TEMPE                                                     6.6165              20360301                            360
QUEEN CREEK                                               6.3665              20360301                            360
TAMPA                                                     7.6165              20360301                            360
DELAND                                                    7.2415              20360301                            360
WOODBRIDGE                                                6.4915              20360301                            360
FALLON                                                    6.8665              20360201                            360
STREAMWOOD                                                7.2415              20360301                            360
MCLEAN                                                    8.4915              20360301                            360
YORK                                                      7.8665              20360301                            360
VISALIA                                                   8.1165              20360301                            360
MIDVALE                                                   6.4915              20360301                            360
ANDERSON                                                  7.7415              20360301                            360
PROVIDENCE                                                7.2415              20360301                            360
HOLLYWOOD                                                 8.4915              20360301                            360
BUCKEYE                                                   7.2415              20360301                            360
Charlotte                                                 8.2415              20360301                            360
EASTON                                                    7.2415              20360301                            360
SARASOTA                                                  7.3665              20360301                            360
QUEEN CREEK                                               7.2415              20360301                            360
LITHIA                                                    7.8665              20360301                            360
FALLON                                                    6.8665              20360201                            360
Louisville                                                8.2415              20360301                            360
PORTLAND                                                  6.6165              20360201                            360
RIVIERA BEACH                                             7.2415              20360301                            360
CHICAGO                                                   7.7415              20360301                            360
CHICAGO                                                   7.6165              20360201                            360
COATESVILLE                                               6.6165              20360301                            360
GREENFIELD                                                6.9915              20360201                            360
KNOXVILLE                                                 6.4915              20360301                            360
SEVERN                                                    5.6165              20360301                            360
CITRUS HEIGHTS                                            7.2415              20360301                            360
BOWIE                                                     7.8665              20360301                            360
BRONX                                                     6.6165              20360301                            360
QUEEN CREEK                                               7.8665              20360301                            360
BALTIMORE                                                 8.2415              20360301                            360
JOHNSTON                                                  7.8665              20360301                            360
PROVIDENCE                                                7.7415              20360301                            360
EDGEWATER                                                 6.2415              20360301                            360
SILVER SPRING                                             7.4915              20360301                            360
Provo                                                     7.3665              20360301                            360
LACEY                                                     7.4915              20360201                            360
roxboro                                                   5.9915              20360301                            360
COCKEYSVILLE                                              5.7415              20210301                            180
GERMANTOWN                                                6.8665              20360301                            360
NEILTON                                                   6.7415              20360301                            360
COLUMBIA                                                  7.8665              20360301                            360
HAZEL CREST                                               7.8665              20360301                            360
SIMPSONVILLE                                              6.3665              20360301                            360
MAYWOOD                                                   6.6165              20360301                            360
LAKE WORTH                                                6.2415              20360301                            360
SIMPSONVILLE                                              8.4915              20360301                            360
OGDEN                                                     7.2415              20360201                            360
JACKSONVILLE                                              6.6165              20360301                            360
VERO BEACH                                                6.6165              20360201                            360
CASA GRANDE                                               6.9915              20360301                            360
DANA POINT                                                6.6165              20360301                            360
SILVER SPRING                                             6.8665              20360301                            360
LINDENHURST                                               6.8665              20360301                            360
TAYLOR                                                    6.8665              20360301                            360
LOS ANGELES                                               7.2415              20360301                            360
MOUNT POCONO                                              7.1165              20360301                            360
WARWICK                                                   6.6165              20360301                            360
METAMORA                                                  7.6165              20360301                            360
MEMPHIS                                                   7.8665              20360201                            360
FRISCO                                                    7.3665              20360301                            360
PHOENIX                                                   7.4915              20360301                            360
SPARTANBURG                                               7.1165              20360301                            360
COLUMBUS                                                  6.4915              20360301                            360
SPARTANBURG                                               7.7415              20360301                            360
TRAVELERS REST                                            6.1165              20360301                            360
ALSTEAD                                                   7.6165              20360301                            360
SPRING BRANCH                                             8.2415              20360301                            360
Plainfield                                                6.8665              20360301                            360
BROOKLYN                                                  5.9915              20360301                            360
PHOENIX                                                   7.4915              20360301                            360
BROOKLYN                                                  6.6165              20360201                            360
CHICAGO                                                   7.2415              20360301                            360
SPRING BRANCH                                             6.7415              20360201                            360
PHOENIX                                                   7.4915              20360301                            360
PHOENIX                                                   6.9915              20360301                            360
DETROIT                                                   7.8665              20360301                            360
BROOKLYN                                                  7.8665              20360301                            360
WASHINGTON                                                7.6165              20360301                            360
COVINGTON                                                 6.2415              20360301                            360
PUYALLUP                                                  6.4915              20360301                            360
Apollo Beach                                              6.4915              20360301                            360
MORENO VALLEY                                             6.2415              20360301                            360
TREASURE ISLAND                                           7.8665              20360301                            360
MERRITT ISLAND                                            6.8665              20360301                            360
STERLING                                                  5.9915              20360201                            360
BALTIMORE                                                 8.1165              20360301                            360
Atlanta                                                   7.8665              20360301                            360
DERWOOD                                                   7.3665              20360301                            360
COOPER CITY                                               6.7415              20360301                            360
MIDLOTHIAN                                                6.6165              20360301                            360
WALTON                                                    7.4915              20360301                            360
WEST PALM BEACH                                           7.8665              20360301                            360
JOLIET                                                    6.9915              20360301                            360
SPARTANBURG                                               6.2415              20360301                            360
GAINESVILLE                                               6.4915              20360301                            360
BATON ROUGE                                               6.6165              20360201                            360
GREENVILLE                                                7.7415              20360301                            360
PHILADELPHIA                                              7.8665              20360301                            360
CHARDON                                                   6.4915              20360301                            360
MESA                                                      5.9915              20360301                            360
Billings                                                  7.2415              20360301                            360
CINCINNATI                                                7.2415              20360301                            360
GIBSONTON                                                 7.4915              20360301                            360
MOBILE                                                    7.8665              20360301                            360
WEST PALM BEACH                                           6.3665              20360301                            360
Fall River                                                7.8665              20360301                            360
TUCSON                                                    5.9915              20360301                            360
RICHMOND                                                  7.7415              20360301                            360
JACKSON                                                   8.4915              20360301                            360
HEFLIN                                                    7.9915              20360301                            360
PHOENIX                                                   7.1165              20210301                            180
PANAMA CITY BEACH                                         8.2415              20360301                            360
Charlotte                                                 6.3665              20360301                            360
SPRINGFIELD                                               7.1165              20360301                            360
AMITYVILLE                                                6.6165              20360301                            360
DETROIT                                                   7.8665              20360301                            360
BELLINGHAM                                                6.4915              20360301                            360
ORLANDO                                                   7.8665              20360301                            360
SARASOTA                                                  6.6165              20360301                            360
COLUMBIA                                                  6.4915              20360301                            360
WASHINGTON                                                6.7415              20360301                            360
TRENTON                                                   7.6165              20360301                            360
RAYTOWN                                                   7.6165              20360301                            360
SYRACUSE                                                  8.3665              20360301                            360
CHANTILLY                                                 7.6165              20360301                            360
SAN CLEMENTE                                              7.3665              20360301                            360
PONTIAC                                                   7.8665              20360301                            360
WESTFIELD                                                 8.4915              20360301                            360
DETROIT                                                   7.8665              20360301                            360
BELTON                                                    6.3665              20360301                            360
DETROIT                                                   7.4915              20360301                            360
DETROIT                                                   7.4915              20360301                            360
KANSAS CITY                                               7.4915              20360301                            360
HOUSTON                                                   7.6165              20360301                            360
SUPERIOR                                                  7.3665              20360301                            360
LISLE                                                     7.7415              20360301                            360
REDFORD                                                   8.4915              20360301                            360
Noblesville                                               6.4915              20360301                            360
Noblesville                                               6.4915              20360301                            360
Woodstock                                                 6.4915              20360201                            360
SALT LAKE CITY                                            6.4915              20360301                            360
MEMPHIS                                                   7.9915              20360301                            360
KANSAS CITY                                               7.7415              20360201                            360
Rio Rancho                                                8.4915              20360301                            360
SCOTTSDALE                                                6.4915              20360301                            360
HORN LAKE                                                 7.1165              20360201                            360
Winston Salem                                             7.9915              20360301                            360
BALTIMORE                                                 6.7415              20360301                            360
COVINGTON                                                 7.6165              20360301                            360
BATON ROUGE                                               6.9915              20360301                            360
PALM BEACH GARDENS                                        6.4915              20360301                            360
CANTON                                                    7.6165              20360301                            360
BATON ROUGE                                               6.9915              20360301                            360
OCALA                                                     8.2415              20360301                            360
PORTLAND                                                  8.2415              20360301                            360
KANSAS CITY                                               7.7415              20360201                            360
KANSAS CITY                                               7.7415              20360201                            360
WINSTON SALEM                                             7.9915              20360301                            360
RAYTOWN                                                   7.6165              20360301                            360
SAN BERNARDINO                                            8.9915              20360301                            360
Charlotte                                                 8.1165              20360301                            360
DALLAS                                                    6.2415              20360301                            360
Winston Salem                                             7.9915              20360301                            360
MEMPHIS                                                   8.1165              20360301                            360
Winston Salem                                             7.6165              20360301                            360
Winston Salem                                             7.6165              20360301                            360
GALVESTON                                                 6.9915              20360301                            360
MEMPHIS                                                   8.1165              20360301                            360
MEMPHIS                                                   8.1165              20360301                            360
FALLS CHURCH                                              8.6165              20360301                            360
RICHMOND                                                  6.6165              20360301                            360
SOUND BEACH                                               7.9915              20360301                            360
AUGUSTA                                                   6.9915              20360301                            360
Trenton                                                   7.6165              20360301                            360
TRENTON                                                   7.6165              20360301                            360
KANNAPOLIS                                                8.2415              20360301                            360
TRENTON                                                   7.6165              20360301                            360
OCOEE                                                     7.7415              20360301                            360
Concord                                                   8.4915              20360301                            360
Pompton Plains                                            5.9915              20360301                            360
KNOXVILLE                                                 6.7415              20360301                            360
COLUMBIA                                                  7.6165              20360301                            360
SAN LEANDRO                                               7.1165              20360301                            360
TEMPE                                                     6.8665              20360301                            360
ROCHESTER HILLS                                           7.7415              20360301                            360
Bradenton Beach                                           7.6165              20360301                            360
OAKLAND                                                   7.6165              20360301                            360
ROSELLE                                                   7.3665              20360301                            360
FLAT ROCK                                                 7.6165              20360301                            360
MADRAS                                                    6.6165              20360301                            360
KANSAS CITY                                               6.4915              20210301                            180
MADRAS                                                    6.6165              20360301                            360
ELK GROVE                                                 6.6165              20360301                            360
DETROIT                                                   8.2415              20360301                            360
PORTSMOUTH                                                6.1165              20360301                            360
HIALEAH                                                   6.4915              20360301                            360
MOLINE                                                    6.9915              20360301                            360
MANCHESTER                                                8.2415              20360301                            360
ARVERNE                                                   7.8665              20360301                            360
WOBURN                                                    6.9915              20360301                            360
PHOENIX                                                   6.7415              20360301                            360
LAS VEGAS                                                 7.2415              20360301                            360
OCEANSIDE                                                 6.7415              20360301                            360
SPRING                                                    6.4915              20360301                            360
PHOENIX                                                   7.8665              20360301                            360
LAREDO                                                    6.2415              20360301                            360
ROCKVALE                                                  7.2415              20360301                            360
NORTH BELLMORE                                            6.4915              20360301                            360
Los Angeles                                               7.2415              20360301                            360
SPARTANBURG                                               7.2415              20360301                            360
Acworth                                                   7.8665              20360301                            360
COLUMBUS                                                  7.6165              20360301                            360
LAS VEGAS                                                 6.8665              20360301                            360
COACHELLA                                                 7.1165              20360301                            360
Lumberton                                                 8.2415              20360301                            360
BILLINGS                                                  6.8665              20360201                            360
SCHENECTADY                                               7.7415              20360301                            360
BILOXI                                                    7.4915              20360301                            360
GULFPORT                                                  7.4915              20360301                            360
SPARTANBURG                                               8.4915              20360301                            360
BALTIMORE                                                 7.7415              20360301                            360
SPARTANBURG                                               7.9915              20360301                            360
WALDORF                                                   7.9915              20360301                            360
ROUND LAKE                                                7.6165              20360301                            360
Decatur                                                   8.1165              20360301                            360
DES PLAINES                                               7.4915              20360301                            360
CHICAGO                                                   7.2415              20360301                            360
PIEDMONT                                                  7.7415              20360301                            360
PORTLAND                                                  6.7415              20360301                            360
SAN ANTONIO                                               8.2415              20360301                            360
SAN ANTONIO                                               8.1165              20360301                            360
SAN ANTONIO                                               8.1165              20360301                            360
CRANSTON                                                  7.3665              20210301                            180
HOUSTON                                                   7.4915              20360301                            360
QUEEN CREEK                                               7.8665              20360301                            360
DAYTON                                                    7.2415              20360301                            360
Atlanta                                                   7.8665              20360301                            360
EASTPOINTE                                                7.4915              20360301                            360
LITTLE ROCK                                               7.7415              20360301                            360
MILFORD                                                   6.8665              20360301                            360
SURPRISE                                                  7.6165              20360301                            360
ROEBUCK                                                   7.9915              20360301                            360
SEVIERVILLE                                               6.1165              20360301                            360
NEW HAVEN                                                 6.9915              20360301                            360
GATLINBURG                                                6.1165              20360301                            360
WASHINGTON                                                6.7415              20360301                            360
SOUTHFIELD                                                6.4915              20360301                            360
LINCOLNWOOD                                               7.1165              20360301                            360
COLUMBUS                                                  6.8665              20360301                            360
DOVER                                                     7.3665              20360301                            360
Buckeye                                                   6.2415              20360201                            360
QUEEN CREEK                                               5.7415              20360301                            360
MESA                                                      8.2415              20360301                            360
Everett                                                   5.4915              20351001                            360
PROVIDENCE                                                7.1165              20360301                            360
Atlanta                                                   7.4915              20360301                            360
Chickamauga                                               9.1165              20360101                            360
JACKSONVILLE                                              7.4915              20360301                            360
North Bethesda                                            7.9915              20360301                            360
BRENTWOOD                                                 6.3665              20360301                            360
Glendale                                                  7.6165              20360301                            360
PEMBROKE                                                  7.8665              20360301                            360
PHOENIX                                                   7.6165              20360301                            360
TAMPA                                                     6.9915              20360301                            360
MIAMI BEACH                                               6.9915              20360301                            360
JERSEY CITY                                               6.3665              20360301                            360
SIOUX FALLS                                               7.8665              20360201                            360
MARICOPA                                                  8.2415              20360301                            360
AURORA                                                    7.8665              20360201                            360
Corrales                                                  6.3665              20360301                            360
BOLINGBROOK                                               8.4915              20360301                            360
SPARTANBURG                                               8.4915              20360201                            360
NEW YORK                                                  6.6165              20360301                            360
DOUGLASSVILLE                                             6.9915              20360301                            360
Albuquerque                                               6.3665              20360301                            360
HILTON HEAD ISLAND                                        8.4915              20360301                            360
ASTORIA                                                   7.8665              20360301                            360
WHEATON                                                   6.9915              20360301                            360
PLATTSBURG                                                6.6165              20360301                            360
FORT ATKINSON                                             8.2415              20360301                            360
MIDDLETOWN                                                5.8665              20360201                            360
BROOKLYN                                                  7.9915              20360301                            360
LAS VEGAS                                                 6.4915              20360301                            360
FORT LAUDERDALE                                           7.7415              20360301                            360
FALLS CHURCH                                              7.8665              20360301                            360
OXNARD                                                    6.8665              20360301                            360
DETROIT                                                   8.2415              20360301                            360
CHESTER                                                   6.2415              20360301                            360
NORFOLK                                                   6.6165              20360301                            360
SANDPOINT                                                 6.7415              20360301                            360
PARADISE                                                  7.1165              20360301                            360
CAPE CORAL                                                8.2415              20360301                            360
SEDONA                                                    6.6165              20360301                            360
PAWLEYS ISLAND                                            6.7415              20360301                            360
COUNTRY CLUB HILLS                                        8.1165              20360301                            360
Passaic                                                   6.6165              20360301                            360
Franklin                                                  7.9915              20360301                            360
SAN ANTONIO                                               7.9915              20360301                            360
BRIDGEPORT                                                6.9915              20360301                            360
SANDY                                                     8.1165              20360301                            360
SURPRISE                                                  7.9915              20360301                            360
CHICAGO                                                   8.2415              20360301                            360
LAKE FOREST                                               7.4915              20360301                            360
FARMINGVILLE                                              7.6165              20360301                            360
PALM BAY                                                  7.9915              20360301                            360
BIRMINGHAM                                                8.2415              20360301                            360
WALDORF                                                   6.3665              20360301                            360
West New York                                             6.1165              20360301                            360
PHOENIX                                                   8.2415              20360301                            360
DETROIT                                                   7.6165              20360301                            360
CONWAY                                                    7.4915              20360301                            360
HUNTLEY                                                   7.1165              20360301                            360
INDIO                                                     7.2415              20360301                            360
WESTWOOD                                                  9.3665              20360201                            360
TEHACHAI                                                  7.6165              20360301                            360
CLEVELAND                                                 7.3665              20360301                            360
BAKERSFIELD                                               7.4915              20360301                            360
SWANSEA                                                   8.3665              20360301                            360
SCOTTSDALE                                                7.7415              20360301                            360
BUCKEYE                                                   6.3665              20360301                            360
WILLOWBROOK                                               6.9915              20360301                            360
KANSAS CITY                                               7.8665              20360301                            360
MARICOPA                                                  6.9915              20360301                            360
FOREST GROVE                                              6.6165              20360301                            360
MARICOPA                                                  7.1165              20360301                            360
RIDGELY                                                   6.4915              20360201                            360
CEDAR POINT                                               7.2415              20360301                            360
FREDERICKSBURG                                            8.4915              20360301                            360
BALTIMORE                                                 7.1165              20210301                            180
LAS VEGAS                                                 7.6165              20360301                            360
PEORIA                                                    6.1165              20360301                            360
Ahoskie                                                   7.8665              20360301                            360
JACKSONVILLE                                              8.2415              20360301                            360
Evansville                                                7.4915              20360301                            360
BRYANS ROAD                                               6.9915              20360301                            360
WALDORF                                                   6.7415              20360301                            360
JACKSONVILLE                                              8.2415              20360301                            360
MEMPHIS                                                   7.6165              20360301                            360
LORTON                                                    7.4915              20360301                            360
SALISBURY                                                 7.3665              20360301                            360
SAINT LOUIS                                               7.9915              20360301                            360
Trenton                                                   7.3665              20360201                            360
REDMOND                                                   8.2415              20360301                            360
MEMPHIS                                                   7.6165              20360301                            360
TOLEDO                                                    7.8665              20360201                            360
TAMPA                                                     7.1165              20360301                            360
SAINT LOUIS                                               7.9915              20360301                            360
PROVIDENCE                                                7.8665              20360301                            360
RICHMOND                                                  6.4915              20360201                            360
ISLE OF PALMS                                             7.6165              20360301                            360
CENTEREACH                                                6.6165              20360301                            360
SAINT LOUIS                                               8.2415              20360301                            360
LANCASTER                                                 7.4915              20360201                            360
NORTH LAS VEGAS                                           5.7415              20360301                            360
Woodstock                                                 7.4915              20360301                            360
LONG BEACH                                                7.2415              20360301                            360
EVANSTON                                                  7.4915              20360301                            360
PEYTON                                                    6.3665              20360301                            360
Marietta                                                  8.2415              20360301                            360
EVANSTON                                                  7.4915              20360301                            360
INDIANAPOLIS                                              8.1165              20360301                            360
Sunbury                                                   7.4915              20360301                            360
Rome                                                      7.4915              20360301                            360
ORLANDO                                                   7.1165              20360301                            360
EVANSTON                                                  7.4915              20360301                            360
AMSTERDAM                                                 8.2415              20360301                            360
MIAMI                                                     7.4915              20360301                            360
EL PASO                                                   7.3665              20360301                            360
FALLS CHURCH                                              8.4915              20360301                            360
TYLER                                                     6.6165              20360301                            360
LADYS ISLAND                                              6.4915              20360301                            360
JAMAICA                                                   6.6165              20360301                            360
CHICAGO                                                   6.9915              20360301                            360
Fort Wayne                                                7.6165              20360301                            360
BALTIMORE                                                 6.2415              20360301                            360
PALM COAST                                                6.9915              20360301                            360
Hillsborough                                              7.6165              20360301                            360
ALEXANDRIA                                                7.9915              20360301                            360
CRYSTAL SPRINGS                                           7.4915              20360301                            360
PHOENIX                                                   7.1165              20360301                            360
VIRGINIA BEACH                                            7.3665              20360301                            360
PORT JEFFERSON STATION                                    6.9915              20360301                            360
DAYTON                                                    8.2415              20360301                            360
BAYONNE                                                   6.1165              20360301                            360
WELLINGTON                                                8.2415              20360301                            360
AKRON                                                     8.2415              20360301                            360
MARYVILLE                                                 8.4915              20360301                            360
WARRENTON                                                 6.7415              20360301                            360
OGDEN                                                     7.2415              20360201                            360
EL PASO                                                   7.2415              20360301                            360
SOUTH PADRE ISLAND                                        7.6165              20360301                            360
FARMINGTON                                                6.3665              20360301                            360
FARMINGTON                                                6.3665              20360301                            360
GRANDVILLE                                                9.2415              20360201                            360
BAY SHORE                                                 6.9915              20360301                            360
BURNSVILLE                                                6.1165              20360301                            360
Evansville                                                7.8665              20360301                            360
KIRKLAND                                                  6.8665              20360301                            360
DUNELLEN                                                  7.3665              20360201                            360
HOLLYWOOD                                                 7.8665              20360301                            360
Tigard                                                    6.8665              20360101                            360
PORT SAINT LUCIE                                          8.2415              20360301                            360
PALISADES                                                 9.4915              20360201                            360
MERCED                                                    6.9915              20360301                            360
SAINT ALBANS                                              7.3665              20360301                            360
DAYTON                                                    7.8665              20360301                            360
EL MONTE                                                  6.6165              20360201                            360
SIDNEY                                                    6.9915              20360301                            360
JACKSONVILLE                                              6.7415              20360301                            360
BRIDGEPORT                                                7.1165              20360301                            360
LAWRENCEVILLE                                             8.2415              20360301                            360
WATERFORD                                                 6.8665              20360301                            360
MONROE                                                    6.9915              20210301                            180
Atlantic Beach                                            6.9915              20360301                            360
Kalamazoo                                                 6.2415              20360301                            360
WINCHESTER                                                6.9915              20360301                            360
SPOKANE                                                   7.4915              20360301                            360
West Sacramento                                           7.2415              20360301                            360
FORT WORTH                                                6.7415              20360301                            360
SUNRISE                                                   7.1165              20360301                            360
MARYSVILLE                                                7.2415              20360301                            360
CONCORD                                                   6.9915              20360301                            360
SIOUX FALLS                                               7.8665              20360201                            360
COLUMBUS                                                  7.3665              20360301                            360
NEWBERG                                                   7.2415              20360301                            360
BELLEROSE                                                 7.2415              20360301                            360
Paterson                                                  7.6165              20360301                            360
LEWES                                                     5.6165              20360301                            360
Boston                                                    6.7415              20360201                            360
BOOTHWYN                                                  7.4915              20360301                            360
TUCSON                                                    6.2415              20360301                            360
CHICAGO                                                   7.2415              20350801                            360
CHARLOTTE                                                 8.2415              20360301                            360
WHEATON                                                   7.4915              20360301                            360
FORT MYERS                                                6.6165              20350901                            360
TINLEY PARK                                               7.3665              20360301                            360
GRANTS PASS                                               7.6165              20360301                            360
RIGBY                                                     6.3665              20350901                            360
STREAMWOOD                                                6.6165              20350901                            360
MILTON                                                    7.4915              20360301                            360
Toms River                                                7.3665              20360301                            360
SAINT GEORGE                                              7.7415              20360301                            360
PATASKALA                                                 6.8665              20351001                            360
LOVELAND                                                  7.4915              20360301                            360
Boston                                                    7.1165              20360301                            360
VIRGINIA BEACH                                            7.1165              20360301                            360
APPLE VALLEY                                              8.3665              20360301                            360
BOYNTON BEACH                                             7.8665              20360301                            360
PONTIAC                                                   6.6165              20350901                            360
CHICAGO                                                   7.8665              20360301                            360
NEWBURGH                                                  6.7415              20350901                            360
Mcdonough                                                 7.7415              20360301                            360
Boston                                                    7.1165              20360301                            360
CONWAY                                                    7.2415              20360301                            360
Durham                                                    7.2415              20350901                            360
FORT MYERS                                                7.1165              20351001                            360
DETROIT                                                   7.3665              20351001                            360
SURPRISE                                                  6.3665              20351001                            360
LEES SUMMIT                                               7.3665              20360301                            360
AVONDALE                                                  6.4915              20351001                            360
LITHIA                                                    6.2415              20350901                            360
SURPRISE                                                  6.9915              20351001                            360
FAIRVIEW                                                  7.4915              20360301                            360
SHOW LOW                                                  7.6165              20360301                            360
Charlotte                                                 7.2415              20360301                            360
OKLAHOMA CITY                                             6.8665              20360301                            360
CLEVELAND                                                 6.8665              20351101                            360
ALAMEDA                                                   7.4915              20360301                            360
ORMOND BEACH                                              7.7415              20360301                            360
EWING                                                     6.6165              20351001                            360
SAN ANTONIO                                               8.1165              20360301                            360
FORT PIERCE                                               7.8665              20360301                            360
RICHMOND                                                  6.6165              20360301                            360
DAYTON                                                    7.6165              20360301                            360
INDEPENDENCE                                              7.4915              20360301                            360
LARGO                                                     7.2415              20360301                            360
SURPRISE                                                  7.7415              20360301                            360
HANFORD                                                   6.7415              20360301                            360
BRONX                                                     7.8665              20360301                            360
BRANSON                                                   6.4915              20360301                            360
ASHBURN                                                   6.7415              20360301                            360
Belmont                                                   6.3665              20360301                            360
LYNCHBURG                                                 7.8665              20360301                            360
LYNCHBURG                                                 7.8665              20360301                            360
DAYTON                                                    7.2415              20360301                            360
HARLINGEN                                                 6.4915              20360301                            360
LAWSON                                                    7.6165              20360301                            360
EAST DURHAM                                               6.9915              20360301                            360
STOCKTON                                                  6.7415              20360301                            360
ODENTON                                                   6.4915              20360301                            360
WOODSIDE                                                  7.7415              20360301                            360
CANTON                                                    7.7415              20360301                            360
SAINT LOUIS                                               8.4915              20360301                            360
Camden                                                    7.8665              20360301                            360
COLUMBUS                                                  7.2415              20360301                            360
NORTH MIAMI                                               7.1165              20360301                            360
VIRGINIA BEACH                                            6.4915              20360301                            360
KANSAS CITY                                               6.9915              20360301                            360
AKRON                                                     7.6165              20360301                            360
SAINT LOUIS                                               8.4915              20360301                            360
Belton                                                    7.2415              20360301                            360
TOPEKA                                                    8.6165              20360301                            360
GREENVILLE                                                7.3665              20360301                            360
VIENNA                                                    8.3665              20360301                            360
OZONE PARK                                                6.2415              20360301                            360
AURORA                                                    6.4915              20360301                            360
GOODLETTSVILLE                                            6.4915              20360301                            360
CHICAGO                                                   7.8665              20360301                            360
APPLE VALLEY                                              7.7415              20360301                            360
Irvington                                                 7.2415              20360301                            360
MURRIETA                                                  8.2415              20360301                            360
HENDERSON                                                 6.4915              20360301                            360
ZEPHYRHILLS                                               6.7415              20360301                            360
MERIDEN                                                   6.6165              20360301                            360
PHILADELPHIA                                              7.6165              20360301                            360
SANTA ROSA                                                7.1165              20360301                            360
PROVIDENCE                                                7.2415              20360301                            360
WASHINGTON                                                6.9915              20360201                            360
GLENDALE                                                  6.8665              20360301                            360
UPPER MARLBORO                                            6.7415              20360301                            360
RESTON                                                    6.7415              20360201                            360
East Boston                                               5.9915              20360301                            360
CHICAGO                                                   7.9915              20360301                            360
AURORA                                                    7.8665              20360301                            360
PHOENIX                                                   6.4915              20360301                            360
Cottonwood                                                6.8665              20360301                            360
HOMESTEAD                                                 6.2415              20360301                            360
KANSAS CITY                                               7.8665              20360301                            360
HILLSBORO                                                 6.7415              20360301                            360
LAKE OSWEGO                                               6.6165              20360201                            360
NEW LONDON                                                7.6165              20360301                            360
GRANTS PASS                                               6.8665              20360301                            360
WARREN                                                    6.4915              20360301                            360
AIKEN                                                     7.6165              20360301                            360
BUFFALO                                                   7.2415              20360301                            360
CLERMONT                                                  8.2415              20360301                            360
Louisville                                                8.1165              20360301                            360
NEWPORT NEWS                                              6.7415              20360301                            360
LOS ANGELES                                               6.4915              20360201                            360
MIAMI                                                     8.2415              20360301                            360
HOFFMAN ESTATES                                           5.6165              20350801                            360
NAMPA                                                     6.2415              20360301                            360
POWDER SPRINGS                                            8.4915              20360301                            360
Alpharetta                                                7.3665              20351001                            360
DETROIT                                                   7.2415              20360301                            360
JACKSONVILLE BEACH                                        7.3665              20360301                            360
ANGOLA                                                    7.8665              20360301                            360
BOILING SPRINGS                                           7.6165              20360301                            360
Apopka                                                    7.3665              20360301                            360
BRONX                                                     7.4915              20360301                            360
SPOKANE                                                   6.4915              20360301                            360
ORLANDO                                                   7.2415              20360301                            360
BROOKLYN                                                  6.2415              20360301                            360
TYLER                                                     7.1165              20360301                            360
PHILADELPHIA                                              7.8665              20360301                            360
Alpharetta                                                7.9915              20360301                            360
TOPEKA                                                    7.1165              20360301                            360
CHICAGO                                                   7.4915              20360301                            360
TOPEKA                                                    7.1165              20360301                            360
TOPEKA                                                    7.1165              20360301                            360
E FALLOWFIELD                                             8.2415              20360301                            360
MESA                                                      7.7415              20360301                            360
GREENVILLE                                                7.2415              20360301                            360
RENTON                                                    6.2415              20360301                            360
LANSING                                                   7.7415              20360301                            360
EL PASO                                                   7.2415              20360301                            360
Raleigh                                                   7.2415              20360301                            360
BIRMINGHAM                                                7.4915              20360301                            360
BARTOW                                                    7.6165              20360301                            360
OKLAHOMA CITY                                             7.7415              20360201                            360
CHICAGO                                                   8.2415              20360301                            360
ORMOND BEACH                                              8.2415              20360301                            360
DETROIT                                                   7.3665              20360301                            360
HOLLYWOOD                                                 7.2415              20360201                            360
NORTH CHARLESTON                                          6.4915              20360301                            360
VANCOUVER                                                 7.6165              20360301                            360
AVONDALE                                                  7.3665              20360301                            360
JACKSONVILLE                                              7.8665              20360301                            360
SEGUIN                                                    8.2415              20360301                            360
SOUTHFIELD                                                8.2415              20360301                            360
KENT                                                      7.4915              20360301                            360
ROWESVILLE                                                7.2415              20360301                            360
MASPETH                                                   6.6165              20360301                            360
Mutttontown                                               7.2415              20360301                            360
GLEN OAKS                                                 5.8665              20351101                            360
DARLINGTON                                                6.7415              20360301                            360
NORTH HOLLYWOOD                                           7.2415              20360301                            360
NEW DURHAM                                                6.3665              20360301                            360
RANCHO PALOS VERDES                                       5.6165              20351001                            360
SAN ANTONIO                                               8.1165              20360301                            360
PORT SAINT LUCIE                                          7.6165              20360301                            360
COLUMBUS                                                  7.6165              20360301                            360
KANSAS CITY                                               6.4915              20360301                            360
NORTH CHARLESTON                                          7.2415              20360301                            360
FOUNTAIN                                                  7.7415              20360301                            360
BALTIMORE                                                 7.8665              20360301                            360
LAWRENCEVILLE                                             6.6165              20360301                            360
HOMESTEAD                                                 6.6165              20360301                            360
LA VERGNE                                                 6.2415              20360301                            360
NORTH LAS VEGAS                                           5.7415              20360301                            360
WASHINGTON                                                8.2415              20360301                            360
ATLANTA                                                   8.2415              20360301                            360
Cumming                                                   6.8665              20360201                            360
HILLSBORO                                                 7.2415              20360301                            360
JACKSONVILLE                                              7.6165              20360301                            360
Wilmington                                                5.6165              20351101                            360
Las Cruces                                                7.6165              20360301                            360
VISALIA                                                   7.3665              20360301                            360
SCAPPOOSE                                                 6.8665              20360301                            360
SALEM                                                     7.2415              20360301                            360
Santa Maria                                               6.3665              20360301                            360
JACKSONVILLE                                              7.9915              20360301                            360
OZARK                                                     6.9915              20360301                            360
CHICAGO                                                   6.9915              20360301                            360
SCOTTSDALE                                                7.8665              20360301                            360
HOUSTON                                                   7.6165              20360301                            360
ELMHURST                                                  7.4915              20360301                            360
WASHINGTON                                                9.4915              20360301                            360
CHICAGO                                                   7.8665              20360301                            360
CALDWELL                                                  7.6165              20360301                            360
Powder Springs                                            7.7415              20360301                            360
PHOENIX                                                   7.4915              20360301                            360
GLENDALE                                                  6.9915              20360301                            360
MODESTO                                                   7.1165              20360301                            360
LAS VEGAS                                                 7.9915              20360301                            360
WALDORF                                                   6.6165              20360301                            360
LISLE                                                     6.6165              20360301                            360
SALEM                                                     7.9915              20360301                            360
SPARTANBURG                                               7.7415              20360301                            360
SPOKANE                                                   7.6165              20360301                            360
RIDGE                                                     6.9915              20360301                            360
PHOENIX                                                   7.7415              20360301                            360
WAKE FOREST                                               6.9915              20360301                            360
KANSAS CITY                                               6.4915              20360301                            360
REDMOND                                                   6.2415              20360301                            360
MINNEAPOLIS                                               7.2415              20360301                            360
SPRING CITY                                               7.2415              20360301                            360
PINE BLUFFS                                               7.3665              20360301                            360
WASHINGTON                                                9.4915              20360301                            360
MARICOPA                                                  7.8665              20360301                            360
GIBSONTON                                                 7.8665              20360301                            360
CHEYENNE                                                  7.3665              20360301                            360
ANNAPOLIS                                                 5.7415              20360301                            360
SEAFORD                                                   7.6165              20360301                            360
ESSEX                                                     6.9915              20360301                            360
DES MOINES                                                7.3665              20360301                            360
KANSAS CITY                                               6.4915              20360301                            360
Scottsdale                                                8.2415              20360301                            360
MARYSVILLE                                                6.2415              20360301                            360
FORT LAUDERDALE                                           7.1165              20360301                            360
LIBERTY LAKE                                              6.9915              20360301                            360
Raleigh                                                   7.7415              20360301                            360
SILVER SPRING                                             8.3665              20360301                            360
MIRA LOMA                                                 6.7415              20360301                            360
KATONAH                                                   7.6165              20360301                            360
Cary                                                      8.4915              20360301                            360
EVERETT                                                   7.1165              20360301                            360
PROVIDENCE                                                6.3665              20360301                            360
WOODBRIDGE                                                7.7415              20360301                            360
CAPE CORAL                                                7.6165              20360301                            360
Atlanta                                                   7.6165              20360301                            360
RENO                                                      5.7415              20350801                            360
RANDALLSTOWN                                              5.6165              20350801                            360
PERINTON                                                  4.7415              20180801                            180
FRAMINGHAM                                                4.7415              20330801                            360
Vienna                                                    6.2415              20351201                            360
Phippsburg                                                7.2415              20360201                            360
Detroit                                                   7.2415              20360301                            360
Detroit                                                   7.2415              20360201                            360
Washington                                                6.9915              20360201                            360
Fort Washington                                           6.2415              20360301                            360
Clermont                                                  7.6165              20360301                            360
Manassas                                                  7.1165              20360301                            360
Fort Washington                                           7.2415              20360201                            360
Sterling                                                  7.3665              20360301                            360
Washington                                                6.1165              20360301                            360
Suisun City                                               6.8665              20360301                            360
Manassas                                                  7.6165              20360301                            360
Woodbridge                                                7.6165              20360201                            360
Centreville                                               6.9915              20360301                            360
Fairfax                                                   7.2415              20360201                            360
Culpeper                                                  7.4915              20360201                            360
Fredericksburg                                            7.2415              20360301                            360
Hamilton                                                  6.1165              20360201                            360
Fredericksburg                                            7.9915              20360201                            360
Cooksville                                                6.8665              20360301                            360
Manassas                                                  7.3665              20360201                            360
Manassas                                                  7.4915              20360301                            360
Winston Salem                                             6.8665              20360201                            360
Temple Hills                                              6.6165              20360201                            360
Germantown                                                6.6165              20360201                            360
Manassas                                                  7.2415              20360301                            360
Richmond                                                  6.9915              20360201                            360
Alexandria                                                7.8665              20360201                            360
Clinton                                                   6.7415              20360301                            360
Upper Marlboro                                            7.7415              20360201                            360
Gaithersburg                                              6.3665              20360301                            360
Arlington                                                 6.9915              20360201                            360
Beltsville                                                7.7415              20360201                            360
Manassas                                                  7.2415              20360201                            360
Woodbridge                                                7.9915              20360201                            360
Capitol Heights                                           5.7415              20350901                            360
Culpeper                                                  7.6165              20360201                            360
Alexandria                                                7.6165              20360201                            360
Woodbridge                                                7.3665              20360201                            360
Manassas                                                  7.2415              20360201                            360
Takoma Park                                               7.2415              20360301                            360
Woodbridge                                                6.7415              20360301                            360
Leesburg                                                  7.6165              20360201                            360
Aldie                                                     6.9915              20360201                            360
TAMARAC                                                   6.4915              20360201                            360
Reston                                                    7.2415              20360201                            360
Manassas                                                  7.2415              20360301                            360
Woodbridge                                                7.2415              20351201                            360
Falls Church                                              6.1165              20360201                            360
Baltimore                                                 7.3665              20360201                            360
PORT REPUBLIC                                             6.4915              20360201                            360
STREAMWOOD                                                7.1165              20360201                            360
LOUISVILLE                                                6.9915              20360201                            360
BALTIMORE                                                 7.1165              20360301                            360
Fargo                                                     5.8665              20360201                            360
BEALETON                                                  6.9915              20360101                            360
COLUMBIA                                                  7.9915              20360201                            360
DOVER                                                     7.6165              20360201                            360
BALTIMORE                                                 7.3665              20360301                            360
CARENCRO                                                  7.8665              20360201                            360
BALTIMORE                                                 7.4915              20360201                            360
BALTIMORE                                                 7.3665              20360201                            360
BALTIMORE                                                 8.1165              20360201                            360
WALDORF                                                   6.3665              20360301                            360
ARLINGTON                                                 7.3665              20360201                            360
Pasadena                                                  6.4915              20360301                            360
ARLINGTON                                                 7.3665              20360201                            360
BALTIMORE                                                 7.3665              20360201                            360
ARLINGTON                                                 6.3665              20360301                            360
DAVIDSONVILLE                                             6.4915              20360201                            360
NEW CASTLE                                                8.3665              20360201                            360
YORK                                                      7.7415              20360301                            360
VIRGINIA BEACH                                            6.3665              20360101                            360
RICHMOND                                                  6.4915              20360201                            360
CUMBERLAND                                                6.9915              20360301                            360
POTTSTOWN                                                 7.1165              20360301                            360
POTTSTOWN                                                 7.1165              20360301                            360
BALTIMORE                                                 6.9915              20360201                            360
Baltimore                                                 6.9915              20360201                            360
SOUDERTON                                                 8.3665              20360301                            360
Grant                                                     6.6165              20200601                            180
MIAMI                                                     6.7415              20360301                            360
ELMA                                                      7.9915              20360301                            360
TAMPA                                                     7.3665              20360201                            360
Romulus                                                   6.9915              20360301                            360
Lakeland                                                  7.4915              20350901                            360
West Palm Beach                                           6.6165              20351201                            360
UPPER MARLBORO                                            6.7415              20350901                            360
Albertson                                                 7.9915              20360301                            360
Brooklyn                                                  6.9915              20360101                            360
Wyandanch                                                 6.9915              20360201                            360
ALTURA                                                    6.8665              20360301                            360
Alexandria                                                6.6165              20360301                            360
APACHE JUNCTION                                           8.2415              20360201                            360
MOUNT LAUREL TOWNSHIP                                     7.9915              20360201                            360
IRVINGTON TOWNSHIP                                        8.3665              20360201                            360
NEW BRUNSWICK                                             7.2415              20360301                            360
PATERSON                                                  7.8665              20360301                            360
BAYONNE                                                   7.2415              20360201                            360
Trenton                                                   8.3665              20360201                            360
WOODBRIDGE                                                6.8665              20360101                            360
MT OLIVE TOWNSHIP                                         8.4915              20360201                            360
TRENTON                                                   8.4915              20360201                            360
JERSEY CITY                                               7.7415              20360201                            360
NORTH BERGEN TWP                                          7.4915              20360201                            360
PASSAIC                                                   7.4915              20360201                            360
EAST ORANGE                                               7.8665              20360301                            360
EAST ORANGE                                               7.6165              20360301                            360
JERSEY CITY                                               8.3665              20360201                            360
MENDHAM TOWNSHIP                                          5.8665              20360201                            360
Miami                                                     6.8665              20360301                            360
Hialeah                                                   8.1165              20360201                            360
Hillsborough                                              6.1165              20351101                            360
Maurice River Township                                    6.1165              20351201                            360
Elizabeth                                                 7.4915              20360201                            360
Newark                                                    8.3665              20360301                            360
Fitchburg                                                 7.1165              20360201                            360
Lawrence                                                  8.1165              20360101                            360
Orange                                                    7.8665              20360201                            360
Newark                                                    7.4915              20360201                            360
Jersey City                                               7.9915              20360201                            360
Lynn                                                      7.1165              20360201                            360
Antioch                                                   5.6165              20350801                            360
New Port Richey                                           6.4915              20360201                            360
Mobile                                                    6.6165              20360201                            360
Nashville                                                 6.6165              20360201                            360
Dunedin                                                   6.6165              20360201                            360
Seminole                                                  7.4915              20360201                            360
Largo                                                     6.9915              20360201                            360
Mandeville                                                6.2415              20360201                            360
Dunedin                                                   6.4915              20360201                            360
Clearwater                                                7.3665              20360101                            360
Ocala                                                     7.3665              20360201                            360
Clearwater                                                6.4915              20360201                            360
Chattanooga                                               6.8665              20360201                            360
Hendersonville                                            7.4915              20360301                            360
Iuka                                                      6.9915              20360301                            360
Auburn                                                    5.8665              20200901                            180
Cape Coral                                                5.7415              20200901                            180
Jackson                                                   7.1165              20360201                            360
Celebration                                               6.8665              20360201                            360
Orlando                                                   6.6165              20360201                            360
Gulf Breeze                                               6.4915              20360101                            360
Nashville                                                 7.1165              20360201                            360
Birmingham                                                5.7415              20351101                            360
JONESBORO                                                 7.7415              20360301                            360
LITHONIA                                                  6.7415              20360201                            360
Cincinnati                                                7.2415              20360201                            360
LAKE ALFRED                                               8.4915              20360301                            360
MIAMI                                                     7.2415              20360301                            360
Cincinnati                                                7.2415              20360201                            360
MARIETTA                                                  7.4915              20360201                            360
Kennesaw                                                  7.2415              20360301                            360
BLUE RIDGE                                                7.3665              20360301                            360
HIGH POINT                                                7.4915              20360301                            360
ATLANTA                                                   8.4915              20360301                            360
Cincinnati                                                7.9915              20360101                            360
Port Chester                                              6.2415              20360201                            360
Bayside                                                   6.9915              20360201                            360
Fresh Meadows                                             6.6165              20360301                            360
Philadelphia                                              7.6165              20360301                            360
Westampton                                                7.2415              20360301                            360
Philadelphia                                              6.6165              20360201                            360
Northfield                                                6.9915              20360201                            360
Woodbury                                                  7.1165              20360201                            360
Ocean City                                                7.2415              20360301                            360
BROOKLYN                                                  7.4915              20360301                            360
Brooklyn                                                  6.3665              20360201                            360
College Point                                             7.2415              20360101                            360
Laurel                                                    7.3665              20360101                            360
Chicago                                                   7.1165              20360201                            360
JERSEY CITY                                               7.6165              20360201                            360
NOGALES                                                   7.2415              20360201                            360
PLACENTIA                                                 6.6165              20360301                            360
SURPRISE                                                  8.2415              20360301                            360
UPLAND                                                    6.6165              20360301                            360
CHINO                                                     6.6165              20360301                            360
PLACENTIA                                                 6.6165              20360301                            360
EL CENTRO                                                 5.8665              20360201                            360
YUMA                                                      6.7415              20360201                            360
Laredo                                                    6.4915              20201001                            180
GREELEY                                                   7.1165              20360301                            360
GREELEY                                                   7.1165              20360301                            360
GREELEY                                                   7.1165              20360301                            360
PALM SPRINGS                                              6.8665              20360301                            360
Rio Rico                                                  7.6165              20360301                            360
Richardson                                                6.7415              20360301                            360
Chicago                                                   6.6165              20360201                            360
Minneapolis                                               7.4915              20360201                            360
Chicago                                                   6.6165              20360201                            360
Little Rock                                               6.9915              20351201                            360
Murphy                                                    6.9915              20360201                            360
Brighton                                                  6.6165              20360101                            360
KINGSVILLE                                                6.3665              20360201                            360
Chicago                                                   6.6165              20360201                            360
Florissant                                                7.2415              20360201                            360
Atlanta                                                   7.4915              20360101                            360
Orlando                                                   6.7415              20360201                            360
Orlando                                                   6.8665              20360201                            360
Ellijay                                                   7.6165              20360301                            360
Tampa                                                     6.8665              20360301                            360
New River                                                 6.7415              20351201                            360
Millington                                                6.9915              20360101                            360
Savannah                                                  6.8665              20360101                            360
Arvada                                                    7.2415              20360301                            360
Davie Beach                                               7.6165              20360201                            360
York                                                      7.8665              20360301                            360
Granbury                                                  7.4915              20360201                            360
Chicago                                                   6.6165              20360201                            360
WASHINGTON                                                7.2415              20360201                            360
ELLICOTT CITY                                             6.6165              20360201                            360
FORKED RIVER                                              7.6165              20360201                            360
EASTON                                                    9.3665              20360301                            360
LAREDO                                                    6.2415              20360101                            360
MESA                                                      5.9915              20360301                            360
LANHAM                                                    6.9915              20360201                            360
MISSION                                                   7.7415              20360301                            360
PHOENIX                                                   5.8665              20210201                            180
BELLEVUE                                                  6.7415              20360301                            360
ORANGE                                                    6.3665              20360201                            360
MCALLEN                                                   7.3665              20360301                            360
HIGLEY                                                    7.9915              20360301                            360
SEVERNA PARK                                              7.2415              20360301                            360
SUN CITY WEST                                             6.6165              20360301                            360
WESLACO                                                   7.3665              20210301                            180
CEDAR PARK                                                6.9915              20360201                            360
DECATUR                                                   8.3665              20360301                            360
FORT WORTH                                                6.6165              20360201                            360
LEESBURG                                                  6.6165              20360201                            360
DAVENPORT                                                 6.8665              20210301                            180
GREAT FALLS                                               6.8665              20360301                            360
SILVER SPRING                                             5.4915              20210201                            180
ATHENS                                                    7.4915              20360301                            360
SILVER SPRING                                             6.6165              20360201                            360
MIDDLETOWN                                                6.4915              20360301                            360
CAPITOL HEIGHTS                                           7.4915              20360301                            360
MESA                                                      5.9915              20360301                            360
ROUND ROCK                                                6.7415              20360201                            360
MCALLEN                                                   7.9915              20360101                            360
CEDAR PARK                                                6.3665              20360301                            360
GILBERT                                                   7.3665              20360301                            360
MESA                                                      7.4915              20360301                            360
CLAREMONT                                                 5.6165              20360201                            360
ORANGE                                                    7.8665              20360301                            360
CHANDLER                                                  6.7415              20360101                            360
SAN FRANCISCO                                             6.4915              20360201                            360
KELLER                                                    6.7415              20360301                            360
MISSION                                                   8.3665              20360201                            360
SANTA ANA                                                 6.7415              20360301                            360
SAN ANTONIO                                               5.9915              20360301                            360
PHOENIX                                                   7.1165              20360301                            360
GREAT FALLS                                               5.8665              20360201                            360
TOMS RIVER                                                6.9915              20360301                            360
SPRING LAKE                                               6.3665              20360301                            360
HOLLYWOOD                                                 7.1165              20360301                            360
HILLSDALE                                                 6.6165              20360301                            360
MINNEAPOLIS                                               7.1165              20360301                            360
BROWNSVILLE                                               6.7415              20360201                            360
MINNEAPOLIS                                               7.2415              20360201                            360
LAREDO                                                    7.1165              20360201                            360
PHOENIX                                                   5.7415              20360301                            360
BIG BEAR LAKE                                             6.9915              20360201                            360
YONKERS                                                   7.2415              20360201                            360
WASHINGTON                                                6.8665              20360201                            360
TOTOWA                                                    6.6165              20360301                            360
BELLINGHAM                                                6.8665              20360301                            360
RICHMOND                                                  6.9915              20360301                            360
TAKOMA PARK                                               6.3665              20360301                            360
CORONA                                                    6.9915              20360301                            360
WESLACO                                                   7.1165              20360101                            360
MCALLEN                                                   9.4915              20360301                            360
ARIZONA CITY                                              6.6165              20360301                            360
WASHINGTON                                                6.3665              20360201                            360
MESA                                                      5.9915              20360301                            360
REMINGTON                                                 5.9915              20360201                            360
PHOENIX                                                   6.6165              20360301                            360
BALTIMORE                                                 6.1165              20360301                            360
Encino                                                    7.3665              20360201                            360
San Antonio                                               7.9915              20360101                            360
OAK POINT                                                 7.3665              20360301                            360
Dallas                                                    6.8665              20360301                            360
OAK POINT                                                 7.3665              20360301                            360
Bethlehem                                                 7.2415              20360301                            360
Stockbridge                                               7.2415              20360301                            360
Frisco                                                    6.9915              20360201                            360
Bryan                                                     7.6165              20360201                            360
Ellenwood                                                 6.6165              20360201                            360
Loris                                                     6.2415              20351001                            360
Round Rock                                                6.6165              20351201                            360
Plano                                                     6.2415              20360201                            360
Stockbridge                                               7.6165              20360301                            360
Rockport                                                  7.4915              20360201                            360
Hapeville                                                 7.9915              20360201                            360
Dallas                                                    7.6165              20360301                            360
San Diego                                                 6.4915              20360301                            360
Dallas                                                    7.2415              20360201                            360
Prescott                                                  6.4915              20360201                            360
Lincoln                                                   7.2415              20360301                            360
Pflugerville                                              6.6165              20360301                            360
FT WORTH                                                  6.7415              20360301                            360
Dacula                                                    7.4915              20360301                            360
Aubrey                                                    7.1165              20360201                            360
San Diego                                                 6.7415              20360301                            360
Mckinney                                                  6.9915              20360301                            360
Mesquite                                                  7.7415              20351201                            360
Midway City                                               6.6165              20360301                            360
Mcdonough                                                 6.1165              20360201                            360
Los Angeles                                               6.6165              20360301                            360
San Diego                                                 5.9915              20360201                            360
Grand Prairie                                             8.2415              20360201                            360
Houston                                                   7.6165              20360201                            360
Dallas                                                    7.4915              20351201                            360
Vista                                                     6.8665              20360301                            360
Marietta                                                  6.7415              20360301                            360
FATE                                                      5.9915              20350901                            360
Lewisville                                                7.6165              20360201                            360
Abingdon                                                  7.1165              20360301                            360
Valdosta                                                  7.4915              20360301                            360
Mcallen                                                   7.3665              20351101                            360
Albuquerque                                               7.2415              20360201                            360
Riverdale                                                 7.9915              20360301                            360
San Antonio                                               6.9915              20360301                            360
Douglasville                                              6.2415              20360301                            360
Deer Park                                                 7.6165              20360301                            360
Myrtle Beach                                              7.1165              20360101                            360
Valdosta                                                  7.6165              20360201                            360
Spring                                                    6.4915              20360201                            360
Forney                                                    7.6165              20360201                            360
Forney                                                    5.8665              20360201                            360
DENTON                                                    7.2415              20360301                            360
Mesquite                                                  7.6165              20360201                            360
Irving                                                    6.9915              20351201                            360
Eden Prairie                                              6.6165              20360201                            360
Houston                                                   7.3665              20360301                            360
Stockbridge                                               6.4915              20360201                            360
OAK POINT                                                 7.2415              20360101                            360
Dallas                                                    6.7415              20360201                            360
Jefferson                                                 6.6165              20360201                            360
Arlington                                                 6.9915              20360301                            360
Houston                                                   6.6165              20360101                            360
OAK POINT                                                 7.2415              20360201                            360
Farmers Branch                                            7.2415              20360101                            360
Albuquerque                                               6.7415              20360301                            360
Oklahoma City                                             6.2415              20360301                            360
Honolulu                                                  7.3665              20360201                            360
Las Vegas                                                 6.6165              20360201                            360
Pasadena                                                  6.2415              20360301                            360
ANTIOCH                                                   6.1165              20360301                            360
SAN MARCOS                                                6.4915              20360301                            360
COEUR D ALENE                                             6.9915              20360201                            360
DUARTE                                                    7.2415              20360301                            360
SPOKANE                                                   6.9915              20360301                            360
CARMEL VALLEY                                             6.4915              20360201                            360
Muldrow                                                   6.6165              20360201                            360
Carrollton                                                6.7415              20360301                            360
ALPINE FOREST                                             7.2415              20360301                            360
CERES                                                     7.3665              20360201                            360
Indianapolis                                              7.1165              20360301                            360
HOPKINSVILLE                                              7.2415              20360201                            360
CAMPBELL                                                  7.6165              20360301                            360
INDIANAPOLIS                                              7.1165              20360301                            360
COSHOCTON                                                 7.3665              20360201                            360
HOPKINSVILLE                                              7.2415              20360201                            360
INDIANAPOLIS                                              7.3665              20360301                            360
LOUISVILLE                                                6.9915              20360401                            360
HOPKINSVILLE                                              7.2415              20360201                            360
HOPKINSVILLE                                              7.2415              20360201                            360
HOPKINSVILLE                                              7.2415              20360201                            360
HOPKINSVILLE                                              7.2415              20360201                            360
Aurora                                                    7.2415              20360201                            360
Milwaukee                                                 7.1165              20360201                            360
Cape Coral                                                7.3665              20351201                            360
Keystone                                                  6.7415              20360201                            360
Kenosha                                                   7.2415              20360201                            360
Milwaukee                                                 7.1165              20360201                            360
Thorton                                                   7.4915              20360301                            360
Coral Gables                                              6.4915              20360301                            360
Ashburn                                                   7.6165              20360101                            360
Shelter Island                                            6.3665              20360101                            360
Alexandria                                                7.2415              20360201                            360
Manassas                                                  6.9915              20360101                            360
Silver Spring                                             7.1165              20360101                            360
Alexandria                                                6.4915              20360201                            360
Alexandria                                                7.4915              20360201                            360
Falls Church                                              7.2415              20360201                            360
Cape Coral                                                6.4915              20360201                            360
Washington                                                6.4915              20360101                            360
Manassas                                                  6.8665              20360201                            360
CLEVELAND                                                 7.7415              20360201                            360
KAILUA                                                    6.4915              20360301                            360
PINEVILLE                                                 7.9915              20360201                            360
Honolulu                                                  6.1165              20360201                            360
PLEASANT HILL                                             6.8665              20360301                            360
HENDERSON                                                 7.3665              20360201                            360
Chapin                                                    7.1165              20360301                            360
Elberton                                                  6.7415              20360301                            360
Ventura                                                   6.2415              20200801                            180
Gilbert                                                   7.1165              20360201                            360
Mesa                                                      6.6165              20360301                            360
Tucson                                                    7.1165              20360301                            360
Sun City                                                  6.2415              20351001                            360
Myrtle                                                    8.3665              20360201                            360
Scottsdale                                                6.6165              20360201                            360
Tempe                                                     7.2415              20360201                            360
Olathe                                                    8.4915              20360201                            360
Phoenix                                                   7.7415              20360101                            360
Phoenix                                                   7.1165              20360301                            360
Tucson                                                    7.2415              20360101                            360
Paradise Valley                                           7.1165              20360201                            360
Cottonwood                                                7.2415              20360301                            360
Kansas City                                               7.7415              20360101                            360
Phoenix                                                   6.1165              20351201                            360
Kansas City                                               7.7415              20360101                            360
Phoenix                                                   6.2415              20360201                            360
Apache Junction                                           6.9915              20360201                            360
Yuma                                                      6.1165              20360301                            360
Phoenix                                                   6.4915              20201201                            180
Phoenix                                                   7.9915              20360101                            360
WEST FARGO                                                7.3665              20360301                            360
SPRING                                                    7.6165              20351201                            360
HOUSTON                                                   7.4915              20360301                            360
SPRING                                                    7.6165              20351201                            360
SAN ANTONIO                                               6.7415              20360301                            360
HOUSTON                                                   7.6165              20351201                            360
GROSSE POINTE FARMS                                       7.1165              20360201                            360
SPRING                                                    7.6165              20351201                            360
Palm Bay                                                  6.9915              20360301                            360
Titusville                                                7.2415              20360201                            360
palmbay                                                   7.1165              20360201                            360
San Diego                                                 6.2415              20360201                            360
San Diego                                                 6.2415              20360201                            360
Hiram                                                     6.3665              20360301                            360
Cincinnati                                                7.4915              20360301                            360
West Springfield                                          7.7415              20360201                            360
Columbus                                                  6.9915              20360201                            360
Acosta                                                    7.9915              20360201                            360
Newark                                                    6.1165              20360301                            360
Fredericktown                                             7.6165              20360301                            360
Pittsburgh                                                7.1165              20360301                            360
Columbus                                                  7.2415              20360301                            360
Pennsburg                                                 6.3665              20360301                            360
Fredericktown                                             6.7415              20360301                            360
Harrisburg                                                8.3665              20360301                            360
Union                                                     7.6165              20360301                            360
BETHEL                                                    8.3665              20360201                            360
Westbury                                                  6.8665              20360301                            360
Bay Shore                                                 5.9915              20360301                            360
WATERTOWN                                                 6.8665              20360201                            360
Freeport                                                  6.6165              20260301                            240
Elmont                                                    7.4915              20360201                            360
Fort Worth                                                7.4915              20360301                            360
Denton                                                    6.7415              20360301                            360
Kellyville                                                8.4915              20360301                            360
Lithia                                                    6.6165              20360301                            360
CLAYTON                                                   6.7415              20360301                            360
BETHESDA                                                  7.6165              20360301                            360
Jessup                                                    6.9915              20360301                            360
SILVER SPRING                                             6.4915              20360201                            360
Clayton                                                   7.4915              20360101                            360
LAUREL                                                    7.1165              20360201                            360
Leesburg                                                  6.1165              20360101                            360
GERMANTOWN                                                7.1165              20360301                            360
Clayton                                                   6.6165              20360201                            360
Lewiston                                                  6.2415              20360201                            360
Portland                                                  6.3665              20360201                            360
Harrison Township                                         7.6165              20360301                            360
Chicopee                                                  7.6165              20360301                            360
Highland                                                  6.7415              20360301                            360
Converse                                                  6.7415              20360201                            360
Emerald Isle                                              7.1165              20360201                            360
Crowley                                                   6.9915              20360201                            360
Saint Petersburg                                          6.8665              20360201                            360
Derby                                                     7.4915              20360301                            360
Washington                                                6.2415              20360201                            360
PERRYVILLE                                                7.2415              20360301                            360
Waukegan                                                  7.7415              20360301                            360
Wilmington                                                6.6165              20360301                            360
Charlotte                                                 6.9915              20360201                            360
Lebanon                                                   6.3665              20360101                            360
Denver                                                    6.9915              20360201                            360
Raynham                                                   6.3665              20360301                            360
San Antonio                                               7.2415              20360101                            360
Freedom                                                   5.9915              20360201                            360
San Antonio                                               7.6165              20360301                            360
Chicopee                                                  7.6165              20360301                            360
Pleasant View                                             6.6165              20360201                            360
SULLIVAN                                                  6.9915              20360201                            360
Weymouth                                                  6.6165              20360301                            360
Charlotte                                                 6.7415              20360201                            360
Dorchester                                                6.6165              20360301                            360
Matthews                                                  5.9915              20360201                            360
Elkton                                                    7.2415              20360201                            360
SAN ANTONIO                                               7.3665              20360201                            360
Assonet                                                   6.6165              20360201                            360
Brewer                                                    6.2415              20360301                            360
Mashpee                                                   6.4915              20360201                            360
GOSHEN                                                    8.4915              20360301                            360
TULARE                                                    8.6165              20360301                            360
VISALIA                                                   8.3665              20360201                            360
FRESNO                                                    8.3665              20360201                            360
Las Vegas                                                 7.8665              20360301                            360
Las Vegas                                                 7.1165              20360201                            360
MURRIETA                                                  6.9915              20360201                            360
Maineville                                                6.7415              20360301                            360
HAGERSTOWN                                                5.9915              20360201                            360
CHARLOTTESVILLE                                           5.7415              20360201                            360
LAUREL                                                    8.1165              20360301                            360
CHARLOTTESVILLE                                           6.2415              20360201                            360
CHARLOTTESVILLE                                           5.7415              20360201                            360
CHARLOTTESVILLE                                           5.9915              20360201                            360
CHARLOTTESVILLE                                           6.1165              20360301                            360
WICHITA                                                   7.1165              20360201                            360
CHARLOTTESVILLE                                           6.7415              20360301                            360
Charlottesville                                           5.9915              20360201                            360
Washington                                                7.1165              20360201                            360
CHARLOTTESVILLE                                           6.1165              20360301                            360
MIAMI                                                     7.4915              20360301                            360
WICHITA                                                   7.1165              20360201                            360
VIENNA                                                    6.4915              20360301                            360
Temple                                                    8.1165              20360101                            360
Myrtle Beach                                              6.2415              20360201                            360
Macon                                                     8.6165              20351201                            360
Jacksonville                                              7.2415              20360101                            360
San Bernardino                                            7.6165              20351101                            360
Grand Rapids                                              7.9915              20351201                            360
Weatherford                                               8.4915              20351101                            360
Grand Rapids                                              7.9915              20351201                            360
Myrtle Beach                                              6.3665              20351201                            360
Elkmont                                                   6.8665              20350801                            360
Kansas City                                               6.8665              20360101                            360
Miami                                                     6.2415              20350801                            360
Macon                                                     7.7415              20351101                            360
Rochester                                                 7.7415              20360101                            360
Saint Augustine                                           6.8665              20360201                            360
Riverside Area                                            6.2415              20351101                            360
SOUTH LAKE TAHOE                                          6.8665              20360301                            360
BELL                                                      6.4915              20360301                            360
PICO RIVERA                                               6.7415              20360201                            360
KOLOA                                                     6.6165              20360201                            360
CASA GRANDE                                               6.7415              20360201                            360
SHOREVIEW                                                 6.4915              20360201                            360
POMONA                                                    6.7415              20360201                            360
SANTA ANA                                                 6.9915              20360201                            360
N LAS VEGAS                                               6.9915              20360301                            360
HENDERSON                                                 7.2415              20360301                            360
MIDWAY CITY                                               7.2415              20360201                            360
REDLANDS                                                  7.1165              20360201                            360
Bay Shore                                                 6.7415              20360201                            360
Clifton                                                   6.9915              20360101                            360
East Elmhurst                                             6.7415              20360301                            360
North Bergen                                              6.6165              20360301                            360
West Orange                                               6.9915              20360201                            360
Jamaica                                                   6.7415              20360201                            360
Passaic                                                   6.9915              20360201                            360
Far Rockaway                                              6.4915              20360201                            360
Hyattsville                                               6.9915              20360301                            360
Hyattsville                                               6.9915              20360301                            360
Hyattsville                                               6.9915              20360301                            360
Hahira                                                    6.8665              20360201                            360
Coral Springs                                             7.4915              20351101                            360
Beulaville                                                7.8665              20360301                            360
Columbus                                                  7.6165              20360101                            360
Lake Oswego                                               9.2415              20360101                            360
WILLINGBORO                                               6.7415              20350901                            360
Minneapolis                                               8.3665              20360101                            360
DOVE CANYON                                               6.2415              20360301                            360
VISALIA                                                   7.1165              20360301                            360
SAN FRANCISCO                                             6.6165              20360301                            360
Concord                                                   7.8665              20360201                            360
West New York                                             5.9915              20360301                            360
LAS VEGAS                                                 7.4915              20360301                            360
Miami                                                     6.4915              20351101                            360
Hialeah                                                   7.2415              20360301                            360
Tampa                                                     7.6165              20360301                            360
Melbourne                                                 6.8665              20360301                            360
Miami Beach                                               6.6165              20360201                            360
MIAMI                                                     7.2415              20360301                            360
LOS ANGELES                                               6.6165              20360301                            360
MILPITAS                                                  6.3665              20360201                            360
GREENFIELD                                                6.3665              20360201                            360
SANTA ANA                                                 6.6165              20360201                            360
SAN JOSE                                                  7.3665              20360201                            360
ORANGE PARK                                               6.8665              20360301                            360
Columbia                                                  8.2415              20360301                            360
Savannah                                                  7.6165              20360201                            360
Jacksonville                                              6.8665              20360201                            360
Jacksonville                                              6.7415              20360301                            360
Jacksonville                                              6.9915              20360301                            360
Baltimore                                                 6.7415              20360201                            360
Easley                                                    7.3665              20360301                            360
Mount Pleasant                                            6.9915              20360201                            360
BRISTOW                                                   6.6165              20360301                            360
CULPEPER                                                  6.6165              20360101                            360
QUEEN CREEK                                               6.4915              20360101                            360
UPPER MARLBORO                                            5.9915              20360201                            360
LAVEEN                                                    6.9915              20360201                            360
LANCASTER                                                 6.6165              20360201                            360
SURPRISE                                                  7.2415              20360301                            360
TEMECULA                                                  6.7415              20360301                            360
FAIRFIELD                                                 6.3665              20360101                            360
Ponte Vedra Beach                                         6.7415              20360201                            360
Davie                                                     7.8665              20360301                            360
Kennesaw                                                  6.8665              20360301                            360
Conyers                                                   6.8665              20360301                            360
Orlando                                                   6.6165              20360201                            360
Covington                                                 6.7415              20360301                            360
Davie                                                     6.3665              20350901                            360
Milner                                                    7.2415              20360301                            360
Athens                                                    6.3665              20350901                            360
Hoschton                                                  7.1165              20360301                            360
Peachtree City                                            6.3665              20360201                            360
Pompano Beach                                             6.7415              20360201                            360
Pompano Beach                                             7.6165              20360201                            360
Atlanta                                                   7.2415              20360201                            360
Lawrenceville                                             7.4915              20360201                            360
Boone                                                     7.7415              20360301                            360
Monroe                                                    7.2415              20360201                            360
Stockbridge                                               7.3665              20360201                            360
Maitland                                                  6.9915              20360301                            360
Lake Wylie                                                5.6165              20360201                            360
Alpharetta                                                5.8665              20360301                            360
Monroe                                                    6.8665              20351101                            360
Orlando                                                   6.7415              20360201                            360
Jacksonville                                              6.9915              20360201                            360
Bradenton                                                 7.4915              20360301                            360
Brandon                                                   6.3665              20350701                            360
Dunedin                                                   6.2415              20351001                            360
Tampa                                                     6.1165              20360201                            360
Marietta                                                  6.4915              20360201                            360
Woodstock                                                 7.6165              20360301                            360
Buford                                                    6.1165              20360301                            360
Stockbridge                                               7.3665              20360201                            360
Virginia Beach                                            7.8665              20360201                            360
Cicero                                                    7.2415              20360201                            360
PALM BEACH GARDENS                                        7.3665              20360301                            360
ALEXANDRIA                                                7.3665              20360301                            360
Roanoke                                                   7.2415              20360301                            360
Reisterstown                                              6.3665              20360201                            360
MELBOURNE                                                 7.1165              20360201                            360
SHERWOOD                                                  7.3665              20360401                            360
BEDFORD                                                   6.1165              20360301                            360
Arlington                                                 7.1165              20360301                            360
Glenn Dale                                                6.8665              20360301                            360
PALM BAY                                                  7.1165              20360201                            360
SAINT AUGUSTINE                                           6.9915              20360301                            360
Lauderhill                                                8.4915              20360201                            360
BRENTWOOD                                                 6.4915              20360301                            360
Benicia                                                   6.6165              20360301                            360
ORLANDO                                                   6.6165              20360301                            360
WEST BABYLON                                              7.2415              20360401                            360
FREDERICK                                                 6.7415              20360301                            360
Oxnard                                                    7.2415              20360201                            360
SAN BERNARDINO                                            6.3665              20360201                            360
APPLE VALLEY                                              6.9915              20360101                            360
Gahanna                                                   4.8665              20351001                            360
COLUMBUS                                                  5.6165              20350801                            360
COLUMBUS                                                  5.6165              20350801                            360
Westerville                                               4.9915              20351201                            360
Westerville                                               4.7415              20351101                            360
COLUMBUS                                                  5.7315              20350901                            360
Salt Lake City                                            6.9915              20360301                            360
Park City                                                 6.6165              20360301                            360
MIDWAY                                                    6.1165              20351201                            360
Park City                                                 7.1165              20360401                            360
Oradell                                                   6.8665              20360201                            360
KALAMAZOO                                                 5.7415              20351001                            360
Union                                                     6.3665              20360201                            360
Zellwood                                                  7.4915              20360201                            360
Delray Beach                                              6.1165              20351101                            360
Gainesville                                               7.6165              20360301                            360
Ocoee                                                     7.1165              20360301                            360
Ocoee                                                     7.4915              20360201                            360
Temple Hills                                              6.7415              20360301                            360
Glenwood                                                  6.1165              20360301                            360
Bowie                                                     6.7415              20360201                            360
Villa Rica                                                7.4915              20360301                            360
Deland                                                    6.4915              20360201                            360
Wesley Chapel                                             6.9915              20360101                            360
Newport News                                              7.4915              20360301                            360
Baltimore                                                 6.6165              20360201                            360
Washington                                                6.6165              20360201                            360
Maitland                                                  6.6165              20360201                            360
Rosemount                                                 7.2415              20360201                            360
Minneapolis                                               6.9915              20360201                            360
WILLIS                                                    8.3665              20360301                            360
Houston                                                   8.3665              20360301                            360
HILO                                                      6.9915              20360301                            360
SANTA ROSA                                                7.7415              20360201                            360
LEWISVILLE                                                7.6165              20360301                            360
Harahan                                                   6.4915              20350901                            360
LUBBOCK                                                   8.2415              20360201                            360
THE WOODLANDS                                             7.1165              20360301                            360
DESOTO                                                    7.2415              20360201                            360
BATON ROUGE                                               7.4915              20360201                            360
GREEN BAY                                                 8.1165              20360301                            360
LEWISVILLE                                                7.6165              20360301                            360
WILLIS                                                    7.8665              20360301                            360
RACINE                                                    8.3665              20360201                            360
Houston                                                   6.4915              20360201                            360
LEWISVILLE                                                7.6165              20360301                            360
The Woodlands                                             7.1165              20360301                            360
LEAGUE CITY                                               7.2415              20360201                            360
DURHAM                                                    6.6165              20360301                            360
PEARLAND                                                  7.3665              20360301                            360
OCEAN SPRINGS                                             6.6165              20350701                            360
Spring                                                    7.6165              20360201                            360
JONESBOROUGH                                              6.6165              20350401                            360
Fountain Valley                                           6.3665              20360201                            360
San Gabriel                                               6.6165              20360301                            360
MESA                                                      5.9915              20351001                            360
Phoenix                                                   6.6165              20360201                            360
Peoria                                                    6.6165              20360301                            360
SUMMIT                                                    7.2415              20360301                            360
Bourbonnais                                               7.2415              20360201                            360
Northbrook                                                7.8665              20360201                            360
Franklin                                                  6.7415              20351101                            360
Osakis                                                    6.9915              20360201                            360
Coon Rapids                                               7.2415              20360301                            360
ST LOUIS                                                  7.2415              20360301                            360
CONWAY                                                    8.3665              20360301                            360
LONGVIEW                                                  7.3665              20360301                            360
DALLAS                                                    8.3665              20360201                            360
JACKSONVILLE                                              6.8665              20360301                            360
LONGVIEW                                                  7.3665              20360301                            360
LONGVIEW                                                  7.3665              20360301                            360
DALLAS                                                    8.3665              20360201                            360
TYLER                                                     7.2415              20360101                            360
AZLE                                                      6.6165              20360201                            360
JACKSONVILLE                                              6.8665              20360201                            360
JACKSONVILLE                                              6.8665              20360301                            360
HOUSTON                                                   8.7415              20360301                            360
Bloomington                                               6.9915              20360301                            360
Silverthorne                                              6.9915              20360301                            360
Boulder                                                   6.4915              20360201                            360
Haiku                                                     6.3665              20360201                            360
Parker                                                    7.3665              20360101                            360
Philadelphia                                              7.4915              20360201                            360
Long Beach                                                6.3665              20360101                            360
Los Angeles                                               6.8665              20360201                            360
Los Angeles                                               6.4915              20360101                            360
New Preston Marble Dale                                   6.8665              20360101                            360
Riverside                                                 6.3665              20351201                            360
Santa Barbara                                             5.9915              20351201                            360
Tarzana                                                   6.9915              20360201                            360
Arlington                                                 7.2415              20351201                            360
Los Angeles                                               6.2415              20360201                            360
Pebble Beach                                              7.2415              20360201                            360
Merrimac                                                  6.8665              20360201                            360
Kansas City                                               6.6165              20360101                            360
Staten Island                                             7.6165              20360201                            360
Venice                                                    6.4915              20360201                            360
Stockton                                                  7.2415              20360201                            360
San Diego                                                 8.3665              20360201                            360
Orlando                                                   7.2415              20360101                            360
Ocean Springs                                             6.7415              20360201                            360
Ventura                                                   7.2415              20360201                            360
Albuquerque                                               7.2415              20360201                            360
Phoenix                                                   6.6165              20360101                            360
La Quinta                                                 6.9915              20360301                            360
Stevensville                                              7.4915              20360201                            360
San Diego                                                 6.4915              20360201                            360
Palos Verdes Peninsula                                    6.6165              20360101                            360
Delray Beach                                              6.6165              20360201                            360
Indian Orchard                                            6.9915              20360301                            360
Cashiers Townshi[p                                        7.2415              20360301                            360
Las Vegas                                                 6.6165              20360201                            360
Niles                                                     7.2415              20360201                            360
Glendale                                                  6.3665              20351101                            360
Palmdale                                                  6.9915              20360201                            360
Anaheim                                                   6.8665              20360201                            360
Phelan                                                    6.6165              20360301                            360
Pearl City                                                6.6165              20351101                            360
Long Beach                                                7.6165              20360201                            360
Brockton                                                  6.4915              20360201                            360
Dallas                                                    6.9915              20360201                            360
Rockville                                                 7.3665              20360201                            360
Ocala                                                     8.4915              20360201                            360
Chesterfield                                              7.4915              20360201                            360
Cypress                                                   7.8665              20360201                            360
Dallas                                                    8.3665              20360301                            360
CAIRO                                                     8.3665              20360301                            360
Laredo                                                    7.2415              20360301                            360
Tallahassee                                               7.6165              20360301                            360
Houston                                                   7.2415              20360201                            360
Saint Louis                                               7.8665              20351101                            360
KANKAKEE                                                  7.6165              20360301                            360
Palm Bay                                                  7.2415              20351201                            360
Katy                                                      6.8665              20360201                            360
Bryan                                                     7.4915              20360201                            360
DALLAS                                                    7.7415              20360301                            360
Crystal City                                              8.4915              20360301                            360
Oklahoma City                                             7.1165              20360101                            360
RINGGOLD                                                  6.4915              20360301                            360
Jacksonville                                              6.6165              20360301                            360
Summerville                                               6.6165              20360201                            360
Jacksonville                                              7.2415              20360201                            360
Nashville                                                 7.6165              20360201                            360
Tulsa                                                     7.2415              20360301                            360
Kennesaw                                                  6.7415              20360101                            360
Kennesaw                                                  6.7415              20360101                            360
Flagler Beach                                             6.8665              20360201                            360
Orlando                                                   6.6165              20351201                            360
Ft Lauderdale                                             6.6165              20360201                            360
LONG BEACH TOWNSHIP                                       6.1165              20360301                            360
Ball Ground                                               6.9915              20360101                            360
LINCOLN                                                   6.6165              20351101                            360
HARRISON                                                  7.4915              20351101                            360
MERIDIAN                                                  5.9915              20351201                            360
CHICAGO                                                   6.4915              20351201                            360
BALTIMORE                                                 5.8665              20351101                            360
MADISON                                                   6.1165              20351001                            360
GLENDALE                                                  6.4915              20351101                            360
NORTH BERGEN                                              6.3665              20351101                            360
LAKEWOOD                                                  6.6165              20351101                            360
BELLEVILLE                                                6.4915              20351001                            360
NEW CASTLE                                                6.9915              20351101                            360
Tolleson                                                  7.1165              20360201                            360
Thornton                                                  7.7415              20360201                            360
Los Angeles                                               6.6165              20360301                            360
Lancaster                                                 6.7415              20360201                            360
ESCONDIDO                                                 6.3665              20350901                            360
Broken Arrow                                              7.4915              20360301                            360
Jacksonville                                              7.2415              20360201                            360
Benton                                                    7.6165              20351201                            360
Broken Arrow                                              7.4915              20360301                            360
Broken Arrow                                              7.4915              20360301                            360
Philadelphia                                              7.1165              20360301                            360
Broken Arrow                                              7.4915              20360301                            360
Broken Arrow                                              7.4915              20360301                            360
Garden Grove                                              6.4915              20360301                            360
Sacramento                                                5.7415              20351201                            360
Bakersfield                                               5.7415              20351201                            360
Gulfport                                                  5.9915              20351101                            360
kyle                                                      5.8665              20360201                            360
Shreveport                                                7.9915              20360201                            360
Lakewood                                                  7.3665              20360301                            360
akron                                                     7.6165              20360301                            360
portland                                                  6.2415              20360301                            360
conley                                                    6.4915              20360201                            360
santa fe                                                  7.2415              20360301                            360
yers                                                      6.7415              20360301                            360
Cleveland                                                 6.9915              20360301                            360
houston                                                   5.9915              20360301                            360
gresham                                                   6.3665              20360201                            360
houston                                                   6.4915              20360201                            360
post falls                                                6.7415              20360201                            360
houston                                                   6.1165              20360301                            360
cleveland                                                 6.9915              20360301                            360
independence                                              6.8665              20360301                            360
AKRON                                                     7.6165              20360301                            360
richmond                                                  6.1165              20360201                            360
akron                                                     7.7415              20360301                            360
fort meyers                                               6.3665              20360301                            360
Cleveland                                                 6.9915              20360301                            360
cleveland                                                 6.9915              20360301                            360
CHELSEA                                                   6.3665              20360301                            360
SPRING                                                    7.4915              20360101                            360
Fountain                                                  8.3665              20360301                            360
Arvada                                                    6.1165              20351101                            360
Denver                                                    7.2415              20360201                            360
Hillsborough                                              7.4915              20360301                            360
BEALETON                                                  7.2415              20360301                            360
WEST CHESTER                                              7.6165              20360201                            360
RISING SUN                                                7.4915              20360301                            360
LUMBERTON                                                 7.6165              20360101                            360
PITTSTOWN                                                 7.4915              20360301                            360
ELLICOTT CITY                                             7.3665              20360201                            360
Sacramento                                                6.2415              20360201                            360
Oakland                                                   6.4915              20360301                            360
Tallahassee                                               6.8665              20360301                            360
Orlando                                                   6.7415              20360201                            360
Tampa                                                     6.7415              20351101                            360
Gilbert                                                   6.6165              20360301                            360
Surprise                                                  6.9915              20360101                            360
Mesa                                                      7.6165              20360301                            360
Pottstown                                                 6.6165              20360201                            360
Collegeville                                              6.7415              20360301                            360
Hastings                                                  6.2415              20360201                            360
Washington                                                7.1165              20360201                            360
COVINGTON                                                 5.9915              20360201                            360
LAKELAND                                                  7.2415              20360101                            360
UNION CITY                                                7.1165              20360101                            360
Dallas                                                    7.3665              20351201                            360
GRIFFIN                                                   7.2415              20360101                            360
Suwanee                                                   6.3665              20360201                            360
AUSTELL                                                   6.7415              20360101                            360
Hampton                                                   7.1165              20360201                            360
EUHARLEE                                                  6.9915              20360101                            360
MARIETTA                                                  7.2415              20360201                            360
DECATUR                                                   6.6165              20360201                            360
UNION CITY                                                7.1165              20360101                            360
KENNESAW                                                  5.3665              20201101                            180
VILLA RICA                                                7.1165              20360101                            360
TEMPLE                                                    6.4915              20360201                            360
Dallas                                                    6.8665              20360101                            360
MCDONOUGH                                                 7.1165              20360101                            360
Riverdale                                                 6.7415              20360301                            360
CANTON                                                    5.3665              20360101                            360
NORCROSS                                                  6.4915              20360201                            360
SNELLVILLE                                                7.3665              20360201                            360
SUGAR HILL                                                6.1165              20360201                            360
McDonough                                                 6.3665              20351201                            360
JONESBORO                                                 6.7415              20360201                            360
COLLEGE PARK                                              7.6165              20360101                            360
JONESBORO                                                 7.2415              20360201                            360
HIRAM                                                     6.2415              20360201                            360
HAMPTON                                                   6.8665              20360101                            360
NORCROSS                                                  6.4915              20360201                            360
FAIRBURN                                                  6.2415              20360201                            360
DACULA                                                    7.2415              20360201                            360
Hartwell                                                  6.2415              20360101                            360
Lithia Springs                                            6.9915              20360101                            360
Powder Springs                                            7.2415              20360101                            360
RIVERDALE                                                 6.7415              20360101                            360
ACWORTH                                                   5.9915              20350801                            360
CANTON                                                    7.4915              20360201                            360
CARTERSVILLE                                              7.2415              20360201                            360
KINGSTON                                                  7.4915              20360201                            360
MANHATTAN BEACH                                           6.1165              20351201                            360
GARDEN GROVE                                              6.6165              20360301                            360
WASHINGTON                                                5.4915              20201201                            180
SAN PEDRO                                                 6.4915              20351201                            360
LAS VEGAS                                                 6.7415              20360201                            360
VAN NUYS                                                  6.3665              20351201                            360
PALOS VERDES ESTATES                                      6.6165              20360301                            360
INGLEWOOD                                                 6.2415              20351201                            360
PINEHURST                                                 6.6165              20360201                            360
GARDEN GROVE                                              6.2415              20360201                            360
NORWALK                                                   6.2415              20351201                            360
Las Vegas                                                 6.3665              20360201                            360
CRANBERRY TWP                                             6.7415              20360301                            360
RIVERSIDE                                                 6.4915              20360301                            360
Rialto                                                    6.6165              20351201                            360
CORAL GABLES                                              6.8665              20360201                            360
PHILADELPHIA                                              7.6165              20360101                            360
YUCAIPA                                                   6.1165              20351201                            360
REDONDO BEACH                                             6.1165              20351201                            360
MIAMI                                                     6.6165              20360201                            360
RED BLUFF                                                 6.4915              20360301                            360
REDONDO BEACH                                             6.6165              20360301                            360
Los Angeles                                               5.6165              20201201                            180
NEWTON                                                    6.6165              20360301                            360
ETIWANDA                                                  6.6165              20360301                            360
Hilaleah                                                  6.6165              20360301                            360
LAS VEGAS                                                 6.9915              20360301                            360
LOS ANGELES                                               6.6165              20360301                            360
FOUNTAIN VALLEY                                           6.2415              20351201                            360
GALENA                                                    6.3665              20360301                            360
MEDINA                                                    6.2415              20360301                            360
ONTARIO                                                   5.7415              20351101                            360
CHICAGO                                                   6.4915              20360201                            360
Rolling Meadows                                           6.8665              20360101                            360
Head Of The Harbor                                        7.2415              20360301                            360
SAINT LOUIS                                               7.8665              20360301                            360
Saint Louis                                               6.6165              20351201                            360
Dallas                                                    8.4915              20351201                            360
LOUISVILLE                                                7.4915              20360201                            360
DALLAS                                                    7.6165              20360401                            360
Houston                                                   8.1165              20351201                            360
HOUSTON                                                   8.3665              20360101                            360
Fort Worth                                                6.9915              20360201                            360
Denton                                                    7.4915              20360101                            360
Louisville                                                8.3665              20360201                            360
Weatherford                                               6.9915              20351201                            360
HOUSTON                                                   8.3665              20360101                            360
Gunter                                                    7.6165              20351101                            360
Louisville                                                8.3665              20360201                            360
HOUSTON                                                   8.3665              20360101                            360
Louisville                                                8.3665              20360201                            360
Bowling Green                                             7.6165              20351201                            360
DENTON                                                    7.6165              20360301                            360
Valrico                                                   6.8665              20360101                            360
Gahanna                                                   6.8665              20360101                            360
GILLESPIE                                                 7.8665              20360301                            360
Krum                                                      6.2415              20360201                            360
WARSAW                                                    8.3665              20360201                            360
Sanger                                                    6.4915              20351001                            360
Cahokia                                                   8.9915              20360201                            360
Cahokia                                                   8.9915              20360201                            360
Cahokia                                                   8.9915              20360201                            360
Stephenville                                              6.9915              20360201                            360
Lewisville                                                7.7415              20351201                            360
Little Elm                                                7.2415              20360101                            360
Itasca                                                    7.9915              20351201                            360
Alvarado                                                  8.2415              20360201                            360
NORWALK                                                   5.7415              20210101                            180
burlingame                                                6.7415              20360201                            360
Chattanooga                                               7.3665              20360201                            360
Cumming                                                   7.1165              20360201                            360
Elberta                                                   7.2415              20360201                            360
Mt Pleasant                                               7.4915              20360301                            360
Dallas                                                    7.3665              20360201                            360
Yulee                                                     7.1165              20360301                            360
Kennesaw                                                  6.4915              20360201                            360
Chelsea                                                   7.2415              20360301                            360
Atlanta                                                   6.7415              20360301                            360
Gainesville                                               7.4915              20360301                            360
Gulf Shores                                               7.3665              20360301                            360
RANCHO CUCAMONGA                                          7.2415              20360101                            360
APPLE VALLEY                                              8.2415              20360301                            360
BAKERSFIELD                                               8.1165              20360101                            360
ROSEVILLE                                                 6.2415              20360201                            360
LANCASTER                                                 6.8665              20360101                            360
APPLE VALLEY                                              7.8665              20360201                            360
HOUSTON                                                   7.1165              20360201                            360
DENTON                                                    6.2415              20360101                            360
JACKSONVILLE                                              6.2415              20360301                            360
NORTH LAS VEGAS                                           6.7415              20360301                            360
LAS VEGAS                                                 7.3665              20360201                            360
NAPLES                                                    8.1165              20360201                            360
ORLANDO                                                   6.4915              20360201                            360
NORTH LAS VEGAS                                           6.7415              20360101                            360
RIVERVIEW                                                 6.4915              20360201                            360
JACKSONVILLE                                              7.2415              20360301                            360
LAS VEGAS                                                 6.7415              20360301                            360
Caldwell                                                  8.3665              20360201                            360
Muskogee                                                  6.4915              20351201                            360
Caldwell                                                  8.3665              20360201                            360
Colorado Springs                                          6.9915              20360201                            360
WEST JORDAN                                               6.7415              20360301                            360
COLORADO SPRINGS                                          6.7415              20360301                            360
WEST VALLEY CITY                                          7.2415              20360301                            360
SAINT GEORGE                                              6.4915              20360301                            360
Roosevelt                                                 8.3665              20360201                            360
Aurora                                                    8.2415              20360201                            360
EAGLE MOUNTAIN                                            7.2415              20360301                            360
Norwich                                                   8.3665              20360201                            360
Temecula                                                  8.3665              20360201                            360
Murrieta                                                  8.3665              20360201                            360
Murrieta                                                  8.3665              20360101                            360
SPRINGFIELD                                               8.4915              20351201                            360
SOUTHBRIDGE                                               7.9915              20360201                            360
MANCHESTER                                                7.2415              20360301                            360
Lebanon                                                   7.3665              20360201                            360
Roseville                                                 6.3665              20360201                            360
Westminster                                               6.8665              20360201                            360
Norcross                                                  7.9915              20360101                            360
Henryetta                                                 7.4915              20360301                            360
Wichita                                                   7.9915              20360201                            360
Humble                                                    7.7415              20360301                            360
Detroit                                                   7.9915              20360201                            360
Williamsburg                                              6.9915              20360201                            360
Columbia                                                  7.9915              20360201                            360
Canton                                                    6.4915              20360201                            360
Garland                                                   7.9915              20360201                            360
Newark                                                    8.2415              20360201                            360
Littleton                                                 6.6165              20360201                            360
Santa Monica                                              7.2415              20360201                            360
SCOTTSDALE                                                6.9915              20360301                            360
COLUMBIA                                                  7.2415              20360201                            360
THOUSAND OAKS                                             7.2415              20360301                            360
Chino                                                     6.4915              20360201                            360
Apple Valley                                              7.4915              20360201                            360
TUSTIN                                                    6.1165              20360101                            360
APPLE VALLEY                                              7.2415              20351201                            360
APPLE VALLEY                                              7.2415              20351201                            360
PLEASANT HILL                                             6.1165              20351201                            360
QUARTZ HILL ARE                                           5.7415              20351101                            360
LOS ANGELES                                               6.2415              20351201                            360
Williamsburg                                              6.2415              20360301                            360
Ft Washington                                             6.4915              20360201                            360
Lynchburg                                                 6.4915              20360201                            360
College Park                                              7.4915              20360101                            360
College Park                                              7.7415              20360201                            360
Monroe                                                    7.4915              20360201                            360
Marietta                                                  7.1165              20360101                            360
Union City                                                6.7415              20360101                            360
Phoenix                                                   6.7415              20360301                            360
El Mirage                                                 7.2415              20360301                            360
Show Low                                                  6.9915              20360301                            360
North Las Vegas                                           6.9915              20360201                            360
Colorado Springs                                          7.4915              20360101                            360
Shawnee                                                   8.4915              20360301                            360
Shawnee                                                   7.7415              20360301                            360
Long Beach                                                6.6165              20360301                            360
Fort Worth                                                7.6165              20360301                            360
Federal Way                                               6.7415              20360201                            360
ALBUQUERQUE                                               6.6165              20360201                            360
PHOENIX                                                   6.6165              20360301                            360
SCOTTSDALE                                                6.9915              20360301                            360
SAN LUIS                                                  6.9915              20360201                            360
PHOENIX                                                   6.8665              20360301                            360
Glendale                                                  6.9915              20360301                            360
Phoenix                                                   6.4915              20360301                            360
QUEEN CREEK                                               7.6165              20360301                            360
Albuquerque                                               6.6165              20360201                            360
ALBUQUERQUE                                               6.6165              20360201                            360
Salisbury                                                 7.3665              20360201                            360
Winston Salem                                             6.8665              20360101                            360
Winston Salem                                             7.4915              20360201                            360
Conyers                                                   7.3665              20360201                            360
Winston                                                   7.2415              20360301                            360
Winston Salem                                             6.8665              20360201                            360
Hoschton                                                  6.3665              20360101                            360
Mckinney                                                  6.4915              20360201                            360
Allen                                                     5.9915              20360201                            360
Arlington                                                 6.6165              20360201                            360
Mckinney                                                  7.8665              20360201                            360
Lewisville                                                8.2415              20360201                            360
Kimberly                                                  8.1165              20360201                            360
Kiawah Island                                             7.6165              20360201                            360
CONYERS                                                   7.4915              20360301                            360
BRUNSWICK                                                 6.2415              20360101                            360
COLUMBUS                                                  7.9915              20350901                            360
KISSIMMEE                                                 7.3665              20350901                            360
ORLANDO                                                   6.6165              20350901                            360
CHARLOTTE                                                 7.8665              20350801                            360
WAYCROSS                                                  6.4915              20350701                            360
CHARLOTTE                                                 7.2415              20350701                            360
PITTSBURGH                                                6.1165              20350701                            360
ORLANDO                                                   7.8665              20350701                            360
JACKSONVILLE                                              7.6165              20350901                            360
GOOSE CREEK                                               6.4915              20350701                            360
SATELLITE BEACH                                           6.3665              20351001                            360
TAMPA                                                     6.6165              20350801                            360
DUMFRIES                                                  6.9915              20350901                            360
BOYCE                                                     5.9915              20200701                            180
WEST PALM BEACH                                           6.1165              20350901                            360
OGDEN                                                     7.2415              20350701                            360
FAIRFAX STATION                                           5.7415              20351001                            360
SAGINAW                                                   7.6165              20350901                            360
PEORIA                                                    5.2415              20350801                            360
KISSIMMEE                                                 6.9915              20350901                            360
WAXHAW                                                    6.2415              20351001                            360
SCOTTSDALE                                                5.2415              20350801                            360
NORTH PORT                                                5.7415              20350901                            360
JASPER                                                    6.3665              20350701                            360
STATESBORO                                                6.7415              20351001                            360
TAMPA                                                     6.1165              20351001                            360
BOULDER                                                   5.2415              20350801                            360
ORLANDO                                                   7.8665              20350901                            360
NAPLES                                                    6.2415              20350801                            360
Dover                                                     5.8665              20200601                            180
ORLANDO                                                   5.6165              20350901                            360
Fitzgerald                                                6.7415              20200601                            180
ORLANDO                                                   7.4915              20350901                            360
CHARLOTTE                                                 5.9915              20350901                            360
PALM SPRINGS                                              5.8665              20200701                            180
SUGAR HILL                                                5.7415              20350801                            360
HARTWELL                                                  6.6165              20351001                            360
ORLANDO                                                   7.3665              20351001                            360
ALEXANDRIA                                                5.6165              20350901                            360
FREDRICKSBERG                                             5.2415              20350701                            360
CAMDEN WYOMING                                            6.2415              20350601                            360
LOS ANGELES                                               5.2415              20200601                            180
LAWRENCEVILLE                                             5.2415              20350701                            360
PITTSBURGH                                                6.3665              20350701                            360
IRMO                                                      7.3665              20350701                            360
KISSIMMEE                                                 7.3665              20350901                            360
NEWPORT NEWS                                              5.6165              20200801                            180
RALEIGH                                                   5.6165              20200901                            180
KISSIMMEE                                                 7.4165              20350701                            360
Miami                                                     6.7415              20360101                            360
Warren                                                    6.9915              20351201                            360
LANSING                                                   7.2415              20360201                            360
Aldan                                                     7.3665              20360201                            360
Phila                                                     6.4915              20151201                            120
Doylestown                                                6.9915              20360301                            360
Lake Harmony                                              6.3665              20351001                            360
Philadelphia                                              7.2415              20360201                            360
Devon                                                     6.6165              20360201                            360
Dover                                                     6.7415              20360201                            360
Blackwood                                                 7.6165              20360301                            360
Bear                                                      6.9915              20360201                            360
Pleasantville                                             7.1165              20360201                            360
Pleasantville                                             7.2415              20360301                            360
Marcus Hook                                               6.7415              20360301                            360
Pine Hill                                                 6.9915              20360301                            360
Fort Washington                                           6.4915              20360301                            360
Wilmington                                                7.1165              20360201                            360
Philadelphia                                              6.8665              20360201                            360
Norristown                                                6.7415              20360201                            360
Wilmington                                                7.6165              20360301                            360
WOOLRICH                                                  7.8665              20360201                            360
Wilmington                                                7.4915              20360201                            360
Philadelphia                                              6.4915              20360301                            360
MIRAMAR                                                   6.2415              20350801                            360
SAN DIEGO                                                 7.1165              20360201                            360
BELL GARDENS                                              6.2415              20360301                            360
GRAND PRAIRIE                                             7.7415              20360201                            360
NORFOLK                                                   6.8665              20360201                            360
VIRGINIA BCH                                              5.9915              20360301                            360
JACKSONVILLE                                              7.7415              20360201                            360
ST AUGUSTINE                                              7.3665              20360301                            360
Monticello                                                7.1165              20360201                            360
BALTIMORE                                                 6.7415              20360301                            360
VIRGINIA BEACH                                            7.1165              20360201                            360
DAVENPORT                                                 6.3665              20360301                            360
ATL                                                       7.2415              20360301                            360
Des Moines                                                7.3665              20360201                            360
Stafford                                                  6.9915              20360301                            360
RICHMOND                                                  7.4915              20360301                            360
DECATUR                                                   7.1165              20360301                            360
Lenigh                                                    6.6165              20360201                            360
CEDAR RAPIDS                                              7.7415              20360201                            360
HUXLEY                                                    7.2415              20360201                            360
Middletown                                                9.2415              20360301                            360
MYRTLE BEACH                                              6.4915              20350901                            360
BAYVIEW                                                   6.7415              20360201                            360
HOMER GLEN                                                6.1165              20351001                            360
Chicago                                                   5.7415              20351101                            360
Phoenix                                                   7.1165              20360201                            360
PHOENIX                                                   6.6165              20360301                            360
CHESAPEAKE                                                6.6165              20360301                            360
PETERSBURG                                                7.1165              20360201                            360
NEWPORT NEWS                                              6.8665              20360201                            360
Dallas                                                    8.7415              20351001                            360
FORT WORTH                                                6.7415              20360201                            360
Plano                                                     7.2415              20360301                            360
Plano                                                     6.9915              20360201                            360
DALLAS                                                    7.2415              20360201                            360
PLANO                                                     7.6165              20360201                            360
Hilton Head                                               6.7415              20360301                            360
JERSEY CITY                                               8.3665              20321201                            360
LAKE WORTH                                                8.6165              20320201                            360
FRESNO                                                    8.2415              20321001                            360
SAVANNAH                                                  8.2415              20321101                            360
DURHAM                                                    6.2415              20210201                            180
Spring                                                    7.6165              20341201                            360
GREENSBORO                                                6.6165              20360101                            360
TIVERTON                                                  6.6165              20360101                            360
CEDAR CITY                                                5.6165              20201201                            180
SAVANNAH                                                  7.2415              20360101                            360
NORMAN                                                    6.4915              20351201                            360
CORCORAN                                                  6.2415              20360101                            360
MIDWEST CITY                                              5.4915              20201201                            180
CARY                                                      5.3665              20350801                            360
CEDAR CITY                                                5.6165              20201201                            180
HAWAIIAN GARDENS                                          6.6165              20360101                            360
MIDWEST CITY                                              5.4915              20201201                            180
RICHMOND                                                  6.6165              20360101                            360
HENDERSON                                                 5.7415              20351201                            360
CHARLOTTESVILLE                                           6.3665              20360101                            360
FORT LAUDERDALE                                           7.2415              20360101                            360
TOLEDO                                                    6.7415              20351201                            360
SAVANNAH                                                  7.2415              20360101                            360
OKLAHOMA CITY                                             5.4915              20201201                            180
PALM HARBOR                                               5.9915              20360101                            360
DACULA                                                    6.4915              20351201                            360
PALATINE                                                  5.9915              20360101                            360
GLENDALE HEIGHTS                                          6.4915              20360101                            360
CATONSVILLE                                               6.6165              20360101                            360
KERNERSVILLE                                              7.4915              20360101                            360
CHARLOTTE                                                 6.7415              20351201                            360
SAVANNAH                                                  7.2415              20360101                            360
SAVANNAH                                                  7.2415              20360101                            360
SAVANNAH                                                  7.2415              20360101                            360
MANASSAS                                                  6.4915              20351201                            360
NEWBERG                                                   5.7415              20201101                            180
SAVANNAH                                                  6.3665              20360101                            360
LONG BEACH                                                4.8665              20201001                            180
NEWBERG                                                   5.7415              20201101                            180
DILLSBURG                                                 5.3665              20210101                            180
DILLSBURG                                                 5.3665              20210101                            180
FRANKLINTOWN                                              5.3665              20210101                            180
SAVANNAH                                                  6.3665              20351201                            360
POMPANO BEACH                                             6.8665              20360101                            360
OKLAHOMA CITY                                             5.4915              20201201                            180
MIDWEST CITY                                              5.4915              20201201                            180
VISALIA                                                   5.7415              20351101                            360
DOVER                                                     5.3665              20210101                            180
CHICAGO                                                   7.8665              20360101                            360
LAUDERHILL                                                5.3665              20351001                            360
SEATTLE                                                   6.3665              20341201                            360
CABOT                                                     7.7415              20340701                            360
KAILUA-KONA                                               5.4915              20340701                            360
BALDWIN PARK                                              5.9915              20201101                            180
FRESNO                                                    6.2415              20340901                            360
BELGRADE                                                  5.7415              20340601                            360
LANSDOWNE                                                 9.2415              20360101                            360
SAN ANTONIO                                               6.2415              20210101                            180
CHICAGO                                                   7.8665              20351201                            360
CHINO HILLS                                               5.9915              20351001                            360
LINCOLN CITY                                              6.4915              20360201                            360
LEAGUE CITY                                               7.7415              20351201                            360
VANCOUVER                                                 5.8665              20350401                            360
INDIANAPOLIS                                              6.4915              20350401                            360
BELTSVILLE                                                5.6165              20200501                            180
FT THOMAS                                                 5.9915              20200501                            180
NASHUA                                                    6.9915              20340901                            360
ELFRIDA                                                   6.6165              20351201                            360
HOUSTON                                                   5.3665              20200701                            180
GLENDALE                                                  5.9915              20360101                            360
APPLE VALLEY                                              6.3665              20351201                            360
SUN CITY                                                  5.2415              20200801                            180
CONCORD                                                   6.7415              20321101                            360

CITY1                                         ORIGINAL_                            ORIGINAL_                  FIRST_
                                              AMORTIZATION_TERM                    BALANCE                    PAY_DATE
----------------------------------------------------------------------------------------------------------------------------
HIALEAH                                                               360                 226,800.00               20060401
MCCLOUD                                                               360                 195,000.00               20060401
BETHESDA                                                              360                 410,000.00               20060401
Seymour                                                               360                  50,250.00               20060301
ARVADA                                                                360                 168,000.00               20060401
GARDEN CITY                                                           360                 104,000.00               20060401
CICERO                                                                360                 107,200.00               20060301
NORTH LAS VEGAS                                                       360                 192,000.00               20060301
GLEN ALLEN                                                            360                 168,000.00               20060401
HAMPTON                                                               360                 104,000.00               20060401
HICKORY CREEK                                                         360                 195,700.00               20060401
MIDDLEBURG                                                            360                 203,000.00               20060401
SACRAMENTO                                                            360                 157,500.00               20060401
ASHBURN                                                               360                 303,920.00               20060401
PORTLAND                                                              360                  78,000.00               20051101
SURPRISE                                                              360                 223,750.00               20051001
MIDLAND                                                               360                  82,600.00               20060401
PORTLAND                                                              360                 130,000.00               20051001
Holly Springs                                                         360                 144,400.00               20060401
MONROE                                                                180                  38,000.00               20060401
Edison                                                                180                 217,000.00               20060401
ALLEN                                                                 180                 133,400.00               20060401
PAINESVILLE                                                           180                  71,920.00               20060401
NEWBERG                                                               180                  67,500.00               20060401
GOOSE CREEK                                                           180                 103,447.00               20060401
PLANTATION                                                            180                  70,000.00               20060401
RALEIGH                                                               180                  42,000.00               20060401
MARICOPA                                                              180                 110,000.00               20060301
MOUNTAIN TOP                                                          180                  30,000.00               20060401
BOISE                                                                 180                 113,400.00               20060401
ALBANY                                                                180                  81,000.00               20060301
BIRMINGHAM                                                            180                  34,400.00               20060401
BROOKLYN                                                              180                 444,500.00               20060401
WARREN                                                                180                  56,000.00               20060401
Ridgeland                                                             180                  76,000.00               20060401
MONROE                                                                180                  38,000.00               20060401
AVONDALE                                                              180                 266,000.00               20060401
MONROE                                                                180                  45,000.00               20060401
SAN ANTONIO                                                           180                  30,500.00               20060401
SPARTANBURG                                                           180                  30,000.00               20060301
Crown Point                                                           360                  65,100.00               20060301
Nicholasville                                                         360                  75,800.00               20060301
Auburn                                                                360                  59,900.00               20060401
Auburn                                                                360                  78,750.00               20060401
CHESAPEAKE BEACH                                                      360                 268,100.00               20060401
WASHINGTON                                                            360                 252,800.00               20060401
MIAMI                                                                 360                 139,789.00               20060401
WELLINGTON                                                            360                 700,000.00               20060401
HOUSTON                                                               360                 126,000.00               20060401
MEMPHIS                                                               360                  36,000.00               20060401
HAYDEN LAKE                                                           360                 209,930.00               20060401
Eatontown                                                             360                 236,000.00               20060301
FAIRFAX                                                               360                 416,250.00               20060401
SIMPSONVILLE                                                          360                 105,630.00               20060401
Las Cruces                                                            360                 100,800.00               20060301
TOLEDO                                                                360                 115,500.00               20060401
Seaside Heights                                                       360                 222,375.00               20060401
OLD ORCHARD BEACH                                                     360                 101,600.00               20060401
LEXINGTON PARK                                                        360                 234,000.00               20060401
ROCKVILLE                                                             360                 103,000.00               20060401
RICHMOND                                                              360                 108,000.00               20060401
Paterson                                                              360                 248,500.00               20060401
HARRISBURG                                                            360                 115,920.00               20060401
COLORADO SPRINGS                                                      360                 122,400.00               20060401
SAN ANTONIO                                                           360                  76,500.00               20060401
ERIE                                                                  360                  60,900.00               20060401
HAWLEY                                                                360                 148,000.00               20060401
ORLANDO                                                               360                 347,850.00               20060401
SAFETY HARBOR                                                         360                 156,100.00               20060401
Trenton                                                               360                  62,400.00               20060401
KALAMAZOO                                                             360                  68,700.00               20060401
RIO RANCHO                                                            360                 104,000.00               20060401
CHICAGO                                                               360                 269,500.00               20060401
SILVERTON                                                             360                 209,650.00               20060401
EAST HAMPTON                                                          360                 449,750.00               20060401
PIEDMONT                                                              360                 227,500.00               20060401
AKRON                                                                 360                  45,500.00               20060401
CHICAGO                                                               360                 352,000.00               20060401
HOUSTON                                                               360                  90,558.00               20060301
CYPRESS                                                               360                 333,900.00               20060401
BARTLETT                                                              360                 169,600.00               20060401
SALT LAKE CITY                                                        360                 175,700.00               20060401
INDIANAPOLIS                                                          360                 104,000.00               20060401
WACO                                                                  360                  40,000.00               20060401
WINTER PARK                                                           360                 114,000.00               20060401
SALEM                                                                 360                 179,200.00               20060401
TAMPA                                                                 360                 100,000.00               20060401
LAKE CITY                                                             180                 148,000.00               20060401
MOUNT PLEASANT                                                        360                 359,100.00               20060401
TAKOMA PARK                                                           360                 384,000.00               20060401
GARDNER                                                               360                 142,800.00               20060401
SYRACUSE                                                              360                  38,500.00               20060401
WASHINGTON                                                            360                 530,800.00               20060401
MUKILTEO                                                              360                 291,750.00               20060401
CHICAGO                                                               360                 416,500.00               20060401
MEMPHIS                                                               360                  36,000.00               20060401
BRIARWOOD                                                             360                 240,000.00               20060401
WACO                                                                  360                  40,000.00               20060401
BRANDON                                                               360                 156,000.00               20060401
LOUISVILLE                                                            360                  64,000.00               20060401
MARGATE                                                               360                 244,000.00               20060401
SYRACUSE                                                              360                  99,750.00               20060401
Louisville                                                            360                  66,400.00               20060401
MESA                                                                  360                 131,500.00               20060401
CHICAGO                                                               360                 352,100.00               20060401
VIRGINIA BEACH                                                        360                 296,800.00               20060401
LOS BANOS                                                             360                 336,000.00               20060401
ORANGE PARK                                                           360                 128,000.00               20060401
LAS VEGAS                                                             360                 244,000.00               20060401
CLEVELAND                                                             360                  91,200.00               20060401
COTTAGE GROVE                                                         360                 137,960.00               20060401
TWIN FALLS                                                            360                 124,600.00               20060401
CHANTILLY                                                             360                 516,000.00               20060401
BOURBONNAIS                                                           360                 112,000.00               20060401
PASADENA                                                              360                 218,400.00               20060401
CHICAGO                                                               360                 206,500.00               20060401
DRAPER                                                                360                 650,000.00               20060301
CHICAGO                                                               360                 189,000.00               20060401
CINCINNATI                                                            360                 232,000.00               20060401
PLAINFIELD                                                            360                 212,550.00               20060401
BOILING SPRINGS                                                       360                  82,500.00               20060401
Delhi                                                                 360                 252,000.00               20060401
Montebello                                                            360                 352,000.00               20060401
CLEVELAND                                                             360                  73,700.00               20060401
DENVER                                                                360                 144,000.00               20060401
GARDEN VALLEY                                                         360                 520,000.00               20060401
CHICAGO                                                               360                 456,680.00               20060401
PEMBROKE PINES                                                        360                 300,000.00               20060301
BURKE                                                                 360                 340,000.00               20060401
NASHVILLE                                                             360                  87,920.00               20060401
GARFIELD HEIGHTS                                                      360                  84,000.00               20060401
CAPE CORAL                                                            360                 185,500.00               20060401
Hendersonville                                                        360                 235,000.00               20060401
EVERETT                                                               360                 296,000.00               20060401
SILVER SPRING                                                         360                 388,000.00               20060401
OVIEDO                                                                360                 105,000.00               20060401
JOHNSTON                                                              360                 320,000.00               20060401
PORTLAND                                                              360                 203,200.00               20060401
BROOKLYN                                                              360                 900,000.00               20060401
PEORIA                                                                360                 164,500.00               20060401
PANAMA CITY BEACH                                                     360                 975,000.00               20060401
CHESTER                                                               360                 232,800.00               20060401
DETROIT                                                               360                  73,600.00               20060401
Charlotte                                                             360                 108,430.00               20060401
FORT LAUDERDALE                                                       360                 304,500.00               20060401
MESA                                                                  360                 148,800.00               20060401
DANBURY                                                               360                 440,000.00               20060401
MARRERO                                                               360                 103,500.00               20060301
Indianapolis                                                          360                  37,450.00               20060401
HYATTSVILLE                                                           360                 336,000.00               20060401
Louisville                                                            360                  51,700.00               20060401
LOUISVILLE                                                            360                 133,000.00               20060401
LINCOLNTON                                                            360                 128,000.00               20060401
Lawrenceville                                                         360                 344,000.00               20060401
SANGER                                                                360                 185,500.00               20060401
PHOENIX                                                               360                 328,000.00               20060401
STERLING HEIGHTS                                                      360                 135,100.00               20060401
ABINGDON                                                              360                 414,781.00               20060401
GERMANTOWN                                                            360                 348,000.00               20060401
AURORA                                                                360                 100,000.00               20060401
TUCSON                                                                360                 240,000.00               20060401
Lafayette                                                             360                  74,800.00               20060401
MESA                                                                  360                 154,000.00               20060401
WINTER HAVEN                                                          360                 136,450.00               20060401
NORCROSS                                                              360                 101,600.00               20060401
KAWKAWLIN                                                             360                 175,000.00               20060401
CORONA                                                                360                 892,950.00               20060401
GRAVETTE                                                              360                  62,800.00               20060401
Charlotte                                                             360                 106,050.00               20060401
QUEEN CREEK                                                           360                 210,100.00               20060401
CHANDLER                                                              360                 191,920.00               20060401
BURTON                                                                360                  53,060.00               20060401
STREAMWOOD                                                            360                 232,512.00               20060401
MECHANICSBURG                                                         360                 239,211.00               20060401
OAKLAND                                                               360                 339,500.00               20060401
LAKE WORTH                                                            360                 702,980.00               20060401
SAINT LOUIS                                                           360                  75,000.00               20060401
FORT LAUDERDALE                                                       360                 327,750.00               20060401
Flowery Branch                                                        360                  80,000.00               20060401
MIAMI BEACH                                                           360                 245,000.00               20060401
Brooklyn                                                              360               1,000,000.00               20060401
ATLANTIC BEACH                                                        360                 178,400.00               20060401
DETROIT                                                               360                  96,800.00               20060401
SAINT LOUIS                                                           360                 168,000.00               20060401
PANAMA CITY                                                           360                 960,000.00               20060401
COLUMBUS                                                              360                  64,000.00               20060401
Garner                                                                360                 300,000.00               20060401
STOCKTON                                                              360                 343,000.00               20060401
PANAMA CITY BEACH                                                     360                 290,000.00               20060401
DETROIT                                                               360                  64,800.00               20060401
NAPLES                                                                360                 330,210.00               20060401
AURORA                                                                360                 152,000.00               20060401
WOODBRIDGE                                                            360                 220,500.00               20060401
PORT SAINT LUCIE                                                      360                 254,511.00               20060401
Newark                                                                360                 247,125.00               20060401
SCOTTSDALE                                                            360                 332,000.00               20060401
GRANDVIEW                                                             360                  59,300.00               20060301
GARNER                                                                360                 204,684.80               20060401
PHOENIX                                                               360                 354,000.00               20060401
ORLANDO                                                               360                 156,000.00               20060401
MOORE                                                                 360                  89,550.00               20060301
OCOEE                                                                 360                 251,450.00               20060401
MEMPHIS                                                               360                  50,200.00               20060401
WACO                                                                  360                  40,000.00               20060401
TAMPA                                                                 360                 124,400.00               20060401
PROVIDENCE                                                            360                 220,000.00               20060401
CHICAGO                                                               360                 234,000.00               20060401
Raleigh                                                               360                  92,750.00               20060401
PAHRUMP                                                               360                 208,000.00               20060401
JOHNSON CITY                                                          360                  71,752.00               20060301
ROCHESTER                                                             360                  33,600.00               20060401
KENOSHA                                                               360                 103,600.00               20060401
DAVIS                                                                 180                  43,750.00               20060301
CHICAGO                                                               360                 122,500.00               20060301
BURBANK                                                               360                 171,700.00               20060401
SALEM                                                                 360                 132,000.00               20060401
FLAGSTAFF                                                             360                 255,000.00               20060401
SILVER SPRING                                                         360                 150,300.00               20060401
SOUTH PADRE ISLAND                                                    360                 490,000.00               20060401
TAMPA                                                                 360                 160,000.00               20060401
Hyde Park                                                             360                 318,500.00               20060401
LAKELAND                                                              360                  81,200.00               20060401
LONGMONT                                                              360                 231,200.00               20060401
WOODBRIDGE                                                            360                 315,750.00               20060401
NORTH CHARLESTON                                                      360                 108,920.00               20060401
STEVENSVILLE                                                          360                 417,000.00               20060401
LADSON                                                                360                 123,500.00               20060401
BROUSSARD                                                             360                 148,000.00               20060401
GERMANTOWN                                                            360                 370,000.00               20060401
VISTA                                                                 360                 423,857.00               20060401
MAPLE GLEN                                                            360                 460,000.00               20060401
VISALIA                                                               360                 132,000.00               20060401
SAINT JOSEPH                                                          360                 211,704.00               20060401
TAMPA                                                                 360                 128,000.00               20060401
BALTIMORE                                                             360                  40,800.00               20060301
POMPANO BEACH                                                         360                 196,000.00               20060401
CARSON                                                                360                 433,600.00               20060301
NORFOLK                                                               180                 220,000.00               20060401
STAFFORD                                                              360                 308,800.00               20060401
PHILADELPHIA                                                          360                 141,700.00               20060301
KISSIMMEE                                                             360                 304,000.00               20060401
DAYTON                                                                360                  57,500.00               20060401
CHANDLER                                                              360                 635,150.00               20060401
KENNESAW                                                              360                 175,920.00               20060401
CHICAGO                                                               360                 273,000.00               20060401
POQUOSON                                                              360                  68,000.00               20060401
STERLING                                                              360                 276,500.00               20060401
BROOKLYN                                                              360                 510,880.00               20060401
CINCINNATI                                                            360                 120,000.00               20060401
PASCO                                                                 360                 126,700.00               20060401
ELGIN                                                                 360                 227,900.00               20060401
MISSOULA                                                              360                 136,000.00               20060401
Pikeville                                                             360                 116,400.00               20060401
LEWISVILLE                                                            360                 102,000.00               20060401
WEST WARWICK                                                          360                 179,200.00               20060401
Passaic                                                               360                 308,000.00               20060401
LAND O LAKES                                                          360                 238,000.00               20060401
CARSON CITY                                                           360                 172,000.00               20060401
EASLEY                                                                360                 166,500.00               20060401
SPRING HILL                                                           360                 131,600.00               20060401
DEERFIELD BEACH                                                       360                 720,000.00               20060301
CLARKSTON                                                             360                 115,200.00               20060401
SLIDELL                                                               360                 100,800.00               20060401
NASHUA                                                                360                 304,500.00               20060401
LAS VEGAS                                                             360                 235,300.00               20060301
CHICAGO                                                               360                 194,000.00               20060401
Alameda                                                               360                 595,000.00               20060401
Bloomfield                                                            360                 312,000.00               20060301
DETROIT                                                               360                  59,580.00               20060401
MIDDLETOWN                                                            360                 417,000.00               20060401
GREENVILLE                                                            360                  45,600.00               20060301
REYNOLDSBURG                                                          360                 118,400.00               20060401
CANTON                                                                360                  68,500.00               20060401
SUN CITY WEST                                                         360                 282,000.00               20060401
BAKERSFIELD                                                           360                 159,565.00               20060401
CHICKASAW                                                             360                  38,400.00               20060401
TAMPA                                                                 360                 444,500.00               20060401
ROCHESTER                                                             360                  66,430.00               20060401
Greensboro                                                            360                  52,000.00               20060401
Albuquerque                                                           360                 200,000.00               20060401
MARICOPA                                                              360                 270,296.00               20060401
OVIEDO                                                                360                 220,500.00               20060401
CHICAGO                                                               360                 280,000.00               20060401
South Plainfield                                                      360                 325,500.00               20060401
MEMPHIS                                                               360                  35,200.00               20060401
LOS ANGELES                                                           360                 133,500.00               20060301
NORTH WEBSTER                                                         360                 124,000.00               20060301
INDIO                                                                 360                 393,350.00               20060401
HENDERSON                                                             360                 424,000.00               20060401
SPRINGDALE                                                            360                 206,400.00               20060301
BROOKLYN                                                              360                 419,300.00               20060401
SPRINGFIELD                                                           360                 104,000.00               20060401
CLINTON                                                               360                 271,920.00               20060401
Hampton                                                               360                 122,750.00               20060301
Wendell                                                               360                 121,600.00               20060401
CLINTON                                                               360                 324,000.00               20060401
SAINT PETERSBURG                                                      360                 101,500.00               20060401
JACKSONVILLE                                                          360                  72,000.00               20060401
Louisville                                                            360                 324,000.00               20060401
SUMMERVILLE                                                           360                  96,373.00               20060401
Newburgh                                                              360                 152,000.00               20060401
SYRACUSE                                                              360                  47,920.00               20060401
SYRACUSE                                                              360                  32,000.00               20060401
TOPEKA                                                                360                  32,800.00               20060401
EVANSTON                                                              360                 276,000.00               20060401
SILVER SPRING                                                         360                 412,500.00               20060401
BRONX                                                                 360                 371,000.00               20060401
PARKLAND                                                              360                 930,000.00               20060401
Louisville                                                            360                  86,400.00               20060301
WOONSOCKET                                                            360                 200,000.00               20060401
Waxhaw                                                                360                 119,268.00               20060401
AUBURN                                                                360                 131,600.00               20060401
CAMDEN                                                                360                 243,961.00               20060401
BELTSVILLE                                                            360                 184,000.00               20060401
CHICAGO                                                               360                 244,000.00               20060401
PHOENIXVILLE                                                          360                 136,000.00               20060401
MIAMI                                                                 360                 463,396.00               20060401
VALLEJO                                                               360                 302,950.00               20060401
SPRINGFIELD                                                           360                  82,125.00               20060201
LARGO                                                                 360                 118,790.00               20060401
PORT TOBACCO                                                          360                 515,000.00               20060401
HIALEAH                                                               360                 156,000.00               20060401
MORENO VALLEY                                                         360                 437,500.00               20051001
CHICAGO                                                               360                 311,200.00               20060401
Worcester                                                             360                 172,500.00               20050801
PEORIA                                                                360                 201,600.00               20060401
DETROIT                                                               360                  50,400.00               20050901
COLUMBUS                                                              360                  49,000.00               20060401
BIRCHRUNVILLE                                                         360                 965,000.00               20051101
OAKTON                                                                360                 770,000.00               20060401
Newark                                                                360                 264,000.00               20060401
Atlanta                                                               360                 144,300.00               20060401
ROCHESTER                                                             360                 207,329.00               20060401
ROCHESTER                                                             360                 207,532.00               20060401
BROWNS VALLEY                                                         360                 519,200.00               20060401
QUEEN CREEK                                                           360                 226,900.00               20060401
DENVER                                                                360                 155,920.00               20060401
MAGNOLIA                                                              360                 345,600.00               20060401
HENDERSON                                                             360                 454,095.20               20060401
MISSION                                                               360                 103,313.00               20060401
Lawrenceville                                                         360                 112,000.00               20060401
Beverly                                                               360               1,000,000.00               20060401
HOUSTON                                                               360                 217,873.00               20060401
PALM BAY                                                              360                 158,600.00               20051101
WASHINGTON                                                            360                 172,000.00               20050601
GARLAND                                                               360                  56,024.00               20050901
GARLAND                                                               360                  56,197.00               20050901
GARLAND                                                               360                  54,992.00               20050901
PORT SAINT LUCIE                                                      360                 248,890.00               20060401
WYANDANCH                                                             360                 214,291.00               20050901
CERES                                                                 360                 174,500.00               20060401
DESERT HILLS                                                          360                 640,000.00               20060401
Nantucket                                                             360                 450,000.00               20060401
West Springfield                                                      360                 181,600.00               20060401
PHILADELPHIA                                                          360                  80,000.00               20060401
LIVERPOOL                                                             360                  84,800.00               20060401
BOSTON                                                                360                 395,500.00               20060401
ORLANDO                                                               360                 206,500.00               20060401
PHOENIX                                                               360                 245,800.00               20060401
MARCO ISLAND                                                          360                 800,000.00               20060401
LAS VEGAS                                                             360                 132,000.00               20060401
TAMPA                                                                 360                 117,600.00               20060401
THE DALLES                                                            360                  85,750.00               20060401
COLUMBUS                                                              360                 140,000.00               20060401
CHICAGO                                                               360                 152,000.00               20060401
BEND                                                                  360                 248,000.00               20060401
CINCINNATI                                                            360                 148,000.00               20060401
JACKSONVILLE                                                          360                 144,750.00               20060401
Visalia                                                               360                 219,200.00               20060401
NAPLES                                                                360                 247,920.00               20060401
SUN CITY                                                              360                 383,524.00               20060401
SUMMERVILLE                                                           360                 106,800.00               20060401
INDIANAPOLIS                                                          360                  34,400.00               20060401
DETROIT                                                               360                 100,000.00               20060401
COPIAGUE                                                              360                 332,500.00               20060401
STUART                                                                360                 182,400.00               20060401
LEBANON                                                               360                 193,200.00               20060401
ANTHEM                                                                360                 272,000.00               20060401
ROYAL PALM BEACH                                                      360                 300,000.00               20060401
DUMFRIES                                                              360                 483,750.00               20060401
CLEVELAND                                                             360                  68,000.00               20060401
CHICAGO                                                               360                 301,600.00               20060401
BRONX                                                                 360                 371,000.00               20060401
GLENDALE                                                              360                 476,000.00               20060401
MORENO VALLEY                                                         360                 314,000.00               20060401
CHESTERFIELD                                                          360                 165,600.00               20060401
Newark                                                                360                 227,500.00               20060401
SALEM                                                                 360                 127,350.00               20060401
ANNAPOLIS                                                             360                 245,000.00               20060401
WAYNESBORO                                                            360                 216,000.00               20060401
Powder Springs                                                        360                 233,000.00               20060401
TEMPE                                                                 360                 280,000.00               20060401
QUEEN CREEK                                                           360                 175,000.00               20060401
TAMPA                                                                 360                 178,000.00               20060401
DELAND                                                                360                 215,000.00               20060401
WOODBRIDGE                                                            360                 247,100.00               20060401
FALLON                                                                360                  73,600.00               20060301
STREAMWOOD                                                            360                 204,000.00               20060401
MCLEAN                                                                360                 300,000.00               20060401
YORK                                                                  360                  51,200.00               20060401
VISALIA                                                               360                 180,800.00               20060401
MIDVALE                                                               360                 149,100.00               20060401
ANDERSON                                                              360                 140,000.00               20060401
PROVIDENCE                                                            360                 192,000.00               20060401
HOLLYWOOD                                                             360                  98,000.00               20060401
BUCKEYE                                                               360                 149,443.00               20060401
Charlotte                                                             360                 164,800.00               20060401
EASTON                                                                360                 380,000.00               20060401
SARASOTA                                                              360                 480,000.00               20060401
QUEEN CREEK                                                           360                 209,600.00               20060401
LITHIA                                                                360                 182,850.00               20060401
FALLON                                                                360                 116,000.00               20060301
Louisville                                                            360                 292,000.00               20060401
PORTLAND                                                              360                 160,000.00               20060301
RIVIERA BEACH                                                         360                 260,000.00               20060401
CHICAGO                                                               360                 208,000.00               20060401
CHICAGO                                                               360                 100,000.00               20060301
COATESVILLE                                                           360                 187,920.00               20060401
GREENFIELD                                                            360                 197,300.00               20060301
KNOXVILLE                                                             360                  88,000.00               20060401
SEVERN                                                                360                 242,000.00               20060401
CITRUS HEIGHTS                                                        360                 315,200.00               20060401
BOWIE                                                                 360                 507,100.00               20060401
BRONX                                                                 360                 490,000.00               20060401
QUEEN CREEK                                                           360                 243,000.00               20060401
BALTIMORE                                                             360                  52,000.00               20060401
JOHNSTON                                                              360                 172,200.00               20060401
PROVIDENCE                                                            360                 159,250.00               20060401
EDGEWATER                                                             360                 285,000.00               20060401
SILVER SPRING                                                         360                 352,750.00               20060401
Provo                                                                 360               1,950,000.00               20060401
LACEY                                                                 360                 216,000.00               20060301
roxboro                                                               360                 165,200.00               20060401
COCKEYSVILLE                                                          180                 917,000.00               20060401
GERMANTOWN                                                            360                 185,200.00               20060401
NEILTON                                                               360                  98,900.00               20060401
COLUMBIA                                                              360                  57,600.00               20060401
HAZEL CREST                                                           360                  73,600.00               20060401
SIMPSONVILLE                                                          360                  99,330.00               20060401
MAYWOOD                                                               360                 168,000.00               20060401
LAKE WORTH                                                            360                 140,500.00               20060401
SIMPSONVILLE                                                          360                 307,325.00               20060401
OGDEN                                                                 360                  69,200.00               20060301
JACKSONVILLE                                                          360                  66,400.00               20060401
VERO BEACH                                                            360                 210,000.00               20060301
CASA GRANDE                                                           360                 168,000.00               20060401
DANA POINT                                                            360                 623,000.00               20060401
SILVER SPRING                                                         360                 267,200.00               20060401
LINDENHURST                                                           360                 330,000.00               20060401
TAYLOR                                                                360                  96,000.00               20060401
LOS ANGELES                                                           360                 280,000.00               20060401
MOUNT POCONO                                                          360                 105,000.00               20060401
WARWICK                                                               360                 196,000.00               20060401
METAMORA                                                              360                 139,300.00               20060401
MEMPHIS                                                               360                  42,000.00               20060301
FRISCO                                                                360                 273,382.00               20060401
PHOENIX                                                               360                 240,000.00               20060401
SPARTANBURG                                                           360                 120,000.00               20060401
COLUMBUS                                                              360                 216,400.00               20060401
SPARTANBURG                                                           360                  44,000.00               20060401
TRAVELERS REST                                                        360                 152,000.00               20060401
ALSTEAD                                                               360                 125,650.00               20060401
SPRING BRANCH                                                         360                 110,700.00               20060401
Plainfield                                                            360                 320,000.00               20060401
BROOKLYN                                                              360                 720,000.00               20060401
PHOENIX                                                               360                 260,800.00               20060401
BROOKLYN                                                              360                 598,000.00               20060301
CHICAGO                                                               360                 223,200.00               20060401
SPRING BRANCH                                                         360                 128,000.00               20060301
PHOENIX                                                               360                 258,400.00               20060401
PHOENIX                                                               360                 142,320.00               20060401
DETROIT                                                               360                  58,400.00               20060401
BROOKLYN                                                              360                 448,000.00               20060401
WASHINGTON                                                            360                 692,000.00               20060401
COVINGTON                                                             360                 142,990.00               20060401
PUYALLUP                                                              360                 393,520.00               20060401
Apollo Beach                                                          360               1,000,000.00               20060401
MORENO VALLEY                                                         360                 232,500.00               20060401
TREASURE ISLAND                                                       360                 494,000.00               20060401
MERRITT ISLAND                                                        360                 317,500.00               20060401
STERLING                                                              360                 332,000.00               20060301
BALTIMORE                                                             360                  39,400.00               20060401
Atlanta                                                               360                 148,000.00               20060401
DERWOOD                                                               360                 416,000.00               20060401
COOPER CITY                                                           360                 368,000.00               20060401
MIDLOTHIAN                                                            360                 123,160.00               20060401
WALTON                                                                360                 296,000.00               20060401
WEST PALM BEACH                                                       360                 382,500.00               20060401
JOLIET                                                                360                 119,200.00               20060401
SPARTANBURG                                                           360                  44,000.00               20060401
GAINESVILLE                                                           360                  60,000.00               20060401
BATON ROUGE                                                           360                 111,900.00               20060301
GREENVILLE                                                            360                 144,000.00               20060401
PHILADELPHIA                                                          360                  48,000.00               20060401
CHARDON                                                               360                 200,000.00               20060401
MESA                                                                  360                 220,000.00               20060401
Billings                                                              360                 124,000.00               20060401
CINCINNATI                                                            360                  74,600.00               20060401
GIBSONTON                                                             360                 219,300.00               20060401
MOBILE                                                                360                  41,325.00               20060401
WEST PALM BEACH                                                       360                 229,500.00               20060401
Fall River                                                            360                 196,000.00               20060401
TUCSON                                                                360                 281,250.00               20060401
RICHMOND                                                              360                 112,000.00               20060401
JACKSON                                                               360                  41,600.00               20060401
HEFLIN                                                                360                 215,910.00               20060401
PHOENIX                                                               180                 108,000.00               20060401
PANAMA CITY BEACH                                                     360                 787,500.00               20060401
Charlotte                                                             360                  92,750.00               20060401
SPRINGFIELD                                                           360                 322,400.00               20060401
AMITYVILLE                                                            360                 535,000.00               20060401
DETROIT                                                               360                  37,600.00               20060401
BELLINGHAM                                                            360                 104,000.00               20060401
ORLANDO                                                               360                 106,621.00               20060401
SARASOTA                                                              360                 169,400.00               20060401
COLUMBIA                                                              360                  77,968.00               20060401
WASHINGTON                                                            360                 296,000.00               20060401
TRENTON                                                               360                 100,000.00               20060401
RAYTOWN                                                               360                  60,900.00               20060401
SYRACUSE                                                              360                  72,000.00               20060401
CHANTILLY                                                             360                 662,000.00               20060401
SAN CLEMENTE                                                          360                 980,000.00               20060401
PONTIAC                                                               360                  52,500.00               20060401
WESTFIELD                                                             360                  54,400.00               20060401
DETROIT                                                               360                  53,000.00               20060401
BELTON                                                                360                  86,100.00               20060401
DETROIT                                                               360                  56,000.00               20060401
DETROIT                                                               360                  55,200.00               20060401
KANSAS CITY                                                           360                  57,000.00               20060401
HOUSTON                                                               360                  52,500.00               20060401
SUPERIOR                                                              360                  64,400.00               20060401
LISLE                                                                 360                 356,250.00               20060401
REDFORD                                                               360                  63,000.00               20060401
Noblesville                                                           360                  91,600.00               20060401
Noblesville                                                           360                  91,600.00               20060401
Woodstock                                                             360                  86,100.00               20060301
SALT LAKE CITY                                                        360                  71,400.00               20060401
MEMPHIS                                                               360                  55,250.00               20060401
KANSAS CITY                                                           360                  60,900.00               20060301
Rio Rancho                                                            360                  66,500.00               20060401
SCOTTSDALE                                                            360                 163,800.00               20060401
HORN LAKE                                                             360                  66,150.00               20060301
Winston Salem                                                         360                  56,000.00               20060401
BALTIMORE                                                             360                  55,250.00               20060401
COVINGTON                                                             360                  53,600.00               20060401
BATON ROUGE                                                           360                  76,900.00               20060401
PALM BEACH GARDENS                                                    360                 462,700.00               20060401
CANTON                                                                360                  53,600.00               20060401
BATON ROUGE                                                           360                  76,900.00               20060401
OCALA                                                                 360                  72,100.00               20060401
PORTLAND                                                              360                 103,100.00               20060401
KANSAS CITY                                                           360                  62,900.00               20060301
KANSAS CITY                                                           360                  63,750.00               20060301
WINSTON SALEM                                                         360                  50,225.00               20060401
RAYTOWN                                                               360                  60,900.00               20060401
SAN BERNARDINO                                                        360                 140,000.00               20060401
Charlotte                                                             360                  65,600.00               20060401
DALLAS                                                                360                  47,600.00               20060401
Winston Salem                                                         360                  50,000.00               20060401
MEMPHIS                                                               360                  53,500.00               20060401
Winston Salem                                                         360                  56,800.00               20060401
Winston Salem                                                         360                  56,800.00               20060401
GALVESTON                                                             360                  65,450.00               20060401
MEMPHIS                                                               360                  50,100.00               20060401
MEMPHIS                                                               360                  55,200.00               20060401
FALLS CHURCH                                                          360                 535,296.00               20060401
RICHMOND                                                              360                  64,000.00               20060401
SOUND BEACH                                                           360                 185,500.00               20060401
AUGUSTA                                                               360                  52,000.00               20060401
Trenton                                                               360                  84,000.00               20060401
TRENTON                                                               360                  92,000.00               20060401
KANNAPOLIS                                                            360                  79,600.00               20060401
TRENTON                                                               360                  84,000.00               20060401
OCOEE                                                                 360                 240,350.00               20060401
Concord                                                               360                  64,400.00               20060401
Pompton Plains                                                        360                 268,100.00               20060401
KNOXVILLE                                                             360                 343,200.00               20060401
COLUMBIA                                                              360                  72,800.00               20060401
SAN LEANDRO                                                           360                 367,500.00               20060401
TEMPE                                                                 360                 144,000.00               20060401
ROCHESTER HILLS                                                       360                 128,000.00               20060401
Bradenton Beach                                                       360               1,000,000.00               20060401
OAKLAND                                                               360                 400,000.00               20060401
ROSELLE                                                               360                 131,600.00               20060401
FLAT ROCK                                                             360                 104,000.00               20060401
MADRAS                                                                360                  88,500.00               20060401
KANSAS CITY                                                           180                  34,295.00               20060401
MADRAS                                                                360                  88,500.00               20060401
ELK GROVE                                                             360                 890,000.00               20060401
DETROIT                                                               360                  64,000.00               20060401
PORTSMOUTH                                                            360                 241,500.00               20060401
HIALEAH                                                               360                  99,330.00               20060401
MOLINE                                                                360                 104,000.00               20060401
MANCHESTER                                                            360                  90,000.00               20060401
ARVERNE                                                               360                 420,000.00               20060401
WOBURN                                                                360                 304,000.00               20060401
PHOENIX                                                               360                 282,000.00               20060401
LAS VEGAS                                                             360                 240,300.00               20060401
OCEANSIDE                                                             360                 290,250.00               20060401
SPRING                                                                360                 179,200.00               20060401
PHOENIX                                                               360                 277,000.00               20060401
LAREDO                                                                360                 224,000.00               20060401
ROCKVALE                                                              360                 164,500.00               20060401
NORTH BELLMORE                                                        360                 245,000.00               20060401
Los Angeles                                                           360                 417,000.00               20060401
SPARTANBURG                                                           360                  97,600.00               20060401
Acworth                                                               360                 350,320.00               20060401
COLUMBUS                                                              360                  63,200.00               20060401
LAS VEGAS                                                             360                 281,450.00               20060401
COACHELLA                                                             360                 280,792.00               20060401
Lumberton                                                             360                  51,775.00               20060401
BILLINGS                                                              360                 120,000.00               20060301
SCHENECTADY                                                           360                  40,000.00               20060401
BILOXI                                                                360                 143,920.00               20060401
GULFPORT                                                              360                 160,000.00               20060401
SPARTANBURG                                                           360                  57,600.00               20060401
BALTIMORE                                                             360                 235,800.00               20060401
SPARTANBURG                                                           360                  44,000.00               20060401
WALDORF                                                               360                 260,000.00               20060401
ROUND LAKE                                                            360                 101,500.00               20060401
Decatur                                                               360                 129,600.00               20060401
DES PLAINES                                                           360                 176,000.00               20060401
CHICAGO                                                               360                 260,000.00               20060401
PIEDMONT                                                              360                 101,600.00               20060401
PORTLAND                                                              360                 188,000.00               20060401
SAN ANTONIO                                                           360                  46,400.00               20060401
SAN ANTONIO                                                           360                  46,400.00               20060401
SAN ANTONIO                                                           360                  46,400.00               20060401
CRANSTON                                                              180                 236,000.00               20060401
HOUSTON                                                               360                 208,000.00               20060401
QUEEN CREEK                                                           360                 177,100.00               20060401
DAYTON                                                                360                  44,000.00               20060401
Atlanta                                                               360                 108,000.00               20060401
EASTPOINTE                                                            360                  62,400.00               20060401
LITTLE ROCK                                                           360                 130,000.00               20060401
MILFORD                                                               360                 144,000.00               20060401
SURPRISE                                                              360                 441,100.00               20060401
ROEBUCK                                                               360                  47,900.00               20060401
SEVIERVILLE                                                           360                 455,000.00               20060401
NEW HAVEN                                                             360                 119,350.00               20060401
GATLINBURG                                                            360                 487,000.00               20060401
WASHINGTON                                                            360                 396,000.00               20060401
SOUTHFIELD                                                            360                 119,000.00               20060401
LINCOLNWOOD                                                           360                 360,000.00               20060401
COLUMBUS                                                              360                  49,280.00               20060401
DOVER                                                                 360                  92,435.00               20060401
Buckeye                                                               360                 168,287.00               20060301
QUEEN CREEK                                                           360                 228,750.00               20060401
MESA                                                                  360                 452,000.00               20060401
Everett                                                               360                 354,626.00               20051101
PROVIDENCE                                                            360                 144,000.00               20060401
Atlanta                                                               360                 131,200.00               20060401
Chickamauga                                                           360                  35,600.00               20060201
JACKSONVILLE                                                          360                 111,200.00               20060401
North Bethesda                                                        360               1,313,622.00               20060401
BRENTWOOD                                                             360                 313,600.00               20060401
Glendale                                                              360               1,200,000.00               20060401
PEMBROKE                                                              360                 185,500.00               20060401
PHOENIX                                                               360                 156,000.00               20060401
TAMPA                                                                 360                 135,000.00               20060401
MIAMI BEACH                                                           360                 650,000.00               20060401
JERSEY CITY                                                           360                 390,000.00               20060401
SIOUX FALLS                                                           360                  87,750.00               20060301
MARICOPA                                                              360                 187,245.00               20060401
AURORA                                                                360                  34,200.00               20060301
Corrales                                                              360                 256,000.00               20060401
BOLINGBROOK                                                           360                 157,500.00               20060401
SPARTANBURG                                                           360                  48,450.00               20060301
NEW YORK                                                              360                 945,000.00               20060401
DOUGLASSVILLE                                                         360                 222,400.00               20060401
Albuquerque                                                           360                 121,100.00               20060401
HILTON HEAD ISLAND                                                    360                  47,600.00               20060401
ASTORIA                                                               360                 577,500.00               20060401
WHEATON                                                               360                 160,000.00               20060401
PLATTSBURG                                                            360                 256,000.00               20060401
FORT ATKINSON                                                         360                 116,000.00               20060401
MIDDLETOWN                                                            360                 407,400.00               20060301
BROOKLYN                                                              360                 516,000.00               20060401
LAS VEGAS                                                             360                 236,000.00               20060401
FORT LAUDERDALE                                                       360                 260,000.00               20060401
FALLS CHURCH                                                          360                 467,720.00               20060401
OXNARD                                                                360                 420,000.00               20060401
DETROIT                                                               360                 104,800.00               20060401
CHESTER                                                               360                 159,835.00               20060401
NORFOLK                                                               360                  81,900.00               20060401
SANDPOINT                                                             360                 190,000.00               20060401
PARADISE                                                              360                 231,200.00               20060401
CAPE CORAL                                                            360                 323,100.00               20060401
SEDONA                                                                360                 287,200.00               20060401
PAWLEYS ISLAND                                                        360                 650,000.00               20060401
COUNTRY CLUB HILLS                                                    360                  88,000.00               20060401
Passaic                                                               360                 324,000.00               20060401
Franklin                                                              360                 285,600.00               20060401
SAN ANTONIO                                                           360                 122,250.00               20060401
BRIDGEPORT                                                            360                 304,000.00               20060401
SANDY                                                                 360                 371,200.00               20060401
SURPRISE                                                              360                 211,450.00               20060401
CHICAGO                                                               360                  88,000.00               20060401
LAKE FOREST                                                           360                 488,000.00               20060401
FARMINGVILLE                                                          360                 360,000.00               20060401
PALM BAY                                                              360                 123,834.00               20060401
BIRMINGHAM                                                            360                  72,000.00               20060401
WALDORF                                                               360                 210,000.00               20060401
West New York                                                         360                 424,000.00               20060401
PHOENIX                                                               360                 220,000.00               20060401
DETROIT                                                               360                  73,600.00               20060401
CONWAY                                                                360                  78,245.00               20060401
HUNTLEY                                                               360                 156,000.00               20060401
INDIO                                                                 360                 231,000.00               20060401
WESTWOOD                                                              360                 340,000.00               20060301
TEHACHAI                                                              360                 204,000.00               20060401
CLEVELAND                                                             360                  48,000.00               20060401
BAKERSFIELD                                                           360                 163,065.00               20060401
SWANSEA                                                               360                  78,030.00               20060401
SCOTTSDALE                                                            360               1,500,000.00               20060401
BUCKEYE                                                               360                 202,706.00               20060401
WILLOWBROOK                                                           360                 180,000.00               20060401
KANSAS CITY                                                           360                  68,000.00               20060401
MARICOPA                                                              360                 219,480.00               20060401
FOREST GROVE                                                          360                 233,600.00               20060401
MARICOPA                                                              360                 205,789.00               20060401
RIDGELY                                                               360                 375,000.00               20060301
CEDAR POINT                                                           360                 112,000.00               20060401
FREDERICKSBURG                                                        360                 388,980.00               20060401
BALTIMORE                                                             180                 112,500.00               20060401
LAS VEGAS                                                             360                 562,500.00               20060401
PEORIA                                                                360                 178,700.00               20060401
Ahoskie                                                               360                  52,000.00               20060401
JACKSONVILLE                                                          360                 111,600.00               20060401
Evansville                                                            360                  48,000.00               20060401
BRYANS ROAD                                                           360                 450,400.00               20060401
WALDORF                                                               360                 294,400.00               20060401
JACKSONVILLE                                                          360                 111,600.00               20060401
MEMPHIS                                                               360                  48,800.00               20060401
LORTON                                                                360                 276,000.00               20060401
SALISBURY                                                             360                  51,900.00               20060401
SAINT LOUIS                                                           360                  50,000.00               20060401
Trenton                                                               360                 100,000.00               20060301
REDMOND                                                               360                 120,000.00               20060401
MEMPHIS                                                               360                  50,400.00               20060401
TOLEDO                                                                360                  40,000.00               20060301
TAMPA                                                                 360                 143,500.00               20060401
SAINT LOUIS                                                           360                  50,000.00               20060401
PROVIDENCE                                                            360                 175,200.00               20060401
RICHMOND                                                              360                 239,600.00               20060301
ISLE OF PALMS                                                         360                 712,500.00               20060401
CENTEREACH                                                            360                 472,500.00               20060401
SAINT LOUIS                                                           360                  58,400.00               20060401
LANCASTER                                                             360                 122,400.00               20060301
NORTH LAS VEGAS                                                       360                 366,000.00               20060401
Woodstock                                                             360                 328,000.00               20060401
LONG BEACH                                                            360                 133,000.00               20060401
EVANSTON                                                              360                 108,000.00               20060401
PEYTON                                                                360                 162,400.00               20060401
Marietta                                                              360                 165,730.00               20060401
EVANSTON                                                              360                 104,000.00               20060401
INDIANAPOLIS                                                          360                  65,600.00               20060401
Sunbury                                                               360                 152,440.00               20060401
Rome                                                                  360                  92,800.00               20060401
ORLANDO                                                               360                 158,400.00               20060401
EVANSTON                                                              360                  98,800.00               20060401
AMSTERDAM                                                             360                  48,000.00               20060401
MIAMI                                                                 360                 148,750.00               20060401
EL PASO                                                               360                 100,000.00               20060401
FALLS CHURCH                                                          360                 553,350.00               20060401
TYLER                                                                 360                 112,847.00               20060401
LADYS ISLAND                                                          360                 244,300.00               20060401
JAMAICA                                                               360                 496,000.00               20060401
CHICAGO                                                               360                 224,000.00               20060401
Fort Wayne                                                            360                  48,800.00               20060401
BALTIMORE                                                             360                 113,750.00               20060401
PALM COAST                                                            360                 640,500.00               20060401
Hillsborough                                                          360                 224,000.00               20060401
ALEXANDRIA                                                            360                 210,000.00               20060401
CRYSTAL SPRINGS                                                       360                 117,000.00               20060401
PHOENIX                                                               360                 172,000.00               20060401
VIRGINIA BEACH                                                        360                  81,900.00               20060401
PORT JEFFERSON STATION                                                360                 235,000.00               20060401
DAYTON                                                                360                  59,300.00               20060401
BAYONNE                                                               360                 242,000.00               20060401
WELLINGTON                                                            360                 717,500.00               20060401
AKRON                                                                 360                  61,600.00               20060401
MARYVILLE                                                             360                  88,000.00               20060401
WARRENTON                                                             360                 192,000.00               20060401
OGDEN                                                                 360                  69,200.00               20060301
EL PASO                                                               360                 221,250.00               20060401
SOUTH PADRE ISLAND                                                    360                 140,000.00               20060401
FARMINGTON                                                            360                 162,400.00               20060401
FARMINGTON                                                            360                 162,400.00               20060401
GRANDVILLE                                                            360                  59,300.00               20060301
BAY SHORE                                                             360                 333,000.00               20060401
BURNSVILLE                                                            360                 208,000.00               20060401
Evansville                                                            360                  48,000.00               20060401
KIRKLAND                                                              360                 187,960.00               20060401
DUNELLEN                                                              360                 275,200.00               20060301
HOLLYWOOD                                                             360                 360,000.00               20060401
Tigard                                                                360                 220,000.00               20060201
PORT SAINT LUCIE                                                      360                 261,250.00               20060401
PALISADES                                                             360                 344,000.00               20060301
MERCED                                                                360                 265,000.00               20060401
SAINT ALBANS                                                          360                 316,000.00               20060401
DAYTON                                                                360                  50,400.00               20060401
EL MONTE                                                              360                 160,000.00               20060301
SIDNEY                                                                360                  40,900.00               20060401
JACKSONVILLE                                                          360                  77,760.00               20060401
BRIDGEPORT                                                            360                 190,000.00               20060401
LAWRENCEVILLE                                                         360                 123,025.00               20060401
WATERFORD                                                             360                 193,920.00               20060401
MONROE                                                                180                  37,500.00               20060401
Atlantic Beach                                                        360                 192,000.00               20060401
Kalamazoo                                                             360                 526,560.00               20060401
WINCHESTER                                                            360                 343,200.00               20060401
SPOKANE                                                               360                 311,920.00               20060401
West Sacramento                                                       360                 100,000.00               20060401
FORT WORTH                                                            360                 137,900.00               20060401
SUNRISE                                                               360                 228,000.00               20060401
MARYSVILLE                                                            360                 176,000.00               20060401
CONCORD                                                               360                 357,600.00               20060401
SIOUX FALLS                                                           360                 106,600.00               20060301
COLUMBUS                                                              360                 148,000.00               20060401
NEWBERG                                                               360                 192,000.00               20060401
BELLEROSE                                                             360                 383,500.00               20060401
Paterson                                                              360                 368,000.00               20060401
LEWES                                                                 360                 241,600.00               20060401
Boston                                                                360                 272,000.00               20060301
BOOTHWYN                                                              360                  90,400.00               20060401
TUCSON                                                                360                 148,000.00               20060401
CHICAGO                                                               360                 145,600.00               20050901
CHARLOTTE                                                             360                 128,000.00               20060401
WHEATON                                                               360                 340,000.00               20060401
FORT MYERS                                                            360                 200,800.00               20051001
TINLEY PARK                                                           360                 194,000.00               20060401
GRANTS PASS                                                           360                 152,000.00               20060401
RIGBY                                                                 360                 110,400.00               20051001
STREAMWOOD                                                            360                 169,000.00               20051001
MILTON                                                                360                 184,720.00               20060401
Toms River                                                            360                 191,900.00               20060401
SAINT GEORGE                                                          360                 202,000.00               20060401
PATASKALA                                                             360                 131,600.00               20051101
LOVELAND                                                              360                 120,000.00               20060401
Boston                                                                360                 427,000.00               20060401
VIRGINIA BEACH                                                        360                 224,000.00               20060401
APPLE VALLEY                                                          360                 224,000.00               20060401
BOYNTON BEACH                                                         360                 132,000.00               20060401
PONTIAC                                                               360                 115,100.00               20051001
CHICAGO                                                               360                 150,500.00               20060401
NEWBURGH                                                              360                 188,000.00               20051001
Mcdonough                                                             360                 158,650.00               20060401
Boston                                                                360                 455,000.00               20060401
CONWAY                                                                360                  80,000.00               20060401
Durham                                                                360                  55,000.00               20051001
FORT MYERS                                                            360                  74,400.00               20051101
DETROIT                                                               360                  60,000.00               20051101
SURPRISE                                                              360                 198,030.00               20051101
LEES SUMMIT                                                           360                 310,574.00               20060401
AVONDALE                                                              360                 214,700.00               20051101
LITHIA                                                                360                 204,400.00               20051001
SURPRISE                                                              360                 189,600.00               20051101
FAIRVIEW                                                              360                 335,000.00               20060401
SHOW LOW                                                              360                 353,350.00               20060401
Charlotte                                                             360                 108,404.00               20060401
OKLAHOMA CITY                                                         360                  68,400.00               20060401
CLEVELAND                                                             360                  83,200.00               20051201
ALAMEDA                                                               360                 380,000.00               20060401
ORMOND BEACH                                                          360                 232,000.00               20060401
EWING                                                                 360                 295,000.00               20051101
SAN ANTONIO                                                           360                  72,800.00               20060401
FORT PIERCE                                                           360                 136,000.00               20060401
RICHMOND                                                              360                  87,200.00               20060401
DAYTON                                                                360                  44,800.00               20060401
INDEPENDENCE                                                          360                 105,600.00               20060401
LARGO                                                                 360                 140,100.00               20060401
SURPRISE                                                              360                 204,300.00               20060401
HANFORD                                                               360                 149,000.00               20060401
BRONX                                                                 360                 353,500.00               20060401
BRANSON                                                               360                  96,000.00               20060401
ASHBURN                                                               360                 312,000.00               20060401
Belmont                                                               360                 525,000.00               20060401
LYNCHBURG                                                             360                  98,400.00               20060401
LYNCHBURG                                                             360                  98,400.00               20060401
DAYTON                                                                360                  43,200.00               20060401
HARLINGEN                                                             360                 107,940.00               20060401
LAWSON                                                                360                 284,000.00               20060401
EAST DURHAM                                                           360                 101,500.00               20060401
STOCKTON                                                              360                 215,250.00               20060401
ODENTON                                                               360                 259,200.00               20060401
WOODSIDE                                                              360                 400,000.00               20060401
CANTON                                                                360                 219,200.00               20060401
SAINT LOUIS                                                           360                  94,500.00               20060401
Camden                                                                360                  61,600.00               20060401
COLUMBUS                                                              360                 220,920.00               20060401
NORTH MIAMI                                                           360                  84,000.00               20060401
VIRGINIA BEACH                                                        360                 158,450.00               20060401
KANSAS CITY                                                           360                  87,200.00               20060401
AKRON                                                                 360                  53,600.00               20060401
SAINT LOUIS                                                           360                 101,500.00               20060401
Belton                                                                360                 200,000.00               20060401
TOPEKA                                                                360                  40,000.00               20060401
GREENVILLE                                                            360                  59,250.00               20060401
VIENNA                                                                360                 700,000.00               20060401
OZONE PARK                                                            360                 297,500.00               20060401
AURORA                                                                360                 126,000.00               20060401
GOODLETTSVILLE                                                        360                 134,640.00               20060401
CHICAGO                                                               360                 115,120.00               20060401
APPLE VALLEY                                                          360                 228,000.00               20060401
Irvington                                                             360                 183,400.00               20060401
MURRIETA                                                              360                 470,400.00               20060401
HENDERSON                                                             360                 249,600.00               20060401
ZEPHYRHILLS                                                           360                 301,600.00               20060401
MERIDEN                                                               360                 192,000.00               20060401
PHILADELPHIA                                                          360                  54,400.00               20060401
SANTA ROSA                                                            360                 401,120.00               20060401
PROVIDENCE                                                            360                 227,200.00               20060401
WASHINGTON                                                            360                 377,000.00               20060301
GLENDALE                                                              360                 244,800.00               20060401
UPPER MARLBORO                                                        360                 276,000.00               20060401
RESTON                                                                360                 254,400.00               20060301
East Boston                                                           360                 417,000.00               20060401
CHICAGO                                                               360                 147,200.00               20060401
AURORA                                                                360                 131,200.00               20060401
PHOENIX                                                               360                 136,500.00               20060401
Cottonwood                                                            360                 156,800.00               20060401
HOMESTEAD                                                             360                 162,750.00               20060401
KANSAS CITY                                                           360                  68,000.00               20060401
HILLSBORO                                                             360                 106,750.00               20060401
LAKE OSWEGO                                                           360                 259,200.00               20060301
NEW LONDON                                                            360                  54,720.00               20060401
GRANTS PASS                                                           360                 164,500.00               20060401
WARREN                                                                360                 245,000.00               20060401
AIKEN                                                                 360                  68,000.00               20060401
BUFFALO                                                               360                  39,920.00               20060401
CLERMONT                                                              360                 283,500.00               20060401
Louisville                                                            360                  68,000.00               20060401
NEWPORT NEWS                                                          360                 182,400.00               20060401
LOS ANGELES                                                           360                 580,000.00               20060301
MIAMI                                                                 360                 464,000.00               20060401
HOFFMAN ESTATES                                                       360                 149,600.00               20050901
NAMPA                                                                 360                 115,500.00               20060401
POWDER SPRINGS                                                        360                 104,000.00               20060401
Alpharetta                                                            360               1,000,000.00               20051101
DETROIT                                                               360                  71,010.00               20060401
JACKSONVILLE BEACH                                                    360                 220,500.00               20060401
ANGOLA                                                                360                 612,000.00               20060401
BOILING SPRINGS                                                       360                 111,200.00               20060401
Apopka                                                                360               1,000,000.00               20060401
BRONX                                                                 360                 357,000.00               20060401
SPOKANE                                                               360                 119,000.00               20060401
ORLANDO                                                               360                 155,000.00               20060401
BROOKLYN                                                              360                 417,000.00               20060401
TYLER                                                                 360                  93,600.00               20060401
PHILADELPHIA                                                          360                 101,600.00               20060401
Alpharetta                                                            360                 515,920.00               20060401
TOPEKA                                                                360                  30,000.00               20060401
CHICAGO                                                               360                 163,920.00               20060401
TOPEKA                                                                360                  30,000.00               20060401
TOPEKA                                                                360                  36,000.00               20060401
E FALLOWFIELD                                                         360                 277,950.00               20060401
MESA                                                                  360                 860,000.00               20060401
GREENVILLE                                                            360                 101,600.00               20060401
RENTON                                                                360                 280,000.00               20060401
LANSING                                                               360                  84,000.00               20060401
EL PASO                                                               360                  98,000.00               20060401
Raleigh                                                               360                 136,500.00               20060401
BIRMINGHAM                                                            360                  55,920.00               20060401
BARTOW                                                                360                 328,000.00               20060401
OKLAHOMA CITY                                                         360                  47,200.00               20060301
CHICAGO                                                               360                 507,500.00               20060401
ORMOND BEACH                                                          360                 180,800.00               20060401
DETROIT                                                               360                  65,100.00               20060401
HOLLYWOOD                                                             360                 284,000.00               20060301
NORTH CHARLESTON                                                      360                  80,430.00               20060401
VANCOUVER                                                             360                 181,250.00               20060401
AVONDALE                                                              360                 244,200.00               20060401
JACKSONVILLE                                                          360                  93,400.00               20060401
SEGUIN                                                                360                  99,200.00               20060401
SOUTHFIELD                                                            360                 248,000.00               20060401
KENT                                                                  360                 287,200.00               20060401
ROWESVILLE                                                            360                  78,248.00               20060401
MASPETH                                                               360                 447,000.00               20060401
Mutttontown                                                           360               1,470,000.00               20060401
GLEN OAKS                                                             360                 451,750.00               20051201
DARLINGTON                                                            360                 300,000.00               20060401
NORTH HOLLYWOOD                                                       360                 417,000.00               20060401
NEW DURHAM                                                            360                 367,500.00               20060401
RANCHO PALOS VERDES                                                   360                 999,500.00               20051101
SAN ANTONIO                                                           360                  57,600.00               20060401
PORT SAINT LUCIE                                                      360                 235,753.00               20060401
COLUMBUS                                                              360                  68,000.00               20060401
KANSAS CITY                                                           360                  79,100.00               20060401
NORTH CHARLESTON                                                      360                 143,834.00               20060401
FOUNTAIN                                                              360                 129,500.00               20060401
BALTIMORE                                                             360                 116,000.00               20060401
LAWRENCEVILLE                                                         360                 231,200.00               20060401
HOMESTEAD                                                             360                 109,070.00               20060401
LA VERGNE                                                             360                 116,000.00               20060401
NORTH LAS VEGAS                                                       360                 393,600.00               20060401
WASHINGTON                                                            360                 107,040.00               20060401
ATLANTA                                                               360                 116,800.00               20060401
Cumming                                                               360                 108,500.00               20060301
HILLSBORO                                                             360                 106,890.00               20060401
JACKSONVILLE                                                          360                 108,000.00               20060401
Wilmington                                                            360                 308,000.00               20051201
Las Cruces                                                            360                 272,000.00               20060401
VISALIA                                                               360                 217,000.00               20060401
SCAPPOOSE                                                             360                 184,000.00               20060401
SALEM                                                                 360                  85,600.00               20060401
Santa Maria                                                           360                 296,000.00               20060401
JACKSONVILLE                                                          360                  60,000.00               20060401
OZARK                                                                 360                 213,750.00               20060401
CHICAGO                                                               360                 188,000.00               20060401
SCOTTSDALE                                                            360                 404,800.00               20060401
HOUSTON                                                               360                  52,500.00               20060401
ELMHURST                                                              360                 592,400.00               20060401
WASHINGTON                                                            360                 438,750.00               20060401
CHICAGO                                                               360                 211,000.00               20060401
CALDWELL                                                              360                 119,200.00               20060401
Powder Springs                                                        360                 352,000.00               20060401
PHOENIX                                                               360                 192,000.00               20060401
GLENDALE                                                              360                 125,000.00               20060401
MODESTO                                                               360                 320,000.00               20060401
LAS VEGAS                                                             360                 104,000.00               20060401
WALDORF                                                               360                 510,000.00               20060401
LISLE                                                                 360                 155,000.00               20060401
SALEM                                                                 360                 115,500.00               20060401
SPARTANBURG                                                           360                  40,500.00               20060401
SPOKANE                                                               360                  60,800.00               20060401
RIDGE                                                                 360                 331,660.00               20060401
PHOENIX                                                               360                 116,000.00               20060401
WAKE FOREST                                                           360                 106,800.00               20060401
KANSAS CITY                                                           360                  91,000.00               20060401
REDMOND                                                               360                 154,400.00               20060401
MINNEAPOLIS                                                           360                 160,000.00               20060401
SPRING CITY                                                           360                 238,500.00               20060401
PINE BLUFFS                                                           360                  64,000.00               20060401
WASHINGTON                                                            360                 446,250.00               20060401
MARICOPA                                                              360                 167,920.00               20060401
GIBSONTON                                                             360                 175,250.00               20060401
CHEYENNE                                                              360                  66,000.00               20060401
ANNAPOLIS                                                             360                 280,000.00               20060401
SEAFORD                                                               360                 520,000.00               20060401
ESSEX                                                                 360                 274,500.00               20060401
DES MOINES                                                            360                 216,000.00               20060401
KANSAS CITY                                                           360                  79,100.00               20060401
Scottsdale                                                            360                 263,120.00               20060401
MARYSVILLE                                                            360                 158,620.00               20060401
FORT LAUDERDALE                                                       360                 210,000.00               20060401
LIBERTY LAKE                                                          360                 139,000.00               20060401
Raleigh                                                               360                 171,950.00               20060401
SILVER SPRING                                                         360                 352,000.00               20060401
MIRA LOMA                                                             360                 235,000.00               20060401
KATONAH                                                               360                 650,000.00               20060401
Cary                                                                  360                 333,600.00               20060401
EVERETT                                                               360                 196,000.00               20060401
PROVIDENCE                                                            360                 170,000.00               20060401
WOODBRIDGE                                                            360                 480,800.00               20060401
CAPE CORAL                                                            360                 241,500.00               20060401
Atlanta                                                               360                 107,300.00               20060401
RENO                                                                  360                 307,000.00               20050901
RANDALLSTOWN                                                          360                 165,000.00               20050901
PERINTON                                                              180                 109,250.00               20030901
FRAMINGHAM                                                            360                 231,200.00               20030901
Vienna                                                                360                 460,000.00               20060101
Phippsburg                                                            360                 218,000.00               20060301
Detroit                                                               360                  68,000.00               20060401
Detroit                                                               360                  58,500.00               20060301
Washington                                                            360                 708,000.00               20060301
Fort Washington                                                       360                 483,920.00               20060401
Clermont                                                              360                 296,000.00               20060401
Manassas                                                              360                 336,000.00               20060401
Fort Washington                                                       360                 264,000.00               20060301
Sterling                                                              360                 319,120.00               20060401
Washington                                                            360                 345,520.00               20060401
Suisun City                                                           360                 343,300.00               20060401
Manassas                                                              360                 393,200.00               20060401
Woodbridge                                                            360                 312,000.00               20060301
Centreville                                                           360                 290,400.00               20060401
Fairfax                                                               360                 460,000.00               20060301
Culpeper                                                              360                 318,400.00               20060301
Fredericksburg                                                        360                 160,000.00               20060401
Hamilton                                                              360                 600,000.00               20060301
Fredericksburg                                                        360                 208,000.00               20060301
Cooksville                                                            360                 768,000.00               20060401
Manassas                                                              360                 287,920.00               20060301
Manassas                                                              360                 300,000.00               20060401
Winston Salem                                                         360                  79,500.00               20060301
Temple Hills                                                          360                 318,150.00               20060301
Germantown                                                            360                 158,000.00               20060301
Manassas                                                              360                 297,600.00               20060401
Richmond                                                              360                 132,000.00               20060301
Alexandria                                                            360                 212,400.00               20060301
Clinton                                                               360                 467,712.00               20060401
Upper Marlboro                                                        360                 551,014.00               20060301
Gaithersburg                                                          360                 167,050.00               20060401
Arlington                                                             360                 420,000.00               20060301
Beltsville                                                            360                 152,800.00               20060301
Manassas                                                              360                 245,200.00               20060301
Woodbridge                                                            360                 263,200.00               20060301
Capitol Heights                                                       360                 143,000.00               20051001
Culpeper                                                              360                 138,400.00               20060301
Alexandria                                                            360                 200,000.00               20060301
Woodbridge                                                            360                 316,000.00               20060301
Manassas                                                              360                 350,400.00               20060301
Takoma Park                                                           360                 393,600.00               20060401
Woodbridge                                                            360                 510,400.00               20060401
Leesburg                                                              360                 287,548.00               20060301
Aldie                                                                 360                 438,384.00               20060301
TAMARAC                                                               360                 193,600.00               20060301
Reston                                                                360                 240,000.00               20060301
Manassas                                                              360                 241,200.00               20060401
Woodbridge                                                            360                 235,200.00               20060101
Falls Church                                                          360                 440,000.00               20060301
Baltimore                                                             360                  89,600.00               20060301
PORT REPUBLIC                                                         360                 456,000.00               20060301
STREAMWOOD                                                            360                 162,750.00               20060301
LOUISVILLE                                                            360                 120,000.00               20060301
BALTIMORE                                                             480                  58,100.00               20060401
Fargo                                                                 360                  68,600.00               20060301
BEALETON                                                              360                 424,450.00               20060201
COLUMBIA                                                              360                  44,960.00               20060301
DOVER                                                                 360                 276,000.00               20060301
BALTIMORE                                                             360                  86,800.00               20060401
CARENCRO                                                              360                  40,000.00               20060301
BALTIMORE                                                             360                  59,200.00               20060301
BALTIMORE                                                             360                 100,000.00               20060301
BALTIMORE                                                             360                  40,400.00               20060301
WALDORF                                                               360                 246,000.00               20060401
ARLINGTON                                                             360                 104,000.00               20060301
Pasadena                                                              360                 181,000.00               20060401
ARLINGTON                                                             360                 102,000.00               20060301
BALTIMORE                                                             360                 104,000.00               20060301
ARLINGTON                                                             360                  92,000.00               20060401
DAVIDSONVILLE                                                         360                 770,000.00               20060301
NEW CASTLE                                                            360                  41,600.00               20060301
YORK                                                                  360                  64,000.00               20060401
VIRGINIA BEACH                                                        360                 189,600.00               20060201
RICHMOND                                                              360                 164,736.00               20060301
CUMBERLAND                                                            360                  72,800.00               20060401
POTTSTOWN                                                             360                  69,600.00               20060401
POTTSTOWN                                                             360                  99,900.00               20060401
BALTIMORE                                                             360                 106,800.00               20060301
Baltimore                                                             360                 111,750.00               20060301
SOUDERTON                                                             360                 280,000.00               20060401
Grant                                                                 180                  89,000.00               20050701
MIAMI                                                                 360                 456,950.00               20060401
ELMA                                                                  360                  60,000.00               20060401
TAMPA                                                                 360                 103,000.00               20060301
Romulus                                                               360                  59,500.00               20060401
Lakeland                                                              360                 144,000.00               20051001
West Palm Beach                                                       360                 230,000.00               20060101
UPPER MARLBORO                                                        360                 216,800.00               20051001
Albertson                                                             360                 538,000.00               20060401
Brooklyn                                                              360                 500,000.00               20060201
Wyandanch                                                             360                 158,550.00               20060301
ALTURA                                                                360                 104,200.00               20060401
Alexandria                                                            360                 824,000.00               20060401
APACHE JUNCTION                                                       360                  53,200.00               20060301
MOUNT LAUREL TOWNSHIP                                                 360                 206,200.00               20060301
IRVINGTON TOWNSHIP                                                    360                 255,500.00               20060301
NEW BRUNSWICK                                                         360                 269,750.00               20060401
PATERSON                                                              360                 312,000.00               20060401
BAYONNE                                                               360                 325,000.00               20060301
Trenton                                                               360                  94,500.00               20060301
WOODBRIDGE                                                            360                 300,000.00               20060201
MT OLIVE TOWNSHIP                                                     360                 140,000.00               20060301
TRENTON                                                               360                 105,000.00               20060301
JERSEY CITY                                                           360                 337,500.00               20060301
NORTH BERGEN TWP                                                      360                 360,500.00               20060301
PASSAIC                                                               360                 298,400.00               20060301
EAST ORANGE                                                           360                 238,800.00               20060401
EAST ORANGE                                                           360                 304,000.00               20060401
JERSEY CITY                                                           360                 680,000.00               20060301
MENDHAM TOWNSHIP                                                      360                 608,000.00               20060301
Miami                                                                 360                 440,000.00               20060401
Hialeah                                                               360                 242,392.00               20060301
Hillsborough                                                          360                 276,000.00               20051201
Maurice River Township                                                360                  85,000.00               20060101
Elizabeth                                                             360                 417,000.00               20060301
Newark                                                                360                 212,000.00               20060401
Fitchburg                                                             360                 232,000.00               20060301
Lawrence                                                              360                 279,920.00               20060201
Orange                                                                360                 272,000.00               20060301
Newark                                                                360                 364,000.00               20060301
Jersey City                                                           360                 292,000.00               20060301
Lynn                                                                  360                 311,920.00               20060301
Antioch                                                               360                 174,200.00               20050901
New Port Richey                                                       360                 228,000.00               20060301
Mobile                                                                360                  50,250.00               20060301
Nashville                                                             360                 553,600.00               20060301
Dunedin                                                               360                 235,920.00               20060301
Seminole                                                              360                 812,000.00               20060301
Largo                                                                 360                 257,250.00               20060301
Mandeville                                                            360                 463,800.00               20060301
Dunedin                                                               360                  64,000.00               20060301
Clearwater                                                            360                 193,600.00               20060201
Ocala                                                                 360                 160,000.00               20060301
Clearwater                                                            360                 208,000.00               20060301
Chattanooga                                                           360                  55,350.00               20060301
Hendersonville                                                        360                 680,000.00               20060401
Iuka                                                                  360                  49,440.00               20060401
Auburn                                                                180                 156,000.00               20051001
Cape Coral                                                            180                 140,000.00               20051001
Jackson                                                               360                 126,400.00               20060301
Celebration                                                           360                 585,000.00               20060301
Orlando                                                               360                 172,000.00               20060301
Gulf Breeze                                                           360                 536,000.00               20060201
Nashville                                                             360                  63,200.00               20060301
Birmingham                                                            360                 263,920.00               20051201
JONESBORO                                                             360                  82,000.00               20060401
LITHONIA                                                              360                  86,250.00               20060301
Cincinnati                                                            360                  84,000.00               20060301
LAKE ALFRED                                                           360                 128,000.00               20060401
MIAMI                                                                 360                 220,000.00               20060401
Cincinnati                                                            360                 192,000.00               20060301
MARIETTA                                                              360                  86,480.00               20060301
Kennesaw                                                              360                 118,400.00               20060401
BLUE RIDGE                                                            360                 148,500.00               20060401
HIGH POINT                                                            360                  43,200.00               20060401
ATLANTA                                                               360                 254,400.00               20060401
Cincinnati                                                            360                  39,600.00               20060201
Port Chester                                                          360                 406,250.00               20060301
Bayside                                                               360                 393,000.00               20060301
Fresh Meadows                                                         360                 481,000.00               20060401
Philadelphia                                                          360                  41,400.00               20060401
Westampton                                                            360                 177,320.00               20060401
Philadelphia                                                          360                 200,000.00               20060301
Northfield                                                            360                 585,600.00               20060301
Woodbury                                                              360                 230,963.40               20060301
Ocean City                                                            360                 925,000.00               20060401
BROOKLYN                                                              360                 161,613.00               20060401
Brooklyn                                                              360                 400,000.00               20060301
College Point                                                         360                 488,000.00               20060201
Laurel                                                                360                 585,000.00               20060201
Chicago                                                               360                 185,000.00               20060301
JERSEY CITY                                                           360                 910,000.00               20060301
NOGALES                                                               360                  75,000.00               20060301
PLACENTIA                                                             360                 416,000.00               20060401
SURPRISE                                                              360                 109,200.00               20060401
UPLAND                                                                360                 414,700.00               20060401
CHINO                                                                 360                 273,000.00               20060401
PLACENTIA                                                             360                 520,000.00               20060401
EL CENTRO                                                             360                 187,000.00               20060301
YUMA                                                                  360                  94,900.00               20060301
Laredo                                                                180                  62,800.00               20051101
GREELEY                                                               360                 100,000.00               20060401
GREELEY                                                               360                 136,000.00               20060401
GREELEY                                                               360                 188,000.00               20060401
PALM SPRINGS                                                          360                 408,000.00               20060401
Rio Rico                                                              360                 138,348.00               20060401
Richardson                                                            360                 139,200.00               20060401
Chicago                                                               360                 234,000.00               20060301
Minneapolis                                                           360                 100,000.00               20060301
Chicago                                                               360                 188,500.00               20060301
Little Rock                                                           360                 116,000.00               20060101
Murphy                                                                360                 128,000.00               20060301
Brighton                                                              360                 161,376.00               20060201
KINGSVILLE                                                            360                 240,000.00               20060301
Chicago                                                               360                 217,000.00               20060301
Florissant                                                            360                  93,750.00               20060301
Atlanta                                                               360                 108,000.00               20060201
Orlando                                                               360                 177,750.00               20060301
Orlando                                                               360                 220,000.00               20060301
Ellijay                                                               360                 144,000.00               20060401
Tampa                                                                 360                 193,600.00               20060401
New River                                                             360                 180,000.00               20060101
Millington                                                            360                  84,000.00               20060201
Savannah                                                              360                 127,200.00               20060201
Arvada                                                                360                 212,000.00               20060401
Davie Beach                                                           360                 252,000.00               20060301
York                                                                  360                 105,000.00               20060401
Granbury                                                              360                 120,240.00               20060301
Chicago                                                               360                 185,000.00               20060301
WASHINGTON                                                            360                 244,800.00               20060301
ELLICOTT CITY                                                         360                 508,000.00               20060301
FORKED RIVER                                                          360                 232,000.00               20060301
EASTON                                                                360                 308,000.00               20060401
LAREDO                                                                360                 143,000.00               20060201
MESA                                                                  360                 216,450.00               20060401
LANHAM                                                                360                 296,000.00               20060301
MISSION                                                               360                 100,000.00               20060401
PHOENIX                                                               180                 122,000.00               20060301
BELLEVUE                                                              360                 312,000.00               20060401
ORANGE                                                                360                 368,000.00               20060301
MCALLEN                                                               360                 116,400.00               20060401
HIGLEY                                                                360                 304,000.00               20060401
SEVERNA PARK                                                          360                 302,370.00               20060401
SUN CITY WEST                                                         360                 140,000.00               20060401
WESLACO                                                               180                 205,000.00               20060401
CEDAR PARK                                                            360                 154,472.00               20060301
DECATUR                                                               360                 213,000.00               20060401
FORT WORTH                                                            360                  52,500.00               20060301
LEESBURG                                                              360                 356,000.00               20060301
DAVENPORT                                                             180                 245,000.00               20060401
GREAT FALLS                                                           360                 845,000.00               20060401
SILVER SPRING                                                         180                 200,000.00               20060301
ATHENS                                                                360                 127,920.00               20060401
SILVER SPRING                                                         360                 312,000.00               20060301
MIDDLETOWN                                                            360                 188,000.00               20060401
CAPITOL HEIGHTS                                                       360                 193,600.00               20060401
MESA                                                                  360                 216,450.00               20060401
ROUND ROCK                                                            360                  87,100.00               20060301
MCALLEN                                                               360                 105,000.00               20060201
CEDAR PARK                                                            360                 140,450.00               20060401
GILBERT                                                               360                 340,000.00               20060401
MESA                                                                  360                 248,000.00               20060401
CLAREMONT                                                             360                 338,000.00               20060301
ORANGE                                                                360                 165,700.00               20060401
CHANDLER                                                              360                 258,300.00               20060201
SAN FRANCISCO                                                         360                 521,500.00               20060301
KELLER                                                                360                 223,750.00               20060401
MISSION                                                               360                 195,000.00               20060301
SANTA ANA                                                             360                 455,000.00               20060401
SAN ANTONIO                                                           360                 115,000.00               20060401
PHOENIX                                                               360                 109,200.00               20060401
GREAT FALLS                                                           360                 649,000.00               20060301
TOMS RIVER                                                            360                 288,000.00               20060401
SPRING LAKE                                                           360                 550,000.00               20060401
HOLLYWOOD                                                             360                 279,200.00               20060401
HILLSDALE                                                             360                 461,500.00               20060401
MINNEAPOLIS                                                           360                 292,000.00               20060401
BROWNSVILLE                                                           360                 106,750.00               20060301
MINNEAPOLIS                                                           360                 152,000.00               20060301
LAREDO                                                                360                  70,000.00               20060301
PHOENIX                                                               360                 139,600.00               20060401
BIG BEAR LAKE                                                         360                 675,000.00               20060301
YONKERS                                                               360                 400,000.00               20060301
WASHINGTON                                                            360                 424,000.00               20060301
TOTOWA                                                                360                 780,000.00               20060401
BELLINGHAM                                                            360                 224,000.00               20060401
RICHMOND                                                              360                 105,000.00               20060401
TAKOMA PARK                                                           360                 134,875.00               20060401
CORONA                                                                360                 375,000.00               20060401
WESLACO                                                               360                  94,250.00               20060201
MCALLEN                                                               360                 105,000.00               20060401
ARIZONA CITY                                                          360                 132,000.00               20060401
WASHINGTON                                                            360                 805,000.00               20060301
MESA                                                                  360                 217,100.00               20060401
REMINGTON                                                             360                 346,400.00               20060301
PHOENIX                                                               360                  65,000.00               20060401
BALTIMORE                                                             360                 204,000.00               20060401
Encino                                                                360               1,031,250.00               20060301
San Antonio                                                           360                  67,200.00               20060201
OAK POINT                                                             360                 102,040.00               20060401
Dallas                                                                360                 163,200.00               20060401
OAK POINT                                                             360                  94,468.00               20060401
Bethlehem                                                             360                 156,000.00               20060401
Stockbridge                                                           360                 121,360.00               20060401
Frisco                                                                360                 108,150.00               20060301
Bryan                                                                 360                 176,800.00               20060301
Ellenwood                                                             360                  86,400.00               20060301
Loris                                                                 360                 138,565.00               20051101
Round Rock                                                            360                 150,300.00               20060101
Plano                                                                 360                  86,250.00               20060301
Stockbridge                                                           360                 226,400.00               20060401
Rockport                                                              360                  70,400.00               20060301
Hapeville                                                             360                  71,200.00               20060301
Dallas                                                                360                  62,000.00               20060401
San Diego                                                             360                 576,000.00               20060401
Dallas                                                                360                  64,900.00               20060301
Prescott                                                              360                 210,000.00               20060301
Lincoln                                                               360                 104,000.00               20060401
Pflugerville                                                          360                 140,151.00               20060401
FT WORTH                                                              360                 105,600.00               20060401
Dacula                                                                360                 110,320.00               20060401
Aubrey                                                                360                 112,177.00               20060301
San Diego                                                             360                 390,000.00               20060401
Mckinney                                                              360                  50,100.00               20060401
Mesquite                                                              360                  90,400.00               20060101
Midway City                                                           360                 520,000.00               20060401
Mcdonough                                                             360                 116,800.00               20060301
Los Angeles                                                           360                 417,000.00               20060401
San Diego                                                             360                 333,000.00               20060301
Grand Prairie                                                         360                  36,900.00               20060301
Houston                                                               360                 120,000.00               20060301
Dallas                                                                360                 103,687.00               20060101
Vista                                                                 360                 461,000.00               20060401
Marietta                                                              360                 130,900.00               20060401
FATE                                                                  360                  90,742.00               20051001
Lewisville                                                            360                  54,075.00               20060301
Abingdon                                                              360                 181,800.00               20060401
Valdosta                                                              360                 129,600.00               20060401
Mcallen                                                               360                  93,500.00               20051201
Albuquerque                                                           360                 129,600.00               20060301
Riverdale                                                             360                  71,200.00               20060401
San Antonio                                                           360                  56,850.00               20060401
Douglasville                                                          360                 208,120.00               20060401
Deer Park                                                             360                  68,000.00               20060401
Myrtle Beach                                                          360                 150,000.00               20060201
Valdosta                                                              360                  69,628.00               20060301
Spring                                                                360                  55,500.00               20060301
Forney                                                                360                  64,000.00               20060301
Forney                                                                360                 239,168.00               20060301
DENTON                                                                360                 106,718.00               20060401
Mesquite                                                              360                  76,720.00               20060301
Irving                                                                360                  75,200.00               20060101
Eden Prairie                                                          360                 130,400.00               20060301
Houston                                                               360                 138,673.00               20060401
Stockbridge                                                           360                 125,520.00               20060301
OAK POINT                                                             360                  97,200.00               20060201
Dallas                                                                360                 251,370.00               20060301
Jefferson                                                             360                 173,000.00               20060301
Arlington                                                             360                 129,578.00               20060401
Houston                                                               360                 152,000.00               20060201
OAK POINT                                                             360                  93,079.00               20060301
Farmers Branch                                                        360                  64,000.00               20060201
Albuquerque                                                           360                 190,500.00               20060401
Oklahoma City                                                         360                 104,000.00               20060401
Honolulu                                                              360               1,200,000.00               20060301
Las Vegas                                                             360                 596,000.00               20060301
Pasadena                                                              360                 480,000.00               20060401
ANTIOCH                                                               360                 498,000.00               20060401
SAN MARCOS                                                            360                 519,000.00               20060401
COEUR D ALENE                                                         360                 960,000.00               20060301
DUARTE                                                                360                 548,000.00               20060401
SPOKANE                                                               360                 275,000.00               20060401
CARMEL VALLEY                                                         360                 610,000.00               20060301
Muldrow                                                               360                  65,000.00               20060301
Carrollton                                                            360                  80,000.00               20060401
ALPINE FOREST                                                         360                 199,000.00               20060401
CERES                                                                 360                 292,000.00               20060301
Indianapolis                                                          360                  86,100.00               20060401
HOPKINSVILLE                                                          360                  68,000.00               20060301
CAMPBELL                                                              360                  71,200.00               20060401
INDIANAPOLIS                                                          360                  67,500.00               20060401
COSHOCTON                                                             360                  40,300.00               20060301
HOPKINSVILLE                                                          360                  94,400.00               20060301
INDIANAPOLIS                                                          360                  64,000.00               20060401
LOUISVILLE                                                            360                 150,000.00               20060501
HOPKINSVILLE                                                          360                  51,200.00               20060301
HOPKINSVILLE                                                          360                  72,000.00               20060301
HOPKINSVILLE                                                          360                  69,600.00               20060301
HOPKINSVILLE                                                          360                  57,600.00               20060301
Aurora                                                                360                 153,600.00               20060301
Milwaukee                                                             360                 125,600.00               20060301
Cape Coral                                                            360                 224,000.00               20060101
Keystone                                                              360                 153,600.00               20060301
Kenosha                                                               360                  87,200.00               20060301
Milwaukee                                                             360                 108,000.00               20060301
Thorton                                                               360                 125,600.00               20060401
Coral Gables                                                          360                 455,900.00               20060401
Ashburn                                                               360                 116,864.00               20060201
Shelter Island                                                        360                 500,000.00               20060201
Alexandria                                                            360                 460,000.00               20060301
Manassas                                                              360                 519,935.00               20060201
Silver Spring                                                         360                 636,650.00               20060201
Alexandria                                                            360                 445,000.00               20060301
Alexandria                                                            360                 448,875.00               20060301
Falls Church                                                          360                 192,000.00               20060301
Cape Coral                                                            360                 837,500.00               20060301
Washington                                                            360               1,000,000.00               20060201
Manassas                                                              360                 494,000.00               20060301
CLEVELAND                                                             360                  54,400.00               20060301
KAILUA                                                                360               1,125,000.00               20060401
PINEVILLE                                                             360                  78,750.00               20060301
Honolulu                                                              478                 692,000.00               20060301
PLEASANT HILL                                                         360                 146,400.00               20060401
HENDERSON                                                             360                 458,400.00               20060301
Chapin                                                                360                  87,920.00               20060401
Elberton                                                              360                 145,600.00               20060401
Ventura                                                               180                 150,000.00               20050901
Gilbert                                                               360                 164,000.00               20060301
Mesa                                                                  360                  87,200.00               20060401
Tucson                                                                360                  67,200.00               20060401
Sun City                                                              360                 132,000.00               20051101
Myrtle                                                                360                  47,500.00               20060301
Scottsdale                                                            360                 917,000.00               20060301
Tempe                                                                 360                 136,000.00               20060301
Olathe                                                                360                 148,000.00               20060301
Phoenix                                                               360                 121,100.00               20060201
Phoenix                                                               360                 180,000.00               20060401
Tucson                                                                360                 168,400.00               20060201
Paradise Valley                                                       360               1,500,000.00               20060301
Cottonwood                                                            360                 246,500.00               20060401
Kansas City                                                           360                  77,200.00               20060201
Phoenix                                                               360                 433,000.00               20060101
Kansas City                                                           360                  67,200.00               20060201
Phoenix                                                               360                 225,000.00               20060301
Apache Junction                                                       360                 108,000.00               20060301
Yuma                                                                  360                 220,000.00               20060401
Phoenix                                                               180                 247,000.00               20060101
Phoenix                                                               360                 146,320.00               20060201
WEST FARGO                                                            360                 119,900.00               20060401
SPRING                                                                360                  88,000.00               20060101
HOUSTON                                                               360                  68,720.00               20060401
SPRING                                                                360                  88,000.00               20060101
SAN ANTONIO                                                           360                  93,200.00               20060401
HOUSTON                                                               360                  86,796.00               20060101
GROSSE POINTE FARMS                                                   360                 284,000.00               20060301
SPRING                                                                360                  88,000.00               20060101
Palm Bay                                                              360                 120,700.00               20060401
Titusville                                                            360                 233,840.00               20060301
palmbay                                                               360                 144,700.00               20060301
San Diego                                                             360                 300,000.00               20060301
San Diego                                                             360                 383,500.00               20060301
Hiram                                                                 360                  60,900.00               20060401
Cincinnati                                                            360                  72,800.00               20060401
West Springfield                                                      360                 175,000.00               20060301
Columbus                                                              360                 119,200.00               20060301
Acosta                                                                360                  92,000.00               20060301
Newark                                                                360                 134,800.00               20060401
Fredericktown                                                         360                  84,800.00               20060401
Pittsburgh                                                            360                  51,200.00               20060401
Columbus                                                              360                  68,400.00               20060401
Pennsburg                                                             360                 209,000.00               20060401
Fredericktown                                                         360                 114,400.00               20060401
Harrisburg                                                            360                 105,200.00               20060401
Union                                                                 360                 131,920.00               20060401
BETHEL                                                                360                 314,400.00               20060301
Westbury                                                              360                 356,000.00               20060401
Bay Shore                                                             360                 280,000.00               20060401
WATERTOWN                                                             360                 562,500.00               20060301
Freeport                                                              240                 258,500.00               20060401
Elmont                                                                360                 368,000.00               20060301
Fort Worth                                                            360                 115,360.00               20060401
Denton                                                                360                 144,000.00               20060401
Kellyville                                                            360                  68,000.00               20060401
Lithia                                                                360                 266,400.00               20060401
CLAYTON                                                               360                 145,500.00               20060401
BETHESDA                                                              360                 993,750.00               20060401
Jessup                                                                360                 240,000.00               20060401
SILVER SPRING                                                         360                 458,000.00               20060301
Clayton                                                               360                 118,400.00               20060201
LAUREL                                                                360                  96,000.00               20060301
Leesburg                                                              360                 490,750.00               20060201
GERMANTOWN                                                            360                 280,000.00               20060401
Clayton                                                               360                 178,200.00               20060301
Lewiston                                                              360                 180,000.00               20060301
Portland                                                              360                  90,400.00               20060301
Harrison Township                                                     360                  80,000.00               20060401
Chicopee                                                              360                 160,000.00               20060401
Highland                                                              360                 180,000.00               20060401
Converse                                                              360                  68,000.00               20060301
Emerald Isle                                                          360               1,250,000.00               20060301
Crowley                                                               360                 119,600.00               20060301
Saint Petersburg                                                      360                 123,500.00               20060301
Derby                                                                 360                  70,400.00               20060401
Washington                                                            360                 100,000.00               20060301
PERRYVILLE                                                            360                 106,000.00               20060401
Waukegan                                                              360                 166,400.00               20060401
Wilmington                                                            479                 348,000.00               20060401
Charlotte                                                             360                 101,000.00               20060301
Lebanon                                                               360                 180,000.00               20060201
Denver                                                                360                 158,400.00               20060301
Raynham                                                               480                 170,000.00               20060401
San Antonio                                                           360                  94,400.00               20060201
Freedom                                                               360                 124,800.00               20060301
San Antonio                                                           360                  68,400.00               20060401
Chicopee                                                              360                 174,400.00               20060401
Pleasant View                                                         360                 255,920.00               20060301
SULLIVAN                                                              360                 164,000.00               20060301
Weymouth                                                              360                 168,000.00               20060401
Charlotte                                                             360                 144,000.00               20060301
Dorchester                                                            360                 257,000.00               20060401
Matthews                                                              360                 224,000.00               20060301
Elkton                                                                360                 208,000.00               20060301
SAN ANTONIO                                                           360                  48,940.00               20060301
Assonet                                                               360                 187,500.00               20060301
Brewer                                                                360                  63,000.00               20060401
Mashpee                                                               360                 204,400.00               20060301
GOSHEN                                                                360                  80,000.00               20060401
TULARE                                                                360                  60,000.00               20060401
VISALIA                                                               360                 101,600.00               20060301
FRESNO                                                                360                 161,600.00               20060301
Las Vegas                                                             360                  98,250.00               20060401
Las Vegas                                                             360                  87,500.00               20060301
MURRIETA                                                              360                 280,000.00               20060301
Maineville                                                            360                 176,650.00               20060401
HAGERSTOWN                                                            360                 250,400.00               20060301
CHARLOTTESVILLE                                                       360                  78,400.00               20060301
LAUREL                                                                360                 240,000.00               20060401
CHARLOTTESVILLE                                                       360                  72,000.00               20060301
CHARLOTTESVILLE                                                       360                 100,800.00               20060301
CHARLOTTESVILLE                                                       360                  70,000.00               20060301
CHARLOTTESVILLE                                                       360                 145,200.00               20060401
WICHITA                                                               360                  96,400.00               20060301
CHARLOTTESVILLE                                                       360                 117,200.00               20060401
Charlottesville                                                       360                 193,600.00               20060301
Washington                                                            360                 292,000.00               20060301
CHARLOTTESVILLE                                                       360                  67,200.00               20060401
MIAMI                                                                 360                 262,500.00               20060401
WICHITA                                                               360                  96,400.00               20060301
VIENNA                                                                360                 464,000.00               20060401
Temple                                                                360                  50,250.00               20060201
Myrtle Beach                                                          360                 118,100.00               20060301
Macon                                                                 360                  40,500.00               20060101
Jacksonville                                                          360                 200,000.00               20060201
San Bernardino                                                        360                 392,000.00               20051201
Grand Rapids                                                          360                  63,000.00               20060101
Weatherford                                                           360                 114,000.00               20051201
Grand Rapids                                                          360                  63,750.00               20060101
Myrtle Beach                                                          360                 112,000.00               20060101
Elkmont                                                               360                 175,200.00               20050901
Kansas City                                                           360                  50,400.00               20060201
Miami                                                                 360                 170,000.00               20050901
Macon                                                                 360                  49,500.00               20051201
Rochester                                                             360                 124,400.00               20060201
Saint Augustine                                                       360               1,500,000.00               20060301
Riverside Area                                                        360                 296,000.00               20051201
SOUTH LAKE TAHOE                                                      360                 285,000.00               20060401
BELL                                                                  360                 600,000.00               20060401
PICO RIVERA                                                           360                 429,000.00               20060301
KOLOA                                                                 360                 301,000.00               20060301
CASA GRANDE                                                           360                 120,000.00               20060301
SHOREVIEW                                                             360                  88,000.00               20060301
POMONA                                                                360                 308,000.00               20060301
SANTA ANA                                                             360                 450,000.00               20060301
N LAS VEGAS                                                           360                 208,000.00               20060401
HENDERSON                                                             360                 640,000.00               20060401
MIDWAY CITY                                                           360                 480,000.00               20060301
REDLANDS                                                              360                 224,000.00               20060301
Bay Shore                                                             360                 226,600.00               20060301
Clifton                                                               360                 308,000.00               20060201
East Elmhurst                                                         360                 556,000.00               20060401
North Bergen                                                          360                 243,750.00               20060401
West Orange                                                           360                 230,000.00               20060301
Jamaica                                                               360                 540,000.00               20060301
Passaic                                                               360                 280,000.00               20060301
Far Rockaway                                                          360                 368,000.00               20060301
Hyattsville                                                           360                 256,000.00               20060401
Hyattsville                                                           360                 160,000.00               20060401
Hyattsville                                                           360                 275,500.00               20060401
Hahira                                                                360                  81,537.00               20060301
Coral Springs                                                         360                 199,920.00               20051201
Beulaville                                                            360                  71,200.00               20060401
Columbus                                                              360                  64,000.00               20060201
Lake Oswego                                                           360                 626,000.00               20060201
WILLINGBORO                                                           360                 220,000.00               20051001
Minneapolis                                                           360                 200,000.00               20060201
DOVE CANYON                                                           360                 824,000.00               20060401
VISALIA                                                               360                 220,000.00               20060401
SAN FRANCISCO                                                         360                 585,000.00               20060401
Concord                                                               360                  70,950.00               20060301
West New York                                                         360                 780,000.00               20060401
LAS VEGAS                                                             360                 304,000.00               20060401
Miami                                                                 360                 760,000.00               20051201
Hialeah                                                               360                 148,000.00               20060401
Tampa                                                                 360                 162,300.00               20060401
Melbourne                                                             360                 152,000.00               20060401
Miami Beach                                                           360                 480,000.00               20060301
MIAMI                                                                 360                 350,400.00               20060401
LOS ANGELES                                                           360                 413,400.00               20060401
MILPITAS                                                              360                 414,000.00               20060301
GREENFIELD                                                            360                 210,000.00               20060301
SANTA ANA                                                             360                 272,000.00               20060301
SAN JOSE                                                              360                 543,960.00               20060301
ORANGE PARK                                                           360                 304,000.00               20060401
Columbia                                                              360                  47,920.00               20060401
Savannah                                                              360                  55,200.00               20060301
Jacksonville                                                          360                  70,400.00               20060301
Jacksonville                                                          360                  58,800.00               20060401
Jacksonville                                                          360                 318,272.00               20060401
Baltimore                                                             360                  81,000.00               20060301
Easley                                                                360                 123,750.00               20060401
Mount Pleasant                                                        360                 880,720.00               20060301
BRISTOW                                                               360                 610,450.00               20060401
CULPEPER                                                              360                 383,192.00               20060201
QUEEN CREEK                                                           360                 217,600.00               20060201
UPPER MARLBORO                                                        360                 503,375.00               20060301
LAVEEN                                                                360                 239,350.00               20060301
LANCASTER                                                             360                 319,434.00               20060301
SURPRISE                                                              360                 249,713.00               20060401
TEMECULA                                                              360                 447,416.00               20060401
FAIRFIELD                                                             360                 663,992.00               20060201
Ponte Vedra Beach                                                     360                 720,000.00               20060301
Davie                                                                 360                 151,650.00               20060401
Kennesaw                                                              360                 122,500.00               20060401
Conyers                                                               360                  72,000.00               20060401
Orlando                                                               360                 993,750.00               20060301
Covington                                                             360                 195,900.00               20060401
Davie                                                                 360                 188,000.00               20051001
Milner                                                                360                  91,600.00               20060401
Athens                                                                360                 142,900.00               20051001
Hoschton                                                              360                 497,950.00               20060401
Peachtree City                                                        360                 440,000.00               20060301
Pompano Beach                                                         360                 240,000.00               20060301
Pompano Beach                                                         360                 232,000.00               20060301
Atlanta                                                               360                 461,600.00               20060301
Lawrenceville                                                         360                 127,200.00               20060301
Boone                                                                 360                 125,900.00               20060401
Monroe                                                                360                  99,900.00               20060301
Stockbridge                                                           360                  94,400.00               20060301
Maitland                                                              360                 164,000.00               20060401
Lake Wylie                                                            360                 680,000.00               20060301
Alpharetta                                                            360                 785,100.00               20060401
Monroe                                                                360                 118,000.00               20051201
Orlando                                                               360                 173,800.00               20060301
Jacksonville                                                          360                 131,000.00               20060301
Bradenton                                                             360                 367,100.00               20060401
Brandon                                                               360                 103,500.00               20050801
Dunedin                                                               360                 125,600.00               20051101
Tampa                                                                 360                 500,000.00               20060301
Marietta                                                              360                 173,800.00               20060301
Woodstock                                                             360                 309,600.00               20060401
Buford                                                                360                 172,000.00               20060401
Stockbridge                                                           360                  80,000.00               20060301
Virginia Beach                                                        360                 156,375.00               20060301
Cicero                                                                360                 112,000.00               20060301
PALM BEACH GARDENS                                                    360                 325,600.00               20060401
ALEXANDRIA                                                            360                 260,950.00               20060401
Roanoke                                                               360                 124,000.00               20060401
Reisterstown                                                          360                 364,000.00               20060301
MELBOURNE                                                             360                 192,500.00               20060301
SHERWOOD                                                              360                 262,500.00               20060501
BEDFORD                                                               360                 498,000.00               20060401
Arlington                                                             360                 472,500.00               20060401
Glenn Dale                                                            360                 304,000.00               20060401
PALM BAY                                                              360                 168,000.00               20060301
SAINT AUGUSTINE                                                       360                 135,000.00               20060401
Lauderhill                                                            360                 272,000.00               20060301
BRENTWOOD                                                             360                 210,000.00               20060401
Benicia                                                               360                 470,000.00               20060401
ORLANDO                                                               360                 490,000.00               20060401
WEST BABYLON                                                          360                 312,000.00               20060501
FREDERICK                                                             360                 194,000.00               20060401
Oxnard                                                                360                 435,000.00               20060301
SAN BERNARDINO                                                        360                 215,000.00               20060301
APPLE VALLEY                                                          360                 318,500.00               20060201
Gahanna                                                               360                 135,600.00               20051101
COLUMBUS                                                              360                 162,500.00               20050901
COLUMBUS                                                              360                 172,250.00               20050901
Westerville                                                           360                 109,200.00               20060101
Westerville                                                           360                 109,550.00               20051201
COLUMBUS                                                              360                 185,250.00               20051001
Salt Lake City                                                        360                  97,300.00               20060401
Park City                                                             360                 279,500.00               20060401
MIDWAY                                                                360                 400,000.00               20060101
Park City                                                             360                 351,200.00               20060501
Oradell                                                               360               1,000,000.00               20060301
KALAMAZOO                                                             360                 169,000.00               20051101
Union                                                                 360                 235,000.00               20060301
Zellwood                                                              360                 122,250.00               20060301
Delray Beach                                                          360                 106,400.00               20051201
Gainesville                                                           360                 116,000.00               20060401
Ocoee                                                                 360                 215,000.00               20060401
Ocoee                                                                 360                 108,000.00               20060301
Temple Hills                                                          360                 104,000.00               20060401
Glenwood                                                              360                 927,500.00               20060401
Bowie                                                                 360                 577,000.00               20060301
Villa Rica                                                            360                  83,300.00               20060401
Deland                                                                360                 464,000.00               20060301
Wesley Chapel                                                         360                 196,000.00               20060201
Newport News                                                          360                  52,000.00               20060401
Baltimore                                                             360                 136,000.00               20060301
Washington                                                            360                 255,000.00               20060301
Maitland                                                              360                 188,500.00               20060301
Rosemount                                                             360                 679,900.00               20060301
Minneapolis                                                           360                  77,000.00               20060301
WILLIS                                                                360                 128,000.00               20060401
Houston                                                               360                 116,800.00               20060401
HILO                                                                  360                 160,000.00               20060401
SANTA ROSA                                                            360                 112,000.00               20060301
LEWISVILLE                                                            360                  74,000.00               20060401
Harahan                                                               360                 160,000.00               20051001
LUBBOCK                                                               360                  46,800.00               20060301
THE WOODLANDS                                                         360                 101,140.00               20060401
DESOTO                                                                360                  85,520.00               20060301
BATON ROUGE                                                           360                 104,000.00               20060301
GREEN BAY                                                             360                 116,000.00               20060401
LEWISVILLE                                                            360                  74,000.00               20060401
WILLIS                                                                360                  89,600.00               20060401
RACINE                                                                360                  52,000.00               20060301
Houston                                                               360                 110,000.00               20060301
LEWISVILLE                                                            360                  74,000.00               20060401
The Woodlands                                                         360                  96,719.00               20060401
LEAGUE CITY                                                           360                 126,000.00               20060301
DURHAM                                                                360                  85,000.00               20060401
PEARLAND                                                              360                 115,200.00               20060401
OCEAN SPRINGS                                                         360                  96,880.00               20050801
Spring                                                                360                 192,000.00               20060301
JONESBOROUGH                                                          360                 104,648.00               20050501
Fountain Valley                                                       360                 559,000.00               20060301
San Gabriel                                                           360                 494,000.00               20060401
MESA                                                                  360                  65,000.00               20051101
Phoenix                                                               360                 240,000.00               20060301
Peoria                                                                360                 624,000.00               20060401
SUMMIT                                                                360                 228,000.00               20060401
Bourbonnais                                                           360                 273,600.00               20060301
Northbrook                                                            360                 328,000.00               20060301
Franklin                                                              360                 132,600.00               20051201
Osakis                                                                360                 248,000.00               20060301
Coon Rapids                                                           360                 177,600.00               20060401
ST LOUIS                                                              360                 113,400.00               20060401
CONWAY                                                                360                  43,200.00               20060401
LONGVIEW                                                              360                  67,200.00               20060401
DALLAS                                                                360                  40,000.00               20060301
JACKSONVILLE                                                          360                  68,900.00               20060401
LONGVIEW                                                              360                  63,200.00               20060401
LONGVIEW                                                              360                  67,200.00               20060401
DALLAS                                                                360                  66,000.00               20060301
TYLER                                                                 360                 111,600.00               20060201
AZLE                                                                  360                 300,000.00               20060301
JACKSONVILLE                                                          360                  68,900.00               20060301
JACKSONVILLE                                                          360                  68,900.00               20060401
HOUSTON                                                               360                 112,500.00               20060401
Bloomington                                                           360                 242,400.00               20060401
Silverthorne                                                          360                 147,200.00               20060401
Boulder                                                               360                 215,000.00               20060301
Haiku                                                                 360                 424,000.00               20060301
Parker                                                                477                 470,203.00               20060201
Philadelphia                                                          360               1,040,000.00               20060301
Long Beach                                                            360                 280,000.00               20060201
Los Angeles                                                           360                 205,000.00               20060301
Los Angeles                                                           360                 498,500.00               20060201
New Preston Marble Dale                                               360                 483,400.00               20060201
Riverside                                                             360                 450,000.00               20060101
Santa Barbara                                                         360                 460,000.00               20060101
Tarzana                                                               360               1,330,000.00               20060301
Arlington                                                             360                 100,000.00               20060101
Los Angeles                                                           360                 519,350.00               20060301
Pebble Beach                                                          360               1,782,450.00               20060301
Merrimac                                                              360                  95,500.00               20060301
Kansas City                                                           360                 468,750.00               20060201
Staten Island                                                         360                 321,600.00               20060301
Venice                                                                360                 585,000.00               20060301
Stockton                                                              360                 316,000.00               20060301
San Diego                                                             360                 454,392.00               20060301
Orlando                                                               360                 128,000.00               20060201
Ocean Springs                                                         360                  66,400.00               20060301
Ventura                                                               360                 570,000.00               20060301
Albuquerque                                                           360                 112,000.00               20060301
Phoenix                                                               360                 132,000.00               20060201
La Quinta                                                             360                 465,000.00               20060401
Stevensville                                                          360                  88,000.00               20060301
San Diego                                                             360                 617,500.00               20060301
Palos Verdes Peninsula                                                360                 800,000.00               20060201
Delray Beach                                                          360                 822,200.00               20060301
Indian Orchard                                                        360                 160,000.00               20060401
Cashiers Townshi[p                                                    360                  65,280.00               20060401
Las Vegas                                                             360                 134,000.00               20060301
Niles                                                                 360                  55,600.00               20060301
Glendale                                                              360                 152,000.00               20051201
Palmdale                                                              360                 528,000.00               20060301
Anaheim                                                               360                 676,000.00               20060301
Phelan                                                                360                 305,898.00               20060401
Pearl City                                                            360                 220,000.00               20051201
Long Beach                                                            360                 832,500.00               20060301
Brockton                                                              360                 244,800.00               20060301
Dallas                                                                360                  57,200.00               20060301
Rockville                                                             360                 513,750.00               20060301
Ocala                                                                 360                  72,000.00               20060301
Chesterfield                                                          360                 137,150.00               20060301
Cypress                                                               360                 226,000.00               20060301
Dallas                                                                360                  42,000.00               20060401
CAIRO                                                                 360                  42,075.00               20060401
Laredo                                                                360                 183,200.00               20060401
Tallahassee                                                           360                  84,890.00               20060401
Houston                                                               360                  67,275.00               20060301
Saint Louis                                                           360                 188,400.00               20051201
KANKAKEE                                                              360                  48,000.00               20060401
Palm Bay                                                              360                 108,615.00               20060101
Katy                                                                  360                 104,000.00               20060301
Bryan                                                                 360                  56,907.00               20060301
DALLAS                                                                360                  52,500.00               20060401
Crystal City                                                          360                  48,000.00               20060401
Oklahoma City                                                         360                  58,873.00               20060201
RINGGOLD                                                              360                 106,000.00               20060401
Jacksonville                                                          360                 132,000.00               20060401
Summerville                                                           360                 124,000.00               20060301
Jacksonville                                                          360                  76,000.00               20060301
Nashville                                                             360                  42,000.00               20060301
Tulsa                                                                 360                  60,000.00               20060401
Kennesaw                                                              360                 112,000.00               20060201
Kennesaw                                                              360                 124,000.00               20060201
Flagler Beach                                                         360                 235,000.00               20060301
Orlando                                                               360                 153,000.00               20060101
Ft Lauderdale                                                         360                 460,000.00               20060301
LONG BEACH TOWNSHIP                                                   360                 150,000.00               20060401
Ball Ground                                                           360                 299,600.00               20060201
LINCOLN                                                               360                 105,200.00               20051201
HARRISON                                                              360                  34,000.00               20051201
MERIDIAN                                                              360                 165,320.00               20060101
CHICAGO                                                               360                 100,400.00               20060101
BALTIMORE                                                             360                 112,800.00               20051201
MADISON                                                               360                 124,500.00               20051101
GLENDALE                                                              360                 151,200.00               20051201
NORTH BERGEN                                                          360                 263,200.00               20051201
LAKEWOOD                                                              360                 136,000.00               20051201
BELLEVILLE                                                            360                 211,850.00               20051101
NEW CASTLE                                                            360                 130,350.00               20051201
Tolleson                                                              360                 111,100.00               20060301
Thornton                                                              360                 136,500.00               20060301
Los Angeles                                                           360                 438,750.00               20060401
Lancaster                                                             360                 850,000.00               20060301
ESCONDIDO                                                             360                 160,000.00               20051001
Broken Arrow                                                          360                  93,750.00               20060401
Jacksonville                                                          360                  68,800.00               20060301
Benton                                                                360                 108,000.00               20060101
Broken Arrow                                                          360                  93,750.00               20060401
Broken Arrow                                                          360                  93,750.00               20060401
Philadelphia                                                          480                 112,000.00               20060401
Broken Arrow                                                          360                  93,750.00               20060401
Broken Arrow                                                          360                  93,750.00               20060401
Garden Grove                                                          360                 297,000.00               20060401
Sacramento                                                            360                 320,000.00               20060101
Bakersfield                                                           360                  73,000.00               20060101
Gulfport                                                              360                 155,000.00               20051201
kyle                                                                  360                 116,356.00               20060301
Shreveport                                                            360                 120,000.00               20060301
Lakewood                                                              360                 188,000.00               20060401
akron                                                                 360                  60,000.00               20060401
portland                                                              360                 203,000.00               20060401
conley                                                                360                  78,800.00               20060301
santa fe                                                              360                 640,000.00               20060401
yers                                                                  360                 159,900.00               20060401
Cleveland                                                             360                  77,700.00               20060401
houston                                                               360                 112,000.00               20060401
gresham                                                               360                  98,800.00               20060301
houston                                                               360                  68,800.00               20060301
post falls                                                            360                 138,400.00               20060301
houston                                                               360                 125,600.00               20060401
cleveland                                                             360                  77,700.00               20060401
independence                                                          360                 118,000.00               20060401
AKRON                                                                 360                  60,000.00               20060401
richmond                                                              360                 155,395.00               20060301
akron                                                                 360                  53,600.00               20060401
fort meyers                                                           360                  74,500.00               20060401
Cleveland                                                             360                  77,700.00               20060401
cleveland                                                             360                  77,700.00               20060401
CHELSEA                                                               360                 137,520.00               20060401
SPRING                                                                360                 417,000.00               20060201
Fountain                                                              360                 108,000.00               20060401
Arvada                                                                360                 174,400.00               20051201
Denver                                                                360                 168,000.00               20060301
Hillsborough                                                          360               1,673,000.00               20060401
BEALETON                                                              360                 421,400.00               20060401
WEST CHESTER                                                          360                 192,113.00               20060301
RISING SUN                                                            360                 287,092.00               20060401
LUMBERTON                                                             360                 216,850.00               20060201
PITTSTOWN                                                             360                 650,000.00               20060401
ELLICOTT CITY                                                         360                 636,200.00               20060301
Sacramento                                                            360                 252,400.00               20060301
Oakland                                                               360                 399,750.00               20060401
Tallahassee                                                           360                  76,310.00               20060401
Orlando                                                               360                 472,500.00               20060301
Tampa                                                                 360                 207,200.00               20051201
Gilbert                                                               360                 705,000.00               20060401
Surprise                                                              360                 215,900.00               20060201
Mesa                                                                  360                 192,000.00               20060401
Pottstown                                                             360                 575,000.00               20060301
Collegeville                                                          360                 429,000.00               20060401
Hastings                                                              360               1,592,500.00               20060301
Washington                                                            360                 288,000.00               20060301
COVINGTON                                                             360                 108,000.00               20060301
LAKELAND                                                              360                 124,900.00               20060201
UNION CITY                                                            360                 114,080.00               20060201
Dallas                                                                360                  80,000.00               20060101
GRIFFIN                                                               360                 109,600.00               20060201
Suwanee                                                               360               1,950,000.00               20060301
AUSTELL                                                               360                 138,300.00               20060201
Hampton                                                               360                 118,388.00               20060301
EUHARLEE                                                              360                 108,000.00               20060201
MARIETTA                                                              360                 448,000.00               20060301
DECATUR                                                               360                  77,520.00               20060301
UNION CITY                                                            360                  93,352.00               20060201
KENNESAW                                                              180                  91,150.00               20051201
VILLA RICA                                                            360                 140,250.00               20060201
TEMPLE                                                                360                 116,560.00               20060301
Dallas                                                                360                 148,000.00               20060201
MCDONOUGH                                                             360                 146,400.00               20060201
Riverdale                                                             360                 116,647.00               20060401
CANTON                                                                360                 125,000.00               20060201
NORCROSS                                                              360                 168,400.00               20060301
SNELLVILLE                                                            360                 157,410.00               20060301
SUGAR HILL                                                            360                 118,400.00               20060301
McDonough                                                             360                 209,255.00               20060101
JONESBORO                                                             360                 129,357.00               20060301
COLLEGE PARK                                                          360                  77,630.00               20060201
JONESBORO                                                             360                  87,500.00               20060301
HIRAM                                                                 360                 200,880.00               20060301
HAMPTON                                                               360                 111,680.00               20060201
NORCROSS                                                              360                 168,000.00               20060301
FAIRBURN                                                              360                 178,912.00               20060301
DACULA                                                                360                 142,256.00               20060301
Hartwell                                                              360                 450,000.00               20060201
Lithia Springs                                                        360                  63,320.00               20060201
Powder Springs                                                        360                 185,865.00               20060201
RIVERDALE                                                             360                 111,192.00               20060201
ACWORTH                                                               360                 152,000.00               20050901
CANTON                                                                360                 138,400.00               20060301
CARTERSVILLE                                                          360                 120,320.00               20060301
KINGSTON                                                              360                 287,360.00               20060301
MANHATTAN BEACH                                                       360                 312,500.00               20060101
GARDEN GROVE                                                          360                 464,000.00               20060401
WASHINGTON                                                            180                 200,000.00               20060101
SAN PEDRO                                                             360                 455,000.00               20060101
LAS VEGAS                                                             360                 119,600.00               20060301
VAN NUYS                                                              360                 440,000.00               20060101
PALOS VERDES ESTATES                                                  360                 451,750.00               20060401
INGLEWOOD                                                             360                 165,000.00               20060101
PINEHURST                                                             360                 434,000.00               20060301
GARDEN GROVE                                                          360                 265,800.00               20060301
NORWALK                                                               360                 240,000.00               20060101
Las Vegas                                                             360                 196,000.00               20060301
CRANBERRY TWP                                                         360                 224,000.00               20060401
RIVERSIDE                                                             360                 292,000.00               20060401
Rialto                                                                360                 225,000.00               20060101
CORAL GABLES                                                          360                  93,000.00               20060301
PHILADELPHIA                                                          360                  85,500.00               20060201
YUCAIPA                                                               360                 271,600.00               20060101
REDONDO BEACH                                                         360                 500,000.00               20060101
MIAMI                                                                 360                 228,000.00               20060301
RED BLUFF                                                             360                 325,000.00               20060401
REDONDO BEACH                                                         360                 465,000.00               20060401
Los Angeles                                                           180                 715,000.00               20060101
NEWTON                                                                360                  59,750.00               20060401
ETIWANDA                                                              360                 880,000.00               20060401
Hilaleah                                                              360                 150,000.00               20060401
LAS VEGAS                                                             360                 214,160.00               20060401
LOS ANGELES                                                           360                 706,500.00               20060401
FOUNTAIN VALLEY                                                       360                 445,250.00               20060101
GALENA                                                                360                 121,000.00               20060401
MEDINA                                                                360                 211,250.00               20060401
ONTARIO                                                               360                 120,000.00               20051201
CHICAGO                                                               360                 116,000.00               20060301
Rolling Meadows                                                       360                 245,900.00               20060201
Head Of The Harbor                                                    360               1,125,000.00               20060401
SAINT LOUIS                                                           360                 115,360.00               20060401
Saint Louis                                                           360                 211,735.00               20060101
Dallas                                                                360                  86,923.00               20060101
LOUISVILLE                                                            360                  62,400.00               20060301
DALLAS                                                                360                 206,000.00               20060501
Houston                                                               360                 124,188.00               20060101
HOUSTON                                                               360                 111,647.00               20060201
Fort Worth                                                            360                 131,976.00               20060301
Denton                                                                360                  80,000.00               20060201
Louisville                                                            360                  50,400.00               20060301
Weatherford                                                           360                 126,400.00               20060101
HOUSTON                                                               360                 103,000.00               20060201
Gunter                                                                360                  90,400.00               20051201
Louisville                                                            360                  54,000.00               20060301
HOUSTON                                                               360                  86,730.00               20060201
Louisville                                                            360                  51,300.00               20060301
Bowling Green                                                         360                  86,000.00               20060101
DENTON                                                                360                 159,200.00               20060401
Valrico                                                               360                 168,000.00               20060201
Gahanna                                                               360                 127,920.00               20060201
GILLESPIE                                                             360                  60,800.00               20060401
Krum                                                                  360                 388,000.00               20060301
WARSAW                                                                360                  56,720.00               20060301
Sanger                                                                360                  98,312.00               20051101
Cahokia                                                               360                  32,400.00               20060301
Cahokia                                                               360                  32,400.00               20060301
Cahokia                                                               360                  32,400.00               20060301
Stephenville                                                          360                 675,000.00               20060301
Lewisville                                                            360                  84,800.00               20060101
Little Elm                                                            360                 153,862.00               20060201
Itasca                                                                360                  92,000.00               20060101
Alvarado                                                              360                 144,000.00               20060301
NORWALK                                                               180                 117,500.00               20060201
burlingame                                                            360               1,820,000.00               20060301
Chattanooga                                                           360                  50,800.00               20060301
Cumming                                                               360                 135,416.00               20060301
Elberta                                                               360                 144,000.00               20060301
Mt Pleasant                                                           360                 513,000.00               20060401
Dallas                                                                360                  92,288.00               20060301
Yulee                                                                 360                 185,100.00               20060401
Kennesaw                                                              360                 166,800.00               20060301
Chelsea                                                               360                 123,920.00               20060401
Atlanta                                                               360                 116,800.00               20060401
Gainesville                                                           360                 147,200.00               20060401
Gulf Shores                                                           360                 154,000.00               20060401
RANCHO CUCAMONGA                                                      360                 592,072.00               20060201
APPLE VALLEY                                                          360                 321,592.00               20060401
BAKERSFIELD                                                           360                 398,790.00               20060201
ROSEVILLE                                                             360                 573,416.00               20060301
LANCASTER                                                             360                 497,840.00               20060201
APPLE VALLEY                                                          360                 295,912.00               20060301
HOUSTON                                                               360                  91,865.00               20060301
DENTON                                                                360                 139,687.00               20060201
JACKSONVILLE                                                          360                 172,952.00               20060401
NORTH LAS VEGAS                                                       360                 375,817.00               20060401
LAS VEGAS                                                             360                 256,372.00               20060301
NAPLES                                                                360                 417,000.00               20060301
ORLANDO                                                               360                 244,440.00               20060301
NORTH LAS VEGAS                                                       360                 517,833.00               20060201
RIVERVIEW                                                             360                 185,185.00               20060301
JACKSONVILLE                                                          360                 177,400.00               20060401
LAS VEGAS                                                             360                 545,564.00               20060401
Caldwell                                                              360                  84,000.00               20060301
Muskogee                                                              360                 128,800.00               20060101
Caldwell                                                              360                  55,920.00               20060301
Colorado Springs                                                      360                 219,600.00               20060301
WEST JORDAN                                                           360                 129,600.00               20060401
COLORADO SPRINGS                                                      360                 122,400.00               20060401
WEST VALLEY CITY                                                      360                  80,000.00               20060401
SAINT GEORGE                                                          360                 146,150.00               20060401
Roosevelt                                                             360                 270,000.00               20060301
Aurora                                                                360                  71,200.00               20060301
EAGLE MOUNTAIN                                                        360                 172,000.00               20060401
Norwich                                                               360                 148,500.00               20060301
Temecula                                                              360                 519,200.00               20060301
Murrieta                                                              360                 527,200.00               20060301
Murrieta                                                              360                 556,000.00               20060201
SPRINGFIELD                                                           360                  68,800.00               20060101
SOUTHBRIDGE                                                           360                 212,000.00               20060301
MANCHESTER                                                            360                 140,000.00               20060401
Lebanon                                                               360                  92,100.00               20060301
Roseville                                                             360                  68,000.00               20060301
Westminster                                                           360                 171,920.00               20060301
Norcross                                                              360                 152,000.00               20060201
Henryetta                                                             360                  58,000.00               20060401
Wichita                                                               360                  68,000.00               20060301
Humble                                                                360                  69,200.00               20060401
Detroit                                                               360                  81,600.00               20060301
Williamsburg                                                          360                 230,000.00               20060301
Columbia                                                              360                  60,000.00               20060301
Canton                                                                360                  92,400.00               20060301
Garland                                                               360                  88,420.00               20060301
Newark                                                                360                 342,400.00               20060301
Littleton                                                             360                 191,200.00               20060301
Santa Monica                                                          360               1,050,000.00               20060301
SCOTTSDALE                                                            360                 536,250.00               20060401
COLUMBIA                                                              360                 111,920.00               20060301
THOUSAND OAKS                                                         360                 650,000.00               20060401
Chino                                                                 360                 417,000.00               20060301
Apple Valley                                                          360                 215,000.00               20060301
TUSTIN                                                                360                 487,579.00               20060201
APPLE VALLEY                                                          360                 256,000.00               20060101
APPLE VALLEY                                                          360                 256,000.00               20060101
PLEASANT HILL                                                         360                 664,000.00               20060101
QUARTZ HILL ARE                                                       360                 340,000.00               20051201
LOS ANGELES                                                           360                 197,000.00               20060101
Williamsburg                                                          360                 311,000.00               20060401
Ft Washington                                                         360                 220,000.00               20060301
Lynchburg                                                             360                 121,600.00               20060301
College Park                                                          360                 102,750.00               20060201
College Park                                                          360                 208,371.00               20060301
Monroe                                                                360                  80,000.00               20060301
Marietta                                                              360                  58,100.00               20060201
Union City                                                            360                  83,433.00               20060201
Phoenix                                                               360                 240,000.00               20060401
El Mirage                                                             360                 157,500.00               20060401
Show Low                                                              360                 164,000.00               20060401
North Las Vegas                                                       360                  37,500.00               20060301
Colorado Springs                                                      360                 147,630.00               20060201
Shawnee                                                               360                  52,500.00               20060401
Shawnee                                                               360                  53,200.00               20060401
Long Beach                                                            360                 130,000.00               20060401
Fort Worth                                                            360                  54,600.00               20060401
Federal Way                                                           360                 192,000.00               20060301
ALBUQUERQUE                                                           360                 158,200.00               20060301
PHOENIX                                                               360                 150,400.00               20060401
SCOTTSDALE                                                            360                 236,000.00               20060401
SAN LUIS                                                              360                 124,000.00               20060301
PHOENIX                                                               360                 263,600.00               20060401
Glendale                                                              360                 277,500.00               20060401
Phoenix                                                               480                  76,000.00               20060401
QUEEN CREEK                                                           360                 177,372.00               20060401
Albuquerque                                                           360                 162,470.00               20060301
ALBUQUERQUE                                                           360                 155,000.00               20060301
Salisbury                                                             360                  52,720.00               20060301
Winston Salem                                                         360                  44,800.00               20060201
Winston Salem                                                         360                  59,085.00               20060301
Conyers                                                               360                 148,080.00               20060301
Winston                                                               360                  89,499.00               20060401
Winston Salem                                                         360                  29,600.00               20060301
Hoschton                                                              360                 450,000.00               20060201
Mckinney                                                              360                 108,800.00               20060301
Allen                                                                 360                 249,600.00               20060301
Arlington                                                             360                 135,920.00               20060301
Mckinney                                                              360                 348,000.00               20060301
Lewisville                                                            360                 100,816.00               20060301
Kimberly                                                              360                 140,000.00               20060301
Kiawah Island                                                         360                 270,000.00               20060301
CONYERS                                                               360                  74,160.00               20060401
BRUNSWICK                                                             360                 350,000.00               20060201
COLUMBUS                                                              360                  59,500.00               20051001
KISSIMMEE                                                             360                 144,000.00               20051001
ORLANDO                                                               360                 140,000.00               20051001
CHARLOTTE                                                             360                 102,800.00               20050901
WAYCROSS                                                              360                  54,300.00               20050801
CHARLOTTE                                                             360                  63,375.00               20050801
PITTSBURGH                                                            360                  85,600.00               20050801
ORLANDO                                                               360                  67,500.00               20050801
JACKSONVILLE                                                          360                 240,000.00               20051001
GOOSE CREEK                                                           360                  91,000.00               20050801
SATELLITE BEACH                                                       360                 450,000.00               20051101
TAMPA                                                                 360                 129,000.00               20050901
DUMFRIES                                                              360                 244,000.00               20051001
BOYCE                                                                 180                  65,000.00               20050801
WEST PALM BEACH                                                       360                 189,900.00               20051001
OGDEN                                                                 360                  46,050.00               20050801
FAIRFAX STATION                                                       360                 650,000.00               20051101
SAGINAW                                                               360                 140,000.00               20051001
PEORIA                                                                360                 176,000.00               20050901
KISSIMMEE                                                             360                 154,400.00               20051001
WAXHAW                                                                360                 153,000.00               20051101
SCOTTSDALE                                                            360                 406,000.00               20050901
NORTH PORT                                                            360                 230,000.00               20051001
JASPER                                                                360                 217,000.00               20050801
STATESBORO                                                            360                 175,000.00               20051101
TAMPA                                                                 360                 126,000.00               20051101
BOULDER                                                               360                 270,000.00               20050901
ORLANDO                                                               360                 240,000.00               20051001
NAPLES                                                                360                 303,750.00               20050901
Dover                                                                 180                 248,000.00               20050701
ORLANDO                                                               360                 217,000.00               20051001
Fitzgerald                                                            180                  66,500.00               20050701
ORLANDO                                                               360                 131,600.00               20051001
CHARLOTTE                                                             360                 220,000.00               20051001
PALM SPRINGS                                                          180                 132,000.00               20050801
SUGAR HILL                                                            360                 135,000.00               20050901
HARTWELL                                                              360                  96,000.00               20051101
ORLANDO                                                               360                 164,800.00               20051101
ALEXANDRIA                                                            360                 552,000.00               20051001
FREDRICKSBERG                                                         360                 395,000.00               20050801
CAMDEN WYOMING                                                        360                 190,000.00               20050701
LOS ANGELES                                                           180                 367,000.00               20050701
LAWRENCEVILLE                                                         360                 312,000.00               20050801
PITTSBURGH                                                            360                 128,000.00               20050801
IRMO                                                                  360                 177,600.00               20050801
KISSIMMEE                                                             360                 148,800.00               20051001
NEWPORT NEWS                                                          180                 166,400.00               20050901
RALEIGH                                                               180                 182,500.00               20051001
KISSIMMEE                                                             360                 148,000.00               20050801
Miami                                                                 360                 172,800.00               20060201
Warren                                                                360                 112,000.00               20060101
LANSING                                                               360                 126,400.00               20060301
Aldan                                                                 360                 131,400.00               20060301
Phila                                                                 120                 135,000.00               20060101
Doylestown                                                            360                 542,500.00               20060401
Lake Harmony                                                          360                 226,000.00               20051101
Philadelphia                                                          360                 156,688.00               20060301
Devon                                                                 360                 620,750.00               20060301
Dover                                                                 360                 153,600.00               20060301
Blackwood                                                             360                 148,792.00               20060401
Bear                                                                  360                 214,400.00               20060301
Pleasantville                                                         360                 208,000.00               20060301
Pleasantville                                                         360                 120,000.00               20060401
Marcus Hook                                                           360                  65,600.00               20060401
Pine Hill                                                             360                 107,600.00               20060401
Fort Washington                                                       360                 453,000.00               20060401
Wilmington                                                            360                 296,000.00               20060301
Philadelphia                                                          360                 380,000.00               20060301
Norristown                                                            360                 107,200.00               20060301
Wilmington                                                            360                  64,400.00               20060401
WOOLRICH                                                              360                 366,700.00               20060301
Wilmington                                                            360                 731,500.00               20060301
Philadelphia                                                          360                 475,000.00               20060401
MIRAMAR                                                               360                 329,000.00               20050901
SAN DIEGO                                                             360                 324,000.00               20060301
BELL GARDENS                                                          360                 331,500.00               20060401
GRAND PRAIRIE                                                         360                 250,601.00               20060301
NORFOLK                                                               360                  63,200.00               20060301
VIRGINIA BCH                                                          360                 320,000.00               20060401
JACKSONVILLE                                                          360                 163,200.00               20060301
ST AUGUSTINE                                                          360                 168,800.00               20060401
Monticello                                                            360               1,500,000.00               20060301
BALTIMORE                                                             360                  65,000.00               20060401
VIRGINIA BEACH                                                        360                 176,000.00               20060301
DAVENPORT                                                             360                  56,175.00               20060401
ATL                                                                   360                 280,000.00               20060401
Des Moines                                                            360                  53,625.00               20060301
Stafford                                                              360                 384,000.00               20060401
RICHMOND                                                              360                  96,000.00               20060401
DECATUR                                                               360                 116,000.00               20060401
Lenigh                                                                360                 155,700.00               20060301
CEDAR RAPIDS                                                          360                  72,500.00               20060301
HUXLEY                                                                360                 138,720.00               20060301
Middletown                                                            360                 624,000.00               20060401
MYRTLE BEACH                                                          360                 176,850.00               20051001
BAYVIEW                                                               360                 275,000.00               20060301
HOMER GLEN                                                            360                 275,000.00               20051101
Chicago                                                               360                 356,000.00               20051201
Phoenix                                                               360                 142,400.00               20060301
PHOENIX                                                               360                 179,900.00               20060401
CHESAPEAKE                                                            360                 400,350.00               20060401
PETERSBURG                                                            360                 111,200.00               20060301
NEWPORT NEWS                                                          360                 136,000.00               20060301
Dallas                                                                360                  68,800.00               20051101
FORT WORTH                                                            360                  63,750.00               20060301
Plano                                                                 360                 188,800.00               20060401
Plano                                                                 360                  79,600.00               20060301
DALLAS                                                                360                 825,000.00               20060301
PLANO                                                                 360                 184,904.00               20060301
Hilton Head                                                           360                 210,000.00               20060401
JERSEY CITY                                                           360                 112,000.00               20030101
LAKE WORTH                                                            360                  86,450.00               20020301
FRESNO                                                                360                 110,700.00               20021101
SAVANNAH                                                              360                 134,900.00               20021201
DURHAM                                                                180                  48,000.00               20060301
Spring                                                                360                 103,500.00               20050101
GREENSBORO                                                            360                  57,400.00               20060201
TIVERTON                                                              360                 122,500.00               20060201
CEDAR CITY                                                            180                 154,284.00               20060101
SAVANNAH                                                              360                  66,500.00               20060201
NORMAN                                                                360                  62,200.00               20060101
CORCORAN                                                              360                  91,000.00               20060201
MIDWEST CITY                                                          180                  51,302.00               20060101
CARY                                                                  360                 159,500.00               20050901
CEDAR CITY                                                            180                 150,302.00               20060101
HAWAIIAN GARDENS                                                      360                 130,000.00               20060201
MIDWEST CITY                                                          180                  49,175.00               20060101
RICHMOND                                                              360                  51,750.00               20060201
HENDERSON                                                             360                 207,200.00               20060101
CHARLOTTESVILLE                                                       360                 135,000.00               20060201
FORT LAUDERDALE                                                       360                 228,750.00               20060201
TOLEDO                                                                360                  43,890.00               20060101
SAVANNAH                                                              360                  66,500.00               20060201
OKLAHOMA CITY                                                         180                  49,700.00               20060101
PALM HARBOR                                                           360                  50,000.00               20060201
DACULA                                                                360                 168,000.00               20060101
PALATINE                                                              360                 117,600.00               20060201
GLENDALE HEIGHTS                                                      360                 132,900.00               20060201
CATONSVILLE                                                           360                 188,800.00               20060201
KERNERSVILLE                                                          360                  72,484.00               20060201
CHARLOTTE                                                             360                  57,400.00               20060101
SAVANNAH                                                              360                  66,500.00               20060201
SAVANNAH                                                              360                  66,500.00               20060201
SAVANNAH                                                              360                  66,500.00               20060201
MANASSAS                                                              360                 234,000.00               20060101
NEWBERG                                                               180                 107,000.00               20051201
SAVANNAH                                                              360                  53,900.00               20060201
LONG BEACH                                                            180                 175,000.00               20051101
NEWBERG                                                               180                 106,000.00               20051201
DILLSBURG                                                             180                  50,500.00               20060201
DILLSBURG                                                             180                  50,001.00               20060201
FRANKLINTOWN                                                          180                  50,001.00               20060201
SAVANNAH                                                              360                  51,800.00               20060101
POMPANO BEACH                                                         360                 126,000.00               20060201
OKLAHOMA CITY                                                         180                  48,250.00               20060101
MIDWEST CITY                                                          180                  55,300.00               20060101
VISALIA                                                               360                 118,000.00               20051201
DOVER                                                                 180                  50,001.00               20060201
CHICAGO                                                               360                  98,000.00               20060201
LAUDERHILL                                                            360                 282,000.00               20051101
SEATTLE                                                               360                 250,000.00               20050101
CABOT                                                                 360                  54,000.00               20040801
KAILUA-KONA                                                           360                 271,000.00               20040801
BALDWIN PARK                                                          180                 155,200.00               20051201
FRESNO                                                                360                 162,000.00               20041001
BELGRADE                                                              360                 144,550.00               20040701
LANSDOWNE                                                             360                 114,300.00               20060201
SAN ANTONIO                                                           180                 138,040.00               20060201
CHICAGO                                                               360                  76,500.00               20060101
CHINO HILLS                                                           360                 390,000.00               20051101
LINCOLN CITY                                                          360                 150,950.00               20060301
LEAGUE CITY                                                           360                  63,934.00               20060101
VANCOUVER                                                             360                 160,928.00               20050501
INDIANAPOLIS                                                          360                 101,230.00               20050501
BELTSVILLE                                                            180                 336,000.00               20050601
FT THOMAS                                                             180                 136,000.00               20050601
NASHUA                                                                360                 201,600.00               20041001
ELFRIDA                                                               360                  90,900.00               20060101
HOUSTON                                                               180                 132,000.00               20050801
GLENDALE                                                              360                 194,800.00               20060201
APPLE VALLEY                                                          360                 156,000.00               20060101
SUN CITY                                                              180                  78,000.00               20050901
CONCORD                                                               360                 120,000.00               20021201

CITY1                                         PAYMENT                CURRENT_                   ORIGINAL_
                                                                     BALANCE                    LTV
--------------------------------------------------------------------------------------------------------------
HIALEAH                                            1,275.75                 226,800.00                  70.00
MCCLOUD                                            1,157.81                 195,000.00                  79.59
BETHESDA                                           2,348.96                 410,000.00                  60.29
Seymour                                              365.98                  50,191.97                  75.00
ARVADA                                               910.00                 168,000.00                  80.00
GARDEN CITY                                          682.50                 104,000.00                  80.00
CICERO                                               613.13                 107,019.36                  80.00
NORTH LAS VEGAS                                    1,100.00                 192,000.00                  71.11
GLEN ALLEN                                           910.00                 168,000.00                  70.00
HAMPTON                                              595.83                 104,000.00                  80.00
HICKORY CREEK                                      1,060.04                 195,700.00                  79.99
MIDDLEBURG                                         1,268.75                 203,000.00                  79.92
SACRAMENTO                                           787.50                 157,500.00                  70.00
ASHBURN                                            1,551.26                 303,920.00                  80.00
PORTLAND                                             379.96                  77,609.60                  56.52
SURPRISE                                           1,351.82                 223,750.00                  80.00
MIDLAND                                              473.23                  82,600.00                  70.00
PORTLAND                                             785.42                 129,999.99                  50.00
Holly Springs                                        782.17                 144,400.00                  80.00
MONROE                                               336.27                  37,877.49                  58.46
Edison                                             1,875.42                 216,277.39                  30.24
ALLEN                                              1,125.71                 132,941.29                  70.00
PAINESVILLE                                          661.61                  71,700.40                  80.00
NEWBERG                                              597.31                  67,282.38                  50.00
GOOSE CREEK                                          944.33                 103,127.66                  78.37
PLANTATION                                           619.44                  69,774.31                  19.44
RALEIGH                                              392.33                  41,874.54                  19.09
MARICOPA                                             935.69                 109,249.63                  42.73
MOUNTAIN TOP                                         278.10                  29,909.40                  54.55
BOISE                                              1,011.36                 113,038.33                  70.00
ALBANY                                               716.78                  73,324.46                  76.42
BIRMINGHAM                                           318.89                  34,296.11                  80.00
BROOKLYN                                           4,183.97                 443,186.76                  70.00
WARREN                                               539.21                  55,839.96                  80.00
Ridgeland                                            672.53                  75,754.97                  64.41
MONROE                                               338.90                  37,878.81                  60.32
AVONDALE                                           2,465.85                 265,196.65                  70.00
MONROE                                               410.79                  44,861.09                  69.23
SAN ANTONIO                                          287.09                  30,409.89                  67.78
SPARTANBURG                                          278.10                  29,818.23                  60.00
Crown Point                                          500.56                  65,020.85                  70.00
Nicholasville                                        530.00                  75,687.14                  79.99
Auburn                                               503.67                  59,870.54                  74.97
Auburn                                               626.57                  78,705.85                  75.00
CHESAPEAKE BEACH                                   1,535.40                 267,997.60                  70.00
WASHINGTON                                         1,527.33                 252,800.00                  80.00
MIAMI                                                800.87                 139,789.00                  80.00
WELLINGTON                                         4,885.42                 700,000.00                  70.00
HOUSTON                                              682.50                 126,000.00                  70.00
MEMPHIS                                              283.21                  35,979.29                  80.00
HAYDEN LAKE                                        1,312.06                 209,930.00                  70.00
Eatontown                                          1,491.68                 235,572.13                  80.00
FAIRFAX                                            2,384.77                 416,250.00                  75.00
SIMPSONVILLE                                         583.17                 105,630.00                  70.00
Las Cruces                                           598.50                 100,800.00                  70.00
TOLEDO                                               685.78                 115,500.00                  70.00
Seaside Heights                                    1,413.01                 222,375.00                  75.00
OLD ORCHARD BEACH                                    667.44                 101,514.64                  80.00
LEXINGTON PARK                                     1,608.75                 234,000.00                  80.00
ROCKVILLE                                            590.10                 103,000.00                  43.83
RICHMOND                                             630.00                 108,000.00                  80.00
Paterson                                           1,501.35                 248,500.00                  70.00
HARRISBURG                                           591.68                 115,920.00                  80.00
COLORADO SPRINGS                                     777.75                 122,400.00                  80.00
SAN ANTONIO                                          561.33                  76,448.67                  90.00
ERIE                                                 452.18                  60,860.16                  70.00
HAWLEY                                             1,085.97                 147,900.70                  80.00
ORLANDO                                            2,282.77                 347,850.00                  79.99
SAFETY HARBOR                                        991.89                 156,100.00                  70.00
Trenton                                              474.29                  62,361.21                  80.00
KALAMAZOO                                            434.23                  68,637.89                  76.33
RIO RANCHO                                           660.83                 104,000.00                  80.00
CHICAGO                                            1,600.16                 269,500.00                  70.00
SILVERTON                                          1,157.44                 209,650.00                  70.00
EAST HAMPTON                                       2,576.69                 449,750.00                  70.00
PIEDMONT                                           1,445.57                 227,500.00                  70.00
AKRON                                                318.14                  45,466.23                  70.00
CHICAGO                                            2,090.00                 352,000.00                  80.00
HOUSTON                                              594.90                  90,405.41                  80.00
CYPRESS                                            2,365.13                 333,900.00                  70.00
BARTLETT                                           1,185.87                 169,474.13                  80.00
SALT LAKE CITY                                       987.87                 175,622.05                  70.00
INDIANAPOLIS                                         818.17                 103,940.16                  80.00
WACO                                                 283.33                  40,000.00                  80.00
WINTER PARK                                          676.88                 114,000.00                  80.00
SALEM                                              1,045.33                 179,200.00                  80.00
TAMPA                                                562.50                 100,000.00                  80.00
LAKE CITY                                          1,371.98                 147,553.02                  89.70
MOUNT PLEASANT                                     2,019.94                 359,100.00                  70.00
TAKOMA PARK                                        2,200.00                 384,000.00                  80.00
GARDNER                                              862.75                 142,800.00                  70.00
SYRACUSE                                             285.86                  38,474.82                  70.00
WASHINGTON                                         2,819.87                 530,799.99                  69.84
MUKILTEO                                           1,868.11                 291,492.59                  75.00
CHICAGO                                            2,603.12                 416,499.99                  70.00
MEMPHIS                                              283.21                  35,979.29                  80.00
BRIARWOOD                                          1,637.22                 239,812.78                  77.42
WACO                                                 283.33                  40,000.00                  80.00
BRANDON                                            1,158.30                 155,856.25                  80.00
LOUISVILLE                                           466.67                  64,000.00                  80.00
MARGATE                                            1,599.95                 243,801.31                  80.00
SYRACUSE                                             775.85                  99,691.10                  75.00
Louisville                                           487.22                  66,355.45                  80.00
MESA                                                 876.67                 131,500.00                  69.98
CHICAGO                                            2,494.04                 352,100.00                  70.00
VIRGINIA BEACH                                     2,164.17                 296,800.00                  69.84
LOS BANOS                                          1,925.00                 336,000.00                  70.00
ORANGE PARK                                          800.00                 128,000.00                  80.00
LAS VEGAS                                          1,601.25                 244,000.00                  78.71
CLEVELAND                                            636.50                  91,200.00                  95.00
COTTAGE GROVE                                        761.65                 137,960.00                  80.00
TWIN FALLS                                           700.88                 124,600.00                  70.00
CHANTILLY                                          3,346.77                 515,555.73                  80.00
BOURBONNAIS                                          735.00                 112,000.00                  80.00
PASADENA                                           1,547.00                 218,400.00                  80.00
CHICAGO                                            1,312.14                 206,500.00                  70.00
DRAPER                                             4,826.23                 649,146.74                  76.47
CHICAGO                                            1,338.75                 189,000.00                  70.00
CINCINNATI                                         1,474.17                 232,000.00                  80.00
PLAINFIELD                                         1,217.73                 212,550.00                  79.99
BOILING SPRINGS                                      455.47                  82,500.00                  75.00
Delhi                                              1,871.09                 251,835.16                  80.00
Montebello                                         2,461.24                 351,738.76                  80.00
CLEVELAND                                            529.72                  73,700.00                  79.25
DENVER                                               885.00                 144,000.00                  80.00
GARDEN VALLEY                                      4,230.89                 519,723.28                  80.00
CHICAGO                                            2,949.39                 456,680.00                  70.00
PEMBROKE PINES                                     2,437.50                 300,000.00                  80.00
BURKE                                              2,266.67                 340,000.00                  80.00
NASHVILLE                                            540.34                  87,920.00                  80.00
GARFIELD HEIGHTS                                     603.75                  84,000.00                  77.78
CAPE CORAL                                         1,062.76                 185,500.00                  70.00
Hendersonville                                     1,517.71                 235,000.00                  79.66
EVERETT                                            1,880.83                 296,000.00                  80.00
SILVER SPRING                                      2,303.75                 388,000.00                  80.00
OVIEDO                                               689.06                 105,000.00                  70.00
JOHNSTON                                           1,866.67                 320,000.00                  80.00
PORTLAND                                           1,227.67                 203,200.00                  80.00
BROOKLYN                                           6,603.88                 899,396.12                  69.23
PEORIA                                             1,062.40                 164,500.00                  70.00
PANAMA CITY BEACH                                  7,324.85                 974,378.27                  65.00
CHESTER                                            1,395.75                 232,568.25                  80.00
DETROIT                                              483.00                  73,600.00                  80.00
Charlotte                                            587.33                 108,430.00                  70.00
FORT LAUDERDALE                                    1,998.28                 304,500.00                  70.00
MESA                                                 930.00                 148,800.00                  80.00
DANBURY                                            3,116.67                 440,000.00                  80.00
MARRERO                                              657.66                 103,500.00                  75.00
Indianapolis                                         284.65                  37,426.72                  70.00
HYATTSVILLE                                        2,170.00                 336,000.00                  80.00
Louisville                                           382.36                  51,700.00                  79.54
LOUISVILLE                                           761.11                 132,848.07                  70.00
LINCOLNTON                                           733.33                 127,999.58                  80.00
Lawrenceville                                      1,970.83                 344,000.00                  80.00
SANGER                                             1,236.67                 185,500.00                  70.00
PHOENIX                                            2,186.67                 328,000.00                  80.00
STERLING HEIGHTS                                     745.86                 135,100.00                  70.00
ABINGDON                                           2,246.73                 414,781.00                  85.00
GERMANTOWN                                         1,885.00                 348,000.00                  80.00
AURORA                                               708.33                 100,000.00                  78.13
TUCSON                                             1,375.00                 240,000.00                  78.18
Lafayette                                            555.39                  74,751.07                  80.00
MESA                                                 866.25                 154,000.00                  70.00
WINTER HAVEN                                         909.67                 136,450.00                  80.00
NORCROSS                                             666.75                 101,600.00                  80.00
KAWKAWLIN                                          1,002.48                 174,978.74                  79.55
CORONA                                             5,953.00                 892,950.00                  80.00
GRAVETTE                                             449.91                  62,755.67                  80.00
Charlotte                                            618.63                 106,050.00                  70.00
QUEEN CREEK                                        1,291.24                 210,100.00                  80.00
CHANDLER                                           1,059.56                 191,920.00                  80.00
BURTON                                               337.15                  53,060.00                  70.00
STREAMWOOD                                         1,574.30                 232,512.00                  80.00
MECHANICSBURG                                      1,495.07                 239,211.00                  80.00
OAKLAND                                            1,767.03                 339,269.43                  70.00
LAKE WORTH                                         4,320.40                 702,980.00                  80.00
SAINT LOUIS                                          570.05                  74,953.39                  69.44
FORT LAUDERDALE                                    2,321.56                 327,750.00                  95.00
Flowery Branch                                       482.31                  79,830.41                  31.37
MIAMI BEACH                                        1,556.77                 245,000.00                  70.00
Brooklyn                                           7,689.13                 996,984.83                  74.07
ATLANTIC BEACH                                     1,189.33                 178,400.00                  80.00
DETROIT                                              735.75                  96,739.83                  80.00
SAINT LOUIS                                        1,291.77                 167,898.23                  80.00
PANAMA CITY                                        7,381.57                 959,418.43                  80.00
COLUMBUS                                             420.00                  64,000.00                  80.00
Garner                                             1,812.50                 300,000.00                  80.00
STOCKTON                                           1,822.17                 342,997.20                  70.00
PANAMA CITY BEACH                                  1,812.50                 290,000.00                  64.44
DETROIT                                              498.26                  64,760.74                  80.00
NAPLES                                             2,338.99                 330,210.00                  90.00
AURORA                                               965.83                 152,000.00                  80.00
WOODBRIDGE                                         1,492.97                 220,500.00                  70.00
PORT SAINT LUCIE                                   1,802.79                 254,511.00                  90.00
Newark                                             1,801.95                 247,125.00                  75.00
SCOTTSDALE                                         1,832.92                 332,000.00                  80.00
GRANDVIEW                                            498.63                  59,241.43                  79.97
GARNER                                             1,193.99                 204,684.80                  80.00
PHOENIX                                            2,028.13                 354,000.00                  80.00
ORLANDO                                              958.75                 156,000.00                  80.00
MOORE                                                513.05                  89,550.00                  79.99
OCOEE                                              1,728.72                 251,450.00                  79.99
MEMPHIS                                              381.56                  50,168.79                  82.70
WACO                                                 283.33                  40,000.00                  80.00
TAMPA                                                855.25                 124,400.00                  80.00
PROVIDENCE                                         1,558.33                 220,000.00                  59.46
CHICAGO                                            1,584.38                 234,000.00                  86.67
Raleigh                                              502.40                  92,750.00                  70.00
PAHRUMP                                            1,436.60                 207,841.73                  80.00
JOHNSON CITY                                         532.76                  71,657.80                  80.00
ROCHESTER                                            213.50                  33,600.00                  74.67
KENOSHA                                              724.39                 103,523.11                  70.00
DAVIS                                                411.81                  43,490.65                  70.00
CHICAGO                                            1,030.05                 122,379.00                  70.00
BURBANK                                            1,234.09                 171,700.00                  85.00
SALEM                                                825.00                 132,000.00                  80.00
FLAGSTAFF                                          1,806.25                 255,000.00                  85.00
SILVER SPRING                                        876.75                 150,300.00                  80.00
SOUTH PADRE ISLAND                                 3,215.62                 489,999.99                  70.00
TAMPA                                              1,133.33                 160,000.00                  80.00
Hyde Park                                          1,857.92                 318,500.00                  70.00
LAKELAND                                             549.79                  81,200.00                  80.00
LONGMONT                                           1,493.17                 231,200.00                  80.00
WOODBRIDGE                                         2,203.67                 315,750.00                  80.00
NORTH CHARLESTON                                     612.68                 108,920.00                  70.00
STEVENSVILLE                                       2,562.81                 417,000.00                  56.35
LADSON                                               971.58                 123,428.94                  95.00
BROUSSARD                                            925.00                 148,000.00                  80.00
GERMANTOWN                                         2,428.12                 369,999.99                  80.00
VISTA                                              2,649.11                 423,857.00                  70.00
MAPLE GLEN                                         3,537.00                 459,721.33                  80.00
VISALIA                                              921.25                 132,000.00                  80.00
SAINT JOSEPH                                       1,411.36                 211,704.00                  79.59
TAMPA                                                786.67                 128,000.00                  80.00
BALTIMORE                                            267.75                  40,800.00                  80.00
POMPANO BEACH                                      1,265.83                 196,000.00                  80.00
CARSON                                             2,740.65                 432,813.91                  80.00
NORFOLK                                            1,841.66                 219,235.42                  75.34
STAFFORD                                           1,704.83                 308,800.00                  80.00
PHILADELPHIA                                         895.64                 141,443.09                  65.00
KISSIMMEE                                          1,995.00                 304,000.00                  80.00
DAYTON                                               431.98                  57,463.33                  76.67
CHANDLER                                           4,234.33                 635,150.00                  80.00
KENNESAW                                           1,062.85                 175,920.00                  80.00
CHICAGO                                            1,763.13                 273,000.00                  70.00
POQUOSON                                             439.17                  68,000.00                  26.15
STERLING                                           1,612.92                 276,500.00                  70.00
BROOKLYN                                           3,565.52                 510,880.00                  80.00
CINCINNATI                                           787.50                 120,000.00                  80.00
PASCO                                                765.48                 126,700.00                  70.00
ELGIN                                              1,400.64                 227,900.00                  79.99
MISSOULA                                             962.60                 135,901.57                  80.00
Pikeville                                            727.50                 116,400.00                  80.00
LEWISVILLE                                           669.38                 102,000.00                  85.00
WEST WARWICK                                       1,252.99                 179,067.01                  70.00
Passaic                                            2,085.42                 308,000.00                  70.00
LAND O LAKES                                       1,338.75                 238,000.00                  79.33
CARSON CITY                                        1,110.83                 172,000.00                  80.00
EASLEY                                             1,092.66                 166,500.00                  90.00
SPRING HILL                                        1,011.89                 131,520.28                  70.00
DEERFIELD BEACH                                    5,096.11                 718,954.47                  80.00
CLARKSTON                                            815.38                 115,116.62                  80.00
SLIDELL                                              598.50                 100,800.00                  70.00
NASHUA                                             1,903.12                 304,499.99                  70.00
LAS VEGAS                                          1,715.73                 235,300.00                  80.00
CHICAGO                                            1,212.50                 194,000.00                  61.59
Alameda                                            3,284.90                 595,000.00                  74.38
Bloomfield                                         2,043.10                 311,329.93                  80.00
DETROIT                                              372.38                  59,580.00                  90.00
MIDDLETOWN                                         2,215.31                 417,000.00                  77.67
GREENVILLE                                           332.50                  45,600.00                  80.00
REYNOLDSBURG                                         641.33                 118,400.00                  80.00
CANTON                                               389.77                  68,032.89                  68.50
SUN CITY WEST                                      1,938.75                 282,000.00                  80.00
BAKERSFIELD                                          880.93                 159,565.00                  70.00
CHICKASAW                                            312.44                  38,379.56                  80.00
TAMPA                                              3,417.82                 444,230.72                  70.00
ROCHESTER                                            493.24                  66,386.55                  70.00
Greensboro                                           346.67                  52,000.00                  80.00
Albuquerque                                        1,458.33                 200,000.00                  80.00
MARICOPA                                           1,914.60                 270,296.00                  80.00
OVIEDO                                             1,424.06                 220,500.00                  70.00
CHICAGO                                            1,720.83                 280,000.00                  80.00
South Plainfield                                   2,068.28                 325,500.00                  70.00
MEMPHIS                                              276.92                  35,179.75                  80.00
LOS ANGELES                                          791.38                 133,285.84                  40.45
NORTH WEBSTER                                        826.66                 123,999.68                  80.00
INDIO                                              1,932.92                 343,630.84                  80.00
HENDERSON                                          2,915.00                 424,000.00                  80.00
SPRINGDALE                                         1,290.00                 206,400.00                  80.00
BROOKLYN                                           2,882.69                 419,300.00                  70.00
SPRINGFIELD                                          772.20                 103,931.97                  80.00
CLINTON                                            1,784.47                 271,919.99                  80.00
Hampton                                              818.33                 122,750.00                  69.98
Wendell                                              658.67                 121,600.00                  80.00
CLINTON                                            1,755.00                 324,000.00                  80.00
SAINT PETERSBURG                                     570.94                 101,500.00                  70.00
JACKSONVILLE                                         480.00                  72,000.00                  80.00
Louisville                                         2,058.75                 324,000.00                  80.00
SUMMERVILLE                                          602.33                  96,373.00                  80.00
Newburgh                                           1,102.11                 151,895.39                  80.00
SYRACUSE                                             314.48                  47,920.00                  80.00
SYRACUSE                                             210.00                  32,000.00                  80.00
TOPEKA                                               226.54                  32,775.04                  80.00
EVANSTON                                           1,581.25                 276,000.00                  80.00
SILVER SPRING                                      2,878.91                 412,500.00                  75.00
BRONX                                              2,627.92                 371,000.00                  70.00
PARKLAND                                           7,150.90                 929,436.60                  75.00
Louisville                                           584.96                  86,394.26                  80.00
WOONSOCKET                                         1,145.83                 200,000.00                  77.52
Waxhaw                                               683.31                 119,268.00                  80.00
AUBURN                                               795.08                 131,600.00                  70.00
CAMDEN                                             1,747.77                 243,788.81                  78.96
BELTSVILLE                                         1,035.00                 184,000.00                  80.00
CHICAGO                                            1,652.08                 244,000.00                  80.00
PHOENIXVILLE                                         963.33                 136,000.00                  80.00
MIAMI                                              3,563.11                 463,115.28                  70.00
VALLEJO                                            1,861.88                 302,950.00                  73.00
SPRINGFIELD                                          690.55                  82,002.86                  75.00
LARGO                                                742.44                 118,790.00                  69.96
PORT TOBACCO                                       3,165.10                 515,000.00                  64.38
HIALEAH                                              910.00                 156,000.00                  80.00
MORENO VALLEY                                      2,316.93                 436,128.76                  70.00
CHICAGO                                            2,229.47                 310,980.36                  78.98
Worcester                                            993.01                 170,772.95                  69.84
PEORIA                                             1,155.00                 201,600.00                  80.00
DETROIT                                              266.71                  50,203.90                  80.00
COLUMBUS                                             420.99                  48,977.13                  70.00
BIRCHRUNVILLE                                      6,583.00                 960,414.47                  66.55
OAKTON                                             4,678.60                 768,731.92                  70.00
Newark                                             1,622.50                 264,000.00                  80.00
Atlanta                                              901.88                 144,300.00                  64.42
ROCHESTER                                          1,144.63                 207,329.00                  68.31
ROCHESTER                                          1,145.75                 207,532.00                  68.38
BROWNS VALLEY                                      2,704.17                 519,200.00                  80.00
QUEEN CREEK                                        1,607.21                 226,900.00                  79.98
DENVER                                               893.29                 155,920.00                  80.00
MAGNOLIA                                           1,944.00                 345,600.00                  80.00
HENDERSON                                          2,412.38                 454,095.20                  80.00
MISSION                                              704.78                 103,172.40                  75.00
Lawrenceville                                        723.33                 112,000.00                  80.00
Beverly                                            6,403.11                 999,117.72                  62.50
HOUSTON                                            1,225.54                 217,873.00                  80.00
PALM BAY                                           1,123.41                 158,599.47                  74.99
WASHINGTON                                         1,158.80                 170,441.22                  80.00
GARLAND                                              291.79                  56,024.00                  74.70
GARLAND                                              292.69                  56,197.00                  74.93
GARLAND                                              286.42                  54,991.97                  73.32
PORT SAINT LUCIE                                   1,685.19                 248,890.00                  95.00
WYANDANCH                                          1,443.72                 212,891.31                  95.00
CERES                                              1,088.65                 174,338.38                  51.02
DESERT HILLS                                       4,333.33                 640,000.00                  80.00
Nantucket                                          2,918.69                 449,612.56                  27.27
West Springfield                                   1,301.00                 181,471.83                  80.00
PHILADELPHIA                                         525.54                  79,932.79                  80.00
LIVERPOOL                                            600.21                  84,738.62                  80.00
BOSTON                                             2,595.47                 395,500.00                  70.00
ORLANDO                                            1,183.07                 206,500.00                  70.00
PHOENIX                                            1,561.85                 245,800.00                  70.00
MARCO ISLAND                                       5,666.43                 799,966.87                  80.00
LAS VEGAS                                            823.76                 131,801.25                  69.47
TAMPA                                                661.50                 117,600.00                  80.00
THE DALLES                                           527.98                  85,668.63                  70.00
COLUMBUS                                             831.25                 140,000.00                  80.00
CHICAGO                                            1,155.31                 151,905.52                  80.00
BEND                                               1,498.33                 248,000.00                  80.00
CINCINNATI                                           940.42                 148,000.00                  80.00
JACKSONVILLE                                         829.30                 144,750.00                  70.00
Visalia                                            1,589.35                 219,049.15                  80.00
NAPLES                                             1,549.50                 247,920.00                  80.00
SUN CITY                                           2,197.27                 383,524.00                  80.00
SUMMERVILLE                                          656.38                 106,800.00                  80.00
INDIANAPOLIS                                         255.42                  34,377.50                  80.00
DETROIT                                              729.17                 100,000.00                  80.00
COPIAGUE                                           1,870.31                 332,500.00                  70.00
STUART                                             1,159.00                 182,400.00                  80.00
LEBANON                                            1,247.75                 193,200.00                  70.00
ANTHEM                                             1,728.33                 272,000.00                  80.00
ROYAL PALM BEACH                                   2,000.00                 300,000.00                  78.74
DUMFRIES                                           3,225.00                 483,750.00                  75.00
CLEVELAND                                            438.78                  67,939.56                  80.00
CHICAGO                                            1,822.17                 301,600.00                  80.00
BRONX                                              2,625.91                 370,731.49                  70.00
GLENDALE                                           2,627.92                 476,000.00                  70.00
MORENO VALLEY                                      1,897.08                 314,000.00                  80.00
CHESTERFIELD                                         948.75                 165,600.00                  80.00
Newark                                             1,327.08                 227,500.00                  70.00
SALEM                                                756.14                 127,350.00                  79.99
ANNAPOLIS                                          1,225.00                 245,000.00                  69.01
WAYNESBORO                                         1,365.27                 215,804.73                  69.81
Powder Springs                                     1,334.90                 233,000.00                  79.79
TEMPE                                              1,604.17                 280,000.00                  80.00
QUEEN CREEK                                          966.15                 175,000.00                  70.00
TAMPA                                              1,168.12                 177,999.99                  75.74
DELAND                                             1,343.75                 215,000.00                  77.34
WOODBRIDGE                                         1,389.94                 247,100.00                  70.00
FALLON                                               437.00                  73,600.00                  80.00
STREAMWOOD                                         1,275.00                 204,000.00                  80.00
MCLEAN                                             2,187.50                 300,000.00                  80.00
YORK                                                 380.16                  51,166.51                  80.00
VISALIA                                            1,261.83                 180,800.00                  80.00
MIDVALE                                              838.69                 149,100.00                  70.00
ANDERSON                                           1,027.27                 139,906.06                  80.00
PROVIDENCE                                         1,342.49                 191,857.51                  80.00
HOLLYWOOD                                            714.58                  98,000.00                  70.00
BUCKEYE                                              934.02                 149,443.00                  80.00
Charlotte                                          1,167.33                 164,800.00                  80.00
EASTON                                             2,375.00                 380,000.00                  80.00
SARASOTA                                           3,050.00                 480,000.00                  80.00
QUEEN CREEK                                        1,310.00                 209,600.00                  80.00
LITHIA                                             1,238.05                 182,850.00                  79.98
FALLON                                               688.75                 116,000.00                  80.00
Louisville                                         2,068.33                 292,000.00                  77.66
PORTLAND                                             916.67                 160,000.00                  80.00
RIVIERA BEACH                                      1,817.96                 259,807.04                  80.00
CHICAGO                                            1,526.23                 207,860.44                  80.00
CHICAGO                                              725.07                  99,861.91                  80.00
COATESVILLE                                        1,076.63                 187,920.00                  80.00
GREENFIELD                                         1,192.02                 197,300.00                  74.34
KNOXVILLE                                            495.00                  88,000.00                  80.00
SEVERN                                             1,184.79                 242,000.00                  79.87
CITRUS HEIGHTS                                     1,970.00                 315,200.00                  80.00
BOWIE                                              3,433.49                 507,100.00                  80.00
BRONX                                              3,218.95                 489,588.34                  70.00
QUEEN CREEK                                        1,645.31                 243,000.00                  94.97
BALTIMORE                                            399.84                  51,968.49                  80.00
JOHNSTON                                           1,165.94                 172,200.00                  70.00
PROVIDENCE                                         1,061.67                 159,250.00                  65.00
EDGEWATER                                          1,543.75                 285,000.00                  79.17
SILVER SPRING                                      2,278.18                 352,750.00                  85.00
Provo                                             12,390.63               1,950,000.00                  65.00
LACEY                                              1,547.45                 215,694.10                  80.00
roxboro                                              860.42                 165,200.00                  80.00
COCKEYSVILLE                                       7,738.17                 913,846.83                  63.24
GERMANTOWN                                         1,099.62                 185,199.99                  80.00
NEILTON                                              657.98                  98,818.94                  79.76
COLUMBIA                                             427.68                  57,562.32                  80.00
HAZEL CREST                                          498.33                  73,600.00                  80.00
SIMPSONVILLE                                         548.38                  99,330.00                  70.00
MAYWOOD                                              962.50                 168,000.00                  80.00
LAKE WORTH                                           888.06                 140,372.98                  63.86
SIMPSONVILLE                                       2,240.91                 307,325.00                  95.00
OGDEN                                                483.86                  69,096.96                  80.00
JACKSONVILLE                                         436.20                  66,344.22                  80.00
VERO BEACH                                         1,203.13                 210,000.00                  70.00
CASA GRANDE                                        1,015.00                 168,000.00                  80.00
DANA POINT                                         3,569.27                 623,000.00                  70.00
SILVER SPRING                                      1,586.50                 267,200.00                  80.00
LINDENHURST                                        1,959.37                 329,999.99                  78.76
TAYLOR                                               570.00                  96,000.00                  80.00
LOS ANGELES                                        1,750.00                 280,000.00                  68.97
MOUNT POCONO                                         645.31                 105,000.00                  75.00
WARWICK                                            1,287.58                 195,835.34                  70.00
METAMORA                                             914.16                 139,300.00                  70.00
MEMPHIS                                              311.85                  41,944.86                  70.00
FRISCO                                             1,737.11                 273,382.00                  70.00
PHOENIX                                            1,550.00                 240,000.00                  80.00
SPARTANBURG                                          737.50                 120,000.00                  80.00
COLUMBUS                                           1,403.57                 216,213.68                  80.00
SPARTANBURG                                          293.33                  44,000.00                  75.86
TRAVELERS REST                                       807.50                 152,000.00                  80.00
ALSTEAD                                              824.58                 125,650.00                  70.00
SPRING BRANCH                                        851.19                 110,632.93                  79.99
Plainfield                                         1,900.00                 320,000.00                  80.00
BROOKLYN                                           4,433.16                 719,316.84                  60.00
PHOENIX                                            1,684.33                 260,800.00                  80.00
BROOKLYN                                           3,426.04                 598,000.00                  65.00
CHICAGO                                            1,395.00                 223,200.00                  80.00
SPRING BRANCH                                        851.59                 127,789.54                  80.00
PHOENIX                                            1,668.83                 258,400.00                  80.00
PHOENIX                                              859.85                 142,320.00                  80.00
DETROIT                                              395.42                  58,400.00                  80.00
BROOKLYN                                           3,326.39                 447,706.94                  70.00
WASHINGTON                                         4,541.25                 692,000.00                  80.00
COVINGTON                                            774.53                 142,989.99                  79.00
PUYALLUP                                           2,213.55                 393,520.00                  80.00
Apollo Beach                                       5,625.00               1,000,000.00                  55.56
MORENO VALLEY                                      1,259.38                 232,500.00                  75.00
TREASURE ISLAND                                    3,667.94                 493,676.85                  65.00
MERRITT ISLAND                                     1,885.16                 317,500.00                  79.97
STERLING                                           2,044.18                 331,368.34                  70.94
BALTIMORE                                            299.47                  39,375.51                  75.77
Atlanta                                            1,002.08                 148,000.00                  77.89
DERWOOD                                            2,643.33                 416,000.00                  80.00
COOPER CITY                                        2,448.31                 367,698.36                  80.00
MIDLOTHIAN                                           705.60                 123,160.00                  80.00
WALTON                                             1,911.67                 296,000.00                  80.00
WEST PALM BEACH                                    2,589.84                 382,500.00                  85.00
JOLIET                                               720.17                 119,200.00                  80.00
SPARTANBURG                                          278.11                  43,960.22                  80.00
GAINESVILLE                                          337.50                  60,000.00                  61.86
BATON ROUGE                                          641.09                 111,900.00                  69.98
GREENVILLE                                           960.00                 144,000.00                  80.00
PHILADELPHIA                                         356.40                  47,968.60                  59.26
CHARDON                                            1,125.00                 200,000.00                  80.00
MESA                                               1,145.83                 220,000.00                  80.00
Billings                                             867.03                 123,907.97                  80.00
CINCINNATI                                           466.25                  74,600.00                  79.36
GIBSONTON                                          1,416.31                 219,300.00                  69.99
MOBILE                                               306.84                  41,297.96                  95.00
WEST PALM BEACH                                    1,469.51                 229,297.52                  85.00
Fall River                                         1,455.29                 195,871.79                  80.00
TUCSON                                             1,464.84                 281,250.00                  75.00
RICHMOND                                             746.67                 112,000.00                  80.00
JACKSON                                              327.27                  41,576.06                  80.00
HEFLIN                                             1,483.43                 215,772.32                  90.00
PHOENIX                                              993.52                 107,670.23                  80.00
PANAMA CITY BEACH                                  6,055.19                 787,022.93                  75.00
Charlotte                                            512.06                  92,750.00                  70.00
SPRINGFIELD                                        1,981.42                 322,400.00                  56.07
AMITYVILLE                                         3,065.10                 535,000.00                  62.94
DETROIT                                              279.18                  37,575.40                  80.00
BELLINGHAM                                           674.54                 103,910.46                  34.67
ORLANDO                                              721.91                 106,621.00                  80.00
SARASOTA                                             970.35                 169,370.69                  70.00
COLUMBIA                                             438.57                  77,968.00                  70.00
WASHINGTON                                         1,969.30                 295,757.37                  80.00
TRENTON                                              656.25                 100,000.00                  74.63
RAYTOWN                                              399.66                  60,900.00                  69.60
SYRACUSE                                             560.01                  71,957.49                  75.00
CHANTILLY                                          4,344.37                 661,999.99                  70.00
SAN CLEMENTE                                       6,227.08                 980,000.00                  70.00
PONTIAC                                              355.47                  52,500.00                  75.00
WESTFIELD                                            396.67                  54,400.00                  87.04
DETROIT                                              358.85                  53,000.00                  58.89
BELTON                                               475.34                  86,100.00                  70.00
DETROIT                                              401.19                  55,960.48                  80.00
DETROIT                                              395.46                  55,161.05                  80.00
KANSAS CITY                                          408.35                  56,959.77                  73.08
HOUSTON                                              380.66                  52,463.87                  75.00
SUPERIOR                                             409.21                  64,400.00                  70.00
LISLE                                              2,375.00                 356,250.00                  95.00
REDFORD                                              459.38                  63,000.00                  70.00
Noblesville                                          515.25                  91,600.00                  69.98
Noblesville                                          515.25                  91,600.00                  69.98
Woodstock                                            484.31                  86,100.00                  70.00
SALT LAKE CITY                                       401.63                  71,400.00                  70.00
MEMPHIS                                              415.07                  55,214.77                  85.00
KANSAS CITY                                          446.86                  60,818.01                  83.42
Rio Rancho                                           484.90                  66,500.00                  70.00
SCOTTSDALE                                           921.38                 163,800.00                  70.00
HORN LAKE                                            406.55                  66,150.00                  70.00
Winston Salem                                        385.00                  56,000.00                  69.14
BALTIMORE                                            367.58                  55,204.71                  85.00
COVINGTON                                            351.75                  53,600.00                  80.00
BATON ROUGE                                          464.60                  76,900.00                  69.97
PALM BEACH GARDENS                                 2,602.69                 462,700.00                  70.00
CANTON                                               351.75                  53,600.00                  80.00
BATON ROUGE                                          464.60                  76,900.00                  69.97
OCALA                                                510.71                  72,100.00                  70.00
PORTLAND                                             730.29                 103,100.00                  79.51
KANSAS CITY                                          461.54                  62,815.30                  85.00
KANSAS CITY                                          467.77                  63,664.17                  85.00
WINSTON SALEM                                        345.30                  50,225.00                  66.97
RAYTOWN                                              399.66                  60,900.00                  70.00
SAN BERNARDINO                                     1,079.17                 140,000.00                  70.00
Charlotte                                            457.83                  65,600.00                  80.00
DALLAS                                               300.86                  47,556.97                  70.00
Winston Salem                                        343.75                  50,000.00                  61.73
MEMPHIS                                              406.64                  53,466.75                  84.92
Winston Salem                                        411.84                  56,760.91                  80.00
Winston Salem                                        411.84                  56,760.91                  80.00
GALVESTON                                            446.48                  65,398.95                  70.00
MEMPHIS                                              380.80                  50,068.86                  84.92
MEMPHIS                                              419.56                  55,165.69                  84.92
FALLS CHURCH                                       3,958.96                 535,296.00                  80.00
RICHMOND                                             366.67                  64,000.00                  49.23
SOUND BEACH                                        1,275.31                 185,500.00                  70.00
AUGUSTA                                              314.17                  52,000.00                  80.00
Trenton                                              551.25                  84,000.00                  75.00
TRENTON                                              603.75                  92,000.00                  73.60
KANNAPOLIS                                           612.06                  79,551.49                  80.00
TRENTON                                              551.25                  84,000.00                  75.00
OCOEE                                              1,602.33                 240,350.00                  70.00
Concord                                              469.58                  64,400.00                  80.00
Pompton Plains                                     1,396.35                 268,100.00                  70.00
KNOXVILLE                                          2,002.00                 343,200.00                  80.00
COLUMBIA                                             527.85                  72,749.90                  80.00
SAN LEANDRO                                        2,258.59                 367,500.00                  70.00
TEMPE                                                855.00                 144,000.00                  76.19
ROCHESTER HILLS                                      853.33                 128,000.00                  80.00
Bradenton Beach                                    6,562.50               1,000,000.00                  68.97
OAKLAND                                            2,625.00                 400,000.00                  80.00
ROSELLE                                              931.46                 131,504.75                  70.00
FLAT ROCK                                            682.50                 104,000.00                  80.00
MADRAS                                               507.03                  88,500.00                  70.00
KANSAS CITY                                          303.48                  34,184.43                  95.00
MADRAS                                               507.03                  88,500.00                  70.00
ELK GROVE                                          5,098.96                 890,000.00                  69.26
DETROIT                                              453.33                  64,000.00                  80.00
PORTSMOUTH                                         1,282.97                 241,500.00                  70.00
HIALEAH                                              558.73                  99,330.00                  70.00
MOLINE                                               628.33                 104,000.00                  80.00
MANCHESTER                                           637.44                  89,990.94                  61.22
ARVERNE                                            3,118.49                 419,725.26                  80.00
WOBURN                                             2,073.82                 303,762.85                  80.00
PHOENIX                                            1,645.00                 282,000.00                  79.44
LAS VEGAS                                          1,501.87                 240,299.99                  80.00
OCEANSIDE                                          1,693.13                 290,250.00                  75.00
SPRING                                             1,162.29                 178,908.00                  80.00
PHOENIX                                            1,875.52                 277,000.00                  78.03
LAREDO                                             1,415.83                 223,797.50                  80.00
ROCKVALE                                           1,027.68                 164,428.56                  70.00
NORTH BELLMORE                                     1,378.12                 244,999.99                  70.00
Los Angeles                                        2,606.25                 417,000.00                  66.72
SPARTANBURG                                          610.00                  97,600.00                  80.00
Acworth                                            2,371.96                 350,320.00                  80.00
COLUMBUS                                             458.24                  63,156.51                  80.00
LAS VEGAS                                          1,671.11                 281,450.00                  79.99
COACHELLA                                          1,725.70                 280,792.00                  80.00
Lumberton                                            398.10                  51,743.64                  95.00
BILLINGS                                             808.46                 119,807.51                  80.00
SCHENECTADY                                          293.51                  39,973.16                  80.00
BILOXI                                             1,031.06                 143,818.42                  80.00
GULFPORT                                           1,146.26                 159,887.07                  80.00
SPARTANBURG                                          420.00                  57,600.00                  80.00
BALTIMORE                                          1,572.00                 235,800.00                  90.00
SPARTANBURG                                          302.50                  44,000.00                  80.00
WALDORF                                            1,787.50                 260,000.00                  80.00
ROUND LAKE                                           666.09                 101,500.00                  70.00
Decatur                                              985.05                 129,519.45                  80.00
DES PLAINES                                        1,136.67                 176,000.00                  80.00
CHICAGO                                            1,817.96                 259,807.04                  80.00
PIEDMONT                                             677.33                 101,600.00                  80.00
PORTLAND                                           1,250.77                 187,845.90                  80.00
SAN ANTONIO                                          356.78                  46,371.89                  77.33
SAN ANTONIO                                          352.67                  46,371.16                  80.00
SAN ANTONIO                                          352.67                  46,371.16                  80.00
CRANSTON                                           2,204.55                 235,295.03                  80.00
HOUSTON                                            1,490.14                 207,853.19                  80.00
QUEEN CREEK                                        1,199.11                 177,100.00                  79.99
DAYTON                                               307.65                  43,967.35                  80.00
Atlanta                                              731.25                 108,000.00                  80.00
EASTPOINTE                                           447.04                  62,303.00                  80.00
LITTLE ROCK                                          866.67                 130,000.00                  78.79
MILFORD                                              970.15                 143,884.85                  80.00
SURPRISE                                           2,894.72                 441,100.00                  80.00
ROEBUCK                                              329.31                  47,900.00                  77.26
SEVIERVILLE                                        2,838.61                 453,870.87                  60.67
NEW HAVEN                                            814.18                 119,256.89                  70.00
GATLINBURG                                         3,038.25                 485,791.46                  58.67
WASHINGTON                                         2,310.00                 396,000.00                  80.00
SOUTHFIELD                                           669.38                 119,000.00                  70.00
LINCOLNWOOD                                        2,212.50                 360,000.00                  64.29
COLUMBUS                                             332.01                  49,240.59                  80.00
DOVER                                                587.35                  92,435.00                  70.00
Buckeye                                              909.91                 167,982.73                  80.00
QUEEN CREEK                                        1,371.47                 228,522.28                  75.00
MESA                                               3,475.49                 451,726.18                  80.00
Everett                                            1,699.25                 354,625.99                  77.09
PROVIDENCE                                           885.00                 144,000.00                  79.66
Atlanta                                              847.33                 131,199.84                  80.00
Chickamauga                                          296.10                  35,545.65                  80.00
JACKSONVILLE                                         796.65                 111,121.52                  80.00
North Bethesda                                     9,031.15               1,313,622.00                  70.00
BRENTWOOD                                          1,731.33                 313,600.00                  70.00
Glendale                                           7,875.00               1,200,000.00                  64.86
PEMBROKE                                           1,255.99                 185,500.00                  79.99
PHOENIX                                            1,023.75                 156,000.00                  80.00
TAMPA                                                920.94                 134,894.68                  64.29
MIAMI BEACH                                        3,927.08                 650,000.00                  69.89
JERSEY CITY                                        2,497.21                 389,655.91                  77.23
SIOUX FALLS                                          651.54                  87,634.81                  65.00
MARICOPA                                           1,326.32                 187,245.00                  80.00
AURORA                                               253.93                  34,155.11                  95.00
Corrales                                           1,413.33                 256,000.00                  57.53
BOLINGBROOK                                        1,148.44                 157,500.00                  70.00
SPARTANBURG                                          353.28                  48,450.00                  85.00
NEW YORK                                           6,207.98                 944,206.08                  70.00
DOUGLASSVILLE                                      1,343.67                 222,400.00                  80.00
Albuquerque                                          668.57                 121,100.00                  70.00
HILTON HEAD ISLAND                                   347.08                  47,600.00                  80.00
ASTORIA                                            4,287.92                 577,122.24                  70.00
WHEATON                                              966.67                 160,000.00                  80.00
PLATTSBURG                                         1,466.67                 256,000.00                  80.00
FORT ATKINSON                                        891.94                 115,929.73                  80.00
MIDDLETOWN                                         2,079.44                 407,400.00                  80.00
BROOKLYN                                           3,876.54                 515,670.96                  80.00
LAS VEGAS                                          1,327.50                 236,000.00                  80.00
FORT LAUDERDALE                                    1,733.33                 260,000.00                  72.22
FALLS CHURCH                                       3,166.85                 467,720.00                  70.00
OXNARD                                             2,493.75                 420,000.00                  70.00
DETROIT                                              742.33                 104,800.00                  80.00
CHESTER                                              865.77                 159,835.00                  65.00
NORFOLK                                              469.22                  81,900.00                  70.00
SANDPOINT                                          1,108.33                 190,000.00                  79.17
PARADISE                                           1,420.92                 231,200.00                  80.00
CAPE CORAL                                         2,484.36                 322,904.26                  90.00
SEDONA                                             1,645.42                 287,200.00                  80.00
PAWLEYS ISLAND                                     3,791.67                 650,000.00                  67.36
COUNTRY CLUB HILLS                                   614.17                  88,000.00                  80.00
Passaic                                            1,856.25                 324,000.00                  80.00
Franklin                                           1,963.50                 285,600.00                  80.00
SAN ANTONIO                                          840.47                 122,250.00                  90.56
BRIDGEPORT                                         1,836.67                 304,000.00                  80.00
SANDY                                              2,590.67                 371,200.00                  80.00
SURPRISE                                           1,453.72                 211,450.00                  79.99
CHICAGO                                              623.33                  88,000.00                  73.33
LAKE FOREST                                        3,496.09                 487,655.58                  80.00
FARMINGVILLE                                       2,362.50                 360,000.00                  80.00
PALM BAY                                             851.36                 123,834.00                  80.00
BIRMINGHAM                                           553.62                  71,956.38                  80.00
WALDORF                                            1,159.38                 210,000.00                  70.00
West New York                                      2,252.50                 424,000.00                  80.00
PHOENIX                                            1,558.33                 220,000.00                  80.00
DETROIT                                              483.00                  73,600.00                  80.00
CONWAY                                               560.56                  78,189.78                  78.25
HUNTLEY                                              958.75                 156,000.00                  80.00
INDIO                                              1,443.75                 231,000.00                  70.00
WESTWOOD                                           2,889.96                 339,672.94                  80.00
TEHACHAI                                           1,479.14                 203,859.61                  80.00
CLEVELAND                                            305.00                  48,000.00                  80.00
BAKERSFIELD                                        1,053.13                 163,065.00                  70.00
SWANSEA                                              560.84                  78,030.00                  90.00
SCOTTSDALE                                        10,000.00               1,500,000.00                  68.18
BUCKEYE                                            1,119.11                 202,706.00                  95.00
WILLOWBROOK                                        1,087.50                 180,000.00                  80.00
KANSAS CITY                                          504.90                  67,955.52                  80.00
MARICOPA                                           1,326.03                 219,480.00                  80.00
FOREST GROVE                                       1,338.33                 233,600.00                  80.00
MARICOPA                                           1,264.74                 205,789.00                  80.00
RIDGELY                                            2,109.37                 374,999.99                  75.76
CEDAR POINT                                          700.00                 112,000.00                  70.00
FREDERICKSBURG                                     2,836.31                 388,980.00                  70.00
BALTIMORE                                          1,034.91                 112,156.50                  90.00
LAS VEGAS                                          3,691.41                 562,500.00                  75.00
PEORIA                                             1,114.86                 178,534.48                  61.37
Ahoskie                                              386.10                  51,965.98                  80.00
JACKSONVILLE                                         790.50                 111,600.00                  80.00
Evansville                                           310.00                  48,000.00                  80.00
BRYANS ROAD                                        2,721.17                 450,400.00                  80.00
WALDORF                                            1,717.33                 294,400.00                  80.00
JACKSONVILLE                                         790.50                 111,600.00                  80.00
MEMPHIS                                              320.25                  48,800.00                  80.00
LORTON                                             1,782.50                 276,000.00                  80.00
SALISBURY                                            329.78                  51,900.00                  69.94
SAINT LOUIS                                          375.63                  49,968.12                  70.42
Trenton                                              707.79                  99,854.80                  80.00
REDMOND                                              850.00                 120,000.00                  80.00
MEMPHIS                                              330.75                  50,400.00                  80.00
TOLEDO                                               297.00                  39,947.49                  72.73
TAMPA                                                881.93                 143,500.00                  70.00
SAINT LOUIS                                          375.63                  49,968.12                  70.42
PROVIDENCE                                         1,300.86                 175,085.39                  80.00
RICHMOND                                           1,347.75                 239,600.00                  80.00
ISLE OF PALMS                                      4,675.78                 712,500.00                  75.00
CENTEREACH                                         2,707.03                 472,500.00                  70.00
SAINT LOUIS                                          413.67                  58,400.00                  78.92
LANCASTER                                            876.89                 122,226.66                  80.00
NORTH LAS VEGAS                                    1,830.00                 366,000.00                  79.16
Woodstock                                          2,118.33                 328,000.00                  80.00
LONG BEACH                                           831.25                 133,000.00                  70.00
EVANSTON                                             697.50                 108,000.00                  80.00
PEYTON                                               896.03                 162,300.55                  70.00
Marietta                                           1,173.92                 165,730.00                  84.99
EVANSTON                                             671.67                 104,000.00                  80.00
INDIANAPOLIS                                         498.61                  65,559.22                  80.00
Sunbury                                              984.51                 152,440.00                  80.00
Rome                                                 599.18                  92,776.22                  80.00
ORLANDO                                            1,094.03                 158,400.00                  80.00
EVANSTON                                             638.08                  98,800.00                  80.00
AMSTERDAM                                            369.08                  47,970.92                  80.00
MIAMI                                              1,065.66                 148,645.02                  79.98
EL PASO                                              707.79                  99,927.63                  51.81
FALLS CHURCH                                       4,034.84                 553,350.00                  80.00
TYLER                                                646.52                 112,847.00                  80.00
LADYS ISLAND                                       1,374.19                 244,300.00                  75.87
JAMAICA                                            2,841.67                 496,000.00                  80.00
CHICAGO                                            1,353.33                 224,000.00                  80.00
Fort Wayne                                           320.25                  48,800.00                  80.00
BALTIMORE                                            616.15                 113,750.00                  65.00
PALM COAST                                         3,869.69                 640,500.00                  70.00
Hillsborough                                       1,470.00                 224,000.00                  70.00
ALEXANDRIA                                         1,443.75                 210,000.00                  69.31
CRYSTAL SPRINGS                                      838.20                 116,917.42                  78.00
PHOENIX                                            1,057.08                 172,000.00                  80.00
VIRGINIA BEACH                                       520.41                  81,900.00                  70.00
PORT JEFFERSON STATION                             1,603.11                 234,816.68                  65.28
DAYTON                                               455.97                  59,264.07                  77.01
BAYONNE                                            1,285.62                 241,999.99                  60.27
WELLINGTON                                         5,082.29                 717,500.00                  70.00
AKRON                                                473.65                  61,562.68                  80.00
MARYVILLE                                            641.67                  88,000.00                  80.00
WARRENTON                                          1,277.38                 191,842.62                  80.00
OGDEN                                                483.86                  69,096.96                  80.00
EL PASO                                            1,547.01                 221,085.80                  75.00
SOUTH PADRE ISLAND                                   918.75                 140,000.00                  70.00
FARMINGTON                                           896.58                 162,400.00                  80.00
FARMINGTON                                           896.58                 162,400.00                  80.00
GRANDVILLE                                           498.63                  59,241.43                  79.97
BAY SHORE                                          2,011.87                 332,999.99                  79.86
BURNSVILLE                                         1,105.00                 208,000.00                  80.00
Evansville                                           356.40                  47,968.60                  80.00
KIRKLAND                                           1,266.32                 187,960.00                  80.00
DUNELLEN                                           1,947.85                 274,800.37                  80.00
HOLLYWOOD                                          2,437.50                 360,000.00                  80.00
Tigard                                             1,306.25                 220,000.00                  80.00
PORT SAINT LUCIE                                   2,008.79                 261,091.73                  95.00
PALISADES                                          2,955.49                 343,677.70                  80.00
MERCED                                             1,601.04                 265,000.00                  79.58
SAINT ALBANS                                       2,007.92                 316,000.00                  80.00
DAYTON                                               374.22                  50,367.03                  80.00
EL MONTE                                           1,051.09                 159,730.39                  40.00
SIDNEY                                               279.01                  40,868.09                  87.02
JACKSONVILLE                                         453.60                  77,760.00                  80.00
BRIDGEPORT                                         1,312.28                 189,855.43                  69.09
LAWRENCEVILLE                                        867.25                 122,435.66                  70.00
WATERFORD                                          1,151.40                 193,920.00                  80.00
MONROE                                               342.32                  37,384.24                  79.79
Atlantic Beach                                     1,160.00                 192,000.00                  80.00
Kalamazoo                                          2,852.20                 526,560.00                  80.00
WINCHESTER                                         2,073.50                 343,200.00                  80.00
SPOKANE                                            2,014.48                 311,920.00                  80.00
West Sacramento                                      699.21                  99,925.79                  34.48
FORT WORTH                                           917.45                 137,786.97                  70.00
SUNRISE                                            1,401.25                 228,000.00                  80.00
MARYSVILLE                                         1,100.00                 176,000.00                  80.00
CONCORD                                            2,160.50                 357,600.00                  80.00
SIOUX FALLS                                          791.50                 106,460.07                  65.00
COLUMBUS                                             940.42                 148,000.00                  80.00
NEWBERG                                            1,200.00                 192,000.00                  80.00
BELLEROSE                                          2,681.49                 383,215.38                  79.98
Paterson                                           2,415.00                 368,000.00                  80.00
LEWES                                              1,182.83                 241,600.00                  80.00
Boston                                             1,586.67                 272,000.00                  80.00
BOOTHWYN                                             583.83                  90,400.00                  80.00
TUCSON                                               935.46                 147,866.21                  80.00
CHICAGO                                            1,018.06                 144,716.36                  80.00
CHARLOTTE                                            906.67                 128,000.00                  80.00
WHEATON                                            2,195.83                 340,000.00                  80.00
FORT MYERS                                         1,150.42                 200,799.99                  79.81
TINLEY PARK                                        1,232.71                 194,000.00                  80.00
GRANTS PASS                                          997.50                 152,000.00                  80.00
RIGBY                                                609.50                 110,399.99                  80.00
STREAMWOOD                                           966.88                 168,764.43                  80.00
MILTON                                             1,192.94                 184,713.02                  80.00
Toms River                                         1,219.36                 191,900.00                  79.99
SAINT GEORGE                                       1,346.67                 202,000.00                  79.22
PATASKALA                                            781.37                 131,599.99                  79.76
LOVELAND                                             775.00                 120,000.00                  80.00
Boston                                             2,624.27                 427,000.00                  70.00
VIRGINIA BEACH                                     1,547.11                 223,829.56                  80.00
APPLE VALLEY                                       1,610.00                 224,000.00                  80.00
BOYNTON BEACH                                        893.75                 132,000.00                  80.00
PONTIAC                                              756.13                 114,411.35                  79.99
CHICAGO                                            1,019.01                 150,500.00                  69.04
NEWBURGH                                           1,250.77                 186,902.21                  80.00
Mcdonough                                          1,164.12                 158,543.55                  95.00
Boston                                             2,796.35                 455,000.00                  70.00
CONWAY                                               559.37                  79,940.63                  80.00
Durham                                               384.57                  54,708.85                  78.57
FORT MYERS                                           457.25                  74,399.97                  80.00
DETROIT                                              381.25                  60,000.00                  80.00
SURPRISE                                           1,093.29                 198,030.00                  70.00
LEES SUMMIT                                        1,973.44                 310,574.00                  95.00
AVONDALE                                           1,207.69                 214,699.98                  79.97
LITHIA                                             1,107.17                 204,400.00                  79.98
SURPRISE                                           1,143.83                 189,324.17                  94.99
FAIRVIEW                                           2,399.98                 334,763.56                  75.28
SHOW LOW                                           2,318.86                 353,350.00                  79.99
Charlotte                                            677.53                 108,404.00                  80.00
OKLAHOMA CITY                                        460.82                  68,345.30                  95.00
CLEVELAND                                            560.53                  82,863.38                  80.00
ALAMEDA                                            2,454.17                 380,000.00                  69.98
ORMOND BEACH                                       1,546.67                 232,000.00                  80.00
EWING                                              1,690.10                 295,000.00                  77.23
SAN ANTONIO                                          553.33                  72,754.75                  70.00
FORT PIERCE                                          920.83                 136,000.00                  80.00
RICHMOND                                             499.58                  87,200.00                  80.00
DAYTON                                               294.00                  44,800.00                  80.00
INDEPENDENCE                                         682.00                 105,600.00                  80.00
LARGO                                                875.63                 140,100.00                  79.97
SURPRISE                                           1,362.00                 204,300.00                  79.99
HANFORD                                              991.30                 148,877.87                  63.40
BRONX                                              2,393.49                 353,500.00                  70.00
BRANSON                                              540.00                  96,000.00                  80.00
ASHBURN                                            1,820.00                 312,000.00                  80.00
Belmont                                            2,898.44                 525,000.00                  70.00
LYNCHBURG                                            730.62                  98,335.63                  80.00
LYNCHBURG                                            730.62                  98,335.63                  79.35
DAYTON                                               302.06                  43,167.94                  80.00
HARLINGEN                                            607.16                 107,940.00                  70.00
LAWSON                                             1,863.75                 284,000.00                  82.32
EAST DURHAM                                          692.41                 101,420.82                  70.00
STOCKTON                                           1,255.63                 215,250.00                  72.97
ODENTON                                            1,458.00                 259,200.00                  80.00
WOODSIDE                                           2,666.67                 400,000.00                  69.57
CANTON                                             1,461.33                 219,200.00                  80.00
SAINT LOUIS                                          689.06                  94,500.00                  70.00
Camden                                               457.38                  61,538.05                  80.00
COLUMBUS                                           1,380.75                 220,920.00                  80.00
NORTH MIAMI                                          516.25                  84,000.00                  69.71
VIRGINIA BEACH                                       891.28                 158,450.00                  69.99
KANSAS CITY                                          526.83                  87,200.00                  80.00
AKRON                                                351.75                  53,600.00                  80.00
SAINT LOUIS                                          740.10                 101,500.00                  70.00
Belton                                             1,250.00                 200,000.00                  74.91
TOPEKA                                               295.83                  40,000.00                  80.00
GREENVILLE                                           376.48                  59,250.00                  75.00
VIENNA                                             5,031.25                 700,000.00                  80.00
OZONE PARK                                         1,611.46                 297,500.00                  70.00
AURORA                                               708.75                 126,000.00                  70.00
GOODLETTSVILLE                                       757.35                 134,640.00                  80.00
CHICAGO                                              854.76                 115,044.70                  80.00
APPLE VALLEY                                       1,520.00                 228,000.00                  80.00
Irvington                                          1,282.36                 183,263.89                  70.00
MURRIETA                                           3,332.00                 470,400.00                  80.00
HENDERSON                                          1,404.00                 249,600.00                  80.00
ZEPHYRHILLS                                        1,759.33                 301,600.00                  80.00
MERIDEN                                            1,100.00                 192,000.00                  80.00
PHILADELPHIA                                         357.00                  54,400.00                  80.00
SANTA ROSA                                         2,465.22                 401,120.00                  80.00
PROVIDENCE                                         1,588.62                 227,031.38                  80.00
WASHINGTON                                         2,571.80                 376,410.02                  65.00
GLENDALE                                           1,453.50                 244,800.00                  80.00
UPPER MARLBORO                                     1,610.00                 276,000.00                  80.00
RESTON                                             1,484.00                 254,400.00                  80.00
East Boston                                        2,171.88                 417,000.00                  68.36
CHICAGO                                            1,012.00                 147,200.00                  80.00
AURORA                                               888.33                 131,200.00                  80.00
PHOENIX                                              767.81                 136,500.00                  70.00
Cottonwood                                           931.00                 156,800.00                  70.00
HOMESTEAD                                            881.56                 162,750.00                  70.00
KANSAS CITY                                          504.90                  67,955.52                  80.00
HILLSBORO                                            622.71                 106,750.00                  70.00
LAKE OSWEGO                                        1,485.00                 259,199.99                  80.00
NEW LONDON                                           396.76                  54,682.34                  79.88
GRANTS PASS                                          976.72                 164,500.00                  70.00
WARREN                                             1,378.12                 244,999.99                  70.00
AIKEN                                                493.05                  67,953.20                  80.00
BUFFALO                                              279.13                  39,890.37                  80.00
CLERMONT                                           2,008.13                 283,500.00                  90.00
Louisville                                           516.85                  67,957.73                  80.00
NEWPORT NEWS                                       1,064.00                 182,400.00                  80.00
LOS ANGELES                                        3,262.50                 580,000.00                  78.91
MIAMI                                              3,286.67                 464,000.00                  80.00
HOFFMAN ESTATES                                      732.42                 149,599.99                  80.00
NAMPA                                                625.63                 115,500.00                  70.00
POWDER SPRINGS                                       758.33                 104,000.00                  80.00
Alpharetta                                         6,353.99                 999,971.85                  75.47
DETROIT                                              443.81                  71,010.00                  90.00
JACKSONVILLE BEACH                                 1,401.09                 220,500.00                  70.00
ANGOLA                                             4,544.08                 611,599.67                  80.00
BOILING SPRINGS                                      729.75                 111,200.00                  80.00
Apopka                                             6,354.17               1,000,000.00                  64.52
BRONX                                              2,305.63                 357,000.00                  70.00
SPOKANE                                              771.83                 118,897.54                  70.00
ORLANDO                                              968.75                 155,000.00                  68.89
BROOKLYN                                           2,635.72                 416,623.03                  65.67
TYLER                                                575.25                  93,600.00                  80.00
PHILADELPHIA                                         687.92                 101,600.00                  80.00
Alpharetta                                         3,875.93                 515,591.02                  80.00
TOPEKA                                               207.20                  29,977.17                  80.00
CHICAGO                                            1,058.65                 163,920.00                  80.00
TOPEKA                                               207.20                  29,977.17                  80.00
TOPEKA                                               248.64                  35,972.61                  80.00
E FALLOWFIELD                                      2,137.20                 277,781.61                  95.00
MESA                                               5,733.33                 860,000.00                  80.00
GREENVILLE                                           635.00                 101,600.00                  80.00
RENTON                                             1,516.67                 280,000.00                  80.00
LANSING                                              560.00                  84,000.00                  80.00
EL PASO                                              612.50                  97,999.43                  70.00
Raleigh                                              853.13                 136,500.00                  70.00
BIRMINGHAM                                           400.62                  55,880.53                  80.00
BARTOW                                             2,152.50                 328,000.00                  80.00
OKLAHOMA CITY                                        346.34                  47,136.45                  80.00
CHICAGO                                            3,902.24                 507,192.55                  70.00
ORMOND BEACH                                       1,280.67                 180,800.00                  80.00
DETROIT                                              413.66                  65,100.00                  70.00
HOLLYWOOD                                          1,775.00                 284,000.00                  80.00
NORTH CHARLESTON                                     452.42                  80,430.00                  70.00
VANCOUVER                                          1,189.45                 181,250.00                  79.99
AVONDALE                                           1,551.69                 244,200.00                  95.00
JACKSONVILLE                                         632.40                  93,400.00                  84.91
SEGUIN                                               762.76                  99,139.91                  80.00
SOUTHFIELD                                         1,756.67                 248,000.00                  80.00
KENT                                               1,854.83                 287,200.00                  80.00
ROWESVILLE                                           489.05                  78,248.00                  80.00
MASPETH                                            2,560.94                 447,000.00                  70.00
Mutttontown                                        9,187.50               1,470,000.00                  70.00
GLEN OAKS                                          2,744.88                 449,532.11                  65.00
DARLINGTON                                         1,748.84                 299,801.17                  73.53
NORTH HOLLYWOOD                                    2,606.25                 417,000.00                  73.16
NEW DURHAM                                         2,028.91                 367,500.00                  79.89
RANCHO PALOS VERDES                                5,912.42                 993,310.46                  65.76
SAN ANTONIO                                          437.80                  57,564.20                  80.00
PORT SAINT LUCIE                                   1,547.13                 235,753.00                  70.00
COLUMBUS                                             446.25                  68,000.00                  80.00
KANSAS CITY                                          444.94                  79,100.00                  70.00
NORTH CHARLESTON                                     898.96                 143,834.00                  80.00
FOUNTAIN                                             863.33                 129,500.00                  70.00
BALTIMORE                                            785.42                 116,000.00                  80.00
LAWRENCEVILLE                                      1,324.58                 231,200.00                  80.00
HOMESTEAD                                            716.51                 108,978.37                  50.73
LA VERGNE                                            628.33                 116,000.00                  80.00
NORTH LAS VEGAS                                    1,968.00                 393,600.00                  80.00
WASHINGTON                                           823.04                 106,975.16                  80.00
ATLANTA                                              898.09                 116,729.24                  80.00
Cumming                                              644.22                 108,500.00                  70.00
HILLSBORO                                            668.06                 106,890.00                  70.00
JACKSONVILLE                                         708.58                 107,974.08                  80.00
Wilmington                                         1,507.91                 307,999.65                  79.38
Las Cruces                                         1,972.19                 271,812.81                  80.00
VISALIA                                            1,378.85                 217,000.00                  70.00
SCAPPOOSE                                          1,092.50                 184,000.00                  80.00
SALEM                                                535.00                  85,600.00                  80.00
Santa Maria                                        1,634.17                 296,000.00                  65.78
JACKSONVILLE                                         412.50                  60,000.00                  80.00
OZARK                                              1,291.41                 213,750.00                  75.00
CHICAGO                                            1,282.49                 187,853.34                  80.00
SCOTTSDALE                                         2,740.83                 404,800.00                  80.00
HOUSTON                                              380.66                  52,463.87                  75.00
ELMHURST                                           4,244.03                 591,981.89                  80.00
WASHINGTON                                         3,769.54                 438,545.30                  75.00
CHICAGO                                            1,566.67                 210,861.98                  79.62
CALDWELL                                             782.25                 119,200.00                  80.00
Powder Springs                                     2,346.67                 352,000.00                  80.00
PHOENIX                                            1,240.00                 192,000.00                  80.00
GLENDALE                                             755.21                 125,000.00                  57.34
MODESTO                                            1,966.67                 320,000.00                  80.00
LAS VEGAS                                            715.00                 104,000.00                  80.00
WALDORF                                            3,350.34                 509,571.53                  64.15
LISLE                                                888.02                 155,000.00                  77.50
SALEM                                                794.06                 115,500.00                  70.00
SPARTANBURG                                          297.17                  40,472.83                  75.00
SPOKANE                                              440.84                  60,758.16                  80.00
RIDGE                                              2,003.78                 331,660.00                  70.00
PHOENIX                                              773.33                 116,000.00                  80.00
WAKE FOREST                                          645.25                 106,800.00                  80.00
KANSAS CITY                                          511.88                  91,000.00                  70.00
REDMOND                                              836.33                 154,400.00                  80.00
MINNEAPOLIS                                        1,118.74                 159,881.26                  80.00
SPRING CITY                                        1,490.62                 238,499.99                  75.00
PINE BLUFFS                                          406.67                  64,000.00                  49.23
WASHINGTON                                         3,833.98                 446,041.80                  75.00
MARICOPA                                           1,136.96                 167,920.00                  80.00
GIBSONTON                                          1,186.59                 175,250.00                  79.99
CHEYENNE                                             419.38                  66,000.00                  61.68
ANNAPOLIS                                          1,400.00                 280,000.00                  80.00
SEAFORD                                            3,770.36                 519,642.14                  80.00
ESSEX                                              1,658.44                 274,500.00                  79.57
DES MOINES                                         1,372.50                 216,000.00                  80.00
KANSAS CITY                                          444.94                  79,100.00                  70.00
Scottsdale                                         2,023.17                 262,960.60                  80.00
MARYSVILLE                                           859.19                 158,620.00                  70.00
FORT LAUDERDALE                                    1,450.42                 209,840.20                  70.00
LIBERTY LAKE                                         839.79                 139,000.00                  57.92
Raleigh                                            1,146.33                 171,950.00                  95.00
SILVER SPRING                                      2,530.00                 352,000.00                  80.00
MIRA LOMA                                          1,370.83                 235,000.00                  50.54
KATONAH                                            4,265.62                 649,999.99                  69.59
Cary                                               2,432.50                 333,600.00                  80.00
EVERETT                                            1,204.58                 196,000.00                  80.00
PROVIDENCE                                           938.54                 170,000.00                  65.38
WOODBRIDGE                                         3,527.94                 480,477.39                  80.00
CAPE CORAL                                         1,584.84                 241,500.00                  64.40
Atlanta                                              704.16                 107,300.00                  77.75
RENO                                               1,535.00                 307,000.00                  75.80
RANDALLSTOWN                                         807.55                 164,946.39                  68.75
PERINTON                                             870.68                  96,009.40                  95.00
FRAMINGHAM                                         1,241.75                 221,823.53                  80.00
Vienna                                             2,491.67                 460,000.00                  79.17
Phippsburg                                         1,524.29                 217,675.41                  74.91
Detroit                                              475.47                  67,949.53                  80.00
Detroit                                              409.04                  58,412.60                  90.00
Washington                                         4,829.81                 701,892.04                  80.00
Fort Washington                                    2,621.23                 483,920.00                  80.00
Clermont                                           1,942.50                 296,000.00                  80.00
Manassas                                           2,065.00                 336,000.00                  80.00
Fort Washington                                    1,650.00                 264,000.00                  80.00
Sterling                                           2,258.71                 318,889.03                  80.00
Washington                                         1,835.58                 345,520.00                  80.00
Suisun City                                        2,038.34                 343,300.00                  70.06
Manassas                                           2,580.38                 393,200.00                  80.00
Woodbridge                                         2,047.50                 312,000.00                  80.00
Centreville                                        1,754.50                 290,400.00                  80.00
Fairfax                                            2,875.00                 460,000.00                  80.00
Culpeper                                           2,056.33                 318,400.00                  80.00
Fredericksburg                                     1,000.00                 160,000.00                  80.00
Hamilton                                           3,187.50                 600,000.00                  80.00
Fredericksburg                                     1,430.00                 208,000.00                  80.00
Cooksville                                         4,560.00                 768,000.00                  80.00
Manassas                                           1,829.48                 287,918.64                  80.00
Manassas                                           1,937.50                 300,000.00                  80.00
Winston Salem                                        472.03                  79,500.00                  49.98
Temple Hills                                       1,822.73                 318,149.73                  70.70
Germantown                                           904.39                 157,857.99                  54.48
Manassas                                           1,860.00                 297,600.00                  80.00
Richmond                                             797.50                 132,000.00                  80.00
Alexandria                                         1,438.13                 212,400.00                  80.00
Clinton                                            2,728.32                 467,712.00                  80.00
Upper Marlboro                                     3,673.43                 551,014.00                  80.00
Gaithersburg                                         922.26                 167,050.00                  65.00
Arlington                                          2,537.50                 420,000.00                  80.00
Beltsville                                         1,018.67                 152,800.00                  80.00
Manassas                                           1,532.50                 245,200.00                  80.00
Woodbridge                                         1,809.50                 263,200.00                  80.00
Capitol Heights                                      715.00                 143,000.00                  65.00
Culpeper                                             908.25                 138,400.00                  80.00
Alexandria                                         1,312.50                 200,000.00                  80.00
Woodbridge                                         2,007.92                 316,000.00                  79.90
Manassas                                           2,190.00                 350,400.00                  80.00
Takoma Park                                        2,460.00                 393,600.00                  80.00
Woodbridge                                         2,977.33                 510,400.00                  80.00
Leesburg                                           1,887.03                 287,548.00                  80.00
Aldie                                              2,648.57                 438,384.00                  80.00
TAMARAC                                            1,255.69                 193,246.11                  80.00
Reston                                             1,500.00                 240,000.00                  80.00
Manassas                                           1,507.50                 241,200.00                  80.00
Woodbridge                                         1,470.00                 235,200.00                  60.00
Falls Church                                       2,337.50                 440,000.00                  80.00
Baltimore                                            634.18                  89,469.89                  80.00
PORT REPUBLIC                                      2,565.00                 456,000.00                  80.00
STREAMWOOD                                         1,124.07                 162,501.56                  75.00
LOUISVILLE                                           725.00                 120,000.00                  75.00
BALTIMORE                                            376.98                  58,080.09                  70.00
Fargo                                                416.82                  68,466.32                  70.00
BEALETON                                           2,563.83                 424,358.60                  80.00
COLUMBIA                                             337.77                  44,902.46                  80.00
DOVER                                              2,001.19                 275,618.87                  80.00
BALTIMORE                                            614.36                  86,673.96                  80.00
CARENCRO                                             297.00                  39,947.49                  80.00
BALTIMORE                                            424.12                  59,116.16                  80.00
BALTIMORE                                            707.79                  99,854.79                  80.00
BALTIMORE                                            307.07                  40,349.60                  80.00
WALDORF                                            1,575.16                 245,782.96                  75.69
ARLINGTON                                            736.11                 103,848.98                  80.00
Pasadena                                           1,018.13                 181,000.00                  59.93
ARLINGTON                                            721.95                 101,851.89                  80.00
BALTIMORE                                            736.11                 103,848.98                  80.00
ARLINGTON                                            589.09                  91,918.83                  80.00
DAVIDSONVILLE                                      4,331.25                 770,000.00                  61.60
NEW CASTLE                                           323.56                  41,550.70                  80.00
YORK                                                 469.61                  63,957.06                  80.00
VIRGINIA BEACH                                     1,214.03                 189,095.39                  80.00
RICHMOND                                             926.64                 164,736.00                  80.00
CUMBERLAND                                           496.62                  72,743.21                  80.00
POTTSTOWN                                            480.71                  69,547.04                  80.00
POTTSTOWN                                            689.98                  99,823.99                  79.92
BALTIMORE                                            645.25                 106,800.00                  75.00
Baltimore                                            675.16                 111,750.00                  73.76
SOUDERTON                                          2,177.81                 279,834.69                  80.00
Grant                                                793.75                  86,087.14                  74.17
MIAMI                                              3,040.10                 456,575.44                  64.82
ELMA                                                 450.76                  59,961.74                  80.00
TAMPA                                                729.03                 102,850.43                  80.00
Romulus                                              405.89                  59,453.59                  70.00
Lakeland                                           1,031.63                 143,274.66                  80.00
West Palm Beach                                    1,510.94                 229,220.41                  77.97
UPPER MARLBORO                                     1,264.67                 216,800.00                  80.00
Albertson                                          3,698.75                 538,000.00                  55.18
Brooklyn                                           3,020.83                 500,000.00                  71.43
Wyandanch                                          1,081.59                 158,301.89                  70.00
ALTURA                                               702.01                 104,116.68                  79.85
Alexandria                                         5,413.09                 823,307.74                  80.00
APACHE JUNCTION                                      409.06                  53,135.32                  72.88
MOUNT LAUREL TOWNSHIP                              1,549.11                 205,936.13                  80.00
IRVINGTON TOWNSHIP                                 1,987.25                 255,197.23                  70.00
NEW BRUNSWICK                                      1,685.94                 269,750.00                  65.00
PATERSON                                           2,112.50                 312,000.00                  65.00
BAYONNE                                            2,031.25                 325,000.00                  65.00
Trenton                                              735.01                  94,388.02                  70.00
WOODBRIDGE                                         1,781.25                 300,000.00                  80.00
MT OLIVE TOWNSHIP                                  1,101.38                 139,838.32                  80.00
TRENTON                                              826.04                 104,878.73                  70.00
JERSEY CITY                                        2,250.00                 337,500.00                  75.00
NORTH BERGEN TWP                                   2,582.67                 359,989.48                  70.00
PASSAIC                                            1,927.17                 298,400.00                  80.00
EAST ORANGE                                        1,773.08                 238,643.79                  80.00
EAST ORANGE                                        2,204.21                 303,790.79                  80.00
JERSEY CITY                                        4,887.50                 680,000.00                  80.00
MENDHAM TOWNSHIP                                   3,694.27                 606,815.11                  80.00
Miami                                              2,612.50                 440,000.00                  80.00
Hialeah                                            1,842.35                 242,089.63                  80.00
Hillsborough                                       1,721.88                 274,708.19                  80.00
Maurice River Township                               530.29                  84,682.56                  45.95
Elizabeth                                          2,692.75                 416,942.21                  75.82
Newark                                             1,648.91                 211,874.84                  80.00
Fitchburg                                          1,602.37                 231,302.24                  80.00
Lawrence                                           1,953.61                 279,920.00                  80.00
Orange                                             2,019.59                 271,642.95                  80.00
Newark                                             2,350.83                 364,000.00                  80.00
Jersey City                                        2,193.70                 291,187.99                  80.00
Lynn                                               1,917.01                 311,920.00                  80.00
Antioch                                              852.85                 174,199.99                  80.00
New Port Richey                                    1,282.50                 228,000.00                  80.00
Mobile                                               330.11                  50,165.32                  75.00
Nashville                                          3,636.76                 552,667.15                  80.00
Dunedin                                            1,351.63                 235,920.00                  80.00
Seminole                                           5,244.17                 812,000.00                  80.00
Largo                                              1,554.22                 257,250.00                  75.00
Mandeville                                         2,931.54                 462,959.17                  64.60
Dunedin                                              360.00                  64,000.00                  80.00
Clearwater                                         1,230.17                 193,600.00                  80.00
Ocala                                              1,016.67                 160,000.00                  76.19
Clearwater                                         1,170.00                 208,000.00                  65.00
Chattanooga                                          372.90                  55,261.21                  90.00
Hendersonville                                     4,871.60                 679,520.07                  80.00
Iuka                                                 337.27                  49,401.43                  80.00
Auburn                                               796.25                 156,000.00                  80.00
Cape Coral                                           693.93                 138,785.93                  52.33
Jackson                                              873.01                 126,207.05                  80.00
Celebration                                        3,473.44                 585,000.00                  64.78
Orlando                                              985.42                 172,000.00                  80.00
Gulf Breeze                                        3,476.49                 534,607.72                  80.00
Nashville                                            436.51                  63,103.52                  80.00
Birmingham                                         1,319.60                 263,920.00                  80.00
JONESBORO                                            601.69                  81,944.98                  80.00
LITHONIA                                             503.12                  86,249.00                  75.00
Cincinnati                                           587.34                  83,874.93                  80.00
LAKE ALFRED                                        1,006.98                 127,926.35                  80.00
MIAMI                                              1,538.27                 219,836.73                  80.00
Cincinnati                                         1,342.49                 191,714.13                  80.00
MARIETTA                                             619.55                  86,357.54                  79.50
Kennesaw                                             740.00                 118,400.00                  80.00
BLUE RIDGE                                           943.59                 148,500.00                  72.44
HIGH POINT                                           309.49                  43,169.51                  80.00
ATLANTA                                            2,001.37                 254,253.63                  80.00
Cincinnati                                           272.25                  39,600.00                  90.00
Port Chester                                       2,567.78                 405,513.49                  65.00
Bayside                                            2,680.95                 389,517.39                  69.56
Fresh Meadows                                      3,159.83                 480,595.90                  64.13
Philadelphia                                         300.18                  41,371.51                  90.00
Westampton                                         1,108.25                 177,320.00                  80.00
Philadelphia                                       1,145.83                 199,999.99                  80.00
Northfield                                         3,994.83                 584,683.59                  80.00
Woodbury                                           1,595.21                 230,610.42                  80.00
Ocean City                                         5,781.25                 925,000.00                  46.25
BROOKLYN                                           1,157.82                 161,498.93                  89.79
Brooklyn                                           2,561.24                 399,292.23                  61.54
College Point                                      3,412.17                 486,547.36                  80.00
Laurel                                             4,140.59                 583,721.70                  90.00
Chicago                                            1,136.98                 185,000.00                  54.09
JERSEY CITY                                        5,971.88                 910,000.00                  70.00
NOGALES                                              468.75                  75,000.00                  55.35
PLACENTIA                                          2,383.33                 416,000.00                  65.00
SURPRISE                                             839.65                 109,133.85                  79.13
UPLAND                                             2,375.89                 414,700.00                  65.00
CHINO                                              1,564.06                 273,000.00                  65.00
PLACENTIA                                          2,979.17                 520,000.00                  65.00
EL CENTRO                                          1,136.23                 186,585.31                  79.57
YUMA                                                 631.37                  94,743.97                  65.00
Laredo                                               555.72                  61,567.97                  80.00
GREELEY                                              614.58                 100,000.00                  80.00
GREELEY                                              835.83                 136,000.00                  80.00
GREELEY                                            1,155.42                 188,000.00                  80.00
PALM SPRINGS                                       2,422.50                 408,000.00                  80.00
Rio Rico                                           1,003.12                 138,252.79                  75.00
Richardson                                           926.10                 139,085.90                  80.00
Chicago                                            1,537.21                 233,495.33                  65.00
Minneapolis                                          716.41                  99,858.39                  80.00
Chicago                                            1,238.31                 188,131.24                  58.00
Little Rock                                          791.32                 115,634.75                  80.00
Murphy                                               873.19                 127,799.68                  80.00
Brighton                                             923.98                 161,276.00                  80.00
KINGSVILLE                                         1,536.75                 239,575.33                  58.68
Chicago                                            1,425.54                 216,608.27                  62.00
Florissant                                           655.51                  93,610.42                  75.00
Atlanta                                              697.50                 108,000.00                  80.00
Orlando                                            1,182.58                 177,457.74                  75.00
Orlando                                            1,482.18                 219,398.31                  80.00
Ellijay                                            1,044.10                 143,900.90                  80.00
Tampa                                              1,304.32                 193,445.18                  80.00
New River                                          1,197.54                 179,404.65                  64.52
Millington                                           573.03                  83,802.22                  80.00
Savannah                                             755.25                 127,200.00                  79.55
Arvada                                             1,325.00                 212,000.00                  80.00
Davie Beach                                        1,827.17                 251,652.02                  80.00
York                                                 779.62                 104,931.32                  48.84
Granbury                                             861.41                 120,069.70                  80.00
Chicago                                            1,215.32                 184,200.57                  54.41
WASHINGTON                                         1,530.00                 244,800.00                  80.00
ELLICOTT CITY                                      2,910.42                 508,000.00                  80.00
FORKED RIVER                                       1,522.50                 232,000.00                  79.73
EASTON                                             2,617.97                 307,852.45                  80.00
LAREDO                                               903.86                 142,610.06                  65.00
MESA                                               1,127.34                 216,450.00                  65.00
LANHAM                                             1,788.33                 296,000.00                  80.00
MISSION                                              733.77                  99,865.35                  71.43
PHOENIX                                            1,037.77                 120,966.74                  48.80
BELLEVUE                                           2,075.75                 311,740.11                  80.00
ORANGE                                             2,031.67                 368,000.00                  80.00
MCALLEN                                              823.88                 116,315.74                  74.98
HIGLEY                                             2,090.00                 304,000.00                  80.00
SEVERNA PARK                                       1,889.81                 302,370.00                  70.00
SUN CITY WEST                                        919.71                 139,882.37                  51.47
WESLACO                                            1,914.97                 204,387.63                  60.65
CEDAR PARK                                         1,053.78                 154,230.25                  80.00
DECATUR                                            1,530.94                 213,000.00                  75.00
FORT WORTH                                           300.78                  52,500.00                  75.00
LEESBURG                                           2,039.58                 356,000.00                  80.00
DAVENPORT                                          2,219.29                 244,235.40                  70.00
GREAT FALLS                                        5,017.19                 845,000.00                  65.00
SILVER SPRING                                      1,660.82                 198,591.66                  50.38
ATHENS                                               826.15                 127,920.00                  80.00
SILVER SPRING                                      1,787.50                 312,000.00                  80.00
MIDDLETOWN                                         1,057.50                 188,000.00                  80.00
CAPITOL HEIGHTS                                    1,250.33                 193,600.00                  80.00
MESA                                               1,127.34                 216,450.00                  65.00
ROUND ROCK                                           508.08                  87,099.98                  65.00
MCALLEN                                              788.83                 104,797.75                  70.00
CEDAR PARK                                           899.32                 140,326.08                  61.07
GILBERT                                            2,145.21                 337,607.20                  80.00
MESA                                               1,776.71                 247,824.96                  80.00
CLAREMONT                                          1,654.79                 338,000.00                  59.30
ORANGE                                             1,230.32                 165,591.61                  74.98
CHANDLER                                           1,718.48                 257,661.09                  70.00
SAN FRANCISCO                                      3,382.44                 520,599.47                  70.00
KELLER                                             1,305.21                 223,750.00                  59.99
MISSION                                            1,516.69                 194,768.92                  75.00
SANTA ANA                                          3,027.13                 454,627.04                  73.98
SAN ANTONIO                                          708.08                 114,888.96                  52.27
PHOENIX                                              671.13                 109,200.00                  65.00
GREAT FALLS                                        3,312.60                 649,000.00                  64.96
TOMS RIVER                                         1,740.00                 288,000.00                  80.00
SPRING LAKE                                        3,521.71                 549,514.75                  27.50
HOLLYWOOD                                          1,715.92                 279,200.00                  80.00
HILLSDALE                                          2,644.01                 461,500.00                  65.00
MINNEAPOLIS                                        1,794.58                 292,000.00                  80.00
BROWNSVILLE                                          710.22                 106,574.47                  70.00
MINNEAPOLIS                                          950.00                 152,000.00                  80.00
LAREDO                                               483.48                  69,893.13                  61.41
PHOENIX                                              698.00                 139,600.00                  60.70
BIG BEAR LAKE                                      4,604.69                 673,943.69                  75.00
YONKERS                                            2,500.00                 399,999.99                  80.00
WASHINGTON                                         2,517.50                 424,000.00                  80.00
TOTOWA                                             5,124.04                 779,344.71                  65.00
BELLINGHAM                                         1,330.00                 224,000.00                  80.00
RICHMOND                                             716.29                 104,918.08                  75.00
TAKOMA PARK                                          744.62                 134,875.00                  65.00
CORONA                                             2,265.63                 375,000.00                  47.90
WESLACO                                              650.97                  94,033.49                  65.00
MCALLEN                                              902.12                 104,951.01                  75.00
ARIZONA CITY                                         867.15                 131,889.10                  74.16
WASHINGTON                                         4,444.27                 805,000.00                  70.00
MESA                                               1,130.73                 217,100.00                  65.00
REMINGTON                                          1,803.65                 346,300.00                  80.00
PHOENIX                                              372.40                  65,000.00                  65.00
BALTIMORE                                          1,083.75                 204,000.00                  80.00
Encino                                             6,552.73               1,031,250.00                  75.00
San Antonio                                          504.85                  67,070.57                  80.00
OAK POINT                                            722.23                 101,966.15                  80.00
Dallas                                               969.00                 163,200.00                  80.00
OAK POINT                                            668.64                  94,399.63                  80.00
Bethlehem                                            975.00                 156,000.00                  80.00
Stockbridge                                          848.57                 121,268.17                  75.85
Frisco                                               653.41                 108,150.00                  75.00
Bryan                                              1,281.92                 176,555.86                  80.00
Ellenwood                                            495.00                  86,400.00                  80.00
Loris                                                875.83                 137,702.58                  65.98
Round Rock                                           861.09                 150,300.00                  90.00
Plano                                                545.16                  86,093.64                  74.61
Stockbridge                                        1,485.75                 226,400.00                  80.00
Rockport                                             504.35                  70,300.32                  78.22
Hapeville                                            534.90                  71,108.89                  80.00
Dallas                                               449.54                  61,957.34                  80.00
San Diego                                          3,735.93                 575,504.07                  79.45
Dallas                                               405.63                  64,900.00                  72.11
Prescott                                           1,362.06                 209,637.36                  75.00
Lincoln                                              727.18                 103,922.82                  65.00
Pflugerville                                         802.95                 140,151.00                  75.00
FT WORTH                                             616.00                 105,600.00                  80.00
Dacula                                               712.48                 110,320.00                  80.00
Aubrey                                               689.42                 112,177.00                  80.00
San Diego                                          2,594.68                 389,680.32                  63.41
Mckinney                                             341.77                  50,060.92                  78.28
Mesquite                                             663.32                  90,154.95                  80.00
Midway City                                        2,979.17                 520,000.00                  80.00
Mcdonough                                            620.50                 116,800.00                  80.00
Los Angeles                                        2,389.06                 417,000.00                  76.23
San Diego                                          2,050.34                 332,366.42                  64.66
Grand Prairie                                        283.73                  36,855.13                  90.00
Houston                                              787.50                 120,000.00                  80.00
Dallas                                               742.83                 103,391.42                  75.00
Vista                                              3,105.84                 460,631.35                  72.03
Marietta                                             763.58                 130,900.00                  47.10
FATE                                                 558.71                  90,052.59                  75.00
Lewisville                                           392.08                  54,000.33                  75.00
Abingdon                                           1,117.31                 181,800.00                  79.74
Valdosta                                             928.47                 129,508.53                  80.00
Mcallen                                              661.79                  93,157.29                  88.63
Albuquerque                                          906.18                 129,407.04                  80.00
Riverdale                                            534.90                  71,154.60                  80.00
San Antonio                                          387.82                  56,604.44                  74.31
Douglasville                                       1,127.32                 208,120.00                  80.00
Deer Park                                            493.05                  67,953.20                  80.00
Myrtle Beach                                         921.87                 149,999.99                  80.00
Valdosta                                             504.85                  69,531.85                  80.00
Spring                                               312.19                  55,500.00                  75.00
Forney                                               464.04                  63,911.63                  80.00
Forney                                             1,220.75                 239,168.00                  80.00
DENTON                                               666.99                 106,718.00                  80.00
Mesquite                                             556.27                  76,614.07                  80.00
Irving                                               513.00                  74,963.19                  80.00
Eden Prairie                                         747.08                 130,400.00                  80.00
Houston                                              981.52                 138,572.63                  80.00
Stockbridge                                          706.05                 125,520.00                  80.00
OAK POINT                                            607.50                  97,200.00                  80.00
Dallas                                             1,466.32                 251,369.49                  79.98
Jefferson                                          1,136.49                 172,708.48                  61.79
Arlington                                            782.87                 129,578.00                  80.00
Houston                                              998.53                 151,614.71                  80.00
OAK POINT                                            650.82                  92,940.41                  80.00
Farmers Branch                                       447.50                  63,844.70                  80.00
Albuquerque                                        1,111.25                 190,500.00                  90.28
Oklahoma City                                        657.35                 103,905.98                  78.20
Honolulu                                           7,625.00               1,200,000.00                  75.00
Las Vegas                                          3,414.58                 596,000.00                  80.00
Pasadena                                           3,033.93                 479,566.07                  62.42
ANTIOCH                                            3,106.87                 497,538.76                  64.84
SAN MARCOS                                         3,366.22                 518,553.16                  64.07
COEUR D ALENE                                      6,548.89                 958,497.70                  80.00
DUARTE                                             3,425.00                 548,000.00                  80.00
SPOKANE                                            1,661.46                 275,000.00                  64.71
CARMEL VALLEY                                      3,431.25                 610,000.00                  56.74
Muldrow                                              427.00                  64,851.90                  77.66
Carrollton                                           466.67                  80,000.00                  80.00
ALPINE FOREST                                      1,243.75                 199,000.00                  62.19
CERES                                              1,855.42                 292,000.00                  80.00
Indianapolis                                         594.67                  86,029.16                  74.87
HOPKINSVILLE                                         475.47                  67,898.74                  80.00
CAMPBELL                                             516.25                  71,151.00                  80.00
INDIANAPOLIS                                         466.21                  67,448.63                  87.66
COSHOCTON                                            285.24                  40,241.48                  65.00
HOPKINSVILLE                                         660.06                  94,259.44                  80.00
INDIANAPOLIS                                         452.99                  63,953.68                  80.00
LOUISVILLE                                         1,023.26                 150,000.00                  80.00
HOPKINSVILLE                                         358.00                  51,123.76                  80.00
HOPKINSVILLE                                         503.43                  71,892.81                  80.00
HOPKINSVILLE                                         486.65                  69,496.38                  80.00
HOPKINSVILLE                                         402.75                  57,514.23                  80.00
Aurora                                             1,073.99                 153,371.31                  80.00
Milwaukee                                            771.92                 125,600.00                  80.00
Cape Coral                                         1,423.33                 223,999.90                  80.00
Keystone                                             896.00                 153,600.00                  80.00
Kenosha                                              545.00                  87,200.00                  80.00
Milwaukee                                            663.75                 108,000.00                  80.00
Thorton                                              811.17                 125,600.00                  80.00
Coral Gables                                       2,561.99                 455,464.44                  39.82
Ashburn                                              766.92                 116,864.00                  95.00
Shelter Island                                     2,760.42                 500,000.00                  33.33
Alexandria                                         3,216.39                 459,315.09                  80.00
Manassas                                           3,141.27                 519,935.00                  65.00
Silver Spring                                      3,912.74                 636,650.00                  85.00
Alexandria                                         2,502.72                 444,928.74                  87.25
Alexandria                                         2,898.98                 448,875.00                  95.00
Falls Church                                       1,342.50                 191,714.13                  80.00
Cape Coral                                         4,710.25                 837,378.07                  69.79
Washington                                         6,485.99                 997,253.50                  50.00
Manassas                                           2,933.13                 494,000.00                  94.10
CLEVELAND                                            362.67                  54,400.00                  80.00
KAILUA                                             7,296.73               1,124,031.40                  75.00
PINEVILLE                                            591.62                  78,649.23                  75.00
Honolulu                                           3,989.90                 691,371.03                  80.00
PLEASANT HILL                                        986.32                 146,282.93                  80.00
HENDERSON                                          2,912.75                 458,400.00                  80.00
Chapin                                               607.24                  87,853.10                  79.93
Elberton                                             968.68                 145,480.65                  80.00
Ventura                                            1,306.66                 145,904.57                  23.85
Gilbert                                            1,007.92                 164,000.00                  80.00
Mesa                                                 499.58                  87,200.00                  80.00
Tucson                                               464.13                  67,148.20                  80.00
Sun City                                             834.33                 131,274.23                  80.00
Myrtle                                               369.45                  47,443.71                  95.00
Scottsdale                                         6,024.04                 915,205.81                  70.00
Tempe                                                850.00                 136,000.00                  80.00
Olathe                                             1,164.32                 147,829.08                  80.00
Phoenix                                              807.33                 121,100.00                  70.00
Phoenix                                            1,106.25                 180,000.00                  80.00
Tucson                                             1,177.48                 168,022.71                  80.00
Paradise Valley                                   10,360.13               1,497,710.23                  57.69
Cottonwood                                         1,540.63                 246,500.00                  79.99
Kansas City                                          566.47                  77,043.55                  80.00
Phoenix                                            2,300.31                 433,000.00                  61.86
Kansas City                                          493.09                  67,063.83                  80.00
Phoenix                                            1,422.15                 224,592.10                  74.26
Apache Junction                                      652.50                 108,000.00                  80.00
Yuma                                               1,168.75                 220,000.00                  64.71
Phoenix                                            1,380.49                 245,420.80                  65.00
Phoenix                                            1,005.95                 146,320.00                  80.00
WEST FARGO                                           761.86                 119,900.00                  79.99
SPRING                                               638.06                  87,755.36                  80.00
HOUSTON                                              492.32                  68,671.50                  80.00
SPRING                                               638.06                  87,755.36                  80.00
SAN ANTONIO                                          620.06                  93,123.61                  79.98
HOUSTON                                              629.33                  86,554.72                  80.00
GROSSE POINTE FARMS                                1,745.42                 284,000.00                  80.00
SPRING                                               638.06                  87,755.36                  80.00
Palm Bay                                             729.23                 120,700.00                  75.14
Titusville                                         1,635.04                 233,491.84                  80.00
palmbay                                              999.41                 144,365.27                  79.97
San Diego                                          1,623.14                 299,657.50                  61.22
San Diego                                          2,077.29                 383,500.00                  65.00
Hiram                                                336.22                  60,900.00                  70.00
Cincinnati                                           470.17                  72,800.00                  65.00
West Springfield                                   1,284.09                 174,764.37                  74.79
Columbus                                             813.15                 119,013.47                  80.00
Acosta                                               691.17                  91,882.26                  80.00
Newark                                               840.98                 134,675.15                  80.00
Fredericktown                                        614.86                  84,741.64                  80.00
Pittsburgh                                           353.63                  51,161.04                  80.00
Columbus                                             478.26                  68,349.24                  80.00
Pennsburg                                          1,338.25                 208,715.60                  69.90
Fredericktown                                        761.11                 114,306.22                  80.00
Harrisburg                                           818.23                 105,137.90                  80.00
Union                                                956.51                 131,829.22                  80.00
BETHEL                                             2,259.75                 314,400.00                  80.00
Westbury                                           2,113.75                 356,000.00                  80.00
Bay Shore                                          1,458.33                 280,000.00                  80.00
WATERTOWN                                          3,789.67                 561,597.67                  75.00
Freeport                                           1,480.99                 258,500.00                  63.83
Elmont                                             2,376.67                 368,000.00                  80.00
Fort Worth                                           826.45                 115,278.58                  80.00
Denton                                               958.04                 143,803.93                  80.00
Kellyville                                           534.96                  67,960.87                  80.00
Lithia                                             1,750.06                 266,176.19                  80.00
CLAYTON                                              848.75                 145,500.00                  79.99
BETHESDA                                           7,205.38                 993,066.10                  75.00
Jessup                                             1,450.00                 240,000.00                  80.00
SILVER SPRING                                      2,576.25                 458,000.00                  61.48
Clayton                                              764.67                 118,400.00                  80.00
LAUREL                                               590.00                  96,000.00                  80.00
Leesburg                                           2,607.11                 490,750.00                  63.32
GERMANTOWN                                         1,720.83                 280,000.00                  80.00
Clayton                                            1,020.94                 178,200.00                  79.98
Lewiston                                           1,137.72                 179,673.68                  75.00
Portland                                             578.84                  90,240.04                  80.00
Harrison Township                                    580.06                  79,944.94                  80.00
Chicopee                                           1,160.11                 159,889.89                  80.00
Highland                                           1,050.00                 180,000.00                  79.65
Converse                                             452.41                  67,888.19                  80.00
Emerald Isle                                       7,682.29               1,250,000.00                  52.63
Crowley                                              815.88                 119,412.84                  79.79
Saint Petersburg                                     832.04                 122,919.98                  65.00
Derby                                                504.35                  70,350.32                  80.00
Washington                                           632.07                  99,818.71                  45.45
PERRYVILLE                                           741.17                 105,921.33                  80.00
Waukegan                                           1,220.98                 166,288.35                  78.49
Wilmington                                         2,131.06                 347,862.69                  80.00
Charlotte                                            689.00                 100,841.94                  74.81
Lebanon                                            1,152.56                 179,268.16                  80.00
Denver                                             1,080.57                 158,152.11                  80.00
Raynham                                            1,010.45                 169,928.09                  47.49
San Antonio                                          660.06                  94,188.50                  80.00
Freedom                                              768.42                 124,562.54                  80.00
San Antonio                                          495.95                  68,352.93                  80.00
Chicopee                                           1,264.52                 174,279.98                  80.00
Pleasant View                                      1,466.21                 255,920.00                  80.00
SULLIVAN                                           1,118.77                 163,732.73                  80.00
Weymouth                                             961.93                 167,900.00                  73.36
Charlotte                                            958.04                 143,763.23                  80.00
Dorchester                                         1,472.40                 257,000.00                  60.47
Matthews                                           1,166.67                 224,000.00                  80.00
Elkton                                             1,454.37                 207,690.30                  80.00
SAN ANTONIO                                          346.39                  48,868.94                  79.58
Assonet                                            1,074.22                 187,500.00                  69.96
Brewer                                               398.20                  62,943.05                  48.46
Mashpee                                            1,325.73                 204,047.05                  68.59
GOSHEN                                               629.36                  79,953.97                  80.00
TULARE                                               477.39                  59,966.36                  80.00
VISALIA                                              790.23                 101,479.61                  80.00
FRESNO                                             1,256.91                 161,408.49                  80.00
Las Vegas                                            729.50                  97,312.62                  75.00
Las Vegas                                            604.34                  87,366.43                  70.00
MURRIETA                                           1,691.67                 280,000.00                  70.00
Maineville                                         1,030.46                 176,650.00                  79.98
HAGERSTOWN                                         1,541.76                 249,923.58                  80.00
CHARLOTTESVILLE                                      392.00                  78,400.00                  80.00
LAUREL                                             1,675.00                 240,000.00                  80.00
CHARLOTTESVILLE                                      390.00                  72,000.00                  75.00
CHARLOTTESVILLE                                      604.35                 100,598.80                  70.00
CHARLOTTESVILLE                                      431.00                  69,866.82                  74.47
CHARLOTTESVILLE                                      771.38                 145,200.00                  74.98
WICHITA                                              592.46                  96,400.00                  74.98
CHARLOTTESVILLE                                      683.67                 117,200.00                  80.00
Charlottesville                                    1,008.33                 193,600.00                  80.00
Washington                                         1,794.58                 292,000.00                  80.00
CHARLOTTESVILLE                                      357.00                  67,200.00                  74.99
MIAMI                                              1,695.31                 262,500.00                  75.00
WICHITA                                              592.46                  96,400.00                  74.98
VIENNA                                             3,009.50                 463,600.50                  64.90
Temple                                               381.94                  50,155.64                  75.00
Myrtle Beach                                         639.71                 118,100.00                  69.96
Macon                                                299.53                  40,499.93                  90.00
Jacksonville                                       1,250.00                 200,000.00                  80.00
San Bernardino                                     2,572.13                 391,943.59                  80.00
Grand Rapids                                         473.30                  62,898.47                  70.00
Weatherford                                          831.25                 114,000.00                  80.00
Grand Rapids                                         478.93                  63,585.72                  69.29
Myrtle Beach                                         618.33                 112,000.00                  80.00
Elkmont                                            1,180.35                 172,966.71                  80.00
Kansas City                                          339.55                  50,278.38                  80.00
Miami                                              1,074.52                 168,737.70                  79.07
Macon                                                330.00                  49,500.00                  90.00
Rochester                                            912.80                 124,147.93                  80.00
Saint Augustine                                   10,105.78               1,497,593.82                  68.18
Riverside Area                                     1,603.21                 295,977.94                  80.00
SOUTH LAKE TAHOE                                   1,920.10                 284,772.09                  68.67
BELL                                               3,891.59                 599,483.41                  80.00
PICO RIVERA                                        2,854.15                 428,093.48                  75.93
KOLOA                                              1,724.48                 301,000.00                  70.00
CASA GRANDE                                          798.36                 119,650.25                  83.92
SHOREVIEW                                            570.77                  87,848.03                  80.00
POMONA                                             1,796.67                 308,000.00                  80.00
SANTA ANA                                          2,718.75                 450,000.00                  75.00
N LAS VEGAS                                        1,256.67                 208,000.00                  80.00
HENDERSON                                          4,000.00                 640,000.00                  80.00
MIDWAY CITY                                        3,356.23                 479,285.31                  79.08
REDLANDS                                           1,376.67                 224,000.00                  80.00
Bay Shore                                          1,321.83                 226,600.00                  80.00
Clifton                                            1,860.83                 308,000.00                  80.00
East Elmhurst                                      3,699.08                 555,544.25                  80.00
North Bergen                                       1,396.48                 243,750.00                  65.00
West Orange                                        1,389.58                 230,000.00                  63.19
Jamaica                                            3,592.64                 539,112.15                  80.00
Passaic                                            1,691.67                 280,000.00                  80.00
Far Rockaway                                       2,386.84                 367,364.54                  77.47
Hyattsville                                        1,546.67                 256,000.00                  80.00
Hyattsville                                          966.67                 160,000.00                  80.00
Hyattsville                                        1,879.40                 275,285.08                  75.48
Hahira                                               484.09                  81,531.32                  72.64
Coral Springs                                      1,291.15                 199,919.70                  80.00
Beulaville                                           528.66                  71,153.42                  80.00
Columbus                                             420.00                  64,000.00                  71.91
Lake Oswego                                        4,955.83                 626,000.00                  80.00
WILLINGBORO                                        1,463.67                 218,640.42                  80.00
Minneapolis                                        1,434.67                 199,606.56                  80.00
DOVE CANYON                                        5,208.24                 823,255.09                  80.00
VISALIA                                            1,352.08                 220,000.00                  80.00
SAN FRANCISCO                                      3,351.56                 585,000.00                  65.00
Concord                                              526.80                  70,856.87                  78.75
West New York                                      4,062.50                 780,000.00                  65.00
LAS VEGAS                                          2,177.89                 303,785.44                  80.00
Miami                                              4,275.00                 760,000.00                  80.00
Hialeah                                              925.00                 148,000.00                  80.00
Tampa                                              1,065.09                 162,300.00                  79.99
Melbourne                                            902.50                 152,000.00                  80.00
Miami Beach                                        3,153.26                 479,191.17                  80.00
MIAMI                                              2,190.00                 350,400.00                  80.00
LOS ANGELES                                        2,715.74                 413,052.70                  78.00
MILPITAS                                           2,650.89                 413,267.45                  59.57
GREENFIELD                                         1,344.65                 209,595.11                  44.68
SANTA ANA                                          1,786.85                 271,541.65                  77.71
SAN JOSE                                           3,456.41                 543,960.00                  80.00
ORANGE PARK                                        1,805.00                 304,000.00                  80.00
Columbia                                             368.46                  47,890.97                  80.00
Savannah                                             400.24                  55,123.77                  80.00
Jacksonville                                         474.30                  70,287.07                  80.00
Jacksonville                                         391.20                  58,751.80                  70.00
Jacksonville                                       1,922.89                 318,272.00                  80.00
Baltimore                                            538.90                  80,766.23                  55.86
Easley                                               875.89                 123,660.44                  75.00
Mount Pleasant                                     6,008.06                 879,341.77                  80.00
BRISTOW                                            3,497.37                 610,450.00                  80.00
CULPEPER                                           2,195.36                 383,190.48                  80.00
QUEEN CREEK                                        1,224.00                 217,600.00                  80.00
UPPER MARLBORO                                     3,099.37                 502,417.26                  80.00
LAVEEN                                             1,632.79                 238,975.43                  80.00
LANCASTER                                          1,830.09                 319,434.00                  80.00
SURPRISE                                           1,560.71                 249,713.00                  80.00
TEMECULA                                           2,609.93                 447,416.00                  80.00
FAIRFIELD                                          3,665.79                 663,992.00                  80.00
Ponte Vedra Beach                                  4,790.18                 718,816.20                  80.00
Davie                                              1,126.00                 151,550.80                  79.99
Kennesaw                                             825.31                 122,402.03                  79.03
Conyers                                              485.08                  71,942.42                  80.00
Orlando                                            6,528.23                 992,075.47                  75.00
Covington                                          1,303.33                 195,739.42                  79.99
Davie                                              1,203.78                 186,819.54                  62.67
Milner                                               640.48                  91,532.02                  80.00
Athens                                               915.01                 141,978.49                  87.72
Hoschton                                           3,439.22                 497,571.10                  66.39
Peachtree City                                     2,817.37                 439,221.45                  80.00
Pompano Beach                                      1,596.73                 239,605.40                  80.00
Pompano Beach                                      1,682.17                 231,679.26                  80.00
Atlanta                                            3,227.58                 460,912.71                  80.00
Lawrenceville                                        911.28                 127,019.86                  79.50
Boone                                                923.81                 125,815.52                  89.99
Monroe                                               698.52                  99,751.25                  90.00
Stockbridge                                          668.16                  94,262.93                  80.00
Maitland                                           1,118.77                 163,872.06                  80.00
Lake Wylie                                         4,022.46                 678,610.02                  61.82
Alpharetta                                         4,007.28                 785,100.00                  80.00
Monroe                                               794.99                 117,522.53                  80.00
Orlando                                            1,156.30                 173,514.23                  65.00
Jacksonville                                         893.66                 130,794.99                  74.86
Bradenton                                          2,629.95                 366,840.90                  74.99
Brandon                                              662.73                 102,568.32                  90.00
Dunedin                                              793.88                 124,868.91                  80.00
Tampa                                              3,119.35                 499,071.34                  75.19
Marietta                                           1,127.27                 173,499.87                  79.99
Woodstock                                          2,244.82                 309,386.94                  80.00
Buford                                               913.75                 172,000.00                  80.00
Stockbridge                                          566.24                  79,883.84                  80.00
Virginia Beach                                     1,058.79                 156,375.00                  75.00
Cicero                                               700.00                 112,000.00                  74.67
PALM BEACH GARDENS                                 2,068.92                 325,600.00                  80.00
ALEXANDRIA                                         1,658.12                 260,950.00                  85.00
Roanoke                                              775.00                 124,000.00                  80.00
Reisterstown                                       2,009.58                 364,000.00                  65.00
MELBOURNE                                          1,182.98                 192,485.24                  70.00
SHERWOOD                                           1,667.97                 262,500.00                  75.00
BEDFORD                                            3,106.87                 497,538.76                  60.00
Arlington                                          2,903.91                 472,500.00                  72.64
Glenn Dale                                         1,805.00                 304,000.00                  80.00
PALM BAY                                           1,032.50                 168,000.00                  80.00
SAINT AUGUSTINE                                      815.63                 135,000.00                  58.95
Lauderhill                                         1,983.33                 272,000.00                  79.77
BRENTWOOD                                          1,181.25                 210,000.00                  52.76
Benicia                                            3,087.57                 469,605.14                  75.20
ORLANDO                                            2,807.29                 490,000.00                  52.97
WEST BABYLON                                       2,181.55                 312,000.00                  80.00
FREDERICK                                          1,290.69                 193,840.98                  64.67
Oxnard                                             2,718.75                 435,000.00                  75.00
SAN BERNARDINO                                     1,376.67                 214,619.57                  62.87
APPLE VALLEY                                       1,924.27                 318,500.00                  65.00
Gahanna                                              738.33                 134,634.52                  80.00
COLUMBUS                                             961.25                 161,151.65                  65.00
COLUMBUS                                           1,018.92                 170,820.73                  65.00
Westerville                                          603.01                 108,695.66                  80.00
Westerville                                          588.09                 108,886.34                  79.99
COLUMBUS                                           1,109.48                 183,937.06                  65.00
Salt Lake City                                       587.85                  97,300.00                  70.00
Park City                                          1,601.30                 279,500.00                  80.00
MIDWAY                                             2,495.48                 398,506.22                  60.61
Park City                                          2,158.42                 351,200.00                  80.00
Oradell                                            6,737.19                 998,395.87                  80.00
KALAMAZOO                                          1,013.24                 167,977.85                  65.00
Union                                              1,297.40                 234,999.99                  64.38
Zellwood                                             875.82                 122,076.88                  75.00
Delray Beach                                         565.25                 106,400.00                  80.00
Gainesville                                          841.09                 115,920.17                  80.00
Ocoee                                              1,484.96                 214,836.40                  70.96
Ocoee                                                697.50                 108,000.00                  80.00
Temple Hills                                         691.92                 103,914.76                  80.00
Glenwood                                           4,927.34                 927,500.00                  70.00
Bowie                                              3,365.81                 576,995.66                  77.45
Villa Rica                                           537.98                  83,300.00                  85.00
Deland                                             3,009.50                 463,198.75                  80.00
Wesley Chapel                                      1,184.17                 196,000.00                  80.00
Newport News                                         372.53                  51,963.30                  80.00
Baltimore                                            779.17                 136,000.00                  80.00
Washington                                         1,460.94                 255,000.00                  75.00
Maitland                                           1,079.95                 188,500.00                  65.00
Rosemount                                          4,753.96                 678,887.68                  80.00
Minneapolis                                          465.21                  77,000.00                  70.00
WILLIS                                               995.57                 127,924.43                  80.00
Houston                                              908.46                 116,681.04                  80.00
HILO                                                 966.67                 160,000.00                  80.00
SANTA ROSA                                           821.82                 111,849.20                  80.00
LEWISVILLE                                           536.55                  73,949.08                  80.00
Harahan                                            1,037.76                 159,019.25                  50.00
LUBBOCK                                              359.85                  46,743.10                  80.00
THE WOODLANDS                                        698.55                 101,063.04                  70.00
DESOTO                                               597.97                  85,392.66                  80.00
BATON ROUGE                                          745.07                 103,852.72                  80.00
GREEN BAY                                            881.68                 115,927.90                  80.00
LEWISVILLE                                           536.55                  73,949.08                  80.00
WILLIS                                               665.28                  89,541.39                  70.00
RACINE                                               404.45                  51,918.01                  80.00
Houston                                              713.46                 109,810.05                  34.49
LEWISVILLE                                           536.55                  73,949.08                  80.00
The Woodlands                                        668.01                  96,645.41                  70.00
LEAGUE CITY                                          881.01                 125,812.40                  70.00
DURHAM                                               558.39                  84,928.59                  64.39
PEARLAND                                             815.38                 115,116.62                  80.00
OCEAN SPRINGS                                        636.43                  96,130.49                  80.00
Spring                                             1,392.13                 191,734.86                  80.00
JONESBOROUGH                                         687.46                 103,311.18                  80.00
Fountain Valley                                    3,579.34                 557,008.37                  65.00
San Gabriel                                        3,245.23                 493,584.98                  65.00
MESA                                                 400.22                  64,625.08                  53.28
Phoenix                                            1,576.63                 239,595.58                  76.19
Peoria                                             3,575.00                 624,000.00                  80.00
SUMMIT                                             1,594.21                 227,830.79                  80.00
Bourbonnais                                        1,913.05                 273,192.63                  80.00
Northbrook                                         2,435.39                 327,569.43                  80.00
Franklin                                             882.20                 132,050.13                  46.53
Osakis                                             1,498.33                 248,000.00                  77.50
Coon Rapids                                        1,241.80                 177,468.20                  80.00
ST LOUIS                                             792.91                 113,315.84                  80.00
CONWAY                                               336.01                  43,174.49                  80.00
LONGVIEW                                             475.64                  67,151.36                  80.00
DALLAS                                               311.12                  39,952.59                  80.00
JACKSONVILLE                                         409.09                  68,900.00                  65.00
LONGVIEW                                             447.33                  63,154.25                  80.00
LONGVIEW                                             475.64                  67,151.36                  80.00
DALLAS                                               513.34                  65,921.79                  80.00
TYLER                                                780.32                 111,339.29                  80.00
AZLE                                               1,970.79                 299,494.48                  80.00
JACKSONVILLE                                         409.09                  68,900.00                  65.00
JACKSONVILLE                                         409.09                  68,900.00                  65.00
HOUSTON                                              905.20                 112,438.55                  90.00
Bloomington                                        1,653.60                 242,210.90                  80.00
Silverthorne                                       1,004.16                 147,085.17                  80.00
Boulder                                            1,209.38                 215,000.00                  69.35
Haiku                                              2,340.83                 424,000.00                  80.00
Parker                                             3,137.79                 469,750.02                  80.00
Philadelphia                                       7,450.69               1,037,788.46                  65.00
Long Beach                                         1,545.83                 280,000.00                  80.00
Los Angeles                                        1,217.19                 205,000.00                  50.62
Los Angeles                                        2,804.06                 498,500.00                  79.13
New Preston Marble Dale                            2,870.19                 483,400.00                  79.99
Riverside                                          2,484.37                 449,999.98                  60.40
Santa Barbara                                      2,395.83                 460,000.00                  47.42
Tarzana                                            8,035.42               1,330,000.00                  64.56
Arlington                                            699.21                  99,700.37                  80.00
Los Angeles                                        2,813.15                 519,350.00                  65.00
Pebble Beach                                      12,463.15               1,779,796.05                  68.56
Merrimac                                             643.40                  95,346.81                  54.26
Kansas City                                        3,079.35                 467,561.81                  75.00
Staten Island                                      2,331.82                 321,155.91                  80.00
Venice                                             3,290.63                 585,000.00                  65.00
Stockton                                           1,975.00                 316,000.00                  80.00
San Diego                                          3,265.94                 454,392.00                  80.00
Orlando                                              800.00                 128,000.00                  80.00
Ocean Springs                                        387.33                  66,400.00                  80.00
Ventura                                            3,985.52                 569,151.32                  72.61
Albuquerque                                          700.00                 112,000.00                  80.00
Phoenix                                              867.15                 131,665.39                  80.00
La Quinta                                          2,809.38                 465,000.00                  62.42
Stevensville                                         630.44                  87,875.38                  80.00
San Diego                                          3,467.50                 616,443.92                  65.00
Palos Verdes Peninsula                             5,255.43                 797,972.13                  50.96
Delray Beach                                       5,401.27                 820,814.54                  65.00
Indian Orchard                                     1,091.48                 159,875.19                  78.43
Cashiers Townshi[p                                   456.45                  65,231.55                  80.00
Las Vegas                                            880.28                 133,774.21                  79.76
Niles                                                388.76                  55,517.22                  58.16
Glendale                                             839.17                 152,000.00                  80.00
Palmdale                                           3,190.00                 528,000.00                  80.00
Anaheim                                            4,554.34                 674,915.61                  79.53
Phelan                                             2,009.53                 305,641.01                  75.36
Pearl City                                         1,260.42                 220,000.00                  62.86
Long Beach                                         5,463.28                 832,500.00                  75.00
Brockton                                           1,587.77                 244,377.27                  75.09
Dallas                                               344.93                  57,091.16                  80.00
Rockville                                          3,264.45                 513,750.00                  75.00
Ocala                                                566.42                  71,916.86                  80.00
Chesterfield                                         885.76                 137,150.00                  65.00
Cypress                                            1,678.04                 225,702.37                  80.00
Dallas                                               326.67                  41,975.21                  70.00
CAIRO                                                327.26                  42,050.15                  85.00
Laredo                                             1,280.96                 183,064.04                  80.00
Tallahassee                                          557.09                  84,890.00                  65.00
Houston                                              470.40                  67,174.83                  65.00
Saint Louis                                        1,398.86                 187,775.41                  80.00
KANKAKEE                                             348.03                  47,966.97                  80.00
Palm Bay                                             678.84                 108,615.00                  65.00
Katy                                                 700.67                 103,833.17                  65.00
Bryan                                                407.69                  56,826.40                  65.00
DALLAS                                               385.23                  52,464.77                  70.00
Crystal City                                         377.62                  47,933.10                  80.00
Oklahoma City                                        406.63                  58,737.61                  76.93
RINGGOLD                                             596.25                 106,000.00                  80.00
Jacksonville                                         867.15                 131,889.10                  80.00
Summerville                                          814.59                 123,791.06                  80.00
Jacksonville                                         531.41                  75,886.85                  80.00
Nashville                                            304.53                  41,942.01                  75.00
Tulsa                                                419.53                  59,955.47                  80.00
Kennesaw                                             653.33                 112,000.00                  80.00
Kennesaw                                             723.33                 124,000.00                  80.00
Flagler Beach                                      1,395.31                 235,000.00                  69.73
Orlando                                              876.56                 153,000.00                  85.00
Ft Lauderdale                                      3,021.87                 459,224.88                  80.00
LONG BEACH TOWNSHIP                                  796.88                 150,000.00                   9.38
Ball Ground                                        2,043.80                 298,894.60                  80.00
LINCOLN                                              691.09                 104,753.00                  80.00
HARRISON                                             243.58                  33,876.81                  69.39
MERIDIAN                                           1,017.90                 164,687.64                  80.00
CHICAGO                                              651.19                  99,993.44                  80.00
BALTIMORE                                            685.38                 112,246.22                  67.54
MADISON                                              776.72                 123,798.87                  79.30
GLENDALE                                             980.68                 150,541.74                  80.00
NORTH BERGEN                                       1,685.30                 262,026.02                  80.00
LAKEWOOD                                             893.42                 135,422.15                  80.00
BELLEVILLE                                         1,374.06                 210,740.08                  94.58
NEW CASTLE                                           889.22                 129,835.38                  79.00
Tolleson                                             682.80                 111,100.00                  69.98
Thornton                                             910.00                 136,500.00                  70.00
Los Angeles                                        2,513.67                 438,750.00                  65.00
Lancaster                                          4,958.33                 850,000.00                  64.15
ESCONDIDO                                            882.88                 159,918.13                  80.00
Broken Arrow                                         671.64                  93,683.83                  71.56
Jacksonville                                         481.06                  68,697.56                  80.00
Benton                                               783.07                 107,699.78                  80.00
Broken Arrow                                         671.64                  93,683.83                  75.00
Broken Arrow                                         671.64                  93,683.83                  71.56
Philadelphia                                         726.71                 111,961.62                  80.00
Broken Arrow                                         671.64                  93,683.83                  75.00
Broken Arrow                                         671.64                  93,683.83                  75.00
Garden Grove                                       1,926.34                 296,744.29                  56.57
Sacramento                                         1,600.00                 320,000.00                  80.00
Bakersfield                                          437.67                  72,704.77                  47.10
Gulfport                                             804.69                 154,500.00                  76.73
kyle                                                 707.00                 115,451.48                  80.00
Shreveport                                           825.00                 120,000.00                  80.00
Lakewood                                           1,330.65                 187,863.93                  80.00
akron                                                393.75                  60,000.00                  80.00
portland                                           1,283.10                 202,816.48                  70.00
conley                                               511.10                  78,663.92                  80.00
santa fe                                           4,000.00                 640,000.00                  80.00
yers                                               1,063.82                 159,768.93                  79.99
Cleveland                                            530.05                  77,639.39                  71.94
houston                                              689.61                 111,893.73                  80.00
gresham                                              545.46                  98,800.00                  68.14
houston                                              446.24                  68,681.19                  80.00
post falls                                           807.33                 138,399.99                  79.95
houston                                              783.59                 125,483.67                  80.00
cleveland                                            530.05                  77,639.39                  74.00
independence                                         794.99                 117,905.64                  80.00
AKRON                                                393.75                  60,000.00                  80.00
richmond                                             969.47                 155,106.38                  80.00
akron                                                357.33                  53,600.00                  80.00
fort meyers                                          477.04                  74,434.27                  27.09
Cleveland                                            530.06                  77,639.39                  74.00
cleveland                                            530.06                  77,639.39                  74.00
CHELSEA                                              880.56                 137,398.66                  80.00
SPRING                                             2,693.12                 416,999.99                  79.63
Fountain                                             776.25                 108,000.00                  80.00
Arvada                                               926.50                 174,400.00                  80.00
Denver                                             1,050.00                 168,000.00                  80.00
Hillsborough                                      10,804.79               1,673,000.00                  64.97
BEALETON                                           2,633.75                 421,400.00                  79.99
WEST CHESTER                                       1,260.74                 192,113.00                  95.00
RISING SUN                                         1,854.14                 287,092.00                  80.00
LUMBERTON                                          1,423.08                 216,850.00                  79.99
PITTSTOWN                                          4,656.68                 649,541.24                  74.34
ELLICOTT CITY                                      4,042.52                 636,200.00                  79.99
Sacramento                                         1,595.34                 251,942.42                  65.56
Oakland                                            2,592.77                 399,405.82                  65.00
Tallahassee                                          453.09                  76,310.00                  65.00
Orlando                                            3,143.55                 471,723.14                  70.52
Tampa                                              1,208.67                 207,200.00                  80.00
Gilbert                                            4,039.06                 705,000.00                  75.00
Surprise                                           1,304.40                 215,900.00                  79.99
Mesa                                               1,260.00                 192,000.00                  80.00
Pottstown                                          3,777.34                 574,031.09                  64.97
Collegeville                                       2,854.15                 428,648.35                  65.00
Hastings                                           8,626.04               1,592,500.00                  65.00
Washington                                         1,768.46                 287,749.00                  80.00
COVINGTON                                            664.97                 107,794.53                  80.00
LAKELAND                                             780.63                 124,900.00                  79.99
UNION CITY                                           701.12                 114,080.00                  80.00
Dallas                                               566.23                  79,437.84                  80.00
GRIFFIN                                              685.00                 109,600.00                  80.00
Suwanee                                           12,486.06               1,946,549.63                  29.75
AUSTELL                                              920.11                 137,957.93                  75.00
Hampton                                              726.71                 118,245.05                  80.00
EUHARLEE                                             652.50                 108,000.00                  78.26
MARIETTA                                           2,800.00                 448,000.00                  80.00
DECATUR                                              444.13                  77,520.00                  80.00
UNION CITY                                           573.42                  93,302.00                  80.00
KENNESAW                                             750.83                  89,516.94                  59.99
VILLA RICA                                           861.95                 140,249.52                  79.99
TEMPLE                                               655.65                 116,560.00                  80.00
Dallas                                               878.62                 147,978.75                  80.00
MCDONOUGH                                          1,011.15                 146,063.75                  80.00
Riverdale                                            776.06                 116,551.38                  80.00
CANTON                                               719.57                 124,597.22                  61.99
NORCROSS                                             947.25                 168,400.00                  79.98
SNELLVILLE                                         1,000.21                 157,410.00                  80.00
SUGAR HILL                                           629.00                 118,400.00                  80.00
McDonough                                          1,155.26                 209,255.00                  80.00
JONESBORO                                            754.58                 129,357.00                  80.00
COLLEGE PARK                                         508.79                  77,529.99                  70.00
JONESBORO                                            546.88                  87,500.00                  70.00
HIRAM                                              1,088.10                 200,880.00                  80.00
HAMPTON                                              663.10                 111,679.99                  80.00
NORCROSS                                             945.00                 168,000.00                  79.99
FAIRBURN                                           1,130.85                 178,587.64                  80.00
DACULA                                               889.10                 142,256.00                  80.00
Hartwell                                           2,844.31                 448,772.95                  76.92
Lithia Springs                                       431.95                  63,170.92                  80.00
Powder Springs                                     1,161.66                 185,865.00                  80.00
RIVERDALE                                            648.62                 111,192.00                  80.00
ACWORTH                                              791.63                 151,993.00                  80.00
CANTON                                               991.51                 138,204.01                  80.00
CARTERSVILLE                                         752.00                 120,320.00                  80.00
KINGSTON                                           1,855.87                 287,360.00                  80.00
MANHATTAN BEACH                                    1,660.16                 312,500.00                  24.04
GARDEN GROVE                                       3,048.15                 463,612.12                  77.33
WASHINGTON                                         1,660.82                 197,169.80                  44.44
SAN PEDRO                                          2,951.12                 453,370.32                  65.00
LAS VEGAS                                            795.70                 119,403.36                  80.00
VAN NUYS                                           2,427.13                 439,631.00                  62.41
PALOS VERDES ESTATES                               2,588.15                 451,750.00                  65.00
INGLEWOOD                                          1,042.91                 164,398.49                  25.38
PINEHURST                                          2,486.46                 434,000.00                  70.00
GARDEN GROVE                                       1,680.04                 265,317.15                  51.12
NORWALK                                            1,516.96                 239,125.08                  49.48
Las Vegas                                          1,255.01                 195,654.83                  80.00
CRANBERRY TWP                                      1,490.28                 223,816.39                  74.17
RIVERSIDE                                          1,893.91                 291,748.59                  80.00
Rialto                                             1,478.09                 223,585.79                  57.25
CORAL GABLES                                         626.56                  92,851.60                  38.75
PHILADELPHIA                                         619.93                  85,322.33                  90.00
YUCAIPA                                            1,694.43                 270,590.30                  80.00
REDONDO BEACH                                      3,119.35                 498,141.17                  57.14
MIAMI                                              1,497.80                 227,597.59                  57.00
RED BLUFF                                          2,107.94                 324,720.19                  59.09
REDONDO BEACH                                      2,664.06                 465,000.00                  53.14
Los Angeles                                        5,985.40                 704,987.26                  65.00
NEWTON                                               392.51                  59,699.81                  79.99
ETIWANDA                                           5,041.67                 880,000.00                  80.00
Hilaleah                                             985.39                 149,873.98                  78.95
LAS VEGAS                                          1,460.95                 213,992.93                  80.00
LOS ANGELES                                        4,641.20                 705,909.40                  65.00
FOUNTAIN VALLEY                                    2,395.52                 442,250.00                  65.00
GALENA                                               774.78                 120,893.75                  56.28
MEDINA                                             1,335.24                 211,059.03                  65.00
ONTARIO                                              719.47                 119,396.68                  34.29
CHICAGO                                              752.37                 115,799.70                  79.18
Rolling Meadows                                    1,656.67                 245,306.57                  79.32
Head Of The Harbor                                 7,866.16               1,124,165.09                  75.00
SAINT LOUIS                                          856.54                 115,284.54                  80.00
Saint Louis                                        1,390.95                 211,017.33                  79.90
Dallas                                               683.82                  86,720.77                  80.00
LOUISVILLE                                           447.04                  62,311.64                  80.00
DALLAS                                             1,493.64                 206,000.00                  80.00
Houston                                              943.92                 123,875.99                  80.00
HOUSTON                                              802.46                 111,647.00                  80.00
Fort Worth                                           797.36                 131,976.00                  80.00
Denton                                               573.13                  79,829.52                  80.00
Louisville                                           392.01                  50,340.27                  91.64
Weatherford                                          862.27                 126,002.00                  80.00
HOUSTON                                              740.31                 103,000.00                  80.00
Gunter                                               655.46                  90,084.83                  80.00
Louisville                                           420.01                  53,936.01                  90.00
HOUSTON                                              623.37                  86,730.00                  80.00
Louisville                                           399.01                  51,239.20                  90.00
Bowling Green                                        623.56                  85,760.93                  80.00
DENTON                                             1,154.31                 159,090.44                  80.00
Valrico                                              997.50                 168,000.00                  80.00
Gahanna                                              759.53                 127,920.00                  80.00
GILLESPIE                                            411.67                  60,800.00                  80.00
Krum                                               2,452.42                 387,296.60                  79.84
WARSAW                                               441.16                  56,652.78                  80.00
Sanger                                               637.65                  97,796.94                  80.00
Cahokia                                              266.55                  32,341.79                  90.00
Cahokia                                              266.55                  32,341.79                  90.00
Cahokia                                              266.55                  32,366.27                  90.00
Stephenville                                       4,604.69                 673,943.69                  79.88
Lewisville                                           622.23                  84,510.81                  80.00
Little Elm                                         1,075.83                 153,517.28                  80.00
Itasca                                               691.17                  91,762.90                  80.00
Alvarado                                           1,107.24                 143,824.90                  68.90
NORWALK                                              991.53                 116,281.84                  25.00
burlingame                                        10,616.67               1,820,000.00                  70.00
Chattanooga                                          322.77                  50,797.24                  80.00
Cumming                                              832.24                 135,416.00                  80.00
Elberta                                            1,006.87                 143,785.59                  80.00
Mt Pleasant                                        3,313.13                 513,000.00                  74.89
Dallas                                               586.41                  92,288.00                  80.00
Yulee                                              1,137.59                 185,100.00                  80.00
Kennesaw                                             938.25                 166,800.00                  80.00
Chelsea                                              774.50                 123,920.00                  80.00
Atlanta                                              681.33                 116,800.00                  80.00
Gainesville                                          950.67                 147,200.00                  80.00
Gulf Shores                                          978.54                 153,999.57                  80.00
RANCHO CUCAMONGA                                   4,139.86                 590,745.53                  80.00
APPLE VALLEY                                       2,277.94                 321,592.00                  80.00
BAKERSFIELD                                        2,776.41                 397,813.32                  90.00
ROSEVILLE                                          3,624.38                 572,376.44                  80.00
LANCASTER                                          3,354.05                 496,638.54                  80.00
APPLE VALLEY                                       2,197.14                 295,523.55                  80.00
HOUSTON                                              634.49                  91,724.77                  90.00
DENTON                                               756.64                 139,687.00                  80.00
JACKSONVILLE                                         936.82                 172,951.99                  80.00
NORTH LAS VEGAS                                    2,192.27                 375,817.00                  80.00
LAS VEGAS                                          1,629.03                 256,371.99                  80.00
NAPLES                                             3,169.51                 416,479.81                  79.98
ORLANDO                                            1,374.98                 244,440.00                  80.00
NORTH LAS VEGAS                                    3,019.82                 517,683.02                  79.99
RIVERVIEW                                          1,201.11                 184,865.22                  65.00
JACKSONVILLE                                       1,240.41                 177,268.34                  80.00
LAS VEGAS                                          3,629.65                 545,116.81                  80.00
Caldwell                                             653.34                  83,900.46                  80.00
Muskogee                                             835.39                 128,352.69                  80.00
Caldwell                                             434.94                  55,853.74                  80.00
Colorado Springs                                   1,326.74                 219,597.62                  80.00
WEST JORDAN                                          862.23                 129,493.77                  80.00
COLORADO SPRINGS                                     814.33                 122,299.67                  80.00
WEST VALLEY CITY                                     500.00                  80,000.00                  80.00
SAINT GEORGE                                         947.93                 146,024.16                  79.00
Roosevelt                                          2,100.03                 269,664.13                  89.20
Aurora                                               504.33                  71,200.00                  80.00
EAGLE MOUNTAIN                                     1,075.00                 172,000.00                  80.00
Norwich                                            1,155.02                 148,324.01                  75.00
Temecula                                           3,731.75                 519,200.00                  80.00
Murrieta                                           4,100.51                 526,575.24                  80.00
Murrieta                                           3,996.25                 556,000.00                  80.00
SPRINGFIELD                                          541.25                  68,639.93                  80.00
SOUTHBRIDGE                                        1,455.38                 211,691.35                  80.00
MANCHESTER                                           978.90                 139,896.10                  80.00
Lebanon                                              651.88                  91,966.26                  75.00
Roseville                                            435.41                  67,879.69                  48.23
Westminster                                        1,158.26                 171,644.21                  80.00
Norcross                                           1,141.93                 151,706.12                  80.00
Henryetta                                            415.52                  57,959.06                  68.24
Wichita                                              510.86                  67,873.57                  80.00
Humble                                               507.77                  69,153.56                  80.00
Detroit                                              613.03                  81,495.58                  80.00
Williamsburg                                       1,569.01                 229,640.06                  52.39
Columbia                                             450.76                  59,923.22                  80.00
Canton                                               599.30                  92,240.45                  80.00
Garland                                              664.27                  88,306.85                  80.00
Newark                                             2,425.33                 342,400.00                  80.00
Littleton                                          1,095.41                 191,199.67                  80.00
Santa Monica                                       7,341.75               1,048,436.63                  75.00
SCOTTSDALE                                         3,239.84                 536,250.00                  65.00
COLUMBIA                                             697.97                 111,675.17                  80.00
THOUSAND OAKS                                      4,544.89                 649,517.61                  65.00
Chino                                              2,345.63                 417,000.00                  72.90
Apple Valley                                       1,388.54                 215,000.00                  68.25
TUSTIN                                             3,041.86                 486,216.99                  80.00
APPLE VALLEY                                       1,600.00                 256,000.00                  80.00
APPLE VALLEY                                       1,600.00                 256,000.00                  80.00
PLEASANT HILL                                      4,142.50                 660,518.49                  80.00
QUARTZ HILL ARE                                    2,038.47                 338,290.65                  53.13
LOS ANGELES                                        1,245.17                 196,281.84                  49.25
Williamsburg                                       1,684.58                 311,000.00                  87.36
Ft Washington                                      1,237.50                 220,000.00                  68.75
Lynchburg                                            788.70                 121,390.01                  80.00
College Park                                         736.12                 102,531.04                  79.97
College Park                                       1,389.14                 208,371.00                  80.00
Monroe                                               573.13                  79,886.71                  73.39
Marietta                                             401.28                  57,449.90                  70.00
Union City                                           486.69                  83,433.00                  70.00
Phoenix                                            1,596.73                 239,803.28                  64.86
El Mirage                                            984.38                 157,500.00                  75.00
Show Low                                           1,118.77                 163,869.06                  80.00
North Las Vegas                                      255.82                  37,441.31                  20.27
Colorado Springs                                     953.44                 147,630.00                  70.00
Shawnee                                              413.02                  52,469.79                  75.00
Shawnee                                              390.36                  53,164.31                  70.00
Long Beach                                           744.48                 129,944.79                  50.78
Fort Worth                                           395.89                  54,562.42                  65.00
Federal Way                                        1,120.00                 192,000.00                  75.00
ALBUQUERQUE                                          906.34                 158,197.99                  80.00
PHOENIX                                              861.67                 150,400.00                  80.00
SCOTTSDALE                                         1,425.83                 236,000.00                  80.00
SAN LUIS                                             749.17                 124,000.00                  80.00
PHOENIX                                            1,565.13                 263,600.00                  80.00
Glendale                                           1,893.04                 276,783.52                  75.00
Phoenix                                              458.55                  75,968.95                  80.00
QUEEN CREEK                                        1,164.00                 177,372.00                  80.00
Albuquerque                                          930.82                 162,470.00                  80.00
ALBUQUERQUE                                          888.02                 155,000.00                  78.18
Salisbury                                            334.99                  52,719.99                  80.00
Winston Salem                                        266.00                  44,800.00                  80.00
Winston Salem                                        381.59                  59,085.00                  65.00
Conyers                                            1,048.11                 147,864.96                  80.00
Winston                                              625.79                  89,432.58                  78.17
Winston Salem                                        175.75                  29,600.00                  80.00
Hoschton                                           2,484.26                 449,978.66                  51.43
Mckinney                                             705.67                 108,612.13                  80.00
Allen                                              1,300.00                 249,600.00                  80.00
Arlington                                            775.92                 135,432.74                  80.00
Mckinney                                           2,583.89                 347,543.18                  80.00
Lewisville                                           714.11                 100,816.00                  80.00
Kimberly                                           1,064.11                 139,825.34                  80.00
Kiawah Island                                      1,957.69                 269,627.16                  75.00
CONYERS                                              531.29                  74,107.66                  80.00
BRUNSWICK                                          2,212.24                 349,045.63                  68.90
COLUMBUS                                             447.00                  59,228.89                  85.00
KISSIMMEE                                          1,019.22                 143,256.41                  80.00
ORLANDO                                              919.70                 139,068.58                  67.96
CHARLOTTE                                            763.29                 102,249.09                  80.00
WAYCROSS                                             352.19                  53,869.64                  94.99
CHARLOTTE                                            443.13                  62,836.07                  75.00
PITTSBURGH                                           534.03                  84,871.13                  80.00
ORLANDO                                              501.19                  67,091.64                  75.00
JACKSONVILLE                                       1,740.17                 238,820.81                  80.00
GOOSE CREEK                                          590.22                  90,195.88                  70.00
SATELLITE BEACH                                    2,881.40                 447,584.72                  66.67
TAMPA                                                847.44                 128,115.39                  75.88
DUMFRIES                                           1,474.17                 244,000.00                  80.00
BOYCE                                                557.32                  62,961.46                  22.03
WEST PALM BEACH                                    1,184.73                 188,649.00                  95.00
OGDEN                                                321.99                  45,734.60                  78.05
FAIRFAX STATION                                    3,897.08                 645,965.23                  65.00
SAGINAW                                            1,015.10                 139,312.13                  80.00
PEORIA                                               806.67                 176,000.00                  80.00
KISSIMMEE                                          1,053.28                 153,541.44                  80.00
WAXHAW                                               967.06                 152,091.32                  61.20
SCOTTSDALE                                         1,860.83                 405,999.50                  70.00
NORTH PORT                                         1,378.97                 226,647.33                  80.00
JASPER                                             1,190.08                 215,561.07                  86.80
STATESBORO                                         1,164.28                 174,126.67                  76.75
TAMPA                                                786.08                 125,290.42                  66.67
BOULDER                                            1,237.50                 270,000.00                  63.59
ORLANDO                                            1,781.99                 238,878.49                  80.00
NAPLES                                             1,645.31                 303,750.00                  75.00
Dover                                              2,109.55                 239,187.90                  80.00
ORLANDO                                            1,283.64                 215,428.36                  70.00
Fitzgerald                                           597.72                  64,346.03                  95.00
ORLANDO                                              849.92                 131,600.00                  80.00
CHARLOTTE                                          1,354.58                 217,284.02                  80.00
PALM SPRINGS                                       1,122.82                 127,874.86                  80.00
SUGAR HILL                                           809.39                 133,905.88                  79.41
HARTWELL                                             630.65                  95,509.12                  80.00
ORLANDO                                            1,166.44                 164,072.91                  80.00
ALEXANDRIA                                         3,265.29                 548,002.13                  62.59
FREDRICKSBERG                                      1,809.93                 394,894.77                  56.43
CAMDEN WYOMING                                     1,200.93                 188,239.89                  95.00
LOS ANGELES                                        2,998.70                 353,558.95                  52.43
LAWRENCEVILLE                                      1,430.00                 312,000.00                  80.00
PITTSBURGH                                           819.60                 126,918.98                  79.50
IRMO                                               1,257.04                 176,413.28                  80.00
KISSIMMEE                                          1,053.20                 148,031.58                  80.00
NEWPORT NEWS                                       1,392.97                 161,693.52                  80.00
RALEIGH                                            1,527.74                 177,994.30                  76.04
KISSIMMEE                                          1,052.63                 147,132.39                  79.57
Miami                                              1,149.64                 172,372.59                  80.00
Warren                                               764.04                 111,610.71                  80.00
LANSING                                              790.00                 126,400.00                  80.00
Aldan                                                834.70                 131,362.92                  79.64
Phila                                              1,550.13                 131,810.20                  60.00
Doylestown                                         3,700.81                 542,076.79                  65.76
Lake Harmony                                       1,447.10                 224,787.02                  80.00
Philadelphia                                         979.30                 156,688.00                  80.00
Devon                                              3,556.38                 620,750.00                  65.00
Dover                                                896.00                 153,600.00                  80.00
Blackwood                                          1,078.85                 148,689.60                  80.00
Bear                                               1,462.59                 214,064.47                  80.00
Pleasantville                                      1,436.60                 207,682.49                  80.00
Pleasantville                                        839.06                 119,910.94                  80.00
Marcus Hook                                          436.44                  65,544.44                  80.00
Pine Hill                                            734.02                 107,516.06                  80.00
Fort Washington                                    2,938.15                 452,609.98                  66.62
Wilmington                                         1,819.17                 296,000.00                  80.00
Philadelphia                                       2,560.13                 379,390.44                  80.00
Norristown                                           713.20                 107,023.75                  80.00
Wilmington                                           466.94                  64,355.69                  80.00
WOOLRICH                                           2,482.86                 366,700.00                  95.00
Wilmington                                         4,724.27                 731,500.00                  79.99
Philadelphia                                       3,080.84                 474,591.04                  61.29
MIRAMAR                                            1,779.71                 328,561.61                  73.14
SAN DIEGO                                          1,991.25                 324,000.00                  80.00
BELL GARDENS                                       1,795.63                 331,500.00                  62.55
GRAND PRAIRIE                                      1,838.82                 250,263.58                  80.00
NORFOLK                                              425.79                  63,098.62                  80.00
VIRGINIA BCH                                       1,666.67                 320,000.00                  79.64
JACKSONVILLE                                       1,088.00                 163,200.00                  80.00
ST AUGUSTINE                                       1,072.58                 168,800.00                  80.00
Monticello                                         9,218.75               1,500,000.00                  75.00
BALTIMORE                                            432.45                  64,946.72                  65.00
VIRGINIA BEACH                                     1,215.59                 175,731.33                  80.00
DAVENPORT                                            310.13                  56,175.00                  75.00
ATL                                                1,750.00                 280,000.00                  80.00
Des Moines                                           379.55                  53,547.14                  65.00
Stafford                                           2,320.00                 384,000.00                  80.00
RICHMOND                                             687.76                  95,932.24                  70.33
DECATUR                                              712.92                 116,000.00                  80.00
Lenigh                                             1,022.84                 155,437.63                  64.88
CEDAR RAPIDS                                         531.98                  72,402.34                  86.31
HUXLEY                                               867.00                 138,720.00                  80.00
Middletown                                         5,246.93                 623,693.07                  75.00
MYRTLE BEACH                                         994.78                 176,850.00                  90.00
BAYVIEW                                            1,604.17                 275,000.00                  78.57
HOMER GLEN                                         1,715.65                 273,451.34                  42.31
Chicago                                            2,134.40                 354,210.20                  80.00
Phoenix                                              875.17                 142,400.00                  80.00
PHOENIX                                            1,030.68                 179,900.00                  79.96
CHESAPEAKE                                         2,630.01                 400,013.66                  79.12
PETERSBURG                                           683.42                 111,200.00                  80.00
NEWPORT NEWS                                         807.49                 135,999.01                  77.71
Dallas                                               553.58                  68,570.25                  80.00
FORT WORTH                                           424.13                  63,645.18                  75.00
Plano                                              1,320.12                 188,659.88                  80.00
Plano                                                480.92                  79,600.00                  80.00
DALLAS                                             5,768.52                 823,771.63                  75.00
PLANO                                              1,213.43                 184,904.00                  80.00
Hilton Head                                        1,224.90                 209,983.60                  60.00
JERSEY CITY                                          871.12                 108,227.37                  74.67
LAKE WORTH                                           687.84                  83,440.65                  95.00
FRESNO                                               851.19                 106,985.04                  85.15
SAVANNAH                                           1,037.27                 130,865.62                  95.00
DURHAM                                               418.14                  47,632.59                  80.00
Spring                                               750.45                 102,143.75                  90.00
GREENSBORO                                           328.85                  57,400.00                  70.00
TIVERTON                                             701.82                 122,500.00                  70.00
CEDAR CITY                                         1,291.54                 152,123.43                  67.97
SAVANNAH                                             464.98                  66,351.02                  55.42
NORMAN                                               403.42                  61,984.01                  65.47
CORCORAN                                             575.18                  90,751.87                  70.00
MIDWEST CITY                                         426.01                  50,576.05                  68.86
CARY                                                 918.17                 158,113.30                  67.93
CEDAR CITY                                         1,258.21                 148,197.18                  66.21
HAWAIIAN GARDENS                                     854.01                 129,197.05                  55.32
MIDWEST CITY                                         408.35                  48,479.14                  68.30
RICHMOND                                             339.96                  51,618.82                  90.00
HENDERSON                                          1,242.26                 206,368.75                  80.00
CHARLOTTESVILLE                                      864.41                 134,640.72                  79.41
FORT LAUDERDALE                                    1,429.69                 228,749.98                  75.00
TOLEDO                                               292.00                  43,744.84                  70.00
SAVANNAH                                             464.98                  66,351.02                  57.83
OKLAHOMA CITY                                        412.71                  48,996.71                  70.00
PALM HARBOR                                          307.86                  49,856.93                  37.59
DACULA                                               945.00                 168,000.00                  70.00
PALATINE                                             612.50                 117,600.00                  69.18
GLENDALE HEIGHTS                                     861.99                 132,554.78                  69.98
CATONSVILLE                                        1,080.63                 188,619.10                  80.00
KERNERSVILLE                                         519.28                  72,329.55                  80.00
CHARLOTTE                                            334.25                  57,300.00                  67.53
SAVANNAH                                             464.98                  66,351.02                  55.42
SAVANNAH                                             464.98                  66,351.02                  57.83
SAVANNAH                                             464.98                  66,351.02                  57.83
MANASSAS                                           1,316.25                 234,000.00                  65.00
NEWBERG                                              902.92                 105,141.91                  64.00
SAVANNAH                                             345.13                  53,756.54                  70.00
LONG BEACH                                         1,395.31                 171,010.46                  39.77
NEWBERG                                              894.48                 104,159.30                  66.92
DILLSBURG                                            415.98                  49,959.69                  49.51
DILLSBURG                                            411.87                  47,793.76                  55.56
FRANKLINTOWN                                         411.87                  49,466.03                  50.00
SAVANNAH                                             331.68                  51,615.68                  70.00
POMPANO BEACH                                        848.89                 123,354.70                  66.32
OKLAHOMA CITY                                        400.67                  47,567.23                  65.20
MIDWEST CITY                                         459.21                  54,517.47                  70.00
VISALIA                                              707.47                 117,396.26                  40.69
DOVER                                                411.87                  49,466.03                  50.00
CHICAGO                                              663.33                  97,969.07                  70.00
LAUDERHILL                                         1,623.36                 280,169.76                  75.20
SEATTLE                                            1,380.21                 250,000.00                  57.87
CABOT                                                396.23                  53,137.59                  90.00
KAILUA-KONA                                        1,581.49                 263,555.21                  70.39
BALDWIN PARK                                       1,330.72                 152,560.71                  30.73
FRESNO                                             1,023.96                 159,077.34                  90.00
BELGRADE                                             866.66                 138,491.06                  79.21
LANSDOWNE                                            961.10                 114,129.99                  90.00
SAN ANTONIO                                        1,202.48                 136,668.31                  80.00
CHICAGO                                              568.01                  76,297.80                  75.00
CHINO HILLS                                        2,029.17                 389,600.00                  79.59
LINCOLN CITY                                         849.09                 150,950.00                  53.91
LEAGUE CITY                                          469.13                  63,760.66                  70.00
VANCOUVER                                            821.40                 160,927.23                  80.00
INDIANAPOLIS                                         656.58                 100,151.11                  75.49
BELTSVILLE                                         1,645.00                 335,999.00                  80.00
FT THOMAS                                            705.66                 135,486.96                  80.00
NASHUA                                             1,375.27                 198,146.22                  90.00
ELFRIDA                                              597.15                  90,591.88                  94.20
HOUSTON                                              618.75                 132,000.00                  67.69
GLENDALE                                           1,199.42                 194,242.59                  31.93
APPLE VALLEY                                         998.89                 155,443.75                  80.00
SUN CITY                                             357.47                  77,992.47                  33.48
CONCORD                                              798.37                 115,413.47                  80.00

CITY1                                         MI                                 GROUP              LIEN            BALLOON
                                                                                 _ID
---------------------------------------------------------------------------------------------------------------------------------
HIALEAH                                       No MI                              II                 First           No
MCCLOUD                                       No MI                              II                 First           No
BETHESDA                                      No MI                              II                 First           No
Seymour                                       No MI                              II                 First           No
ARVADA                                        No MI                              II                 First           No
GARDEN CITY                                   No MI                              II                 First           No
CICERO                                        No MI                              II                 First           No
NORTH LAS VEGAS                               No MI                              II                 First           No
GLEN ALLEN                                    No MI                              II                 First           No
HAMPTON                                       No MI                              II                 First           No
HICKORY CREEK                                 No MI                              II                 First           No
MIDDLEBURG                                    No MI                              II                 First           No
SACRAMENTO                                    No MI                              II                 First           No
ASHBURN                                       No MI                              II                 First           No
PORTLAND                                      No MI                              II                 First           No
SURPRISE                                      No MI                              II                 First           No
MIDLAND                                       No MI                              II                 First           No
PORTLAND                                      No MI                              II                 First           No
Holly Springs                                 No MI                              II                 First           No
MONROE                                        No MI                              II                 First           No
Edison                                        No MI                              II                 First           No
ALLEN                                         No MI                              II                 First           No
PAINESVILLE                                   No MI                              II                 First           No
NEWBERG                                       No MI                              II                 First           No
GOOSE CREEK                                   No MI                              II                 First           No
PLANTATION                                    No MI                              II                 First           No
RALEIGH                                       No MI                              II                 First           No
MARICOPA                                      No MI                              II                 First           No
MOUNTAIN TOP                                  No MI                              II                 First           No
BOISE                                         No MI                              II                 First           No
ALBANY                                        No MI                              II                 First           No
BIRMINGHAM                                    No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
WARREN                                        No MI                              II                 First           No
Ridgeland                                     No MI                              II                 First           No
MONROE                                        No MI                              II                 First           No
AVONDALE                                      No MI                              II                 First           No
MONROE                                        No MI                              II                 First           No
SAN ANTONIO                                   No MI                              II                 First           No
SPARTANBURG                                   No MI                              II                 First           No
Crown Point                                   No MI                              II                 First           No
Nicholasville                                 No MI                              II                 First           No
Auburn                                        No MI                              II                 First           No
Auburn                                        No MI                              II                 First           No
CHESAPEAKE BEACH                              No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
MIAMI                                         No MI                              II                 First           No
WELLINGTON                                    No MI                              II                 First           No
HOUSTON                                       No MI                              II                 First           No
MEMPHIS                                       No MI                              II                 First           No
HAYDEN LAKE                                   No MI                              II                 First           No
Eatontown                                     No MI                              II                 First           No
FAIRFAX                                       No MI                              II                 First           No
SIMPSONVILLE                                  No MI                              II                 First           No
Las Cruces                                    No MI                              II                 First           No
TOLEDO                                        No MI                              II                 First           No
Seaside Heights                               No MI                              II                 First           No
OLD ORCHARD BEACH                             No MI                              II                 First           No
LEXINGTON PARK                                No MI                              II                 First           No
ROCKVILLE                                     No MI                              II                 First           No
RICHMOND                                      No MI                              II                 First           No
Paterson                                      No MI                              II                 First           No
HARRISBURG                                    No MI                              II                 First           No
COLORADO SPRINGS                              No MI                              II                 First           No
SAN ANTONIO                                   Mortgage Guaranty In               II                 First           No
ERIE                                          No MI                              II                 First           No
HAWLEY                                        No MI                              II                 First           No
ORLANDO                                       No MI                              II                 First           No
SAFETY HARBOR                                 No MI                              II                 First           No
Trenton                                       No MI                              II                 First           No
KALAMAZOO                                     No MI                              II                 First           No
RIO RANCHO                                    No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
SILVERTON                                     No MI                              II                 First           No
EAST HAMPTON                                  No MI                              II                 First           No
PIEDMONT                                      No MI                              II                 First           No
AKRON                                         No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
HOUSTON                                       No MI                              II                 First           No
CYPRESS                                       No MI                              II                 First           No
BARTLETT                                      No MI                              II                 First           No
SALT LAKE CITY                                No MI                              II                 First           No
INDIANAPOLIS                                  No MI                              II                 First           No
WACO                                          No MI                              II                 First           No
WINTER PARK                                   No MI                              II                 First           No
SALEM                                         No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
LAKE CITY                                     Radian Guaranty                    II                 First           No
MOUNT PLEASANT                                No MI                              II                 First           No
TAKOMA PARK                                   No MI                              II                 First           No
GARDNER                                       No MI                              II                 First           No
SYRACUSE                                      No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
MUKILTEO                                      No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
MEMPHIS                                       No MI                              II                 First           No
BRIARWOOD                                     No MI                              II                 First           No
WACO                                          No MI                              II                 First           No
BRANDON                                       No MI                              II                 First           No
LOUISVILLE                                    No MI                              II                 First           No
MARGATE                                       No MI                              II                 First           No
SYRACUSE                                      No MI                              II                 First           No
Louisville                                    No MI                              II                 First           No
MESA                                          No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
VIRGINIA BEACH                                No MI                              II                 First           No
LOS BANOS                                     No MI                              II                 First           No
ORANGE PARK                                   No MI                              II                 First           No
LAS VEGAS                                     No MI                              II                 First           No
CLEVELAND                                     Radian Guaranty                    II                 First           No
COTTAGE GROVE                                 No MI                              II                 First           No
TWIN FALLS                                    No MI                              II                 First           No
CHANTILLY                                     No MI                              II                 First           No
BOURBONNAIS                                   No MI                              II                 First           No
PASADENA                                      No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
DRAPER                                        No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
CINCINNATI                                    No MI                              II                 First           No
PLAINFIELD                                    No MI                              II                 First           No
BOILING SPRINGS                               No MI                              II                 First           No
Delhi                                         No MI                              II                 First           No
Montebello                                    No MI                              II                 First           No
CLEVELAND                                     No MI                              II                 First           No
DENVER                                        No MI                              II                 First           No
GARDEN VALLEY                                 No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
PEMBROKE PINES                                No MI                              II                 First           No
BURKE                                         No MI                              II                 First           No
NASHVILLE                                     No MI                              II                 First           No
GARFIELD HEIGHTS                              No MI                              II                 First           No
CAPE CORAL                                    No MI                              II                 First           No
Hendersonville                                No MI                              II                 First           No
EVERETT                                       No MI                              II                 First           No
SILVER SPRING                                 No MI                              II                 First           No
OVIEDO                                        No MI                              II                 First           No
JOHNSTON                                      No MI                              II                 First           No
PORTLAND                                      No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
PEORIA                                        No MI                              II                 First           No
PANAMA CITY BEACH                             No MI                              II                 First           No
CHESTER                                       No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
Charlotte                                     No MI                              II                 First           No
FORT LAUDERDALE                               No MI                              II                 First           No
MESA                                          No MI                              II                 First           No
DANBURY                                       No MI                              II                 First           No
MARRERO                                       No MI                              II                 First           No
Indianapolis                                  No MI                              II                 First           No
HYATTSVILLE                                   No MI                              II                 First           No
Louisville                                    No MI                              II                 First           No
LOUISVILLE                                    No MI                              II                 First           No
LINCOLNTON                                    No MI                              II                 First           No
Lawrenceville                                 No MI                              II                 First           No
SANGER                                        No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
STERLING HEIGHTS                              No MI                              II                 First           No
ABINGDON                                      Mortgage Guaranty In               II                 First           No
GERMANTOWN                                    No MI                              II                 First           No
AURORA                                        No MI                              II                 First           No
TUCSON                                        No MI                              II                 First           No
Lafayette                                     No MI                              II                 First           No
MESA                                          No MI                              II                 First           No
WINTER HAVEN                                  No MI                              II                 First           No
NORCROSS                                      No MI                              II                 First           No
KAWKAWLIN                                     No MI                              II                 First           No
CORONA                                        No MI                              II                 First           No
GRAVETTE                                      No MI                              II                 First           No
Charlotte                                     No MI                              II                 First           No
QUEEN CREEK                                   No MI                              II                 First           No
CHANDLER                                      No MI                              II                 First           No
BURTON                                        No MI                              II                 First           No
STREAMWOOD                                    No MI                              II                 First           No
MECHANICSBURG                                 No MI                              II                 First           No
OAKLAND                                       No MI                              II                 First           No
LAKE WORTH                                    No MI                              II                 First           No
SAINT LOUIS                                   No MI                              II                 First           No
FORT LAUDERDALE                               Triad Guaranty                     II                 First           No
Flowery Branch                                No MI                              II                 First           No
MIAMI BEACH                                   No MI                              II                 First           No
Brooklyn                                      No MI                              II                 First           No
ATLANTIC BEACH                                No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
SAINT LOUIS                                   No MI                              II                 First           No
PANAMA CITY                                   No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
Garner                                        No MI                              II                 First           No
STOCKTON                                      No MI                              II                 First           No
PANAMA CITY BEACH                             No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
NAPLES                                        Mortgage Guaranty In               II                 First           No
AURORA                                        No MI                              II                 First           No
WOODBRIDGE                                    No MI                              II                 First           No
PORT SAINT LUCIE                              Triad Guaranty                     II                 First           No
Newark                                        No MI                              II                 First           No
SCOTTSDALE                                    No MI                              II                 First           No
GRANDVIEW                                     No MI                              II                 First           No
GARNER                                        No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
ORLANDO                                       No MI                              II                 First           No
MOORE                                         No MI                              II                 First           No
OCOEE                                         No MI                              II                 First           No
MEMPHIS                                       Radian Guaranty                    II                 First           No
WACO                                          No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
PROVIDENCE                                    No MI                              II                 First           No
CHICAGO                                       Triad Guaranty                     II                 First           No
Raleigh                                       No MI                              II                 First           No
PAHRUMP                                       No MI                              II                 First           No
JOHNSON CITY                                  No MI                              II                 First           No
ROCHESTER                                     No MI                              II                 First           No
KENOSHA                                       No MI                              II                 First           No
DAVIS                                         No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
BURBANK                                       Mortgage Guaranty In               II                 First           No
SALEM                                         No MI                              II                 First           No
FLAGSTAFF                                     Radian Guaranty                    II                 First           No
SILVER SPRING                                 No MI                              II                 First           No
SOUTH PADRE ISLAND                            No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
Hyde Park                                     No MI                              II                 First           No
LAKELAND                                      No MI                              II                 First           No
LONGMONT                                      No MI                              II                 First           No
WOODBRIDGE                                    No MI                              II                 First           No
NORTH CHARLESTON                              No MI                              II                 First           No
STEVENSVILLE                                  No MI                              II                 First           No
LADSON                                        Triad Guaranty                     II                 First           No
BROUSSARD                                     No MI                              II                 First           No
GERMANTOWN                                    No MI                              II                 First           No
VISTA                                         No MI                              II                 First           No
MAPLE GLEN                                    No MI                              II                 First           No
VISALIA                                       No MI                              II                 First           No
SAINT JOSEPH                                  No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
BALTIMORE                                     No MI                              II                 First           No
POMPANO BEACH                                 No MI                              II                 First           No
CARSON                                        No MI                              II                 First           No
NORFOLK                                       No MI                              II                 First           No
STAFFORD                                      No MI                              II                 First           No
PHILADELPHIA                                  No MI                              II                 First           No
KISSIMMEE                                     No MI                              II                 First           No
DAYTON                                        No MI                              II                 First           No
CHANDLER                                      No MI                              II                 First           No
KENNESAW                                      No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
POQUOSON                                      No MI                              II                 First           No
STERLING                                      No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
CINCINNATI                                    No MI                              II                 First           No
PASCO                                         No MI                              II                 First           No
ELGIN                                         No MI                              II                 First           No
MISSOULA                                      No MI                              II                 First           No
Pikeville                                     No MI                              II                 First           No
LEWISVILLE                                    Mortgage Guaranty In               II                 First           No
WEST WARWICK                                  No MI                              II                 First           No
Passaic                                       No MI                              II                 First           No
LAND O LAKES                                  No MI                              II                 First           No
CARSON CITY                                   No MI                              II                 First           No
EASLEY                                        Radian Guaranty                    II                 First           No
SPRING HILL                                   No MI                              II                 First           No
DEERFIELD BEACH                               No MI                              II                 First           No
CLARKSTON                                     No MI                              II                 First           No
SLIDELL                                       No MI                              II                 First           No
NASHUA                                        No MI                              II                 First           No
LAS VEGAS                                     No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
Alameda                                       No MI                              II                 First           No
Bloomfield                                    No MI                              II                 First           No
DETROIT                                       Triad Guaranty                     II                 First           No
MIDDLETOWN                                    No MI                              II                 First           No
GREENVILLE                                    No MI                              II                 First           No
REYNOLDSBURG                                  No MI                              II                 First           No
CANTON                                        No MI                              II                 First           No
SUN CITY WEST                                 No MI                              II                 First           No
BAKERSFIELD                                   No MI                              II                 First           No
CHICKASAW                                     No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
ROCHESTER                                     No MI                              II                 First           No
Greensboro                                    No MI                              II                 First           No
Albuquerque                                   No MI                              II                 First           No
MARICOPA                                      No MI                              II                 First           No
OVIEDO                                        No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
South Plainfield                              No MI                              II                 First           No
MEMPHIS                                       No MI                              II                 First           No
LOS ANGELES                                   No MI                              II                 First           No
NORTH WEBSTER                                 No MI                              II                 First           No
INDIO                                         No MI                              II                 First           No
HENDERSON                                     No MI                              II                 First           No
SPRINGDALE                                    No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
SPRINGFIELD                                   No MI                              II                 First           No
CLINTON                                       No MI                              II                 First           No
Hampton                                       No MI                              II                 First           No
Wendell                                       No MI                              II                 First           No
CLINTON                                       No MI                              II                 First           No
SAINT PETERSBURG                              No MI                              II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
Louisville                                    No MI                              II                 First           No
SUMMERVILLE                                   No MI                              II                 First           No
Newburgh                                      No MI                              II                 First           No
SYRACUSE                                      No MI                              II                 First           No
SYRACUSE                                      No MI                              II                 First           No
TOPEKA                                        No MI                              II                 First           No
EVANSTON                                      No MI                              II                 First           No
SILVER SPRING                                 No MI                              II                 First           No
BRONX                                         No MI                              II                 First           No
PARKLAND                                      No MI                              II                 First           No
Louisville                                    No MI                              II                 First           No
WOONSOCKET                                    No MI                              II                 First           No
Waxhaw                                        No MI                              II                 First           No
AUBURN                                        No MI                              II                 First           No
CAMDEN                                        No MI                              II                 First           No
BELTSVILLE                                    No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
PHOENIXVILLE                                  No MI                              II                 First           No
MIAMI                                         No MI                              II                 First           No
VALLEJO                                       No MI                              II                 First           No
SPRINGFIELD                                   No MI                              II                 First           No
LARGO                                         No MI                              II                 First           No
PORT TOBACCO                                  No MI                              II                 First           No
HIALEAH                                       No MI                              II                 First           No
MORENO VALLEY                                 No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
Worcester                                     No MI                              II                 First           No
PEORIA                                        No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
BIRCHRUNVILLE                                 No MI                              II                 First           No
OAKTON                                        No MI                              II                 First           No
Newark                                        No MI                              II                 First           No
Atlanta                                       No MI                              II                 First           No
ROCHESTER                                     No MI                              II                 First           No
ROCHESTER                                     No MI                              II                 First           No
BROWNS VALLEY                                 No MI                              II                 First           No
QUEEN CREEK                                   No MI                              II                 First           No
DENVER                                        No MI                              II                 First           No
MAGNOLIA                                      No MI                              II                 First           No
HENDERSON                                     No MI                              II                 First           No
MISSION                                       No MI                              II                 First           No
Lawrenceville                                 No MI                              II                 First           No
Beverly                                       No MI                              II                 First           No
HOUSTON                                       No MI                              II                 First           No
PALM BAY                                      No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
GARLAND                                       No MI                              II                 First           No
GARLAND                                       No MI                              II                 First           No
GARLAND                                       No MI                              II                 First           No
PORT SAINT LUCIE                              Mortgage Guaranty In               II                 First           No
WYANDANCH                                     Radian Guaranty                    II                 First           No
CERES                                         No MI                              II                 First           No
DESERT HILLS                                  No MI                              II                 First           No
Nantucket                                     No MI                              II                 First           No
West Springfield                              No MI                              II                 First           No
PHILADELPHIA                                  No MI                              II                 First           No
LIVERPOOL                                     No MI                              II                 First           No
BOSTON                                        No MI                              II                 First           No
ORLANDO                                       No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
MARCO ISLAND                                  No MI                              II                 First           No
LAS VEGAS                                     No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
THE DALLES                                    No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
BEND                                          No MI                              II                 First           No
CINCINNATI                                    No MI                              II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
Visalia                                       No MI                              II                 First           No
NAPLES                                        No MI                              II                 First           No
SUN CITY                                      No MI                              II                 First           No
SUMMERVILLE                                   No MI                              II                 First           No
INDIANAPOLIS                                  No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
COPIAGUE                                      No MI                              II                 First           No
STUART                                        No MI                              II                 First           No
LEBANON                                       No MI                              II                 First           No
ANTHEM                                        No MI                              II                 First           No
ROYAL PALM BEACH                              No MI                              II                 First           No
DUMFRIES                                      No MI                              II                 First           No
CLEVELAND                                     No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
BRONX                                         No MI                              II                 First           No
GLENDALE                                      No MI                              II                 First           No
MORENO VALLEY                                 No MI                              II                 First           No
CHESTERFIELD                                  No MI                              II                 First           No
Newark                                        No MI                              II                 First           No
SALEM                                         No MI                              II                 First           No
ANNAPOLIS                                     No MI                              II                 First           No
WAYNESBORO                                    No MI                              II                 First           No
Powder Springs                                No MI                              II                 First           No
TEMPE                                         No MI                              II                 First           No
QUEEN CREEK                                   No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
DELAND                                        No MI                              II                 First           No
WOODBRIDGE                                    No MI                              II                 First           No
FALLON                                        No MI                              II                 First           No
STREAMWOOD                                    No MI                              II                 First           No
MCLEAN                                        No MI                              II                 First           No
YORK                                          No MI                              II                 First           No
VISALIA                                       No MI                              II                 First           No
MIDVALE                                       No MI                              II                 First           No
ANDERSON                                      No MI                              II                 First           No
PROVIDENCE                                    No MI                              II                 First           No
HOLLYWOOD                                     No MI                              II                 First           No
BUCKEYE                                       No MI                              II                 First           No
Charlotte                                     No MI                              II                 First           No
EASTON                                        No MI                              II                 First           No
SARASOTA                                      No MI                              II                 First           No
QUEEN CREEK                                   No MI                              II                 First           No
LITHIA                                        No MI                              II                 First           No
FALLON                                        No MI                              II                 First           No
Louisville                                    No MI                              II                 First           No
PORTLAND                                      No MI                              II                 First           No
RIVIERA BEACH                                 No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
COATESVILLE                                   No MI                              II                 First           No
GREENFIELD                                    No MI                              II                 First           No
KNOXVILLE                                     No MI                              II                 First           No
SEVERN                                        No MI                              II                 First           No
CITRUS HEIGHTS                                No MI                              II                 First           No
BOWIE                                         No MI                              II                 First           No
BRONX                                         No MI                              II                 First           No
QUEEN CREEK                                   Radian Guaranty                    II                 First           No
BALTIMORE                                     No MI                              II                 First           No
JOHNSTON                                      No MI                              II                 First           No
PROVIDENCE                                    No MI                              II                 First           No
EDGEWATER                                     No MI                              II                 First           No
SILVER SPRING                                 Radian Guaranty                    II                 First           No
Provo                                         No MI                              II                 First           No
LACEY                                         No MI                              II                 First           No
roxboro                                       No MI                              II                 First           No
COCKEYSVILLE                                  No MI                              II                 First           No
GERMANTOWN                                    No MI                              II                 First           No
NEILTON                                       No MI                              II                 First           No
COLUMBIA                                      No MI                              II                 First           No
HAZEL CREST                                   No MI                              II                 First           No
SIMPSONVILLE                                  No MI                              II                 First           No
MAYWOOD                                       No MI                              II                 First           No
LAKE WORTH                                    No MI                              II                 First           No
SIMPSONVILLE                                  Triad Guaranty                     II                 First           No
OGDEN                                         No MI                              II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
VERO BEACH                                    No MI                              II                 First           No
CASA GRANDE                                   No MI                              II                 First           No
DANA POINT                                    No MI                              II                 First           No
SILVER SPRING                                 No MI                              II                 First           No
LINDENHURST                                   No MI                              II                 First           No
TAYLOR                                        No MI                              II                 First           No
LOS ANGELES                                   No MI                              II                 First           No
MOUNT POCONO                                  No MI                              II                 First           No
WARWICK                                       No MI                              II                 First           No
METAMORA                                      No MI                              II                 First           No
MEMPHIS                                       No MI                              II                 First           No
FRISCO                                        No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
SPARTANBURG                                   No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
SPARTANBURG                                   No MI                              II                 First           No
TRAVELERS REST                                No MI                              II                 First           No
ALSTEAD                                       No MI                              II                 First           No
SPRING BRANCH                                 No MI                              II                 First           No
Plainfield                                    No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
SPRING BRANCH                                 No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
COVINGTON                                     No MI                              II                 First           No
PUYALLUP                                      No MI                              II                 First           No
Apollo Beach                                  No MI                              II                 First           No
MORENO VALLEY                                 No MI                              II                 First           No
TREASURE ISLAND                               No MI                              II                 First           No
MERRITT ISLAND                                No MI                              II                 First           No
STERLING                                      No MI                              II                 First           No
BALTIMORE                                     No MI                              II                 First           No
Atlanta                                       No MI                              II                 First           No
DERWOOD                                       No MI                              II                 First           No
COOPER CITY                                   No MI                              II                 First           No
MIDLOTHIAN                                    No MI                              II                 First           No
WALTON                                        No MI                              II                 First           No
WEST PALM BEACH                               Mortgage Guaranty In               II                 First           No
JOLIET                                        No MI                              II                 First           No
SPARTANBURG                                   No MI                              II                 First           No
GAINESVILLE                                   No MI                              II                 First           No
BATON ROUGE                                   No MI                              II                 First           No
GREENVILLE                                    No MI                              II                 First           No
PHILADELPHIA                                  No MI                              II                 First           No
CHARDON                                       No MI                              II                 First           No
MESA                                          No MI                              II                 First           No
Billings                                      No MI                              II                 First           No
CINCINNATI                                    No MI                              II                 First           No
GIBSONTON                                     No MI                              II                 First           No
MOBILE                                        Mortgage Guaranty In               II                 First           No
WEST PALM BEACH                               Mortgage Guaranty In               II                 First           No
Fall River                                    No MI                              II                 First           No
TUCSON                                        No MI                              II                 First           No
RICHMOND                                      No MI                              II                 First           No
JACKSON                                       No MI                              II                 First           No
HEFLIN                                        Radian Guaranty                    II                 First           No
PHOENIX                                       No MI                              II                 First           No
PANAMA CITY BEACH                             No MI                              II                 First           No
Charlotte                                     No MI                              II                 First           No
SPRINGFIELD                                   No MI                              II                 First           No
AMITYVILLE                                    No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
BELLINGHAM                                    No MI                              II                 First           No
ORLANDO                                       No MI                              II                 First           No
SARASOTA                                      No MI                              II                 First           No
COLUMBIA                                      No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
TRENTON                                       No MI                              II                 First           No
RAYTOWN                                       No MI                              II                 First           No
SYRACUSE                                      No MI                              II                 First           No
CHANTILLY                                     No MI                              II                 First           No
SAN CLEMENTE                                  No MI                              II                 First           No
PONTIAC                                       No MI                              II                 First           No
WESTFIELD                                     No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
BELTON                                        No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
KANSAS CITY                                   No MI                              II                 First           No
HOUSTON                                       No MI                              II                 First           No
SUPERIOR                                      No MI                              II                 First           No
LISLE                                         Mortgage Guaranty In               II                 First           No
REDFORD                                       No MI                              II                 First           No
Noblesville                                   No MI                              II                 First           No
Noblesville                                   No MI                              II                 First           No
Woodstock                                     No MI                              II                 First           No
SALT LAKE CITY                                No MI                              II                 First           No
MEMPHIS                                       Radian Guaranty                    II                 First           No
KANSAS CITY                                   GE Capital MI                      II                 First           No
Rio Rancho                                    No MI                              II                 First           No
SCOTTSDALE                                    No MI                              II                 First           No
HORN LAKE                                     No MI                              II                 First           No
Winston Salem                                 No MI                              II                 First           No
BALTIMORE                                     Radian Guaranty                    II                 First           No
COVINGTON                                     No MI                              II                 First           No
BATON ROUGE                                   No MI                              II                 First           No
PALM BEACH GARDENS                            No MI                              II                 First           No
CANTON                                        No MI                              II                 First           No
BATON ROUGE                                   No MI                              II                 First           No
OCALA                                         No MI                              II                 First           No
PORTLAND                                      No MI                              II                 First           No
KANSAS CITY                                   Republic MIC                       II                 First           No
KANSAS CITY                                   GE Capital MI                      II                 First           No
WINSTON SALEM                                 No MI                              II                 First           No
RAYTOWN                                       No MI                              II                 First           No
SAN BERNARDINO                                No MI                              II                 First           No
Charlotte                                     No MI                              II                 First           No
DALLAS                                        No MI                              II                 First           No
Winston Salem                                 No MI                              II                 First           No
MEMPHIS                                       Radian Guaranty                    II                 First           No
Winston Salem                                 No MI                              II                 First           No
Winston Salem                                 No MI                              II                 First           No
GALVESTON                                     No MI                              II                 First           No
MEMPHIS                                       Radian Guaranty                    II                 First           No
MEMPHIS                                       Radian Guaranty                    II                 First           No
FALLS CHURCH                                  No MI                              II                 First           No
RICHMOND                                      No MI                              II                 First           No
SOUND BEACH                                   No MI                              II                 First           No
AUGUSTA                                       No MI                              II                 First           No
Trenton                                       No MI                              II                 First           No
TRENTON                                       No MI                              II                 First           No
KANNAPOLIS                                    No MI                              II                 First           No
TRENTON                                       No MI                              II                 First           No
OCOEE                                         No MI                              II                 First           No
Concord                                       No MI                              II                 First           No
Pompton Plains                                No MI                              II                 First           No
KNOXVILLE                                     No MI                              II                 First           No
COLUMBIA                                      No MI                              II                 First           No
SAN LEANDRO                                   No MI                              II                 First           No
TEMPE                                         No MI                              II                 First           No
ROCHESTER HILLS                               No MI                              II                 First           No
Bradenton Beach                               No MI                              II                 First           No
OAKLAND                                       No MI                              II                 First           No
ROSELLE                                       No MI                              II                 First           No
FLAT ROCK                                     No MI                              II                 First           No
MADRAS                                        No MI                              II                 First           No
KANSAS CITY                                   Radian Guaranty                    II                 First           No
MADRAS                                        No MI                              II                 First           No
ELK GROVE                                     No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
PORTSMOUTH                                    No MI                              II                 First           No
HIALEAH                                       No MI                              II                 First           No
MOLINE                                        No MI                              II                 First           No
MANCHESTER                                    No MI                              II                 First           No
ARVERNE                                       No MI                              II                 First           No
WOBURN                                        No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
LAS VEGAS                                     No MI                              II                 First           No
OCEANSIDE                                     No MI                              II                 First           No
SPRING                                        No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
LAREDO                                        No MI                              II                 First           No
ROCKVALE                                      No MI                              II                 First           No
NORTH BELLMORE                                No MI                              II                 First           No
Los Angeles                                   No MI                              II                 First           No
SPARTANBURG                                   No MI                              II                 First           No
Acworth                                       No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
LAS VEGAS                                     No MI                              II                 First           No
COACHELLA                                     No MI                              II                 First           No
Lumberton                                     Triad Guaranty                     II                 First           No
BILLINGS                                      No MI                              II                 First           No
SCHENECTADY                                   No MI                              II                 First           No
BILOXI                                        No MI                              II                 First           No
GULFPORT                                      No MI                              II                 First           No
SPARTANBURG                                   No MI                              II                 First           No
BALTIMORE                                     Mortgage Guaranty In               II                 First           No
SPARTANBURG                                   No MI                              II                 First           No
WALDORF                                       No MI                              II                 First           No
ROUND LAKE                                    No MI                              II                 First           No
Decatur                                       No MI                              II                 First           No
DES PLAINES                                   No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
PIEDMONT                                      No MI                              II                 First           No
PORTLAND                                      No MI                              II                 First           No
SAN ANTONIO                                   No MI                              II                 First           No
SAN ANTONIO                                   No MI                              II                 First           No
SAN ANTONIO                                   No MI                              II                 First           No
CRANSTON                                      No MI                              II                 First           No
HOUSTON                                       No MI                              II                 First           No
QUEEN CREEK                                   No MI                              II                 First           No
DAYTON                                        No MI                              II                 First           No
Atlanta                                       No MI                              II                 First           No
EASTPOINTE                                    No MI                              II                 First           No
LITTLE ROCK                                   No MI                              II                 First           No
MILFORD                                       No MI                              II                 First           No
SURPRISE                                      No MI                              II                 First           No
ROEBUCK                                       No MI                              II                 First           No
SEVIERVILLE                                   No MI                              II                 First           No
NEW HAVEN                                     No MI                              II                 First           No
GATLINBURG                                    No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
SOUTHFIELD                                    No MI                              II                 First           No
LINCOLNWOOD                                   No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
DOVER                                         No MI                              II                 First           No
Buckeye                                       No MI                              II                 First           No
QUEEN CREEK                                   No MI                              II                 First           No
MESA                                          No MI                              II                 First           No
Everett                                       No MI                              II                 First           No
PROVIDENCE                                    No MI                              II                 First           No
Atlanta                                       No MI                              II                 First           No
Chickamauga                                   No MI                              II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
North Bethesda                                No MI                              II                 First           No
BRENTWOOD                                     No MI                              II                 First           No
Glendale                                      No MI                              II                 First           No
PEMBROKE                                      No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
MIAMI BEACH                                   No MI                              II                 First           No
JERSEY CITY                                   No MI                              II                 First           No
SIOUX FALLS                                   No MI                              II                 First           No
MARICOPA                                      No MI                              II                 First           No
AURORA                                        Mortgage Guaranty In               II                 First           No
Corrales                                      No MI                              II                 First           No
BOLINGBROOK                                   No MI                              II                 First           No
SPARTANBURG                                   Radian Guaranty                    II                 First           No
NEW YORK                                      No MI                              II                 First           No
DOUGLASSVILLE                                 No MI                              II                 First           No
Albuquerque                                   No MI                              II                 First           No
HILTON HEAD ISLAND                            No MI                              II                 First           No
ASTORIA                                       No MI                              II                 First           No
WHEATON                                       No MI                              II                 First           No
PLATTSBURG                                    No MI                              II                 First           No
FORT ATKINSON                                 No MI                              II                 First           No
MIDDLETOWN                                    No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
LAS VEGAS                                     No MI                              II                 First           No
FORT LAUDERDALE                               No MI                              II                 First           No
FALLS CHURCH                                  No MI                              II                 First           No
OXNARD                                        No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
CHESTER                                       No MI                              II                 First           No
NORFOLK                                       No MI                              II                 First           No
SANDPOINT                                     No MI                              II                 First           No
PARADISE                                      No MI                              II                 First           No
CAPE CORAL                                    Triad Guaranty                     II                 First           No
SEDONA                                        No MI                              II                 First           No
PAWLEYS ISLAND                                No MI                              II                 First           No
COUNTRY CLUB HILLS                            No MI                              II                 First           No
Passaic                                       No MI                              II                 First           No
Franklin                                      No MI                              II                 First           No
SAN ANTONIO                                   Mortgage Guaranty In               II                 First           No
BRIDGEPORT                                    No MI                              II                 First           No
SANDY                                         No MI                              II                 First           No
SURPRISE                                      No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
LAKE FOREST                                   No MI                              II                 First           No
FARMINGVILLE                                  No MI                              II                 First           No
PALM BAY                                      No MI                              II                 First           No
BIRMINGHAM                                    No MI                              II                 First           No
WALDORF                                       No MI                              II                 First           No
West New York                                 No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
CONWAY                                        No MI                              II                 First           No
HUNTLEY                                       No MI                              II                 First           No
INDIO                                         No MI                              II                 First           No
WESTWOOD                                      No MI                              II                 First           No
TEHACHAI                                      No MI                              II                 First           No
CLEVELAND                                     No MI                              II                 First           No
BAKERSFIELD                                   No MI                              II                 First           No
SWANSEA                                       Radian Guaranty                    II                 First           No
SCOTTSDALE                                    No MI                              II                 First           No
BUCKEYE                                       Triad Guaranty                     II                 First           No
WILLOWBROOK                                   No MI                              II                 First           No
KANSAS CITY                                   No MI                              II                 First           No
MARICOPA                                      No MI                              II                 First           No
FOREST GROVE                                  No MI                              II                 First           No
MARICOPA                                      No MI                              II                 First           No
RIDGELY                                       No MI                              II                 First           No
CEDAR POINT                                   No MI                              II                 First           No
FREDERICKSBURG                                No MI                              II                 First           No
BALTIMORE                                     Radian Guaranty                    II                 First           No
LAS VEGAS                                     No MI                              II                 First           No
PEORIA                                        No MI                              II                 First           No
Ahoskie                                       No MI                              II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
Evansville                                    No MI                              II                 First           No
BRYANS ROAD                                   No MI                              II                 First           No
WALDORF                                       No MI                              II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
MEMPHIS                                       No MI                              II                 First           No
LORTON                                        No MI                              II                 First           No
SALISBURY                                     No MI                              II                 First           No
SAINT LOUIS                                   No MI                              II                 First           No
Trenton                                       No MI                              II                 First           No
REDMOND                                       No MI                              II                 First           No
MEMPHIS                                       No MI                              II                 First           No
TOLEDO                                        No MI                              II                 First           No
TAMPA                                         No MI                              II                 First           No
SAINT LOUIS                                   No MI                              II                 First           No
PROVIDENCE                                    No MI                              II                 First           No
RICHMOND                                      No MI                              II                 First           No
ISLE OF PALMS                                 No MI                              II                 First           No
CENTEREACH                                    No MI                              II                 First           No
SAINT LOUIS                                   No MI                              II                 First           No
LANCASTER                                     No MI                              II                 First           No
NORTH LAS VEGAS                               No MI                              II                 First           No
Woodstock                                     No MI                              II                 First           No
LONG BEACH                                    No MI                              II                 First           No
EVANSTON                                      No MI                              II                 First           No
PEYTON                                        No MI                              II                 First           No
Marietta                                      GE Capital MI                      II                 First           No
EVANSTON                                      No MI                              II                 First           No
INDIANAPOLIS                                  No MI                              II                 First           No
Sunbury                                       No MI                              II                 First           No
Rome                                          No MI                              II                 First           No
ORLANDO                                       No MI                              II                 First           No
EVANSTON                                      No MI                              II                 First           No
AMSTERDAM                                     No MI                              II                 First           No
MIAMI                                         No MI                              II                 First           No
EL PASO                                       No MI                              II                 First           No
FALLS CHURCH                                  No MI                              II                 First           No
TYLER                                         No MI                              II                 First           No
LADYS ISLAND                                  No MI                              II                 First           No
JAMAICA                                       No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
Fort Wayne                                    No MI                              II                 First           No
BALTIMORE                                     No MI                              II                 First           No
PALM COAST                                    No MI                              II                 First           No
Hillsborough                                  No MI                              II                 First           No
ALEXANDRIA                                    No MI                              II                 First           No
CRYSTAL SPRINGS                               No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
VIRGINIA BEACH                                No MI                              II                 First           No
PORT JEFFERSON STATION                        No MI                              II                 First           No
DAYTON                                        No MI                              II                 First           No
BAYONNE                                       No MI                              II                 First           No
WELLINGTON                                    No MI                              II                 First           No
AKRON                                         No MI                              II                 First           No
MARYVILLE                                     No MI                              II                 First           No
WARRENTON                                     No MI                              II                 First           No
OGDEN                                         No MI                              II                 First           No
EL PASO                                       No MI                              II                 First           No
SOUTH PADRE ISLAND                            No MI                              II                 First           No
FARMINGTON                                    No MI                              II                 First           No
FARMINGTON                                    No MI                              II                 First           No
GRANDVILLE                                    No MI                              II                 First           No
BAY SHORE                                     No MI                              II                 First           No
BURNSVILLE                                    No MI                              II                 First           No
Evansville                                    No MI                              II                 First           No
KIRKLAND                                      No MI                              II                 First           No
DUNELLEN                                      No MI                              II                 First           No
HOLLYWOOD                                     No MI                              II                 First           No
Tigard                                        No MI                              II                 First           No
PORT SAINT LUCIE                              Triad Guaranty                     II                 First           No
PALISADES                                     No MI                              II                 First           No
MERCED                                        No MI                              II                 First           No
SAINT ALBANS                                  No MI                              II                 First           No
DAYTON                                        No MI                              II                 First           No
EL MONTE                                      No MI                              II                 First           No
SIDNEY                                        Mortgage Guaranty In               II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
BRIDGEPORT                                    No MI                              II                 First           No
LAWRENCEVILLE                                 No MI                              II                 First           No
WATERFORD                                     No MI                              II                 First           No
MONROE                                        No MI                              II                 First           No
Atlantic Beach                                No MI                              II                 First           No
Kalamazoo                                     No MI                              II                 First           No
WINCHESTER                                    No MI                              II                 First           No
SPOKANE                                       No MI                              II                 First           No
West Sacramento                               No MI                              II                 First           No
FORT WORTH                                    No MI                              II                 First           No
SUNRISE                                       No MI                              II                 First           No
MARYSVILLE                                    No MI                              II                 First           No
CONCORD                                       No MI                              II                 First           No
SIOUX FALLS                                   No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
NEWBERG                                       No MI                              II                 First           No
BELLEROSE                                     No MI                              II                 First           No
Paterson                                      No MI                              II                 First           No
LEWES                                         No MI                              II                 First           No
Boston                                        No MI                              II                 First           No
BOOTHWYN                                      No MI                              II                 First           No
TUCSON                                        No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
CHARLOTTE                                     No MI                              II                 First           No
WHEATON                                       No MI                              II                 First           No
FORT MYERS                                    No MI                              II                 First           No
TINLEY PARK                                   No MI                              II                 First           No
GRANTS PASS                                   No MI                              II                 First           No
RIGBY                                         No MI                              II                 First           No
STREAMWOOD                                    No MI                              II                 First           No
MILTON                                        No MI                              II                 First           No
Toms River                                    No MI                              II                 First           No
SAINT GEORGE                                  No MI                              II                 First           No
PATASKALA                                     No MI                              II                 First           No
LOVELAND                                      No MI                              II                 First           No
Boston                                        No MI                              II                 First           No
VIRGINIA BEACH                                No MI                              II                 First           No
APPLE VALLEY                                  No MI                              II                 First           No
BOYNTON BEACH                                 No MI                              II                 First           No
PONTIAC                                       No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
NEWBURGH                                      No MI                              II                 First           No
Mcdonough                                     Triad Guaranty                     II                 First           No
Boston                                        No MI                              II                 First           No
CONWAY                                        No MI                              II                 First           No
Durham                                        No MI                              II                 First           No
FORT MYERS                                    No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
SURPRISE                                      No MI                              II                 First           No
LEES SUMMIT                                   Republic MIC                       II                 First           No
AVONDALE                                      No MI                              II                 First           No
LITHIA                                        No MI                              II                 First           No
SURPRISE                                      Radian Guaranty                    II                 First           No
FAIRVIEW                                      No MI                              II                 First           No
SHOW LOW                                      No MI                              II                 First           No
Charlotte                                     No MI                              II                 First           No
OKLAHOMA CITY                                 Mortgage Guaranty In               II                 First           No
CLEVELAND                                     No MI                              II                 First           No
ALAMEDA                                       No MI                              II                 First           No
ORMOND BEACH                                  No MI                              II                 First           No
EWING                                         No MI                              II                 First           No
SAN ANTONIO                                   No MI                              II                 First           No
FORT PIERCE                                   No MI                              II                 First           No
RICHMOND                                      No MI                              II                 First           No
DAYTON                                        No MI                              II                 First           No
INDEPENDENCE                                  No MI                              II                 First           No
LARGO                                         No MI                              II                 First           No
SURPRISE                                      No MI                              II                 First           No
HANFORD                                       No MI                              II                 First           No
BRONX                                         No MI                              II                 First           No
BRANSON                                       No MI                              II                 First           No
ASHBURN                                       No MI                              II                 First           No
Belmont                                       No MI                              II                 First           No
LYNCHBURG                                     No MI                              II                 First           No
LYNCHBURG                                     No MI                              II                 First           No
DAYTON                                        No MI                              II                 First           No
HARLINGEN                                     No MI                              II                 First           No
LAWSON                                        Mortgage Guaranty In               II                 First           No
EAST DURHAM                                   No MI                              II                 First           No
STOCKTON                                      No MI                              II                 First           No
ODENTON                                       No MI                              II                 First           No
WOODSIDE                                      No MI                              II                 First           No
CANTON                                        No MI                              II                 First           No
SAINT LOUIS                                   No MI                              II                 First           No
Camden                                        No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
NORTH MIAMI                                   No MI                              II                 First           No
VIRGINIA BEACH                                No MI                              II                 First           No
KANSAS CITY                                   No MI                              II                 First           No
AKRON                                         No MI                              II                 First           No
SAINT LOUIS                                   No MI                              II                 First           No
Belton                                        No MI                              II                 First           No
TOPEKA                                        No MI                              II                 First           No
GREENVILLE                                    No MI                              II                 First           No
VIENNA                                        No MI                              II                 First           No
OZONE PARK                                    No MI                              II                 First           No
AURORA                                        No MI                              II                 First           No
GOODLETTSVILLE                                No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
APPLE VALLEY                                  No MI                              II                 First           No
Irvington                                     No MI                              II                 First           No
MURRIETA                                      No MI                              II                 First           No
HENDERSON                                     No MI                              II                 First           No
ZEPHYRHILLS                                   No MI                              II                 First           No
MERIDEN                                       No MI                              II                 First           No
PHILADELPHIA                                  No MI                              II                 First           No
SANTA ROSA                                    No MI                              II                 First           No
PROVIDENCE                                    No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
GLENDALE                                      No MI                              II                 First           No
UPPER MARLBORO                                No MI                              II                 First           No
RESTON                                        No MI                              II                 First           No
East Boston                                   No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
AURORA                                        No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
Cottonwood                                    No MI                              II                 First           No
HOMESTEAD                                     No MI                              II                 First           No
KANSAS CITY                                   No MI                              II                 First           No
HILLSBORO                                     No MI                              II                 First           No
LAKE OSWEGO                                   No MI                              II                 First           No
NEW LONDON                                    No MI                              II                 First           No
GRANTS PASS                                   No MI                              II                 First           No
WARREN                                        No MI                              II                 First           No
AIKEN                                         No MI                              II                 First           No
BUFFALO                                       No MI                              II                 First           No
CLERMONT                                      Mortgage Guaranty In               II                 First           No
Louisville                                    No MI                              II                 First           No
NEWPORT NEWS                                  No MI                              II                 First           No
LOS ANGELES                                   No MI                              II                 First           No
MIAMI                                         No MI                              II                 First           No
HOFFMAN ESTATES                               No MI                              II                 First           No
NAMPA                                         No MI                              II                 First           No
POWDER SPRINGS                                No MI                              II                 First           No
Alpharetta                                    No MI                              II                 First           No
DETROIT                                       Mortgage Guaranty In               II                 First           No
JACKSONVILLE BEACH                            No MI                              II                 First           No
ANGOLA                                        No MI                              II                 First           No
BOILING SPRINGS                               No MI                              II                 First           No
Apopka                                        No MI                              II                 First           No
BRONX                                         No MI                              II                 First           No
SPOKANE                                       No MI                              II                 First           No
ORLANDO                                       No MI                              II                 First           No
BROOKLYN                                      No MI                              II                 First           No
TYLER                                         No MI                              II                 First           No
PHILADELPHIA                                  No MI                              II                 First           No
Alpharetta                                    No MI                              II                 First           No
TOPEKA                                        No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
TOPEKA                                        No MI                              II                 First           No
TOPEKA                                        No MI                              II                 First           No
E FALLOWFIELD                                 Triad Guaranty                     II                 First           No
MESA                                          No MI                              II                 First           No
GREENVILLE                                    No MI                              II                 First           No
RENTON                                        No MI                              II                 First           No
LANSING                                       No MI                              II                 First           No
EL PASO                                       No MI                              II                 First           No
Raleigh                                       No MI                              II                 First           No
BIRMINGHAM                                    No MI                              II                 First           No
BARTOW                                        No MI                              II                 First           No
OKLAHOMA CITY                                 No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
ORMOND BEACH                                  No MI                              II                 First           No
DETROIT                                       No MI                              II                 First           No
HOLLYWOOD                                     No MI                              II                 First           No
NORTH CHARLESTON                              No MI                              II                 First           No
VANCOUVER                                     No MI                              II                 First           No
AVONDALE                                      PMI                                II                 First           No
JACKSONVILLE                                  Radian Guaranty                    II                 First           No
SEGUIN                                        No MI                              II                 First           No
SOUTHFIELD                                    No MI                              II                 First           No
KENT                                          No MI                              II                 First           No
ROWESVILLE                                    No MI                              II                 First           No
MASPETH                                       No MI                              II                 First           No
Mutttontown                                   No MI                              II                 First           No
GLEN OAKS                                     No MI                              II                 First           No
DARLINGTON                                    No MI                              II                 First           No
NORTH HOLLYWOOD                               No MI                              II                 First           No
NEW DURHAM                                    No MI                              II                 First           No
RANCHO PALOS VERDES                           No MI                              II                 First           No
SAN ANTONIO                                   No MI                              II                 First           No
PORT SAINT LUCIE                              No MI                              II                 First           No
COLUMBUS                                      No MI                              II                 First           No
KANSAS CITY                                   No MI                              II                 First           No
NORTH CHARLESTON                              No MI                              II                 First           No
FOUNTAIN                                      No MI                              II                 First           No
BALTIMORE                                     No MI                              II                 First           No
LAWRENCEVILLE                                 No MI                              II                 First           No
HOMESTEAD                                     No MI                              II                 First           No
LA VERGNE                                     No MI                              II                 First           No
NORTH LAS VEGAS                               No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
ATLANTA                                       No MI                              II                 First           No
Cumming                                       No MI                              II                 First           No
HILLSBORO                                     No MI                              II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
Wilmington                                    No MI                              II                 First           No
Las Cruces                                    No MI                              II                 First           No
VISALIA                                       No MI                              II                 First           No
SCAPPOOSE                                     No MI                              II                 First           No
SALEM                                         No MI                              II                 First           No
Santa Maria                                   No MI                              II                 First           No
JACKSONVILLE                                  No MI                              II                 First           No
OZARK                                         No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
SCOTTSDALE                                    No MI                              II                 First           No
HOUSTON                                       No MI                              II                 First           No
ELMHURST                                      No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
CHICAGO                                       No MI                              II                 First           No
CALDWELL                                      No MI                              II                 First           No
Powder Springs                                No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
GLENDALE                                      No MI                              II                 First           No
MODESTO                                       No MI                              II                 First           No
LAS VEGAS                                     No MI                              II                 First           No
WALDORF                                       No MI                              II                 First           No
LISLE                                         No MI                              II                 First           No
SALEM                                         No MI                              II                 First           No
SPARTANBURG                                   No MI                              II                 First           No
SPOKANE                                       No MI                              II                 First           No
RIDGE                                         No MI                              II                 First           No
PHOENIX                                       No MI                              II                 First           No
WAKE FOREST                                   No MI                              II                 First           No
KANSAS CITY                                   No MI                              II                 First           No
REDMOND                                       No MI                              II                 First           No
MINNEAPOLIS                                   No MI                              II                 First           No
SPRING CITY                                   No MI                              II                 First           No
PINE BLUFFS                                   No MI                              II                 First           No
WASHINGTON                                    No MI                              II                 First           No
MARICOPA                                      No MI                              II                 First           No
GIBSONTON                                     No MI                              II                 First           No
CHEYENNE                                      No MI                              II                 First           No
ANNAPOLIS                                     No MI                              II                 First           No
SEAFORD                                       No MI                              II                 First           No
ESSEX                                         No MI                              II                 First           No
DES MOINES                                    No MI                              II                 First           No
KANSAS CITY                                   No MI                              II                 First           No
Scottsdale                                    No MI                              II                 First           No
MARYSVILLE                                    No MI                              II                 First           No
FORT LAUDERDALE                               No MI                              II                 First           No
LIBERTY LAKE                                  No MI                              II                 First           No
Raleigh                                       Triad Guaranty                     II                 First           No
SILVER SPRING                                 No MI                              II                 First           No
MIRA LOMA                                     No MI                              II                 First           No
KATONAH                                       No MI                              II                 First           No
Cary                                          No MI                              II                 First           No
EVERETT                                       No MI                              II                 First           No
PROVIDENCE                                    No MI                              II                 First           No
WOODBRIDGE                                    No MI                              II                 First           No
CAPE CORAL                                    No MI                              II                 First           No
Atlanta                                       No MI                              II                 First           No
RENO                                          No MI                              I                  First           No
RANDALLSTOWN                                  No MI                              I                  First           No
PERINTON                                      GE Capital MI                      I                  First           No
FRAMINGHAM                                    No MI                              I                  First           No
Vienna                                        No MI                              I                  First           No
Phippsburg                                    No MI                              I                  First           No
Detroit                                       No MI                              I                  First           No
Detroit                                       Mortgage Guaranty In               I                  First           No
Washington                                    No MI                              I                  First           No
Fort Washington                               No MI                              I                  First           No
Clermont                                      No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Fort Washington                               No MI                              I                  First           No
Sterling                                      No MI                              I                  First           No
Washington                                    No MI                              I                  First           No
Suisun City                                   No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Woodbridge                                    No MI                              I                  First           No
Centreville                                   No MI                              I                  First           No
Fairfax                                       No MI                              I                  First           No
Culpeper                                      No MI                              I                  First           No
Fredericksburg                                No MI                              I                  First           No
Hamilton                                      No MI                              I                  First           No
Fredericksburg                                No MI                              I                  First           No
Cooksville                                    No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Winston Salem                                 No MI                              I                  First           No
Temple Hills                                  No MI                              I                  First           No
Germantown                                    No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Richmond                                      No MI                              I                  First           No
Alexandria                                    No MI                              I                  First           No
Clinton                                       No MI                              I                  First           No
Upper Marlboro                                No MI                              I                  First           No
Gaithersburg                                  No MI                              I                  First           No
Arlington                                     No MI                              I                  First           No
Beltsville                                    No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Woodbridge                                    No MI                              I                  First           No
Capitol Heights                               No MI                              I                  First           No
Culpeper                                      No MI                              I                  First           No
Alexandria                                    No MI                              I                  First           No
Woodbridge                                    No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Takoma Park                                   No MI                              I                  First           No
Woodbridge                                    No MI                              I                  First           No
Leesburg                                      No MI                              I                  First           No
Aldie                                         No MI                              I                  First           No
TAMARAC                                       No MI                              I                  First           No
Reston                                        No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Woodbridge                                    No MI                              I                  First           No
Falls Church                                  No MI                              I                  First           No
Baltimore                                     No MI                              I                  First           No
PORT REPUBLIC                                 No MI                              I                  First           No
STREAMWOOD                                    No MI                              I                  First           No
LOUISVILLE                                    No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           Yes
Fargo                                         No MI                              I                  First           No
BEALETON                                      No MI                              I                  First           No
COLUMBIA                                      No MI                              I                  First           No
DOVER                                         No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
CARENCRO                                      No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
WALDORF                                       No MI                              I                  First           No
ARLINGTON                                     No MI                              I                  First           No
Pasadena                                      No MI                              I                  First           No
ARLINGTON                                     No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
ARLINGTON                                     No MI                              I                  First           No
DAVIDSONVILLE                                 No MI                              I                  First           No
NEW CASTLE                                    No MI                              I                  First           No
YORK                                          No MI                              I                  First           No
VIRGINIA BEACH                                No MI                              I                  First           No
RICHMOND                                      No MI                              I                  First           No
CUMBERLAND                                    No MI                              I                  First           No
POTTSTOWN                                     No MI                              I                  First           No
POTTSTOWN                                     No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
Baltimore                                     No MI                              I                  First           No
SOUDERTON                                     No MI                              I                  First           No
Grant                                         No MI                              I                  First           No
MIAMI                                         No MI                              I                  First           No
ELMA                                          No MI                              I                  First           No
TAMPA                                         No MI                              I                  First           No
Romulus                                       No MI                              I                  First           No
Lakeland                                      No MI                              I                  First           No
West Palm Beach                               No MI                              I                  First           No
UPPER MARLBORO                                No MI                              I                  First           No
Albertson                                     No MI                              I                  First           No
Brooklyn                                      No MI                              I                  First           No
Wyandanch                                     No MI                              I                  First           No
ALTURA                                        No MI                              I                  First           No
Alexandria                                    No MI                              I                  First           No
APACHE JUNCTION                               No MI                              I                  First           No
MOUNT LAUREL TOWNSHIP                         No MI                              I                  First           No
IRVINGTON TOWNSHIP                            No MI                              I                  First           No
NEW BRUNSWICK                                 No MI                              I                  First           No
PATERSON                                      No MI                              I                  First           No
BAYONNE                                       No MI                              I                  First           No
Trenton                                       No MI                              I                  First           No
WOODBRIDGE                                    No MI                              I                  First           No
MT OLIVE TOWNSHIP                             No MI                              I                  First           No
TRENTON                                       No MI                              I                  First           No
JERSEY CITY                                   No MI                              I                  First           No
NORTH BERGEN TWP                              No MI                              I                  First           No
PASSAIC                                       No MI                              I                  First           No
EAST ORANGE                                   No MI                              I                  First           No
EAST ORANGE                                   No MI                              I                  First           No
JERSEY CITY                                   No MI                              I                  First           No
MENDHAM TOWNSHIP                              No MI                              I                  First           No
Miami                                         No MI                              I                  First           No
Hialeah                                       No MI                              I                  First           No
Hillsborough                                  No MI                              I                  First           No
Maurice River Township                        No MI                              I                  First           No
Elizabeth                                     No MI                              I                  First           No
Newark                                        No MI                              I                  First           No
Fitchburg                                     No MI                              I                  First           No
Lawrence                                      No MI                              I                  First           No
Orange                                        No MI                              I                  First           No
Newark                                        No MI                              I                  First           No
Jersey City                                   No MI                              I                  First           No
Lynn                                          No MI                              I                  First           No
Antioch                                       No MI                              I                  First           No
New Port Richey                               No MI                              I                  First           No
Mobile                                        No MI                              I                  First           No
Nashville                                     No MI                              I                  First           No
Dunedin                                       No MI                              I                  First           No
Seminole                                      No MI                              I                  First           No
Largo                                         No MI                              I                  First           No
Mandeville                                    No MI                              I                  First           No
Dunedin                                       No MI                              I                  First           No
Clearwater                                    No MI                              I                  First           No
Ocala                                         No MI                              I                  First           No
Clearwater                                    No MI                              I                  First           No
Chattanooga                                   Republic MIC                       I                  First           No
Hendersonville                                No MI                              I                  First           No
Iuka                                          No MI                              I                  First           No
Auburn                                        No MI                              I                  First           No
Cape Coral                                    No MI                              I                  First           No
Jackson                                       No MI                              I                  First           No
Celebration                                   No MI                              I                  First           No
Orlando                                       No MI                              I                  First           No
Gulf Breeze                                   No MI                              I                  First           No
Nashville                                     No MI                              I                  First           No
Birmingham                                    No MI                              I                  First           No
JONESBORO                                     No MI                              I                  First           No
LITHONIA                                      No MI                              I                  First           No
Cincinnati                                    No MI                              I                  First           No
LAKE ALFRED                                   No MI                              I                  First           No
MIAMI                                         No MI                              I                  First           No
Cincinnati                                    No MI                              I                  First           No
MARIETTA                                      No MI                              I                  First           No
Kennesaw                                      No MI                              I                  First           No
BLUE RIDGE                                    No MI                              I                  First           No
HIGH POINT                                    No MI                              I                  First           No
ATLANTA                                       No MI                              I                  First           No
Cincinnati                                    Radian Guaranty                    I                  First           No
Port Chester                                  No MI                              I                  First           No
Bayside                                       No MI                              I                  First           No
Fresh Meadows                                 No MI                              I                  First           No
Philadelphia                                  GE Capital MI                      I                  First           No
Westampton                                    No MI                              I                  First           No
Philadelphia                                  No MI                              I                  First           No
Northfield                                    No MI                              I                  First           No
Woodbury                                      No MI                              I                  First           No
Ocean City                                    No MI                              I                  First           No
BROOKLYN                                      Radian Guaranty                    I                  First           No
Brooklyn                                      No MI                              I                  First           No
College Point                                 No MI                              I                  First           No
Laurel                                        Radian Guaranty                    I                  First           No
Chicago                                       No MI                              I                  First           No
JERSEY CITY                                   No MI                              I                  First           No
NOGALES                                       No MI                              I                  First           No
PLACENTIA                                     No MI                              I                  First           No
SURPRISE                                      No MI                              I                  First           No
UPLAND                                        No MI                              I                  First           No
CHINO                                         No MI                              I                  First           No
PLACENTIA                                     No MI                              I                  First           No
EL CENTRO                                     No MI                              I                  First           No
YUMA                                          No MI                              I                  First           No
Laredo                                        No MI                              I                  First           No
GREELEY                                       No MI                              I                  First           No
GREELEY                                       No MI                              I                  First           No
GREELEY                                       No MI                              I                  First           No
PALM SPRINGS                                  No MI                              I                  First           No
Rio Rico                                      No MI                              I                  First           No
Richardson                                    No MI                              I                  First           No
Chicago                                       No MI                              I                  First           No
Minneapolis                                   No MI                              I                  First           No
Chicago                                       No MI                              I                  First           No
Little Rock                                   No MI                              I                  First           No
Murphy                                        No MI                              I                  First           No
Brighton                                      No MI                              I                  First           No
KINGSVILLE                                    No MI                              I                  First           No
Chicago                                       No MI                              I                  First           No
Florissant                                    No MI                              I                  First           No
Atlanta                                       No MI                              I                  First           No
Orlando                                       No MI                              I                  First           No
Orlando                                       No MI                              I                  First           No
Ellijay                                       No MI                              I                  First           No
Tampa                                         No MI                              I                  First           No
New River                                     No MI                              I                  First           No
Millington                                    No MI                              I                  First           No
Savannah                                      No MI                              I                  First           No
Arvada                                        No MI                              I                  First           No
Davie Beach                                   No MI                              I                  First           No
York                                          No MI                              I                  First           No
Granbury                                      No MI                              I                  First           No
Chicago                                       No MI                              I                  First           No
WASHINGTON                                    No MI                              I                  First           No
ELLICOTT CITY                                 No MI                              I                  First           No
FORKED RIVER                                  No MI                              I                  First           No
EASTON                                        No MI                              I                  First           No
LAREDO                                        No MI                              I                  First           No
MESA                                          No MI                              I                  First           No
LANHAM                                        No MI                              I                  First           No
MISSION                                       No MI                              I                  First           No
PHOENIX                                       No MI                              I                  First           No
BELLEVUE                                      No MI                              I                  First           No
ORANGE                                        No MI                              I                  First           No
MCALLEN                                       No MI                              I                  First           No
HIGLEY                                        No MI                              I                  First           No
SEVERNA PARK                                  No MI                              I                  First           No
SUN CITY WEST                                 No MI                              I                  First           No
WESLACO                                       No MI                              I                  First           No
CEDAR PARK                                    No MI                              I                  First           No
DECATUR                                       No MI                              I                  First           No
FORT WORTH                                    No MI                              I                  First           No
LEESBURG                                      No MI                              I                  First           No
DAVENPORT                                     No MI                              I                  First           No
GREAT FALLS                                   No MI                              I                  First           No
SILVER SPRING                                 No MI                              I                  First           No
ATHENS                                        No MI                              I                  First           No
SILVER SPRING                                 No MI                              I                  First           No
MIDDLETOWN                                    No MI                              I                  First           No
CAPITOL HEIGHTS                               No MI                              I                  First           No
MESA                                          No MI                              I                  First           No
ROUND ROCK                                    No MI                              I                  First           No
MCALLEN                                       No MI                              I                  First           No
CEDAR PARK                                    No MI                              I                  First           No
GILBERT                                       No MI                              I                  First           No
MESA                                          No MI                              I                  First           No
CLAREMONT                                     No MI                              I                  First           No
ORANGE                                        No MI                              I                  First           No
CHANDLER                                      No MI                              I                  First           No
SAN FRANCISCO                                 No MI                              I                  First           No
KELLER                                        No MI                              I                  First           No
MISSION                                       No MI                              I                  First           No
SANTA ANA                                     No MI                              I                  First           No
SAN ANTONIO                                   No MI                              I                  First           No
PHOENIX                                       No MI                              I                  First           No
GREAT FALLS                                   No MI                              I                  First           No
TOMS RIVER                                    No MI                              I                  First           No
SPRING LAKE                                   No MI                              I                  First           No
HOLLYWOOD                                     No MI                              I                  First           No
HILLSDALE                                     No MI                              I                  First           No
MINNEAPOLIS                                   No MI                              I                  First           No
BROWNSVILLE                                   No MI                              I                  First           No
MINNEAPOLIS                                   No MI                              I                  First           No
LAREDO                                        No MI                              I                  First           No
PHOENIX                                       No MI                              I                  First           No
BIG BEAR LAKE                                 No MI                              I                  First           No
YONKERS                                       No MI                              I                  First           No
WASHINGTON                                    No MI                              I                  First           No
TOTOWA                                        No MI                              I                  First           No
BELLINGHAM                                    No MI                              I                  First           No
RICHMOND                                      No MI                              I                  First           No
TAKOMA PARK                                   No MI                              I                  First           No
CORONA                                        No MI                              I                  First           No
WESLACO                                       No MI                              I                  First           No
MCALLEN                                       No MI                              I                  First           No
ARIZONA CITY                                  No MI                              I                  First           No
WASHINGTON                                    No MI                              I                  First           No
MESA                                          No MI                              I                  First           No
REMINGTON                                     No MI                              I                  First           No
PHOENIX                                       No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
Encino                                        No MI                              I                  First           No
San Antonio                                   No MI                              I                  First           No
OAK POINT                                     No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
OAK POINT                                     No MI                              I                  First           No
Bethlehem                                     No MI                              I                  First           No
Stockbridge                                   No MI                              I                  First           No
Frisco                                        No MI                              I                  First           No
Bryan                                         No MI                              I                  First           No
Ellenwood                                     No MI                              I                  First           No
Loris                                         No MI                              I                  First           No
Round Rock                                    PMI                                I                  First           No
Plano                                         No MI                              I                  First           No
Stockbridge                                   No MI                              I                  First           No
Rockport                                      No MI                              I                  First           No
Hapeville                                     No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
San Diego                                     No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
Prescott                                      No MI                              I                  First           No
Lincoln                                       No MI                              I                  First           No
Pflugerville                                  No MI                              I                  First           No
FT WORTH                                      No MI                              I                  First           No
Dacula                                        No MI                              I                  First           No
Aubrey                                        No MI                              I                  First           No
San Diego                                     No MI                              I                  First           No
Mckinney                                      No MI                              I                  First           No
Mesquite                                      No MI                              I                  First           No
Midway City                                   No MI                              I                  First           No
Mcdonough                                     No MI                              I                  First           No
Los Angeles                                   No MI                              I                  First           No
San Diego                                     No MI                              I                  First           No
Grand Prairie                                 United Guaranty                    I                  First           No
Houston                                       No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
Vista                                         No MI                              I                  First           No
Marietta                                      No MI                              I                  First           No
FATE                                          No MI                              I                  First           No
Lewisville                                    No MI                              I                  First           No
Abingdon                                      No MI                              I                  First           No
Valdosta                                      No MI                              I                  First           No
Mcallen                                       PMI                                I                  First           No
Albuquerque                                   No MI                              I                  First           No
Riverdale                                     No MI                              I                  First           No
San Antonio                                   No MI                              I                  First           No
Douglasville                                  No MI                              I                  First           No
Deer Park                                     No MI                              I                  First           No
Myrtle Beach                                  No MI                              I                  First           No
Valdosta                                      No MI                              I                  First           No
Spring                                        No MI                              I                  First           No
Forney                                        No MI                              I                  First           No
Forney                                        No MI                              I                  First           No
DENTON                                        No MI                              I                  First           No
Mesquite                                      No MI                              I                  First           No
Irving                                        No MI                              I                  First           No
Eden Prairie                                  No MI                              I                  First           No
Houston                                       No MI                              I                  First           No
Stockbridge                                   No MI                              I                  First           No
OAK POINT                                     No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
Jefferson                                     No MI                              I                  First           No
Arlington                                     No MI                              I                  First           No
Houston                                       No MI                              I                  First           No
OAK POINT                                     No MI                              I                  First           No
Farmers Branch                                No MI                              I                  First           No
Albuquerque                                   GE Capital MI                      I                  First           No
Oklahoma City                                 No MI                              I                  First           No
Honolulu                                      No MI                              I                  First           No
Las Vegas                                     No MI                              I                  First           No
Pasadena                                      No MI                              I                  First           No
ANTIOCH                                       No MI                              I                  First           No
SAN MARCOS                                    No MI                              I                  First           No
COEUR D ALENE                                 No MI                              I                  First           No
DUARTE                                        No MI                              I                  First           No
SPOKANE                                       No MI                              I                  First           No
CARMEL VALLEY                                 No MI                              I                  First           No
Muldrow                                       No MI                              I                  First           No
Carrollton                                    No MI                              I                  First           No
ALPINE FOREST                                 No MI                              I                  First           No
CERES                                         No MI                              I                  First           No
Indianapolis                                  No MI                              I                  First           No
HOPKINSVILLE                                  No MI                              I                  First           No
CAMPBELL                                      No MI                              I                  First           No
INDIANAPOLIS                                  Republic MIC                       I                  First           No
COSHOCTON                                     No MI                              I                  First           No
HOPKINSVILLE                                  No MI                              I                  First           No
INDIANAPOLIS                                  No MI                              I                  First           No
LOUISVILLE                                    No MI                              I                  First           No
HOPKINSVILLE                                  No MI                              I                  First           No
HOPKINSVILLE                                  No MI                              I                  First           No
HOPKINSVILLE                                  No MI                              I                  First           No
HOPKINSVILLE                                  No MI                              I                  First           No
Aurora                                        No MI                              I                  First           No
Milwaukee                                     No MI                              I                  First           No
Cape Coral                                    No MI                              I                  First           No
Keystone                                      No MI                              I                  First           No
Kenosha                                       No MI                              I                  First           No
Milwaukee                                     No MI                              I                  First           No
Thorton                                       No MI                              I                  First           No
Coral Gables                                  No MI                              I                  First           No
Ashburn                                       Mortgage Guaranty In               I                  First           No
Shelter Island                                No MI                              I                  First           No
Alexandria                                    No MI                              I                  First           No
Manassas                                      No MI                              I                  First           No
Silver Spring                                 Mortgage Guaranty In               I                  First           No
Alexandria                                    Mortgage Guaranty In               I                  First           No
Alexandria                                    PMI                                I                  First           No
Falls Church                                  No MI                              I                  First           No
Cape Coral                                    No MI                              I                  First           No
Washington                                    No MI                              I                  First           No
Manassas                                      Mortgage Guaranty In               I                  First           No
CLEVELAND                                     No MI                              I                  First           No
KAILUA                                        No MI                              I                  First           No
PINEVILLE                                     No MI                              I                  First           No
Honolulu                                      No MI                              I                  First           Yes
PLEASANT HILL                                 No MI                              I                  First           No
HENDERSON                                     No MI                              I                  First           No
Chapin                                        No MI                              I                  First           No
Elberton                                      No MI                              I                  First           No
Ventura                                       No MI                              I                  First           No
Gilbert                                       No MI                              I                  First           No
Mesa                                          No MI                              I                  First           No
Tucson                                        No MI                              I                  First           No
Sun City                                      No MI                              I                  First           No
Myrtle                                        Radian Guaranty                    I                  First           No
Scottsdale                                    No MI                              I                  First           No
Tempe                                         No MI                              I                  First           No
Olathe                                        No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
Tucson                                        No MI                              I                  First           No
Paradise Valley                               No MI                              I                  First           No
Cottonwood                                    No MI                              I                  First           No
Kansas City                                   No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
Kansas City                                   No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
Apache Junction                               No MI                              I                  First           No
Yuma                                          No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
WEST FARGO                                    No MI                              I                  First           No
SPRING                                        No MI                              I                  First           No
HOUSTON                                       No MI                              I                  First           No
SPRING                                        No MI                              I                  First           No
SAN ANTONIO                                   No MI                              I                  First           No
HOUSTON                                       No MI                              I                  First           No
GROSSE POINTE FARMS                           No MI                              I                  First           No
SPRING                                        No MI                              I                  First           No
Palm Bay                                      No MI                              I                  First           No
Titusville                                    No MI                              I                  First           No
palmbay                                       No MI                              I                  First           No
San Diego                                     No MI                              I                  First           No
San Diego                                     No MI                              I                  First           No
Hiram                                         No MI                              I                  First           No
Cincinnati                                    No MI                              I                  First           No
West Springfield                              No MI                              I                  First           No
Columbus                                      No MI                              I                  First           No
Acosta                                        No MI                              I                  First           No
Newark                                        No MI                              I                  First           No
Fredericktown                                 No MI                              I                  First           No
Pittsburgh                                    No MI                              I                  First           No
Columbus                                      No MI                              I                  First           No
Pennsburg                                     No MI                              I                  First           No
Fredericktown                                 No MI                              I                  First           No
Harrisburg                                    No MI                              I                  First           No
Union                                         No MI                              I                  First           No
BETHEL                                        No MI                              I                  First           No
Westbury                                      No MI                              I                  First           No
Bay Shore                                     No MI                              I                  First           No
WATERTOWN                                     No MI                              I                  First           No
Freeport                                      No MI                              I                  First           No
Elmont                                        No MI                              I                  First           No
Fort Worth                                    No MI                              I                  First           No
Denton                                        No MI                              I                  First           No
Kellyville                                    No MI                              I                  First           No
Lithia                                        No MI                              I                  First           No
CLAYTON                                       No MI                              I                  First           No
BETHESDA                                      No MI                              I                  First           No
Jessup                                        No MI                              I                  First           No
SILVER SPRING                                 No MI                              I                  First           No
Clayton                                       No MI                              I                  First           No
LAUREL                                        No MI                              I                  First           No
Leesburg                                      No MI                              I                  First           No
GERMANTOWN                                    No MI                              I                  First           No
Clayton                                       No MI                              I                  First           No
Lewiston                                      No MI                              I                  First           No
Portland                                      No MI                              I                  First           No
Harrison Township                             No MI                              I                  First           No
Chicopee                                      No MI                              I                  First           No
Highland                                      No MI                              I                  First           No
Converse                                      No MI                              I                  First           No
Emerald Isle                                  No MI                              I                  First           No
Crowley                                       No MI                              I                  First           No
Saint Petersburg                              No MI                              I                  First           No
Derby                                         No MI                              I                  First           No
Washington                                    No MI                              I                  First           No
PERRYVILLE                                    No MI                              I                  First           No
Waukegan                                      No MI                              I                  First           No
Wilmington                                    No MI                              I                  First           Yes
Charlotte                                     No MI                              I                  First           No
Lebanon                                       No MI                              I                  First           No
Denver                                        No MI                              I                  First           No
Raynham                                       No MI                              I                  First           Yes
San Antonio                                   No MI                              I                  First           No
Freedom                                       No MI                              I                  First           No
San Antonio                                   No MI                              I                  First           No
Chicopee                                      No MI                              I                  First           No
Pleasant View                                 No MI                              I                  First           No
SULLIVAN                                      No MI                              I                  First           No
Weymouth                                      No MI                              I                  First           No
Charlotte                                     No MI                              I                  First           No
Dorchester                                    No MI                              I                  First           No
Matthews                                      No MI                              I                  First           No
Elkton                                        No MI                              I                  First           No
SAN ANTONIO                                   No MI                              I                  First           No
Assonet                                       No MI                              I                  First           No
Brewer                                        No MI                              I                  First           No
Mashpee                                       No MI                              I                  First           No
GOSHEN                                        No MI                              I                  First           No
TULARE                                        No MI                              I                  First           No
VISALIA                                       No MI                              I                  First           No
FRESNO                                        No MI                              I                  First           No
Las Vegas                                     No MI                              I                  First           No
Las Vegas                                     No MI                              I                  First           No
MURRIETA                                      No MI                              I                  First           No
Maineville                                    No MI                              I                  First           No
HAGERSTOWN                                    No MI                              I                  First           No
CHARLOTTESVILLE                               No MI                              I                  First           No
LAUREL                                        No MI                              I                  First           No
CHARLOTTESVILLE                               No MI                              I                  First           No
CHARLOTTESVILLE                               No MI                              I                  First           No
CHARLOTTESVILLE                               No MI                              I                  First           No
CHARLOTTESVILLE                               No MI                              I                  First           No
WICHITA                                       No MI                              I                  First           No
CHARLOTTESVILLE                               No MI                              I                  First           No
Charlottesville                               No MI                              I                  First           No
Washington                                    No MI                              I                  First           No
CHARLOTTESVILLE                               No MI                              I                  First           No
MIAMI                                         No MI                              I                  First           No
WICHITA                                       No MI                              I                  First           No
VIENNA                                        No MI                              I                  First           No
Temple                                        No MI                              I                  First           No
Myrtle Beach                                  No MI                              I                  First           No
Macon                                         No MI                              I                  First           No
Jacksonville                                  No MI                              I                  First           No
San Bernardino                                No MI                              I                  First           No
Grand Rapids                                  No MI                              I                  First           No
Weatherford                                   No MI                              I                  First           No
Grand Rapids                                  No MI                              I                  First           No
Myrtle Beach                                  No MI                              I                  First           No
Elkmont                                       No MI                              I                  First           No
Kansas City                                   No MI                              I                  First           No
Miami                                         No MI                              I                  First           No
Macon                                         No MI                              I                  First           No
Rochester                                     No MI                              I                  First           No
Saint Augustine                               No MI                              I                  First           No
Riverside Area                                No MI                              I                  First           No
SOUTH LAKE TAHOE                              No MI                              I                  First           No
BELL                                          No MI                              I                  First           No
PICO RIVERA                                   No MI                              I                  First           No
KOLOA                                         No MI                              I                  First           No
CASA GRANDE                                   Republic MIC                       I                  First           No
SHOREVIEW                                     No MI                              I                  First           No
POMONA                                        No MI                              I                  First           No
SANTA ANA                                     No MI                              I                  First           No
N LAS VEGAS                                   No MI                              I                  First           No
HENDERSON                                     No MI                              I                  First           No
MIDWAY CITY                                   No MI                              I                  First           No
REDLANDS                                      No MI                              I                  First           No
Bay Shore                                     No MI                              I                  First           No
Clifton                                       No MI                              I                  First           No
East Elmhurst                                 No MI                              I                  First           No
North Bergen                                  No MI                              I                  First           No
West Orange                                   No MI                              I                  First           No
Jamaica                                       No MI                              I                  First           No
Passaic                                       No MI                              I                  First           No
Far Rockaway                                  No MI                              I                  First           No
Hyattsville                                   No MI                              I                  First           No
Hyattsville                                   No MI                              I                  First           No
Hyattsville                                   No MI                              I                  First           No
Hahira                                        No MI                              I                  First           No
Coral Springs                                 No MI                              I                  First           No
Beulaville                                    No MI                              I                  First           No
Columbus                                      No MI                              I                  First           No
Lake Oswego                                   No MI                              I                  First           No
WILLINGBORO                                   No MI                              I                  First           No
Minneapolis                                   No MI                              I                  First           No
DOVE CANYON                                   No MI                              I                  First           No
VISALIA                                       No MI                              I                  First           No
SAN FRANCISCO                                 No MI                              I                  First           No
Concord                                       No MI                              I                  First           No
West New York                                 No MI                              I                  First           No
LAS VEGAS                                     No MI                              I                  First           No
Miami                                         No MI                              I                  First           No
Hialeah                                       No MI                              I                  First           No
Tampa                                         No MI                              I                  First           No
Melbourne                                     No MI                              I                  First           No
Miami Beach                                   No MI                              I                  First           No
MIAMI                                         No MI                              I                  First           No
LOS ANGELES                                   No MI                              I                  First           No
MILPITAS                                      No MI                              I                  First           No
GREENFIELD                                    No MI                              I                  First           No
SANTA ANA                                     No MI                              I                  First           No
SAN JOSE                                      No MI                              I                  First           No
ORANGE PARK                                   No MI                              I                  First           No
Columbia                                      No MI                              I                  First           No
Savannah                                      No MI                              I                  First           No
Jacksonville                                  No MI                              I                  First           No
Jacksonville                                  No MI                              I                  First           No
Jacksonville                                  No MI                              I                  First           No
Baltimore                                     No MI                              I                  First           No
Easley                                        No MI                              I                  First           No
Mount Pleasant                                No MI                              I                  First           No
BRISTOW                                       No MI                              I                  First           No
CULPEPER                                      No MI                              I                  First           No
QUEEN CREEK                                   No MI                              I                  First           No
UPPER MARLBORO                                No MI                              I                  First           No
LAVEEN                                        No MI                              I                  First           No
LANCASTER                                     No MI                              I                  First           No
SURPRISE                                      No MI                              I                  First           No
TEMECULA                                      No MI                              I                  First           No
FAIRFIELD                                     No MI                              I                  First           No
Ponte Vedra Beach                             No MI                              I                  First           No
Davie                                         No MI                              I                  First           No
Kennesaw                                      No MI                              I                  First           No
Conyers                                       No MI                              I                  First           No
Orlando                                       No MI                              I                  First           No
Covington                                     No MI                              I                  First           No
Davie                                         No MI                              I                  First           No
Milner                                        No MI                              I                  First           No
Athens                                        Republic MIC                       I                  First           No
Hoschton                                      No MI                              I                  First           No
Peachtree City                                No MI                              I                  First           No
Pompano Beach                                 No MI                              I                  First           No
Pompano Beach                                 No MI                              I                  First           No
Atlanta                                       No MI                              I                  First           No
Lawrenceville                                 No MI                              I                  First           No
Boone                                         GE Capital MI                      I                  First           No
Monroe                                        Republic MIC                       I                  First           No
Stockbridge                                   No MI                              I                  First           No
Maitland                                      No MI                              I                  First           No
Lake Wylie                                    No MI                              I                  First           No
Alpharetta                                    No MI                              I                  First           No
Monroe                                        No MI                              I                  First           No
Orlando                                       No MI                              I                  First           No
Jacksonville                                  No MI                              I                  First           No
Bradenton                                     No MI                              I                  First           No
Brandon                                       GE Capital MI                      I                  First           No
Dunedin                                       No MI                              I                  First           No
Tampa                                         No MI                              I                  First           No
Marietta                                      No MI                              I                  First           No
Woodstock                                     No MI                              I                  First           No
Buford                                        No MI                              I                  First           No
Stockbridge                                   No MI                              I                  First           No
Virginia Beach                                No MI                              I                  First           No
Cicero                                        No MI                              I                  First           No
PALM BEACH GARDENS                            No MI                              I                  First           No
ALEXANDRIA                                    Republic MIC                       I                  First           No
Roanoke                                       No MI                              I                  First           No
Reisterstown                                  No MI                              I                  First           No
MELBOURNE                                     No MI                              I                  First           No
SHERWOOD                                      No MI                              I                  First           No
BEDFORD                                       No MI                              I                  First           No
Arlington                                     No MI                              I                  First           No
Glenn Dale                                    No MI                              I                  First           No
PALM BAY                                      No MI                              I                  First           No
SAINT AUGUSTINE                               No MI                              I                  First           No
Lauderhill                                    No MI                              I                  First           No
BRENTWOOD                                     No MI                              I                  First           No
Benicia                                       No MI                              I                  First           No
ORLANDO                                       No MI                              I                  First           No
WEST BABYLON                                  No MI                              I                  First           No
FREDERICK                                     No MI                              I                  First           No
Oxnard                                        No MI                              I                  First           No
SAN BERNARDINO                                No MI                              I                  First           No
APPLE VALLEY                                  No MI                              I                  First           No
Gahanna                                       No MI                              I                  First           No
COLUMBUS                                      No MI                              I                  First           No
COLUMBUS                                      No MI                              I                  First           No
Westerville                                   No MI                              I                  First           No
Westerville                                   No MI                              I                  First           No
COLUMBUS                                      No MI                              I                  First           No
Salt Lake City                                No MI                              I                  First           No
Park City                                     No MI                              I                  First           No
MIDWAY                                        No MI                              I                  First           No
Park City                                     No MI                              I                  First           No
Oradell                                       No MI                              I                  First           No
KALAMAZOO                                     No MI                              I                  First           No
Union                                         No MI                              I                  First           No
Zellwood                                      No MI                              I                  First           No
Delray Beach                                  No MI                              I                  First           No
Gainesville                                   No MI                              I                  First           No
Ocoee                                         No MI                              I                  First           No
Ocoee                                         No MI                              I                  First           No
Temple Hills                                  No MI                              I                  First           No
Glenwood                                      No MI                              I                  First           No
Bowie                                         No MI                              I                  First           No
Villa Rica                                    PMI                                I                  First           No
Deland                                        No MI                              I                  First           No
Wesley Chapel                                 No MI                              I                  First           No
Newport News                                  No MI                              I                  First           No
Baltimore                                     No MI                              I                  First           No
Washington                                    No MI                              I                  First           No
Maitland                                      No MI                              I                  First           No
Rosemount                                     No MI                              I                  First           No
Minneapolis                                   No MI                              I                  First           No
WILLIS                                        No MI                              I                  First           No
Houston                                       No MI                              I                  First           No
HILO                                          No MI                              I                  First           No
SANTA ROSA                                    No MI                              I                  First           No
LEWISVILLE                                    No MI                              I                  First           No
Harahan                                       No MI                              I                  First           No
LUBBOCK                                       No MI                              I                  First           No
THE WOODLANDS                                 No MI                              I                  First           No
DESOTO                                        No MI                              I                  First           No
BATON ROUGE                                   No MI                              I                  First           No
GREEN BAY                                     No MI                              I                  First           No
LEWISVILLE                                    No MI                              I                  First           No
WILLIS                                        No MI                              I                  First           No
RACINE                                        No MI                              I                  First           No
Houston                                       No MI                              I                  First           No
LEWISVILLE                                    No MI                              I                  First           No
The Woodlands                                 No MI                              I                  First           No
LEAGUE CITY                                   No MI                              I                  First           No
DURHAM                                        No MI                              I                  First           No
PEARLAND                                      No MI                              I                  First           No
OCEAN SPRINGS                                 No MI                              I                  First           No
Spring                                        No MI                              I                  First           No
JONESBOROUGH                                  No MI                              I                  First           No
Fountain Valley                               No MI                              I                  First           No
San Gabriel                                   No MI                              I                  First           No
MESA                                          No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
Peoria                                        No MI                              I                  First           No
SUMMIT                                        No MI                              I                  First           No
Bourbonnais                                   No MI                              I                  First           No
Northbrook                                    No MI                              I                  First           No
Franklin                                      No MI                              I                  First           No
Osakis                                        No MI                              I                  First           No
Coon Rapids                                   No MI                              I                  First           No
ST LOUIS                                      No MI                              I                  First           No
CONWAY                                        No MI                              I                  First           No
LONGVIEW                                      No MI                              I                  First           No
DALLAS                                        No MI                              I                  First           No
JACKSONVILLE                                  No MI                              I                  First           No
LONGVIEW                                      No MI                              I                  First           No
LONGVIEW                                      No MI                              I                  First           No
DALLAS                                        No MI                              I                  First           No
TYLER                                         No MI                              I                  First           No
AZLE                                          No MI                              I                  First           No
JACKSONVILLE                                  No MI                              I                  First           No
JACKSONVILLE                                  No MI                              I                  First           No
HOUSTON                                       Republic MIC                       I                  First           No
Bloomington                                   No MI                              I                  First           No
Silverthorne                                  No MI                              I                  First           No
Boulder                                       No MI                              I                  First           No
Haiku                                         No MI                              I                  First           No
Parker                                        No MI                              I                  First           Yes
Philadelphia                                  No MI                              I                  First           No
Long Beach                                    No MI                              I                  First           No
Los Angeles                                   No MI                              I                  First           No
Los Angeles                                   No MI                              I                  First           No
New Preston Marble Dale                       No MI                              I                  First           No
Riverside                                     No MI                              I                  First           No
Santa Barbara                                 No MI                              I                  First           No
Tarzana                                       No MI                              I                  First           No
Arlington                                     No MI                              I                  First           No
Los Angeles                                   No MI                              I                  First           No
Pebble Beach                                  No MI                              I                  First           No
Merrimac                                      No MI                              I                  First           No
Kansas City                                   No MI                              I                  First           No
Staten Island                                 No MI                              I                  First           No
Venice                                        No MI                              I                  First           No
Stockton                                      No MI                              I                  First           No
San Diego                                     No MI                              I                  First           No
Orlando                                       No MI                              I                  First           No
Ocean Springs                                 No MI                              I                  First           No
Ventura                                       No MI                              I                  First           No
Albuquerque                                   No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
La Quinta                                     No MI                              I                  First           No
Stevensville                                  No MI                              I                  First           No
San Diego                                     No MI                              I                  First           No
Palos Verdes Peninsula                        No MI                              I                  First           No
Delray Beach                                  No MI                              I                  First           No
Indian Orchard                                No MI                              I                  First           No
Cashiers Townshi[p                            No MI                              I                  First           No
Las Vegas                                     No MI                              I                  First           No
Niles                                         No MI                              I                  First           No
Glendale                                      No MI                              I                  First           No
Palmdale                                      No MI                              I                  First           No
Anaheim                                       No MI                              I                  First           No
Phelan                                        No MI                              I                  First           No
Pearl City                                    No MI                              I                  First           No
Long Beach                                    No MI                              I                  First           No
Brockton                                      No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
Rockville                                     No MI                              I                  First           No
Ocala                                         No MI                              I                  First           No
Chesterfield                                  No MI                              I                  First           No
Cypress                                       No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
CAIRO                                         PMI                                I                  First           No
Laredo                                        No MI                              I                  First           No
Tallahassee                                   No MI                              I                  First           No
Houston                                       No MI                              I                  First           No
Saint Louis                                   No MI                              I                  First           No
KANKAKEE                                      No MI                              I                  First           No
Palm Bay                                      No MI                              I                  First           No
Katy                                          No MI                              I                  First           No
Bryan                                         No MI                              I                  First           No
DALLAS                                        No MI                              I                  First           No
Crystal City                                  No MI                              I                  First           No
Oklahoma City                                 No MI                              I                  First           No
RINGGOLD                                      No MI                              I                  First           No
Jacksonville                                  No MI                              I                  First           No
Summerville                                   No MI                              I                  First           No
Jacksonville                                  No MI                              I                  First           No
Nashville                                     No MI                              I                  First           No
Tulsa                                         No MI                              I                  First           No
Kennesaw                                      No MI                              I                  First           No
Kennesaw                                      No MI                              I                  First           No
Flagler Beach                                 No MI                              I                  First           No
Orlando                                       GE Capital MI                      I                  First           No
Ft Lauderdale                                 No MI                              I                  First           No
LONG BEACH TOWNSHIP                           No MI                              I                  First           No
Ball Ground                                   No MI                              I                  First           No
LINCOLN                                       No MI                              I                  First           No
HARRISON                                      No MI                              I                  First           No
MERIDIAN                                      No MI                              I                  First           No
CHICAGO                                       No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
MADISON                                       No MI                              I                  First           No
GLENDALE                                      No MI                              I                  First           No
NORTH BERGEN                                  No MI                              I                  First           No
LAKEWOOD                                      No MI                              I                  First           No
BELLEVILLE                                    United Guaranty                    I                  First           No
NEW CASTLE                                    No MI                              I                  First           No
Tolleson                                      No MI                              I                  First           No
Thornton                                      No MI                              I                  First           No
Los Angeles                                   No MI                              I                  First           No
Lancaster                                     No MI                              I                  First           No
ESCONDIDO                                     No MI                              I                  First           No
Broken Arrow                                  No MI                              I                  First           No
Jacksonville                                  No MI                              I                  First           No
Benton                                        No MI                              I                  First           No
Broken Arrow                                  No MI                              I                  First           No
Broken Arrow                                  No MI                              I                  First           No
Philadelphia                                  No MI                              I                  First           Yes
Broken Arrow                                  No MI                              I                  First           No
Broken Arrow                                  No MI                              I                  First           No
Garden Grove                                  No MI                              I                  First           No
Sacramento                                    No MI                              I                  First           No
Bakersfield                                   No MI                              I                  First           No
Gulfport                                      No MI                              I                  First           No
kyle                                          No MI                              I                  First           No
Shreveport                                    No MI                              I                  First           No
Lakewood                                      No MI                              I                  First           No
akron                                         No MI                              I                  First           No
portland                                      No MI                              I                  First           No
conley                                        No MI                              I                  First           No
santa fe                                      No MI                              I                  First           No
yers                                          No MI                              I                  First           No
Cleveland                                     No MI                              I                  First           No
houston                                       No MI                              I                  First           No
gresham                                       No MI                              I                  First           No
houston                                       No MI                              I                  First           No
post falls                                    No MI                              I                  First           No
houston                                       No MI                              I                  First           No
cleveland                                     No MI                              I                  First           No
independence                                  No MI                              I                  First           No
AKRON                                         No MI                              I                  First           No
richmond                                      No MI                              I                  First           No
akron                                         No MI                              I                  First           No
fort meyers                                   No MI                              I                  First           No
Cleveland                                     No MI                              I                  First           No
cleveland                                     No MI                              I                  First           No
CHELSEA                                       No MI                              I                  First           No
SPRING                                        No MI                              I                  First           No
Fountain                                      No MI                              I                  First           No
Arvada                                        No MI                              I                  First           No
Denver                                        No MI                              I                  First           No
Hillsborough                                  No MI                              I                  First           No
BEALETON                                      No MI                              I                  First           No
WEST CHESTER                                  Mortgage Guaranty In               I                  First           No
RISING SUN                                    No MI                              I                  First           No
LUMBERTON                                     No MI                              I                  First           No
PITTSTOWN                                     No MI                              I                  First           No
ELLICOTT CITY                                 No MI                              I                  First           No
Sacramento                                    No MI                              I                  First           No
Oakland                                       No MI                              I                  First           No
Tallahassee                                   No MI                              I                  First           No
Orlando                                       No MI                              I                  First           No
Tampa                                         No MI                              I                  First           No
Gilbert                                       No MI                              I                  First           No
Surprise                                      No MI                              I                  First           No
Mesa                                          No MI                              I                  First           No
Pottstown                                     No MI                              I                  First           No
Collegeville                                  No MI                              I                  First           No
Hastings                                      No MI                              I                  First           No
Washington                                    No MI                              I                  First           No
COVINGTON                                     No MI                              I                  First           No
LAKELAND                                      No MI                              I                  First           No
UNION CITY                                    No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
GRIFFIN                                       No MI                              I                  First           No
Suwanee                                       No MI                              I                  First           No
AUSTELL                                       No MI                              I                  First           No
Hampton                                       No MI                              I                  First           No
EUHARLEE                                      No MI                              I                  First           No
MARIETTA                                      No MI                              I                  First           No
DECATUR                                       No MI                              I                  First           No
UNION CITY                                    No MI                              I                  First           No
KENNESAW                                      No MI                              I                  First           No
VILLA RICA                                    No MI                              I                  First           No
TEMPLE                                        No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
MCDONOUGH                                     No MI                              I                  First           No
Riverdale                                     No MI                              I                  First           No
CANTON                                        No MI                              I                  First           No
NORCROSS                                      No MI                              I                  First           No
SNELLVILLE                                    No MI                              I                  First           No
SUGAR HILL                                    No MI                              I                  First           No
McDonough                                     No MI                              I                  First           No
JONESBORO                                     No MI                              I                  First           No
COLLEGE PARK                                  No MI                              I                  First           No
JONESBORO                                     No MI                              I                  First           No
HIRAM                                         No MI                              I                  First           No
HAMPTON                                       No MI                              I                  First           No
NORCROSS                                      No MI                              I                  First           No
FAIRBURN                                      No MI                              I                  First           No
DACULA                                        No MI                              I                  First           No
Hartwell                                      No MI                              I                  First           No
Lithia Springs                                No MI                              I                  First           No
Powder Springs                                No MI                              I                  First           No
RIVERDALE                                     No MI                              I                  First           No
ACWORTH                                       No MI                              I                  First           No
CANTON                                        No MI                              I                  First           No
CARTERSVILLE                                  No MI                              I                  First           No
KINGSTON                                      No MI                              I                  First           No
MANHATTAN BEACH                               No MI                              I                  First           No
GARDEN GROVE                                  No MI                              I                  First           No
WASHINGTON                                    No MI                              I                  First           No
SAN PEDRO                                     No MI                              I                  First           No
LAS VEGAS                                     No MI                              I                  First           No
VAN NUYS                                      No MI                              I                  First           No
PALOS VERDES ESTATES                          No MI                              I                  First           No
INGLEWOOD                                     No MI                              I                  First           No
PINEHURST                                     No MI                              I                  First           No
GARDEN GROVE                                  No MI                              I                  First           No
NORWALK                                       No MI                              I                  First           No
Las Vegas                                     No MI                              I                  First           No
CRANBERRY TWP                                 No MI                              I                  First           No
RIVERSIDE                                     No MI                              I                  First           No
Rialto                                        No MI                              I                  First           No
CORAL GABLES                                  No MI                              I                  First           No
PHILADELPHIA                                  Mortgage Guaranty In               I                  First           No
YUCAIPA                                       No MI                              I                  First           No
REDONDO BEACH                                 No MI                              I                  First           No
MIAMI                                         No MI                              I                  First           No
RED BLUFF                                     No MI                              I                  First           No
REDONDO BEACH                                 No MI                              I                  First           No
Los Angeles                                   No MI                              I                  First           No
NEWTON                                        No MI                              I                  First           No
ETIWANDA                                      No MI                              I                  First           No
Hilaleah                                      No MI                              I                  First           No
LAS VEGAS                                     No MI                              I                  First           No
LOS ANGELES                                   No MI                              I                  First           No
FOUNTAIN VALLEY                               No MI                              I                  First           No
GALENA                                        No MI                              I                  First           No
MEDINA                                        No MI                              I                  First           No
ONTARIO                                       No MI                              I                  First           No
CHICAGO                                       No MI                              I                  First           No
Rolling Meadows                               No MI                              I                  First           No
Head Of The Harbor                            No MI                              I                  First           No
SAINT LOUIS                                   No MI                              I                  First           No
Saint Louis                                   No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
LOUISVILLE                                    No MI                              I                  First           No
DALLAS                                        No MI                              I                  First           No
Houston                                       No MI                              I                  First           No
HOUSTON                                       No MI                              I                  First           No
Fort Worth                                    No MI                              I                  First           No
Denton                                        No MI                              I                  First           No
Louisville                                    PMI                                I                  First           No
Weatherford                                   No MI                              I                  First           No
HOUSTON                                       No MI                              I                  First           No
Gunter                                        No MI                              I                  First           No
Louisville                                    PMI                                I                  First           No
HOUSTON                                       No MI                              I                  First           No
Louisville                                    PMI                                I                  First           No
Bowling Green                                 No MI                              I                  First           No
DENTON                                        No MI                              I                  First           No
Valrico                                       No MI                              I                  First           No
Gahanna                                       No MI                              I                  First           No
GILLESPIE                                     No MI                              I                  First           No
Krum                                          No MI                              I                  First           No
WARSAW                                        No MI                              I                  First           No
Sanger                                        No MI                              I                  First           No
Cahokia                                       PMI                                I                  First           No
Cahokia                                       PMI                                I                  First           No
Cahokia                                       PMI                                I                  First           No
Stephenville                                  No MI                              I                  First           No
Lewisville                                    No MI                              I                  First           No
Little Elm                                    No MI                              I                  First           No
Itasca                                        No MI                              I                  First           No
Alvarado                                      No MI                              I                  First           No
NORWALK                                       No MI                              I                  First           No
burlingame                                    No MI                              I                  First           No
Chattanooga                                   No MI                              I                  First           No
Cumming                                       No MI                              I                  First           No
Elberta                                       No MI                              I                  First           No
Mt Pleasant                                   No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
Yulee                                         No MI                              I                  First           No
Kennesaw                                      No MI                              I                  First           No
Chelsea                                       No MI                              I                  First           No
Atlanta                                       No MI                              I                  First           No
Gainesville                                   No MI                              I                  First           No
Gulf Shores                                   No MI                              I                  First           No
RANCHO CUCAMONGA                              No MI                              I                  First           No
APPLE VALLEY                                  No MI                              I                  First           No
BAKERSFIELD                                   GE Capital MI                      I                  First           No
ROSEVILLE                                     No MI                              I                  First           No
LANCASTER                                     No MI                              I                  First           No
APPLE VALLEY                                  No MI                              I                  First           No
HOUSTON                                       GE Capital MI                      I                  First           No
DENTON                                        No MI                              I                  First           No
JACKSONVILLE                                  No MI                              I                  First           No
NORTH LAS VEGAS                               No MI                              I                  First           No
LAS VEGAS                                     No MI                              I                  First           No
NAPLES                                        No MI                              I                  First           No
ORLANDO                                       No MI                              I                  First           No
NORTH LAS VEGAS                               No MI                              I                  First           No
RIVERVIEW                                     No MI                              I                  First           No
JACKSONVILLE                                  No MI                              I                  First           No
LAS VEGAS                                     No MI                              I                  First           No
Caldwell                                      No MI                              I                  First           No
Muskogee                                      No MI                              I                  First           No
Caldwell                                      No MI                              I                  First           No
Colorado Springs                              No MI                              I                  First           No
WEST JORDAN                                   No MI                              I                  First           No
COLORADO SPRINGS                              No MI                              I                  First           No
WEST VALLEY CITY                              No MI                              I                  First           No
SAINT GEORGE                                  No MI                              I                  First           No
Roosevelt                                     GE Capital MI                      I                  First           No
Aurora                                        No MI                              I                  First           No
EAGLE MOUNTAIN                                No MI                              I                  First           No
Norwich                                       No MI                              I                  First           No
Temecula                                      No MI                              I                  First           No
Murrieta                                      No MI                              I                  First           No
Murrieta                                      No MI                              I                  First           No
SPRINGFIELD                                   No MI                              I                  First           No
SOUTHBRIDGE                                   No MI                              I                  First           No
MANCHESTER                                    No MI                              I                  First           No
Lebanon                                       No MI                              I                  First           No
Roseville                                     No MI                              I                  First           No
Westminster                                   No MI                              I                  First           No
Norcross                                      No MI                              I                  First           No
Henryetta                                     No MI                              I                  First           No
Wichita                                       No MI                              I                  First           No
Humble                                        No MI                              I                  First           No
Detroit                                       No MI                              I                  First           No
Williamsburg                                  No MI                              I                  First           No
Columbia                                      No MI                              I                  First           No
Canton                                        No MI                              I                  First           No
Garland                                       No MI                              I                  First           No
Newark                                        No MI                              I                  First           No
Littleton                                     No MI                              I                  First           No
Santa Monica                                  No MI                              I                  First           No
SCOTTSDALE                                    No MI                              I                  First           No
COLUMBIA                                      No MI                              I                  First           No
THOUSAND OAKS                                 No MI                              I                  First           No
Chino                                         No MI                              I                  First           No
Apple Valley                                  No MI                              I                  First           No
TUSTIN                                        No MI                              I                  First           No
APPLE VALLEY                                  No MI                              I                  First           No
APPLE VALLEY                                  No MI                              I                  First           No
PLEASANT HILL                                 No MI                              I                  First           No
QUARTZ HILL ARE                               No MI                              I                  First           No
LOS ANGELES                                   No MI                              I                  First           No
Williamsburg                                  Radian Guaranty                    I                  First           No
Ft Washington                                 No MI                              I                  First           No
Lynchburg                                     No MI                              I                  First           No
College Park                                  No MI                              I                  First           No
College Park                                  No MI                              I                  First           No
Monroe                                        No MI                              I                  First           No
Marietta                                      No MI                              I                  First           No
Union City                                    No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
El Mirage                                     No MI                              I                  First           No
Show Low                                      No MI                              I                  First           No
North Las Vegas                               No MI                              I                  First           No
Colorado Springs                              No MI                              I                  First           No
Shawnee                                       No MI                              I                  First           No
Shawnee                                       No MI                              I                  First           No
Long Beach                                    No MI                              I                  First           No
Fort Worth                                    No MI                              I                  First           No
Federal Way                                   No MI                              I                  First           No
ALBUQUERQUE                                   No MI                              I                  First           No
PHOENIX                                       No MI                              I                  First           No
SCOTTSDALE                                    No MI                              I                  First           No
SAN LUIS                                      No MI                              I                  First           No
PHOENIX                                       No MI                              I                  First           No
Glendale                                      No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           Yes
QUEEN CREEK                                   No MI                              I                  First           No
Albuquerque                                   No MI                              I                  First           No
ALBUQUERQUE                                   No MI                              I                  First           No
Salisbury                                     No MI                              I                  First           No
Winston Salem                                 No MI                              I                  First           No
Winston Salem                                 No MI                              I                  First           No
Conyers                                       No MI                              I                  First           No
Winston                                       No MI                              I                  First           No
Winston Salem                                 No MI                              I                  First           No
Hoschton                                      No MI                              I                  First           No
Mckinney                                      No MI                              I                  First           No
Allen                                         No MI                              I                  First           No
Arlington                                     No MI                              I                  First           No
Mckinney                                      No MI                              I                  First           No
Lewisville                                    No MI                              I                  First           No
Kimberly                                      No MI                              I                  First           No
Kiawah Island                                 No MI                              I                  First           No
CONYERS                                       No MI                              I                  First           No
BRUNSWICK                                     No MI                              I                  First           No
COLUMBUS                                      PMI                                I                  First           No
KISSIMMEE                                     No MI                              I                  First           No
ORLANDO                                       No MI                              I                  First           No
CHARLOTTE                                     No MI                              I                  First           No
WAYCROSS                                      Mortgage Guaranty In               I                  First           No
CHARLOTTE                                     No MI                              I                  First           No
PITTSBURGH                                    No MI                              I                  First           No
ORLANDO                                       No MI                              I                  First           No
JACKSONVILLE                                  No MI                              I                  First           No
GOOSE CREEK                                   No MI                              I                  First           No
SATELLITE BEACH                               No MI                              I                  First           No
TAMPA                                         No MI                              I                  First           No
DUMFRIES                                      No MI                              I                  First           No
BOYCE                                         No MI                              I                  First           No
WEST PALM BEACH                               PMI                                I                  First           No
OGDEN                                         No MI                              I                  First           No
FAIRFAX STATION                               No MI                              I                  First           No
SAGINAW                                       No MI                              I                  First           No
PEORIA                                        No MI                              I                  First           No
KISSIMMEE                                     No MI                              I                  First           No
WAXHAW                                        No MI                              I                  First           No
SCOTTSDALE                                    No MI                              I                  First           No
NORTH PORT                                    No MI                              I                  First           No
JASPER                                        PMI                                I                  First           No
STATESBORO                                    No MI                              I                  First           No
TAMPA                                         No MI                              I                  First           No
BOULDER                                       No MI                              I                  First           No
ORLANDO                                       No MI                              I                  First           No
NAPLES                                        No MI                              I                  First           No
Dover                                         No MI                              I                  First           No
ORLANDO                                       No MI                              I                  First           No
Fitzgerald                                    Mortgage Guaranty In               I                  First           No
ORLANDO                                       No MI                              I                  First           No
CHARLOTTE                                     No MI                              I                  First           No
PALM SPRINGS                                  No MI                              I                  First           No
SUGAR HILL                                    No MI                              I                  First           No
HARTWELL                                      No MI                              I                  First           No
ORLANDO                                       No MI                              I                  First           No
ALEXANDRIA                                    No MI                              I                  First           No
FREDRICKSBERG                                 No MI                              I                  First           No
CAMDEN WYOMING                                Mortgage Guaranty In               I                  First           No
LOS ANGELES                                   No MI                              I                  First           No
LAWRENCEVILLE                                 No MI                              I                  First           No
PITTSBURGH                                    No MI                              I                  First           No
IRMO                                          No MI                              I                  First           No
KISSIMMEE                                     No MI                              I                  First           No
NEWPORT NEWS                                  No MI                              I                  First           No
RALEIGH                                       No MI                              I                  First           No
KISSIMMEE                                     No MI                              I                  First           No
Miami                                         No MI                              I                  First           No
Warren                                        No MI                              I                  First           No
LANSING                                       No MI                              I                  First           No
Aldan                                         No MI                              I                  First           No
Phila                                         No MI                              I                  First           No
Doylestown                                    No MI                              I                  First           No
Lake Harmony                                  No MI                              I                  First           No
Philadelphia                                  No MI                              I                  First           No
Devon                                         No MI                              I                  First           No
Dover                                         No MI                              I                  First           No
Blackwood                                     No MI                              I                  First           No
Bear                                          No MI                              I                  First           No
Pleasantville                                 No MI                              I                  First           No
Pleasantville                                 No MI                              I                  First           No
Marcus Hook                                   No MI                              I                  First           No
Pine Hill                                     No MI                              I                  First           No
Fort Washington                               No MI                              I                  First           No
Wilmington                                    No MI                              I                  First           No
Philadelphia                                  No MI                              I                  First           No
Norristown                                    No MI                              I                  First           No
Wilmington                                    No MI                              I                  First           No
WOOLRICH                                      Republic MIC                       I                  First           No
Wilmington                                    No MI                              I                  First           No
Philadelphia                                  No MI                              I                  First           No
MIRAMAR                                       No MI                              I                  First           No
SAN DIEGO                                     No MI                              I                  First           No
BELL GARDENS                                  No MI                              I                  First           No
GRAND PRAIRIE                                 No MI                              I                  First           No
NORFOLK                                       No MI                              I                  First           No
VIRGINIA BCH                                  No MI                              I                  First           No
JACKSONVILLE                                  No MI                              I                  First           No
ST AUGUSTINE                                  No MI                              I                  First           No
Monticello                                    No MI                              I                  First           No
BALTIMORE                                     No MI                              I                  First           No
VIRGINIA BEACH                                No MI                              I                  First           No
DAVENPORT                                     No MI                              I                  First           No
ATL                                           No MI                              I                  First           No
Des Moines                                    No MI                              I                  First           No
Stafford                                      No MI                              I                  First           No
RICHMOND                                      No MI                              I                  First           No
DECATUR                                       No MI                              I                  First           No
Lenigh                                        No MI                              I                  First           No
CEDAR RAPIDS                                  PMI                                I                  First           No
HUXLEY                                        No MI                              I                  First           No
Middletown                                    No MI                              I                  First           No
MYRTLE BEACH                                  Mortgage Guaranty In               I                  First           No
BAYVIEW                                       No MI                              I                  First           No
HOMER GLEN                                    No MI                              I                  First           No
Chicago                                       No MI                              I                  First           No
Phoenix                                       No MI                              I                  First           No
PHOENIX                                       No MI                              I                  First           No
CHESAPEAKE                                    No MI                              I                  First           No
PETERSBURG                                    No MI                              I                  First           No
NEWPORT NEWS                                  No MI                              I                  First           No
Dallas                                        No MI                              I                  First           No
FORT WORTH                                    No MI                              I                  First           No
Plano                                         No MI                              I                  First           No
Plano                                         No MI                              I                  First           No
DALLAS                                        No MI                              I                  First           No
PLANO                                         No MI                              I                  First           No
Hilton Head                                   No MI                              I                  First           No
JERSEY CITY                                   No MI                              I                  First           No
LAKE WORTH                                    Triad Guaranty                     I                  First           No
FRESNO                                        Radian Guaranty                    I                  First           No
SAVANNAH                                      Republic MIC                       I                  First           No
DURHAM                                        No MI                              I                  First           No
Spring                                        PMI                                I                  First           No
GREENSBORO                                    No MI                              I                  First           No
TIVERTON                                      No MI                              I                  First           No
CEDAR CITY                                    No MI                              I                  First           No
SAVANNAH                                      No MI                              I                  First           No
NORMAN                                        No MI                              I                  First           No
CORCORAN                                      No MI                              I                  First           No
MIDWEST CITY                                  No MI                              I                  First           No
CARY                                          No MI                              I                  First           No
CEDAR CITY                                    No MI                              I                  First           No
HAWAIIAN GARDENS                              No MI                              I                  First           No
MIDWEST CITY                                  No MI                              I                  First           No
RICHMOND                                      Mortgage Guaranty In               I                  First           No
HENDERSON                                     No MI                              I                  First           No
CHARLOTTESVILLE                               No MI                              I                  First           No
FORT LAUDERDALE                               No MI                              I                  First           No
TOLEDO                                        No MI                              I                  First           No
SAVANNAH                                      No MI                              I                  First           No
OKLAHOMA CITY                                 No MI                              I                  First           No
PALM HARBOR                                   No MI                              I                  First           No
DACULA                                        No MI                              I                  First           No
PALATINE                                      No MI                              I                  First           No
GLENDALE HEIGHTS                              No MI                              I                  First           No
CATONSVILLE                                   No MI                              I                  First           No
KERNERSVILLE                                  No MI                              I                  First           No
CHARLOTTE                                     No MI                              I                  First           No
SAVANNAH                                      No MI                              I                  First           No
SAVANNAH                                      No MI                              I                  First           No
SAVANNAH                                      No MI                              I                  First           No
MANASSAS                                      No MI                              I                  First           No
NEWBERG                                       No MI                              I                  First           No
SAVANNAH                                      No MI                              I                  First           No
LONG BEACH                                    No MI                              I                  First           No
NEWBERG                                       No MI                              I                  First           No
DILLSBURG                                     No MI                              I                  First           No
DILLSBURG                                     No MI                              I                  First           No
FRANKLINTOWN                                  No MI                              I                  First           No
SAVANNAH                                      No MI                              I                  First           No
POMPANO BEACH                                 No MI                              I                  First           No
OKLAHOMA CITY                                 No MI                              I                  First           No
MIDWEST CITY                                  No MI                              I                  First           No
VISALIA                                       No MI                              I                  First           No
DOVER                                         No MI                              I                  First           No
CHICAGO                                       No MI                              I                  First           No
LAUDERHILL                                    No MI                              I                  First           No
SEATTLE                                       No MI                              I                  First           No
CABOT                                         Radian Guaranty                    I                  First           No
KAILUA-KONA                                   No MI                              I                  First           No
BALDWIN PARK                                  No MI                              I                  First           No
FRESNO                                        Mortgage Guaranty In               I                  First           No
BELGRADE                                      No MI                              I                  First           No
LANSDOWNE                                     Mortgage Guaranty In               I                  First           No
SAN ANTONIO                                   No MI                              I                  First           No
CHICAGO                                       No MI                              I                  First           No
CHINO HILLS                                   No MI                              I                  First           No
LINCOLN CITY                                  No MI                              I                  First           No
LEAGUE CITY                                   No MI                              I                  First           No
VANCOUVER                                     No MI                              I                  First           No
INDIANAPOLIS                                  No MI                              I                  First           No
BELTSVILLE                                    No MI                              I                  First           No
FT THOMAS                                     No MI                              I                  First           No
NASHUA                                        Mortgage Guaranty In               I                  First           No
ELFRIDA                                       Mortgage Guaranty In               I                  First           No
HOUSTON                                       No MI                              I                  First           No
GLENDALE                                      No MI                              I                  First           No
APPLE VALLEY                                  No MI                              I                  First           No
SUN CITY                                      No MI                              I                  First           No
CONCORD                                       No MI                              I                  First           No

CITY1                                         PP_DESC               IO_FLAG              IO_PERIOD               PORTFOLIO
--------------------------------------------------------------------------------------------------------------------------------
HIALEAH                                       1Y PP                 Y                               120          CNDU
MCCLOUD                                       3Y PP                 Y                               120          CNDU
BETHESDA                                      2Y PP                 Y                               120          CNDU
Seymour                                       6M PP                 Y                               120          CNDU
ARVADA                                        3Y PP                 Y                               120          CNDU
GARDEN CITY                                   3Y PP                 Y                               120          CNDU
CICERO                                        6M PP                 Y                               120          CNDU
NORTH LAS VEGAS                               3Y PP                 Y                               120          CNDU
GLEN ALLEN                                    2Y PP                 Y                               120          CNDU
HAMPTON                                       2Y PP                 Y                               120          CNDU
HICKORY CREEK                                 2Y PP                 Y                               120          CNDU
MIDDLEBURG                                    3Y PP                 Y                               120          CNDU
SACRAMENTO                                    NO PP                 Y                               120          CNDU
ASHBURN                                       NO PP                 Y                               120          CNDU
PORTLAND                                      NO PP                 Y                               120          CNDU
SURPRISE                                      NO PP                 Y                                60          CNDU
MIDLAND                                       NO PP                 Y                                60          CNDU
PORTLAND                                      NO PP                 Y                                60          CNDU
Holly Springs                                 NO PP                 Y                                60          CNDU
MONROE                                        NO PP                 N                                 0          CNDU
Edison                                        NO PP                 N                                 0          CNDU
ALLEN                                         NO PP                 N                                 0          CNDU
PAINESVILLE                                   2Y PP                 N                                 0          CNDU
NEWBERG                                       NO PP                 N                                 0          CNDU
GOOSE CREEK                                   NO PP                 N                                 0          CNDU
PLANTATION                                    3Y PP                 N                                 0          CNDU
RALEIGH                                       NO PP                 N                                 0          CNDU
MARICOPA                                      NO PP                 N                                 0          CNDU
MOUNTAIN TOP                                  NO PP                 N                                 0          CNDU
BOISE                                         NO PP                 N                                 0          CNDU
ALBANY                                        NO PP                 N                                 0          CNDU
BIRMINGHAM                                    NO PP                 N                                 0          CNDU
BROOKLYN                                      NO PP                 N                                 0          CNDU
WARREN                                        NO PP                 N                                 0          CNDU
Ridgeland                                     NO PP                 N                                 0          CNDU
MONROE                                        NO PP                 N                                 0          CNDU
AVONDALE                                      NO PP                 N                                 0          CNDU
MONROE                                        NO PP                 N                                 0          CNDU
SAN ANTONIO                                   NO PP                 N                                 0          CNDU
SPARTANBURG                                   NO PP                 N                                 0          CNDU
Crown Point                                   6M PP                 N                                 0          CNDU
Nicholasville                                 6M PP                 N                                 0          CNDU
Auburn                                        6M PP                 N                                 0          CNDU
Auburn                                        6M PP                 N                                 0          CNDU
CHESAPEAKE BEACH                              NO PP                 Y                               120          CNDU
WASHINGTON                                    NO PP                 Y                               120          CNDU
MIAMI                                         NO PP                 Y                               120          CNDU
WELLINGTON                                    NO PP                 Y                               120          CNDU
HOUSTON                                       NO PP                 Y                               120          CNDU
MEMPHIS                                       NO PP                 N                                 0          CNDU
HAYDEN LAKE                                   NO PP                 Y                               120          CNDU
Eatontown                                     NO PP                 N                                 0          CNDU
FAIRFAX                                       NO PP                 Y                               120          CNDU
SIMPSONVILLE                                  3Y PP                 Y                               120          CNDU
Las Cruces                                    NO PP                 Y                               120          CNDU
TOLEDO                                        NO PP                 Y                               120          CNDU
Seaside Heights                               NO PP                 Y                               120          CNDU
OLD ORCHARD BEACH                             NO PP                 N                                 0          CNDU
LEXINGTON PARK                                NO PP                 Y                               120          CNDU
ROCKVILLE                                     NO PP                 Y                               120          CNDU
RICHMOND                                      3Y PP                 Y                               120          CNDU
Paterson                                      NO PP                 Y                               120          CNDU
HARRISBURG                                    NO PP                 Y                               120          CNDU
COLORADO SPRINGS                              NO PP                 Y                               120          CNDU
SAN ANTONIO                                   NO PP                 N                                 0          CNDU
ERIE                                          NO PP                 N                                 0          CNDU
HAWLEY                                        NO PP                 N                                 0          CNDU
ORLANDO                                       NO PP                 Y                               120          CNDU
SAFETY HARBOR                                 NO PP                 Y                               120          CNDU
Trenton                                       NO PP                 N                                 0          CNDU
KALAMAZOO                                     3Y PP                 N                                 0          CNDU
RIO RANCHO                                    NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
SILVERTON                                     5Y PP                 Y                               120          CNDU
EAST HAMPTON                                  NO PP                 Y                                60          CNDU
PIEDMONT                                      NO PP                 Y                               120          CNDU
AKRON                                         5Y PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
HOUSTON                                       NO PP                 N                                 0          CNDU
CYPRESS                                       NO PP                 Y                               120          CNDU
BARTLETT                                      NO PP                 N                                 0          CNDU
SALT LAKE CITY                                NO PP                 Y                               120          CNDU
INDIANAPOLIS                                  NO PP                 N                                 0          CNDU
WACO                                          NO PP                 Y                               120          CNDU
WINTER PARK                                   NO PP                 Y                               120          CNDU
SALEM                                         NO PP                 Y                               120          CNDU
TAMPA                                         NO PP                 Y                               120          CNDU
LAKE CITY                                     NO PP                 N                                 0          CNDU
MOUNT PLEASANT                                NO PP                 Y                               120          CNDU
TAKOMA PARK                                   NO PP                 Y                               120          CNDU
GARDNER                                       NO PP                 Y                               120          CNDU
SYRACUSE                                      NO PP                 N                                 0          CNDU
WASHINGTON                                    NO PP                 Y                               120          CNDU
MUKILTEO                                      5Y PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
MEMPHIS                                       NO PP                 N                                 0          CNDU
BRIARWOOD                                     NO PP                 N                                 0          CNDU
WACO                                          NO PP                 Y                               120          CNDU
BRANDON                                       NO PP                 N                                 0          CNDU
LOUISVILLE                                    NO PP                 Y                               120          CNDU
MARGATE                                       3Y PP                 Y                               120          CNDU
SYRACUSE                                      NO PP                 N                                 0          CNDU
Louisville                                    NO PP                 N                                 0          CNDU
MESA                                          NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
VIRGINIA BEACH                                NO PP                 Y                               120          CNDU
LOS BANOS                                     NO PP                 Y                               120          CNDU
ORANGE PARK                                   3Y PP                 Y                               120          CNDU
LAS VEGAS                                     3Y PP                 Y                               120          CNDU
CLEVELAND                                     5Y PP                 Y                               120          CNDU
COTTAGE GROVE                                 NO PP                 Y                               120          CNDU
TWIN FALLS                                    NO PP                 Y                               120          CNDU
CHANTILLY                                     5Y PP                 N                                 0          CNDU
BOURBONNAIS                                   NO PP                 Y                               120          CNDU
PASADENA                                      NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
DRAPER                                        3Y PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
CINCINNATI                                    5Y PP                 Y                               120          CNDU
PLAINFIELD                                    3Y PP                 Y                               120          CNDU
BOILING SPRINGS                               NO PP                 Y                               120          CNDU
Delhi                                         NO PP                 N                                 0          CNDU
Montebello                                    5Y PP                 N                                 0          CNDU
CLEVELAND                                     3Y PP                 Y                               120          CNDU
DENVER                                        3Y PP                 Y                               120          CNDU
GARDEN VALLEY                                 3Y PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
PEMBROKE PINES                                6M PP                 Y                               120          CNDU
BURKE                                         NO PP                 Y                               120          CNDU
NASHVILLE                                     NO PP                 Y                               120          CNDU
GARFIELD HEIGHTS                              3Y PP                 Y                               120          CNDU
CAPE CORAL                                    5Y PP                 Y                               120          CNDU
Hendersonville                                NO PP                 Y                               120          CNDU
EVERETT                                       NO PP                 Y                               120          CNDU
SILVER SPRING                                 NO PP                 Y                               120          CNDU
OVIEDO                                        NO PP                 Y                               120          CNDU
JOHNSTON                                      NO PP                 Y                               120          CNDU
PORTLAND                                      3Y PP                 Y                               120          CNDU
BROOKLYN                                      NO PP                 N                                 0          CNDU
PEORIA                                        NO PP                 Y                               120          CNDU
PANAMA CITY BEACH                             3Y PP                 N                                 0          CNDU
CHESTER                                       1Y PP                 N                                 0          CNDU
DETROIT                                       1Y PP                 Y                               120          CNDU
Charlotte                                     2Y PP                 Y                               120          CNDU
FORT LAUDERDALE                               NO PP                 Y                               120          CNDU
MESA                                          NO PP                 Y                               120          CNDU
DANBURY                                       NO PP                 Y                               120          CNDU
MARRERO                                       NO PP                 Y                               120          CNDU
Indianapolis                                  5Y PP                 N                                 0          CNDU
HYATTSVILLE                                   NO PP                 Y                               120          CNDU
Louisville                                    NO PP                 Y                               120          CNDU
LOUISVILLE                                    NO PP                 Y                               120          CNDU
LINCOLNTON                                    NO PP                 Y                               120          CNDU
Lawrenceville                                 3Y PP                 Y                               120          CNDU
SANGER                                        NO PP                 Y                               120          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
STERLING HEIGHTS                              NO PP                 Y                               120          CNDU
ABINGDON                                      NO PP                 Y                               120          CNDU
GERMANTOWN                                    NO PP                 Y                               120          CNDU
AURORA                                        NO PP                 Y                               120          CNDU
TUCSON                                        NO PP                 Y                               120          CNDU
Lafayette                                     NO PP                 N                                 0          CNDU
MESA                                          1Y PP                 Y                               120          CNDU
WINTER HAVEN                                  NO PP                 Y                               120          CNDU
NORCROSS                                      NO PP                 Y                               120          CNDU
KAWKAWLIN                                     3Y PP                 Y                               120          CNDU
CORONA                                        NO PP                 Y                               120          CNDU
GRAVETTE                                      NO PP                 N                                 0          CNDU
Charlotte                                     NO PP                 Y                               120          CNDU
QUEEN CREEK                                   NO PP                 Y                               120          CNDU
CHANDLER                                      NO PP                 Y                               120          CNDU
BURTON                                        NO PP                 Y                               120          CNDU
STREAMWOOD                                    NO PP                 Y                               120          CNDU
MECHANICSBURG                                 NO PP                 Y                               120          CNDU
OAKLAND                                       5Y PP                 Y                               120          CNDU
LAKE WORTH                                    NO PP                 Y                               120          CNDU
SAINT LOUIS                                   NO PP                 N                                 0          CNDU
FORT LAUDERDALE                               NO PP                 Y                               120          CNDU
Flowery Branch                                NO PP                 Y                                60          CNDU
MIAMI BEACH                                   2Y PP                 Y                               120          CNDU
Brooklyn                                      NO PP                 N                                 0          CNDU
ATLANTIC BEACH                                NO PP                 Y                               120          CNDU
DETROIT                                       3Y PP                 N                                 0          CNDU
SAINT LOUIS                                   NO PP                 N                                 0          CNDU
PANAMA CITY                                   NO PP                 N                                 0          CNDU
COLUMBUS                                      NO PP                 Y                               120          CNDU
Garner                                        NO PP                 Y                               120          CNDU
STOCKTON                                      NO PP                 Y                               120          CNDU
PANAMA CITY BEACH                             NO PP                 Y                               120          CNDU
DETROIT                                       3Y PP                 N                                 0          CNDU
NAPLES                                        NO PP                 Y                               120          CNDU
AURORA                                        NO PP                 Y                               120          CNDU
WOODBRIDGE                                    NO PP                 Y                               120          CNDU
PORT SAINT LUCIE                              NO PP                 Y                               120          CNDU
Newark                                        NO PP                 Y                               120          CNDU
SCOTTSDALE                                    NO PP                 Y                               120          CNDU
GRANDVIEW                                     NO PP                 N                                 0          CNDU
GARNER                                        NO PP                 Y                               120          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
ORLANDO                                       3Y PP                 Y                               120          CNDU
MOORE                                         3Y PP                 Y                               120          CNDU
OCOEE                                         NO PP                 Y                               120          CNDU
MEMPHIS                                       3Y PP                 N                                 0          CNDU
WACO                                          NO PP                 Y                               120          CNDU
TAMPA                                         NO PP                 Y                               120          CNDU
PROVIDENCE                                    NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
Raleigh                                       NO PP                 Y                               120          CNDU
PAHRUMP                                       NO PP                 N                                 0          CNDU
JOHNSON CITY                                  NO PP                 N                                 0          CNDU
ROCHESTER                                     NO PP                 Y                               120          CNDU
KENOSHA                                       NO PP                 N                                 0          CNDU
DAVIS                                         5Y PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
BURBANK                                       NO PP                 Y                               120          CNDU
SALEM                                         NO PP                 Y                               120          CNDU
FLAGSTAFF                                     NO PP                 Y                               120          CNDU
SILVER SPRING                                 NO PP                 Y                               120          CNDU
SOUTH PADRE ISLAND                            NO PP                 Y                               120          CNDU
TAMPA                                         NO PP                 Y                               120          CNDU
Hyde Park                                     NO PP                 Y                               120          CNDU
LAKELAND                                      NO PP                 Y                               120          CNDU
LONGMONT                                      NO PP                 Y                               120          CNDU
WOODBRIDGE                                    NO PP                 Y                               120          CNDU
NORTH CHARLESTON                              NO PP                 Y                               120          CNDU
STEVENSVILLE                                  1Y PP                 Y                               120          CNDU
LADSON                                        NO PP                 N                                 0          CNDU
BROUSSARD                                     3Y PP                 Y                               120          CNDU
GERMANTOWN                                    NO PP                 Y                               120          CNDU
VISTA                                         3Y PP                 Y                               120          CNDU
MAPLE GLEN                                    NO PP                 N                                 0          CNDU
VISALIA                                       NO PP                 Y                               120          CNDU
SAINT JOSEPH                                  NO PP                 Y                               120          CNDU
TAMPA                                         NO PP                 Y                               120          CNDU
BALTIMORE                                     NO PP                 Y                               120          CNDU
POMPANO BEACH                                 NO PP                 Y                               120          CNDU
CARSON                                        NO PP                 N                                 0          CNDU
NORFOLK                                       5Y PP                 N                                 0          CNDU
STAFFORD                                      5Y PP                 Y                               120          CNDU
PHILADELPHIA                                  NO PP                 N                                 0          CNDU
KISSIMMEE                                     3Y PP                 Y                               120          CNDU
DAYTON                                        5Y PP                 N                                 0          CNDU
CHANDLER                                      NO PP                 Y                               120          CNDU
KENNESAW                                      NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
POQUOSON                                      NO PP                 Y                               120          CNDU
STERLING                                      1Y PP                 Y                               120          CNDU
BROOKLYN                                      NO PP                 Y                               120          CNDU
CINCINNATI                                    5Y PP                 Y                               120          CNDU
PASCO                                         NO PP                 Y                               120          CNDU
ELGIN                                         NO PP                 Y                               120          CNDU
MISSOULA                                      NO PP                 N                                 0          CNDU
Pikeville                                     NO PP                 Y                               120          CNDU
LEWISVILLE                                    NO PP                 Y                               120          CNDU
WEST WARWICK                                  NO PP                 N                                 0          CNDU
Passaic                                       NO PP                 Y                               120          CNDU
LAND O LAKES                                  NO PP                 Y                               120          CNDU
CARSON CITY                                   NO PP                 Y                               120          CNDU
EASLEY                                        NO PP                 Y                               120          CNDU
SPRING HILL                                   1Y PP                 N                                 0          CNDU
DEERFIELD BEACH                               NO PP                 N                                 0          CNDU
CLARKSTON                                     5Y PP                 N                                 0          CNDU
SLIDELL                                       NO PP                 Y                               120          CNDU
NASHUA                                        NO PP                 Y                               120          CNDU
LAS VEGAS                                     NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
Alameda                                       1Y PP                 Y                                60          CNDU
Bloomfield                                    NO PP                 Y                               120          CNDU
DETROIT                                       NO PP                 Y                               120          CNDU
MIDDLETOWN                                    3Y PP                 Y                               120          CNDU
GREENVILLE                                    NO PP                 Y                               120          CNDU
REYNOLDSBURG                                  5Y PP                 Y                               120          CNDU
CANTON                                        3Y PP                 Y                               120          CNDU
SUN CITY WEST                                 NO PP                 Y                               120          CNDU
BAKERSFIELD                                   NO PP                 Y                               120          CNDU
CHICKASAW                                     NO PP                 N                                 0          CNDU
TAMPA                                         NO PP                 N                                 0          CNDU
ROCHESTER                                     NO PP                 N                                 0          CNDU
Greensboro                                    NO PP                 Y                               120          CNDU
Albuquerque                                   NO PP                 Y                               120          CNDU
MARICOPA                                      NO PP                 Y                               120          CNDU
OVIEDO                                        NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
South Plainfield                              NO PP                 Y                               120          CNDU
MEMPHIS                                       NO PP                 N                                 0          CNDU
LOS ANGELES                                   6M PP                 Y                               120          CNDU
NORTH WEBSTER                                 6M PP                 Y                               120          CNDU
INDIO                                         5Y PP                 Y                               120          CNDU
HENDERSON                                     NO PP                 Y                               120          CNDU
SPRINGDALE                                    3Y PP                 Y                               120          CNDU
BROOKLYN                                      NO PP                 Y                               120          CNDU
SPRINGFIELD                                   NO PP                 N                                 0          CNDU
CLINTON                                       NO PP                 Y                               120          CNDU
Hampton                                       NO PP                 Y                               120          CNDU
Wendell                                       NO PP                 Y                               120          CNDU
CLINTON                                       NO PP                 Y                               120          CNDU
SAINT PETERSBURG                              NO PP                 Y                               120          CNDU
JACKSONVILLE                                  NO PP                 Y                               120          CNDU
Louisville                                    NO PP                 Y                               120          CNDU
SUMMERVILLE                                   NO PP                 Y                               120          CNDU
Newburgh                                      NO PP                 N                                 0          CNDU
SYRACUSE                                      NO PP                 Y                               120          CNDU
SYRACUSE                                      NO PP                 Y                               120          CNDU
TOPEKA                                        NO PP                 N                                 0          CNDU
EVANSTON                                      NO PP                 Y                               120          CNDU
SILVER SPRING                                 NO PP                 Y                               120          CNDU
BRONX                                         NO PP                 Y                               120          CNDU
PARKLAND                                      3Y PP                 N                                 0          CNDU
Louisville                                    NO PP                 Y                               120          CNDU
WOONSOCKET                                    NO PP                 Y                               120          CNDU
Waxhaw                                        NO PP                 Y                               120          CNDU
AUBURN                                        NO PP                 Y                               120          CNDU
CAMDEN                                        5Y PP                 N                                 0          CNDU
BELTSVILLE                                    NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
PHOENIXVILLE                                  NO PP                 Y                               120          CNDU
MIAMI                                         NO PP                 N                                 0          CNDU
VALLEJO                                       NO PP                 Y                               120          CNDU
SPRINGFIELD                                   3Y PP                 N                                 0          CNDU
LARGO                                         NO PP                 Y                               120          CNDU
PORT TOBACCO                                  NO PP                 Y                               120          CNDU
HIALEAH                                       3Y PP                 Y                               120          CNDU
MORENO VALLEY                                 3Y PP                 Y                                60          CNDU
CHICAGO                                       6M PP                 N                                 0          CNDU
Worcester                                     NO PP                 N                                 0          CNDU
PEORIA                                        3Y PP                 Y                               120          CNDU
DETROIT                                       NO PP                 Y                                60          CNDU
COLUMBUS                                      NO PP                 N                                 0          CNDU
BIRCHRUNVILLE                                 NO PP                 N                                 0          CNDU
OAKTON                                        NO PP                 N                                 0          CNDU
Newark                                        6M PP                 Y                               120          CNDU
Atlanta                                       NO PP                 Y                               120          CNDU
ROCHESTER                                     NO PP                 Y                               120          CNDU
ROCHESTER                                     NO PP                 Y                               120          CNDU
BROWNS VALLEY                                 NO PP                 Y                               120          CNDU
QUEEN CREEK                                   NO PP                 Y                               120          CNDU
DENVER                                        NO PP                 Y                               120          CNDU
MAGNOLIA                                      NO PP                 Y                               120          CNDU
HENDERSON                                     NO PP                 Y                               120          CNDU
MISSION                                       NO PP                 N                                 0          CNDU
Lawrenceville                                 NO PP                 Y                               120          CNDU
Beverly                                       NO PP                 N                                 0          CNDU
HOUSTON                                       NO PP                 Y                               120          CNDU
PALM BAY                                      NO PP                 Y                                60          CNDU
WASHINGTON                                    NO PP                 N                                 0          CNDU
GARLAND                                       3Y PP                 Y                                60          CNDU
GARLAND                                       3Y PP                 Y                                60          CNDU
GARLAND                                       3Y PP                 Y                                60          CNDU
PORT SAINT LUCIE                              NO PP                 Y                               120          CNDU
WYANDANCH                                     NO PP                 N                                 0          CNDU
CERES                                         5Y PP                 N                                 0          CNDU
DESERT HILLS                                  NO PP                 Y                               120          CNDU
Nantucket                                     NO PP                 N                                 0          CNDU
West Springfield                              NO PP                 N                                 0          CNDU
PHILADELPHIA                                  NO PP                 N                                 0          CNDU
LIVERPOOL                                     NO PP                 N                                 0          CNDU
BOSTON                                        NO PP                 Y                               120          CNDU
ORLANDO                                       NO PP                 Y                               120          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
MARCO ISLAND                                  NO PP                 Y                               120          CNDU
LAS VEGAS                                     5Y PP                 Y                               120          CNDU
TAMPA                                         NO PP                 Y                               120          CNDU
THE DALLES                                    5Y PP                 N                                 0          CNDU
COLUMBUS                                      NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
BEND                                          NO PP                 Y                               120          CNDU
CINCINNATI                                    5Y PP                 Y                               120          CNDU
JACKSONVILLE                                  NO PP                 Y                               120          CNDU
Visalia                                       NO PP                 N                                 0          CNDU
NAPLES                                        NO PP                 Y                               120          CNDU
SUN CITY                                      NO PP                 Y                               120          CNDU
SUMMERVILLE                                   NO PP                 Y                               120          CNDU
INDIANAPOLIS                                  3Y PP                 N                                 0          CNDU
DETROIT                                       NO PP                 Y                               120          CNDU
COPIAGUE                                      NO PP                 Y                               120          CNDU
STUART                                        5Y PP                 Y                               120          CNDU
LEBANON                                       NO PP                 Y                               120          CNDU
ANTHEM                                        NO PP                 Y                               120          CNDU
ROYAL PALM BEACH                              NO PP                 Y                               120          CNDU
DUMFRIES                                      NO PP                 Y                               120          CNDU
CLEVELAND                                     3Y PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
BRONX                                         NO PP                 N                                 0          CNDU
GLENDALE                                      NO PP                 Y                               120          CNDU
MORENO VALLEY                                 NO PP                 Y                               120          CNDU
CHESTERFIELD                                  NO PP                 Y                               120          CNDU
Newark                                        NO PP                 Y                               120          CNDU
SALEM                                         3Y PP                 Y                               120          CNDU
ANNAPOLIS                                     NO PP                 Y                               120          CNDU
WAYNESBORO                                    3Y PP                 N                                 0          CNDU
Powder Springs                                3Y PP                 Y                               120          CNDU
TEMPE                                         NO PP                 Y                               120          CNDU
QUEEN CREEK                                   NO PP                 Y                               120          CNDU
TAMPA                                         NO PP                 Y                               120          CNDU
DELAND                                        NO PP                 Y                               120          CNDU
WOODBRIDGE                                    NO PP                 Y                               120          CNDU
FALLON                                        NO PP                 Y                               120          CNDU
STREAMWOOD                                    NO PP                 Y                               120          CNDU
MCLEAN                                        NO PP                 Y                               120          CNDU
YORK                                          NO PP                 N                                 0          CNDU
VISALIA                                       NO PP                 Y                               120          CNDU
MIDVALE                                       2Y PP                 Y                               120          CNDU
ANDERSON                                      NO PP                 N                                 0          CNDU
PROVIDENCE                                    NO PP                 N                                 0          CNDU
HOLLYWOOD                                     2Y PP                 Y                               120          CNDU
BUCKEYE                                       NO PP                 Y                               120          CNDU
Charlotte                                     NO PP                 Y                               120          CNDU
EASTON                                        NO PP                 Y                               120          CNDU
SARASOTA                                      NO PP                 Y                               120          CNDU
QUEEN CREEK                                   NO PP                 Y                               120          CNDU
LITHIA                                        NO PP                 Y                               120          CNDU
FALLON                                        NO PP                 Y                               120          CNDU
Louisville                                    NO PP                 Y                               120          CNDU
PORTLAND                                      NO PP                 Y                               120          CNDU
RIVIERA BEACH                                 NO PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
COATESVILLE                                   NO PP                 Y                               120          CNDU
GREENFIELD                                    NO PP                 Y                               120          CNDU
KNOXVILLE                                     3Y PP                 Y                               120          CNDU
SEVERN                                        3Y PP                 Y                               120          CNDU
CITRUS HEIGHTS                                NO PP                 Y                               120          CNDU
BOWIE                                         NO PP                 Y                               120          CNDU
BRONX                                         NO PP                 N                                 0          CNDU
QUEEN CREEK                                   NO PP                 Y                               120          CNDU
BALTIMORE                                     NO PP                 N                                 0          CNDU
JOHNSTON                                      NO PP                 Y                               120          CNDU
PROVIDENCE                                    NO PP                 Y                               120          CNDU
EDGEWATER                                     NO PP                 Y                               120          CNDU
SILVER SPRING                                 NO PP                 Y                               120          CNDU
Provo                                         NO PP                 Y                               120          CNDU
LACEY                                         NO PP                 N                                 0          CNDU
roxboro                                       2Y PP                 Y                               120          CNDU
COCKEYSVILLE                                  NO PP                 N                                 0          CNDU
GERMANTOWN                                    NO PP                 Y                               120          CNDU
NEILTON                                       5Y PP                 N                                 0          CNDU
COLUMBIA                                      NO PP                 N                                 0          CNDU
HAZEL CREST                                   NO PP                 Y                               120          CNDU
SIMPSONVILLE                                  3Y PP                 Y                               120          CNDU
MAYWOOD                                       NO PP                 Y                               120          CNDU
LAKE WORTH                                    5Y PP                 N                                 0          CNDU
SIMPSONVILLE                                  NO PP                 Y                               120          CNDU
OGDEN                                         3Y PP                 N                                 0          CNDU
JACKSONVILLE                                  3Y PP                 N                                 0          CNDU
VERO BEACH                                    NO PP                 Y                               120          CNDU
CASA GRANDE                                   NO PP                 Y                               120          CNDU
DANA POINT                                    NO PP                 Y                               120          CNDU
SILVER SPRING                                 3Y PP                 Y                               120          CNDU
LINDENHURST                                   NO PP                 Y                               120          CNDU
TAYLOR                                        NO PP                 Y                               120          CNDU
LOS ANGELES                                   NO PP                 Y                               120          CNDU
MOUNT POCONO                                  2Y PP                 Y                               120          CNDU
WARWICK                                       NO PP                 N                                 0          CNDU
METAMORA                                      NO PP                 Y                               120          CNDU
MEMPHIS                                       NO PP                 N                                 0          CNDU
FRISCO                                        5Y PP                 Y                               120          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
SPARTANBURG                                   NO PP                 Y                               120          CNDU
COLUMBUS                                      5Y PP                 N                                 0          CNDU
SPARTANBURG                                   NO PP                 Y                               120          CNDU
TRAVELERS REST                                NO PP                 Y                               120          CNDU
ALSTEAD                                       NO PP                 Y                               120          CNDU
SPRING BRANCH                                 NO PP                 N                                 0          CNDU
Plainfield                                    NO PP                 Y                               120          CNDU
BROOKLYN                                      NO PP                 N                                 0          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
BROOKLYN                                      NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
SPRING BRANCH                                 NO PP                 N                                 0          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
PHOENIX                                       3Y PP                 Y                               120          CNDU
DETROIT                                       NO PP                 Y                               120          CNDU
BROOKLYN                                      NO PP                 N                                 0          CNDU
WASHINGTON                                    NO PP                 Y                               120          CNDU
COVINGTON                                     NO PP                 Y                               120          CNDU
PUYALLUP                                      NO PP                 Y                               120          CNDU
Apollo Beach                                  NO PP                 Y                               120          CNDU
MORENO VALLEY                                 3Y PP                 Y                               120          CNDU
TREASURE ISLAND                               NO PP                 N                                 0          CNDU
MERRITT ISLAND                                NO PP                 Y                               120          CNDU
STERLING                                      NO PP                 N                                 0          CNDU
BALTIMORE                                     NO PP                 N                                 0          CNDU
Atlanta                                       NO PP                 Y                               120          CNDU
DERWOOD                                       NO PP                 Y                               120          CNDU
COOPER CITY                                   NO PP                 N                                 0          CNDU
MIDLOTHIAN                                    3Y PP                 Y                               120          CNDU
WALTON                                        NO PP                 Y                               120          CNDU
WEST PALM BEACH                               3Y PP                 Y                               120          CNDU
JOLIET                                        NO PP                 Y                               120          CNDU
SPARTANBURG                                   NO PP                 N                                 0          CNDU
GAINESVILLE                                   2Y PP                 Y                               120          CNDU
BATON ROUGE                                   3Y PP                 Y                               120          CNDU
GREENVILLE                                    NO PP                 Y                               120          CNDU
PHILADELPHIA                                  NO PP                 N                                 0          CNDU
CHARDON                                       5Y PP                 Y                               120          CNDU
MESA                                          NO PP                 Y                               120          CNDU
Billings                                      NO PP                 N                                 0          CNDU
CINCINNATI                                    3Y PP                 Y                               120          CNDU
GIBSONTON                                     NO PP                 Y                               120          CNDU
MOBILE                                        NO PP                 N                                 0          CNDU
WEST PALM BEACH                               5Y PP                 N                                 0          CNDU
Fall River                                    NO PP                 N                                 0          CNDU
TUCSON                                        NO PP                 Y                               120          CNDU
RICHMOND                                      NO PP                 Y                               120          CNDU
JACKSON                                       3Y PP                 N                                 0          CNDU
HEFLIN                                        NO PP                 Y                                60          CNDU
PHOENIX                                       NO PP                 N                                 0          CNDU
PANAMA CITY BEACH                             NO PP                 N                                 0          CNDU
Charlotte                                     NO PP                 Y                               120          CNDU
SPRINGFIELD                                   NO PP                 Y                               120          CNDU
AMITYVILLE                                    NO PP                 Y                               120          CNDU
DETROIT                                       1Y PP                 N                                 0          CNDU
BELLINGHAM                                    NO PP                 N                                 0          CNDU
ORLANDO                                       3Y PP                 Y                               120          CNDU
SARASOTA                                      3Y PP                 Y                               120          CNDU
COLUMBIA                                      2Y PP                 Y                               120          CNDU
WASHINGTON                                    NO PP                 N                                 0          CNDU
TRENTON                                       NO PP                 Y                               120          CNDU
RAYTOWN                                       NO PP                 Y                               120          CNDU
SYRACUSE                                      NO PP                 N                                 0          CNDU
CHANTILLY                                     NO PP                 Y                               120          CNDU
SAN CLEMENTE                                  NO PP                 Y                               120          CNDU
PONTIAC                                       6M PP                 Y                               120          CNDU
WESTFIELD                                     NO PP                 Y                               120          CNDU
DETROIT                                       3Y PP                 Y                               120          CNDU
BELTON                                        3Y PP                 Y                               120          CNDU
DETROIT                                       NO PP                 N                                 0          CNDU
DETROIT                                       NO PP                 N                                 0          CNDU
KANSAS CITY                                   NO PP                 N                                 0          CNDU
HOUSTON                                       5Y PP                 N                                 0          CNDU
SUPERIOR                                      NO PP                 Y                               120          CNDU
LISLE                                         NO PP                 Y                               120          CNDU
REDFORD                                       3Y PP                 Y                               120          CNDU
Noblesville                                   NO PP                 Y                               120          CNDU
Noblesville                                   NO PP                 Y                               120          CNDU
Woodstock                                     NO PP                 Y                                60          CNDU
SALT LAKE CITY                                NO PP                 Y                               120          CNDU
MEMPHIS                                       3Y PP                 N                                 0          CNDU
KANSAS CITY                                   NO PP                 N                                 0          CNDU
Rio Rancho                                    NO PP                 Y                               120          CNDU
SCOTTSDALE                                    NO PP                 Y                               120          CNDU
HORN LAKE                                     NO PP                 Y                                60          CNDU
Winston Salem                                 NO PP                 Y                               120          CNDU
BALTIMORE                                     2Y PP                 N                                 0          CNDU
COVINGTON                                     5Y PP                 Y                               120          CNDU
BATON ROUGE                                   2Y PP                 Y                               120          CNDU
PALM BEACH GARDENS                            NO PP                 Y                               120          CNDU
CANTON                                        NO PP                 Y                               120          CNDU
BATON ROUGE                                   2Y PP                 Y                               120          CNDU
OCALA                                         NO PP                 Y                               120          CNDU
PORTLAND                                      NO PP                 Y                               120          CNDU
KANSAS CITY                                   NO PP                 N                                 0          CNDU
KANSAS CITY                                   NO PP                 N                                 0          CNDU
WINSTON SALEM                                 NO PP                 Y                               120          CNDU
RAYTOWN                                       NO PP                 Y                               120          CNDU
SAN BERNARDINO                                NO PP                 Y                               120          CNDU
Charlotte                                     NO PP                 Y                               120          CNDU
DALLAS                                        5Y PP                 N                                 0          CNDU
Winston Salem                                 NO PP                 Y                               120          CNDU
MEMPHIS                                       3Y PP                 N                                 0          CNDU
Winston Salem                                 NO PP                 N                                 0          CNDU
Winston Salem                                 NO PP                 N                                 0          CNDU
GALVESTON                                     2Y PP                 N                                 0          CNDU
MEMPHIS                                       3Y PP                 N                                 0          CNDU
MEMPHIS                                       3Y PP                 N                                 0          CNDU
FALLS CHURCH                                  NO PP                 Y                               120          CNDU
RICHMOND                                      NO PP                 Y                               120          CNDU
SOUND BEACH                                   NO PP                 Y                               120          CNDU
AUGUSTA                                       NO PP                 Y                               120          CNDU
Trenton                                       NO PP                 Y                               120          CNDU
TRENTON                                       NO PP                 Y                               120          CNDU
KANNAPOLIS                                    NO PP                 N                                 0          CNDU
TRENTON                                       NO PP                 Y                               120          CNDU
OCOEE                                         NO PP                 Y                               120          CNDU
Concord                                       NO PP                 Y                               120          CNDU
Pompton Plains                                NO PP                 Y                               120          CNDU
KNOXVILLE                                     NO PP                 Y                               120          CNDU
COLUMBIA                                      NO PP                 N                                 0          CNDU
SAN LEANDRO                                   NO PP                 Y                               120          CNDU
TEMPE                                         NO PP                 Y                               120          CNDU
ROCHESTER HILLS                               NO PP                 Y                               120          CNDU
Bradenton Beach                               NO PP                 Y                               120          CNDU
OAKLAND                                       NO PP                 Y                               120          CNDU
ROSELLE                                       NO PP                 N                                 0          CNDU
FLAT ROCK                                     2Y PP                 Y                               120          CNDU
MADRAS                                        NO PP                 Y                               120          CNDU
KANSAS CITY                                   NO PP                 N                                 0          CNDU
MADRAS                                        NO PP                 Y                               120          CNDU
ELK GROVE                                     NO PP                 Y                               120          CNDU
DETROIT                                       NO PP                 Y                               120          CNDU
PORTSMOUTH                                    NO PP                 Y                               120          CNDU
HIALEAH                                       NO PP                 Y                               120          CNDU
MOLINE                                        NO PP                 Y                               120          CNDU
MANCHESTER                                    NO PP                 Y                               120          CNDU
ARVERNE                                       NO PP                 N                                 0          CNDU
WOBURN                                        NO PP                 N                                 0          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
LAS VEGAS                                     NO PP                 Y                               120          CNDU
OCEANSIDE                                     NO PP                 Y                               120          CNDU
SPRING                                        NO PP                 N                                 0          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
LAREDO                                        NO PP                 N                                 0          CNDU
ROCKVALE                                      NO PP                 Y                               120          CNDU
NORTH BELLMORE                                NO PP                 Y                               120          CNDU
Los Angeles                                   NO PP                 Y                               120          CNDU
SPARTANBURG                                   NO PP                 Y                               120          CNDU
Acworth                                       NO PP                 Y                               120          CNDU
COLUMBUS                                      3Y PP                 N                                 0          CNDU
LAS VEGAS                                     NO PP                 Y                               120          CNDU
COACHELLA                                     NO PP                 Y                               120          CNDU
Lumberton                                     NO PP                 N                                 0          CNDU
BILLINGS                                      NO PP                 N                                 0          CNDU
SCHENECTADY                                   NO PP                 N                                 0          CNDU
BILOXI                                        NO PP                 N                                 0          CNDU
GULFPORT                                      NO PP                 N                                 0          CNDU
SPARTANBURG                                   NO PP                 Y                               120          CNDU
BALTIMORE                                     NO PP                 Y                               120          CNDU
SPARTANBURG                                   NO PP                 Y                               120          CNDU
WALDORF                                       NO PP                 Y                               120          CNDU
ROUND LAKE                                    NO PP                 Y                               120          CNDU
Decatur                                       NO PP                 N                                 0          CNDU
DES PLAINES                                   NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
PIEDMONT                                      NO PP                 Y                               120          CNDU
PORTLAND                                      NO PP                 N                                 0          CNDU
SAN ANTONIO                                   NO PP                 N                                 0          CNDU
SAN ANTONIO                                   NO PP                 N                                 0          CNDU
SAN ANTONIO                                   NO PP                 N                                 0          CNDU
CRANSTON                                      NO PP                 N                                 0          CNDU
HOUSTON                                       3Y PP                 N                                 0          CNDU
QUEEN CREEK                                   NO PP                 Y                               120          CNDU
DAYTON                                        3Y PP                 N                                 0          CNDU
Atlanta                                       NO PP                 Y                               120          CNDU
EASTPOINTE                                    NO PP                 N                                 0          CNDU
LITTLE ROCK                                   NO PP                 Y                               120          CNDU
MILFORD                                       NO PP                 N                                 0          CNDU
SURPRISE                                      NO PP                 Y                               120          CNDU
ROEBUCK                                       NO PP                 Y                               120          CNDU
SEVIERVILLE                                   3Y PP                 N                                 0          CNDU
NEW HAVEN                                     2Y PP                 N                                 0          CNDU
GATLINBURG                                    3Y PP                 N                                 0          CNDU
WASHINGTON                                    1Y PP                 Y                               120          CNDU
SOUTHFIELD                                    3Y PP                 Y                               120          CNDU
LINCOLNWOOD                                   NO PP                 Y                               120          CNDU
COLUMBUS                                      5Y PP                 N                                 0          CNDU
DOVER                                         NO PP                 Y                               120          CNDU
Buckeye                                       NO PP                 Y                               120          CNDU
QUEEN CREEK                                   3Y PP                 N                                 0          CNDU
MESA                                          NO PP                 N                                 0          CNDU
Everett                                       NO PP                 Y                               120          CNDU
PROVIDENCE                                    NO PP                 Y                               120          CNDU
Atlanta                                       NO PP                 Y                               120          CNDU
Chickamauga                                   3Y PP                 N                                 0          CNDU
JACKSONVILLE                                  5Y PP                 N                                 0          CNDU
North Bethesda                                NO PP                 Y                               120          CNDU
BRENTWOOD                                     NO PP                 Y                               120          CNDU
Glendale                                      2Y PP                 Y                               120          CNDU
PEMBROKE                                      NO PP                 Y                               120          CNDU
PHOENIX                                       3Y PP                 Y                               120          CNDU
TAMPA                                         5Y PP                 N                                 0          CNDU
MIAMI BEACH                                   NO PP                 Y                               120          CNDU
JERSEY CITY                                   NO PP                 N                                 0          CNDU
SIOUX FALLS                                   NO PP                 N                                 0          CNDU
MARICOPA                                      NO PP                 Y                               120          CNDU
AURORA                                        NO PP                 N                                 0          CNDU
Corrales                                      NO PP                 Y                               120          CNDU
BOLINGBROOK                                   NO PP                 Y                               120          CNDU
SPARTANBURG                                   NO PP                 Y                               120          CNDU
NEW YORK                                      NO PP                 N                                 0          CNDU
DOUGLASSVILLE                                 NO PP                 Y                               120          CNDU
Albuquerque                                   NO PP                 Y                               120          CNDU
HILTON HEAD ISLAND                            NO PP                 Y                               120          CNDU
ASTORIA                                       NO PP                 N                                 0          CNDU
WHEATON                                       NO PP                 Y                               120          CNDU
PLATTSBURG                                    NO PP                 Y                               120          CNDU
FORT ATKINSON                                 NO PP                 N                                 0          CNDU
MIDDLETOWN                                    3Y PP                 Y                               120          CNDU
BROOKLYN                                      NO PP                 N                                 0          CNDU
LAS VEGAS                                     3Y PP                 Y                               120          CNDU
FORT LAUDERDALE                               1Y PP                 Y                               120          CNDU
FALLS CHURCH                                  NO PP                 Y                               120          CNDU
OXNARD                                        NO PP                 Y                               120          CNDU
DETROIT                                       3Y PP                 Y                               120          CNDU
CHESTER                                       NO PP                 Y                               120          CNDU
NORFOLK                                       5Y PP                 Y                               120          CNDU
SANDPOINT                                     NO PP                 Y                               120          CNDU
PARADISE                                      NO PP                 Y                               120          CNDU
CAPE CORAL                                    NO PP                 N                                 0          CNDU
SEDONA                                        NO PP                 Y                               120          CNDU
PAWLEYS ISLAND                                NO PP                 Y                               120          CNDU
COUNTRY CLUB HILLS                            NO PP                 Y                               120          CNDU
Passaic                                       NO PP                 Y                               120          CNDU
Franklin                                      NO PP                 Y                               120          CNDU
SAN ANTONIO                                   5Y PP                 Y                               120          CNDU
BRIDGEPORT                                    NO PP                 Y                               120          CNDU
SANDY                                         NO PP                 Y                               120          CNDU
SURPRISE                                      NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
LAKE FOREST                                   NO PP                 N                                 0          CNDU
FARMINGVILLE                                  NO PP                 Y                               120          CNDU
PALM BAY                                      NO PP                 Y                               120          CNDU
BIRMINGHAM                                    NO PP                 N                                 0          CNDU
WALDORF                                       NO PP                 Y                               120          CNDU
West New York                                 NO PP                 Y                               120          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
DETROIT                                       3Y PP                 Y                               120          CNDU
CONWAY                                        NO PP                 N                                 0          CNDU
HUNTLEY                                       NO PP                 Y                               120          CNDU
INDIO                                         2Y PP                 Y                               120          CNDU
WESTWOOD                                      6M PP                 N                                 0          CNDU
TEHACHAI                                      NO PP                 N                                 0          CNDU
CLEVELAND                                     3Y PP                 Y                               120          CNDU
BAKERSFIELD                                   NO PP                 Y                               120          CNDU
SWANSEA                                       NO PP                 Y                               120          CNDU
SCOTTSDALE                                    NO PP                 Y                               120          CNDU
BUCKEYE                                       NO PP                 Y                               120          CNDU
WILLOWBROOK                                   NO PP                 Y                               120          CNDU
KANSAS CITY                                   NO PP                 N                                 0          CNDU
MARICOPA                                      NO PP                 Y                               120          CNDU
FOREST GROVE                                  NO PP                 Y                               120          CNDU
MARICOPA                                      NO PP                 Y                               120          CNDU
RIDGELY                                       NO PP                 Y                               120          CNDU
CEDAR POINT                                   NO PP                 Y                               120          CNDU
FREDERICKSBURG                                NO PP                 Y                               120          CNDU
BALTIMORE                                     NO PP                 N                                 0          CNDU
LAS VEGAS                                     NO PP                 Y                               120          CNDU
PEORIA                                        NO PP                 N                                 0          CNDU
Ahoskie                                       NO PP                 N                                 0          CNDU
JACKSONVILLE                                  NO PP                 Y                               120          CNDU
Evansville                                    NO PP                 Y                               120          CNDU
BRYANS ROAD                                   NO PP                 Y                               120          CNDU
WALDORF                                       NO PP                 Y                               120          CNDU
JACKSONVILLE                                  NO PP                 Y                               120          CNDU
MEMPHIS                                       NO PP                 Y                               120          CNDU
LORTON                                        NO PP                 Y                               120          CNDU
SALISBURY                                     NO PP                 Y                               120          CNDU
SAINT LOUIS                                   NO PP                 N                                 0          CNDU
Trenton                                       NO PP                 N                                 0          CNDU
REDMOND                                       NO PP                 Y                               120          CNDU
MEMPHIS                                       NO PP                 Y                               120          CNDU
TOLEDO                                        3Y PP                 N                                 0          CNDU
TAMPA                                         NO PP                 Y                               120          CNDU
SAINT LOUIS                                   NO PP                 N                                 0          CNDU
PROVIDENCE                                    NO PP                 N                                 0          CNDU
RICHMOND                                      NO PP                 Y                               120          CNDU
ISLE OF PALMS                                 NO PP                 Y                               120          CNDU
CENTEREACH                                    NO PP                 Y                               120          CNDU
SAINT LOUIS                                   NO PP                 Y                               120          CNDU
LANCASTER                                     NO PP                 N                                 0          CNDU
NORTH LAS VEGAS                               NO PP                 Y                               120          CNDU
Woodstock                                     NO PP                 Y                               120          CNDU
LONG BEACH                                    NO PP                 Y                               120          CNDU
EVANSTON                                      NO PP                 Y                               120          CNDU
PEYTON                                        NO PP                 Y                               120          CNDU
Marietta                                      NO PP                 Y                               120          CNDU
EVANSTON                                      NO PP                 Y                               120          CNDU
INDIANAPOLIS                                  5Y PP                 N                                 0          CNDU
Sunbury                                       NO PP                 Y                               120          CNDU
Rome                                          NO PP                 Y                               120          CNDU
ORLANDO                                       NO PP                 N                                 0          CNDU
EVANSTON                                      NO PP                 Y                               120          CNDU
AMSTERDAM                                     NO PP                 N                                 0          CNDU
MIAMI                                         5Y PP                 N                                 0          CNDU
EL PASO                                       NO PP                 N                                 0          CNDU
FALLS CHURCH                                  NO PP                 Y                               120          CNDU
TYLER                                         3Y PP                 Y                               120          CNDU
LADYS ISLAND                                  NO PP                 Y                               120          CNDU
JAMAICA                                       NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
Fort Wayne                                    3Y PP                 Y                               120          CNDU
BALTIMORE                                     NO PP                 Y                               120          CNDU
PALM COAST                                    NO PP                 Y                               120          CNDU
Hillsborough                                  NO PP                 Y                               120          CNDU
ALEXANDRIA                                    NO PP                 Y                               120          CNDU
CRYSTAL SPRINGS                               NO PP                 N                                 0          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
VIRGINIA BEACH                                2Y PP                 Y                               120          CNDU
PORT JEFFERSON STATION                        NO PP                 N                                 0          CNDU
DAYTON                                        3Y PP                 N                                 0          CNDU
BAYONNE                                       NO PP                 Y                               120          CNDU
WELLINGTON                                    NO PP                 Y                               120          CNDU
AKRON                                         3Y PP                 N                                 0          CNDU
MARYVILLE                                     NO PP                 Y                               120          CNDU
WARRENTON                                     NO PP                 N                                 0          CNDU
OGDEN                                         NO PP                 N                                 0          CNDU
EL PASO                                       NO PP                 N                                 0          CNDU
SOUTH PADRE ISLAND                            NO PP                 Y                               120          CNDU
FARMINGTON                                    3Y PP                 Y                               120          CNDU
FARMINGTON                                    3Y PP                 Y                               120          CNDU
GRANDVILLE                                    NO PP                 N                                 0          CNDU
BAY SHORE                                     NO PP                 Y                               120          CNDU
BURNSVILLE                                    3Y PP                 Y                               120          CNDU
Evansville                                    NO PP                 N                                 0          CNDU
KIRKLAND                                      NO PP                 N                                 0          CNDU
DUNELLEN                                      NO PP                 N                                 0          CNDU
HOLLYWOOD                                     NO PP                 Y                               120          CNDU
Tigard                                        NO PP                 Y                               120          CNDU
PORT SAINT LUCIE                              NO PP                 N                                 0          CNDU
PALISADES                                     NO PP                 N                                 0          CNDU
MERCED                                        NO PP                 Y                               120          CNDU
SAINT ALBANS                                  NO PP                 Y                               120          CNDU
DAYTON                                        3Y PP                 N                                 0          CNDU
EL MONTE                                      NO PP                 N                                 0          CNDU
SIDNEY                                        5Y PP                 N                                 0          CNDU
JACKSONVILLE                                  3Y PP                 Y                               120          CNDU
BRIDGEPORT                                    NO PP                 N                                 0          CNDU
LAWRENCEVILLE                                 NO PP                 Y                               120          CNDU
WATERFORD                                     NO PP                 Y                               120          CNDU
MONROE                                        NO PP                 N                                 0          CNDU
Atlantic Beach                                NO PP                 Y                               120          CNDU
Kalamazoo                                     NO PP                 Y                               120          CNDU
WINCHESTER                                    NO PP                 Y                               120          CNDU
SPOKANE                                       NO PP                 Y                               120          CNDU
West Sacramento                               NO PP                 N                                 0          CNDU
FORT WORTH                                    5Y PP                 N                                 0          CNDU
SUNRISE                                       NO PP                 Y                               120          CNDU
MARYSVILLE                                    NO PP                 Y                               120          CNDU
CONCORD                                       3Y PP                 Y                               120          CNDU
SIOUX FALLS                                   NO PP                 N                                 0          CNDU
COLUMBUS                                      NO PP                 Y                               120          CNDU
NEWBERG                                       NO PP                 Y                               120          CNDU
BELLEROSE                                     NO PP                 N                                 0          CNDU
Paterson                                      NO PP                 Y                               120          CNDU
LEWES                                         5Y PP                 Y                               120          CNDU
Boston                                        NO PP                 Y                               120          CNDU
BOOTHWYN                                      NO PP                 Y                               120          CNDU
TUCSON                                        5Y PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
CHARLOTTE                                     NO PP                 Y                               120          CNDU
WHEATON                                       NO PP                 Y                               120          CNDU
FORT MYERS                                    3Y PP                 Y                                60          CNDU
TINLEY PARK                                   NO PP                 Y                               120          CNDU
GRANTS PASS                                   NO PP                 Y                               120          CNDU
RIGBY                                         3Y PP                 Y                                60          CNDU
STREAMWOOD                                    NO PP                 Y                                60          CNDU
MILTON                                        NO PP                 Y                               120          CNDU
Toms River                                    NO PP                 Y                               120          CNDU
SAINT GEORGE                                  NO PP                 Y                               120          CNDU
PATASKALA                                     NO PP                 Y                               120          CNDU
LOVELAND                                      NO PP                 Y                               120          CNDU
Boston                                        NO PP                 Y                               120          CNDU
VIRGINIA BEACH                                NO PP                 N                                 0          CNDU
APPLE VALLEY                                  NO PP                 Y                               120          CNDU
BOYNTON BEACH                                 3Y PP                 Y                               120          CNDU
PONTIAC                                       NO PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
NEWBURGH                                      NO PP                 N                                 0          CNDU
Mcdonough                                     3Y PP                 N                                 0          CNDU
Boston                                        NO PP                 Y                               120          CNDU
CONWAY                                        NO PP                 N                                 0          CNDU
Durham                                        NO PP                 N                                 0          CNDU
FORT MYERS                                    1Y PP                 Y                                60          CNDU
DETROIT                                       3Y PP                 Y                               120          CNDU
SURPRISE                                      NO PP                 Y                               120          CNDU
LEES SUMMIT                                   NO PP                 Y                               120          CNDU
AVONDALE                                      NO PP                 Y                               120          CNDU
LITHIA                                        NO PP                 Y                                60          CNDU
SURPRISE                                      NO PP                 Y                                60          CNDU
FAIRVIEW                                      NO PP                 N                                 0          CNDU
SHOW LOW                                      NO PP                 Y                               120          CNDU
Charlotte                                     NO PP                 Y                               120          CNDU
OKLAHOMA CITY                                 NO PP                 N                                 0          CNDU
CLEVELAND                                     5Y PP                 N                                 0          CNDU
ALAMEDA                                       NO PP                 Y                               120          CNDU
ORMOND BEACH                                  NO PP                 Y                               120          CNDU
EWING                                         NO PP                 Y                               120          CNDU
SAN ANTONIO                                   5Y PP                 N                                 0          CNDU
FORT PIERCE                                   NO PP                 Y                               120          CNDU
RICHMOND                                      NO PP                 Y                               120          CNDU
DAYTON                                        5Y PP                 Y                               120          CNDU
INDEPENDENCE                                  NO PP                 Y                               120          CNDU
LARGO                                         NO PP                 Y                               120          CNDU
SURPRISE                                      NO PP                 Y                               120          CNDU
HANFORD                                       5Y PP                 N                                 0          CNDU
BRONX                                         NO PP                 Y                               120          CNDU
BRANSON                                       NO PP                 Y                               120          CNDU
ASHBURN                                       NO PP                 Y                               120          CNDU
Belmont                                       NO PP                 Y                                60          CNDU
LYNCHBURG                                     3Y PP                 N                                 0          CNDU
LYNCHBURG                                     3Y PP                 N                                 0          CNDU
DAYTON                                        NO PP                 N                                 0          CNDU
HARLINGEN                                     NO PP                 Y                               120          CNDU
LAWSON                                        NO PP                 Y                               120          CNDU
EAST DURHAM                                   NO PP                 N                                 0          CNDU
STOCKTON                                      1Y PP                 Y                               120          CNDU
ODENTON                                       NO PP                 Y                               120          CNDU
WOODSIDE                                      NO PP                 Y                               120          CNDU
CANTON                                        5Y PP                 Y                               120          CNDU
SAINT LOUIS                                   NO PP                 Y                               120          CNDU
Camden                                        NO PP                 N                                 0          CNDU
COLUMBUS                                      3Y PP                 Y                               120          CNDU
NORTH MIAMI                                   5Y PP                 Y                               120          CNDU
VIRGINIA BEACH                                NO PP                 Y                               120          CNDU
KANSAS CITY                                   3Y PP                 Y                               120          CNDU
AKRON                                         5Y PP                 Y                               120          CNDU
SAINT LOUIS                                   NO PP                 Y                               120          CNDU
Belton                                        NO PP                 Y                               120          CNDU
TOPEKA                                        NO PP                 Y                               120          CNDU
GREENVILLE                                    NO PP                 Y                               120          CNDU
VIENNA                                        NO PP                 Y                               120          CNDU
OZONE PARK                                    NO PP                 Y                               120          CNDU
AURORA                                        NO PP                 Y                               120          CNDU
GOODLETTSVILLE                                NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
APPLE VALLEY                                  NO PP                 Y                               120          CNDU
Irvington                                     NO PP                 N                                 0          CNDU
MURRIETA                                      NO PP                 Y                               120          CNDU
HENDERSON                                     NO PP                 Y                               120          CNDU
ZEPHYRHILLS                                   NO PP                 Y                               120          CNDU
MERIDEN                                       5Y PP                 Y                               120          CNDU
PHILADELPHIA                                  NO PP                 Y                               120          CNDU
SANTA ROSA                                    3Y PP                 Y                               120          CNDU
PROVIDENCE                                    NO PP                 N                                 0          CNDU
WASHINGTON                                    NO PP                 N                                 0          CNDU
GLENDALE                                      NO PP                 Y                               120          CNDU
UPPER MARLBORO                                NO PP                 Y                               120          CNDU
RESTON                                        NO PP                 Y                                60          CNDU
East Boston                                   NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
AURORA                                        NO PP                 Y                               120          CNDU
PHOENIX                                       1Y PP                 Y                               120          CNDU
Cottonwood                                    2Y PP                 Y                               120          CNDU
HOMESTEAD                                     NO PP                 Y                               120          CNDU
KANSAS CITY                                   NO PP                 N                                 0          CNDU
HILLSBORO                                     NO PP                 Y                               120          CNDU
LAKE OSWEGO                                   NO PP                 Y                               120          CNDU
NEW LONDON                                    NO PP                 N                                 0          CNDU
GRANTS PASS                                   2Y PP                 Y                               120          CNDU
WARREN                                        NO PP                 Y                               120          CNDU
AIKEN                                         NO PP                 N                                 0          CNDU
BUFFALO                                       5Y PP                 N                                 0          CNDU
CLERMONT                                      NO PP                 Y                               120          CNDU
Louisville                                    NO PP                 N                                 0          CNDU
NEWPORT NEWS                                  3Y PP                 Y                               120          CNDU
LOS ANGELES                                   NO PP                 Y                                60          CNDU
MIAMI                                         NO PP                 Y                               120          CNDU
HOFFMAN ESTATES                               NO PP                 Y                                60          CNDU
NAMPA                                         NO PP                 Y                               120          CNDU
POWDER SPRINGS                                NO PP                 Y                               120          CNDU
Alpharetta                                    NO PP                 Y                               120          CNDU
DETROIT                                       NO PP                 Y                               120          CNDU
JACKSONVILLE BEACH                            NO PP                 Y                               120          CNDU
ANGOLA                                        NO PP                 N                                 0          CNDU
BOILING SPRINGS                               NO PP                 Y                               120          CNDU
Apopka                                        NO PP                 Y                               120          CNDU
BRONX                                         NO PP                 Y                               120          CNDU
SPOKANE                                       5Y PP                 N                                 0          CNDU
ORLANDO                                       NO PP                 Y                               120          CNDU
BROOKLYN                                      NO PP                 N                                 0          CNDU
TYLER                                         NO PP                 Y                               120          CNDU
PHILADELPHIA                                  NO PP                 Y                                60          CNDU
Alpharetta                                    NO PP                 N                                 0          CNDU
TOPEKA                                        NO PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 Y                               120          CNDU
TOPEKA                                        NO PP                 N                                 0          CNDU
TOPEKA                                        NO PP                 N                                 0          CNDU
E FALLOWFIELD                                 NO PP                 N                                 0          CNDU
MESA                                          NO PP                 Y                               120          CNDU
GREENVILLE                                    NO PP                 Y                               120          CNDU
RENTON                                        5Y PP                 Y                               120          CNDU
LANSING                                       NO PP                 Y                               120          CNDU
EL PASO                                       NO PP                 Y                               120          CNDU
Raleigh                                       NO PP                 Y                               120          CNDU
BIRMINGHAM                                    3Y PP                 N                                 0          CNDU
BARTOW                                        NO PP                 Y                               120          CNDU
OKLAHOMA CITY                                 3Y PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
ORMOND BEACH                                  NO PP                 Y                               120          CNDU
DETROIT                                       NO PP                 Y                               120          CNDU
HOLLYWOOD                                     5Y PP                 Y                               120          CNDU
NORTH CHARLESTON                              NO PP                 Y                               120          CNDU
VANCOUVER                                     NO PP                 Y                               120          CNDU
AVONDALE                                      NO PP                 Y                               120          CNDU
JACKSONVILLE                                  NO PP                 Y                               120          CNDU
SEGUIN                                        5Y PP                 N                                 0          CNDU
SOUTHFIELD                                    NO PP                 Y                               120          CNDU
KENT                                          NO PP                 Y                               120          CNDU
ROWESVILLE                                    NO PP                 Y                               120          CNDU
MASPETH                                       NO PP                 Y                               120          CNDU
Mutttontown                                   NO PP                 Y                               120          CNDU
GLEN OAKS                                     NO PP                 N                                 0          CNDU
DARLINGTON                                    NO PP                 Y                               120          CNDU
NORTH HOLLYWOOD                               NO PP                 Y                               120          CNDU
NEW DURHAM                                    NO PP                 Y                               120          CNDU
RANCHO PALOS VERDES                           NO PP                 N                                 0          CNDU
SAN ANTONIO                                   NO PP                 N                                 0          CNDU
PORT SAINT LUCIE                              NO PP                 Y                               120          CNDU
COLUMBUS                                      NO PP                 Y                               120          CNDU
KANSAS CITY                                   NO PP                 Y                               120          CNDU
NORTH CHARLESTON                              NO PP                 Y                               120          CNDU
FOUNTAIN                                      NO PP                 Y                               120          CNDU
BALTIMORE                                     NO PP                 Y                               120          CNDU
LAWRENCEVILLE                                 NO PP                 Y                               120          CNDU
HOMESTEAD                                     1Y PP                 N                                 0          CNDU
LA VERGNE                                     NO PP                 Y                               120          CNDU
NORTH LAS VEGAS                               NO PP                 Y                               120          CNDU
WASHINGTON                                    NO PP                 N                                 0          CNDU
ATLANTA                                       NO PP                 N                                 0          CNDU
Cumming                                       NO PP                 Y                                60          CNDU
HILLSBORO                                     NO PP                 Y                               120          CNDU
JACKSONVILLE                                  NO PP                 Y                               120          CNDU
Wilmington                                    NO PP                 Y                               120          CNDU
Las Cruces                                    NO PP                 N                                 0          CNDU
VISALIA                                       2Y PP                 Y                               120          CNDU
SCAPPOOSE                                     NO PP                 Y                               120          CNDU
SALEM                                         3Y PP                 Y                               120          CNDU
Santa Maria                                   NO PP                 Y                               120          CNDU
JACKSONVILLE                                  NO PP                 Y                               120          CNDU
OZARK                                         NO PP                 Y                               120          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
SCOTTSDALE                                    NO PP                 Y                               120          CNDU
HOUSTON                                       5Y PP                 N                                 0          CNDU
ELMHURST                                      NO PP                 N                                 0          CNDU
WASHINGTON                                    6M PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
CALDWELL                                      NO PP                 Y                               120          CNDU
Powder Springs                                NO PP                 Y                               120          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
GLENDALE                                      NO PP                 Y                               120          CNDU
MODESTO                                       NO PP                 Y                               120          CNDU
LAS VEGAS                                     NO PP                 Y                               120          CNDU
WALDORF                                       NO PP                 N                                 0          CNDU
LISLE                                         NO PP                 Y                               120          CNDU
SALEM                                         NO PP                 Y                               120          CNDU
SPARTANBURG                                   NO PP                 N                                 0          CNDU
SPOKANE                                       NO PP                 N                                 0          CNDU
RIDGE                                         NO PP                 Y                               120          CNDU
PHOENIX                                       NO PP                 Y                               120          CNDU
WAKE FOREST                                   NO PP                 Y                               120          CNDU
KANSAS CITY                                   NO PP                 Y                               120          CNDU
REDMOND                                       NO PP                 Y                               120          CNDU
MINNEAPOLIS                                   NO PP                 N                                 0          CNDU
SPRING CITY                                   NO PP                 Y                               120          CNDU
PINE BLUFFS                                   NO PP                 Y                               120          CNDU
WASHINGTON                                    NO PP                 N                                 0          CNDU
MARICOPA                                      NO PP                 Y                               120          CNDU
GIBSONTON                                     NO PP                 Y                               120          CNDU
CHEYENNE                                      NO PP                 Y                               120          CNDU
ANNAPOLIS                                     NO PP                 Y                               120          CNDU
SEAFORD                                       3Y PP                 N                                 0          CNDU
ESSEX                                         NO PP                 Y                               120          CNDU
DES MOINES                                    NO PP                 Y                               120          CNDU
KANSAS CITY                                   NO PP                 Y                               120          CNDU
Scottsdale                                    NO PP                 N                                 0          CNDU
MARYSVILLE                                    NO PP                 Y                               120          CNDU
FORT LAUDERDALE                               2Y PP                 N                                 0          CNDU
LIBERTY LAKE                                  NO PP                 Y                               120          CNDU
Raleigh                                       NO PP                 Y                               120          CNDU
SILVER SPRING                                 NO PP                 Y                               120          CNDU
MIRA LOMA                                     5Y PP                 Y                               120          CNDU
KATONAH                                       NO PP                 Y                               120          CNDU
Cary                                          NO PP                 Y                               120          CNDU
EVERETT                                       5Y PP                 Y                               120          CNDU
PROVIDENCE                                    NO PP                 Y                               120          CNDU
WOODBRIDGE                                    NO PP                 N                                 0          CNDU
CAPE CORAL                                    NO PP                 Y                               120          CNDU
Atlanta                                       NO PP                 Y                               120          CNDU
RENO                                          NO PP                 Y                               120          REPR
RANDALLSTOWN                                  NO PP                 Y                               120          REPR
PERINTON                                      NO PP                 N                                 0          REPR
FRAMINGHAM                                    NO PP                 N                                 0          REPR
Vienna                                        NO PP                 Y                               120          EFLO
Phippsburg                                    NO PP                 N                                 0          EFLO
Detroit                                       NO PP                 N                                 0          EFLO
Detroit                                       NO PP                 N                                 0          EFLO
Washington                                    NO PP                 N                                 0          EFLO
Fort Washington                               NO PP                 Y                               120          EFLO
Clermont                                      NO PP                 Y                               120          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Fort Washington                               NO PP                 Y                               120          EFLO
Sterling                                      NO PP                 N                                 0          EFLO
Washington                                    NO PP                 Y                               120          EFLO
Suisun City                                   NO PP                 Y                               120          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Woodbridge                                    3Y PP                 Y                               120          EFLO
Centreville                                   NO PP                 Y                               120          EFLO
Fairfax                                       NO PP                 Y                               120          EFLO
Culpeper                                      NO PP                 Y                               120          EFLO
Fredericksburg                                3Y PP                 Y                               120          EFLO
Hamilton                                      NO PP                 Y                               120          EFLO
Fredericksburg                                3Y PP                 Y                               120          EFLO
Cooksville                                    NO PP                 Y                               120          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Winston Salem                                 NO PP                 Y                               120          EFLO
Temple Hills                                  NO PP                 Y                               120          EFLO
Germantown                                    NO PP                 Y                               120          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Richmond                                      NO PP                 Y                               120          EFLO
Alexandria                                    NO PP                 Y                               120          EFLO
Clinton                                       NO PP                 Y                               120          EFLO
Upper Marlboro                                NO PP                 Y                               120          EFLO
Gaithersburg                                  NO PP                 Y                               120          EFLO
Arlington                                     NO PP                 Y                               120          EFLO
Beltsville                                    NO PP                 Y                               120          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Woodbridge                                    3Y PP                 Y                               120          EFLO
Capitol Heights                               NO PP                 Y                               120          EFLO
Culpeper                                      NO PP                 Y                               120          EFLO
Alexandria                                    NO PP                 Y                               120          EFLO
Woodbridge                                    NO PP                 Y                               120          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Takoma Park                                   NO PP                 Y                               120          EFLO
Woodbridge                                    NO PP                 Y                               120          EFLO
Leesburg                                      NO PP                 Y                               120          EFLO
Aldie                                         NO PP                 Y                               120          EFLO
TAMARAC                                       NO PP                 N                                 0          EFLO
Reston                                        NO PP                 Y                               120          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Woodbridge                                    NO PP                 Y                               120          EFLO
Falls Church                                  3Y PP                 Y                               120          EFLO
Baltimore                                     NO PP                 N                                 0          EFLO
PORT REPUBLIC                                 NO PP                 Y                               120          EFLO
STREAMWOOD                                    NO PP                 N                                 0          EFLO
LOUISVILLE                                    NO PP                 Y                               120          EFLO
BALTIMORE                                     NO PP                 N                                 0          EFLO
Fargo                                         NO PP                 N                                 0          EFLO
BEALETON                                      6M PP                 Y                               120          EFLO
COLUMBIA                                      NO PP                 N                                 0          EFLO
DOVER                                         3Y PP                 N                                 0          EFLO
BALTIMORE                                     NO PP                 N                                 0          EFLO
CARENCRO                                      3Y PP                 N                                 0          EFLO
BALTIMORE                                     NO PP                 N                                 0          EFLO
BALTIMORE                                     NO PP                 N                                 0          EFLO
BALTIMORE                                     NO PP                 N                                 0          EFLO
WALDORF                                       NO PP                 N                                 0          EFLO
ARLINGTON                                     NO PP                 N                                 0          EFLO
Pasadena                                      NO PP                 Y                               120          EFLO
ARLINGTON                                     NO PP                 N                                 0          EFLO
BALTIMORE                                     NO PP                 N                                 0          EFLO
ARLINGTON                                     NO PP                 N                                 0          EFLO
DAVIDSONVILLE                                 NO PP                 Y                               120          EFLO
NEW CASTLE                                    NO PP                 N                                 0          EFLO
YORK                                          3Y PP                 N                                 0          EFLO
VIRGINIA BEACH                                NO PP                 N                                 0          EFLO
RICHMOND                                      NO PP                 Y                               120          EFLO
CUMBERLAND                                    NO PP                 N                                 0          EFLO
POTTSTOWN                                     3Y PP                 N                                 0          EFLO
POTTSTOWN                                     3Y PP                 N                                 0          EFLO
BALTIMORE                                     NO PP                 Y                               120          EFLO
Baltimore                                     NO PP                 Y                               120          EFLO
SOUDERTON                                     NO PP                 N                                 0          EFLO
Grant                                         3Y PP                 N                                 0          EFLO
MIAMI                                         NO PP                 N                                 0          EFLO
ELMA                                          3Y PP                 N                                 0          EFLO
TAMPA                                         3Y PP                 N                                 0          EFLO
Romulus                                       3Y PP                 N                                 0          EFLO
Lakeland                                      3Y PP                 N                                 0          REPR
West Palm Beach                               NO PP                 N                                 0          REPR
UPPER MARLBORO                                NO PP                 Y                               120          REPR
Albertson                                     NO PP                 Y                               120          EFLO
Brooklyn                                      1Y PP                 Y                               120          EFLO
Wyandanch                                     1Y PP                 N                                 0          EFLO
ALTURA                                        3Y PP                 N                                 0          EFLO
Alexandria                                    NO PP                 N                                 0          EFLO
APACHE JUNCTION                               3Y PP                 N                                 0          EFLO
MOUNT LAUREL TOWNSHIP                         NO PP                 N                                 0          EFLO
IRVINGTON TOWNSHIP                            NO PP                 N                                 0          EFLO
NEW BRUNSWICK                                 NO PP                 Y                               120          EFLO
PATERSON                                      NO PP                 Y                               120          EFLO
BAYONNE                                       NO PP                 Y                               120          EFLO
Trenton                                       NO PP                 N                                 0          EFLO
WOODBRIDGE                                    NO PP                 Y                               120          EFLO
MT OLIVE TOWNSHIP                             NO PP                 N                                 0          EFLO
TRENTON                                       NO PP                 N                                 0          EFLO
JERSEY CITY                                   NO PP                 Y                               120          EFLO
NORTH BERGEN TWP                              NO PP                 N                                 0          EFLO
PASSAIC                                       NO PP                 Y                               120          EFLO
EAST ORANGE                                   NO PP                 N                                 0          EFLO
EAST ORANGE                                   NO PP                 N                                 0          EFLO
JERSEY CITY                                   NO PP                 Y                               120          EFLO
MENDHAM TOWNSHIP                              NO PP                 N                                 0          EFLO
Miami                                         NO PP                 Y                               120          EFLO
Hialeah                                       3Y PP                 N                                 0          EFLO
Hillsborough                                  NO PP                 N                                 0          EFLO
Maurice River Township                        NO PP                 N                                 0          EFLO
Elizabeth                                     NO PP                 Y                               120          EFLO
Newark                                        NO PP                 N                                 0          EFLO
Fitchburg                                     NO PP                 N                                 0          EFLO
Lawrence                                      NO PP                 Y                               120          EFLO
Orange                                        NO PP                 N                                 0          EFLO
Newark                                        NO PP                 Y                               120          EFLO
Jersey City                                   NO PP                 N                                 0          EFLO
Lynn                                          NO PP                 Y                               120          EFLO
Antioch                                       NO PP                 Y                               120          EFLO
New Port Richey                               NO PP                 Y                               120          EFLO
Mobile                                        NO PP                 N                                 0          EFLO
Nashville                                     NO PP                 N                                 0          EFLO
Dunedin                                       NO PP                 Y                               120          EFLO
Seminole                                      NO PP                 Y                               120          EFLO
Largo                                         NO PP                 Y                               120          EFLO
Mandeville                                    NO PP                 N                                 0          EFLO
Dunedin                                       NO PP                 Y                               120          EFLO
Clearwater                                    NO PP                 Y                               120          EFLO
Ocala                                         NO PP                 Y                               120          EFLO
Clearwater                                    NO PP                 Y                               120          EFLO
Chattanooga                                   NO PP                 N                                 0          EFLO
Hendersonville                                NO PP                 N                                 0          EFLO
Iuka                                          NO PP                 N                                 0          EFLO
Auburn                                        NO PP                 Y                                60          EFLO
Cape Coral                                    NO PP                 Y                                60          EFLO
Jackson                                       NO PP                 N                                 0          EFLO
Celebration                                   NO PP                 Y                               120          EFLO
Orlando                                       NO PP                 Y                               120          EFLO
Gulf Breeze                                   NO PP                 N                                 0          EFLO
Nashville                                     NO PP                 N                                 0          EFLO
Birmingham                                    NO PP                 Y                               120          EFLO
JONESBORO                                     1Y PP                 N                                 0          EFLO
LITHONIA                                      1Y PP                 Y                               120          EFLO
Cincinnati                                    1Y PP                 N                                 0          EFLO
LAKE ALFRED                                   1Y PP                 N                                 0          EFLO
MIAMI                                         3Y PP                 N                                 0          EFLO
Cincinnati                                    1Y PP                 N                                 0          EFLO
MARIETTA                                      NO PP                 N                                 0          EFLO
Kennesaw                                      NO PP                 Y                               120          EFLO
BLUE RIDGE                                    1Y PP                 Y                               120          EFLO
HIGH POINT                                    3Y PP                 N                                 0          EFLO
ATLANTA                                       1Y PP                 N                                 0          EFLO
Cincinnati                                    NO PP                 Y                               120          EFLO
Port Chester                                  NO PP                 N                                 0          EFLO
Bayside                                       NO PP                 N                                 0          EFLO
Fresh Meadows                                 NO PP                 N                                 0          EFLO
Philadelphia                                  NO PP                 N                                 0          EFLO
Westampton                                    NO PP                 Y                               120          EFLO
Philadelphia                                  NO PP                 Y                               120          EFLO
Northfield                                    NO PP                 N                                 0          EFLO
Woodbury                                      NO PP                 N                                 0          EFLO
Ocean City                                    NO PP                 Y                               120          EFLO
BROOKLYN                                      NO PP                 N                                 0          EFLO
Brooklyn                                      NO PP                 N                                 0          EFLO
College Point                                 NO PP                 N                                 0          EFLO
Laurel                                        NO PP                 N                                 0          EFLO
Chicago                                       NO PP                 Y                               120          EFLO
JERSEY CITY                                   NO PP                 Y                               120          EFLO
NOGALES                                       3Y PP                 Y                               120          EFLO
PLACENTIA                                     6M PP                 Y                               120          EFLO
SURPRISE                                      3Y PP                 N                                 0          EFLO
UPLAND                                        6M PP                 Y                               120          EFLO
CHINO                                         6M PP                 Y                               120          EFLO
PLACENTIA                                     6M PP                 Y                               120          EFLO
EL CENTRO                                     NO PP                 N                                 0          EFLO
YUMA                                          3Y PP                 N                                 0          EFLO
Laredo                                        3Y PP                 N                                 0          EFLO
GREELEY                                       3Y PP                 Y                               120          EFLO
GREELEY                                       3Y PP                 Y                               120          EFLO
GREELEY                                       3Y PP                 Y                               120          EFLO
PALM SPRINGS                                  3Y PP                 Y                               120          EFLO
Rio Rico                                      3Y PP                 N                                 0          EFLO
Richardson                                    NO PP                 N                                 0          EFLO
Chicago                                       3Y PP                 N                                 0          EFLO
Minneapolis                                   3Y PP                 N                                 0          EFLO
Chicago                                       3Y PP                 N                                 0          EFLO
Little Rock                                   3Y PP                 N                                 0          EFLO
Murphy                                        3Y PP                 N                                 0          EFLO
Brighton                                      3Y PP                 Y                                60          EFLO
KINGSVILLE                                    3Y PP                 N                                 0          EFLO
Chicago                                       3Y PP                 N                                 0          EFLO
Florissant                                    3Y PP                 N                                 0          EFLO
Atlanta                                       3Y PP                 Y                                60          EFLO
Orlando                                       NO PP                 N                                 0          EFLO
Orlando                                       3Y PP                 N                                 0          EFLO
Ellijay                                       3Y PP                 N                                 0          EFLO
Tampa                                         1Y PP                 N                                 0          EFLO
New River                                     3Y PP                 N                                 0          EFLO
Millington                                    3Y PP                 N                                 0          EFLO
Savannah                                      3Y PP                 Y                                60          EFLO
Arvada                                        3Y PP                 Y                                60          EFLO
Davie Beach                                   3Y PP                 N                                 0          EFLO
York                                          NO PP                 N                                 0          EFLO
Granbury                                      3Y PP                 N                                 0          EFLO
Chicago                                       3Y PP                 N                                 0          EFLO
WASHINGTON                                    NO PP                 Y                               120          WFLN
ELLICOTT CITY                                 NO PP                 Y                               120          WFLN
FORKED RIVER                                  NO PP                 Y                               120          WFLN
EASTON                                        NO PP                 N                                 0          WFLN
LAREDO                                        3Y PP                 N                                 0          WFLN
MESA                                          NO PP                 Y                               120          WFLN
LANHAM                                        NO PP                 Y                               120          WFLN
MISSION                                       NO PP                 N                                 0          WFLN
PHOENIX                                       3Y PP                 N                                 0          WFLN
BELLEVUE                                      3Y PP                 N                                 0          WFLN
ORANGE                                        NO PP                 Y                               120          WFLN
MCALLEN                                       3Y PP                 N                                 0          WFLN
HIGLEY                                        3Y PP                 Y                               120          WFLN
SEVERNA PARK                                  NO PP                 Y                               120          WFLN
SUN CITY WEST                                 NO PP                 N                                 0          WFLN
WESLACO                                       2Y PP                 N                                 0          WFLN
CEDAR PARK                                    3Y PP                 N                                 0          WFLN
DECATUR                                       3Y PP                 Y                               120          WFLN
FORT WORTH                                    3Y PP                 Y                               120          WFLN
LEESBURG                                      NO PP                 Y                               120          WFLN
DAVENPORT                                     3Y PP                 N                                 0          WFLN
GREAT FALLS                                   NO PP                 Y                               120          WFLN
SILVER SPRING                                 NO PP                 N                                 0          WFLN
ATHENS                                        3Y PP                 Y                               120          WFLN
SILVER SPRING                                 NO PP                 Y                               120          WFLN
MIDDLETOWN                                    NO PP                 Y                               120          WFLN
CAPITOL HEIGHTS                               NO PP                 Y                               120          WFLN
MESA                                          NO PP                 Y                               120          WFLN
ROUND ROCK                                    NO PP                 Y                               120          WFLN
MCALLEN                                       3Y PP                 N                                 0          WFLN
CEDAR PARK                                    NO PP                 N                                 0          WFLN
GILBERT                                       NO PP                 Y                               120          WFLN
MESA                                          3Y PP                 N                                 0          WFLN
CLAREMONT                                     NO PP                 Y                               120          WFLN
ORANGE                                        NO PP                 N                                 0          WFLN
CHANDLER                                      NO PP                 N                                 0          WFLN
SAN FRANCISCO                                 3Y PP                 N                                 0          WFLN
KELLER                                        3Y PP                 Y                               120          WFLN
MISSION                                       3Y PP                 N                                 0          WFLN
SANTA ANA                                     NO PP                 N                                 0          WFLN
SAN ANTONIO                                   NO PP                 N                                 0          WFLN
PHOENIX                                       NO PP                 Y                               120          WFLN
GREAT FALLS                                   3Y PP                 Y                               120          WFLN
TOMS RIVER                                    NO PP                 Y                               120          WFLN
SPRING LAKE                                   NO PP                 N                                 0          WFLN
HOLLYWOOD                                     NO PP                 Y                               120          WFLN
HILLSDALE                                     NO PP                 Y                               120          WFLN
MINNEAPOLIS                                   2Y PP                 Y                               120          WFLN
BROWNSVILLE                                   3Y PP                 N                                 0          WFLN
MINNEAPOLIS                                   2Y PP                 Y                               120          WFLN
LAREDO                                        3Y PP                 N                                 0          WFLN
PHOENIX                                       NO PP                 Y                               120          WFLN
BIG BEAR LAKE                                 3Y PP                 N                                 0          WFLN
YONKERS                                       1Y PP                 Y                               120          WFLN
WASHINGTON                                    NO PP                 Y                               120          WFLN
TOTOWA                                        NO PP                 N                                 0          WFLN
BELLINGHAM                                    3Y PP                 Y                               120          WFLN
RICHMOND                                      3Y PP                 N                                 0          WFLN
TAKOMA PARK                                   NO PP                 Y                               120          WFLN
CORONA                                        2Y PP                 Y                               120          WFLN
WESLACO                                       NO PP                 N                                 0          WFLN
MCALLEN                                       3Y PP                 N                                 0          WFLN
ARIZONA CITY                                  3Y PP                 N                                 0          WFLN
WASHINGTON                                    NO PP                 Y                               120          WFLN
MESA                                          NO PP                 Y                               120          WFLN
REMINGTON                                     NO PP                 Y                               120          WFLN
PHOENIX                                       NO PP                 Y                               120          WFLN
BALTIMORE                                     NO PP                 Y                               120          WFLN
Encino                                        7M PP                 Y                               120          EFLO
San Antonio                                   NO PP                 N                                 0          EFLO
OAK POINT                                     NO PP                 N                                 0          EFLO
Dallas                                        NO PP                 Y                               120          EFLO
OAK POINT                                     NO PP                 N                                 0          EFLO
Bethlehem                                     NO PP                 Y                               120          EFLO
Stockbridge                                   NO PP                 N                                 0          EFLO
Frisco                                        NO PP                 Y                               120          EFLO
Bryan                                         NO PP                 N                                 0          EFLO
Ellenwood                                     NO PP                 Y                               120          EFLO
Loris                                         NO PP                 N                                 0          EFLO
Round Rock                                    NO PP                 Y                               120          EFLO
Plano                                         NO PP                 N                                 0          EFLO
Stockbridge                                   NO PP                 Y                               120          EFLO
Rockport                                      NO PP                 N                                 0          EFLO
Hapeville                                     NO PP                 N                                 0          EFLO
Dallas                                        NO PP                 N                                 0          EFLO
San Diego                                     NO PP                 N                                 0          EFLO
Dallas                                        NO PP                 Y                               120          EFLO
Prescott                                      NO PP                 N                                 0          EFLO
Lincoln                                       NO PP                 N                                 0          EFLO
Pflugerville                                  NO PP                 Y                               120          EFLO
FT WORTH                                      NO PP                 Y                               120          EFLO
Dacula                                        NO PP                 Y                               120          EFLO
Aubrey                                        NO PP                 Y                               120          EFLO
San Diego                                     NO PP                 N                                 0          EFLO
Mckinney                                      NO PP                 N                                 0          EFLO
Mesquite                                      3Y PP                 N                                 0          EFLO
Midway City                                   NO PP                 Y                               120          EFLO
Mcdonough                                     NO PP                 Y                               120          EFLO
Los Angeles                                   NO PP                 Y                               120          EFLO
San Diego                                     NO PP                 N                                 0          EFLO
Grand Prairie                                 3Y PP                 N                                 0          EFLO
Houston                                       NO PP                 Y                               120          EFLO
Dallas                                        NO PP                 N                                 0          EFLO
Vista                                         NO PP                 N                                 0          EFLO
Marietta                                      NO PP                 Y                               120          EFLO
FATE                                          NO PP                 N                                 0          EFLO
Lewisville                                    NO PP                 N                                 0          EFLO
Abingdon                                      NO PP                 Y                               120          EFLO
Valdosta                                      NO PP                 N                                 0          EFLO
Mcallen                                       3Y PP                 N                                 0          EFLO
Albuquerque                                   NO PP                 N                                 0          EFLO
Riverdale                                     NO PP                 N                                 0          EFLO
San Antonio                                   NO PP                 N                                 0          EFLO
Douglasville                                  NO PP                 Y                               120          EFLO
Deer Park                                     NO PP                 N                                 0          EFLO
Myrtle Beach                                  NO PP                 Y                               120          EFLO
Valdosta                                      NO PP                 N                                 0          EFLO
Spring                                        NO PP                 Y                               120          EFLO
Forney                                        NO PP                 N                                 0          EFLO
Forney                                        3Y PP                 Y                               120          EFLO
DENTON                                        NO PP                 Y                               120          EFLO
Mesquite                                      3Y PP                 N                                 0          EFLO
Irving                                        NO PP                 N                                 0          EFLO
Eden Prairie                                  NO PP                 Y                               120          EFLO
Houston                                       NO PP                 N                                 0          EFLO
Stockbridge                                   NO PP                 Y                               120          EFLO
OAK POINT                                     NO PP                 Y                               120          EFLO
Dallas                                        NO PP                 Y                               120          EFLO
Jefferson                                     NO PP                 N                                 0          EFLO
Arlington                                     3Y PP                 Y                               120          EFLO
Houston                                       NO PP                 N                                 0          EFLO
OAK POINT                                     3Y PP                 N                                 0          EFLO
Farmers Branch                                NO PP                 N                                 0          EFLO
Albuquerque                                   NO PP                 Y                               120          EFLO
Oklahoma City                                 NO PP                 N                                 0          EFLO
Honolulu                                      3Y PP                 Y                               120          EFLO
Las Vegas                                     6M PP                 Y                               120          EFLO
Pasadena                                      NO PP                 N                                 0          EFLO
ANTIOCH                                       NO PP                 N                                 0          EFLO
SAN MARCOS                                    NO PP                 N                                 0          EFLO
COEUR D ALENE                                 NO PP                 N                                 0          EFLO
DUARTE                                        3Y PP                 Y                               120          EFLO
SPOKANE                                       NO PP                 Y                               120          EFLO
CARMEL VALLEY                                 NO PP                 Y                               120          EFLO
Muldrow                                       NO PP                 N                                 0          EFLO
Carrollton                                    NO PP                 Y                               120          EFLO
ALPINE FOREST                                 NO PP                 Y                               120          EFLO
CERES                                         3Y PP                 Y                               120          EFLO
Indianapolis                                  3Y PP                 N                                 0          EFLO
HOPKINSVILLE                                  3Y PP                 N                                 0          EFLO
CAMPBELL                                      NO PP                 N                                 0          EFLO
INDIANAPOLIS                                  NO PP                 N                                 0          EFLO
COSHOCTON                                     NO PP                 N                                 0          EFLO
HOPKINSVILLE                                  3Y PP                 N                                 0          EFLO
INDIANAPOLIS                                  NO PP                 N                                 0          EFLO
LOUISVILLE                                    NO PP                 N                                 0          EFLO
HOPKINSVILLE                                  3Y PP                 N                                 0          EFLO
HOPKINSVILLE                                  3Y PP                 N                                 0          EFLO
HOPKINSVILLE                                  3Y PP                 N                                 0          EFLO
HOPKINSVILLE                                  3Y PP                 N                                 0          EFLO
Aurora                                        NO PP                 N                                 0          EFLO
Milwaukee                                     NO PP                 Y                               120          EFLO
Cape Coral                                    3Y PP                 Y                               120          EFLO
Keystone                                      NO PP                 Y                               120          EFLO
Kenosha                                       NO PP                 Y                               120          EFLO
Milwaukee                                     NO PP                 Y                               120          EFLO
Thorton                                       NO PP                 Y                               120          EFLO
Coral Gables                                  NO PP                 Y                               120          EFLO
Ashburn                                       NO PP                 Y                               120          EFLO
Shelter Island                                NO PP                 Y                               120          EFLO
Alexandria                                    NO PP                 N                                 0          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
Silver Spring                                 NO PP                 Y                               120          EFLO
Alexandria                                    NO PP                 Y                               120          EFLO
Alexandria                                    NO PP                 Y                               120          EFLO
Falls Church                                  NO PP                 N                                 0          EFLO
Cape Coral                                    NO PP                 Y                               120          EFLO
Washington                                    NO PP                 N                                 0          EFLO
Manassas                                      NO PP                 Y                               120          EFLO
CLEVELAND                                     3Y PP                 Y                               120          EFLO
KAILUA                                        NO PP                 N                                 0          EFLO
PINEVILLE                                     3Y PP                 N                                 0          EFLO
Honolulu                                      NO PP                 N                                 0          EFLO
PLEASANT HILL                                 NO PP                 N                                 0          EFLO
HENDERSON                                     NO PP                 Y                               120          EFLO
Chapin                                        NO PP                 N                                 0          EFLO
Elberton                                      NO PP                 N                                 0          EFLO
Ventura                                       3Y PP                 N                                 0          EFLO
Gilbert                                       3Y PP                 Y                               120          EFLO
Mesa                                          6M PP                 Y                               120          EFLO
Tucson                                        6M PP                 N                                 0          EFLO
Sun City                                      3Y PP                 N                                 0          EFLO
Myrtle                                        6M PP                 N                                 0          EFLO
Scottsdale                                    6M PP                 N                                 0          EFLO
Tempe                                         6M PP                 Y                               120          EFLO
Olathe                                        NO PP                 N                                 0          EFLO
Phoenix                                       3Y PP                 Y                               120          EFLO
Phoenix                                       6M PP                 Y                               120          EFLO
Tucson                                        6M PP                 N                                 0          EFLO
Paradise Valley                               6M PP                 N                                 0          EFLO
Cottonwood                                    6M PP                 Y                               120          EFLO
Kansas City                                   6M PP                 N                                 0          EFLO
Phoenix                                       6M PP                 Y                               120          EFLO
Kansas City                                   6M PP                 N                                 0          EFLO
Phoenix                                       3Y PP                 N                                 0          EFLO
Apache Junction                               3Y PP                 Y                               120          EFLO
Yuma                                          6M PP                 Y                               120          EFLO
Phoenix                                       6M PP                 Y                                60          EFLO
Phoenix                                       6M PP                 Y                               120          EFLO
WEST FARGO                                    NO PP                 Y                               120          EFLO
SPRING                                        NO PP                 N                                 0          EFLO
HOUSTON                                       NO PP                 N                                 0          EFLO
SPRING                                        NO PP                 N                                 0          EFLO
SAN ANTONIO                                   NO PP                 N                                 0          EFLO
HOUSTON                                       NO PP                 N                                 0          EFLO
GROSSE POINTE FARMS                           3Y PP                 Y                               120          EFLO
SPRING                                        NO PP                 N                                 0          EFLO
Palm Bay                                      NO PP                 Y                               120          EFLO
Titusville                                    NO PP                 N                                 0          EFLO
palmbay                                       NO PP                 N                                 0          EFLO
San Diego                                     NO PP                 Y                               120          EFLO
San Diego                                     NO PP                 Y                               120          EFLO
Hiram                                         NO PP                 Y                               120          EFLO
Cincinnati                                    3Y PP                 Y                               120          EFLO
West Springfield                              3Y PP                 N                                 0          EFLO
Columbus                                      3Y PP                 N                                 0          EFLO
Acosta                                        3Y PP                 N                                 0          EFLO
Newark                                        NO PP                 N                                 0          EFLO
Fredericktown                                 3Y PP                 N                                 0          EFLO
Pittsburgh                                    3Y PP                 N                                 0          EFLO
Columbus                                      3Y PP                 N                                 0          EFLO
Pennsburg                                     3Y PP                 N                                 0          EFLO
Fredericktown                                 3Y PP                 N                                 0          EFLO
Harrisburg                                    3Y PP                 N                                 0          EFLO
Union                                         3Y PP                 N                                 0          EFLO
BETHEL                                        3Y PP                 Y                               120          EFLO
Westbury                                      1Y PP                 Y                               120          EFLO
Bay Shore                                     1Y PP                 Y                               120          EFLO
WATERTOWN                                     NO PP                 N                                 0          EFLO
Freeport                                      1Y PP                 Y                                60          EFLO
Elmont                                        NO PP                 Y                               120          EFLO
Fort Worth                                    NO PP                 N                                 0          EFLO
Denton                                        NO PP                 N                                 0          EFLO
Kellyville                                    3Y PP                 N                                 0          EFLO
Lithia                                        NO PP                 N                                 0          EFLO
CLAYTON                                       NO PP                 Y                               120          EFLO
BETHESDA                                      3Y PP                 N                                 0          EFLO
Jessup                                        NO PP                 Y                               120          EFLO
SILVER SPRING                                 NO PP                 Y                               120          EFLO
Clayton                                       NO PP                 Y                               120          EFLO
LAUREL                                        3Y PP                 Y                               120          EFLO
Leesburg                                      NO PP                 Y                               120          EFLO
GERMANTOWN                                    NO PP                 Y                               120          EFLO
Clayton                                       NO PP                 Y                               120          EFLO
Lewiston                                      NO PP                 N                                 0          EFLO
Portland                                      NO PP                 N                                 0          EFLO
Harrison Township                             NO PP                 N                                 0          EFLO
Chicopee                                      NO PP                 N                                 0          EFLO
Highland                                      NO PP                 Y                               120          EFLO
Converse                                      NO PP                 N                                 0          EFLO
Emerald Isle                                  NO PP                 Y                               120          EFLO
Crowley                                       3Y PP                 N                                 0          EFLO
Saint Petersburg                              NO PP                 N                                 0          EFLO
Derby                                         NO PP                 N                                 0          EFLO
Washington                                    NO PP                 N                                 0          EFLO
PERRYVILLE                                    NO PP                 N                                 0          EFLO
Waukegan                                      NO PP                 N                                 0          EFLO
Wilmington                                    NO PP                 N                                 0          EFLO
Charlotte                                     NO PP                 N                                 0          EFLO
Lebanon                                       NO PP                 N                                 0          EFLO
Denver                                        NO PP                 N                                 0          EFLO
Raynham                                       NO PP                 N                                 0          EFLO
San Antonio                                   3Y PP                 N                                 0          EFLO
Freedom                                       NO PP                 N                                 0          EFLO
San Antonio                                   3Y PP                 N                                 0          EFLO
Chicopee                                      NO PP                 N                                 0          EFLO
Pleasant View                                 NO PP                 Y                               120          EFLO
SULLIVAN                                      NO PP                 N                                 0          EFLO
Weymouth                                      NO PP                 Y                               120          EFLO
Charlotte                                     NO PP                 N                                 0          EFLO
Dorchester                                    NO PP                 Y                               120          EFLO
Matthews                                      NO PP                 Y                               120          EFLO
Elkton                                        NO PP                 N                                 0          EFLO
SAN ANTONIO                                   NO PP                 N                                 0          EFLO
Assonet                                       NO PP                 Y                               120          EFLO
Brewer                                        NO PP                 N                                 0          EFLO
Mashpee                                       NO PP                 N                                 0          EFLO
GOSHEN                                        3Y PP                 N                                 0          EFLO
TULARE                                        3Y PP                 N                                 0          EFLO
VISALIA                                       3Y PP                 N                                 0          EFLO
FRESNO                                        3Y PP                 N                                 0          EFLO
Las Vegas                                     3Y PP                 N                                 0          EFLO
Las Vegas                                     3Y PP                 N                                 0          EFLO
MURRIETA                                      3Y PP                 Y                               120          EFLO
Maineville                                    3Y PP                 Y                               120          EFLO
HAGERSTOWN                                    NO PP                 N                                 0          EFLO
CHARLOTTESVILLE                               NO PP                 Y                               120          EFLO
LAUREL                                        NO PP                 Y                               120          EFLO
CHARLOTTESVILLE                               NO PP                 Y                               120          EFLO
CHARLOTTESVILLE                               3Y PP                 N                                 0          EFLO
CHARLOTTESVILLE                               NO PP                 N                                 0          EFLO
CHARLOTTESVILLE                               3Y PP                 Y                               120          EFLO
WICHITA                                       NO PP                 Y                               120          EFLO
CHARLOTTESVILLE                               NO PP                 Y                               120          EFLO
Charlottesville                               NO PP                 Y                               120          EFLO
Washington                                    3Y PP                 Y                               120          EFLO
CHARLOTTESVILLE                               3Y PP                 Y                               120          EFLO
MIAMI                                         3Y PP                 Y                               120          EFLO
WICHITA                                       NO PP                 Y                               120          EFLO
VIENNA                                        NO PP                 N                                 0          EFLO
Temple                                        3Y PP                 N                                 0          EFLO
Myrtle Beach                                  3Y PP                 Y                               120          EFLO
Macon                                         NO PP                 Y                               120          EFLO
Jacksonville                                  3Y PP                 Y                               120          EFLO
San Bernardino                                3Y PP                 Y                               120          EFLO
Grand Rapids                                  NO PP                 N                                 0          EFLO
Weatherford                                   3Y PP                 Y                               120          EFLO
Grand Rapids                                  NO PP                 N                                 0          EFLO
Myrtle Beach                                  NO PP                 Y                               120          EFLO
Elkmont                                       NO PP                 N                                 0          EFLO
Kansas City                                   NO PP                 N                                 0          EFLO
Miami                                         NO PP                 N                                 0          EFLO
Macon                                         NO PP                 Y                               120          EFLO
Rochester                                     NO PP                 N                                 0          EFLO
Saint Augustine                               3Y PP                 N                                 0          EFLO
Riverside Area                                NO PP                 Y                                60          EFLO
SOUTH LAKE TAHOE                              3Y PP                 N                                 0          EFLO
BELL                                          NO PP                 N                                 0          EFLO
PICO RIVERA                                   NO PP                 N                                 0          EFLO
KOLOA                                         3Y PP                 Y                                60          EFLO
CASA GRANDE                                   NO PP                 N                                 0          EFLO
SHOREVIEW                                     NO PP                 N                                 0          EFLO
POMONA                                        NO PP                 Y                               120          EFLO
SANTA ANA                                     NO PP                 Y                               120          EFLO
N LAS VEGAS                                   3Y PP                 Y                               120          EFLO
HENDERSON                                     NO PP                 Y                               120          EFLO
MIDWAY CITY                                   NO PP                 N                                 0          EFLO
REDLANDS                                      3Y PP                 Y                               120          EFLO
Bay Shore                                     NO PP                 Y                               120          EFLO
Clifton                                       NO PP                 Y                               120          EFLO
East Elmhurst                                 3Y PP                 N                                 0          EFLO
North Bergen                                  NO PP                 Y                               120          EFLO
West Orange                                   NO PP                 Y                               120          EFLO
Jamaica                                       3Y PP                 N                                 0          EFLO
Passaic                                       NO PP                 Y                               120          EFLO
Far Rockaway                                  NO PP                 N                                 0          EFLO
Hyattsville                                   NO PP                 Y                               120          EFLO
Hyattsville                                   NO PP                 Y                               120          EFLO
Hyattsville                                   NO PP                 N                                 0          EFLO
Hahira                                        NO PP                 Y                               120          EFLO
Coral Springs                                 3Y PP                 Y                               120          EFLO
Beulaville                                    NO PP                 N                                 0          EFLO
Columbus                                      5Y PP                 Y                               120          EFLO
Lake Oswego                                   3Y PP                 Y                               120          EFLO
WILLINGBORO                                   NO PP                 N                                 0          REPR
Minneapolis                                   2Y PP                 Y                               120          EFLO
DOVE CANYON                                   NO PP                 N                                 0          EFLO
VISALIA                                       3Y PP                 Y                               120          EFLO
SAN FRANCISCO                                 NO PP                 Y                               120          EFLO
Concord                                       NO PP                 N                                 0          EFLO
West New York                                 NO PP                 Y                               120          EFLO
LAS VEGAS                                     3Y PP                 N                                 0          EFLO
Miami                                         NO PP                 Y                               120          EFLO
Hialeah                                       NO PP                 Y                               120          EFLO
Tampa                                         NO PP                 Y                               120          EFLO
Melbourne                                     NO PP                 Y                               120          EFLO
Miami Beach                                   NO PP                 N                                 0          EFLO
MIAMI                                         NO PP                 Y                               120          EFLO
LOS ANGELES                                   3Y PP                 N                                 0          EFLO
MILPITAS                                      6M PP                 N                                 0          EFLO
GREENFIELD                                    6M PP                 N                                 0          EFLO
SANTA ANA                                     6M PP                 N                                 0          EFLO
SAN JOSE                                      6M PP                 Y                               120          EFLO
ORANGE PARK                                   1Y PP                 Y                               120          EFLO
Columbia                                      1Y PP                 N                                 0          EFLO
Savannah                                      1Y PP                 N                                 0          EFLO
Jacksonville                                  1Y PP                 N                                 0          EFLO
Jacksonville                                  1Y PP                 N                                 0          EFLO
Jacksonville                                  1Y PP                 Y                               120          EFLO
Baltimore                                     1Y PP                 N                                 0          EFLO
Easley                                        NO PP                 N                                 0          EFLO
Mount Pleasant                                1Y PP                 N                                 0          EFLO
BRISTOW                                       NO PP                 Y                               120          EFLO
CULPEPER                                      NO PP                 Y                               120          EFLO
QUEEN CREEK                                   NO PP                 Y                               120          EFLO
UPPER MARLBORO                                NO PP                 N                                 0          EFLO
LAVEEN                                        NO PP                 N                                 0          EFLO
LANCASTER                                     NO PP                 Y                               120          EFLO
SURPRISE                                      NO PP                 Y                               120          EFLO
TEMECULA                                      NO PP                 Y                               120          EFLO
FAIRFIELD                                     NO PP                 Y                               120          EFLO
Ponte Vedra Beach                             NO PP                 N                                 0          EFLO
Davie                                         3Y PP                 N                                 0          EFLO
Kennesaw                                      3Y PP                 N                                 0          EFLO
Conyers                                       3Y PP                 N                                 0          EFLO
Orlando                                       NO PP                 N                                 0          EFLO
Covington                                     3Y PP                 N                                 0          EFLO
Davie                                         3Y PP                 N                                 0          EFLO
Milner                                        3Y PP                 N                                 0          EFLO
Athens                                        3Y PP                 N                                 0          EFLO
Hoschton                                      3Y PP                 N                                 0          EFLO
Peachtree City                                NO PP                 N                                 0          EFLO
Pompano Beach                                 3Y PP                 N                                 0          EFLO
Pompano Beach                                 3Y PP                 N                                 0          EFLO
Atlanta                                       3Y PP                 N                                 0          EFLO
Lawrenceville                                 3Y PP                 N                                 0          EFLO
Boone                                         NO PP                 N                                 0          EFLO
Monroe                                        3Y PP                 N                                 0          EFLO
Stockbridge                                   3Y PP                 N                                 0          EFLO
Maitland                                      3Y PP                 N                                 0          EFLO
Lake Wylie                                    NO PP                 N                                 0          EFLO
Alpharetta                                    NO PP                 Y                               120          EFLO
Monroe                                        NO PP                 N                                 0          EFLO
Orlando                                       3Y PP                 N                                 0          EFLO
Jacksonville                                  3Y PP                 N                                 0          EFLO
Bradenton                                     3Y PP                 N                                 0          EFLO
Brandon                                       3Y PP                 N                                 0          EFLO
Dunedin                                       3Y PP                 N                                 0          EFLO
Tampa                                         NO PP                 N                                 0          EFLO
Marietta                                      3Y PP                 N                                 0          EFLO
Woodstock                                     3Y PP                 N                                 0          EFLO
Buford                                        NO PP                 Y                               120          EFLO
Stockbridge                                   3Y PP                 N                                 0          EFLO
Virginia Beach                                3Y PP                 Y                               120          EFLO
Cicero                                        NO PP                 Y                               120          EFLO
PALM BEACH GARDENS                            NO PP                 Y                               120          EFLO
ALEXANDRIA                                    NO PP                 Y                               120          EFLO
Roanoke                                       NO PP                 Y                               120          EFLO
Reisterstown                                  NO PP                 Y                               120          EFLO
MELBOURNE                                     3Y PP                 Y                               120          EFLO
SHERWOOD                                      3Y PP                 Y                               120          EFLO
BEDFORD                                       NO PP                 N                                 0          EFLO
Arlington                                     3Y PP                 Y                               120          EFLO
Glenn Dale                                    3Y PP                 Y                               120          EFLO
PALM BAY                                      NO PP                 Y                               120          EFLO
SAINT AUGUSTINE                               3Y PP                 Y                               120          EFLO
Lauderhill                                    3Y PP                 Y                               120          EFLO
BRENTWOOD                                     NO PP                 Y                               120          EFLO
Benicia                                       NO PP                 N                                 0          EFLO
ORLANDO                                       3Y PP                 Y                               120          EFLO
WEST BABYLON                                  NO PP                 N                                 0          EFLO
FREDERICK                                     NO PP                 N                                 0          EFLO
Oxnard                                        3Y PP                 Y                               120          EFLO
SAN BERNARDINO                                3Y PP                 N                                 0          EFLO
APPLE VALLEY                                  3Y PP                 Y                               120          EFLO
Gahanna                                       NO PP                 N                                 0          EFLO
COLUMBUS                                      NO PP                 N                                 0          EFLO
COLUMBUS                                      NO PP                 N                                 0          EFLO
Westerville                                   NO PP                 N                                 0          EFLO
Westerville                                   NO PP                 N                                 0          EFLO
COLUMBUS                                      NO PP                 N                                 0          EFLO
Salt Lake City                                3Y PP                 Y                               120          EFLO
Park City                                     NO PP                 Y                               120          EFLO
MIDWAY                                        NO PP                 N                                 0          EFLO
Park City                                     NO PP                 Y                               120          EFLO
Oradell                                       3Y PP                 N                                 0          EFLO
KALAMAZOO                                     NO PP                 N                                 0          EFLO
Union                                         NO PP                 Y                               120          EFLO
Zellwood                                      NO PP                 N                                 0          EFLO
Delray Beach                                  NO PP                 Y                               120          EFLO
Gainesville                                   NO PP                 N                                 0          EFLO
Ocoee                                         3Y PP                 N                                 0          EFLO
Ocoee                                         NO PP                 Y                               120          EFLO
Temple Hills                                  NO PP                 N                                 0          EFLO
Glenwood                                      NO PP                 Y                               120          EFLO
Bowie                                         NO PP                 Y                               120          EFLO
Villa Rica                                    NO PP                 Y                               120          EFLO
Deland                                        NO PP                 N                                 0          EFLO
Wesley Chapel                                 NO PP                 Y                               120          EFLO
Newport News                                  NO PP                 N                                 0          EFLO
Baltimore                                     NO PP                 Y                               120          EFLO
Washington                                    NO PP                 Y                               120          EFLO
Maitland                                      NO PP                 Y                               120          EFLO
Rosemount                                     3Y PP                 N                                 0          EFLO
Minneapolis                                   3Y PP                 Y                               120          EFLO
WILLIS                                        3Y PP                 N                                 0          EFLO
Houston                                       3Y PP                 N                                 0          EFLO
HILO                                          6M PP                 Y                               120          EFLO
SANTA ROSA                                    3Y PP                 N                                 0          EFLO
LEWISVILLE                                    3Y PP                 N                                 0          EFLO
Harahan                                       3Y PP                 N                                 0          EFLO
LUBBOCK                                       3Y PP                 N                                 0          EFLO
THE WOODLANDS                                 3Y PP                 N                                 0          EFLO
DESOTO                                        3Y PP                 N                                 0          EFLO
BATON ROUGE                                   3Y PP                 N                                 0          EFLO
GREEN BAY                                     3Y PP                 N                                 0          EFLO
LEWISVILLE                                    3Y PP                 N                                 0          EFLO
WILLIS                                        3Y PP                 N                                 0          EFLO
RACINE                                        3Y PP                 N                                 0          EFLO
Houston                                       3Y PP                 N                                 0          EFLO
LEWISVILLE                                    3Y PP                 N                                 0          EFLO
The Woodlands                                 3Y PP                 N                                 0          EFLO
LEAGUE CITY                                   3Y PP                 N                                 0          EFLO
DURHAM                                        NO PP                 N                                 0          EFLO
PEARLAND                                      3Y PP                 N                                 0          EFLO
OCEAN SPRINGS                                 3Y PP                 N                                 0          EFLO
Spring                                        3Y PP                 N                                 0          EFLO
JONESBOROUGH                                  NO PP                 N                                 0          EFLO
Fountain Valley                               NO PP                 N                                 0          EFLO
San Gabriel                                   3Y PP                 N                                 0          EFLO
MESA                                          3Y PP                 N                                 0          EFLO
Phoenix                                       NO PP                 N                                 0          EFLO
Peoria                                        NO PP                 Y                               120          EFLO
SUMMIT                                        NO PP                 N                                 0          EFLO
Bourbonnais                                   NO PP                 N                                 0          EFLO
Northbrook                                    NO PP                 N                                 0          EFLO
Franklin                                      NO PP                 N                                 0          EFLO
Osakis                                        NO PP                 Y                               120          EFLO
Coon Rapids                                   NO PP                 N                                 0          EFLO
ST LOUIS                                      NO PP                 N                                 0          EFLO
CONWAY                                        3Y PP                 N                                 0          EFLO
LONGVIEW                                      NO PP                 N                                 0          EFLO
DALLAS                                        3Y PP                 N                                 0          EFLO
JACKSONVILLE                                  3Y PP                 Y                               120          EFLO
LONGVIEW                                      NO PP                 N                                 0          EFLO
LONGVIEW                                      NO PP                 N                                 0          EFLO
DALLAS                                        3Y PP                 N                                 0          EFLO
TYLER                                         3Y PP                 N                                 0          EFLO
AZLE                                          3Y PP                 N                                 0          EFLO
JACKSONVILLE                                  3Y PP                 Y                               120          EFLO
JACKSONVILLE                                  3Y PP                 Y                               120          EFLO
HOUSTON                                       3Y PP                 N                                 0          EFLO
Bloomington                                   NO PP                 N                                 0          EFLO
Silverthorne                                  3Y PP                 N                                 0          EFLO
Boulder                                       NO PP                 Y                               120          EFLO
Haiku                                         NO PP                 Y                               120          EFLO
Parker                                        NO PP                 N                                 0          EFLO
Philadelphia                                  3Y PP                 N                                 0          EFLO
Long Beach                                    6M PP                 Y                               120          EFLO
Los Angeles                                   3Y PP                 Y                               120          EFLO
Los Angeles                                   3Y PP                 Y                               120          EFLO
New Preston Marble Dale                       6M PP                 Y                               120          EFLO
Riverside                                     6M PP                 Y                               120          EFLO
Santa Barbara                                 6M PP                 Y                               120          EFLO
Tarzana                                       6M PP                 Y                               120          EFLO
Arlington                                     3Y PP                 N                                 0          EFLO
Los Angeles                                   6M PP                 Y                               120          EFLO
Pebble Beach                                  6M PP                 N                                 0          EFLO
Merrimac                                      NO PP                 N                                 0          EFLO
Kansas City                                   5Y PP                 N                                 0          EFLO
Staten Island                                 NO PP                 N                                 0          EFLO
Venice                                        6M PP                 Y                               120          EFLO
Stockton                                      NO PP                 Y                               120          EFLO
San Diego                                     3Y PP                 Y                               120          EFLO
Orlando                                       3Y PP                 Y                               120          EFLO
Ocean Springs                                 NO PP                 Y                               120          EFLO
Ventura                                       6M PP                 N                                 0          EFLO
Albuquerque                                   NO PP                 Y                               120          EFLO
Phoenix                                       3Y PP                 N                                 0          EFLO
La Quinta                                     NO PP                 Y                               120          EFLO
Stevensville                                  3Y PP                 N                                 0          EFLO
San Diego                                     3Y PP                 Y                               120          EFLO
Palos Verdes Peninsula                        6M PP                 N                                 0          EFLO
Delray Beach                                  6M PP                 N                                 0          EFLO
Indian Orchard                                NO PP                 N                                 0          EFLO
Cashiers Townshi[p                            NO PP                 N                                 0          EFLO
Las Vegas                                     3Y PP                 N                                 0          EFLO
Niles                                         3Y PP                 N                                 0          EFLO
Glendale                                      NO PP                 Y                               120          EFLO
Palmdale                                      NO PP                 Y                               120          EFLO
Anaheim                                       6M PP                 N                                 0          EFLO
Phelan                                        3Y PP                 N                                 0          EFLO
Pearl City                                    NO PP                 Y                               120          EFLO
Long Beach                                    3Y PP                 Y                               120          EFLO
Brockton                                      NO PP                 N                                 0          EFLO
Dallas                                        3Y PP                 Y                               120          EFLO
Rockville                                     NO PP                 Y                               120          EFLO
Ocala                                         3Y PP                 N                                 0          EFLO
Chesterfield                                  NO PP                 Y                                60          EFLO
Cypress                                       NO PP                 N                                 0          EFLO
Dallas                                        3Y PP                 N                                 0          EFLO
CAIRO                                         3Y PP                 N                                 0          EFLO
Laredo                                        3Y PP                 N                                 0          EFLO
Tallahassee                                   NO PP                 Y                               120          EFLO
Houston                                       NO PP                 N                                 0          EFLO
Saint Louis                                   NO PP                 N                                 0          EFLO
KANKAKEE                                      NO PP                 N                                 0          EFLO
Palm Bay                                      NO PP                 Y                                60          EFLO
Katy                                          NO PP                 N                                 0          EFLO
Bryan                                         3Y PP                 N                                 0          EFLO
DALLAS                                        NO PP                 N                                 0          EFLO
Crystal City                                  3Y PP                 N                                 0          EFLO
Oklahoma City                                 NO PP                 N                                 0          EFLO
RINGGOLD                                      NO PP                 Y                               120          EFLO
Jacksonville                                  NO PP                 N                                 0          EFLO
Summerville                                   NO PP                 N                                 0          EFLO
Jacksonville                                  NO PP                 N                                 0          EFLO
Nashville                                     NO PP                 N                                 0          EFLO
Tulsa                                         NO PP                 N                                 0          EFLO
Kennesaw                                      NO PP                 Y                               120          EFLO
Kennesaw                                      NO PP                 Y                               120          EFLO
Flagler Beach                                 3Y PP                 Y                               120          EFLO
Orlando                                       1Y PP                 Y                               120          EFLO
Ft Lauderdale                                 NO PP                 N                                 0          EFLO
LONG BEACH TOWNSHIP                           NO PP                 Y                               120          EFLO
Ball Ground                                   NO PP                 N                                 0          EFLO
LINCOLN                                       NO PP                 N                                 0          CNDU
HARRISON                                      NO PP                 N                                 0          CNDU
MERIDIAN                                      NO PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 N                                 0          CNDU
BALTIMORE                                     NO PP                 N                                 0          CNDU
MADISON                                       NO PP                 N                                 0          CNDU
GLENDALE                                      NO PP                 N                                 0          CNDU
NORTH BERGEN                                  NO PP                 N                                 0          REPR
LAKEWOOD                                      NO PP                 N                                 0          CNDU
BELLEVILLE                                    NO PP                 N                                 0          CNDU
NEW CASTLE                                    NO PP                 N                                 0          CNDU
Tolleson                                      6M PP                 Y                               120          EFLO
Thornton                                      6M PP                 Y                               120          EFLO
Los Angeles                                   NO PP                 Y                               120          EFLO
Lancaster                                     NO PP                 Y                               120          EFLO
ESCONDIDO                                     3Y PP                 Y                               120          REPR
Broken Arrow                                  3Y PP                 N                                 0          EFLO
Jacksonville                                  3Y PP                 N                                 0          EFLO
Benton                                        3Y PP                 N                                 0          EFLO
Broken Arrow                                  3Y PP                 N                                 0          EFLO
Broken Arrow                                  3Y PP                 N                                 0          EFLO
Philadelphia                                  3Y PP                 N                                 0          EFLO
Broken Arrow                                  3Y PP                 N                                 0          EFLO
Broken Arrow                                  3Y PP                 N                                 0          EFLO
Garden Grove                                  NO PP                 N                                 0          EFLO
Sacramento                                    NO PP                 Y                                60          EFLO
Bakersfield                                   NO PP                 N                                 0          EFLO
Gulfport                                      NO PP                 Y                               120          EFLO
kyle                                          NO PP                 N                                 0          EFLO
Shreveport                                    NO PP                 Y                               120          EFLO
Lakewood                                      NO PP                 N                                 0          EFLO
akron                                         NO PP                 Y                               120          EFLO
portland                                      NO PP                 N                                 0          EFLO
conley                                        NO PP                 N                                 0          EFLO
santa fe                                      NO PP                 Y                               120          EFLO
yers                                          NO PP                 N                                 0          EFLO
Cleveland                                     NO PP                 N                                 0          EFLO
houston                                       NO PP                 N                                 0          EFLO
gresham                                       NO PP                 Y                               120          EFLO
houston                                       NO PP                 N                                 0          EFLO
post falls                                    NO PP                 Y                               120          EFLO
houston                                       NO PP                 N                                 0          EFLO
cleveland                                     NO PP                 N                                 0          EFLO
independence                                  NO PP                 N                                 0          EFLO
AKRON                                         NO PP                 Y                               120          EFLO
richmond                                      NO PP                 N                                 0          EFLO
akron                                         NO PP                 Y                               120          EFLO
fort meyers                                   NO PP                 N                                 0          EFLO
Cleveland                                     NO PP                 N                                 0          EFLO
cleveland                                     NO PP                 N                                 0          EFLO
CHELSEA                                       NO PP                 N                                 0          EFLO
SPRING                                        NO PP                 Y                               120          EFLO
Fountain                                      NO PP                 Y                               120          EFLO
Arvada                                        NO PP                 Y                               120          EFLO
Denver                                        NO PP                 Y                               120          EFLO
Hillsborough                                  NO PP                 Y                               120          EFLO
BEALETON                                      NO PP                 Y                               120          EFLO
WEST CHESTER                                  NO PP                 Y                               120          EFLO
RISING SUN                                    NO PP                 Y                               120          EFLO
LUMBERTON                                     NO PP                 Y                               120          EFLO
PITTSTOWN                                     NO PP                 N                                 0          EFLO
ELLICOTT CITY                                 NO PP                 Y                               120          EFLO
Sacramento                                    7M PP                 N                                 0          EFLO
Oakland                                       7M PP                 N                                 0          EFLO
Tallahassee                                   3Y PP                 Y                               120          EFLO
Orlando                                       3Y PP                 N                                 0          EFLO
Tampa                                         3Y PP                 Y                               120          EFLO
Gilbert                                       NO PP                 Y                               120          EFLO
Surprise                                      6M PP                 Y                               120          EFLO
Mesa                                          NO PP                 Y                               120          EFLO
Pottstown                                     NO PP                 N                                 0          EFLO
Collegeville                                  NO PP                 N                                 0          EFLO
Hastings                                      1Y PP                 Y                               120          EFLO
Washington                                    3Y PP                 Y                               120          EFLO
COVINGTON                                     NO PP                 N                                 0          EFLO
LAKELAND                                      NO PP                 Y                               120          EFLO
UNION CITY                                    NO PP                 Y                               120          EFLO
Dallas                                        NO PP                 N                                 0          EFLO
GRIFFIN                                       NO PP                 Y                               120          EFLO
Suwanee                                       NO PP                 N                                 0          EFLO
AUSTELL                                       NO PP                 N                                 0          EFLO
Hampton                                       NO PP                 Y                               120          EFLO
EUHARLEE                                      NO PP                 Y                               120          EFLO
MARIETTA                                      NO PP                 Y                               120          EFLO
DECATUR                                       NO PP                 Y                               120          EFLO
UNION CITY                                    NO PP                 Y                               120          EFLO
KENNESAW                                      NO PP                 N                                 0          EFLO
VILLA RICA                                    NO PP                 Y                               120          EFLO
TEMPLE                                        NO PP                 Y                               120          EFLO
Dallas                                        NO PP                 Y                               120          EFLO
MCDONOUGH                                     NO PP                 N                                 0          EFLO
Riverdale                                     NO PP                 N                                 0          EFLO
CANTON                                        NO PP                 N                                 0          EFLO
NORCROSS                                      NO PP                 Y                               120          EFLO
SNELLVILLE                                    NO PP                 Y                               120          EFLO
SUGAR HILL                                    NO PP                 Y                               120          EFLO
McDonough                                     NO PP                 Y                               120          EFLO
JONESBORO                                     NO PP                 Y                               120          EFLO
COLLEGE PARK                                  NO PP                 Y                               120          EFLO
JONESBORO                                     NO PP                 Y                               120          EFLO
HIRAM                                         NO PP                 Y                               120          EFLO
HAMPTON                                       NO PP                 Y                               120          EFLO
NORCROSS                                      NO PP                 Y                               120          EFLO
FAIRBURN                                      NO PP                 N                                 0          EFLO
DACULA                                        NO PP                 Y                               120          EFLO
Hartwell                                      NO PP                 N                                 0          EFLO
Lithia Springs                                NO PP                 N                                 0          EFLO
Powder Springs                                NO PP                 Y                               120          EFLO
RIVERDALE                                     NO PP                 Y                               120          EFLO
ACWORTH                                       NO PP                 Y                               120          EFLO
CANTON                                        NO PP                 N                                 0          EFLO
CARTERSVILLE                                  NO PP                 Y                               120          EFLO
KINGSTON                                      NO PP                 Y                               120          EFLO
MANHATTAN BEACH                               NO PP                 Y                               120          EFLO
GARDEN GROVE                                  3Y PP                 N                                 0          EFLO
WASHINGTON                                    NO PP                 N                                 0          EFLO
SAN PEDRO                                     NO PP                 N                                 0          EFLO
LAS VEGAS                                     NO PP                 N                                 0          EFLO
VAN NUYS                                      NO PP                 Y                               120          EFLO
PALOS VERDES ESTATES                          NO PP                 Y                               120          EFLO
INGLEWOOD                                     NO PP                 N                                 0          EFLO
PINEHURST                                     NO PP                 Y                               120          EFLO
GARDEN GROVE                                  NO PP                 N                                 0          EFLO
NORWALK                                       NO PP                 N                                 0          EFLO
Las Vegas                                     NO PP                 N                                 0          EFLO
CRANBERRY TWP                                 NO PP                 N                                 0          EFLO
RIVERSIDE                                     NO PP                 N                                 0          EFLO
Rialto                                        NO PP                 N                                 0          EFLO
CORAL GABLES                                  NO PP                 N                                 0          EFLO
PHILADELPHIA                                  3Y PP                 N                                 0          EFLO
YUCAIPA                                       NO PP                 N                                 0          EFLO
REDONDO BEACH                                 NO PP                 N                                 0          EFLO
MIAMI                                         NO PP                 N                                 0          EFLO
RED BLUFF                                     NO PP                 N                                 0          EFLO
REDONDO BEACH                                 NO PP                 Y                               120          EFLO
Los Angeles                                   NO PP                 N                                 0          EFLO
NEWTON                                        NO PP                 N                                 0          EFLO
ETIWANDA                                      NO PP                 Y                               120          EFLO
Hilaleah                                      NO PP                 N                                 0          EFLO
LAS VEGAS                                     NO PP                 N                                 0          EFLO
LOS ANGELES                                   NO PP                 N                                 0          EFLO
FOUNTAIN VALLEY                               NO PP                 Y                               120          EFLO
GALENA                                        NO PP                 N                                 0          EFLO
MEDINA                                        NO PP                 N                                 0          EFLO
ONTARIO                                       NO PP                 N                                 0          EFLO
CHICAGO                                       NO PP                 N                                 0          EFLO
Rolling Meadows                               NO PP                 N                                 0          EFLO
Head Of The Harbor                            NO PP                 N                                 0          EFLO
SAINT LOUIS                                   NO PP                 N                                 0          EFLO
Saint Louis                                   3Y PP                 N                                 0          EFLO
Dallas                                        3Y PP                 N                                 0          EFLO
LOUISVILLE                                    3Y PP                 N                                 0          EFLO
DALLAS                                        NO PP                 N                                 0          EFLO
Houston                                       2Y PP                 N                                 0          EFLO
HOUSTON                                       NO PP                 Y                               120          EFLO
Fort Worth                                    3Y PP                 Y                               120          EFLO
Denton                                        3Y PP                 N                                 0          EFLO
Louisville                                    NO PP                 N                                 0          EFLO
Weatherford                                   3Y PP                 N                                 0          EFLO
HOUSTON                                       NO PP                 Y                               120          EFLO
Gunter                                        3Y PP                 N                                 0          EFLO
Louisville                                    3Y PP                 N                                 0          EFLO
HOUSTON                                       NO PP                 Y                               120          EFLO
Louisville                                    3Y PP                 N                                 0          EFLO
Bowling Green                                 3Y PP                 N                                 0          EFLO
DENTON                                        3Y PP                 N                                 0          EFLO
Valrico                                       3Y PP                 Y                               120          EFLO
Gahanna                                       3Y PP                 Y                               120          EFLO
GILLESPIE                                     NO PP                 Y                               120          EFLO
Krum                                          NO PP                 N                                 0          EFLO
WARSAW                                        NO PP                 N                                 0          EFLO
Sanger                                        NO PP                 N                                 0          EFLO
Cahokia                                       NO PP                 N                                 0          EFLO
Cahokia                                       NO PP                 N                                 0          EFLO
Cahokia                                       NO PP                 N                                 0          EFLO
Stephenville                                  NO PP                 N                                 0          EFLO
Lewisville                                    3Y PP                 N                                 0          EFLO
Little Elm                                    3Y PP                 N                                 0          EFLO
Itasca                                        3Y PP                 N                                 0          EFLO
Alvarado                                      NO PP                 N                                 0          EFLO
NORWALK                                       NO PP                 N                                 0          EFLO
burlingame                                    3Y PP                 Y                               120          EFLO
Chattanooga                                   NO PP                 Y                               120          EFLO
Cumming                                       NO PP                 Y                               120          EFLO
Elberta                                       NO PP                 N                                 0          EFLO
Mt Pleasant                                   NO PP                 Y                               120          EFLO
Dallas                                        NO PP                 Y                               120          EFLO
Yulee                                         NO PP                 Y                               120          EFLO
Kennesaw                                      NO PP                 Y                               120          EFLO
Chelsea                                       NO PP                 Y                               120          EFLO
Atlanta                                       NO PP                 Y                               120          EFLO
Gainesville                                   NO PP                 Y                               120          EFLO
Gulf Shores                                   NO PP                 Y                               120          EFLO
RANCHO CUCAMONGA                              NO PP                 N                                 0          EFLO
APPLE VALLEY                                  NO PP                 Y                               120          EFLO
BAKERSFIELD                                   NO PP                 Y                               120          EFLO
ROSEVILLE                                     NO PP                 N                                 0          EFLO
LANCASTER                                     NO PP                 N                                 0          EFLO
APPLE VALLEY                                  NO PP                 N                                 0          EFLO
HOUSTON                                       NO PP                 N                                 0          EFLO
DENTON                                        NO PP                 Y                               120          EFLO
JACKSONVILLE                                  NO PP                 Y                               120          EFLO
NORTH LAS VEGAS                               NO PP                 Y                               120          EFLO
LAS VEGAS                                     NO PP                 Y                               120          EFLO
NAPLES                                        NO PP                 N                                 0          EFLO
ORLANDO                                       NO PP                 Y                               120          EFLO
NORTH LAS VEGAS                               NO PP                 Y                               120          EFLO
RIVERVIEW                                     NO PP                 N                                 0          EFLO
JACKSONVILLE                                  NO PP                 N                                 0          EFLO
LAS VEGAS                                     NO PP                 N                                 0          EFLO
Caldwell                                      3Y PP                 N                                 0          EFLO
Muskogee                                      NO PP                 N                                 0          EFLO
Caldwell                                      3Y PP                 N                                 0          EFLO
Colorado Springs                              3Y PP                 Y                               120          EFLO
WEST JORDAN                                   NO PP                 N                                 0          EFLO
COLORADO SPRINGS                              3Y PP                 N                                 0          EFLO
WEST VALLEY CITY                              NO PP                 Y                               120          EFLO
SAINT GEORGE                                  NO PP                 N                                 0          EFLO
Roosevelt                                     3Y PP                 N                                 0          EFLO
Aurora                                        3Y PP                 Y                               120          EFLO
EAGLE MOUNTAIN                                NO PP                 Y                               120          EFLO
Norwich                                       3Y PP                 N                                 0          EFLO
Temecula                                      3Y PP                 Y                               120          EFLO
Murrieta                                      3Y PP                 N                                 0          EFLO
Murrieta                                      3Y PP                 Y                               120          EFLO
SPRINGFIELD                                   NO PP                 N                                 0          EFLO
SOUTHBRIDGE                                   NO PP                 Y                               120          EFLO
MANCHESTER                                    NO PP                 N                                 0          EFLO
Lebanon                                       3Y PP                 N                                 0          EFLO
Roseville                                     NO PP                 N                                 0          EFLO
Westminster                                   NO PP                 N                                 0          EFLO
Norcross                                      NO PP                 N                                 0          EFLO
Henryetta                                     3Y PP                 N                                 0          EFLO
Wichita                                       NO PP                 N                                 0          EFLO
Humble                                        3Y PP                 N                                 0          EFLO
Detroit                                       3Y PP                 N                                 0          EFLO
Williamsburg                                  NO PP                 N                                 0          EFLO
Columbia                                      NO PP                 N                                 0          EFLO
Canton                                        NO PP                 N                                 0          EFLO
Garland                                       NO PP                 N                                 0          EFLO
Newark                                        NO PP                 Y                               120          EFLO
Littleton                                     NO PP                 Y                               120          EFLO
Santa Monica                                  NO PP                 N                                 0          EFLO
SCOTTSDALE                                    NO PP                 Y                               120          EFLO
COLUMBIA                                      3Y PP                 Y                               120          EFLO
THOUSAND OAKS                                 3Y PP                 N                                 0          EFLO
Chino                                         NO PP                 Y                               120          EFLO
Apple Valley                                  NO PP                 Y                               120          EFLO
TUSTIN                                        NO PP                 N                                 0          REPR
APPLE VALLEY                                  NO PP                 Y                               120          REPR
APPLE VALLEY                                  NO PP                 Y                               120          REPR
PLEASANT HILL                                 NO PP                 N                                 0          REPR
QUARTZ HILL ARE                               3Y PP                 N                                 0          REPR
LOS ANGELES                                   3Y PP                 N                                 0          CNDU
Williamsburg                                  NO PP                 Y                               120          EFLO
Ft Washington                                 NO PP                 Y                               120          EFLO
Lynchburg                                     NO PP                 N                                 0          EFLO
College Park                                  6M PP                 N                                 0          EFLO
College Park                                  6M PP                 Y                               120          EFLO
Monroe                                        6M PP                 N                                 0          EFLO
Marietta                                      6M PP                 N                                 0          EFLO
Union City                                    NO PP                 Y                               120          EFLO
Phoenix                                       3Y PP                 N                                 0          EFLO
El Mirage                                     3Y PP                 Y                               120          EFLO
Show Low                                      NO PP                 N                                 0          EFLO
North Las Vegas                               NO PP                 N                                 0          EFLO
Colorado Springs                              3Y PP                 Y                               120          EFLO
Shawnee                                       3Y PP                 N                                 0          EFLO
Shawnee                                       3Y PP                 N                                 0          EFLO
Long Beach                                    3Y PP                 Y                               120          EFLO
Fort Worth                                    3Y PP                 N                                 0          EFLO
Federal Way                                   3Y PP                 Y                               120          EFLO
ALBUQUERQUE                                   NO PP                 Y                               120          EFLO
PHOENIX                                       NO PP                 Y                               120          EFLO
SCOTTSDALE                                    NO PP                 Y                               120          EFLO
SAN LUIS                                      NO PP                 Y                               120          EFLO
PHOENIX                                       1Y PP                 Y                               120          EFLO
Glendale                                      NO PP                 N                                 0          EFLO
Phoenix                                       NO PP                 N                                 0          EFLO
QUEEN CREEK                                   1Y PP                 Y                               120          EFLO
Albuquerque                                   NO PP                 Y                               120          EFLO
ALBUQUERQUE                                   NO PP                 Y                               120          EFLO
Salisbury                                     NO PP                 Y                               120          EFLO
Winston Salem                                 NO PP                 Y                               120          EFLO
Winston Salem                                 NO PP                 Y                               120          EFLO
Conyers                                       NO PP                 N                                 0          EFLO
Winston                                       NO PP                 N                                 0          EFLO
Winston Salem                                 NO PP                 Y                               120          EFLO
Hoschton                                      NO PP                 Y                               120          EFLO
Mckinney                                      NO PP                 N                                 0          EFLO
Allen                                         NO PP                 Y                               120          EFLO
Arlington                                     NO PP                 Y                               120          EFLO
Mckinney                                      NO PP                 N                                 0          EFLO
Lewisville                                    NO PP                 Y                               120          EFLO
Kimberly                                      NO PP                 N                                 0          EFLO
Kiawah Island                                 NO PP                 N                                 0          EFLO
CONYERS                                       NO PP                 N                                 0          EFLO
BRUNSWICK                                     NO PP                 N                                 0          EFLO
COLUMBUS                                      NO PP                 N                                 0          CNDU
KISSIMMEE                                     3Y PP                 N                                 0          CNDU
ORLANDO                                       3Y PP                 N                                 0          CNDU
CHARLOTTE                                     NO PP                 N                                 0          CNDU
WAYCROSS                                      3Y PP                 N                                 0          CNDU
CHARLOTTE                                     NO PP                 N                                 0          CNDU
PITTSBURGH                                    NO PP                 N                                 0          CNDU
ORLANDO                                       3Y PP                 N                                 0          CNDU
JACKSONVILLE                                  3Y PP                 N                                 0          CNDU
GOOSE CREEK                                   NO PP                 N                                 0          CNDU
SATELLITE BEACH                               3Y PP                 N                                 0          CNDU
TAMPA                                         3Y PP                 N                                 0          CNDU
DUMFRIES                                      NO PP                 Y                               120          CNDU
BOYCE                                         3Y PP                 N                                 0          CNDU
WEST PALM BEACH                               3Y PP                 N                                 0          CNDU
OGDEN                                         3Y PP                 N                                 0          CNDU
FAIRFAX STATION                               3Y PP                 N                                 0          CNDU
SAGINAW                                       NO PP                 N                                 0          CNDU
PEORIA                                        NO PP                 Y                               120          CNDU
KISSIMMEE                                     NO PP                 N                                 0          CNDU
WAXHAW                                        NO PP                 N                                 0          CNDU
SCOTTSDALE                                    NO PP                 Y                               120          CNDU
NORTH PORT                                    3Y PP                 N                                 0          CNDU
JASPER                                        3Y PP                 Y                               120          CNDU
STATESBORO                                    3Y PP                 N                                 0          CNDU
TAMPA                                         3Y PP                 N                                 0          CNDU
BOULDER                                       3Y PP                 Y                               120          CNDU
ORLANDO                                       NO PP                 N                                 0          CNDU
NAPLES                                        3Y PP                 Y                               120          CNDU
Dover                                         3Y PP                 N                                 0          REPR
ORLANDO                                       3Y PP                 N                                 0          CNDU
Fitzgerald                                    3Y PP                 N                                 0          REPR
ORLANDO                                       5Y PP                 Y                               120          CNDU
CHARLOTTE                                     NO PP                 N                                 0          CNDU
PALM SPRINGS                                  3Y PP                 N                                 0          REPR
SUGAR HILL                                    3Y PP                 N                                 0          CNDU
HARTWELL                                      3Y PP                 N                                 0          CNDU
ORLANDO                                       NO PP                 N                                 0          CNDU
ALEXANDRIA                                    3Y PP                 N                                 0          CNDU
FREDRICKSBERG                                 3Y PP                 Y                               120          CNDU
CAMDEN WYOMING                                3Y PP                 N                                 0          CNDU
LOS ANGELES                                   3Y PP                 N                                 0          REPR
LAWRENCEVILLE                                 3Y PP                 Y                               120          CNDU
PITTSBURGH                                    NO PP                 N                                 0          CNDU
IRMO                                          3Y PP                 N                                 0          CNDU
KISSIMMEE                                     NO PP                 N                                 0          CNDU
NEWPORT NEWS                                  3Y PP                 N                                 0          CNDU
RALEIGH                                       NO PP                 N                                 0          CNDU
KISSIMMEE                                     NO PP                 N                                 0          CNDU
Miami                                         NO PP                 N                                 0          EFLO
Warren                                        NO PP                 N                                 0          EFLO
LANSING                                       NO PP                 Y                               120          EFLO
Aldan                                         NO PP                 Y                               120          EFLO
Phila                                         NO PP                 N                                 0          EFLO
Doylestown                                    NO PP                 N                                 0          EFLO
Lake Harmony                                  NO PP                 N                                 0          EFLO
Philadelphia                                  NO PP                 Y                               120          EFLO
Devon                                         NO PP                 Y                               120          EFLO
Dover                                         NO PP                 Y                               120          EFLO
Blackwood                                     NO PP                 N                                 0          EFLO
Bear                                          NO PP                 N                                 0          EFLO
Pleasantville                                 NO PP                 N                                 0          EFLO
Pleasantville                                 NO PP                 N                                 0          EFLO
Marcus Hook                                   NO PP                 N                                 0          EFLO
Pine Hill                                     NO PP                 N                                 0          EFLO
Fort Washington                               NO PP                 N                                 0          EFLO
Wilmington                                    NO PP                 Y                               120          EFLO
Philadelphia                                  NO PP                 N                                 0          EFLO
Norristown                                    NO PP                 N                                 0          EFLO
Wilmington                                    NO PP                 N                                 0          EFLO
WOOLRICH                                      NO PP                 Y                               120          EFLO
Wilmington                                    NO PP                 Y                               120          EFLO
Philadelphia                                  NO PP                 N                                 0          EFLO
MIRAMAR                                       3Y PP                 Y                               120          REPR
SAN DIEGO                                     NO PP                 Y                               120          EFLO
BELL GARDENS                                  6M PP                 Y                               120          EFLO
GRAND PRAIRIE                                 NO PP                 N                                 0          EFLO
NORFOLK                                       NO PP                 N                                 0          EFLO
VIRGINIA BCH                                  NO PP                 Y                               120          EFLO
JACKSONVILLE                                  NO PP                 Y                               120          EFLO
ST AUGUSTINE                                  NO PP                 Y                               120          EFLO
Monticello                                    NO PP                 Y                               120          EFLO
BALTIMORE                                     NO PP                 N                                 0          EFLO
VIRGINIA BEACH                                NO PP                 N                                 0          EFLO
DAVENPORT                                     NO PP                 Y                               120          EFLO
ATL                                           NO PP                 Y                               120          EFLO
Des Moines                                    NO PP                 N                                 0          EFLO
Stafford                                      NO PP                 Y                               120          EFLO
RICHMOND                                      NO PP                 N                                 0          EFLO
DECATUR                                       NO PP                 Y                               120          EFLO
Lenigh                                        NO PP                 N                                 0          EFLO
CEDAR RAPIDS                                  NO PP                 N                                 0          EFLO
HUXLEY                                        NO PP                 Y                               120          EFLO
Middletown                                    NO PP                 N                                 0          EFLO
MYRTLE BEACH                                  NO PP                 Y                               120          EFLO
BAYVIEW                                       NO PP                 Y                               120          EFLO
HOMER GLEN                                    NO PP                 N                                 0          EFLO
Chicago                                       NO PP                 N                                 0          EFLO
Phoenix                                       3Y PP                 Y                               120          EFLO
PHOENIX                                       NO PP                 Y                               120          EFLO
CHESAPEAKE                                    NO PP                 N                                 0          EFLO
PETERSBURG                                    3Y PP                 Y                               120          EFLO
NEWPORT NEWS                                  NO PP                 Y                               120          EFLO
Dallas                                        NO PP                 N                                 0          EFLO
FORT WORTH                                    NO PP                 N                                 0          EFLO
Plano                                         3Y PP                 N                                 0          EFLO
Plano                                         3Y PP                 Y                               120          EFLO
DALLAS                                        NO PP                 N                                 0          EFLO
PLANO                                         3Y PP                 Y                                60          EFLO
Hilton Head                                   NO PP                 Y                               120          EFLO
JERSEY CITY                                   NO PP                 N                                 0          REPR
LAKE WORTH                                    NO PP                 N                                 0          REPR
FRESNO                                        5Y PP                 N                                 0          REPR
SAVANNAH                                      NO PP                 N                                 0          REPR
DURHAM                                        NO PP                 N                                 0          CNDU
Spring                                        NO PP                 N                                 0          REPR
GREENSBORO                                    NO PP                 Y                               120          CNDU
TIVERTON                                      NO PP                 Y                               120          CNDU
CEDAR CITY                                    NO PP                 N                                 0          CNDU
SAVANNAH                                      NO PP                 N                                 0          CNDU
NORMAN                                        NO PP                 N                                 0          CNDU
CORCORAN                                      NO PP                 N                                 0          CNDU
MIDWEST CITY                                  NO PP                 N                                 0          CNDU
CARY                                          NO PP                 N                                 0          CNDU
CEDAR CITY                                    NO PP                 N                                 0          CNDU
HAWAIIAN GARDENS                              NO PP                 N                                 0          CNDU
MIDWEST CITY                                  NO PP                 N                                 0          CNDU
RICHMOND                                      NO PP                 N                                 0          CNDU
HENDERSON                                     5Y PP                 N                                 0          CNDU
CHARLOTTESVILLE                               5Y PP                 N                                 0          CNDU
FORT LAUDERDALE                               NO PP                 Y                               120          CNDU
TOLEDO                                        2Y PP                 N                                 0          CNDU
SAVANNAH                                      NO PP                 N                                 0          CNDU
OKLAHOMA CITY                                 NO PP                 N                                 0          CNDU
PALM HARBOR                                   5Y PP                 N                                 0          CNDU
DACULA                                        NO PP                 Y                               120          CNDU
PALATINE                                      NO PP                 Y                               120          CNDU
GLENDALE HEIGHTS                              NO PP                 N                                 0          CNDU
CATONSVILLE                                   NO PP                 Y                               120          CNDU
KERNERSVILLE                                  NO PP                 N                                 0          CNDU
CHARLOTTE                                     NO PP                 Y                               120          CNDU
SAVANNAH                                      NO PP                 N                                 0          CNDU
SAVANNAH                                      NO PP                 N                                 0          CNDU
SAVANNAH                                      NO PP                 N                                 0          CNDU
MANASSAS                                      NO PP                 Y                               120          CNDU
NEWBERG                                       5Y PP                 N                                 0          CNDU
SAVANNAH                                      NO PP                 N                                 0          CNDU
LONG BEACH                                    3Y PP                 N                                 0          CNDU
NEWBERG                                       5Y PP                 N                                 0          CNDU
DILLSBURG                                     5Y PP                 N                                 0          CNDU
DILLSBURG                                     5Y PP                 N                                 0          CNDU
FRANKLINTOWN                                  5Y PP                 N                                 0          CNDU
SAVANNAH                                      NO PP                 N                                 0          CNDU
POMPANO BEACH                                 NO PP                 N                                 0          CNDU
OKLAHOMA CITY                                 NO PP                 N                                 0          CNDU
MIDWEST CITY                                  NO PP                 N                                 0          CNDU
VISALIA                                       3Y PP                 N                                 0          CNDU
DOVER                                         5Y PP                 N                                 0          CNDU
CHICAGO                                       NO PP                 Y                               120          UNFD
LAUDERHILL                                    NO PP                 N                                 0          UNFD
SEATTLE                                       NO PP                 Y                               120          UNFD
CABOT                                         NO PP                 N                                 0          UNFD
KAILUA-KONA                                   NO PP                 N                                 0          UNFD
BALDWIN PARK                                  3Y PP                 N                                 0          UNFD
FRESNO                                        5Y PP                 N                                 0          UNFD
BELGRADE                                      5Y PP                 N                                 0          UNFD
LANSDOWNE                                     6M PP                 N                                 0          UNFD
SAN ANTONIO                                   6M PP                 N                                 0          UNFD
CHICAGO                                       NO PP                 N                                 0          UNFD
CHINO HILLS                                   6M PP                 Y                               120          UNFD
LINCOLN CITY                                  6M PP                 Y                               120          UNFD
LEAGUE CITY                                   NO PP                 N                                 0          UNFD
VANCOUVER                                     NO PP                 Y                               120          UNFD
INDIANAPOLIS                                  3Y PP                 N                                 0          UNFD
BELTSVILLE                                    NO PP                 Y                               120          UNFD
FT THOMAS                                     NO PP                 Y                               120          UNFD
NASHUA                                        NO PP                 N                                 0          UNFD
ELFRIDA                                       NO PP                 N                                 0          UNFD
HOUSTON                                       NO PP                 Y                               120          UNFD
GLENDALE                                      6M PP                 N                                 0          UNFD
APPLE VALLEY                                  6M PP                 N                                 0          UNFD
SUN CITY                                      NO PP                 Y                                60          UNFD
CONCORD                                       NO PP                 N                                 0          UNFD

EXHIBIT C

FORM OF TRANSFER AFFIDAVIT

Affidavit pursuant to Section 860E(e)(4) of the Internal Revenue Code of 1986, as amended, and for other purposes

STATE OF_____________	)
	)	ss.:
COUNTY OF___________	)

[NAME OF OFFICER], being first duly sworn, deposes and says:

1.    That he/she is [Title of Officer] of [Name of Investor] (the “Investor”), a [savings institution] [corporation] duly organized and existing under the laws of [the State of _____] [the United States], on behalf of which he makes this affidavit.

2.    That (i) the Investor is not a “disqualified organization” as defined in Section 860E(e)(5) of the Internal Revenue Code of 1986, as amended (the “Code”), and will not be a disqualified organization as of [Closing Date] [date of purchase]; (ii) it is not acquiring the Bear Stearns Asset-Backed Securities I LLC Asset-Backed Certificates, Series 2006-AC3, Class R-__ Certificates (the “Residual Certificates”) for the account of a disqualified organization; (iii) it consents to any amendment of the Pooling and Servicing Agreement that shall be deemed necessary by Bear Stearns Asset Backed Securities I LLC (upon advice of counsel) to constitute a reasonable arrangement to ensure that the Residual Certificates will not be owned directly or indirectly by a disqualified organization; and (iv) it will not transfer such Residual Certificates unless (a) it has received from the transferee an affidavit in substantially the same form as this affidavit containing these same four representations and (b) as of the time of the transfer, it does not have actual knowledge that such affidavit is false.

3.    That the Investor is one of the following: (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations), provided that no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States Persons, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust other than a Aforeign trust,@ as defined in Section 7701 (a)(31) of the Code.

4.    That the Investor’s taxpayer identification number is ______________________.

5.    That no purpose of the acquisition of the Residual Certificates is to avoid or impede the assessment or collection of tax.

6.    That the Investor understands that, as the holder of the Residual Certificates, the Investor may incur tax liabilities in excess of any cash flows generated by such Residual Certificates.

7.    That the Investor intends to pay taxes associated with holding the Residual Certificates as they become due.

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF INVESTOR]

By:

[Name of Officer] [Title of Officer] [Address of Investor for receipt of distributions] Address of Investor for receipt of tax information:

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Investor, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Investor.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

EXHIBIT D

FORM OF TRANSFEROR CERTIFICATE

______________,200___

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Attention: Bear Stearns Asset Backed Securities I Trust 2006-AC3

Re:	Bear Stearns Asset Backed Securities I LLC
Asset-Backed Certificates, Series 2006-AC3, Class

Ladies and Gentlemen:

In connection with the sale by ___________ (the “Seller”) to ________ (the “Purchaser”) of $_________ Initial Certificate Principal Balance of Asset-Backed Certificates, Series 2006-AC3, Class _____ (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2006, among Bear Stearns Asset-Backed Securities I LLC, as depositor (the “Depositor”), EMC Mortgage Corporation, as sponsor and company, Wells Fargo Bank, National Association, as master servicer and securities administrator and U.S. Bank National Association, as trustee (the “Trustee”). The Seller hereby certifies, represents and warrants to, a covenants with, the Depositor, the Certificate Registrar and the Trustee that:

Neither the Seller nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (as to any of (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933 (the “Act”), that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Seller will not act in any manner set forth in the foregoing sentence with respect to any Certificate. The Seller has not and will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

Very truly yours,

(Seller)

By:
Name:
Title:

EXHIBIT E

FORM OF INVESTMENT LETTER (NON-RULE 144A)

[Date]

[SELLER]

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Re:	Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (the “Certificates”), including the Class ___ Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, we confirm that:

(i)
we understand that the Privately Offered Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities or “Blue Sky” laws, and are being sold to us in a transaction that is exempt from the registration requirements of such laws;

(ii)
any information we desired concerning the Certificates, including the Privately Offered Certificates, the trust in which the Certificates represent the entire beneficial ownership interest (the “Trust”) or any other matter we deemed relevant to our decision to purchase Privately Offered Certificates has been made available to us;

(iii)
we are able to bear the economic risk of investment in Privately Offered Certificates; we are an institutional “accredited investor” as defined in Section 501(a) of Regulation D promulgated under the Act and a sophisticated institutional investor;

(iv)
we are acquiring Privately Offered Certificates for our own account, not as nominee for any other person, and not with a present view to any distribution or other disposition of the Privately Offered Certificates;

(v)
we agree the Privately Offered Certificates must be held indefinitely by us (and may not be sold, pledged, hypothecated or in any way disposed of) unless subsequently registered under the Act and any applicable state securities or “Blue Sky” laws or an exemption from the registration requirements of the Act and any applicable state securities or “Blue Sky” laws is available;

(vi)
we agree that in the event that at some future time we wish to dispose of or exchange any of the Privately Offered Certificates (such disposition or exchange not being currently foreseen or contemplated), we will not transfer or exchange any of the Privately Offered Certificates unless:

(A) (1) the sale is to an Eligible Purchaser (as defined below), (2) if required by the Pooling and Servicing Agreement (as defined below) a letter to substantially the same effect as either this letter or, if the Eligible Purchaser is a Qualified Institutional Buyer as defined under Rule 144A of the Act, the Rule 144A and Related Matters Certificate in the form attached to the Pooling and Servicing Agreement (as defined below) (or such other documentation as may be acceptable to the Securities Administrator) is executed promptly by the purchaser and delivered to the addressees hereof and (3) all offers or solicitations in connection with the sale, whether directly or through any agent acting on our behalf, are limited only to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever; and

(B) if the Privately Offered Certificate is not registered under the Act (as to which we acknowledge you have no obligation), the Privately Offered Certificate is sold in a transaction that does not require registration under the Act and any applicable state securities or “blue sky” laws and, if the Securities Administrator so requests, a satisfactory Opinion of Counsel is furnished to such effect, which Opinion of Counsel shall be an expense of the transferor or the transferee;

(vii)
we agree to be bound by all of the terms (including those relating to restrictions on transfer) of the Pooling and Servicing, pursuant to which the Trust was formed; we have reviewed carefully and understand the terms of the Pooling and Servicing Agreement;

(viii)
we either: (i) are not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) in the case of the Privately Offered Certificates, have provided the Opinion of Counsel required by the Agreement, or (iii) in the case of the Class B-4 Certificates, are providing a representation to the effect that the proposed transfer and holding of such Certificate and servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under Prohibited Transaction Exemption (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60, PTE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer, the Securities Administrator or the Trustee.

(ix)
We understand that each of the Privately Offered Certificates bears, and will continue to bear, a legend to substantiate the following effect: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES. [In the case of the Class B-4 Certificates]: THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE, OR PROVIDES AN OPINION OF COUNSEL TO SUCH EFFECT. [In the case of the Class P Certificates and Class C Certificates]: NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE SECURITIES ADMINISTRATOR THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER, THE SECURITIES ADMINISTRATOR, OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

“Eligible Purchaser” means a corporation, partnership or other entity which we have reasonable grounds to believe and do believe (i) can make representations with respect to itself to substantially the same effect as the representations set forth herein, and (ii) is either a Qualified Institutional Buyer as defined under Rule 144A of the Act or an institutional “Accredited Investor” as defined under Rule 501 of the Act.

Terms not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement, dated as of April 1, 2006 (the “Pooling and Servicing Agreement”), among Bear Stearns Asset Backed Securities I LLC, as depositor, U.S. Bank National Association, as trustee, Wells Fargo Bank, National Association, as master servicer and securities administrator, and EMC Mortgage Corporation, as sponsor and company.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any): ________________

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ___ day of ________, 20___.

Very truly yours, [PURCHASER]

By:

(Authorized Officer)

[By:

Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:

(Authorized Officer)

COMPANY NAME CORPORATION

[By:

Attorney-in-fact]

EXHIBIT F

FORM OF RULE 144A AND RELATED MATTERS CERTIFICATE

[SELLER]

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Re:	Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (the “Certificates”), including the Class ___ Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as follows:

1.
It owned and/or invested on a discretionary basis eligible securities (excluding affiliate’s securities, bank deposit notes and CD’s, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps), as described below:

Date: ______________, 20__ (must be on or after the close of its most recent fiscal year)

Amount: $ _____________________; and

2.	The dollar amount set forth above is:

a.	greater than $100 million and the undersigned is one of the following entities:

(x)	[_]	an insurance company as defined in Section 2(13) of the Act[1] ; or

(y)	[_]	an investment company registered under the Investment Company Act or any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

(z)	[_]	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

(aa)	[_]
a plan (i) established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

(bb)	[_]	a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

(cc)	[_]
a corporation (other than a U.S. bank, savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

(dd)	[_]	a U.S. bank, savings and loan association or equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or

(ee)	[_]	an investment adviser registered under the Investment Advisers Act; or

b.	[_]	greater than $10 million, and the undersigned is a broker-dealer registered with the SEC; or

c.	[_]
less than $ 10 million, and the undersigned is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule 144A); or

d.	[_]
less than $100 million, and the undersigned is an investment company registered under the Investment Company Act of 1940, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least $100 million of eligible securities; or

e.	[_]	less than $100 million, and the undersigned is an entity, all the equity owners of which are qualified institutional buyers.

[1]
A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

The undersigned further certifies that it is purchasing a Privately Offered Certificate for its own account or for the account of others that independently qualify as “Qualified Institutional Buyers” as defined in Rule 144A. It is aware that the sale of the Privately Offered Certificates is being made in reliance on its continued compliance with Rule 144A. It is aware that the transferor may rely on the exemption from the provisions of Section 5 of the Act provided by Rule 144A. The undersigned understands that the Privately Offered Certificates may be resold, pledged or transferred only to (i) a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A, or (ii) an institutional “accredited investor,” as such term is defined under Rule 501 of the Act in a transaction that otherwise does not constitute a public offering.

The undersigned agrees that if at some future time it wishes to dispose of or exchange any of the Privately Offered Certificates, it will not transfer or exchange any of the Privately Offered Certificates to a Qualified Institutional Buyer without first obtaining a Rule 144A and Related Matters Certificate in the form hereof from the transferee and delivering such certificate to the addressees hereof. Prior to making any transfer of Privately Offered Certificates, if the proposed Transferee is an institutional “accredited investor,” the transferor shall obtain from the transferee and deliver to the addressees hereof an Investment Letter in the form attached to the Pooling and Servicing Agreement, dated as of April 1, 2006, among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, National Association, as securities administrator and master servicer, EMC Mortgage Corporation, as sponsor and company, and U.S. Bank National Association, as trustee, pursuant to which the Certificates were issued.

The undersigned certifies that it either: (i) is not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) in the case of the Privately Offered Certificates, has provided the Opinion of Counsel required by the Agreement, or (iii) in the case of the Class B-4 Certificates, are providing a representation to the effect that the proposed transfer and holding of such Certificate and servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under Prohibited Transaction Exemption (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60, PTE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer, the Securities Administrator or the Trustee.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any):

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ____ day of ___________, 20___.

Very truly yours, [PURCHASER]

By:

(Authorized Officer)

[By:

Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:

(Authorized Officer)

[By:

Attorney-in-fact]

EXHIBIT G

FORM OF REQUEST FOR RELEASE

To:	Wells Fargo Bank, National Association
1015 10th Avenue
Minneapolis, Minnesota 55414

Re:
Custodial Agreement, dated as of April 28, 2006, among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as sponsor, Wells Fargo Bank, National Association, as master servicer, securities administrator and custodian, and U.S. Bank National Association, as trustee

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Custodial Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____	1.	Mortgage Paid in Full and proceeds have been deposited into the Custodial Account

_____	2.	Foreclosure

_____	3.	Substitution

_____	4.	Other Liquidation

_____	5.	Nonliquidation	Reason:________________________

_____	6.	California Mortgage Loan paid in full

By:
(authorized signer)

Issuer:
Address:
Date:

EXHIBIT H

DTC LETTER OF REPRESENTATIONS

[Provided upon Request]

EXHIBIT I

SCHEDULE OF MORTGAGE LOANS WITH LOST NOTES

[Provided upon Request]

EXHIBIT J

FORM OF CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the “Agreement”), dated as of April 28, 2006, by and among U.S. BANK NATIONAL ASSOCIATION, as trustee under the Pooling and Servicing Agreement defined below (including its successors under the Pooling and Servicing Agreement defined below, the “Trustee”), BEAR STEARNS ASSET BACKED SECURITIES I LLC, as depositor (together with any successor in interest, the “Depositor”), EMC MORTGAGE CORPORATION, as sponsor (the “Sponsor”) and company (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as master servicer (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”), securities administrator and custodian (together with any successor in interest or any successor appointed hereunder, the “Custodian”).

WITNESSETH THAT:

WHEREAS, the Depositor, the Sponsor, the Master Servicer and the Trustee have entered into a Pooling and Servicing Agreement, dated as of April 1, 2006, relating to the issuance of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (as in effect on the date of this Agreement, the “Original Pooling and Servicing Agreement,” and as amended and supplemented from time to time, the “Pooling and Servicing Agreement”); and

WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments delivered by the Depositor, the Sponsor or the Master Servicer under the Pooling and Servicing Agreement and the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Sponsor, the Master Servicer and the Custodian hereby agree as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II.
CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1.  Custodian to Act as Agent: Acceptance of Mortgage Files. The Custodian, as the duly appointed custodial agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)) receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule attached hereto (the “Mortgage Files”) and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2.  Recordation of Assignments. If any Mortgage File includes one or more assignments of Mortgage that have not been recorded pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement and the related Mortgage Loan is not a MOM Loan or the related Mortgaged Properties are located in jurisdictions specifically excluded by the Opinion of Counsel delivered to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered by the Custodian to the Sponsor for the purpose of recording it in the appropriate public office for real property records, and the Sponsor, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3.  Review of Mortgage Files.

(a)  On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to the Sponsor and the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans listed on the Schedule attached hereto (the “Mortgage Loan Schedule”).

(b)  Within 90 days of the Closing Date, the Custodian agrees, for the benefit of Certificateholders, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document, and shall deliver to the Sponsor and the Trustee an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)  Not later than 180 days after the Closing Date, the Custodian shall review the Mortgage Files as provided in Section 2.02 of the Pooling and Servicing Agreement and deliver to the Sponsor and the Trustee a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of the Mortgage Files.

(d)  In reviewing the Mortgage Files as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectability, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the Trustee with a list of all of the documents relating to the Mortgage Loans missing from the Mortgage Files.

Section 2.4.  Notification of Breaches of Representations and Warranties. Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the related Servicer and the Trustee.

Section 2.5.  Custodian to Cooperate: Release of Mortgage Files. Upon receipt of written notice from the Trustee that the Sponsor has repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and a request for release (a “Request for Release”) confirming that the purchase price therefore has been deposited in the Master Servicer Collection Account or the Distribution Account, then the Custodian agrees to promptly release to the Sponsor the related Mortgage File.

Upon the Custodian’s receipt of a Request for Release substantially in the form of [Exhibit G] to the Pooling and Servicing Agreement signed by a Servicing Officer of a Servicer, stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees promptly to release to the Servicer, the related Mortgage File. The Depositor shall deliver to the Custodian and the Custodian agrees to review in accordance with the provisions of their Agreement the Mortgage Note and other documents constituting the Mortgage File with respect to any Replacement Mortgage Loan.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Insurance Policy or PMI Policy, the Company or the related Servicer, as applicable, shall deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the Mortgage File be released to the Company or the related Servicer, as applicable, and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File to the Company or the related Servicer, as applicable. The Company or the related Servicer, as applicable, shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefore by the Company or the related Servicer, as applicable, no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Master Servicer Collection Account or the Distribution Account or (ii) the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company or the related Servicer, as applicable, has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that the Company or the related Servicer is required to deliver to the Custodian a Request for Release, the Company or the related Servicer, as applicable, shall deliver two copies of the Request for Release if delivered in hard copy or the Company or the related Servicer, as applicable, may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed the Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, such Request for Release shall be accompanied by an assignment of mortgage, without recourse, representation or warranty from the Trustee to the Sponsor (unless such Mortgage Loan is a MOM Loan) and the related Mortgage Note shall be endorsed without recourse, representation or warranty by the Trustee (unless such Mortgage Loans is registered on the MERS System) and be returned to the Sponsor. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the Company or the related Servicer, as applicable.

Section 2.6.  Assumption Agreements. In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the Pooling and Servicing Agreement or the related Servicing Agreement, shall cause the Company or the related Servicer, as applicable, to notify the Custodian that such assumption or substitution agreement has been completed by forwarding to the Custodian the original of such assumption or substitution agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III.
CONCERNING THE CUSTODIAN

Section 3.1.  Custodian a Bailee and Agent of the Trustee. With respect to each Mortgage Note, Mortgage and other documents constituting each Mortgage File which are delivered to the Custodian, the Custodian is exclusively the bailee and custodial agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Pooling and Servicing Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Company, the Depositor, any Servicer or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2.  Custodian May Own Certificates. The Custodian in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not Custodian.

Section 3.3.  Master Servicer to Pay Custodian’s Fees and Expenses. The Master Servicer covenants and agrees to pay to the Custodian from time to time, and the Custodian shall be entitled to, reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian, and the Master Servicer will pay or reimburse the Custodian upon its request for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its negligence or bad faith or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

Section 3.4.  Custodian May Resign; Trustee May Remove Custodian. The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such written notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt written notice thereof to the Depositor, the Master Servicer and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such written notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time upon 60 days prior written notice to Custodian. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority shall be able to satisfy the other requirements contained in Section 3.6 and shall be unaffiliated with the Servicers, the Company and the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.4 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.5.  Merger or Consolidation of Custodian. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 3.6.  Representations of the Custodian. The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

ARTICLE IV.
COMPLIANCE WITH REGULATION AB

Section 4.1.  Intent of the parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. The Depositor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act. Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB to the extent reasonably practicable. The Custodian shall cooperate reasonably with the Depositor to deliver to the Depositor (including any of its assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB.

Section 4.2.  Additional Representations and Warranties of the Custodian.

(a)  The Custodian hereby represents and warrants that the information set forth in the Prospectus Supplement under the caption "Description of the Certificates - The Custodian" (the "Custodian Disclosure") does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its Custodian obligations under this Agreement or any other Securitization Transaction as to which it is the custodian; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any sponsor, issuing entity, servicer, trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the Securitization Transaction contemplated by the Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a "Transaction Party").

(c)  If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3.  Additional Information to Be Provided by the Custodian. For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor 's reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor in writing of any material litigation or governmental proceedings pending against the Custodian that would be material to Certificateholders, and (b) provide to the Depositor a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4.  Report on Assessment of Compliance and Attestation. On or before March 15 of each calendar year, the Custodian shall:

(a)  deliver to the Master Servicer, the Securities Administrator and the Depositor a report (in form and substance reasonably satisfactory to the Master Servicer, the Securities Administrator and the Depositor) regarding the Custodian’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Master Servicer, the Securities Administrator and the Depositor and signed by an authorized officer of the Custodian, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit Four attached hereto; and

(b)  deliver to the Master Servicer, the Securities Administrator and the Depositor a report of a registered public accounting firm reasonably acceptable to the Master Servicer, the Securities Administrator and the Depositor that attests to, and reports on, the assessment of compliance made by the Custodian and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act.

Section 4.5.  Indemnification; Remedies.

(a)  The Custodian shall indemnify the Depositor, each affiliate of the Depositor, EMC and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in the Custodian Disclosure and any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii) any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV.

(iii) the negligence, bad faith or willful misconduct of the Custodian in the performance of its obligations under this Article IV.

(b)  In the case of any failure of performance described in clause (ii) of Section 4.5(a), the Custodian shall promptly reimburse the Depositor for all costs reasonably incurred by the Depositor in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

(c)  In no event shall the Custodian or its directors, officers, and employees be liable for any special, indirect or consequential damages from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

This indemnification shall survive the termination of this Agreement or the termination of the Custodian.

ARTICLE V.
MISCELLANEOUS PROVISIONS

Section 5.1.  Notices. All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing), in which case the notice will be deemed delivered when received.

Section 5.2.  [Reserved].

Section 5.3.  Amendments. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.  The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

Section 5.4.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, without REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 5.5.  Recordation of Agreement. To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust’s expense, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.6.  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address:	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee

One Federal Street, 3rd Floor	By:
Boston, MA 02110
Name: Title:
Attention:
BSABS I 2006-AC3
Telecopy: (617) 603-6638
Confirmation:

Address:	BEAR STEARNS ASSET BACKED SECURITIES I LLC
383 Madison Avenue New York, New York 10179
By:

Name: Title:

Address:	EMC MORTGAGE CORPORATION
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038	By:

Name: Title:

Address: 9062 Old Annapolis Road	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer
Columbia, Maryland 21045
By:

Name: Title:

Address:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian
1015 10th Avenue S.E. Minneapolis, Minnesota 55414-0031
By:

Name: Title:

STATE OF MASSACHUSETTS	)
	)	ss.:
COUNTY OF SUFFOLK	)

On the 28th day of April 2006 before me, a notary public in and for said State, personally appeared _____________________, known to me to be a(n) _____________________ of U.S. Bank National Association, a national banking association, one of the parties that executed the within agreement, and also known to me to be the person who executed the within agreement on behalf of said party and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 28th day of April 2006 before me, a notary public in and for said State, personally appeared _____________________, known to me to be a(n) _____________________ of Bear Stearns Asset Backed Securities I LLC, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On the 28th day of April 2006 before me, a notary public in and for said State, personally appeared _____________________, known to me to be an authorized representative of EMC Mortgage Corporation, one of the parties that executed the within instrument, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF HOWARD	)

On the 28th day of April 2006 before me, a notary public in and for said State, personally appeared _____________________, known to me to be a(n) _____________________ of Wells Fargo Bank, National Association, a national banking association, one of the parties that executed the within instrument, and also known to me to be the person who executed it on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MINNESOTA	)
	)	ss.:
COUNTY OF	)

On the 28th day of April 2006 before me, a notary public in and for said State, personally appeared ___________________, known to me to be a(n) _________________of Wells Fargo Bank, National Association, a national banking association, one of the parties that executed the within instrument, and also known to me to be the person who executed it on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

April 28, 2006

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110

EMC Mortgage Corporation
909 Hidden Ridge Drive, Suite 200

Irving, Texas 75038

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2006-AC3

Re:
Custodial Agreement, dated as of April 28, 2006, by and among U.S. Bank National Association, Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC and EMC Mortgage Corporation relating to Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3

Ladies and Gentlemen:

In accordance with Section 2.3(a) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:_______________________________
Name:_____________________________
Title:______________________________

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

[DATE]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110

EMC Mortgage Corporation
909 Hidden Ridge Drive, Suite 200

Irving, Texas 75038

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2006-AC3

Re:
Custodial Agreement, dated as of April 28, 2006, by and among U.S. Bank National Association, Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC and EMC Mortgage Corporation relating to Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3

Ladies and Gentlemen:

In accordance with Section 2.3(b) of the above-captioned Custodial Agreement and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:_______________________________
Name:_____________________________
Title:______________________________

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

[DATE]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110

EMC Mortgage Corporation
909 Hidden Ridge Drive, Suite 200

Irving, Texas 75038

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2006-AC3

Re:
Custodial Agreement, dated as of April 28, 2006, by and among U.S. Bank National Association, Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC and EMC Mortgage Corporation relating to Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3

In accordance with Section 2.3(c) of the above-captioned Custodial Agreement and, subject to Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:_______________________________
Name:_____________________________
Title:______________________________

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT K

FORM OF BACK-UP CERTIFICATION TO FORM 10-K CERTIFICATE

The [         ] agreement dated as of [     ], 200[  ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY], certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)    I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)    Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)    Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Trustee];

(4)    I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)    The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _________________________

By:
Name: ________________________________ Title: ________________________________

EXHIBIT L

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT, dated as of April 28, 2006, as amended and supplemented by any and all amendments hereto (collectively, “this Agreement”), by and between EMC MORTGAGE CORPORATION, a Delaware corporation (the “Sponsor” or “Mortgage Loan Seller”) and BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company (the “Purchaser”).

Upon the terms and subject to the conditions of this Agreement, the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, fixed rate, first and second lien mortgage loans secured by one- to four-family residences (collectively, the “Mortgage Loans”) as described herein. The Purchaser intends to deposit the Mortgage Loans into a trust fund (the “Trust Fund”) and create Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (the “Certificates”), under a pooling and servicing agreement, to be dated as of April 1, 2006 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, the Mortgage Loan Seller, as sponsor and company, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”) and as securities administrator and U.S. Bank National Association, as trustee (the “Trustee”).

The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Number 333-131374) relating to its Asset-Backed Certificates and the offering of certain series thereof (including certain classes of the Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”). Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Certificates by the Purchaser (the “Public Offering”), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively. The “Prospectus Supplement” shall mean that supplement, dated April 27, 2006, to the Prospectus, dated April 5, 2006, relating to certain classes of the Certificates. With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. (“Bear Stearns”) have entered into a terms agreement, dated as of April 27, 2006, to an underwriting agreement, dated April 13, 2006, between the Purchaser and Bear Stearns (together, the “Underwriting Agreement”).

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  Definitions. Certain terms are defined herein. Capitalized terms used herein but not defined herein shall have the meanings specified in the Pooling and Servicing Agreement. The following other terms are defined as follows:

Acquisition Price: Cash in an amount equal to $             *              (plus $        *        in accrued interest), and the Retained Certificates.

Bear Stearns: Bear, Stearns & Co. Inc.

Closing Date: April 28, 2006.

Custodial Agreement: An agreement, dated as of April 28, 2006 among the Depositor, the Sponsor, the Trustee and the Custodian.

Cut-off Date Balance: Shall mean $ 303,251,176 for the Mortgage Loans in loan group I and $231,296,045 for the Mortgage Loans in loan group II.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Replacement Mortgage Loan.

Due Date: With respect to each Mortgage Loan, the date in each month on which its scheduled payment is due, as set forth in the related Mortgage Note.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

Moody’s: Moody’s Investors Service, Inc., or its successors in interest.

Mortgage: The mortgage or deed of trust creating a first lien on an interest in real property securing a Mortgage Note.

Mortgage File: The items referred to in Exhibit 1 pertaining to a particular Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement.

Mortgage Rate: The annual rate of interest borne by a Mortgage Note as stated therein.

Mortgagor: The obligor(s) on a Mortgage Note.

Net Mortgage Rate: For each Mortgage Loan, the Mortgage Rate for such Mortgage Loan less (i) the Master Servicing Fee Rate, (ii) the Servicing Fee Rate and (ii) the rate at which the LPMI Fee is calculated, if applicable.

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Mortgage Loan Seller or the Purchaser, reasonably acceptable to the Trustee.

Person: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price: With respect to any Mortgage Loan required to be purchased by the Sponsor (on its own behalf as a Mortgage Loan Seller) pursuant to the applicable provisions of this Agreement, an amount equal to the sum of (i) 100% of the principal remaining unpaid on such Mortgage Loan as of the date of purchase (including if a foreclosure has already occurred, the principal balance of the related Mortgage Loan at the time the Mortgaged Property was acquired), (ii) accrued and unpaid interest thereon at the Mortgage Rate through and including the last day of the month of purchase and (iii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Rating Agencies: Standard & Poor’s and Moody’s, each a “Rating Agency.”

Replacement Mortgage Loan: A mortgage loan substituted for a Deleted
Mortgage Loan which must meet on the date of such substitution the requirements stated herein and in the Pooling and Servicing Agreement; upon such substitution, such mortgage loan shall be a “Mortgage Loan” hereunder.

Securities Act: The Securities Act of 1933, as amended.

Standard & Poor’s: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

Transaction Documents: This Agreement, the Pooling and Servicing Agreement, the Custodial Agreement and the Underwriting Agreement.

Value: The value of the Mortgaged Property at the time of origination of the related Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

Wells Fargo: Wells Fargo Bank, National Association.

* Please contact Bear Stearns for pricing information.

SECTION 2.  Purchase and Sale of the Mortgage Loans and Related Rights.

(a)  Upon satisfaction of the conditions set forth in Section 10 hereof, the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase Mortgage Loans sold by such Mortgage Loan Seller having an aggregate outstanding principal balance as of the Cut-off Date equal to the related Cut-off Date Balance.

(b)  The closing for the purchase and sale of the Mortgage Loans and the closing for the issuance of the Certificates will take place on the Closing Date at the office of the Purchaser’s counsel in New York, New York or such other place as the parties shall agree.

(c)  Upon the satisfaction of the conditions set forth in Section 10 hereof, on the Closing Date, the Purchaser shall pay to the Mortgage Loan Seller the Acquisition Price for the Mortgage Loans sold by such Mortgage Loan Seller in immediately available funds by wire transfer to such account or accounts as shall be designated by the Mortgage Loan Seller.

(d)  In addition to the foregoing, on the Closing Date the Mortgage Loan Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements.

SECTION 3.  Mortgage Loan Schedules. The Sponsor (on its own behalf as Mortgage Loan Seller) agrees to provide to the Purchaser as of the date hereof a preliminary listing of the Mortgage Loans (the “Preliminary Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Mortgage Loan Seller. If there are changes to the Preliminary Mortgage Loan Schedule, the Sponsor (on its own behalf as Mortgage Loan Seller) shall provide to the Purchaser as of the Closing Date a final schedule (the “Final Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Mortgage Loan Seller to the Purchaser. The Final Mortgage Loan Schedule shall be delivered to the Purchaser on the Closing Date, shall be attached to an amendment to this Agreement to be executed on the Closing Date by the parties hereto and shall be in form and substance mutually agreed to by the Sponsor (on its own behalf as Mortgage Loan Seller) and the Purchaser (the “Amendment”). If there are no changes to the Preliminary Mortgage Loan Schedule, the Preliminary Mortgage Loan Schedule shall be the Final Mortgage Loan Schedule for all purposes hereof.

SECTION 4.  Mortgage Loan Transfer.

(a)  The Purchaser will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due after the Cut-off Date (regardless of when actually collected) and all payments thereof. The Mortgage Loan Seller will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due on or before the Cut-off Date (including payments collected after the Cut-off Date) and all payments thereof. Such principal amounts and any interest thereon belonging to the Mortgage Loan Seller as described above will not be included in the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Final Mortgage Loan Schedule.

(b)  Pursuant to various conveyancing documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders. In connection with the transfer and assignment of the Mortgage Loans, the Mortgage Loan Seller has delivered or will deliver or cause to be delivered to the Trustee or the Custodian on behalf of the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and the Mortgage Loan Seller (each of the Closing Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of each Mortgage File, provided, however, that in lieu of the foregoing, the Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (x) in lieu of the original Mortgage, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will upon receipt of recording information relating to the Mortgage required to be included thereon, be delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Mortgage Loan Seller may deliver a true copy thereof with a certification by the Mortgage Loan Seller or the Master Servicer, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording;” (y) in lieu of the Mortgage, assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents or if the originals are lost (in each case, as evidenced by a certification from the Mortgage Loan Seller or the Master Servicer to such effect), the Mortgage Loan Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5 the Mortgage Loan Seller may deliver lost note affidavits and indemnities of the Mortgage Loan Seller; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Mortgage Loan Seller, in lieu of delivering the above documents, may deliver to the Trustee a certification by the Mortgage Loan Seller or the Master Servicer to such effect. The Mortgage Loan Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee, or the Custodian on behalf of the Trustee, promptly after they are received. The Sponsor (on its own behalf as Mortgage Loan Seller) shall cause the Mortgage and intervening assignments, if any, and the assignment of the Mortgage to be recorded not later than 180 days after the Closing Date unless such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

(c)  In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Sponsor (on its own behalf as Mortgage Loan Seller) further agrees that it will cause, at the Sponsor’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Mortgage Loan Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Mortgage Loan Seller further agrees that it will not, and will not permit any Servicer or the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)  The Mortgage Loan Seller and the Purchaser acknowledge hereunder that all of the Mortgage Loans and the related servicing, will ultimately be assigned to U.S. Bank National Association, as Trustee for the benefit of the Certificateholders, on the date hereof.

SECTION 5.  Examination of Mortgage Files.

(a)  On or before the Mortgage File Delivery Date, the Mortgage Loan Seller will have made the Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or the Mortgage Loan Seller and/or the Mortgage Loan Seller’s custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Mortgage Loan Seller shall make the Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm the Mortgage Loan Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, the Mortgage Loan Seller agrees to provide to the Purchaser, Bear Stearns and to any investors or prospective investors in the Certificates information regarding the Mortgage Loans and their servicing, to make the Mortgage Files available to the Purchaser, Bear Stearns and to such investors or prospective investors (which may be at the offices of the Mortgage Loan Seller and/or the Mortgage Loan Seller’s custodian) and to make available personnel knowledgeable about the Mortgage Loans for discussions with the Purchaser, Bear Stearns and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

(b)  Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Trustee (or the Custodian as obligated under the Custodial Agreement), for the benefit of the Certificateholders, will review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Sponsor (on its own behalf as Mortgage Loan Seller an initial certification in the form attached as Exhibit One to the Custodial Agreement.

(c)  Within 90 days of the Closing Date, the Trustee or the Custodian on its behalf shall, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, deliver to the Sponsor (on its own behalf as Mortgage Loan Seller and the Trustee an Interim Certification in the form attached as Exhibit Two to the Custodial Agreement to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(d)  The Trustee or the Custodian on its behalf will review the Mortgage Files within 180 days of the Closing Date and will deliver to the Sponsor and the Master Servicer, and if reviewed by the Custodian, the Trustee, a final certification substantially in the form of Exhibit Three to the Custodial Agreement. If the Trustee or the Custodian on its behalf is unable to deliver a final certification with respect to the items listed in Exhibit 1 due to any document that is missing, has not been executed, is unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Final Mortgage Loan Schedule (a “Material Defect”), the Trustee or the Custodian on its behalf shall notify the Sponsor of such Material Defect. The Sponsor (on its own behalf as a Mortgage Loan Seller) shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee of the Material Defect and if the Sponsor (on its own behalf as a Mortgage Loan Seller) does not correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Sponsor (on its own behalf as a Mortgage Loan Seller) will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Replacement Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided, however, that if such defect relates solely to the inability of the Sponsor (on its own behalf as a Mortgage Loan Seller) to deliver the original security instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Sponsor shall not be required to purchase such Mortgage Loan if the Sponsor (on its own behalf as a Mortgage Loan Seller) delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Sponsor (on its own behalf as a Mortgage Loan Seller) cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Sponsor (on its own behalf as a Mortgage Loan Seller) shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate of Sponsor (on its own behalf as a Mortgage Loan Seller) or a Servicing Officer confirming that such documents have been accepted for recording, and delivery to the Trustee shall be effected by the Sponsor (on its own behalf as a Mortgage Loan Seller) within thirty days of its receipt of the original recorded document.

(e)  At the time of any substitution, the Sponsor (on its own behalf as a Mortgage Loan Seller) shall deliver or cause to be delivered the Replacement Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee shall (i) assign the selected Mortgage Loan to the Sponsor (on its own behalf as a Mortgage Loan Seller) and shall release or cause the Custodian to release the documents (including, but not limited to the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the Trustee or the Custodian, as applicable relating to the Deleted Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Sponsor (on its own behalf as a Mortgage Loan Seller) title to such Deleted Mortgage Loan.

SECTION 6.  Recordation of Assignments of Mortgage.

(a)  The Sponsor (on its own behalf as a Mortgage Loan Seller) will, promptly after the Closing Date, cause each Mortgage and each assignment of Mortgage from the Mortgage Loan Seller to the Trustee, and all unrecorded intervening assignments, if any, delivered on or prior to the Closing Date, to be recorded in all recording offices in the jurisdictions where the related Mortgaged Properties are located; provided, however, the Sponsor (on its own behalf as a Mortgage Loan Seller) need not cause to be recorded any assignment which relates to a Mortgage Loan that is a MOM Loan or for which the related Mortgaged Property is located in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel delivered by the Sponsor (on its own behalf as a Mortgage Loan Seller) to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan; provided, however, notwithstanding the delivery of any Opinion of Counsel, each assignment of Mortgage shall be submitted for recording by the Sponsor (on its own behalf as a Mortgage Loan Seller) in the manner described above, at no expense to the Trust Fund or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25% of the Trust, (ii) the occurrence of a Company Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Sponsor under the Pooling and Servicing Agreement, (iv) the occurrence of a servicing transfer as described in Section 9.05 of the Pooling and Servicing Agreement or an assignment of the servicing as described in Section 8.05(b) of the Pooling and Servicing Agreement or (iv) with respect to any one assignment of Mortgage, the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgagor under the related Mortgage.

While each such Mortgage or assignment is being recorded, if necessary, the Sponsor (on its own behalf as a Mortgage Loan Seller) shall leave or cause to be left with the Trustee or the Custodian on its behalf a certified copy of such Mortgage or assignment. In the event that, within 180 days of the Closing Date, the Trustee has not been provided with an Opinion of Counsel as described above or received evidence of recording with respect to each Mortgage Loan delivered to the Purchaser pursuant to the terms hereof or as set forth above and the related Mortgage Loan is not a MOM Loan, the failure to provide evidence of recording or such Opinion of Counsel shall be considered a Material Defect, and the provisions of Section 5(c) and (d) shall apply. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by the Sponsor.

(b)  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Mortgage Loan Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Mortgage Loan Seller to the Purchaser to secure a debt or other obligation of the Mortgage Loan Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held by a court to continue to be property of the Mortgage Loan Seller, then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Mortgage Loan Seller to the Purchaser of a security interest in all of the Mortgage Loan Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (c) the possession by the Purchaser or the Trustee (or the Custodian on its behalf) of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 (or comparable provision) of the applicable Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby. The Sponsor (on its own behalf as a Mortgage Loan Seller) and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

SECTION 7.  Representations and Warranties of the Sponsor Concerning the Mortgage Loans. The Sponsor hereby represents and warrants to the Purchaser as of the Closing Date or such other date as may be specified below with respect to each Mortgage Loan being sold by it, that:

(a)  The information set forth in the Mortgage Loan Schedule hereto is true and correct in all material respects and the information provided to the Rating Agencies, including the Mortgage Loan level detail, is true and correct according to the Rating Agency requirements.

(b)  Immediately prior to the transfer to the Purchaser, the Mortgage Loan Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Mortgage Loan Seller has full right and authority to sell or assign the same pursuant to this Agreement.

(c)  Each Mortgage Loan at the time it was made complied in all material respects with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws; and each Mortgage Loan has been serviced in all material respects in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents.

(d)  There is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the Mortgage Loan Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan.

(e)  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders.

(f)  No selection procedure reasonably believed by the Mortgage Loan Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans.

(g)  Each Mortgage is a valid and enforceable first or second lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage.

(h)  There is no mechanics’ lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in xiii below.

(i)  There was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property.

(j)  There is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note.

(k)  The physical property subject to any Mortgage is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property.

(l)  The Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances;

(m)  A lender’s title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Mortgage Loan was created by a title insurance company which, to the best of the Mortgage Loan Seller’s knowledge, was qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring the Mortgage Loan Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Mortgage Loan. The Mortgage Loan Seller is the sole insured under such lender’s title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable.

(n)  At the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan and, the appraisal is in a form acceptable to Fannie Mae or FHLMC.

(o)  The improvements on each Mortgaged Property securing a Mortgage Loan are insured (by an insurer which is acceptable to the Mortgage Loan Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Mortgage Loan or the outstanding principal balance of the Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor’s cost and expense.

(p)  Each Mortgage Loan constitutes a "qualified mortgage" under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9) without reliance on the provisions of Treasury Regulation Section 1.860G-2(a)(3) or Treasury Regulation Section 1.860G-2(f)(2) or any other provision that would allow a Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9).

(q)  None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loans under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(r)  The information set forth in Schedule A of the Prospectus Supplement with respect to the Mortgage Loans is true and correct in all material respects.

(s)  No Mortgage Loan (a) is a “high cost loan” or “covered loan” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, which is now Version 5.6(d), Appendix E, attached hereto as Exhibit 6 or (b) was originated on or after October 1, 2002 through March 6, 2003 and is governed by the Georgia Fair Lending Act.

(t)  Each Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator.

(u)  Each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund.

(v)  The related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section.

(w)  The Mortgage Loans are currently being serviced in accordance with accepted servicing practices.

(x)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Mortgage Loan Seller and each prepayment penalty is permitted pursuant to federal, state and local law, provided that (i) no Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated and (ii) such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

(y)  If any of the Mortgage Loans are secured by a leasehold interest, with respect to each leasehold interest: the use of leasehold estates for residential properties is an accepted practice in the area where the related Mortgaged Property is located; residential property in such area consisting of leasehold estates is readily marketable; the lease is recorded and no party is in any way in breach of any provision of such lease; the leasehold is in full force and effect and is not subject to any prior lien or encumbrance by which the leasehold could be terminated or subject to any charge or penalty; and the remaining term of the lease does not terminate less than ten years after the maturity date of such Mortgage Loan.

It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Mortgage Loan Seller as to any Replacement Mortgage Loan as of the date of substitution.

Upon discovery or receipt of notice by the Sponsor, the Purchaser or the Trustee of a breach of any representation or warranty of the Sponsor set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. In the case of any such breach of a representation or warranty set forth in this Section 7, within 90 days from the date of discovery by the Sponsor, or the date the Sponsor is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), the Sponsor will (i) cure such breach in all material respects, (ii) purchase the affected Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Closing Date, substitute a qualifying Replacement Mortgage Loan in exchange for such Mortgage Loan; provided that, (A) in the case of a breach of the representation and warranty concerning the Mortgage Loan Schedule contained in clause (a) of this Section 7, if such breach is material and relates to any field on the Mortgage Loan Schedule which identifies any Prepayment Charge or (B) in the case of a breach of the representation contained in clause (hh) of this Section 7, then, in each case, in lieu of purchasing such Mortgage Loan from the Trust Fund at the Purchase Price, the Sponsor shall pay the amount of the Prepayment Charge (net of any amount previously collected by or paid to the Trust Fund in respect of such Prepayment Charge) from its own funds and without reimbursement therefor, and the Sponsor shall have no obligation to repurchase or substitute for such Mortgage Loan. The obligations of the Sponsor to cure, purchase or substitute a qualifying Replacement Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholder’s sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans, except for the obligation of the Sponsor to indemnify the Purchaser for such breach as set forth in and limited by Section 13 hereof.

Any cause of action against the Sponsor or relating to or arising out of a breach by the Sponsor of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Sponsor or notice thereof by the party discovering such breach and (ii) failure by the Sponsor to cure such breach, purchase such Mortgage Loan or substitute a qualifying Replacement Mortgage Loan pursuant to the terms hereof.

SECTION 8.  Representations and Warranties Concerning the Sponsor. As of the date hereof and as of the Closing Date, the Sponsor represents and warrants to the Purchaser as to itself in the capacity indicated as follows:

(a)  the Sponsor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Sponsor’s business as presently conducted or on the Sponsor’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(b)  the Sponsor has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)  the execution and delivery by the Sponsor of this Agreement and any other Transaction Document to which it is a party has been duly authorized by all necessary action on the part of the Sponsor; and neither the execution and delivery of this Agreement or any other Transaction Document to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Sponsor or its properties or the charter or by-laws of the Sponsor, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Sponsor’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(d)  the execution, delivery and performance by the Sponsor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  each of this Agreement and the other Transaction Document to which it is a party has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Sponsor enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Sponsor, threatened against the Sponsor, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (ii) with respect to any other matter which in the judgment of the Sponsor could reasonably be expected to be determined adversely to the Sponsor and will if determined adversely to the Sponsor materially and adversely affect the Sponsor’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party; and the Sponsor is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Mortgage Loan Seller’s Information (as defined in Section 13(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 9.  Representations and Warranties Concerning the Purchaser. As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Mortgage Loan Seller as follows:

(a)  the Purchaser (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser’s business as presently conducted or on the Purchaser’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(b)  the Purchaser has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)  the execution and delivery by the Purchaser of this Agreement or any other Transaction Document to which it is a party has been duly authorized by all necessary action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the certificate of formation or limited liability company agreement of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(d)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)  each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Mortgage Loan Seller, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party; and

(g)  the Purchaser’s Information (as defined in Section 13(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 10.  Conditions to Closing.

(a)  The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(1)  Each of the obligations of the Mortgage Loan Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of the Mortgage Loan Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or any of the Transaction Documents; and the Purchaser shall have received certificates to that effect signed by authorized officers of the Mortgage Loan Seller.

(2)  The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof:

(i)  If required pursuant to Section 3 hereof, the Amendment dated as of the Closing Date and any documents referred to therein;

(ii)  If required pursuant to Section 3 hereof, the Final Mortgage Loan Schedule containing the information set forth on Exhibit 2 hereto, one copy to be attached to each counterpart of the Amendment;

(iii)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

(iv)  A certificate of an officer of the Sponsor dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of the Sponsor authorizing the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, together with copies of the articles of incorporation, by-laws and certificate of good standing of the Sponsor;

(v)  One or more opinions of counsel from the Mortgage Loan Seller’s counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

(vi)  A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A hereto the rating set forth therein; and

(vii)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

(3)  The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement shall have been issued and sold to Bear Stearns.

(4)  The Mortgage Loan Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and their respective counsel may reasonably request.

(b)  The obligations of the Mortgage Loan Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(1)  The obligations of the Purchaser required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement or any of the Transaction Documents, and the Mortgage Loan Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

(2)  The Mortgage Loan Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Mortgage Loan Seller, duly executed by all signatories other than the Mortgage Loan Seller as required pursuant to the respective terms thereof:

(i)  If required pursuant to Section 3 hereof, the Amendment dated as of the Closing Date and any documents referred to therein;

(ii)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Sponsor, and all documents required thereby duly executed by all signatories;

(iii)  A certificate of an officer of the Purchaser dated as of the Closing Date, in a form reasonably acceptable to the Mortgage Loan Seller, and attached thereto the written consent of the member of the Purchaser authorizing the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, together with copies of the Purchaser’s certificate of formation, limited liability company agreement, and evidence as to the good standing of the Purchaser dated as of a recent date;

(iv)  One or more opinions of counsel from the Purchaser’s counsel in form and substance reasonably satisfactory to the Mortgage Loan Seller and the Rating Agencies; and

(v)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates.

SECTION 11.  Fees and Expenses. Subject to Section 16 hereof, the Sponsor (on its own behalf as a Mortgage Loan Seller) shall pay on the Closing Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Mortgage Loan Seller’s attorneys and the reasonable fees and expenses of the Purchaser’s attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser’s Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel’s fees and expenses in connection with any “blue sky” and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Mortgage Loans to be performed by the Trustee or the Custodian on its behalf, (vi) the expenses for printing or otherwise reproducing the Certificates, the Prospectus and the Prospectus Supplement, (vii) the fees and expenses of each Rating Agency (both initial and ongoing), (viii) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from the Mortgage Loan Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates. The Sponsor (on its own behalf as a Mortgage Loan Seller) additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

SECTION 12.  Accountants’ Letters.

(a)  Deloitte & Touche LLP will review the characteristics of a sample of the Mortgage Loans described in the Final Mortgage Loan Schedule and will compare those characteristics to the description of the Mortgage Loans contained in the Prospectus Supplement under the captions “Summary—The Mortgage Loans” and “The Mortgage Pool” and in Schedule A thereto. The Sponsor (on its own behalf as a Mortgage Loan Seller) will cooperate with the Purchaser in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review and to deliver the letters required of them under the Underwriting Agreement. Deloitte & Touche LLP will also confirm certain calculations as set forth under the caption “Yield, Prepayment and Maturity Considerations” in the Prospectus Supplement.

(b)  To the extent statistical information with respect to the Sponsor’s servicing portfolio is included in the Prospectus Supplement under the caption “Servicing of the Mortgage Loans—EMC—Delinquency and Foreclosure Experience of EMC,” a letter from the certified public accountant for the Sponsor will be delivered to the Purchaser dated the date of the Prospectus Supplement, in the form previously agreed to by the Sponsor and the Purchaser, with respect to such statistical information.

SECTION 13.  Indemnification.

(a)  The Sponsor (on its own behalf as a Mortgage Loan Seller) shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Mortgage Loan Seller’s Information as identified in Exhibit 3, the omission to state in the Term Sheet Supplement, the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Sponsor (on its own behalf as a Mortgage Loan Seller) and in which additional Mortgage Loan Seller’s Information is identified), in reliance upon and in conformity with Mortgage Loan Seller’s Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty assigned or made by the Sponsor in Section 7 or Section 8 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Sponsor (on its own behalf as a Mortgage Loan Seller) to perform its obligations under this Agreement; and the Sponsor (on its own behalf as a Mortgage Loan Seller) shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

The foregoing indemnity agreement is in addition to any liability which the Sponsor otherwise may have to the Purchaser or any other such indemnified party.

(b)  The Purchaser shall indemnify and hold harmless the Mortgage Loan Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Purchaser’s Information as identified in Exhibit 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser’s Information is identified), in reliance upon and in conformity with the Purchaser’s Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty made by the Purchaser in Section 9 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Purchaser to perform its obligations under this Agreement; and the Purchaser shall reimburse the Mortgage Loan Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Mortgage Loan Seller, or any other such indemnified party.

(c)  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 13 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties (provided, however, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld.

(d)  If the indemnification provided for in paragraphs (a) and (b) of this Section 13 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 13, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Mortgage Loan Seller on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(e)  The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

SECTION 14.  Notices. All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to the Sponsor shall be directed to EMC Mortgage Corporation, 909 Hidden Ridge Drive, Suite 200 Irving, Texas 75038, (Telecopy: (972-444-2880)), and notices to the Purchaser shall be directed to Bear Stearns Asset Backed Securities I LLC, 383 Madison Avenue, New York, New York 10179, (Telecopy: (212-272-7206)), Attention: Chief Counsel; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

SECTION 15.  Transfer of Mortgage Loans. The Purchaser retains the right to assign the Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Mortgage Loan Seller, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; provided, however, the Purchaser shall remain entitled to the benefits set forth in Sections 11, 13 and 17 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Mortgage Loan Seller shall be the cure, purchase or substitution obligations of the Sponsor contained in Sections 5 and 7 hereof.

SECTION 16.  Termination. This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Closing Date, (b) by the Purchaser, if the conditions to the Purchaser’s obligation to close set forth under Section 10(a) hereof are not fulfilled as and when required to be fulfilled or (c) by the Mortgage Loan Seller, if the conditions to the Mortgage Loan Seller’s obligation to close set forth under Section 10(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), the Sponsor (on its own behalf as a Mortgage Loan Seller) shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

SECTION 17.  Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Mortgage Loan Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Mortgage Loans to the Purchaser, the Sponsor’s representations and warranties contained herein with respect to the Mortgage Loans shall be deemed to relate to the Mortgage Loans actually delivered to the Purchaser and included in the Final Mortgage Loan Schedule and any Replacement Mortgage Loan and not to those Mortgage Loans deleted from the Preliminary Mortgage Loan Schedule pursuant to Section 3 hereof prior to the Closing.

SECTION 18.  Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, this Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

SECTION 19.  Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

SECTION 20.  Amendment. This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

SECTION 21.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 22.  Further Assurances. Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

SECTION 23.  Successors and Assigns.

(a)  This Agreement shall bind and inure to the benefit of and be enforceable by the Mortgage Loan Seller and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 13 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Mortgage Loan Seller acknowledges and agrees that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to the Sponsor’s representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which the Mortgage Loan Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving the Mortgage Loan Seller), any person resulting from a change in form of the Mortgage Loan Seller or any person succeeding to the business of the Mortgage Loan Seller, shall be considered the “successor” of the Mortgage Loan Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences, this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

SECTION 24.  The Mortgage Loan Seller. The Mortgage Loan Seller will keep in full force and effect its existence, all rights and franchises as a corporation under the laws of the State of its incorporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.

SECTION 25.  Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

SECTION 26.  No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By:

Name: Title:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:

Name: Title:

EXHIBIT 1
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of this Agreement.

(i)  The original Mortgage Note, including any riders thereto, endorsed without recourse to the order of “U.S. Bank National Association”, as Trustee for certificateholders of Bear Stearns Asset Backed Securities I LLC Asset-Backed Certificates, Series 2006-AC3,” and showing to the extent available to the Mortgage Loan Seller an unbroken chain of endorsements from the original payee thereof to the Person endorsing it to the Trustee;

(ii)  the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (x) in the proviso below applies, shall be in recordable form);

(iii)  unless the Mortgage Loan is a MOM Loan, the assignment (either an original or a copy, which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to the Trustee of the Mortgage with respect to each Mortgage Loan in the name of “U.S. Bank National Association”, as Trustee for certificateholders of Bear Stearns Asset Backed Securities I LLC Asset-Backed Certificates, Series 2006-AC3,” which shall have been recorded (or if clause (x) in the proviso below applies, shall be in recordable form);

(iv)  an original or a copy of all intervening assignments of the Mortgage, if any, to the extent available to the Mortgage Loan Seller, with evidence of recording thereon;

(v)  the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance, if available, or a copy thereof, or, in the event that such original title insurance policy is unavailable, a photocopy thereof, or in lieu thereof, a current lien search on the related Mortgaged Property and

(vi)  originals or copies of all available assumption, modification or substitution agreements, if any.

Provided, however, that in lieu of the foregoing, the Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (x) if any Mortgage, assignment thereof to the Trustee or intervening assignments thereof have been delivered or are being delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Purchaser may deliver a true copy thereof with a certification by the Mortgage Loan Seller or the title company issuing the commitment for title insurance, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording”; and (y) in lieu of the Mortgage Notes relating to the Mortgage Loans identified in the list set forth in Exhibit J to the Pooling and Servicing Agreement, the Purchaser may deliver a lost note affidavit and indemnity and a copy of the original note, if available; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Purchaser, in lieu of delivering the above documents, may deliver to the Trustee and its Custodian a certification of a Servicing Officer to such effect and in such case shall deposit all amounts paid in respect of such Mortgage Loans, in the Master Servicer Collection Account or in the Distribution Account on the Closing Date. In the case of the documents referred to in clause (x) above, the Purchaser shall deliver such documents to the Trustee or its Custodian promptly after they are received. The Sponsor (on its own behalf as a Mortgage Loan Seller) shall cause, at its expense, the Mortgage and intervening assignments, if any, and to the extent required in accordance with the foregoing, the assignment of the Mortgage to the Trustee to be submitted for recording promptly after the Closing Date; provided that the Sponsor (on its own behalf as a Mortgage Loan Seller) need not cause to be recorded any assignment (a) in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel addressed to the Trustee delivered by the Sponsor (on its own behalf as a Mortgage Loan Seller) to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan or (b) if MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as mortgagee of record solely as nominee for Sponsor (on its own behalf as a Mortgage Loan Seller) and its successors and assigns. In the event that the Sponsor (on its own behalf as a Mortgage Loan Seller), the Purchaser or the Master Servicer gives written notice to the Trustee that a court has recharacterized the sale of the Mortgage Loans as a financing, the Sponsor (on its own behalf as a Mortgage Loan Seller) shall submit or cause to be submitted for recording as specified above or, should the Sponsor (on its own behalf as a Mortgage Loan Seller) fail to perform such obligations, the Master Servicer shall cause each such previously unrecorded assignment to be submitted for recording as specified above at the expense of the Trust. In the event a Mortgage File is released to the Company or the related Servicer as a result of such Person having completed a Request for Release, the Custodian shall, if not so completed, complete the assignment of the related Mortgage in the manner specified in clause (iii) above.

EXHIBIT 2
MORTGAGE LOAN SCHEDULE INFORMATION

The Preliminary and Final Mortgage Loan Schedules shall set forth the following information with respect to each Mortgage Loan:

(i)	the loan number;

(ii)	the loan group;

(iii)	the Servicer (or the Company, if it services the Mortgage Loan) and the Servicing Fee Rate;

(iv)	the Mortgage Rate in effect as of the Cut-off Date;

(v)	the LPMI Fee, if applicable;

(vi)	the Net Mortgage Rate in effect as of the Cut-off Date;

(vii)	the maturity date;

(viii)	the original principal balance;

(ix)	the Cut-off Date Balance;

(x)	the original term;

(xi)	the remaining term;

(xii)	the property type;

(xiii)	the MIN with respect to each Mortgage Loan; and

(xiv)	the Prepayment Charge, if any.

Such schedule shall also set forth the Cut-off Date Principal Balance for all of the related Mortgage Loans.

EXHIBIT 3
MORTGAGE LOAN SELLER’S INFORMATION

All information in the Prospectus Supplement described under the following captions: “SUMMARY - The Mortgage Loans,” “THE MORTGAGE POOL,” “THE SPONSOR” and “SCHEDULE A - Mortgage Loan Statistical Data.”

EXHIBIT 4
PURCHASER’S INFORMATION

All information in the Prospectus Supplement and the Prospectus, except the Mortgage Loan Seller’s Information.

EXHIBIT 5
SCHEDULE OF LOST NOTES

Available Upon Request

EXHIBIT 6

REVISED February 14, 2006

APPENDIX E - STANDARD & POOR’S PREDATORY LENDING CATEGORIES

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

STANDARD & POOR’S HIGH COST LOAN CATEGORIZATION

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 et seq.

Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq.	High Cost Home Loan
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Effective October 1, 2002 - March 6, 2003
Georgia as amended (Mar. 7, 2003 - current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id.§ 16a-3-207) and;
High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq.	High Cost Home Loan

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Effective March 22, 2001 and amended from time to time
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code	High Cost Home Loan

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

STANDARD & POOR’S COVERED LOAN CATEGORIZATION

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003 - July 5, 2004	Covered Home Loan

STANDARD & POOR’S HOME LOAN CATEGORIZATION

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan

STANDARD & POOR’S HOME LOAN CATEGORIZATION

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

SCHEDULE A

REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

Public Certificates

Class	Moody’s	S&P
A-1	Aaa	AAA
A-2	Aaa	AAA
A-3	Aaa	AAA
A-4	Aaa	AAA
A-5	Aaa	AAA
A-6	Aaa	AAA
A-7	Aaa	AAA
M-1	Aa1	AA+
M-2	Aa2	AA
M-3	Aa3	AA-
M-4	A1	A+
M-5	A2	A
M-6	A3	A-
M-7	Baa1	BBB+
M-8	Baa2	BBB
M-9	Baa3	BBB-

None of the above ratings has been lowered, qualified or withdrawn since the dates of issuance of such ratings by the Rating Agencies.

EXHIBIT M

CLASS I-A-1 CORRIDOR CONTRACT CONFIRMATION

DATE:	April 28, 2006

TO:	U.S. Bank National Association, not individually, but solely as Trustee on behalf of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3
ATTENTION:	Maryellen Hunter
TELEPHONE:	617-603-6401
FACSIMILE:	617-603-6638

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272 -9857

SUBJECT:	Fixed Income Derivatives Confirmation and Agreement

REFERENCE NUMBER:	FXNEC8134

The purpose of this letter agreement (“Agreement”) is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the “Transaction”) between Bear Stearns Financial Products inc. (“BSFP”) and U.S. Bank National Association, not individually, but solely as Trustee (the “Trustee”) on behalf of the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (“Counterparty”) under the Pooling and Servicing Agreement, dated and effective as of April 1, 2006, among Bear Steams Asset Backed Securities I LLC, as Depositor, EMC Mortgage Corporation, as Sponsor and Company, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, and U.S. Bank National Association, as Trustee (the “Pooling and Servicing Agreement”). This Agreement, which evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below, constitutes a “Confirmation” as referred to in the “ISDA Form Master Agreement” (as defined below), as well as a “Schedule” as referred to in the ISDA Form Master Agreement.

1. This Agreement is subject to the 2000 ISDA Definitions (the “Definitions”), as published by the international Swaps and Derivatives Association, Inc. (“ISDA”). You and we have agreed to enter into this Agreement in lieu of negotiating a Schedule to the 1992 ISDA Master Agreement (Multicurrency Cross Border) form (the “ISDA Form Master Agreement”) but, rather. an ISDA Form Master Agreement shall be deemed to have been executed by you and us on the date we entered into the Transaction. In the event of any inconsistency between the provisions of this Agreement and the Definitions or the ISDA Form Master Agreement, this Agreement shall prevail for purposes of the Transaction. Terms capitalized but not defined herein shall have the meanings attributed to them in the Pooling and Servicing Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Rate Cap
Notional Amount:
With respect to any Calculation Period, the lesser of (i) the amount set forth for such period in Schedule I attached hereto and (ii) the Certificate Principal Balance of the Class I-A-1 Certificates at the beginning of the related Calculation Period.

Trade Date:	April 12, 2006
Effective Date:	May 25, 2006
Termination Date:	July 25, 2013
Fixed Amount (Premium):
Fixed Rate Payer:	Counterparty
Fix Rate Payer Payment Date:	April 28, 2006
Fixed Amount:	USD 1,635,000
Floating Amounts:
Floating Rate Payer:	BSFP
Cap Rate:	6.10000%
Floating Rate Payer Period End Dates:	The 25th calendar day of each month during the Term of’ this Transaction, commencing June 25, 2006 and ending on the Termination Date with No Adjustment.
Floating Rate Payer Payment Dates:	Early Payment shall be applicable. The Floating Rate Payer Payment Date shall be one Business Day preceding each Floating Rate Payer Period End Date.
Floating Rate Option:
USD-LIBOR-BBA, provided, however, that if the Floating Rate Option for any Calculation Period is greater than 9.10000% then the Floating Rate Option for such Calculation Period shall be deemed to be 9.10000%

Designated Maturity:	One month
Floating Rate Day Count Fraction:	30/360
Reset Dates:	The first day of each Calculation Period.
Compounding:	Inapplicable
Business Days:	New York
Business Day Convention:	Modified Following
3. Additional Provisions:
1) Each party hereto is hereby advised and acknowledges that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Confirmation relating to such Transaction, as applicable. This paragraph (1) shall be deemed repeated on the trade date of each Transaction.

4. Provisions Deemed Incorporated in a Schedule to the ISDA Form Master Agreement:

1)	The parties agree that subparagraph (ii) of Section 2(c) of the ISDA Form Master Agreement will apply to any Transaction.

2)	Termination Provisions. For purposes of the ISDA Form Master Agreement:

(a)	“Specified Entity” is not applicable to BSFP or Counterparty for any purpose.

(b)	“Breach of Agreement” provision of Section 5(a)(ii) will not apply to BSFP or Counterparty.

(c)	“Credit Support Default” provisions of Section 5(a)(iii) will not apply to BSFP or Counterparty.

(d)	“Misrepresentation” provisions or Section 5(a)(iv) will not apply to BSFP or Counterparty.

(e)	“Specified Transaction” is not applicable to BSFP or Counterparty for any purpose, and, accordingly, Section 5(a)(v) shall not apply to BSFP or Counterparty.

(f)	The “Cross Default” provisions of Section 5(a)(vi) will not apply to BSFP or to Counterparty.

(g)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to BSFP or Counterparty.

(h)	The “Bankruptcy” provision of Section 5(a)(vii)(2) will not apply to Counterparty.

(i)	The “Automatic Early Termination” provision of Section 6(a) will not apply to BSFP or to Counterparty.

(j)	Payments on Early Termination. For the purpose of Section 6(e) of the ISDA Form Master Agreement:

(i) Market Quotation will apply.

(ii) The Second Method will apply.

(k)	“Termination Currency” means United States Dollars.

3)    Tax Representations.

(a) Payer Representations. For the purpose of Section 3(e) of the ISDA Form Master Agreement, each of BSFP and the Counterparty will make the following representations:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the ISDA Form Master Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the ISDA Form Master Agreement;

(ii) the satisfaction of the agreement contained in Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement; and

(iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the ISDA Form Master Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the ISDA Form Master Agreement, each of BSFP and the Counterparty make the following representations.

The following representation will apply to BSFP:

BSFP is a corporation organized under the laws of the State of Delaware and its U.S. taxpayer identification number is 13-3866307.

The following representation will apply to the Counterparty:

The beneficial owner of the payments made to it under this Agreement is either (i) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of United States Treasury Regulations, or (ii) a “non-U.S. branch of a foreign person” as that term) is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Regulations) for United States federal income tax purposes, and it is a “foreign person” as that term is used in section 1.6041-4(a)(4) of the Regulations for United States federal income tax purposes.

4)    The ISDA Form Master Agreement is hereby amended as follows:

(a)   The word “third” shall be replaced by the word “second” in the third line of Section 5(a)(i) of the ISDA Form Master Agreement

5)    Documents to be Delivered. For the purpose of Section 4(a) of the ISDA Form Master Agreement:

(1)   ax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
BSFP and the Counterparty
Any document required or reasonably requested to allow the other party to make payments under this Agreement without any deduction or withholding for or on the account of any Tax or with such deduction or withholding at a reduced rate
Promptly after the earlier of (i) reasonable demand by either party or (ii) learning that such form or document is required

(2) Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
BSFP and the Counterparty
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver this Agreement, any Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under this Agreement, such Confirmation and/or Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

BSFP and the Counterparty
A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing this Agreement, any relevant Credit Support Document, or any Confirmation, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Counterparty	An executed copy of the Pooling and Servicing Agreement/	Within 30 days after the date of this Agreement.	No

6) Miscellaneous. Miscellaneous

(a)	Address for Notices: For the purposes of Section 12(a) of the ISDA Form Master Agreement:

Address for notices or communications to BSFP:

Address:     383 Madison Avenue, New York, New York 10179
Attention:   DPC Manager
Facsimile:    212-272-5823

with a copy to:

Address:     One Metrotech Center North, Brooklyn, New York 11201
Attention:   Derivative Operations 7th Floor
Facsimile:    212-272-1634

(For all purposes)

Address for notices or communications to the Counterparty:

Address:     U.S. Bank National Association
 US Bank Corporate Trust Services
                     One Federal Street, 3rd Floor
 Mailcode:E-MA-FED
 Boston, MA 02110-2004

Attention:   Maryellen Hunter
Facsimile:    617-603-6638
Phone:         617-603-6401

With a copy to:

Address:    Wells Fargo Bank, NA.
 9062 Old Annapolis Rd.
 Columbia, Maryland 21045
Attention:   Client Manager/ BSABS 06-AC3
Facsimile:    410-715-2380
Telephone:         410-884-2000

(For all purposes)

(b)    Process Agent. For the purpose of Section 13(c) of the ISDA Form Master Agreement:

BSFP appoints as its
Process Agent:    Not Applicable

The Counterparty appoints as its
Process Agent:    Not Applicable

(c)
Offices. The provisions of Section 10(a) of the ISDA Form Master Agreement will not apply to this Agreement; neither BSFP nor the Counterparty have any Offices other than as set forth in the Notices Section and BSFP agrees that, for purposes of Section 6(b) of the ISDA Form Master Agreement, it shall not in future have any Office other than one in the United States.

(d)	Multibranch Party. For the purpose of Section 10(c) of the ISDA Form Master Agreement:

BSFP is not a Multibranch Party.

The Counterparty is not a Multibranch Party.

(e)    Calculation Agent. The Calculation Agent is BSFP.

(f)    Credit Support Document. Not applicable fox either BSFP or the Counterparty.

(g)    Credit Support Provider.

 BSFP: Not Applicable

 The Counterparty: Not Applicable

(h)    Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole, without regard to conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)    Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(j)    Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording.

(k)    Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any Proceedings relating to this Agreement or any Credit Support Document.

7)     “Affiliate”: BSFP and Counterparty shall be deemed to not have any Affiliates for’ purposes of this Agreement, including for purposes of Section 6(b)(ii) of the ISDA Form Master Agreement.

8)     Section 3 of the ISDA Form Master Agreement is hereby amended by adding at the end thereof the following subsection (g):

“(g)    Relationship Between Parties.

Each party represents to the other party on each date when it enters into a Transaction that:—

(1) Nonreliance. It is not relying on any statement or representation of the other party regarding the Transaction (whether written or oral), other than the representations expressly made in this Agreement in respect of that Transaction.

(2) Evaluation and Understanding.

(i) It has the capacity to evaluate (internally or through independent professional advice) the Transaction and has made its own decision to enter into the Transaction; and

(ii) it understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3) Purpose. It is an “eligible swap participant” as such term is defined in Section 35.1(b)(2) of the regulations (17 C.F.R 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of, the Commodity Exchange Act, as amended, and it is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4) Status of Parties. The other party is not acting as agent, fiduciary or advisor for it in respect of the Transaction.”

9) Trustee Capacity. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank National Association (“U.S. Bank”), not individually or personally but solely as Trustee, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Counterparty is made and intended not as personal representations, undertakings and agreements by U.S. Bank but is made and intended for the purpose of binding only the Counterparty, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall U.S. Bank be personally liable for the payment of any indebtedness or expenses of the Counterparty or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Counterparty under this Agreement or any other related documents.

10) Proceedings. BSFP shall not institute against or cause any other person to institute against, or join any other person in instituting against, Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 or U.S. Bank National Association, not individually, but solely as Trustee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law for a period of one year and one day (or, if longer, the applicable preference period) following payment in full of the Certificates.

11) Set-off. Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. The provisions for Set-off set forth in Section 6(e) of the ISDA Form Master Agreement shall not apply for purposes of this Transaction.

12) Additional Termination Events. The following Additional Termination Events will apply:

(a) If a Rating Agency Downgrade has occurred and BSFP has not, complied with Section 13 below, then an Additional Termination Event shall have occurred with respect to BSFP and BSFP shall be the sole Affected Party with respect to such an Additional Termination Event;

(b) If, at any time, the Majority Class I-C Certificateholder purchases the Mortgage Loans pursuant to Section 11.01 of the Pooling and Servicing Agreement, then an Additional Termination Event shall have occurred with respect to Counterparty and Counterparty shall be the sole Affected Party with respect to such Additional Termination Event; provided, however, that notwithstanding Section 6(b)(iv) of the ISDA Form Master Agreement, only Counterparty shall have the right to designate an Early Termination Date in respect of this Additional Termination Event.

(c) If, upon the occurrence of a Swap Disclosure Event (as defined in paragraph 15 below) BSFP has not, within 10 Business Days after such Swap Disclosure Event complied with any of the provisions set forth in clause (iii) of paragraph 15 below, then an Additional Termination Event shall have occurred with respect to BSFP and BSFP shall be the sole Affected Party with respect to such Additional Termination Event.

13) Rating Agency Downgrade. In the event that BSFP’s long-term unsecured and unsubordinated debt rating is withdrawn or reduced below “AA-” by Standard and Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, inc. (“S&P”) or its long-term unsecured and unsubordinated debt rating is withdrawn or reduced below “Aa3” by Moody’s Investors Service, Inc. (“Moody’s”) (and together with S&P, the “Swap Rating Agencies”, and such rating thresholds as defined above, “Approved Rating Thresholds”), then within 30 days after such rating withdrawal or downgrade, BSFP shall, at its own expense, either (1) cause another entity to replace BSFP as party to this Agreement that meets or exceeds the Approved Rating Thresholds on terms substantially similar to this Agreement or (ii) obtain a guaranty of, or a contingent agreement of another person with the Approved Rating Thresholds, to honor, BSFP’s obligations under this Agreement.

14) Additional Provisions. Notwithstanding the terms of Sections 5 and 6 of the ISDA Form Master Agreement, if Counterparty has satisfied its payment obligations under Section 2(a)(i) of the ISDA Form Master Agreement, then unless BSFP is required pursuant to appropriate proceedings to return to Counterparty or otherwise returns to Counterparty upon demand of Counterparty any portion of such payment, (a) the occurrence of an event described in Section 5(a) of the ISDA Form Master Agreement with respect to Counterparty shall not constitute an Event of Default or Potential Event of Default with respect to Counterparty as the Defaulting Party and (h) BSFP shall be entitled to designate an Early Termination Event Pursuant to Section 6 of the ISDA Form Master Agreement only as a result of a Termination Event set forth in either Section 5(b)(i) or Section 5(b)(ii) of the ISDA Form Master Agreement with respect to BSFP as the Affected Party or Section 5(b)(iii) of the ISDA Form Master Agreement with respect to BSFP as the Burdened Party. For purposes of the Transaction to which this Agreement relates, Counterparty’ s only obligation under Section 2(a)(i) of the ISDA Form Master Agreement is to pay the Fixed Amount on the Fixed Rate Payer Payment Date.

15) Compliance with Regulation AB.

(i) BSFP agrees and acknowledges that Bear Stearns Asset Backed Securities I LLC (“BSABS”) is required under Regulation AB as defined under the Pooling and Servicing Agreement, to disclose certain financial information regarding BSFP or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between BSFP or its group of affiliated entities, if applicable, and Counterparty, as calculated from time to time in accordance with Item 1115 of Regulation AB.

(ii) It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Business Day after the date hereof, BSABS requests from BSFP the applicable financial information described in Item 1115 of Regulation AB (such request to be based on a reasonable determination by BSABS, in good faith, that such information is required under Regulation AB) (the “Swap Financial Disclosure”).

(iii) Upon the occurrence of a Swap Disclosure Event, BSFP, at its own expense, shall (1)(a) either (i) provide to BSABS the current Swap Financial Disclosure in an EDGAR-compatible format (for example, such information may be provided in Microsoft Word® or Microsoft Excel® format but not in .pdf format) or (ii) provide written consent to BSABS to incorporation by reference of such current Swap Financial Disclosure that are filed with the Securities and Exchange Commission in the reports of the Trust filed pursuant to the Exchange Act, (b) if applicable, cause its outside accounting firm to provide its consent to filing or incorporation by reference of such accounting firm’s report relating to their audits of such current Swap Financial Disclosure in the Exchange Act Reports of the Depositor, and (c) provide to the Depositor any updated Swap Financial Disclosure with respect to BSFP or any entity that consolidates BSFP within five days of the release of any such updated Swap Financial Disclosure; (2) secure another entity to replace BSFP as party to this Agreement on terms substantially similar to this Agreement, which entity (or a guarantor therefor) meets or exceeds the Approved Rating Thresholds and which satisfies the Rating Agency Condition and which entity is able to comply with the requirements of Item 1115 of Regulation AB, or (3) obtain a guaranty of BSFP’s obligations under this Agreement from an affiliate of BSFP that is able to comply with the financial information disclosure requirements of Item 1115 of Regulation AB, and cause such affiliate to provide Swap Financial Disclosure and any future Swap Financial Disclosure, such that disclosure provided in respect of such affiliate will satisfy any disclosure requirements applicable to the Swap Provider.

(iv) BSFP agrees that, in the event that BSFP provides Swap Financial Disclosure to BSABS in accordance with clause (iii)(1) of paragraph 15 or causes its affiliate to provide Swap Financial Disclosure to BSABS in accordance with clause (iii)(3) of paragraph 15, it will indemnify and hold harmless BSABS, its respective directors or officers and any person controlling BSABS, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in such Swap Financial Disclosure or caused by any omission or alleged omission to state in such Swap Financial Disclosure a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v) If BSABS reasonably requests, BSFP shall provide such other information as may he necessary for BSABS to comply with Item 1115 of Regulation AB.

(vi) BSABS shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of BSABS’ rights explicitly specified in this paragraph 15.

NEITHER THE BEAR STEARNS COMPANIES INC. NOR ANY SUBSIDIARY OR AFFILIATE OF THE BEAR STEARNS COMPANIES INC. OTHER THAN BSFP IS AN OBLIGOR OR A CREDIT SUPPORT PROVIDER ON THIS AGREEMENT.

5. Account Details and Settlement information:	Payments to BSFP:
Citibank, N.A., New York
ABA Number: 021-0000-89, for the account of
Bear, Stearns Securities Corp.
Account Number: 0925-3186, for further credit to
Bear Steams Financial Products Inc.
Sub-account Number: 102-04654-1-3
Attention: Derivatives Department

Payments to Counterparty:
Wells Fargo Bank, N.A.
San Francisco, CA
Bank Number ABA: 121000248
Beneficiary Account #: 3970771416
Beneficiary Account Name: SAS Clearing
Reference: FFC: BSABS 2006-AC3
Net WAC Reserve Fund
SEI Account 50912901

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to BSFP a facsimile of the fully-executed Confirmation to 212-272-9857, For inquiries regarding U.S. Transactions, please contact Susan Donlon by telephone at 212-272-2364. For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6233. Originals will be provided for your execution upon your request.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR STEARNS FINANCIAL PRODUCTS INC.

By:

Name: Leticia Chévere Title: Authorized Signatory
Counterparty, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date,.

U.S. BANK NATIONAL ASSOCIATION, NOT INDIVIDUALLY, BUT SOLELY AS TRUSTEE OF THE BEAR STEARNS ASSET BACKED SECURITIES I TRUST 2006-AC3, ASSET-BACKED CERTIFICATES, SERIES 2006-AC3

By:

Name: Title:

SCHEDULE I
(except for the Termination Date, all such dates subject to adjustment in accordance with the Business Day Convention)

From and including	To but excluding	Notional Amount (USD)
Effective Date	6/25/2006	229,614,976.75
6/25/2006	7/25/2006	227,084,931.18
7/25/2006	8/25/2006	224,348,870.96
8/25/2006	9/25/2006	221,411,941.60
9/25/2006	10/25/2006	218,279,892.54
10/2512006	11/25/2006	214,960,912.69
11/25/2006	12/25/2006	211,461,964.01
12/25/2006	1/25/2007	207,792,344.78
1/25/2007	2/25/2007	203,960,891.15
2/25/2007	3/25/2007	200,074,494.50
3/25/2007	4/25/2007	196,260,467.84
4/25/2007	5/25/2007	192,517,814.82
5/25/2007	6/25/2007	188,845,290.31
6/25/2007	7/25/2007	185,241,587.38
7/25/2007	8/25/2007	181,705,423.35
8/25/2007	9/25/2007	178,235,539.37
9/25/2007	10/25/2007	174,830,699.98
10/25/2007	11/25/2007	171,489,692.64
11/25/2007	12/25/2007	168,211,327.35
12/25/2007	1/25/2008	164,994,436.19
1/25/2008	2/25/2008	161,837,872.96
2/25/2008	3/25/2008	158,740,512.73
.3/25/2008	4/25/2008	155,701,251.48
4/25/2008	5/25/2008	152,719,005.67
5/25/2008	6/25/2008	149,792,711.94
6/2,5/2008	7/25/2008	146,921,326.63
7/25/2008	8/25/2008	144,103,825.50
8/25/2008	9/25/2008	141,339,203.36
9/25/2008	10/25/2008	138,626,473.64
10/25/2008	11/25/2008	135,964,668.17
11/25/2008	12/25/2008	133,352,836.71
12/25/2008	1/25/2009	130,790,046.73
1/25/2009	2/25/2009	128,275,383.00
2/25/2009	3/2.5/2009	125,807,947.31
3/25/2009	4/25/2009	123,386,858.14
4/25/2009	5/25/2009	121,011,250.37
5/25/2009	6/25/2009	118,680,274.94
6/25/2009	7/25/2009	116,393,098.59
7/25/2009	8/25/2009	114,148,903.55
8/25/2009	9/25/2009	111,946,887.25
9/25/2009	10/25/2009	109,786,262.03
10/25/2009	11/25/2009	107,666,254.90
11/25/2009	12/25/2009	105,586,107.23
12/25/2009	1/25/2010	103,545,074.50
1/25/2010	2/25/2010	101,542,426.03
2/25/2010	3/25/2010	99,577,444.74
3/25/2010	4/25/2010	97,649,426.87
4/25/2010	5/25/2010	95,757,681.78
5/25/2010	6/25/2010	93,901,531.63
6/25/2010	7/25/2010	92,080,311.25
7/25/2010	8/25/2010	90,293,367.78
8/25/2010	9/25/2010	88,540,060.56
9/25/2010	10/25/2010	86,819,760.82
10/25/2010	11/25/2010	85,131,199.98
11/25/2010	12/25/2010	83,474,444.82
12/25/2010	1/25/2011	81,848,900.51
1/25/2011	2/25/2011	80,253,277.15
2/25/2011	3/25/2011	78,687,730.17
3/25/2011	4/25/2011	77,151,347.58
4/25/2011	5/25/2011	75,643,716.05
5/25/2011	6/25/2011	74,164,521.36
6/25/2011	7/25/2011	72,713,231.20
7/25/2011	8/25/2011	71,289,323.18
8/25/2011	9/25/2011	69,892,284.65
9/25/2011	10/25/2011	68,521,612.50
10/25/2011	11/25/2011	67,176,812.99
11/25/2011	12/25/2011	65,857,401.58
12/25/2011	1/25/2012	64,562,902.76
1/25/2012	2/25/2012	63,292,849.88
2/25/2012	3/25/2012	62,046,784.98
3/25/2012	4/25/2012	60,824,258.64
4/25/2012	5/25/2012	59,624,829.80
5/25/2012	6/25/2012	58,448,065.64
6/25/2012	7/25/2012	57,293,541.40
7/25/2012	8/25/2012	56,160,840.22
8/25/2012	9/25/2012	55,049,553.04
9/25/2012	10/25/2012	53,959,278.40
10/25/2012	11/25/2012	52,889,622.34
11/25/2012	12/25/2012	51,840,198.23
12/25/2012	1/25/2013	50,810,626.67
1/25/2013	2/25/2013	49,800,535.32
2/25/2013	3/25/2013	48,809,558.79
3/25/2013	4/25/2013	47,837,338.49
4/25/2013	5/25/2013	46,883,522.54
5/25/2013	6/25/2013	45,947,765.61
6/25/2013	Termination Date	45,029,728.81

EXHIBIT N

CLASS II-A-1 CORRIDOR CONTRACT CONFIRMATION

DATE:	April 28, 2006

TO:	U.S. Bank National Association, not individually, but solely as Trustee on behalf of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3
ATTENTION:	Maryellen Hunter
TELEPHONE:	617-603-6401
FACSIMILE:	617-603-6638

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272 -9857

SUBJECT:	Fixed Income Derivatives Confirmation and Agreement

REFERENCE NUMBER:	FXNEC8157

The purpose of this letter agreement (“Agreement”) is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the “Transaction”) between Bear Stearns Financial Products inc. (“BSFP”) and U.S. Bank National Association, not individually, but solely as Trustee (the “Trustee”) on behalf of the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (“Counterparty”) under the Pooling and Servicing Agreement, dated and effective as of April 1, 2006, among Bear Steams Asset Backed Securities I LLC, as Depositor, EMC Mortgage Corporation, as Sponsor and Company, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, and U.S. Bank National Association, as Trustee (the “Pooling and Servicing Agreement”). This Agreement, which evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below, constitutes a “Confirmation” as referred to in the “ISDA Form Master Agreement” (as defined below), as well as a “Schedule” as referred to in the ISDA Form Master Agreement.

1.    This Agreement is subject to the 2000 ISDA Definitions (the “Definitions”), as published by the international Swaps and Derivatives Association, Inc. (“ISDA”). You and we have agreed to enter into this Agreement in lieu of negotiating a Schedule to the 1992 ISDA Master Agreement (Multicurrency Cross Border) form (the “ISDA Form Master Agreement”) but, rather. an ISDA Form Master Agreement shall be deemed to have been executed by you and us on the date we entered into the Transaction. In the event of any inconsistency between the provisions of this Agreement and the Definitions or the ISDA Form Master Agreement, this Agreement shall prevail for purposes of the Transaction. Terms capitalized but not defined herein shall have the meanings attributed to them in the Pooling and Servicing Agreement.

2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction	Rate Cap
Notional Amount
With respect to any Calculation Period, the lesser of (i) the amount set forth for such period in Schedule I attached hereto and (ii) the Certificate Principal Balance of the Class II-A-1 Certificates at the beginning of the related Calculation Period.

Trade Date:	April 20, 2006
Effective Date:	May 25, 2006
Termination Date:	July 25, 2013
Fixed Amount (Premium):
Fixed Rate Payer:	Counterparty
Fixed Rate Payer Payment Date:	April 28, 2006
Fixed Amount:	USD 1,450,000
Floating Amounts:
Floating Rate Payer:	BSFP
Cap Rate:	6.0000%
Floating Rate Payer Period End Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing June 25, 2006 and ending on the Termination Date with No Adjustment.
Floating Rate Payer Payment Dates:	Early Payment shall be applicable. The Floating Rate Payer Payment Date shall be one Business Day preceding each Floating Rate Payer Period End Date.
Floating Rate Option:
USD-LIBOR-BBA, provided, however, that if the Floating Rate Option for any Calculation Period is greater than 9.00000% then the Floating Rate Option for such Calculation Period shall be deemed to be 9.00000%

Designated Maturity:	One month
Floating Rate Day Count Fraction:	30/360
Reset Dates:	The first day of each Calculation Period.
Compounding:	Inapplicable
Business Days:	New York
Business Day Convention:	Modified Following
3. Additional Provisions:
1) Each party hereto is hereby advised and acknowledges that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Confirmation relating to such Transaction, as applicable. This paragraph (1) shall be deemed repeated on the trade date of each Transaction.

4.	Provisions Deemed Incorporated in a Schedule to the ISDA Form Master Agreement:

1)	The parties agree that subparagraph (ii) of Section 2(c) of the ISDA Form Master Agreement will apply to any Transaction.

2)	Termination Provisions. For purposes of the ISDA Form Master Agreement:

(a)	“Specified Entity” is not applicable to BSFP or Counterparty for any purpose.

(b)	“Breach of Agreement” provision of Section 5(a)(ii) will not apply to BSFP or Counterparty.

(c)	“Credit Support Default” provisions of Section 5(a)(iii) will not apply to BSFP or Counterparty.

(d)	“Misrepresentation” provisions or Section 5(a)(iv) will not apply to BSFP or Counterparty.

(e)	“Specified Transaction” is not applicable to BSFP or Counterparty for any purpose, and, accordingly, Section 5(a)(v) shall not apply to BSFP or Counterparty.

(f)	The “Cross Default” provisions of Section 5(a)(vi) will not apply to BSFP or to Counterparty.

(g)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to BSFP or Counterparty.

(h)	The “Bankruptcy” provision of Section 5(a)(vii)(2) will not apply to Counterparty.

(i)	The “Automatic Early Termination” provision of Section 6(a) will not apply to BSFP or to Counterparty.

(j)	Payments on Early Termination. For the purpose of Section 6(e) of the ISDA Form Master Agreement:

(i)	Market Quotation will apply.

(ii)	The Second Method will apply.

(k)	“Termination Currency” means United States Dollars.

3)    Tax Representations.

(a) Payer Representations. For the purpose of Section 3(e) of the ISDA Form Master Agreement, each of BSFP and the Counterparty will make the following representations:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the ISDA Form Master Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the ISDA Form Master Agreement;

(ii) the satisfaction of the agreement contained in Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement; and

(iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the ISDA Form Master Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the ISDA Form Master Agreement, each of BSFP and the Counterparty make the following representations.

The following representation will apply to BSFP:

BSFP is a corporation organized under the laws of the State of Delaware and its U.S. taxpayer identification number is 13-3866307.

The following representation will apply to the Counterparty:

The beneficial owner of the payments made to it under this Agreement is either (i) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of United States Treasury Regulations, or (ii) a “non-U.S. branch of a foreign person” as that tern) is used in section 1. 1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Regulations) for United States federal income tax purposes, and it is a “foreign person” as that term is used in section 1.6041-4(a)(4) of the Regulations for United States federal income tax purposes.

4)    The ISDA Form Master Agreement is hereby amended as follows:

(a) The word “third” shall be replaced by the word “second” in the third line of Section 5(a)(i) of the ISDA Form Master Agreement

5)    Documents to be Delivered. For the purpose of Section 4(a) of the ISDA Form Master Agreement:

(1)   Tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
BSFP and the Counterparty
Any document required or reasonably requested to allow the other party to make payments under this Agreement without any deduction or withholding for or on the account of any Tax or with such deduction or withholding at a reduced rate
Promptly after the earlier of (i) reasonable demand by either party or (ii) learning that such form or document is required

(2) Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
BSFP and the Counterparty
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver this Agreement, any Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under this Agreement, such Confirmation and/or Credit Support Document, as the case may be
		Upon the execution and delivery of this Agreement	Yes

BSFP and the Counterparty
A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing this Agreement, any relevant Credit Support Document, or any Confirmation, as the case may be
		Upon the execution and delivery of this Agreement	Yes

Counterparty	An executed copy of the Pooling and Servicing Agreement/	Within 30 days after the date of this Agreement.	No

6)    Miscellaneous. Miscellaneous

(a)	Address for Notices: For the purposes of Section 12(a) of the ISDA Form Master Agreement:

Address for notices or communications to BSFP:

Address:     383 Madison Avenue, New York, New York 10179
Attention:   DPC Manager
Facsimile:    212-272-5823

with a copy to:

Address:    One Metrotech Center North, Brooklyn, New York 11201
Attention:          Derivative Operations 7th Floor
Facsimile:   212-272-1634

(For all purposes)

Address for notices or communications to the Counterparty:

Address:    U.S. Bank National Association
US Bank Corporate Trust Services
One Federal Street, 3rd Floor
Mailcode: E-MA-FED
Boston, MA 02110-2004
Attention:         Maryellen Hunter
Facsimile:          617-603-6638
Phone:  617-603-6401

With a copy to:

Address:   Wells Fargo Bank, NA.
9062 Old Annapolis Rd.
Columbia, Maryland 21045
Attention:          Client Manager/ BSABS 06-AC3
Facsimile:           410-715-2380
Telephone:        410-884-2000

(For all purposes)

(b) Process Agent. For the purpose of Section 13(c) of the ISDA Form Master Agreement:

BSFP appoints as its
Process Agent:    Not Applicable

The Counterparty appoints as its
Process Agent:    Not Applicable

(c)
Offices. The provisions of Section 10(a) of the ISDA Form Master Agreement will not apply to this Agreement; neither BSFP nor the Counterparty have any Offices other than as set forth in the Notices Section and BSFP agrees that, for purposes of Section 6(b) of the ISDA Form Master Agreement, it shall not in future have any Office other than one in the United States.

(d)	Multibranch Party. For the purpose of Section 10(c) of the ISDA Form Master Agreement:

BSFP is not a Multibranch Party.

The Counterparty is not a Multibranch Party.

(e)    Calculation Agent. The Calculation Agent is BSFP.

(f)    Credit Support Document. Not applicable fox either BSFP or the Counterparty.

(g)   Credit Support Provider.

BSFP: Not Applicable

The Counterparty: Not Applicable

(h)   Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole, without regard to conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)    Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(j)    Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording.

(k)   Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any Proceedings relating to this Agreement or any Credit Support Document.

7) “Affiliate”: BSFP and Counterparty shall be deemed to not have any Affiliates for’ purposes of this Agreement, including for purposes of Section 6(b)(ii) of the ISDA Form Master Agreement.

8) Section 3 of the ISDA Form Master Agreement is hereby amended by adding at the end thereof the following subsection (g):

“(g)    Relationship Between Parties.

Each party represents to the other party on each date when it enters into a Transaction that:—

(1) Nonreliance. It is not relying on any statement or representation of the other party regarding the Transaction (whether written or oral), other than the representations expressly made in this Agreement in respect of that Transaction.

(2) Evaluation and Understanding.

(i) It has the capacity to evaluate (internally or through independent professional advice) the Transaction and has made its own decision to enter into the Transaction; and

(ii) it understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3) Purpose. It is an “eligible swap participant” as such term is defined in Section 35. 1(b)(2) of the regulations (17 C.F.R 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of, the Commodity Exchange Act, as amended, and it is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4) Status of Parties. The other party is not acting as agent, fiduciary or advisor for it in respect of the Transaction.”

9) Trustee Capacity. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank National Association (“U.S. Bank”), not individually or personally but solely as Trustee, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Counterparty is made and intended not as personal representations, undertakings and agreements by U.S. Bank but is made and intended for the purpose of binding only the Counterparty, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall U.S. Bank be personally liable for the payment of any indebtedness or expenses of the Counterparty or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Counterparty under this Agreement or any other related documents.

10) Proceedings. BSFP shall not institute against or cause any other person to institute against, or join any other person in instituting against, Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 or U.S. Bank National Association, not individually, but solely as Trustee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law for a period of one year and one day (or, if longer, the applicable preference period) following payment in full of the Certificates.

11) Set-off. Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. The provisions for Set-off set forth in Section 6(e) of the ISDA Form Master Agreement shall not apply for purposes of this Transaction.

12) Additional Termination Events. The following Additional Termination Events will apply:

(a) If a Rating Agency Downgrade has occurred and BSFP has not, complied with Section 13 below, then an Additional Termination Event shall have occurred with respect to BSFP and BSFP shall be the sole Affected Party with respect to such an Additional Termination Event;

(b) If, at any time, the Majority Class I-C Certificateholder purchases the Mortgage Loans pursuant to Section 11.01 of the Pooling and Servicing Agreement, then an Additional Termination Event shall have occurred with respect to Counterparty and Counterparty shall be the sole Affected Party with respect to such Additional Termination Event; provided, however, that notwithstanding Section 6(b)(iv) of the ISDA Form Master Agreement, only Counterparty shall have the right to designate an Early Termination Date in respect of this Additional Termination Event;

(c) If, upon the occurrence of a Swap Disclosure Event (as defined in paragraph 15 below) BSFP has not, within 10 Business Days after such Swap Disclosure Event complied with any of the provisions set forth in clause (iii) of paragraph 15 below, then an Additional Termination Event shall have occurred with respect to BSFP and BSFP shall be the sole Affected Party with respect to such Additional Termination Event.

13) Rating Agency Downgrade. In the event that BSFP’s long-term unsecured and unsubordinated debt rating is withdrawn or reduced below “AA-” by Standard and Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, inc. (“S&P”) or its long-term unsecured and unsubordinated debt rating is withdrawn or reduced below “Aa3” by Moody’s Investors Service, Inc. (“Moody’s”) (and together with S&P, the “Swap Rating Agencies”, and such rating thresholds as defined above, “Approved Rating Thresholds”), then within 30 days after such rating withdrawal or downgrade, BSFP shall, at its own expense, either (1) cause another entity to replace BSFP as party to this Agreement that meets or exceeds the Approved Rating Thresholds on terms substantially similar to this Agreement or (ii) obtain a guaranty of, or a contingent agreement of another person with the Approved Rating Thresholds, to honor, BSFP’s obligations under this Agreement.

14) Additional Provisions. Notwithstanding the terms of Sections 5 and 6 of the ISDA Form Master Agreement, if Counterparty has satisfied its payment obligations under Section 2(a)(i) of the ISDA Form Master Agreement, then unless BSFP is required pursuant to appropriate proceedings to return to Counterparty or otherwise returns to Counterparty upon demand of Counterparty any portion of such payment, (a) the occurrence of an event described in Section 5(a) of the ISDA Form Master Agreement with respect to Counterparty shall not constitute an Event of Default or Potential Event of Default with respect to Counterparty as the Defaulting Party and (h) BSFP shall be entitled to designate an Early Termination Event Pursuant to Section 6 of the ISDA Form Master Agreement only as a result of a Termination Event set forth in either Section 5(b)(i) or Section 5(b)(ii) of the ISDA Form Master Agreement with respect to BSFP as the Affected Party or Section 5(b)(iii) of the ISDA Form Master Agreement with respect to BSFP as the Burdened Party. For purposes of the Transaction to which this Agreement relates, Counterparty’ s only obligation under Section 2(a)(i) of the ISDA Form Master Agreement is to pay the Fixed Amount on the Fixed Rate Payer Payment Date.

15) Compliance with Regulation AB.

(i) BSFP agrees and acknowledges that Bear Stearns Asset Backed Securities I LLC (“BSABS”) is required under Regulation AB as defined under the Pooling and Servicing Agreement, to disclose certain financial information regarding BSFP or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between BSFP or its group of affiliated entities, if applicable, and Counterparty, as calculated from time to time in accordance with Item 1115 of Regulation AB.

(ii) It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Business Day after the date hereof, BSABS requests from BSFP the applicable financial information described in Item 1115 of Regulation AB (such request to be based on a reasonable determination by BSABS, in good faith, that such information is required under Regulation AB) (the “Swap Financial Disclosure”).

(iii) Upon the occurrence of a Swap Disclosure Event, BSFP, at its own expense, shall (1)(a) either (i) provide to BSABS the current Swap Financial Disclosure in an EDGAR-compatible format (for example, such information may be provided in Microsoft Word® or Microsoft Excel® format but not in .pdf format) or (ii) provide written consent to BSABS to incorporation by reference of such current Swap Financial Disclosure that are filed with the Securities and Exchange Commission in the reports of the Trust filed pursuant to the Exchange Act, (b) if applicable, cause its outside accounting firm to provide its consent to filing or incorporation by reference of such accounting firm’s report relating to their audits of such current Swap Financial Disclosure in the Exchange Act Reports of the Depositor, and (c) provide to the Depositor any updated Swap Financial Disclosure with respect to BSFP or any entity that consolidates BSFP within five days of the release of any such updated Swap Financial Disclosure; (2) secure another entity to replace BSFP as party to this Agreement on terms substantially similar to this Agreement, which entity (or a guarantor therefor) meets or exceeds the Approved Rating Thresholds and which satisfies the Rating Agency Condition and which entity is able to comply with the requirements of Item 1115 of Regulation AB, or (3) obtain a guaranty of BSFP’s obligations under this Agreement from an affiliate of BSFP that is able to comply with the financial information disclosure requirements of Item 1115 of Regulation AB, and cause such affiliate to provide Swap Financial Disclosure and any future Swap Financial Disclosure, such that disclosure provided in respect of such affiliate will satisfy any disclosure requirements applicable to the Swap Provider.

(iv) BSFP agrees that, in the event that BSFP provides Swap Financial Disclosure to BSABS in accordance with clause (iii)(1) of paragraph 15 or causes its affiliate to provide Swap Financial Disclosure to BSABS in accordance with clause (iii)(3) of paragraph 15, it will indemnify and hold harmless BSABS, its respective directors or officers and any person controlling BSABS, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in such Swap Financial Disclosure or caused by any omission or alleged omission to state in such Swap Financial Disclosure a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v) If BSABS reasonably requests, BSFP shall provide such other information as may he necessary for BSABS to comply with Item 1115 of Regulation AB.

(vi) BSABS shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of BSABS’ rights explicitly specified in this paragraph 15.

NEITHER THE BEAR STEARNS COMPANIES INC. NOR ANY SUBSIDIARY OR AFFILIATE OF THE BEAR STEARNS COMPANIES INC. OTHER THAN BSFP IS AN OBLIGOR OR A CREDIT SUPPORT PROVIDER ON THIS AGREEMENT.

5. Account Details and Settlement information:	Payments to BSFP:
Citibank, N.A., New York
ABA Number: 021-0000-89, for the account of
Bear, Stearns Securities Corp.
Account Number: 0925-3186, for further credit to
Bear Steams Financial Products Inc.
Sub-account Number: 102-04654-1-3
Attention: Derivatives Department

Payments to Counterparty:
Wells Fargo Bank, N.A.
San Francisco, CA
Bank Number ABA: 121000248
Beneficiary Account #: 3970771416
Beneficiary Account Name: SAS Clearing
Reference: FFC: BSABS 2006-AC3
Net WAC Reserve Fund
SEI Account 50912901

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to BSFP a facsimile of the fully-executed Confirmation to 212-272-9857, For inquiries regarding U.S. Transactions, please contact Susan Donlon by telephone at 212-272-2364. For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6233. Originals will be provided for your execution upon your request.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR STEARNS FINANCIAL PRODUCTS INC.

By:

Name: Leticia Chévere Title: Authorized Signatory

Counterparty, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date,.

U.S. BANK NATIONAL ASSOCIATION, NOT INDIVIDUALLY, BUT SOLELY AS TRUSTEE OF THE BEAR STEARNS ASSET BACKED SECURITIES I TRUST 2006-AC3, ASSET-BACKED CERTIFICATES, SERIES 2006-AC3

By:

Name: Title:

SCHEDULE I
(except for the Termination Date, all such dates subject to adjustment in accordance with the Business Day Convention)

From and including	To but excluding	Notional Amount (USD)
Effective Date	6/25/2006	175,373,045.48
6/25/2006	7/25/2006	173,709,807.05
7/25/2006	8/25/2006	171,884,884.14
8/25/2006	9/25/2006	169,901,500.87
9/25/2006	10/25/2006	167,763,353.36
10/25/2006	11/25/2006	165,475,330.81
11/25/2006	12/25/2006	163,042,013.90
12/25/2006	1/25/2007	160,468,422.77
1/25/2007	2/25/2007	157,760,002.15
2/25/2007	3/25/2007	154,925,831.33
3/25/2007	4/25/2007	152,007,448.13
4/25/2007	5/25/2007	149,143,294.47
5/25/2007	6/25/2007	146,332,365.56
6/25/2007	7/25/2007	143,573,675.16
7/25/2007	8/25/2007	140,866,255.29
8/25/2007	9/25/2007	138,209,155.87
9/25/2007	10/25/2007	135,601,444.37
10/25/2007	11/25/2007	133,042,205.54
11/25/2007	12/25/2007	130,530,541.04
12/25/2007	1/25/2008	128,065,569.14
1/25/2008	2/25/2008	125,646,424.44
2/25/2008	3/25/2008	123,272,257.53
3/25/2008	4/25/2008	120,942,234.73
4/25/2008	5/25/2008	118,655,537.75
5/25/2008	6/25/2008	116,411,363.47
6/25/2008	7/25/2008	114,208,923.61
7/25/2008	8/25/2008	112,047,444.47
8/25/2008	9/25/2008	109,926,166.68
9/25/2008	10/25/2008	107,844,344.92
10/25/2008	11/25/2008	105,801,247.62
11/25/2008	12/25/2008	103,796,156.80
12/25/2008	1/25/2009	101,828,367.72
1/25/2009	2/25/2009	99,897,188.70
2/25/2009	3/25/2009	98,001,940.87
3/25/2009	4/25/2009	96,141,957.89
4/25/2009	5/25/2009	94,316,585.77
5/25/2009	6/25/2009	92,525,182.62
6/25/2009	7/25/2009	90,767,118.44
7/25/2009	8/25/2009	89,041,774.85
8/25/2009	9/25/2009	87,348,544.96
9/25/2009	10/25/2009	85,686,833.08
10/25/2009	11/25/2009	84,056,054.56
11/25/2009	12/25/2009	82,455,635.56
12/25/2009	1/25/2010	80,885,012.87
1/25/2010	2/25/2010	79,343,633.70
2/25/2010	3/25/2010	77,830,955.49
3/25/2010	4/25/2010	76,346,445.73
4/25/2010	5/25/2010	74,889,581.76
5/25/2010	6/25/2010	73,459,850.59
6/25/2010	7/25/2010	72,056,748.74
7/25/2010	8/25/2010	70,679,782.04
8/25/2010	9/25/2010	69,328,465.48
9/25/2010	10/25/2010	68,002,323.01
10/25/2010	11/25/2010	66,700,538.17
11/25/2010	12/25/2010	65,423,012.64
12/25/2010	1/25/2011	64,169,296.06
1/25/2011	2/25/2011	62,938,946.43
2/25/2011	3/25/2011	61,730,104.31
3/25/2011	4/25/2011	60,543,580.00
4/25/2011	5/25/2011	59,379,195.77
5/25/2011	6/25/2011	58,236,540.24
6/25/2011	7/25/2011	57,115,209.68
7/25/2011	8/25/2011	56,014,807.82
8/25/2011	9/25/2011	54,934,945.74
9/25/2011	10/25/2011	53,875,241.73
10/25/2011	11/25/2011	52,835,321.15
11/25/2011	12/25/2011	51,814,816.30
12/25/2011	1/25/2012	50,813,366.30
1/25/2012	2/25/2012	49,830,616.94
2/25/2012	3/25/2012	48,866,220.61
3/25/2012	4/25/2012	47,919,836.11
4/25/2012	5/25/2012	46,991,128.57
5/25/2012	6/25/2012	46,079,769.35
6/25/2012	7/25/2012	45,185,435.87
7/25/2012	8/25/2012	44,307,811.54
8/25/2012	9/25/2012	43,446,585.66
9/25/2012	10/25/2012	42,601,453.27
10/25/2012	11/25/2012	41,772,115.05
11/25/2012	12/25/2012	40,958,277.26
12/25/2012	1/25/2013	40,159,651.58
1/25/2013	2/25/2013	39,375,955.06
2/25/2013	3/25/2013	38,606,909.97
3/25/2013	4/25/2013	37,852,243.76
4/25/2013	5/25/2013	37,111,688.90
5/25/2013	6/25/2013	36,384,982.85
6/25/2013	Termination Date	35,671,867.92

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer - transaction party having borrower contact
Master Servicer - aggregator of pool assets
Securities Administrator - waterfall calculator
Back-up Servicer - named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian - safe keeper of pool assets
Trustee - fiduciary of the transaction

Note: The definitions above describe the essential function that the party performs, rather than the party’s title. So, for example, in a particular transaction, the trustee may perform the “paying agent” and “securities administrator” functions, while in another transaction, the securities administrator may perform these functions.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:    X - obligation
            [X] - under consideration for obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Master Servicer	Securities Admin	Custodian	Trustee (nominal)
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	X	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X			X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X			X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X		X

EXHIBIT P

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 4.18 of the Pooling and Servicing Agreement.

Under Item 1 of Form 10-D: a) items marked “Monthly Statements to Certificateholders” are required to be included in the periodic Distribution Date statement under Section 6.06, provided by the Securities Administrator based on information received from the party providing such information; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the Monthly Statements to Certificateholders, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report. All such information and any other Items on Form 8-K and Form 10-D set forth in this Exhibit shall be sent to the Securities Administrator and the Depositor.

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee (nominal)	Depositor	Sponsor
10-D	Must be filed within 15 days of the distribution date for the asset-backed securities.
	1	Distribution and Pool Performance Information
Item 1121(a) - Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.			X (Monthly Statements to Certificateholders)
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.			X (Monthly Statements to Certificateholders)
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:			X (Monthly Statements to Certificateholders)
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.			X (Monthly Statements to Certificateholders)
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
X (Monthly Statements to Certificateholders)
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.			X (Monthly Statements to Certificateholders)
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.			X (Monthly Statements to Certificateholders)
		(4) Beginning and ending principal balances of the asset-backed securities.			X (Monthly Statements to Certificateholders)
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
X (Monthly Statements to Certificateholders)
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.			X (Monthly Statements to Certificateholders)
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
X (Monthly Statements to Certificateholders)
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average remaining term, pool factors and prepayment amounts.
					X (Monthly Statements to Certificateholders)			Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period.	X	X	X (Monthly Statements to Certificateholders)
		In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets. (methodology)	X
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
			X	X	X (Monthly Statements to Certificateholders)
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	X	X	X (Monthly Statements to Certificateholders)
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	X	X	X (if agreed upon by the parties)			X
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.			X (Monthly Statements to Certificateholders)
		(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool,						X
information regarding any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
			X	X	X			X
Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
								X	X
		Item 1121(b) - Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).						X
	2	Legal Proceedings
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
Trustee
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
X
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)			X
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q			X
	6	Significant Obligors of Pool Assets
		Item 1112(b) - Significant Obligor Financial Information*						X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
Item 1114(b)(2) - Credit Enhancement Provider Financial Information*
		Determining applicable disclosure threshold						X
		Obtain required financial information or effecting incorporation by reference						X
Item 1115(b) - Derivative Counterparty Financial Information*
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Notify derivative counterparty of significance percentage and request required financial information			X
		Obtain required financial information or effecting incorporation by reference						X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below.
	9	Exhibits
		Distribution report			X
		Exhibits required by Item 601 of Regulation S-K, such as material agreements						X
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
			X	X	X			X	X
	1.02	Termination of a Material Definitive Agreement	X	X	X			X	X
Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Master Servicer, with respect to any of the following:

Sponsor (Seller), Depositor, Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers, Certificate Administrator, Trustee, significant obligor, credit enhancer (10% or more), derivatives counterparty, Custodian
			X	X	X	X		X	X
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the Monthly Statement to Certificateholders
				X	X
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement			X			X
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”						X
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]						X
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 4.18]						X
	6.02	Change of Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee.
			X	X	X			X
		Reg AB disclosure about any new servicer is also required.	X
		Reg AB disclosure about any new trustee is also required.					X(to the extent of a new trustee)
		Reg AB disclosure about any new securities administrator is also required.			X
	6.03	Change in Credit Enhancement or Other External Support
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
					X			X
		Reg AB disclosure about any new enhancement provider is also required.			X			X
	6.04	Failure to Make a Required Distribution			X
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
X
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.						X
	7.01	Regulation FD Disclosure	X	X	X			X
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.						X
	9.01	Financial Statements and Exhibits	The Responsible Party applicable to reportable event.
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	The Responsible Party for the applicable Form 8-K item as indicated above.
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) - Significant Obligor Financial Information						X
Item 1114(b)(2) - Credit Enhancement Provider Financial Information
		Determining applicable disclosure threshold						X
		Obtain required financial information or effecting incorporation by reference						X
Item 1115(b) - Derivative Counterparty Financial Information
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Notify derivative counterparty of significance percentage and request required financial information			X
		Obtain required financial information or effecting incorporation by reference						X
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
Trustee
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
Item 1119 - Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
		Sponsor (Seller)							X
		Depositor						X
Trustee
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator						X
		Custodian				X
		Credit Enhancer/Support Provider						X
		Significant Obligor						X
		Item 1122 - Assessment of Compliance with Servicing Criteria	X	X	X	X
		Item 1123 - Servicer Compliance Statement	X	X

EXHIBIT Q

ADDITIONAL DISCLOSURE NOTIFICATION

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179
Fax: (212) 272-2000
E-mail: regabnotifications@bear.com

Wells Fargo Bank, N.A. as Securities Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail: cts.sec.notifications@wellsfargo.com

Attn: Corporate Trust Services - BSABS I 2006-AC3-SEC REPORT PROCESSING

RE: **Additional Form [   ] Disclosure**Required

Ladies and Gentlemen:

In accordance with Section 4.18 of the Pooling and Servicing Agreement, dated as of April 1, 2006, among EMC Mortgage Corporation, as Sponsor and Company, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator and U.S. Bank National Association, as Trustee. The Undersigned hereby notifies you that certain events have come to our attention that [will][may] need to be disclosed on Form [   ].

Description of Additional Form [   ] Disclosure:

List of Any Attachments hereto to be included in the Additional Form [   ] Disclosure:

Any inquiries related to this notification should be directed to [   ], phone number: [    ]; email address: [   ].

[NAME OF PARTY] as [role]

By:

Name: Title:

EXHIBIT R-1
AMERICAN HOME SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

AMERICAN HOME MORTGAGE CORP.
Company,

AMERICAN HOME MORTGAGE SERVICING, INC.
Servicer,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of March 1, 2006

(Fixed and Adjustable Rate Mortgage Loans)

This is a Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006 and is executed by and among EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), American Home Mortgage Corp., with offices located at 538 Broadhollow Road, Melville, New York 11747 (the "Company"), and American Home Mortgage Servicing, Inc., with offices located at 4600 Regent Boulevard, Suite 200, Irving, Texas 75063 (the "Servicer").

W I T N E S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser, the Company and the Servicer wish to prescribe the representations and warranties of the Company and the Servicer with respect to themselves, respectively, and the Mortgage Loans and the management and servicing of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York, or (iii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Commission or SEC: The Securities and Exchange Commission.

Company: American Home Mortgage Corp., its successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the President, the Executive Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Consumer Information:  Information including, but not limited to, all personal information about Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Delinquency Recognition Policies: The generally accepted industry standard that defines the proper means of reporting delinquency status (such as MBA versus OTS reporting methodology) and the processing standard for addressing residential mortgage loans of the same type as the Mortgage Loans at various stages throughout default (such as Fannie Mae Guide or FHLMC Guide standards).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Servicer so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company or the Servicer (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company or the Servicer (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Servicer shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

First Remittance Date: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Monthly Advance: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1).	the Company's Mortgage Loan identifying number;

(2).	the Mortgagor's first and last name;

(3).	the street address of the Mortgaged Property including the city, state and zip code;

(4).	a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5).	the type of residential property constituting the Mortgaged Property;

(6).	the original months to maturity of the Mortgage Loan;

(7).
the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8).	the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9).
the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10).	the Origination Date of the Mortgage Loan;

(11).	the stated maturity date;

(12).	the amount of the Monthly Payment at origination;

(13).	the amount of the Monthly Payment as of the related Cut-off Date;

(14).	the original principal amount of the Mortgage Loan;

(15).
the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16).	a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17).	a code indicating the documentation style (i.e. full, alternative, etc.);

(18).	the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19).	the date on which the first payment is or was due;

(20).	a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21).	a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22).	the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23).	product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24).	credit score and/or mortgage score, if applicable;

(25).	[reserved];

(26).	a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27).	the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

(28).	whether such Mortgage Loan is a “Home Loan”, “Covered Home Loan”, “Manufactured Housing” or “Home Improvement Loan” as defined in the New Jersey Home Ownership Security Act of 2002; and

(29).	whether the Mortgage Loan has a mandatory arbitration clause.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Servicer pursuant to this Agreement, that, in the good faith judgment of the Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

OCC: Office of the Comptroller of the Currency, or any successor thereto.

Officers' Certificate: A certificate signed by the President, an Executive Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Person on behalf of whom such certificate is being delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, or any successor thereto.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Servicer of any REO Property.

REO Disposition Proceeds: Amounts received by the Servicer in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses reasonably incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Sales Price: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: American Home Mortgage Servicing, Inc., its successors in interest and assigns, as permitted by this Agreement.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company or the Servicer hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Servicer with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Servicer and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Servicer, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Servicer for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Servicer and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company, the Servicer and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Servicer. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or the Servicer or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Servicer shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Servicer to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Servicer does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Servicer shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company and the Servicer shall be received and held by the Company and the Servicer, as applicable, in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Servicer shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company and the Servicer shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company or the Servicer, as applicable, and without cost to Company or the Servicer, as applicable, or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company and the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company or the Servicer, as applicable, in accordance with this Section 2.06 and the books and records of the Servicer show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company and the Servicer, as applicable, unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company and the Servicer, as applicable. The Purchaser also shall advise the Company and the Servicer, as applicable, of the transfer. Upon receipt of notice of the transfer, the Company and the Servicer shall mark their respective books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

Each of the Company and the Servicer must have an internal quality control program that, among other things, verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. These programs must be capable of evaluating and monitoring the overall quality of the Company’s and the Servicer’s respective loan production and servicing activities. These programs is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company or the Servicer.

In the event either of the first three (3) scheduled Monthly Payments which are due the Purchaser under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Section 3.03.

Section 2.10  Modification of Obligations.

Purchaser may, without any notice to Company or the Servicer, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company and the Servicer under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects the Company’s or the Servicer’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE SERVICER;
REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company and the Servicer.

Each of the Company and the Servicer, to the extent set forth in this Section 3.01, hereby represent, warrant and covenant to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) Each of the Company and the Servicer are a corporation, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and have all licenses necessary to carry out their respective business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Company or the Servicer by any such state, and in any event each of the Company and the Servicer are in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) Each of the Company and the Servicer have the full corporate power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company and the Servicer, as applicable, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company and the Servicer to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company and the Servicer, as applicable, in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet by the Company and the Servicer, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet, will conflict with any of the terms, conditions or provisions of the Company's and the Servicer’s, as applicable, charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company or the Servicer, as applicable, is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or the Servicer, or their respective properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s or the Servicer’s, as applicable, knowledge, threatened, or any order or decree outstanding, with respect to the Company or the Servicer, as applicable, which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company and the Servicer, as applicable.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Servicer, as applicable, of or compliance by the Company or the Servicer with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company or the Servicer, as applicable, and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced by the Servicer in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Servicer, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) The Company is an approved seller of residential mortgage loans for Fannie Mae, FHLMC and HUD. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC. The Servicer is an approved servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) Neither the Company nor the Servicer believe, nor do they have any cause or reason to believe, that they cannot perform each and every one of their respective covenants contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is inaccurate or misleading in any material respect;

(m)  The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures of the Servicer, business, operations, financial condition, properties or assets of the Company or the Servicer since the date of the financial statements referenced hereunder that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

(p) As of the date of each Securitization Transaction, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company or the Servicer; (2) no material noncompliance with applicable servicing criteria as to any other securitization has occurred, been disclosed or reported by the Company or the Servicer; (3) neither the Company nor the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s or the Servicer’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s or the Servicer’s financial condition that could have a material adverse impact on the performance by the Company or the Servicer, as applicable, of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company or the Servicer that could be material to investors in the securities issued in such Securitization Transaction; and (7) there are no affiliations, relationships or transactions relating to the Company or the Servicer of a type that are described under Item 1119 of Regulation AB;

(q) If so requested by the Purchaser or any Depositor on any date, the Company and the Servicer shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party;

(r) Notwithstanding anything to the contrary in the Agreement, the Company and the Servicer shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, the Servicer, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, the Servicer, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company or the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3.01(r) should be sent by e-mail transmission to regABnotifications@bear.com, and additionally as specified below.

All notification pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(s) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). Each of the Company and the Servicer (but with respect to the Servicer, only to the extent expressly set forth in this Section 3.02), hereby represent and warrant to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

   (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Servicer's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by a Qualified Insurer. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. None of the Company, the Servicer (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Each Mortgage Loan complies with, and the Company has complied with, applicable local, state and federal laws, regulations and other requirements including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act, disclosure laws and all predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws, rules or regulations. None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory” “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other state, federal or local law including, but not limited to, the States of Georgia, New York, North Carolina, Arkansas, Kentucky or New Mexico, (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act, or (d) secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c). In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a Home Loan as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller. Each Mortgage Loan is being (and has been) serviced in accordance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws. Company shall maintain in its possession, available for the Purchaser’s inspection, as appropriate, and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all such requirements;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company, the Servicer or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of the Servicer’s servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) Other than a Monthly Payment due but not delinquent (as provided in Section 3.02(c) herein) and in such case, only if specified on the related Mortgage Loan Schedule, there is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any legal interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features. No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors who invest in mortgage loans of the type similar to the Mortgage Loans to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage;

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx) There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(yy) [reserved];

(zz) No borrower was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such borrower did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the borrower may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the borrower’s application to such affiliate for underwriting consideration;

(aaa) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(bbb) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(ccc) No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase or finance single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

(ddd) The Servicer will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Servicer agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off,

(eee) [reserved];

(fff) With respect to any Mortgage Loan originated on or after August 1, 2004 and underlying the security, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(ggg) No Mortgage Loan is secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c);

(hhh)  For any Mortgage Loan with Mortgaged Property located in Texas which is a second lien and the interest rate is in excess of 10% where terms of the Mortgage Note contain a provision for which the Mortgagor may be entitled to prepaid interest upon payoff, no Mortgagor paid any administrative fees, points, or loan origination fees which would actually result in any prepaid interest being due the Mortgagor under the terms of the Mortgage Note;

(iii)   The Company and the Servicer have complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the Anti-Money Laundering Laws").  The Company and the Servicer have each established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti-Money Laundering Laws.  The Company and the Servicer further represent that each takes reasonable efforts to determine whether any Mortgagor appears on any list of blocked or prohibited parties designated by the U.S. Department of Treasury; and

(jjj) With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

Section 3.03 Repurchase.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by any of the Company, the Servicer or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company or the Servicer, as applicable, shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company and the Servicer, as applicable, hereby covenant and agree that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price. Notwithstanding anything to the contrary contained herein, it is understood by the parties hereto that a breach of the representations made in Section 3.02 (h ), (xx), (yy), (zz), (aaa), (bbb), (ccc), (fff), (ggg) or (iii) will be deemed to materially and adversely affect the value of the related Mortgage Loan or the interest of Purchaser therein.

It is understood and agreed that the obligation of the Company and the Servicer, as applicable, set forth in this Section 3.03 to cure or repurchase for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company or the Servicer, as applicable, relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or the Servicer or notice thereof by the Purchaser to the Company or the Servicer, (ii) failure by the Company or the Servicer, as applicable, to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company or the Servicer, as applicable, by the Purchaser for compliance with this Agreement.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company and the Servicer that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full corporate power and authority and legal right to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet, and this Agreement and the related Term Sheet and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Purchaser to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Purchaser, in accordance with their terms;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation, legal proceeding or governmental investigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans hereunder, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every one of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and the Servicer, as applicable, and hold them harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Company and the Servicer as provided herein constitute the sole remedies of the Company and the Servicer respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Servicer to Act as Servicer.

The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. In addition, the Servicer shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations. Except as set forth in this Agreement and the related Term Sheet, the Servicer shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Servicer.

Consistent with the terms of this Agreement and the related Term Sheet, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Servicer has obtained the prior written consent of the Purchaser, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Servicer may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Securitization Transaction, the servicing provisions set forth in the related Reconstitution Agreement shall govern the servicing of such Mortgage Loans to the extent such terms contradict the servicing provisions set forth in this Agreement, including but not limited to the servicing provisions of Articles IV, V and VI hereof.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Securitization Transaction, the Servicer (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Securitization Transaction, which is not contemplated under the terms of this Agreement, the Servicer will obtain an Opinion of Counsel reasonably acceptable to the trustee in such Securitization Transaction with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Servicer shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Servicer shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Servicer shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Servicer. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Servicer as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Servicer provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Servicer may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of the Subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Servicer. The Servicer shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Servicer shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer's option, from electing to service the related Mortgage Loans itself. In the event that the Servicer's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Servicer shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Servicer's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with the Subservicer for indemnification of the Servicer by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Servicer will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Servicer alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

The Servicer shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Servicer is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

Section 4.03 Realization Upon Defaulted Mortgage

The Servicer shall use its best efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. In determining the delinquency status of any Mortgage Loan, the Servicer will use Delinquency Recognition Policies, and shall revise these policies as reasonably requested by the Purchaser from time to time. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Servicer shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Servicer shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than five (5) days prior to the acceptance or rejection of any offer of reinstatement. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Servicer shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Servicer as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Servicer shall on the date said termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Servicer's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Servicer, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Servicer provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Servicer shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Servicer shall either itself or through an agent selected by Servicer, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Servicer shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within two (2) Business Days hours of receipt, and shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Servicer shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Servicer shall provide the Purchaser with written detail itemizing all of such amounts;

(v)  all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi)  all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii)  any Monthly Advances;

(viii)  with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Servicer’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix)  any amounts required to be deposited by the Servicer pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Servicer's own funds, without reimbursement therefor; and

(x)  any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)  to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Servicer's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)  to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any defaulted Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement and only to the extent that the aggregate of Liquidation Proceeds and Insurance Proceeds with respect to such Mortgage Loan, after any reimbursement to the Servicer, exceeds the outstanding Stated Principal Balance of such Mortgage Loan plus accrued and unpaid interest thereon at the related Mortgage Rate less the Servicing Fee Rate to but not including the date of payment (in any event, the aggregate amount of servicing compensation received by a Subservicer and the Servicer with respect to any defaulted Monthly Payment shall not exceed the applicable Servicing Fee);

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Servicer;

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement; and

(vii) to reimburse itself for Nonrecoverable Advances to the extent not reimbursed pursuant to clause (ii) or clause (iii).

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Servicer shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Servicer only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii)  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments. Notwithstanding anything else contained herein, it is agreed that Servicer will not be required to pay any such bills for ground rents, taxes, assessments, water rates and other charges if the Mortgage does not provide for Escrow Payments until such time at which such unpaid amounts would be considered delinquent or result in a superior lien being imposed on the Mortgaged Property or otherwise impair Purchaser's interest in the Mortgaged Property.

The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

The Servicer agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Servicer shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Servicer shall obtain and maintain a blanket policy issued by a Qualified Insurer insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Servicer against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Servicer shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Servicer shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Servicer shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Servicer shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Servicer receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13.
The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Servicer to the Purchaser.

The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one (1) year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Servicer shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Servicer as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Servicer shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Servicer's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five (5) Business Days of any such termination, the Servicer shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five (5) Business Days, the Servicer shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Servicer shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Servicer shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Servicer’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer. On each Remittance Date, the Servicer shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Servicer shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Servicer, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Servicer during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the beginning of the distribution period and the ending of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan for which liquidation and final distribution has occurred, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Servicer in accordance with Section 4.04(viii) during the prior distribution period;

(viii) [RESERVED];

(ix) the number of Mortgage Loans as of the beginning of the distribution period and the ending of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan that is (A) delinquent (exclusive of Mortgage Loans in foreclosure and bankruptcy) (1) 30 days delinquent, (2) 60 days delinquent and (3) 90 days or more delinquent; (B) in foreclosure and delinquent (1) 30 days delinquent, (2) 60 days delinquent and (3) 90 days or more delinquent; and (C) in bankruptcy and delinquent (1) 30 days delinquent, (2) 60 days delinquent and (3) 90 days or more delinquent, in each case as of the close of business on the last day of the calendar month preceding such Distribution Date and separately identifying such information for the (1) first lien Mortgage Loans, (2) second lien Mortgage Loans, and (3) adjustable rate Mortgage Loans;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of the month end Monthly Advance balances made by the Servicer during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Servicer with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Servicer for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) [reserved];

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Servicer in accordance with Section 3.03 herein.

In addition, the Servicer shall provide to the Purchaser such other information known or available to the Servicer that is necessary in order to provide the distribution and pool performance information as required under Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Servicer shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Servicer, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit P, with respect to realized losses and gains, with each such report.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Servicer shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Servicer.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Servicer deems such advance to be a Nonrecoverable Advance. In such event, the Servicer shall deliver to the Purchaser an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to the Servicer and Purchaser. The Servicer shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

Section 5.05 Prepayment Interest Shortfalls.

Not later than the close of business on the Business Day preceding each Remittance Date in the month following the related Prepayment Period, the Servicer shall deposit in the Custodial Account an amount equal to any Prepayment Interest Shortfalls with respect to such Prepayment Period, which in the aggregate shall not exceed the Servicer’s aggregate Servicing Fee received with respect to the related Due Period.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Servicer. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Servicer shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five (5) Business Days after receipt of such certification and request, release or cause to be released to the Servicer, the related Mortgage Loan Documents and, upon its receipt of such documents, the Servicer shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Servicer the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Servicer, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond and errors and omissions insurance insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Servicer and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Servicer. Such servicing receipt shall obligate the Servicer to return the related Mortgage documents to the Purchaser when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Servicer.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Servicer's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges and ancillary fees or otherwise shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Servicer will deliver to the Purchaser and any Master Servicer, using best efforts by March 1st, but in no event later than March 15th of each calendar year beginning in 2007, an Officer’s Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Servicer to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

(b) With respect to any Mortgage Loans that are the subject of a Securitization Transaction, using best efforts by March 1st, but in no event later than March 15th of each calendar year beginning in 2007, an officer of the Servicer shall execute and deliver an officer’s certificate (an “Annual Certification”) to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit L. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

Failure of the Servicer to timely comply with this Section 6.04 (including with respect to the cure timeframes required in this section) shall be deemed an Event of Default, automatically, without notice and without any cure period, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.05 [Reserved]

Section 6.06 Purchaser's Right to Examine Compnay and the Servicer Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company or the Servicer, as applicable, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company or the Servicer, as applicable, or held by another for the Company or the Servicer or on their behalf or otherwise, which relates to the performance or observance by the Company or the Servicer, as applicable, of the terms, covenants or conditions of this Agreement.

The Company and the Servicer shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company or the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company or the Servicer, as applicable, and in accordance with the FDIC, OTS, or any other similar federal or state regulations, as applicable.

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Servicer shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction, the Servicer shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor, using best efforts by March 1st, but in no event later than March 15th of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Servicer’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Servicer that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Servicer;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

(c) An assessment by such officer of the Servicer’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit O hereto delivered to the Servicer concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction, using best efforts by March 1st, but in no event later than March 15th of each calendar year beginning in 2007, the Servicer shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Servicer, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Servicer Accounting Oversight Board.

The Servicer shall cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 11.20 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

Failure of the Servicer to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser, the Company and the Servicer acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company and the Servicer acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, the Servicer, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

ARTICLE VII

REPORTS TO BE PREPARED BY COMPANY AND SERVICER

Section 7.01 Company and Servicer Shall Provide Information as Reasonably Required.

The Company and the Servicer shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company and the Servicer, as applicable, under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company and the Servicer, as applicable, under this Agreement. The Company and the Servicer agree to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company and the Servicer for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company and the Servicer shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Servicer shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY AND THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

(a)  The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of its representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to its breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01(a) shall survive termination of this Agreement.

(b) The Servicer agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Servicer to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Servicer agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of its representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Servicer shall immediately notify the Purchaser if a claim is made by a third party against Servicer with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Servicer shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Servicer for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Servicer to service and administer the Mortgages in strict compliance with the terms of this Agreement, its breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of Servicer. The provisions of this Section 8.01(b) shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company and the Servicer

The Company and the Servicer will each keep in full effect its respective existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company and Servicer Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance reasonably acceptable to the Purchaser.

The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance reasonably acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Purchaser has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole reasonable discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Servicer either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Servicer (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company or the Servicer shall occur and be continuing, that is to say:

(i) any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after notice; or

(ii) failure on the part of the Company or the Servicer, as applicable, duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company or the Servicer, as applicable, set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company or the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company or the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or the Servicer, as applicable, or of or relating to all or substantially all of its property; or

(v) the Company or the Servicer shall admit in writing its inability to pay its respective debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller for more than thirty days, or the Servicer ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan servicer for more than thirty days; or

(vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) (a) the Servicer ceases to be licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, or (b) either the Servicer or the Company cease to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company’s or the Servicer's ability to perform its obligations hereunder; or

(ix) the Servicer fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company or the Servicer, as applicable (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company or the Servicer, as applicable (and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company and the Servicer for the same. On or after the receipt by the Company or Servicer of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company or the Servicer, as applicable, under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

The Servicer shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company or the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company and the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company, the Servicer and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement. Termination of the Agreement pursuant to Section 10.01 (iii) shall void Purchaser’s obligation to purchase Mortgage Loans for which Purchaser has issued a Confirmation, commitment confirmation or a substantially similar commitment to purchase Mortgage Loans.

Section 10.02 [Reserved]

Section 10.03 Survival.

Termination of this Agreement under Section 10.01 shall not affect any of the Company’s or the Servicer’s obligations regarding repurchase, indemnification or otherwise, all of which shall survive such termination and remain in full force and effect.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Servicer.

Prior to termination of Servicer's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations relating to servicing under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of Servicer's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Servicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company or the Servicer of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company and the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Servicer shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company, the Servicer and the Purchaser by written agreement signed by the Company, the Servicer and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Servicer's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its choice of law rules and principles) except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)  if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Mary Haggerty

(ii)	if to the Servicer:

David Friedman
American Home Mortgage Servicing, Inc.
4600 Regent Boulevard, Suite 200
Irving, Texas 75063

With a copy to:

Alan Horn, General Counsel
American Home Mortgage Corp.
538 Broadhollow Road
Melville, New York 11747
Telecopier No. (800) 209-7276

(iii)	if to the Company:

Robert F. Johnson, Jr.
American Home Mortgage Corp.
538 Broadhollow Road
Melville, New York 11747
Telecopier No. (866) 822-3288

With a copy to:

Alan Horn, General Counsel
American Home Mortgage Corp.
538 Broadhollow Road
Melville, New York 11747
Telecopier No. (800) 209-7276

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party hereto in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to (i) its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, (ii) a regulatory authority with supervisory power over Purchaser, the Servicer or the Company, or (iii) to any Person that the disclosing party reasonably believes to be necessary relating to the enforcement of such party’s rights hereunder, provided in all cases that such information is identified as confidential non-public information.

Notwithstanding other provisions of this Section 11.10 or any other express or implied agreement, arrangement, or understanding to the contrary, the Company, the Servicer and Purchaser (the “Parties”) agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement (“tax treatment”) and any fact that may be relevant to understanding the tax treatment (“tax structure”) and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

The Company and the Servicer each agree that the Company and Servicer, as applicable, (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Purchaser, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (v) shall immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the Purchaser.
The Company and the Servicer each agree that the Company and the Servicer, as applicable, shall indemnify, defend and hold the Purchaser harmless from and against any loss, claim or liability the Purchaser may suffer by reason of the Company's or the Servicer’s, as applicable, failure to perform the obligations set forth in this Section 11.10.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company or the Servicer, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the prior written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company or the Servicer shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Signature Pages/Counterparts; Successors and Assigns.

This Agreement and/or any Term Sheet shall be executed by each party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Agreement, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Agreement or Term Sheet, as applicable, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopier, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such party. The Purchaser may deliver a copy of this Agreement and/or any Term Sheet, fully executed as provided herein, to each other party hereto by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Agreement or Term Sheet, as applicable, superseding any prior form of the Agreement or Term Sheet, as applicable, that differs therefrom in any respect. This Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the related Closing Date, the Company and the Servicer agree that each will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or the Servicer or any affiliate of the Company or the Servicer which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or the Servicer or any of their respective affiliates from soliciting any Mortgagor for any other financial products or services. The Company and the Servicer shall each use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company or the Servicer, as applicable.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company and the Servicer under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company and the Servicer shall have each delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company, the Servicer and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

The Company and the Servicer agree to execute in connection with any agreements among the Purchaser, the Company, the Servicer and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company or the Servicer than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Servicer agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Company and the Servicer agree (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company and the Servicer shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company or the Servicer, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company or the Servicer as are reasonably agreed upon by the Company or the Servicer, as applicable, and the Purchaser or any such other participant;

(iii) within five (5) Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within five (5) Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v) within five (5) Business Days after request by the Purchaser, information with respect to the Servicer (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within five (5) Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator) and Servicer (as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator) and Servicer (as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator) and Servicer (as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company and the Servicer shall each (or shall cause each Subservicer and Third-Party Originator to), in accordance with Section 3.01(r), (i) provide immediate notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, the Servicer any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, the Servicer, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company or the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten (10) days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Servicer shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit N and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of the Servicer, or any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, the Servicer, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, the Servicer, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

The Servicer shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Servicer, or provided under this Section 11.18 by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Servicer of its obligations under this Section 11.18, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Servicer to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Servicer in connection with its performance under this Section 11.18.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

  In the case of any failure of performance described above, the Servicer shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

Section 11.19. Monthly Reporting with Respect to a Reconstitution.

As long as the Servicer continues to service Mortgage Loans, the Servicer agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Servicer, at its expense, shall provide the Purchaser with the information set forth in Exhibit J attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both Purchaser and Servicer. Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be transmitted to fast.data@bear.com.

Section 11.20. Unpaid Fees and Expenses and other Amounts Owing to Purchaser; Offset.

It is understood that this Agreement creates an ongoing relationship between the parties.  As a result, there may be various fees, charges, and expenses assessed by Purchaser on each sale.  In addition, there may be amounts owed to Purchaser as a result of certain obligations relating to repurchase of Mortgage Loans, premium recapture or indemnification of Purchaser, all as set forth in the Agreement or in each related Term Sheet.   If any such amount due Purchaser from Company remains outstanding more than thirty (30) days after it is due, Company then hereby authorizes Purchaser to deduct from any subsequent purchase proceeds hereunder such amounts (which amounts may be an initial payment of amounts owed Purchaser, subject to further adjustment) due Purchaser, plus interest at an annual rate equal to the Prime Rate from the due date through the date of payment. Furthermore, Company authorizes Purchaser to set off any funds or other assets of Company in possession of Bear, Stearns & Co. Inc. or any of its affiliates against any loss, damage or expense Purchaser may incur as a result of Company’s breach of its obligations hereunder or in the related Term Sheet.

Section 11.21. Use of Subservicers and Subcontractors.

(a) The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (d) of this Section.

(b) The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) The Servicer shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

Section 11.22. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Company, the Servicer and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

AMERICAN HOME MORTGAGE CORP. Company

By:
Name:
Title:

AMERICAN HOME MORTGAGE SERVICING, INC. Servicer

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2005

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.
[__________________________]

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2005

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.
[__________________________]

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company, in blank, and an assignment of mortgage in recordable form from the Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)
Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

(f)
Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a) In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)  In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c) In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Raylene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

___________________
383 Madison Avenue
New York, New York 10179
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15.  The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator:     ________________________

Supplemental PMI Insurer:    ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

_________________________________ Assignee

By:
Name:
Title:

_________________________________ Company

By:
Name:
Title:

 EXHIBIT ___

FORM OF COMPANY CERTIFICATION

I, [identify certifying individual], certify to the [Trustee] [Seller] [Securities Administrator] [Mortgage Loan Seller] [Purchaser] and [Master Servicer] that:

1. I have reviewed the servicing reports prepared by [COMPANY] (the “Company”) pursuant to the [Servicing Agreement] (the “Servicing Agreement”), dated as of __________ between __________ and the Company (as modified by the AAR Agreement (as defined below) and delivered to [MASTER SERVICER] (the “Master Servicer”) pursuant to the Assignment, Assumption and Recognition Agreement (the “AAR Agreement”), dated as of __________ among [ASSIGNOR] as Assignor, Company and [ASSIGNEE], as Assignee.

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such servicing reports.

3. Based on my knowledge, the servicing information required to be provided to the Master Servicer under the Servicing Agreement and the AAR Agreement is included in these reports.

4. I am responsible for reviewing the activities performed the Company under the Servicing Agreement and the AAR Agreement and based upon the review required under the Servicing Agreement and the AAR Agreement, and except as disclosed in the Annual Statement of Compliance, the Company has fulfilled its obligations under the Servicing Agreement and the AAR Agreement.

5. I have disclosed to the Master Servicer's certified public accountants all significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conduced in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement and the AAR Agreement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the AAR Agreement.

Date:______________

_____________________
[Signature]
[Title]

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________
By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, by and among American Home Mortgage Corporation, with offices located at 520 Broadhollow Road, Melville, New York 11747 (the “Company”), American Home Mortgage Servicing, Inc., with offices located at 4600 Regent Boulevard, Suite 200, Irving, Texas 75063 (the "Servicer"), and EMC Mortgage Corporation, a Delaware corporation, located at 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of March 1, 2006, by and among the Company, the Servicer and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans on a servicing retained basis described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Servicer shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

AMERICAN HOME MORTGAGE CORPORATION

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

AMERICAN HOME MORTGAGE SERVICING, INC.

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

EXHIBIT J

RECONSTITUTED MORTGAGE LOAN REPORTING

(a) Servicer Mortgage Loan Number
(b) FNMA Mortgage Loan Number (if applicable)
(c) Lender/Seller Mortgage Loan Number (plus any other loan number)
(d) Month end date/ date file created
(e) Scheduled Beginning Balance
(f) Actual Beginning Balance
(g) Scheduled Ending Balance
(h) Actual Ending Balance
(i) Gross Rate (current gross rate)
(j) Net Rate (current passthrough)
(k) Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(l) Next Due Date
(m) Delinquency Month (if available)
(n) Default Flag, i.e. FC, REO, etc. (if applicable)
(o) Pay-In-Full Date (Mortgage Loan paid off by Mortgagor)
(p) Foreclosure start date
(q) Foreclosure end date
(r) REO Property date
(s) With respect to Liquidated Mortgage Loans:
(i) claim date
(ii)  claim amount
(iii)  proceeds
(iv)  amount of loss or gain (as applicable)
(v)  the date of the loss or gain.
(vi)  the liquidation reason (paid in full or repurchased out of deal)
(t) Fannie's Laser Reporting (For FNMA loans)
(i)  Action Code (for default or paid off Mortgage Loans; i.e. 60, 65, etc.)
(ii)  Action Date
(iii)  Remit Prin (submitted principal amount)
(iv)  Remit Int (submitted interest amount)
(v)  Pool/Invest indicator (indicating Schedule/Schedule or Actual/Actual pool)

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•     The Servicer shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments, (iv) report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month, and (v) remit to a Master Servicer in format acceptable to such Master Servicer by the 18th calendar day of each month, and if such 18th calendar day is not a Business Day, the Business Day immediately preceding the 18th calendar day)..
.

•     The Servicer shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 15 of each year).

•     The Servicer shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Servicer.

•     The Servicer shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the Master Servicer or the Purchaser.

•     The Servicer shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•     The Servicer shall maintain its servicing system in accordance with the requirements of the Master Servicer.

EXHIBIT L

FORM OF COMPANY CERTIFICATION

Re: The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

EXHIBIT M

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit M is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT N

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Securitization Transaction, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Securitization Transaction.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Securitization Transaction.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Securitization Transaction, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Securitization Transaction.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Securitization Transaction, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]
Date:

By:
Name:
Title:

EXHIBIT P

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.
* For escrow advances - complete payment history
(to calculate advances from last positive escrow balance forward)
* Other expenses -  copies of corporate advance history showing all payments
* REO repairs > $1500 require explanation
* REO repairs >$3000 require evidence of at least 2 bids.
* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate
* Unusual or extraordinary items may require further documentation.
13.	The total of lines 1 through 12.
Credits:

14-21.	Complete as applicable. Required documentation:
* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney
Letter of Proceeds Breakdown.
* Copy of EOB for any MI or gov't guarantee
* All other credits need to be clearly defined on the 332 form
22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.           The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________

Phone: ______________________     Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________	________________
HOA/Condo Fees_______________________	________________
______________________________________	________________
______________________________________	________________
Total Expenses	$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance Proceeds	________________	(18)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________	_________________
_________________________________________	_________________
Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)	$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT R-2
CHEVY CHASE SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

CHEVY CHASE BANK, F.S.B.
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of July 1, 2001

(Adjustable Rate Mortgage Loans)

This is a Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001 and is executed between EMC Mortgage Corporation, as Purchaser (the "Purchaser") and Chevy Chase Bank, F.S.B., as the Company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of a letter agreement dated as of June 29, 2001 by and between the Company and the Purchaser (the "Confirmation").

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with FNMA or Freddie Mac servicing practices and procedures, for MBS pool mortgages, as defined in the FNMA or Freddie Mac Guides including future updates.

Adjustment Date: As to each Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agency Guide: The FNMA Guides or the Freddie Mac Guides.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as of the Origination Date as the value of the Mortgaged Property.

Assignment: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan, or a notice of transfer or equivalent instrument delivered in accordance with the MERS requirements.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Maryland, or (iii) a day on which banks in the State of New York or Maryland are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan or pool of Mortgage Loans, the date stated on the related Term Sheet.

Code: The Internal Revenue Code, as amended (the “Code”).

Company: Chevy Chase Bank, F.S.B., its successor in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Assistant Vice President, Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: As defined in the Recitals to this Agreement.

Conversion Feature: A provision whereby the Mortgagor may elect to convert to a fixed Mortgage Interest Rate pursuant to the terms set forth in the Mortgage Note.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (a) within FDIC insured accounts (or other accounts with comparable insurance coverage acceptable to the Rating Agencies) created, maintained and monitored by the Company so that all funds deposited therein are fully insured, (b) with the corporate trust department of a financial institution assigned a long-term debt rating of not less than Baa3, and a short term debt rating of P3, from Moody's Investors Services and, if ownership of the Mortgage Loans is evidenced by mortgaged backed securities, the equivalent required ratings of the Rating Agencies, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company and of any creditors or depositors of the institution in which such account is maintained or (c) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (b) or (c) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: Chevy Chase Bank, F.S.B., or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of the Rating Agencies; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of the Rating Agencies.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

FNMA: The Federal National Mortgage Association, or any successor thereto.

FNMA Guides: The FNMA Seller's Guide and the FNMA Servicer's Guide and all amendments or additions thereto.

Freddie Mac Guides: The Freddie Mac Seller’s Guide and the Freddie Mac Servicer’s Guide and all amendments or additions thereto.

GAAP: Generally accepted accounting principles,
consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: On each Adjustment Date, the applicable index shall be the six month London Interbank Offered Rate (LIBOR) as published in the Wall Street Journal. For purposes of determining the Index, for each Adjustment Date LIBOR shall be the most recent figure available as of the first business day of the month immediately preceding the Adjust-ment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan which is 600 basis points (6%) above the initial Mortgage Interest Rate.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

MERS: Mortgage Electronic Registration Systems, Inc.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Premium.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(7) the Sales Price, if applicable, appraised value and Loan-to-Value Ratio, at origination;

(8) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Periodic Rate Cap and the Lifetime Rate Cap;

(9) the Origination Date of the Mortgage Loan; the stated maturity date; and the amount of the Monthly Payment at origination;

(10) the amount of the Monthly Payment as of the related Cut-off Date;

(11) the original principal amount of the Mortgage Loan;

(12) the principal balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(13) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(14) a code indicating the documentation style (i.e. full, alternative or reduced);

(15) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received thirty (30) or more days after its Due Date;

(16) the date on which the first payment is or was due;

(17) a code indicating whether or not the Mortgage Loan is the subject of Primary Mortgage Insurance;

(18) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(19) actual next due date as of the Cutoff Date;

(20) product type; and

(21) Lender Paid Mortgage Insurance Rate.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5) the weighted average months to next Adjustment Date.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President, Assistant Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan closed and funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the closing and funding of the debt being refinanced, but rather the closing and funding of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, starting with the second Adjustment Date, which is 200 basis points (2%) above or below, respectively, the Mortgage Interest Rate in effect during the immediately preceding 12 month period. As to the first Adjustment Date, the maximum increase or decrease in the Mortgage Interest Rate is 300 basis points (3%) above or below, respectively, the Mortgage Interest Rate in effect during the immediately preceding fixed-rate period.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability corporation, trust, unincorporated organization or government or any agency or political subdivision thereof.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by FNMA or FHLMC.

Rating Agencies: Standard & Poor's Ratings Services, Moody's Investor Service or, in the event that some or all of ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the outstanding principal balance of the Mortgage Loan, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate, and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company, as Company, with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: The Servicing Fee Rate shall be a rate per annum equal to 37.5 basis points.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals or microfilmed copies of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate principal balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the Closing Date, with servicing retained by Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least one (1) Business Day prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected. The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the current principal amount of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer to the Company after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals or microfilmed copies of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of FNMA or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by FNMA or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that (i) the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company and the Company, and (ii) in no event shall there be more than three (3) Persons at any given time having the status of "Purchaser" hereunder. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7) and (8) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than one (1) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. The Company shall continue to use its best efforts to effect delivery within 210 days of the related Closing Date.

The Company shall pay all initial recording fees, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee, including any fees, costs or expenses related to the registration of the Mortgage Loans with MERS, if applicable. The Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 120 days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, in the form of Exhibit G attached hereto, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 No Commission.

The Company and the Purchaser agree that no broker, Investment Banker, agent or other person (including but not limited to Purchaser) is entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) Chevy Chase Bank, F.S.B. is a federally chartered savings bank duly organized, validly existing and in good standing and has all licenses and qualifications necessary to carry out its business as now being conducted, and in any event the Company is in compliance with the applicable laws of any state to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement; the Company is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no unresolved demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms; the Company has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement nor the related Term Sheet, nor the origination of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's or the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which they are bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or to the Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement or the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement and the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement and the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company, and any prior originator or Company with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and payments that the Company, on behalf of the investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) The Company is an approved Seller/Servicer of residential mortgage loans for FNMA, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for FNMA and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either FNMA or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement and the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company or Company pursuant to this Agreement and the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the related Term Sheet. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  If requested by the Purchaser, the Company shall have delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. If so, all such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement and the related Term Sheet; and

(o)  Neither the Company nor the Purchaser have dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate principal balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding balances of the Mortgage Loans as of the Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate principal balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrant to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors.

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date, the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and, as of the related Closing Date, there has been no more than one delinquency during the related preceding twelve-month period, and such delinquency did not last more than 30 days;

(d) There are no defaults by the Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the FNMA or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the FNMA or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to FNMA or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under FNMA or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company, the Mortgagor, or, to the best of Company's knowledge, on the part of any other party involved in the origination of the Mortgage Loan. Either the borrower or a guarantor is a natural person. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage (including any fees, costs or expenses related to the registration of the Mortgage Loans with MERS, if applicable) were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to FNMA or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to FNMA or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, are the sole insureds of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Notes and Mortgages are on forms generally acceptable in the industry. The Mortgage Loan bears interest at an adjustable rate as set forth in the Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) No Mortgaged Property has been materially damaged by waste, fire, earthquake, earth movement, windstorm, tornado, flood or other casualty. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has been and there currently is, no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of FNMA or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to FNMA or FHLMC and was made by a Qualified Appraiser;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain “balloon” or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, to the best of the Company's knowledge, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) [reserved]

(bb) [reserved]

(cc) [reserved]

(dd) [reserved]

(ee) None of the Mortgage Loans have a Loan-to-Value Ratio greater than 95%;

(ff) For all of the Mortgage Loans, based on representations made by the Mortgagor at the time of origination, all of the Mortgaged Properties are occupied as the Mortgagor's primary residence. To the best of the Company's knowledge, the Mortgaged Property is lawfully occupied under applicable law;

(gg) In the event the Mortgage Loan has an LTV greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan is and will be insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. The Mortgage Loan Remittance Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(hh) The assignment of Mortgage (unless the Mortgage is registered with MERS in accordance with Subsection 2.07) is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. Any Assignments of Mortgage registered with MERS in accordance with Subsection 2.07 have been assigned a valid mortgage identification number by MERS. Company is an approved MERS participant. Any and all costs, fees and expenses associated with the registration of the Mortgages with MERS and the transfer of the Mortgage Loans on the MERS system to Purchaser have been paid by Company and Purchaser shall not be responsible for any such costs, fees and expenses;

(ii) The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, to the best of the Company's knowledge, no portion of any Mortgaged Property is used for commercial purposes;

(jj) Except for the Mortgage Loans indicated on the Mortgage Loan Schedule which require interest-only payments until the first Adjustment Date and both interest and principal payments after such Adjustment Date (the “Interest Only Mortgage Loans”), principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal (other than with respect to the Interest Only Mortgage Loans) and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(kk) As of the date of origination and to the best of Company’s knowledge, as of the related Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(ll) If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), such condominium or planned unit development project meets Company's eligibility requirements as set forth in Exhibit H;

(mm) To the best of Company’s knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; to the best of Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company does not have any knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo) No Mortgage Loan is currently a construction or rehabilitation Mortgage Loan or facilitates the trade-in or exchange of a Mortgaged Property;

(pp) No action has been taken or failed to be taken by Company, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or for any other reason under such coverage;

(qq) Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices;

(rr) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority. No Mortgaged Property is a timeshare; and

(ss) Each Mortgage Note, each Mortgage, each Assignment of Mortgage and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and, at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty days of the earlier of either discovery by or notice to the Company of such breach, all affected Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and, at Purchaser’s sole option, within one hundred twenty (120) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan; provided however, that in the event that any Mortgage Loan was part of a securitization, notwithstanding any contrary provision of this Agreement, no substitution shall be made. Any substitute Mortgage Loan shall be acceptable to Purchaser. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substituted date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

Section 3.04 Representations and Warranties of the Purchaser.

Purchaser represents, warrants and covenants to Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)
Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in and is in good standing under the laws of each state in which the business transacted by it or the character of the properties owned or leased by it requires such qualification.

(b)
Purchaser has the full power an authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement and the related Term Sheet. Purchaser has the full power and authority to purchase and hold each Mortgage Loan.

(c)
Neither the acquisition of the Mortgage Loans by Purchaser pursuant to this Agreement and the related Term Sheet, the consummation of the transactions contemplated hereby, nor the fulfillment of or the compliance with the terms and conditions of this Agreement and the related Term Sheet, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Purchaser or its property is subject;

(d)
There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser’s knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Purchaser would adversely affect the purchase of the Mortgage Loans by Purchaser hereunder, or Purchaser’s ability to perform its obligations under this Agreement and the related Term Sheet; and

(e)
No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of or compliance by Purchaser with this Agreement and the related Term Sheet or the consummation of the transactions contemplated by this Agreement and the related Term Sheet (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as an independent contractor, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the FNMA Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Agency Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy issuer, if required. In no event shall Company be obligated to repurchase a Mortgage Loan due to the exercise of any Conversion Feature.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement, Purchaser shall be deemed to have given consent in connection with respect to a particular matter if Purchaser does not affirmatively grant or deny consent within 5 Business Days from the date Purchaser receives a written request for consent for such matter from Company as Company.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to restoration expenses in excess of five thousand dollars ($5,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and prior to the rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90 days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

In the event that a Mortgage Loan becomes REO Property, such property shall be disposed of by Company, with the consent of Purchaser as required pursuant to this Agreement, within two years after becoming an REO Property. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale, and if such REO Property has been securitized, the Company shall consult with any applicable master servicer with respect to such securitization so that the foregoing will be in compliance with the applicable securitization’s structure. Moreover, pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, if such REO Property has been securitized, the Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code after consultation with the applicable master servicer for the related securitization.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Company's normal servicing procedures, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) Intentionally Omitted;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor;

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of: amortization schedule fees, fees for copies of canceled escrow checks, escrow analysis and loan documents, credit verification fees, fees for property inspections for defaults and lost drafts, fees for fax copies, partial release fees, nsf fees, speed pay fees, subordination fees and wire
Fees, as well as late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv).

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03 or Section 3.04, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the FNMA Guides or as otherwise set forth in this Agreement or the related Term Sheet, it being understood that for those Mortgage Loans in foreclosure, Company shall recover for Servicing Advances and Servicing Fees through the completion of foreclosure and disposition of the REO Property; such recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or Section 3.04 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii)to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation; provided, however that any such lender paid mortgage insurance coverage may also be terminated without approval by Purchaser in the event that such coverage is terminated in accordance with the Mortgagor’s Mortgage Note, Mortgage, or any riders or addenda thereto. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as Company, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to FNMA or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to FNMA or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the FNMA Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the FNMA Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to FNMA or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by FNMA in the FNMA Guide. The Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days' prior written notice to the Purchaser. The Company shall notify the Purchaser within thirty business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the FNMA Guides of each acquisition of REO Property upon such acquisition, together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services (the “Administrative Fee”) shall be $1,500 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the FNMA Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser at Purchaser’s request.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the FNMA Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions). Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees, in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05, and, only to the extent the related REO Property was not liquidated prior to Company’s termination, any Administrative Fee prorated based on the following ratio: (1) the total number of months the Company serviced it as REO Property to (2) the total number of months from completion of foreclosure to completion of liquidation of the REO Property. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the related Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the related Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, which report, in hard copy, shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser (such approval not to be unreasonably withheld), will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. Purchaser shall be deemed to have consented to any assumption for which Purchaser was given notification and requested to consent, but for which neither a consent nor an objection was given by Purchaser within five Business Days of such notification.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the FNMA Guides. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than three Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges and other ancillary fees shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser as of September 30th of each year, beginning with 2001, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding fiscal year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within one hundred twenty (120) days of Company's fiscal year end the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements upon execution by Purchaser of an agreement to keep confidential the contents of such financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY COMPANY

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above; provided, however, that prior to furnishing such statements or information to any prospective purchaser, the Company may require such prospective purchaser to execute a confidentiality agreement in a form satisfactory to the Company.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any reasonable written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

Unless the Purchaser is notified in writing that the Company intends to change its status as a federal savings bank (such notice shall be given by the Company to Purchaser one month prior to such change), the Company will keep in full effect its existence, rights and franchises as a federal savings bank under federal law except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a FNMA or FHLMC approved Seller/Servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement as set forth in Section 10.02, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the earlier of the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or the date upon which such non-payment is discovered by Company; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by both FNMA and FHLMC as a mortgage loan Company and Company for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with or without cause under the terms of this Agreement.

Section 10.02 Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement. In the event of such termination, the Purchaser agrees to pay, as liquidated damages, a sum equal to three percent (3.0%) of the aggregate unpaid principal balance of the Mortgage Loans.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii) or 10.02, the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The Company shall be compensated in accordance with this Agreement up until the effective date of its termination or resignation. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01, 10.01, or 10.02 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor Company.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement and the related Term Sheet may be amended from time to time by the Company and the Purchaser only by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Company:
Chevy Chase Bank, F.S.B.
7501 Wisconsin Avenue, West Tower, 6th Floor
Bethesda, MD 20814
Attention: Michael Drayne

With copy to:
Keith McLendon, Esq.
Deputy General Counsel
7501 Wisconsin Avenue, West Tower, 13th Floor
Bethesda, MD 20814

and:

Vicki Parry
Loan Servicing Manager
6151 Chevy Chase Drive
Laurel, MD 20707

(ii)           if to the Purchaser:
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irvine, Texas 75038
Attention: Edward Raice

with copy to: EMC Mortgage Corporation, General Counsel

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party, in addition to consumer information some of which information may be deemed confidential pursuant to the Gramm-Leach-Bliley Act (Pub. L. 106-102). Each party agrees to keep all such non-public information strictly confidential (and shall require any third party which receives any such confidential information to keep such information confidential), and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. However, in no event shall there be more than three (3) Persons at any given time having the status of "Purchaser" hereunder.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein or in the Confirmation. This Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement and the related Term Sheet, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Company's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company and Company under this Agreement and the related Term Sheet shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement or the related Term Sheet;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement and the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms of this Agreement and the related Term Sheet;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement and the related Term Sheet, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement and the related Term Sheet, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer");

however, in no event shall there be more than three (3) persons at any given time having the status of "Purchaser" hereunder.

The Company agrees to execute in connection with any agreements between the Purchaser and the Company in connection with a Whole Loan Transfer, a Company's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement and the related Term Sheet.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement (provided that with respect to those representations and warranties set forth in Section 3.02, the Company shall only restate those representations and warranties that relate in any way to the Mortgage Loan (or any set of facts with respect thereto) as of origination and any representations and warranties that relate to the servicing of such Mortgage Loan as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such Company or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:________________________
Name: Virginia Darrow
Title: Attorney in Fact

CHEVY CHASE BANK, F.S.B.
Company

By: _______________________
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". In the event that the original Mortgage Note is lost, a lost note affidavit may be provided.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. At Purchaser’s option, the Company shall either deliver (i) the original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording; or (ii) if the Assignment of Mortgage is issued in accordance with MERS requirements, Company shall cause each Mortgage Loan to be registered with MERS in the name of Purchaser (or as otherwise directed by Purchaser). If an Assignment of Mortgage is issued in accordance with (i) above, and if the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]".

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

10. Residential loan application.

11. Uniform underwriter and transmittal summary (FNMA Form 1008) or reasonable equivalent.

12. Credit report on the mortgagor.

13. Business credit report, if applicable.

14. Residential appraisal report and attachments thereto.

15. The original of any guarantee executed in connection with the Mortgage Note.

16. Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program, all in accordance with Company's underwriting guidelines.

17. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

18. Photograph of the Mortgaged Property (may be part of appraisal).

19. Survey of the Mortgaged Property, if any.

20. Sales contract, if applicable.

21. If available, termite report, structural engineer’s report, water portability and septic certification.

22. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

23. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

To: Chevy Chase Bank, F.S.B.
_____________________
_____________________

(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

CHEVY CHASE BANK, F.S.B.

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number _____________ at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

CHEVY CHASE BANK, F.S.B.

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

To: Chevy Chase Bank, F.S.B.
_____________________
_____________________

(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of July 1, 2001, Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as " Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

CHEVY CHASE BANK, F.S.B.

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________________ , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

CHEVY CHASE BANK, F.S.B.

By:______________________________
Name:____________________________
Title:_____________________________

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated ___________________, between __________________, a _____________________ corporation("Assignor") and _____________________, a __________________ corporation ("Assignee"):

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under (a) those certain Mortgage Loans listed on Exhibit A attached hereto (the "Mortgage Loans") and (b) that certain Purchase, Warranties and Servicing Agreement, Adjustable Rate Mortgage Loans (the "Purchase, Warranties and Servicing Agreement"), dated as of July 1, 2001 by and among EMC Mortgage Corporation ("Purchaser"), and Chevy Chase Bank, F.S.B. (the "Company") with respect to the Mortgage Loans.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Purchase, Warranties and Servicing Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and Assumption Agreement.

2. The assignor warrants and represents to, and covenants with, the Assignee that:

a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b. The Assignor has not received notice or, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Purchase, Warranties and Servicing Agreement or the Mortgage Loans;

c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Purchase, Warranties and Servicing Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Purchase, Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the Purchase, Warranties and Servicing Agreement, or the Mortgage Loans; and

d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made by general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

3. The Assignee warrants and represents to, and covenants with, the Assignor and the Company that:

a. The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

b. The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignee of this Assignment and Assumption Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

c. To the best of Assignee's knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

d. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Purchase, Warranties and Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as Purchaser thereunder, with respect to the Mortgage Loans;

e. The Assignee understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

f. The purchase price being paid by the Assignee for the Mortgage Loans is in excess of $250,000 and will be paid by cash remittance of the full purchase price within sixty (60) days of the sale;

g. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person;

h. The Assignee considers itself a substantial, sophisticated institutional investor having such knowledge and financial and business matters that it is capable of evaluating the merits and the risks of investment in the Mortgage Loans;

i. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

j. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, an interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the 1933 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

k. Either: (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

Distributions shall be made by wire transfer of immediately available funds to _____________________________
for the account of _________________________________________
account number ___________________________________________________. Applicable statements should be mailed to ____________________
_____________________________________________________________.

Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Chevy Chase Bank, F.S.B., 7501 Wisconsin Avenue, Bethesda, MD 20814, Attention: _______________. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

The Assignor's address for purposes for all notices and correspondence related to the Mortgage Loans and this Agreement is:

________________________________________
________________________________________

Attention: ______________________________

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

_____________________________                 ______________________________
Assignor      Assignee

By:______________________   By:___________________________
Its:______________________                            Its:____________________________

Taxpayer Identification                                            Taxpayer Identification
Number:________________--__                         Number:_______________________

Acknowledged:

Chevy Chase Bank, F.S.B.

By:___________________________
Its:___________________________

EXHIBIT E

RESERVED

EXHIBIT F

RESERVED

EXHIBIT G

REQUEST FOR RELEASE/RETURN OF DOCUMENTS

To Custodian/Name:
Address:
Date:

In connection with the administration of the pool of mortgages held by you in custody for _______________ (“Owner”), the undersigned (the “Company”) requests the release of the mortgage documents for the mortgage described below for the reason indicated.

Property address:
Pool number:
Lender loan number:

Original Mortgage Amount………………………………….$
Date of Original Mortgage…………………………………..
Interest Rate………………………………………………………
Monthly Fixed Installment (P&I)…………………………...
Paid Through Date………………………………………………..

REASON FOR REQUESTING DOCUMENTS (Check one of the items below):

____   On __________ (date), the above captioned mortgage loan was paid in full or the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required to be paid have been or will be deposited in the Custodial Account as required.

____   The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Owner in the event of reinstatement.

____   Other (explain)
_________________________________________________
_________________________________________________

TO CUSTODIAN: PLEASE ACKNOWLEDGE RELEASE OF THE DOCUMENTS BY YOUR SIGNATURE.

Lender Number: 149020004
Lender Address: 6151 Chevy Chase Drive, Laurel, MD 20707, Telephone No: (800) 933-9100

Acknowledged:

By Custodian:                                                                                By Lender:
_______________________________                                 CHEVY CHASE BANK, F.S.B.

________________________________	________________________________
Authorized Signature                                                                    Authorized Signature
Name:        Name:
Date: __________________________                                   Date: _________________________

--------------------------------------------------------------------------------------------------------------------------------------
TO CUSTODIAN: PLEASE ACKNOWLEDGE RETURN OF THE DOCUMENTS BY YOUR SIGNATURE.

Acknowledged:

By Custodian:      Reason For Returning Documents (check one):

________________________________	____	Loan was reinstated
Authorized Signature
Name:
Date: __________________________   ____ Other: (Explain) ________________

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between and Chevy Chase Bank, F.S.B., a federal savings bank, located at 7700 Old Georgetown Road, Bethesda, MD 20814 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irvine, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of July 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions:

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

CHEVY CHASE BANK, F.S.B.

By: ______________________________
Name: ____________________________
Title: _____________________________

EMC MORTGAGE CORPORATION

By: ______________________________
Name: ____________________________
Title: _____________________________

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NO. 1 TO PURCHASE, WARRANTIES AND SERVICING AGREEMENT

THIS AMENDMENT NO. 1, effective as of January 13, 2003, amends the Purchase, Warranties and Servicing Agreement by and between EMC Mortgage Corporation (the “Purchaser”) and Chevy Chase Bank, F.S.B. (the “Company”), previously entered into as of July 1, 2002 (the “Agreement”).

RECITALS

WHEREAS, the Company sells to the Purchaser, and the Purchaser purchases from the Company, from time to time, pursuant to the Agreement, certain conventional residential Mortgage Loans, including all Servicing Rights related thereto; and

WHEREAS, in connection with future sales of Mortgage Loans to the Purchaser, the Company and the Purchaser wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree to amend the Agreement as follows:

1.  Section 1.01 of the Agreement shall be amended as follows: (a) The definitions of Cash-Out Refinancing and Rate/Term Refinancing shall be added.

“Cash-Out Refinancing: As defined in the Fannie Mae Guide under the heading Cash-Out Refinance.”

“Rate/Term Refinancing: As defined in the Fannie Mae Guide under the heading Limited Cash-Out Refinance.”

(b) Item (16) of the definition of “Mortgage Loan Schedule” shall be revised as follows: “(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, Cash-Out Refinancing, Rate/Term Refinance);”

2. The second sentence of Section 3.02 (h) of the Agreement shall be deleted in its entirety and replaced with the following: “None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, “covered”, or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia or North Carolina, or the City of New York.”

3. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

4. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EMC Mortgage Corporation   Chevy Chase Bank, F.S.B.

BY:______________________________   BY:______________________________
NAME:                                                                   NAME:

ITS: (Title)________________________      ITS: (Title)_________________________

AMENDMENT NUMBER TWO

to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of January 31, 2006

between

EMC MORTGAGE CORPORATION,
as Purchaser

and

CHEVY CHASE BANK, F.S.B,
as Company

This AMENDMENT NUMBER TWO (this “Amendment”) is made and entered into this 31st day of January, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Chevy Chase Bank, F.S.B., as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement or Regulation AB as applicable.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction and as identified in writing to the Company as the depositor for such Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents and as identified in writing to the Company as the depositor for such Securitization Transaction.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

Originator: A bank, savings and loan, or mortgage banker that creates a mortgage secured by a borrower’s residential real property and sells such mortgage in the secondary market.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company. For the avoidance of doubt, a “Qualified Correspondent” includes a “table broker” or mortgage lender that originates loans underwritten and funded by the Company or an Affiliate of the Company.

Reconstitution Agreement: Any servicing agreement relating to a Reconstitution.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company, and shall not include a mortgage broker that does not fund loans.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) If requested by the Purchaser, the Company shall have delivered to the Purchaser the Company’s financial statements, for its last two complete fiscal years. If so, all such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information last provided to the Purchaser that would have a material adverse effect on its ability to perform its obligations under this Agreement and the related Term Sheet;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and with respect to the representations (1)-(5) only if the Company is a “servicer” within the meaning of Item 1108(a)(3) of Regulation AB, and with respect to representation (6) only if the Company meets the requirements for disclosure under Item 1117 of Regulation AB, and with respect to representation (7) only if the Company meets the requirements for disclosure under Item 1119 of Regulation AB and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company; (3) the Company has not been terminated as Servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties, if any, set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of Items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any legal proceedings pending, or known to be contemplated by governmental authorities against the Company, any Subservicer or any Third-Party Originator that could reasonably be expected to be material to investors in securities in such Securitization Transaction, (B) any known affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator 9provided that the requesting party identify, in writing, such parties by name) and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other transaction party identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as Servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor and agreed to by the Company, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(tt):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the second sentence of the first paragraph of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by adding this paragraph to the end of Section 4.02:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use delinquency recognition policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information reasonably known or available to the Company that is related to Company’s performance of such servicing functions and that is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB, as amended from time to time. The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit N, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings that any governmental taxing authority requires the Company to deliver to such taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.
15. Article V of the Agreement is hereby amended effective as of the date hereof by deleting the last paragraph of Section 5.03 in its entirety and replacing it with the following:

The Company’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loans, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the purchaser an Officer’s Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are Nonrecoverable Advances.

16. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officer’s Certificate reasonably acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to the signatory thereof, that (i) a review of the servicing activities of the Company during the preceding calendar year and of servicing performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its servicing-related obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an officer’s certificate (an “Annual Certification”) of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an Annual Certification to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates that are transaction parties and the officers, directors and agents of any such entities that may rely on such Annual Certification in the fulfillment of their obligations with respect to Regulation AB, in the form attached hereto as Exhibit K. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance or Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance or Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company except for compensation and rights arising prior to such termination. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

17. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each Subservicer to Servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit M hereto delivered to the Purchaser concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company except for compensation and rights arising prior to such termination. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Notwithstanding anything in this Agreement to the contrary, the Company will only be required to deliver an Assessment of Compliance and Attestation Report when it is not “participating in the servicing function” within the meaning of Item 1122 of Regulation AB including Instruction 2 thereof upon prior written notice by the Purchaser that any Master Servicer has requested such information.

19. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07, 11.18, 11.19 and Exhibit J of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request or require delivery of information or other performance under these provisions other than in good faith and as is reasonable, or for purposes other than compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder that are applicable to any Securitization Transaction. The Company, the Purchaser, the Master Servicer and any Depositor acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff or consensus among participants in the asset-backed securities markets, and agrees to negotiate in good faith with the Purchaser, Master Servicer or any Depositor, upon a request made in good faith regarding the Company’s delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate with the Purchaser to deliver to the Purchaser (including any of its assignees or designees that are parties to the relevant transaction) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith and reasonable determination of the Purchaser, Master Servicer or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser or Master Servicer may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor Servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same except for compensation and rights arising prior to such termination.

21. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as Servicer for cause and the transfer of servicing of the Mortgage Loans to a successor Servicer due to such termination for cause. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any Servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties (including the Company), and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties and the Company, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit J hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and, at the Purchaser’s expense due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser subject to the limitations of this Section 11.18; and (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such Servicer or issuer, as the case may be, and any other participants in such Reconstitution upon the Purchaser’s request and subject to the limitations of this Section 11.18:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as Originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit L for convenience of reference only. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) provided, however, that Seller shall not be required to provide Static Pool Information with respect to mortgage loans originated prior to January 1, 2006 pursuant to Item 1105(f) of Regulation AB; provided, further, however that Seller shall provide such information if it becomes reasonably available to Seller. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content and presentation of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format as customarily provided by Seller or if Seller does not customarily provide such information as reasonably required by the Purchaser or the Depositor, as applicable and agreed to by the Company;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as Servicer) as required by Item 1108(b) and (c) of Regulation AB, and provided the Company (as Servicer) meets the criteria in Item 1108(a)(3). A summary of the requirements of Item 1108(b) and (c) of Regulation AB is attached hereto as Exhibit L for convenience of reference only. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,
(a) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1117 of Regulation AB, information regarding any legal proceedings pending (or known to be contemplated by governmental authorities) against the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer that could be material to investors in the Securities issued in the related Securitization Transaction, a summary of the requirements of Item 1117 of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only;
(b) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1119 of Regulation AB, information regarding affiliations with respect to the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of Item 1119(a) of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only; and
(c) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1119 of Regulation AB,information regarding relationships and transactions with respect to the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of Item 1119(b) and (c) of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only; and

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) Following the date of any Pass-Through Transfer after January 1, 2006 containing Mortgage Loans and for the period while such Mortgage Loans are in any Pass-Through Transfer, the Purchaser agrees to furnish to the Company, within forty-five (45) days of the close of each related month, on a monthly basis, loan level performance information regarding the related Mortgage Loans, including delinquency, foreclosure and loss data, but excluding any personal borrower information, which Purchaser deems necessary for the Company’s compliance with Regulation AB, and to be used by the Company solely on an aggregate basis for Regulation AB disclosure purposes. The preceding sentence shall only apply to Mortgage Loans for which Purchaser is the Servicer; provided, however, that if Purchaser is no longer the Servicer of the related Mortgage Loans, the Purchaser shall use its best efforts to require the new Servicer to provide such information. The Company agrees that the Purchaser may thereafter provide updated performance information on the Mortgage Loans for any previous period.

(ix) If so requested, in writing, by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any legal proceedings pending, or known to be contemplated by governmental authorities against the Company, any Subservicer or any Third-Party Originator that could be material to investors in the securities issued in such Securitization Transaction that develop following the closing date of such Securitization Transaction, (B) any known affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties (provided that the requesting party identify, in writing, such parties by name) specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships. The obligations of the Company under this paragraph (ix) with respect to a Securitization Transaction shall terminate upon the termination of the Purchaser’s and Depositor’s reporting obligations under the Exchange Act with respect to such securitization;

(x) As a condition to the succession to the Company or any Subservicer as Servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as Servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events with respect to such Mortgage Loans serviced by the Company along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit L and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, the Depositor, and the Master Servicer, and each of their respective affiliates including as applicable each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser with respect to such Pass-Through Transfer, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain (each, a “Regulation AB Loss”) arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by the Company or by another third-party on the direction of the Company, or provided under this Section 11.18 by or at the direction of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.19 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

In the case of any claim involving Regulation AB Losses instituted involving any untrue statement of a material fact alleged to be contained in any Company Information, the Purchaser shall notify the Company and the Company may, but only with the written approval of the Purchaser in the Purchaser’s sole discretion, retain counsel satisfactory to the Purchaser to represent the Purchaser with respect to the Regulation AB Losses (provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation), and the Company shall pay the fees and disbursements of such counsel related to such claim. If the Company assumes the defense of such proceeding, it shall be entitled to settle such proceeding with the written consent of the Purchaser (in its sole discretion) or, if such settlement provides for release of the Purchaser in connection with all matters relating to the proceeding which have been asserted against the Purchaser in such proceeding by the other parties to such settlement, without the consent of the Purchaser.

For purposes of clarification with respect to the indemnification given above in this Section 11.18, the Seller shall only be required to indemnify the Indemnified Parties with respect to Regulation AB Losses that any Indemnified Party incurs when such Regulation AB Losses arise out of or are based upon Company Information and only with respect to those Mortgage Loans sold pursuant to this Agreement; provided, that the indemnification provided in this Section 11.18 shall be the only indemnification with respect to Regulation AB Losses; provided, further, that if any loan performance information is not provided to the Company pursuant to this Agreement, the Company shall have no obligation to indemnify any Indemnified Party for Regulation AB Losses arising from the Company’s failure to provide Static Pool Information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

Section 11.19. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as Servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as Servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b) The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered under this Agreement.

(c) The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

24. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Third Party Beneficiary Rights, Benefits and Obligations.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof and as limited herein as if it were a direct party to this Agreement.

25. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit E:
EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The Servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The Servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the Servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit F:

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the Originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external Servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the Servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the Servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the Servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit J:

EXHIBIT J

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format reasonably acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications customarily required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year), provided that the Company has notice that such other annual certifications will be required.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

FORM OF COMPANY CERTIFICATION

Re: The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit L is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit L and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, the Company may provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly or quarterly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up Servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER] Date: _________________________

By:
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:
1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of Servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.	The total of lines 1 through 12.
3.  Credits:

14-21.	Complete as applicable. Required documentation:
* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________

Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale  Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes                  No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________	________________
HOA/Condo Fees_______________________	________________
______________________________________	________________
______________________________________	________________
Total Expenses	$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance Proceeds	________________	(18)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________	_________________
_________________________________________	_________________
Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)	$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

CHEVY CHASE BANK, F.S.B., as Company

By:
Name:
Title:

EXHIBIT R-3

CITIMORTGAGE SERVICING AGREEMENT

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
(Initial Purchaser)

CITIMORTGAGE, INC.
(Seller and Servicer)

Fixed Rate Mortgage Loans

Dated and effective as of August 1, 2003

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

This is a Mortgage Loan Purchase and Servicing Agreement (the “Agreement”), dated and effective as of August 1, 2003, by and between EMC MORTGAGE CORPORATION, (the "Initial Purchaser," and the Initial Purchaser or the Person, if any, to which the Initial Purchaser has assigned its rights and obligations hereunder as Purchaser with respect to a Mortgage Loan, and each of their respective successors and assigns, the “Purchaser”), and CITIMORTGAGE, INC. (the "Seller").

WITNESSETH:

WHEREAS, Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, certain mortgage loans (the “Mortgage Loans”) on a non-recourse, servicing retained basis, and which shall be delivered as whole loans on the date provided herein (the “Closing Date”);

WHEREAS, Each Mortgage Loan is secured by a mortgage, deed of trust or other instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule; and

WHEREAS, Purchaser and Seller wish to prescribe the manner of the purchase, conveyance, management, servicing and control of the Mortgage Loans.

NOW THEREFORE, In consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01 Definitions.

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Agreement: This Mortgage Loan Purchase and Servicing Agreement, including all exhibits hereto, and all amendments hereof and supplements hereto.

Appraised Value: As to any Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made for the originator of the Mortgage Loan at the origination of the Mortgage Loan or the sales price of the Mortgaged Property, whichever is less, pro-vided, however, that in the case of a no cash out Refinanced Mortgage Loan, such value may be based solely upon the original appraisal.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, that when properly completed and recorded, is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage Loan to Purchaser.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the States of New York , Missouri and Texas are authorized or obligated by law or executive order to be closed.

Citibank: Citibank (New York State) and any successors or assigns.

Closing Date: August 18, 2003, or such other date as may be mutually agreed to by Seller and Purchaser.

Closing Documents: The documents required pursuant to Section 8.01.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 10.09 which shall be entitled "CitiMortgage, Inc., in trust for the [Purchaser], Owner of Fixed Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity identified by the Purchaser, and its successors and assigns, as custodian for the Purchaser.

Customary Servicing Procedures: Procedures (including collection procedures) (i) that Seller customarily employs and exercises in servicing and administering mortgage loans for its own account; (ii) which are in accordance with accepted mort-gage servicing practices of prudent lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and (iii) which are in accordance with Fannie Mae and FHLMC servicing practices and procedures (including any waivers obtained by Seller).

Cut-off Date: August 1, 2003.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced with a Qualified Substitute Mortgage Loan in accordance with this Agreement.

Determination Date: The sixteenth (16th) day, or if such sixteenth (16th) day is not a Business Day, the Business Day immediately preceding such sixteenth (16th) day, of the month of the related Remittance Date.

Due Date: The day of the month of the related Remittance Date on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to each Remittance Date, the period beginning on the second day of the month preceding the month of the Remittance Date, and ending on the first day of the month in which the Remittance Date occurs.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Seller or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Seller (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Seller (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Seller shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Escrow Account: The separate account or accounts created and maintained pursuant to Section 10.11 which shall be entitled "CitiMortgage, Inc., in trust for the [Purchaser], Owner of Fixed Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance pre-miums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 14.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto and any waivers obtained by Seller.

FDIC: The Federal Deposit Insurance Corporation or any successor organization.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond required to be obtained by Seller pursuant to Section 10.16.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Initial Purchaser: EMC Mortgage Corporation.

Liquidating Loan: A Mortgage Loan as to which, prior to the close of business on the Business Day next preceding the Due Date, (a) has become an REO Property or (b) Seller and the Mortgagor have agreed in writing that Seller will accept a deed to the related Mortgaged Property in lieu of foreclosure in whole or partial satisfaction of the Mortgage Loan.

Liquidation Proceeds: Cash (other than REO Disposi-tion Proceeds) received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of the Mortgage Loan, trustee's sale, fore-closure sale or other-wise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the origination date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the origination date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Monthly Payment: With respect to any Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

Mortgage: The mortgage, deed of trust or other instru-ment creating a first lien on an estate in fee simple in real property securing a Mortgage Note, including any rider incorporated by reference therein.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each mortgage loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule. The term Mortgage Loan includes, without limitation, the contents of the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, insurance proceeds, Condemnation Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The documents listed in Exhibit H hereto pertaining to any Mortgage Loan.

Mortgage Loan Remittance Rate: As to each Mortgage Loan, the annual rate of interest payable to Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans attached hereto as Exhibit F, such schedule setting forth the information listed on Schedule I attached hereto.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, consisting of a single parcel of property considered to be real estate under the law of the state in which it is located improved by a residential dwelling.

Mortgagor: The obligor on a Mortgage Note.

Officers' Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President, a Senior Vice President or a Vice President and by the Treasurer or the Secre-tary or one of the Assistant Treasurers or Assistant Secretaries of Seller, or by other duly authorized officers or agents of Seller and delivered to Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel.

OTS: Office of Thrift Supervision, or any successor thereto.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincor-porated organization or government or any agency or political subdivision thereof.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date and is not accompanied by an amount of interest repre-sent-ing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: The price paid on the Closing Date by Purchaser to Seller in exchange for the Mortgage Loans purchased on the Closing Date as calculated as provided in Section 4.01.

Purchase Price Percentage: As defined in Section 4.01.

Purchaser: The Initial Purchaser and any subsequent permitted holder or holders of the Mortgage Loans.

Qualified Insurer: Any insurer acceptable to Seller and qualified to do business in the state in which any related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Qualified Substitute Mortgage Loan: A mortgage loan substituted by Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (a) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall plus interest thereon equal to the related Mortgage Interest Rate will be distributed by Seller to Purchaser in the month of substitution), (b) have a Mortgage Interest Rate equal to the Mortgage Interest Rate of the Deleted Mortgage Loan, (c) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, and (d) comply as of the date of substitution with each representa-tion and warranty set forth in Section 6.01.

Rating Agency: Standard & Poor's, Fitch, Inc., Moody’s Investor Services or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

  Record Date: The close of business of the last Busi-ness Day of the month preceding the month of the related Remit-tance Date.

Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The eighteenth (18th) day of any month, begin-ning in September, 2003, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following such eighteenth (18th) day or if the Mortgage Loans have been sold to third party investors, the Remittance Date, the first Business Day immediately preceding such eighteenth (18th) day.

REO Account: The account or accounts maintained pursuant to Section 10.17.

REO Disposition: The final sale by Seller of a Mortgaged Property acquired by Seller in foreclosure or by deed in lieu of foreclosure.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 10.17.

REO Property: A Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure, as described in Section 10.17.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (a) the product of the Stated Principal Balance of the Mortgage Loan times (i) during the period of the first twelve (12) months following the Closing Date, the greater of (x) the Purchase Price Percentage and (y) 100%, or (ii) for any date thereafter, the lesser of (x) the Purchase Price Percentage and (y) 100%, plus (b) interest on such Stated Principal Balance at a rate equal to the Mortgage Loan Remittance Rate from the date to which interest has last been paid and distributed to Purchaser to the first day of the month following the month of repurchase.

Seller: CitiMortgage, Inc., its successors and assigns.

Servicing Advances: All customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by Seller of its servicing obligations, including, but not limited to, the cost of (a) the inspection, preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage and (d) compliance with the obligations under Section 10.13.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee Purchaser shall pay to Seller, which shall, for each month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Section 10.10) of related Monthly Payments collected by Seller, or as otherwise provided under Section 10.10.

Servicing Fee Rate: With respect to each Mortgage Loan, the servicing fee rate of .25% per annum.

Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit H, the originals of which are delivered to the Purchaser or its designee pursuant to Section 5.03.

Servicing Officer: Any officer of the Seller involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Seller to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan, (a) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (b) all amounts previously distributed to Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof.

Subservicer: Any mortgage loan servicing institution other than Seller which is responsible for the servicing and administration of any Mortgage Loan or any successor appointed pursuant to any Subservicing Agreement; provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement.

Subservicing Account: As defined in Section 10.06.

Subservicing Agreement: Each agreement providing for the servicing of any of the Mortgage Loans by a Subservicer.

Subservicing Fee: As to each Mortgage Loan, the monthly fee payable to the Subservicer, paid by Seller from its Servicing Fee.

Section 1.02 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)
the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)
references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)
a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)	the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)	the term "include" or "including" shall mean without limitation by reason of enumeration.

ARTICLE II

AGREEMENT TO PURCHASE

Section 2.01 Agreement to Purchase.

Seller agrees to sell, and Purchaser agrees to purchase, Mortgage Loans having a Stated Principal Balance of $23,208,784.81 as of Cut-off Date, or in such other amount as agreed by Purchaser and Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by Purchaser on the Closing Date.

ARTICLE III

MORTGAGE LOAN SCHEDULE

Section 3.01 Mortgage Loan Schedule.

Seller shall deliver the Mortgage Loan Schedule to Purchaser at least five (5) Business Days prior to the Closing Date.

ARTICLE IV

PURCHASE PRICE

Section 4.01 Purchase Price.

The Purchase Price for the Mortgage Loans shall be 100.917206% (the “Purchase Price Percentage”) of the aggregate Stated Principal Balance of the Mortgage Loans, as of the Cut-off Date. Purchaser will pay to Seller accrued interest on the Stated Principal Balance of each Mortgage Loan as of the Cut-off Date at its Mortgage Loan Remittance Rate from the Cut-off Date up to and including the day preceding the Closing Date, prorated on the basis of a 360 day year consisting of twelve (12) months of thirty (30) days each.

Purchaser shall own and be entitled to receive with respect to each Mortgage Loan purchased, (a) all scheduled principal due after the Cut-off Date, (b) all other recoveries of principal collected on or after the Cut-off Date (provided, however, that all scheduled payments of principal due on or before the Cut-off Date and collected by Seller after the Cut-off Date shall belong to Seller), and (c) all payments of interest on the Mortgage Loans net of the Servicing Fee (minus that portion of any such interest payment that is allocable to the period prior to the Cut-off Date). The Stated Principal Balance of each Mortgage Loan as of the Cut-off Date is determined after application to the reduction of principal of payments of principal due on or before the Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date. Therefore, for the purposes of this Agreement, payments of scheduled principal and interest prepaid for a Due Date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such prepaid amounts (minus the applicable Servicing Fee) shall be the property of Purchaser. Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of Purchaser, for remittance by Seller to Purchaser on the first Remittance Date such payment is to be applied. All payments of principal and interest, less the applicable Servicing Fee, due on a Due Date following the Cut-off Date shall belong to Purchaser.

ARTICLE V

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; DELIVERY OF MORTGAGE
LOAN DOCUMENTS; TRANSFER OF MORTGAGE LOANS

Section 5.01 Conveyance of Mortgage Loans; Possession of Mortgage Files.

Seller, simultaneously with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over and convey to Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Mortgage Loans. The contents of each Mortgage File not delivered to Purchaser are and shall be held in trust by Seller for the benefit of Purchaser as the owner thereof and Seller's possession of the portion of each Mortgage File so retained is for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by Seller is in a custodial capacity only. Seller shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. Upon the purchase of the Mortgage Loans, the ownership of each Mortgage Note, Mortgage and each related Mortgage File is vested in Purchaser and the ownership of all records and documents with respect to each related Mortgage Loan prepared by or which come into the possession of Seller shall immediately vest in Purchaser and shall be retained and main-tained, in trust, by Seller in such custodial capacity only. The portion of each Mort-gage File so retained shall be appropriately marked to clearly reflect the sale of the related Mortgage Loan to Purchaser. Seller shall release from its custody the contents of any Mortgage File only in accordance with written instructions from Purchaser, unless such release is required as incidental to Seller's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 6.03.

Section 5.02 Books and Records.

All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with a Mortgage Loan shall be held by Seller in trust for the benefit of Purchaser as the owner of the Mortgage Loans.

The sale of each Mortgage Loan shall be reflected on Seller's balance sheet and other financial statements as a sale of assets by Seller. Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership of each Mortgage Loan by Purchaser in Seller’s computer system.

Seller shall maintain in its possession, available for inspection by the Purchaser upon reasonable notice, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC,. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or insurance proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche or other imaged format.

Seller shall maintain with respect to each Mortgage Loan and shall make available for inspection upon reasonable notice by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Seller shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Seller and without cost to Seller or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 5.03 Delivery of Mortgage Loan Documents.

Seller shall deliver to Purchaser or custodian, as directed by Purchaser, the Mortgage Loan Documents as required by Exhibit H hereto for each Mortgage Loan no later than five (5) Business Days prior to the Closing Date.

Seller shall forward to Purchaser or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution; provided, however, that Seller shall provide Purchaser or its designee, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 270 days of its submission for recordation. In the event Seller cannot deliver the original of such documents submitted for recording due to a delay by the recording office in the applicable jurisdiction, Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from Seller confirming that such documents have been accepted for recording. Any such document shall be delivered to Purchaser or its designee promptly upon receipt thereof from the related recording office.

From time to time Purchaser shall deliver or cause to be delivered to Seller, as soon as practicable following receipt of a written request from Seller, by first class mail and at no expense to Seller, any Mortgage Loan Document needed by Seller in connection with the servicing of a Mortgage Loan. Seller’s request for the release of a Mortgage Loan Document shall specify in reasonable detail the reason for Seller’s request. During the time that any such Mortgage Loan Document is in the possession of Seller, such possession shall be deemed to be in trust for the benefit of Purchaser and Seller shall promptly return to Purchaser or its designee any Mortgage Loan Document so released when Seller’s need for such Mortgage Loan Document no longer exists. Purchaser shall indemnify and hold Seller harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Seller may sustain in connection with any third party claim in any way related to Purchaser’s or its designee’s failure to release, in a timely manner, the Mortgage Loan Documents requested by Seller. Purchaser shall pay all costs, fees and expenses in connection with the possession of the Mortgage Loan Documents.

Purchaser shall provide Seller with written notice at least fifteen (15) days prior to any transfer of the Mortgage Loan Documents.

Section 5.04 Transfer of Mortgage Loans.

The Initial Purchaser shall have the right, without the consent of Seller, to assign its interest under this Agreement with respect to all or some of the Mortgage Loans, and designate any person to exercise any rights of Purchaser hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Purchaser with respect to such Mortgage Loans; provided, however, that Seller shall not be required to recognize any assignment to the extent that it would result in Mortgage Loans being serviced for more than three (3) Purchasers hereunder. All references to Purchaser shall be deemed to include its assignee or designee.

Seller shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, Seller shall note transfers of the Mortgage Loans. No transfer of the Mortgage Loans may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, Seller shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as Purchaser of the Mortgage Loans. Purchaser may, subject to the terms of this Agreement, sell and transfer, in whole or in part, the Mortgage Loans, provided that no such sale and transfer shall be binding upon Seller unless such transferee shall agree in writing in the form of (i) an Assignment, Assumption and Recognition Agreement attached hereto as Exhibit G, or (ii) a FNMA Tri-Party Agreement or (iii) a FHLMC Form 960; (collectively, the “Reconstitution Agreements”), to be bound by the terms of this Agreement and an executed copy of such Reconstitution Agreement shall have been delivered to Seller. Upon receipt thereof, Seller shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and the previous Purchaser shall be released from its obligations hereunder to the extent such obligations relate to Mortgage Loans sold by Purchaser. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective permitted successors, assignees and designees.

Section 5.05 Quality Control Procedures.

Seller must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES;
REMEDIES FOR BREACH

Section 6.01 Representations and Warranties Regarding Individual Mortgage Loans.

Seller hereby represents and warrants to Purchaser that, as to each Mortgage Loan, as of the Closing Date (or such other date as may be specified herein):

(a)	The information set forth on the Mortgage Loan Schedule and the magnetic tape or diskette delivered to Purchaser by Seller is complete, true and correct as of the Cut-off Date;

(b)
The Mortgage Note and the Mortgage have not been assigned or pledged, and Seller has good and marketable title thereto, and Seller is the sole owner and holder of the Mortgage Loan free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and has full right and author-ity, subject to no interest or participation of, or agreement with, any other party, to sell and assign the same pursuant to this Agreement;

(c)
The Mortgage is a valid and subsisting first lien on the property therein described, and the Mortgaged Property is free and clear of any and all adverse claims, encumbrances and liens having priority over the first lien of the Mort-gage except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property, and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to the Mortgage and delivered to Purchaser establishes in Seller a valid and sub-sisting first lien on the property described therein, and Seller has full right to sell and assign the same to Purchaser;

(d)
The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if required by law, or, if necessary, to protect the interest of Purchaser. The substance of any such alteration or modification is reflected on the Mortgage Loan Schedule and has been approved by the private mortgage guaranty insurer, if any;

(e)
No instrument of release, alteration, modification or waiver has been executed in connection with the Mortgage Loan, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement which has been approved by the private mortgage guaranty insurer, if any, and except such Mortgage Loan which contains in the related Mortgage File evidence of a release or waiver or an assumption agreement discharging the original borrower from all of the debt obligations in connection with the related Mortgage Loan and providing for the assumption of all such debt obligations by the party assuming the obligations under the Mortgage Loan and, in each case, terms of which are reflected in the Mortgage Loan Schedule;

(f)
There are no defaults in complying with the terms of the Mortgage, and, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(g)
There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Seller has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(h)
There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property which are, or may be, liens prior or equal to, or coordinate with, the lien of the related Mortgage unless such lien is insured under the related title insurance policy;

(i)
All improvements which were included for the purpose of determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property and, to Seller's knowledge, no improvements on adjoining properties encroach upon the Mortgaged Property (other than minor encroachments (i) which do not affect the value of the Mortgage Loan or the Purchaser’s interest therein and (ii) to which properties similar to the Mortgaged Property within the same jurisdiction are commonly subject and which do not interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property);

(j)
No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certif-icates, have been made or obtained from the appropriate authorities and the Mortgaged Property is lawfully occupied under applicable law;

(k)
All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations, federal savings banks or national banks having authorized offices in such state, or (4) not doing business in such state;

(l)
All Mortgage Loans will be current as of the Closing Date. No payment required under any Mortgage Loan has been more than thirty (30) days delinquent prior to the Cut-off Date. All payments due prior to the Cut-off Date for such Mortgage Loan have been made as of the Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan. As of the Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Seller’s servicing collection system.

(m)
The Mortgage File contains each of the documents and instruments specified to be included therein duly executed and in due and proper form, and each such document or instrument is in form acceptable to Fannie Mae and FHLMC, and each Mortgage Note, Mortgage, and appraisal are on forms acceptable to Fannie Mae and FHLMC;

(n)
The Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and by general principles of equity. All parties to the Mortgage Note and the Mort-gage had legal capacity to execute the Mortgage Note and the Mortgage, and each Mortgage Note and Mortgage have been duly and properly executed by such parties;

(o)
Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclo-sure laws applicable to the Mortgage Loan have been complied with. None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, "covered", or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia and North Carolina. The Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Seller’s office during normal business hours upon reasonable advance notice;

(p)
The proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to comple-tion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing Mortgage Loans and the recording of the Mortgage were paid;

(q)
Any future advances made prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured princi-pal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mort-gage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the Mortgagee's consolidated interest or by other title evidence. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(r)
All improvements upon the Mortgaged Property are insured by a generally acceptable insurer acceptable to Fannie Mae or FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of Section 10.15 hereof. All individual insurance policies (collectively, the "hazard insurance policy") are the valid and binding obligation of the insurer and contain a standard mortgagee clause insuring Seller, its successors and assigns, as mortgagee. All premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Seller (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(s)
There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, viola-tion or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration;

(t)
The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counter-claim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(u)
All provisions of each primary mortgage insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a primary mortgage insurance policy obligates the Mortgagor thereunder to maintain the primary mortgage insurance policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(v)
The Mortgage Note is not secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Section 6.01(c). There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(w)
The Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure, subject only to rights of redemption, seizure and other laws that would not materially interfere with the ultimate realization of the benefits of the security;

(x)
No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller or the Mortgagor or, any other party involved in the origination of the Mortgage Loan;

(y)
The Mortgaged Property consists of a single parcel of real property with a one family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit, planned unit development unit or townhouse; provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Seller’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the origination date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(z)
There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and, to Seller's knowledge, no escrow deposits or payments of other charges or payments due Seller have been capital-ized under the Mortgage or the related Mortgage Note;

(aa)	The collection and servicing practices used by Seller with respect to the Mortgage Note and Mortgage have been in all respects legal and customary in the mortgage servicing business;

(bb)
The Mortgage Loan is covered by an ALTA or CLTA mortgage title insurance policy, or such other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC, issued by and the valid and binding obligation of a title insurer acceptable to Fannie Mae or FHLMC, and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage. Such mortgage title insurance policy insures Seller, its successors and assigns as mortgagee and the assignment to Purchaser of Seller's interest in such mortgage title insurance policy does not require the consent of or notification to the insurer, such mortgage title insurance policy is in full force and effect and will be in full force and effect and inure to the benefit of Purchaser upon the consummation of the trans-actions contemplated by this Agreement. No claims have been made under such mortgage title insurance policy and, to Seller's knowledge, no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such mortgage title insurance policy;

(cc)
Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments which will fully amortize the Stated Principal Balance of the Mortgage Loan over its remaining term at the Mortgage Interest Rate. Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than fifteen (15) years, with interest payable in arrears on the first day of each month. The Mortgage Note does not permit negative amortization. None of the Mortgage Loans are “interest-only” Mortgage Loans. None of the Mortgage Loans are considered agricultural loans;

(dd)
The Mortgage Loans were originated or purchased by the Seller and were underwritten in accordance with Fannie Mae guidelines (inclusive of any negotiated items or waivers incorporated into Seller’s Fannie Mae Master Agreement);

(ee)
The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(ff)
The Seller is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the Closing Date, the Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Seller and the Purchaser;

(gg)
The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Seller has not received notification that any such proceedings are scheduled to commence at a future date;

(hh)
The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by an appraiser approved by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(ii)
If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(jj)	The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(kk)	The Mortgage Loan does not contain balloon or "graduated payment" features. No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(ll)
The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(mm)	The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(nn)
As of the Closing Date, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(oo)	The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(pp)	No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(qq)	The Mortgagor for each Mortgage Loan is a natural person;

(rr)	None of the Mortgage Loans are Co-op Loans;

(ss)
With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) the amount allowable by FNMA;

(tt)
With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgaged Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgaged Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(uu)
The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(vv)	None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(ww)
Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx)	Each Mortgage Loan shall acceptable for delivery to Fannie Mae as described in the Fannie Mae Guide.

Section 6.02 Representations and Warranties Regarding Seller.

Seller hereby represents and warrants to Purchaser as of the Closing Date:

(a)
Seller is duly organized, validly existing and in good standing under the laws of Delaware and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement, and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Seller by any such state.

(b)
Seller has power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Seller, subject to applicable law; and all requisite corporate action has been taken by Seller to make this Agreement valid and binding upon Seller in accordance with its terms;

(c)
No approval of the transactions contemplated by this Agreement from any federal or state regulatory authority having jurisdiction over Seller is required or, if required, such approval has been or will, prior to the Closing Date, be obtained;

(d)
The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller and will not result in the breach of any term or provision of the charter or by-laws of Seller or result in the breach of any term or provi-sion of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Seller or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject;

(e)
The transfer, assignment and conveyance of the Mortgage Notes and the Mortgage Loans by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provi-sions in effect in any applic-able jurisdiction;

(f)
There is no action, suit, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller which, either individually or in the aggregate, would result in any material adverse change in the business, operations, financial condition, properties or assets of Seller, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or which would materially impair the ability of Seller to perform under the terms of this Agreement;

(g)	Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(h)
The origination and servicing practices used by the Seller and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Customary Servicing Procedures. With respect to escrow deposits and payments that the Seller, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(i)	The Seller used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller's portfolio at the Cut-off Date;

(j)	The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(k)
Seller is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Seller unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(l)	The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's creditors;

(m)
No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(n)
The Seller acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Seller, the consideration received by Seller upon the sale of the Mortgage Loans to Purchaser under this Agreement constitutes fair consideration for the Mortgage Loans under current market conditions; and

(o)	The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 6.03 Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Sections 6.01 and 6.02 shall survive delivery of the Mortgage Loans to Purchaser, or its designee, and shall inure to the benefit of Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination, or lack of examination, of any Mortgage File.

Upon discovery by either Seller or Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of Purchaser (or which materially and adversely affects the interest of Purchaser in the related Mortgage Loan in the case of a repre-sentation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other. Purchaser agrees to give written notice of any such breach, outlining with specificity the section of this Agreement which Purchaser claims has been violated. Within sixty (60) days of the earlier of either discovery by it or notice to it of any such breach, Seller shall use its best efforts to promptly cure such breach in all material respects and, if such breach cannot be cured during such sixty (60) day period, Seller shall, at Purchaser's option and not later than ninety (90) days after its discovery or receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price.

In the event that any such breach shall involve any representation or warranty set forth in Section 6.02, and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to Seller of such breach, all the Mortgage Loans shall, at Purchaser's option, be repurchased by Seller at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 6.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price (after deducting therefrom any amounts received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution).

However, Seller may, at Purchaser’s option and assuming that Seller has a Qualified Substitute Mortgage Loan, rather than repurchase any Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided, however, that any such substitution shall be effected not later than ninety (90) days after the Closing Date. If Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan.

As to any Deleted Mortgage Loan for which Seller substitutes a Qualified Substitute Mortgage Loan or Loans, Seller shall effect such substitution by delivering to Purchaser for such Qualified Substitute Mortgage Loan or Loans the Mortgage Note, the Mortgage, the Assignment of Mortgage and such other documents and agreements as are required by Section 5.03, with the Mortgage Note endorsed as required by Section 5.03. Seller shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Accrued interest on the Qualified Substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution will be retained by Seller. For the month of substitution, distributions to Purchaser will include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and Seller shall thereafter be entitled to retain all amounts subsequently received by Seller in respect of such Deleted Mortgage Loan. Seller shall give written notice to Purchaser that such substitution has taken place and shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitu-tion of the Qualified Substitute Mortgage Loan. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans, as of the date of substitu-tion, the covenants, representations and warranties set forth in Sections 6.01 and 6.02.

For any month in which Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, Seller will determine the amount (if any) by which the aggregate principal balance of all such Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall (plus interest thereon equal to the related Mortgage Interest Rate) shall be distributed by Seller in the month of substitution pursuant to Section 11.01. Accordingly, on the date of such substitution, Seller will deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such cure, repurchase and substitution obligation, Seller shall indemnify Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach or alleged breach of Seller's representations and warranties contained in this Article VI. It is understood and agreed that the obligations of Seller set forth in this Section 6.03 to cure or repurchase a defective Mortgage Loan and to indemnify Purchaser as provided in this Section 6.03 constitute the sole remedies of Purchaser respecting a breach of the foregoing representations and warranties. The provisions of this Section 6.03 shall survive termination of this Agreement.

Within five (5) Business Days of the repurchase of a Mortgage Loan or substitution of a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan by Seller, Purchaser agrees to return, such repurchased or Deleted Mortgaged Loan to Seller, together with the related Mortgage File and all the documents included therein.

ARTICLE VII

CLOSING

Section 7.01 Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. The closing shall, at Purchaser's option, be either by telephone, confirmed by letter or wire as the parties shall agree or conducted in person, at such place as the parties shall agree.

The closing shall be subject to each of the following conditions:

(a)
All of the representations and warranties of Seller under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, or both, would constitute a default under this Agreement;

(b)
Purchaser and Seller shall have received, or Seller's attorneys shall have received in escrow, all Closing Documents as specified in Section 8.01 of this Agreement, in such forms as are agreed upon and acceptable to Purchaser and Seller, duly executed by all signatories as required pursuant to the respective terms thereof;

(c)	Seller shall have delivered and released to Purchaser or its designee all documents required to be so delivered hereunder; and

(d)	All other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, Purchaser shall pay to Seller on the Closing Date the Purchase Price, plus accrued interest pursuant to Section 4.01 of this Agreement, by wire transfer of immediately available funds to the account designated by Seller in Exhibit I attached hereto.

ARTICLE VIII

CLOSING DOCUMENTS

Section 8.01. Closing Documents.

The Closing Documents shall consist of the following:

(a)	This Agreement, in two (2) counterparts; and

(b)	The Mortgage Loan Schedule, one copy to be attached hereto.

ARTICLE IX

COSTS

Section 9.01 Costs.

Each party shall bear its own costs and expenses. Purchaser will pay any commissions due its salesmen, the legal fees and expenses of its attorneys and all expenses relating to any review of the Mortgage Loans performed by Purchaser. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including recording fees and Seller's attorneys' fees, shall be paid by Seller.

ARTICLE X

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 10.01 Seller to Act as Servicer.

Seller shall service and administer the Mortgage Loans in accordance with this Agreement and Customary Servicing Procedures and shall have full power and authority, acting alone or through Subservicers as provided in Section 10.02, to do or cause to be done any and all things in connection with such servicing and administration which Seller may deem necessary or desirable and consistent with the terms of this Agreement and exercise the same care that it customarily employs for its own account. Seller may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder, and Seller shall diligently pursue all of its rights against such agents or independent contractors.

Consistent with the terms of this Agreement, Seller may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Seller's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that Seller shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate or the Monthly Payment amount, defer or forgive the payment of any principal or interest, change the outstanding principal amount (except for actual payments of principal), make any future advances or extend the final maturity date on such Mortgage Loan. Without limiting the generality of the fore-going, Seller in its own name or in the name of a Subservicer is hereby authorized and empowered by Purchaser when Seller believes it appropriate and reasonable in its best judgment, to execute and deliver, on behalf of itself and Purchaser, all instruments of satisfaction or cancella-tion, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mort-gaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of Purchaser pursuant to the provisions of Section 10.17. Seller shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accor-dance with applicable state and feder-al law and shall provide to the Mortgagors any reports required to be provided to them thereby. Purchaser shall furnish to Seller and any Subservicer any powers of attorney and other docu-ments reasonably necessary or appropri-ate to enable Seller and any Subservicer to carry out their servicing and administra-tive duties under this Agreement.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Seller (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Seller, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Seller will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Seller shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Seller shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

Section 10.02 Subservicing Agreements Between Seller and Subservicers.

Seller may enter into Subservicing Agreements with Subservicers for the servicing and administration of the Mortgage Loans. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provi-sions set forth in Section 10.06. Subject to Section 16.01, Seller and the Subservicers may make amend-ments to the Subservicing Agreements or enter into different forms of Subservicing Agree-ments; pro-vided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agree-ment, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be mate-rially adverse to the interests of Purchaser, without the consent of Purchaser. Any variation from the provisions set forth in Section 10.06 relating to insur-ance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to Seller, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited.

As part of its servicing activities hereunder, Seller, for the benefit of Purchaser, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as Seller, in its good faith busi-ness judgment, would require were it the owner of the related Mortgage Loans. Seller shall pay the costs of such enforce-ment at its own expense, but shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement only to the extent, if any, that such recovery exceeds all amounts due hereunder in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

Section 10.03 Successor Subservicers.

Seller shall be entitled to terminate any Subservicing Agreement and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accor-dance with the terms and condi-tions of such Subservicing Agree-ment. In the event of termination of any Subservicer, all servicing obliga-tions of such Subservicer shall be assumed simultan-eously by Seller without any act or deed on the part of such Subservicer or Seller, and Seller either shall service directly the related Mort-gage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 10.02. If Seller enters into a Subservicing Agreement with a successor Subservicer, Seller shall use reasonable efforts to have the successor Subservicer assume liability for the representations and warranties made by the terminated Subservicer in respect of the related Mortgage Loans, and in the event of any such assumption by the successor Subservicer, Seller may, in the exercise of its business judg-ment, release the terminated Subservicer from liability for such representations and warranties.

Section 10.04 Liability of Seller.

Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrange-ments between Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, Seller shall remain obligated and liable to Purchaser for the servicing and administer-ing of the Mortgage Loans in accordance with the provisions of Section 10.01 without diminu-tion of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnifica-tion from the Subservicer for any acts and omissions and to the same extent and under the same terms and condi-tions as if Seller alone were servicing and adminis-ter-ing the Mortgage Loans and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Seller alone and Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay Subservicer's fees and expenses except pursuant to an assumption of Seller's obligations pursuant to Section 16.01. For purposes of this Agree-ment, Seller shall be deemed to have received payments on Mortgage Loans when the Subservicer has received such pay-ments. Seller shall be entitled to enter into any agreement with a Subservicer for indemnification of Seller by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemni-fication. Seller shall pay all fees and expenses of the Subservicer from its own funds, the Servicing Fee or other amounts permitted to be retained by or reimbursed to Seller hereunder.

The Seller will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

In the event that the Seller's responsibilities and duties under this Agreement are terminated and if requested to do so by the Purchaser, the Seller shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Seller. The Seller shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Seller's own funds without reimbursement from the Purchaser.

Section 10.05 No Contractual Relationship Between Subservicers and Purchaser.

Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such and not as Seller shall be deemed to be between the Subservicer and Seller alone, and Purchaser shall not be deemed a party thereto and shall have no claims, rights, obliga-tions, duties or liabilities with respect to the Subservicer except as set forth in Section 16.01.

Section 10.06 Subservicing Accounts.

In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account, and shall be segregated on the books of the Subservicer and relate only to the Mortgage Loans subject to this Agreement and other mortgage loans owned or serviced by Seller. All funds depos-ited in the Subservicing Account with respect to the Mortgage Loans shall be held for the benefit of Purchaser. The Subservicer shall deposit in the Subservicing Account on a daily basis all amounts of the type described in clauses (a) through (f) of Section 10.09, received by the Subservicer with respect to the Mortgage Loans. On the date set forth in the related Subservicing Agreement (the "Subservicer Remittance Date"), the Subservicer will be required to remit all such amounts to Seller, except, if applicable, any Monthly Payment received which consti-tutes a late recovery with respect to which a Subservicer Advance (as defined below) was previ-ously made; and, if the Subservicing Agreement so provides, the Subservicer will also be required to remit, with respect to each Mortgage Loan for which the Monthly Payment due on the immediately preced-ing Due Date was delinquent as of the Subservicer Remittance Date, an amount equal to such Monthly Pay-ment net of the related Subservicing Fee (a "Subservicer Advance"). The Subservicer may deduct from each remittance, as provided above, an amount equal to Subservicing Fees to which it is then entitled to the extent not previously paid to or retained by it. Seller is not obligated to require in a Subservicing Agreement that any Subservicer make Subservicing Advances as described above; provided, however, that Seller shall be responsible for making Servicing Advances with respect to such Mortgage Loans.

Section 10.07 Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, Seller shall take such action as it shall deem to be in the best interest of Purchaser. In the event that any payment due under any Mortgage Loan remains delinquent for a period of ninety (90) days or more, Seller shall commence foreclosure proceedings in accordance with its customary and usual foreclosure procedures. In such connection, Seller shall from its own funds make all necessary and proper Servicing Advances through final disposition but only to the extent that Seller shall determine, in its good faith judgment, that the amount of a proposed Servicing Advance is recoverable. Seller shall be reimbursed for all Servicing Advances in accordance with this Agreement.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Seller as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Seller shall on the date said termination takes effect or, upon notice to Seller for any trailing bills paid by Seller, be reimbursed for any unreimbursed monthly advances of the Seller's funds made pursuant to Section 11.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan. In the event of any such termination, the provisions of Section 16.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Seller, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Seller provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Seller shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Seller shall either itself or through an agent selected by Seller, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting as required by law.

Section 10.08 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, Seller will proceed diligently, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable. Further, Seller will take special care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in any Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 10.09 Establishment of Custodial Account; Deposits in Custodial Account.

Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the "Custodial Account"). The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within 24 hours of receipt. The creation of any Custodial Account shall be evidenced by (a) a certification in the form of Exhibit B hereto, in the case of an account estab-lished with Citibank, or (b) a letter agree-ment in the form of Exhibit C hereto, in the case of an account held by a depository other than Citibank. In either case, a copy of such certification or letter agreement shall be furnished to Purchaser within five (5) Business Days after the Closing Date and a copy to any subsequent purchaser upon request.

Seller shall deposit in the Custodial Account on a daily basis, or as and when received from the Subservicer, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date):

(a)	all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(b)	all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(c)	all Liquidation Proceeds;

(d)
all proceeds received by Seller under any title, hazard, private mortgage guaranty or other insurance policy other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures;

(e)
all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures;

(f)	any amount required to be deposited in the Custodial Account pursuant to Sections 11.01, 11.03 and 12.02;

(g)
any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 6.03, and all amounts required to be deposited by Seller in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Section 6.03;

(h)	all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures, the loan documents or applicable law; and

(i)
with respect to each full or partial Principal Prepayment any amounts to the extent that collections of interest are less than one (1) full month’s interest at the applicable Mortgage Loan Remittance Rate (“Prepayment Interest Shortfalls”), such Prepayment Interest Shortfalls will be deposited by Seller to the extent of its aggregate Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees need not be deposited by Seller in the Custodial Account. Any interest or earnings on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of Seller and Seller shall be entitled to retain and withdraw such interest from the Custodial Account.

Section 10.10 Withdrawals From the Custodial Account.

Seller shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(a)	to make payments to Purchaser in the amounts and in the manner provided for in Section 11.01;

(b)
to temporarily reimburse itself for advances of Seller funds made pursuant to Section 11.03, Seller's right to permanently reimburse itself pursuant to this subclause (b) being limited to amounts received on the related Mortgage Loan which represent payments of principal and/or interest respecting which any such advance was made;

(c)
to reimburse itself first for all unreimbursed Servicing Advances, second for unreimbursed advances of Seller funds made pursuant to Section 11.03, and third for any unpaid Servicing Fees, Seller's right to reimburse itself pursuant to this subclause (c) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, amounts representing proceeds of insurance policies covering the related Mortgaged Property and such other amounts as may be collected by Seller from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reim-bursement, Seller's right thereto shall be prior to the rights of Purchaser unless Seller is required to repurchase a Mortgage Loan pursuant to Section 6.03, in which case Seller's right to such reimbursement shall be subsequent to the payment to Purchaser of the repurchase price pursuant to Section 6.03 and all other amounts required to be paid to Purchaser with respect to such Mortgage Loan;

(d)
to reimburse itself for all unreimbursed Servicing Advances, advances of Seller funds made pursuant to Section 11.03 and unpaid Servicing Fees to the extent that such amounts are nonrecoverable by Seller pursuant to subclause (c) above, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by Seller pursuant to Section 6.03, and to reimburse itself for such amounts to the extent that such amounts are not recovered from the disposition of REO Property pursuant to Section 10.17 hereof;

(e)	to reimburse itself for subsequent trailing bills related to a previously disposed of REO Property in which distribution of the net cash proceeds has occurred;

(f)	to reimburse itself for expenses incurred by and reimbursable to it pursuant to Section 13.01;

(g)	to pay to itself any interest earned on funds deposited in the Custodial Account, such withdrawal to be made monthly not later than the Remittance Date;

(h)	to withdraw any amounts inadvertently deposited in the Custodial Account;

(i)	to clear and terminate the Custodial Account upon the termination of this Agreement; and

(j)	to withdraw Service Fees to the extent deposited therein.

On each Remittance Date, Seller shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 11.01(c) and (d), Seller is not obligated to remit on such Remittance Date. Seller may use such with-drawn funds only for the purposes described in this Section 10.10.

Section 10.11 Establishment of Escrow Account; Deposits in Escrow Account.

Seller shall segregate and hold or cause any Subservicer to segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the "Escrow Account"). The Escrow Account shall be an Eligible Account. In any case, the Escrow Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by Seller. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit J. The original of such letter agreement shall be furnished to the Purchaser within five (5) Business Days after the Closing Date, and upon request to any subsequent purchaser.

Seller or the Subservicer shall deposit in the Escrow Account on a daily basis, and retain therein: (a) all Escrow Payments collec-ted on account of the Mortgage Loans, for the purpose of effect-ing timely payment of any such items as required under the terms of this Agreement, and (b) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property. Seller shall make withdrawals therefrom only in accordance with Section 10.12 hereof. As part of its servicing duties, Seller or the Subservicer shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law.

Section 10.12 Withdrawals From Escrow Account.

Withdrawals from the Escrow Account shall be made by Seller or the Subservicer only (a) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance pre-miums, fire and hazard insurance premiums or other items consti-tuting Escrow Payments for the related Mortgage, (b) to reimburse Seller for any Servicing Advance made by Seller pursuant to Section 10.13 hereof with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late payments or collec-tions of Escrow Payments there-under, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) for transfer to the Custodial Account upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by applicable law, (e) for application to restore or repair of the Mortgaged Property, (f) to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), such withdrawal to be made monthly not later than the Remittance Date or (h) to clear and terminate the Escrow Account upon the termina-tion of this Agreement.

Section 10.13 Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, Seller or the Subservicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of private mortgage guaranty insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by Seller in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that a Mortgage does not provide for Escrow Payments, Seller shall determine that any such payments are made by the Mortgagor at the time they first become due. Seller assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Seller will maintain in full force and effect primary mortgage insurance policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Seller will not cancel or refuse to renew any primary mortgage insurance policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement primary mortgage insurance policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Seller shall not take any action which would result in non-coverage under any applicable primary mortgage insurance policy of any loss which, but for the actions of the Seller would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 12.01, the Seller shall promptly notify the insurer under the related primary mortgage insurance policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the primary mortgage insurance policy. If such primary mortgage insurance policy is terminated as a result of such assumption or substitution of liability, the Seller shall obtain a replacement primary mortgage insurance policy as provided above.

In connection with its activities as servicer, the Seller agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any private mortgage insurance policy in a timely fashion in accordance with the terms of such primary mortgage insurance policy and, in this regard, to take such action as shall be necessary to permit recovery under any primary mortgage insurance policy respecting a defaulted Mortgage Loan. Pursuant to Section 10.09, any amounts collected by the Seller under any primary mortgage insurance policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 10.10.

Section 10.14 Transfer of Accounts.

Seller may transfer the Custodial Account or the Escrow Account to a different depository institution; provided such new account at such depositary institution is an Eligible Account. Such transfer to a non-Citigroup affiliate shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 10.15 Maintenance of Hazard Insurance.

Seller shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the greater of (i) the outstanding principal balance owing on the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) Seller will cause to be maintained a flood insurance policy meeting the requirements of the current guide-lines of the Federal Insurance Administration with a gener-ally acceptable insurance carrier, in an amount representing coverage not less than the least of (a) the out-standing principal balance of the Mortgage Loan, (b) the full insurable value of the Mortgaged Property, or (c) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, each as amended. Seller shall also maintain on property acquired upon foreclos-ure, or by deed in lieu of fore-closure, of any Mortgage Loan, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insur-ance and, to the extent required and available under the Flood Disaster Protection Act of 1973, each as amended, flood insurance in an amount required above. Any amounts collected by Seller under any such policies (other than amounts to be depos-ited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or property acquired in liquida-tion of the Mortgage Loan, or to be released to the Mortgagor in accordance with Customary Servicing Procedures) shall be depos-ited in the Custodial Account, subject to with-drawal pursuant to Section 10.10. It is understood and agreed that no earthquake or other additional insurance need be required by Seller of any Mortgagor or maintained on property acquired in respect of a Mortgage Loan, other than pursuant to such appli-cable laws and regulations as shall at any time be in force and as shall require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to Seller and its successors and/or assigns, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to Seller. Seller shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent.

Section 10.16 Fidelity Bond; Errors and Omissions Insurance.

Seller shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Seller Employees"). Any such fidelity bond and errors and omissions insurance shall protect and insure Seller against losses, including forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required pursuant to this Agreement, and negligent acts of such Seller Employees. Such fidelity bond shall also protect and insure Seller against losses in connection with the release or satis-faction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 10.16 requiring such fidelity bond and errors and omis-sions insurance shall diminish or relieve Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Seller shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Seller shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. Upon request by Purchaser, Seller shall provide Purchaser with an insurance certificate certifying coverage under this Section 10.16, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 10.17 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Purchaser, or in the event Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by Seller, at expense of Purchaser, from an attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than Purchaser shall acknowledge in writing that such title is being held as nominee for Purchaser.

Seller shall manage, conserve, protect and operate each REO Property for Purchaser solely for the purpose of its prompt disposition and sale. Seller shall either itself or through an agent selected by Seller, manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Seller shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as Seller deems to be in the best interest of Purchaser.

With respect to all REO Property, Seller shall hold all funds collected and received in connection with the operation of the REO Property separate and apart from its own funds or general assets and shall establish and maintain with respect to all REO Property an REO Account or Accounts, in the form of a non-interest bearing demand account, titled "[Seller] in trust for Purchaser-Fixed Rate Mortgage Loans as tenants in common" unless an Opinion of Counsel is obtained by Seller to the effect that the classi-fication as a grantor trust for federal income tax purposes of the arrangement under which the Mortgage Loans and the REO Property are held will not be adversely affected by holding such funds in another manner. Such REO Account shall be established with Seller or, with the prior consent of Purchaser, with a commercial bank, a mutual savings bank or a savings and loan association. The creation of the REO Account shall be evidenced by (a) a certifi-cation in the form shown in Exhibit D hereto, in the case of an account established with Citibank, or (b) a letter agreement in the form shown in Exhibit E hereto, in the case of an account held by a depository other than Citibank. In either case, an original of such certification or letter agreement shall be furnished to Purchaser upon request.

Seller shall cause to be deposited on a daily basis in the REO Account all revenues received with respect to the conservation and disposition of the related REO Property and shall withdraw therefrom funds necessary for the proper opera-tion, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 10.15 hereof and the fees of any managing agent acting on behalf of Seller. Seller shall not be entitled to retain interest paid or other earnings, if any, on funds deposited in such REO Account. Seller shall make distributions as required on each Remittance Date to Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Seller shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property as soon as practicable but in any event within three (3) years after title has been taken to such REO Property. If a purchase money mortgage is taken in accordance with such sale, such purchase money mortgage shall not be held pursuant to this Agreement.

The disposition of REO Property shall be carried out by Seller and shall be made at such price, and upon such terms and conditions, as Seller deems to be in the best interests of Purchaser. Upon the request of Purchaser, and at Purchaser's expense, Seller shall cause an appraisal of the REO Property to be performed for Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the REO Account and, as soon as practical there-after, the expenses of such sale shall be paid, Seller shall reimburse itself for any and all related unreimbursed Servicing Advances, unpaid Servicing Fees, any and all unreimbursed advances made and any appraisal performed and the net cash proceeds of such sale remaining in the REO Account shall be distributed to Purchaser.

Upon request, with respect to any REO Property, Seller shall furnish to Purchaser a statement covering Seller's efforts in connection with the sale of that REO Prop-erty and any rental of the REO Property incidental to the sale thereof for the previous month (together with an operat-ing state-ment). That statement shall be accompanied by such other information as Purchaser shall reasonably request.

ARTICLE XI

PAYMENTS TO PURCHASER

Section 11.01 Distributions.

On each Remittance Date, Seller shall remit by wire transfer of immediately available funds to the account designated in writing by Purchaser of record on the preceding Record Date (a) all amounts deposited in the Custodial Account as of the close of business on the preceding Determination Date (net of all amounts withdrawable therefrom pursuant to Section 10.10), plus (b) all amounts, if any, which Seller is obli-gated to distribute pursuant to Section 11.03, minus (c) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subse-quent to the related Due Period, minus (d) any amounts attributable to Principal Prepayments received after the last day of the calendar month preceding the month of the Remittance Date, which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayments in accordance with Section 10.09(h), minus (e) any amounts attributable to reimbursement for unreimbursed Servicing Advances, advance of Seller funds, and unpaid Servicing Fees pursuant to Section 10.10(d), and minus (f) any amounts attributable to reimbursement for subsequent trailing bills related to a previously disposed of REO Property in which distribution of net cash proceeds has occurred pursuant to Section 10.10(e).

With respect to any remittance received by Purchaser after the Business Day on which such payment was due, Seller shall pay to Purchaser interest on any such late payment at a rate equal to the overnight federal funds effective rate, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by Seller to Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. The payment by Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by Seller.

To the extent that the amount of a remittance or distribution to Purchaser made hereunder is in greater than the amount thereof properly to be remitted pursuant to the terms of this Agreement, Seller will give prompt written notice thereof to Purchaser after Seller's discovery thereof, including the amount of such remittance or distribution that was paid in error. If, by the Remittance Date immediately following such notice, Purchaser has not reimbursed the Custodial Account or Seller, as applicable, for the amount of such erroneous remittance or distribution (without any liability on the part of Purchaser for interest thereon), Seller shall be entitled to withhold such amount from the remittance to be made on such Remittance Date.

Section 11.02 Statements to Purchaser.

Not later than seven (7) Business Days after each month end, Seller shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Seller's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. The corresponding individual loan accounting report shall be on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Seller, and shall contain the information set forth in Exhibit L hereto.
In addition, within a reasonable period of time after the end of each calendar year, Seller will furnish a report to each Person that was a Purchaser at any time during such calendar year. Such report shall state the aggregate of amounts (a) remitted on each Remittance Date which is allocable to principal and allocable to interest and (b) of servicing compensation received by Seller as servicer on each Remittance Date for such calendar year or, in the event such Person was a Purchaser of record during only a portion of such calendar year, for the applicable portion of such year. Such obligation of Seller shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by Seller pursuant to any requirements of the Internal Revenue Code of 1986 as from time to time in force.

Seller shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the trans-actions contemplated hereby. In addition, Seller shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

Section 11.03  Advances by Seller.

On the Business Day immediately preceding each Remit-tance Date, Seller shall deposit in the Custodial Account an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determina-tion Date. This deposit may be offset by any funds held for a future distribution not due on the current Remittance Date. Seller's obligation to make such advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all other payments or recoveries (including proceeds under any title, hazard or other insurance policy, or condemnation awards) with respect to the Mortgage Loan, provided, however, that such obligation shall cease if (a) there has been a final disposition of the Mortgage Loan or (b) if Seller, in its good faith judgment, determines that such advances would not be recoverable pursuant to Section 10.10(d). The determination by Seller that an advance, if made, would be nonrecoverable, shall be evidenced by an Officer's Certificate of Seller, delivered to Purchaser, which details the reasons for such determination and contains an appraisal of the value of the Mortgaged Property.

Section 11.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Seller shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Seller and Purchaser. The Seller shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE XII

GENERAL SERVICING PROCEDURE

Section 12.01 Assumption Agreements.

Seller will use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note to the extent permitted by law, provided that Seller shall permit such assumption if so required in accordance with the terms of the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, Seller will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, Seller will not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related private mortgage guaranty policy, if any. If Seller reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, Seller may enter into an assumption and modifica-tion agree-ment with the person to whom such property has been con-veyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applica-ble law, the Mort-gagor remains liable thereon. In connection with any such assump-tion, the outstanding principal amount, the Monthly Payment and the Mortgage Interest Rate of the re-lated Mortgage Note shall not be changed, and the term of the Mortgage Loan will not be increased or decreased. If an assumption is allowed pursuant to this Section 12.01, Seller with the prior consent of the private mortgage guaranty insurer, if any, is authorized to enter into a substitution of liability agreement with Purchaser of the Mortgaged Property pursuant to which the origi-nal Mortgagor is released from liability and Purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. Any fee collected by Seller for entering into any such assumption agreement will be retained by Seller as additional servicing compensation.

In connection with any such assumption or substitution of liability, the Seller shall follow the underwriting practices and procedures of the Seller. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Seller diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Seller shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Seller for entering into an assumption or substitution of liability agreement shall belong to the Seller.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Seller shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Seller may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 12.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 12.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by Seller of a notification that payment in full will be escrowed in a manner customary for such purposes, Seller or the Subservicer will obtain, in accordance with Section 5.03 hereof, the portion of the Mortgage File that is in the possession of the Purchaser, prepare and process any required satisfaction or release of the Mortgage and notify Purchaser as provided in Section 11.02.

In the event Seller grants a satisfaction or release of a Mort-gage without having obtained payment in full of the indebtedness secured by the Mortgage or should Seller otherwise prejudice any right Purchaser may have under the mortgage instru-ments, Seller, upon written demand of Purchaser, shall remit within two (2) Business Days to Purchaser the Stated Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account. Seller shall maintain the Fidelity Bond and errors and omissions insurance as provided for in Section 10.16 insuring Seller against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the proce-dures set forth herein.

Section 12.03 Servicing Compensation.

As compensation for its services hereunder, Seller shall be entitled to retain from interest payments on the Mort-gage Loans the Servicing Fee. Additional servicing compensation in the form of assumption fees and late payment charges shall be retained by Seller or any related Subservicer to the extent not required to be deposited in the Custodial Account. Seller shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Section 12.04 Annual Statement as to Compliance.

The Seller will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Seller beginning in March 2004, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Seller during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Seller has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Seller to the Purchaser upon request.

Section 12.05 Annual Independent Public Accountants' Servicing Report.

Within ninety (90) days of Seller's fiscal year end beginning in March 2004, the Seller at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Seller's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Seller's servicing has been conducted in compliance with the agreements examined pursuant to this Section 12.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Seller to the Purchaser. In addition, on an annual basis, Seller shall provided Purchaser with copies of its audited financial statements.

Section 12.06 Purchaser's Right to Examine Seller Records.

Purchaser shall have the right, at all reasonable times upon reasonable notice and as often as reasonably required, to examine and audit any and all of the books, records or other information of Seller whether held by Seller or by another on behalf of Seller, which are relevant to the performance or observance by Seller of the terms, covenants or condi-tions of this Agreement.

Section 12.07 Seller Shall Provide Access/Information as Reasonably Required.

Seller shall provide to Purchaser access to any documentation regarding the Mortgage Loans which may be required by applicable regulations (the "Regulations"). Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of Seller.

In addition, Seller shall furnish upon request by Purchaser, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and the Regulations. All such reports or information shall be provided by and in accordance with all reasonable instructions and direc-tions Purchaser may require. Seller agrees to execute and deliver all such instruments and take all such action as Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Seller for the most recently completed two (2) fiscal years for which such statements are available.

ARTICLE XIII

SELLER

Section 13.01 Indemnification; Third Party Claims.

In addition to the indemnification provided in Section 6.03, Seller shall indemnify and hold harmless Purchaser against any and all claims, losses, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Purchaser may sustain in any way related to the failure of Seller to perform its duties, obligations, covenants and agreements and service the Mortgage Loans in strict compliance with the terms of this Agreement. Seller shall immediately notify Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and Seller shall assume (with the consent of Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judg-ment or decree which may be entered against Seller or Purchaser in respect of such claim. Seller shall provide Purchaser with a written report of all expenses and advances incurred by Seller pursuant to this Section 13.01 and Purchaser shall promptly reim-burse Seller for all amounts advanced by it pur-suant to the preceding sentence except when the claim in any way relates to Seller's failure to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or a breach of representation or warranty set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser or its designee becomes record owner of any Mortgaged Property, Seller shall not be deemed to have failed to perform its obligations hereunder where it fails to act in response to any notice delivered to the record holder of the Mortgaged Property if (i) statutory notice was not delivered to Seller, (ii) Seller had no actual knowledge of the situation surrounding such notice and (iii) Seller's inaction was due entirely to Seller's lack of receipt of such notice. The provisions of this Section 13.01 shall survive termination of this Agreement.

Section 13.02 Merger or Consolidation of Seller.

Seller will keep in full effect its existence, rights and franchises as a corporation, and will obtain and preserve its qualification to do business as a foreign corpora-tion in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to substantially all of the business of Seller (whether or not related to loan servic-ing), shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the con-trary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (ii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 13.03 Limitation on Liability of Seller and Others.

Seller and any director, officer, employee or agent of Seller may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder; provided, however, that this provision shall not protect the Seller or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. Subject to the terms of Section 13.01, Seller shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to Seller's duty to service the Mortgage Loans in accord-ance with this Agreement; provided, however, that the Seller may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Seller shall be entitled to be reimbursed therefor from the Purchaser upon written demand.
.
Section 13.04 Seller Not to Resign.

Seller shall not assign this Agreement nor resign from the obligations and duties hereby imposed on it except by mutual consent of Seller and Purchaser or upon the determination that Seller's duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by Seller. Notwithstanding the foregoing, Seller shall have the right to assign its rights under this Agreement to Citigroup, Inc. or any subsidiary of Citigroup, Inc.

Section 13.05 No Transfer of Servicing.

With respect to the retention of the Seller to service the Mortgage Loans hereunder, the Seller acknowledges that the Purchaser has acted in reliance upon the Seller's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Seller shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may assign any compensation arising from servicing under this Agreement to an affiliate of Seller.

Without in any way limiting the generality of this Section 13.05, in the event that the Seller either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Seller (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

In the event there is a termination of servicing pursuant to this Agreement, Seller shall cause its affiliate to whom Seller transferred the servicing compensation hereunder to transfer all the right, title and interest in the servicing compensation to EMC Mortgage Corporation ("EMC") or its designee, and Seller shall indemnify EMC for any and all losses for its failure to assign such right, title and interest to the servicing compensation as required herein.

ARTICLE XIV

DEFAULT

Section 14.01 Events of Default.

In case one or more of the following Events of Default by Seller shall occur and be continuing, that is to say:

(a)
any failure by Seller to remit to Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requir-ing the same to be remedied, shall have been given to Seller by Purchaser; or

(b)
failure by Seller to duly observe or perform, in any material respect, any other covenants, obligations or agreements of Seller as set forth in this Agreement which failure continues unremedied for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Seller by Purchaser; or

(c)
a decree or order of a court or agency or super-visory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, read-justment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Seller and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days; or

(d)
Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, read-just-ment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Seller or relating to all or substantially all of Seller's property; or

(e)
Seller shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntar-ily suspend payment of its obligations; or

(f)	Seller attempts to assign this Agreement except in compliance with the terms of this Agreement; or

(h) the Seller ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Seller's ability to perform its obligations hereunder; or

(i) the Seller fails to meet the eligibility criteria set forth in the last sentence of Section 13.02; or

(j)	the Seller ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(k) the Seller attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, Purchaser, by notice in writing to Seller (except in the case of an Event of Default under clauses (c), (d) or (e) above, in which case, automatically and without notice), may, in addition to whatever rights Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of Seller under this Agreement and in and to the Mortgage Loans and the proceeds thereof. On and after the receipt by Seller of such written notice (or, in the case of an Event of Default under clauses (c), (d) or (e) above, in which case, automatically and without notice) all authority and power of Seller under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 16.01. Upon written request from Purchaser, Seller shall prepare, execute and deliver to a successor any and all documents and other instru-ments, place in such successor's possession all Mortgage Files and do or cause to be done all other acts or things neces-sary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the trans-fer and endorsement or assignment of the Mortgage Loans and related documents to the successor at Seller's sole expense. Seller agrees to cooperate with Purchaser and such successor in effecting the termination of Seller's responsi-bil-ities and rights hereunder, including, without limita-tion, the transfer to such successor for administration by it of all amounts which shall at the time be credited by Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 14.02 Waiver of Defaults.

Purchaser may waive only by written notice any default by Seller in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived in writing.

ARTICLE XV

TERMINATION

Section 15.01 Termination.

This Agreement shall terminate upon either: (a) the later of the distribution to Purchaser of final payment or liquidation with respect to the last Mortgage Loan (or advances of same by Seller), or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder; (b) mutual consent of Seller and Purchaser in writing; or (c) the repurchase by Seller of all Mortgage Loans (and all REO Property which has not been sold at a price equal to 100% of the outstanding principal balance of each Mortgage Loan on the day of repurchase) plus accrued interest thereon at a rate equal to the Mortgage Loan Remittance Rate to the date of repurchase plus the appraised value of any such REO Property, such appraisal to be conducted by an appraiser mutually agreed upon by Seller and Purchaser.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

Section 16.01 Successor to Seller.

Prior to termination of Seller's responsibilities and duties under this Agreement pursuant to Sections 13.04, 14.01 or 15.01(b), Purchaser shall (a) succeed to and assume all of Seller's responsibilities, rights, duties and obligations under this Agreement or (b) appoint a successor which shall succeed to all rights and assume all of the responsi-bilities, duties and liabilities of Seller under this Agreement prior to the termination of Seller's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compen-sation shall be in excess of that permitted Seller under this Agreement without the consent of Purchaser. In the event that Seller's duties, responsibili-ties and liabilities under this Agreement shall be terminated pursuant to the afore-mentioned Sections, Seller shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termin-ation until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or preju-dice the rights or financial condition of its successor. The resignation or removal of Seller pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve Seller of the representations and warranties made pursuant to Sections 6.01 and 6.02 and the remedies available to Purchaser under Section 6.03, it being understood and agreed that the provisions of such Sections 6.01, 6.02 and 6.03 shall be applicable to Seller notwithstanding any such resignation or termination of Seller, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to Seller and to Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of Seller, with like effect as if originally named as a party to this Agreement. Any termination or resignation of Seller or this Agreement pursuant to Section 13.04, 14.01 or 15.01 shall not affect any claims that Purchaser may have against Seller arising prior to any such termination or resignation.

Seller shall promptly deliver to the successor the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, respon-sibilities, obligations and liabilities of Seller.

Upon a successor's acceptance of appointment as such, Seller shall notify by mail Purchaser of such appointment.

Section 16.02 Amendment.

This Agreement may be amended from time to time by Seller and Purchaser by written agreement signed by Seller and Purchaser; provided that if any of the rights, duties or obligations of Seller as such would be affected by such amendatory agreement, such agreement must also be consented to by Seller.

Section 16.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agree-ment is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by Seller at Purchaser's expense upon direction of Purchaser, but only when such direction is accompanied by an Opinion of Counsel to the effect that such recordation mate-rially and beneficially affects the interests of Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 16.04 Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided.

Section 16.05 Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 16.06 Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, to (a) in the case of Seller, CitiMortgage, Inc. 12855 North Outer Forty Drive, MS 74, Saint Louis, Missouri 63141, Attention: Capital Markets, with a copy to CitiMortgage, Inc., 15851 Clayton Road, MS 313, Ballwin, Missouri 63011, Attention: Investor Reporting Department, or such other address as may hereafter be furnished to Purchaser in writing by Seller and (b) in the case of Purchaser, EMC Mortgage Corporation, Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038, Attention: Ms. Ralene Ruyle; with a copy to Bear Stearns Mortgage Capital Corporation, 383 Madison Avenue, New York, New York 10179, Attention: Mary Haggerty, or such other address as may hereafter be furnished to Seller in writing by Purchaser.

Section 16.07 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such inability.

Section 16.08 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of Seller shall be rendered as an independent contractor and not as agent for Purchaser.

Section 16.09 Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 13.04, this Agreement shall inure to the benefit of and be binding upon Seller, Seller and Purchaser and their respective successors and assigns.

Section 16.10 Further Assurances.

Seller understands that Purchaser may resell the Mortgage Loans as whole loans or as part of a securitization in which a third party may act as master servicer. In the event that as part of such sale or securitization, additional information regarding the Mortgage Loans or modification of the reporting requirements may be requested, Seller agrees to review such requests by Purchaser’s transferee or master servicer only if, in Seller’s judgment, fulfilling such requests would require no material modifications to Seller’s servicing processes or systems and any and all costs to provide such reports and information shall be borne by Purchaser.

Section 16.11 Cooperation of Seller with a Reconstitution.

The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, upon fifteen (15) days notice (provided Purchaser shall use its best efforts to provide thirty (30) days notice) to Seller (which notice shall include a copy of the proposed Reconstitution Agreement), the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to (subject to the limitation on the number of Purchasers in Section 5.04 hereof):

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Seller agrees to execute in connection with any agreements among the Purchaser, the Seller, and any servicer in connection with a Whole Loan Transfer, a Reconstitution Agreement. It is understood that any such Reconstitution Agreement will not contain any greater or different obligations on the part of Seller than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Seller shall provide to such Purchaser any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Seller, whether through letters of its auditors or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand. In connection with each Pass-Through Transfer, the Seller agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure information provided by Purchaser contained in any offering document relating to the Seller or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

The Seller further agrees that in the event any Mortgage Loan is transferred to Fannie Mae, the Seller shall service such Mortgage Loans in accordance with the Fannie Mae Guide, and that there shall be no cap on compensating interest payments with respect to such Mortgage Loans. The Seller agrees that with respect to such Mortgage Loans, Seller shall also provide a monthly data file tape with such information as required by Fannie Mae, as applicable.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of this Agreement, and with respect thereto this Agreement shall remain in full force and effect.

Section 16.12 Reporting with Respect to a Reconstitution.

The Seller agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 16.11 of this Agreement (a “Reconstituted Mortgage Loan”), the Seller, at its expense, shall provide the Purchaser with the information set forth in Exhibit K attached hereto for each Reconstituted Mortgage Loan in such electronic format as may be mutually agreed upon by both Purchaser and Seller.

Section 16.13 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Notwithstanding other provisions of this Section 16.14 or any other express or implied agreement, arrangement, or understanding to the contrary, the Seller and Purchaser (the “Parties”) agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement (“tax treatment”) and any fact that may be relevant to understanding the tax treatment (“tax structure”) and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

Section 16.14 No Solicitation.

Seller hereby agrees that it will not, and its affiliates will not, during the remaining term of any of the individual Mortgage Loans, take any action or cause any action to be taken by any of its agents or affiliates, or independent contractors working on its behalf, to target solicit the prepayment of said Mortgage Loans by the mortgagors, without the prior written consent and approval of the Purchaser; provided that, the foregoing shall not preclude the Seller from engaging in solicitations in monthly statements or other regular communications to borrowers in Seller’s servicing portfolio which are not directed toward the borrowers of the Mortgage Loans. Promotions undertaken by the Seller or any affiliate of the Seller which are directed solely to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspapers, radio and television advertisements shall not constitute solicitation.

IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

CITIMORTGAGE, INC.

By: _______________________________
Name: Jerome A. Cipponeri
Title: Senior Vice President

EMC MORTGAGE CORPORATION

By: _______________________________
Name: _____________________________
Title: ______________________________

EXHIBIT A

CONTENTS OF MORTGAGE FILES

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, all of which shall be available for inspection by Purchaser:

1.            Mortgage Loan Documents.

2.	Copy of survey of the Mortgaged Property (if the title insurance policy contains a survey exception).

3.
Copy of each instrument necessary to complete identifi-cation of any exception set forth in the exception schedule in the title policy, e.g., map or plat, restrictions, easements, sewer agreements, home asso-ciation declarations, etc.

4.	Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

5.	Residential loan application.

6.	Verification of acceptable evidence of source and amount of downpayment, if applicable.

7.	Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Seller's underwriting guidelines.

8.	Credit report on the Mortgagor.

9.	Residential appraisal report.

10.	Photograph of the property.

11.
Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, correspondence, current and historical computerized data files, underwriting standards used for origination and all other papers and records developed or originated by Seller or others, required to document the Mortgage Loan or to service the Mortgage Loan.

12.	Original of the related primary mortgage guaranty insurance policy, if any, or a copy thereof.

13.	Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

14.          Business credit report, if applicable.

15.          The original of any guarantee executed in connection with the Mortgage Note.

16.          Sales contract, if applicable.

17.	If available, termite report, structural engineer’s report, water portability and septic certification.

18.	Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

19.          Name affidavit, if applicable.

EXHIBIT B

CUSTODIAL ACCOUNT CERTIFICATION

                        ________ __, 2003

Citibank ____________ hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 11.09 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser and various Mortgagors - Fixed Rate Mortgages Loans"

Account Number:	__________________________

Address of office or
branch of Citibank
______________
at which Account is
maintained:	__________________________

__________________________

Citibank ____________

By_________________________

EXHIBIT C

CUSTODIAL ACCOUNT LETTER AGREEMENT

__________ __, 2003

To: _____________________________________
_____________________________________
_____________________________________
(the "Depository")

As "Seller" under Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 10.09 of the Agreement, to be designated as "[Seller], in trust for Purchaser and various Mortgagors - Fixed Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

CitiMortgage, Inc.

By__________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indi-cated above, and agrees to honor withdrawals on such account as provided above.

___________________________
(Name of Depository)

By_________________________

EXHIBIT D

REO ACCOUNT CERTIFICATION

                        (date)

Citibank ______________ hereby certifies that it has established the non-interest bearing account described below as an REO Account pursuant to Section 10.17 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser - Fixed Rate Mortgage Loans, as tenants in common"

Account Number:	__________________________

Address of office or
branch of Citibank
_______________
at which Account is
maintained:	__________________________

__________________________

Citibank ________________

By__________________________

EXHIBIT E

REO ACCOUNT LETTER AGREEMENT

                            (date)

To:          _____________________________________
_____________________________________
_____________________________________
(the "Depository")

As "Seller" under Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish a non-interest bearing account, as an REO Account pursuant to Section 10.17 of the Agreement, to be desig-nated as "[Seller], in trust for Purchaser - Fixed Rate Mortgage Loans, as tenants in common." All deposits in the account shall be subject to withdrawal therefrom by order signed by Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

CitiMortgage, Inc.

By__________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indi-cated above, and agrees to honor withdrawals on such account as provided above.

_____________________________
(name of Depository)

By_________________________

EXHIBIT F

MORTGAGE LOAN SCHEDULE

(1) the Seller's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7)  the remaining months to maturity from the Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the sales price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the Cut-off Date;

(10) the origination date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)  [a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;]

(21)  a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)  product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24)  credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26)  a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and

(4) the weighted average maturity of the Mortgage Loans.

EXHIBIT G

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (the “Agreement”) made this ______ day of __________, 2003, among   (the "Assignor"), ________________ (the "Assignee") and CitiMortgage, Inc. ("Citicorp").

In consideration of the mutual promises contained herein the parties hereto agree that the mortgage loans (the “Mortgage Loans”) listed on Attachment 1 annexed hereto (the "Mortgage Loan Schedule") now serviced by Citicorp for Assignor and its successors and assigns pursuant to the Mortgage Loan Purchase and Servicing Agreement dated as of _____________, 2003, between Assignor and Citicorp (the “Purchase and Servicing Agreement”) shall be subject to the terms of this Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase and Servicing Agreement.

Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Mortgage Loans and, to the extent of the Mortgage Loans, all of its right, title and interest in, to and under the Purchase and Servicing Agreement.

Warranties

2. Assignor warrants and represents to, and covenants with, the Assignee as of the date hereof that:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans free and clear from any and all claims and encumbrances whatsoever and upon the transfer of the Mortgage Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans, free and clear of all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Citicorp with respect to the Mortgage Loans or the Purchase and Servicing Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, the Mortgage Loans;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby.

3. Assignee warrants and represents to, and covenants with, Assignor and Citicorp that as of the date hereof:

(a) The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound, as “Purchaser” (as such term is defined under the Purchase and Servicing Agreement), by all of the terms, covenants and conditions of the Purchase and Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of Assignor and Citicorp all of Assignor's obligations as Purchaser thereunder.

Recognition of Assignee

4. From and after the date hereof, Citicorp shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans in accordance with the Purchase and Servicing Agreement, as if Assignee and Citicorp had entered into a separate purchase and servicing agreement for the servicing of the Mortgage Loans in the form of the Purchase and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of Assignor, Citicorp and Assignee that this Agreement will constitute a separate and distinct servicing agreement, and the entire agreement, between Citicorp and Assignee to the extent of the Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

5. The Mortgage Loans shall be serviced by Citicorp for Assignee in accordance with all applicable state, federal and local laws as well as in conformity with the provisions of the applicable Mortgages and Mortgage Notes, and pursuant to the terms and conditions of this Agreement.

Miscellaneous

6. All demands, notices and communications related to the Mortgage Loans, the Purchase and Servicing Agreement and this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Seller,

CitiMortgage, Inc.
12855 North Outer Forty Drive, MS 74,
Saint Louis, Missouri 63141
Attention: Capital Markets

with a copy to

CitiMortgage, Inc.
15851 Clayton Road, MS 313
Ballwin, Missouri 63011
Attention: Investor Reporting Department

(b)           In the case of Assignee

____________________________
____________________________
____________________________
Attention: ___________________

(c)           In the case of Assignor,

____________________________
____________________________
____________________________
Attention: ___________________

7. This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

9. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, Assignee or Citicorp may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, Assignee or Citicorp, respectively, hereunder.

10. This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the Purchase and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase and Servicing Agreement.

11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Modification of Purchase Agreement

12.	The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  Annual Statement as to Compliance.

The Company will use its best efforts to deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2004, an Officers' Certificate stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)  Annual Certification.

The Company will use its best efforts to deliver to the Master Servicer, on or before March 15 of each year beginning March 15, 2004 a certification in the form attached hereto as Exhibit A with respect to the servicing reports delivered by the Company pursuant to this Agreement, the Company’s compliance with the servicing obligations set forth in this Agreement and any other information within the control of the Company. Such certification shall be signed by the senior officer in charge of servicing of the Company. In addition, the Company shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of the Company which shall be required to enable the Master Servicer, Trustee or Depositor, as applicable, to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

(c) Event of Default.

Failure by the Servicer to duly perform, within the required time period, its obligations under Subsections (a) and (b) of this Section 12 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any party to this Servicing Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

(d) Third Party Beneficiary.

The Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to the Master Servicer herein as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ASSIGNOR

By: ___________________________
Name: _________________________
Title: __________________________

ASSIGNEE

By: ___________________________
Name: _________________________
Title: __________________________

CITIMORTGAGE, INC.

By: ___________________________
Name: _________________________
Title: __________________________

ATTACHMENT 1

MORTGAGE LOAN SCHEDULE

ATTACHMENT 2

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

EXHIBIT A

FORM OF COMPANY CERTIFICATION

A.  For so long as the Mortgage Loans are being serviced by Seller as part of a securitization transaction and a certificate with respect to such servicing is required to be furnished by Purchaser or an agent of the Purchaser under the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder (“Sarbanes-Oxley Act”), an officer of Seller (herein, also, “Servicer”), on or before March 31, 2004 and, using its best efforts, March 15th of each year thereafter (or if not a Business Day, the immediately preceding Business Day), shall execute and deliver an officer’s certification in compliance with the Sarbanes-Oxley Act to the related master servicer certifying as to the following matters:

(i)
I have reviewed the annual statement of compliance (“Annual Statement of Compliance”) prepared by Servicer, and the annual independent public accountant’s servicing report made in accordance with the Uniform Single Attestation Program for Mortgage Bankers (“Annual Independent Public Accountant’s Servicing Report”), which have been furnished to Master Servicer pursuant to this Agreement and any subsequent servicing agreement related thereto or the Mortgage Loans (collectively, “Servicing Agreement”);

(ii)
Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant’s Servicing Report, and all final servicing reports prepared by Servicer and delivered to Master Servicer pursuant to the Servicing Agreement relating to the servicing of the Mortgage Loans, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such statements or reports;

(iii)	Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Servicer under the Servicing Agreement has been provided to Master Servicer;

(iv)
I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and, to the best of my knowledge and based upon the review required by the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance and the Annual Independent Public Accountant’s Servicing Report submitted to the Master Servicer, the Servicer has, as of the last day of the period covered by the Annual Statement of Compliance fulfilled its obligations under the Servicing Agreement; and

(v)
I have disclosed to the Master Servicer all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

B. The Servicer shall indemnify and hold harmless the Master Servicer from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations hereunder.

Capitalized terms used but not defined herein have the meanings ascribed to them in the AAR Agreement.

Date:___________________

_______________________
[Signature]
[Title]

EXHIBIT H

MORTGAGE LOAN DOCUMENTS

1.
The original Mortgage Note endorsed, "Pay to the order of  , without recourse" and signed in the name of Seller by an authorized officer. In the event that the Mortgage Loan was acquired by Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]".

2.
The original Mortgage, or a copy of the Mortgage with evidence of recording thereon certified by the appropriate recording office to be a true copy of the recorded Mortgage, or, if the original Mortgage has not yet been returned from the recording office, a copy of the original Mortgage together with a certificate of either the closing attorney, an officer of the title insurer which issued the related title insurance policy or an officer of Seller, certifying that the copy is a true copy of the original of the Mortgage which has been delivered by such officer or attorney for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

3.
The original Assignment of Mortgage from Seller, prepared in blank, which assignment shall be in form and substance acceptable for recording. In the event that the Mortgage Loan was acquired by Seller in a merger, the assignment must be by "[Seller], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by Seller while doing business under another name, the assignment must be by "[Seller], formerly known as [previous name]”.

4.
The original policy of title insurance, or, if the policy has not yet been issued, a written commitment or interim binder issued by the title insurance company, dated and certified as of the date the Mortgage Loan was funded, with a statement by the title insurance company or closing attorney on such binder or commit-ment that the priority of the lien of the related Mortgage during the period between the date of the funding of the related Mortgage Loan and the date of the related title policy (which title policy shall be dated the date of recording of the related Mortgage) is insured.

5.
Originals, or certified true copies from the appropriate recording office, of any intervening assignments of the Mort-gage with evidence of recording thereon, or, if the original intervening assignment has not yet been returned from the recording office, a certified copy of such assignment.

6.	Originals or copies of all assumption and modification agree-ments, if any.

7. Original power of attorney, if applicable.

8.	The original or certified copy, of the Primary Mortgage Insurance Policy, if required.

EXHIBIT I

SELLER’S WIRING INSTRUCTIONS

EXHIBIT J

ESCROW ACCOUNT LETTER AGREEMENT

                            ________ __, 2003

Citibank ____________ hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 11.09 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser and various Mortgagors - Fixed Rate Mortgages Loans"

Account Number:	__________________________

Address of office or
branch of Citibank
______________
at which Account is
maintained:	__________________________

__________________________

Citibank ____________

By_________________________

EXHIBIT K

RECONSTITUTED MORTGAGE LOAN REPORTING

(a) Servicer Mortgage Loan Number
(b) FNMA Mortgage Loan Number (if applicable)
(c) Lender/Seller Mortgage Loan Number (if available)
(d) Scheduled Balance (scheduled end of month balance reporting to Master Servicer/Trustee)
(e) Actual Balance (actual end of month balance received from Mortgagor)
(f) Gross Rate (current gross rate)
(g) Net Rate (current passthrough)
(h) Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(p) Fannie's Laser Reporting

(iii) Remit Prin (submitted principal amount)
(iv) Remit Int (submitted interest amount)

EXHIBIT L

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
(Initial Purchaser)

CITIMORTGAGE, INC.
(Seller and Servicer)

Fixed Rate Mortgage Loans

Dated and effective as of August 1, 2003

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

This is a Mortgage Loan Purchase and Servicing Agreement (the “Agreement”), dated and effective as of August 1, 2003, by and between EMC MORTGAGE CORPORATION, (the "Initial Purchaser," and the Initial Purchaser or the Person, if any, to which the Initial Purchaser has assigned its rights and obligations hereunder as Purchaser with respect to a Mortgage Loan, and each of their respective successors and assigns, the “Purchaser”), and CITIMORTGAGE, INC. (the "Seller").

WITNESSETH:

WHEREAS, Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, certain mortgage loans (the “Mortgage Loans”) on a non-recourse, servicing retained basis, and which shall be delivered as whole loans on the date provided herein (the “Closing Date”);

WHEREAS, Each Mortgage Loan is secured by a mortgage, deed of trust or other instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule; and

WHEREAS, Purchaser and Seller wish to prescribe the manner of the purchase, conveyance, management, servicing and control of the Mortgage Loans.

NOW THEREFORE, In consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01 Definitions.

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Agreement: This Mortgage Loan Purchase and Servicing Agreement, including all exhibits hereto, and all amendments hereof and supplements hereto.

Appraised Value: As to any Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made for the originator of the Mortgage Loan at the origination of the Mortgage Loan or the sales price of the Mortgaged Property, whichever is less, pro-vided, however, that in the case of a no cash out Refinanced Mortgage Loan, such value may be based solely upon the original appraisal.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, that when properly completed and recorded, is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage Loan to Purchaser.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the States of New York , Missouri and Texas are authorized or obligated by law or executive order to be closed.

Citibank: Citibank (New York State) and any successors or assigns.

Closing Date: August 18, 2003, or such other date as may be mutually agreed to by Seller and Purchaser.

Closing Documents: The documents required pursuant to Section 8.01.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 10.09 which shall be entitled "CitiMortgage, Inc., in trust for the [Purchaser], Owner of Fixed Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity identified by the Purchaser, and its successors and assigns, as custodian for the Purchaser.

Customary Servicing Procedures: Procedures (including collection procedures) (i) that Seller customarily employs and exercises in servicing and administering mortgage loans for its own account; (ii) which are in accordance with accepted mort-gage servicing practices of prudent lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and (iii) which are in accordance with Fannie Mae and FHLMC servicing practices and procedures (including any waivers obtained by Seller).

Cut-off Date: August 1, 2003.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced with a Qualified Substitute Mortgage Loan in accordance with this Agreement.

Determination Date: The sixteenth (16th) day, or if such sixteenth (16th) day is not a Business Day, the Business Day immediately preceding such sixteenth (16th) day, of the month of the related Remittance Date.

Due Date: The day of the month of the related Remittance Date on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to each Remittance Date, the period beginning on the second day of the month preceding the month of the Remittance Date, and ending on the first day of the month in which the Remittance Date occurs.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Seller or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Seller (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Seller (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Seller shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Escrow Account: The separate account or accounts created and maintained pursuant to Section 10.11 which shall be entitled "CitiMortgage, Inc., in trust for the [Purchaser], Owner of Fixed Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance pre-miums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 14.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto and any waivers obtained by Seller.

FDIC: The Federal Deposit Insurance Corporation or any successor organization.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond required to be obtained by Seller pursuant to Section 10.16.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Initial Purchaser: EMC Mortgage Corporation.

Liquidating Loan: A Mortgage Loan as to which, prior to the close of business on the Business Day next preceding the Due Date, (a) has become an REO Property or (b) Seller and the Mortgagor have agreed in writing that Seller will accept a deed to the related Mortgaged Property in lieu of foreclosure in whole or partial satisfaction of the Mortgage Loan.

Liquidation Proceeds: Cash (other than REO Disposi-tion Proceeds) received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of the Mortgage Loan, trustee's sale, fore-closure sale or other-wise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the origination date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the origination date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Monthly Payment: With respect to any Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

Mortgage: The mortgage, deed of trust or other instru-ment creating a first lien on an estate in fee simple in real property securing a Mortgage Note, including any rider incorporated by reference therein.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each mortgage loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule. The term Mortgage Loan includes, without limitation, the contents of the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, insurance proceeds, Condemnation Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The documents listed in Exhibit H hereto pertaining to any Mortgage Loan.

Mortgage Loan Remittance Rate: As to each Mortgage Loan, the annual rate of interest payable to Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans attached hereto as Exhibit F, such schedule setting forth the information listed on Schedule I attached hereto.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, consisting of a single parcel of property considered to be real estate under the law of the state in which it is located improved by a residential dwelling.

Mortgagor: The obligor on a Mortgage Note.

Officers' Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President, a Senior Vice President or a Vice President and by the Treasurer or the Secre-tary or one of the Assistant Treasurers or Assistant Secretaries of Seller, or by other duly authorized officers or agents of Seller and delivered to Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel.

OTS: Office of Thrift Supervision, or any successor thereto.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincor-porated organization or government or any agency or political subdivision thereof.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date and is not accompanied by an amount of interest repre-sent-ing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: The price paid on the Closing Date by Purchaser to Seller in exchange for the Mortgage Loans purchased on the Closing Date as calculated as provided in Section 4.01.

Purchase Price Percentage: As defined in Section 4.01.

Purchaser: The Initial Purchaser and any subsequent permitted holder or holders of the Mortgage Loans.

Qualified Insurer: Any insurer acceptable to Seller and qualified to do business in the state in which any related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Qualified Substitute Mortgage Loan: A mortgage loan substituted by Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (a) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall plus interest thereon equal to the related Mortgage Interest Rate will be distributed by Seller to Purchaser in the month of substitution), (b) have a Mortgage Interest Rate equal to the Mortgage Interest Rate of the Deleted Mortgage Loan, (c) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, and (d) comply as of the date of substitution with each representa-tion and warranty set forth in Section 6.01.

Rating Agency: Standard & Poor's, Fitch, Inc., Moody’s Investor Services or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

  Record Date: The close of business of the last Busi-ness Day of the month preceding the month of the related Remit-tance Date.

Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The eighteenth (18th) day of any month, begin-ning in September, 2003, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following such eighteenth (18th) day or if the Mortgage Loans have been sold to third party investors, the Remittance Date, the first Business Day immediately preceding such eighteenth (18th) day.

REO Account: The account or accounts maintained pursuant to Section 10.17.

REO Disposition: The final sale by Seller of a Mortgaged Property acquired by Seller in foreclosure or by deed in lieu of foreclosure.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 10.17.

REO Property: A Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure, as described in Section 10.17.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (a) the product of the Stated Principal Balance of the Mortgage Loan times (i) during the period of the first twelve (12) months following the Closing Date, the greater of (x) the Purchase Price Percentage and (y) 100%, or (ii) for any date thereafter, the lesser of (x) the Purchase Price Percentage and (y) 100%, plus (b) interest on such Stated Principal Balance at a rate equal to the Mortgage Loan Remittance Rate from the date to which interest has last been paid and distributed to Purchaser to the first day of the month following the month of repurchase.

Seller: CitiMortgage, Inc., its successors and assigns.

Servicing Advances: All customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by Seller of its servicing obligations, including, but not limited to, the cost of (a) the inspection, preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage and (d) compliance with the obligations under Section 10.13.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee Purchaser shall pay to Seller, which shall, for each month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Section 10.10) of related Monthly Payments collected by Seller, or as otherwise provided under Section 10.10.

Servicing Fee Rate: With respect to each Mortgage Loan, the servicing fee rate of .25% per annum.

Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit H, the originals of which are delivered to the Purchaser or its designee pursuant to Section 5.03.

Servicing Officer: Any officer of the Seller involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Seller to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan, (a) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (b) all amounts previously distributed to Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof.

Subservicer: Any mortgage loan servicing institution other than Seller which is responsible for the servicing and administration of any Mortgage Loan or any successor appointed pursuant to any Subservicing Agreement; provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement.

Subservicing Account: As defined in Section 10.06.

Subservicing Agreement: Each agreement providing for the servicing of any of the Mortgage Loans by a Subservicer.

Subservicing Fee: As to each Mortgage Loan, the monthly fee payable to the Subservicer, paid by Seller from its Servicing Fee.

Section 1.02 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)
the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)
references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)
a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)	the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)	the term "include" or "including" shall mean without limitation by reason of enumeration.

ARTICLE II

AGREEMENT TO PURCHASE

Section 2.01 Agreement to Purchase.

Seller agrees to sell, and Purchaser agrees to purchase, Mortgage Loans having a Stated Principal Balance of $23,208,784.81 as of Cut-off Date, or in such other amount as agreed by Purchaser and Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by Purchaser on the Closing Date.

ARTICLE III

MORTGAGE LOAN SCHEDULE

Section 3.01 Mortgage Loan Schedule.

Seller shall deliver the Mortgage Loan Schedule to Purchaser at least five (5) Business Days prior to the Closing Date.

ARTICLE IV

PURCHASE PRICE

Section 4.01 Purchase Price.

The Purchase Price for the Mortgage Loans shall be 100.917206% (the “Purchase Price Percentage”) of the aggregate Stated Principal Balance of the Mortgage Loans, as of the Cut-off Date. Purchaser will pay to Seller accrued interest on the Stated Principal Balance of each Mortgage Loan as of the Cut-off Date at its Mortgage Loan Remittance Rate from the Cut-off Date up to and including the day preceding the Closing Date, prorated on the basis of a 360 day year consisting of twelve (12) months of thirty (30) days each.

Purchaser shall own and be entitled to receive with respect to each Mortgage Loan purchased, (a) all scheduled principal due after the Cut-off Date, (b) all other recoveries of principal collected on or after the Cut-off Date (provided, however, that all scheduled payments of principal due on or before the Cut-off Date and collected by Seller after the Cut-off Date shall belong to Seller), and (c) all payments of interest on the Mortgage Loans net of the Servicing Fee (minus that portion of any such interest payment that is allocable to the period prior to the Cut-off Date). The Stated Principal Balance of each Mortgage Loan as of the Cut-off Date is determined after application to the reduction of principal of payments of principal due on or before the Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date. Therefore, for the purposes of this Agreement, payments of scheduled principal and interest prepaid for a Due Date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such prepaid amounts (minus the applicable Servicing Fee) shall be the property of Purchaser. Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of Purchaser, for remittance by Seller to Purchaser on the first Remittance Date such payment is to be applied. All payments of principal and interest, less the applicable Servicing Fee, due on a Due Date following the Cut-off Date shall belong to Purchaser.

ARTICLE V

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; DELIVERY OF MORTGAGE
LOAN DOCUMENTS; TRANSFER OF MORTGAGE LOANS

Section 5.01 Conveyance of Mortgage Loans; Possession of Mortgage Files.

Seller, simultaneously with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over and convey to Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Mortgage Loans. The contents of each Mortgage File not delivered to Purchaser are and shall be held in trust by Seller for the benefit of Purchaser as the owner thereof and Seller's possession of the portion of each Mortgage File so retained is for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by Seller is in a custodial capacity only. Seller shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. Upon the purchase of the Mortgage Loans, the ownership of each Mortgage Note, Mortgage and each related Mortgage File is vested in Purchaser and the ownership of all records and documents with respect to each related Mortgage Loan prepared by or which come into the possession of Seller shall immediately vest in Purchaser and shall be retained and main-tained, in trust, by Seller in such custodial capacity only. The portion of each Mort-gage File so retained shall be appropriately marked to clearly reflect the sale of the related Mortgage Loan to Purchaser. Seller shall release from its custody the contents of any Mortgage File only in accordance with written instructions from Purchaser, unless such release is required as incidental to Seller's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 6.03.

Section 5.02 Books and Records.

All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with a Mortgage Loan shall be held by Seller in trust for the benefit of Purchaser as the owner of the Mortgage Loans.

The sale of each Mortgage Loan shall be reflected on Seller's balance sheet and other financial statements as a sale of assets by Seller. Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership of each Mortgage Loan by Purchaser in Seller’s computer system.

Seller shall maintain in its possession, available for inspection by the Purchaser upon reasonable notice, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC,. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or insurance proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche or other imaged format.

Seller shall maintain with respect to each Mortgage Loan and shall make available for inspection upon reasonable notice by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Seller shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Seller and without cost to Seller or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 5.03 Delivery of Mortgage Loan Documents.

Seller shall deliver to Purchaser or custodian, as directed by Purchaser, the Mortgage Loan Documents as required by Exhibit H hereto for each Mortgage Loan no later than five (5) Business Days prior to the Closing Date.

Seller shall forward to Purchaser or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution; provided, however, that Seller shall provide Purchaser or its designee, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 270 days of its submission for recordation. In the event Seller cannot deliver the original of such documents submitted for recording due to a delay by the recording office in the applicable jurisdiction, Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from Seller confirming that such documents have been accepted for recording. Any such document shall be delivered to Purchaser or its designee promptly upon receipt thereof from the related recording office.

From time to time Purchaser shall deliver or cause to be delivered to Seller, as soon as practicable following receipt of a written request from Seller, by first class mail and at no expense to Seller, any Mortgage Loan Document needed by Seller in connection with the servicing of a Mortgage Loan. Seller’s request for the release of a Mortgage Loan Document shall specify in reasonable detail the reason for Seller’s request. During the time that any such Mortgage Loan Document is in the possession of Seller, such possession shall be deemed to be in trust for the benefit of Purchaser and Seller shall promptly return to Purchaser or its designee any Mortgage Loan Document so released when Seller’s need for such Mortgage Loan Document no longer exists. Purchaser shall indemnify and hold Seller harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Seller may sustain in connection with any third party claim in any way related to Purchaser’s or its designee’s failure to release, in a timely manner, the Mortgage Loan Documents requested by Seller. Purchaser shall pay all costs, fees and expenses in connection with the possession of the Mortgage Loan Documents.

Purchaser shall provide Seller with written notice at least fifteen (15) days prior to any transfer of the Mortgage Loan Documents.

Section 5.04 Transfer of Mortgage Loans.

The Initial Purchaser shall have the right, without the consent of Seller, to assign its interest under this Agreement with respect to all or some of the Mortgage Loans, and designate any person to exercise any rights of Purchaser hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Purchaser with respect to such Mortgage Loans; provided, however, that Seller shall not be required to recognize any assignment to the extent that it would result in Mortgage Loans being serviced for more than three (3) Purchasers hereunder. All references to Purchaser shall be deemed to include its assignee or designee.

Seller shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, Seller shall note transfers of the Mortgage Loans. No transfer of the Mortgage Loans may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, Seller shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as Purchaser of the Mortgage Loans. Purchaser may, subject to the terms of this Agreement, sell and transfer, in whole or in part, the Mortgage Loans, provided that no such sale and transfer shall be binding upon Seller unless such transferee shall agree in writing in the form of (i) an Assignment, Assumption and Recognition Agreement attached hereto as Exhibit G, or (ii) a FNMA Tri-Party Agreement or (iii) a FHLMC Form 960; (collectively, the “Reconstitution Agreements”), to be bound by the terms of this Agreement and an executed copy of such Reconstitution Agreement shall have been delivered to Seller. Upon receipt thereof, Seller shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and the previous Purchaser shall be released from its obligations hereunder to the extent such obligations relate to Mortgage Loans sold by Purchaser. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective permitted successors, assignees and designees.

Section 5.05 Quality Control Procedures.

Seller must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES;
REMEDIES FOR BREACH

Section 6.01 Representations and Warranties Regarding Individual Mortgage Loans.

Seller hereby represents and warrants to Purchaser that, as to each Mortgage Loan, as of the Closing Date (or such other date as may be specified herein):

(a)	The information set forth on the Mortgage Loan Schedule and the magnetic tape or diskette delivered to Purchaser by Seller is complete, true and correct as of the Cut-off Date;

(b)
The Mortgage Note and the Mortgage have not been assigned or pledged, and Seller has good and marketable title thereto, and Seller is the sole owner and holder of the Mortgage Loan free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and has full right and author-ity, subject to no interest or participation of, or agreement with, any other party, to sell and assign the same pursuant to this Agreement;

(c)
The Mortgage is a valid and subsisting first lien on the property therein described, and the Mortgaged Property is free and clear of any and all adverse claims, encumbrances and liens having priority over the first lien of the Mort-gage except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property, and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to the Mortgage and delivered to Purchaser establishes in Seller a valid and sub-sisting first lien on the property described therein, and Seller has full right to sell and assign the same to Purchaser;

(d)
The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if required by law, or, if necessary, to protect the interest of Purchaser. The substance of any such alteration or modification is reflected on the Mortgage Loan Schedule and has been approved by the private mortgage guaranty insurer, if any;

(e)
No instrument of release, alteration, modification or waiver has been executed in connection with the Mortgage Loan, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement which has been approved by the private mortgage guaranty insurer, if any, and except such Mortgage Loan which contains in the related Mortgage File evidence of a release or waiver or an assumption agreement discharging the original borrower from all of the debt obligations in connection with the related Mortgage Loan and providing for the assumption of all such debt obligations by the party assuming the obligations under the Mortgage Loan and, in each case, terms of which are reflected in the Mortgage Loan Schedule;

(f)
There are no defaults in complying with the terms of the Mortgage, and, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(g)
There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Seller has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(h)
There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property which are, or may be, liens prior or equal to, or coordinate with, the lien of the related Mortgage unless such lien is insured under the related title insurance policy;

(i)
All improvements which were included for the purpose of determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property and, to Seller's knowledge, no improvements on adjoining properties encroach upon the Mortgaged Property (other than minor encroachments (i) which do not affect the value of the Mortgage Loan or the Purchaser’s interest therein and (ii) to which properties similar to the Mortgaged Property within the same jurisdiction are commonly subject and which do not interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property);

(j)
No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certif-icates, have been made or obtained from the appropriate authorities and the Mortgaged Property is lawfully occupied under applicable law;

(k)
All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations, federal savings banks or national banks having authorized offices in such state, or (4) not doing business in such state;

(l)
All Mortgage Loans will be current as of the Closing Date. No payment required under any Mortgage Loan has been more than thirty (30) days delinquent prior to the Cut-off Date. All payments due prior to the Cut-off Date for such Mortgage Loan have been made as of the Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan. As of the Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Seller’s servicing collection system.

(m)
The Mortgage File contains each of the documents and instruments specified to be included therein duly executed and in due and proper form, and each such document or instrument is in form acceptable to Fannie Mae and FHLMC, and each Mortgage Note, Mortgage, and appraisal are on forms acceptable to Fannie Mae and FHLMC;

(n)
The Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and by general principles of equity. All parties to the Mortgage Note and the Mort-gage had legal capacity to execute the Mortgage Note and the Mortgage, and each Mortgage Note and Mortgage have been duly and properly executed by such parties;

(o)
Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclo-sure laws applicable to the Mortgage Loan have been complied with. None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, "covered", or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia and North Carolina. The Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Seller’s office during normal business hours upon reasonable advance notice;

(p)
The proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to comple-tion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing Mortgage Loans and the recording of the Mortgage were paid;

(q)
Any future advances made prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured princi-pal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mort-gage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the Mortgagee's consolidated interest or by other title evidence. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(r)
All improvements upon the Mortgaged Property are insured by a generally acceptable insurer acceptable to Fannie Mae or FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of Section 10.15 hereof. All individual insurance policies (collectively, the "hazard insurance policy") are the valid and binding obligation of the insurer and contain a standard mortgagee clause insuring Seller, its successors and assigns, as mortgagee. All premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Seller (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(s)
There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, viola-tion or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration;

(t)
The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counter-claim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(u)
All provisions of each primary mortgage insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a primary mortgage insurance policy obligates the Mortgagor thereunder to maintain the primary mortgage insurance policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(v)
The Mortgage Note is not secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Section 6.01(c). There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(w)
The Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure, subject only to rights of redemption, seizure and other laws that would not materially interfere with the ultimate realization of the benefits of the security;

(x)
No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller or the Mortgagor or, any other party involved in the origination of the Mortgage Loan;

(y)
The Mortgaged Property consists of a single parcel of real property with a one family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit, planned unit development unit or townhouse; provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Seller’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the origination date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(z)
There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and, to Seller's knowledge, no escrow deposits or payments of other charges or payments due Seller have been capital-ized under the Mortgage or the related Mortgage Note;

(aa)	The collection and servicing practices used by Seller with respect to the Mortgage Note and Mortgage have been in all respects legal and customary in the mortgage servicing business;

(bb)
The Mortgage Loan is covered by an ALTA or CLTA mortgage title insurance policy, or such other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC, issued by and the valid and binding obligation of a title insurer acceptable to Fannie Mae or FHLMC, and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage. Such mortgage title insurance policy insures Seller, its successors and assigns as mortgagee and the assignment to Purchaser of Seller's interest in such mortgage title insurance policy does not require the consent of or notification to the insurer, such mortgage title insurance policy is in full force and effect and will be in full force and effect and inure to the benefit of Purchaser upon the consummation of the trans-actions contemplated by this Agreement. No claims have been made under such mortgage title insurance policy and, to Seller's knowledge, no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such mortgage title insurance policy;

(cc)
Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments which will fully amortize the Stated Principal Balance of the Mortgage Loan over its remaining term at the Mortgage Interest Rate. Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than fifteen (15) years, with interest payable in arrears on the first day of each month. The Mortgage Note does not permit negative amortization. None of the Mortgage Loans are “interest-only” Mortgage Loans. None of the Mortgage Loans are considered agricultural loans;

(dd)
The Mortgage Loans were originated or purchased by the Seller and were underwritten in accordance with Fannie Mae guidelines (inclusive of any negotiated items or waivers incorporated into Seller’s Fannie Mae Master Agreement);

(ee)
The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(ff)
The Seller is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the Closing Date, the Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Seller and the Purchaser;

(gg)
The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Seller has not received notification that any such proceedings are scheduled to commence at a future date;

(hh)
The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by an appraiser approved by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(ii)
If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(jj)	The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(kk)	The Mortgage Loan does not contain balloon or "graduated payment" features. No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(ll)
The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(mm)	The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(nn)
As of the Closing Date, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(oo)	The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(pp)	No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(qq)	The Mortgagor for each Mortgage Loan is a natural person;

(rr)	None of the Mortgage Loans are Co-op Loans;

(ss)
With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) the amount allowable by FNMA;

(tt)
With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgaged Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgaged Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(uu)
The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(vv)	None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(ww)
Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx)	Each Mortgage Loan shall acceptable for delivery to Fannie Mae as described in the Fannie Mae Guide.

Section 6.02 Representations and Warranties Regarding Seller.

Seller hereby represents and warrants to Purchaser as of the Closing Date:

(a)
Seller is duly organized, validly existing and in good standing under the laws of Delaware and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement, and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Seller by any such state.

(b)
Seller has power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Seller, subject to applicable law; and all requisite corporate action has been taken by Seller to make this Agreement valid and binding upon Seller in accordance with its terms;

(c)
No approval of the transactions contemplated by this Agreement from any federal or state regulatory authority having jurisdiction over Seller is required or, if required, such approval has been or will, prior to the Closing Date, be obtained;

(d)
The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller and will not result in the breach of any term or provision of the charter or by-laws of Seller or result in the breach of any term or provi-sion of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Seller or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject;

(e)
The transfer, assignment and conveyance of the Mortgage Notes and the Mortgage Loans by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provi-sions in effect in any applic-able jurisdiction;

(f)
There is no action, suit, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller which, either individually or in the aggregate, would result in any material adverse change in the business, operations, financial condition, properties or assets of Seller, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or which would materially impair the ability of Seller to perform under the terms of this Agreement;

(g)	Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(h)
The origination and servicing practices used by the Seller and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Customary Servicing Procedures. With respect to escrow deposits and payments that the Seller, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(i)	The Seller used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller's portfolio at the Cut-off Date;

(j)	The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(k)
Seller is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Seller unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(l)	The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's creditors;

(m)
No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(n)
The Seller acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Seller, the consideration received by Seller upon the sale of the Mortgage Loans to Purchaser under this Agreement constitutes fair consideration for the Mortgage Loans under current market conditions; and

(o)	The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 6.03 Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Sections 6.01 and 6.02 shall survive delivery of the Mortgage Loans to Purchaser, or its designee, and shall inure to the benefit of Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination, or lack of examination, of any Mortgage File.

Upon discovery by either Seller or Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of Purchaser (or which materially and adversely affects the interest of Purchaser in the related Mortgage Loan in the case of a repre-sentation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other. Purchaser agrees to give written notice of any such breach, outlining with specificity the section of this Agreement which Purchaser claims has been violated. Within sixty (60) days of the earlier of either discovery by it or notice to it of any such breach, Seller shall use its best efforts to promptly cure such breach in all material respects and, if such breach cannot be cured during such sixty (60) day period, Seller shall, at Purchaser's option and not later than ninety (90) days after its discovery or receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price.

In the event that any such breach shall involve any representation or warranty set forth in Section 6.02, and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to Seller of such breach, all the Mortgage Loans shall, at Purchaser's option, be repurchased by Seller at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 6.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price (after deducting therefrom any amounts received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution).

However, Seller may, at Purchaser’s option and assuming that Seller has a Qualified Substitute Mortgage Loan, rather than repurchase any Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided, however, that any such substitution shall be effected not later than ninety (90) days after the Closing Date. If Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan.

As to any Deleted Mortgage Loan for which Seller substitutes a Qualified Substitute Mortgage Loan or Loans, Seller shall effect such substitution by delivering to Purchaser for such Qualified Substitute Mortgage Loan or Loans the Mortgage Note, the Mortgage, the Assignment of Mortgage and such other documents and agreements as are required by Section 5.03, with the Mortgage Note endorsed as required by Section 5.03. Seller shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Accrued interest on the Qualified Substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution will be retained by Seller. For the month of substitution, distributions to Purchaser will include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and Seller shall thereafter be entitled to retain all amounts subsequently received by Seller in respect of such Deleted Mortgage Loan. Seller shall give written notice to Purchaser that such substitution has taken place and shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitu-tion of the Qualified Substitute Mortgage Loan. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans, as of the date of substitu-tion, the covenants, representations and warranties set forth in Sections 6.01 and 6.02.

For any month in which Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, Seller will determine the amount (if any) by which the aggregate principal balance of all such Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall (plus interest thereon equal to the related Mortgage Interest Rate) shall be distributed by Seller in the month of substitution pursuant to Section 11.01. Accordingly, on the date of such substitution, Seller will deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such cure, repurchase and substitution obligation, Seller shall indemnify Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach or alleged breach of Seller's representations and warranties contained in this Article VI. It is understood and agreed that the obligations of Seller set forth in this Section 6.03 to cure or repurchase a defective Mortgage Loan and to indemnify Purchaser as provided in this Section 6.03 constitute the sole remedies of Purchaser respecting a breach of the foregoing representations and warranties. The provisions of this Section 6.03 shall survive termination of this Agreement.

Within five (5) Business Days of the repurchase of a Mortgage Loan or substitution of a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan by Seller, Purchaser agrees to return, such repurchased or Deleted Mortgaged Loan to Seller, together with the related Mortgage File and all the documents included therein.

ARTICLE VII

CLOSING

Section 7.01 Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. The closing shall, at Purchaser's option, be either by telephone, confirmed by letter or wire as the parties shall agree or conducted in person, at such place as the parties shall agree.

The closing shall be subject to each of the following conditions:

(a)
All of the representations and warranties of Seller under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, or both, would constitute a default under this Agreement;

(b)
Purchaser and Seller shall have received, or Seller's attorneys shall have received in escrow, all Closing Documents as specified in Section 8.01 of this Agreement, in such forms as are agreed upon and acceptable to Purchaser and Seller, duly executed by all signatories as required pursuant to the respective terms thereof;

(c)	Seller shall have delivered and released to Purchaser or its designee all documents required to be so delivered hereunder; and

(d)	All other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, Purchaser shall pay to Seller on the Closing Date the Purchase Price, plus accrued interest pursuant to Section 4.01 of this Agreement, by wire transfer of immediately available funds to the account designated by Seller in Exhibit I attached hereto.

ARTICLE VIII

CLOSING DOCUMENTS

Section 8.01. Closing Documents.

The Closing Documents shall consist of the following:

(a)	This Agreement, in two (2) counterparts; and

(b)	The Mortgage Loan Schedule, one copy to be attached hereto.

ARTICLE IX

COSTS

Section 9.01 Costs.

Each party shall bear its own costs and expenses. Purchaser will pay any commissions due its salesmen, the legal fees and expenses of its attorneys and all expenses relating to any review of the Mortgage Loans performed by Purchaser. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including recording fees and Seller's attorneys' fees, shall be paid by Seller.

ARTICLE X

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 10.01 Seller to Act as Servicer.

Seller shall service and administer the Mortgage Loans in accordance with this Agreement and Customary Servicing Procedures and shall have full power and authority, acting alone or through Subservicers as provided in Section 10.02, to do or cause to be done any and all things in connection with such servicing and administration which Seller may deem necessary or desirable and consistent with the terms of this Agreement and exercise the same care that it customarily employs for its own account. Seller may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder, and Seller shall diligently pursue all of its rights against such agents or independent contractors.

Consistent with the terms of this Agreement, Seller may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Seller's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that Seller shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate or the Monthly Payment amount, defer or forgive the payment of any principal or interest, change the outstanding principal amount (except for actual payments of principal), make any future advances or extend the final maturity date on such Mortgage Loan. Without limiting the generality of the fore-going, Seller in its own name or in the name of a Subservicer is hereby authorized and empowered by Purchaser when Seller believes it appropriate and reasonable in its best judgment, to execute and deliver, on behalf of itself and Purchaser, all instruments of satisfaction or cancella-tion, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mort-gaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of Purchaser pursuant to the provisions of Section 10.17. Seller shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accor-dance with applicable state and feder-al law and shall provide to the Mortgagors any reports required to be provided to them thereby. Purchaser shall furnish to Seller and any Subservicer any powers of attorney and other docu-ments reasonably necessary or appropri-ate to enable Seller and any Subservicer to carry out their servicing and administra-tive duties under this Agreement.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Seller (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Seller, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Seller will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Seller shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Seller shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

Section 10.02 Subservicing Agreements Between Seller and Subservicers.

Seller may enter into Subservicing Agreements with Subservicers for the servicing and administration of the Mortgage Loans. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provi-sions set forth in Section 10.06. Subject to Section 16.01, Seller and the Subservicers may make amend-ments to the Subservicing Agreements or enter into different forms of Subservicing Agree-ments; pro-vided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agree-ment, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be mate-rially adverse to the interests of Purchaser, without the consent of Purchaser. Any variation from the provisions set forth in Section 10.06 relating to insur-ance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to Seller, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited.

As part of its servicing activities hereunder, Seller, for the benefit of Purchaser, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as Seller, in its good faith busi-ness judgment, would require were it the owner of the related Mortgage Loans. Seller shall pay the costs of such enforce-ment at its own expense, but shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement only to the extent, if any, that such recovery exceeds all amounts due hereunder in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

Section 10.03 Successor Subservicers.

Seller shall be entitled to terminate any Subservicing Agreement and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accor-dance with the terms and condi-tions of such Subservicing Agree-ment. In the event of termination of any Subservicer, all servicing obliga-tions of such Subservicer shall be assumed simultan-eously by Seller without any act or deed on the part of such Subservicer or Seller, and Seller either shall service directly the related Mort-gage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 10.02. If Seller enters into a Subservicing Agreement with a successor Subservicer, Seller shall use reasonable efforts to have the successor Subservicer assume liability for the representations and warranties made by the terminated Subservicer in respect of the related Mortgage Loans, and in the event of any such assumption by the successor Subservicer, Seller may, in the exercise of its business judg-ment, release the terminated Subservicer from liability for such representations and warranties.

Section 10.04 Liability of Seller.

Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrange-ments between Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, Seller shall remain obligated and liable to Purchaser for the servicing and administer-ing of the Mortgage Loans in accordance with the provisions of Section 10.01 without diminu-tion of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnifica-tion from the Subservicer for any acts and omissions and to the same extent and under the same terms and condi-tions as if Seller alone were servicing and adminis-ter-ing the Mortgage Loans and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Seller alone and Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay Subservicer's fees and expenses except pursuant to an assumption of Seller's obligations pursuant to Section 16.01. For purposes of this Agree-ment, Seller shall be deemed to have received payments on Mortgage Loans when the Subservicer has received such pay-ments. Seller shall be entitled to enter into any agreement with a Subservicer for indemnification of Seller by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemni-fication. Seller shall pay all fees and expenses of the Subservicer from its own funds, the Servicing Fee or other amounts permitted to be retained by or reimbursed to Seller hereunder.

The Seller will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

In the event that the Seller's responsibilities and duties under this Agreement are terminated and if requested to do so by the Purchaser, the Seller shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Seller. The Seller shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Seller's own funds without reimbursement from the Purchaser.

Section 10.05 No Contractual Relationship Between Subservicers and Purchaser.

Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such and not as Seller shall be deemed to be between the Subservicer and Seller alone, and Purchaser shall not be deemed a party thereto and shall have no claims, rights, obliga-tions, duties or liabilities with respect to the Subservicer except as set forth in Section 16.01.

Section 10.06 Subservicing Accounts.

In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account, and shall be segregated on the books of the Subservicer and relate only to the Mortgage Loans subject to this Agreement and other mortgage loans owned or serviced by Seller. All funds depos-ited in the Subservicing Account with respect to the Mortgage Loans shall be held for the benefit of Purchaser. The Subservicer shall deposit in the Subservicing Account on a daily basis all amounts of the type described in clauses (a) through (f) of Section 10.09, received by the Subservicer with respect to the Mortgage Loans. On the date set forth in the related Subservicing Agreement (the "Subservicer Remittance Date"), the Subservicer will be required to remit all such amounts to Seller, except, if applicable, any Monthly Payment received which consti-tutes a late recovery with respect to which a Subservicer Advance (as defined below) was previ-ously made; and, if the Subservicing Agreement so provides, the Subservicer will also be required to remit, with respect to each Mortgage Loan for which the Monthly Payment due on the immediately preced-ing Due Date was delinquent as of the Subservicer Remittance Date, an amount equal to such Monthly Pay-ment net of the related Subservicing Fee (a "Subservicer Advance"). The Subservicer may deduct from each remittance, as provided above, an amount equal to Subservicing Fees to which it is then entitled to the extent not previously paid to or retained by it. Seller is not obligated to require in a Subservicing Agreement that any Subservicer make Subservicing Advances as described above; provided, however, that Seller shall be responsible for making Servicing Advances with respect to such Mortgage Loans.

Section 10.07 Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, Seller shall take such action as it shall deem to be in the best interest of Purchaser. In the event that any payment due under any Mortgage Loan remains delinquent for a period of ninety (90) days or more, Seller shall commence foreclosure proceedings in accordance with its customary and usual foreclosure procedures. In such connection, Seller shall from its own funds make all necessary and proper Servicing Advances through final disposition but only to the extent that Seller shall determine, in its good faith judgment, that the amount of a proposed Servicing Advance is recoverable. Seller shall be reimbursed for all Servicing Advances in accordance with this Agreement.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Seller as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Seller shall on the date said termination takes effect or, upon notice to Seller for any trailing bills paid by Seller, be reimbursed for any unreimbursed monthly advances of the Seller's funds made pursuant to Section 11.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan. In the event of any such termination, the provisions of Section 16.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Seller, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Seller provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Seller shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Seller shall either itself or through an agent selected by Seller, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting as required by law.

Section 10.08 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, Seller will proceed diligently, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable. Further, Seller will take special care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in any Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 10.09 Establishment of Custodial Account; Deposits in Custodial Account.

Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the "Custodial Account"). The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within 24 hours of receipt. The creation of any Custodial Account shall be evidenced by (a) a certification in the form of Exhibit B hereto, in the case of an account estab-lished with Citibank, or (b) a letter agree-ment in the form of Exhibit C hereto, in the case of an account held by a depository other than Citibank. In either case, a copy of such certification or letter agreement shall be furnished to Purchaser within five (5) Business Days after the Closing Date and a copy to any subsequent purchaser upon request.

Seller shall deposit in the Custodial Account on a daily basis, or as and when received from the Subservicer, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date):

(a)	all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(b)	all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(c)	all Liquidation Proceeds;

(d)
all proceeds received by Seller under any title, hazard, private mortgage guaranty or other insurance policy other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures;

(e)
all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures;

(f)	any amount required to be deposited in the Custodial Account pursuant to Sections 11.01, 11.03 and 12.02;

(g)
any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 6.03, and all amounts required to be deposited by Seller in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Section 6.03;

(h)	all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures, the loan documents or applicable law; and

(i)
with respect to each full or partial Principal Prepayment any amounts to the extent that collections of interest are less than one (1) full month’s interest at the applicable Mortgage Loan Remittance Rate (“Prepayment Interest Shortfalls”), such Prepayment Interest Shortfalls will be deposited by Seller to the extent of its aggregate Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees need not be deposited by Seller in the Custodial Account. Any interest or earnings on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of Seller and Seller shall be entitled to retain and withdraw such interest from the Custodial Account.

Section 10.10 Withdrawals From the Custodial Account.

Seller shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(a)	to make payments to Purchaser in the amounts and in the manner provided for in Section 11.01;

(b)
to temporarily reimburse itself for advances of Seller funds made pursuant to Section 11.03, Seller's right to permanently reimburse itself pursuant to this subclause (b) being limited to amounts received on the related Mortgage Loan which represent payments of principal and/or interest respecting which any such advance was made;

(c)
to reimburse itself first for all unreimbursed Servicing Advances, second for unreimbursed advances of Seller funds made pursuant to Section 11.03, and third for any unpaid Servicing Fees, Seller's right to reimburse itself pursuant to this subclause (c) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, amounts representing proceeds of insurance policies covering the related Mortgaged Property and such other amounts as may be collected by Seller from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reim-bursement, Seller's right thereto shall be prior to the rights of Purchaser unless Seller is required to repurchase a Mortgage Loan pursuant to Section 6.03, in which case Seller's right to such reimbursement shall be subsequent to the payment to Purchaser of the repurchase price pursuant to Section 6.03 and all other amounts required to be paid to Purchaser with respect to such Mortgage Loan;

(d)
to reimburse itself for all unreimbursed Servicing Advances, advances of Seller funds made pursuant to Section 11.03 and unpaid Servicing Fees to the extent that such amounts are nonrecoverable by Seller pursuant to subclause (c) above, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by Seller pursuant to Section 6.03, and to reimburse itself for such amounts to the extent that such amounts are not recovered from the disposition of REO Property pursuant to Section 10.17 hereof;

(e)	to reimburse itself for subsequent trailing bills related to a previously disposed of REO Property in which distribution of the net cash proceeds has occurred;

(f)	to reimburse itself for expenses incurred by and reimbursable to it pursuant to Section 13.01;

(g)	to pay to itself any interest earned on funds deposited in the Custodial Account, such withdrawal to be made monthly not later than the Remittance Date;

(h)	to withdraw any amounts inadvertently deposited in the Custodial Account;

(i)	to clear and terminate the Custodial Account upon the termination of this Agreement; and

(j)	to withdraw Service Fees to the extent deposited therein.

On each Remittance Date, Seller shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 11.01(c) and (d), Seller is not obligated to remit on such Remittance Date. Seller may use such with-drawn funds only for the purposes described in this Section 10.10.

Section 10.11 Establishment of Escrow Account; Deposits in Escrow Account.

Seller shall segregate and hold or cause any Subservicer to segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the "Escrow Account"). The Escrow Account shall be an Eligible Account. In any case, the Escrow Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by Seller. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit J. The original of such letter agreement shall be furnished to the Purchaser within five (5) Business Days after the Closing Date, and upon request to any subsequent purchaser.

Seller or the Subservicer shall deposit in the Escrow Account on a daily basis, and retain therein: (a) all Escrow Payments collec-ted on account of the Mortgage Loans, for the purpose of effect-ing timely payment of any such items as required under the terms of this Agreement, and (b) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property. Seller shall make withdrawals therefrom only in accordance with Section 10.12 hereof. As part of its servicing duties, Seller or the Subservicer shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law.

Section 10.12 Withdrawals From Escrow Account.

Withdrawals from the Escrow Account shall be made by Seller or the Subservicer only (a) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance pre-miums, fire and hazard insurance premiums or other items consti-tuting Escrow Payments for the related Mortgage, (b) to reimburse Seller for any Servicing Advance made by Seller pursuant to Section 10.13 hereof with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late payments or collec-tions of Escrow Payments there-under, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) for transfer to the Custodial Account upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by applicable law, (e) for application to restore or repair of the Mortgaged Property, (f) to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), such withdrawal to be made monthly not later than the Remittance Date or (h) to clear and terminate the Escrow Account upon the termina-tion of this Agreement.

Section 10.13 Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, Seller or the Subservicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of private mortgage guaranty insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by Seller in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that a Mortgage does not provide for Escrow Payments, Seller shall determine that any such payments are made by the Mortgagor at the time they first become due. Seller assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Seller will maintain in full force and effect primary mortgage insurance policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Seller will not cancel or refuse to renew any primary mortgage insurance policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement primary mortgage insurance policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Seller shall not take any action which would result in non-coverage under any applicable primary mortgage insurance policy of any loss which, but for the actions of the Seller would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 12.01, the Seller shall promptly notify the insurer under the related primary mortgage insurance policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the primary mortgage insurance policy. If such primary mortgage insurance policy is terminated as a result of such assumption or substitution of liability, the Seller shall obtain a replacement primary mortgage insurance policy as provided above.

In connection with its activities as servicer, the Seller agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any private mortgage insurance policy in a timely fashion in accordance with the terms of such primary mortgage insurance policy and, in this regard, to take such action as shall be necessary to permit recovery under any primary mortgage insurance policy respecting a defaulted Mortgage Loan. Pursuant to Section 10.09, any amounts collected by the Seller under any primary mortgage insurance policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 10.10.

Section 10.14 Transfer of Accounts.

Seller may transfer the Custodial Account or the Escrow Account to a different depository institution; provided such new account at such depositary institution is an Eligible Account. Such transfer to a non-Citigroup affiliate shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 10.15 Maintenance of Hazard Insurance.

Seller shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the greater of (i) the outstanding principal balance owing on the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) Seller will cause to be maintained a flood insurance policy meeting the requirements of the current guide-lines of the Federal Insurance Administration with a gener-ally acceptable insurance carrier, in an amount representing coverage not less than the least of (a) the out-standing principal balance of the Mortgage Loan, (b) the full insurable value of the Mortgaged Property, or (c) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, each as amended. Seller shall also maintain on property acquired upon foreclos-ure, or by deed in lieu of fore-closure, of any Mortgage Loan, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insur-ance and, to the extent required and available under the Flood Disaster Protection Act of 1973, each as amended, flood insurance in an amount required above. Any amounts collected by Seller under any such policies (other than amounts to be depos-ited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or property acquired in liquida-tion of the Mortgage Loan, or to be released to the Mortgagor in accordance with Customary Servicing Procedures) shall be depos-ited in the Custodial Account, subject to with-drawal pursuant to Section 10.10. It is understood and agreed that no earthquake or other additional insurance need be required by Seller of any Mortgagor or maintained on property acquired in respect of a Mortgage Loan, other than pursuant to such appli-cable laws and regulations as shall at any time be in force and as shall require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to Seller and its successors and/or assigns, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to Seller. Seller shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent.

Section 10.16 Fidelity Bond; Errors and Omissions Insurance.

Seller shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Seller Employees"). Any such fidelity bond and errors and omissions insurance shall protect and insure Seller against losses, including forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required pursuant to this Agreement, and negligent acts of such Seller Employees. Such fidelity bond shall also protect and insure Seller against losses in connection with the release or satis-faction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 10.16 requiring such fidelity bond and errors and omis-sions insurance shall diminish or relieve Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Seller shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Seller shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. Upon request by Purchaser, Seller shall provide Purchaser with an insurance certificate certifying coverage under this Section 10.16, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 10.17 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Purchaser, or in the event Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by Seller, at expense of Purchaser, from an attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than Purchaser shall acknowledge in writing that such title is being held as nominee for Purchaser.

Seller shall manage, conserve, protect and operate each REO Property for Purchaser solely for the purpose of its prompt disposition and sale. Seller shall either itself or through an agent selected by Seller, manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Seller shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as Seller deems to be in the best interest of Purchaser.

With respect to all REO Property, Seller shall hold all funds collected and received in connection with the operation of the REO Property separate and apart from its own funds or general assets and shall establish and maintain with respect to all REO Property an REO Account or Accounts, in the form of a non-interest bearing demand account, titled "[Seller] in trust for Purchaser-Fixed Rate Mortgage Loans as tenants in common" unless an Opinion of Counsel is obtained by Seller to the effect that the classi-fication as a grantor trust for federal income tax purposes of the arrangement under which the Mortgage Loans and the REO Property are held will not be adversely affected by holding such funds in another manner. Such REO Account shall be established with Seller or, with the prior consent of Purchaser, with a commercial bank, a mutual savings bank or a savings and loan association. The creation of the REO Account shall be evidenced by (a) a certifi-cation in the form shown in Exhibit D hereto, in the case of an account established with Citibank, or (b) a letter agreement in the form shown in Exhibit E hereto, in the case of an account held by a depository other than Citibank. In either case, an original of such certification or letter agreement shall be furnished to Purchaser upon request.

Seller shall cause to be deposited on a daily basis in the REO Account all revenues received with respect to the conservation and disposition of the related REO Property and shall withdraw therefrom funds necessary for the proper opera-tion, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 10.15 hereof and the fees of any managing agent acting on behalf of Seller. Seller shall not be entitled to retain interest paid or other earnings, if any, on funds deposited in such REO Account. Seller shall make distributions as required on each Remittance Date to Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Seller shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property as soon as practicable but in any event within three (3) years after title has been taken to such REO Property. If a purchase money mortgage is taken in accordance with such sale, such purchase money mortgage shall not be held pursuant to this Agreement.

The disposition of REO Property shall be carried out by Seller and shall be made at such price, and upon such terms and conditions, as Seller deems to be in the best interests of Purchaser. Upon the request of Purchaser, and at Purchaser's expense, Seller shall cause an appraisal of the REO Property to be performed for Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the REO Account and, as soon as practical there-after, the expenses of such sale shall be paid, Seller shall reimburse itself for any and all related unreimbursed Servicing Advances, unpaid Servicing Fees, any and all unreimbursed advances made and any appraisal performed and the net cash proceeds of such sale remaining in the REO Account shall be distributed to Purchaser.

Upon request, with respect to any REO Property, Seller shall furnish to Purchaser a statement covering Seller's efforts in connection with the sale of that REO Prop-erty and any rental of the REO Property incidental to the sale thereof for the previous month (together with an operat-ing state-ment). That statement shall be accompanied by such other information as Purchaser shall reasonably request.

ARTICLE XI

PAYMENTS TO PURCHASER

Section 11.01 Distributions.

On each Remittance Date, Seller shall remit by wire transfer of immediately available funds to the account designated in writing by Purchaser of record on the preceding Record Date (a) all amounts deposited in the Custodial Account as of the close of business on the preceding Determination Date (net of all amounts withdrawable therefrom pursuant to Section 10.10), plus (b) all amounts, if any, which Seller is obli-gated to distribute pursuant to Section 11.03, minus (c) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subse-quent to the related Due Period, minus (d) any amounts attributable to Principal Prepayments received after the last day of the calendar month preceding the month of the Remittance Date, which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayments in accordance with Section 10.09(h), minus (e) any amounts attributable to reimbursement for unreimbursed Servicing Advances, advance of Seller funds, and unpaid Servicing Fees pursuant to Section 10.10(d), and minus (f) any amounts attributable to reimbursement for subsequent trailing bills related to a previously disposed of REO Property in which distribution of net cash proceeds has occurred pursuant to Section 10.10(e).

With respect to any remittance received by Purchaser after the Business Day on which such payment was due, Seller shall pay to Purchaser interest on any such late payment at a rate equal to the overnight federal funds effective rate, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by Seller to Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. The payment by Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by Seller.

To the extent that the amount of a remittance or distribution to Purchaser made hereunder is in greater than the amount thereof properly to be remitted pursuant to the terms of this Agreement, Seller will give prompt written notice thereof to Purchaser after Seller's discovery thereof, including the amount of such remittance or distribution that was paid in error. If, by the Remittance Date immediately following such notice, Purchaser has not reimbursed the Custodial Account or Seller, as applicable, for the amount of such erroneous remittance or distribution (without any liability on the part of Purchaser for interest thereon), Seller shall be entitled to withhold such amount from the remittance to be made on such Remittance Date.

Section 11.02 Statements to Purchaser.

Not later than seven (7) Business Days after each month end, Seller shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Seller's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. The corresponding individual loan accounting report shall be on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Seller, and shall contain the information set forth in Exhibit L hereto.
In addition, within a reasonable period of time after the end of each calendar year, Seller will furnish a report to each Person that was a Purchaser at any time during such calendar year. Such report shall state the aggregate of amounts (a) remitted on each Remittance Date which is allocable to principal and allocable to interest and (b) of servicing compensation received by Seller as servicer on each Remittance Date for such calendar year or, in the event such Person was a Purchaser of record during only a portion of such calendar year, for the applicable portion of such year. Such obligation of Seller shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by Seller pursuant to any requirements of the Internal Revenue Code of 1986 as from time to time in force.

Seller shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the trans-actions contemplated hereby. In addition, Seller shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

Section 11.03  Advances by Seller.

On the Business Day immediately preceding each Remit-tance Date, Seller shall deposit in the Custodial Account an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determina-tion Date. This deposit may be offset by any funds held for a future distribution not due on the current Remittance Date. Seller's obligation to make such advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all other payments or recoveries (including proceeds under any title, hazard or other insurance policy, or condemnation awards) with respect to the Mortgage Loan, provided, however, that such obligation shall cease if (a) there has been a final disposition of the Mortgage Loan or (b) if Seller, in its good faith judgment, determines that such advances would not be recoverable pursuant to Section 10.10(d). The determination by Seller that an advance, if made, would be nonrecoverable, shall be evidenced by an Officer's Certificate of Seller, delivered to Purchaser, which details the reasons for such determination and contains an appraisal of the value of the Mortgaged Property.

Section 11.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Seller shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Seller and Purchaser. The Seller shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE XII

GENERAL SERVICING PROCEDURE

Section 12.01 Assumption Agreements.

Seller will use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note to the extent permitted by law, provided that Seller shall permit such assumption if so required in accordance with the terms of the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, Seller will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, Seller will not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related private mortgage guaranty policy, if any. If Seller reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, Seller may enter into an assumption and modifica-tion agree-ment with the person to whom such property has been con-veyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applica-ble law, the Mort-gagor remains liable thereon. In connection with any such assump-tion, the outstanding principal amount, the Monthly Payment and the Mortgage Interest Rate of the re-lated Mortgage Note shall not be changed, and the term of the Mortgage Loan will not be increased or decreased. If an assumption is allowed pursuant to this Section 12.01, Seller with the prior consent of the private mortgage guaranty insurer, if any, is authorized to enter into a substitution of liability agreement with Purchaser of the Mortgaged Property pursuant to which the origi-nal Mortgagor is released from liability and Purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. Any fee collected by Seller for entering into any such assumption agreement will be retained by Seller as additional servicing compensation.

In connection with any such assumption or substitution of liability, the Seller shall follow the underwriting practices and procedures of the Seller. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Seller diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Seller shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Seller for entering into an assumption or substitution of liability agreement shall belong to the Seller.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Seller shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Seller may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 12.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 12.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by Seller of a notification that payment in full will be escrowed in a manner customary for such purposes, Seller or the Subservicer will obtain, in accordance with Section 5.03 hereof, the portion of the Mortgage File that is in the possession of the Purchaser, prepare and process any required satisfaction or release of the Mortgage and notify Purchaser as provided in Section 11.02.

In the event Seller grants a satisfaction or release of a Mort-gage without having obtained payment in full of the indebtedness secured by the Mortgage or should Seller otherwise prejudice any right Purchaser may have under the mortgage instru-ments, Seller, upon written demand of Purchaser, shall remit within two (2) Business Days to Purchaser the Stated Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account. Seller shall maintain the Fidelity Bond and errors and omissions insurance as provided for in Section 10.16 insuring Seller against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the proce-dures set forth herein.

Section 12.03 Servicing Compensation.

As compensation for its services hereunder, Seller shall be entitled to retain from interest payments on the Mort-gage Loans the Servicing Fee. Additional servicing compensation in the form of assumption fees and late payment charges shall be retained by Seller or any related Subservicer to the extent not required to be deposited in the Custodial Account. Seller shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Section 12.04 Annual Statement as to Compliance.

The Seller will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Seller beginning in March 2004, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Seller during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Seller has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Seller to the Purchaser upon request.

Section 12.05 Annual Independent Public Accountants' Servicing Report.

Within ninety (90) days of Seller's fiscal year end beginning in March 2004, the Seller at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Seller's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Seller's servicing has been conducted in compliance with the agreements examined pursuant to this Section 12.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Seller to the Purchaser. In addition, on an annual basis, Seller shall provided Purchaser with copies of its audited financial statements.

Section 12.06 Purchaser's Right to Examine Seller Records.

Purchaser shall have the right, at all reasonable times upon reasonable notice and as often as reasonably required, to examine and audit any and all of the books, records or other information of Seller whether held by Seller or by another on behalf of Seller, which are relevant to the performance or observance by Seller of the terms, covenants or condi-tions of this Agreement.

Section 12.07 Seller Shall Provide Access/Information as Reasonably Required.

Seller shall provide to Purchaser access to any documentation regarding the Mortgage Loans which may be required by applicable regulations (the "Regulations"). Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of Seller.

In addition, Seller shall furnish upon request by Purchaser, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and the Regulations. All such reports or information shall be provided by and in accordance with all reasonable instructions and direc-tions Purchaser may require. Seller agrees to execute and deliver all such instruments and take all such action as Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Seller for the most recently completed two (2) fiscal years for which such statements are available.

ARTICLE XIII

SELLER

Section 13.01 Indemnification; Third Party Claims.

In addition to the indemnification provided in Section 6.03, Seller shall indemnify and hold harmless Purchaser against any and all claims, losses, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Purchaser may sustain in any way related to the failure of Seller to perform its duties, obligations, covenants and agreements and service the Mortgage Loans in strict compliance with the terms of this Agreement. Seller shall immediately notify Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and Seller shall assume (with the consent of Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judg-ment or decree which may be entered against Seller or Purchaser in respect of such claim. Seller shall provide Purchaser with a written report of all expenses and advances incurred by Seller pursuant to this Section 13.01 and Purchaser shall promptly reim-burse Seller for all amounts advanced by it pur-suant to the preceding sentence except when the claim in any way relates to Seller's failure to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or a breach of representation or warranty set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser or its designee becomes record owner of any Mortgaged Property, Seller shall not be deemed to have failed to perform its obligations hereunder where it fails to act in response to any notice delivered to the record holder of the Mortgaged Property if (i) statutory notice was not delivered to Seller, (ii) Seller had no actual knowledge of the situation surrounding such notice and (iii) Seller's inaction was due entirely to Seller's lack of receipt of such notice. The provisions of this Section 13.01 shall survive termination of this Agreement.

Section 13.02 Merger or Consolidation of Seller.

Seller will keep in full effect its existence, rights and franchises as a corporation, and will obtain and preserve its qualification to do business as a foreign corpora-tion in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to substantially all of the business of Seller (whether or not related to loan servic-ing), shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the con-trary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (ii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 13.03 Limitation on Liability of Seller and Others.

Seller and any director, officer, employee or agent of Seller may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder; provided, however, that this provision shall not protect the Seller or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. Subject to the terms of Section 13.01, Seller shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to Seller's duty to service the Mortgage Loans in accord-ance with this Agreement; provided, however, that the Seller may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Seller shall be entitled to be reimbursed therefor from the Purchaser upon written demand.
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Section 13.04 Seller Not to Resign.

Seller shall not assign this Agreement nor resign from the obligations and duties hereby imposed on it except by mutual consent of Seller and Purchaser or upon the determination that Seller's duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by Seller. Notwithstanding the foregoing, Seller shall have the right to assign its rights under this Agreement to Citigroup, Inc. or any subsidiary of Citigroup, Inc.

Section 13.05 No Transfer of Servicing.

With respect to the retention of the Seller to service the Mortgage Loans hereunder, the Seller acknowledges that the Purchaser has acted in reliance upon the Seller's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Seller shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may assign any compensation arising from servicing under this Agreement to an affiliate of Seller.

Without in any way limiting the generality of this Section 13.05, in the event that the Seller either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Seller (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

In the event there is a termination of servicing pursuant to this Agreement, Seller shall cause its affiliate to whom Seller transferred the servicing compensation hereunder to transfer all the right, title and interest in the servicing compensation to EMC Mortgage Corporation ("EMC") or its designee, and Seller shall indemnify EMC for any and all losses for its failure to assign such right, title and interest to the servicing compensation as required herein.

ARTICLE XIV

DEFAULT

Section 14.01 Events of Default.

In case one or more of the following Events of Default by Seller shall occur and be continuing, that is to say:

(a)
any failure by Seller to remit to Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requir-ing the same to be remedied, shall have been given to Seller by Purchaser; or

(b)
failure by Seller to duly observe or perform, in any material respect, any other covenants, obligations or agreements of Seller as set forth in this Agreement which failure continues unremedied for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Seller by Purchaser; or

(c)
a decree or order of a court or agency or super-visory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, read-justment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Seller and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days; or

(d)
Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, read-just-ment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Seller or relating to all or substantially all of Seller's property; or

(e)
Seller shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntar-ily suspend payment of its obligations; or

(f)	Seller attempts to assign this Agreement except in compliance with the terms of this Agreement; or

(h) the Seller ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Seller's ability to perform its obligations hereunder; or

(i) the Seller fails to meet the eligibility criteria set forth in the last sentence of Section 13.02; or

(j)	the Seller ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(k) the Seller attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, Purchaser, by notice in writing to Seller (except in the case of an Event of Default under clauses (c), (d) or (e) above, in which case, automatically and without notice), may, in addition to whatever rights Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of Seller under this Agreement and in and to the Mortgage Loans and the proceeds thereof. On and after the receipt by Seller of such written notice (or, in the case of an Event of Default under clauses (c), (d) or (e) above, in which case, automatically and without notice) all authority and power of Seller under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 16.01. Upon written request from Purchaser, Seller shall prepare, execute and deliver to a successor any and all documents and other instru-ments, place in such successor's possession all Mortgage Files and do or cause to be done all other acts or things neces-sary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the trans-fer and endorsement or assignment of the Mortgage Loans and related documents to the successor at Seller's sole expense. Seller agrees to cooperate with Purchaser and such successor in effecting the termination of Seller's responsi-bil-ities and rights hereunder, including, without limita-tion, the transfer to such successor for administration by it of all amounts which shall at the time be credited by Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 14.02 Waiver of Defaults.

Purchaser may waive only by written notice any default by Seller in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived in writing.

ARTICLE XV

TERMINATION

Section 15.01 Termination.

This Agreement shall terminate upon either: (a) the later of the distribution to Purchaser of final payment or liquidation with respect to the last Mortgage Loan (or advances of same by Seller), or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder; (b) mutual consent of Seller and Purchaser in writing; or (c) the repurchase by Seller of all Mortgage Loans (and all REO Property which has not been sold at a price equal to 100% of the outstanding principal balance of each Mortgage Loan on the day of repurchase) plus accrued interest thereon at a rate equal to the Mortgage Loan Remittance Rate to the date of repurchase plus the appraised value of any such REO Property, such appraisal to be conducted by an appraiser mutually agreed upon by Seller and Purchaser.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

Section 16.01 Successor to Seller.

Prior to termination of Seller's responsibilities and duties under this Agreement pursuant to Sections 13.04, 14.01 or 15.01(b), Purchaser shall (a) succeed to and assume all of Seller's responsibilities, rights, duties and obligations under this Agreement or (b) appoint a successor which shall succeed to all rights and assume all of the responsi-bilities, duties and liabilities of Seller under this Agreement prior to the termination of Seller's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compen-sation shall be in excess of that permitted Seller under this Agreement without the consent of Purchaser. In the event that Seller's duties, responsibili-ties and liabilities under this Agreement shall be terminated pursuant to the afore-mentioned Sections, Seller shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termin-ation until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or preju-dice the rights or financial condition of its successor. The resignation or removal of Seller pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve Seller of the representations and warranties made pursuant to Sections 6.01 and 6.02 and the remedies available to Purchaser under Section 6.03, it being understood and agreed that the provisions of such Sections 6.01, 6.02 and 6.03 shall be applicable to Seller notwithstanding any such resignation or termination of Seller, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to Seller and to Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of Seller, with like effect as if originally named as a party to this Agreement. Any termination or resignation of Seller or this Agreement pursuant to Section 13.04, 14.01 or 15.01 shall not affect any claims that Purchaser may have against Seller arising prior to any such termination or resignation.

Seller shall promptly deliver to the successor the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, respon-sibilities, obligations and liabilities of Seller.

Upon a successor's acceptance of appointment as such, Seller shall notify by mail Purchaser of such appointment.

Section 16.02 Amendment.

This Agreement may be amended from time to time by Seller and Purchaser by written agreement signed by Seller and Purchaser; provided that if any of the rights, duties or obligations of Seller as such would be affected by such amendatory agreement, such agreement must also be consented to by Seller.

Section 16.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agree-ment is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by Seller at Purchaser's expense upon direction of Purchaser, but only when such direction is accompanied by an Opinion of Counsel to the effect that such recordation mate-rially and beneficially affects the interests of Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 16.04 Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided.

Section 16.05 Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 16.06 Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, to (a) in the case of Seller, CitiMortgage, Inc. 12855 North Outer Forty Drive, MS 74, Saint Louis, Missouri 63141, Attention: Capital Markets, with a copy to CitiMortgage, Inc., 15851 Clayton Road, MS 313, Ballwin, Missouri 63011, Attention: Investor Reporting Department, or such other address as may hereafter be furnished to Purchaser in writing by Seller and (b) in the case of Purchaser, EMC Mortgage Corporation, Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038, Attention: Ms. Ralene Ruyle; with a copy to Bear Stearns Mortgage Capital Corporation, 383 Madison Avenue, New York, New York 10179, Attention: Mary Haggerty, or such other address as may hereafter be furnished to Seller in writing by Purchaser.

Section 16.07 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such inability.

Section 16.08 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of Seller shall be rendered as an independent contractor and not as agent for Purchaser.

Section 16.09 Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 13.04, this Agreement shall inure to the benefit of and be binding upon Seller, Seller and Purchaser and their respective successors and assigns.

Section 16.10 Further Assurances.

Seller understands that Purchaser may resell the Mortgage Loans as whole loans or as part of a securitization in which a third party may act as master servicer. In the event that as part of such sale or securitization, additional information regarding the Mortgage Loans or modification of the reporting requirements may be requested, Seller agrees to review such requests by Purchaser’s transferee or master servicer only if, in Seller’s judgment, fulfilling such requests would require no material modifications to Seller’s servicing processes or systems and any and all costs to provide such reports and information shall be borne by Purchaser.

Section 16.11 Cooperation of Seller with a Reconstitution.

The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, upon fifteen (15) days notice (provided Purchaser shall use its best efforts to provide thirty (30) days notice) to Seller (which notice shall include a copy of the proposed Reconstitution Agreement), the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to (subject to the limitation on the number of Purchasers in Section 5.04 hereof):

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Seller agrees to execute in connection with any agreements among the Purchaser, the Seller, and any servicer in connection with a Whole Loan Transfer, a Reconstitution Agreement. It is understood that any such Reconstitution Agreement will not contain any greater or different obligations on the part of Seller than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Seller shall provide to such Purchaser any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Seller, whether through letters of its auditors or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand. In connection with each Pass-Through Transfer, the Seller agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure information provided by Purchaser contained in any offering document relating to the Seller or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

The Seller further agrees that in the event any Mortgage Loan is transferred to Fannie Mae, the Seller shall service such Mortgage Loans in accordance with the Fannie Mae Guide, and that there shall be no cap on compensating interest payments with respect to such Mortgage Loans. The Seller agrees that with respect to such Mortgage Loans, Seller shall also provide a monthly data file tape with such information as required by Fannie Mae, as applicable.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of this Agreement, and with respect thereto this Agreement shall remain in full force and effect.

Section 16.12 Reporting with Respect to a Reconstitution.

The Seller agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 16.11 of this Agreement (a “Reconstituted Mortgage Loan”), the Seller, at its expense, shall provide the Purchaser with the information set forth in Exhibit K attached hereto for each Reconstituted Mortgage Loan in such electronic format as may be mutually agreed upon by both Purchaser and Seller.

Section 16.13 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Notwithstanding other provisions of this Section 16.14 or any other express or implied agreement, arrangement, or understanding to the contrary, the Seller and Purchaser (the “Parties”) agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement (“tax treatment”) and any fact that may be relevant to understanding the tax treatment (“tax structure”) and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

Section 16.14 No Solicitation.

Seller hereby agrees that it will not, and its affiliates will not, during the remaining term of any of the individual Mortgage Loans, take any action or cause any action to be taken by any of its agents or affiliates, or independent contractors working on its behalf, to target solicit the prepayment of said Mortgage Loans by the mortgagors, without the prior written consent and approval of the Purchaser; provided that, the foregoing shall not preclude the Seller from engaging in solicitations in monthly statements or other regular communications to borrowers in Seller’s servicing portfolio which are not directed toward the borrowers of the Mortgage Loans. Promotions undertaken by the Seller or any affiliate of the Seller which are directed solely to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspapers, radio and television advertisements shall not constitute solicitation.

IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

CITIMORTGAGE, INC.

By: _______________________________
Name: Jerome A. Cipponeri
Title: Senior Vice President

EMC MORTGAGE CORPORATION

By: _______________________________
Name: _____________________________
Title: ______________________________

EXHIBIT A

CONTENTS OF MORTGAGE FILES

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, all of which shall be available for inspection by Purchaser:

1.            Mortgage Loan Documents.

2.	Copy of survey of the Mortgaged Property (if the title insurance policy contains a survey exception).

3.
Copy of each instrument necessary to complete identifi-cation of any exception set forth in the exception schedule in the title policy, e.g., map or plat, restrictions, easements, sewer agreements, home asso-ciation declarations, etc.

4.	Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

5.	Residential loan application.

6.	Verification of acceptable evidence of source and amount of downpayment, if applicable.

7.	Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Seller's underwriting guidelines.

8.	Credit report on the Mortgagor.

9.	Residential appraisal report.

10.	Photograph of the property.

11.
Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, correspondence, current and historical computerized data files, underwriting standards used for origination and all other papers and records developed or originated by Seller or others, required to document the Mortgage Loan or to service the Mortgage Loan.

12.	Original of the related primary mortgage guaranty insurance policy, if any, or a copy thereof.

13.	Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

14.          Business credit report, if applicable.

15.          The original of any guarantee executed in connection with the Mortgage Note.

16.          Sales contract, if applicable.

17.	If available, termite report, structural engineer’s report, water portability and septic certification.

18.	Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

19.          Name affidavit, if applicable.

EXHIBIT B

CUSTODIAL ACCOUNT CERTIFICATION

                        ________ __, 2003

Citibank ____________ hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 11.09 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser and various Mortgagors - Fixed Rate Mortgages Loans"

Account Number:	__________________________

Address of office or
branch of Citibank
______________
at which Account is
maintained:	__________________________

__________________________

Citibank ____________

By_________________________

EXHIBIT C

CUSTODIAL ACCOUNT LETTER AGREEMENT

__________ __, 2003

To: _____________________________________
_____________________________________
_____________________________________
(the "Depository")

As "Seller" under Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 10.09 of the Agreement, to be designated as "[Seller], in trust for Purchaser and various Mortgagors - Fixed Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

CitiMortgage, Inc.

By__________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indi-cated above, and agrees to honor withdrawals on such account as provided above.

___________________________
(Name of Depository)

By_________________________

EXHIBIT D

REO ACCOUNT CERTIFICATION

                        (date)

Citibank ______________ hereby certifies that it has established the non-interest bearing account described below as an REO Account pursuant to Section 10.17 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser - Fixed Rate Mortgage Loans, as tenants in common"

Account Number:	__________________________

Address of office or
branch of Citibank
_______________
at which Account is
maintained:	__________________________

__________________________

Citibank ________________

By__________________________

EXHIBIT E

REO ACCOUNT LETTER AGREEMENT

                            (date)

To:          _____________________________________
_____________________________________
_____________________________________
(the "Depository")

As "Seller" under Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish a non-interest bearing account, as an REO Account pursuant to Section 10.17 of the Agreement, to be desig-nated as "[Seller], in trust for Purchaser - Fixed Rate Mortgage Loans, as tenants in common." All deposits in the account shall be subject to withdrawal therefrom by order signed by Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

CitiMortgage, Inc.

By__________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indi-cated above, and agrees to honor withdrawals on such account as provided above.

_____________________________
(name of Depository)

By_________________________

EXHIBIT F

MORTGAGE LOAN SCHEDULE

(1) the Seller's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7)  the remaining months to maturity from the Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the sales price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the Cut-off Date;

(10) the origination date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)  [a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;]

(21)  a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)  product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24)  credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26)  a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and

(4) the weighted average maturity of the Mortgage Loans.

EXHIBIT G

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (the “Agreement”) made this ______ day of __________, 2003, among   (the "Assignor"), ________________ (the "Assignee") and CitiMortgage, Inc. ("Citicorp").

In consideration of the mutual promises contained herein the parties hereto agree that the mortgage loans (the “Mortgage Loans”) listed on Attachment 1 annexed hereto (the "Mortgage Loan Schedule") now serviced by Citicorp for Assignor and its successors and assigns pursuant to the Mortgage Loan Purchase and Servicing Agreement dated as of _____________, 2003, between Assignor and Citicorp (the “Purchase and Servicing Agreement”) shall be subject to the terms of this Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase and Servicing Agreement.

Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Mortgage Loans and, to the extent of the Mortgage Loans, all of its right, title and interest in, to and under the Purchase and Servicing Agreement.

Warranties

2. Assignor warrants and represents to, and covenants with, the Assignee as of the date hereof that:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans free and clear from any and all claims and encumbrances whatsoever and upon the transfer of the Mortgage Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans, free and clear of all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Citicorp with respect to the Mortgage Loans or the Purchase and Servicing Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, the Mortgage Loans;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby.

3. Assignee warrants and represents to, and covenants with, Assignor and Citicorp that as of the date hereof:

(a) The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound, as “Purchaser” (as such term is defined under the Purchase and Servicing Agreement), by all of the terms, covenants and conditions of the Purchase and Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of Assignor and Citicorp all of Assignor's obligations as Purchaser thereunder.

Recognition of Assignee

4. From and after the date hereof, Citicorp shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans in accordance with the Purchase and Servicing Agreement, as if Assignee and Citicorp had entered into a separate purchase and servicing agreement for the servicing of the Mortgage Loans in the form of the Purchase and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of Assignor, Citicorp and Assignee that this Agreement will constitute a separate and distinct servicing agreement, and the entire agreement, between Citicorp and Assignee to the extent of the Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

5. The Mortgage Loans shall be serviced by Citicorp for Assignee in accordance with all applicable state, federal and local laws as well as in conformity with the provisions of the applicable Mortgages and Mortgage Notes, and pursuant to the terms and conditions of this Agreement.

Miscellaneous

6. All demands, notices and communications related to the Mortgage Loans, the Purchase and Servicing Agreement and this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Seller,

CitiMortgage, Inc.
12855 North Outer Forty Drive, MS 74,
Saint Louis, Missouri 63141
Attention: Capital Markets

with a copy to

CitiMortgage, Inc.
15851 Clayton Road, MS 313
Ballwin, Missouri 63011
Attention: Investor Reporting Department

(b)           In the case of Assignee

____________________________
____________________________
____________________________
Attention: ___________________

(c)           In the case of Assignor,

____________________________
____________________________
____________________________
Attention: ___________________

7. This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

9. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, Assignee or Citicorp may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, Assignee or Citicorp, respectively, hereunder.

10. This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the Purchase and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase and Servicing Agreement.

11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Modification of Purchase Agreement

12.	The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  Annual Statement as to Compliance.

The Company will use its best efforts to deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2004, an Officers' Certificate stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)  Annual Certification.

The Company will use its best efforts to deliver to the Master Servicer, on or before March 15 of each year beginning March 15, 2004 a certification in the form attached hereto as Exhibit A with respect to the servicing reports delivered by the Company pursuant to this Agreement, the Company’s compliance with the servicing obligations set forth in this Agreement and any other information within the control of the Company. Such certification shall be signed by the senior officer in charge of servicing of the Company. In addition, the Company shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of the Company which shall be required to enable the Master Servicer, Trustee or Depositor, as applicable, to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

(c) Event of Default.

Failure by the Servicer to duly perform, within the required time period, its obligations under Subsections (a) and (b) of this Section 12 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any party to this Servicing Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

(d) Third Party Beneficiary.

The Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to the Master Servicer herein as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ASSIGNOR

By: ___________________________
Name: _________________________
Title: __________________________

ASSIGNEE

By: ___________________________
Name: _________________________
Title: __________________________

CITIMORTGAGE, INC.

By: ___________________________
Name: _________________________
Title: __________________________

ATTACHMENT 1

MORTGAGE LOAN SCHEDULE

ATTACHMENT 2

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

EXHIBIT A

FORM OF COMPANY CERTIFICATION

A.  For so long as the Mortgage Loans are being serviced by Seller as part of a securitization transaction and a certificate with respect to such servicing is required to be furnished by Purchaser or an agent of the Purchaser under the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder (“Sarbanes-Oxley Act”), an officer of Seller (herein, also, “Servicer”), on or before March 31, 2004 and, using its best efforts, March 15th of each year thereafter (or if not a Business Day, the immediately preceding Business Day), shall execute and deliver an officer’s certification in compliance with the Sarbanes-Oxley Act to the related master servicer certifying as to the following matters:

(i)
I have reviewed the annual statement of compliance (“Annual Statement of Compliance”) prepared by Servicer, and the annual independent public accountant’s servicing report made in accordance with the Uniform Single Attestation Program for Mortgage Bankers (“Annual Independent Public Accountant’s Servicing Report”), which have been furnished to Master Servicer pursuant to this Agreement and any subsequent servicing agreement related thereto or the Mortgage Loans (collectively, “Servicing Agreement”);

(ii)
Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant’s Servicing Report, and all final servicing reports prepared by Servicer and delivered to Master Servicer pursuant to the Servicing Agreement relating to the servicing of the Mortgage Loans, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such statements or reports;

(iii)	Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Servicer under the Servicing Agreement has been provided to Master Servicer;

(iv)
I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and, to the best of my knowledge and based upon the review required by the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance and the Annual Independent Public Accountant’s Servicing Report submitted to the Master Servicer, the Servicer has, as of the last day of the period covered by the Annual Statement of Compliance fulfilled its obligations under the Servicing Agreement; and

(v)
I have disclosed to the Master Servicer all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

B. The Servicer shall indemnify and hold harmless the Master Servicer from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations hereunder.

Capitalized terms used but not defined herein have the meanings ascribed to them in the AAR Agreement.

Date:___________________

_______________________
[Signature]
[Title]

EXHIBIT H

MORTGAGE LOAN DOCUMENTS

1.
The original Mortgage Note endorsed, "Pay to the order of  , without recourse" and signed in the name of Seller by an authorized officer. In the event that the Mortgage Loan was acquired by Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]".

2.
The original Mortgage, or a copy of the Mortgage with evidence of recording thereon certified by the appropriate recording office to be a true copy of the recorded Mortgage, or, if the original Mortgage has not yet been returned from the recording office, a copy of the original Mortgage together with a certificate of either the closing attorney, an officer of the title insurer which issued the related title insurance policy or an officer of Seller, certifying that the copy is a true copy of the original of the Mortgage which has been delivered by such officer or attorney for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

3.
The original Assignment of Mortgage from Seller, prepared in blank, which assignment shall be in form and substance acceptable for recording. In the event that the Mortgage Loan was acquired by Seller in a merger, the assignment must be by "[Seller], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by Seller while doing business under another name, the assignment must be by "[Seller], formerly known as [previous name]”.

4.
The original policy of title insurance, or, if the policy has not yet been issued, a written commitment or interim binder issued by the title insurance company, dated and certified as of the date the Mortgage Loan was funded, with a statement by the title insurance company or closing attorney on such binder or commit-ment that the priority of the lien of the related Mortgage during the period between the date of the funding of the related Mortgage Loan and the date of the related title policy (which title policy shall be dated the date of recording of the related Mortgage) is insured.

5.
Originals, or certified true copies from the appropriate recording office, of any intervening assignments of the Mort-gage with evidence of recording thereon, or, if the original intervening assignment has not yet been returned from the recording office, a certified copy of such assignment.

6.	Originals or copies of all assumption and modification agree-ments, if any.

7. Original power of attorney, if applicable.

8.	The original or certified copy, of the Primary Mortgage Insurance Policy, if required.

EXHIBIT I

SELLER’S WIRING INSTRUCTIONS

EXHIBIT J

ESCROW ACCOUNT LETTER AGREEMENT

                            ________ __, 2003

Citibank ____________ hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 11.09 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser and various Mortgagors - Fixed Rate Mortgages Loans"

Account Number:	__________________________

Address of office or
branch of Citibank
______________
at which Account is
maintained:	__________________________

__________________________

Citibank ____________

By_________________________

EXHIBIT K

RECONSTITUTED MORTGAGE LOAN REPORTING

(a) Servicer Mortgage Loan Number
(b) FNMA Mortgage Loan Number (if applicable)
(c) Lender/Seller Mortgage Loan Number (if available)
(d) Scheduled Balance (scheduled end of month balance reporting to Master Servicer/Trustee)
(e) Actual Balance (actual end of month balance received from Mortgagor)
(f) Gross Rate (current gross rate)
(g) Net Rate (current passthrough)
(h) Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(p) Fannie's Laser Reporting

(iii) Remit Prin (submitted principal amount)
(iv) Remit Int (submitted interest amount)

EXHIBIT L

EXHIBIT R-4

RESERVED

EXHIBIT R-5

HARBOURSIDE SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

SAVANNAH BANK, NA dba HARBOURSIDE MORTGAGE CORPORATION
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of April 1, 2005

(Fixed and Adjustable Rate Mortgage Loans)

This is a Purchase, Warranties and Servicing Agreement, dated as of April 1, 2005 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the “Purchaser”), and Savannah Bank, NA dba Harbourside Mortgage Corporation, with offices located at 23-B Shelter Cove Lane, Hilton Head, South Carolina 29928 (the “Company”).

W I T N ES S E T H:

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or State of South Carolina, or (iii) a day on which banks in the State of New York or State of South Carolina are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Company: Savannah Bank NA dba Harbourside Mortgage Corporation, its successors in interest and assigns, as permitted by this Agreement.

Company’s Officer’s Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Consumer Information: Information including, but not limited to, all personal information about Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled “F 1, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans” and shall be established in an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: [_______________], or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceedsof which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled “_____________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagor&’ and shall be established in an Eligible Account, in the name of the Person that is the “Purchase” with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01. Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

First Remittance Date: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company’s Mortgage Loan identifying number;

(2) the Mortgagor’s first and last name;

(3) the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

(28) whether such Mortgage Loan is a “Home Loan”, “Covered Home Loan”, “Manufactured Housing” or “Home Improvement Loan” as defmed in the New Jersey Home Ownership Security Act of 2002; and

(29) whether the Mortgage Loan has a mandatory arbitration clause.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5) the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

OCC: Office of the Comptroller of the Currency, or any successor thereto.

Officers’ Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refmanced Mortgage Loan, be the date of the funding of the debt being refmanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, or any successor thereto.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banicing authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(bh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor’s, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A “real estate mortgage investment conduit,” as such term is defmed in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date. through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Sales Price: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one- twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans;

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

PURCHASE OF MORTGAGE LOANS: SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DEL WERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01	Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02	Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described .above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03	Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the äwnership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company’s computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company’s servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05	Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company’s balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company’s computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without cost to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06	Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07	Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company’s Officer’s Certificate. In the event that documents have not been received by the date specified in the Company’s Officer’s Certificate, a subsequent Company’s Officer’s Certificate shall be delivered by such date specified in the prior Company’s Officer’s Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company’s obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fmes, forfeitures, costs and expenses (including court costs and reasonable attorney’s fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08	Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date], the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplicd by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event either of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

Section 2.10	Modification of Obligations.

Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01	Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Company is a national association, duly organized, validly existing and in good standing under the laws of the federal laws of the United States of America and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b)  The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c)  Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d)  There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f)  The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g)  The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h)  The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company’s portfolio at the related Cut-off Date;

(i)  The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j)  Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and FITJD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the 0CC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k)  The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company’s creditors;

(l)  No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement; and

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 3.02	Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a)  The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b)  The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c)  All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company’s servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d)  There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e)  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f)  The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g)  All buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by a Qualified Insurer. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h)  Each Mortgage Loan complies with, and the Company has complied with, applicable local, state and federal laws, regulations and other requirements including, without limitation, usury, equal credit opportunity, real, estate settlement procedures, the Federal Truth-In-Lending Act, disclosure laws and all applicable predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws, rules or regulations. None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the’ regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory” “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other applicable state, federal or local law including, but not limited to, the States of Georgia, New York, North Carolina, Arkansas, Kentucky or New Mexico, (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act, or (d) secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c). In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a Home Loan as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller. Each Mortgage Loan is being (and has been) serviced in accordance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws. Company shall maintain in its possession, available for the Purchaser’s inspection, as appropriate, and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all such requirements;

(i)  The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j)  The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note’s original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which, are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k)  The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l)  The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m)  Each Mortgage Loan is covered by an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender’s title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company’s interest therein does not require the consent of or notification to the insurer and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

(n)  There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o)  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p)  All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q)  Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r)  The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s)  The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

(t)  If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale or attempted sale after default by the Mortgagor;

(u)  The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FIILMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v)  All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w)  The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x)  The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y)  The Mortgage Loan does not contain balloon or “graduated payment” features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z)  The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa)  Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan’s Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient (a) during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining tern of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh)  In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith;

(ii)  The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj)  None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk)  Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll)  As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm)  There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn)  The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp)  The Mortgagor for each Mortgage Loan is a natural person;

(qq)  None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt)  The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu)  None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv)  All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage;

(ww)  Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx)  There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(yy)  No proceeds from any Mortgage Loan were used to finance single premium credit insurance policies;

(zz)  No borrower was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such borrower did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the borrower may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the borrower’s application to such affiliate for underwriting consideration;

(aaa)  The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(bbb)  With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(ccc)  No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

(ddd)  The Company will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off,

(eee)  Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act; and

(fff)  With respect to any Mortgage Loan originated on or after August 1, 2004 and underlying the security, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

Section 3.03	Repurchase: Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser’s option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser’s prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser’s prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

For any month in which the Company is permitted to substitute one or more substitute Mortgage Loans, the Company will determine the amount (if any) by which the aggregate Stated Principal Balance (after application of the principal portion of all scheduled payments due in the month of substitution) of all the substitute Mortgage Loans in the month of substitution is less then the aggregate Stated Principal Balance (after application of the principal portion of the scheduled payment due in the month of substitution) of the such replaced Mortgage Loan. An amount equal to the aggregate of such deficiencies described in the preceding sentence for any Remittance Date shall be deposited into the Custodial Account by the Company on the related Determination Date in the month following the calendar month during which the substitution occurred.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser’s reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC’s “start up day” (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on “prohibited transactions” of such REMIC (as defmed in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REIVIIC at any time.

Section 3.04	Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c)  None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d)  There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which i reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f)  The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(g)  The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(h)  The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01	Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month’s principal and one month’s interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REIVIIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defmed in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REIVIIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defmed in Section 860G(a)(3) of the Code or “permitted investments” as defmed in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchasers reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer’s fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company’s option, from electing to service the related Mortgage Loans itself. In the event that the Company’s responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company’s own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservice?s fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02	Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty provisions provided in the Mortgage Loan Documents.

Section 4.03	Realization Upon Defaulted Mortgage.

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notif’ the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser’s expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser’s sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Company’s funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REIVIIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on “prohibited transactions” as defmed in Section 860F of the Code, or cause the transaction to fail to qualify as a REIvIIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Section 860F(a)(2)(E) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate Sand hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within 24 hours of receipt, and shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i)  all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v)  all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi)  all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii)  any Monthly Advances;

(viii)  with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix)  any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company’s own funds, without reimbursement therefor; and

(x)  any amounts required to be deposited in the Custodial Account pursuant to Section 4.01,4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05	Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i)  to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)  to reimburse itself for Monthly Advances, the Company’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company’s right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)  to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv)  to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v)  to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi)  to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii)  to remove funds inadvertently placed in the Custodial Account by the Company;

(viii)  to clear and terminate the Custodial Account upon the termination of this Agreement; and

(ix)  to reimburse itself for Nonrecoverable Advances to the extent not reimbursed pursuant to clause (ii) or clause (iii).

Section 4.06	Establishment of Escrow Accounts Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i)  all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)  all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)  all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07	Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i)  to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii)  to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)  to refund to the Mortgagor any funds as may be determined to be overages;

(iv)  for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v)  for application to restoration or repair of the Mortgaged Property;

(vi)  to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii)  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08	Payment of Taxes, Insurance and Other Charges: Maintenance of Primary Mortgage Insurance Policies: Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primar5’ Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09	Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10	Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company. shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11	Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by a Qualified Insurer insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser.

Section 4.12	Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage, with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan tä handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days.of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13	Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, withOut the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser’s sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company’s funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14	Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the ternis of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01	Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment i made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02	Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company’s assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i)  With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii)  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii)  the amount of servicing compensation received by the Company during the prior distribution period;

(iv)  the aggregate Stated Principal Balance of the Mortgage Loans;

(v)  the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi)  The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser’s assigned loan number order, in the form of Exhibit B hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03	Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the Purchaser an Officer’s Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04	Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require. V

Section 5.05	Prepayment Interest Shortfalls.

Not later than the close of business on the Business Day preceding each Remittance Date in the month following the related Prepayment Period, the Company shall deposit in the Custodial Account an amount equal to any Prepayment Interest Shortfalls with respect to such Prepayment Period, which in the aggregate shall not exceed the Company’s aggregate Servicing Fee received with respect to the related Due Period.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01	Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any “due-on-sale clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such due-on-sale” clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notif’ the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notif’ the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company. I

Section 6.03	Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company’s Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04	Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than February 28ih of each year, beginning February 28, 2005, an executed Officers’ Certificate acceptable to the Purchaser stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Such Officers’ Certificate shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request.

If the Company cannot deliver the related Officers’ Certificate by February 28th of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Officers’ Certificate, but in no event later than March 15th of such year.

Failure of the Company to timely comply with this Section 6.05 shall be deemed an Event of Default, automatically, without notice and without any cure period, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report.

The Company, at its expense and not later than February 28th of each year, beginning February 28, 2005, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser acceptable to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company’s servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company’s servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Such statement shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provide Purchaser with copies of its audited financial statements.

If the Company cannot deliver the related statement by February 28Ui of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such statement, but in no event later than March 15th of such year.

Failure of the Company to timely comply with this Section 6.05 shall be deemed an Event of Default, automatically, without notice and without any cure period, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.06	Purchaser’s Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the FDIC, OTS, or any other similar federal or state regulations, as applicable.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01	Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01	Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02	Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SA]F and/or BIF, and which is a HUB-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FFILMC approved seller/servicer in good standing.

Section 8.03	Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses r liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04	Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed• on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company’s responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05	No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company’s independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and fmancial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser’s sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisf’ing the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01	Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i)  any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii)  failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding- up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv)  the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v)  the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii)  the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof or

(viii)  the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company’s ability to perform its obligations hereunder; or

(ix)  the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor’s possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company’s sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company’s responsibilities and rights hereunder, including, without limitation, the transfer to. such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02	Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERIV11NATION

Section 10.01	Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the tenns of this Agreement.

Section 10.02	Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01	Successor to the Company.

Prior to termination of Company’s responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor’s acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02	Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03	Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Companyts expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04	Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05	Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Company:

Savannah Bank NA dba Harbourside Mortgage Corporation
23-B Shelter Cove Land
Hilton Head, South Carolina 29928
Attn.: Richard Gillette
Email: Richard.Gillette@harboursideus.com

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06	Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07	Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08	General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to “Articles”, “Sections” Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words “herein”, “hereof “, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term “include” or “including” shall mean without limitation by reason of enumeration; and

(vii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) fmancial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10	Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to nonpublic information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Notwithstanding other provisions of this Section 11.10 or any other express or implied agreement, arrangement, or understanding to the contrary, the Company and Purchaser (the “Parties”) agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement (“tax treatment”) and any fact that may be relevant to understanding the tax treatment (“tax structure”) and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

The Company agrees that the Company (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Purchaser, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (v) shall immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would’ have a material and adverse effect on the Purchaser.

The Company agrees that the Company shall indemnify, defend and hold the Purchaser harmless from and against any loss, claim or liability the Purchaser may suffer by reason of the Company’s failure to perform the obligations set forth in this Section 11.10.

Section 11.11	Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12	Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13	No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14	Signature Pages/Counterpartsz Successors and Assigns.

This Agreement and/or any Term Sheet shall be executed by each party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Agreement, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Agreement or Term Sheet, as applicable, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopier, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such party. The Purchaser may deliver a copy of this Agreement and/or any Term Sheet, fully executed as provided herein, to each other party hereto by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Agreement or Term Sheet, as applicable, superseding any prior form of the Agreement or Term Sheet, as applicable, that differs therefrom in any respect. This Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

Section 11.15	Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16	No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17	Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a)  at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b)  all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c)  the Purchaser shall have received, or the Purchaser’s attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer’s certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d)  the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e)  all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18	Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a “Reconstitution Date”) at the Purchaser’s sole option, the Purchaser may effect a sale (each, a “Reconstitution”) of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a “Whole Loan Transfer”); or

(b)  one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a “Pass-Through Transfer”).

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit .D hereto, or, at Purchaser’s request, a seller’s warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a Reconstitution Dat&’). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

Section 11.19	Monthly Reporting with Respect to a Reconstitution.

As long as the Company continues to service Mortgage Loans, the Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit J attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both Purchaser and Company. Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be transmitted to fast.data@bear.com.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By: _______________________________
Name:
Title:

SAVANNAH BANK, NA dba HARBOURSIDE MORTGAGE CORPORATION
Company

By: _______________________________
Name:
Title:

EXHIBIT A

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed ‘Pay to the order of ______________________________________________________, without recourse,” and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by “[Company], successor by merger to the [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by “[Company] formerly known as [previous name]”. Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _________________________________________, or in accordance with Purchaser’s instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by “[Company] formerly known as [previous name]”. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by “[Company], successor by merger to the [name of predecessor]”. None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company’s underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company’s underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

                            ___________,2004

To:	[____________________]
                 (the Depository”)

As “Company” under the Purchase, Warranties and Servicing Agreement, dated as of [___________________]1, 200[_] (the “Agreement’), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “[_____________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans”. All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[______________________________]

By: ___________________________
Name: _________________________
Title: __________________________

The undersigned, as “Depository”, hereby certifies that the above described account has been established under Account Number F 1, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance. Fund or will be invested in Permitted Investments as defined in the Agreement.

[______________________________]

By: ___________________________
Name: _________________________
Title: __________________________

EXHIBIT C

ESCROW ACCOUNT LEITER AGREEMENT

                                ___________,2004

To:	[__________________]
                  (the “Depository)

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [__________________]1, 200[_] (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as “[_______________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[______________________________]

By: ___________________________
Name: _________________________
Title: __________________________

The undersigned, as “Depository”, hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[______________________________]

By: ___________________________
Name: _________________________
Title: __________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200_, among EMC Mortgage Corporation (the “Assignor”), _____________________ (the “Assignee”), and __________________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”) now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of __________, 200_, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of __________ _____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor’s or its custodian’s possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company, in blank, and an assignment of mortgage in recordable form from the Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ____________ 200_ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200_.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the fransactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee. agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor’s obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d) No consent, approval, order or authorization of, or declaration, filing or registration • with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and V 87

(e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

(f) Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Company,

______________________________
______________________________
______________________________
______________________________
______________________________

With a copy to __________________________

(b)	In the case of Assignor,

______________________________
______________________________
______________________________
______________________________
______________________________

(c)           In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Raylene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

___________________
383 Madison Avenue
New York, New York 10179
Attention: ___________
Telecopier No.: (212) 272-___

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: __________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee: _________________________

(b) The following defmition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PIvil Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PIV11 Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental P1VII Insurer for each Mortgage Loan covered by the Supplemental PIV11 Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PIV11 Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PIV11 Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By: _______________________________
Name: _____________________________
Title: ______________________________

___________________________________
Assignee

By: _______________________________
Name: _____________________________
Title: ______________________________

___________________________________
Company

By: _______________________________
Name: _____________________________
Title: ______________________________

EXHIBIT ___

FORM OF COMPANY CERTIFICATION

I, [identify certifying individual], certify to the [Trustee] [Seller] [Securities Administrator] [Mortgage Loan Seller] [Purchaser] and [Master Servicer] that:

1. I have reviewed the servicing reports prepared by [COMPANY] (the “Company”) pursuant to the [Servicing Agreement] (the “Servicing Agreement”), dated as of ___________ between __________ and the Company (as modified by the AAR Agreement (as defmed below) and delivered to [MASTER SERVICER] (the “Master Servicer”) pursuant to the Assignment, Assumption and Recognition Agreement (the “AAR Agreement”), dated as of__________ among [ASSIGNOR] as Assignor, Company and [ASSIGNEE], as Assignee.

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such servicing reports.

3. Based on my knowledge, the servicing information required to be provided to the Master Servicer under the Servicing Agreement and the AAR Agreement is included in these reports.

4. I am responsible for reviewing the activities performed the Company under the Servicing Agreement and the AAR Agreement and based upon the review required under the Servicing Agreement and the AAR Agreement, and except as disclosed in the Annual Statement of Compliance, the Company has fulfilled its obligations under the Servicing Agreement and the AAR Agreement.

5. I have disclosed to the Master Servicer’s certified public accountants all significant deficiencies relating to the Company’s compliance with the minimum servicing standards in accordance with a review conduced in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement and the AAR Agreement.

Capitalized terms used but not defmed herein have the meanings ascribed to them in the AAR Agreement.

Date:____________________

____________________________
[Signature]
[Title]

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AN]) SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIIT

RE: Mortgage Loan # __________________________________________
BORROWER: ________________________________________________
PROPERTY: _________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the “Agreement’t) between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_________________________________________________
_________________________________________________

All capitalized terms used herein and not defmed shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated: _____________________

By: ______________________________
Signature
Title

Send documents to: _____________________________________________
_____________________________________________________________
_____________________________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated: ________________________

By: ________________________________
Signature

___________________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the “Term Sheet”) dated _____________, between Savannah Bank, NA dba Harbourside Mortgage Corporation, a national bank, located at at 23-B Shelter Cove Lane, Hilton Head, South Carolina 29928 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, frying, Texas 75038 (the “Purchaser”) is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the “Agreement”) dated as of April 1, 2005, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans on a servicing retained basis described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance

(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average

Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

____________________________________

By: ________________________________
Name: ______________________________
Title: _______________________________

EMC MORTGAGE CORPORATION

By: ________________________________
Name: ______________________________
Title: _______________________________

SCHEDULE I

MORTGAGE LOAN SCHEDULE

EXHIBITJ

RECONSTITUTED MORTGAGE LOAN REPORTING

(a)	Servicer Mortgage Loan Number
(b)	FNMA Mortgage Loan Number (if applicable)
(c)	Lender/Seller Mortgage Loan Number (plus any other loan number)
(d)	Month end date! date file created
(e)	Scheduled Beginning Balance
(f)	Actual Beginning Balance
(g)	Scheduled Ending Balance
(h)	Actual Ending Balance
(i)	Gross Rate (current gross rate)
(j)	Net Rate (current passthrough)
(k)	Last Payment Date (LPI_DATE in Fannie’s Laser Reporting)
(l)	Next Due Date
(m)	Delinquency Month (if available)
(n)	Default Flag, i.e. FC, REO, etc. (if applicable)
(o)	Pay-In-Full Date (Mortgage Loan paid off by Mortgagor)
(p)	Foreclosure start date
(q)	Foreclosure end date
(r)	REO Property date
(s)	With respect to Liquidated Mortgage Loans:
(i)      claim date
(ii)     claim amount
(iii)    proceeds
(iv)    amount of loss or gain (as applicable)
(v)     the date of the loss or gain.
(vi)    the liquidation reason (paid in full or repurchased out of deal)
(t)	Fannie’s Laser Reporting (For FNIVIA loans)
(i)      Action Code (for default or paid off Mortgage Loans; i.e. 60, 65, etc.)
(ii)     Action Date
(iii)    Remit Prin (submitted principal amount)
(iv)    Remit Tnt (submitted interest amount)
(v)     Pool/Invest indicator (indicating Schedule/Schedule or Actual/Actual pool)

AMENDMENT NUMBER ONE

to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of January 1, 2006

between

EMC MORTGAGE CORPORATION,
as Purchaser

and

SAVANNAH BANK, NA
dba HARBOURSIDE MORTGAGE CORPORATION,
as Company

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of January, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Savannah Bank, NA dba Harbourside Mortgage Corporation, as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of April 1, 2005, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.
Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(ggg):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the first sentence of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12.  Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use delinquency recognition policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit P, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

15. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officers’ Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an officer’s certificate (an “Annual Certification”) of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an Annual Certification to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit L. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance or Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance or Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

16. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

17. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit O hereto delivered to the Purchaser concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.20 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

19. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

21. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit N and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or
(iv)the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b) The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.21:

Section 11.21. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

24. The Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

25. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit F:

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

• The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

• The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the Master Servicer or the Purchaser.

• The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

FORM OF COMPANY CERTIFICATION

Re: The [_______] agreement dated as of [________ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit M is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit P:

EXHIBIT P

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.  The total of lines 1 through 12.

3.  Credits:

14-21.      Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale   Short Sale  Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes                             No
If “Yes”, provide deficiency or cramdown amount ________________________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________		________________
HOA/Condo Fees_______________________		________________
______________________________________		________________
______________________________________		________________
Total Expenses		$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	________________	(18a)
HUD Part A
HUD Part B		________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________		_________________
_________________________________________		_________________
Total Credits		$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION,
as Purchaser

By: _______________________________
Name:
Title:

SAVANNAH BANK, NA
dba HARBOURSIDE MORTGAGE CORPORATION,
as Company

By: _______________________________
Name:
Title:

EXHIBIT R-6

NATIONAL CITY SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

NATIONAL CITY MORTGAGE COMPANY
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of October 1, 2001

(Fixed and Adjustable Rate Mortgage Loans)

This is a Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 and is executed between EMC MORTGAGE CORPORATION, as Purchaser (the "Purchaser"), and NATIONAL CITY MORTGAGE COMPANY (the "Company").

W I T N ES S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of this Agreement and the related Term Sheet.

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Ohio, or (iii) a day on which banks in the State of New York or Ohio are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet, which are expected to be the dates set forth in the related Confirmation.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: National City Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The Trade Confirmation Letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Moody’s and “A” or higher by either Standard & Poor’s or Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: National City Bank Ohio, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate, if any.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6)	the original months to maturity of the Mortgage Loan;

(7)  the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)	a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)	a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(22)	a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(23)	the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(24)	product type (i.e. fixed, 3/1, 5/1, etc.);

(25)	credit score and/or mortgage score, if applicable;

(26)	the Lender Paid Mortgage Insurance Rate;

(27)	a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

(28)  the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Moody’s Investors Service, Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the related Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to sixty (60) days after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event any of the first two (2) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With the respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With the respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) Unless set forth in the related Term Sheet, in the event the Mortgage Loan had an LTV at origination greater than 80.00%, either (i) the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer or (ii) the Mortgage Loan was insured as to payment defaults by a Lender Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, as applicable, have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; With respect to any Primary Mortgage Insurance Policy, the mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) Unless otherwise specified in the related Term Sheet, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contriburions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated or a notice of default sent within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services shall be $2,000 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, plus (iv) unless otherwise stated in the related Confirmation or related Term Sheet, any amount received by the Company that represents a prepayment penalty with respect to a Mortgage Loan, minus (v) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2002, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2002 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. Such periodic, special or other reports, information or documentation furnished to the Purchaser at the Purchaser’s request pursuant to the preceding sentence shall be at the expense of the Purchaser. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing; provided, further, however, that the Company shall give sixty (60) days written notice to the Purchaser of any merger, conversion or consolidation to which the Company shall be a party, or of any Person succeeding to the business of the Company, and the Purchaser, at it sole option, shall make the determination as to whether such successor of the Company shall continue to service the Mortgage Loans hereunder.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Company:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Sheila N. Hansford
Telecopier No.: (937) 910-4137

Servicing contact:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: T. Jackson Case

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
245 Park Avenue
New York, New York 10167
Attention: Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements, and customer portfolio and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. From and after the Closing Date, the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Purchaser’s behalf, to personally by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Company,. In addition, the Purchaser or any of its affiliates shall not solicit any Mortgagor for any other financial products or services. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Purchasr or any affiliate of the Purchaser which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16 The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information. With respect to each Pass-Through Transfer, the Purchaser shall provide thirty (30) days notice of such transfer, unless otherwise agreed by the parties in the related Confirmation. With respect to each Whole Loan Transfer, limits on frequency of Reconstitution may be provided in the related Confirmation or related Term Sheet for the related Mortgage Loans.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:________________________
Name:
Title:

NATIONAL CITY MORTGAGE COMPANY
Company

By: _______________________
Name:
Title:

EXHIBIT A

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

                            ______________, 2001

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

                            _____________, 2001

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[______________________]

By:______________________________
Name:____________________________
Title:_____________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)           In the case of Assignor,
____________________
____________________
____________________
____________________
____________________

(c)           In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15.	The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By: _____________________________
Name: ___________________________
Title: ____________________________

_________________________________
Assignee

By: _____________________________
Name: ___________________________
Title: ____________________________

_________________________________
Company

By: _____________________________
Name: ___________________________
Title: ____________________________

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #__________________________________________
BORROWER:__________________________________________________
PROPERTY: ___________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:__________________________________
Signature
____________________________________
Title

Send documents to: _______________________________________________
_______________________________________________________________
_______________________________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature
__________________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between National City Mortgage Company, a ________ corporation, located at 3232 Newmark Drive, Miamisburg, Ohio 45342 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at ______________ (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of October 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

NATIONAL CITY MORTGAGE COMPANY

By: _____________________________
Name: ___________________________
Title: ____________________________

EMC MORTGAGE CORPORATION

By: _____________________________
Name: ___________________________
Title: ____________________________

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT REG AB
TO THE PURCHASE, WARRANTIES AND SERVICING AGREEMENT

This is Amendment Reg AB (the “Amendment Reg AB”), dated as of March 1, 2006 (the “Amendment Date”), by and between EMC Mortgage Corporation (the “Purchaser”), and National City Mortgage, Co. (the “Company”) to that certain Seller’s Purchase, Warranties and Servicing Agreement dated as of October 1, 2001 between the Company and the Purchaser (the “Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Agreement be amended to reflect certain agreed upon revisions to the terms of the Agreement.

Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Agreement is hereby amended as follows:

DEFINED TERMS

[Capitalized terms not defined are presumed to be defined in the applicable Agreement.]

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 7(a).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company. For the avoidance of doubt, a “Qualified Correspondent” includes a “table broker” or mortgage lender that originates loans underwritten and funded by the Company or an Affiliate of the Company.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: Any servicing agreement relating to a Reconstitution.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 3(c).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete material functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer other than the Company engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company and shall not include a mortgage broker that does not fund loans.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE 1
COMPLIANCE WITH REGULATION AB

Section 1 Intent of the Parties.

The Purchaser and the Company acknowledge and agree that the purpose of Article 1 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings and will provide such comparable disclosure in unregistered offerings to the extent such disclosure becomes consistent with industry practice. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings. Neither the Purchaser nor any Depositor shall exercise its right to request (if any request is required) delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate as set forth herein with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

Section 2 Additional Representations and Warranties of the Company.

(a) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 3 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date and unless otherwise disclosed in such information provided under Section 3: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (v) there are no material legal or governmental proceedings pending (or known to be contemplated by Government authorities) against the Company, or to the knowledge of the Company, any Subservicer or any Third-Party Originator; and (vi) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 3, the Company shall, within five business days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 3 Information to Be Provided by the Company.

In connection with any Securitization Transaction the Company shall (i) within five business days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

(a) If so requested by the Purchaser or any Depositor, the Company shall provide (or cause each Third-Party Originator or Subservicer, as applicable, to provide) such information, as mutually agreed upon by the Purchaser or any Depositor and the Company (or such Third-Party Originator or Subservicer, as applicable), regarding (i) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A) the originator’s form of organization;

(B) a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be materialin the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C) a description of any material legal proceedings pending (or known to be contemplated by governmental authorities) against the Company, or to the knowledge of the Company, each Third-Party Originator and each Subservicer; and

(D) a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified and noticed to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(b) If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (.pdf) file, or other such electronic format as mutually agreed upon by the Purchaser or the Depositor and the Company, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the Purchaser or Depositor, as applicable (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction[, and shall also be addressed to and for the benefit of the Company, its assignees and such Third-Party Originator. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and cause each Subservicer to so provide such information (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction;
(2) the extent of outsourcing the Servicer utilizes;
(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; and
(4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
(5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition would have a material impact on pool performance or on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, at the time the Company knows or should have known of any of the circumstances in subsection (i) of this paragraph, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation proceedings pending or governmental proceedings known to be contemplated against the Company, any Subservicer or any Third-Party Originator, as applicable, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3(d) should be sent to EMC by e-mail to regABnotifications@bear.com. In addition, each such notice other than those pursuant to Section 3(d)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3(d)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(e) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least fifteen calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to the related Securitization Transaction.

(f) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB as applicable to the Company. The Company shall also provide a monthly report, in the form of Exhibit C hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit D with respect to defaulted mortgage loans and Exhibit E, with respect to realized losses and gains, with each such report. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement, commencing with the first such report due not less than ten Business Days following such request.

(g) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):
(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(h) The Company shall provide, as may be reasonably requested by the Purchaser, any Master Servicer or any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder to the Purchaser, any Master Servicer and any Depositor.

Section 4 Servicer Compliance Statement.

On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, any Master Servicer and any Depositor a statement of compliance addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s activities as servicer during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 5 Report on Assessment of Compliance and Attestation.

(a) On or before March 1 of each calendar year, commencing in 2007, the
Company shall:

(i) deliver to the Purchaser, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit B hereto;

(ii) deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 6(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv) deliver and cause each Subservicer and Subcontractor described in clause (iii) to provide to the Purchaser, any Master Servicer any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification signed by the appropriate officer of the Company in the form attached hereto as Exhibit A; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any offering document or registration statement.

The Company acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b) Each assessment of compliance provided by a Subservicer pursuant to Section 5(a)(i) shall address each of the Servicing Criteria specified on Exhibit B hereto. An assessment of compliance provided by a Subcontractor pursuant to Section 5(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 6.

Section 6 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2, 3(c), (e), (f) and (g), 4, 5, and 07 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3(d) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 4, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 5 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 5 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 5 and 7 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subcontractor under Section 5, in each case as and when required to be delivered.

Section 7 Indemnification; Remedies.

(a) The Company shall indemnify the Purchaser and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and the Depositor (each, an “Indemnified Party”), and shall hold each of them (each, an “Indemnified Party”) harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under this Article 1 by or on behalf of the Company, or provided under this Article 1 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Article I, including particularly the failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii) any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date; or

(iv) if the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b) (i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, or any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, if such failure or breach is not cured within two (2) Business Days after the Company receives written notice of such failure or breach (which may be provided by e-mail), and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 4 or 5, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date of written notice from the Master Servicer shall constitute an Event of Default (notwithstanding any other provision in this Agreement or any Reconstitution Agreement to the contrary) with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(c) Notification and Cooperation. The parties hereto further agree, and any Indemnified Party not a party hereto is deemed to agree, as a condition to its reliance on such indemnification, that the Company’s indemnification obligations under this Section 7 are subject to the following terms and conditions:

(i) An Indemnified Party seeking indemnification hereunder shall give written notice to the Company within a reasonable time after the Indemnified Party receives notice of an indemnifiable claim provided that failure to give such notice within a reasonable time shall not invalidate the Company’s obligations to indemnify such Indemnified Party except if, and then only to the extent that, such failure materially prejudices the Indemnifying Party or its ability to defend such claim, and the Indemnifying Party shall have the burden of proving such material prejudice;
(ii) The Company shall undertake the defense of the action or claim with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party (which counsel shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party);
(iii) The Indemnified Party shall have the right to participate and assist in, but not control, the defense of such claim and employ separate counsel in any action or claim, at the expense of the Indemnified Party (i.e., at its own expense), provided that if the interests of the Company and the Indemnified Party diverge, the Indemnified Party shall be entitled to separate counsel at the Company’s expense, provided such expense is reasonable; and
(iv) The Company shall not settle or compromise any claim suit or action against the Indemnified Party without the express prior written consent of the Indemnified Party.

(d) Exclusive Remedy. Except for remedies under the Agreement and remedies that cannot be waived as a matter of law and injunctive relief, the rights under this Section 7 shall be the exclusive remedy for breaches of this Section 7 (including any covenant, obligation, representation or warranty contained herein or therein).

(e) Limitations. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated under this Section 7 to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any indemnifiable claims or losses to the extent that such claims or losses result directly from the willful misconduct, bad faith or negligent acts of the Indemnified Party.

(f) The parties hereto agree that any written notice under this Section 7 may be made via email.

Section 8 Third Party Beneficiary.

For purposes of this Article I and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

NATIONAL CITY MORTGAGE CO.
(Seller)

By:_________________________
Name: Kelly C. Johnson
Title: Senior Vice President

EMC MORTGAGE CORPORATION
(Purchaser)

By:_________________________
Name:_______________________
Title:________________________

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made , not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

(5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor “participating in the servicing function” pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _________________________

By:  _________________________

Name:  _________________________

Title:  _________________________

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Company [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) were prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) were reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT C

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT D

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT E

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history (to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.  The total of lines 1 through 12.

3.      Credits:

14-21.    Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.         The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _____________________
Phone: ______________________            Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._________________________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale   Short Sale  Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes                             No
If “Yes”, provide deficiency or cramdown amount ________________________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ _______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________		________________
HOA/Condo Fees_______________________		________________
______________________________________		________________
______________________________________		________________
Total Expenses		$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	________________	(18a)
HUD Part A
HUD Part B		________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________		_________________
_________________________________________		_________________
Total Credits		$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT R-7

WACHOVIA SERVICING AGREEMENT

EXECUTION COPY

EMC MORTGAGE CORPORATION
Purchaser,

WACHOVIA MORTGAGE CORPORATION
Seller

SELLER’S PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of July 1, 2005

SELLER’S PURCHASE, WARRANTIES AND SERVICING AGREEMENT

This is a Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005 and is executed by and between EMC Mortgage Corporation, as purchaser (the “Purchaser”), and Wachovia Mortgage Corporation, as seller and servicer (in such capacity, the “Seller”).

WITNESSETH:

WHEREAS, the Purchaser has heretofore agreed to purchase from the Seller and the Seller has heretofore agreed to sell to the Purchaser certain Mortgage Loans, servicing rights retained, from time to time, pursuant to the terms of a letter agreement by and between the Seller and the Purchaser (the “Purchase Price and Terms Letter”);

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule, which is annexed to the related Assignment and Conveyance. The Mortgage Loans as described herein shall be delivered in groups of whole loans (each, a “Mortgage Loan Package”) on various dates as provided herein (each, a “Closing Date”); and

WHEREAS, the Purchaser and the Seller wish to prescribe the representations and warranties of the Seller with respect to itself, the Mortgage Loans and the management, servicing and control of the Mortgage Loans by the Seller.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Seller agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.  Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides, including future updates.

Adjustable Rate Mortgage Loan: A Mortgage Loan as to which the related Mortgage Note provides that the Mortgage Interest Rate may be adjusted periodically.

Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Mortgage Loan is adjusted in accordance with the terms of the Mortgage Note.

Agency Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans to Fannie Mae or Freddie Mac.

Agreement: This Seller’s Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the underwriting requirements of the originator, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the underwriting requirements of the originator.

Assignment and Conveyance: As defined in Section 2.03.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the States of New York or North Carolina, or (iii) a day on which banks in the States of New York or North Carolina are authorized or obligated by law or executive order to be closed.

Closing Date: The date or dates set forth in the related Purchase Price and Terms Letter on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell to the Purchaser, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

Code: The Internal Revenue Code of 1986, as the same may be amended from time to time (or any successor statute thereto).

Compensating Interest: For any Remittance Date, the lesser of (i) the aggregate Servicing Fee payable to the Seller for such Remittance Date and (ii) the aggregate Prepayment Interest Shortfall for such Remittance Date.

Condemnation Proceeds: All awards, compensation and settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan purchased pursuant to this Agreement as to which the related Mortgage Note permits the Mortgagor to convert the Mortgage Interest Rate on such Mortgage Loan to a fixed Mortgage Interest Rate.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Co-op Stock: With respect to a Co-op Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation.

Credit Score: The credit score for each Mortgage Loan shall be the minimum of two credit bureau scores obtained at origination or such other time by the Seller. If two credit bureau scores are obtained, the Credit Score will be the lower score. If three credit bureau scores are obtained, the Credit Score will be the middle of the three. When there is more than one applicant, the lowest of the applicants’ Credit Scores will be used. There is only one (1) score for any loan regardless of the number of borrowers and/or applicants.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled “Wachovia Mortgage Corporation, in trust for the Purchaser, owner of various whole loan series” and shall be established as an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Cut-off Date: With respect to each Mortgage Loan Package, the first Business Day of the month of the related Closing Date, or as otherwise set forth in the related Purchase Price and Terms Letter.

Determination Date: With respect to each Remittance Date, the 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month in which such Remittance Date occurs.

Due Date: With respect to any Mortgage Loan, the day of the month on which the Monthly Payment is due on such Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (a) within FDIC insured accounts (or other accounts with comparable insurance coverage acceptable to the Rating Agencies) created, maintained and monitored by the Seller so that all funds deposited therein are fully insured, (b) with the corporate trust department of a financial institution assigned a long-term debt rating of not less than “Baa3,” and a short term debt rating of “P3,” from Moody’s Investors Services, Inc. and, if ownership of the Mortgage Loans is evidenced by mortgaged backed securities, the equivalent ratings of the rating agencies, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Seller and of any creditors or depositors of the institution in which such account is maintained or (c) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (b) or (c) of the preceding sentence, the Seller shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of the Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of the Rating Agencies.

Eligible Investments: Any one or more of the following obligations or securities:

(a) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(b) (i) demand or time deposits, federal funds or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (ii) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(c) repurchase obligations with a term not to exceed thirty (30) days and with respect to (i) any security described in clause (a) above and entered into with a depository institution or trust company (acting as principal) described in clause (b)(ii) above;

(d) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Eligible Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Eligible Investments;

(e) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(f) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(g) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (a)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be an Eligible Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Equity: With respect to any second lien Mortgage Loan, the Appraised Value, less the unpaid principal balance of the related First Lien.

Equity Loan-to-Value: With respect to any second lien Mortgage Loan, the original principal balance of such Mortgage Loan, divided by the Equity.

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled “Wachovia Mortgage Corporation, in trust for the Purchaser, owner of various whole loan series and various Mortgagors” and shall be established as an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage, applicable law or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 8.01.

Fannie Mae: The entity formerly known as the Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guides: The Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto, including, but not limited to, future updates thereof.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Seller pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.

First Lien: With respect to any second lien Mortgage Loan, the mortgage loan relating to the corresponding Mortgaged Property having a first priority lien.

First Remittance Date: The eighteenth (18th) day of the month following each respective Closing Date, or if such day is not a Business Day, the first Business Day immediately preceding such 18th day.

Fixed Rate Mortgage Loan: A Mortgage Loan purchased pursuant to this Agreement which bears a fixed Mortgage Interest Rate during the life of the loan.

Freddie Mac: The entity formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

Freddie Mac Guides: The Freddie Mac Sellers’ Guide and the Freddie Mac Servicers’ Guide and all amendments or additions thereto, including, but not limited to, any future updates thereof.

GAAP: Generally accepted accounting principles, consistently applied.

Gross Margin: With respect to any Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note and the related Mortgage Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note to determine the new Mortgage Interest Rate for such Mortgage Loan.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to any Adjustable Rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the Mortgage Interest Rate thereon.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan that only requires payments of interest for a period of time specified in the related Mortgage Note.

Liquidation Proceeds: Amounts received in connection with the partial or complete liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or in connection with the sale of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan and, with respect to any second lien Mortgage Loan, the outstanding principal amount of any related First Lien as of the date of origination of such mortgage loan, to the Appraised Value of the related Mortgaged Property.

Maximum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

Minimum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased on any Adjustment Date.

MOM Loan: Any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

Monthly Advance: The payment required to be made by the Seller with respect to any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan pursuant to the terms of the related Mortgage Note.

Mortgage: With respect to any Mortgage Loan that is not a Co-op Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first or second lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien upon a leasehold estate of the Mortgagor. With respect to a Co-op Loan, the related Security Agreement.

Mortgage File: With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A-1 and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: As to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, any escrow accounts related to the Mortgage Loan, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents contained in a Mortgage File.

Mortgage Loan Package: As defined in the Recitals to this Agreement.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the Mortgage Interest Rate less the related Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Assignment and Conveyance, each such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Seller’s Mortgage Loan identifying number;

(2) the Mortgagor’s name;

(3) the street address of the Mortgaged Property including the state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(7) the Loan-to-Value Ratio at origination and as of the related Cut-off Date;

(8) with respect to any second lien Mortgage Loan, the Equity Loan-to-Value Ratio at origination and as of the related Cut-off Date;

(9) the Mortgage Interest Rate at origination and as of the related Cut-off Date;

(10) the Mortgage Loan origination date;

(11) the paid through date;

(12) the stated maturity date of the Mortgage Loan and of the First Lien, if applicable;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan and the principal balance of the related First Lien, if applicable, as of the date of origination;

(15) the Scheduled Principal Balance of the Mortgage Loan and the principal balance of the related First Lien, if applicable, as of the related Cut-off Date;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative or reduced);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received thirty (30) or more days after its Due Date;

(19) the date on which the first Monthly Payment is due and the applicable next Due Date;

(20) a code indicating whether or not the Mortgage Loan is insured as to payment defaults by a Primary Mortgage Insurance Policy; and, in the case of any Mortgage Loan which is insured as to payment defaults by a Primary Mortgage Insurance Policy, the name of the provider of such Primary Mortgage Insurance Policy;

(21) a code indicating whether or not the Mortgage Loan is the subject of a prepayment penalty, and if so, the terms of such prepayment penalty;

(22) the Primary Mortgage Insurance Policy certificate number, if applicable;

(23) the Primary Mortgage Insurance Policy coverage percentage, if applicable;

(24) a code indicating the Credit Score of the Mortgagor at the time of origination of the Mortgage Loan;

(25) a code indicating the specific loan/underwriting program of each Mortgage Loan as assigned by the Seller pursuant to the Underwriting Standards;

(26) the loan type (i.e. fixed, adjustable; 2/28, 3/27, 5/25, etc.);

(27) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date and the Adjustment Date frequency;

(28) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;

(29) with respect to each Adjustable Rate Mortgage Loan, the Maximum Mortgage Interest Rate under the terms of the Mortgage Note;

(30) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Interest Rate under the terms of the Mortgage Note;

(31) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap;

(32) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the related Cut-off Date;

(33) with respect to each Adjustable Rate Mortgage Loan, the Index;

(34) a code indicating whether the Mortgage Loan is a second lien Mortgage Loan;

(35) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; and

(36) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan and the term of the interest-only period.

With respect to the Mortgage Loans in the aggregate in each Mortgage Loan Package, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date unless otherwise specified:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average original months to maturity of the Mortgage Loans and the weighted average remaining months to maturity of the Mortgage Loans.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: With respect to any Mortgage Loan, the underlying real property securing repayment of the related Mortgage Note, consisting of a fee simple parcel of real estate or a leasehold estate, the term of which is equal to or longer than the term of such Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Mortgagor Personal Information: Any information, including, but not limited to, all personal information about a Mortgagor that is disclosed to the Seller or the Purchaser by or on behalf of the Mortgagor.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers’ Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

OTS: Office of Thrift Supervision or any successor thereto.

Pass-Through Transfer: As defined in Section 10.01(a)(iii).

Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan and any Adjustment Date therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Mortgage Loan may increase (without regard to the Maximum Mortgage Interest Rate) or decrease (without regard to the Minimum Mortgage Interest Rate) on such Adjustment Date from the Mortgage Interest Rate in effect immediately prior to such Adjustment Date, which may be a different amount with respect to the first Adjustment Date.

Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: As to any Remittance Date and Principal Prepayment in full, the difference between (i) one full month’s interest at the applicable Mortgage Interest Rate (after giving effect to any applicable relief act reduction, debt service reduction and deficient valuation), as reduced by the Servicing Fee Rate, on the outstanding principal balance of the related Mortgage Loan immediately prior to such Principal Prepayment and (ii) the amount of interest actually received with respect to such Mortgage Loan in connection with such Principal Prepayment.

Primary Mortgage Insurance Policy: Each policy of primary mortgage insurance represented to be in effect pursuant to Section 3.02(bb), or any replacement policy therefor obtained by the Seller pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in The Wall Street Journal (Northeast Edition).

Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchase Price and Terms Letter: As defined in the Recitals to this Agreement which may also be a form of trade execution notice.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: With respect to each Mortgage Loan, an appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Fannie Mae and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it, approved as an insurer by Fannie Mae or Freddie Mac.

Rating Agencies: Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., Moody’s Investors Service, Inc. or, in the event that some or all ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of each month, beginning with the First Remittance Date, or if such day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Seller of any REO Property.

REO Disposition Proceeds: Amounts received by the Seller in connection with an REO Disposition.

REO Property: A Mortgaged Property acquired by or on behalf of the Purchaser in full or partial satisfaction of the related Mortgage as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) in the event such Mortgage Loan is required to be repurchased during the period (A) from the related Closing Date to the closing date for any related Pass-Through Transfer or Whole Loan Transfer, the greater of 100% or the percentage of par as stated in the related Purchase Price and Terms Letter multiplied by the outstanding principal balance of the Mortgage Loan or (B) after the closing date for any related Pass-Through Transfer or Whole Loan Transfer, 100% multiplied by the outstanding principal balance of the Mortgage Loan, plus (ii) interest on such outstanding principal balance at the related Mortgage Loan Remittance Rate from the date through which interest was last distributed to the Purchaser (from payments from the related Mortgagor or from Monthly Advances) through the day prior to the date of repurchase, less (iii) amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in connection with such Mortgage Loan.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Security Agreement: With respect to a Co-op Loan, the agreement or mortgage creating a security interest in favor of the originator of the Co-op Loan in the related Co-op Stock.

Scheduled Principal Balance: As to each Mortgage Loan and any date of determination, (i) the principal balance of such Mortgage Loan as of the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal (or advances in lieu thereof).

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Seller of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of a Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Seller specifies the Mortgage Loan(s) to which such expenses relate, and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Seller hereunder), (c) the management and liquidation of any REO Property, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Seller with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: As to each Mortgage Loan Package, the amount of the fee the Purchaser shall pay to the Seller for servicing the Mortgage Loans in accordance with the terms of this Agreement, which shall, with respect to each Mortgage Loan, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Scheduled Principal Balance of such Mortgage Loan as of the first day of the month for which such fee is being calculated.

Servicing Fee Rate: The per annum rate at which the Servicing Fee accrues, which rate with respect to each Mortgage Loan shall be as set forth in the related Purchase Price and Terms Letter.

Servicing File: With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A-2 and copies of all documents for such Mortgage Loan specified in Exhibit A-1.

Servicing Officer: Any officer of the Seller involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Seller to the Purchaser upon request, as such list may from time to time be amended.

Underwriting Standards: As to each Mortgage Loan, the Seller’s underwriting guidelines in effect as of the date of origination of such Mortgage Loan.

Whole Loan Transfer: As defined in Section 10.01(a)(i).

ARTICLE II
SERVICING OF MORTGAGE LOANS; RECORD TITLE AND POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01.  Agreement to Purchase.

The Seller agrees to sell and the Purchaser agrees to purchase on each Closing Date, pursuant to this Agreement and the related Purchase Price and Terms Letter, the Mortgage Loans being sold by the Seller and listed on the related Mortgage Loan Schedule, servicing rights retained, having an aggregate Scheduled Principal Balance in an amount as set forth in the related Purchase Price and Terms Letter, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on such Closing Date. The Seller shall deliver in an electronic format the Mortgage Loan Schedule for the Mortgage Loans to be purchased on such Closing Date to the Purchaser at least two (2) Business Days prior to such Closing Date.

Section 2.02.  Purchase Price.

The Purchase Price for the Mortgage Loans in a Mortgage Loan Package shall be equal to the sum of (a) the percentage of par as stated in the related Purchase Price and Terms Letter (subject to adjustment as provided therein), multiplied by the aggregate Scheduled Principal Balance of Mortgage Loans as of the related Cut-off Date listed on the related Mortgage Loan Schedule plus (b) accrued interest on the aggregate Scheduled Principal Balance of the related Mortgage Loans at the weighted average Mortgage Loan Remittance Rate of such Mortgage Loans from the related Cut-off Date to but not including such Closing Date (the “Purchase Price”). If so provided in the related Purchase Price and Terms Letter, portions of each Mortgage Loan Package shall be priced separately.

The Purchase Price as set forth in the preceding paragraph for the Mortgage Loans in a Mortgage Loan Package shall be paid on the related Closing Date by wire transfer of immediately available funds.

With respect to each Mortgage Loan, the Purchaser shall be entitled to (1) the principal portion of all Monthly Payments due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that the principal portion of all Monthly Payments due on or before the related Cut-off Date and collected by the Seller or any successor servicer after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans at the related Mortgage Loan Remittance Rate (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The Scheduled Principal Balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled Principal Prepayments collected prior to the related Cut-off Date; provided, however, that Monthly Payments for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such Monthly Payments shall be the property of the Purchaser. The Seller shall deposit any such Monthly Payments into the Custodial Account.

Section 2.03.  Servicing of Mortgage Loans.

On each Closing Date, the Mortgage Loans in the related Mortgage Loan Package will be sold by the Seller to the Purchaser on a servicing retained basis upon the execution and delivery of an Assignment and Conveyance in the form attached hereto as Exhibit E (the “Assignment and Conveyance”).

Simultaneously with the execution and delivery of the related Assignment and Conveyance, for each Mortgage Loan Package, the Seller hereby agrees to service the Mortgage Loans listed on the Mortgage Loan Schedule in accordance with Accepted Servicing Practices and this Agreement. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04.  Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of each Closing Date, the Seller will have sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Seller hereby acknowledges that the Purchaser will have, all the right, title and interest of the Seller in and to the Mortgage Loans. In accordance with Section 2.07, the Seller shall deliver at its own expense, the Mortgage Files for the related Mortgage Loans to Purchaser or its designee. The possession of each Servicing File by the Seller is for the sole purpose of servicing the related Mortgage Loan. From each Closing Date, the ownership of each related Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Seller shall be received and held by the Seller in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Seller shall be appropriately identified in the Seller’s computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser.

In addition, in connection with the assignment of any MERS Mortgage Loan, the Seller agrees that it will cause, at its own expense, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser of such Mortgage Loans. The Seller further agrees that it will not alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

Section 2.05.  Books and Records.

The sale of each Mortgage Loan will be reflected on the Seller’s balance sheet and other financial statements as a sale of assets by the Seller and will be reflected on the Purchaser’s balance sheet and other financial statements as a purchase by the Purchaser. The Seller shall maintain, a complete set of books and records for the Mortgage Loans sold by it which shall be appropriately identified in the Seller’s computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. In particular, the Seller shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Seller and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Seller complies with the requirements of the Fannie Mae Guides.

Section 2.06.  Transfer of Mortgage Loans.

The Seller shall keep at its office books and records in which, subject to such reasonable regulations as it may prescribe, the Seller shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms of Section 11.12. For the purposes of this Agreement, the Seller shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a properly executed Assignment, Assumption and Recognition Agreement in the form of Exhibit D with respect to such Mortgage Loan has been delivered to the Seller; provided, that, unless otherwise provided in the related Purchase Price and Terms Letter, in no event shall there be more than five (5) “Purchasers” with respect to any Mortgage Loan Package. Upon receipt of notice of the transfer, the Seller shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and, except as otherwise provided herein, the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07.  Delivery of Mortgage Loan Documents.

The Seller shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents no later than four (4) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. If the Seller cannot deliver the original recorded Mortgage Loan Documents on the related Closing Date, the Seller shall, promptly upon receipt thereof and in any case not later than 270 days from the related Closing Date, deliver such original recorded documents to the Purchaser or its designee (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 270 days of the related Closing Date solely because such documents shall not have been returned by the appropriate recording office, the Seller shall notify the Purchaser of the same and indicate in such notice the approximate date on which such documents shall be delivered. The Seller shall provide the Purchaser with updated reports as to the status of such documents as necessary thereafter. The Seller shall use its best efforts to effect delivery of all delayed recorded documents within 360 days of the related Closing Date; provided, however, that if such documents are not delivered by the 360th day from the related Closing Date, the Seller shall, at Purchaser’s request, repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

No later than three (3) days prior to the related Closing Date, the Seller shall provide a copy of the commitment for title insurance to the Purchaser or its designee.

Any review by the Purchaser or its designee of the Mortgage Files shall in no way alter or reduce the Seller’s obligations hereunder.

The Seller shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within two (2) weeks of their execution and shall also provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within two (2) weeks of its return from the appropriate public recording office.

Section 2.08.  Quality Control Procedures.

The Seller shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09.  Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem or e-mail, a listing on a loan-level basis of the information contained in the Mortgage Loan Schedule;

(b)  all of the representations and warranties of the Seller and the Purchaser under this Agreement shall be materially true and correct as of the related Closing Date or, with respect to representations and warranties made as of a date other than the related Closing Date, as of such date, and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c)  the Purchaser shall have received, or the Purchaser’s attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d)  the Seller shall have received, or the Seller’s attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and acceptable to the Seller, duly executed by all signatories other than the Seller as required pursuant to the terms hereof;

(e)  the Seller shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required to be delivered and released pursuant to the terms of this Agreement; and

(f)  all other terms and conditions of this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01.  Representations and Warranties of the Seller.

The Seller represents, warrants and covenants to the Purchaser that as of each Closing Date or as of such date specifically provided herein:

(a)  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Seller by any such state, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b)  The Seller has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance and to conduct its business as presently conducted; the Seller has duly authorized the execution, delivery and performance of this Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance, and any agreements contemplated hereby, and this Agreement, the related Purchase Price and Terms Letter, the related Assignment and Conveyance and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, constitute the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors; and all requisite corporate action has been taken by the Seller to make this Agreement, the related Purchase Price and Terms Letter, the related Assignment and Conveyance and all agreements contemplated hereby valid and binding upon the Seller in accordance with their respective terms;

(c)  None of the execution and delivery of this Agreement, the related Purchase Price and Terms Letter, the related Assignment and Conveyance, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, the related Purchase Price and Terms Letter or the related Assignment and Conveyance will conflict with any of the terms, conditions or provisions of the Seller’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any material agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject;

(d)  There is no litigation, suit, proceeding or investigation pending or, to the Seller’s knowledge, threatened, or any order or decree outstanding, which is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement, the related Purchase Price and Terms Letter or the related Assignment and Conveyance, or which is reasonably likely to have a material adverse effect on the financial condition of the Seller;

(e)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance, except for consents, approvals, authorizations and orders which have been obtained;

(f)  The consummation of the transactions contemplated by this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement, the related Purchase Price and Terms Letter and the related Assignment and Conveyance are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g)  The Seller has not used selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller’s portfolio at the Cut-off Date;

(h)  The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(i)  The Seller is an approved seller/servicer of residential mortgage loans for Fannie Mae or Freddie Mac and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws and regulations, meets the minimum capital requirements, if applicable, set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac and no event has occurred which would make the Seller unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(j)  The Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement and the related Purchase Price and Terms Letter. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller’s creditors;

(k)  No statement, tape, diskette, form, report or other document prepared by, or on behalf of, the Seller pursuant to this Agreement, the related Purchase Price and Terms Letter or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(l)  The Seller acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

(m)  The Seller has delivered to the Purchaser financial statements as to its last two complete fiscal years for which financial statements are available. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller’s financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement, the related Purchase Price and Terms Letter or the related Assignment and Conveyance;

(n)  The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans; and

(o)  The Seller is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

Section 3.02.  Representations and Warranties as to Individual Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a)  The information set forth in the Mortgage Loan Schedule, including any diskette or other related data tapes delivered to the Purchaser, is complete, true and correct in all material respects as of the related Cut-off Date;

(b)  With respect to a first lien Mortgage Loan that is not a Co-op Loan, the Mortgage creates a first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note. With respect to a first lien Mortgage Loan that is a Co-op Loan, the Mortgage creates a first lien or a first priority ownership interest in the stock ownership and leasehold rights associated with the cooperative unit securing the related Mortgage Note;

(c)  With respect to a second lien Mortgage Loan that is not a Co-op Loan, the Mortgage creates a second lien or a second priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note. With respect to a second lien Mortgage Loan that is a Co-op Loan, the Mortgage creates a second lien or a second priority ownership interest in the stock ownership and leasehold rights associated with the cooperative unit securing the related Mortgage Note;

(d)  All payments due on or prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date, the Mortgage Loan is not delinquent thirty (30) days or more in payment and has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; as to each Mortgage Loan, there has been no thirty (30) day delinquency during the immediately preceding twelve-month period;

(e)  All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(f)  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed in connection with such Mortgage Loan, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(g)  The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(h)  All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or Freddie Mac guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(i)  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects;

(j)  The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(k)  With respect to any first lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property and, with respect to any second lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected second lien on the Mortgaged Property, including for Mortgage Loans that are not Co-op Loans, all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note’s original principal balance. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first or second lien, as applicable, of the Mortgage subject only to (1) with respect to any second lien Mortgage Loan, the related First Lien, (2) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal, and (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (1) with respect to any first lien Mortgage Loan, a valid, subsisting, enforceable and perfected first lien and first priority security interest and (2) with respect to any second lien Mortgage Loan, a valid, subsisting, enforceable and perfected second lien and second priority security interest, in each case, on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser;

(l)  The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors generally and the equitable remedy of specific performance and by general equitable principles. All parties to the Mortgage Note and the related Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the related Mortgage. The Mortgage Note and the related Mortgage have been duly and properly executed by such parties. To the Seller’s knowledge, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller, the Mortgagor or any other party involved in the origination of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or related Mortgage;

(m)  Except with respect to MERS Mortgage Loans, the Seller or its affiliate is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain the Servicing File in trust for the Purchaser only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser on the related Closing Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment or pledge, and the Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement;

(n)  Each Mortgage Loan that is not a Co-op Loan is covered by an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (k)(1), (2), (3) and (4) above) the Seller, its successors and assigns, as to the first or second priority lien, as applicable, of the Mortgage in the original principal amount of the Mortgage Loan. Where required by applicable state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Seller’s interest therein does not require the consent of or notification to the insurer and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and the related Purchase Price and Terms Letter. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

(o)  There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor, any prior mortgagee has waived any default, breach, violation or event permitting acceleration. With respect to each second lien Mortgage Loan, (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the second lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

(p)  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage, which are not insured against by the title insurance policy referenced in paragraph (n) above;

(q)  All improvements subject to the Mortgage which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (n) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(r)  The Mortgage Loan was originated by or for the Seller. The Mortgage Loan complies with the terms, conditions and requirements of the Underwriting Standards in all material respects. The Mortgage Notes and Mortgages (exclusive of any riders) are on forms generally acceptable to Fannie Mae or Freddie Mac. The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(s)   At origination of the Mortgage Loan and as of each related Closing Date, the related Mortgaged Property was free of material damage and waste. At origination of the Mortgage Loan and as of each related Closing Date, there was no proceeding pending for the total or partial condemnation of the Mortgaged Property;

(t)  The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption;

(u)  If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale or attempted sale after default by the Mortgagor;

(v)  If required by the applicable processing style, the Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser. The appraisal is in a form acceptable to Fannie Mae or Freddie Mac;

(w)  All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(x)  The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (k) above and such collateral does not serve as security for any other obligation;

(y)  The Mortgage Loan does not contain balloon or “graduated payment” features; to the extent any Mortgage Loan contains any buydown provision, such buydown funds have been maintained and administered in accordance with, and such Mortgage Loan otherwise complies with, Fannie Mae or Freddie Mac requirements relating to buydown loans;

(z)  The Mortgagor was not in bankruptcy or insolvent as of the date of origination of the Mortgage Loan or as of each related Closing Date;

(aa)  Each Fixed Rate Mortgage Loan has an original term to maturity of not more than thirty (30) years, with interest calculated and payable in arrears on the first day of each month in equal monthly installments of principal and interest. Except with respect to Interest Only Mortgage Loans, each Mortgage Note requires a monthly payment which is sufficient to fully amortize the original principal balance of the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years and to pay interest at the related Mortgage Interest Rate; provided, however, in the case of a balloon Mortgage Loan, the Mortgage Loan matures at least five (5) years after the first payment date thereby requiring a final payment of the outstanding principal balance prior to the full amortization of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization;

(bb)  If a Mortgage Loan has an LTV greater than 80%, the portion of the principal balance of such Mortgage Loan in excess of the portion of the Appraisal Value of the Mortgaged Property required by Fannie Mae, is and will be insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(cc)  The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(dd)  As to Mortgage Loans that are not Co-op Loans and that are not secured by an interest in a leasehold estate, the Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a mobile home. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and, since the date of origination no portion of the Mortgaged Property has been used for commercial purposes, except as permitted under the Underwriting Standards;

(ee)  Except with respect to Interest Only Mortgage Loans, principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with such Mortgage Loan;

(ff)  Unless otherwise noted on the Mortgage Loan Schedule, no Mortgage Loan imposes a prepayment penalty;

(gg)  As of the date of origination of the Mortgage Loan, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(hh)  If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), or stock in a cooperative housing corporation, such condominium, cooperative or planned unit development project meets the Seller’s eligibility requirements as set forth in Underwriting Standards;

(ii)  To the Seller’s knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue and there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property. The Seller has not received any notice of any environmental hazard on the Mortgaged Property;

(jj)  The related Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(kk)  No action has been taken or failed to be taken by the Seller on or prior to the related Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, or for any other reason under such coverage;

(ll)  Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws;

(mm)  With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement. There are no liens against or security interest in the cooperative shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority over the Seller’s security interest in such cooperative shares;

(nn)  With respect to each Co-op Loan, a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Co-op Loan;

(oo)  With respect to each Co-op Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property;

(pp)  With respect to each Co-op Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Co-op Lease;

(qq)  The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(rr)  With respect to any ground lease to which a Mortgaged Property may be subject: (i) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the Servicing File, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (ii) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File; (iii) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the related Closing Date; (iv) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate, subject to any sublease; (v) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (vi) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (vii) the lessor under such ground lease has satisfied any repair or construction obligations due as of the related Closing Date pursuant to the terms of such ground lease; (viii) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease; (ix) the ground lease term extends beyond the maturity date of the related Mortgage Loan; and (x) the Purchaser has the right to cure defaults on the ground lease;

(ss)  With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the borrower and no claims will arise as to broker fees that are double charged and for which the borrower would be entitled to reimbursement;

(tt)  Each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulations Section 1.860G-2(a)(1);

(uu)  Except as provided in Section 2.07, the Mortgage Note, the Mortgage, the Assignment of Mortgage and the other documents set forth in Exhibit A-1 and required to be delivered on the related Closing Date have been delivered to the Purchaser or its designee;

(vv)  All information supplied by, on behalf of, or concerning the Mortgagor is true, accurate and complete and does not contain any statement that is or will be inaccurate or misleading in any material respect;

(ww)  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans. The Seller shall maintain such statement in the Servicing File;

(xx)  No Mortgage Loan had a Loan-to-Value Ratio at the time of origination of more than 100%. No second lien Mortgage Loan has an Equity LTV in excess of 100%;

(yy)  Either (a) no consent for the second lien Mortgage Loan is required by the holder of the related First Lien or (b) such consent has been obtained and is contained in the Mortgage File;

(zz)  With respect to any second lien Mortgage Loan, the Seller has not received notice of: (1) any proceeding for the total or partial condemnation of any Mortgaged Property, (2) any subsequent, intervening mortgage, lien, attachment, lis pendens or other encumbrance affecting any Mortgaged Property or (3) any default under any mortgage, lien or other encumbrance senior to each Mortgage;

(aaa)  No second lien Mortgage Loan is a “home equity line of credit”;

(bbb)  As of the Closing Date, the Seller has not received a notice of default of a First Lien which has not been cured;

(ccc)  No First Lien provides for negative amortization;

(ddd)  No Mortgage Loan is (i) classified as a “high cost” mortgage loan under the Home Ownership and Equity Protection Act of 1994, as amended, nor is any Mortgage Loan a “high cost home,” “covered”, “high risk home” or “predatory” loan under any applicable state, federal or local law (or a similarly classified loan using different terminology under an applicable law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees), (ii) subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act, or (iii) secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (a) is on an investment property, (b) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (c) meets the requirements set forth in the 209 CMR 53.04(1)(c). In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a “Home Loan” as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller;

(eee)  None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies;

(fff)  With respect to any Mortgage Loan which is a Texas Home Equity Loan, any and all requirements of Section 50, Article XVI of the Texas Constitution applicable to Texas Home Equity Loans which were in effect at the time of the origination of the Mortgage Loan have been complied with;

(ggg)  There is no Mortgage Loan originated on or after October 1, 2002 and prior to March 7, 2003 and secured by a Mortgaged Property located in the State of Georgia;

(hhh)  The origination and servicing practices with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations, and in all material respects proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and payments that the Seller is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected and are being maintained in full compliance with applicable state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(iii)  No Mortgage Loan is a Convertible Mortgage Loan;

(jjj)  The Seller will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off;

(kkk)  With respect to any Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(lll)  No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

(mmm)  No borrower was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such borrower did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator; and

(nnn)  With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments.

Section 3.03.  Repurchase.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage File to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination, or lack of examination, of any Mortgage Loan Document. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the others. The Seller shall have a period of ninety (90) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Seller hereby covenants and agrees that if any such breach is not corrected or cured within such ninety (90) day period, the Seller shall, at the Purchaser’s option, repurchase such Mortgage Loan at the Repurchase Price. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within ninety (90) days of the earlier of either discovery by or notice to the Seller of such breach, all affected Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Seller at the Repurchase Price. Any such repurchase shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price.

If pursuant to the foregoing provisions the Seller repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Seller shall either (i) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Seller and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations or (ii) cause MERS to designate on the MERS® System the Seller as the beneficial holder of such Mortgage Loan.

It is understood and agreed that the obligation of the Seller set forth in this Section 3.03 to cure or repurchase a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 7.01, constitutes the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Seller fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser’s reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 7.01, that failure shall, upon compliance by the Purchaser with the next to the last paragraph of this Section 3.03, be an Event of Default and the Purchaser shall be entitled to pursue all available remedies. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 8.01 and 9.01.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Seller or notice thereof by the Purchaser to the Seller, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, Purchaser may, in connection with any repurchase or substitution of a Defective Mortgage Loan pursuant to this Section 3.03, require that the Seller deliver, at the Seller’s expense, an Opinion of Counsel to the effect that such repurchase or substitution will not (i) result in the imposition of taxes on “prohibited transactions” of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04.  Purchase Price Protection.

With respect to any Mortgage Loan that prepays in full during the first month following the related Closing Date or as otherwise set forth in the related Purchase Price and Terms Letter or Assignment and Conveyance, the Seller shall reimburse the Purchaser the amount (if any) by which the Purchase Price paid by the Purchaser to the Seller exceeded 100% of the outstanding scheduled principal balance of the Mortgage Loan as of the related Cut-off Date, within thirty (30) days of such payoff. Upon any assignment of a Mortgage Loan and/or this Agreement, the Purchaser may at its option retain its rights under this Section 3.04 notwithstanding such assignment.

Section 3.05.  Repurchase of Mortgage Loans With First Payment Defaults.

If a Mortgagor is thirty (30) days or more delinquent with respect to the first Monthly Payment, or as otherwise set forth in the related Purchase Price and Terms Letter or Assignment and Conveyance, due to the Purchaser on the related Mortgage Loan immediately following the related Closing Date, the Seller, at the Purchaser’s option, shall promptly repurchase such Mortgage Loan from the Purchaser within thirty (30) calendar days’ of receipt of written notice from the Purchaser. Any repurchase pursuant to this Section 3.05 shall be made at the Repurchase Price.

ARTICLE IV
ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

Section 4.01.  The Seller to Act as Servicer.

The Seller, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices, and shall have full power and authority, acting alone or through subservicers or agents, to do or cause to be done any and all things in connection with such servicing and administration which the Seller may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices. The Seller shall service and administer the Mortgage Loans through the exercise of the same care that it customarily employs for its own account. The Seller may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder. Notwithstanding anything to the contrary, the Seller may delegate any of its duties under this Agreement to one or more of its affiliates without regard to any of the requirements of this Section; provided, however, that the Seller shall not be released from any of its responsibilities hereunder by virtue of such delegation.

Except as set forth in this Agreement, the Seller shall service the Mortgage Loans in compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement shall control and be binding upon the Purchaser and the Seller.

Consistent with the terms of this Agreement, the Seller may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Seller’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Mortgagor is in default with respect to the Mortgage Loan, or such default is, in the judgment of the Seller, reasonably foreseeable, or the Seller has obtained the prior written consent of the Purchaser, the Seller shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of any principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal), make any future advances or extend the final maturity date, as the case may be, with respect to such Mortgage Loan. In the event of any such modification that permits the deferral of interest or principal payments on any Mortgage Loan, the Seller shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) the otherwise scheduled Monthly Payment and (b) the amount paid by the Mortgagor. The Seller shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Seller shall continue, and is hereby authorized and empowered by the Purchaser when the Seller believes it appropriate and reasonable in its best judgment, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Purchaser pursuant to the provisions of Section 4.13. Notwithstanding anything herein to the contrary, the Seller may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date without the prior consent of the Purchaser. Any such agreement shall be approved by any applicable holder of a Primary Mortgage Insurance Policy, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Seller (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Seller, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

The Seller shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Seller shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

The Seller is authorized and empowered by the Purchaser, in its own name, when the Seller believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

Unless a different time period is stated in this Agreement, the Purchaser shall be deemed to have given consent in connection with a particular matter if the Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date the Purchaser receives a written request for consent for such matter from the Seller.

The Seller shall accurately and fully report its borrower credit files related to the Mortgage Loans to Equifax, Transunion and Experian in a timely manner.

Section 4.02.  Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be serviced subject to this Agreement, the Seller will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Seller will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03.  Realization Upon Defaulted Mortgage Loans.

The Seller shall use commercially reasonable efforts, consistent with the procedures that the Seller would use in servicing loans for its own account, Accepted Servicing Practices, any Primary Mortgage Insurance and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated pursuant to Fannie Mae guidelines and applicable state law with respect to Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. The Seller shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which the Mortgaged Property shall have suffered damage, the Seller shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Seller through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Seller shall notify the Purchaser in writing (which may be by electronic mail) of the commencement of foreclosure proceedings. The Seller shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Seller has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser’s expense. Upon completion of the inspection, the Seller shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Seller shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Seller as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a Monthly Payment, without payment of any termination fee with respect thereto; provided, that, notwithstanding anything to the contrary set forth in Section 4.05, the Seller shall on the date such termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Seller's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and unpaid Servicing Fees, in each case relating to such delinquent Mortgage Loan. In the event of any such termination, the provisions of Section 9.01 hereof shall apply to such termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Seller, with the consent of the Purchaser as required pursuant to this Agreement, within three (3) years after becoming an REO Property, unless the Seller provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to three years after its becoming REO Property, will not result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Seller shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Seller shall either itself or through an agent selected by the Seller, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, the Seller shall provide the Purchaser or any master servicer with information sufficient to perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04.  Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be an Eligible Account. Funds deposited in a Custodial Account may be drawn on in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the initial Closing Date, and upon the request of any subsequent purchaser.

The Seller shall deposit in the Custodial Account on a daily basis, within two (2) Business Days of receipt thereof, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i)  all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  any amounts required to be deposited by the Seller in connection with any REO Property pursuant to Section 4.13 and, in connection therewith, the Seller shall provide the Purchaser with written detail itemizing all of such amounts;

(v)  all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vi)  all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Seller’s normal servicing procedures, the loan documents or applicable law;

(vii)  any Monthly Advances;

(viii)  Compensating Interest, if any, for the month of distribution. Such deposit shall be made from the Seller’s own funds, without reimbursement therefor;

(ix)  all proceeds of any Mortgage Loan repurchased in accordance with Section 3.03 or Section 3.05;

(x)  any amounts required to be deposited by the Seller pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Seller’s own funds, without reimbursement therefor; and

(xi)  any amounts required to be deposited in the Custodial Account pursuant to Section 4.01 or Section 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees and other ancillary fees, to the extent permitted by Section 6.01, need not be deposited by the Seller in the Custodial Account.

The Seller may invest the funds in the Custodial Account in Eligible Investments designated in the name of the Seller for the benefit of the Seller, which shall mature not later than the Business Day next preceding the Remittance Date next following the date of such investment (except that (A) any investment in the Eligible Institution with which the Custodial Account is maintained may mature on such Remittance Date and (B) any other investment may mature on such Remittance Date if the Seller shall advance funds on such Remittance Date, pending receipt thereof to the extent necessary to make distributions to the Purchaser) and shall not be sold or disposed of prior to maturity. Notwithstanding anything to the contrary herein and above, all income and gain realized from any such investment shall be for the benefit of the Seller and shall be subject to withdrawal by the Seller from the Custodial Account pursuant to Section 4.05(iv). The amount of any losses incurred in respect of any such investments shall be deposited in the Custodial Account by the Seller out of its own funds immediately as realized.

Section 4.05.  Permitted Withdrawals From the Custodial Account.

The Seller may, from time to time, withdraw from the Custodial Account for the following purposes:

(i)  to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)  to reimburse itself for Monthly Advances, the Seller’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fee) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Seller’s right thereto shall be prior to the rights of the Purchaser, except that, where the Seller is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Seller’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)  to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Seller’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Disposition Proceeds;

(iv)  to pay to itself as part of its servicing compensation: (a) any interest earned on funds or any investment earnings in the Custodial Account net of any losses on such investments (all such amounts to be withdrawn monthly not later than each Remittance Date), and (b) to the extent not otherwise retained, the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v)  to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or Section 3.05 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined;

(vi)  to reimburse itself for unreimbursed Monthly Advances and Servicing Advances to the extent not fully reimbursed pursuant to Section 4.05(ii) or (iii) above;

(vii)  to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(viii)  to remove funds inadvertently placed in the Custodial Account by the Seller or for which amounts previously deposited are returned unpaid by the related Mortgagor’s banking institution; and

(ix)  to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06.  Establishment of Escrow Accounts; Deposits in Accounts.

The Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be an Eligible Account. Funds deposited in the Escrow Account may be drawn on by the Seller in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the initial Closing Date, and upon request to any subsequent purchaser.

The Seller shall deposit in the Escrow Account or Accounts on a daily basis, within two (2) Business Days of receipt thereof, and retain therein:

(i)  all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)  all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)  all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Seller shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Seller shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Seller shall pay interest on escrowed funds to the Mortgagor notwithstanding that such Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07.  Permitted Withdrawals From the Escrow Account.

Withdrawals from the Escrow Account may be made by the Seller only:

(i)  to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items for the related Mortgage;

(ii)  to reimburse the Seller for any Servicing Advance made by the Seller with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)  to refund to the Mortgagor any funds as may be determined to be overages;

(iv)  for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v)  for application to restoration or repair of the Mortgaged Property;

(vi)  to pay to the Seller, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement;

(viii)  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

(ix)  to remove funds inadvertently placed in the Escrow Account by the Seller or for which amounts previously deposited are returned unpaid by the related Mortgagor’s banking institution; and

(x)  to clear and terminate the Escrow Account upon the termination of this Agreement.

Section 4.08.  Payment of Taxes, Insurance and Charges; Maintenance of Primary Mortgage Insurance; Collections Thereunder.

With respect to each Mortgage Loan, the Seller shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums (if any) and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Seller in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Seller shall determine that any such payments are made by the Mortgagor at the time they first become due. The Seller assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments subject to its ability to recover such Servicing Advances pursuant to Sections 4.05(ii), (iii) and (vi). Notwithstanding the foregoing, if the Seller reasonably determines that any such Servicing Advance would not be recoverable from amounts collected on the related Mortgage Loan, the Seller shall have no obligation to make such Servicing Advance. Any such determination shall be evidenced by an Officer’s Certificate delivered to the Purchaser indicating the reasons therefor.

The Seller will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each first lien Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the Loan-to-Value ratio of the related Mortgage Loan is reduced to the amount for which Fannie Mae no longer requires such insurance to be maintained. The Seller will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the related Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or non-renewed policy is obtained from and maintained with a Qualified Insurer. The Seller shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Seller would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Seller shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Seller shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Seller agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted first lien Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Seller under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09.  Transfer of Accounts.

The Seller may transfer a Custodial Account or an Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon providing notice of the transfer to the Purchaser.

Section 4.10.  Maintenance of Hazard Insurance.

The Seller shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or Freddie Mac and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or Freddie Mac, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Seller determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Seller shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if the related Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Seller shall immediately force place the required flood insurance on the Mortgagor’s behalf. To the extent the payment of the related premiums will not, in the Seller’s reasonable determination, constitute non-recoverable Servicing Advances, the Seller shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Seller under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Seller or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Seller and its successors and/or assigns and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Seller. The Seller shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Seller shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11.  Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Seller (or an affiliate of the Seller) shall obtain and maintain a blanket policy issued by an issuer acceptable to Fannie Mae or Freddie Mac insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Seller shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Seller agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Seller shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use commercially reasonable efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser.

Section 4.12.  Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Seller shall maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond shall be in the form of a mortgage banker’s blanket bond and shall protect and insure the Seller against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Seller against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Seller against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides or by Freddie Mac in the Freddie Mac Guides. The Seller shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser. Upon request by the Purchaser, the Seller shall provide the Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13.  Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure, by deed in lieu of foreclosure or other method resulting in full or partial satisfaction of the related Mortgage, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Seller, at the expense of the Purchaser, from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Seller shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition, and thereafter assume the responsibility for marketing such REO Property in accordance with Accepted Servicing Practices. Thereafter, the Seller shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue with respect to any REO Property.

The Seller shall, either itself or through an agent selected by the Seller, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Seller shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter or more frequently as required by the circumstances. The Seller shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Servicing File.

The Seller shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three (3) years after title has been taken to such REO Property, unless the Seller determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than three (3) years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Seller shall report monthly to the Purchaser as to the progress being made in selling such REO Property. If as of the date title to any REO Property was acquired by the Seller there were outstanding unreimbursed Servicing Advances with respect to the REO Property, the Seller shall be entitled to immediate reimbursement from the Purchaser for any related unreimbursed Servicing Advances. The disposition of REO Property shall be carried out by the Seller at such price, and upon such terms and conditions, as the Seller deems to be in the best interests of the Purchaser. The Seller shall update the Purchaser from time-to-time as to the status of each REO Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser’s sole option, terminate the Seller as servicer of any such REO Property without payment of any termination fee with respect thereto; provided, that, notwithstanding anything to the contrary set forth in Section 4.05, the Seller shall on the date such termination takes effect be reimbursed for any unreimbursed advances of the Seller’s funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and unpaid Servicing Fees, in each case relating to the Mortgage Loan underlying such REO Property. In the event of any such termination, the provisions of Section 9.01 hereof shall apply to the termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five (5) Business Days following any such termination, the Seller shall, if necessary, convey such REO Property to the Purchaser and shall provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or broker’s price opinion and copies of any related mortgage impairment insurance policy claims. In addition, within five (5) Business Days following any such termination, the Seller shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims or repair bids.

Section 4.14.  Notification of Maturity Date.

With respect to each Mortgage Loan, the Seller shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V
PAYMENTS TO THE PURCHASER

Section 5.01.  Distributions.

On each Remittance Date, the Seller shall distribute by wire transfer to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Seller is obligated to distribute pursuant to Section 5.03, plus (iii) all payments in respect of Compensating Interest for such Remittance Date required to be deposited in the Custodial Account pursuant to Section 4.04(viii), minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts, and any Principal Prepayments received during the month of such Remittance Date, which amounts shall be remitted on the next succeeding Remittance Date.

With respect to any remittance received by the Purchaser after the Business Day following the Business Day on which such payment was due, the Seller shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Seller on the date such late payment is made and shall cover the period commencing with the day following the second Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Seller.

Section 5.02.  Statements to the Purchaser.

The Seller shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Seller’s assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth (5th) Business Day of the following month in a format mutually agreed upon by both the Purchaser and the Seller, which report shall contain the following (or such other information as is mutually agreed upon by the Seller and the Purchaser):

(i)  with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment and a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii)  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii)  the aggregate Scheduled Principal Balance of the Mortgage Loans;

(iv)  the aggregate of any expenses reimbursed to the Seller during the prior distribution period pursuant to Section 4.05; and

(v)  the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, and (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired.

The Seller shall also provide, upon request, a monthly servicing report, sorted in the Purchaser’s assigned loan number order, in the form of Alltel reports P139, S214, S215 and S50Y and Fidelity report P-4DL (or in such other forms as the Purchaser and the Seller may agree), with each such report.

The Seller shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Seller shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Seller shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03.  Monthly Advances by the Seller.

Not later than the close of business on the Business Day preceding each Remittance Date, the Seller shall deposit in the Custodial Account an amount equal to all Monthly Payments, whether or not deferred pursuant to Section 4.01, which were due on a Mortgage Loan on the immediately preceding Due Date and delinquent at the close of business on the related Determination Date.

The Seller’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the earlier of: (i) the date of the termination or resignation, as applicable, of the Seller pursuant to Section 7.04, 8.01 or 9.01 or (ii) the date of final disposition and liquidation of the related Mortgage Loan or any Mortgaged Property acquired through foreclosure or a conveyance in lieu of foreclosure, unless the Seller reasonably believes such advance to be non-recoverable from proceeds of the related Mortgage Loan. In such event, the Seller shall deliver to the Purchaser an Officer’s Certificate of the Seller to the effect that an officer of the Seller has reviewed the related Servicing File and has made the reasonable determination that any additional advances are non-recoverable from proceeds of the related Mortgage Loan.

Section 5.04.  Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Seller shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property. The Seller shall also provide reports on the status of REO Property containing such information as the Purchaser may reasonably require.

ARTICLE VI
GENERAL SERVICING PROCEDURES

Section 6.01.  Assumption Agreements.

The Seller shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause to the extent permitted by law; provided, however, that the Seller shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Seller reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Seller will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. If the Seller is prohibited under applicable law from (a) entering into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed or (b) requiring the original Mortgagor to remain liable under the Mortgage Note, the Seller, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Seller shall follow the underwriting practices and procedures of the Fannie Mae Guides. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. If the credit of the proposed transferee does not meet such underwriting criteria, the Seller diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Seller shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Seller for entering into an assumption or substitution of liability agreement shall belong to the Seller as additional servicing compensation.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Seller shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Seller may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02.  Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Seller of a notification that payment in full will be escrowed in a manner customary for such purposes, the Seller will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five (5) Business Days after receipt of such certification and request, release or cause to be released to the Seller, the related Mortgage Loan Documents and, upon its receipt of such documents, the Seller shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than three (3) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Seller the release or satisfaction properly executed by the owner of record of the applicable Mortgage or its duly appointed attorney in fact. If such Mortgage Loan is a MERS Mortgage Loan, the Seller is authorized to cause the removal from the registration on the MERS System of such Mortgage and to execute and deliver, on behalf of the Purchaser, any and all instruments of satisfaction or cancellation or of partial or full release.

In the event the Seller satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the Mortgage Loan Documents, the Seller, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Seller and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Seller. Such servicing receipt shall obligate the Seller to return such Mortgage Loan Documents to the Purchaser when the need therefor by the Seller no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Seller has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Seller.

Section 6.03.  Servicing Compensation.

As compensation for its services hereunder, the Seller shall be entitled to the Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges, prepayment penalties (unless otherwise set forth in the related Purchase Price and Terms Letter or Assignment and Conveyance), interest and investment earning on funds on deposit in the Custodial Account and Escrow Account (to the extent provided for herein) and other ancillary income shall be retained by the Seller to the extent not required to be deposited in the Custodial Account. The Seller shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Section 6.04.  Annual Statement as to Compliance.

Within the later of (a) seventy-five (75) days after the end of each calendar year or (b) fifteen (15) calendar days prior to the date on which the Purchaser or the affiliate of the Purchaser required to file an annual report on Form 10-K in connection with any Pass-Through Transfer is required to file such annual report on Form 10-K with the United States Securities and Exchange Commission (the “SEC”), the Seller will deliver to the Purchaser an Officers’ Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Seller during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Seller has fulfilled in all material respects all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof. The first Officer’s Certificate delivered by the Seller to the Purchaser pursuant to this Section shall be delivered on or before March 15, 2006, or such other date as may be required pursuant to the first sentence of this Section 6.04. Copies of such statement shall be provided by the Seller to the Purchaser upon request.

Section 6.05.  Annual Independent Certified Public Accountants’ Servicing Report.

Within the later of (a) seventy-five (75) days after the end of each calendar year or (b) fifteen (15) calendar days prior to the date on which the Purchaser or the affiliate of the Purchaser required to file an annual report on Form 10-K in connection with any Pass-Through Transfer is required to file such annual report on Form 10-K with the SEC, the Seller at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Seller’s servicing of residential mortgage loans, and that, on the basis of such an examination, conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers or the Audit Guide for HUD Approved Title II Approved Mortgagees and Loan Correspondent Programs, such firm is of the opinion that the Seller’s servicing has been conducted in compliance with such programs, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. The first statement delivered by the Seller to the Purchaser pursuant to this Section shall be delivered on or before March 15, 2006, or such other date as may be required pursuant to the first sentence of this Section 6.05. Copies of such statement shall be provided by the Seller to the Purchaser.

Section 6.06.  Purchaser’s Right to Examine Seller Records.

At its expense, the Purchaser shall have the right to examine and audit upon reasonable notice to the Seller, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Seller, or held by another for the Seller or on its behalf or otherwise, which relates to the performance or observance by the Seller of the terms, covenants or conditions of this Agreement.

The Seller shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to, OCC, OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Seller which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Seller, and in accordance with the federal government, OCC, FDIC, OTS, or any other similar regulations; provided, however, that in connection with providing such access, the Seller shall not be required to incur any out-of-pocket costs unless provisions have been made for the reimbursement thereof.

Section 6.07.  Seller Shall Provide Information as Reasonably Required.

The Seller shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation as the Purchaser may reasonably request, as shall be necessary, reasonable or appropriate in respect to the Mortgage Loans and the performance of the Seller under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser; provided, that, the Seller shall not be liable for any out-of-pocket costs with respect to the provision of such reports, information or documentation. All such reports or information shall be provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Seller under this Agreement. The Seller agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

The Seller, upon reasonable advance notice, shall make reasonably available to the Purchaser or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Seller’s servicing facilities for the purpose of satisfying such prospective purchaser that the Seller has the ability to service the Mortgage Loans as provided in this Agreement.

The Seller shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

ARTICLE VII
THE SELLER

Section 7.01.  Indemnification; Third Party Claims.

The Seller agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses (collectively, “Damages”) that the Purchaser may sustain in any way related to the failure of the Seller to observe and perform its duties, obligations, covenants, and agreements and to service the Mortgage Loans in compliance with the terms of this Agreement or from any claim, demand, defense or assertion based on or grounded upon, or resulting from a breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Seller hereunder shall immediately notify the Purchaser if a claim is made by a third party with respect to this Agreement or a Mortgage Loan, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Seller shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Seller for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Seller to service and administer the Mortgage Loans in compliance with the terms of this Agreement, the failure of the Seller to perform its duties and obligations pursuant to this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of the Seller. The provisions of this Section 7.01 shall survive termination of this Agreement and transfer of the related servicing rights.

Section 7.02.  Merger or Consolidation of the Seller.

The Seller shall keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Seller may be merged or consolidated (including by means of sale or disposal of all or substantially all of the Seller’s assets), or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller (whether or not related to loan servicing), shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000 and (ii) an institution who is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

Section 7.03.  Limitation on Liability of the Seller and Others.

The duties and obligations of the Seller shall be determined solely by the express provisions of this Agreement, the Seller shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Seller. Neither the Seller nor any of the officers, employees or agents of the Seller shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Seller or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Seller and any officer, employee or agent of the Seller may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Seller shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Seller may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Seller shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 7.04.  Seller Not to Assign or Resign.

Except as otherwise provided herein, the Seller shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Seller and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Seller. Any such determination permitting the resignation of the Seller shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Seller’s responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 7.05.  No Transfer of Servicing.

With respect to the retention of the Seller to service the Mortgage Loans hereunder, the Seller acknowledges that the Purchaser has acted in reliance upon the Seller’s independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section 7.05, the Seller shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof without the prior written approval of the Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Seller may, without the consent of the Purchaser, retain reasonable and necessary third party contractors to perform certain servicing and loan administration functions, including and limited to, hazard insurance administration, tax payment and administration, flood certification and administration and foreclosure activities; provided, that such contractors shall perform such servicing and loan administrative functions in a manner consistent with this Agreement; provided, further, that the retention of such contractors by Seller shall not limit the obligation of the Seller to service the Mortgage Loans pursuant to the terms and conditions of this Agreement or release it from any of its obligations hereunder.

ARTICLE VIII
DEFAULT

Section 8.01.  Events of Default.

In case one or more of the following Events of Default by the Seller shall occur and be continuing, that is to say:

(i)  any failure by the Seller to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser; or

(ii)  failure on the part of the Seller duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Seller set forth in this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Seller and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(iv)  the Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Seller or of or relating to all or substantially all of its property; or

(v)  the Seller shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  the Seller ceases to be approved by Fannie Mae or Freddie Mac as a mortgage loan seller and servicer for more than thirty (30) days; or

(vii)  the Seller attempts to assign its right to servicing compensation hereunder or the Seller attempts, without the consent of the Purchaser, to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in a manner not permitted under this Agreement; or

(viii)  the Seller ceases to be (a) licensed to service first lien residential mortgage loans in each jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Seller’s ability to perform its obligations hereunder; or

(ix)  failure on the part of the Seller to comply with Section 6.04 or Section 6.05, which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Seller by the Purchaser.

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Seller may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 7.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Seller under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Seller for the same. On or after the receipt by the Seller of such written notice of termination, all authority and power of the Seller under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from the Purchaser, the Seller shall prepare, execute and deliver, any and all documents and other instruments, place in such successor’s possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Seller’s sole expense. The Seller agrees to cooperate with the Purchaser and such successor in effecting the termination of the Seller’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

If any of the Mortgage Loans are MERS Mortgage Loans, in connection with the termination or resignation (as described in Section 8.04) of the Seller hereunder, either (i) the successor servicer shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the Seller shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Purchaser and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS® System to the successor servicer or (y) in causing MERS to designate on the MERS® System the successor servicer as the servicer of such Mortgage Loan.

Section 8.02.  Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Seller in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE IX
TERMINATION

Section 9.01.  Termination.

The respective obligations and responsibilities of the Seller shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; (ii) by mutual consent of the Seller and the Purchaser in writing; or (iii) termination of the Seller by the Purchaser with cause under the terms of this Agreement.

ARTICLE X
RECONSTITUTION OF MORTGAGE LOANS

Section 10.01.  Reconstitution of Mortgage Loans.

(a)  The Seller acknowledges and the Purchaser agrees that with respect to some or all of the Mortgage Loans, the Purchaser may effect, upon ten (10) Business Days prior written notice to the Seller, either:

(i)  one or more sales of the Mortgage Loans as whole loan transfers (each, a “Whole Loan Transfer”);

(ii)  one or more Agency Transfers; and/or

(iii)  one or more sales of the Mortgage Loans as public or private pass-through transfers (each, a “Pass-Through Transfer”).

(b)  With respect to each Whole Loan Transfer, Agency Transfer or Pass-Through Transfer, as the case may be, the Seller agrees:

(i)  to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests that do not result in an undue burden or expense of the Seller;

(ii)  to execute all agreements required to be executed by the Seller in connection with such Whole Loan Transfer, Agency Transfer or Pass-Through Transfer, including a pooling and servicing agreement in form and substance reasonably acceptable to the parties, provided that any such agreements be consistent with the terms hereof and, unless otherwise agreed by the Seller, impose no greater duties, liabilities or obligations upon the Seller than those set forth herein and provided that the Seller is given an opportunity to review and reasonably negotiate in good faith the content of such documents not specifically referenced or provided for herein;

(iii)  to make all the representations and warranties set forth in Section 3.01 as of the date of the Whole Loan Transfer, Agency Transfer or Pass-Through Transfer;

(iv)  to deliver to the Purchaser (a) for inclusion in any prospectus or other offering material such publicly available information regarding the Seller and its financial condition and any additional information reasonably requested by the Purchaser or required by law or regulation, (b) any similar nonpublic, unaudited financial information (which the Purchaser may, at its option and its cost, have audited by certified public accountants) and such other information as is reasonably requested by the Purchaser and which the Seller is capable of providing without unreasonable effort or expense, and to indemnify the Purchaser and its affiliates for any losses, costs or damages incurred by any of them directly related to any material misstatements contained in such information or for any omissions of material fact required to be stated therein to the extent such information is provided by the Seller specifically for use in a prospectus or other offering material; provided, that, the Purchaser shall indemnify the Seller and its affiliates for any losses, costs or damages related to any material misstatements contained in any prospectus or other offering material other than in such information provided by the Seller specifically for use therein or for any omissions of material fact required to be stated therein and (c) such statements and audit letters of reputable, certified public accountants pertaining to information provided by the Seller pursuant to clause (a) above as shall be reasonably requested by the Purchaser; and

(v)  to deliver to the Purchaser, and to any Person designated by the Purchaser, opinions of counsel in a form reasonably acceptable to the Purchaser as are customarily delivered by sellers and servicers and reasonably determined by the Purchaser to be necessary in connection with Whole Loan Transfers, Agency Transfers or Pass-Through Transfers, as the case may be, it being understood that the reasonable cost of any opinions of counsel (other than in-house counsel) that may be required for a Whole Loan Transfer, Agency Transfer or Pass-Through Transfer, as the case may be, shall be the responsibility of the Purchaser.

The Purchaser shall reimburse the Seller for any and all reasonable out-of-pocket expenses, costs and fees, including reasonable attorney’s fees, incurred by the Seller in response to requests for information or assistance under this Section. All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer, Agency Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect. Notwithstanding anything to the contrary in this Section 10.01, the Company agrees that it is required to perform the obligations described in Exhibit H hereto in connection with a Reconstitution.

Section 10.02. Monthly Reporting with Respect to a Reconstitution.

As long as the Company continues to service Mortgage Loans, the Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 10.01 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit G attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both Purchaser and Company. Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be transmitted to the new investor or master servicer.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01.  Successor to the Seller.

Prior to termination of Seller’s responsibilities and duties under this Agreement pursuant to Section 7.04, 8.01 or 9.01, the Purchaser shall (i) succeed to and assume all of the Seller’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 7.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Seller under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Seller’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Seller shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Seller pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Seller of the representations and warranties made pursuant to Section 3.01 and the indemnification obligations of the Seller pursuant to Section 7.01.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Seller and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Seller, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Seller or this Agreement pursuant to Section 7.04, 7.05, 8.01 or 9.01 shall not affect any claims that the Purchaser may have against the Seller arising prior to any such termination or resignation.

The Seller shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Seller shall account for all funds. The Seller shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Seller. Upon appointment of successor servicer to the Seller, the Seller shall be reimbursed for unrecovered Servicing Advances, Monthly Advances and unpaid Servicing Fees which would otherwise have been recovered by the Seller pursuant to this Agreement but for the appointment such successor servicer.

Upon a successor’s acceptance of appointment as such, the Seller shall notify by mail the Purchaser of such appointment.

Section 11.02.  Amendment.

This Agreement may be amended or supplemented from time to time by written agreement executed by the Purchaser and the Seller.

Section 11.03.  Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the Mortgaged Properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Seller at the Seller’s expense on direction of the Purchaser.

Section 11.04.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions, except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05.  Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Seller:

Wachovia Mortgage Corporation
201 South College Street
Suite 1600
Charlotte, North Carolina 28288-1088
Attention: Caroline Payne
Facsimile: (704) 383-4591

with a copy to:

Wachovia Mortgage Corporation
1100 Corporate Center Drive
Raleigh, North Carolina 27607
Attention: Tom Fowler
Facsimile: (919) 852-7525

(ii) if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

with copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Steven Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06.  Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07.  Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08.  General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(iii)  references herein to “Articles,” “Sections,” Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term “include” or “including” shall mean without limitation by reason of enumeration; and

(vii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09.  Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10.  Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over the Purchaser, provided such information is identified as confidential non-public information.

Section 11.11.  Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected (i) with respect to MERS Mortgage Loans, at the Purchaser’s expense and (ii) with respect to Mortgage Loans that are not MERS Mortgage Loans, at the Seller’s expense, in each case, in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12.  Assignment by Purchaser.

The Purchaser shall have the right, upon notice to the Seller, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans; provided, however, that, in no event shall there be any more than five (5) “Purchasers” with respect to any Mortgage Loan Package. In no event shall the Purchaser sell a partial interest in any Mortgage Loan without the prior written consent of the Seller, which consent may be granted or withheld in the Seller’s sole discretion. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13.  No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Seller shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14.  Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 7.02, this Agreement shall inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns.

Section 11.15.  Entire Agreement.

Each of the parties to this Agreement acknowledges that no representations, agreements or promises were made to any of the other parties to this Agreement or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement and the related Purchase Price and Terms Letter set forth the entire understanding between the parties hereto and shall be binding upon all successors of all of the parties. In the event of any inconsistency between a Purchase Price and Terms Letter and this Agreement, this Agreement shall control.

Section 11.16.  No Solicitation.

From and after the related Closing Date, except as provided below, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller’s behalf, in any manner to solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors to refinance any Mortgage Loans and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the related Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that the following promotions or solicitations undertaken by the Seller or any affiliate of the Seller shall not be prohibited under this Section 11.16: (i) promotions or solicitations that are directed to the general public at large or segments thereof, provided that no segment shall consist primarily of the borrowers or obligors under the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements; (ii) responding to Mortgagor requests for pay-off information and regarding other bank or financial products or services; and (iii) promotions or solicitations to any Mortgagor for any other bank or financial products or services, unless such promotions or solicitations are for a prepayment of a Mortgage Loan.

Section 11.17.  Costs.

The Purchaser shall pay any commissions due its salesmen, the expenses of its accountants and attorneys and the expenses and fees of any broker retained by the Purchaser with respect to the transactions covered by this Agreement. To the extent not otherwise provided herein, all other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including, without limitation, fees for recording intervening assignments of mortgage and Assignments of Mortgage, the cost of obtaining tax service contracts and the legal fees and expenses of its attorneys shall be paid by the Seller. The Seller shall be responsible for causing the recordation of all Assignments of Mortgage and all intervening assignments of mortgage, as applicable.

Section 11.18.  Protection of Mortgagor Personal Information.

Each of the Purchaser and the Seller agree that it (i) shall comply with any applicable laws and regulations regarding the privacy and security of Mortgagor Personal Information, (ii) shall not use Mortgagor Personal Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Mortgagor Personal Information, (iii) shall not disclose Mortgagor Personal Information to third parties except at the specific written direction of the other; provided, however, that the Purchaser and the Seller may disclose Mortgagor Personal Information to third parties in connection with secondary market transactions to the extent not prohibited by applicable law or to the extent required by a valid and effective subpoena issued by a court of competent jurisdiction or other governmental body, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Mortgagor Personal Information from unauthorized access and (v) shall immediately notify the other of any actual or suspected breach of the confidentiality of Mortgagor Personal Information.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

WACHOVIA MORTGAGE CORPORATION, as Seller

By:
Name:
Title:

[Signature Page to Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005]

Exhibit A-1

Contents of Mortgage File

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Seller in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Seller’s Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed “Pay to the order of ___________________ without recourse,” and signed in the name of the Seller by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Seller. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by “[Seller], successor by merger to the [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by “[Seller] formerly known as [previous name]”. If the original note is unavailable, seller will provide an affidavit of lost note (in form acceptable to the Purchaser) stating that the original Mortgage Note was lost or destroyed, together with a copy of such Mortgage Note and indemnifying the Purchaser against any and all claims arising as a result of any person or entity claiming they are the holder of the note or that the note has been paid off and returned.

2. A true certified copy, certified by the [title insurer], of the applicable First Lien.

3. Except as provided below and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer], of the original Mortgage together with a certificate of the Seller certifying that the original Mortgage has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located and in the case of each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loans and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

4. The original or certified to be a true copy or if in electronic form identified on the Mortgage Loan Schedule, the certificate number, certified by the Seller, of the related Primary Mortgage Insurance Policy, if required.

5. In the case of each Mortgage Loan that is not a MERS Mortgage Loan, the original Assignment, from the Seller in accordance with Purchaser’s instructions, which assignment shall, but for any blanks requested by the Purchaser, be in form and substance acceptable for recording, or a copy certified by the Seller as a true and correct copy of the original Assignment which has been sent for recordation. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment must be by “[Seller] formerly known as [previous name]”.

6. With respect to Mortgage Loans that are not Co-op Loans, the original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

7. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Seller, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer] of the original Assignment together with a certificate of the [title insurer] certifying that the original Assignment has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

8. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer], of such original document together with certificate of Seller certifying the original of such document has been delivered for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

9. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located (or, in lieu thereof, a duplicate or conformed copy of such instrument, together with a certificate of receipt from the recording office, certifying that such copy represents a true and complete copy of the original and that such original has been or is currently submitted to be recorded in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located), or if the original power of attorney or other such instrument has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

10. With respect to a Co-op Loan: (i) a copy of the Co-op Lease and the assignment of such Co-op Lease to the originator of the Mortgage Loan, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement in substantially the same form as standard a “AZTECH” form; (iv) copies of the financial statement filed by the originator as secured party and, if applicable, a filed UCC-3 Assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Seller in a form sufficient for filing.

11. The original of any guarantee executed in connection with the Mortgage Note.

Notwithstanding anything to the contrary herein, the Seller may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

Exhibit A-2

Contents of Servicing File

With respect to each Mortgage Loan, the Servicing File shall include each of the following items, which shall be available for inspection by the Purchaser:

1. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

2. Residential loan application.

3. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

4. Credit report on the mortgagor.

5. Business credit report, if applicable.

6. Residential appraisal report and attachments thereto.

7. Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program, all in accordance with Seller’s Underwriting Standards.

8. Verification of acceptable evidence of source and amount of down payment, in accordance with the Underwriting Standards.

9. Photograph of the Mortgaged Property (may be part of appraisal).

10. Survey of the Mortgaged Property, if any.

11. Sales contract, if applicable.

12. If available, termite report, structural engineer’s report, water portability and septic certification.

13. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

14. Any ground lease, including all amendments, modifications and supplements thereto.

15. Any other document required to service the Mortgage Loans.

Exhibit B

Form of Custodial Account Letter Agreement

__________________ , 200_

To:

As “Seller” under the Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005 (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “Wachovia Mortgage Corporation, in trust for the Purchaser, owner of various whole loan series - principal and interest”. All deposits in the account shall be subject to withdrawal therefrom by order signed by the Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

WACHOVIA MORTGAGE CORPORATION, as SELLER

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number ______________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

By:
Name:
Title:

Exhibit C

Form of Escrow Account Letter Agreement

_____________________, 200_

To:

As “Seller” under the Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005 (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as “Wachovia Mortgage Corporation, in trust for the Purchaser, owner of various whole loan series, and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

WACHOVIA MORTGAGE CORPORATION, as SELLER

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number ______________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

By:
Name:
Title:

Exhibit D

Form of Assignment, Assumption and Recognition Agreement

This Assignment, Assumption and Recognition Agreement (this “Assignment Agreement”), dated as of _________, among EMC Mortgage Corporation, a Delaware corporation (the “Assignor”), ______________________, a ________ corporation (the “Assignee”), and Wachovia Mortgage Corporation, a North Carolina corporation (the “Seller”):

For good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under (a) those certain mortgage loans listed on Exhibit A attached hereto (the “Mortgage Loans”); and (b) the Seller’s Purchase, Warranties and Servicing Agreement dated as of July 1, 2005, but only to the extent of the Mortgage Loans (the “Purchase Agreement”). For purposes of this Assignment Agreement, the term “Purchase Agreement” includes any separate Assignment and Conveyance pursuant to which Seller and Assignor effectuated the purchase and sale of any Mortgage Loan following the execution and delivery of the Purchase Agreement.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under any all obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment Agreement.

2. Each of the Seller and the Assignor represent and warrant to the Assignee that (a) the copy of the Purchase Agreement, attached hereto as Exhibit B, provided to the Assignee, is a true, complete and accurate copy of the Purchase Agreement, (b) the Purchase Agreement is in full force and effect as of the date hereof, (c) the provisions thereof have not been waived, amended or modified in any respect, nor have any notices of termination been given thereunder, (d) the Purchase Agreement contains all of the terms and conditions governing the sale of the Mortgage Loans by Seller to Assignor and the purchase of the Mortgage Loans by Assignor from Seller; provided, however, that the date of purchase and sale and the amount of payment for the Mortgage Loans may be set out in a Purchase Price and Terms Letter, as defined in the Purchase Agreement, and (e) Seller sold, conveyed and transferred each Mortgage Loan to Assignor pursuant to the Purchase Agreement.

3. The Assignor warrants and represents to, and covenants with, the Assignee and the Seller that:

(a) As of the date hereof, the Assignor is not in default under the Purchase Agreement;

(b) The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase Agreement, free from any and all claims and encumbrances arising out of the Assignor’s ownership thereof, and the Mortgage Loans, as well as the Purchase Agreement, upon the transfer thereof to the Assignee as contemplated herein, shall be free and clear of all such liens, claims and encumbrances or any lien claim or encumbrance arising out of the ownership of the Mortgage Loans by any person at any time after Assignor first acquired any Mortgage Loan from the Seller;

(c) The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Seller with respect to the Purchase Agreement or the Mortgage Loans;

(d) The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Purchase Agreement or the Mortgage Loans. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the Purchase Agreement, or the Mortgage Loans;

(e) The Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to sell, transfer and assign the Mortgage Loans;

(f) The Assignor has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignor. This Assignment Agreement has been duly executed and delivered by the Assignor and constitutes the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(g) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

(h) The Assignor has paid the purchase price for the Mortgage Loans and has satisfied any conditions to closing required of it under the terms of the Purchase Agreement.

4. The Assignee warrants and represents to, and covenants with, the Assignor and the Seller that:

(a) The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

(b) The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Purchase Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Seller and the Assignor all of the Assignor’s obligations as Purchaser thereunder, with respect to the Mortgage Loans.

5. The Seller warrants and represents to, and covenants with, the Assignor and the Assignee that:

(a) The Seller is not a natural person or a general partnership and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service the Mortgage Loans;

(b) The Seller has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Seller’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Seller’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Seller is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject. The execution, delivery and performance by the Seller of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Seller. This Assignment Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(d) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Seller in connection with the execution, delivery or performance by the Seller of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

(e) As of the date hereof, the Seller is not in default under the Purchase Agreement; and

(f) No event has occurred or has failed to occur, during the period commencing on date on which Assignor acquired the Mortgage Loans and ending on the date hereof, inclusive, which would make the representations and warranties set forth in Section 3.01 of the Purchase Agreement untrue if such representations and warranties were made with respect to the Mortgage Loans effective as of the date hereof.

6. From and after the date hereof, the Seller shall recognize the Assignee as the owner of the Mortgage Loans, and shall look solely to the Assignee for performance from and after the date hereof of the Assignor’s obligations with respect to the Mortgage Loans.

7. Notice Addresses.

(a) The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

________________
________________
________________
Attention: ________________

(b) The Assignor’s address for purposes for all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

[_____________________________]
[_____________________________]
[_____________________________]
[_____________________________]
Attention: _______________

(c) The Seller’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

Wachovia Mortgage Corporation
1100 Corporate Center Drive
Raleigh, North Carolina 27607
Attention: Tom Fowler

8. This Assignment Agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

9. This Assignment Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Seller, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Seller, the Assignor or the Assignee, respectively, hereunder.

10. No term or provision of this Assignment Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This Assignment Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement by the Assignor.

12. Notwithstanding the assignment of the Purchase Agreement by either the Assignor or Assignee, this Assignment Agreement shall not be deemed assigned by the Seller or the Assignor unless assigned by separate written instrument.

13. For the purpose for facilitating the execution of this Assignment Agreement as herein provided and for other purposes, this Assignment Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed by their duly authorized officers as of the date first above written.

EMC Mortgage Corporation Assignor

By:
Name:
Title:

[_________________________________] Assignee

By:
Name:
Title:

Wachovia Mortgage Corporation Seller

By:
Name:
Title:

Exhibit E

Form of Assignment and Conveyance

On this ____ day of ________, 200_, Wachovia Mortgage Corporation (“Wachovia”) as the Seller under that certain Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005 (the “Agreement”), by and between Wachovia and EMC Mortgage Corporation (the “Purchaser”) does hereby sell, transfer, assign, set over and convey to the Purchaser under the Agreement, without recourse, but subject to the terms of the Agreement, all rights, title and interest of Wachovia (excluding the right to service the Mortgage Loans) in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A, together with the Mortgage Files and all rights and obligations arising under the documents contained therein.

Pursuant to Section 2.07 of the Agreement, Wachovia has delivered to the Purchaser the documents for each Mortgage Loan to be purchased as set forth therein. The contents of each Servicing File required to be retained by Wachovia to service the Mortgage Loans pursuant to the Agreement and thus not delivered to the Purchaser are and shall be held in trust by Wachovia, for the benefit of the Purchaser as the owner thereof. Wachovia’s possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Agreement, and such retention and possession by Wachovia shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of Wachovia shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by Wachovia at the will of the Purchaser in such custodial capacity only.

[Remainder of page intentionally blank - signature page follows]

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WACHOVIA MORTGAGE CORPORATION

By:
Name:
Title:

Exhibit F

Request for Release of Documents and Receipt

RE: Mortgage Loan #___________________________________
BORROWER: __________________________________________________
PROPERTY:  __________________________________________________

Pursuant to a Seller’s Purchase, Warranties and Servicing Agreement (the “Agreement”) between the Seller and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Seller requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____
On _________________, the above captioned mortgage loan was paid in full or the Seller has been notified that payment in full has been or will be escrowed. The Seller hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____
The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Seller hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____
The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Seller hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____	Other (explain)
_______________________________________________________ _______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Seller all original mortgage documents in your possession relating to this loan.

Dated:_________________  By:________________________________
Signature
Title ___________________________________
Send documents to:	_____________________________________________
_____________________________________________
_____________________________________________

Acknowledgment:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:_________________  By:________________________________
Signature
Title ___________________________________

EXHIBIT G
RECONSTITUTED MORTGAGE LOAN REPORTING

IP1270 FIELD NAME	DESCRIPTION
MACCTNO	Investor Loan Number
MSRVACCT	Servicer Loan Number
MSERVID	blank
MCUTOFF	Cutoff Date
MINVSTR	Investor Number
MCATNUM	Category Number
MNOTRAT	Note Rate
MSRVFEE	Service Fee Rate
MPTRAT	Pass Thru Rate
MBSCHBAL	Beginning Scheduled Principal Balance
MPICONST	P&I Constant
MSCHINT	Scheduled Gross Interest
MPTINT	Scheduled Net Interest
MSCHPRN	Scheduled Principal
MLIQPRN	PIF Principal
MLIQINT	PIF Interest
MADDPRN	Curtailment
MADDTRN	Cutoff Date Curtailment Collected
MPRNADJ	Adjustment
MSCHPYMT	Total Scheduled Payment
MTOTREMIT	Total Remittance Due
MESCHBAL	Ending Scheduled Principal Balance
MBPRIBAL	Beginning Actual Principal Balance
MEPRIBAL	Ending Actual Principal Balance
MDUEDATE	Due Date
MPRNCOLL	Principal Collected
MSRFCOLL	Interest Collected
MLIQCDE	Liquidation Code
MLIQDTE	Liquidation Date
MARMNOT	ARM Note Rate

EXHIBIT H

SELLER’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•
The Seller shall: (i) possess the ability to service under customary securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property); (iii) make compensating interest payments on payoffs and curtailments; and (iv) remit and report to a master servicer in format reasonably acceptable to such master servicer and the Seller by the 10th calendar day of each month.

•
The Seller shall provide an acceptable annual certification (officer’s certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) to the extent a Form 10-K or other required filing is made with respect to the securitization, as well as any other annual certifications required under the securitization documents (i.e., the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 15 of each year).

•	The Seller shall allow for the Purchaser, the master servicer or their designee to perform a review of audited financials and net worth of the Company.

•	The Seller shall provide a customary Uniform Single Attestation Program certificate and Management Assertion as requested by the master servicer or the Purchaser.

•
The Seller shall provide information on each Custodial Account as reasonably requested by the master servicer or the Purchaser, and each Custodial Account shall comply with the reasonable requirements for such accounts as set forth in the securitization documents.

REGULATION AB COMPLIANCE ADDENDUM TO SELLER’S PURCHASE, WARRANTIES AND SERVICING AGREEMENT

(Servicing-retained)

This Regulation AB Compliance Addendum (this “Reg AB Addendum”), dated as of March 28, 2005, by and between EMC Mortgage Corporation (the “Purchaser”) and Wachovia Mortgage Corporation (the “Company”), to that certain Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005, by and between the Company and the Purchaser (as amended, modified or supplemented, the “Agreement”).

WITNESSETH

WHEREAS, the Company and the Purchaser have agreed to adopt an addendum to the Agreement to reflect the intention of the parties to comply with Regulation AB.

NOW, THEREFORE, in consideration of the mutual promises and mutual obligations set forth herein, the Company and the Purchaser hereby agree as follows:

ARTICLE I
DEFINED TERMS

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 2.07(a).

Depositor: With respect to any Securitization Transaction, the Person identified in writing to the Company by the Purchaser as depositor for such Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and substantially all such Mortgage Loans were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by the Purchaser to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 2.03(c).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, and as set forth on Exhibit B.

Sponsor: With respect to any Securitization Transaction, the Person identified in writing to the Company by the Purchaser as sponsor for such Securitization Transaction.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions identified in Item 1122(d) of Regulation AB that are required to be performed by the Company under this Agreement or any Reconstitution Agreement.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Whole Loan Transfer: Any sale or transfer by the Purchaser of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE II
COMPLIANCE WITH REGULATION AB

Section 2.01  Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that the purpose of Article II of this Reg AB Addendum is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission and that the provisions of this Reg AB Addendum shall be applicable to all Mortgage Loans included in a Securitization Transaction closing on or after January 1, 2006, regardless whether the Mortgage Loans were purchased by the Purchaser from the Company prior to the date hereof. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate with the Purchaser to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, any Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser and the Company also acknowledge and agree Section 2.02(a)(i)-(v), Section 2.03(c), (e) and (f), Section 2.04, Section 2.05 and Section 2.06 of this Reg AB Addendum shall only be applicable with respect to any Mortgage Loan if the Company (or Subservicer, if any) services such Mortgage Loan following the closing date of a related Securitization Transaction. The Purchaser and the Company also acknowledge and agree that this Reg AB Addendum is intended to supplement the terms of the Agreement and, to the extent inconsistent, the rights and obligations under the Agreement shall continue to apply with respect to any Reconstitution (as defined in the Agreement) that is not covered by the definition of “Securitization Transaction” in this Reg AB Addendum; provided, however, that the requirement to provide an accountants’ report pursuant to Section 6.05 of the Agreement shall be deemed satisfied with respect to any Reconstitution that occurs on or following the date hereof by providing an accountants’ attestation that satisfies the requirements of Section 2.05(a)(ii) of this Reg AB Addendum.

For purposes of this Reg AB Addendum, the term “Purchaser” shall refer to EMC Mortgage Corporation and its successors in interest and assigns. In addition, other than notices provided pursuant to Section 2.03(d) of this Reg AB Addendum, any notice or request that must be “in writing” or “written” may be made by electronic mail.

Section 2.02  Additional Representations and Warranties of the Company.

(a)  The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 2.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that are reasonably expected to have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator that would be material to securityholders; and (vii) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified in writing to the Company by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)  If so requested in writing by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 2.03, the Company shall use its reasonable best efforts to within five (5) Business Days, but in no event later than seven (7) Business Days, following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 2.03  Information to Be Provided by the Company.

In connection with any Securitization Transaction, the Company shall (i) use its reasonable best efforts to within five (5) Business Days, but in no event later than seven (7) Business Days, following written request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c), (f) and (g) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

(a)  If so requested in writing by the Purchaser or any Depositor, the Company shall provide such information regarding (i) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is reasonably requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum (so long as required by Regulation AB):

(A)  the originator’s form of organization;

(B)  a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)  a description of any legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer that would be material to securityholders; and

(D)  a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)  the sponsor;
(2)  the depositor;
(3)  the issuing entity;
(4)  any servicer;
(5)  any trustee;
(6)  any originator;
(7)  any significant obligor;
(8)  any enhancement or support provider; and
(9)  any other material transaction party.

(b)  If so requested in writing by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) vintage origination year Static Pool Information with respect to mortgage loans of a similar type as the Mortgage Loans (as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator, but in each case only to the extent that (x) such mortgage loans were originated after July 2004 and (y) (A) the Company has not sold such mortgage loans on a servicing-released basis or (B) such information relates to “original characteristics” as described in Item 1105(a)(3)(iii) of Regulation AB. Notwithstanding the preceding sentence, the Company shall not be required to provide Static Pool Information regarding cumulative losses with respect to any mortgage loans originated prior to January 1, 2006, which information is unavailable to the Company without unreasonable effort or expense. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(2)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph) during the applicable offering period for the securities, the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested in writing by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Reg AB Addendum), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c)  If so requested in writing by the Purchaser or any Depositor with respect to any Securitization Transaction for which 20% or more of the pool assets (measured by cut-off date principal balance) are serviced by the Company and any Subservicer or as otherwise required by Item 1108 of Regulation AB, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum (so long as required by Regulation AB):

(A)  the Servicer’s form of organization;

(B)  a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under the Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)  whether the Servicer is aware of or has received notice that any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing by the Servicer during the three-year period immediately preceding the related Securitization Transaction;

(2)  the extent of outsourcing the Servicer utilizes;

(3)  whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)  whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)  such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)  a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under the Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)  information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under the Agreement or any Reconstitution Agreement;

(E)  information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)  a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)  a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H)  information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d)  For the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) promptly notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator that would be material to securityholders, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, but only to the extent that such affiliations or relationships do not include the Purchaser or Depositor, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each notification should be sent to the Purchaser by e-mail to regABnotifications@bear.com. In addition notification pursuant to this Section 2.03(d), other than those pursuant to Section 2.03(d)(i)(A), should be sent to:

EMC Mortgage Corporation 2780 Lake Vista Drive Lewisville, TX 75067-3884 Attention: Conduit Seller Approval Dept. Facsimile: (214) 626-3751 Email: sellerapproval@bear.com

With a copy to:
Bear, Stearns & Co. Inc. 383 Madison Avenue, 3rd Floor New, York, NY 10179 Attention: Global Credit Administration Facsimile: (212) 272-6564

Notifications pursuant to Section 2.03(d)(i)(A) should be sent to:

EMC Mortgage Corporation Two Mac Arthur Ridge 909 Hidden Ridge Drive, Suite 200 Irving, TX 75038 Attention: Associate General Counsel for Loan Administration Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc. 383 Madison Avenue, 3rd Floor New, York, NY 10179 Attention: Global Credit Administration Facsimile: (212) 272-6564

EMC Mortgage Corporation 2780 Lake Vista Drive Lewisville, TX 75067-3884 Attention: Conduit Seller Approval Dept. Facsimile: (214) 626-3751 Email: sellerapproval@bear.com

(e)  As a condition to the succession to the Company or any Subservicer as servicer or subservicer under the Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested in writing by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(f)  In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(i)  any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii)  material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii)  information regarding any pool asset changes (such as, additions, substitutions or repurchases) and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(g)  The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder as may be reasonably requested by the Purchaser, any Master Servicer or any Depositor.

Section 2.04  Servicer Compliance Statement.

The Company shall use reasonable efforts on or before March 1 of each calendar year, but in no event later than March 15 of each calendar year, commencing in 2007, to deliver to the Purchaser, any Master Servicer and any Depositor a statement of compliance addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 2.05  Report on Assessment of Compliance and Attestation.

(a)  The Company shall use reasonable efforts on or before March 1 of each calendar year, but in no event later than March 15 of each calendar year, commencing in 2007, to:

(i)  deliver to the Purchaser, any Master Servicer and any Depositor a report regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser concurrently with the execution of this Reg AB Addendum;

(ii)  deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)  cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 2.06(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv)  deliver and cause each Subservicer and Subcontractor described in clause (iii) above to deliver to the Purchaser, any Master Servicer, any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification signed by an appropriate officer of the Company in the form attached hereto as Exhibit A.

The Company acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b)  Each assessment of compliance provided by a Subservicer pursuant to Section 2.05(a)(iii) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser concurrently with the execution of this Reg AB Addendum or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 2.05(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 2.06.

Section 2.06  Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under the Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not authorize any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under the Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section.

(a)  It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2.02, 2.03(c), (e), (f) and (g), 2.04, 2.05 and 2.07 of this Reg AB Addendum to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 2.03(d) of this Reg AB Addendum. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2.04, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2.05 as and when required to be delivered.

(b)  It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon written request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor that is “participating in the servicing function” within the meaning of Item 1122 of Regulation AB as determined by the Company and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 2.05 and 2.07 of this Reg AB Addendum to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance, attestation and other certifications required to be delivered by such Subcontractor under Section 2.05, in each case as and when required to be delivered.

Section 2.07  Indemnification; Remedies.

(a)  The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each Sponsor; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents (each, an “Indemnified Party”) of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)   (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material in written or electronic form provided under this Article II by or on behalf of the Company, or provided under this Article II by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)  any breach by the Company of its obligations under this Article II, or any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, including any failure by the Company to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii)  any breach by the Company of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date; or

(iv)  the negligence, bad faith or willful misconduct of the Company in connection with its performance under this Article II.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b)   (i)Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, or any breach by the Company of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under the Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under the Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of the Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(i)  Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 2.04 or 2.05, including any failure by the Company to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under the Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under the Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of the Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii)  The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of the Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 2.08  Third-Party Beneficiary.

For purposes of this Article II and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Reg AB Addendum, entitled to all the rights and benefits hereof as if it were a direct party to Article II of this Reg AB Addendum.

IN WITNESS WHEREOF, the Purchaser and the Company have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

WACHOVIA MORTGAGE CORPORATION, as Company

By:
Name:
Title:

[Signature Page to Regulation AB Compliance Addendum (servicing-retained)]

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________, the _______________ of Wachovia Mortgage Corporation, certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)  I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB and identified as the responsibility of the Company pursuant to the Agreement (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)  Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)  Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4)  I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)  The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:
Name:
Title:

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Company shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”;

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1 122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1 122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item I I 14(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT R-8

WELLS FARGO SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser

and

WELLS FARGO BANK, N.A.
Company

_____________________________________________________

AMENDED AND RESTATED MASTER
SELLER'S WARRANTIES AND SERVICING AGREEMENT

Dated as of November 1, 2005

_____________________________________________________

Fixed Rate and Adjustable Rate Mortgage Loans

This is an Amended and Restated Master Seller's Warranties and Servicing Agreement for residential first mortgage loans, dated and effective as of November 1, 2005, and is executed between EMC Mortgage Corporation, as purchaser (the "Purchaser"), and Wells Fargo Bank, N.A., as seller and servicer (the "Company").

W I T N ES S E T H :

WHEREAS, the Purchaser has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser from time to time (each a “Transaction”) certain residential Mortgage Loans which shall be delivered as whole loans (each a “Loan Package”) on various dates (each a “Closing Date”) as provided for in certain Assignment and Conveyance Agreements by and between the Purchaser and the Company as executed from time to time; and
WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule; and

WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

Agency/Agencies: Fannie Mae, Freddie Mac or GNMA, or any of them as applicable.

Agency Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to an Agency which sale or transfer is not a Securitization Transaction or Whole Loan Transfer.

Agreement: This Amended and Restated Master Seller's Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

ALTA: The American Land Title Association or any successor thereto.

Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.

Assignment and Conveyance Agreement: With respect to each Transaction, the agreement between the Purchaser and the Company conveying to the Purchaser all the right, title and interest of the Company in and to the related Mortgage Loans listed on the related Mortgage Loan Schedule, a form of which is attached hereto as Exhibit A.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the Purchaser to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS, including assignment of the MIN Number which will appear either on the Mortgage or the Assignment of Mortgage to MERS.

Assignment of Mortgage Note and Pledge Agreement: With respect to a Cooperative Loan, an assignment of the Mortgage Note and Pledge Agreement.

Assignment of Proprietary Lease: With respect to a Cooperative Loan, an assignment of the Proprietary Lease sufficient under the laws of the jurisdiction wherein the related Cooperative Apartment is located to effect the assignment of such Proprietary Lease.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located or are authorized or obligated by law or executive order to be closed.

Buydown Agreement: An agreement between the Company and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

Buydown Funds: In respect of any Buydown Mortgage Loan, any amount contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the Mortgagor’s funds in the early years of a Mortgage Loan.

Buydown Mortgage Loan: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full Monthly Payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

Buydown Period: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

Closing Date: The date or dates, set forth in the related Commitment Letter, on which from time to time the Purchaser shall purchase and the Company shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule for each Transaction.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Commission: The United States Securities and Exchange Commission.

Commitment Letter: The commitment letter executed in relation to each Transaction that sets forth, among other things, the Purchase Price for the related Mortgage Loans.

Company: Wells Fargo Bank, N.A., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

Company Information: As defined in Section 9.01(f)(i)(A).

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Cooperative: The entity that holds title (fee or an acceptable leasehold estate) to all of the real property that the Project comprises, including the land, separate dwelling units and all common areas.

Cooperative Apartment: The specific dwelling unit relating to a Cooperative Loan.

Cooperative Lien Search: A search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Cooperative, (ii) the seller of the Cooperative Apartment and (iii) the Company if the Cooperative Loan is a refinanced Mortgage Loan, (b) filings of financing statements and (c) the deed of the Project into the Cooperative.

Cooperative Loan: A Mortgage Loan that is secured by Cooperative Shares and a Proprietary Lease granting exclusive rights to occupy the related Cooperative Apartment.

Cooperative Shares: The shares of stock issued by a Cooperative, owned by the Mortgagor, and allocated to a Cooperative Apartment.

Covered Loan: A Mortgage Loan categorized as “Covered” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.04.

Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit B.

Custodial Mortgage File: The items referred to as items (1), (2), (4), (5) and (10) in Exhibit C annexed hereto to be delivered by the Company to the Custodian on the related Closing Date with respect to a particular Mortgage Loan, and any additional documents required to be added to the Custodial Mortgage File and delivered to the custodian pursuant to this Agreement.

Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

Cut-off Date: With respect to each Transaction, the first day of the month in which the related Closing Date occurs.

Deleted Mortgage Loan: A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Determination Date: The Business Day immediately preceding the related Remittance Date.

Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending in the first day of the month of the Remittance Date.

Electronic Data File: The final electronic file of the Mortgage Loans, in relation to each Transaction, provided by Company to the Purchaser on or before the related Closing Date.

Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.06.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 10.01.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

Gross Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Interest Rate, as set forth in the Mortgage Loan Schedule.

High Cost Loan: A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as “High Cost” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Home Loan: A Mortgage Loan categorized as “Home Loan” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Incremental Interest: As to any Incremental Rate Mortgage Loan, the amount of interest accrued on such Mortgage Loan attributable to the Incremental Rate; provided, however, that with respect to any payment of interest received in respect of such a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment of interest that bears the same relationship to the total amount of such payment of interest as the Incremental Rate, if any, in respect of such Mortgage Loan bears to the Mortgage Interest Rate shall be allocated to the Incremental Interest with respect thereto.

Incremental Rate: For an Incremental Rate Mortgage Loan, the per annum increase to the initial Mortgage Interest Rate set forth in the addendum to the related Mortgage Note, which increase takes effect upon the occurrence of certain specified conditions prior to the first Adjustment Date and remains in effect until the first Adjustment Date.

Incremental Rate Mortgage Loan: A Mortgage Loan for which the related Mortgage Note includes an addendum that allows for an increase to the initial Mortgage Interest Rate upon the occurrence of certain specified conditions.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan for which an interest-only payment feature is allowed during the interest-only period set forth in the related Mortgage Note.

Lender Paid Mortgage Insurance Policy or LPMI Policy: A PMI Policy for which the Company pays all premiums from its own funds, without reimbursement therefor.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the Appraised Value of the Mortgaged Property.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: Mortgage Identification Number used to identify mortgage loans registered under MERS.

Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date, required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan or in the case of an Interest Only Mortgage Loan, payments of (i) interest, or (ii) principal and interest, if applicable, on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or the Pledge Agreement securing the Mortgage Note for a Cooperative Loan.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note in accordance with the provisions of the Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Retained Mortgage File, the Custodial Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy and evidence of the related PMI Policy, if any.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: With respect to each Transaction, a schedule of Mortgage Loans, which shall be attached to the related Assignment and Conveyance Agreement, setting forth the following information with respect to each Mortgage Loan: (1) the Company’s Mortgage Loan number; (2) the city state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, a Cooperative Loan, planned unit development or condominium; (4) the current Mortgage Interest Rate; (5) the current net Mortgage Interest Rate; (6) the current Monthly Payment; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the related Cut-off Date after deduction of payments of principal due on or before the related Cut-off Date whether or not collected; (11) the Loan-to-Value; (12) the next Adjustment Date; (13) the lifetime Mortgage Interest Rate cap; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the mortgage guaranty insurance company; (16) a code indicating whether the Mortgage Loan contains pledged assets; (17) a code indicating whether the Mortgage Loan has balloon payments; (18) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan; (16) a field indicating whether the Mortgage Loan is a Home Loan; and (17) the Servicing Fee.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, or with respect to a Cooperative Loan, the Cooperative Apartment.

Mortgagor: The obligor on a Mortgage Note.

Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and certified by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

Periodic Interest Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date pursuant to the terms of the Mortgage Note.

Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

Pledge Agreement: With respect to a Cooperative Loan, the specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease.

Pledge Instruments: With respect to a Cooperative Loan, the Stock Power, the Assignment of the Proprietary Lease and the Assignment of the Mortgage Note and Pledge Agreement.

PMI Policy: A policy of primary mortgage guaranty insurance evidenced by an electronic form and certificate number issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

Project: With respect to a Cooperative Loan, all real property owned by the related Cooperative including the land, separate dwelling units and all common areas.

Proprietary Lease: With respect to a Cooperative Loan, a lease on a Cooperative Apartment evidencing the possessory interest of the Mortgagor in such Cooperative Apartment.

Purchaser: EMC Mortgage Corporation, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

Purchase Price: The purchase price for each Loan Package shall be as stated in the related Commitment Letter.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchased or post-purchased quality assurance procedures (which may involve, among other things, review of a sample or mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Qualified Depository: A deposit account or accounts maintained with a federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor’s Ratings Group or Prime-1 by Moody’s Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein.

Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than and not more than two percent (2%) greater than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan and (v) comply with each representation and warranty set forth in Sections 3.01 and 3.02.

Rating Agency/Agencies: Any nationally recognized statistical Rating Agency, or its successors, including Standard & Poor’s, a division of The McGraw-Hill Companies, Moody’s Investors Service, Inc. and Fitch Ratings.

Recognition Agreement: An agreement whereby a Cooperative and a lender with respect to a Cooperative Loan (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: The agreement or agreements entered into by the Company and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or Securitization Transaction.

Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement may be removed from this Agreement and reconstituted as part of a Securitization Transaction, Agency Transfer or Whole Loan Transfer pursuant to Section 9.01 hereof. The Reconstitution Date shall be such date as the Purchaser shall designate.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

Repurchase Price: Unless agreed otherwise by the Purchaser and the Company, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser through the last day of the month in which such repurchase takes place, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Retained Mortgage File: The items referred to as items (3), (6), (7), (8) and (9) in Exhibit C annexed hereto with respect to a particular Mortgage Loan that are not required to be delivered to the Custodian pursuant to this Agreement, and any additional documents required to be added to the Retained Mortgage File pursuant to this Agreement.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 9.01(e)(iii).

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08 and 4.10 (excluding the Company’s obligations to pay the premiums on LPMI Policies).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: The per annum percentage for each Mortgage Loan, as stated in the Commitment Letter.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Retained Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.03.

Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Stock Certificate: With respect to a Cooperative Loan, a certificate evidencing ownership of the Cooperative Shares issued by the Cooperative.

Stock Power: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Subsidy Account: An account maintained by the Company specifically to hold all Subsidy Funds to be applied to individual Subsidy Loans.

Subsidy Funds: With respect to any Subsidy Loans, funds contributed by the employer of a Mortgagor in order to reduce the payments required from the Mortgagor for a specified period in specified amounts.

Subsidy Loan: Any Mortgage Loan subject to a temporary interest subsidy agreement pursuant to which the monthly interest payments made by the related Mortgagor will be less than the scheduled monthly interest payments on such Mortgage Loan, with the resulting difference in interest payments being provided by the employer of the Mortgagor. Each Subsidy Loan will be identified as such in the related Electronic Data File.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Time$aver® Mortgage Loan: A Mortgage Loan which has been refinanced pursuant to a Company program that allows a rate/term refinance of an existing Company serviced loan with minimal documentation.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Securitization Transaction or Agency Transfer.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

Section 2.01 Conveyance of Mortgage Loans; Possession of Custodial Mortgage Files; Maintenance of Retained Mortgage Files and Servicing Files.

Pursuant to an Assignment and Conveyance Agreement, on the related Closing Date, the Company, simultaneously with the payment of the Purchase Price by the Purchaser, shall thereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement and the related Assignment and Conveyance Agreement, all the right, title and interest of the Company in and to the Mortgage Loans listed on the respective Mortgage Loan Schedule annexed to such Assignment and Conveyance Agreement, together with the Retained Mortgage Files and Custodial Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03, the Company shall deliver the Custodial Mortgage File for each Mortgage Loan comprising the related Loan Package to the Custodian.

The contents of each Retained Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Custodial Mortgage File and the originals of the documents in each Retained Mortgage File not delivered to the Custodian. The possession of each Retained Mortgage File and Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Custodial Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03 or 6.02. All such costs associated with the release, transfer and re-delivery to the Company shall be the responsibility of the Purchaser other than any related recording costs (especially in instances of breach).

In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, the MERS® System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser as beneficial owner of such Mortgage Loans.

Section 2.02 Books and Records; Transfers of Mortgage Loans.

From and after the sale of the Mortgage Loans to the Purchaser in the related Loan Package on each Closing Date, all rights arising out of such Mortgage Loans including but not limited to all funds received on or in connection with such Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of such Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of such Mortgage Loans.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac and records of periodic inspections as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae Selling and Servicing Guide, as amended from time to time.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of such Mortgage Loan and thereafter in accordance with applicable laws and regulations.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the books and records show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Such notification of a transfer shall include a final loan schedule which shall be received by the Company no fewer than five (5) Business Days before the last Business Day of the month. If such notification is not received as specified above, the Company’s duties to remit and report as required by Section 5 shall begin with the next Due Period.

Section 2.03 Custodial Agreement; Delivery of Documents.

On each Closing Date with respect to each Mortgage Loan comprising the related Loan Package, the Company shall deliver and release to the Custodian the related Custodial Mortgage File as set forth in Exhibit C attached hereto.

The Custodian shall certify its receipt of any Mortgage Loan Documents actually received on or prior to such Closing Date and as required to be delivered pursuant to the Custodial Agreement, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser will be responsible for the fees and expenses of the Custodian.

Upon the Purchaser’s request, the Company shall deliver to Purchaser or its designee within ten (10) days after such request such contents of the Retained Mortgage file so requested. In the event that the company fails to deliver to the Purchaser or its designee the requested contents of the Retained Mortgage File within such ten-day period, and if the Company does not cure such failure within five (5) days following receipt of written notification of such failure, the Company shall repurchase each related Mortgage Loan at the price and in the manner specified in Section 3.03.

The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty days of its submission for recordation.

In the event the public recording office is delayed in returning any original document which the Company is required to deliver at any time to the Custodian in accordance with the terms of the Custodial Agreement or which the Company is required to maintain in the related Retained Mortgage File, the Company shall deliver to the Custodian or to the Retained Mortgage File, as applicable, within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver such document to the Custodian or to the Retained Mortgage File, as applicable, by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

In the event that new, replacement, substitute or additional Stock Certificates are issued with respect to existing Cooperative Shares, the Company immediately shall deliver to the Custodian the new Stock Certificates, together with the related Stock Powers in blank. Such new Stock Certificates shall be subject to the related Pledge Instruments and shall be subject to all of the terms, covenants and conditions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

Section 3.01 Company Representations and Warranties.

The Company hereby represents and warrants to the Purchaser that, as of the related Closing Date:

(a)	Due Organization and Authority.

The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

(b)	Ordinary Course of Business.

The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, who is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)	No Conflicts.

Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(d)	Ability to Service.

The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(e)	Reasonable Servicing Fee.

The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

(f)	Ability to Perform.

The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

(g)	No Litigation Pending.

There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

(h)	No Consent Required.

No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

(i)	Selection Process.

The Mortgage Loans were selected from among either the outstanding fixed rate or adjustable rate one- to four-family mortgage loans in the Company's mortgage banking portfolio at the related Closing Date as to which the representations and warranties set forth in Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

(j)	No Untrue Information.

Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

(k)	Sale Treatment.

The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

(l)	No Material Change.

There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements;

(m)	No Brokers’ Fees.

The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans; and

(n)	MERS.

The Company is a member of MERS in good standing.

Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date:

(a)	Mortgage Loans as Described.

The information set forth in the respective Mortgage Loan Schedule and the information contained on the respective Electronic Data File delivered to the Purchaser is true and correct;

(b)	Payments Current.

All payments required to be made up to the related Cut-off Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been thirty (30) days delinquent more than one time within twelve (12) months prior to the related Closing Date;

(c)	No Outstanding Charges.

There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d)	Original Terms Unmodified.

The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement was delivered to the Custodian pursuant to the terms of the Custodial Agreement;

(e)	No Defenses.

The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(f)	No Satisfaction of Mortgage.

The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(g)	Validity of Mortgage Documents.

The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

With respect to each Cooperative Loan, the Mortgage Note, the Mortgage, the Pledge Agreement, and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage, the Pledge Agreement, the Proprietary Lease, the Stock Power, Recognition Agreement and the Assignment of Proprietary Lease had legal capacity to enter into the Mortgage Loan and to execute and deliver such documents, and such documents have been duly and properly executed by such parties;

(h) No Fraud.

No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, or the Mortgagor, or to the best of the Company’s knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(i)	Compliance with Applicable Laws.

Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit and privacy protection, equal credit opportunity, disclosure or predatory and abusive lending laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(j)	Location and Type of Mortgaged Property.

The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single, contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or a Cooperative Apartment, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae requirements, or the underwriting guidelines of the company, regarding such dwellings, and no residence or dwelling is a mobile home. As of the respective date of the appraisal for each Mortgaged Property, any Mortgaged Property being used for commercial purposes conforms to the underwriting guidelines of the Company and, to the best of the Company’s knowledge, since the date of such appraisal, no portion of the Mortgage Property has been used for commercial purposes outside of the underwriting guidelines of the Company;

(k) Valid First Lien.

The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1)	the lien of current real property taxes and assessments not yet due and payable;

(2)
covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(3)
other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

With respect to each Cooperative Loan, each Pledge Agreement creates a valid, enforceable and subsisting first security interest in the Cooperative Shares and Proprietary Lease, subject only to (i) the lien of the related Cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the Cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (ii) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Pledge Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Project;

(l) Full Disbursement of Proceeds.

The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)	Consolidation of Future Advances.

Any future advances made prior to the related Cut-off Date, have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac; the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan; the Seller shall not make future advances after the related Cut-Off Date;

(n) Ownership.

The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

(o) Origination/Doing Business.

The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(p) LTV, PMI Policy.

Each Mortgage Loan has an LTV as set forth in the related Mortgage Loan Schedule and related Electronic Data File. Except as indicated on the Electronic Data File, those Mortgage Loans with an LTV greater than 80% at the time of origination, a portion of the unpaid principal balance of the Mortgage Loan is and will be insured as to payment defaults by a PMI Policy. If the Mortgage Loan is insured by a PMI Policy for which the Mortgage pays all premiums, the coverage will remain in place until (i) the LTV is decreased to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. All provisions of such PMI Policy and LPMI Policy have been and are being complied with, such PMI Policy and LPMI Policy is in full force and effect, and all premiums due thereunder have been paid. The Qualified Insurer has a claims paying ability acceptable to Fannie Mae or Freddie Mac. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor or in the case of an LPMI Policy, obligates the Company, thereunder to maintain the PMI Policy or LPMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. No prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such PMI Policy or LPMI Policy;

(q) Title Insurance.

The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of Paragraph (k) of this Section 3.02, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(r) No Defaults.

There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

(s) No Mechanics' Liens.

There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Paragraph (q) above;

(t) Location of Improvements; No Encroachments.

Except as insured against by the title insurance policy referenced in Paragraph (q) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(u)	Payment Terms.

Except with respect to the Interest Only Mortgage Loans, principal payments commenced no more than 60 days after the funds were disbursed to the Mortgagor in connection with the Mortgage Loan. The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than 2.00% on any Adjustment Date, and will in no event exceed the maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Loan Schedule for such Mortgage Loan. Each adjustable rate Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate; provided however, with respect to any Interest Only Mortgage Loans, the Mortgage Note allows a Monthly Payment of interest only during the period prior to the first Adjustment Date and upon the first adjustment to the Mortgage Interest Rate, the Mortgage Note requires a Monthly Payment of principal and interest, sufficient to fully amortize the outstanding principal balance over the then remaining term of such Mortgage Loan. As to each adjustable rate Mortgage Loan, if the related Mortgage Interest Rate changes on an adjustment date, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization;

(v) Customary Provisions.

The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(w) Occupancy of the Mortgaged Property.

As of the date of origination, the Mortgaged Property was lawfully occupied under applicable law;

(x) No Additional Collateral.

The Mortgage Note is not and has not been secured by any collateral, pledged account, except as indicated on the Electronic Data File, or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (k) above;

(y) Deeds of Trust.

In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(z) Acceptable Investment.

The Company has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(aa) Transfer of Mortgage Loans.

If the Mortgage Loan is not a MERS Mortgage Loan, the Assignment upon the insertion of the name of the assignee and recording information is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(bb) Mortgaged Property Undamaged.

The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

(cc) Collection Practices; Escrow Deposits.

The origination and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

(dd) No Condemnation.

There is no proceeding pending or to the best of the Company’s knowledge threatened for the total or partial condemnation of the related Mortgaged Property;

(ee) The Appraisal.

The Servicing File contains an appraisal of the related Mortgaged Property. As to each Time$aver® Mortgage Loan, the appraisal may be from the original of the existing Company-serviced loan, which was refinanced via such Time$aver® Mortgage Loan. The appraisal was conducted by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(ff) Insurance.

The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10, in an amount which is at least equal to the lesser of (a) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (b) the greater of (i) the outstanding principal balance of the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If the improvements on the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain a hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

(gg)	Servicemembers’ Civil Relief Act.

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act, as amended;

(hh)	No Graduated Payments or Contingent Interests.

The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(ii)	No Construction Loans.

No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

(jj)	Underwriting.

Each Mortgage Loan was underwritten in accordance with the underwriting guidelines of the Company, which were in effect at the time the Mortgage Loan was originated; and the Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(kk)	Buydown Mortgage Loans.

With respect to each Mortgage Loan that is a Buydown Mortgage Loan:

(i)
On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of Fannie Mae or Freddie Mac guidelines;

(ii)
The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under Fannie Mae or Freddie Mac guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

(iii)	The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan;

(iv)	As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae or Freddie Mac regarding buydown agreements.

(ll)	Delivery of Custodial Mortgage Files.

Any documents required to be delivered by the Company under this Agreement have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Retained Mortgage File and Custodial Mortgage File in compliance with Exhibit C hereto;

(mm)	No Violation of Environmental Laws.

There is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn)	No Bankruptcy.

No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and to the best of the Company’s knowledge, as of the related Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

(oo) HOEPA.

No Mortgage Loan is a High Cost Loan or Covered Loan;

(pp) Cooperative Loans.

With respect to each Cooperative Loan:

(i)
The Cooperative Shares are held by a person as a tenant-stockholder in a Cooperative. Each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first lien and security interest in the Cooperative Loan and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Purchaser or its designee establishes in Purchaser a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Purchaser has full right to sell and assign the same. The Proprietary Lease term expires no less than five years after the Mortgage Loan term or such other term acceptable to Fannie Mae or Freddie Mac;

(ii)
A Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the Cooperative is located;

(iii)
(a) The term of the related Proprietary Lease is not less than the terms of the Cooperative Loan; (b) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative; (c) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease; (d) the Cooperative has been created and exists in full compliance with the requirements for residential cooperatives in the jurisdiction in which the Project is located and qualifies as a cooperative housing corporation under Section 210 of the Code; (e) the Recognition Agreement is on a form published by Aztech Document Services, Inc. or includes similar provisions; and (f) the Cooperative has good and marketable title to the Project, and owns the Project either in fee simple or under a leasehold that complies with the requirements of the Fannie Mae Guidelines; such title is free and clear of any adverse liens or encumbrances, except the lien of any blanket mortgage;

(iv)	The Company has the right under the terms of the Mortgage Note, Pledge Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor;

(v)
Each Stock Power (i) has all signatures guaranteed or (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative if the Company undertakes to convert the ownership of the collateral securing the related Cooperative Loan;

(qq) Georgia Fair Lending Act.

There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(rr) Methodology.

The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(ss)	Imposition of a Premium.

With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Company shall recommend that such prepayment premium is not imposed in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(tt)	Single Premium Credit Life.

No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance products) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) as part of the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

(uu) No Arbitration Provision.

With respect to each Mortgage Loan, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(ww)	Credit Reporting.

With respect to each Mortgage Loan, the Company has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e. favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; and

(xx)	Illinois Interest Act.

Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act.

Section 3.03 Repurchase.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Custodial Mortgage Files or Retained Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

Within ninety (90) days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, the Company shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01, and such breach cannot be cured within 90 days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Section 3.02 and the Company discovers or receives notice of any such breach within 120 days of the related Closing Date, the Company shall, if the breach cannot be cured, at the Purchaser's option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan within ninety (90) days of the written notice of the breach or the failure to cure, whichever is later. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. If the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall cause MERS to designate on the MERS® System to remove the Purchaser as the beneficial holder with respect to such Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. With respect to any Deleted Mortgage loan, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such repurchase or substitution obligation, the Company shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Company representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this Section 3.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.03 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event a Mortgage Loan pays off in full on or before the related Closing Date, the Company must repay the Purchaser the difference between the Unpaid Principal Balance of such Mortgage Loan as of the date of pay off and the Unpaid Principal Balance multiplied by the purchase price percentage adjusted, if necessary in accordance with the Commitment Letter.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a Subcontractor, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Company shall be responsible for any and all acts of a Subcontractor, and the Company’s utilization of a Subcontractor shall in no way relieve the liability of the Company under this Agreement.

Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, with written consent of the Purchaser, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

The Company shall cause to be maintained for each Cooperative Loan a copy of the financing statements and shall file and such financing statements and continuation statements as necessary, in accordance with the Uniform Commercial Code applicable in the jurisdiction in which the related Cooperative Apartment is located, to perfect and protect the security interest and lien of the Purchaser.

The Company shall apply any Principal Prepayment on an Interest Only Mortgage Loan to the then-outstanding principal balance, at which time the interest-only payment feature shall be extinguished. The related Monthly Payment shall thereafter consist of both principal and interest components, and the amount of such Monthly Payment shall not change prior to the next Adjustment Date.

Section 4.02 Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03 Collection of Mortgage Loan Payments.

Continuously from the related Cut-off Date until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04 Establishment of and Deposits to Custodial Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A. in trust for the Purchaser and/or subsequent purchasers of Mortgage Loans - P & I." The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. Any funds deposited into the Custodial Account shall at all times be insured to the fullest extent allowed by applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.

The Company shall deposit in the Custodial Account within one (1) Business Day of Company’s receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

(i)	all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

(ii)	all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)	all Liquidation Proceeds;

(iv)
all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14), Section 4.11 and Section 4.15;

(v)	all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

(vi)	any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 5.03, 6.01 or 6.02;

(vii)
any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

(viii)
with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

(ix)	any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy;

(x)	any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16; and

(xi)	an amount from the Subsidy Account that when added to the Mortgagor’s payment will equal the full monthly amount due under the related Mortgage Note.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05 Permitted Withdrawals From Custodial Account.

The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.03, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan. Upon Purchaser's request, the Company shall provide documentation supporting the Company's Servicing Advances;

(iv) to pay itself interest on funds deposited in the Custodial Account;

(v) to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 8.01;

(vi) to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

(vii) to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

(viii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06 Establishment of and Deposits to Escrow Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.

The Company shall deposit in the Escrow Account or Accounts within one (1) Business Days of Company’s receipt, and retain therein:

(i)	all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)	all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)	all payments on account of Buydown Funds.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account or Accounts may be made by the Company only:

(i)
to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(ii)
to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)	to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

(iv)	for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(v)	for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

(vi)	to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)	to remove funds inadvertently placed in the Escrow Account by the Company;

(viii)	to remit to Purchaser payments on account of Buydown Funds as applicable; and

(ix)	to clear and terminate the Escrow Account on the termination of this Agreement.

Section 4.08 Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09 Protection of Accounts.

The Company may transfer the Custodial Account, the Subsidy Account or the Escrow Account to a different Qualified Depository from time to time with prior written notice to Purchaser.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

If upon origination of the Mortgage Loan, the related Mortgaged Property was located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf, as permitted by applicable law.

If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the required amount of coverage for the Mortgaged Property and if the Mortgagor does not obtain such coverage, the Company shall immediately force place the required coverage on the Mortgagor’.

All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11 Maintenance of Mortgage Impairment Insurance.

In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of the Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to such Purchaser.

Section 4.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other Persons acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be with a company acceptable to Fannie Mae or Freddie Mac and in amounts at least equal to the amounts acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

Section 4.13 Inspections.

If any Mortgage Loan is more than 60 days delinquent, the Company immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a record of each such inspection and shall provide the Purchaser with copies of such upon request.

Section 4.14 Restoration of Mortgaged Property.

The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i) the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii) the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

(iii) the Company shall verify that the Mortgage Loan is not in default; and

(iv) pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15 Maintenance of PMI Policy; Claims.

Each Mortgage Loan has an LTV as indicated on the Mortgage Loan Schedule and Electronic Data File. Except as indicated on the Electronic Data File, with respect to each Mortgage Loan with an LTV in excess of 80% at the time of origination, the Company shall, without any cost to the Purchaser maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy or LPMI Policy insuring a portion of the unpaid principal balance of the Mortgage Loan as to payment defaults. If the Mortgage Loan is insured by a PMI Policy for which the Mortgagor pays all premiums, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the PMI Policy and LPMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy or LPMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy or LPMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related PMI Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy or LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy or LPMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy or LPMI Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.16 Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

The Purchaser shall have the option to manage and operate the REO Property provided the Purchaser gives written notice of its intention to do so within thirty (30) days after such REO Property is acquired in foreclosure or by deed in lieu of foreclosure. The election by the Purchaser to manage the REO Property shall not constitute a termination of any rights of the Company pursuant to Section 11.02. Upon the Company's receipt of such written notice, it shall be relived of any obligation to manage, conserve, protect, operate, dispose or sell the Mortgaged Property for the Purchaser, or its designee. All such duties will become the obligation of the Purchaser, or its designee. In such connection, upon the Mortgaged Property being acquired on behalf of the Purchaser, or its designee, the Company shall fully cooperate with Purchaser to transfer management of the REO Property to Purchaser, or its designee, and shall immediately submit a statement of expenses to the Purchaser for reimbursement within 30 days for all Monthly Advances and Servicing Advances. If Company does not receive reimbursement of such expenses from the Purchaser within the 30-days of the statement of expenses, Company shall be permitted to withdraw such amount from the Custodial Account pursuant to Section 4.05.

In the event the Purchaser does not elect to manage an REO Property, the Company shall manage, conserve and protect the related REO Property for the Purchaser. The Company, either itself or through an agent selected by the Company, shall manage the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Company as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Company and Purchaser shall be entered into with respect to such purchase money mortgage.

The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

The Company shall withdraw the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in the Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17 Real Estate Owned Reports.

Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 4.18 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19 Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

Section 4.20 Application of Buydown Funds.

With respect to each Buydown Mortgage Loan, the Company shall have deposited into the Escrow Account, no later than the last day of the month, Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on all Due Dates in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payments which are required to be paid by the Mortgagor under the terms of the related Mortgage Note (without regard to the related Buydown Agreement as if the Mortgage Loan were not subject to the terms of the Buydown Agreement). With respect to each Buydown Mortgage Loan, the Company will distribute to the Purchaser on each Remittance Date an amount of Buydown Funds equal to the amount that, when added to the amount required to be paid on such date by the related Mortgagor, pursuant to and in accordance with the related Buydown Agreement, equals the full Monthly Payment that would otherwise be required to be paid on such Mortgage Loan by the related Mortgagor under the terms of the related Mortgage Note (as if the Mortgage Loan were not a Buydown Mortgage Loan and without regard to the related Buydown Agreement).

If the Mortgagor on a Buydown Mortgage Loan defaults on such Mortgage Loan during the Buydown Period and the Mortgaged Property securing such Buydown Mortgage Loan is sold in the liquidation thereof (either by the Company or the insurer under any related Primary Insurance Policy) the Company shall, on the Remittance Date following the date upon which Liquidation Proceeds or REO Disposition proceeds are received with respect to any such Buydown Mortgage Loan, distribute to the Purchaser all remaining Buydown Funds for such Mortgage Loan then remaining in the Escrow Account. Pursuant to the terms of each Buydown Agreement, any amounts distributed to the Purchaser in accordance with the preceding sentence will be applied to reduce the outstanding principal balance of the related Buydown Mortgage Loan. If a Mortgagor on a Buydown Mortgage Loan prepays such Mortgage Loan in its entirety during the related Buydown Period, the Company shall be required to withdraw from the Escrow Account any Buydown Funds remaining in the Escrow Account with respect to such Buydown Mortgage Loan in accordance with the related Buydown Agreement. If a principal prepayment by a Mortgagor on a Buydown Mortgage Loan during the related Buydown Period, together with any Buydown Funds then remaining in the Escrow Account related to such Buydown Mortgage Loan, would result in a principal prepayment of the entire unpaid principal balance of the Buydown Mortgage Loan, the Company shall distribute to the Purchaser on the Remittance Date occurring in the month immediately succeeding the month in which such Principal Prepayment is received, all Buydown Funds related to such Mortgage Loan so remaining in the Escrow Account, together with any amounts required to be deposited into the Custodial Account.

Section 4.21 Notification of Adjustments.

With respect to each adjustable rate Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. Upon the discovery by the Company or the receipt of notice from the Purchaser that the Company has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused the Purchaser thereby.

Section 4.22 Confidentiality/Protection of Customer Information.

The Company shall keep confidential and shall not divulge to any party, without the Purchaser's prior written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is reasonable and necessary for the Company to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies. Each party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 (the “Interagency Guidelines”), if applicable. For purposes of this Section 4.22, the term “Customer Information” shall have the meaning assigned to it in the Interagency Guidelines.

Section 4.23 Fair Credit Reporting Act

The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Section 4.24 Establishment of and Deposits to Subsidy Account.

The Company shall segregate and hold all Subsidy Funds collected and received pursuant to the Subsidy Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Subsidy Accounts, in the form of time deposit or demand accounts, titled “Wells Fargo Bank, N.A., in trust for the Purchaser, its successors or assigns, and/or subsequent purchasers of residential Mortgage Loans, and various Mortgagors.” The Subsidy Account shall be an eligible deposit account established with an eligible institution.

The Company shall, from time to time, withdraw funds from the Subsidy Account for the following purposes:

(i)	to deposit in the Custodial Account in the amounts and in the manner provided for in Section 4.04(xi);

(ii)	to transfer funds to another eligible institution in accordance with Section 4.09 hereof;

(iii) to withdraw funds deposited in error; and

(iv)	to clear and terminate the Subsidy Account upon the termination of this Agreement.

Notwithstanding anything to the contrary elsewhere in this Agreement, the Company may employ the Escrow Account as the Subsidy Account to the extent that the Company can separately identify any Subsidy Funds deposited therein.

Section 4.25 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Section 6.06, in each case as and when required to be delivered.

ARTICLE V

PAYMENTS TO PURCHASER

Section 5.01 Remittances.

On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii); minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, and minus (e) any amounts attributable to Buydown Funds being held in the Custodial Account, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. Such interest shall be remitted by wire transfer of immediately available funds within one Business Day following agreement by the Purchaser and the Company of the penalty amount. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02 Statements to Purchaser.

Not later than the Remittance Date, the Company shall furnish to the Purchaser a monthly remittance advice in the standard form of electronic Alltel® file, as to the period ending on the last day of the preceding month. If requested by the Purchaser prior to the related Closing Date, the first monthly remittance advice due to the Purchaser following such Closing Date shall be furnished by the 12th calendar day, or if such day is not a Business Day, then the preceding Business Day.

Section 5.03 Monthly Advances by Company.

On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including REO Disposition Proceeds, Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, Insurance Proceeds, REO Disposition Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Transfers of Mortgaged Property.

The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, immediately notify the Purchaser and exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other materials terms shall be changed without Purchaser’s consent.

To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents.

If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the outstanding principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments.

Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Section 6.04 Annual Statements as to Compliance.

(i) The Company shall deliver to the Purchaser, on or before February 28, 2006, an Officer's Certificate, stating that (x) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or similar agreements has been made under such officer's supervision, and (y) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

(ii) On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (a) a review of the Company’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (b) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 6.05 Annual Independent Public Accountants' Servicing Report.

Except with respect to Securitization Transactions occurring on or after January 1, 2006, on or before February 28, 2006, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing Purchaser a copy of a Uniform Single Attestation Program Report from their independent public accountant's on an annual basis, Company shall be considered to have fulfilled its obligations under this Section 6.05.

Section 6.06 Report on Assessment of Compliance and Attestation.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction occurring on or before March 1 of each calendar year, commencing in 2007, the Company shall:

(i)
deliver to the Purchaser and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit D hereto;

(ii)
deliver to the Purchaser and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)
cause each Subservicer and each Subcontractor, determined by the Company pursuant to Section 425(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and such Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section 6.06; and

(iv)
deliver to the Purchaser, any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit E.

The Company acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

Section 6.07 Remedies.

(i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Article 9, Section 6.04, Section 6.05 or Section 6.06, or any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A), or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date, shall, except as provided in sub-clause (ii) of this Section, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent than any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 6.04, Section 6.05 or Section 6.06, including any failure by the Company to identify any Subcontract “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten (10) calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 6.08 Right to Examine Company Records.

The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own expenses associated with such examination.

Section 6.09 Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined Section 860(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

ARTICLE VII

COMPANY TO COOPERATE

Section 7.01 Provision of Information.

During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser’s expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 7.02 Financial Statements; Servicing Facility.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed two (2) fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY

Section 8.01 Indemnification; Third Party Claims.

The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company's indemnification pursuant to Section 3.03, or the failure of the Company to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company shall keep in full effect its existence, rights and franchises and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved company in good standing and has a net worth of no less than $25 million. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

Section 8.03 Limitation on Liability of Company and Others.

Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 8.04 Limitation on Resignation and Assignment by Company.

The Purchaser has entered into this Agreement with the Company and subsequent Purchaser will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing rights hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 12.01.

Without in any way limiting the generality of this Section 8.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder (other than pursuant to Section 4.01) or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.

ARTICLE IX

SECURITIZATION TRANSACTIONS; WHOLE LOAN TRANSFERS AND AGENCY TRANSFERS

Section 9.01 Securitization Transactions; Whole Loan Transfers and Agency Transfers

The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, may effect Whole Loan Transfers, Agency Transfer or Securitization Transactions, retaining the Company as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the Reconstitution Date, the Mortgage Loans transferred may cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 9.01 is rejected by the transferee, the Company shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer, Agency Transfer or Securitization Transaction in accordance with this Section 9.01. In connection therewith:

(a)
the Company shall make all representations and warranties with respect to the Mortgage Loans as of the related Closing Date and with respect to the Company itself as of the closing date of each Whole Loan Transfer, Agency Transfer or Securitization Transaction;

(b)
the Company shall negotiate in good faith and execute any seller/servicer agreements required to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement;

(c)	the Company shall provide as applicable:

(i)
any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall request;

(ii)
such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably believed necessary by the trustee, any Rating Agency or the Purchaser, as the case may be, in connection with such Whole Loan Transfers, Agency Transfers or Securitization Transactions. The Purchaser shall pay all third party costs associated with the preparation of such information. The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Seller and Seller's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a Servicing Fee for each Mortgage Loan, at no less than the applicable Servicing Fee Rate; and

(iii)	at any time as required by any Rating Agency, such additional documents from the related Retained Mortgage File to the Custodian as may be required by such Rating Agency;

(d)
the Company shall with respect to any Mortgage Loans that are subject to a Securitization Transaction occurring on or before December 31, 2005,in which the filing of a Sarbanes-Oxley Certification directly with the Commission is required, by February 28, 2006, or in connection with any additional Sarbanes-Oxley Certification required to be filed upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer’s Certification substantially in the form attached hereto as Exhibit F, to the entity filing the Sarbanes-Oxley Certification directly with the Commission (such as the Purchaser, any master servicer, any trustee or any depositor) for the benefit of such entity and such entity’s affiliates and the officers, directors and agents of such entity and such entity’s affiliates, and shall indemnify such entity or persons arising out of any breach of Company’s obligations or representations relating thereto as provided in such Officer’s Certification.

(e)
the Company shall, in connection with any Securitization Transaction occurring on or after January 1, 2006, the Company shall (1) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (i), (ii), (iii) and (vii) of this subsection (e), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (iv) of this subsection (e).

(i)
if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (1) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (2) each Third-Party Originator, and (3) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)	the originator’s form of organization;

(B)
a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)	a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer; and

(D)
a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of a Securitization Transaction:

(1)	the sponsor;
(2)           the depositor;
(3)           the issuing entity;
(4)           any servicer;
(5)           any trustee;
(6)           any originator;
(7)           any significant obligor;
(8)           any enhancement or support provider; and
(9)           any other material transaction party.

(ii)
If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (1) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (2) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(iii)
If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108 of Regulation AB. Such information shall include, at a minimum:

(A)	the Servicer’s form of organization;

(B)
a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)
whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2)	the extent of outsourcing the Servicer utilizes;

(3)
whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)	whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)	such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)
a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)
information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)
information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)	a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)
a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H)
information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(iv)
If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (1) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in Section 9.01(e)(i)(D) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

(v)
As a condition to the succession to the Company or any Subservicer as servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with is reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(vi)	(A)
The Company shall represent to the Purchaser, as of the date on which information is first provided to the Purchaser under this Section 9.01(e) that, except as disclosed in writing to the Purchaser prior to such date: (1) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (2) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (3) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (4) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (5) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (6) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (7) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(B)
If so requested by the Purchaser on any date following the date on which information is first provided to the Purchaser under this Section 9.01(e), the Company shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in sub clause (A) above or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(vii)
In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information reasonably available to the Company regarding the performance of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under Sections 9.01(c) and (e) by or on behalf of the Company, or provided under Sections 9.01(c) and (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 9.01(c) and (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A) or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

(g)
the Purchaser and each Person who controls the Purchaser shall indemnify the Company, each affiliate of the Company, each Person who controls any of such parties or the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Company, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in any offering materials related to a Securitization Transaction, including without limitation the registration statement, prospectus, prospectus supplement, any private placement memorandum, any offering circular, any computational materials, and any amendments or supplements to the foregoing (collectively, the “Securitization Materials”) or (B) the omission or alleged omission to state in the Securitization Materials a material fact required to be stated in the Securitization Materials or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is other than a statement or omission arising out of, resulting from, or based upon the Company Information.

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date the Company shall prepare an Assignment of Mortgage in blank or to the trustee from the Company acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers, Agency Transfer or Securitization Transactions. The Company shall pay all preparation and recording costs associated with the initial Assignment of Mortgage. The Company shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements. If required at any time by a Rating Agency, Purchaser or successor purchaser in connection with any Whole Loan Transfer, Agency Sale or Securitization Transaction, the Company shall deliver such additional documents from its Retained Mortgage File within thirty (30) Business Days to the Custodian, successor purchaser or other designee of the Purchaser as said Rating Agency, Purchaser or successor purchaser may require.

All Mortgage Loans (i) not sold or transferred pursuant to Whole Loan Transfers, Agency Transfer or Securitization Transactions or (ii) that are subject to a Securitization for which the related trust is terminated for any reason, shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

ARTICLE X

DEFAULT

Section 10.01 Events of Default.

Each of the following shall constitute an Event of Default on the part of the Company:

(i)
any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(ii)
failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

(iii)	failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

(iv)
a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such degree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(v)
the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(vi)
the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations; or

(vii)	the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

(viii)
the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.04.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account, Subsidy Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02 Waiver of Defaults.

By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE XI

TERMINATION

Section 11.01 Termination.

This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

Section 11.02 Termination Without Cause.

The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

The Company shall be entitled to receive, as such liquidated damages, upon the transfer of the servicing rights, an amount equal to: (i) 2.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .25% is paid per annum, (ii) 3.25% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .375% is paid per annum, and (iii) 3.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .44% or greater is paid per annum.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01 Successor to Company.

Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 10.01, 11.01 (ii) or 11.02 the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Section 3.03, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsection (h) with respect to the sale of the Mortgage Loans and subsections (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

The Company shall deliver promptly to the successor servicer the funds in the Custodial Account, Subsidy Account and Escrow Account and all Servicing Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

Section 12.02 Amendment.

This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

Section 12.03 Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

Section 12.04 Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

Section 12.05 Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)            if to the Company with respect to servicing and investor reporting issues:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: John B. Brown, MAC X2401-042

If to the Company with respect to all other issues:

Wells Fargo Bank, N.A.
7430 New Technology Way
Frederick, MD 21703
Attention: Structured Finance Manager, MAC X3906-012

In each instance with a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel, MAC X2401-06T

or such other address as may hereafter be furnished to the Purchaser in writing  by the Company;

(ii)           if to Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Dr., Suite 200
Irving, TX 75038
Attention: Ralene Ruyle

With a copy to:

Bear Stearns Mortgage Capital Corp.
383 Madison Avenue
New York, NY 10179
Attention: Baron Silverstein

Section 12.06 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.07 Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.08 Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 12.09 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 12.10 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.02 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form attached as Exhibit G and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 12.11 Solicitation of Mortgagor.

Neither party shall, after the related Closing Date, take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that neither (i) promotions undertaken by either party or any affiliate of either party which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements nor (ii) serving the refinancing needs of a Mortgagor who, without solicitation, contacts either party in connection with the refinance of such Mortgage or Mortgage Loan, shall constitute solicitation under this Section.

[Intentionally Blank - Next Page Signature Page]

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION WELLS FARGO BANK, N.A.
Purchaser      Company

By:: _________________________________ By: ________________________________

Name: _______________________________ Name: ______________________________

Title: ________________________________ Title: _______________________________

STATE OF_____________	)
	)	ss.:
COUNTY OF___________	)

On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared __________________________, known to me to be _____________________________ of Wells Fargo Bank, N.A., the national banking association that executed the within instrument and also known to me to be the person who executed it on behalf of said bank, and acknowledged to me that such bank executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

____________________________________
Notary Public

My Commission expires ____________________

STATE OF_____________	)
	)	ss.:
COUNTY OF___________	)

On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared _____________________________________, known to me to be the ______________________________ of EMC Mortgage Corporation, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

____________________________________
Notary Public

My Commission expires ___________________

EXHIBIT A

FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

On this _____ day of __________, 20___, Wells Fargo Bank, N.A. (the "Seller") as the Seller under that certain Amended and Restated Master Mortgage Loan Purchase Agreement, ("Purchase Agreement") and as the Company under that certain Amended and Restated Master Seller's Warranties and Servicing Agreement (the "Servicing Agreement") each dated as of _______________, 20___, (collectively, the "Agreements") does hereby sell, transfer, assign, set over and convey to EMC Mortgage Corporation as the Purchaser (the "Purchaser") under the Purchase Agreement, and Purchaser hereby accepts from Seller, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A, together with the Custodial Mortgage Files and Retained Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03 of the Servicing Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased. The Servicing Files retained by the Seller pursuant to Section 2.01 of the Servicing Agreement shall be appropriately marked to clearly reflect the sale of the related Mortgage Loans to the Purchaser.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreements.

EMC Mortgage Corporation Wells Fargo Bank, N.A.
Purchaser      Company

By:: _________________________________ By: ________________________________

Name: _______________________________ Name: ______________________________

Title: ________________________________ Title: _______________________________

EXHIBIT B

CUSTODIAL AGREEMENT

EXHIBIT C

CONTENTS OF EACH RETAINED MORTGAGE FILE,
SERVICING FILE AND CUSTODIAL MORTGAGE FILE

With respect to each Mortgage Loan, the Retained Mortgage File and Custodial Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Retained Mortgage File or Servicing File or delivered to the Custodian pursuant to Sections 2.01 and 2.03 of the Seller's Warranties and the Servicing Agreement to which this Exhibit is attached (the "Agreement"):

1.
The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of   without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly know as [previous name]").

2.	The original of any guarantee executed in connection with the Mortgage Note (if any).

3.
The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

Further, with respect to MERS Mortgage Loans, (a) the Mortgage names MERS as the Mortgagee and (b) the requirements set forth in the Electronic Tracking Agreement have been satisfied, with a conformed recorded copy to follow as soon as the same is received by the Company.

4.	the originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

5.
The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in the Custodial Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]."

6.
Originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

7.	The electronic form of PMI Policy as identified by certificate number.

8.	The original mortgagee policy of title insurance or other evidence of title such as a copy of the title commitment or copy of the preliminary title commitment.

9.	Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

10.           Original power of attorney, if applicable.

11.	For each Cooperative Loan, the original or a seller certified true copy of the following:

The original Pledge Agreement entered into by the Mortgagor with respect to such Cooperative Loan;

UCC-3 assignment in blank (or equivalent instrument), sufficient under the laws of the jurisdiction where the related Cooperative Apartment is located to reflect of record the sale and assignment of the Cooperative Loan to the Purchaser;

Original assignment of Pledge Agreement in blank showing a complete chain of assignment from the originator of the related Cooperative Loan to the Company;

Original Form UCC-1 and any continuation statements with evidence of filing thereon with respect to such Cooperative Loan;

Cooperative Shares with a Stock Certificate in blank attached;

Original Proprietary Lease;

Original Assignment of Proprietary Lease, in blank, and all intervening assignments thereof;

Original recognition agreement of the interests of the mortgagee with respect to the Cooperative Loan by the Cooperative, the stock of which was pledged by the related Mortgagor to the originator of such Cooperative Loan; and

Originals of any assumption, consolidation or modification agreements relating to any of the items specified above.

With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company’s agent(s):

12.	The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

13.	Residential loan application.

14.	Mortgage Loan closing statement.

15.	Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

16.	Verification of acceptable evidence of source and amount of down payment.

17.	Credit report on the Mortgagor.

18.	Residential appraisal report.

19.	Photograph of the Mortgaged Property.

20.	Survey of the Mortgage property, if required by the title company or applicable law.

21.
Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

22.	All required disclosure statements.

23.	If available, termite report, structural engineer's report, water potability and septic certification.

24.	Sales contract, if applicable.

25.
Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

26.	Amortization schedule, if available.

27.	Payment history for any Mortgage Loan that has been closed for more than 90 days.

In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 240 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

EXHIBIT D

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Reg AB Reference	Servicing Criteria	Applicable Servicing Criteria	Inapplicable Servicing Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

Reg AB Reference	Servicing Criteria	Applicable Servicing Criteria	Inapplicable Servicing Criteria
Pool Asset Administration (cont’d)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT E

FORM OF SARBANES CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [Name of Servicer], certify to [the Owner], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered by the Servicer to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Servicer Servicing Information”);

(2) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

(3) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement; and

(5)  The Compliance Statement, the Servicing Assessment and the Attestation Report required to be provided by the Servicer pursuant to the Agreement have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: ______________________________

By: ________________________________
Name: ______________________________
Title: _______________________________

EXHIBIT F

FORM OF SARBANES-OXLEY BACK-UP CERTIFICATION

I, ______________________, Vice President of Wells Fargo Bank, N.A. (the "Servicer"), certify to __________________, and its officers, directors, agents and affiliates (the "Sarbanes Certifying Party"), and with the knowledge and intent that they will rely upon this certification, that:

(i)
Based on my knowledge, the information relating to the Mortgage Loans and the servicing thereof submitted by the Servicer to the Sarbanes Certifying Party which is used in connection with preparation of the reports on Form 8-K and the annual report on Form 10-K filed with the Securities and Exchange Commission with respect to the Securitization, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

(ii)	The servicing information required to be provided to the Sarbanes Certifying Party by the Servicer under the relevant servicing agreement has been provided to the Sarbanes Certifying Party;

(iii)
I am responsible for reviewing the activities performed by the Servicer under the relevant servicing agreement and based upon the review required by the relevant servicing agreement, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Sarbanes Certifying Party, the Servicer has, as of the date of this certification fulfilled its obligations under the relevant servicing agreement; and

(iv)
I have disclosed to the Sarbanes Certifying Party all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the relevant servicing agreement.

(v)
The Servicer shall indemnify and hold harmless the Sarbanes Certifying Party and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Certification or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Sarbanes Certifying Party, then the Servicer agrees that it shall contribute to the amount paid or payable by the Sarbanes Certifying Party as a result of the losses, claims, damages or liabilities of the Sarbanes Certifying Party in such proportion as is appropriate to reflect the relative fault of the Sarbanes Certifying Party on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Certification or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:        By:
Name:
Title:

EXHIBIT G

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

____________, 20__

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated ___________________, 20____ between _________________, a _________________ corporation having an office at _________________ ("Assignor") and _________________, having an office at _________________ ("Assignee"):

For and in consideration of the sum of one dollar ($1.00) and other valuable consideration the receipt and sufficiency of which are hereby acknowledge, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under that certain Seller's Warranties and Servicing Agreement, (the "Seller's Warranties and Servicing Agreement"), dated as of _________________, by and between _________________ (the "Purchaser"), and _________________ (the "Company"), and the Mortgage Loans delivered thereunder by the Company to the Assignor, and that certain Custodial Agreement, (the "Custodial Agreement"), dated as of _________________, by and among the Company, the Purchaser and _________________ (the "Custodian").

2. The Assignor warrants and represents to, and covenants with, the Assignee that:

a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b. The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Seller's Warranties and Servicing Agreement or the Mortgage Loans;

c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Seller's Warranties and Servicing Agreement, the Custodial Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Seller's Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under, the Seller's Warranties and Servicing Agreement or the Mortgage Loans; and

d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto.

3. That Assignee warrants and represent to, and covenants with, the Assignor and the Company pursuant to Section 12.10 of the Seller's Warranties and Servicing Agreement that:

a. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Seller's Warranties and Servicing Agreement, the Mortgage Loans and the Custodial Agreement, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as purchaser thereunder;

b. The Assignee understands that the Mortgage Loans have not been registered under the 33 Act or the securities laws of any state;

c. The purchase price being paid by the Assignee for the Mortgage Loans are in excess of $250,000.00 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

d. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person. In this connection, neither the Assignee nor any person authorized to act therefor has offered to Mortgage Loans by means of any general advertising or general solicitation within the meaning of Rule 502(c) of US Securities and Exchange Commission Regulation D, promulgated under the Securities Act;

e. The Assignee considers itself a substantial sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

f. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

g. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner which would constitute a distribution of the Mortgage Loans under the 33 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

h. Either (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

i. The Assignee's address for purposes of all notices and correspondence related to the Mortgage Loans and the Seller's Warranties and Servicing Agreements is:

_____________________________________________
_____________________________________________
_____________________________________________
Attention: ____________________________________

The Assignee's wire transfer instructions for purposes of all remittances and payments related to the Mortgage Loans and the Seller's Warranties and Servicing Agreement is:

_____________________________________________
_____________________________________________
_____________________________________________
Attention: ____________________________________

4. From and after the date hereof, the Company shall note the transfer of the Mortgage Loans to the Assignee in its books and records, the Company shall recognize the Assignee as the owner of the Mortgage Loans and the Company shall service the Mortgage Loans for the benefit of the Assignee pursuant to the Seller’s Warranties and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Assignor, the Company and the Assignee that the Seller’s Warranties and Servicing Agreement shall be binding upon and inure to the benefit of the Company and the Assignee and their respective successors and assigns.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

_________________________________  _________________________________
Assignor                                                                           Assignee

By: ______________________________  By: _____________________________
Name: ____________________________  Name: ___________________________
Its: _______________________________  Its: ______________________________

Tax Payer Identification No.:    Tax Payer Identification No.:
__________________________________  _________________________________

EXHIBIT H

ELECTRONIC DATA FILE

(1)	the street address of the Mortgaged Property including the city, state, county and zip code;

(2)	a code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a PUD, a cooperative, a townhouse, manufactured housing or a unit in a condominium project;

(3)           the Mortgage Interest Rate as of the Cut-off Date;

(4)           the current Monthly Payment;

(5)           loan term, number of months;

(6)           the stated maturity date;

(7)	the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date;

(8)	the Loan-to-Value Ratio;

(9)	a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan;

(10)	a code indicating whether the Mortgage Loan is a temporary buydown (Y or N);

(11)	the Servicing Fee Rate;

(12)	a code indicating whether the Mortgage Loan is covered by lender-paid mortgage insurance (Y or N);

(13)	a code indicating whether the Mortgage Loan is a Time$aver® Mortgage Loan (Y or N);

(14)	the Mortgagor's first and last name;

(15)	a code indicating whether the Mortgaged Property is owner-occupied;

(16)	the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

(17)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(18)	the last Due Date on which a Monthly Payment was actually applied to the actual principal balance;

(19)	the original principal amount of the Mortgage Loan;

(20)	a code indicating the purpose of the loan (i.e., purchase, financing, rate/term refinancing, cash-out refinancing);

(21)	the Mortgage Interest Rate at origination;

(22)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(23)
a code indicating the documentation style (i.e., full (providing two years employment verification - 2 years W-2’s and current pay stub or 2 years 1040’s for self employed borrowers), alternative or reduced);

(24)	a code indicating if the Mortgage Loan is subject to a PMI Policy;

(25)	the Appraised Value of the Mortgage Property;

(26)	the sale price of the Mortgaged Property, if applicable;

(27)         the Mortgagor’s Underwriting FICO Score;

(28)         term of prepayment penalty in years;

(29)         a code indicating the product type;

(30)         a code indicating the credit grade of the Mortgage Loan;

(31)	the unpaid balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of all payments of principal;

(32)         the Note date of the Mortgage Loan;

(33)	the mortgage insurance certificate number and percentage of coverage, if applicable;

(34)         the Mortgagor’s date of birth;

(35)	the MIN Number for each Mortgage Loan, if applicable;

(36)         employer name;

(37)         subsidy program code;

(38)         servicer name;

(39)         the combined Loan-to-Value Ratio;

(40)         the total Loan-to-Value Ratio;

(41)         whether the Mortgage Loan is convertible (Y or N);

(42)	a code indicating whether the Mortgage Loan is a relocation loan (Y or N);

(43)         a code indicating whether the Mortgage Loan is a leasehold loan (Y or N);

(44)         a code indicating whether the Mortgage Loan is an Alt A loan (Y or N);

(45)         a code indicating whether the Mortgage Loan is a no ratio loan (Y or N);

(46)	a code indicating whether the Mortgage Loan is a Pledged Asset Mortgage Loan (Y or N);

(47)         effective LTV percentage for Pledged Asset Mortgage Loans;

(48)         citizenship type code;

(49)	a code indicating whether the Mortgage Loan is a conforming or non-conforming loan, based on the original loan balance;

(50)         the name of the client for which the Mortgage Loan was originated;

(51)         the program code;

(52)         the loan sub doc code;

(53)         the remaining interest-only term for Interest Only Mortgage Loans;

The Company shall provide the following
For the Home Mortgage Disclosure Act (HMDA):

(54)         the Mortgagor’s and co-Mortgagor’s (if applicable) ethnicity;

(55)         the Mortgagor’s and co-Mortgagor’s (if applicable) race;

(56)         lien status;

(57)         for cash-out refinance loans, the cash purpose;

(58)         the Mortgagor’s and co-Mortgagor’s (if applicable) gender;

(59)         the Mortgagor’s and co-Mortgagor’s (if applicable) social security numbers;

(60)         the number of units for the property;

(61)         the year in which the property was built;

(62)         the qualifying monthly income of the Mortgagor;

(63)         the number of bedrooms contained in the property;

(64)         a code indicating first time buyer (Y or N);

(65)         the total rental income, if any;

The Seller shall provide the following
for the adjustable rate Mortgage Loans (if applicable):

(66)         the maximum Mortgage Interest Rate under the terms of the Mortgage Note;

(67)         the Periodic Interest Rate Cap;

(68)         the Index;

(69)         the next Adjustment Date;

(70)         the Gross Margin; and

(71)         the lifetime interest rate cap.

MASTER MORTGAGE LOAN PURCHASE AGREEMENT

This is an Amended and Restated Master Mortgage Loan Purchase Agreement (the "Agreement"), dated as of November 1, 2004 by and between EMC Mortgage Corporation, having an office at 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") and Wells Fargo Bank, N.A., having an office at 1 Home Campus, Des Moines, Iowa 50328-0001 (the "Seller").

W I T N ES S E T H :

WHEREAS, the Seller agrees to sell, and the Purchaser agrees to purchase, from time to time certain conventional residential mortgage loans (the "Mortgage Loans") on a servicing retained basis as described herein:

WHEREAS, the Mortgage Loans shall be delivered as pools of whole loans (each a “Loan Package”) on various dates as provided herein (each a “Closing Date”); and

WHEREAS, the parties intend hereby to set forth the terms and conditions upon which the proposed Transactions will be effected.

NOW THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  All capitalized terms not otherwise defined herein have the respective meanings set forth in the Amended and Restated Master Seller's Warranties and Servicing Agreement, dated as of the date herewith (the“Master Seller's Warranties and Servicing Agreement").

SECTION 2. Agreement to Purchase. The Seller agrees to sell, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the applicable related Cut-off Date in an amount as set forth in the related Commitment Letters or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans in the related Loan Package accepted by the Purchaser on the related Closing Date. The Mortgage Loans will be delivered pursuant to the Master Seller's Warranties and Servicing Agreement.

SECTION 3.  Mortgage Schedules. The Seller will provide the Purchaser with certain information constituting a listing of the Mortgage Loans to be purchased under this Agreement for each Transaction (the "Mortgage Loan Schedule"). Each Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" under the Master Seller's Warranties and Servicing Agreement.

SECTION 4.  Purchase Price. The purchase price for each Loan Package (the "Purchase Price") shall be the percentage of par as stated in the related Commitment Letter, multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed in the related Loan Package, after application of scheduled payments of principal for such related Loan Package due on or before the related Cut-off Date whether or not collected. The purchase price for a Loan Package may be adjusted as stated in the related Commitment Letter.

In addition to the Purchase Price, the Purchaser shall pay to the Seller, at closing, accrued interest on the initial principal amount of the Mortgage Loans at the weighted average Mortgage Loan Remittance Rate for each Loan Package from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

With respect to each Loan Package, the Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Seller after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans at the Mortgage Loan Remittance Rate (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts (minus interest at the Servicing Fee Rate) shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

SECTION 5.  Examination of Mortgage Files. Prior to each Closing Date, the Seller shall (a) deliver to the Purchaser in escrow, for examination, the Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Seller's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Seller. Such examination may be made by the Purchaser or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after such related Closing Date, upon prior reasonable notice to the Seller. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under the Master Seller's Warranties and Servicing Agreement.

Prior to Seller’s receipt of the Purchase Price, the Purchaser shall cause the Custodian to act as bailee for the sole and exclusive benefit of the Seller pursuant to the Custodial Agreement and act only in accordance with Seller’s instructions. Upon the Seller’s receipt of the Purchase Price, the Seller shall provide notification to the Custodian to release ownership of the Mortgage Loan Documents contained in the Custodial Mortgage File. Such notification shall be in a form of a written notice by facsimile or other electronic media, with a copy sent to the Purchaser. Subsequent to such release, such Mortgage Loan Documents shall be retained by the Custodian for the benefit of the Purchaser. All Mortgage Loan Documents related to Mortgage Loans not purchased by the Purchaser on the Closing Date, shall be maintained by the Custodian for the benefit of the Seller and shall be returned to the Seller within two (2) Business Days after the Closing Date.

SECTION 6.  Representations, Warranties and Agreements of Seller. The Seller agrees and acknowledges that it shall, as a condition to the consummation of the transactions contemplated hereby, make the representations and warranties specified in Section 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement, as of each related Closing Date. The meaning of the term "Agreement" as used in Sections 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement shall include this Agreement. The Seller, without conceding that the Mortgage Loans are securities, hereby makes the following additional representations, warranties and agreements which shall be deemed to have been made as of the related Closing Date:

a) neither the Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loans, any interest in any Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loans a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

b) the Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction other than the Purchaser.

SECTION 7.  Representation, Warranties and Agreement of Purchaser. The Purchaser, without conceding that the Mortgage Loans are securities, hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of the related Closing Date.

a) the Purchaser understands that the Mortgage Loans have not been registered under the Securities Act or the securities laws of any state;

b) the Purchaser is acquiring the Mortgage Loans for its own account only and not for any other person;

c) the Purchaser considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

d) the Purchaser has been furnished with all information regarding the Mortgage Loans which it has requested from the Seller or the Company; and

e) neither the Purchaser nor anyone acting on its behalf offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loan, any interest in any Mortgage Loan or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loan a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans.

SECTION 8.  Closing. The closing for the purchase and sale of each Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person, at such place as the parties shall agree.

The closing shall be subject to each of the following conditions:

a) all of the representations and warranties of the Seller under this Agreement and under the Master Seller's Warranties and Servicing Agreement shall be true and correct as of such related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Master Seller's Warranties and Servicing Agreement;

b) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

c) the Seller shall have delivered and released to the Custodian under the Master Seller's Warranties and Servicing Agreement all documents required pursuant to the related Custodial Agreement, and

d) all other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on such related Closing Date the applicable Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

SECTION 9.  Closing Documents. With respect to the Mortgage Loans, the Closing Documents shall consist of the following documents:

On the initial Closing Date:

1.	the Master Seller's Warranties and Servicing Agreement, in three counterparts;

2.	this Agreement in two counterparts;

3.
the Custodial Agreement, dated as November 30, 1999, by and between EMC Mortgage Corporation as Owner, and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, N.A.) attached as an exhibit to the Master Seller's Warranties and Servicing Agreement;

4.
the Mortgage Loan Schedule for the related Loan Package, one copy to be attached to each counterpart of the Master Seller's Warranties and Servicing Agreement, to each counterpart of this Agreement, and to each counterpart of the Custodial Agreement, as the Mortgage Loan Schedule thereto;

5.	a Receipt and Certification, as required under the Custodial Agreement;

6.	an Opinion of Counsel of the Seller, in the form of Exhibit 1 hereto; and

7.	an Assignment and Conveyance Agreement for the related Mortgage Loans.

On each subsequent Closing Date, the following documents:

1.	the Mortgage Loan Schedule for the related Loan Package;

2.	an Assignment and Conveyance Agreement for the related Mortgage Loans; and

3.	a Receipt and Certification, as required under the Custodial Agreement.

SECTION 10.  Costs. The Purchaser shall pay any commissions due its salesmen, the legal fees and expenses of its attorneys and the costs and expenses associated with the Custodian. The Seller shall be responsible for reasonable costs and expenses associated with any preparation of the initial assignments of mortgage. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including fees for title policy endorsements and continuations and the Seller's attorney fees, shall be paid by the Seller.

SECTION 11.  Servicing The Mortgage Loans shall be serviced by the Seller in accordance with the terms of the Master Seller's Warranties and Servicing Agreement. The Seller shall be entitled to servicing fees calculated as provided therein, at the Servicing Fee Rate.

SECTION 12.  Financial Statements. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers a Consolidated Statement of Operations of the Seller for the most recently completed two fiscal years respecting which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Purchaser shall also make available any comparable interim statements to the extent any such statements have been prepared by the seller in a format intended or otherwise suitable for the public at large. The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans in its own portfolio and loans serviced for others (if any), including foreclosure and delinquency ratios.

The Seller also agrees to allow access to a knowledgeable (as shall be determined by the Seller) financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

SECTION 13.  Mandatory Delivery. The sale and delivery on each Closing Date of the related Mortgage Loans described on the respective Mortgage Loan Schedules is mandatory, it being specifically understood and agreed that each Mortgage Loan must be unique and identifiable on such related Closing Date and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver the Mortgage Loans on or before such related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

SECTION 14.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address shown on the first page hereof, or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice of communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 15.  Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.

SECTION 16.  Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 17.  Place of Delivery and Governing Law. This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal Law.

Each of the Seller and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Seller or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

SECTION 18.  Further Agreements. The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Without limiting the generality of the foregoing, the Seller shall reasonably cooperate with the Purchaser in connection with the initial resales of the Mortgage Loans by the Purchaser. In that connection, the Seller shall provide to the Purchaser: (i) any and all information and appropriate verification of information, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall reasonably request, and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser in connection with such resales. The requirement of the Seller pursuant to (ii) above shall terminate on the related Closing Date, except as provided pursuant to Article IX of the Master Seller’s Warranties and Servicing Agreement. Prior to incurring any out-of-pocket expenses pursuant to this paragraph, the Seller shall notify the Purchaser in writing of the estimated amount of such expense. The Purchaser shall reimburse the Seller for any such expense following its receipt of appropriate details thereof.

SECTION 19.  Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, an undivided 100% ownership interest in the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

SECTION 20.  Successors and Assigns; Assignment of Purchase Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective successors and assigns of the Seller and the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the consent of the Purchaser.

SECTION 21. Waivers; Other Agreements. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 22. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 23. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

f) the term "include" or "including" shall mean without limitation by reason of enumeration.

SECTION 24. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

[Signatures Follow]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

EMC MORTGAGE CORPORATION
(Purchaser)

By: _______________________________
Name: _____________________________
Title: ______________________________

WELLS FARGO BANK, N.A.
(Seller)

By: _______________________________
Name: _____________________________
Title: ______________________________

EXHIBIT 1

FORM OF OPINION OF COUNSEL

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Re: Mortgage Loan Sale by Wells Fargo Bank, N.A. (the “Company”) to EMC Mortgage Corporation (the “Purchaser”) of first lien mortgage loans (the “Mortgage Loans”) pursuant to that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and the Purchaser, dated as of November 1, 2005.

Dear Sir/Madam:

I am @ of Wells Fargo Bank, N.A. and have acted as counsel to Wells Fargo Bank, N.A. (the “Company”), with respect to certain matters in connection with the sale by the Company of Mortgage Loans pursuant to that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and EMC Mortgage Corporation (the “Purchaser”), dated as of November 1, 2005, (the “Agreements”), which sale is in the form of whole Mortgage Loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Master Seller’s Warranties and Servicing Agreement.

I have examined the following documents:

1.	the Amended and Restated Master Seller’s Warranties and Servicing Agreement;

2.	the Amended and Restated Master Mortgage Loan Purchase Agreement;

3.	the Custodial Agreement;

4.	the form of endorsement of the Mortgage Notes; and

5.	such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Agreements. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is my opinion that;

1.	The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

2.
The Company has the power to engage in the transactions contemplated by the Agreements, the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Agreements, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

3.
Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Agreements, each dated as of November 1, 2005, by and between the Company and the Purchaser, and (b) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Agreements was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

4.
Each of the Agreements, the Custodial Agreement, and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to the effect of insolvency, liquidation, convervatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser’s ownership of the Mortgage Loans.

5.
The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements and the Custodial Agreement, and by original or facsimile signature in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

6.
Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Agreements, and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

7.
Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

8.
There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements and the Custodial Agreement.

9.
For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Agreements.

10.
The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser’s direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser’s direction, to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

Sincerely,
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EXHIBIT S-1

AMERICAN HOME ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of April 28, 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (the “Assignee”), American Home Mortgage Corp. (the “Company”) and American Home Mortgage Servicing, Inc. (together, the “Servicer”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto purchased by the Assignor from the Company and now serviced by Servicer for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006, between Assignor, Company and the Servicer, (together with those certain term sheets dated as of March 30, 2006 among the Assignor, Company and the Servicer, the “Purchase Agreement”) shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Purchase Agreement with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement, and any obligation of the Company or the Servicer, as applicable, to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company or the Servicer, as applicable, set forth in those sections against the Company or the Servicer, as applicable. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under (a) Section 2.09 of the Purchase Agreement, (b) Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Mortgage Loans and/or REO Properties by the Servicer) and (c) Section 10.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce such sections against the Company or the Servicer, as applicable. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.   Assignor warrants and represents to Assignee, the Company and the Servicer as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to the Company or the Servicer with respect to the Assigned Loans or the Purchase Agreement;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee, the Company and the Servicer, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.   Assignee warrants and represents to, and covenants with, Assignor, the Company and the Servicer as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor, the Company and the Servicer, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor, the Company and the Servicer all of the rights and obligations of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

3.   Each of the Company and the Servicer (but with respect to the Servicer, only to the extent expressly set forth in this Section 3), warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Each of the Company and the Servicer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to perform its obligations under the Purchase Agreement;

(c)  The Servicer has all requisite corporate power and authority to service the Assigned Loans;

(d)  Each of the Company and the Servicer has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Company’s and the Servicer’s respective businesses and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s and the Servicer’s respective charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company or the Servicer is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or the Servicer or their respective property is subject. The execution, delivery and performance by each of the Company and the Servicer of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company or the Servicer. This AAR Agreement has been duly executed and delivered by the Company and the Servicer, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of the Company and the Servicer, enforceable against the Company and the Servicer in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(e)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company or the Servicer in connection with the execution, delivery or performance by the Company or the Servicer of this AAR Agreement, or the consummation by them of the transactions contemplated hereby;

(f)  The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(g)  No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company or the Servicer, as applicable, in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect; and

(h)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company or the Servicer pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

4.   Each of the Company and the Servicer warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

(a)  Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company or the Servicer;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer;

(c)  Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Servicer’s financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under the Purchase Agreement and this AAR Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, the Servicer, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Purchase Agreement, the Company or the Servicer shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company or the Servicer, or proceedings known by the Company or the Servicer to be contemplated by governmental authorities against the Company or the Servicer which in the judgment of the Company or the Servicer would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company, the Servicer and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to this Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

5.   Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.   From and after the date hereof, the Company and the Servicer shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and the Servicer will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, the Company, the Servicer and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company, the Servicer nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

7.   Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2006-AC3 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2006-AC3.

Servicer shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, Bear Stearns Asset Backed Securities I LLC (“BSABS I”), the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A)any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Purchase Agreement by or on behalf of the Servicer, or provided under Section 11.18 of the Purchase Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Servicer of its obligations under Section 11.18 of Purchase Agreement, including particularly any failure by the Servicer, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 11.18 of the Purchase Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Servicer of a representation or warranty set forth in Section 3.01 of the Purchase Agreement or in a writing furnished pursuant to Section 3.01(q) of the Purchase Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 3.01(q) of the Purchase Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence, bad faith or willful misconduct of the Servicer in connection with its performance under Section 11.18 of the Purchase Agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described in Section 11.18 of the Purchase Agreement, the Servicer shall promptly reimburse the Assignor, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of Purchase Agreement

8.   The Company, the Servicer and Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definitions are added to Article I of the Purchase Agreement:

Master Servicer: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of April 1, 2006, among Bear Stearns Asset Backed Securities I LLC, the Trustee, Wells Fargo Bank, N.A., as master servicer, the Securities Administrator and EMC Mortgage Corporation.

Securities Administrator: Wells Fargo Bank, N.A.

Servicing Fee Rate: As provided in the related mortgage loan schedule.

Trustee: U.S. Bank National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

(b)  The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland, Minnesota or Texas, or (iii) a day on which banks in the States of New York, Maryland, Minnesota or Texas are authorized or obligated by law or executive order to be closed.

(c)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Miscellaneous

9.   All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of the Company:

American Home Mortgage Corporation
538 Broadhollow Road
Melville, New York 11747
Attention: Robert F. Johnson, Jr.
Telecopier No.: (866) 822-3288

with a copy to:
Alan B. Horn, General Counsel
American Home Mortgage Corp.
538 Broadhollow Road
Melville, New York 11747
Telecopier No.: (800) 209-7276

(b)	In case of the Servicer:

American Home Mortgage Servicing, Inc.
4600 Regent Boulevard, Suite 200
Irving, Texas 75063
Attention: David Friedman

with a copy to:
Alan B. Horn, General Counsel
American Home Mortgage Corp.
538 Broadhollow Road
Melville, New York 11747
Telecopier No.: (800) 209-7276

(c)	In the case of Assignor:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese
Telecopier No.: (212) 272-5591

(d)	In the case of Assignee:

U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services - BSABS I 2006-AC3
Telecopier No.: (617) 603-6638

10.   The Servicer hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among the Assignor, the Assignee, Bear Stearns Asset Backed Securities I LLC, the Master Servicer and Wells Fargo, N.A. as securities administrator, and therefor has the right to enforce all obligations of the Servicer, as they relate to the Assigned Loans, under the Purchase Agreement. Such right will include, without limitation, the right to terminate the Servicer under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Servicer under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Servicer under the Purchase Agreement, the right to examine the books and records of the Servicer, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Servicer. The Servicer shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

BSABS I 2006-AC3 Master Servicer Collection Account
Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416

For Further Credit to: BSABS I 2006-AC3, Account # 50912900

and the Servicer shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2006-AC3

11.   A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.   Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.   This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.   No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.   This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.   This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

17.   This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.   In the event that any provision of this AAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

19. Notwithstanding anything herein or in the Purchase Agreement to the contrary, Assignor hereby acknowledges and agrees that it will not exercise any rights to terminate the servicing of any defaulted Assigned Loans and/or REO Properties by the Servicer pursuant to Section 4.03 or Section 4.13 of the Purchase Agreement for so long as the Assigned Loans are held by the Assignee.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:________________________________
Name:______________________________
Title:_______________________________

U.S. BANK NATIONAL ASSOCIATION, not individually but
solely as Trustee for the Bear Stearns Asset Backed Securities I
Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 Assignee

By:________________________________
Name:______________________________
Title:_______________________________

AMERICAN HOME MORTGAGE CORP.

By:________________________________
Name:______________________________
Title:_______________________________

AMERICAN HOME MORTGAGE SERVICING, INC.

By:________________________________
Name:______________________________
Title:_______________________________

Acknowledged and Agreed:

WELLS FARGO BANK, N.A.

By:________________________________
Name:______________________________
Title:_______________________________

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:________________________________
Name:______________________________
Title:_______________________________

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

PURCHASE AGREEMENT

(Available upon request)

EXHIBIT S-2

CHEVY CHASE ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”), dated April 28, 2006, among EMC Mortgage Corporation, a Delaware corporation (“Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (“Assignee”), Chevy Chase Bank, F.S.B. (the “Company”) and Bear Stearns Asset Backed Securities I LLC (“BSABS I”).

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.  Defined terms used in this Assignment and Assumption Agreement and not otherwise defined herein shall have the meaning set forth in the Pooling and Servicing Agreement, dated as of April 1, 2006, among BSABS I, the Assignor, the Assignee, Wells Fargo Bank, National Association (the “Master Servicer”) and Wells Fargo Bank, National Association, as Securities Administrator.

2.  The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on Exhibit A attached hereto (the “Mortgage Loans”), (b) that certain Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, as amended by Amendment No. 1, dated as of January 13, 2003, and Amendment No. 2, dated as of January 31, 2006, by and between the Assignor and the Company with respect to the Mortgage Loans (as amended, the “PWS Agreement”) and (c) that certain term sheet dated as of February 22, 2006 (the “Term Sheet”), by and between the Assignor and the Company. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the PWS Agreement and in the Term Sheet, and the Assignor is retaining the right to enforce the representations and warranties set forth in those sections against the Company.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the PWS Agreement and the Term Sheets which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and Assumption Agreement.

3.  The Assignor warrants and represents to, and covenants with, the Assignee that:

a.  The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b.  The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the PWS Agreement, the Term Sheet or the Mortgage Loans;

c.  The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the PWS Agreement, the Term Sheets or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the PWS Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the PWS Agreement, the Term Sheet or the Mortgage Loans; and

d.  Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made by general solicitation, by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company that:

a.  The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3;

b.  The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignee of this Assignment and Assumption Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

c.  To the best of Assignee’s knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

d.   The Assignee assumes all of the rights of the Purchaser under the PWS Agreement with respect to the Assigned Loans other than the right to enforce the obligations of the Company under the PWS Agreement.

5.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

a.  Attached hereto as Exhibit B are true and accurate copies of the PWS Agreement and the relevant Term Sheet, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.  The Company is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the PWS Agreement and the Term Sheet;

c.  The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

e.  The Company shall establish a Custodial Account and an Escrow Account under the PWS Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the PWS Agreement in favor of the Assignor.

6.  Company warrants and represents to, and covenants with, Assignor and BSABS I as of the date hereof:

a.  Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.  Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the PWS Agreement and this Assignment and Assumption Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

e.  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the PWS Agreement and this Assignment and Assumption Agreement;

f.  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of Items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, reasonably expected to be material to purchasers of securities backed by the Mortgage Loans, (B) any known affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

Recognition of Assignee

7.  From and after the date hereof, the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC, and will service the Mortgage Loans in accordance with the PWS Agreement. It is the intention of the Assignor, the Company and the Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the PWS Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

Pursuant to Section 11.18 of the PWS Agreement, the Company hereby acknowledges that the representations and warranties set forth in Section 3.01 of the PWS Agreement with respect to the Company and Section 3.02 of the PWS Agreement and in the Term Sheet with respect to the Mortgage Loans are being made by the Company as of April 28, 2006. The Assignor retains the right to enforce the representations and warranties set forth in Section 3.02 of the PWS Agreement and in the Term Sheet against the Company.

8.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A)any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement by the Company or by another third-party at the direction of the Company, or provided under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement by or at the direction of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under Sections 6.04, 6.07, 11.18 or 11.19 of PWS Agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 3.01 of the PWS Agreement or in a writing furnished pursuant to Section 3.01 of the PWS Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01 of the PWS Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement.

For purposes of clarification with respect to the indemnification given above, the Company shall only be required to indemnify the Indemnified Parties with respect to Regulation AB Losses with respect to clause (i) above that any Indemnified Party incurs when such Regulation AB Losses arise out of or are based upon clauses (i), (ii), (iii) and (iv) above and only with respect to the Mortgage Loans; provided, that the indemnification provided under Section 11.18 of the PWS Agreement shall be the only indemnification with respect to Regulation AB Losses; provided, further, that if the loan performance information is not provided to the Company pursuant to the PWS Agreement, the Company shall have no obligation to indemnify any Indemnified Party for regulation AB Losses arising from the Company’s failure to provide Static Pool Information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the PWS Agreement, the Company shall promptly reimburse the Assignor, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator. This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

Modification of the PWS Agreement

9.  The Assignor and the Company hereby amend the PWS Agreement as follows:

(a) The following definitions shall be added to Article I of the PWS Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3.

Master Servicer: Wells Fargo Bank, National Association or any successor thereto.

REMIC: A “real estate mortgage investment conduit” as defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

BSABS I: Bear Stearns Asset Backed Securities I LLC.

Securities Administrator: Wells Fargo Bank, National Association.

Trustee: U.S. Bank National Association.

(b) The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(c) The following are added as the last three paragraphs of Section 4.01 of the PWS Agreement:

“Notwithstanding anything to the contrary contained herein, the Company shall not permit any modification with respect to any Mortgage Loan without permission of the Master Servicer.

Notwithstanding anything to the contrary contained herein, any REO Property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the related Mortgage Loan became an REO Property, unless the Company is otherwise directed by the Master Servicer.

The Company shall comply with any written instructions, to the extent the Company is able to reasonably comply, received from the Master Servicer or the Assignor pertaining to the servicing of the Mortgage Loans and the acquisition, holding or disposition of any REO Property to ensure the continued qualification of each REMIC as a REMIC in accordance with the REMIC Provisions.”

(i)  (d)The first sentence of Subsection (c) of the definition of “Eligible Account” is deleted in its entirety and replaced with the following:

“(c) in a separate non-trust account (which is not fully insured by FDIC or other insurance) in an Eligible Institution.”

(e) The following is added to the last sentence of the definition of “Eligible Institution”:

“; provided that Chevy Chase Bank, F.S.B. shall cease to be an Eligible Institution in the event that either its short-term or long-term debt rating is reduced below the rating in effect on April 1, 2006.”

(f) Subsection 3.02(nn) is deleted in its entirety and replaced with the following:

“(nn) The Mortgagor has not notified the Company, and the Company does not have any knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;”

(g)  Exhibit M of the PWS Agreement is deleted in its entirety and replaced with the following:

EXHIBIT M

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	x
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

10.  The Company hereby acknowledges that Wells Fargo Bank, National Association has been appointed as the Master Servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among BSABS I, the Assignor, Wells Fargo Bank, National Association and the Assignee, and that the Master Servicer has the right to enforce all obligations of the Company under the PWS Agreement with respect to the servicing of the Mortgage Loans. The Company shall make all distributions under the PWS Agreement: to the Master Servicer by wire transfer of immediately available funds to:

Wells Fargo Bank, National Association
San Francisco, CA
ABA # 121000248
Account Name: SAS Clearing
Account # 3970771416
FFC to: BSABS I 2006-AC3, Account # 50912900

The Company shall deliver all reports required to be delivered under the PWS Agreement to the Master Servicer at:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2006-AC3
Telecopier No.: (410) 715-2380

11.  Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: President or General Counsel
Telecopy: (972) 444-2880

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services, BSABS I 2006-AC3
Telecopier No.: (617) 603-6638

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Chevy Chase Bank, F.S.B.
7501 Wisconsin Avenue, 6th Floor
Bethesda, Maryland 20814
Attention: Amy Westland

With a copy to:

Sandra S. Barker, Esq.
Chief Mortgage Counsel
7501 Wisconsin Avenue, 13th Floor
Bethesda, Maryland 20814

The Security Administrator’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Wells Fargo Bank, National Association
P.O. Box 98
Columbia, Maryland 21046
Attention: Client Manager BSABS I 2006-AC3

or, if by overnight delivery to:

9062 Old Annapolis Road
Columbia, Maryland 21045,
Attention: Client Manager BSABS I 2006-AC3
Telecopier No.: (410) 715-2380

Miscellaneous:

12.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

13.  This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.  This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the PWS Agreement and the Term Sheets to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the PWS Agreement and Term Sheets.

17.  This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the PWS Agreement and Term Sheets with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

19.  Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Chevy Chase Bank, F.S.B., 6151 Chevy Chase Drive, Laurel, MD 20707, Attention: Vicki Parry. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee,
Assignee

By: ____________________________
Name:__________________________
Title:___________________________

EMC MORTGAGE CORPORATION

By: ____________________________
Name:__________________________
Title:___________________________

CHEVY CHASE BANK, F.S.B.

By: ____________________________
Name:__________________________
Title:___________________________

Acknowledged and Agreed

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:_____________________________
Name:__________________________
Title:___________________________

BEAR STEARNS ASSET BACKED SECURITIES I LLC
By:____________________________
Name:__________________________
Title:___________________________

Exhibit A:

Mortgage Loans

[Provided upon request]

Exhibit B:

PWS Agreement and Term Sheet

[Provided upon request]

EXHIBIT S-3

CITIMORTGAGE ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (the “Agreement”) made this 1st day of May, 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC3 (the “Assignee”) and CitiMortgage, Inc., formerly known as Citicorp Mortgage, Inc. (“Citicorp”).

Whereas, Union Federal Bank of Indianapolis sold the servicing rights to the mortgage loans identified on Attachment 1 hereto (the “Mortgage Loans”) to Citicorp;

Whereas, the Assignor and Citicorp desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Mortgage Loan Purchase and Servicing Agreement, dated as of August 1, 2003, between the Assignor and Citicorp and as modified herein (as modified, the “Purchase and Servicing Agreement”);

In consideration of the mutual promises contained herein the parties hereto agree that the Mortgage Loans listed on Attachment 1 annexed hereto (the “Mortgage Loan Schedule”) shall be subject to the terms of this Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase and Servicing Agreement.

Recognition of EMC

1. From and after the date hereof, Citicorp agrees that it will service the Mortgage Loans pursuant to the terms of the Purchase and Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

Assignment and Assumption

2. Assignor hereby grants, transfers and assigns to Assignee all its right, title and interest in, to and under the Purchase and Servicing Agreement with respect to the Mortgage Loans. Notwithstanding anything to the contrary contained herein, Assignor specifically reserves and does not assign to Assignee and Assignor is retaining the right to enforce its right to terminate Citicorp as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment as provided in the second paragraph of Section 10.07 of the Purchase and Servicing Agreement. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase and Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Warranties

3. Assignor warrants and represents to, and covenants with, the Assignee as of the date hereof that:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) There are no offsets, counterclaims or other defenses available to Citicorp with respect to the Mortgage Loans or the Purchase and Servicing Agreement;

(c) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(d) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(e) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby;

(f) The Assignor has received from Citicorp, and has delivered to the Assignee, all documents required to be delivered to the Assignor by Citicorp prior to the date hereof with respect to the Mortgage Loans and has not received, and has not requested from Citicorp, any additional documents; and

(g) There is no action, suit, proceeding, investigation or litigation pending or, to the Assignor’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor’s execution or delivery of, or the enforceability of, this Agreement, or the Assignor’s ability to perform its obligations under this Agreement.

4. Assignee warrants and represents to, and covenants with, Assignor and Citicorp that as of the date hereof:

(a) The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to hold the Mortgage Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC3;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this Agreement, or the Assignee's ability to perform its obligations under this Agreement; and

(e) Assignee assumes for the benefit of each of the Assignor and Citicorp all of the rights of the Purchaser under the Purchase and Servicing Agreement with respect to the Mortgage Loans.

5.   Citicorp warrants and represents to, and covenants with, Assignor and Assignee that as of the date hereof:

(a) Citicorp is duly organized, validly existing and in good standing under the laws of New York and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement, and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon Citicorp by any such state.

(b) No approval of the transactions contemplated by this Agreement from any federal or state regulatory authority having jurisdiction over Citicorp is required or, if required, such approval has been or will, prior to the date hereof, be obtained;

(c) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Citicorp and will not result in the breach of any term or provision of the charter or by-laws of Citicorp or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Citicorp or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Citicorp or its property is subject;

(d) Citicorp shall establish a Custodial Account and an Escrow Account under the Purchase and Servicing Agreement in favor of the Assignee with respect to the Mortgage Loans established in favor of Assignor; and

(f) Neither this Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by Citicorp pursuant to this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

6.   Citicorp warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

(a)  Citicorp is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of Citicorp;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving Citicorp as servicer has been disclosed or reported by Citicorp;

(c)  Citicorp has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to Citicorp’s policies or procedures with respect to the servicing function it will perform under the Purchase and Servicing Agreement and this Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Citicorp’s financial condition that could have a material adverse effect on the performance by Citicorp of its servicing obligations under the Purchase and Servicing Agreement and this Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against Citicorp or any Subservicer; and

(g)  There are no affiliations, relationships or transactions relating to Citicorp or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB (with the information pertaining to such parties specified in Attachment III hereto).

Notwithstanding anything to the contrary in the Agreement, Citicorp shall (i) immediately notify the Assignor and BSABS I in writing of (A) legal proceedings pending against Citicorp, or proceedings known to be contemplated by governmental authorities against Citicorp which in the judgment of Citicorp would be, in each case, material to purchasers of securities backed by the Mortgage Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between Citicorp and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

For purposes of the foregoing, Citicorp shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as such parties specified in Attachment III hereto if it provides a written request (which may be provided via e-mail) no later than 15 calendar days prior to the date on which BSABS I is required to file its Form 10-K to BSABS I requesting such confirmation and either obtains such confirmation or receives no response within five (5) business days.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

7. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

8. From and after the date hereof, Citicorp shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans in accordance with the Purchase and Servicing Agreement, as if Assignee and Citicorp had entered into a separate purchase and servicing agreement for the servicing of the Mortgage Loans in the form of the Purchase and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of Assignor, Citicorp and Assignee that this Agreement will constitute a separate and distinct servicing agreement, and the entire agreement, between Citicorp and Assignee to the extent of the Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Citicorp nor Assignor shall amend or agree to amend, modify, waive or otherwise alter any of the terms or provisions of the Purchase and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of Assignee. The parties hereto acknowledge that Citicorp will begin making remittances and reporting to the Purchase and Servicing Agreement commencing in June 2006 for a May 2006 cut off date.

9. The Mortgage Loans shall be serviced by Citicorp for Assignee in accordance with all applicable state, federal and local laws as well as in conformity with the provisions of the applicable Mortgages and Mortgage Notes, and pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, Citicorp shall have no liability or obligations to either Assignor or Assignee with respect to the representations and warranties contained in the Purchase and Servicing Agreement made with respect to origination of the Mortgage Loans, nor shall Citicorp be obligated to repurchase any Mortgage Loan in accordance with the Purchase and Servicing Agreement due to a breach of any such representation or warranty.

10. Notwithstanding any term hereof to the contrary, the execution and delivery of this Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC3 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC3.

Modification of Purchase and Servicing Agreement

11. Citicorp and the Assignor hereby amend the Purchase and Servicing Agreement as follows:

(a) Business Day.

The definition of “Business Day” shall be revised to exclude any day on which banking or savings and loan institutions in the States of Maryland, Minnesota, Missouri and New York are authorized or obligated by law or executive order to be closed.

(b)  The following definitions are added to the Purchase and Servicing Agreement:

Master Servicer: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

(c) The following sentence shall be added to the end of the first paragraph of Section 11.02 of the Agreement:

Notwithstanding Section 11.02 of the Purchase and Servicing Agreement, not later than five (5) Business Days after each month end, Seller shall furnish to the Master Servicer a report in the form of Exhibit A or in other such form as the parties shall agree or have previously agreed upon to the Assignment, Assumption and Recognition Agreement, dated as of May 1, 2006, among the Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to defaulted Mortgage Loans and a report in the form of Exhibit B or in other such form as the parties shall agree or have previously agreed upon to the Assignment, Assumption and Recognition Agreement, dated as of May 1, 2006, among the Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to realized loss calculations.

(d) Exhibit C to the Assignment, Assumption and Recognition Agreement, dated as of May 1, 2006, among the Seller, EMC Mortgage Corporation and U.S. Bank National Association is added as an Addendum to the Purchase and Servicing Agreement.

Miscellaneous

12. All demands, notices and communications related to the Mortgage Loans, the Purchase and Servicing Agreement and this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Citicorp,

CitiMortgage, Inc.
1000 Technology Drive,
O’Fallon, Missouri 63368-2240
Attention: Capital Markets MS 55

with a copy to Investor Reporting Department MS 313

(b)           In the case of Assignee

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, BSABS 2006-AC3
Telecopier No.: (617) 603-6638

(c)           In the case of Assignor,

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: President or General Counsel
Telecopier No.: (469) 759-4714

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Robert Durden
Telecopier No.: (212) 272-5591

13. Citicorp hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among BSABS I, the Assignor, Wells Fargo Bank, N.A. and the Assignee (the “Pooling and Servicing Agreement”) and therefor has the right to enforce all obligations of Citicorp, as they relate to the Mortgage Loans, under the Purchase and Servicing Agreement. Such right will include, without limitation, the right to terminate Citicorp under the Purchase and Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by Citicorp under the Purchase and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by Citicorp under the Purchase and Servicing Agreement, the right to examine the books and records of Citicorp, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by Citicorp. Citicorp shall make all distributions under the Purchase and Servicing Agreement, as they relate to the Mortgage Loans, to the Master Servicer by wire transfer of immediately available funds to:

BSABS 2006-AC3 Master Servicer Collection Account
Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416

For Further Credit to: BSABS 2006-AC3, Account # 50912900

and Citicorp shall deliver all reports required to be delivered under the Purchase and Servicing Agreement, as they relate to the Mortgage Loans, to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS 2006-AC3

14. This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

15. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement.

16. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

17. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, Assignee or Citicorp may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, Assignee or Citicorp, respectively, hereunder.

18. This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the Purchase and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase and Servicing Agreement.

19. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

20. In the event that any provision of this Agreement conflicts with any provision of the Purchase and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:_____________________________
Name:__________________________
Title:___________________________

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee for the holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2006-AC3
Assignee

By:_____________________________
Name:__________________________
Title:___________________________

CITIMORTGAGE, INC.
Citicorp

By:_____________________________
Name:__________________________
Title:___________________________

Acknowledged and Agreed:

WELLS FARGO BANK, N.A.

By:_____________________________
Name:__________________________
Title:___________________________

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:_____________________________
Name:__________________________
Title:___________________________

ATTACHMENT 1

MORTGAGE LOAN SCHEDULE
(available upon request)

ATTACHMENT 2

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT
(available upon request)

EXHIBIT A

Standard Layout - Master Servicing

Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit : Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT B

Exhibit : Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.            Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.
* For escrow advances - complete payment history (to calculate advances from last positive escrow balance forward)
* Other expenses -  copies of corporate advance history showing all payments
* REO repairs > $1500 require explanation
* REO repairs >$3000 require evidence of at least 2 bids.
* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate
* Unusual or extraordinary items may require further documentation.

13.          The total of lines 1 through 12.

Credits:

14-21.     Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney Letter of Proceeds Breakdown.
* Copy of EOB for any MI or gov't guarantee
* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.          The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _____________________
Phone: ______________________            Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._________________________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale   Short Sale  Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes                             No
If “Yes”, provide deficiency or cramdown amount ________________________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ _______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________		________________
HOA/Condo Fees_______________________		________________
______________________________________		________________
______________________________________		________________
Total Expenses		$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	________________	(18a)
HUD Part A
HUD Part B		________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________		_________________
_________________________________________		_________________
Total Credits		$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT C

REGULATION AB COMPLIANCE ADDENDUM

ARTICLE I

DEFINED TERMS

Commission: The United States Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 2.03(a).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Servicer Information: As defined in Section 2.07(i)(A).

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE II

COMPLIANCE WITH REGULATION AB

Section 2.01.  Intent of the Parties; Reasonableness.

The Purchaser and the Servicer acknowledge and agree that the purpose of Article II of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Servicer shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, the Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

Section 2.02. Additional Representations and Warranties of the Servicer.

(a)  The Servicer hereby represents to the Purchaser, to any Master Servicer and to any Depositor, as of the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2.03 that, except as disclosed in writing to the Purchaser, such Master Servicer or such Depositor prior to such date: (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer; (iv) no material changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Servicer’s financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Servicer, any Subservicer; and (vii) there are no affiliations, relationships or transactions relating to the Servicer or any Subservicer with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)  If so requested by the Purchaser, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2.03, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 2.03.  Information to Be Provided by the Servicer.

In connection with any Securitization Transaction the Servicer shall (i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c), (f) and (g) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Servicer, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (b) of this Section.

(a) If so requested by the Purchaser or any Depositor, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and each Subservicer (each of the Servicer and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)  the Servicer’s form of organization;

(B)  a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)  whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2)  the extent of outsourcing the Servicer utilizes;

(3)  whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)  whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)  such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)  a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)  information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)  information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)  a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)  a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts;

(H)  information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience; and

(I)  a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J)  a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(b) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(c)  In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases).
(d)  The Servicer shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder.

Section 2.04. Servicer Compliance Statement.

On or before March 1 of each calendar year, commencing in 2007, the Servicer shall deliver to the Purchaser, any Master Servicer and any Depositor (in the case of the Purchaser and Depositor upon request) a statement of compliance addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, to the effect that (i) a review of the Servicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 2.05.  Report on Assessment of Compliance and Attestation.

(a)  On or before March 1 of each calendar year, commencing in 2007, the Servicer shall:

(i)  deliver to the Purchaser, any Master Servicer and any Depositor (in the case of the Purchaser and Depositor upon request) a report (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, and shall address each of the “Applicable Servicing Criteria” specified on Exhibit B hereto (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Servicer and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit B) delivered to the Purchaser at the time of any Securitization Transaction;

(ii)  deliver to the Purchaser, any Master Servicer and any Depositor (in the case of the Purchaser and Depositor upon request) a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1~~-~~02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)  cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 2.06(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv)  deliver, and cause each Subservicer and Subcontractor described in clause (iii) to provide, to the Purchaser, any Depositor, any Master Servicer (in the case of the Purchaser and Depositor upon request) and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification, signed by the appropriate officer of the Servicer, in the form attached hereto as Exhibit A.

The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b)  Each assessment of compliance provided by a Subservicer pursuant to Section 2.05(a)(i) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 2.05(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 2.06.

Section 2.06.  Use of Subservicers and Subcontractors.

The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (a) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section.

(a)  It shall not be necessary for the Servicer to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2.02, 2.03(c), (d) and (e), 2.04, 2.05 and 2.07 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 2.03(b) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2.04, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2.05 as and when required to be delivered.

(b)  It shall not be necessary for the Servicer to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Servicer shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 2.05 and 2.07 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 2.05, in each case as and when required to be delivered.

Section 2.07.  Indemnification; Remedies.

(a)  The Servicer shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A)  any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Article II by or on behalf of the Servicer, or provided under this Article II by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, including any failure by the Servicer to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Servicer in connection with its performance under this Article II.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that, to the extent permitted by law, it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Servicer shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b) (i) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, or any breach by the Servicer of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

(ii) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 2.04 or 2.05, including any failure by the Servicer to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

Neither the Purchaser nor any Depositor shall be entitled to terminate the rights and obligations of the Servicer pursuant to this subparagraph (b)(ii) if a failure of the Servicer to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

(iii) The Servicer shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 2.08. Third Party Beneficiary.

For purposes of this Article II and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re: The [	] agreement dated as of [l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)  I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)  Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)  Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4)  I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)  The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _________________________

By: _______________________________
Name:
Title:

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X (If applicable for a transaction participant)
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	X (Servicer has no custodial duties in this transaction)
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor~~'~~’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X Only if there is external enhancement or other support in the transaction

ATTACHMENT 3

AFFILIATION DISCLOSURE

(Pursuant to Item 1119 of Regulation AB)

1.            Sponsor and any affiliate, including but not limited to:
a. EMC Mortgage Corporation
b. Bear, Stearns & Co. Inc.
c. Bear, Stearns Securities Corp.
d. Bear Stearns Structured Products
e. Bear, Stearns International Limited

2.            Depositor and any affiliate, including but not limited to:
a. Bear Stearns Asset Backed Securities I LLC
b. Structured Asset Mortgage Investments II Inc.

3.            Bear Stearns Asset Backed Securities I Trust 2006-AC3 and any affiliate

4.            U.S. Bank National Association, as Trustee, and any affiliate

5.            Significant obligor and any affiliate - [None]

6.            Enhancement or support provider and any affiliate - [None]

7.            1100(d)(1) parties - any named party in the Securitization Transaction:

a. Cap Contract Provider: [Bear Stearns Financial Products Inc.]

b. Underwriter: Bear, Stearns & Co. Inc.

c. Servicers: [American Home Mortgage Corp.; Chevy Chase Bank, F.S.B.; EMC Mortgage Corporation; Harbourside Mortgage Corporation; HomEq Servicing Corporation; National City Mortgage Co.; Wachovia Mortgage Corporation; CitiMortgage, Inc.; Wells Fargo Bank, N.A.]

d. Master Servicer: Wells Fargo Bank, National Association

e. Unaffiliated Servicer of 20%: [American Home Mortgage Corp.; EMC Mortgage Corporation]

f. Originator of 10%: [American Home Mortgage Corp.]

g. Securities Administrator: Wells Fargo Bank, National Association

h. Custodian: Wells Fargo Bank, National Association

EXHIBIT S-4

RESERVED

EXHIBIT S-5

HARBOURSIDE ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of April 28, 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (the “Assignee”) and Savannah Bank, NA dba Harbourside Mortgage Corporation (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto purchased by the Assignor from the Company and now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of April 1, 2005, between Assignor and Company, as amended by Amendment Number One, dated as of January 1, 2006 (the “Purchase Agreement”) shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Purchase Agreement with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under (a) Section 2.09 of the Purchase Agreement, (b) Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Mortgage Loans and/or REO Properties by the Company) and (c) Section 10.2 of the Purchase Agreement, and the Assignor is retaining the right to enforce such sections against the Company. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.   Assignor warrants and represents to Assignee and Company as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.   Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

3.   Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(f)  No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect; and

(g)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

4.   Company warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

(a)  Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)  Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

5.   Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.   From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

7.   Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2006-AC3 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2006-AC3.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, Bear Stearns Asset Backed Securities I LLC (“BSABS I”), the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A)any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Purchase Agreement by or on behalf of the Assignor, or provided under Section 11.18 of the Purchase Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under Section 11.18 of Purchase Agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 11.18 of the Purchase Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 3.01 of the Purchase Agreement or in a writing furnished pursuant to Section 3.01 of the Purchase Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01 of the Purchase Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under Section 11.18 of the Purchase Agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the Purchase Agreement, the Company shall promptly reimburse the Assignor, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of Purchase Agreement

8.   The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definitions are added to Article I of the Purchase Agreement:

Master Servicer: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of April 1, 2006, among Bear Stearns Asset Backed Securities I LLC, the Trustee, Wells Fargo Bank, N.A. as master servicer, the Securities Administrator and EMC Mortgage Corporation.

Securities Administrator: Wells Fargo Bank, N.A.

Servicing Fee Rate: As provided in the related mortgage loan schedule.

Trustee: U.S. Bank National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

(b)  The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland, Minnesota or South Carolina, or (iii) a day on which banks in the States of New York, Maryland, Minnesota or South Carolina are authorized or obligated by law or executive order to be closed.

(c)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(d) Exhibit O of the Purchase Agreement is deleted in its entirety and replaced with the following:

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	x
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

Miscellaneous

9.   All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company:

Savannah Bank, NA dba Harbourside Mortgage Corporation
23-B Shelter Cove Land
Hilton Head, South Carolina 29928
Attention: Richard Gillette
Telecopier No.: (843) 341-1200

(b)	In the case of Assignor:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese
Telecopier No.: (212) 272-5591

(c)	In the case of Assignee:

U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services - BSABS I 2006-AC3
Telecopier No.: (617) 603-6638

10.   The Company hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among the Assignor, the Assignee, Bear Stearns Asset Backed Securities I LLC, the Master Servicer and Wells Fargo, N.A. as securities administrator, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Purchase Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

BSABS I 2006-AC3 Master Servicer Collection Account
Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416
For Further Credit to: BSABS I 2006-AC3, Account # 50912900

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2006-AC3

11.   A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.   Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.   This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.   No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.   This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.   This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

17.   This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.   In the event that any provision of this AAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By: ________________________________
Name: ______________________________
Title: _______________________________

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee for the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 Assignee

By: ________________________________
Name: ______________________________
Title: _______________________________

SAVANNAH BANK, NA dba HARBOURSIDE MORTGAGE CORPORATION
Company

By: ________________________________
Name: ______________________________
Title: _______________________________

Acknowledged and Agreed:

WELLS FARGO BANK, N.A.

By: ________________________________
Name: ______________________________
Title: _______________________________

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By: ________________________________
Name: ______________________________
Title: _______________________________

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

PURCHASE AGREEMENT

(Available upon request)

EXHIBIT S-6

NATIONAL CITY ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of April 28, 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (the “Assignee”), National City Mortgage Co. (the “Company”) and Bear Stearns Asset Backed Securities I LLC (“BSABS I”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”) purchased by Assignor from Company pursuant to (a) the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between Assignor and Company as amended by Amendment Number One to the Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006 (the “Purchase Agreement”) and (b) that certain Term Sheet dated [ ], 2006 between Assignor and Company (the “Term Sheet” and together with the Purchase Agreement, the “Agreements”), shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

1.  Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Agreements. Assignor specifically reserves and does not assign to Assignee any right title and interest in, to or under any Mortgage Loans subject to the Agreements other than those set forth on Attachment l. Notwithstanding anything to the contrary contained herein, the Assignor is retaining the right to enforce the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheet, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement.

Representations; Warranties and Covenants

2.  Assignor warrants and represents to Assignee and Company as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor's interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreements;

d.
Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modifications of, the Agreements. Assignor has no knowledge of, and has not received notice of, any waivers under or any amendments or other modifications of, or assignment of rights or obligations under the Agreements;

e.
Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
Assignor has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans, or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans, with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

h.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement; and

i.
Assignor has received from Company, and has delivered to Assignee, all documents required to be delivered to Assignor by Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Assigned Loans.

3.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

a.
Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire and hold the Assigned Loans as trustee on behalf of the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3;

b.
Assignee has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

d.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement.

4.  Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreements;

c.
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and the Escrow Account previously established under the Purchase Agreement in favor of Assignor; and

f.
No event has occurred from the applicable Closing Date to the date hereof which would render the representations and warranties as to the related Mortgage Loans made by the Company in Section 3.02 of the Purchase Agreement or in the related Term Sheet to be untrue in any material respect.

5.  Company warrants and represents to, and covenants with, Assignor and BSABS I as of the date hereof:

a.
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

6.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3.

Recognition of Assignee

7.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Assigned Loans in the form of the Purchase Agreement (as modified herein), the terms of which are incorporated herein by reference. In addition, Company hereby acknowledges that from and after the date hereof, the Assigned Loans will be subject to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2006, by and among, EMC Mortgage Corporation, Bear Stearns Asset Backed Securities I LLC, Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator and U.S. Bank National Association. Pursuant to the Pooling and Servicing Agreement, the Master Servicer has the right to monitor and enforce, on behalf of the Assignee, the performance by Company of its servicing obligations under this AAR Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, Company hereby agrees that all remittances required to be made with respect to the Assigned Loans pursuant to the Purchase Agreement will be made in accordance with the following wire transfer instructions:

Bank: Wells Fargo Bank, National Association
ABA Routing Number: 121000248
Account Name: SAS Clearing
Account # 3970771416
FFC to: BSABS I 2006-AC3, Account # [ ]

and the Company shall deliver all reports and other notices required to be delivered under the Purchase Agreement to the Assignee and to the Master Servicer at:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2006-AC3

It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)  (A)any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Purchase Agreement by or on behalf of the Assignor, or provided under Section 11.18 of the Purchase Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)  any breach by the Company of its obligations under Section 11.18 of Purchase Agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 11.18 of the Purchase Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)  any breach by the Company of a representation or warranty set forth in Section 3.01 of the Purchase Agreement or in a writing furnished pursuant to Section 3.01 of the Purchase Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01 of the Purchase Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)  the negligence, bad faith or willful misconduct of the Company in connection with its performance under Section 11.18 of the Purchase Agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the Purchase Agreement, the Company shall promptly reimburse the Assignor, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of the Purchase Agreement

8.  The Purchase Agreement, as it relates to the Assigned Loans, shall be amended by the Company and the Assignor as follows:

(a) Section 1.01 of the Purchase Agreement shall be amended by adding the following definitions thereto:

Master Servicer: Wells Fargo Bank, National Association, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of April 1, 2006, among Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation, U.S. Bank National Association, as trustee, Wells Fargo Bank, National Association as securities administrator and the Master Servicer.

(b) The definition of “Business Day” is deleted in its entirety and replaced with the following definition:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or Ohio, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or Ohio are authorized or obligated by law or executive order to be closed.

(c) Subsection 3.02(nn) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(d) Section 6.02 of the Purchase Agreement is hereby amended by including the words “(or if the Company does not, the Master Servicer may)” after the word “will” and before the word “immediately” in the third line thereof.

(e) Section 6.04 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2006, an Officer’s Certificate (each, an “Annual Statement of Compliance”) in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer’s supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officer’s knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(f) Section 6.05 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

Section 6.05 Annual Independent Certified Public Accountants’ Servicing Report.

On or before March 15 of each year beginning March 15, 2006, the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement (each, an “Annual Independent Public Accountant's Servicing Report”) to the Master Servicer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Company generally that include a sampling of the Mortgage Loans, the provisions of Article IV and Sections 6.01 and 6.02 have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

(g) The following Section 6.07 shall be added to the end of Article 6:

Section 6.07 Annual Certification.

(a) For so long as the Mortgage Loans are being master serviced by the Master Servicer, by March 15th of each year (or if not a Business Day, the immediately preceding Business Day), or at any other time upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer's Certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, certifying as to the following matters:

(i)  Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

(ii)  The servicing information required to be provided to the Master Servicer by the Company under this Agreement has been provided to the Master Servicer;

(iii)  I am responsible for reviewing the activities performed by the Company under the Agreement and based upon the review required by this Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant’s Servicing Report submitted to the Master Servicer, the Company has, as of the date of this certification fulfilled all its obligations under this Agreement; and

(iv)  I have disclosed to the Master Servicer all significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

(b) The Company shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Company or any of its officers, directors, agents or affiliates of its obligations under this Subsection 6.07 or the negligence, bad faith or willful misconduct of the Company in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Company agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Company on the other in connection with a breach of the Company's obligations under this Subsection 6.07 or the Company’s negligence, bad faith or willful misconduct in connection therewith.

(c) Section 9.01 of the Purchase Agreement is hereby amended by adding the word “or” at the end of clause (ix) thereof and inserting the following as clause (x):

(x) failure by the Company to duly perform, within the required time period, its obligations under Subsection 6.04, 6.05 or 6.07 which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any Master Servicer.

(i) The following is added as Subsection 4.05(vii) of the Purchase Agreement:

(vii) to reimburse itself for any Nonrecoverable Advances;

(j) Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws other than Section 5-1401 of the New York General Obligations Law which shall govern. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Agreements and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

a. In the case of Company,

National City Mortgage Co.
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Mary Beth Criswell

b. In the case of Assignor,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

c. In the case of Assignee,

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, BSABS I 2006-AC3
Telecopier No.: (617) 603-6638

d.  In the case of the Master Servicer,

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2006-AC3
Telecopier No.: (410) 715-2380

10.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

11.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

12.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively hereunder. Any Master Servicer shall be considered a third party beneficiary of this AAR Agreement, entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this AAR Agreement.

13.  This AAR Agreement shall survive the conveyance of the Assigned Loans as contemplated in this AAR Agreement.

14.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

15.  In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By: _______________________________
Name: _____________________________
Title: ______________________________

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee
for the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3,
Asset-Backed Certificates, Series 2006-AC3,
as Assignee

By: _______________________________
Name: _____________________________
Title: ______________________________

NATIONAL CITY MORTGAGE CO.
Company

By: _______________________________
Name: _____________________________
Title: ______________________________

Acknowledged and Agreed:

WELLS FARGO BANK,
NATIONAL ASSOCIATION
Master Servicer

By: _______________________________
Name: _____________________________
Title: ______________________________

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By: _______________________________
Name: _____________________________
Title: ______________________________

ATTACHMENT l

ASSIGNED LOAN SCHEDULE

(Provided upon request)

ATTACHMENT 2

PURCHASE AGREEMENT AND TERM SHEET

(Provided upon request)

EXHIBIT S-7

WACHOVIA ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of April 28, 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (the “Assignee”) and Wachovia Mortgage Corporation (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”) purchased by the Assignor from Company pursuant to (a) the Purchase, Warranties and Servicing Agreement, dated as of November 1, 2002 (the “Former Agreement”), and (b) the term sheet dated January 20, 2005, between the Assignor and Company (the “Term Sheet”), shall be subject to the terms of this AAR Agreement

The parties desire that, from and after the date hereof, all of the Assigned Loans be serviced in accordance with the terms and conditions of that certain Seller’s Purchase, Warranties and Servicing Agreement, dated as of July 1, 2005, between the Assignor and the Company, as amended by the Regulation AB Compliance Addendum to Seller’s Purchase, Warranties and Servicing Agreement (the “Addendum”), dated as of March 28, 2006 (as amended, the “Purchase Agreement”; and together with the Term Sheet and the Former Agreement, the “Agreements”), and that with respect to the Assigned Loans, the servicing-related terms and conditions of the Purchase Agreement supercede and replace in their entirety the terms and conditions of the Former Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Agreements with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Agreements with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Former Agreement and in the Term Sheet, the additional repurchase and premium recapture obligations set forth in the Term Sheet, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Former Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Former Agreement. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Agreements or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.   Assignor warrants and represents to Assignee and Company as of the date hereof:

(a)  Attached hereto as Attachment 2 are true and accurate copies of the Agreements which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreements;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.   Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

3.   Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreements;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(f)  No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Former Agreement or in the related Term Sheet to be untrue in any material respect; and

(g)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

4.   The Company hereby restates the representations and warranties set forth in Section 2.02 of the Addendum (with the information pertaining to Section 2.02(a)(vii) specified in Attachment 3 hereto) as of the date of hereof.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

5.   Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.   From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

7.   Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2006-AC3 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2006-AC3.

Modification of Purchase Agreement

8.   The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the States of New York, North Carolina, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, North Carolina, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(b)  The following definition is added to Section 1.01 of the Purchase, Warranties and Servicing Agreement:

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

(c)  The following shall be added as the second paragraph in Section 4.02 of the Purchase, Warranties and Servicing Agreement:

“The Company shall not waive any Prepayment Charge unless: (i) such waiver is standard and customary in servicing similar mortgage loans to the Mortgage Loans (including any waiver of a Prepayment Charge in connection with a refinancing of a Mortgage Loan related to a default or a reasonably foreseeable default), and (ii) such waiver, in the reasonable judgment of the Company, would maximize recovery of total proceeds from the Mortgage Loan, taking into account the value of such Prepayment Charge and the related Mortgage Loan. In no event will the Company waive a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is not related to a default or a reasonably foreseeable default. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Master Servicer by the Remittance Date.”

(d)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Miscellaneous

9.   Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A)any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Article II of the Addendum by or on behalf of the Assignor, or provided under Article II of the Addendum by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under Article II of the Addendum, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Article II of the Addendum, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 2.02(a) of the Addendum or in a writing furnished pursuant to Section 2.02(b) of the Addendum and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2.02(b) of the Addendum to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under Article II of the Addendum.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 2.07(a)(ii) of the Addendum, the Company shall promptly reimburse the Assignor, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this AAR Agreement or the termination of any party to this AAR Agreement.

10.   All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company:

Wachovia Mortgage Corporation
401 S Tryon St
Charlotte, North Carolina 28202-1934
Attention: Tim Schuck
Telephone No.: (704) 374-4497

(b)	In the case of Assignor:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese
                Telecopier No.: (212) 272-5591

(c)	In the case of Assignee:

U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services - BSABS 2006-AC3
Telecopier No.: (617) 603-6638

11.   The Company hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among the Assignor, the Assignee, BSABS I, Wells Fargo Bank, N.A. as securitites administrator and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Purchase Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

BSABS 2006-AC3 Master Servicer Collection Account
Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416
For Further Credit to: BSABS 2006-AC3, Account # 50912900

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS 2006-AC3

12.   Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.   This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.   No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.   This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.   This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreements to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreements.

17.   This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.   In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By: ______________________________
Name: ____________________________
Title: _____________________________

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee for the Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3
Assignee

By: ______________________________
Name:  Maryellen Hunter-------_________
Title: Assistant Vice President_____

WACHOVIA MORTGAGE CORPORATION
Company

By: ______________________________
Name: ____________________________
Title: _____________________________

Acknowledged and Agreed:

WELLS FARGO BANK, N.A.

By: ______________________________
Name: Jennifer Richardson
Title: Assistant Vice President

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

AGREEMENTS

ATTACHMENT 3

AFFILIATION DISCLOSURE

(Pursuant to Item 1119 of Regulation AB)

1. Sponsor and any affiliate, including but not limited to:
a. EMC Mortgage Corporation
b. Bear, Stearns & Co. Inc.
c. Bear, Stearns Securities Corp.
d. Bear Stearns Structured Products
e. Bear, Stearns International Limited

2. Depositor and any affiliate, including but not limited to:
a. Bear Stearns Asset Backed Securities I LLC
b. Structured Asset Mortgage Investments II Inc.

3. Bear Stearns Asset Backed Securities I Trust 2006-AC3 and any affiliate

4. U.S. Bank National Association, as Trustee, and any affiliate

5. Significant obligor and any affiliate - [None]

6. Enhancement or support provider and any affiliate - [None]

7. 1100(d)(1) parties - any named party in the Securitization Transaction:

a. Cap Contract Provider: [Bear Stearns Financial Products Inc.]

b. Underwriter: Bear, Stearns & Co. Inc.

c. Servicers: [American Home Mortgage Corp.; Chevy Chase Bank, F.S.B.; EMC Mortgage Corporation; Harbourside Mortgage Corporation; HomEq Servicing Corporation; National City Mortgage Co.; Wachovia Mortgage Corporation; CitiMortgage, Inc.; Wells Fargo Bank, N.A.]

d. Master Servicer: Wells Fargo Bank, National Association

e. Unaffiliated Servicer of 20%: [American Home Mortgage Corp.; EMC Mortgage Corporation]

f. Originator of 10%: [American Home Mortgage Corp.]

g. Securities Administrator: Wells Fargo Bank, National Association

h. Custodian: Wells Fargo Bank, National Association

EXHIBIT S-8

WELLS FARGO ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the “Assignment and Assumption Agreement”), dated as of April 28, 2006, by EMC Mortgage Corporation, a Delaware corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 (the “Assignee”) and Wells Fargo Bank, N.A. (the “Company”).

Whereas the Assignor and the Company entered into that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005 (the “Warranties and Servicing Agreement”), pursuant to which the Company hereby agrees to service certain mortgage loans listed on Exhibit A hereto (the “Mortgage Loans”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans now serviced by the Company for the Assignor and its successors and assigns pursuant to the Warranties and Servicing Agreement shall be subject to the terms of this Assignment and Assumption Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Warranties and Servicing Agreement.

Assignment and Assumption

1.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Mortgage Loans and (b) the Warranties and Servicing Agreement with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title and interest, to and under the Warranties and Servicing Agreement with respect to any mortgage loan other than the Mortgage Loans listed on Exhibit A. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Warranties and Servicing Agreement, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 of the Warranties and Servicing Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Warranties and Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations Warranties and Covenants

2.  The Assignor warrants and represents to, and covenants with, the Assignee that as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Warranties and Servicing Agreement and Assignment and Conveyance Agreement, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignee’s interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the Warranties and Servicing Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the Warranties and Servicing Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

3.  The Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of Bear Stearns Asset Backed Certificates I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3;

(b)
The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
The Assignee assumes all of the rights of the Purchaser under the Warranties and Servicing Agreement with respect to the Mortgage Loans other than the right to enforce the obligations of the Company under the Warranties and Servicing Agreement.

4.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Warranties and Servicing Agreement and Assignment and Conveyance Agreement, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the Warranties and Servicing Agreement;

(c)
The Company has full power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the Warranties and Servicing Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Warranties and Servicing Agreement in favor of Assignor; and

(f)
Pursuant to Section 9.01 of the Warranties and Servicing Agreement, the Company hereby restates the representations and warranties set forth in Section 3.01 of the Warranties and Servicing Agreement with respect to the Company as of the date hereof.

5.  Company warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC as of the date hereof:

(a)
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Warranties and Servicing Agreement and this Assignment and Assumption Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e)
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Warranties and Servicing Agreement and this Assignment and Assumption Agreement;

(f)	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and

(g)
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

6.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Assignment and Assumption Agreement or the breach of any covenant or condition contained herein.

7.  The Company hereby acknowledges that Wells Fargo Bank, N.A. and any successor thereto (the “Master Servicer”), has been appointed as master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement dated as of April 1, 2006 the “Pooling and Servicing Agreement”), among Bear Stearns Asset Backed Securities I LLC, the Assignor, the Assignee and the Master Servicer, and therefore has the right to enforce all obligations of the Company under the Warranties and Servicing Agreement. Such right will include, without limitation, the right to receive all remittances required to be made by the Company under the Warranties and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Warranties and Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company hereby acknowledges that the Master Servicer shall be obligated to notify the Assignee in accordance with the Pooling and Servicing Agreement upon the discovery of an event of default by the Company of its obligations under the Warranties and Servicing Agreement and the Assignee shall have the right to terminate the Company as servicer under the Warranties and Servicing Agreement upon the occurrence of such an event of default.

8.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Bear Steans Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3.

Recognition of Assignee

9.  From and after the date hereof, Company shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Mortgage Loans in the form of the Warranties and Servicing Agreement (as modified herein), the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein or in the Warranties and Servicing Agreement, Company acknowledges that the Mortgage Loans will be part of a REMIC and hereby agrees that in no event will it service the Mortgage Loans in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of Assignee.

Modification of the Warranties and Servicing Agreement

10.  The Company and Assignor hereby amend the Warranties and Servicing Agreement as follows:

The following definitions shall be added to Article I of the Warranties and Servicing Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2006-AC3, Asset-Backed Certificates, Series 2006-AC3.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Securities Administrator: With respect to any Securitization Transaction, the “securities administrator,” if any, identified in the related transaction documents.

Trustee: U.S. Bank National Association.

(b) The definition of Principal Prepayment in Article I of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

(c) The definition of “Qualified Depository” in the Warranties and Servicing Agreement shall be modified by deleting the word “A-1” and replacing it with the word “A-1+”.

(d) Article III of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof as follows:

(1)	Section 3.01(b) is amended by replacing the “,” after the word “loans” in the third line, with a “.”, and deleting the remainder of the sentence.

(2)	Section 3.01(c) is amended by deleting, “the sale of the Mortgage Loans to the Purchaser”.

(3)	Section 3.01(f) is amended by adding a “.” after, “The Company is solvent.” And deleting the remainder of the paragraph.

(4)	Section 3.01(h) is amended by deleting, “or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement.

(5) Section 3.01(i) is deleted in its entirety.

(6) Section 3.01(k) is deleted in its entirety.

(7)	by deleting Section 3.01(l) in its entirety and replacing it with the following:

(l) No Material Change.

There has been no material adverse change in the servicing policies and procedures, business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(8) Section 3.01(m) is deleted in its entirety; and

(9) Section 3.02 is not applicable to the Mortgage Loans.

(e) Article IV of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by adding “, other than Servicing Advances,” after “future advances” in the second paragraph of Section 4.01.

(f) Article IV of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by deleting “, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice” in first paragraph of Section 4.02.

(g) Article IV of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by adding the following paragraph to Section 4.03:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity, such Prepayment Charge shall not be imposed in any instance where the Mortgage Loan is accelerated or paid off in connection with the workout of a delinquent mortgage or due to the borrower’s default, notwithstanding that the terms of the Mortgage Loan or state or federal law might permit the imposition of such penalty.

(h) Article IV of the Warranties and Servicing Agreement is hereby amended by replacing the second paragraph of Section 4.04 with the following:

The Company shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account within (2) Business Days after the Company’s receipt of such funds, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

(i) The following is added as Subsection 4.05(x) of the Warranties and Servicing Agreement:

“(x) to reimburse itself for any Nonrecoverable Advances;”

(j) Article IV of the Warranties and Servicing Agreement is hereby amended by replacing the second paragraph of Section 4.06 with the following:

The Company shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts within two (2) Business Days after the Company’s receipt of such funds, and retain therein:

(k) Article IV of the Warranties and Servicing Agreement is hereby amended by replacing Section 4.25 with the following:

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v), 9.01(e)(vi), 9.01(e)(vii), 9.01(e)(viii) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 6.06, in each case as and when required to be delivered.

(l) Article V of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

No later than the tenth (10th) calendar day (or if such tenth (10th) day is not a Business Day, the first Business Day immediately preceding such tenth (10th day) of each month, the Company shall furnish to the Master Servicer an electronic file containing the data specified in Exhibit I, which data shall reflect information as to the period ending on the last day of the preceding month, Exhibit J with respect to defaulted mortgage loans and Exhibit K, with respect to realized losses and gains, with each such report.

(m) Section 6.02 (Satisfaction of Mortgages and Release of Mortgage Loan Documents) is hereby amended by adding “(other than as a result of a modification of the Mortgage pursuant to this Agreement or a liquidation of the Mortgaged Property pursuant to the terms of this Agreement)” after “secured by the Mortgage” in the second paragraph.

(n) Section 6.04 (Annual Statements as to Compliance) is hereby amended as follows:

(1) delete paragraph (i) in its entirety;

(2) delete the reference to “(ii)” at the beginning of the section paragraph; and

(3) Delete the references to “the Purchaser and any Depositor” and replace each with “the Master Servicer”.

(o) Section 6.05 (Annual Independent Public Accountants’ Servicing Report) is deleted in its entirety.

(p) Section 6.06 (Report on Assessment of Compliance and Attestation) is hereby amended by replacing the references to “the Purchaser and any Depositor” with “the Master Servicer”, “the Purchaser and such Depositor” with “the Master Servicer”, “Section 425(b)” with “Section 4.25(b)” and “”paragraphs (a) and (b)” with “paragraphs (i) and (ii)”.

(q) Section 6.07(i) is hereby amended by replacing the reference to “Section 9.01(e)(iv)(A)” with “Section 9.01(e)(vi)(A)”, “Section 9.01(e)(iv)(B)” with “Section 9.01(e)(vi)(B)” and deleting the reference to “Section 6.05”.

(r) Section 6.07(ii) is hereby amended by replacing the references to “Purchaser or Depositor” with “Purchaser, any Master Servicer or any Depositor”, “Subcontract” with “Subcontractor” and deleting the reference to “Section 6.05”.

(s) The following are added as the second, third and fourth paragraphs of Section 6.09 of the Warranties and Servicing Agreement:

“Notwithstanding anything in this Agreement to the contrary, the Company (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder).

Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel reasonably acceptable to the Securities Administrator with a copy to the Trustee with respect to whether such action could result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”), and the Company shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in the REMIC. The Company shall not enter into any arrangement by which the REMIC will receive a fee or other compensation for services nor permit the REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.”

(t) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by deleting in their entirety Sections 9.01(d), 9.01(e)(i) and 9.01(e)(ii).

(u) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing Section 9.01(e)(iv) with the following:

(iv) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer to) (1) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company or any Subservicer and any of the parties specified in Section 9.01(e)(iii)(J) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update pursuant to this Section 9.01(e)(iv) should be sent by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 9.01(e)(iv), other than those pursuant to Section 9.01(e)(iv)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 9.01(e)(iv)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(v) Section 9.01(e)(v) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof, by replacing the references to “the Purchaser and any Depositor” with “the Purchaser, the Master Servicer and any Depositor” and “the Purchaser and such Depositor” with “the Purchaser, the Master Servicer and such Depositor”.

(w) The third paragraph of Section 9.01 of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser, the Master Servicer nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, the Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, the Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

(x) Section 9.01(e)(vii) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

(vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten (10) days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(y) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by inserting the following new Section 9.01(e)(viii) as follows:

(viii) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

(z) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by inserting the following after Section 9.01(e)(iii)(H) in its entirety as follows:

(I) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(aa) Article IX of the Warranties and Servicing Agreement is hereby amended by replacing Section 9.01(f) with the following:

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Sections 4.25, 6.04, 6.06 or 9.01(c) or (e) by or on behalf of the Company, or provided under Sections 9.01(c) or (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under this Section 9.01(f), including any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 4.25, 6.04, 6.06 or 9.01(c) or (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(vi)(A) or in a writing furnished pursuant to Section 9.01(e)(vi)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under Sections 4.25, 6.04, 6.06, 6.07 or 9.01.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party ins such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(bb) Article X of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing the reference to “Custodial Agreement” in Section 10.01(ii) with “Custodial Agreement (if no specific grace period or notification requirement is applicable therein)”.

(cc) Article X of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 10.01:

If the Company is terminated pursuant to this Section 10.01, the Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(dd) The first sentence of Section 12.03 of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Section 12.03  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(ee) A new Section 12.12 (Third Party Beneficiary) is hereby added to the Warranties and Servicing Agreement.

Section 12.12 Third Party Beneficiary.

For Purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

(ff) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit I, a copy of which is annexed hereto as Exhibit C.

(gg) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit J, a copy of which is annexed hereto as Exhibit D.

(hh) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Exhibit E.

(ii) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit D, a copy of which is annexed hereto as Exhibit F.

11.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.  Distributions shall be made by wire transfer of immediately available funds to:

Bear Stearns BSABS I 2006-AC3 Master Servicer Collection Account
Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416

For Further Credit to: BSABS I 2006-AC3, A/C# 50913800

and the Company shall deliver all reports required to be delivered under the Warranties and Servicing Agreement to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2006-AC3
Telecopier No.: (410) 715-2380

13.  Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

EMC Mortgage Corporation
Mac Arthur Ridge Illinois
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle, President

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

U.S. Bank National Association,
as trustee
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services
BSABS I 2006-AC3
Telecopy: (617) 603-6413

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Wells Fargo Bank, N.A.
1 Home Campus
MAC X2401-042
Des Moines, Iowa 50328-0001
Attention: John B. Brown

With a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel - MAC X2401-06T

Miscellaneous:

14.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

15.  This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New General Obligations Law, but otherwise without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

16.  No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

17.  This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

18.  This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Warranties and Servicing Agreement to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the Warranties and Servicing Agreement.

19.  This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

20.  In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the Warranties and Servicing Agreement with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

21.  Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Wells Fargo Bank, N.A., 1 Home Campus, MAC X2401-042, Des Moines, Iowa 50328-0001 Attention: John B. Brown. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not
individually but solely as trustee for the holders
of Bear Stearns Asset Backed Securities I Trust
2006-AC3, Asset-Backed Certificates, Series 2006-AC3

By: _______________________________
Name:
Title:

EMC MORTGAGE CORPORATION

By: _______________________________
Name:
Title

WELLS FARGO BANK, N.A.,
as Company

By:________________________________
Name:
Title:

Acknowledged and Agreed

WELLS FARGO BANK, N.A., as Master Servicer
By:
Name:
Title:

No Material Change.

There has been no material adverse change in the servicing policies and procedures, business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(e) Article IV of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by adding the following paragraph to Section 4.03:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

(f) The following is added as Subsection 4.05(x) of the Warranties and Servicing Agreement:

“(x) to reimburse itself for any Nonrecoverable Advances;”

(g) Article IV of the Warranties and Servicing Agreement is hereby amended by replacing Section 4.25 with the following:

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v), 9.01(e)(vi), 9.01(e)(vii), 9.01(e)(viii) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 6.06, in each case as and when required to be delivered.

(h) Article V of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

No later than the tenth (10th) calendar day (or if such tenth (10th) day is not a Business Day, the first Business Day immediately preceding such tenth (10th day) of each month, the Company shall furnish to the Master Servicer an electronic file containing the data specified in Exhibit I, which data shall reflect information as to the period ending on the last day of the preceding month, Exhibit J with respect to defaulted mortgage loans and Exhibit M, with respect to realized losses and gains, with each such report.

(i) Section 6.04 (Annual Statements as to Compliance) is hereby amended as follows:

(1) delete paragraph (i) in its entirety;

(2) delete the reference to “(ii)” at the beginning of the section paragraph; and

(3) Delete the references to “the Purchaser and any Depositor” and replace each with “the Master Servicer”.

(j) Section 6.05 (Annual Independent Public Accountants’ Servicing Report) is deleted in its entirety.

(k) Section 6.06 (Report on Assessment of Compliance and Attestation) is hereby amended by replacing the references to “the Purchaser and any Depositor” with “the Master Servicer” and “the Purchaser and such Depositor” with “the Master Servicer”.

(l) Section 6.07(ii) is hereby amended by replacing the references to “Purchaser or Depositor” with “Purchaser, any Master Servicer or any Depositor.”
(m) The following are added as the second, third and fourth paragraphs of Section 6.09 of the Warranties and Servicing Agreement:
“Notwithstanding anything in this Agreement to the contrary, the Company (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder).

Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel reasonably acceptable to the Securities Administrator with a copy to the Trustee with respect to whether such action could result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”), and the Company shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in the REMIC. The Company shall not enter into any arrangement by which the REMIC will receive a fee or other compensation for services nor permit the REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.”

(n) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing Section 9.01(e)(iv) with the following:

(iv) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (1) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in Section 9.01(e)(i)(D) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update pursuant to this Section 9.01(e)(iv) should be sent by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 9.01(e)(iv), other than those pursuant to Section 9.01(e)(iv)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 9.01(e)(iv)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(o) Section 9.01(e)(v) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof, by replacing the references to “the Purchaser and any Depositor” with “the Purchaser, the Master Servicer and any Depositor” and “the Purchaser and such Depositor” with “the Purchaser, the Master Servicer and such Depositor”.

(p) The third paragraph of Section 9.01 of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser, the Master Servicer nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, the Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, the Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

(q) Section 9.01(e)(vii) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:
(vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten (10) days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(r) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by inserting the following new Section 9.01(e)(viii) as follows:

(viii) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

(s) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by inserting the following after Section 9.01(e)(iii)(H) in its entirety as follows:

(I) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(t) Article IX of this Agreement is hereby amended by replacing Section 9.01(f) with the following:

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Sections 9.01(c) and (e) by or on behalf of the Company, or provided under Sections 9.01(c) and (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under this Section 9.01(f), including any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 9.01(c) and (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A) or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date.

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under this Section.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party ins such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(u) Article X of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 10.01:

If the Company is terminated pursuant to this Section 10.01, the Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.
(v) The first sentence of Section 12.03 of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Section 12.03 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(w) A new Section 12.12 (Third Party Beneficiary) is hereby added to the Warranties and Servicing Agreement.

Section 12.12 Third Party Beneficiary.

For Purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit I, a copy of which is annexed hereto as Exhibit C.

(x) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit J, a copy of which is annexed hereto as Exhibit D.

(y) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Exhibit E.

(z) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit D, a copy of which is annexed hereto as Exhibit F.

22.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

23.  Distributions shall be made by wire transfer of immediately available funds to:

Bear Stearns BSABS I 2006-AC3 Master Servicer Collection Account
Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416

For Further Credit to: BSABS I 2006-AC3, A/C# 50913800

and the Company shall deliver all reports required to be delivered under the Warranties and Servicing Agreement to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2006-AC3
Telecopier No.: (410) 715-2380

24.  Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

EMC Mortgage Corporation
Mac Arthur Ridge Illinois
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle, President

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

U.S. Bank National Association,
as trustee
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services
BSABS I 2006-AC3
Telecopy: (617) 603-6413

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Wells Fargo Bank, N.A.
1 Home Campus
MAC X2401-042
Des Moines, Iowa 50328-0001
Attention: John B. Brown

With a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel - MAC X2401-06T

Miscellaneous:

25.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

26.  This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New General Obligations Law, but otherwise without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

27.  No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

28.  This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

29.  This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Warranties and Servicing Agreement to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the Warranties and Servicing Agreement.

30.  This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

31.  In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the Warranties and Servicing Agreement with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

32.  Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Wells Fargo Bank, N.A., 1 Home Campus, MAC X2401-042, Des Moines, Iowa 50328-0001 Attention: John B. Brown. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not
individually but solely as trustee for the holders
of Bear Stearns Asset Backed Securities I Trust
2006-AC3, Asset-Backed Certificates, Series 2006-AC3

By: ________________________________
Name:
Title:

EMC MORTGAGE CORPORATION

By: ________________________________
Name:
Title

WELLS FARGO BANK, N.A.,
as Company

By:_________________________________
Name:
Title:

Acknowledged and Agreed

WELLS FARGO BANK, N.A., as Master Servicer
By:
Name:
Title:

Exhibit A

Mortgage Loans

[Provided upon request]

Exhibit B

Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005, between the Wells Fargo and EMC

[Provided upon request]

Exhibit C

EXHIBIT I

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit D

EXHIBIT J

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Exhibit E

EXHIBIT K

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.            Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.
* For escrow advances - complete payment history (to calculate advances from last positive escrow balance forward)
* Other expenses -  copies of corporate advance history showing all payments
* REO repairs > $1500 require explanation
* REO repairs >$3000 require evidence of at least 2 bids.
* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate
* Unusual or extraordinary items may require further documentation.

13.          The total of lines 1 through 12.

Credits:

14-21.     Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney Letter of Proceeds Breakdown.
* Copy of EOB for any MI or gov't guarantee
* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.          The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _____________________
Phone: ______________________            Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._________________________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale   Short Sale  Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes                             No
If “Yes”, provide deficiency or cramdown amount ________________________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ _______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
Cash for Keys__________________________		________________
HOA/Condo Fees_______________________		________________
______________________________________		________________
______________________________________		________________
Total Expenses		$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	________________	(18a)
HUD Part A
HUD Part B		________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________		_________________
_________________________________________		_________________
Total Credits		$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

Exhibit F

Exhibit D

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT T

FORM OF CERTIFICATION TO BE
PROVIDED BY THE SECURITIES ADMINISTRATOR TO DEPOSITOR

Re:
Bear Stearns Asset Backed Securities I Trust 2006-AC3 (the “Trust”), Mortgage Pass-Through Certificates, Series 2006-AC3, issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as sponsor and company, Wells Fargo Bank, National Association, as master servicer and securities administrator, and U.S. Bank National Association, as trustee.

The Securities Administrator hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the Securities Administrator’s assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

To my knowledge, the distribution information required to be provided by the Securities Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

I am responsible for reviewing the activities performed by the Securities Administrator under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the compliance statement of the Securities Administrator required by the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Securities Administrator has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

The report on assessment of compliance with servicing criteria applicable to the Securities Administrator for asset-backed securities of the Securities Administrator and each Subcontractor utilized by the Securities Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the Securities Administrator has reasonably relied on information provided to it by the following unaffiliated parties: [names of servicer(s), master servicer, subservicer, depositor, trustee, custodian(s)]

Date:

[Signature] [Title]

EXHIBIT U

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT V

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer client number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First name of the borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street name and number of property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The date the loan Is removed from bankruptcy. Either by dismissal, discharge and/or a motion for relief was granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The date the loss mitigation was approved by the servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The type of loss mitigation approved for a loan such as;
LOSS_MIT_EST_COMP_DATE	The date the loss mitigation plan Is scheduled to end/close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The date the loss mitigation Is actually completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date file was referred to attorney to pursue foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an attorney in a foreclosure action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual date Of REO sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA code describing status of loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date mortgage insurance claim was filed with mortgage insurance company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of mortgage insurance claim filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date mortgage insurance company disbursed claim payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount mortgage insurance company paid on claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date claim was filed with pool insurance company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of claim filed with pool insurance company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date claim was settled and the check was issued by the pool insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount paid on claim by pool insurance company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim was filed with HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A claim filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD disbursed Part A claim payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD paid on Part A claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B claim was filed with HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B claim filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD disbursed Part B claim payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD paid on Part B claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA claim was filed with the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. disbursed VA claim payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. paid on VA claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
•	ASUM-Approved Assumption
•	BAP-Borrower Assistance Program
•	CO- Charge Off
•	DIL- Deed-in-Lieu
•	FFA- Formal Forbearance Agreement
•	MOD- Loan Modification
•	PRE- Pre-Sale
•	SS- Short Sale
•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
•	Mortgagor
•	Tenant
•	Unknown
•	Vacant

The Property Condition field should show the last reported condition of the property as follows:
•	Damaged
•	Excellent
•	Fair
•	Gone
•	Good
•	Poor
•	Special Hazard
•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT W

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due within 90 days of liquidation. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
(i)

(ii)        The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:
1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.           The total of lines 1 through 12.

(iii)	Credits:

14-21.	Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:          For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)
23.   The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).
Calculation of Realized Loss/Gain Form 332

Prepared by: __________________           Date: _______________
Phone: ______________________     Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type:  REO Sale   3rd Party Sale  Short Sale    Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1) Actual Unpaid Principal Balance of Mortgage Loan     $ ______________ (1)
(2) Interest accrued at Net Rate         ________________ (2)
(3) Accrued Servicing Fees                ________________ (3)
(4) Attorney's Fees                  ________________ (4)
(5) Taxes (see page 2)              ________________ (5)
(6) Property Maintenance             ________________ (6)
(7) MI/Hazard Insurance Premiums (see page 2)           ________________ (7)
(8) Utility Expenses              ________________ (8)
(9) Appraisal/BPO                              ________________ (9)
(10) Property Inspections               ________________ (10)
(11) FC Costs/Other Legal Expenses                     ________________ (11)
(12) Other (itemize)                                     ________________ (12)
Cash for Keys__________________________         ________________ (12)
HOA/Condo Fees_______________________         ________________ (12)
______________________________________      ________________ (12)

Total Expenses                          $ _______________ (13)
Credits:
(14) Escrow Balance                         $ _______________ (14)
(15) HIP Refund                                 ________________ (15)
(16) Rental Receipts                                  ________________ (16)
(17) Hazard Loss Proceeds                              ________________ (17)
(18) Primary Mortgage Insurance / Gov’t Insurance     ________________ (18a)
HUD Part A
                                             _______________    (18b)
        HUD Part B
(19) Pool Insurance Proceeds                         ________________  (19)
(20) Proceeds from Sale of Acquired Property             ________________ (20)
(21) Other (itemize)                                    ________________ (21)
_________________________________________      ________________ (21)

Total Credits                            $________________ (22)
Total Realized Loss (or Amount of Gain)         $________________ (23)

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest